Form 10-K, Exhibit 13
period 2000-12-31
UNITED BANCSHARES INC/OH
filed 2001-03-30
CIK 1087456

UNITED BANCSHARES, INC.

DESCRIPTION OF THE CORPORATION

United Bancshares, Inc., an Ohio corporation, was formed as a bank holding company in 1985. The Union Bank Company and The Bank of Leipsic Company, its wholly-owned subsidiaries, are both Ohio state-chartered banks. The Union Bank Company has been in continuous operation since 1904. The Bank of Leipsic Company was chartered in 1924 and has been in continuous operation since that time. The Union Bank Company is engaged in the general commercial banking business through its main office in Columbus Grove, Putnam County, Ohio and five branch offices located in Putnam and Allen Counties, Ohio. The Bank of Leipsic Company is engaged in the general commercial banking business through its main office in Leipsic, Putnam County, Ohio and one branch office also located in Leipsic, Putnam County, Ohio.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. currently trades its common stock on the Nasdaq Markets Exchange under the symbol "UBOH." Prior to January 2000, there was no established public trading market for United Bancshares, Inc. common stock. During 1999, trade prices for shares of stock in United Bancshares, Inc. reported through registered securities dealers are set forth below. Because the holding company was not public at that time, the stock of United Bancshares, Inc. often traded without the company having knowledge of the trade. The company knows that there were trades in its stock during 1999 of which it was aware. The trades that it is aware of from the market makers in United Bancshares, Inc. common stock for 1999 and the trades reported in 2000 on the Nasdaq Over-The-Counter Bulletin Board are outlined below. The prices given are interdealer prices without retail markups, markdown or commissions.

Year 1999	High	Low
First Quarter	$16.50	$16.25
Second Quarter	19.00	17.38
Third Quarter	19.00	17.25
Fourth Quarter	17.25	16.25

Year 2000
First Quarter	$17.00	$11.25
Second Quarter	12.75	10.38
Third Quarter	11.38	8.00
Fourth Quarter	11.25	9.00

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

	2000	1999
First Quarter	$ .11	$ .02
Second Quarter	.11	.11
Third Quarter	.11	.11
Fourth Quarter	.11	.11
Totals	$ .44 ====	$ .35 ====

AVAILABILITY OF MORE INFORMATION

To obtain a copy of the United Bancshares, Inc.'s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Bonita Selhorst, Secretary

United Bancshares, Inc.

100 S. High Street

Columbus Grove, Ohio 45830

419-659-2141

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years ended December 31,
	2000	1999	1998	1997	1996
	(Dollars in thousands, except per share data)
Statements of income:
Total interest income	$18,940	$16,658	$15,247	$14,069	$12,393
Total interest expense	10,687	8,599	8,026	7,351	6,414
Net interest income	8,253	8,059	7,221	6,718	5,979
Provision for loan losses	502	309	222	179	970

Net interest income after
Provision for loan losses	7,751	7,750	6,999	6,539	5,009
Total non-interest income	1,028	980	1,170	690	518
Total non-interest expense	7,059	6,044	5,565	4,469	4,026
Income before federal income taxes	1,720	2,686	2,604	2,760	1,501
Federal income taxes	235	544	485	553	280
Net income	$1,485	$2,142	$2,119	$2,207	$1,221

Per share of common stock:
Net income	$0.66	$0.94	$0.95	$1.03	$0.58
Dividends	0.44	0.35	0.13	0.12	0.10
Book value	8.48	7.92	8.38	7.30	6.26

Average common shares outstanding	2,254,420	2,274,067	2,238,306	2,145,751	2,103,964

Year end balances:
Loan, net	$178,951	$167,229	$141,491	$117,732	$103,827
Securities	54,976	52,264	62,721	55,632	51,761
Total assets	256,815	237,032	221,218	185,309	166,433
Deposits	205,506	198,130	185,542	160,800	144,918
Stockholders equity	19,049	18,075	19,005	16,494	14,029

Average balances:
Loan, net	$175,743	$156,143	$126,724	$112,187	$91,856
Securities	54,925	54,063	56,197	53,220	52,264
Total assets	244,855	225,139	198,514	176,346	154,694
Deposits	198,526	193,863	171,689	151,351	134,286
Stockholders equity	17,506	18,327	17,352	15,349	13,695

Selected ratios:
Net yield on average interest-earning assets	3.80%	4.10%	4.26%	4.31%	4.45%
Return on average assets	0.61%	0.95%	1.07%	1.25%	0.79%
Return on average stockholders' equity	8.48%	11.69%	12.21%	14.38%	8.92%
Net loan charge-offs as a percentage
of average outstanding net loans	0.14%	0.19%	0.07%	0.04%	0.76%
Allowance for loan losses
as a percentage of year end loans	1.08%	1.00%	1.18%	1.30%	1.35%
Stockholders' equity as a percentage of
Total year end assets	7.42%	7.63%	8.59%	8.90%	8.43%

UNITED BANCSHARES, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Of Financial Condition and Results of Operations

EARNINGS SUMMARY

Consolidated net income for United Bancshares, Inc. (the "Corporation") for 2000 was $1.49 million, compared with $2.14 million in 1999 and $2.12 million in 1998. As explained in the Notes to Consolidated Financial Statements, all amounts for 1999 and 1998 have been restated to give effect to the pooling of interests resulting from the merger with Bank of Leipsic. Basic earnings per share were $0.66 in 2000, a decrease of 29.8% from $0.94 in 1999. The 1999 basic earnings per share represented a 1.1% decrease from $0.95 in 1998. Per share data has been adjusted to reflect the stock dividends issued in 1999 and 1998 as well as the four-for-one stock split declared in May 1998.

RESULTS OF OPERATIONS

2000 Compared With 1999

Net interest income for 2000 was $8.25 million, an increase of $0.19 million (2.4%) over 1999. The increase was primarily due to a 12.6% increase in the average balance of total loans. The average yield on loans increased to 8.80% compared to 8.52% for 1999. The average rate on interest-bearing liabilities increased to 5.06% from 4.49% in 1999. The net of these factors resulted in the net interest margin, on a tax-equivalent basis, as a percentage of earning assets declining from 4.10% in 1999 to 3.81% in 2000.

At December 31, 2000, total loans were $179.0 million, an increase of 7.1% over the December 31, 1999 balance of $167.2 million. This increase was due to the Corporation's loan origination efforts and the continued penetration into the newer Lima markets.

The Corporation elects to sell in the secondary market a portion of the residential mortgage loans that it originates. These are primarily fixed rate loans and, typically, the servicing rights are retained. During 2000, gains of $156,000 were recognized on such sales. As described in the Notes to Consolidated Financial Statements, this amount includes $313,000 resulting from the adoption of Financial Accounting Standards Board Opinion 122. Offsetting these gains recognized was a charge in the amount of $182,000 to establish a valuation allowance for the excess of cost over estimated fair value of the portion of loans held for sale at December 31, 2000.

Securities available for sale totaled $53.3 million at December 31, 2000 which represented an increase of $2.1 million (4.1%) from total securities available for sale of $51.2 million at December 31, 1999. At both year-ends, all securities of the Corporation were designated as available for sale. As such, these securities may be sold if needed for liquidity, asset/liability management or other reasons. Such securities are reported at fair value with net unrealized appreciation/(depreciation) included as a separate component of stockholders' equity, net of tax. At December 31, 2000, this resulted in $303,000 as a net decrease in stockholders' equity.

Total deposits at December 31, 2000 were $205.5 million, an increase of $7.4 million (3.7%) over total deposits of $198.1 million at December 31, 1999. This increase was a result of cross-selling efforts with existing customers, aggressive pricing and the increased expansion into the Lima market.

Federal Home Loan Bank borrowings at December 31, 2000 were $30.4 million compared to $19.2 million at December 31, 1999. The Corporation utilizes this alternative source of funding to support its asset growth.

The allowance for loan losses at December 31, 2000 was $1.9 million (1.08% of total loans) compared to $1.7 million (1.00% of total loans) at December 31, 1999.

The provision for loan losses charged to operations was based on the amount of net losses incurred and managements' estimation of future losses based on an evaluation of loan portfolio risk and current economic factors. The provision for loan losses was $502,000 in 2000 compared to $309,000 in 1999.

Total non-interest income increased $48,000 to $1.03 million in 2000 from $980,000 in 1999. Net gains on sales of loans increased $98,000 to $156,000 in 2000 from $58,000 in 1999. Service charges on deposit accounts increased $61,000 to $623,000 in 2000 as compared to $562,000 in 1999.

Total non-interest expenses increased $1.02 million (16.8%) to $7.06 million in 2000 from $6.04 million in 1999. Salaries and related costs increased $111,000 (3.5%) to $3.3 million in 2000 from $3.2 million in 1999. Net occupancy costs, including buildings, furnishings, and equipment, increased $174,000 (33.2%) to $700,000 in 2000 from $526,000 in 1999. Data processing costs increased $222,000 (56.5%) to $616,000 in 2000 from $394,000 in 1999. This increase resulted from more accounts processed and the full-year utilization of an out-sourced proof and transit service. Professional fees increased $245,000 (94.5%) to $504,000 from $259,000 in 1999. The majority of this increase resulted from fees associated with the merger with The Bank of Leipsic Company, as well as fees associated with the proposed merger with Delphos Citizens Bancorp, Inc.

Income tax expense for 2000 was $235,000, a decrease of $309,000 (56.8%) from 1999. This decrease resulted from lower income before income taxes. The effective income tax rate is 13.7% in 2000 compared to 20.3% in 1999. The decrease in the effective rate resulted from tax exempt income from securities and loans comprising a larger portion of income before income taxes.

RESULTS OF OPERATIONS

1999 Compared With 1998

Net interest income for 1999 was $8.06 million, an increase of $0.84 million (11.6%) over 1999. The increase was primarily due to a 23.2% increase in the average balance of total loans. The average yield on loans decreased to 8.52% in 1999 compared to 9.16% for 1998. The average rate on interest-bearing liabilities decreased to 4.49% in 1999 from 4.81% in 1998. The net of these factors resulted in the net interest margin, on a tax-equivalent basis, as a percentage of earning assets declining to 4.10% in 1999 from 4.26% in 1998.

At December 31, 1999, total loans were $167.2 million, an increase of 18.2% over the December 31, 1998 balance of $141.5 million. This increase was due to the Corporation's loan origination efforts and the continued penetration into the newer Lima markets.

The Corporation elects to sell in the secondary market a portion of the residential mortgage loans that it originates. These are primarily fixed rate loans and, typically, the servicing rights are retained. During 1999, gains of $58,000 were recognized on such sales as compared to $171,000 in 1998.

Securities available for sale totaled $51.2 million at December 31, 1999 which represented a decrease of $10.4 million (16.7%) from total securities available for sale of $62.7 million at December 31, 1998. At both year-ends, all securities of the Corporation were designated as available for sale. As such, these securities may be sold if needed for liquidity, asset/liability management or other reasons. Such securities are reported at fair value with net unrealized appreciation/(depreciation) included as a separate component of stockholders' equity, net of tax. At December 31, 1999, this resulted in $1.62 million as a net decrease in stockholders' equity.

Total deposits at December 31, 1999 were $198.1 million, an increase of $12.6 million (6.8%) over total deposits of $185.5 million at December 31, 1998. This increase was a result of cross-selling efforts with existing customers, aggressive pricing and the increased expansion into the Lima market.

Federal Home Loan Bank borrowings at December 31, 1999 were $19.2 million compared to $15.2 million at December 31, 1998. These borrowings were comprised primarily of Federal Home Loan Bank advances. The Corporation utilizes these alternative sources of funding to support its asset growth.

The allowance for loan losses at December 31, 1999 was $1.7 million (1.00% of total loans) compared to $1.7 million (1.18% of total loans) at December 31, 1998

.

The provision for loan losses charged to operations was based on the amount of net losses incurred and managements' estimation of future losses based on an evaluation of loan portfolio risk and current economic factors. The provision for loan losses was $309,000 in 1999 compared to $222,000 in 1998.

Total non-interest income decreased $190,000 to $980,000 in 1999 from $1.17 million in 1998. Net gains on sales of securities decreased $351,000 to $8,000 in 1999 from $359,000 in 1998. Net gains on sales of loans decreased $113,000 to $58,000 in 1999 from $171,000 in 1998. Service charges on deposit accounts increased $109,000 to $562,000 in 1999 from $453,000 in 1998.

Total non-interest expense increased $479,000 (8.6%) to $6.04 million in 1999 from $5.56 million in 1998. Salaries and related costs increased $263,000 (9.0%) to $3.2 million in 1999 from $2.9 million in 1998. In addition to normal annual merit increases, several positions were added to strengthen administrative areas. Data processing costs increased $161,000 (69.1%) to $394,000 in 1999 from $233,000 in 1998. This increase is due both to additional accounts processed as well as the out-sourcing of the proof and transit function.

Income tax expense for 1999 was $544,000, an increase of $59,000 (12.1%) from 1998. This increase resulted from an increase in income before income taxes.

LIQUIDITY

Liquidity relates primarily to the Corporation's ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, securities available for sale, and loans held for sale. A large portion of liquidity is provided by the ability to sell securities. Accordingly, the Corporation has designated the entire securities portfolio of $53.3 million at December 31, 2000 as available for sale.

Another source of liquidity is represented by loans held for sale which can be sold at any time. Other loans could readily be used to collateralize borrowings.

The cash flow statements for the years presented provide an indication of the Corporation's sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity. A discussion of the cash flow statements for 2000, 1999, and 1998 follows.

The Corporation generated cash from operating activities of $3.5 million in 2000, $2.8 million in 1999, and $1.7 million in 1998. Additional sales of loans provided additional cash inflows in 2000 to offset the decline in net income.

Net cash flow used in investing activities was $15.2 million in 2000, $19.4 million in 1999, and $31.7 million in 1998. The primary reason for these net cash outflows was the net increase in loans which was $13.5 million in 2000, $26.0 million in 1999, and $24.1 million in 1998.

Net cash flow from financing activities was $16.8 million in 2000, $16.1 million in 1999, and $33.2 million in 1998. The primary source for these cash flows was the net increase in deposits of $7.4 million in 2000, $12.6 million in 1999, and $24.7 million in 1998; as well as net Federal Home Loan Bank borrowings of $11.2 million in 2000, $4.3 million in 1999, and $8.5 million in 1998.

ASSET LIABILITY MANAGEMENT

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution's interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its "interest rate sensitivity gap" or, simply, its "gap". An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a "positive gap". This generally means that when interest rates increase, an institution's net interest income will increase and when interest rates decrease, the institution's net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a "negative gap". This generally means that when interest rates increase, the institution's net interest income will decrease and when interest rates decrease, the institution's net interest income will increase.

As seen by the decline in the net interest margin, the dramatic increases in short-term interest rates during 2000 had a negative impact on the Corporation's net interest income. Since the Corporation is liability-sensitive, more liabilities (primarily deposits) repriced quicker at higher increments in interest rates than did assets (primarily loans). Given the nature of the Corporation's business, this exposure exists in periods of rising interest rates. The proposed merger with Delphos Citizens Bancorp, Inc. will increase this risk even further. The Company recognizes this exposure and has taken steps to reduce the potential risk.

EFFECTS OF INFLATION

The assets and liabilities of the Corporation are primarily monetary in nature and are more directly affected by the fluctuation in interest rates than inflation. Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies. Interest rates and inflation do not necessarily move with the same velocity or within the same period; therefore, a direct relationship to the inflation rate cannot be shown. The financial information presented in the Corporation's financial statements has been presented in accordance with generally accepted accounting principles, which require that the Corporation measure financial position and operating results primarily in terms of historical dollars.

FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements by the Corporation relating to such matters as anticipated operating results, prospects for new lines of business, technological developments, economic trends (including interest rates), and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this paragraph is to secure the use of the safe harbor provisions. While the Corporation believes that the assumptions underlying the forward looking statements contained herein and in other public documents are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by the Corporation in it forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to: economic conditions; volatility and direction of market interest rates; governmental legislation and regulation; material unforeseen changes in the financial condition or results of operations of the Corporation's customers; customer reaction to and unforeseen complications with respect of the integration of acquisition; product design initiative; and other risks identified, from time-to-time in the Corporation's other public documents on file with the Securities and Exchange Commission.

ACQUISITION OF DELPHOS CITIZENS BANCORP, INC.

During February 2001, shareholders of both the Corporation and Delphos Citizens Bancorp, Inc. voted to approve a merger whereby Delphos Citizens Bancorp, Inc. would become a wholly-owned subsidiary of the Corporation. After receiving requisite regulatory approval, the merger was consummated February 28, 2001. Under terms of the merger agreement, shareholders of Delphos Citizens Bancorp, Inc. received .8749 shares of the Corporation, cash in lieu of fractional shares, and $5.41 in cash for each share of Delphos Citizens Bancorp, Inc. stock held.

UNITED

BANCSHARES, INC.

Columbus Grove, Ohio

CONSOLIDATED

FINANCIAL STATEMENTS

December 31, 2000 and 1999

Independent Auditor's Report

Stockholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheet of United Bancshares, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

The consolidated balance sheet of United Bancshares, Inc. and subsidiary as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998 were audited and reported on by other auditors, prior to their restatement for the 2000 pooling-of-interests. The report of other auditors dated February 25, 2000, expressed an unqualified opinion on those financial statements. The contribution of United Bancshares, Inc. and subsidiary to total assets, total interest and dividend income, and net income, represented 70%, 71%, and 62% of the respective restated totals for 1999 and 69%, 68%, and 62% of the respective totals for 1998. We audited the separate financial statements of The Bank of Leipsic Company which are included in the restated consolidated financial statements as of December 31, 1999 and for the years ended December 31, 1999 and 1998. We also audited the combination of the accompanying consolidated financial statements as of December 31, 1999 and for the years ended December 31, 1999 and 1998, after restatement for the 2000 pooling-of-interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 1 of the notes to the consolidated financial statements.

/s/ Clifton Gunderson LLP

Toledo, Ohio

January 26, 2001

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2000 and 1999

ASSETS	2000	1999
CASH AND CASH EQUIVALENTS
Cash and due from banks	$ 6,051,496	$ 6,360,196
Interest-bearing deposits in other banks	133,774	114,239
Federal funds sold	7,684,000	2,298,000
Total cash and cash equivalents	13,869,270	8,772,435
SECURITIES, available-for-sale	53,283,442	51,192,226
FEDERAL HOME LOAN BANK STOCK, at cost	1,692,500	1,071,300
LOANS HELD FOR SALE	11,178,988	12,562,568
LOANS	167,771,628	154,666,163
Less allowance for loan losses	1,935,648	1,672,535
Net loans	165,835,980	152,993,628
PREMISES AND EQUIPMENT, net	4,898,103	4,180,590
ACCRUED INTEREST RECEIVABLE	1,905,328	1,707,429
OTHER ASSETS	4,151,596	4,552,002
TOTAL ASSETS	$256,815,207 ==========	$237,032,178 ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$ 17,698,485	$ 15,590,110
Interest-bearing	187,807,683	182,540,075
Total deposits	205,506,168	198,130,185
Federal Home Loan Bank borrowings	30,432,706	19,195,071
Other liabilities	1,827,464	1,631,805
Total liabilities	237,766,338	218,957,061
STOCKHOLDERS' EQUITY
Common stock, stated value $1.
Authorized 3,750,000 shares; issued
2,300,646 shares in 2000 and 2,283,635
shares in 1999	2,300,646	2,283,635
Surplus	1,955,378	1,889,936
Retained earnings	16,009,977	15,517,485
Accumulated other comprehensive loss	(303,261)	(1,615,939)
Treasury stock, 53,318 shares at cost	(913,871)	-
Total stockholders' equity	19,048,869	18,075,117
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$256,815,207 ==========	$237,032,178 =========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial policies and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2000, 1999 and 1998

	2000	1999	1998
INTEREST AND DIVIDEND INCOME
Loans, including fees	$15,416,133	$13,306,994	$11,607,005
Securities:
Taxable	1,976,162	1,904,828	2,084,448
Tax-exempt	1,298,915	1,292,298	1,362,191
Other	249,332	153,705	194,230
Total interest and dividend income	18,940,542	16,657,825	15,247,874
INTEREST EXPENSE
Deposits	8,881,567	7,913,334	7,530,218
Borrowings	1,805,781	685,054	495,921
Total interest expense	10,687,348	8,598,388	8,026,139
Net interest income	8,253,194	8,059,437	7,221,735
PROVISION FOR LOAN LOSSES	502,490	309,350	222,150
Net interest income after provision
for loan losses	7,750,704	7,750,087	6,999,585
NON-INTEREST INCOME
Service charges on deposit accounts	623,185	561,711	452,860
Gain on sale of securities	7,968	8,335	359,642
Gain on sale of loans	155,739	58,277	171,484
Other operating income	241,341	351,624	186,114
Total non-interest income	1,028,233	979,947	1,170,100
NON-INTEREST EXPENSES
Salaries, wages and employee benefits	3,302,987	3,191,971	2,929,118
Net occupancy expense of bank premises	700,071	525,721	607,085
Data processing costs	616,395	393,867	232,986
Professional fees	504,305	259,269	239,258
Stationery and supplies costs	170,363	170,859	178,854
Advertising costs	176,739	133,871	172,571
Franchise tax costs	216,467	238,610	228,489
Other operating expenses	1,371,184	1,130,004	976,754
Total non-interest expenses	7,058,511	6,044,172	5,565,115
Income before income taxes	1,720,426	2,685,862	2,604,570
PROVISION FOR INCOME TAXES	235,000	544,070	485,161

NET INCOME	$ 1,485,426 ========	$ 2,141,792 =======	$ 2,119,409 ========

NET INCOME PER SHARE
Basic	$.66 ====	$.94 ===	$.95 ====
Diluted	$.63 ====	$.89 ====	$.89 ====

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial policies and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended December 31, 2000, 1999 and 1998

	Common stock	Surplus	Retained earnings	Accumulated other compre-hensive income (loss)	Treasury stock	Total
BALANCE AT
DECEMBER 31, 1997	$ 532,044	$ 2,714,968	$ 13,099,590	$ 359,231	$(212,284)	$16,493,549
Comprehensive income:
Net income	-	-	2,119,409	-	-	2,119,409
Change in net unrealized
gain (loss), net of
reclassification
adjustments and
income taxes	-	-	-	371,735	-	371,735
Total comprehen-
sive income						2,491,144
Transfer for four-for-one
stock split	1,674,554	(1,674,554)	-	-	-	-
Sale of treasury stock	-	-	-	-	212,284	212,284
Exercise of stock options	10,626	95,577	-	-	-	106,203
Stock dividends	44,534	598,218	(642,754)	-	-	(2)
Redemption of fractional shares	-	(7,707)	-	-	-	(7,707)
Cash dividends paid,
$.13 per share	-	-	(290,000)	-	-	(290,000)
BALANCE AT
DECEMBER 31, 1998	2,261,758	1,726,502	14,286,245	730,966	-	19,005,471
Comprehensive income:
Net income	-	-	2,141,792	-	-	2,141,792
Change in net unrealized
gain (loss), net of
reclassification
adjustments and
income taxes	-	-	-	(2,346,905)	-	(2,345,905)
Total comprehen-
sive income (loss)						(205,113)
Stock dividends	7,213	109,998	(117,211)	-	-	-
Exercise of stock options	14,664	56,790	-	-	-	71,454
Redemption of fractional shares	-	(3,354)	-	-	-	(3,354)
Cash dividends declared,
$.35 per share	-	-	(793,341)	-	-	(793,341)
BALANCE AT
DECEMBER 31, 1999	2,283,635	1,889,936	15,517,485	(1,615,939)	-	18,075,117
Comprehensive income:
Net income	-	-	1,485,426	-	-	1,485,426
Change in net unrealized
gain (loss), net of
reclassification
adjustments and
income taxes	-	-	-	1,312,678	-	1,312,678
Total comprehen-
sive income						2,798,104
Purchase of treasury stock	-	-	-	-	(913,871)	(913,871)
Exercise of stock options	17,011	65,442	-	-	-	82,453
Cash dividends declared,
$.44 per share	-	-	(992,934)	-	-	(992,934)
BALANCE AT
DECEMBER 31, 2000	$2,300,646 =======	$ 1,955,378 =========	$16,009,977 =========	$ (303,261) ========	$(913,871) ========	$19,048,869 ========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial policies and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2000, 1999 and 1998

	2000	1999	1998
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 1,485,426	$ 2,141,792	$ 2,119,409
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	515,791	388,047	334,694
Provision for loan losses	502,490	309,350	222,150
Deferred federal income taxes	(30,228)	(9,314)	(100,545)
FHLB stock dividends	(93,300)	(65,700)	(60,600)
Net amortization (accretion) of security
premiums and discounts	(55,811)	10,352	68,838
Provision (credit) for deferred compensation
and stock appreciated rights	(40,136)	156,118	194,818
Gain on sale of securities	(7,968)	(8,335)	(359,642)
Gain on sale of loans	(155,739)	(58,277)	(171,484)
Proceeds from sale of loans held-for-sale	7,805,196	13,138,572	19,020,711
Originations of loans held-for-sale	(6,396,113)	(13,080,295)	(18,849,227)
Decrease (increase) in accrued
interest receivable	(197,899)	(39,384)	18,057
Decrease (increase) in other assets	(75,424)	52,671	(653,154)
Increase (decrease) in other liabilities	235,795	(183,442)	(95,743)
Net cash provided by operating activities	3,492,080	2,752,155	1,688,282
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales and maturities of
available-for-sale securities	11,542,518	21,538,300	30,874,019
Purchases of available-for-sale securities and
FHLB stock	(12,108,949)	(14,572,918)	(37,017,668)
Net increase in loans	(13,527,305)	(26,038,439)	(24,124,909)
Purchases of premises and equipment	(1,090,775)	(336,598)	(1,465,270)
Net cash used in investing activities	(15,184,511)	(19,409,655)	(31,733,828)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	7,375,983	12,587,846	24,659,815
Borrowed funds:
Proceeds	13,500,000	5,052,970	9,385,930
Repayments	(2,262,365)	(769,724)	(893,293)
Proceeds from sale of treasury stock	-	-	212,284
Proceeds from issuance of common stock	82,453	68,100	98,494
Purchase of treasury stock	(913,871)	-	-
Cash dividends paid	(992,934)	(793,341)	(290,000)
Net cash provided by financing activities	16,789,266	16,145,851	33,173,230
NET INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	5,096,835	(511,649)	3,127,684
CASH AND CASH EQUIVALENTS
At beginning of year	8,772,435	9,284,084	6,156,400
At end of year	$ 13,869,270 =========	$ 8,772,435 ========	$ 9,284,084 =======

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to consolidated financial policies and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the "Corporation") was incorporated in 1985 in the state of Ohio. The Corporation is a bank holding company and has two wholly-owned subsidiaries, The Union Bank Company("Union") and The Bank of Leipsic Company ("Leipsic"), who operate in the commercial banking industry. Union, an Ohio chartered bank organized in 1904, has its main office in Columbus Grove, Ohio, and has branch offices in Kalida, Lima, and Ottawa, Ohio. Leipsic was formed in 1884 and chartered as an Ohio bank in 1924. Its main office and only branch are both located in Leipsic, Ohio. Union and Leipsic are hereafter collectively referred to as "the Banks".

The primary source of revenue of the Banks is providing loans to customers primarily located in Northwestern and West Central Ohio. Such customers are predominately small and middle-market businesses and individuals.

Significant accounting policies followed by the Corporation are presented below.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. The most significant areas involving the use of management's estimates and assumptions are the allowance for loan losses and the valuation of servicing assets. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Union and Leipsic. All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within three days.

SECURITIES

Securities are generally classified as "available-for-sale" and recorded at fair value, with unrealized gains and losses excluded from income and reported as accumulated other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in fair value of securities below their cost that are deemed to be other than temporary are reflected in income as realized losses. Gains and losses on the sale of securities are recorded on the trade date, using the specific identification method.

LOANS HELD FOR SALE

Effective December 31, 2000, loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate, as described in Note 3. Net unrealized losses are recognized through a valuation allowance by charges to income. Prior to December 31, 2000, such loans were carried at cost.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding principal amount, adjusted for loan fees and costs and net of an allowance for loan losses. Interest is accrued as earned based upon the daily outstanding principal balance.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they come due. Loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Banks will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

OTHER REAL ESTATE OWNED

Other real estate owned represents property acquired through foreclosure or deeded to the Banks in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Other real estate owned is recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses. Subsequent write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties. Other real estate owned is included in other assets in the accompanying consolidated balance sheets.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SERVICING

Commencing in the fourth quarter of 2000, as described in Note 7, servicing assets are recognized as separate assets when rights are acquired through sale of mortgage loans. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

PREMISES AND EQUIPMENT

Premises and equipment is stated at cost, less accumulated depreciation. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed using both accelerated and straight-line methods.

FEDERAL INCOME TAXES

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years' tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years' tax returns.

The Corporation and Banks are not currently subject to state and local income taxes.

STOCK COMPENSATION PLANS AND STOCK APPRECIATION RIGHTS

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, Statement 123 also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Corporation has elected to follow the provisions of APB 25. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and no compensation cost is recognized for them under APB 25.

Stock appreciation rights are determined based on the estimated value of the Company's common stock. The provision (credit) for any liability is included in salaries, wages and employee benefits.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ADVERTISING COSTS

All advertising costs are expensed as incurred.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

PER SHARE DATA

Basic net income per share is computed based on the weighted average number of shares of common stock outstanding during each year, after restatement for stock dividends. Diluted net income per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

Dividends per share are based on the number of shares outstanding at the declaration date, after restatement for stock dividends.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133), effective for fiscal years beginning after June 15, 2000, with earlier adoption permitted. Statement 133 establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. There was no impact on the consolidated financial statements of the Corporation as a result of adopting Statement 133 during the third quarter of 2000 as the Corporation and Banks do not hold any derivative instruments or conduct hedging activities.

RECLASSIFICATIONS

Certain reclassifications of 1999 and 1998 amounts have been made to conform with the 2000 presentation.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - MERGER WITH BANK OF LEIPSIC COMPANY

In December 1999, the shareholders of both the Corporation and Leipsic voted to approve the merger of Leipsic into the Corporation and the merger became effective February 1, 2000. Under the terms of the Merger Agreement, former shareholders of Leipsic received 54.25 shares of the Corporation's common stock in exchange for each Leipsic share. Consequently, the Corporation issued 1,084,958 shares of its common stock for all the outstanding shares of Leipsic.

As part of the merger process, two shareholders of the Corporation exercised their rights as dissenting shareholders and requested that their shares be redeemed at fair value. Consequently, the dissenting shareholders' 53,318 shares were redeemed during the first quarter of 2000 for $913,871. The shares were held as treasury stock at December 31, 2000.

The merger qualified as a tax-free reorganization and was accounted for as a pooling-of-interests. Accordingly, the Corporation's consolidated financial statements have been restated to include the results of Leipsic for all periods presented.

Combined and separate results of the Corporation, including Union, and Leipsic were as follows:

	Corporation	Leipsic	Combined
December 31, 1999
Total assets	$166,963,463 =========	$70,068,715 ========	$237,032,178 ==========
Total stockholders' equity	$ 9,849,101 ========	$ 8,226,016 ========	$ 18,075,117 ========
Year ended December 31, 1999
Total interest and dividend income	$ 11,858,529 ========	$ 4,799,296 ========	$ 16,657,825 ========
Net income	$ 1,336,235 ========	$ 805,557 =======	$ 2,141,792 ========
Year ended December 31, 1998
Total interest and dividend income	$ 10,405,248 =========	$ 4,842,626 ========	$ 15,247,874 =========
Net income	$ 1,319,567 ========	$ 799,842 =======	$ 2,119,409 ========

There were no adjustments made to the combined financial results presented above in order to conform accounting policies of the two companies. Intercompany transactions between the two companies for the periods presented were not material.

In connection with the merger, the Corporation and Leipsic recorded one-time charges aggregating $166,897, including $29,737 expensed during the fourth quarter of 1999 and $137,160 expensed during the first quarter of 2000. Such costs primarily relate to professional fees.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2000 and 1999 are as follows:

	2000		1999
	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-sale:
U.S. Treasury and agency	$ 6,435,495	$ 6,344,644	$ 6,826,560	$ 6,592,833
Obligations of states and
political subdivisions	23,441,112	23,117,242	27,521,351	25,787,742
Mortgage-backed	23,264,433	23,357,274	18,690,446	18,301,718
Other	601,889	464,282	602,261	509,933
Total	$53,742,929 ========	$53,283,442 ========	$53,640,618 ========	$51,192,226 ========

A summary of unrealized gains and losses on investment securities at December 31, 2000 and 1999 follows:

	2000		1999
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
Available-for-sale:
U.S. Treasury and agency	$ 3,499	$ 94,350	$ 26,262	$ 259,989
Obligations of states and
political subdivisions	255,177	579,047	97,998	1,831,607
Mortgage-backed	174,451	81,610	45,754	434,482
Other	-	137,607	-	92,328
Total	$433,127 ======	$892,614 =======	$170,014 ======	$2,618,406 =======

The amortized cost and fair value of securities at December 31, 2000, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value

Due in one year or less	$ 2,748,444	$ 2,756,443
Due after one year through five years	22,349,275	22,418,033
Due after five years through ten years	17,585,073	17,527,358
Due after ten years	10,458,250	10,119,196
Other securities having no maturity date	601,887	462,412
Total	$53,742,929 ========	$53,283,442 ========

Securities with an amortized cost of approximately $9,386,000 at December 31, 2000 and $9,332,000 at December 31, 1999 were pledged to secure public deposits and for other purposes as required or permitted by law.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SECURITIES (CONTINUED)

Under generally accepted accounting principles, securities classified as held-to-maturity are recorded at amortized cost as compared to securities classified as available-for-sale which are recorded at fair value. During 1998, Union transferred certain securities with an amortized cost of $10,401,137 and fair value of $10,711,000 from held-to-maturity to available-for-sale, as permitted by FASB, resulting in an unrealized gain, net of tax, of $204,510.

NOTE 3 - LOANS HELD-FOR-SALE

Prior to December 31, 2000, loans held-for-sale were carried at cost, as opposed to the lower of cost or estimated fair value as stipulated by generally accepted accounting principles. In order to reflect such loans at estimated fair value, a valuation allowance of $182,463, representing the excess of cost over estimated fair value of loans held-for-sale, was established on December 31, 2000 by charging gain on sale of loans. The prior periods presented herein were not restated to reflect this change since the impact would not have a material impact on the consolidated financial statements for the respective periods taken as a whole.

NOTE 4 - LOANS

Loans at December 31, 2000 and 1999 consist of the following:

	2000	1999
Residential real estate	$ 58,973,279	$ 59,582,944
Commercial	60,668,106	47,879,827
Agriculture	29,593,826	24,963,499
Consumer	17,272,114	21,131,640
Credit cards	1,264,303	1,108,253
Loans, net	$167,771,628 =========	$154,666,163 =========

Fixed rate loans amounted to $55,876,000 at December 31, 2000 and $69,345,000 at December 31, 1999, including loans classified as held-for-sale.

Impaired loans approximated $99,000 at December 31, 1999 (none at December 31, 2000). None of the impaired loans at December 31, 1999 were to directors or executive officers. No specific allocation of the allowance for loan losses has been made for such loans. The amount of interest accrued and received on a cash basis relating to impaired loans for 2000, 1999 and 1998 was not significant.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Banks. Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Banks, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $1,371,856 and $1,824,797 at December 31, 2000 and 1999, respectively. The following is a summary of activity during 2000 and 1999 for such loans:

	Balance at			Balance
	beginning	Additions	Repayments	at end
2000	$1,824,797 ========	$78,904 =====	$531,845 =======	$1,371,856 ========
1999	$2,236,228 =======	$226,322 ======	$637,753 ======	$1,824,797 =======

Additions and repayments include loan renewals, as well as sold loans.

Most of the Banks' lending activities are with customers primarily located in Northwestern and West Central Ohio. As of December 31, 2000 and 1999, the Banks' loans from borrowers in the agriculture industry represent the single largest industry and amounted to $29,593,826 and $24,963,499, respectively. Agricultural loans are generally secured by property, equipment, and crop income. Repayment is expected from cash flow from the harvest and sale of crops. The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans. Credit losses arising from the Banks' lending experience in the agriculture industry compare favorably with the Banks' loss experience on their loan portfolio as a whole. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998:

	2000	1999	1998
Balance at beginning of year	$1,672,535	$1,664,134	$1,534,551
Provision charged to operations	502,490	309,350	222,150
Loans charged-off	(372,055)	(400,548)	(205,924)
Recoveries of loans charged-off	132,678	99,599	113,357
Balance at end of year	$1,935,648 =======	$1,672,535 =======	$1,664,134 =======

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2000 and 1999:

	2000	1999
Land and improvements	$1,168,080	$1,068,580
Buildings	4,438,573	3,818,836
Equipment	2,767,207	2,395,669
	8,373,860	7,283,085
Accumulated depreciation	3,475,757	3,102,495
Premises and equipment, net	$4,898,103 ========	$4,180,590 ========

Depreciation expense amounted to $373,262 in 2000, $310,647 in 1999 and $257,294 in 1998.

NOTE 7 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others approximated $46,143,000 and $41,209,000 at December 31, 2000 and 1999, respectively.

During the fourth quarter of 2000, the Corporation commenced recognizing service assets acquired through sale of mortgage loans. The total cost of the loans sold with servicing rights retained is allocated between the mortgage servicing rights and the loans, based on their relative fair values. As a result of commencing recognizing service assets, the Corporation recognized a gain on sale of loans of $312,699 relating to capitalized servicing rights, including $256,073 relating to servicing rights acquired prior to January 1, 2000. The prior periods presented herein were not restated to reflect the recognition of service assets since the impact of the change would not have a material impact on the consolidated financial statements for those respective periods taken as a whole.

The balance of capitalized servicing rights included in other assets at December 31, 2000 amounted to $247,570. The fair value of these rights approximated $355,000 at December 31, 2000.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - DEPOSITS

Time deposits at December 31, 2000 and 1999 include individual deposits of $100,000 and over amounting to $17,700,000 and $15,200,000, respectively. Interest expense on time deposits of $100,000 or more amounted to $823,000 for 2000, $712,000 for 1999 and $690,000 for 1998.

At December 31, 2000, the scheduled maturities of time deposits were approximately as follows:

2001            $95,899,000

2002              34,764,000

2003                9,774,000

2004                   823,000

2005                   969,000

Thereafter          134,000

Total          $142,363,000

=========

NOTE 9 - FEDERAL HOME LOAN BANK BORROWINGS

Borrowings from the Federal Home Loan Bank consist of the following at December 31, 2000 and 1999:

	2000	1999
Secured note, with interest at 6.78%,
due January 26, 2001	$ 2,000,000	$ -
Secured note, with interest at 6.85%,
due March 26, 2001	1,000,000	-
Secured note, with interest at 7.04%,
due April 27, 2001	2,000,000	-
Secured note, with interest at 7.03%,
due August 30, 2002	8,000,000	-
Secured note, with interest at 6.6175%,
due September 8, 2009	6,000,000	-
Secured note, with interest at 6.55%,
due June 16, 2010	6,500,000	-
Secured note, with interest at 6.11%,
due August 31, 2000	-	8,000,000
Secured note, with interest at 5.52%,
due September 2, 2009	-	6,000,000
Advances secured by individual residential
mortgages under blanket agreement	4,932,706	5,195,071
Total	$30,432,706 ========	$19,195,071 =========

At December 31, 2000, Union had available a $26,000,000 line-of-credit from the Federal Home Loan Bank with outstanding borrowings under the line-of-credit aggregating $25,108,418. Such borrowings are included in the above summary. Outstanding borrowings are secured by Federal Home Loan Bank stock and all eligible mortgage loans. Interest on advances outstanding at December 31, 2000 secured by individual mortgages under blanket agreement ranged from 5.1% to 8.8%, with maturities ranging from October 2002 through July 2019.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - COMMON STOCK

On May 20, 1998, the Board of Directors declared a four-for-one stock split (stock split effected in the form of a 300% stock dividend). Since the par value of the shares was not adjusted, the stock dividend was recorded at the par value of the additional 1,674,554 shares issued (amounting to $1,674,554) through a transfer to common stock from the Corporation's surplus.

During 1999 and 1998, the Corporation issued stock dividends of 7,213 and 44,534 shares, respectively.

All per share amounts included in the consolidated financial statements and the notes thereto are based on the increased number of shares after giving retroactive effect to the 1998 stock split, as well as the shares issued incident to the merger with Leipsic.

NOTE 11 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2000, 1999 and 1998:

	2000	1999	1998
Unrealized holding gains (losses) on
available-for-sale securities	$1,996,874	$(3,547,582)	$922,877
Reclassification adjustments for gains
realized to income	(7,968)	(8,335)	(359,642)
Net unrealized gains (losses)	1,988,906	(3,555,917)	563,235
Tax effect	(676,228)	1,209,012	(191,500)
Net-of-tax amount	$1,312,678 ========	$(2,346,905) =========	$371,735 =======

NOTE 12 - FEDERAL INCOME TAXES

The provision for federal income taxes consists of the following for 2000, 1999 and 1998:

	2000	1999	1998
Current	$265,228	$553,384	$585,706
Deferred	(30,228)	(9,314)	(100,545)
Total	$235,000	$544,070	$485,161

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - FEDERAL INCOME TAXES (CONTINUED)

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

	2000	1999	1998
Expected tax using statutory tax rate of 34%	$ 584,900	$ 913,200	$ 885,600
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal
securities and political subdivision loans	(457,800)	(439,700)	(451,200)
Interest expense associated with carrying
certain state and municipal securities
and political subdivision loans	73,900	63,300	66,800
Acquisition-related costs capitalized for
income tax purposes	20,300	10,100	-
Other, net	13,700	(2,830)	(16,039)
Total	$ 235,000 ======	$ 544,070 ======	$ 485,161 ======

The deferred federal income tax credit of $30,228 for 2000, $9,314 for 1999 and $100,545 for 1998 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below:

	2000	1999
Deferred tax assets:
Unrealized loss on securities available-for-sale	$ 156,226	$ 832,454
Allowance for loan losses	492,100	401,600
Deferred compensation	230,000	201,000
Valuation allowance on loans held-for-sale	62,000	-
Accrued expenses and other	65,874	78,546
Total deferred tax assets	1,006,200	1,513,600
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	145,500	113,800
Capitalized mortgage servicing rights	84,200	-
Depreciation of premises and equipment	58,700	44,700
Accrued to cash basis - Leipsic	81,400	94,300
Securities accretion	64,700	59,100
Cash surrender value of life insurance	47,700	31,700
Total deferred tax liabilities	482,200	343,600
Net deferred tax assets	$ 524,000 ======	$1,170,000 =======

Net deferred tax assets at December 31, 2000 and 1999 are included in other assets in the consolidated balance sheets.

As a result of the merger described in Note 1, Leipsic was required to conform its income tax reporting to the same method used by the Corporation. Consequently, the accrued to cash basis cumulative temporary difference at the time of the merger will be recognized as taxable income on a ratable basis over the four years subsequent to the merger.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - FEDERAL INCOME TAXES (CONTINUED)

The Corporation believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2000 and 1999.

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation sponsors a 401(k) profit sharing plan. Under the terms of the plan, each active participant may make a voluntary contribution of up to 12% of their pay, subject to Internal Revenue Service Code limitations. The Banks provide a discretionary matching contribution which was 50% of an employee's contribution in 2000, 1999 and 1998. This matching contribution is limited to a maximum of a 6% employee contribution. For 2000, the Banks' matching contribution was $54,317. Union's matching contribution for 1999 and 1998 was $45,109, and $38,394, respectively.

The Banks also make discretionary contributions to a profit sharing plan. For 2000, 6% of eligible compensation was contributed, amounting to $155,340. Union made discretionary contributions to the plan of 6% of eligible compensation in 1999 and 1998 amounting to $99,515 and $94,625, respectively.

Prior to the merger, Leipsic sponsored a noncontributory profit sharing plan for all employees who completed 1,000 hours of service during the year and attained age 24. Annual contributions to the plan were made at the discretion of Leipsic's Board of Directors and profit sharing contribution expense amounted to $52,111 in 1999 and $50,430 in 1998.

Union has a nonqualified deferred compensation plan covering certain key employees. Such plan is indirectly funded by purchasing Bank owned life insurance policies. The cash value of these policies aggregated $1,559,871 and $1,426,495 at December 31, 2000 and 1999, respectively. Such amounts are included in other assets in the accompanying consolidated balance sheets.

Leipsic has entered into an agreement with its former president and the Corporation's current Chairman of the Board of Directors to provide for retirement compensation benefits. Such benefits are to be paid over a period of twenty years commencing upon retirement or other termination events as specified in the agreement. Provision for deferred compensation amounted to $31,534 for each of the years ended December 31, 2000, 1999, and 1998, respectively. At December 31, 2000 and 1999, the net present value (based on a discount rate of 12%) of future deferred compensation payments amounted to $344,256 and $283,806, respectively. Such amounts are included in other liabilities in the December 31, 2000 and 1999 consolidated balance sheets. Leipsic has purchased a split dollar life insurance policy to fund the future deferred compensation payments. The cash value of such policy aggregated $393,138 and $378,881 at December 31, 2000 and 1999, respectively. Such amounts are included in other assets in the accompanying consolidated balance sheets.

The Corporation has granted stock appreciation rights to the President of Union which provide additional compensation based upon increases in the value of the Corporation's stock. The provision (credit) for stock appreciation rights amounted to ($142,400) in 2000, $41,600 in 1999, and $100,800 in 1998. Such amounts are included in salaries, wages and employee benefits in the consolidated statements of income.

During 2000, the Corporation agreed to lump sum payments aggregating $285,000 to two executive officers of Leipsic as part of their early retirement arrangement. The payments are to be made during the first quarter of 2001 and are included in other liabilities, and salaries, wages and benefits, in the accompanying 2000 balance sheet and statement of income, respectively.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTIONS

The Corporation maintains both qualified and nonqualified stock option plans, under which directors and certain Union officers are entitled to purchase common shares. The plans generally provide that the exercise price of any stock option may not be less than the fair market value of the common stock on the date of the grant. As permitted by Statement 123, the Corporation has elected to follow APB 25. Under APB 25, because the exercise price of the Company' stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized for financial statement purposes. Any subsequent tax benefit from the exercise is recorded by the Corporation as an addition to capital surplus.

All options granted since plan inception have been adjusted for the effects of common stock dividends, as well as the 1998 stock split. Because the effects of applying the fair value method of accounting for stock options under Statement 123 are not materially different from amounts reported in the consolidated financial statements, fair value and proforma information has not been provided.

The following summarizes the Corporation's stock options as of December 31, 2000, 1999, and 1998:

	2000		1999		1998
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price
Outstanding at
beginning
of year	125,813	$5.63	139,636	$5.58	35,395	$ 20.06
Granted	-	-	-	-	15,989	11.00
Adjustments for
stock splits/
dividends	-	-	841	(.01)	110,918	(15.17)
Exercised	(17,011)	4.85	(14,664)	4.76	(10,626)	9.99
Forfeited	-	-	-	-	(12,040)	4.89
Outstanding at
end of year	108,802 ======	$5.75 =====	125,813 ======	$5.63 =====	139,636 ======	$ 5.58 =====
Options exercisable
at year end	108,802 ======	$5.75 =====	125,813 ======	$5.63 =====	139,636 ======	$ 5.58 ======
Weighted-average
fair value of
options granted
during the year	$ - ===		$ - ====		$11.00 =====

NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Banks are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments are primarily loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Banks have in these financial instruments.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

The Banks' exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Banks use the same credit policies in making loan commitments as they do for on-balance sheet loans.

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2000 and 1999:

	Contract amount
	2000	1999
Commitments to extend credit	$30,193,000 ========	$22,406,000 =========
Letters of credit	$ 753,000 ========	$ 386,000 =========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Letters of credit are written conditional commitments issued by the Banks to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 2000, letters of credit totalling $703,000 expire in 2001 and $50,000 expire in 2003. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Banks require collateral supporting these commitments when deemed necessary.

NOTE 16 - REGULATORY MATTERS

The Corporation and Banks are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Banks financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Corporation and Banks meet all capital adequacy requirements to which they are subject.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - REGULATORY MATTERS (CONTINUED)

As of December 31, 2000, the most recent notification from federal and state banking agencies categorized the Banks as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized", an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Banks' category.

The actual capital amounts and ratios of the Corporation and Banks as of December 31, 2000 and 1999 are also presented in the following table:

					Minimum to be well capitalized under prompt corrective action provisions
			Minimum capital requirement

	Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in Thousands)
As of December 31, 2000:
Total Capital (to Risk-
Weighted Assets)
Consolidated	$20,748	11.6%	$14,376	> 8.0%	$ N/A	N/A
Banks	20,430	11.4%	14,352	> 8.0%	17,940	> 10.0%

Tier I Capital (to Risk-
Weighted Assets)
Consolidated	$18,813	10.5%	$ 7,188	> 4.0%	$ N/A	N/A
Banks	18,495	10.3%	7,176	> 4.0%	10,764	> 6.0%

Tier I Capital (to
Average Assets)
Consolidated	$18,813	7.4%	$10,236	> 4.0%	$ N/A	N/A
Banks	18,495	7.2%	10,224	> 4.0%	12,780	> 5.0%

As of December 31, 1999:
Total Capital (to Risk-
Weighted Assets)
Consolidated	$20,794	12.2%	$13,625	> 8.0%	$ N/A	N/A
Banks	20,520	12.1%	13,595	> 8.0%	16,994	> 10.0%

Tier I Capital (to Risk-
Weighted Assets)
Consolidated	$19,121	11.2%	$ 6,813	> 4.0%	$ N/A	N/A
Banks	18,847	11.1%	6,798	> 4.0%	10,196	> 6.0%

Tier I Capital (to
Average Assets)
Consolidated	$19,121	8.1%	$ 9,411	> 4.0%	$ N/A	N/A
Banks	18,847	8.0%	9,396	> 4.0%	11,745	> 5.0%

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - REGULATORY MATTERS (CONTINUED)

On a parent company only basis, the Corporation's primary source of funds is dividends paid by the Banks. The ability of the Banks to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $2,342,000 was available for dividends on January 1, 2001, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

The Board of Governors of the Federal Reserve System generally considers it to be an unsafe and unsound banking practice for a bank holding company to pay dividends except out of current operating income, although other factors such as overall capital adequacy and projected income may also be relevant in determining whether dividends should be paid.

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 are as follows:

CONDENSED BALANCE SHEETS	2000	1999

Assets:
Cash	$ 119,591	$ 21,685
Investment in bank subsidiaries	18,731,433	17,802,198
Other assets	235,245	393,634
Total assets	$19,086,269 =========	$18,217,517 =========
Liability - accrued expenses	$ 37,400	$ 142,400
Stockholders' equity:
Common stock	2,300,646	2,283,635
Surplus	1,955,378	1,889,936
Retained earnings	16,009,977	15,517,485
Accumulated other comprehensive loss	(303,261)	(1,615,939)
Treasury stock, at cost	(913,871)	-
Total stockholders' equity	19,048,869	18,075,117
Total liabilities and stockholders' equity	$19,086,269 ========	$18,217,517 ========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL

INFORMATION (CONTINUED)

CONDENSED STATEMENTS
OF INCOME	2000	1999	1998

Income - dividends from bank subsidiaries	$3,981,000	$545,000	$290,000
Expenses - Professional fees and other expenses,
net of federal income tax benefit	(272,531)	(28,822)	(45,156)
Income before equity in undistributed
net income of bank subsidiaries	3,708,469	516,178	244,844
Equity in net income of bank subsidiaries,
less dividends	(2,223,043)	1,625,614	1,874,565

Net income	$1,485,426 ========	$2,141,792 ========	$2,119,409 ========

CONDENSED STATEMENTS
OF CASH FLOWS
Cash flows from operating activities:
Net income	$1,485,426	$2,141,792	$2,119,409
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in net income of bank
subsidiaries, less dividends	2,223,043	(1,625,614)	(1,874,565)
Decrease (increase) in other assets	118,789	(30,380)	(171,199)
Increase (decrease) in other liabilities	(105,000)	41,600	100,800
Net cash provided by
operating activities	3,722,258	527,398	174,445
Cash flows from investing activities:
Capital contribution to bank subsidiary	(1,800,000)	-	-
Purchase of available-for-sale security	-	-	(100,000)
Net cash used in investing activities	(1,800,000)	-	(100,000)
Cash flows from financing activities:
Proceeds from sale of treasury shares	-	-	212,284
Proceeds from issuance of common stock	82,453	68,100	98,494
Purchase of treasury shares	(913,871)	-	-
Cash dividends paid	(992,934)	(793,341)	(290,000)
Net cash provided by (used in)
financing activities	(1,824,352)	(725,241)	20,778
Net increase (decrease) in cash	97,906	(197,843)	95,223
Cash at beginning of the year	21,685	219,528	124,305
Cash at end of the year	$119,591 ======	$21,685 ======	$219,528 ======

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", requires that the estimated fair value of financial instruments, as defined by the Statement, be disclosed. Statement 107 also requires disclosure of the methods and significant assumptions used to estimate the fair value of financial instruments.

The estimated fair values of recognized financial instruments at December 31, 2000 and 1999 are as follows:

	2000		1999
	Carrying amount	Estimated value	Carrying amount	Estimated value
FINANCIAL ASSETS
Cash and cash
equivalents	$13,869,270	$13,869,270	$8,772,435	$8,772,435
Securities	53,283,442	53,283,442	51,192,226	51,192,226
Federal Home Loan
Bank stock	1,692,500	1,692,500	1,071,300	1,071,300
Loans, including loans
held-for-sale	177,014,968	177,918,000	165,556,196	164,989,000
Total	$245,860,180 =========	$246,763,212 =========	$226,592,157 ==========	$226,024,961 =========
FINANCIAL LIABILITIES
Deposits	$205,506,168	$206,786,000	$198,130,185	$197,816,000
Federal Home Loan
Bank borrowings	30,432,706	30,759,000	19,195,071	19,195,071
Total	$235,938,874 ==========	$237,545,000 =========	$217,325,256 =========	$217,011,071 ==========

The above summary does not include accrued interest receivable and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Banks also have unrecognized financial instruments at December 31, 2000 and 1999. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $30,946,000 at December 31, 2000 and $22,792,000 at December 31, 1999. Such amounts are also considered to be the estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments shown above:

Cash and cash equivalents:

Fair value is determined to be the carrying amount for these items (which include cash on hand, due from banks, and federal funds sold) because they represent cash or mature in 90 days or less and do not represent unanticipated credit concerns.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Securities:

The fair value of securities is determined based on quoted market prices of the individual securities or, if not available, estimated fair value was obtained by comparison to other known securities with similar risk and maturity characteristics. Such value does not consider possible tax ramifications or estimated transaction costs.

Loans:

Fair value for loans was estimated for portfolios of loans with similar financial characteristics. For adjustable rate loans, which re-price at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value. For fixed rate loans the fair value is estimated based on secondary market quotes from various dealers, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows. The estimated value of credit card loans is based on existing loans and does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

Deposit liabilities:

The fair value of core deposits, including demand deposits, savings accounts, and certain money market deposits, is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated using the rates offered at year end for deposits of similar remaining maturities. The estimated fair value does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the marketplace.

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial instruments generally represent commitments at existing rates. The fair value of borrowed funds is determined to be the carrying amount since the interest rates on such borrowings closely approximate current year end rates.

The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - SUPPLEMENTAL CASH FLOW DISCLOSURES

Supplemental cash flow disclosures consists of the following at December 31:

	2000	1999	1998
Cash paid during the year for:
Interest	$10,603,551 =========	$ 8,599,310 ========	$8,006,498 ========
Federal income taxes	$ 254,000 =========	$ 571,952 ========	$ 853,209 =======
Non-cash operating activity:
Change in deferred income taxes on
net unrealized gain (loss) on
available-for-sale securities	$ (676,228) =========	$ 1,209,012 ========	$(191,500) ========
Non-cash investing activity:
Change in net unrealized gain (loss) on
available-for-sale securities	$ 1,988,906 ========	$(3,555,917) =========	$ 563,235 =======

NOTE 20 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiaries may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 21 - BUSINESS ACQUISITION

The Board of Directors of the Corporation and Delphos Citizens Bancorp, Inc. (Delphos) have agreed on a reorganization that will result in Delphos being acquired by the Corporation. The acquisition is contemplated to take place during the first quarter of 2001 and is subject to approval of the stockholders of both the Corporation and Delphos, as well as certain regulatory authorities.

Under the terms of the Merger Agreement, shareholders of Delphos will receive .8749 shares of the Corporation, cash in lieu of fractional shares, and $5.41 in cash for each share of Delphos stock held. The total purchase price (based on the fair value of the Corporation's stock, as well as the number of outstanding shares of Delphos, at September 30, 2000), is approximately $22.8 million. The Merger Agreement also provides shareholders of the Corporation the right to dissent from the merger and receive from the Corporation the fair value of their shares.

The audited September 30, 2000 financial statements of Delphos reported total assets of $136,627,000 and stockholders' equity of $25,985,000.