Form 10-K, Exhibit 13
period 2001-12-31
UNITED BANCSHARES INC/OH
filed 2002-04-01
CIK 1087456

Table of Contents

Page

President’s Letter

1

Market Price and Dividends on Common Stock

3

Five-Year Summary of Selected Financial Data

4

Management’s Discussion and Analysis

Earnings Summary

5

Balance Sheets and Results of Operations

2001 Compared with 2000

5

2000 Compared with 1999

6

Liquidity

7

Asset Liability Management

8

Effects of Inflation

8

Forward-Looking Statements

9

Independent Auditor’s Report

11

Financial Statements

Consolidated Balance Sheets

12

Consolidated Statements of Income

13

Consolidated Statements of Stockholders’ Equity

14

Consolidated Statements of Cash Flows

15

Summary of Significant Accounting Policies

17

Notes to Consolidated Financial Statements

21

Directors and Officers

39

#

March 10, 2002

Dear Stockholder:

With the successful integration of Citizens Bank of Delphos into United, our year-end total assets have increased by 50% from December 31, 2000 to $386.4 million.  Mortgage loans serviced totaled $133.8 million at December 31, 2001.  As Note 1 of the Financial Statements quantifies, the Citizens merger has met our expectations.  In addition to Citizens’ net income the merger added $346,000 to United’s 2001 earnings as a result of the amortization of the purchase accounting deferred credit.  Note 20 discloses that a change in accounting for the deferred credit resulting from the merger will add $3.8 million to 2002 net earnings.  The Citizens merger has been mutually beneficial to United and to the employees and customers of Citizens Bank of Delphos.

Although the integration burden of our investments in the Bank of Leipsic in 2000 and in Citizens Bank in 2001 has been very substantial, we remain confident that we will achieve the goal of returning to an acceptable level of Return on Equity (ROE).  As stated in the 2000 Annual Report: “The pre-Bank of Leipsic merger ROE levels of 13.21% in 1999, 13.83% in 1998, and 18.28% in 1997 are the range to which we will return.”  March 2002 will mark the end of the first full year of combined operations after the Citizens merger.  Each bank had been, and is, directed to maintain total focus on customer sales and personal service, allowing our operations areas the freedom to focus on efficient integration and quality control of all support functions.  Segregation of duties, empowerment of qualified specialists, and enforcement of appropriate checks, balances, and audit controls are being accomplished.  As a management team we are now focused on doing whatever is necessary to accomplish the established ROE earnings goal.  As CEO I am accountable for the execution of our strategy.

Our promise is to blend the efficiencies to be gained by segregating and centralizing all operations, manned and administered by a staff of specialists, and teamed with the improved customer service that results from empowering a locally administered, trained customer service staff of officers, tellers, and customer service representatives at the bank lobby, to meet the loan and deposit needs of the community.  As an ESOP company we are building a team of entrepreneurial peers who, working together, are committed to fulfilling our mission of delivering optimum value to stockholders, customers, and fellow employees.  Neither our egos nor our limitations will keep us from developing what one of our astute investors refers to as a team of “rain makers” - individuals who consistently deliver the time, effort, ability and mental attitude to “grow” shareholder value.  We understand that our investment in building our franchise will never be complete.  We must continue to build and improve even as we must deliver the level of profitability that will earn the loyalty of you our stockowners.

Thank you for your continued support of United Bancshares.

/s/ E. Eugene Lehman

E. Eugene Lehman,

President and Chief Executive Officer

#

UNITED BANCSHARES, INC.

DESCRIPTION OF THE CORPORATION

United Bancshares, Inc., an Ohio corporation (the “Corporation”), is a bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  The executive offices of the Corporation are located at 100 S. High Street, Columbus Grove, Ohio.  Through its subsidiaries, The Union Bank Company, Columbus Grove, Ohio (Union); The Bank of Leipsic Company, Leipsic, Ohio (Leipsic); and Citizens Bank of Delphos, Delphos, Ohio (Citizens); the Corporation is engaged in the business of commercial banking and offers a full range of commercial banking services.

Union is an Ohio state-chartered bank with its main office located in Columbus Grove, Ohio.  Union presently operates two branch offices in Putnam County, Ohio (one in the village of Kalida and one in the village of Ottawa) and three branch offices in Allen County, Ohio (all in the city of Lima).  Leipsic is an Ohio state-chartered bank, with its main, and only office located in the village of Leipsic, Putnam County, Ohio.  Citizens is a federally chartered savings bank., with its main, and only, office located in the city of Delphos, Allen County, Ohio.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  From January 2000 to March 2001, the Corporation’s common stock was traded on the Nasdaq over-the-counter Bulletin Board.  Prior to January 2000, there was no established public trading market for United Bancshares, Inc. common stock.  Below are the trading highs and lows for the noted periods:

Year 2001

High

Low

First Quarter

$11.00

$7.60

Second Quarter

9.55

7.70

Third Quarter

9.56

8.21

Fourth Quarter

10.20

8.75

Year 2000

First Quarter

$17.00

$11.25

Second Quarter

12.75

10.38

Third Quarter

11.38

8.00

Fourth Quarter

11.25

9.00

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

2001

2000

First Quarter

$.11

$.11

Second Quarter

.11

.11

Third Quarter

.11

.11

Fourth Quarter

.11

.11

Total

$.44

$.44

===

===

AVAILABILITY OF MORE INFORMATION

To obtain a copy of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Bonita Selhorst, Secretary

United Bancshares, Inc.

100 S. High Street

Columbus Grove, Ohio 45830

419-659-2141

#

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

Years ended December 31,

2001

2000

1999

1998

1997

(Dollars in thousands, except per share data)

Statements of income:

Total interest income

$

26,234

$

18,940

$

16,658

$

15,247

$

14,069

Total interest expense

14,830

10,687

8,599

8,026

7,351

Net interest income

11,404

8,253

8,059

7,221

6,718

Provision for loan losses

449

502

309

222

179

Net interest income after

provision for loan losses

10,955

7,751

7,750

6,999

6,539

Total non-interest income

2,827

1,028

980

1,170

690

Total non-interest expenses

9,497

7,059

6,044

5,565

4,469

Income before federal income taxes

4,285

1,720

2,686

2,604

2,760

Federal income taxes

1,031

235

544

485

553

Net income

$

3,254

$

1,485

$

2,142

$

2,119

$

2,207

Per share of common stock:

Net income - basic

$

0.96

$

0.66

$

0.94

$

0.95

$

1.03

Dividends

0.44

0.44

0.35

0.13

0.12

Book value

9.65

8.48

7.92

8.38

7.30

Average common shares outstanding

3,376,652

2,254,420

2,274,067

2,238,306

2,145,751

Year end balances:

Loans

$

243,995

$

178,951

$

167,229

$

141,491

$

117,732

Securities

105,629

54,976

52,264

62,721

55,632

Total assets

386,401

256,815

237,032

221,218

185,309

Deposits

310,897

205,506

198,130

185,542

160,800

Stockholders’ equity

34,672

19,049

18,075

19,005

16,494

Average balances:

Loans

$

264,243

$

175,743

$

156,143

$

126,724

$

112,187

Securities

74,597

54,925

54,063

56,197

53,220

Total assets

364,915

244,855

225,139

198,514

176,346

Deposits

287,011

198,526

193,863

171,689

151,351

Stockholders’ equity

31,661

17,506

18,327

17,352

15,349

Selected ratios:

Net yield on average

interest-earning assets

3.44%

3.80%

4.10%

4.26%

4.31%

Return on average assets

0.89%

0.61%

0.95%

1.07%

1.25%

Return on average stockholders' equity

10.28%

8.48%

11.69%

12.21%

14.38%

Net loan charge-offs as a percentage

of average outstanding loans

0.19%

0.14%

0.19%

0.07%

0.04%

Allowance for loan losses

as a percentage of year end loans

1.06%

1.08%

1.00%

1.18%

1.30%

Stockholders' equity as a percentage of

total year end assets

8.97%

7.42%

7.63%

8.59%

8.90%

Notes:

1)

All per share data for 1998 and 1997 has been adjusted for the 1999 stock dividend.

2)

Amounts for 2001 include Citizens Bank of Delphos, since it’s acquisition on March 1, 2001

#

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Of Financial Condition and Results of Operations

EARNINGS SUMMARY

Consolidated net income for United Bancshares, Inc. (the “Corporation”) for 2001 was $3.25 million, compared with $1.49 million in 2000 and $2.14 million in 1999.  As explained in the Notes to Consolidated Financial Statements, all amounts for prior periods have been restated to give effect to the pooling-of-interests resulting from the merger with the Bank of Leipsic Company (Leipsic) effective February 1, 2000.  The acquisition of Citizens Bank of Delphos (Citizens) on March 1, 2001 was accounted for as a purchase and the results of operations for Citizens are included only from the date of acquisition.  Basic earnings per share was $0.96 in 2001, an increase of 45.5% from $0.66 in 2000.  The 2000 basic earnings per share represented a 29.8% decrease from $0.94 in 1999.

BALANCE SHEET AND RESULTS OF OPERATIONS

2001 Compared With 2000

Net interest income for 2001 was $11.40 million, an increase of $3.15 million (38.2%) over 2000.  The increase was primarily due to a 50.4% increase in the average balance of total loans, primarily as a result of the acquisition of Citizens.  The average yield on loans decreased to 8.12% in 2001 compared to 8.77% for 2000.  During the same period, the average rate paid on interest-bearing liabilities decreased to 4.57% from 4.84% in 2000.  The net of these factors resulted in the net interest margin on earning assets, on a tax-equivalent basis, declining from 3.80% in 2000 to 3.44% in 2001.

At December 31, 2001, total loans were $244.0 million, a decrease of 20.5% over the December 31, 2000 balance of $307.1 million, adjusted for the amount acquired in the Citizens transaction.  This decrease was primarily due to the Corporation electing to sell fixed-rate mortgage loans as part of its asset-liability management program.

The Corporation elects to sell in the secondary market substantially all qualified fixed rate residential mortgage loans that it originates.  Typically, the servicing rights relating to the loans are retained.  During 2001, net gains of $1.4 million were recognized on such sales, including the recovery of $182,500 that had been established as a valuation allowance at December 31, 2000 reflecting the excess of cost over estimated fair value of loans held for sale.

Securities classified as available-for-sale totaled $102.0 million at December 31, 2001 which represented an increase of $48.7 million (91.4%) from total securities available-for-sale of $53.3 million at December 31, 2000.  The significant increase in securities largely resulted from the investing of proceeds from loan sales.  At both year-ends, all securities of the Corporation were designated as available-for-sale.  As such, these securities may be sold if needed for liquidity, asset-liability management or other reasons.  Such securities are reported at fair value, with net unrealized appreciation/depreciation included as a separate component of stockholders’ equity, net of tax.

Total deposits at December 31, 2001 were $310.9 million, an increase of $20.1 million (6.9%) over total deposits of $290.8 million at December 31, 2000, adjusted for those acquired in the Citizens transaction.  This increase was a result of cross-selling efforts with existing customers, aggressive pricing, and the increased expansion into the Lima market.

Federal Home Loan Bank borrowings at December 31, 2001 were $34.8 million compared to $60.9 million at December 31, 2000, adjusted for those acquired in the Citizens transaction.  The Corporation utilizes these alternative sources of funding to support its asset growth.

The allowance for loan losses at December 31, 2001 was $2.6 million (1.06% of total loans) compared to $2.5 million (0.83% of total loans) at December 31, 2000, adjusted for the Citizens transaction.

The provision for loan losses charged to operations was based on the amount of net losses incurred and management’s estimation of future losses based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses was $449,000 in 2001 compared to $502,000 in 2000.

Total non-interest income increased $1.8 million to $2.8 million in 2001 from $1.0 million in 2000.  This largely resulted from net gains on sales of mortgage loans, which increased $1.3 million to $1.4 million in 2001 from $156,000 in 2000.  These gains included the recognition of servicing rights.  The large increase in volume was attributable to 1) the falling interest rate environment that encouraged borrowers to refinance their mortgage loans and 2) the sale of a portion of Citizens’ fixed-rate mortgage portfolio as part of the Corporation’s asset-liability management program.  Service charges on deposit accounts increased $55,000 to $678,000 in 2001 as compared to $623,000 in 2000.

Total non-interest expenses increased $2.4 million (34.5%) to $9.5 million in 2001 from $7.1 million in 2000.  Salaries and related costs increased $1.3 million (39.3%) to $4.6 million in 2001 from $3.3 million in 2000.  Net occupancy costs, including buildings, furnishings, and equipment, increased $180,000 (25.6%) to $880,000 in 2001 from $700,000 in 2000.  Data processing costs increased $204,000 (33.2%) to $821,000 in 2001 from $617,000 in 2000.  These increases are generally a result of the Citizens transaction.

The provision for income taxes for 2001 was $1.0 million as compared to $235,000 for 2000, an increase of $796,000.  This increase resulted from a $2.6 million increase in income before income taxes.  The effective tax rate for 2001 was 24.1% compared to 13.7% in 2000.  The increase in the effective tax rate was the result of tax-exempt securities and loan interest income comprising a smaller portion of income before income taxes.

2000 Compared With 1999

Net interest income for 2000 was $8.3 million, an increase of $194,000 (2.4%) over 1999.  The increase was primarily due to a 12.6% increase in the average balance of total loans.  The average yield on loans increased to 8.80% compared to 8.52% for 1999.  During the same period, the average rate paid on interest-bearing liabilities increased to 5.06% from 4.49%.  The net of these factors resulted in the net interest margin on earning assets, on a tax-equivalent basis, declining from 4.10% in 1999 to 3.80% in 2000.

At December 31, 2000, total loans were $179.0 million, an increase of 7.1% over the December 31, 1999 balance of $167.2 million.  This increase was due to the Corporation’s loan origination efforts and the continued penetration into the newer Lima markets.

During 2000, net gains of $156,000 were recognized on sales of fixed rate mortgage loans, including $313,000 as a result of commencing recognizing service assets. Of this amount, $256,000 related to servicing assets acquired prior to 2000.  Netted from the gains described above was $182,500 to establish a valuation allowance reflecting the excess of cost over estimated fair value of loans held-for-sale.

The provision for loan losses charged to operations was based on the amount of net losses incurred and management’s estimation of future losses based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses was $502,000 in 2000 compared to $309,000 in 1999.

Total non-interest income increased $48,000 to $1.03 million in 2000 from $980,000 in 1999.  Net gains on sales of loans increased $98,000 to $156,000 in 2000 from $58,000 in 1999.  Service charges on deposit accounts increased $61,000 to $623,000 in 2000 as compared to $562,000 in 1999.

Total non-interest expenses increased $1.02 million (16.8%) to $7.06 million in 2000 from $6.04 million in 1999.  Salaries and related costs increased $111,000 (3.5%) to $3.3 million in 2000 from $3.2 million in 1999.  To facilitate meeting corporate goals, the senior executive officers of Leipsic were reassigned to new responsibilities.  In exchange for substantially reduced compensation, they received substantial lump-sum distributions that provided total compensation packages equivalent to two years of their former compensation.  Partially offsetting this expense was the reversal of previous years’ compensation related to stock appreciation rights resulting from lower value of the per share market price upon which the stock appreciation rights are based.  Net occupancy costs, including buildings, furnishings, and equipment, increased $174,000 (33.2%) to $700,000 in 2000 from $526,000 in 1999.  Data processing costs increased $222,000 (56.5%) to $616,000 in 2000 from $394,000 in 1999.

The provision for income taxes for 2000 was $235,000, a decrease of $309,000 (56.8%) from 1999.  This decrease resulted from a $965,000 decrease in income before income taxes.  The effective income tax rate of 13.7% in 2000 compared to 20.3% in 1999.  The decrease in the effective rate resulted from tax exempt income from securities and loans comprising a larger portion of income before income taxes.

LIQUIDITY

Liquidity relates primarily to the Corporation’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses.  Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, securities available for sale, and loans held for sale.  A large portion of the liquidity is provided by the ability to sell securities.  Accordingly, the Corporation has designated the entire securities portfolio of $102 million at December 31, 2001 as available-for-sale.

Another source of liquidity is represented by loans held for sale.  These loans can be sold at any time.  Other loans could readily be used to collateralize borrowings.

The cash flow statements for the years presented provide an indication of he Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity.  A discussion of the cash flow statements for 2001, 2000, and 1999 follows.

The Corporation generated cash from operating activities of $6.8 million in 2001, $3.5 million in 2000, and $2.8 million in 1999.  The large increase in 2001 largely resulted from increased net income and the sales of loans as discussed earlier.

Net cash flows from investing activities was $12.2 million in 2001, $(15.2) million in 2000, and $(19.4) million in 1999.  The 2001 cash provided from investing activities largely resulted from the sale of loans acquired in the Citizens acquisition.  The 2000 and 1999 net uses were primarily due to an increase in loans of $13.5 million in 2000, and $26.0 million in 1999.

Net cash flows from financing activities was $(7.0) million in 2001, $16.8 million in 2000, and $16.1 million in 1999.  In 2001, net repayments of borrowed funds of $26.2 million exceeded the growth in deposits of $20.6 million.  In 2000, there had been net increases in borrowed funds of $11.2 million and an increase in deposits of $7.4 million.  In 1999, there had been net increases in borrowed funds of $4.3 million and an increase in deposits of $12.6 million.

ASSET LIABILITY MANAGEMENT

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities.  The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”.  An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”.  This generally means that when interest rates increase, an institution’s net interest income will increase and when interest rates decrease, the institution’s net interest income will decrease.  An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”.  This generally means that when interest rates increase, the institution’s net interest income will decrease and when interest rates decrease, the institution’s net interest income will increase.

EFFECTS OF INFLATION

The assets and liabilities of the Corporation are primarily monetary in nature and are more directly affected by the fluctuation in interest rates than inflation.  Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies.  Interest rates and inflation do not necessarily move with the same velocity or within the same period; therefore, a direct relationship to the inflation rate cannot be shown.  The financial information presented in the Corporation’s consolidated financial statements has been presented in accordance with generally accepted accounting principles, which require that the Corporation measure financial position and operating results primarily in terms of historical dollars.

FORWARD-LOOKING STATEMENTS

This report includes forward-looking statements by the Corporation relating to such matters as anticipated operating results, prospects for new lines of business, technological developments, economic trends (including interest rates), and similar matters.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this paragraph is to secure the use of the safe harbor provisions.  While the Corporation believes that the assumptions underlying the forward looking statements contained herein and in other public documents are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by the Corporation in its forward-looking statements.  Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to:  economic conditions, volatility and direction of market interest rates, governmental legislation and regulation, material unforeseen changes in the financial condition or results of operations of the Corporation’s customers, customer reaction to and unforeseen complications with respect of the integration of acquisition, product design initiative, and other risks identified, from time-to-time in the Corporation’s other public documents on file with the Securities and Exchange Commission.

#

Independent Auditor’s Report

Stockholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The consolidated statements of income, stockholders’ equity and cash flows of United Bancshares, Inc. and subsidiary for the year ended December 31, 1999 were audited and reported on by other auditors, prior to their restatement for the 2000 pooling-of-interests.  The report of other auditors dated February 25, 2000, expressed an unqualified opinion on those financial statements.  The contribution of United Bancshares, Inc. and subsidiary to total interest and dividend income and net income, represented 71% and 62% of the respective restated totals for 1999.  We audited the separate financial statements of The Bank of Leipsic Company which are included in the restated consolidated financial statements for the year ended December 31, 1999.  We also audited the combination of the accompanying consolidated financial statements for the year ended December 31, 1999, after restatement for the 2000 pooling-of-interests; in our opinion, such consolidated financial statements have been properly combined on the basis described in Note 2 of the notes to the consolidated financial statements.

/s/ Clifton Gunderson LLP

Toledo, Ohio

January 25, 2002

#

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2000

ASSETS

2001

2000

CASH AND CASH EQUIVALENTS

Cash and due from banks

$

7,907,926

$

6,051,496

Interest-bearing deposits in other banks

8,262,300

133,774

Federal funds sold

9,759,000

7,684,000

Total cash and cash equivalents

25,929,226

13,869,270

SECURITIES, available-for-sale

101,975,673

53,283,442

FEDERAL HOME LOAN BANK STOCK, at cost

3,653,100

1,692,500

LOANS HELD FOR SALE

6,363,650

11,178,988

LOANS

237,631,764

167,771,628

Less allowance for loan losses

2,592,081

1,935,648

Net loans

235,039,683

165,835,980

PREMISES AND EQUIPMENT, net

5,891,181

4,898,103

ACCRUED INTEREST RECEIVABLE

2,034,933

1,905,328

OTHER ASSETS

5,513,274

4,151,596

TOTAL ASSETS

$

386,400,720

$

256,815,207

=========

=========

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Deposits:

Non-interest bearing

$

22,238,766

$

17,698,485

Interest-bearing

288,658,015

187,807,683

Total deposits

310,896,781

205,506,168

Federal Home Loan Bank borrowings

34,761,684

30,432,706

Deferred credit – purchase accounting

3,807,073

-

Other liabilities

2,262,999

1,827,464

Total liabilities

351,728,537

237,766,338

STOCKHOLDERS’ EQUITY

Common stock, stated value $1.  Authorized

4,750,000 shares in 2001 and 3,750,000

shares in 2000; issued 3,681,628 shares

in 2001 and 2,300,646 shares in 2000

3,681,628

2,300,646

Surplus

14,232,369

1,955,378

Retained earnings

17,832,408

16,009,977

Accumulated other comprehensive income (loss)

168,477

(303,261)

Treasury stock, 88,064 shares in 2001 and

53,318 shares in 2000, at cost

(1,242,699)

(913,871)

Total stockholders’ equity

34,672,183

19,048,869

TOTAL LIABILITIES AND

STOCKHOLDERS’ EQUITY

$

386,400,720

$

256,815,207

=========

==========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

#

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2001, 2000 and 1999

2001

2000

1999

INTEREST AND DIVIDEND INCOME

Loans, including fees

$

21,465,191

$

15,416,133

$

13,306,994

Securities:

Taxable

3,189,391

1,976,162

1,904,828

Tax-exempt

1,048,988

1,298,915

1,292,298

Other

530,613

249,332

153,705

Total interest and dividend income

26,234,183

18,940,542

16,657,825

INTEREST EXPENSE

Deposits

12,336,091

8,881,567

7,913,334

Borrowings

2,494,398

1,805,781

685,054

Total interest expense

14,830,489

10,687,348

8,598,388

Net interest income

11,403,694

8,253,194

8,059,437

PROVISION FOR LOAN LOSSES

449,103

502,490

309,350

Net interest income after provision

for loan losses

10,954,591

7,750,704

7,750,087

NON-INTEREST INCOME

Service charges on deposit accounts

678,471

623,185

561,711

Gain on sale of loans

1,406,963

155,739

58,277

Securities gains (losses)

(55,341)

7,968

8,335

Amortization of deferred credit – purchase

accounting

346,098

-

-

Other operating income

450,517

241,341

351,624

Total non-interest income

2,826,708

1,028,233

979,947

NON-INTEREST EXPENSES

Salaries, wages and employee benefits

4,600,830

3,302,987

3,191,971

Occupancy expense

879,586

700,071

525,721

Data processing expense

820,742

616,395

393,867

Professional fees

606,866

504,305

259,269

Stationery and supplies

244,614

170,363

170,859

Advertising expense

193,504

176,739

133,871

Franchise tax expense

407,013

216,467

238,610

Other operating expenses

1,743,312

1,371,184

1,130,004

Total non-interest expenses

9,496,467

7,058,511

6,044,172

Income before income taxes

4,284,832

1,720,426

2,685,862

PROVISION FOR INCOME TAXES

1,031,000

235,000

544,070

NET INCOME

$

3,253,832

$

1,485,426

$

2,141,792

=========

========

=========

NET INCOME PER SHARE

Basic

$

.96

$

.66

$

.94

=========

=========

=========

Diluted

$

.96

$

.64

$

.91

=========

=========

=========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2001, 2000 and 1999

Accumulated

other compre-

hensive

Common

Retained

income

Treasury

stock

Surplus

earnings

(loss)

stock

Total

BALANCE AT

DECEMBER 31, 1998

$

2,261,758

$

1,726,502

$

14,286,245

$

730,966

$

-

$

19,005,471

Comprehensive income:

Net income

-

-

2,141,792

-

-

2,141,792

Change in net unrealized

gain (loss), net of

reclassification

adjustments and

income taxes

-

-

-

(2,346,905)

-

(2,346,905)

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

-

(992,934)

BALANCE AT

DECEMBER 31, 2000

2,300,646

1,955,378

16,009,977

(303,261)

(913,871)

19,048,869

Comprehensive income:

Net income

-

-

3,253,832

-

-

3,253,832

Change in net unrealized

gain (loss), net of

reclassification

adjustments and

income taxes

-

-

-

471,738

-

471,738

Total comprehen-

sive income

3,725,570

Acquisition of Delphos

Citizens Bancorp, Inc.

1,367,344

12,224,327

-

-

-

13,591,671

Treasury stock acquired

-

-

-

-

(328,828)

(328,828)

Exercise of stock options

13,638

52,664

-

-

-

66,302

Cash dividends declared,

$.44 per share

-

-

(1,431,401)

-

-

(1,431,401)

BALANCE AT

DECEMBER 31, 2001

$

3,681,628

$

14,232,369

$

17,832,408

$

168,477

$

(1,242,699)

$

34,672,183

========

========

=========

=======

========

========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2001, 2000 and 1999

2001

2000

1999

CASH FLOWS FROM OPERATING ACTIVITIES

Net income

$

3,253,832

$

1,485,426

$

2,141,792

Adjustments to reconcile net income to net cash

provided by operating activities:

Depreciation and amortization

281,869

515,791

388,047

Provision for loan losses

449,103

502,490

309,350

Amortization of deferred credit –

purchase accounting

(346,098)

-

-

Deferred income taxes

356,983

(30,228)

(9,314)

Federal Home Loan Bank stock dividends

(298,600)

(93,300)

(65,700)

Net amortization (accretion) of security

premiums and discounts

52,300

(55,811)

10,352

Provision (credit) for deferred compensation

and stock appreciation rights

130,424

(40,136)

156,118

Securities losses (gains)

55,341

(7,968)

(8,335)

Gain on sale of loans

(1,406,963)

(155,739)

(58,277)

Proceeds from sale of loans held-for-sale

55,664,397

7,805,196

13,138,572

Originations of loans held-for-sale

(50,363,651)

(6,396,113)

(13,080,295)

Decrease (increase) in accrued

interest receivable

396,396

(197,899)

(39,384)

Decrease (increase) in other assets

(634,050)

(75,424)

52,671

Increase (decrease) in other liabilities

(804,333)

235,795

(183,442)

Net cash provided by operating activities

6,786,950

3,492,080

2,752,155

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from sales and maturities of

available-for-sale securities

16,885,273

11,542,518

21,538,300

Purchases of available-for-sale securities and

Federal Home Loan Bank stock

(47,068,565)

(12,108,949)

(14,572,918)

Proceeds from sale of loans acquired in Delphos

Citizens Bancorp, Inc. acquisition

28,550,063

-

-

Net decrease (increase) in loans

11,706,152

(13,527,305)

(26,038,439)

Net cash received from acquisition of

Delphos Citizens Bancorp, Inc.

2,742,144

-

-

Proceeds from payoff of ESOP loan

850,835

-

-

Purchases of premises and equipment

(1,428,028)

(1,090,775)

(336,598)

Net cash provided by (used in)

investing activities

12,237,874

(15,184,511)

(19,409,655)

#

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2001, 2000 and 1999

2001

2000

1999

CASH FLOWS FROM

FINANCING ACTIVITIES

Net increase in deposits

$

20,572,553

$

7,375,983

$

12,587,846

Borrowed funds:

Proceeds

6,082,705

13,500,000

5,052,970

Repayments

(32,253,727)

(2,262,365)

(769,724)

Proceeds from issuance of common stock

66,302

82,453

68,100

Purchase of treasury stock

(1,300)

(913,871)

-

Cash dividends paid

(1,431,401)

(992,934)

(793,341)

Net cash provided by (used in)

financing activities

(6,964,868)

16,789,266

16,145,851

NET INCREASE (DECREASE) IN CASH AND

CASH EQUIVALENTS

12,059,956

5,096,835

(511,649)

CASH AND CASH EQUIVALENTS

At beginning of year

13,869,270

8,772,435

9,284,084

At end of year

$

25,929,226

$

13,869,270

$

8,772,435

=========

========

========

SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid during the year for:

Interest

$

14,951,806

$

10,603,551

$

8,599,310

========

========

========

Federal income taxes

$

1,071,000

$

254,000

$

571,952

========

========

========

Non-cash operating activity:

Change in deferred income taxes on

net unrealized gain (loss) on

available-for-sale securities

$

243,017

$

676,228

$

(1,209,012)

========

========

=======

Non-cash investing activities:

Transfer of loans to other real estate owned

$

259,380

$

-

$

-

========

========

=======

Securities received in

exchange for sale of loans

$

16,990,321

$

-

$

-

========

=========

=========

Change in net unrealized gain (loss) on

available-for-sale securities

$

714,755

$

1,988,906

$

(3,555,917)

========

========

========

Non-cash investing and financing activities:

Common shares issued in connection with

acquisition of Delphos Citizens

Bancorp, Inc.

$

13,591,671

$

-

$

-

========

=========

=========

Treasury shares received as payment

for ESOP loan

$

327,528

$

-

$

-

========

=========

=========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

#

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the “Corporation”) was incorporated in 1985 in the state of Ohio.  The Corporation is a bank holding company and has three wholly-owned subsidiaries, The Union Bank Company (“Union”), The Bank of Leipsic Company (“Leipsic”), and Citizens Bank of Delphos (Citizens) who operate in the commercial banking industry.  Union, an Ohio chartered bank organized in 1904, has its main office in Columbus Grove, Ohio, and has branch offices in Kalida, Lima, and Ottawa, Ohio.  Leipsic was formed in 1884 and chartered as an Ohio bank in 1924.  Its main office is located in Leipsic, Ohio.  Citizens was acquired effective March 1, 2001, as described in Note 1, and its office is located in Delphos, Ohio.  Union, Leipsic and Citizens are hereafter collectively referred to as “the Banks”.

The primary source of revenue of the Banks is providing loans to customers primarily located in Northwestern and West Central Ohio.  Such customers are predominately small and middle-market businesses and individuals.

Significant accounting policies followed by the Corporation are presented below.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period.  The most significant areas involving the use of management’s estimates and assumptions are the allowance for loan losses and the valuation of servicing assets.  Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Union, Leipsic, and Citizens.  All significant intercompany balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within four days.

SECURITIES

Securities are generally classified as available-for-sale and recorded at fair value, with unrealized gains and losses excluded from income and reported as accumulated other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in fair value of securities below their cost that are deemed to be other than temporary are reflected in income as realized losses.  Gains and losses on the sale of securities are recorded on the trade date, using the specific identification method.

LOANS HELD FOR SALE

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Net unrealized losses are recognized through a valuation allowance by charges to income.

#

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding principal amount, net of an allowance for loan losses.  Interest is accrued as earned based upon the daily outstanding principal balance.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they come due.  Loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Banks will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

OTHER REAL ESTATE OWNED

Other real estate owned represents property acquired through foreclosure or deeded to the Banks in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest.  Other real estate owned is recorded at the lower of cost or fair value, less estimated costs to sell, and any loan balance in excess of fair value is charged to the allowance for loan losses.  Subsequent write-downs are included in other operating expense, as are gains or losses upon sale and expenses related to maintenance of the properties.  Other real estate owned, amounting to $516,843 and $257,463 at December 31, 2001 and 2000, respectively, is included in other assets in the accompanying consolidated balance sheets.

#

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SERVICING

Commencing in the fourth quarter of 2000, as described in Note 8, servicing assets are recognized as separate assets when rights are acquired through sale of mortgage loans.  Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans.  Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

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

DEFERRED CREDIT – PURCHASE ACCOUNTING

The deferred credit resulting from the purchase described in Note 1, is being recognized as income on a straight-line basis over a period of 10 years.  Amortization will cease effective January 1, 2002, as more fully described in Note 20.

FEDERAL INCOME TAXES

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting.  Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases.  Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards.  Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized.  Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

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

#

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STOCK COMPENSATION PLANS AND STOCK APPRECIATION RIGHTS

Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.  However, Statement 123 also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock.  The Corporation has elected to follow the provisions of APB 25.  Stock options issued under the Corporation’s stock option plan have no intrinsic value at the grant date, and no compensation cost is recognized for them under APB 25.

Stock appreciation rights are determined based on the estimated value of the Company’s common stock.  The provision (credit) for any liability is included in salaries, wages and employee benefits.

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

The weighted average number of shares used for the years ended December 31, 2001, 2000 and 1999 were as follows:

2001

2000

1999

Basic

3,376,652

2,254,420

2,274,067

=======

========

========

Diluted

3,392,060

2,312,089

2,363,548

=======

========

=======

Dividends per share are based on the number of shares outstanding at the declaration date, after restatement for stock dividends.

This information is an integral part of the accompanying

consolidated financial statements.

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BUSINESS ACQUISITION

Effective March 1, 2001, the Corporation acquired all of the outstanding shares of Delphos Citizens Bancorp, Inc. (Delphos).  Delphos’ wholly-owned subsidiary, Citizens Bank of Delphos, is an Ohio banking corporation with offices in Delphos, Ohio.  Delphos was subsequently liquidated.

Under the terms of the Merger Agreement, shareholders of Delphos received .8749 shares of the Corporation, cash in lieu of fractional shares, and $5.41 in cash for each share of Delphos stock held.  Cash paid, including acquisition costs, totalled $8,893,248.  The total purchase price approximated $22,313,000, including the issuance of 1,367,344 shares of the Corporation’s common stock.  The transaction was accounted for as a purchase and, accordingly, the results of operations of Delphos have been included in the 2001 consolidated results of the Corporation from the date of acquisition.

The fair value of the assets and liabilities acquired approximated $143,282,000 and $116,816,000, respectively.  The major asset acquired was loans of $127,156,000 and the major liabilities assumed were deposits of $85,257,000 and Federal Home Loan Bank borrowings of $30,500,000.  The purchase price, including direct acquisition costs of $311,937, was $4,153,171 less than the fair value of assets acquired (after write-down of premises and equipment to zero), resulting in a deferred credit (liability) being recorded in the accompanying 2001 consolidated balance sheet.

Delphos recognized an asset of $1,178,363 at March 1, 2001, representing the unpaid balance of a loan (and related accrued interest) made to its Employee Stock Ownership Plan (ESOP) in 1996 so that the ESOP could purchase shares of Delphos stock.  The loan and accrued interest was repaid by the ESOP subsequent to the acquisition through receipt of 34,659 shares of the Corporation’s stock (with a fair value of $327,528) and a cash payment of $850,835.  The ESOP was subsequently liquidated.

The following unaudited pro forma financial information combines the historical consolidated statements of operations of the Corporation and Delphos as if the acquisition had become effective at the beginning of each period described.  The unaudited pro forma amounts are not necessarily indicative of what would have occurred or will occur in the future (amounts in thousands, except for share amounts):

2001

2000

Net interest income

$

11,953

$

12,256

======

======

Net income

$

3,461

$

3,010

======

======

Net income per share:

Basic

$

.96

$

.84

======

======

Diluted

$

.96

$

.83

======

======

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - MERGER WITH BANK OF LEIPSIC COMPANY

In December 1999, the shareholders of both the Corporation and Leipsic voted to approve the merger of Leipsic into the Corporation and the merger became effective February 1, 2000.  Under the terms of the Merger Agreement, former shareholders of Leipsic received 54.25 shares of the Corporation’s common stock in exchange for each Leipsic share.  Consequently, the Corporation issued 1,084,958 shares of its common stock for all the outstanding shares of Leipsic.

As part of the merger process, two shareholders of the Corporation exercised their rights as dissenting shareholders and requested that their shares be redeemed at fair value.  Consequently, the dissenting shareholders’ 53,318 shares were redeemed during the first quarter of 2000 for $913,871.  The shares were held as treasury stock at December 31, 2001 and 2000.

The merger qualified as a tax-free reorganization and was accounted for as a pooling-of-interests.  Accordingly, the Corporation’s consolidated financial statements have been restated to include the results of Leipsic.

Combined and separate results of the Corporation, including Union, and Leipsic were as follows for the year ended December 31, 1999:

Corporation

Leipsic

Combined

Total interest and dividend income

$

11,858,529

$

4,799,296

$

16,657,825

========

========

========

Net income

$

1,336,235

$

805,557

$

2,141,792

========

========

========

There were no adjustments made to the combined financial results presented above in order to conform accounting policies of the two companies.  Intercompany transactions between the two companies for the periods presented were not material.

In connection with the merger, the Corporation and Leipsic recorded one-time charges aggregating $166,897, including $29,737 expensed during the fourth quarter of 1999 and $137,160 expensed during the first quarter of 2000.  Such costs primarily related to professional fees.

NOTE 3 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2001 and 2000 are as follows:

2001

2000

Amortized

Fair

Amortized

Fair

cost

value

cost

value

Available-for-sale:

U.S. Treasury and agency

$

4,548,720

$

4,503,711

$

6,435,495

$

6,344,644

Obligations of states and

political subdivisions

20,823,647

20,705,446

23,441,112

23,117,242

Mortgage-backed

76,246,150

76,724,628

23,264,433

23,357,274

Other

101,888

41,888

601,889

464,282

Total

$

101,720,405

$

101,975,673

$

53,742,929

$

53,283,442

=========

=========

========

========

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

A summary of unrealized gains and losses on investment securities at December 31, 2001 and 2000 follows:

2001

2000

Gross

Gross

Gross

Gross

unrealized

unrealized

unrealized

unrealized

gains

losses

gains

losses

Available-for-sale:

U.S. Treasury and agency

$

11,470

$

56,479

$

3,499

$

94,350

Obligations of states

and political subdivisions

335,064

453,265

255,177

579,047

Mortgage-backed

618,676

140,198

174,451

81,610

Other

-

60,000

-

137,607

Total

$

965,210

$

709,942

$

433,127

$

892,614

======

======

======

=======

The amortized cost and fair value of securities at December 31, 2001, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Amortized

Fair

cost

value

Due in one year or less

$

14,179,507

$

14,184,882

Due after one year through five years

63,052,112

63,710,517

Due after five years through ten years

13,508,526

13,462,258

Due after ten years

10,878,372

10,576,128

Other securities having no maturity date

101,888

41,888

Total

$

101,720,405

$

101,975,673

=========

=========

Securities with an amortized cost of approximately $10,928,000 at December 31, 2001 and $9,386,000 at December 31, 2000 were pledged to secure public deposits and for other purposes as required or permitted by law.

Gross realized gains from sale of securities, including securities calls, amounted to $23,085, $7,968, and $8,335 in 2001, 2000, and 1999, respectively.  Gross realized losses from sale of securities amounted to $78,426 in 2001 (none in 2000 and 1999).

NOTE 4 - LOANS HELD FOR SALE

Prior to December 31, 2000, loans held for sale were carried at cost, as opposed to the lower of cost or estimated fair value as stipulated by generally accepted accounting principles.  In order to reflect such loans at estimated fair value, a valuation allowance of $182,463, representing the excess of cost over estimated fair value of loans held for sale, was established on December 31, 2000 by charging gain on sale of loans.  The 1999 consolidated financial statements presented herein were not restated to reflect this change since the impact would not have a material impact on the consolidated financial statements.

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS

Loans at December 31, 2001 and 2000 consist of the following:

2001

2000

Residential real estate

$

113,215,051

$

58,973,279

Commercial

79,783,236

60,668,106

Agriculture

28,923,842

29,593,826

Consumer

14,474,922

17,272,114

Credit cards

1,234,713

1,264,303

Loans

$

237,631,764

$

167,771,628

=========

==========

Fixed rate loans approximated $99,258,000 at December 31, 2001 and $55,876,000 at December 31, 2000, including loans classified as held-for-sale.

Impaired loans amounted to $286,501 at December 31, 2001 (none at December 31, 2000).  The average balance of impaired loans approximated $347,000 in 2001 (none in 2000).  Allowance for loan losses allocated to impaired loans approximated $43,000 at December 31, 2001 (none at December 31, 2000).  The amount of interest accrued and received on a cash basis relating to impaired loans for 2001, 2000 and 1999 was not significant.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Banks.  Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Banks, including the interest rate charged and collateralization, and do not represent more than a normal collection risk.  Such loans amounted to $1,709,947 and $1,197,841 at December 31, 2001 and 2000, respectively.  The following is a summary of activity during 2001 and 2000 for such loans:

2001

2000

Beginning of year

$

1,197,841

$

1,824,797

Acquisition of Delphos (Note 1)

276,539

-

Additions

798,184

78,904

Repayments

(562,617)

(705,860)

End of year

$

1,709,947

$

1,197,841

========

========

Additions and repayments include loan renewals, as well as sold loans.

Most of the Banks’ lending activities are with customers primarily located in Northwestern and West Central Ohio.  As of December 31, 2001 and 2000, the Banks’ loans from borrowers in the agriculture industry represent the single largest industry and amounted to $28,923,842 and $29,593,826, respectively.  Agricultural loans are generally secured by property, equipment, and crop income.  Repayment is expected from cash flow from the harvest and sale of crops.  The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans.  Credit losses arising from the Banks’ lending experience in the agriculture industry compare favorably with the Banks’ loss experience on their loan portfolio as a whole.  Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2001, 2000 and 1999:

2001

2000

1999

Balance at beginning of year

$

1,935,648

$

1,672,535

$

1,664,134

Acquisition of Delphos (Note 1)

721,076

-

-

Provision charged to operations

449,103

502,490

309,350

Loans charged-off

(575,293)

(372,055)

(400,548)

Recoveries of loans charged-off

61,547

132,678

99,599

Balance at end of year

$

2,592,081

$

1,935,648

$

1,672,535

========

========

========

NOTE 7 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2001 and 2000:

2001

2000

Land and improvements

$

1,168,080

$

1,168,080

Buildings

5,211,996

4,438,573

Equipment

3,423,672

2,767,207

9,803,748

8,373,860

Accumulated depreciation

3,912,567

3,475,757

Premises and equipment, net

$

5,891,181

$

4,898,103

========

=======

Buildings and equipment cost at December 31, 2001 include $1,006,484 of construction in process costs relating to new facilities at Leipsic which are expected to be completed in January 2002.  Depreciation expense amounted to $434,950 in 2001, $373,262 in 2000 and $310,647 in 1999.

NOTE 8 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others approximated $133,849,000 and $46,143,000 at December 31, 2001 and 2000, respectively.

During the fourth quarter of 2000, the Corporation commenced recognizing service assets acquired through sale of mortgage loans.  The total cost of the loans sold with servicing rights retained is allocated between the mortgage servicing rights and the loans, based on their relative fair values.  As a result of commencing recognizing service assets, the Corporation recognized a gain on sale of loans of $312,699 in 2000 relating to capitalized servicing rights, including $256,073 relating to servicing rights acquired prior to January 1, 2000.  The 1999 consolidated financial statements presented herein were not restated to reflect the recognition of service assets since the impact of the change would not have a material impact on the consolidated financial statements.

The balance of capitalized servicing rights included in other assets amounted to $957,914 and $247,570 at December 31, 2001 and 2000, respectively.  The estimated fair value of these rights approximated $1,013,000 and $355,000 at December 31, 2001 and 2000, respectively.

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - DEPOSITS

Time deposits at December 31, 2001 and 2000 include individual deposits of $100,000 and over amounting to $27,695,000 and $17,700,000, respectively.  Interest expense on time deposits of $100,000 or more approximated $1,302,000 for 2001, $823,000 for 2000 and $712,000 for 1999.  At December 31, 2001, the scheduled maturities of time deposits were approximately as follows:

2002

$

157,824,000

2003

50,049,000

2004

8,456,000

2005

1,642,000

2006

638,000

Thereafter

206,000

Total

$

218,815,000

===========

NOTE 10 - FEDERAL HOME LOAN BANK BORROWINGS

Federal Home Loan Bank borrowings consist of the following at December 31, 2001 and 2000:

2001

2000

Secured note, with interest at 7.03%, due

August 30, 2002

$

8,000,000

$

8,000,000

Secured note, with interest at 7.64%, due

December 21, 2002

5,000,000

-

Secured note, with interest at 4.93%, due

March 26, 2003

1,000,000

-

Secured note, with interest at 4.61%, due

December 4, 2008

5,000,000

-

Secured note, with interest at 6.55%, due

June 16, 2010

6,500,000

6,500,000

Secured note, with interest at 6.46%, due

July 28, 2010

5,000,000

-

Secured note, with interest at 6.78%, due

January 26, 2001

-

2,000,000

Secured note, with interest at 6.85%, due

March 26, 2001

-

1,000,000

Secured note, with interest at 7.04%, due

April 27, 2001

-

2,000,000

Secured note, with interest at 6.6175%, due

September 8, 2009

-

6,000,000

Advances secured by individual residential

mortgages under blanket agreement

4,261,684

4,932,706

Total

$

34,761,684

$

30,432,706

==========

=========

At December 31, 2001, Union had available a $26,000,000 line-of-credit from the Federal Home Loan Bank with outstanding borrowings under the line-of-credit aggregating $20,014,841.  Such borrowings are included in the above summary.  Outstanding borrowings are secured by Federal Home Loan Bank stock and all eligible mortgage loans.  Interest on advances outstanding at December 31, 2001 secured by individual mortgages under blanket agreement ranged from 5.1% to 8.8%, with maturities ranging from September 2002 through June 2019.

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended  December 31, 2001, 2000 and 1999:

2001

2000

1999

Unrealized holding gains (losses) on

available-for-sale securities

$

659,414

$

1,996,874

$

(3,547,582)

Reclassification adjustments for securities

losses (gains) realized to income

55,341

(7,968)

(8,335)

Net unrealized gains (losses)

714,755

1,988,906

(3,555,917)

Tax effect

(243,017)

(676,228)

1,209,012

Net-of-tax amount

$

471,738

$

1,312,678

$

(2,346,905)

========

========

=======

NOTE 12 - INCOME TAXES

The provision for income taxes consists of the following for 2001, 2000 and 1999:

2001

2000

1999

Current

$

674,017

$

265,228

$

553,384

Deferred

356,983

(30,228)

(9,314)

Total

$

1,031,000

$

235,000

$

544,070

========

========

=======

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

2001

2000

1999

Expected tax using statutory tax rate of 34%

$

1,456,800

$

584,900

$

913,200

Increase (decrease) in tax resulting from:

Tax-exempt income on state and municipal

securities and political subdivision loans

(362,900)

(457,800)

(439,700)

Interest expense associated with carrying

certain state and municipal securities

and political subdivision loans

62,000

73,900

63,300

Amortization of deferred credit –

purchase accounting

(117,700)

-

-

Acquisition-related costs capitalized for

income tax purposes

-

20,300

10,100

Other, net

(7,200)

13,700

(2,830)

Total

$

1,031,000

$

235,000

$

544,070

========

=======

========

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES (CONTINUED)

The deferred income tax provision (credit) of $356,983 for 2001, ($30,228) for 2000, and ($9,314) for 1999 resulted from the tax effects of temporary differences.  There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are presented below:

2001

2000

Deferred tax assets:

Unrealized loss on securities available-for-sale

$

-

$

156,226

Allowance for loan losses

583,800

492,100

Deferred compensation

274,300

230,000

Purchase accounting basis difference

149,600

-

Valuation allowance on loans held-for-sale

-

62,000

Accrued expenses and other

64,391

65,874

Total deferred tax assets

1,072,091

1,006,200

Deferred tax liabilities:

Unrealized gain on securities available-for-sale

86,791

-

Federal Home Loan Bank stock dividends

479,400

145,500

Capitalized mortgage servicing rights

325,600

84,200

Depreciation of premises and equipment

72,300

58,700

Accrued to cash basis – Leipsic

52,800

81,400

Securities accretion

69,900

64,700

Cash surrender value of life insurance

61,300

47,700

Total deferred tax liabilities

1,148,091

482,200

Net deferred tax assets (liabilities)

$

(76,000)

$

524,000

==========

========

Net deferred tax liabilities at December 31, 2001 are included in other liabilities and net deferred tax assets at December 31, 2000 are included in other assets in the consolidated balance sheets.

As a result of the merger described in Note 2, Leipsic was required to conform its income tax reporting to the same method used by the Corporation.  Consequently, the accrued to cash basis cumulative temporary difference at the time of the merger is being recognized as taxable income on a ratable basis over the four years subsequent to the merger.

The Corporation believes it is more likely than not that the benefit of deferred tax assets will be realized.  Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2001 and 2000.

Refundable income taxes approximating $684,000 and $36,000 at December 31, 2001 and 2000, respectively, are included in other assets in the consolidated balance sheets.  Refundable income taxes at December 31, 2001 includes $246,000 relating to refundable income taxes acquired through the Delphos acquisition described in Note 1.

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation sponsors a 401(k) profit sharing plan.  Under the terms of the plan, each active participant may make a voluntary contribution of up to 12% of their pay, subject to Internal Revenue Service Code limitations.  The Banks provide a discretionary matching contribution which was 50% of an employee’s contribution in 2001, 2000 and 1999, limited to a maximum of a 6% employee contribution.  The Banks also make discretionary contributions to a profit sharing plan.  For 2001 and 2000, 6% of eligible compensation was contributed.  Union made discretionary contributions to the plan of 6% of eligible compensation in 1999 amounting to $99,515.  Total expense under the plan amounted to $259,393, $209,657, and $144,624 in 2001, 2000, and 1999, respectively.

Prior to the merger described in Note 2, Leipsic sponsored a noncontributory profit sharing plan for all employees who completed 1,000 hours of service during the year and attained age 24.  Annual contributions to the plan were made at the discretion of Leipsic’s Board of Directors and profit sharing contribution expense amounted to $52,111 in 1999.

Union has a nonqualified deferred compensation plan covering certain key employees.  Such plan is indirectly funded by purchasing Bank owned life insurance policies.  The cash value of these policies aggregated $1,644,787 and $1,559,871 at December 31, 2001 and 2000, respectively.  Such amounts are included in other assets in the accompanying consolidated balance sheets.  In connection with the policies, Union has provided an estimated liability for accumulated supplemental retirement benefits.  Such liability amounts to $428,338 at December 31, 2001 and $360,986 at December 31, 2000 and is included in other liabilities in the accompanying consolidated balance sheets.

Leipsic has entered into an agreement with its former President and the Corporation’s current Chairman of the Board of Directors to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years commencing upon retirement effective December 31, 2001.  Provision for deferred compensation amounted to $63,072 in 2001, and $31,534 in 2000 and 1999.  The increase in the 2001 provision resulted from the early retirement of the individual.  At December 31, 2001 and 2000, the net present value (based on a discount rate of 12%) of future deferred compensation payments amounted to $378,414 and $315,342, respectively.  Such amounts are included in other liabilities in the December 31, 2001 and 2000 consolidated balance sheets.  Leipsic has purchased a split dollar life insurance policy to fund the future deferred compensation payments.  The cash value of such policy aggregated $407,697 and $393,138 at December 31, 2001 and 2000, respectively.  Such amounts are included in other assets in the accompanying consolidated balance sheets.

The Corporation has granted stock appreciation rights to the President of Union which provide additional compensation based upon increases in the value of the Corporation’s stock.  The provision (credit) for stock appreciation rights amounted to ($142,400) in 2000 and $41,600 in 1999 (none in 2001).  Such amounts are included in salaries, wages and employee benefits in the consolidated statements of income.

During 2000, the Corporation agreed to lump sum payments aggregating $285,000 to two executive officers of Leipsic as part of their early retirement arrangement.  The payments were made during the first quarter of 2001 and were included in other liabilities, and salaries, wages and benefits, in the accompanying 2000 consolidated balance sheet and statement of income, respectively.

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTIONS

The Corporation maintains both qualified and nonqualified stock option plans, under which directors and certain Union officers are entitled to purchase common shares.  The plans generally provide that the exercise price of any stock option may not be less than the fair market value of the common stock on the date of the grant.  As permitted by Statement 123, the Corporation has elected to follow APB 25 in accounting for such options.  Under APB 25, because the exercise price of the Company’ stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized for financial statement purposes.  Any subsequent tax benefit from the exercise is recorded by the Corporation as an addition to capital surplus.

All options granted since plan inception have been adjusted for the effects of common stock dividends and stock splits.  Because the effects of applying the fair value method of accounting for stock options under Statement 123 are not materially different from amounts reported in the consolidated financial statements, fair value and proforma information has not been provided.

The following summarizes the stock options activity for the year ended December 31, 2001, 2000, and 1999:

2001

2000

1999

Weighted

Weighted

Weighted

average

average

average

exercise

exercise

exercise

Shares

price

Shares

price

Shares

price

Outstanding at

beginning of year

108,802

$

5.75

125,813

$

5.63

139,636

$

5.58

Assumed in connection

with Delphos

acquisition

162,932

10.59

-

-

-

-

Adjustments for stock

dividends

-

-

-

-

841

(.01)

Exercised

(13,638)

4.86

(17,011)

4.85

(14,664)

4.76

Forfeited

(68,553)

10.40

-

-

-

-

Outstanding at end

of year

189,543

$

8.29

108,802

$

5.75

125,813

$

5.63

=====

==

====

======

=====

======

=====

Options exercisable

at year end

167,933

$

7.99

108,802

$

5.75

125,813

$

5.63

======

======

======

=====

======

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

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE

SHEET RISK (CONTINUED)

The Banks’ exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments.  The Banks use the same credit policies in making loan commitments as they do for on-balance sheet loans.

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2001 and 2000:

Contract amount

2001

2000

Commitments to extend credit

$

30,080,000

$

30,193,000

=========

========

Letters of credit

$

544,500

$

753,000

=========

========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.  The Bank evaluates each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation of the customer.  Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Letters of credit are written conditional commitments issued by the Banks to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration.  At December 31, 2001, letters of credit totalling $444,500 expire in 2002, and $50,000 expire in 2003 and 2004.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Banks require collateral supporting these commitments when deemed necessary.

NOTE 16 - REGULATORY MATTERS

The Corporation (on a consolidated basis) and Banks are subject to various regulatory capital requirements administered by the federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and Banks’ financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - REGULATORY MATTERS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2001 and 2000, that the Corporation and Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from federal and state banking agencies categorized the Banks as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Banks’ category.

The actual capital amounts and ratios of the Corporation and Banks as of December 31, 2001 and 2000 are also presented in the following table:

Minimum to be

well capitalized

Minimum

under prompt

capital

corrective

Actual

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in Thousands)

As of December 31, 2001:

Total Capital (to Risk-

Weighted Assets)

Consolidated

$

36,121

15.2%

$

18,973

> 8.0%

N/A

N/A

The Union Bank

15,333

10.1%

12,093

> 8.0%

$

15,116

10.0%

The Bank of Leipsic

5,600

16.2%

2,762

> 8.0%

3,453

10.0%

Citizens Bank of

Delphos

14,948

29.2%

4,100

> 8.0%

5,125

10.0%

Tier I Capital (to Risk-

Weighted Assets)

Consolidated

$

33,662

14.2%

$

9,487

> 4.0%

N/A

N/A

The Union Bank

13,948

9.2%

6,046

> 4.0%

$

9,069

6.0%

The Bank of Leipsic

5,167

15.0%

1,381

> 4.0%

2,072

6.0%

Citizens Bank of

Delphos

14,307

27.9%

2,050

> 4.0%

3,075

6.0%

Tier I Capital (to

Average Assets)

Consolidated

$

33,662

8.9%

$

15,203

> 4.0%

N/A

N/A

The Union Bank

13,948

7.0%

7,939

> 4.0%

$

9,924

5.0%

The Bank of Leipsic

5,167

7.5%

2,748

> 4.0%

3,435

5.0%

Citizens Bank of

Delphos

14,307

12.8%

5,067

> 4.0%

6,334

5.0%

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - REGULATORY MATTERS (CONTINUED)

Minimum to be

well capitalized

Minimum

under prompt

capital

corrective

Actual

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in Thousands)

As of December 31, 2000:

Total Capital (to Risk-

Weighted Assets)

Consolidated

$

20,748

11.6%

$

14,376

> 8.0%

N/A

N/A

The Union Bank

14,526

10.3%

11,280

> 8.0%

$

14,100

10.0%

The Bank of Leipsic

5,703

14.8%

3,079

> 8.0%

3,849

10.0%

Tier I Capital (to Risk-

Weighted Assets)

Consolidated

$

18,813

10.5%

$

7,188

> 4.0%

N/A

N/A

The Union Bank

13,157

9.3%

5,640

> 4.0%

$

8,460

6.0%

The Bank of Leipsic

5,264

13.7%

1,539

> 4.0%

2,309

6.0%

Tier I Capital (to

Average Assets)

Consolidated

$

18,813

7.4%

$

10,236

> 4.0%

N/A

N/A

The Union Bank

13,157

7.0%

7,498

> 4.0%

$

9,373

5.0%

The Bank of Leipsic

5,264

7.7%

2,726

> 4.0%

3,407

5.0%

On a parent company only basis, the Corporation’s primary source of funds is dividends paid by the Banks.  The ability of the Banks to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles.  Generally, subject to certain minimum capital requirements, the Banks may declare dividends without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of each Bank’s respective net profits for the year combined with its retained profits of the two preceding years.

The Board of Governors of the Federal Reserve System generally considers it to be an unsafe and unsound banking practice for a bank holding company to pay dividends except out of current operating income, although other factors such as overall capital adequacy and projected income may also be relevant in determining whether dividends should be paid.

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 are as follows:

CONDENSED BALANCE SHEETS

2001

2000

Assets:

Cash

$

458,100

$

119,591

Investment in bank subsidiaries

33,974,034

18,731,433

Other assets

291,003

235,245

Total assets

$

34,723,137

$

19,086,269

========

========

Liability – accrued expenses

$

50,954

$

37,400

Stockholders’ equity:

Common stock

3,681,628

2,300,646

Surplus

14,232,369

1,955,378

Retained earnings

17,832,408

16,009,977

Accumulated other comprehensive income (loss)

168,477

(303,261)

Treasury stock, at cost

(1,242,699)

(913,871)

Total stockholders’ equity

34,672,183

19,048,869

Total liabilities and stockholders’ equity

$

34,723,137

$

19,086,269

=========

========

CONDENSED STATEMENTS

OF INCOME

2001

2000

1999

Income – dividends from bank subsidiaries

$

1,685,000

$

3,981,000

$

545,000

Expenses – Professional fees and other expenses,

net of federal income tax benefit

(191,506)

(272,531)

(28,822)

Income before equity in undistributed

net income of bank subsidiaries

1,493,494

3,708,469

516,178

Equity in undistributed net income of

bank subsidiaries

1,760,338

(2,223,043)

1,625,614

Net income

$

3,253,832

$

1,485,426

$

2,141,792

========

=======

========

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL

INFORMATION (CONTINUED)

CONDENSED STATEMENTS

OF CASH FLOWS

2001

2000

1999

Cash flows from operating activities:

Net income

$

3,253,832

$

1,485,426

$

2,141,792

Adjustments to reconcile net income to net

cash provided by operating activities:

Equity in undistributed net income

of bank subsidiaries

(1,760,338)

2,223,043

(1,625,614)

Decrease (increase) in other assets

(55,758)

118,789

(30,380)

Increase (decrease) in other liabilities

13,554

(105,000)

41,600

Net cash provided by

operating activities

1,451,290

3,722,258

527,398

Cash flows from investing activities:

Capital contribution to bank subsidiary

-

(1,800,000)

-

Net cash received from acquisition of

Delphos Citizens Bancorp

253,618

-

-

Net cash provided by (used in)

investing activities

253,618

(1,800,000)

-

Cash flows from financing activities:

Proceeds from issuance of common stock

66,302

82,453

68,100

Purchase of treasury shares

(1,300)

(913,871)

-

Cash dividends paid

(1,431,401)

(992,934)

(793,341)

Net cash used in financing

activities

(1,366,399)

(1,824,352)

(725,241)

Net increase (decrease) in cash

338,509

97,906

(197,843)

Cash at beginning of the year

119,591

21,685

219,528

Cash at end of the year

$

458,100

$

119,591

$

21,685

=======

=======

========

#

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments”, requires that the estimated fair value of financial instruments, as defined by the Statement, be disclosed.  Statement 107 also requires disclosure of the methods and significant assumptions used to estimate the fair value of financial instruments.

The estimated fair values of recognized financial instruments at December 31, 2001 and 2000 are as follows:

2001

2000

Carrying

Estimated

Carrying

Estimated

amount

value

amount

value

FINANCIAL ASSETS

Cash and cash

equivalents

$

25,929,226

$

25,929,226

$

13,869,270

$

13,869,270

Securities, including

Federal Home

Loan Bank stock

105,628,773

105,628,773

54,975,942

54,975,942

Loans, including loans

held for sale

241,403,333

249,600,000

177,014,968

177,918,000

Total

$

372,961,332

$

381,157,999

$

245,860,180

$

246,763,212

==========

========

=========

=========

FINANCIAL LIABILITIES

Deposits

$

310,896,781

$

315,236,000

$

205,506,168

$

206,786,000

Federal Home Loan

Bank borrowings

34,761,684

37,074,000

30,432,706

30,759,000

Total

$

345,658,465

$

352,310,000

$

235,938,874

$

237,545,000

=========

=========

=========

=========

The above summary does not include accrued interest receivable and other liabilities which are also considered financial instruments.  The estimated fair value of such items is considered to be their carrying amount.

The Banks also have unrecognized financial instruments at December 31, 2001 and 2000.  These financial instruments relate to commitments to extend credit and letters of credit.  The contract amount of such financial instruments amounts to $30,624,500 at December 31, 2001 and $30,946,000 at December 31, 2000.  Such amounts are also considered to be the estimated fair values.

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

#

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

Loans:

Fair value for loans was estimated for portfolios of loans with similar financial characteristics.  For adjustable rate loans, which re-price at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value.  For fixed rate loans the fair value is estimated based on a discounted cash flow analysis, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans.  Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows.  The estimated value of credit card loans is based on existing loans and does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio.

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

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial instruments generally represent commitments at existing rates.  The fair value of borrowed funds is determined based on a discounted cash flow analysis using current interest rates.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CONTINGENT LIABILITIES

The Corporation has executed employment agreements with certain officers which provide for continued compensation for amounts as specified in the contracts in the event of the officer’s involuntary termination without cause, or death or incapability to continue working (as defined in the agreements).

In the normal course of business, the Corporation and its subsidiaries may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 20 - NEW ACCOUNTING PRONOUNCEMENT

In June 2001, the Financial Accounting Standards Board issued Statement No. 141, “Business Combinations” (Statement 141), which addresses financial accounting and reporting for business combinations.  Under the provisions of Statement 141, any unamortized deferred credit resulting from a business combination occurring before July 1, 2001 shall be written-off and reported as the cumulative effect of a change in accounting principle.  Consequently, as a result of the adoption of Statement 141 effective January 1, 2002, the Corporation will cease amortizing the deferred credit relating to the Delphos acquisition and will recognize as income from a change in accounting principle the unamortized deferred credit, amounting to $3,807,073.

NOTE 21 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2001 and 2000 (dollar amounts in thousands, except earnings per share data):

Interest

and

Net

Earnings per

dividend

interest

Net

common share

income

income

income

Basic

Diluted

2001

First quarter

$

5,635

$

2,218

$

387

$

.14

$

.14

Second quarter

7,355

3,204

865

.24

.24

Third quarter

6,927

3,093

1,250

.35

.35

Fourth quarter

6,317

2,889

752

.23

.23

2000

First quarter

4,451

2,144

529

.23

.22

Second quarter

4,640

2,119

507

.22

.21

Third quarter

4,873

2,018

375

.16

.15

Fourth quarter

4,977

1,972

74

.05

.05

This information is an integral part of the accompanying

consolidated financial statements.

United Bancshares, Inc.
Columbus Grove, Ohio

DIRECTORS

DIRECTORS - UNITED BANCSHARES, INC.

As of 3/1/02

NAME	AGE	YEAR ELECTED	NAME	AGE	YEAR ELECTED
Robert L. Dillhoff	54	2001	John P. Miller	41	2001
District Highway Mgnt. Adm.			Banking

Joe S. Edwards Jr.	59	2000	William R. Perry	43	2000
Investor/Attorney			Farmer

Thomas J. Erhart	76	1986	James N. Reynolds	64	2000
Retired/Insurance Agency			Chairman

P. Douglas Harter	54	2001	H. Edward Rigel	59	2000
Associate of Harter & Son Funeral Home			Farmer

E. Eugene Lehman	60	1989	David P. Roach	51	2001
President/CEO			President Vogel Radio Broadcasting

Carl L. McCrate	77	1986	Daniel W. Schutt	54	1998
Retired/Hardware Retailing			Banking

DIRECTORS - The UNION BANK Co.

As of 12/31/01

NAME	AGE	YEAR ELECTED	NAME	AGE	YEAR ELECTED
Robert L. Benroth	39	2001	James Anthony O’Neill, M.D.	45	2001
Putnam County Treasurer/Co-owner of Benroth Farms and Cattle			Physician

Jane E. Gettman	57	1993	James N. Reynolds	64	2000
Telephone Consultant			Banking

Herbert H. Huffman	51	1993	Robert M. Schulte Sr.	69	1994
Educator			Businessman/Spherion Services

E. Eugene Lehman	60	1989	Daniel W. Schutt	54	1998
Chairman and Chief Executive Officer			President and Chief Loan Officer

			R. Steven Unverferth	49	1993
			President, Unverferth Manufacturing

DIRECTORS - The BANK of LEIPSIC Co.

As of 12/31/01

NAME	AGE	YEAR ELECTED	NAME	AGE	YEAR ELECTED
Joe S. Edwards Jr.	59	1977	James N. Reynolds	64	1958
Investor/Attorney			Chairman

Brent A. Gibson	40	2001	Larry D. Place	55	1990
President/CEO			Banking

Kevin L. Lammon	47	1996	H. Edward Rigel	59	1979
Insurance and Real Estate Sales			Farmer

E. Eugene Lehman	60	2000	George W. White	69	1977
Banking			Retired Pharmacist

William R. Perry	42	1990
Farmer

DIRECTORS - CITIZENS BANK of DELPHOS

As of 12/31/01

NAME	AGE	YEAR ELECTED	NAME	AGE	YEAR ELECTED
David P. Roach	51	1997	John P. Miller	41	2001
President Vogel Radio Broadcasting			President/CEO

Robert L. Dillhoff	54	1991	Nancy C. Rumschlag	51	1987
District Highway Mgnt. Adm.			Vice President

P. Douglas Harter	54	1969
Associate of Harter & Son Funeral Home

United Bancshares, Inc.

Columbus Grove, Ohio

OFFICERS

OFFICERS - UNITED BANCSHARES, INC.

As of 3/1/02

James N. Reynolds - Chairman

E. Eugene Lehman - President/Chief Executive Officer

Carl L. McCrate - Treasurer

Bonita R. Selhorst - Secretary

Brian D. Young - Chief Financial Officer