Form 10-K, Exhibit 13
period 2002-12-31
UNITED BANCSHARES INC/OH
filed 2003-03-31
CIK 1087456

UNITED BANCSHARES, INC.

2002 ANNUAL REPORT

Table of Contents

President’s Letter

1

Market Price and Dividends on Common Stock

3

Five-Year Summary of Selected Financial Data

4

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

5

Independent Auditor’s Report

11

Financial Statements

Consolidated Balance Sheets

13

Consolidated Statements of Income

14

Consolidated Statements of Stockholders’ Equity

15

Consolidated Statements of Cash Flows

16

Summary of Significant Accounting Policies

18

Notes to Consolidated Financial Statements

23

Directors and Officers

41

March 20, 2003

Dear Stockholder:

Economic insecurity, a slow growth economy, a weak stock market, increased numbers of bankruptcies, corporate malfeasance, threats of terrorism and war, and low interest rates all contributed to a consumer fixation on mortgage refinancing to reduce monthly payments and/or consolidate debt. As customers flooded into banks and mortgage companies to refinance, banks were confronted with the reality that historically low mortgage interest rates had compounded the interest rate risk of holding on their balance sheets long-term fixed rate mortgage assets that ultimately must be funded by short-term core deposits.

United aggressively participated in the nationwide refinancing boom. To control interest rate risk, fixed rate home mortgages were sold in the secondary market, but all customer contact and loan servicing was retained by United. In 2002, because we successfully retained and expanded our mortgage customer relationships, our mortgage loan servicing portfolio grew by approximately $55.0 million (41%) from $133.8 million to $188.9 million.  Because they were sold on the secondary market, they are not included in the consolidated balance sheet.

Economic insecurity also contributed to stockholder vigilance and prudence. Banking has long benefited from regulatory oversight. Standards of corporate governance, financial integrity, community stewardship, and adherence to a written code of ethics have been well-established. At United we remain committed to the safety and stability of our stockholders’ investment. Management and the Board have given careful attention to the segregation of duties with clear lines of authority, appropriate dual controls, and empowered audit and asset quality control functions. We are working to retain our unique roots through corporate and bank board representation while maximizing the efficiencies to be gained through standardized products, processes and procedures. Our community-based bankers deliver products and services in our communities, while centrally located teams of specialists deliver the service and support. We are confident that we will continue to improve and grow United to deliver optimum value, profitability and safety. We believe that the 18.13% increase in total stockholders’ equity of $6.3 million from $34.7 million at December 31, 2001 to $41.0 million at December 31, 2002 and the 16.89% increase in book value per share of $1.63 from $9.65 at December 31, 2001 to $11.28 at December 31, 2002 is representative of their effort.

Thank you for your continued support of United Bancshares, Inc.

Sincerely,

/s/ E. Eugene Lehman

E. Eugene Lehman

President/CEO

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

Union is an Ohio state-chartered bank with its main office located in Columbus Grove, Ohio.  Union presently operates two branch offices in Putnam County, Ohio (one in the village of Kalida and one in the village of Ottawa) and three branch offices in Allen County, Ohio (all in the city of Lima).  Leipsic is an Ohio state-chartered bank, with its main, and only office located in the village of Leipsic, Putnam County, Ohio.  Citizens is a federally chartered savings bank, with its main, and only, office located in the city of Delphos, Allen County, Ohio.

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

Year 2002

High

Low

First Quarter

$

10.78

$

9.03

Second Quarter

14.35

9.65

Third Quarter

14.85

11.68

Fourth Quarter

11.86

10.42

Year 2001

High

Low

First Quarter

$

11.00

$

7.60

Second Quarter

9.55

7.70

Third Quarter

9.56

8.21

Fourth Quarter

10.20

8.75

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

2002

2001

First Quarter

$

.11

$

.11

Second Quarter

.11

.11

Third Quarter

.11

.11

Fourth Quarter

.11

.11

     Total

$

.44

$

.44

========

=======

AVAILABILITY OF MORE INFORMATION

To obtain a copy of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Bonita Selhorst, Secretary

United Bancshares, Inc.

100 S. High Street

Columbus Grove, Ohio 45830

419-659-2141

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

Years ended December 31,

2002

2001

2000

1999

1998

(Dollars in thousands, except per share data)

Statements of income:

Total interest income

$

24,679

$

26,234

$

18,940

$

16,658

$

15,247

Total interest expense

11,695

14,830

10,687

8,599

8,026

Net interest income

12,984

11,404

8,253

8,059

7,221

Provision for loan losses

722

449

502

309

222

Net interest income after

provision for loan losses

12,262

10,955

7,751

7,750

6,999

Total non-interest income

3,099

2,827

1,028

980

1,170

Total non-interest expense

11,081

9,497

7,059

6,044

5,565

Income before federal income taxes

4,280

4,285

1,720

2,686

2,604

Federal income taxes

1,721

1,031

235

544

485

Income before change in

accounting principle

2,559

3,254

1,485

2,142

2,119

Cumulative effect of change in

accounting principle

3,807

-

-

-

-

Net income

$

6,366

$

3,254

$

1,485

$

2,142

$

2,119

Per share of common stock:

Net income

$

1.77

$

0.96

$

0.66

$

0.94

$

0.95

Dividends

0.44

0.44

0.44

0.35

0.13

Book value

11.28

9.65

8.48

7.92

8.38

Average common shares outstanding

3,601,184

3,376,652

2,254,420

2,274,067

2,238,306

Year end balances:

Loans

$

243,555

$

243,995

$

178,951

$

167,229

$

141,491

Securities

154,977

105,629

54,976

52,264

62,721

Total assets

424,997

386,401

256,815

237,032

221,218

Deposits

323,657

310,897

205,506

198,130

185,542

Stockholders' equity

40,958

34,672

19,049

18,075

19,005

Average balances:

Loans

$

242,688

$

264,243

$

175,743

$

156,143

$

126,724

Securities

143,786

74,597

54,925

54,063

56,197

Total assets

408,500

364,915

244,855

225,139

198,514

Deposits

310,740

287,011

198,526

193,863

171,689

Stockholders' equity

39,856

31,661

17,506

18,327

17,352

Selected ratios:

Net yield on average interest-earning

assets

3.56%

3.44%

3.80%

4.10%

4.26%

Return on average assets

.63%

0.89%

0.61%

0.95%

1.07%

Return on average stockholders' equity

6.42%

10.28%

8.48%

11.69%

12.21%

Net loan charge-offs as a percentage

of average outstanding net loans

0.27%

0.19%

0.14%

0.19%

0.07%

Allowance for loan losses

as a percentage of year end loans

1.14%

1.06%

1.08%

1.00%

1.18%

Stockholders' equity as a percentage of

total assets

9.64%

8.97%

7.42%

7.63%

8.59%

Notes:

1) All per share data for 1998 has been adjusted for the 1999 stock dividend.

2) Amounts for 2001 include Citizens Bank of Delphos, since its acquisition on March 1, 2001.

   3) 2002 ratios exclude the cumulative effect of the change in accounting principle.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

of Financial Condition and Results of Operations

EARNINGS SUMMARY

Consolidated net income for United Bancshares, Inc. (the “Corporation”) for 2002 was $6.4 million compared to $3.3 million in 2001 and $1.5 million in 2000.  Net income for 2002 includes $3.8 million resulting from the cumulative effect of a change in accounting principle as more fully described in Note 1 to the consolidated financial statements. The acquisition of Citizens on March 1, 2001 was accounted for as a purchase.  Consequently, the results of operations for Citizens are included only from the date of acquisition.  Excluding the impact of the change in accounting principle, basic income per share was $0.71 in 2002, a decrease of 26.0% from $0.96 in 2001.  The 2001 basic income per share represented a 45.5% increase from $0.66 in 2000.  The 2002 operating results included a special provision of $631,000 ($.18 per share) for income taxes relating to the possible recapture of the tax bad debt reserve for Citizens.

FINANCIAL POSITION AND RESULTS OF OPERATIONS

2002 Compared With 2001

Net interest income for 2002 was $13.0 million, an increase of $1.6 million (13.9%) over 2001.  The increase was primarily due to an increase in the Corporation’s net interest margin coupled with an increase in interest-earning assets. The average yield on loans decreased to 7.22% compared to 8.12% for 2001, while the average rate paid on interest-bearing liabilities decreased to 3.21% from 4.57%.  The net effect of these and other factors resulted in the net interest margin on interest-earning assets, on a tax-equivalent basis, increasing from 3.44% in 2001 to 3.56% in 2002.

At December 31, 2002, total loans (including loans held for sale) were $243.6 million compared to $244.0 million at December 31, 2001.  Loans held for sale decreased $4.3 million in 2002 which was essentially offset by increases in the loan portfolio.  Within the loan portfolio, residential real estate loans decreased $16.9 million (14.9%) during 2002 as the subsidiary banks continued to sell a substantial portion of fixed residential real estate loans including loans which became salable during the year through improvements in the Citizens loan portfolio.  Commercial loans increased $19.2 million (24.1%) as a result of continued efforts by lending management to grow this portion of the loan portfolio, including the hiring of two senior lenders at Leipsic.  Consumer loans decreased $2.7 million (18.5%) during 2002 due to competition from non-traditional sources such as automobile leasing companies.

The Corporation, through its bank subsidiaries, elects to sell in the secondary market a substantial portion of the fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans.  During 2002, net gain on sale of loans was $1.9 million, including $967,000 of capitalized servicing rights.

Securities, including Federal Home Loan Bank (FHLB) stock, totaled $155.0 million at December 31, 2002, representing an increase of $49.4 million (46.7%) from total securities of $105.6 million at December 31, 2001. Approximately $27 million of the increase in securities resulted from the Corporation’s leveraged borrowing program implemented during the second quarter of 2002.  Under this program, the Corporation borrowed from the FHLB and invested the borrowings in securities as part of the asset/liability management strategy.  At both year-ends, all securities except FHLB stock were designated as available for sale.  As such, these securities may be sold if needed for liquidity, asset-liability management or other reasons.  Such securities are reported at fair value, with net unrealized gains (losses) reported as a separate component of stockholders’ equity, net of tax.  At December 31, 2002, unrealized gains, net of income taxes, of $1.5 million was reported as a component of stockholders’ equity.

Total deposits at December 31, 2002 were $323.7 million, an increase of $12.8 million (4.1%) over total deposits of $310.9 million at December 31, 2001.  This increase was substantially due to the interest-bearing deposit category and resulted from cross-selling efforts with existing customers and aggressive pricing.

FHLB borrowings at December 31, 2002 were $56.0 million compared to $34.8 million at December 31, 2001, an increase of $21.2 million (61.0%).  As previously mentioned, the Corporation borrowed approximately $27 million from the FHLB during the second quarter of 2002 under the leveraged borrowing program.  The Corporation utilizes FHLB borrowings as an alternative source of funding to support its asset growth as necessary.

The allowance for loan losses at December 31, 2002 was $2.8 million (1.14% of total loans) compared to $2.6 million (1.06% of total loans) at December 31, 2001.  The increase in the allowance for loan losses as a percent of total loans was due to the increase in classified assets during 2002, as well as the aforementioned growth in the commercial loan portfolio.

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of future losses based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses was $722,000 in 2002 compared to $449,000 in 2001.  The increase in the provision for loan losses in 2002 was due to an increase in the level of classified loans and a trend of increasing net loan charge-offs (.27% in 2002, compared to .19% in 2001 and .14% in 2000).

Total non-interest income increased $300,000 to $3.1 million in 2002 from $2.8 million in 2001.  The significant components of non-interest income is summarized in Note 10 to the consolidated financial statements.  Net gains on sales of residential real estate loans increased $500,000 to $1.9 million in 2002 from $1.4 million in 2001 due to significant volume resulting from historically low residential real estate rates which prompted a significant level of refinancing activity.  Service charges on deposit accounts remained relatively level with an increase of $34,000 (5.0%) to $712,000 in 2002 compared to $678,000 in 2001.  Amortization of the deferred credit relating to the 2001 acquisition of Citizens ceased effective January 1, 2002 as more fully described in Note 1 to the consolidated financial statements.  Consequently, there was no income from amortization in 2002 compared to $346,000 in 2001.

Total non-interest expenses increased $1.6 million (16.7%) to $11.1 million in 2002 from $9.5 million in 2001. Salaries and related costs increased $1.2 million (25.2%) to $5.8 million in 2002 from $4.6 million in 2001.  The increase was due to the Corporation’s continued commitment to improve internal controls, specialize the workforce, including the hiring of senior commercial lenders.  Net occupancy costs, including buildings, furnishings, and equipment, increased $236,000 (26.9%) to $1.1 million in 2002 from $880,000 in 2001 largely due to new facilities at Leipsic and a renovation of the Citizens facility.  Other non-interest expenses increased $200,000 (7.5%) to $4.2 million in 2002 compared to $4.0 million in 2001.  The significant components of other non-interest expenses is summarized in Note 10 to the consolidated financial statements. Data processing costs increased $100,000 (12.2%) to $921,000 in 2002 from $821,000 in 2001.  Professional fees decreased $242,000 (39.9%) to $365,000 in 2002 compared to $607,000 in 2001 due to the absence of significant merger activity in 2002.

The provision for income taxes for 2002 was $1.7 million, an increase of $690,000 (66.9%) from 1.0 million 2001. This increase primarily resulted from a $631,000 provision relating to the possible recapture of a portion or all of the tax bad debt reserve for Citizens as more fully described in Note 12 to the consolidated financial statements.

FINANCIAL POSITION AND RESULTS OF OPERATIONS

2001 Compared With 2000

Net interest income for 2001 was $11.40 million, an increase of $3.15 million (38.2%) over 2000.  The increase was primarily due to a 50.4% increase in the average balance of total loans, primarily as a result of the acquisition of Citizens.  The average yield on loans decreased to 8.12% compared to 8.77% for 2000.  During the same period, the average rate paid on interest-bearing liabilities decreased to 4.57% from 4.84% in 2000.  The net of these factors resulted in the net interest margin on earning assets, on a tax-equivalent basis, declining from 3.80% in 2000 to 3.44% in 2001.

At December 31, 2001, total loans were $244.0 million, a decrease of 20.5% over the December 31, 2000 balance of $307.1 million, adjusted for the amount acquired in the Citizens transaction.  This decrease was primarily due to the Corporation electing to sell fixed-rate mortgage loans as part of its asset-liability management program.

Gains on sales of residential real estate loans was $1.4 million in 2001 compared to $155,000 in 2000, an increase of $1.3 million.  The 2001 gain on sale of loans was increased and the 2000 gain on sale of loans decreased $183,000 as a result of the establishing of a valuation allowance at December 31, 2000 reflecting the excess of cost over estimated fair value of the portion of loans treated as held-for-sale at December 31, 2000.  A large portion of the 2001 gain on sale of loans resulted from a $44 million sale of fixed rate real estate loans from the Citizens portfolio.

Securities, including FHLB stock, totaled $105.6 million at December 31, 2001 which represented an increase of $49.9 million (89.5%) from total securities of $55.7 million at December 31, 2000, adjusted for those acquired in the Citizens transaction.  At both year-ends, all securities other than FHLB stock were designated as available for sale.  Stockholders’ equity at December 31, 2001 included $168,000 relating to unrealized gains on available for sale securities, net of tax.

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

Total non-interest income increased $1.8 million to $2.8 million in 2001 from $1.0 million in 2000 largely due to the aforementioned increase in gains on sales of real estate loans.  Gains on sale of loans in 2001 included $811,000 relating to the capitalization of servicing rights compared to $313,000 in 2000.  The large increase in volume was attributable to 1) the falling interest rate environment that encouraged borrowers to refinance their mortgage loans and 2) the sale of a portion of Citizens’ fixed-rate mortgage portfolio as part of the Corporation’s asset-liability management program.  Service charges on deposit accounts increased $55,000 to $678,000 in 2001 as compared to $623,000 in 2000.  The Corporation also recognized $346,000 of amortization of the deferred credit in 2001 relating to the Citizens acquisition.

Total non-interest expenses increased $2.4 million (34.5%) to $9.5 million in 2001 from $7.1 million in 2000.  Salaries and related costs increased $1.3 million (39.3%) to $4.6 million in 2001 from $3.3 million in 2000.  Net occupancy costs, including buildings, furnishings, and equipment, increased $180,000 (25.6%) to $880,000 in 2001 from $700,000 in 2000.  Data processing costs increased $204,000 (33.2%) to $821,000 in 2001 from $617,000 in 2000.  Much of these increases are a result of the Citizens transaction.  The result of accounting for this acquisition as a purchase is to include the expense amounts for the last ten months of 2001 while nothing is included for prior periods.

The provision for income taxes for 2001 was $1,031,000, an increase of $796,000 from 2000.  This increase resulted from a significant increase in income before income taxes after considering the impact of tax exempt securities.

LIQUIDITY

Liquidity relates primarily to the Corporation’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses.  Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, securities available for sale, and loans held for sale.  A large portion of liquidity is provided by the ability to sell securities.  Accordingly, the Corporation has designated all securities other than FHLB stock as available for sale.

Another source of liquidity is represented by loans held for sale which can be sold at any time.  Certain other loans are also available to collateralize borrowings.

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity.  A discussion of cash flows for 2002, 2001, and 2000 follows.

The Corporation generated cash from operating activities of $11.0 million in 2002, $6.8 million in 2001, and $3.5 million in 2000.  The 2002 and 2001 increases largely resulted from secondary market activities relating to the continued selling of loans held for sale.

Net cash flows from investing activities was $(52.8) million in 2002, $12.2 million in 2001, and $(15.2) million in 2000.  The decrease in investing cash flows in 2002 was essentially due to growth in the securities portfolio, including the impact of the aforementioned leverage program.  The 2001 increase was largely due to the selling of loans acquired in the Citizens acquisition offset by securities portfolio growth.  The 2000 decrease was largely due to loan portfolio growth.

Net cash flows from financing activities was $32.6 million in 2002, $(7.0) million in 2001, and $16.8 million in 2000. The increase in 2002 was attributable to proceeds from FHLB borrowings, net of repayments, of $21.2 million and growth in deposits of $12.8 million.  In 2001, net repayments of FHLB borrowings of $26.2 million exceeded the growth in deposits of $20.6 million.  In 2000, FHLB borrowings, net of repayments, increased $11.2 million and deposits increased $7.4 million.

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

EFFECTS OF INFLATION

The assets and liabilities of the Corporation are primarily monetary in nature and are more directly affected by fluctuations in interest rates than inflation.  Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies.  Interest rates and inflation do not necessarily move with the same velocity or within the same period; therefore, a direct relationship to the inflation rate cannot be shown.  The financial information presented in the Corporation’s consolidated financial statements has been presented in accordance with generally accepted accounting principles, which require that the Corporation measure financial position and operating results primarily in terms of historical dollars.

FORWARD-LOOKING STATEMENTS

This report includes certain forward-looking statements by the Corporation relating to such matters as anticipated operating results, prospects for new lines of business, technological developments, economic trends (including interest rates), and similar matters.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements, and the purpose of this paragraph is to secure the use of the safe harbor provisions.  While the Corporation believes that the assumptions underlying the forward looking statements contained herein and in other public documents are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by the Corporation in its forward-looking statements.  Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to:  economic conditions, volatility and direction of market interest rates, governmental legislation and regulation, material unforeseen changes in the financial condition or results of operations of the Corporation’s customers, customer reaction to and unforeseen complications with respect to the integration of acquisition, product design initiative, and other risks identified, from time-to-time in the Corporation’s other public documents on file with the Securities and Exchange Commission.

OTHER MATTERS

As described in Note 21 to the consolidated financial statements, Union has entered into an agreement to purchase certain assets and assume certain liabilities assigned to the financial services offices of RFC Banking Company in Pemberville and Gibsonburg, Ohio.  The acquisition is expected to be completed near the end of the first quarter of 2003 and is expected to result in an increase in consolidated assets of $65 million.  Based on the estimated purchase price, including cash to be received, it is expected that goodwill of approximately $8.6 million  will be recorded after recording a deposit base premium of approximately $1.5 million.

During the first quarter of 2003, the Corporation received approval from the appropriate regulatory authorities to collapse the charters of Citizens and Leipsic and merge them into Union.  The collapsing of the charters and related administrative changes are expected to be completed near the end of the second quarter of 2003.

IMPACT OF RECENTLY ADOPTED ACCOUNTING PRONOUCEMENTS

The Corporation does not believe the adoption of any recently issued pronouncements by the Financial Accounting Standards Board will have a significant impact on its consolidated financial statements.

Independent Auditor’s Report

Stockholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for its purchase accounting deferred credit in 2002.

/s/ Clifton Gunderson LLP

Toledo, Ohio

January 24, 2003

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

ASSETS

2002

2001

CASH AND CASH EQUIVALENTS

Cash and due from banks

$

9,652,357

$

7,907,926

Interest-bearing deposits in other banks

1,167,863

8,262,300

Federal funds sold

5,914,000

9,759,000

Total cash and cash equivalents

16,734,220

25,929,226

SECURITIES, available-for-sale

151,079,804

101,975,673

FEDERAL HOME LOAN BANK STOCK, at cost

3,896,700

3,653,100

LOANS HELD FOR SALE

2,083,887

6,363,650

LOANS

241,471,498

237,631,764

Less allowance for loan losses

2,784,509

2,592,081

Net loans

238,686,989

235,039,683

PREMISES AND EQUIPMENT, net

6,314,033

5,891,181

ACCRUED INTEREST RECEIVABLE

2,009,621

2,034,933

OTHER ASSETS

4,192,169

5,513,274

TOTAL ASSETS

$

424,997,423

$

386,400,720

==========

==========

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Deposits:

Non-interest bearing

$

22,524,352

$

22,238,766

Interest-bearing

301,132,604

288,658,015

Total deposits

323,656,956

310,896,781

Federal Home Loan Bank borrowings

55,956,475

34,761,684

Deferred credit – purchase accounting

-

3,807,073

Other liabilities

4,426,016

2,262,999

Total liabilities

384,039,447

351,728,537

STOCKHOLDERS’ EQUITY

Common stock, stated value $1.  Authorized

4,750,000 shares; issued 3,718,277 shares

in 2002 and 3,681,628 shares in 2001

3,718,277

3,681,628

Surplus

14,373,897

14,232,369

Retained earnings

22,612,142

17,832,408

Accumulated other comprehensive income

1,496,359

168,477

Treasury stock, 88,064 shares, at cost

(1,242,699)

(1,242,699)

Total stockholders’ equity

40,957,976

34,672,183

TOTAL LIABILITIES AND

STOCKHOLDERS’ EQUITY

$

424,997,423

$

386,400,720

=========

=========

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2002, 2001 and 2000

2002

2001

2000

INTEREST INCOME

Loans, including fees

$

17,513,362

$

21,465,191

$

15,416,133

Securities:

Taxable

5,827,316

3,189,391

1,976,162

Tax-exempt

1,159,933

1,048,988

1,298,915

Other

178,102

530,613

249,332

Total interest income

24,678,713

26,234,183

18,940,542

INTEREST EXPENSE

Deposits

9,052,380

12,336,091

8,881,567

Borrowings

2,642,213

2,494,398

1,805,781

Total interest expense

11,694,593

14,830,489

10,687,348

Net interest income

12,984,120

11,403,694

8,253,194

PROVISION FOR LOAN LOSSES

722,000

449,103

502,490

Net interest income after provision

for loan losses

12,262,120

10,954,591

7,750,704

NON-INTEREST INCOME

3,098,581

2,826,708

1,028,233

NON-INTEREST EXPENSES

Salaries, wages and employee benefits

5,759,729

4,600,830

3,302,987

Occupancy expenses

1,116,072

879,586

700,071

Other operating expenses

4,204,936

4,016,051

3,055,453

Total non-interest expenses

11,080,737

9,496,467

7,058,511

Income before income taxes and

change in accounting principle

4,279,964

4,284,832

1,720,426

PROVISION FOR INCOME TAXES

Current, including $631,000 provision in 2002

relating to recapture of tax bad debt reserve

1,784,061

674,017

265,228

Deferred

(63,061)

356,983

(30,228)

Total provision for income taxes

1,721,000

1,031,000

235,000

Income before change in

accounting principle

2,558,964

3,253,832

1,485,426

CUMULATIVE EFFECT OF CHANGE IN

ACCOUNTING PRINCIPLE

3,807,073

-

-

NET INCOME

$

6,366,037

$

3,253,832

$

1,485,426

=========

========

========

NET INCOME PER SHARE

Basic:

Income before change in accounting principle

$

.71

$

.96

$

.66

Change in accounting principle

1.06

-

-

Total

$

1.77

$

.96

$

.66

=========

=========

=========

Diluted:

Income before change in accounting principle

$

.70

$

.96

$

.64

Change in accounting principle

1.04

-

-

Total

$

1.74

$

.96

$

.64

=========

=========

=========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2002, 2001 and 2000

Accumulated

other compre-

hensive

Common

Retained

income

Treasury

stock

Surplus

earnings

(loss)

stock

Total

BALANCE AT

DECEMBER 31, 1999

$

2,283,635

$

1,889,936

$

15,517,485

$

(1,615,939)

$

-

$

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

-

(1,431,401)

BALANCE AT

DECEMBER 31, 2001

3,681,628

14,232,369

17,832,408

168,477

(1,242,699)

34,672,183

Comprehensive income:

Net income

-

-

6,366,037

-

-

6,366,037

Change in net unrealized

gain, net of

reclassification

adjustments and

income taxes

-

-

-

1,327,882

-

1,327,882

Total comprehen-

sive income

7,693,919

Exercise of stock options

36,649

141,528

-

-

-

178,177

Cash dividends declared,

$.44 per share

-

-

(1,586,303)

-

-

(1,586,303)

BALANCE AT

DECEMBER 31, 2002

$

3,718,277

$

14,373,897

$

22,612,142

$

1,496,359

$

(1,242,699)

$

40,957,976

========

========

=======

======

======

======

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

2002

2001

2000

CASH FLOWS FROM OPERATING ACTIVITIES

Net income

$

6,366,037

$

3,253,832

$

1,485,426

Adjustments to reconcile net income to net cash

provided by operating activities:

Cumulative effect of change in accounting

principle

(3,807,073)

-

-

Depreciation and amortization

1,499,401

281,869

515,791

Deferred income taxes

(63,061)

356,983

(30,228)

Provision for loan losses

722,000

449,103

502,490

Gain on sale of loans

(1,947,726)

(1,406,963)

(155,739)

Securities losses (gains)

(107,225)

55,341

(7,968)

Amortization of deferred credit –

purchase accounting

-

(346,098)

-

Federal Home Loan Bank stock dividends

(173,800)

(298,600)

(93,300)

Net amortization (accretion) of security

premiums and discounts

274,633

52,300

(55,811)

Provision (credit) for deferred compensation

and stock appreciation rights

2,066

130,424

(40,136)

Gain on disposal of premises and equipment

(14,905)

-

-

Proceeds from sale of loans held-for-sale

98,164,180

55,664,397

7,805,196

Originations of loans held-for-sale

(92,904,169)

(50,363,651)

(6,396,113)

Decrease (increase) in accrued

interest receivable

25,312

396,396

(197,899)

Decrease (increase) in other assets

1,438,602

(634,050)

(75,424)

Increase (decrease) in other liabilities

1,514,514

(804,333)

235,795

Net cash provided by operating activities

10,988,786

6,786,950

3,492,080

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from sales and maturities of

available-for-sale securities

60,149,483

16,885,273

11,542,518

Purchases of available-for-sale securities and

Federal Home Loan Bank stock

(107,453,442)

(47,068,565)

(12,108,949)

Proceeds from sale of loans acquired in Delphos

Citizens Bancorp, Inc. acquisition

-

28,550,063

-

Net decrease (increase) in loans

(4,518,306)

11,706,152

(13,527,305)

Proceeds from sale of premises and equipment

387,737

-

-

Net cash received from acquisition of

Delphos Citizens Bancorp, Inc.

-

2,742,144

-

Proceeds from payoff of ESOP loan

-

850,835

-

Purchases of premises and equipment

(1,363,721)

(1,428,028)

(1,090,775)

Net cash provided by (used in)

investing activities

(52,798,249)

12,237,874

(15,184,511)

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

2002

2001

2000

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase in deposits

$

12,827,792

$

20,572,553

$

7,375,983

Federal Home Loan Bank borrowings:

Proceeds

36,000,000

6,082,705

13,500,000

Repayments

(14,805,209)

(32,253,727)

(2,262,365)

Proceeds from issuance of common stock

178,177

66,302

82,453

Purchase of treasury stock

-

(1,300)

(913,871)

Cash dividends paid

(1,586,303)

(1,431,401)

(992,934)

Net cash provided by (used in)

financing activities

32,614,457

(6,964,868)

16,789,266

NET INCREASE (DECREASE) IN CASH AND

CASH EQUIVALENTS

(9,195,006)

12,059,956

5,096,835

CASH AND CASH EQUIVALENTS

At beginning of year

25,929,226

13,869,270

8,772,435

At end of year

$

16,734,220

$

25,929,226

$

13,869,270

=========

=========

=========

SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid during the year for:

Interest

$

11,846,460

$

14,951,806

$

10,603,551

========

=========

=========

Federal income taxes

$

250,000

$

1,071,000

$

254,000

=========

=========

=========

Non-cash operating activity:

Change in deferred income taxes on

net unrealized gain on

available-for-sale securities

$

684,061

$

243,017

$

676,228

=========

=========

=========

Non-cash investing activities:

Transfer of loans to foreclosed assets

$

-

$

259,380

$

-

=========

=========

=========

Securities received in exchange for sale of loans

$

-

$

16,990,321

$

-

=========

=========

=========

Change in net unrealized gain on

available-for-sale securities

$

2,011,943

$

714,755

$

1,988,906

=========

=========

=========

Non-cash investing and financing activities:

Common shares issued in connection with

acquisition of Delphos Citizens

Bancorp, Inc.

$

-

$

13,591,671

$

-

==========

=========

=========

Treasury shares received as payment

for ESOP loan

$

-

$

327,528

$

-

=========

=========

=========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the “Corporation”) was incorporated in 1985 in the state of Ohio.  The Corporation is a bank holding company and has three wholly-owned subsidiaries, The Union Bank Company (“Union”), The Bank of Leipsic Company (“Leipsic”), and Citizens Bank of Delphos (Citizens) who operate in the commercial banking industry.  Union, an Ohio chartered bank organized in 1904, has its main office in Columbus Grove, Ohio, and has branch offices in Kalida, Lima, and Ottawa, Ohio.  Leipsic was formed in 1884 and chartered as an Ohio bank in 1924.  Its main office is located in Leipsic, Ohio.  Citizens was acquired effective March 1, 2001, as described in Note 2, and its office is located in Delphos, Ohio.  Union, Leipsic and Citizens are hereafter collectively referred to as “the Banks”.

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

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within four days.

SECURITIES AND FEDERAL HOME LOAN BANK STOCK

Securities are generally classified as available-for-sale and recorded at fair value, with unrealized gains and losses, net of applicable income taxes, excluded from income and reported as accumulated other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in fair value of securities below their cost that are deemed to be other than temporary are reflected in income as realized losses.  Gains and losses on the sale of securities are recorded on the trade date, using the specific identification method.

Investment in Federal Home Loan Bank stock is classified as a restricted security, carried at cost, and evaluated for impairment.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

LOANS HELD FOR SALE

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Any net unrealized losses are recognized through a valuation allowance by charges to income.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding principal amount, adjusted for charge-offs, and the allowance for loan losses.  Interest is accrued as earned based upon the daily outstanding principal balance.

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

A loan is considered impaired when, based on current information and events, it is probable that the Banks will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Banks do not separately identify individual consumer and residential loans for impairment disclosures.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FORECLOSED ASSETS

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and fair value adjustments are included in net expenses from foreclosed assets.  Foreclosed assets amounting to $314,555 and $516,843 at December 31, 2002 and 2001, respectively, are included in other assets in the accompanying consolidated balance sheets.

SERVICING

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

DEFERRED CREDIT – PURCHASE ACCOUNTING

The deferred credit resulting from the purchase described in Note 2, was being recognized as income on a straight-line basis over a period of 10 years prior to the adoption of a new accounting pronouncement, effective January 1, 2002, as more fully described in Note 1.

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

The Banks are not currently subject to state and local income taxes.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ADVERTISING COSTS

All advertising costs are expensed as incurred.

COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

STOCK-BASED COMPENSATION AND STOCK APPRECIATION RIGHTS

Compensation expense under stock option plans is reported if options are granted below market price at the grant date.  Pro forma disclosures of compensation cost of stock-based awards have been determined using the fair value method that considers the time value of the option and the risk-free interest rate over the expected life of the option.  Had compensation cost for stock options been measured using Financial Accounting Standards Board’s Statement No. 123, net income and net income per share would have been the pro forma amounts indicated below.  The pro forma effect may increase in the future if more options are granted.

2002

2001

2000

Net income as reported

$

6,366,037

$

3,253,832

$

1,485,426

Pro forma net income

6,294,197

3,234,837

1,485,426

Basic net income per share, as reported

1.77

.96

.66

Pro forma basic net income per share

1.75

.96

.66

Diluted net income per share as reported

1.74

.96

.64

Pro forma diluted net income per share

1.73

.95

.64

The pro forma effects are computed using the following weighted-average assumptions as of grant date.

Risk-free interest rate

3.0

%

3.5

%

5.0

%

Expected option life (in years)

3.4

4.0

4.1

Dividend yield

3.5

%

3.5

%

3.5

%

Any subsequent tax benefit from the exercise of options is recorded by the Corporation as an addition to capital surplus.

Stock appreciation rights are determined based on the estimated value of the Company’s common stock.  The provision (credit) for any liability is included in salaries, wages and employee benefits  As described in Note 13, there are no outstanding stock appreciation rights at December 31, 2002.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

The weighted average number of shares used for the years ended December 31, 2002, 2001 and 2000 were as follows:

2002

2001

2000

Basic

3,601,184

3,376,652

2,254,420

=======

=======

=======

Diluted

3,648,385

3,392,060

2,312,089

=======

=======

=======

Dividends per share are based on the number of shares outstanding at the declaration date, after restatement for any stock dividends.

This information is an integral part of the accompanying

consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - CHANGE IN ACCOUNTING PRINCIPLE

In June 2001, the Financial Accounting Standards Board issued Statement No. 141, “Business Combinations” (Statement 141), which addresses financial accounting and reporting for business combinations.  Under the provisions of Statement 141, any unamortized deferred credit resulting from a business combination occurring before July 1, 2001 shall be written-off and reported as the cumulative effect of a change in accounting principle.  Consequently, as a result of the adoption of Statement 141 effective January 1, 2002, the Corporation ceased amortizing the deferred credit relating to the Delphos acquisition and recognized as income from a change in accounting principle the unamortized deferred credit, amounting to $3,807,073 ($1.06 basic per share and $1.04 diluted per share).

NOTE 2 - BUSINESS ACQUISITION

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

The following unaudited pro forma financial information combines the historical 2001 and 2000 consolidated statements of operations of the Corporation and Delphos as if the acquisition had become effective at the beginning of each period presented.  The unaudited pro forma amounts are not necessarily indicative of what would have occurred or will occur in the future (amounts in thousands, except for share amounts):

2001

2000

Net interest income

$

11,953

$

12,256

=======

=======

Net income

$

3,461

$

3,010

=======

=======

Net income per share:

Basic

$

.96

$

.84

=======

=======

Diluted

$

.96

$

.83

=======

=======

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2002 and 2001 are as follows:

2002

2001

Amortized

Fair

Amortized

Fair

cost

value

cost

value

Available-for-sale:

U.S. Treasury and

agencies

$

12,953,586

$

13,191,443

$

4,548,720

$

4,503,711

Obligations of states and

political subdivisions

26,744,134

27,717,843

20,823,647

20,705,446

Mortgage-backed

108,961,864

110,097,509

76,246,150

76,724,628

Other

153,009

73,009

101,888

41,888

Total

$

148,812,593

$

151,079,804

$

101,720,405

$

101,975,673

=========

=========

=========

=========

A summary of unrealized gains and losses on investment securities at December 31, 2002 and 2001 follows:

2002

2001

Gross

Gross

Gross

Gross

unrealized

unrealized

unrealized

unrealized

gains

losses

gains

losses

Available-for-sale:

U.S. Treasury and agencies

$

243,506

$

5,649

$

11,470

$

56,479

Obligations of states and political

subdivisions

1,022,916

49,207

335,064

453,265

Mortgage-backed

1,450,560

314,915

618,676

140,198

Other

-

80,000

-

60,000

Total

$

2,716,982

$

449,771

$

965,210

$

709,942

========

=======

=======

=======

The amortized cost and fair value of securities at December 31, 2002, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Amortized

Fair

cost

value

Due in one year or less

$

44,141,380

$

44,271,568

Due after one year through five years

71,652,373

72,720,708

Due after five years through ten years

21,814,012

22,725,060

Due after ten years

11,051,819

11,289,459

Other securities having no maturity date

153,009

73,009

Total

$

148,812,593

$

151,079,804

=========

==========

Securities with a carrying value of approximately $46,981,000 at December 31, 2002 and $10,928,000 at December 31, 2001 were pledged to secure public deposits and for other purposes as required or permitted by law.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

Gross realized gains from sale of securities, including securities calls, amounted to $107,225, $23,085, and $7,968 in 2002, 2001, and 2000, respectively.  Gross realized losses from sale of securities amounted to $78,426 in 2001 (none in 2002 and 2000).

NOTE 4 - LOANS

Loans at December 31, 2002 and 2001 consist of the following:

2002

2001

Residential real estate

$

96,340,462

$

113,215,051

Commercial

98,995,999

79,783,236

Agriculture

33,152,255

28,923,842

Consumer

11,796,462

14,474,922

Credit cards

1,186,320

1,234,713

Total loans

$

241,471,498

$

237,631,764

=========

==========

Fixed rate loans approximated $69,352,000 at December 31, 2002 and $99,258,000 at December 31, 2001, including loans classified as held-for-sale.

Impaired loans amounted to $1,170,435 at December 31, 2002 and $286,501 at December 31, 2001.  The average balance of impaired loans approximated $1,321,000 in 2002 and $347,000 in 2001 (none in 2000).  Allowance for loan losses allocated to impaired loans approximated $206,000 at December 31, 2002 and $43,000 at December 31, 2001.  The amount of interest accrued and received on a cash basis relating to impaired loans for 2002, 2001 and 2000 was not significant.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Banks.  Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Banks, including the interest rate charged and collateralization, and do not represent more than a normal collection risk.  Such loans amounted to $1,647,349 and $1,709,947 at December 31, 2002 and 2001, respectively.  The following is a summary of activity during 2002 and 2001 for such loans:

2002

2001

Beginning of year

$

1,709,947

$

1,197,841

Acquisition of Delphos (Note 2)

-

276,539

Additions

1,485,010

798,184

Repayments

(1,547,608)

(562,617)

End of year

$

1,647,349

$

1,709,947

========

=========

Additions and repayments include loan renewals, as well as sold loans.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Most of the Banks’ lending activities are with customers primarily located in Northwestern and West Central Ohio.  As of December 31, 2002 and 2001, the Banks’ loans from borrowers in the agriculture industry represent the single largest industry and amounted to $33,152,255 and $28,923,842, respectively.  Agricultural loans are generally secured by property, equipment, and crop income.  Repayment is expected from cash flow from the harvest and sale of crops.  The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans.  Credit losses arising from the Banks’ lending experience in the agriculture industry compare favorably with the Banks’ loss experience on their loan portfolio as a whole.  Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

Loans on non-accrual of interest amounted to $1,287,830 and $665,243 at December 31, 2002 and 2001, respectively.  Loans past due more than 90 days and still accruing interest amounted to $409,910 and $835,704 at December 31, 2002 and 2001, respectively.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000:

2002

2001

2000

Balance at beginning of year

$

2,592,081

$

1,935,648

$

1,672,535

Acquisition of Delphos (Note 2)

-

721,076

-

Provision charged to operations

722,000

449,103

502,490

Loans charged-off

(655,229)

(575,293)

(372,055)

Recoveries of loans charged-off

125,657

61,547

132,678

Balance at end of year

$

2,784,509

$

2,592,081

$

1,935,648

========

=========

========

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2002 and 2001:

2002

2001

Land and improvements

$

1,328,676

$

1,314,080

Buildings

4,947,872

5,065,996

Equipment

3,595,463

3,423,672

9,872,011

9,803,748

Less accumulated depreciation

3,557,978

3,912,567

Premises and equipment, net

$

6,314,033

$

5,891,181

========

========

Depreciation expense amounted to $568,037 in 2002, $434,950 in 2001 and $373,262 in 2000.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others approximated $188,876,000 and $133,849,000 at December 31, 2002 and 2001, respectively.

The balance of capitalized servicing rights, net of a valuation allowance, included in other assets amounted to $1,152,811 and $957,914 at December 31, 2002 and 2001, respectively.  The estimated fair value of these rights approximated $1,262,000 and $1,013,000 at December 31, 2002 and 2001, respectively.

The following table summarizes mortgage servicing rights capitalized and amortized, along with activity in the related valuation allowance:

2002

2001

2000

Mortgage servicing rights capitalized

$

967,478

$

811,262

$

312,699

Mortgage servicing rights amortized

663,297

100,918

65,129

Valuation allowance:

Beginning of year

$

-

$

-

$

-

Additions

109,284

-

-

End of year

$

109,284

$

-

$

-

=======

========

=======

NOTE 8 - DEPOSITS

Time deposits at December 31, 2002 and 2001 include individual deposits of $100,000 or more approximating $29,177,000 and $27,695,000, respectively.  Interest expense on time deposits of $100,000 or more approximated $992,000 for 2002, $1,302,000 for 2001 and $823,000 for 2000.  At December 31, 2002, the scheduled maturities of time deposits were approximately as follows:

2003

$

134,132,300

2004

65,445,700

2005

7,148,900

2006

911,200

2007

12,821,200

Thereafter

221,600

Total

$

220,680,900

==========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - FEDERAL HOME LOAN BANK BORROWINGS

Federal Home Loan Bank borrowings consist of the following at December 31, 2002 and 2001:

2002

2001

Secured note, with interest at 7.03%, due August 30, 2002

$

-

$

8,000,000

Secured note, with interest at 7.64%, due December 21, 2002

-

5,000,000

Secured note, with interest at 4.93%, due March 26, 2003

1,000,000

1,000,000

Secured note, with interest at 3.32%, due March 28, 2003

2,000,000

-

Secured note, with interest at 4.38%, due March 28, 2004

4,000,000

-

Secured note, with interest at floating rate equal to LIBOR

plus .10% (1.88% at December 31, 2002), adjustable

quarterly, due April 29, 2004

10,000,000

-

Secured note, with interest at 4.13%, due October 29, 2004

3,000,000

-

Secured note, with interest at 5.02%, due March 28, 2005

4,000,000

-

Secured $5,000,000 term note, with monthly principal and

interest payments of $93,990, including interest

at 4.84%, due May 1, 2007

4,401,009

-

Secured note, with interest at 4.02%, due August 30, 2007

8,000,000

-

Secured note, with interest at 4.61% through June 2003,

thereafter convertible to variable rate at the option

of the holder, due December 4, 2008

5,000,000

5,000,000

Secured note, with interest at 6.55% through June 2003,

thereafter convertible to variable rate at the option

of the holder, due June 16, 2010

6,500,000

6,500,000

Secured note, with interest at 6.46% through June 2003,

thereafter convertible to variable rate at the option

of the holder, due July 28, 2010

5,000,000

5,000,000

Advances secured by individual residential mortgages

under blanket agreement

3,055,466

4,261,684

Total

$

55,956,475

$

34,761,684

=========

========

Outstanding borrowings are secured by Federal Home Loan Bank stock, other securities and all eligible mortgage loans.  Interest on advances outstanding at December 31, 2002 secured by individual mortgages under blanket agreement ranged from 5.1% to 8.8%, with maturities ranging from June 2003 through June 2019.

Future estimated principal payments on Federal Home Loan Bank borrowings are as follows at December 31, 2002:

2003

$

4,231,360

2004

18,280,626

2005

5,346,375

2006

1,369,398

2007

8,677,622

Thereafter

18,051,094

Total

$

55,956,475

=========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - NON-INTEREST INCOME AND EXPENSES

Non-interest income consisted of the following for the years ended  December 31, 2002, 2001 and 2000:

2002

2001

2000

Service charges on deposit accounts

$

712,180

$

678,471

$

623,185

Gain on sale of loans

1,947,726

1,406,963

155,739

Securities gains (losses)

107,225

(55,341)

7,968

Amortization of deferred credit – purchase

accounting

-

346,098

-

Other operating income

331,450

450,517

241,341

Total non-interest income

$

3,098,581

$

2,826,708

$

1,028,233

========

========

========

Other operating expenses consisted of the following for the years ended  December 31, 2002, 2001 and 2000:

2002

2001

2000

Data processing expense

$

921,364

$

820,742

$

616,395

Professional fees

365,205

606,866

504,305

Stationery and supplies

271,622

244,614

170,363

Advertising expense

257,477

193,504

176,739

Franchise tax expense

433,000

407,013

216,467

Other

1,956,268

1,743,312

1,371,184

Total other operating expenses

$

4,204,936

$

4,016,051

$

3,055,453

========

========

========

NOTE 11 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended  December 31, 2002, 2001 and 2000:

2002

2001

2000

Unrealized holding gains on

available-for-sale securities

$

2,119,168

$

659,414

$

1,996,874

Reclassification adjustments for securities

losses (gains) realized to income

(107,225)

55,341

(7,968)

Net unrealized gains

2,011,943

714,755

1,988,906

Tax effect

684,061

243,017

676,228

Net-of-tax amount

$

1,327,882

$

471,738

$

1,312,678

=========

=======

=========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes and change in accounting principle as a result of the following:

2002

2001

2000

Expected tax using statutory tax rate of 34%

$

1,455,200

$

1,456,800

$

584,900

Increase (decrease) in tax resulting from:

Recapture of tax bad debt reserve

631,000

-

-

Tax-exempt income on state and municipal

securities and political subdivision loans

(413,500)

(362,900)

(457,800)

Interest expense associated with carrying

certain state and municipal securities

and political subdivision loans

48,800

62,000

73,900

Amortization of deferred credit –

purchase accounting

-

(117,700)

-

Acquisition-related costs capitalized for

income tax purposes

-

-

20,300

Other, net

(500)

(7,200)

13,700

Total

$

1,721,000

$

1,031,000

$

235,000

========

========

========

Prior to 1988, qualified savings and loan associations and other thrift lenders were allowed deductions to increase their bad debt reserve for tax purposes and were not required to provide deferred tax liabilities on such amounts.

In August 1996, legislation was enacted that repeals the percentage of taxable income method of accounting used by many thrifts to calculate their bad debt expense for federal income tax purposes.  As a result, thrifts such as Citizens were required to recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987.  The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995.  Under this change, a tax liability relating to the tax effects of the 1987 base year tax bad debt reserve is not recognized unless it becomes apparent that it will be reduced and result in taxable income.

Retained earnings of Citizens at the time of the acquisition described in Note 2, included approximately $1,860,000 for which no provision for federal income taxes was required under generally accepted accounting principles.  Such amount represents the qualifying and non-qualifying tax bad debt reserve as of the 1987 base year.  Based on dividends paid by Citizens as well as other events that have transpired during 2002, management believes it is reasonably possible that a portion or all of the 1987 base year tax reserve may be recognized as taxable income for the 2002 tax year.  Consequently, a current provision of $631,000 has been made in the 2002 consolidated financial statements.

The deferred income tax provision (credit) of ($63,061) for 2002, $356,983 for 2001, and ($30,228) for 2000 resulted from the tax effects of temporary differences.  There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are presented below:

2002

2001

Deferred tax assets:

Allowance for loan losses

$

712,400

$

583,800

Deferred compensation

273,300

274,300

Accrued expenses and other

150,852

91,291

Total deferred tax assets

1,136,552

949,391

Deferred tax liabilities:

Unrealized gain on securities available-for-sale

770,852

86,791

Federal Home Loan Bank stock dividends

538,500

479,400

Capitalized mortgage servicing rights

392,000

325,600

Depreciation of premises and equipment

70,600

72,300

Cash surrender value of life insurance

61,600

61,300

Total deferred tax liabilities

1,833,552

1,025,391

Net deferred tax liabilities

$

(697,000)

$

(76,000)

========

========

Net deferred tax liabilities are included in other liabilities in the consolidated balance sheets.

Management believes it is more likely than not that the benefit of deferred tax assets will be realized.  Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2002 and 2001.

Refundable income taxes approximating $684,000 at December 31, 2001, are included in other assets in the 2001 consolidated balance sheet and includes $266,000 relating to refundable income taxes acquired through the Delphos acquisition described in Note 2.  A portion of the refundable income taxes was applied as 2002 estimated payments.  Income taxes payable at December 31, 2002, approximates $1,157,000 and is included in other liabilities.

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS

Prior to February 1, 2002, the Corporation sponsored an employee stock ownership plan with 401(k) provisions (referred to as a KSOP plan).  Under the terms of the plan, employees meeting certain eligibility requirements could elect to participate and make a voluntary contribution of up to 12% of their pay, subject to Internal Revenue Service Code limitations.  The Banks provided a discretionary matching contribution and also made discretionary contributions to a profit sharing plan in 2002, 2001 and 2000.

Effective February 1, 2002, the KSOP plan was terminated and the Corporation and Banks adopted the United Bancshares, Inc. 401(k) Profit Sharing Plan (401(k) Plan) and the United Bancshares, Inc. ESOP Plan (ESOP Plan).  Under the 401(k) Plan, participants who meet the plan’s eligibility conditions, as described in the plan, are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations.  The plan provides the Corporation and Banks may make discretionary matching and profit sharing contributions.  The ESOP Plan has been established to purchase shares of the Corporation’s stock for the benefit of all employees who meet the plan’s eligibility requirements.  Contributions to the ESOP Plan, which may be made in the form of cash or shares of stock, are discretionary and subject to certain income tax law limitations.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS (CONTINUED)

Total contributions under these plans amounted to $370,100, $259,393 and $209,657 in 2002, 2001 and 2000, respectively.  At December 31, 2002, the ESOP Plan owned 192,705 shares of the Corporation’s common stock.

Union has a nonqualified deferred compensation plan covering certain key employees which has been indirectly funded through the purchase of bank-owned life insurance policies.  The cash value of these policies aggregated $1,657,787 and $1,644,787 at December 31, 2002 and 2001, respectively.  Such amounts are included in other assets in the accompanying consolidated balance sheets.  In connection with the policies, Union has provided an estimated liability for accumulated supplemental retirement benefits.  Such liability amounts to $430,404 at December 31, 2002 and $428,338 at December 31, 2001 and is included in other liabilities in the accompanying consolidated balance sheets.

Leipsic has an agreement with its former President and the Corporation’s current Chairman of the Board of Directors to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years commencing upon retirement effective December 31, 2001.  Provision for deferred compensation amounted to $63,072 in 2001 and $31,534 in 2000, with the increase in the 2001 provision resulting from the one year early retirement of the individual.  At December 31, 2002 and 2001, the net present value (based on a discount rate of 12%) of future deferred compensation payments amounted to $373,563 and $378,414, respectively.  Such amounts are included in other liabilities in the December 31, 2002 and 2001 consolidated balance sheets.  Leipsic has purchased a split dollar life insurance policy to fund the future deferred compensation payments and the cash value of the policy aggregated $423,402 and $407,697 at December 31, 2002 and 2001, respectively.  Such amounts are included in other assets in the accompanying consolidated balance sheets.

In 1998, the Corporation granted stock appreciation rights to the President of Union which provide additional compensation based upon increases in the value of the Corporation’s stock.  The provision (credit) for stock appreciation rights amounted to ($142,400) in 2000 (none in 2002 and 2001) and such amount is included in salaries, wages and employee benefits in the consolidated statements of income.  During 2002, the President of Union resigned and the stock appreciation rights were cancelled.  There was no impact on consolidated net income as a result of the cancellation of the rights.

During 2000, the Corporation agreed to lump sum payments aggregating $285,000 to two executive officers of Leipsic as part of their early retirement arrangement.  The payments, which were accrued at December 31, 2000,  were made during the first quarter of 2001.

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

The following summarizes the stock options activity for the years ended December 31, 2002, 2001 and 2000:

2002

2001

2000

Weighted

Weighted

Weighted

average

average

average

exercise

exercise

exercise

Shares

price

Shares

price

Shares

price

Outstanding at

beginning of year

189,543

$

8.29

108,802

$

5.75

125,813

$

5.63

Assumed in connection

with Delphos

acquisition

-

-

162,932

10.59

-

-

Exercised

(36,649)

4.86

(13,638)

4.86

(17,011)

4.85

Forfeited

(31,209)

11.99

(68,553)

10.40

-

-

Outstanding at end

of year

121,685

$

8.37

189,543

$

8.29

108,802

$

5.75

=====

=====

======

=====

======

=====

Options exercisable

at year end

119,970

$

8.35

167,933

$

7.99

108,802

$

5.75

======

=====

======

====

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2002 and 2001:

Contract amount

2002

2001

Commitments to extend credit

$

34,362,000

$

30,080,000

=========

========

Letters of credit

$

1,062,000

$

544,500

=========

========

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

Letters of credit are written conditional commitments issued by the Banks to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration.  At December 31, 2002, letters of credit totalling $1,047,000 expire in 2003, and $15,000 expire in 2004.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Banks require collateral supporting these commitments when deemed necessary.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2002 and 2001, that the Corporation and Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from federal and state banking agencies categorized the Banks as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Banks’ category.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - REGULATORY MATTERS (CONTINUED)

The actual capital amounts and ratios of the Corporation and Banks as of December 31, 2002 and 2001 are also presented in the following table:

Minimum to be

well capitalized

Minimum

under prompt

capital

corrective

Actual

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in Thousands)

As of December 31, 2002:

Total Capital (to Risk-

Weighted Assets)

Consolidated

$

41,978

15.8%

$

21,218

> 8.0%

N/A

N/A

The Union Bank

17,318

10.7%

12,904

> 8.0%

$

16,130

10.0%

The Bank of Leipsic

6,078

13.9%

3,502

> 8.0%

4,377

10.0%

Citizens Bank of Delphos

11,646

20.9%

4,456

> 8.0%

5,570

10.0%

Tier I Capital (to Risk-

Weighted Assets)

Consolidated

$

39,193

14.8%

$

10,609

> 4.0%

N/A

N/A

The Union Bank

15,648

9.7%

6,452

> 4.0%

$

9,678

6.0%

The Bank of Leipsic

5,529

12.6%

1,751

> 4.0%

2,626

6.0%

Citizens Bank of Delphos

11,080

19.9%

2,228

> 4.0%

3,342

6.0%

Tier I Capital (to

Average Assets)

Consolidated

$

39,193

9.1%

$

17,199

> 4.0%

N/A

N/A

The Union Bank

15,648

7.2%

8,744

> 4.0%

$

10,931

5.0%

The Bank of Leipsic

5,529

8.2%

2,702

> 4.0%

3,377

5.0%

Citizens Bank of Delphos

11,080

8.0%

5,574

> 4.0%

6,968

5.0%

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

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 are as follows:

CONDENSED BALANCE SHEETS

2002

2001

Assets:

Cash

$

5,936,884

$

458,100

Investment in bank subsidiaries

34,102,252

33,974,034

Bank premises, net of accumulated depreciation

523,747

-

Other assets

618,633

291,003

Total assets

$

41,181,516

$

34,723,137

========

=========

Liability – accrued expenses

$

223,540

$

50,954

Stockholders’ equity:

Common stock

3,718,277

3,681,628

Surplus

14,373,897

14,232,369

Retained earnings

22,612,142

17,832,408

Accumulated other comprehensive income

1,496,359

168,477

Treasury stock, at cost

(1,242,699)

(1,242,699)

Total stockholders’ equity

40,957,976

34,672,183

Total liability and stockholders’ equity

$

41,181,516

$

34,723,137

=========

========

CONDENSED STATEMENTS

OF INCOME

2002

2001

2000

Income – dividends from bank subsidiaries

$

7,800,000

$

1,685,000

$

3,981,000

Expenses – professional fees and other expenses,

net of federal income tax benefit

(224,267)

(191,506)

(272,531)

Income before equity in undistributed

net income of bank subsidiaries

7,575,733

1,493,494

3,708,469

Equity in undistributed net income of

bank subsidiaries

(1,209,696)

1,760,338

(2,223,043)

Net income

$

6,366,037

$

3,253,832

$

1,485,426

========

========

========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL

INFORMATION (CONTINUED)

CONDENSED STATEMENTS

OF CASH FLOWS

2002

2001

2000

Cash flows from operating activities:

Net income

$

6,366,037

$

3,253,832

$

1,485,426

Adjustments to reconcile net income to net

cash provided by operating activities:

Equity in undistributed net income

of bank subsidiaries

1,209,696

(1,760,338)

2,223,043

Depreciation of bank premises

8,268

-

-

Decrease (increase) in other assets

(286,541)

(55,758)

118,789

Increase (decrease) in accrued expenses

172,586

13,554

(105,000)

Net cash provided by

operating activities

7,470,046

1,451,290

3,722,258

Cash flows from investing activities:

Capital contribution to bank subsidiary

-

-

(1,800,000)

Net cash received from acquisition of

Delphos Citizens Bancorp

-

253,618

-

Purchases of bank premises, including

$436,674 from Union

(532,015)

-

-

Purchase of available-for-sale security

(51,121)

-

-

Net cash provided by (used in)

investing activities

(583,136)

253,618

(1,800,000)

Cash flows from financing activities:

Proceeds from issuance of common stock

178,177

66,302

82,453

Purchase of treasury shares

-

(1,300)

(913,871)

Cash dividends paid

(1,586,303)

(1,431,401)

(992,934)

Net cash used in financing

activities

(1,408,126)

(1,366,399)

(1,824,352)

Net increase in cash

5,478,784

338,509

97,906

Cash at beginning of the year

458,100

119,591

21,685

Cash at end of the year

$

5,936,884

$

458,100

$

119,591

========

=======

========

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of recognized financial instruments at December 31, 2002 and 2001 are as follows:

2002

2001

Carrying

Estimated

Carrying

Estimated

amount

value

amount

value

FINANCIAL ASSETS

Cash and cash

equivalents

$

16,734,220

$

16,734,220

$

25,929,226

$

25,929,226

Securities, including

Federal Home

Loan Bank stock

154,976,504

154,976,504

105,628,773

105,628,773

Loans, including loans

held for sale

240,770,876

247,842,995

241,403,333

249,600,000

Total

$

412,481,600

$

419,553,719

$

372,961,332

$

381,157,999

==========

==========

=========

=========

FINANCIAL LIABILITIES

Deposits

$

323,656,956

$

326,276,245

$

310,896,781

$

315,236,000

Federal Home Loan

Bank borrowings

55,956,475

61,379,448

34,761,684

37,074,000

Other liabilities

4,426,016

4,618,513

2,262,999

2,443,440

Total

$

384,039,447

$

392,274,206

$

347,921,464

$

354,753,440

==========

==========

==========

==========

The above summary does not include accrued interest receivable which is also considered a financial instrument.  The estimated fair value of accrued interest receivable is considered to be the carrying amount.

The Banks also have unrecognized financial instruments at December 31, 2002 and 2001.  These financial instruments relate to commitments to extend credit and letters of credit.  The contract amount of such financial instruments amounts to $35,424,000 at December 31, 2002 and $30,624,500 at December 31, 2001.  Such amounts are also considered to be the estimated fair values.

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

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial instruments generally represent commitments at existing rates.  The fair value of Federal Home Loan Bank borrowings is determined based on a discounted cash flow analysis using current interest rates.  The fair value of other liabilities is generally considered to be carrying value except for the deferred compensation agreement described in Note 13.  The fair value of the contract is determined based on a discounted cash flow analysis using current interest rates for similar instruments.

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

NOTE 19 - CONTINGENT LIABILITIES (CONTINUED)

In the normal course of business, the Corporation and its subsidiaries may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 20 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2002 and 2001 (dollar amounts in thousands, except earnings per share data):

Net

Earnings per

Interest

interest

Net

common share

income

income

income

Basic

Diluted

2002

First quarter

$

5,913

$

2,988

$

4,357

$

1.21

$

1.20

Second quarter

6,277

3,179

681

.19

.19

Third quarter

6,239

3,295

906

.25

.25

Fourth quarter

6,250

3,522

422

.12

.10

2001

First quarter

5,635

2,218

387

.14

.14

Second quarter

7,355

3,204

865

.24

.24

Third quarter

6,927

3,093

1,250

.35

.35

Fourth quarter

6,317

2,889

752

.23

.23

First quarter 2002 net income includes $3,807,073 ($1.06 basic per share and $1.04 diluted per share), as a result of the change in accounting principle described in Note 1.

NOTE 21 - BRANCH ACQUISITIONS

In December 2002, Union entered into a purchase and assumption agreement to purchase certain assets and assume certain liabilities assigned to the financial services offices of RFC Banking Company in Pemberville and Gibsonburg, Ohio.  The acquisition, which is subject to approval by certain regulatory authorities, is expected to take place near the end of the first quarter of 2003.  Under the agreement, Union will acquire loans and premises and equipment, and will assume deposits.  The estimated total purchase price, net of cash received from deposits being assumed, is approximately $1.5 million and is expected to result in goodwill of approximately $8.6 million after recording a deposit base premium intangible asset of approximately $1.9 million and making other fair value adjustments, net of related income taxes.  The acquisition is expected to result in an increase in consolidated assets of approximately $65 million.

NOTE 22 - MERGING OF BANK SUBSIDIARIES

During the first quarter of 2003, the Corporation received approval from the appropriate regulatory authorities to collapse the charters of Citizens and Leipsic and merge them into Union.  The collapsing of the charters and related administrative changes are expected to be completed near the end of the second quarter of 2003.

This information is an integral party of the accompanying

consolidated financial statements.

United Bancshares, Inc.

Columbus Grove, Ohio

DIRECTORS

DIRECTORS – UNITED BANCSHARES, INC.

As of 3/1/03

   YEAR

  YEAR

NAME

AGE

ELECTED

NAME

AGE

ELECTED

Robert L. Dillhoff

56

2001

John P. Miller

42

2001

  District Highway Mgnt. Adm.

   Banking

Joe S. Edwards, Jr.

60

2000

William R. Perry

44

2000

   Businessman/Investor

   Farmer

Thomas J. Erhart

77

1986

James N. Reynolds

65

2000

   Retired/Insurance Agency

   Chairman

P. Douglas Harter

56

2001

H. Edward Rigel

60

2000

   Associate of Harter & Son Funeral Home

   Farmer

E. Eugene Lehman

61

1981

David P. Roach

52

2001

   President/CEO

   President Vogel Radio Broadcasting

Carl L. McCrate

78

1986

Robert M. Schulte, Sr.

70

2002

   Retired/Hardware Retailing

   Businessman/Spherion Services

DIRECTORS – The UNION BANK Co.

As of 12/31/02

  YEAR

  YEAR

NAME

AGE

ELECTED

NAME

AGE

ELECTED

Robert L. Benroth

40

2001

James Anthony O’Neill, M.D.  46

2001

   Putnam County Treasurer/Co-owner of

   Physician

   Benroth Farms and Cattle

Jane E. Gettman

58

1993

James N. Reynolds

65

2000

   Telephone Consultant

   Banking

Herbert H. Huffman

52

1993

Robert M. Schulte, Sr.

70

1994

   Educator

   Businessman/Spherion Services

E. Eugene Lehman

61

1989

R. Steven Unverferth

50

1993

   Chairman and Chief Executive Officer

   President, Unverferth Manufacturing

DIRECTORS – THE BANK OF LEIPSIC CO.

As of 12/31/02

  YEAR

  YEAR

NAME

AGE

ELECTED

NAME

AGE

ELECTED

Joe S. Edwards, Jr.

60

1977

James N. Reynolds

65

1958

   Investor/Attorney

   Chairman

Brent A. Gibson

41

2001

Larry D. Place

56

1990

   President

   Banking

Kevin L. Lammon

48

1996

H. Edward Rigel

60

1979

   Insurance and Real Estate Sales

   Farmer

E. Eugene Lehman

61

2000

Lewis R. Renollet

40

2002

   Banking

   CEO

William R. Perry

44

1990

   Farmer

DIRECTORS – CITIZENS BANK OF DELPHOS

As of 12/31/02

   YEAR

   YEAR

NAME

AGE

ELECTED

NAME

AGE

ELECTED

David P. Roach

52

1997

John P. Miller

42

2001

   President Vogel Radio Broadcasting

   President/CEO

Robert L. Dillhoff

56

1991

Nancy C. Rumschlag

53

1987

   District Highway Mgnt. Adm.

   Vice President

P. Douglas Harter

56

1969

E. Eugene Lehman

61

2001

   Associate of Harter & Son Funeral Home

   Banking

United Bancshares, Inc.

Columbus Grove, Ohio

OFFICERS

OFFICERS – UNITED BANCSHARES, INC.

As of 3/1/03

James N. Reynolds – Chairman

E. Eugene Lehman – President / Chief Executive Officer

Bonita R. Selhorst – Secretary

Brian D. Young – Chief Financial Officer & Treasurer