Form 10-K/A, Exhibit 13
period 2003-12-31
UNITED BANCSHARES INC/OH
filed 2005-08-05
CIK 1087456

UNITED BANCSHARES, INC.

2003 ANNUAL REPORT

Table of Contents

President’s Letter……………………………………………………………………

1

Market Price and Dividends on Common Stock……………………………………..

2

Five-Year Summary of Selected Financial Data………………………….………….

3

Management’s Discussion and Analysis of

   Financial Condition and Results of Operations ……………………….……….

4

Independent Auditor’s Report……………………………………………………….

13

Financial Statements

Consolidated Balance Sheets………………………………………………….

14

Consolidated Statements of Income…………………………………………...

15

Consolidated Statements of Shareholders’ Equity…………………………….

16

Consolidated Statements of Cash Flows………………………………………

17

Summary of Significant Accounting Policies……………………………………….

19

Notes to Consolidated Financial Statements………………………………………...

24

Directors and Officers……………………………………………………………….

44

March 22, 2004

Dear Shareholder:

Thank you for your investment in United Bancshares, Inc. (UBOH) stock.  We are pleased to present this 2003 Annual Report for United Bancshares, Inc.

The Union Bank Company remains focused on serving our communities and customers in Northwest Ohio, on improving our efficiencies, and on growing our business one customer at a time. We are committed to prudently accumulating core-earning assets without chasing risky short-term profits. That strategy was rewarded in 2003. WSJ.com Historical Quotes records that UBOH stock had a closing price of $11.96 on 12/31/02 and a closing price of $16.25 on 12/31/03. With a $0.44 dividend, the Total Return for 2003 was 39.5%.

In March of 2003 we streamlined and simplified our organizational structure by merging The Bank of Leipsic and Citizens Bank of Delphos into The Union Bank Company. Later that month we acquired the Pemberville and Gibsonburg Offices of RFC Banking Company that had previously comprised the Citizens Bank of Pemberville. Operating with one name and building one culture with one standard for quality service, we are aggressively preparing ourselves for the growth opportunities that a consolidating banking industry will continue to present.

Local and national economic conditions made 2003 a challenging year for internal growth of loans and deposits. Our branch acquisitions enabled us to continue to prudently grow our bank and expand our market area. Gross loans increased by 20.0%, non-interest bearing deposits increased by 42.7%, total deposits increased by 20.0%, and total assets increased by 17.3%.  While historically low interest rates have severely impacted our net interest income, they will not lead us to increase the credit risk of our loan portfolios.

Although 2004 appears to be another challenging year, we have seized on the opportunity that slow growth provides to increase our job skills and customer service levels while improving our efficiencies through training and retraining at every level. Your employees, management and directors are committed to the long-term financial success and independence of United Bancshares, Inc.

Sincerely,

 /s/ E. Eugene Lehman

E. Eugene Lehman

President

UNITED BANCSHARES, INC.

DESCRIPTION OF THE CORPORATION

United Bancshares, Inc., an Ohio corporation (the “Corporation”), is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  The Corporation was incorporated and organized in 1985.  The executive offices of the Corporation are located at 100 S. High Street, Columbus Grove, Ohio 45830.  Following the merger of the Company’s other two bank subsidiaries into The Union Bank Company (Columbus Grove, Ohio) in March 2003, the Company is now a one-bank holding company, as that term is defined by the Federal Reserve Board.  Through its subsidiary, The Union Bank Company, Columbus Grove, Ohio (“Union”), the Corporation is engaged in the business of commercial banking and offers a full range of commercial banking services.

Union is an Ohio state-chartered bank, which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  From January 2000 to March 2001, the Corporation’s common stock was traded on the Nasdaq Over-The-Counter Bulletin Board.  Prior to January 2000, there was no established public trading market for United Bancshares, Inc. common stock.  As of February 27, 2004, the common stock was held by 1,800 shareholders of record.  Below are the trading highs and lows for the periods noted.

Year 2003

High

Low

First Quarter

$14.35

$11.96

Second Quarter

15.85

14.00

Third Quarter

16.80

14.60

Fourth Quarter

16.70

16.20

Year 2002

High

Low

First Quarter

$10.78

$ 9.03

Second Quarter

14.35

9.65

Third Quarter

14.85

11.68

Fourth Quarter

11.96

10.42

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

2003

2002

First Quarter

$.11

$.11

Second Quarter

.11

.11

Third Quarter

.11

.11

Fourth Quarter

.11

.11

Total

$.44

$.44

====

====

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Bonita Selhorst, Secretary

United Bancshares, Inc.

100 S. High Street

Columbus Grove, Ohio 45830

419-659-2141

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

Years ended December 31,

2003

2002

2001

2000

1999

(Dollars in thousands, except per share data)

Statements of income:

Total interest income

$

24,765

$

24,679

$

26,234

$

18,940

$

16,658

Total interest expense

10,335

11,695

14,830

10,687

8,599

Net interest income

14,430

12,984

11,404

8,253

8,059

Provision for loan losses

450

722

449

502

309

Net interest income after

provision for loan losses

13,980

12,262

10,955

7,751

7,750

Total non-interest income

4,083

3,099

2,827

1,028

980

Total non-interest expense

13,292

11,081

9,497

7,059

6,044

Income before federal income taxes

4,771

4,280

4,285

1,720

2,686

Federal income taxes

1,080

1,721

1,031

235

544

Income before change in

accounting principle

3,691

2,559

3,254

1,485

2,142

Cumulative effect of change in

accounting principle

-

3,807

-

-

-

Net income

$

3,691

$

6,366

$

3,254

$

1,485

$

2,142

Per share of common stock:

Net income - basic

$

1.01

$

1.77

$

0.96

$

0.66

$

0.94

Dividends

0.44

0.44

0.44

0.44

0.35

Book value

11.69

11.28

9.65

8.48

7.92

Average shares outstanding - basic

3,644,642

3,601,184

3,376,652

2,254,420

2,274,067

Year end balances:

Loans

$

292,221

$

243,555

$

243,995

$

178,951

$

167,229

Securities

174,559

154,977

105,629

54,976

52,264

Total assets

498,695

424,997

386,401

256,815

237,032

Deposits

388,300

323,657

310,897

205,506

198,130

Stockholders' equity

42,710

40,958

34,672

19,049

18,075

Average balances:

Loans

$

280,303

$

242,688

$

264,243

$

175,743

$

156,143

Securities

161,522

143,786

74,597

54,925

54,063

Total assets

478,518

408,500

364,915

244,855

225,139

Deposits

366,336

310,740

287,011

198,526

193,863

Stockholders' equity

42,005

39,856

31,661

17,506

18,327

Selected ratios:

Net yield on average interest-earning assets

3.41%

3.56%

3.44%

3.80%

4.10%

Return on average assets

0.77%

0.63%

0.89%

0.61%

0.95%

Return on average shareholders' equity

8.79%

6.42%

10.28%

8.48%

11.69%

Net loan charge-offs as a percentage

of average outstanding net loans

0.17%

0.27%

0.19%

0.14%

0.19%

Allowance for loan losses

as a percentage of year end loans

0.95%

1.14%

1.06%

1.08%

1.00%

Shareholders' equity as a percentage of

total assets

8.56%

9.64%

8.97%

7.42%

7.63%

Notes:

1)

Amounts for 2001 include Citizens Bank of Delphos, since its acquisition on March 1, 2001.

2)

2002 ratios exclude the cumulative effect of the change in accounting principle.

3)

Amounts for 2003 include RFCBC branch acquisitions, since their acquisition on March 28, 2003.

4)

Net yield on average interest-earning assets was computed on a tax-equivalent basis.

5)

Basic net income per share for 2002 includes $1.06 relating to change in accounting principle.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

of Financial Condition and Results of Operations

EARNINGS SUMMARY

Consolidated net income for United Bancshares, Inc. (the “Corporation”) for 2003 was $3.7 million compared to $6.4 million in 2002 and $3.3 million in 2001.  Net income for 2002 includes $3.8 million of income resulting from the cumulative effect of a change in accounting principle as more fully described in Note 1 to the consolidated financial statements.  The acquisition of Citizens Bank of Delphos (“Citizens”) on March 1, 2001 was accounted for as a purchase.  Consequently, the results of operations for Citizens are included only from the date of acquisition.  The results of operations of the purchased RFCBC branches, as described in Note 2 to the consolidated financial statements, have been included for the period subsequent to the March 28, 2003 acquisition date.  In March 2003, Citizens and the Bank of Leipsic were merged into The Union Bank Company.  Basic income per share was $1.01 in 2003, an increase of 42.3% from $0.71 in 2002, excluding the impact of the change in accounting principle.  The 2002 basic income per share represented a 26.0% decrease from $0.96 in 2001.  The 2002 operating results included a special provision of $631,000 ($.18 per share) for income taxes relating to the recapture of the tax bad debt reserve for Citizens.

FINANCIAL POSITION AND RESULTS OF OPERATIONS

2003 Compared With 2002

Net interest income for 2003 was $14.4 million, an increase of $1.4 million (11.1%) over 2002.  The increase was due to an increase in the Corporation’s interest-earning assets, primarily the result of the branch acquisitions in March 2003.  The average yield on loans for 2003 decreased to 6.15% compared to 7.22% for 2002, while the average rate paid on interest-bearing liabilities decreased to 2.03% from 3.21%.  The net effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, decreasing from 3.56% in 2002 to 3.41% in 2003.

At December 31, 2003, total loans (including loans held for sale) were $292.2 million compared to $243.6 million at December 31, 2002, an increase of $48.6 million (20.0%).  This increase was substantially due to loans balances at the acquired RFCBC branches, which were $46.6 million as of December 31, 2003.  Loans held for sale increased to $2.8 million at December 31, 2003 from $2.1 million in 2002.  Within the loan portfolio, residential real estate loans decreased $11.7 million (12.1%) during 2003 as a substantial portion of fixed residential real estate loans continued to be sold.  Commercial loans increased $22.9 million (23.1%), Agricultural loans increased $12.4 million (37.3%) and Consumer loans increased $24.4 million (206.7%) during 2003 due primarily to the aforementioned branch acquisitions.

The Corporation, through its bank subsidiary, elects to sell in the secondary market a substantial portion of the fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans.  During 2003, net gain on sale of loans was $2.3 million, including $936,000 of capitalized servicing rights.  The net gain on sale of loans was $1.9 million, including $967,000 of capitalized servicing rights, in 2002.

Securities, including Federal Home Loan Bank (FHLB) stock, totaled $174.6 million at December 31, 2003, representing an increase of $19.6 million (12.6%) from total securities of $155.0 million at December 31, 2002.  At both year-ends, all securities except FHLB stock were designated as available-for-sale.  As such, these securities may be sold if needed for liquidity, asset-liability management or other reasons.  Such securities are reported at fair value, with net unrealized gains (losses) reported as a separate component of shareholders’ equity, net of tax.  At December 31, 2003, unrealized gains, net of income taxes, of $1.1 million was reported as a component of shareholders’ equity. Management monitors the earnings performance and liquidity of the investment portfolio on a regular basis through Asset/Liability Committee (“ALCO”) meetings.

Total deposits at December 31, 2003 were $388.3 million, an increase of $64.6 million (20.0%) over total deposits of $323.7 million at December 31, 2002.  This increase was substantially due to the impact of the RFCBC branch acquisitions. Deposits at these acquired branches were $64.0 million at December 31, 2003.  The Corporation utilized the proceeds from the issuance of $10.3 junior subordinated deferrable interest debentures to inject capital into the Bank to facilitate the branch acquisitions.

FHLB borrowings at December 31, 2003 were $54.4 million compared to $56.0 million at December 31, 2002, a decrease of $1.6 million (2.9%).  The Corporation utilizes FHLB borrowings as an alternative source of funding to support its asset growth as necessary.

The allowance for loan losses at December 31, 2003 was $2.8 million (0.95% of total loans) compared to $2.8 million (1.14% of total loans) at December 31, 2002.  Although the allowance remained approximately the same, the allowance for loan losses as a percentage of total loans decreased as a result of the acquired branch loans being stated at estimated fair value.

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of future losses based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses was $450,000 in 2003 compared to $722,000 in 2002.  The decrease in the provision for loan losses in 2003 was due to a decrease in the level of classified loans and a trend of decreasing net loan charge-offs (.17% in 2003, compared to .27% in 2002).

Total non-interest income increased $985,000 to $4.1 million in 2003 from $3.1 million in 2002.  The significant components of non-interest income are summarized in Note 13 to the consolidated financial statements.  Net gain on sale of residential real estate loans increased $389,000 to $2.3 million in 2003 from $1.9 million in 2002 due to increased volume resulting from historically low residential real estate rates which prompted a significant level of refinancing activity.  Service charges on deposit accounts increased $151,000 (21.3%) to $864,000 in 2003 compared to $712,000 in 2002 largely due to the impact of the RFCBC branch acquisitions.  The Company also recognized $202,000 of income in 2003 from insurance demutualization.

Total non-interest expenses increased $2.2 million (20.0%) to $13.3 million in 2003 from $11.1 million in 2002.  Salaries and related costs increased $1.0 million (17.9%) to $6.8 million in 2003 from $5.8 million in 2002.  The increase was substantially due to the impact of the RFCBC branch acquisitions; continued increases in employee benefits, especially medical insurance; and the Corporation’s continued commitment to improve internal controls and specialize its workforce. Net occupancy expenses, including buildings, furnishings, and equipment, increased $246,000 (22.0%) to $1.4 million in 2003 from $1.1 million in 2002 largely due to the impact of the RFCBC branch acquisitions.  Other non-interest expenses increased $932,000 (22.2%) to $5.1 million in 2003 compared to $4.2 million in 2002.  The significant components of other non-interest expenses is summarized in Note 13 to the consolidated financial statements. Data processing costs increased $160,000 (17.4%) to $1.1 million in 2003 from $921,000 in 2002.  Advertising costs increased $117,000 (45.4%) to $374,000 in 2003 compared to $257,000 in 2002.  Such increases were primarily due to the Corporation’s increase of assets under management as the result of the RFCBC branch acquisitions.

The provision for income taxes for 2003 was $1.1 million, a decrease of $641,000 (37.2%) from $1.7 million 2002.  This decrease primarily resulted from the $631,000 special provision in 2002 relating to the recapture of the tax bad debt reserve for Citizens, as more fully described in Note 15 to the consolidated financial statements.

FINANCIAL POSITION AND RESULTS OF OPERATIONS

2002 Compared With 2001

Net interest income for 2002 was $13.0 million, an increase of $1.6 million (13.9%) over 2001.  The increase was primarily due to an increase in the Corporation’s net interest margin coupled with an increase in interest-earning assets.  The average yield on loans decreased to 7.22% compared to 8.12% for 2001, while the average rate paid on interest-bearing liabilities decreased to 3.21% from 4.57%.  The net effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, increasing from 3.44% in 2001 to 3.56% in 2002.

At December 31, 2002, total loans (including loans held for sale) were $243.6 million compared to $244.0 million at December 31, 2001.  Loans held for sale decreased $4.3 million in 2002, which was essentially offset by increases in the loan portfolio.  Within the loan portfolio, residential real estate loans decreased $16.9 million (14.9%) during 2002 as the subsidiary banks continued to sell a substantial portion of fixed residential real estate loans including loans, which became salable during the year through improvements in the Citizens loan portfolio.  Commercial loans increased $19.2 million (24.1%) as a result of continued efforts by lending management to grow this portion of the loan portfolio, including the hiring of two senior lenders at Leipsic.  Consumer loans decreased $2.7 million (18.5%) during 2002 due to competition from non-traditional sources such as automobile leasing companies.

The Corporation, through its bank subsidiaries, elects to sell in the secondary market a substantial portion of the fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans.  During 2002, net gain on sale of loans was $1.9 million, including $967,000 of capitalized servicing rights.

Securities, including Federal Home Loan Bank (FHLB) stock, totaled $155.0 million at December 31, 2002, representing an increase of $49.4 million (46.7%) from total securities of $105.6 million at December 31, 2001.  Approximately $27 million of the increase in securities resulted from the Corporation’s leveraged borrowing program implemented during the second quarter of 2002.  Under this program, the Corporation borrowed from the FHLB and invested the borrowings in securities as part of the asset/liability management strategy.  At both year-ends, all securities except FHLB stock were designated as available-for-sale.  As such, these securities may be sold if needed for liquidity, asset-liability management or other reasons.  Such securities are reported at fair value, with net unrealized gains (losses) reported as a separate component of shareholders’ equity, net of tax.  At December 31, 2002, unrealized gains, net of income taxes, of $1.5 million was reported as a component of shareholders’ equity.

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

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of future losses based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses was $722,000 in 2002 compared to $449,000 in 2001.  The increase in the provision for loan losses in 2002 was due to an increase in the level of classified loans and a trend of increasing net loan charge-offs (.27% in 2002, compared to .19% in 2001).

Total non-interest income increased $300,000 to $3.1 million in 2002 from $2.8 million in 2001.  The significant components of non-interest income are summarized in Note 13 to the consolidated financial statements.  Net gain on sale of residential real estate loans increased $500,000 to $1.9 million in 2002 from $1.4 million in 2001 due to significant volume resulting from historically low residential real estate rates which prompted a significant level of refinancing activity.  Service charges on deposit accounts remained relatively level with an increase of $34,000 (5.0%) to $712,000 in 2002 compared to $678,000 in 2001.  Amortization of the deferred credit relating to the 2001 acquisition of Citizens ceased effective January 1, 2002 as more fully described in Note 1 to the consolidated financial statements.  Consequently, there was no income from amortization in 2002 compared to $346,000 in 2001.

Total non-interest expenses increased $1.6 million (16.7%) to $11.1 million in 2002 from $9.5 million in 2001.  Salaries and related costs increased $1.2 million (25.2%) to $5.8 million in 2002 from $4.6 million in 2001.  The increase was due to the Corporation’s continued commitment to improve internal controls, specialize the workforce, including the hiring of senior commercial lenders.  Net occupancy costs, including buildings, furnishings, and equipment, increased $236,000 (26.9%) to $1.1 million in 2002 from $880,000 in 2001 largely due to new facilities at Leipsic and a renovation of the Citizens facility.  Other non-interest expenses increased $200,000 (7.5%) to $4.2 million in 2002 compared to $4.0 million in 2001.  The significant components of other non-interest expenses are summarized in Note 13 to the consolidated financial statements. Data processing costs increased $100,000 (12.2%) to $921,000 in 2002 from $821,000 in 2001.  Professional fees decreased $242,000 (39.9%) to $365,000 in 2002 compared to $607,000 in 2001 due to the absence of significant merger activity in 2002.

The provision for income taxes for 2002 was $1.7 million, an increase of $690,000 (66.9%) from 1.0 million 2001.  This increase primarily resulted from a $631,000 provision relating to the recapture of a portion or all of the tax bad debt reserve for Citizens as more fully described in Note 15 to the consolidated financial statements.

LIQUIDITY

Liquidity relates primarily to the Corporation’s ability to fund loan demand, meet deposit customers’ withdrawal requirements and provide for operating expenses.  Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, securities available-for-sale, and loans held for sale.  A large portion of liquidity is provided by the ability to sell securities.  Accordingly, the Corporation has designated all securities other than FHLB stock as available-for-sale.

Another source of liquidity is represented by loans held for sale, which can be sold at any time.  Certain other loans are also available to collateralize borrowings.

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity.  A discussion of cash flows for 2003, 2002, and 2001 follows.

The Corporation generated cash from operating activities of $3.1 million in 2003, $11.0 million in 2002, and $6.8 million in 2001.  The 2002 and 2001 increases largely resulted from secondary market activities relating to the continued selling of loans held for sale.

Net cash flows from investing activities was $(8.7) million in 2003, $(52.8) million in 2002, and $12.2 million in 2001.  The decrease in investing cash flows in 2003 and 2002 was essentially due to growth in the securities portfolio offset in 2003 by $5.8 million of cash from the RFCBC branch acquisitions.  The 2001 increase was largely due to the selling of loans acquired in the Citizens acquisition offset by securities portfolio growth.

Net cash flows from financing activities were $(30,000) in 2003, $32.6 million in 2002, and $(7.0) million in 2001.  In 2003, net repayments of FHLB borrowings of $1.5 million, cash dividends of $1.6 million, and the net decrease in deposits of $7.1 million exceeded proceeds from the issuance of the junior subordinated deferrable interest debentures, net of fees, of $10.0 million.  The increase in 2002 was attributable to proceeds from FHLB borrowings, net of repayments, of $21.2 million and growth in deposits of $12.8 million.  In 2001, net repayments of FHLB borrowings of $26.2 million exceeded the growth in deposits of $20.6 million.

ASSET LIABILITY MANAGEMENT

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities.  The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”.  An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”.  This generally means that when interest rates increase, an institution’s net interest income will increase and when interest rates decrease, the institution’s net interest income will decrease.  An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”.  This generally means that when interest rates increase, the institution’s net interest income will decrease and when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap is 93% assets to liabilities or slightly negative.

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

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes loan commitments, including letters of credit, as of December 31, 2003:

Amount of commitment to expire per period

Total

Less than

1 – 3

4 – 5

Over

Amount

1 year

years

years

5 years

(Dollars in thousands)

Type of commitment

Commercial lines-of-credit

$

22,024

$

20,919

$

775

$

190

$

140

Real estate lines-of-credit

27,154

4,470

1,722

2,678

18,284

Consumer lines-of-credit

340

340

Credit card lines-of-credit

5,894

5,894

-

-

-

Guarantees

-

-

-

-

-

Total commitments

$

55,412

$

31,623

$

2,497

$

2,868

$

18,424

========

=======

=======

=======

========

As indicated in the preceding table, the Corporation had $55.4 million in total loan commitments at December 31, 2003, with $31.6 million of that amount expiring within one year.  All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted.  Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement.  The commercial and consumer lines represent both unsecured and secured obligations.  The real estate lines are secured by mortgages in residential and nonresidential property.  The credit card lines were all made on an unsecured basis.  Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes.  It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly the credit card lines, which represent the maximum amount available to all cardholders.

The following table summarizes the Corporation’s contractual obligations as of December 31, 2003:

Payments due by period

Total

Less than

 1– 3

4 – 5

Over

Amount

1 year

years

years

5 years

(Dollars in thousands)

Contractual obligations

Long-term debt

$

64,746

$

17,195

$

6,525

$

13,798

$

27,228

Capital leases

-

-

-

-

-

Operating leases

-

-

-

-

-

Unconditional purchase

obligations

-

-

-

-

-

Other long-term liabilities

reflected under GAAP

368

6

15

19

328

Total obligations

$

65,114

$

17,201

$

6,540

$

13,817

$

27,556

=======

=======

=======

=======

========

The long-term debt noted in the preceding table represents $54.4 million in borrowings from the Federal Home Loan Bank of Cincinnati (“FHLB”) (see Note 11 of the consolidated financial statements) and $10.3 million from the issuance of junior subordinated deferrable interest debentures (see Note 12 of the consolidated financial statements).

The FHLB borrowings include notes that require payment of interest on a monthly basis, with principal generally due at maturity.  The FHLB obligations include $45.4 million in advances that have fixed interest rates and $9.0 million in advances that have variable interest rates.  While the variable rate obligations can be prepaid without penalty, some of the fixed rate obligations have variable options, that stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment.  As a note matures, the Corporation evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay-off or renew the note.  The evaluation process typically includes the strength of current and projected customer loan demand, the current federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for deposit product offerings.

The other long-term liabilities reflected under GAAP, as noted in the preceding table, represent the Corporation’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years, commencing upon retirement effective December 31, 2001.  At December 31, 2003, the net present value of future deferred compensation payments amounted to $368,000.  Such amount is included in other liabilities in the December 31, 2003 consolidated balance sheet.  (See Note 16 of the consolidated financial statements)

As indicated in the table, the Corporation had no capital leases or unconditional purchase obligations as of December 31, 2003.  The Corporation has several minor operating lease obligations, including photocopying equipment and an office space lease, which are considered immaterial and not included in the table.  The Company also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $496,000 at December 31, 2003 for supplemental retirement benefits under the plan.  Since substantially all participants under the plan are still active, it is not possible to determine the terms of the contractual obligations and, consequently, such liability is not included in the table.

SIGNIFICANT ACCOUNTING POLICIES

The Corporation’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the commercial banking industry.  Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements.  These estimates, assumptions, and judgments are based upon the information available as of the date of the financial statements.

The Corporation’s most significant accounting policies are presented in the Summary of Significant Accounting Policies.  These policies, along with other disclosures presented in the Notes to Consolidated Financial Statements and in Management’s Discussion and Analysis, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined.  Management has identified the determination of the allowance for loan losses and the valuation of servicing assets as the areas that require the most subjective and complex estimates, assumptions and judgments and, as such, could be the most subjective to revision as new information becomes available.  The valuation of the goodwill acquired in 2003 as a result of the RFCBC branch acquisitions is another accounting area that requires estimates, assumptions and judgments.

As previously noted, a detailed analysis to assess the adequacy of the allowance for loan losses is performed.  This analysis encompasses a variety of factors including the potential loss exposure for individually reviewed loans, the historical loss experience for each loan category, the volume of non-performing loans, the volume of loans past due 30 to 89 days, a segmentation of each loan category by internally-assigned risk grades, an evaluation of current and future local and national economic conditions, any significant changes in the volume or mix of loans within each category, a review of the significant concentrations of credit, and any legal, competitive, or regulatory concerns.

Servicing assets are recognized as separate assets when rights are acquired through sale of mortgage loans.  Servicing assets are evaluated for impairment based upon the fair value of the rights, as determined by an independent third party, as compared to amortized cost.  Impairment is determined by stratifying rights and by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.

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

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

As the result of the issuance of FASB Interpretation No. 46 (Consolidation of Variable Interest Entities) in January 2003, the Corporation’s consolidated financial statements for 2003 do not include the business trust (United (OH) Statutory Trust) formed March 13, 2003.  The Trust was formed in connection with the issuance of $10.0 million of trust preferred securities.  As a result, the 2003 consolidated financial statements reflect the $10.3 million of junior subordinated deferrable interest debentures.

The Corporation does not believe the adoption of any recently issued pronouncements by the Financial Accounting Standards Board will have a significant impact on its consolidated financial statements.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for its purchase accounting deferred credit in 2002.

/s/  CLIFTON GUNDERSON LLP

Toledo, Ohio

January 29, 2004

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

ASSETS

2003

2002

CASH AND CASH EQUIVALENTS

Cash and due from banks

$

10,532,844

$

9,652,357

Interest-bearing deposits in other banks

31,277

1,167,863

Federal funds sold

531,000

5,914,000

Total cash and cash equivalents

11,095,121

16,734,220

SECURITIES, available-for-sale

170,504,529

151,079,804

FEDERAL HOME LOAN BANK STOCK, at cost

4,054,700

3,896,700

LOANS HELD FOR SALE

2,760,312

2,083,887

LOANS

289,460,412

241,471,498

Less allowance for loan losses

2,767,521

2,784,509

Net loans

286,692,891

238,686,989

PREMISES AND EQUIPMENT, net

7,222,175

6,314,033

GOODWILL

7,282,013

-

OTHER INTANGIBLE ASSETS, net

1,754,764

244,715

OTHER ASSETS, including accrued interest receivable

7,328,622

5,957,075

TOTAL ASSETS

$

498,695,127

$

424,997,423

============

===========

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Deposits:

Non-interest bearing

$

32,144,405

$

22,524,352

Interest-bearing

356,155,722

301,132,604

Total deposits

388,300,127

323,656,956

Federal Home Loan Bank borrowings

54,446,143

55,956,475

Junior subordinated deferrable interest debentures

10,300,000

-

Other liabilities

2,938,444

4,426,016

Total liabilities

455,984,714

384,039,447

SHAREHOLDERS’ EQUITY

Common stock, stated value $1.  Authorized

4,750,000 shares; issued 3,740,468 shares

in 2003 and 3,718,277 shares in 2002

3,740,468

3,718,277

Surplus

14,459,593

14,373,897

Retained earnings

24,697,441

22,612,142

Accumulated other comprehensive income

1,055,610

1,496,359

Treasury stock, 88,064 shares, at cost

(1,242,699)

(1,242,699)

Total shareholders’ equity

42,710,413

40,957,976

TOTAL LIABILITIES AND

SHAREHOLDERS’ EQUITY

$

498,695,127

$

424,997,423

===========

===========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2003, 2002 and 2001

2003

2002

2001

INTEREST INCOME

Loans, including fees

$

18,416,881

$

17,513,362

$

21,465,191

Securities:

Taxable

4,470,411

5,827,316

3,189,391

Tax-exempt

1,794,905

1,159,933

1,048,988

Other

82,973

178,102

530,613

Total interest income

24,765,170

24,678,713

26,234,183

INTEREST EXPENSE

Deposits

7,478,619

9,052,380

12,336,091

Borrowings

2,856,069

2,642,213

2,494,398

Total interest expense

10,334,688

11,694,593

14,830,489

Net interest income

14,430,482

12,984,120

11,403,694

PROVISION FOR LOAN LOSSES

450,000

722,000

449,103

Net interest income after provision

for loan losses

13,980,482

12,262,120

10,954,591

NON-INTEREST INCOME

4,083,130

3,098,581

2,826,708

NON-INTEREST EXPENSES

Salaries, wages and employee benefits

6,793,531

5,759,729

4,600,830

Occupancy expenses

1,362,104

1,116,072

879,586

Other operating expenses

5,136,538

4,204,936

4,016,051

Total non-interest expenses

13,292,173

11,080,737

9,496,467

Income before income taxes and

change in accounting principle

4,771,439

4,279,964

4,284,832

PROVISION FOR INCOME TAXES

Current

940,947

1,784,061

674,017

Deferred

139,053

(63,061)

356,983

Total provision for income taxes

1,080,000

1,721,000

1,031,000

Income before change in

accounting principle

3,691,439

2,558,964

3,253,832

CUMULATIVE EFFECT OF CHANGE IN

ACCOUNTING PRINCIPLE

-

3,807,073

-

NET INCOME

$

3,691,439

$

6,366,037

$

3,253,832

=========

=========

=========

NET INCOME PER SHARE

Basic:

Income before change in accounting principle

$

1.01

$

.71

$

.96

Change in accounting principle

-

1.06

-

Total

$

1.01

$

1.77

$

.96

=========

=========

=========

Diluted:

Income before change in accounting principle

$

1.00

$

.70

$

.96

Change in accounting principle

-

1.04

-

Total

$

1.00

$

1.74

$

.96

=========

=========

=========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2003, 2002 and 2001

Accumulated

other compre-

hensive

Common

Retained

income

Treasury

stock

Surplus

earnings

(loss)

stock

Total

BALANCE AT

DECEMBER 31, 2000

$

2,300,646

$

1,955,378

$

16,009,977

$

(303,261)

$

(913,871)

$

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

-

(1,586,303)

BALANCE AT

DECEMBER 31, 2002

3,718,277

14,373,897

22,612,142

1,496,359

(1,242,699)

40,957,976

Comprehensive income:

Net income

-

-

3,691,439

-

-

3,691,439

Change in net unrealized

gain, net of

reclassification

adjustments and

income taxes

-

-

-

(440,749)

-

(440,749)

Total comprehen-

sive income

3,250,690

Exercise of stock options

22,191

85,696

-

-

-

107,887

Cash dividends declared,

$.44 per share

-

-

(1,606,140)

-

-

(1,606,140)

BALANCE AT

DECEMBER 31, 2003

$

3,740,468

$

14,459,593

$

24,697,441

$

1,055,610

$

(1,242,699)

$

42,710,413

=========

========

=========

========

========

=========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

2003

2002

2001

CASH FLOWS FROM OPERATING ACTIVITIES

Net income

$

3,691,439

$

6,366,037

$

3,253,832

Adjustments to reconcile net income to net cash

provided by operating activities:

Cumulative effect of change in accounting

principle

-

(3,807,073)

-

Depreciation and amortization

1,851,491

1,499,401

281,869

Deferred income taxes

139,053

(63,061)

356,983

Provision for loan losses

450,000

722,000

449,103

Gain on sale of loans

(2,336,756)

(1,947,726)

(1,406,963)

Securities losses (gains)

(244,108)

(107,225)

55,341

Amortization of deferred credit –

purchase accounting

-

-

(346,098)

Federal Home Loan Bank stock dividends

(158,000)

(173,800)

(298,600)

Net amortization (accretion) of security

premiums and discounts

840,257

274,633

52,300

Provision for deferred compensation

59,659

2,066

130,424

Gain on disposal of premises and equipment

(6,500)

(14,905)

-

Proceeds from sale of loans held-for-sale

96,197,474

98,164,180

55,664,397

Originations of loans held-for-sale

(95,473,631)

(92,904,169)

(50,363,651)

Decrease (increase) in other assets

(45,548)

1,463,914

(237,654)

Increase (decrease) in other liabilities

(1,888,430)

1,514,514

(804,333)

Net cash provided by operating activities

3,076,400

10,988,786

6,786,950

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from sales of available-for-sale securities

11,346,383

7,772,021

-

Proceeds from maturities of available-for-sale

securities, including paydowns on

mortgage-backed securities

106,718,173

52,377,462

16,885,273

Purchases of available-for-sale securities and

Federal Home Loan Bank stock

(138,753,232)

(107,453,442)

(47,068,565)

Proceeds from sale of loans acquired in Delphos

Citizens Bancorp, Inc. acquisition

-

-

28,550,063

Net decrease (increase) in loans

7,201,972

(4,518,306)

11,706,152

Proceeds from sale of premises and equipment

6,500

387,737

-

Net cash received from branch acquisitions

5,748,394

-

-

Net cash received from acquisition of

Delphos Citizens Bancorp, Inc.

-

-

2,742,144

Proceeds from payoff of ESOP loan

-

-

850,835

Investment in business trust

(300,000)

-

-

Purchases of premises and equipment

(653,817)

(1,363,721)

(1,428,028)

Net cash provided by (used in)

investing activities

(8,685,627)

(52,798,249)

12,237,874

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003, 2002 and 2001

2003

2002

2001

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase (decrease) in deposits

$

(7,056,287)

$

12,827,792

$

20,572,553

Federal Home Loan Bank borrowings:

Proceeds

14,000,000

36,000,000

6,082,705

Repayments

(15,510,332)

(14,805,209)

(32,253,727)

Issuance of junior subordinated deferrable

interest debentures

10,300,000

-

-

Fees paid on issuance of trust preferred securities

(265,000)

-

-

Proceeds from issuance of common stock

107,887

178,177

66,302

Purchase of treasury stock

-

-

(1,300)

Cash dividends paid

(1,606,140)

(1,586,303)

(1,431,401)

Net cash provided by (used in)

financing activities

(29,872)

32,614,457

(6,964,868)

NET INCREASE (DECREASE) IN CASH AND

CASH EQUIVALENTS

(5,639,099)

(9,195,006)

12,059,956

CASH AND CASH EQUIVALENTS

At beginning of year

16,734,220

25,929,226

13,869,270

At end of year

$

11,095,121

$

16,734,220

$

25,929,226

=========

=========

=========

SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid during the year for:

Interest

$

10,298,287

$

11,846,460

$

14,951,806

=========

=========

=========

Federal income taxes

$

2,115,726

$

250,000

$

1,071,000

==========

==========

=========

Non-cash operating activity:

Change in deferred income taxes on

net unrealized gain on

available-for-sale securities

$

(227,053)

$

684,061

$

243,017

=========

=========

=========

Non-cash investing activities:

Transfer of loans to foreclosed assets

$

-

$

-

$

259,380

=========

=========

=========

Securities received in exchange for sale of loans

$

-

$

-

$

16,990,321

=========

=========

=========

Change in net unrealized gain on

available-for-sale securities

$

(667,802)

$

2,011,943

$

714,755

=========

=========

=========

Non-cash investing and financing activities:

Common shares issued in connection with

acquisition of Delphos Citizens

Bancorp, Inc.

$

-

$

-

$

13,591,671

=========

=========

=========

Treasury shares received as payment

for ESOP loan

$

-

$

-

$

327,528

=========

=========

=========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the “Corporation”) was incorporated in 1985 in the state of Ohio as a single-bank holding company for The Union Bank Company (the Bank).  The Corporation subsequently acquired the Bank of Leipsic Company (Leipsic) in 1999, and Citizens Bank of Delphos (Citizens) in 2001 (as more fully described in Note 3), and operated as a three-bank holding company.  On March 7, 2003, following receipt of approval from the appropriate regulatory authorities, the charters of Leipsic and Citizens were collapsed and merged into the Bank.  The Corporation, through its wholly-owned subsidiary, the Bank, operates in one industry segment, the commercial banking industry.

The Bank, organized in 1904 as an Ohio-chartered bank, is headquartered in Columbus Grove, Ohio, with branch offices in Delphos, Kalida, Leipsic, Lima, and Ottawa, Ohio.  On March 28, 2003, the Bank completed the acquisition of branches located in Gibsonburg and Pemberville, Ohio, as more fully described in Note 2.

The primary source of revenue of the Bank is providing loans to customers primarily located in Northwestern and West Central Ohio.  Such customers are predominately small and middle-market businesses and individuals.

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

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, the Bank and United Trust (described in Note 12), as well as the accounts of Leipsic and Citizens prior to the collapsing of their charters in March 2003.  All significant intercompany balances and transactions have been eliminated in consolidation.

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

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SECURITIES AND FEDERAL HOME LOAN BANK STOCK (CONTINUED)

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

LOANS HELD FOR SALE

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Any net unrealized losses are recognized through a valuation allowance by charges to income.  Such valuation allowance amounted to $30,954 at December 31, 2003 (none at December 31, 2002).

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

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ALLOWANCE FOR LOAN LOSSES (CONTINUED)

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

FORECLOSED ASSETS

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and fair value adjustments are included in other operating expenses.  Foreclosed assets amounting to $453,049 and $314,555 at December 31, 2003 and 2002, respectively, are included in other assets in the accompanying consolidated balance sheets.

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

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTANGIBLE ASSETS

Goodwill arising from the branch acquisitions described in Note 2, is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred.

Other intangible assets determined to have a definite life are amortized on a straight-line basis over the estimated useful lives of the individual assets which range from 7 to 10 years.

DEFERRED CREDIT – PURCHASE ACCOUNTING

The deferred credit resulting from the purchase described in Note 3, was being recognized as income on a straight-line basis over a period of 10 years prior to the adoption of a new accounting pronouncement, effective January 1, 2002, as more fully described in Note 1.

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

The Bank is not currently subject to state and local income taxes.

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

The weighted average number of shares used for the years ended December 31, 2003, 2002 and 2001 were as follows:

2003

2002

2001

Basic

3,644,642

3,601,184

3,376,652

=======

=======

=======

Diluted

3,687,768

3,647,663

3,392,060

=======

=======

=======

Dividends per share are based on the number of shares outstanding at the declaration date, after restatement for any stock dividends.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STOCK-BASED COMPENSATION

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

2003

2002

2001

Net income as reported

$

3,691,439

$

6,366,037

$

3,253,832

Pro forma net income

3,517,465

6,294,197

3,234,837

Basic net income per share, as reported

1.01

1.77

.96

Pro forma basic net income per share

.97

1.75

.96

Diluted net income per share as reported

1.00

1.74

.96

Pro forma diluted net income per share

.95

1.73

.95

The pro forma effects are computed using the following weighted-average assumptions as of grant date.

Risk-free interest rate

2.75%

3.0%

3.5%

Expected option life (in years)

3.7

3.4

4.0

Dividend yield

2.75%

3.5%

3.5%

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

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

This information is an integral part of the accompanying

consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - CHANGE IN ACCOUNTING PRINCIPLE

In June 2001, the Financial Accounting Standards Board issued Statement No. 141, “Business Combinations” (Statement 141), which addresses financial accounting and reporting for business combinations.  Under the provisions of Statement 141, any unamortized deferred credit resulting from a business combination occurring before July 1, 2001 shall be written-off and reported as the cumulative effect of a change in accounting principle.  Consequently, as a result of the adoption of Statement 141 effective January 1, 2002, the Corporation ceased amortizing the deferred credit relating to the Delphos acquisition and recognized as income from a change in accounting principle the unamortized deferred credit, amounting to $3,807,073 ($1.06 basic per share and $1.04 diluted per share).  There were no income taxes attributable to such income.

NOTE 2 - BRANCH ACQUISITIONS

In December 2002, the Bank entered into a purchase and assumption agreement to purchase certain assets and assume certain liabilities assigned to the financial services offices of RFC Banking Company (RFCBC) in Pemberville and Gibsonburg, Ohio.  The acquisition received approval from regulatory authorities, and was completed on March 28, 2003.

The acquisition was accounted for as a business combination since the Bank acquired substantially all operating assets and liabilities of the branches and retained most of the branch employees.  Consequently, assets acquired and liabilities assumed in connection with the acquisition were recorded at their respective fair values, as follows:

Assets acquired:

Cash and cash equivalents

$

5,748,394

Loans

56,005,563

Premises and equipment

1,033,386

Goodwill

7,282,013

Other assets, including accrued interest receivable

2,314,575

Total assets acquired

$

72,383,931

==========

Liabilities assumed:

Deposits

$

71,954,732

Other liabilities

429,199

Total liabilities assumed

$

72,383,931

===========

Other assets include $1,777,934 relating to deposit base premium, which is being amortized over a period of seven years.

The operating results of the branches subsequent to the acquisition are included in the Corporation’s consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - BUSINESS ACQUISITION

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

The fair value of the assets and liabilities acquired approximated $143,282,000 and $116,816,000, respectively.  The major asset acquired was loans of $127,156,000 and the major liabilities assumed were deposits of $85,257,000 and Federal Home Loan Bank borrowings of $30,500,000.  The purchase price, including direct acquisition costs of $311,937, was $4,153,171 less than the fair value of assets acquired (after write-down of premises and equipment to zero), resulting in a deferred credit (liability) of $3,807,073.

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

The following unaudited pro forma financial information for the year ended December 31, 2001 combines the historical 2001 consolidated statements of operations of the Corporation and Delphos as if the acquisition had become effective at January 1, 2001.  The unaudited pro forma amounts are not necessarily indicative of what would have occurred or will occur in the future (amounts in thousands, except for share amounts):

Net interest income

$

11,953

=======

Net income

$

3,461

=======

Net income per share:

Basic

$

.96

=======

Diluted

$

.96

=======

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2003 and 2002 are as follows:

2003

2002

Amortized

Fair

Amortized

Fair

cost

value

cost

value

Available-for-sale:

U.S. Treasury and

agencies

$

21,952,263

$

21,769,585

$

12,953,586

$

13,191,443

Obligations of states and

political subdivisions

64,933,697

66,245,969

26,744,134

27,717,843

Mortgage-backed

81,966,151

82,435,966

108,961,864

110,097,509

Other

53,009

53,009

153,009

73,009

Total

$

168,905,120

$

170,504,529

$

148,812,593

$

151,079,804

===========

===========

===========

===========

A summary of unrealized gains and losses on investment securities at December 31, 2003 and 2002 follows:

2003

2002

Gross

Gross

Gross

Gross

unrealized

unrealized

unrealized

unrealized

gains

losses

gains

losses

Available-for-sale:

U.S. Treasury and agencies

$

35,391

$

218,069

$

243,506

$

5,649

Obligations of states and political

subdivisions

1,532,906

220,634

1,022,916

49,207

Mortgage-backed

871,788

401,973

1,450,560

314,915

Other

-

-

-

80,000

Total

$

2,440,085

$

840,676

$

2,716,982

$

449,771

==========

=========

==========

========

The amortized cost and fair value of securities at December 31, 2003, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Amortized

Fair

cost

value

Due in one year or less

$

19,684,644

$

19,712,878

Due after one year through five years

86,651,609

87,207,510

Due after five years through ten years

41,256,279

41,790,139

Due after ten years

21,259,579

21,740,993

Other securities having no maturity date

53,009

53,009

Total

$

168,905,120

$

170,504,529

===========

===========

Securities with a carrying value of approximately $52,917,000 at December 31, 2003 and $46,981,000 at December 31, 2002 were pledged to secure public deposits and for other purposes as required or permitted by law.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES (CONTINUED)

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003:

Securities in a continuous unrealized loss position

Less than

12 months

12 months

or more

Total

Unrealized

Fair

Unrealized

Fair

Unrealized

Fair

losses

value

losses

value

losses

value

U.S. Treasury

and agencies

$

218,069

$

17,734,194

$

-

$

-

$

218,069

$

17,734,194

Obligations of

states and

political

subdivisions

220,634

14,781,237

-

-

220,634

14,781,237

Mortgage-backed

383,232

30,999,443

18,741

490,632

401,973

31,490,075

Total temporarily

impaired

securities

$

821,935

$

63,514,874

$

18,741

$

490,632

$

840,676

$

64,005,506

========

==========

=======

========

========

==========

There were 75 securities in an unrealized loss position at December 31, 2003, two of which were in a continuous unrealized loss position for twelve months or more.  Management has considered industry analyst reports, sector credit reports and volatility in the bond market in concluding that the unrealized losses as of December 31, 2003 were primarily the result of customary and expected fluctuations in the bond market.  As a result, all security impairments as of December 31, 2003 are considered temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $297,829 in 2003, $107,225 in 2002, and $23,085 in 2001, with the income tax provision applicable to such gains amounting to $101,262 in 2003, $36,457 in 2002, and $7,849 in 2001.  Gross realized losses from sale of securities amounted to $53,721 in 2003 and $78,426 in 2001 (none in 2002) with related income tax effect of $18,265 in 2003 and $26,665 in 2001.

NOTE 5 - LOANS

Loans at December 31, 2003 and 2002 consist of the following:

2003

2002

Residential real estate

$

84,657,344

$

96,340,462

Commercial

121,905,682

98,995,999

Agriculture

45,517,537

33,152,255

Consumer

36,170,145

11,796,462

Credit cards

1,209,704

1,186,320

Total loans

$

289,460,412

$

241,471,498

============

===========

Fixed rate loans approximated $94,797,000 at December 31, 2003 and $69,352,000 at December 31, 2002, including loans classified as held-for-sale.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

Impaired loans amounted to $1,862,856 at December 31, 2003 and $1,170,435 at December 31, 2002.  The average balance of impaired loans approximated $1,939,000 in 2003 and $1,321,000 in 2002, and $347,000 in 2001.  Allowance for loan losses allocated to impaired loans approximated $279,000 at December 31, 2003 and $206,000 at December 31, 2002.  The amount of interest accrued and received on a cash basis relating to impaired loans approximated $108,000 in 2003, and was not significant in 2002 and 2001.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank.  Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Bank, including the interest rate charged and collateralization, and do not represent more than a normal collection risk.  Such loans amounted to $3,559,031 and $1,647,349 at December 31, 2003 and 2002, respectively.  The following is a summary of activity during 2003 and 2002 for such loans:

2003

2002

Beginning of year

$

1,647,349

$

1,709,947

Additions

9,737,224

1,485,010

Repayments

(7,825,542)

(1,547,608)

End of year

$

3,559,031

$

1,647,349

=========

==========

Additions and repayments include loan renewals, as well as borrowings and repayments under revolving lines-of-credit and sold loans.

Most of the Banks’ lending activities are with customers primarily located in Northwestern and West Central Ohio.  As of December 31, 2003 and 2002, the Bank’s loans from borrowers in the agriculture industry represent the single largest industry and amounted to $45,517,537 and $33,152,255, respectively.  Agricultural loans are generally secured by property, equipment, and crop income.  Repayment is expected from cash flow from the harvest and sale of crops.  The agricultural customers are subject to the risks of weather and market prices of crops, which could have an impact on their ability to repay their loans.  Credit losses arising from the Bank’s lending experience in the agriculture industry compare favorably with the Bank’s loss experience on their loan portfolio as a whole.  Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

Loans on non-accrual of interest amounted to $1,625,035 and $1,287,830 at December 31, 2003 and 2002, respectively.  Loans past due more than 90 days and still accruing interest amounted to $1,206,630 and $409,910 at December 31, 2003 and 2002, respectively.

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001:

2003

2002

2001

Balance at beginning of year

$

2,784,509

$

2,592,081

$

1,935,648

Acquisition of Delphos (Note 3)

-

-

721,076

Provision charged to operations

450,000

722,000

449,103

Loans charged-off

(655,168)

(655,229)

(575,293)

Recoveries of loans charged-off

188,180

125,657

61,547

Balance at end of year

$

2,767,521

$

2,784,509

$

2,592,081

=========

=========

==========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2003 and 2002:

2003

2002

Land and improvements

$

1,496,329

$

1,328,676

Buildings

5,908,911

4,947,872

Equipment

4,124,566

3,595,463

11,529,806

9,872,011

Less accumulated depreciation

4,307,631

3,557,978

Premises and equipment, net

$

7,222,175

$

6,314,033

==========

=========

Depreciation expense amounted to $779,061 in 2003, $568,037 in 2002 and $434,950 in 2001.

NOTE 8 - INTANGIBLE ASSETS

Intangible assets other than goodwill consist of deposit base premiums resulting from the branch acquisitions described in Note 2, as well as a branch acquisition completed by Leipsic in 1996.  The net book value of other intangible assets consist of $2,551,549 cost and $796,785 accumulated amortization at December 31, 2003 and of $773,615 cost and $528,900 accumulated amortization at December 31, 2002.

Amortization of other intangible assets amounted to $267,885 in 2003 and $77,400 in 2002 and 2001.  Expected amortization expense for the five years subsequent to 2003 is as follows:  2004, $331,390; 2005, $331,390; 2006, $266,513; 2007, $253,990; and 2008, $253,990.

NOTE 9 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others approximated $208,131,000 and $188,876,000 at December 31, 2003 and 2002, respectively.

The balance of capitalized servicing rights, net of a valuation allowance, included in other assets amounted to $1,416,919 and $1,152,811 at December 31, 2003 and 2002, respectively.  The estimated fair value of these rights approximated $1,597,000 and $1,262,000 at December 31, 2003 and 2002, respectively.

The following table summarizes mortgage servicing rights capitalized and related amortization, along with activity in the related valuation allowance:

2003

2002

2001

Mortgage servicing rights capitalized

$

936,488

$

967,478

$

811,262

Mortgage servicing rights amortization

672,380

663,297

100,918

Valuation allowance:

Beginning of year

$

314,949

$

-

$

-

Additions

337,116

314,949

-

End of year

$

652,065

$

314,949

$

-

=========

==========

==========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - DEPOSITS

Time deposits at December 31, 2003 and 2002 include individual deposits of $100,000 or more approximating $31,495,000 and $29,177,000, respectively.  Interest expense on time deposits of $100,000 or more approximated $678,000 for 2003, $992,000 for 2002 and $1,302,000 for 2001.  At December 31, 2003, time deposits approximated $231,918,000 and were scheduled to mature as follows:  2004, $156,067,000; 2005, $26,435,000; 2006, $25,767,000; 2007, $14,134,000; 2008, $9,042,000; and thereafter, $473,000.

NOTE 11 - FEDERAL HOME LOAN BANK BORROWINGS

Federal Home Loan Bank borrowings consist of the following at December 31, 2003 and 2002:

2003

2002

Secured note, with interest at 4.93%, due March 26, 2003

$

-

$

1,000,000

Secured note, with interest at 3.32%, due March 28, 2003

-

2,000,000

Secured note, with interest at 1.25%, due January 5, 2004

9,000,000

-

Secured note, with interest at 4.38%, due March 26, 2004

4,000,000

4,000,000

Secured note, with interest at floating rate equal to LIBOR

plus .10% (1.88% at December 31, 2002), adjustable

quarterly, due April 29, 2004 but repaid in 2003

-

10,000,000

Secured note, with interest at 4.13%, due October 29, 2004

3,000,000

3,000,000

Secured note, with interest at 5.02%, due March 28, 2005

4,000,000

4,000,000

Secured $5,000,000 term note, with monthly principal and

interest payments of $93,990, including interest

at 4.84%, due May 1, 2007

3,465,565

4,401,009

Secured note, with interest at 4.02%, due August 30, 2007

8,000,000

8,000,000

Secured note, with interest at 4.61% through June 2003,

thereafter convertible to variable rate at the option

of the holder, due December 4, 2008

5,000,000

5,000,000

Secured note, with interest at 6.55% through June 2003,

thereafter convertible to variable rate at the option

of the holder, due June 16, 2010

6,500,000

6,500,000

Secured note, with interest at 6.46% through June 2003,

thereafter convertible to variable rate at the option

of the holder, due July 28, 2010

5,000,000

5,000,000

Secured note, with interest at 1.33%, through March 4, 2004,

thereafter convertible to variable rate at the option

of the holder, due March 4, 2013

5,000,000

-

Advances secured by individual residential mortgages

under blanket agreement

1,480,578

3,055,466

Total

$

54,446,143

$

55,956,475

==========

=========

Outstanding borrowings are secured by Federal Home Loan Bank stock, other securities and all eligible mortgage loans.  Interest on advances outstanding at December 31, 2003 secured by individual mortgages under blanket agreement ranged from 5.5% to 8.8%, with maturities ranging from January 2004 through July 2019.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - FEDERAL HOME LOAN BANK BORROWINGS (CONTINUED)

Future estimated principal payments on Federal Home Loan Bank borrowings are as follows at December 31, 2003:  2004, $17,195,922; 2005, $5,250,003; 2006, $1,275,475; 2007, $8,655,755; 2008, $5,141,496; and thereafter, $16,927,492.

NOTE 12 – JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

During the first quarter of 2003, the Corporation formed a business trust, United (OH) Statutory Trust (United Trust) and invested $300,000.  Effective March 26, 2003, United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures.  United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation.  The debentures mature on March 26, 2033, which date may be shorted to March 26, 2008, if certain conditions are met, as well as quarterly thereafter.  The interest rate of the debentures is fixed at 6.40% for a five-year period through March 2008.  Thereafter, interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR.  Interest is payable quarterly.  The corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.  Interest expense on the debentures amounted to $480,000 in 2003 and is included in interest expense-borrowings in the accompanying 2003 consolidated statement of income.

Each issue of the trust preferred securities carries an interest rate identical to that of the related debenture.  The securities have been structured to qualify as Tier I capital for regulatory purposes and the dividends paid on such are tax deductible.  However, the securities cannot be used to constitute more than 25% of the Corporation’s core tax Tier I capital under Federal Reserve Board guidelines inclusive of these securities.  The Corporation utilized the proceeds of these issuances to inject capital into the Bank to facilitate the branch acquisitions described in Note 2.

NOTE 13 - NON-INTEREST INCOME AND EXPENSES

Non-interest income consisted of the following for the years ended  December 31, 2003, 2002 and 2001:

2003

2002

2001

Service charges on deposit accounts

$

863,614

$

712,180

$

678,471

Gain on sale of loans

2,336,756

1,947,726

1,406,963

Securities gains (losses)

244,108

107,225

(55,341)

Amortization of deferred credit – purchase

accounting (Note 3)

-

-

346,098

Other operating income

638,652

331,450

450,517

Total non-interest income

$

4,083,130

$

3,098,581

$

2,826,708

==========

=========

==========

During 2003, the Bank received $201,656 as a result of the demutualization of the General American Life Insurance Company.  Such amount is included in other operating income.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - NON-INTEREST INCOME AND EXPENSES (CONTINUED)

Other operating expenses consisted of the following for the years ended  December 31, 2003, 2002 and 2001:

2003

2002

2001

Data processing

$

1,081,564

$

921,364

$

820,742

Professional fees

375,968

365,205

606,866

Stationery and supplies

271,846

271,622

244,614

Advertising

374,430

257,477

193,504

Franchise tax

442,962

433,000

407,013

Other

2,589,768

1,956,268

1,743,312

Total other operating expenses

$

5,136,538

$

4,204,936

$

4,016,051

=========

=========

==========

NOTE 14 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended  December 31, 2003, 2002 and 2001:

2003

2002

2001

Unrealized holding gains (losses) on

available-for-sale securities

$

(423,694)

$

2,119,168

$

659,414

Reclassification adjustments for securities

losses (gains) realized to income

(244,108)

(107,225)

55,341

Net unrealized gains (losses)

(667,802)

2,011,943

714,755

Tax effect

(227,053)

684,061

243,017

Net-of-tax amount

$

(440,749)

$

1,327,882

$

471,738

=========

=========

=========

NOTE 15 - INCOME TAXES

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes and change in accounting principle as a result of the following:

2003

2002

2001

Expected tax using statutory tax rate of 34%

$

1,622,300

$

1,455,200

$

1,456,800

Increase (decrease) in tax resulting from:

Recapture of tax bad debt reserve

-

631,000

-

Tax-exempt income on state and municipal

securities and political subdivision loans

(612,600)

(413,500)

(362,900)

Interest expense associated with carrying

certain state and municipal securities

and political subdivision loans

62,600

48,800

62,000

Amortization of deferred credit –

purchase accounting

-

-

(117,700)

Other, net

7,700

(500)

(7,200)

Total provision for income taxes

$

1,080,000

$

1,721,000

$

1,031,000

=========

=========

=========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - INCOME TAXES (CONTINUED)

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

Retained earnings of Citizens at the time of the acquisition described in Note 3, included approximately $1,860,000 for which no provision for federal income taxes was required under generally accepted accounting principles.  Such amount represented the qualifying and non-qualifying tax bad debt reserve as of the 1987 base year.  Based on dividends paid by Citizens as well as other events that transpired during 2002, the 1987 base year tax reserve was recognized as taxable income in 2002.

The deferred income tax provision (credit) of $139,053 for 2003, ($63,061) for 2002, and $356,983 for 2001 resulted from the tax effects of temporary differences.  There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below:

2003

2002

Deferred tax liabilities:

Unrealized gain on securities available-for-sale

$

543,799

$

770,852

Federal Home Loan Bank stock dividends

592,200

538,500

Capitalized mortgage servicing rights

481,800

392,000

Depreciation of premises and equipment

24,300

70,600

Cash surrender value of life insurance

79,300

61,600

Securities accretion

37,700

67,400

Total deferred tax liabilities

1,759,099

1,900,952

Deferred tax assets:

Allowance for loan losses

808,600

712,400

Deferred compensation

293,600

273,300

Accrued expenses and other

47,899

218,252

Total deferred tax assets

1,150,099

1,203,952

Net deferred tax liabilities

$

609,000

$

697,000

==========

=========

Net deferred tax liabilities are included in other liabilities in the consolidated balance sheets.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - INCOME TAXES (CONTINUED)

Management believes it is more likely than not that the benefit of deferred tax assets will be realized.  Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2003 and 2002.

NOTE 16 - EMPLOYEE AND DIRECTOR BENEFITS

Prior to February 1, 2002, the Corporation sponsored an employee stock ownership plan with 401(k) provisions (referred to as a KSOP plan).  Under the terms of the plan, employees meeting certain eligibility requirements could elect to participate and make voluntary salary deferral contributions, subject to Internal Revenue Service Code limitations.  The Corporation and its subsidiaries made discretionary matching and profit sharing contributions to the KSOP.

Effective February 1, 2002, the name of the KSOP was changed to United Bancshares, Inc. ESOP (ESOP) and the Corporation adopted the United Bancshares, Inc. 401(k) Plan (401(k) Plan), a newly-created voluntary salary deferral plan.  Under the 401(k) Plan, participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations.  The Corporation and Bank make discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, to the ESOP, subject to certain income tax law limitations.  All contributions to the ESOP have been in the form of stock of the Corporation or cash through December 31, 2003.

Total contributions under these plans amounted to $434,084, $370,100 and $259,393 in 2003, 2002 and 2001, respectively.  At December 31, 2003, the ESOP Plan owned 236,314 shares of the Corporation’s common stock.

The Bank has a nonqualified deferred compensation plan, covering certain directors and  employees, which has been indirectly funded through the purchase of bank-owned life insurance policies.  The cash value of these policies aggregated $1,693,787 and $1,657,787 at December 31, 2003 and 2002, respectively.  Such amounts are included in other assets in the accompanying consolidated balance sheets.  In connection with the policies, the Bank has provided an estimated liability for accumulated supplemental retirement benefits amounting to $495,529 at December 31, 2003 and $430,404 at December 31, 2002 which is included in other liabilities in the accompanying consolidated balance sheets.

The Bank has an agreement with Leipsic’s former President, who is the Corporation’s current Chairman of the Board of Directors, to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years commencing upon retirement effective December 31, 2001.  Provision for deferred compensation amounted to $63,072 in 2001.  At December 31, 2003 and 2002, the net present value (based on the 12% discount rate in effect at the time of origination of the agreement) of future deferred compensation payments amounted to $368,097 and $373,563, respectively.  Such amounts are included in other liabilities in the December 31, 2003 and 2002 consolidated balance sheets.  A split dollar life insurance policy has been purchased to eventually fund a portion of the future deferred compensation payments and the cash value of the policy, amounting to $439,362 and $423,402 at December 31, 2003 and 2002, respectively, is included in other assets in the accompanying consolidated balance sheets.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - STOCK OPTIONS

The Corporation maintains both qualified and nonqualified stock option plans, under which directors and certain Union officers are entitled to purchase common shares.  The plans generally provide that the exercise price of any stock option may not be less than the fair market value of the common stock on the date of the grant.

The following summarizes the stock options activity for the years ended December 31, 2003, 2002 and 2001:

2003

2002

2001

Weighted

Weighted

Weighted

average

average

average

exercise

exercise

exercise

Shares

price

Shares

price

Shares

price

Outstanding at

beginning of year

136,608

$

8.91

189,543

$

8.29

108,802

$

5.75

Assumed in connection

with Delphos

acquisition

-

-

-

-

162,932

10.59

Exercised

(22,191)

4.86

(36,649)

4.86

(13,638)

4.86

Forfeited

-

-

(16,286)

10.80

(68,553)

10.40

Outstanding at end

of year

114,417

$

9.70

136,608

$

8.91

189,543

$

8.29

======

===

======

===

======

=====

Options exercisable

at year end

114,417

$

9.70

136,608

$

8.91

189,543

$

8.29

======

===

======

===

======

=====

Options outstanding at December 31, 2003 were as follows:

Outstanding and exercisable

Range of

Remaining

exercise

contractual

prices

Number

life (years)

$

4.86

20,089

1

9.66

5,146

7

10.40

82,322

4

15.42

6,860

5

Outstanding at year end

114,417

======

Weighted average contractual life

3.7

==

NOTE 18 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of their customers.  These financial instruments are primarily loan commitments to extend credit and letters of credit.  These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets.  The contract amount of these instruments reflects the extent of involvement the Bank has in these financial instruments.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET

RISK (CONTINUED)

The Bank’s exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments.  The Bank uses the same credit policies in making loan commitments as it does for on-balance sheet loans.

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2003 and 2002:

Contract amount

2003

2002

Commitments to extend credit

$

53,176,000

$

34,362,000

==========

==========

Letters of credit

$

2,236,000

$

1,062,000

==========

==========

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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration.  At December 31, 2003, letters of credit totalling $1,906,000 expire in 2004; $230,000 expire in 2005; and $100,000 expire in 2008.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Bank requires collateral supporting these commitments when deemed necessary.

NOTE 19 - REGULATORY MATTERS

The Corporation (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - REGULATORY MATTERS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2003 and 2002, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2003 and the Corporation, Bank, Leipsic and Citizens as of December 31, 2002 are presented in the following table:

Minimum to be

well capitalized

Minimum

under prompt

capital

corrective

Actual

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in Thousands)

As of December 31, 2003:

Total Capital (to Risk-

Weighted Assets)

Consolidated

$

45,888

14.7%

$

24,906

> 8.0%

N/A

N/A

Bank

41,759

13.5%

24,826

> 8.0%

$

31,033

10.0%

Tier I Capital (to Risk-

Weighted Assets)

Consolidated

$

43,120

13.9%

$

12,453

> 4.0%

N/A

N/A

Bank

38,991

12.6%

12,413

> 4.0%

$

18,620

6.0%

Tier I Capital (to

Average Assets)

Consolidated

$

43,120

8.8%

$

19,610

> 4.0%

N/A

N/A

Bank

38,991

8.0%

19,610

> 4.0%

$

24,513

5.0%

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - REGULATORY MATTERS (CONTINUED)

Minimum to be

well capitalized

Minimum

under prompt

capital

corrective

Actual

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in Thousands)

As of December 31, 2002:

Total Capital (to Risk-

Weighted Assets)

Consolidated

$

41,978

15.8%

$

21,218

> 8.0%

N/A

N/A

The Union Bank

17,318

10.7%

12,904

> 8.0%

$

16,130

10.0%

The Bank of Leipsic

6,078

13.9%

3,502

> 8.0%

4,377

10.0%

Citizens Bank of

Delphos

11,646

20.9%

4,456

> 8.0%

5,570

10.0%

Tier I Capital (to Risk-

Weighted Assets)

Consolidated

$

39,193

14.8%

$

10,609

> 4.0%

N/A

N/A

The Union Bank

15,648

9.7%

6,452

> 4.0%

$

9,678

6.0%

The Bank of Leipsic

5,529

12.6%

1,751

> 4.0%

2,626

6.0%

Citizens Bank of

Delphos

11,080

19.9%

2,228

> 4.0%

3,342

6.0%

Tier I Capital (to

Average Assets)

Consolidated

$

39,193

9.1%

$

17,199

> 4.0%

N/A

N/A

The Union Bank

15,648

7.2%

8,744

> 4.0%

$

10,931

5.0%

The Bank of Leipsic

5,529

8.2%

2,702

> 4.0%

3,377

5.0%

Citizens Bank of

Delphos

11,080

8.0%

5,574

> 4.0%

6,968

5.0%

On a parent company only basis, the Corporation’s primary source of funds is dividends paid by the Bank.  The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles.  Generally, subject to certain minimum capital requirements, the Bank may declare dividends without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of the Bank’s net profits for the year combined with its retained profits of the two preceding years.

The Board of Governors of the Federal Reserve System generally considers it to be an unsafe and unsound banking practice for a bank holding company to pay dividends except out of current operating income, although other factors such as overall capital adequacy and projected income may also be relevant in determining whether dividends should be paid.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 are as follows:

CONDENSED BALANCE SHEETS

2003

2002

Assets:

Cash

$

735,759

$

5,936,884

Investment in bank subsidiaries

48,897,919

34,102,252

Premises and equipment, net of accumulated depreciation

594,771

523,747

Other assets, including income taxes receivable from

bank subsidiary of $2,822,621 in 2003 and

$470,400 in 2002

3,077,531

618,633

Total assets

$

53,305,980

$

41,181,516

==========

==========

Liabilities:

Accrued expenses

$

295,567

$

223,540

Junior subordinated deferrable interest debentures

10,300,000

-

Total liabilities

10,595,567

223,540

Shareholders’ equity:

Common stock

3,740,468

3,718,277

Surplus

14,459,593

14,373,897

Retained earnings

24,697,441

22,612,142

Accumulated other comprehensive income

1,055,610

1,496,359

Treasury stock, at cost

(1,242,699)

(1,242,699)

Total shareholders’ equity

42,710,413

40,957,976

Total liabilities and shareholders’ equity

$

53,305,980

$

41,181,516

==========

==========

CONDENSED STATEMENTS

OF INCOME

2003

2002

2001

Income – dividends from bank subsidiaries

$

500,000

$

7,800,000

$

1,685,000

Expenses – interest expense, professional fees

and other expenses, net of federal income

tax benefit

(496,587)

(224,267)

(191,506)

Income before equity in undistributed

net income of bank subsidiaries

3,413

7,575,733

1,493,494

Equity in undistributed net income of

bank subsidiaries

3,688,026

(1,209,696)

1,760,338

Net income

$

3,691,439

$

6,366,037

$

3,253,832

=========

=========

=========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - CONDENSED PARENT COMPANY FINANCIAL

INFORMATION (CONTINUED)

CONDENSED STATEMENTS

OF CASH FLOWS

2003

2002

2001

Cash flows from operating activities:

Net income

$

3,691,439

$

6,366,037

$

3,253,832

Adjustments to reconcile net income to net cash

provided by (used in) operating activities:

Equity in undistributed net income

of bank subsidiaries

(3,688,026)

1,209,696

(1,760,338)

Depreciation and amortization

70,746

8,268

-

Gain on sale of security

(4,400)

-

-

Increase in other assets

(1,982,038)

(286,541)

(55,758)

Increase in accrued expenses

72,027

172,586

13,554

Net cash provided by (used in)

operating activities

(1,840,252)

7,470,046

1,451,290

Cash flows from investing activities:

Proceeds from sale of available-for-sale

security

104,400

-

-

Capital contribution to bank subsidiary

(11,600,000)

-

-

Net cash received from acquisition of

Delphos Citizens Bancorp

-

-

253,618

Purchases of premises and equipment,

including $436,674 from the Bank in 2002

(102,020)

(532,015)

-

Investment in business trust

(300,000)

-

-

Purchase of available-for-sale security

-

(51,121)

-

Net cash provided by (used in)

investing activities

(11,897,620)

(583,136)

253,618

Cash flows from financing activities:

Issuance of junior subordinated deferrable

interest debentures

10,300,000

-

-

Fees paid on issuance of subordinated

deferrable interest debentures

(265,000)

-

-

Proceeds from issuance of common stock

107,887

178,177

66,302

Purchase of treasury shares

-

-

(1,300)

Cash dividends paid

(1,606,140)

(1,586,303)

(1,431,401)

Net cash provided by (used in)

financing activities

8,536,747

(1,408,126)

(1,366,399)

Net increase (decrease) in cash

(5,201,125)

5,478,784

338,509

Cash at beginning of the year

5,936,884

458,100

119,591

Cash at end of the year

$

735,759

$

5,936,884

$

458,100

=========

=========

==========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The estimated fair values of recognized financial instruments at December 31, 2003 and 2002 are as follows:

2003

2002

Carrying

Estimated

Carrying

Estimated

amount

value

amount

value

(dollars in thousands)

FINANCIAL ASSETS

Cash and cash

equivalents

$

11,095

$

11,095

$

16,734

$

16,734

Securities, including

Federal Home

Loan Bank stock

174,559

174,559

154,977

154,977

Net loans, including

loans held for sale

289,453

297,556

240,771

247,843

Total

$

475,107

$

483,210

$

412,482

$

419,554

============

===========

===========

============

FINANCIAL LIABILITIES

Deposits

$

388,300

$

391,482

$

323,657

$

326,276

Federal Home Loan

Bank borrowings

54,446

56,786

55,956

61,379

Preferred securities of

subsidiary trust

10,300

10,645

-

-

Other liabilities

2,938

3,186

4,426

4,619

Total

$

455,984

$

462,099

$

384,039

$

392,274

===========

===========

===========

===========

The above summary does not include accrued interest receivable which is also considered a financial instrument.  The estimated fair value of accrued interest receivable is considered to be the carrying amount.

The Banks also have unrecognized financial instruments at December 31, 2003 and 2002.  These financial instruments relate to commitments to extend credit and letters of credit.  The contract amount of such financial instruments amounts to $55,412,000 at December 31, 2003 and $35,424,000 at December 31, 2002.  Such amounts are also considered to be the estimated fair values.

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

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial instruments generally represent commitments at existing rates.  The fair value of Federal Home Loan Bank borrowings and junior subordinated deferrable interest debentures is determined based on a discounted cash flow analysis using current interest rates.  The fair value of other liabilities is generally considered to be carrying value except for the deferred compensation agreement described in Note 16 (carrying value of obligation of $368,097 and a fair value of $616,000).  The fair value of the contract is determined based on a discounted cash flow analysis using a current interest rate for a similar instrument.

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

NOTE 22 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiaries may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2003 and 2002:

Net

Earnings per

Interest

interest

Net

common share

income

income

income

Basic

Diluted

(Dollars in thousands, except earnings per share data)

2003

First quarter

$

5,914

$

3,480

$

1,061

$

.29

$

.29

Second quarter

6,517

3,876

915

.25

.25

Third quarter

6,246

3,660

748

.21

.21

Fourth quarter

6,088

3,414

967

.26

.25

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

United Bancshares, Inc.

Columbus Grove, Ohio

DIRECTORS

DIRECTORS – UNITED BANCSHARES, INC.

As of 3/1/04

DIRECTOR

DIRECTOR

NAME

AGE

SINCE

NAME

AGE

SINCE

Robert L. Dillhoff

57

2001

Robert L. Benroth

41

2003

  District Highway Mgmt. Adm.

  Putnam County Treasurer

Joe S. Edwards, Jr.

61

2000

James N. Reynolds

66

2000

  Businessman/Investor/Pres. Buckeye Stave Co.

  Chairman, Retired Banker

P. Douglas Harter

57

2001

H. Edward Rigel

61

2000

  Associate of Harter & Son Funeral Home

  Farmer

E. Eugene Lehman

62

1989

David P. Roach

53

2001

  President/CEO

  President Vogel Radio Broadcasting

Robert M. Schulte, Sr.

71

2002

  Businessman/Spherion Services

DIRECTORS – The UNION BANK Co.

As of 12/31/03

DIRECTOR

DIRECTOR

NAME

AGE

SINCE (a)

NAME

AGE

SINCE (a)

Robert L. Benroth

41

2001

James Anthony O’Neill, M.D.  47

2001

  Putnam County Treasurer

  Physician

Joe S. Edwards, Jr.

61

1977

James N. Reynolds

66

1966

  Businessman/Investor/Pres. Buckeye Stave Co.

  Retired Banker

Herbert H. Huffman

53

1993

Robert M. Schulte, Sr.

71

1994

  Educator

  Businessman/Spherion Services

E. Eugene Lehman

62

1989

R. Steven Unverferth

51

1993

  Chairman and Chief Executive Officer

  President, Unverferth Manufacturing

Kevin L. Lammon

   49

   1996

H. Edward Rigel

   61

   1979

  Insurance and Real Estate Sales

  Farmer

William R. Perry

45

1990

P. Douglas Harter

57

1969

  Farmer

  Associate of Harter & Son Funeral Home

David P. Roach

53

1997

Robert L. Dillhoff

57

1991

  President Vogel Radio Broadcasting

  District Highway Mgmt. Adm.

(a) Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.

United Bancshares, Inc.

Columbus Grove, Ohio

OFFICERS

OFFICERS – UNITED BANCSHARES, INC.

As of 3/1/04

James N. Reynolds – Chairman

E. Eugene Lehman – President / Chief Executive Officer

Bonita R. Selhorst – Secretary

Brian D. Young – Chief Financial Officer & Treasurer