Form 10-K/A, Exhibit 13
period 2004-12-31
UNITED BANCSHARES INC/OH
filed 2005-08-05
CIK 1087456

UNITED BANCSHARES, INC.

2004 ANNUAL REPORT

Table of Contents

President’s Letter

1

Market Price and Dividends on Common Stock

2

Five-Year Summary of Selected Financial Data

3

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

4

Report of Independent Registered Public Accounting Firm

13

Financial Statements

Consolidated Balance Sheets

14

Consolidated Statements of Income

15

Consolidated Statements of Shareholders’ Equity

16

Consolidated Statements of Cash Flows

17

Summary of Significant Accounting Policies

19

Notes to Consolidated Financial Statements

25

Directors and Officers

46

March 23, 2005

Dear Shareholder:

Thank you for your continued investment in United Bancshares, Inc. stock.  United Bancshares, Inc. through its wholly-owned subsidiary, The Union Bank Company, continues to provide quality financial services to the communities of Northwest Ohio with eleven offices located in four counties.

The year-end financial report for your Company is enclosed.  If you have a question on any of the information presented, please feel free to contact our Chief Financial Officer, Brian Young, or me.  Considering the banking environment during 2004, an item from our financial information that should be noted was our ability to increase loan balances.  Total loans increased 4.9% from $292.2 million at December 31, 2003 to $306.6 million at December 31, 2004.

The year 2004 saw a significant change for United Bancshares with the retirement of President and CEO E. Eugene Lehman.  Mr. Lehman had been with the Company for 16 years, which saw the Company grow from approximately $44 million in assets and 30 employees to approximately $559 million in assets and 165 employees as of December 31, 2004.  The efforts of Mr. Lehman during his time at the Company are greatly appreciated.  The growth the Company has experienced under his leadership should be considered quite remarkable.

This is the first correspondence you are receiving from me as the new President and CEO of your Company.  It will be my goal, as well as that of the board of directors, senior management and the staff to put forth our best effort for you and our customers.  The Company has established goals for the year 2005 and will actively pursue appropriate opportunities to enhance shareholder value.  As the year progresses, it is our intention to keep you informed of our endeavors with quarterly updates.

Respectfully,

/s/ Daniel W. Schutt

Daniel W. Schutt

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

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  From January 2000 to March 2001, the Corporation’s common stock was traded on the Nasdaq Over-The-Counter Bulletin Board.  Prior to January 2000, there was no established public trading market for United Bancshares, Inc. common stock.  As of January 31, 2005, the common stock was held by 1,673 shareholders of record.  Below are the trading highs and lows for the periods noted.

Year 2004

High

Low

First Quarter

$16.75

$14.25

Second Quarter

16.99

15.31

Third Quarter

16.00

14.10

Fourth Quarter

17.70

14.75

Year 2003

High

Low

First Quarter

$14.35

$11.96

Second Quarter

15.85

14.00

Third Quarter

16.80

14.60

Fourth Quarter

16.70

16.20

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

2004

2003

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

2004

2003

2002

2001

2000

(Dollars in thousands, except per share data)

Statements of income:

Total interest income

$

26,985

$

24,765

$

24,679

$

26,234

$

18,940

Total interest expense

10,334

10,067

11,695

14,830

10,687

Net interest income

16,651

14,698

12,984

11,404

8,253

Provision for loan losses

577

450

722

449

502

Net interest income after

provision for loan losses

16,074

14,248

12,262

10,955

7,751

Total non-interest income

3,023

4,083

3,099

2,827

1,028

Total non-interest expense

15,533

13,560

11,081

9,497

7,059

Income before federal income taxes

3,564

4,771

4,280

4,285

1,720

Federal income taxes

476

1,080

1,721

1,031

235

Income before change in

accounting principle

3,088

3,691

2,559

3,254

1,485

Cumulative effect of change in

accounting principle

-

-

3,807

-

-

Net income

$

3,088

$

3,691

$

6,366

$

3,254

$

1,485

Per share of common stock:

Net income - basic

$

0.84

$

1.01

$

1.77

$

0.96

$

0.66

Dividends

0.44

0.44

0.44

0.44

0.44

Book value

11.99

11.69

11.28

9.65

8.48

Average shares outstanding - basic

3,670,981

3,644,642

3,601,184

3,376,652

2,254,420

Year end balances:

Loans

$

306,591

$

292,221

$

243,555

$

243,995

$

178,951

Securities

217,841

174,559

154,977

105,629

54,976

Total assets

559,323

498,695

424,997

386,401

256,815

Deposits

369,767

388,300

323,657

310,897

205,506

Shareholders' equity

44,229

42,710

40,958

34,672

19,049

Average balances:

Loans

$

297,732

$

280,303

$

242,688

$

264,243

$

175,743

Securities

195,444

161,522

136,018

74,597

54,925

Total assets

526,065

478,518

408,500

364,915

244,855

Deposits

378,485

366,336

310,740

287,011

198,526

Shareholders' equity

43,250

42,005

39,856

31,661

17,506

Selected ratios:

Net yield on average interest-earning

assets

3.59%

3.47%

3.56%

3.44%

3.80%

Return on average assets

0.59%

0.77%

0.63%

0.89%

0.61%

Return on average shareholders' equity

7.14%

8.79%

6.42%

10.28%

8.48%

Net loan charge-offs as a percentage

of average outstanding net loans

0.20%

0.17%

0.22%

0.19%

0.14%

Allowance for loan losses

as a percentage of year end loans

0.90%

0.95%

1.14%

1.06%

1.08%

Shareholders' equity as a percentage of

total assets

7.91%

8.56%

9.64%

8.97%

7.42%

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

EARNINGS SUMMARY

Consolidated net income for United Bancshares, Inc. (the “Corporation”) for 2004 was $3.1 million compared to $3.7 million in 2003 and $6.4 million in 2002.  Net income for 2002 includes $3.8 million of income resulting from the cumulative effect of a change in accounting principle as more fully described in Note 1 to the consolidated financial statements.  The results of operations of the purchased RFCBC branches, as described in Note 2 to the consolidated financial statements, have been included for the period subsequent to the March 28, 2003 acquisition date.  In March 2003, Citizens Bank of Delphos and the Bank of Leipsic (wholly-owned subsidiaries of the Corporation) were merged into The Union Bank Company.  Basic income per share was $0.84 in 2004, a decrease of 16.8% from $1.01 in 2003.  Basic income per share was $1.01 in 2003, an increase of 42.3% from $0.71 in 2002, excluding the impact of the change in accounting principle.  The 2004 operating results included provisions for stock options and the retirement of the Corporation’s Chief Executive Officer which reduced net income $825,000 ($.22 per share).  The 2002 operating results included a special provision of $631,000 ($.18 per share) for income taxes relating to the recapture of the tax bad debt reserve for Citizens.

FINANCIAL POSITION AND RESULTS OF OPERATIONS

2004 Compared With 2003

Net interest income for 2004 was $16.7 million, an increase of $2.0 million (13.3%) over 2003.  The increase was due to an increase in the Corporation’s interest-earning assets, primarily the result of the $60 million leverage strategy that was put in place in June of 2004 and loan growth.  The average yield on loans for 2004 decreased to 6.38% compared to 6.57% for 2003, while the average rate paid on interest-bearing liabilities decreased to 1.78% in 2004 from 2.12% in 2003.  The net effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, increasing from 3.47% in 2003 to 3.59% in 2004.

At December 31, 2004, total loans (including loans held for sale) were $306.6 million compared to $292.2 million at December 31, 2003, an increase of $14.4 million (4.9%).  Loans held for sale decreased to $801,000 at December 31, 2004 from $2.8 million in 2003.  Within the loan portfolio, residential real estate loans increased $6.6 million (6.2%) during 2004.  Commercial loans decreased $1.6 million (1.3%), agricultural loans increased $7.0 million (15.4%) and consumer loans increased $4.2 million (27.1%) during 2004.

The Corporation, through its bank subsidiary, elects to sell in the secondary market a substantial portion of the fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans.  During 2004, net gain on sale of loans was $704,000, including $376,000 of capitalized servicing rights.  The net gain on sale of loans was $2.3 million, including $936,000 of capitalized servicing rights in 2003.

Securities, including Federal Home Loan Bank (FHLB) stock, totaled $217.8 million at December 31, 2004, representing an increase of $43.2 million (24.7%) from total securities of $174.6 million at December 31, 2003.  The increase in securities resulted from the $70.0 million borrowing program described below.  At both year-ends, all securities except FHLB stock were designated as available-for-sale.  As such, these securities may be sold if needed for liquidity, asset-liability management or other reasons.  Such securities are reported at fair value, with net unrealized gains (losses) reported as a separate component of shareholders’ equity, net of tax.  At December 31, 2004, unrealized gains, net of income taxes, of $714,000 was reported as a component of shareholders’ equity. Management monitors the earnings performance and liquidity of the investment portfolio on a regular basis through Asset/Liability Committee (“ALCO”) meetings.

Total deposits at December 31, 2004 were $369.8 million, a decrease of $18.5 million (4.8%) over total deposits of $388.3 million at December 31, 2003.  This decrease was offset by additional borrowings for 2004.

Long-term borrowings, excluding debentures, at December 31, 2004 were $132.0 million compared to $54.4 million at December 31, 2003, an increase of $77.6 million (142.4%).  The increase includes the $64.0 million balance at December 31, 2004, resulting from the Corporation’s $70.0 million program with respect to securities sold under agreements to repurchase. Long-term borrowings are summarized in Note 10 to the consolidated financial statements.  The Corporation utilizes long-term borrowings as an alternative source of funding to support its asset growth as necessary.

The allowance for loan losses at December 31, 2004 was $2.8 million (0.90% of total loans) compared to $2.8 million (0.95% of total loans) at December 31, 2003.  Although the allowance remained approximately the same, the allowance for loan losses as a percentage of total loans decreased as a result of the increase in loan balances.

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of future losses based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses was $577,000 in 2004 compared to $450,000 in 2003.  The increase in the provision for loan losses in 2004 was due to the increase in the loan portfolio and ongoing monitoring by management.

Total non-interest income decreased $1.1 million to $3.0 million in 2004 from $4.1 million in 2003.  The significant components of non-interest income are summarized in Note 12 to the consolidated financial statements.  Net gain on sale of residential real estate loans decreased $1.6 million to $704,000 in 2004 from $2.3 million in 2003 due to decreased volume.  The significant activity in 2003, resulted from historically low residential real estate rates which prompted a significant level of refinancing activity.  Service charges on deposit accounts increased $170,000 (19.7%) to $1.0 million in 2004 compared to $864,000 in 2003 largely due to the impact of the Corporation increasing fees charged to customers.  Gain on sale of securities was $550,000 for 2004, a $306,000 increase (125.4%) from $244,000 in 2003.  In 2003, the Company also recognized $202,000 of income from insurance demutualization.

Total non-interest expenses increased $2.0 million (14.5%) to $15.5 million in 2004 from $13.5 million in 2003.  Salaries and related costs increased $974,000 (14.3%) to $7.8 million in 2004 from $6.8 million in 2003.  The increase was substantially due to the impact of the severance payment made to the Corporation’s former CEO in November 2004. Net occupancy expenses, including buildings, furnishings, and equipment, increased $98,000 (7.2%) to $1.5 million in 2004 from $1.4 million in 2003.  Other non-interest expenses increased $901,000 (16.7%) to $6.3 million in 2004 compared to $5.4 million in 2003.  The significant components of other non-interest expenses are summarized in Note 12 to the consolidated financial statements. Data processing costs decreased $67,000 (6.2%) to $1.0 million in 2004 from $1.1 million in 2003.  Advertising costs increased $86,000 (22.9%) to $460,000 in 2004 compared to $374,000 in 2003.  In addition, the 2004 operating results included a provision for stock options which amounted to $597,000 (see note 16 to the consolidated financial statements).

The provision for income taxes for 2004 was $476,000, a decrease of $604,000 (55.9%) from $1.1 million 2003.  This decrease primarily resulted from the $1.2 million decrease in income before income taxes and a higher percentage of the Corporation’s income deriving from tax-exempt income on state and municipal securities, as more fully described in Note 14 to the consolidated financial statements.

FINANCIAL POSITION AND RESULTS OF OPERATIONS

2003 Compared With 2002

Net interest income for 2003 was $14.7 million, an increase of $1.7 million (13.2%) over 2002.  The increase was due to an increase in the Corporation’s interest-earning assets, primarily the result of the branch acquisitions in March 2003.  The average yield on loans for 2003 decreased to 6.57% compared to 7.22% for 2002, while the average rate paid on interest-bearing liabilities decreased to 2.12% from 3.21%.  The net effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, decreasing from 3.56% in 2002 to 3.47% in 2003.

At December 31, 2003, total loans (including loans held for sale) were $292.2 million compared to $243.6 million at December 31, 2002, an increase of $48.6 million (20.0%).  This increase was substantially due to loans balances at the acquired RFCBC branches, which were $46.6 million as of December 31, 2003.  Loans held for sale increased to $2.8 million at December 31, 2003 from $2.1 million in 2002.  Within the loan portfolio, residential real estate loans increased $9.1 million (9.4%) during 2003.  Commercial loans increased $22.9 million (23.1%), Agricultural loans increased $12.4 million (37.3%) and Consumer loans increased $3.6 million (30.6%) during 2003.

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

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of future losses based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses was $450,000 in 2003 compared to $722,000 in 2002.  The decrease in the provision for loan losses in 2003 was due to a decrease in the level of classified loans and a trend of decreasing net loan charge-offs (.17% in 2003, compared to .22% in 2002).

Total non-interest income increased $985,000 to $4.1 million in 2003 from $3.1 million in 2002.  The significant components of non-interest income are summarized in Note 12 to the consolidated financial statements.  Net gain on sale of residential real estate loans increased $389,000 to $2.3 million in 2003 from $1.9 million in 2002 due to increased volume resulting from historically low residential real estate rates which prompted a significant level of refinancing activity.  Service charges on deposit accounts increased $151,000 (21.3%) to $864,000 in 2003 compared to $712,000 in 2002 largely due to the impact of the RFCBC branch acquisitions.  The Company also recognized $202,000 of income in 2003 from insurance demutualization.

Total non-interest expenses increased $2.5 million (22.4%) to $13.6 million in 2003 from $11.1 million in 2002.  Salaries and related costs increased $1.0 million (17.9%) to $6.8 million in 2003 from $5.8 million in 2002.  The increase was substantially due to the impact of the RFCBC branch acquisitions; continued increases in employee benefits, especially medical insurance; and the Corporation’s continued commitment to improve internal controls and specialize its workforce. Net occupancy expenses, including buildings, furnishings, and equipment, increased $246,000 (22.0%) to $1.4 million in 2003 from $1.1 million in 2002 largely due to the impact of the RFCBC branch acquisitions.  Other non-interest expenses increased $1.2 million (28.6%) to $5.4 million in 2003 compared to $4.2 million in 2002.  The significant components of other non-interest expenses is summarized in Note 12 to the consolidated financial statements. Data processing costs increased $160,000 (17.4%) to $1.1 million in 2003 from $921,000 in 2002.  Advertising costs increased $117,000 (45.4%) to $374,000 in 2003 compared to $257,000 in 2002.  Such increases were primarily due to the Corporation’s increase of assets under management as the result of the RFCBC branch acquisitions.

The provision for income taxes for 2003 was $1.1 million, a decrease of $641,000 (37.2%) from $1.7 million 2002.  This decrease primarily resulted from the $631,000 special provision in 2002 relating to the recapture of the tax bad debt reserve for Citizens, as more fully described in Note 14 to the consolidated financial statements.

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity.  A discussion of cash flows for 2004, 2003, and 2002 follows.

The Corporation generated cash from operating activities of $6.8 million in 2004, $3.1 million in 2003, and $11.0 million in 2002.  The 2002 increase largely resulted from secondary market activities relating to the continued selling of loans held for sale.

Net cash flows used in investing activities was $61.2 million in 2004, $8.7 million in 2003, and $52.8 million in 2002.  The 2004 increase was largely due to the increases in the loan portfolio ($17.6 million) and purchase of securities ($166.6 million), offset by sales ($70.9 million) and maturing ($52.3 million) of securities.  The net cash used in investing cash activities in 2003 and 2002 was primarily due to growth in the securities portfolio offset in 2003 by $5.8 million of cash from the RFCBC branch acquisitions.

Net cash flows provided by (used in) financing activities were $57.9 million in 2004, $(30,000) in 2003, and $32.6 million in 2002.  The 2004 increase was largely due to net proceeds from long-term borrowings ($77.5 million), offset by decreased deposits ($18.2 million). In 2003, net repayments of FHLB borrowings of $1.5 million, cash dividends of $1.6 million, and the net decrease in deposits of $7.1 million exceeded proceeds from the issuance of the junior subordinated deferrable interest debentures, net of fees, of $10.3 million.  The net cash provided in 2002 was attributable to proceeds from FHLB borrowings, net of repayments, of $21.2 million and growth in deposits of $12.8 million.

ASSET LIABILITY MANAGEMENT

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities.  The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”.  An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”.  This generally means that when interest rates increase, an institution’s net interest income will increase and when interest rates decrease, the institution’s net interest income will decrease.  An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”.  This generally means that when interest rates increase, the institution’s net interest income will decrease and when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap is 119% assets to liabilities or slightly positive.

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

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes loan commitments, including letters of credit, as of December 31, 2004:

Amount of commitment to expire per period

Total

Less than

1 – 3

4 – 5

Over

Amount

1 year

years

years

5 years

(Dollars in thousands)

Type of commitment

Commercial lines-of-credit

$

20,795

$

19,106

$

681

$

1,008

$

-

Real estate lines-of-credit

33,174

4,143

5,255

1,960

21,816

Consumer lines-of-credit

1,354

1,254

100

Credit card lines-of-credit

3,307

3,307

-

-

-

Guarantees

-

-

-

-

-

Total commitments

$

58,630

$

27,810

$

6,036

$

2,968

$

21,816

=======

=======

======

=====

=====

As indicated in the preceding table, the Corporation had $58.6 million in total loan commitments at December 31, 2004, with $27.8 million of that amount expiring within one year.  All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted.  Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement.  The commercial and consumer lines represent both unsecured and secured obligations.  The real estate lines are secured by mortgages in residential and nonresidential property.  The credit card lines were all made on an unsecured basis.  Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes.  It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly the credit card lines, which represent the maximum amount available to all cardholders.

The following table summarizes the Corporation’s contractual obligations as of December 31, 2004:

Payments due by period

Total

Less than

 1– 3

4 – 5

Over

Amount

1 year

years

years

5 years

(Dollars in thousands)

Contractual obligations

Long-term debt

$

142,258

$

26,107

$

63,773

$

30,178

$

22,200

Capital leases

-

-

-

-

-

Operating leases

-

-

-

-

-

Unconditional purchase

obligations

-

-

-

-

-

Other long-term liabilities

reflected under GAAP

362

7

17

21

317

Total obligations

$

142,620

$

26,114

$

63,790

$

30,199

$

22,517

==========

=======

=======

=====

======

The long-term debt noted in the preceding table represents $68.0 million in borrowings from the Federal Home Loan Bank of Cincinnati (“FHLB”); $64.0 million in securities sold under agreements to repurchase; and $10.3 million from the issuance of junior subordinated deferrable interest debentures (see Notes 10 and 11 of the consolidated financial statements).

The FHLB borrowings include notes that require payment of interest on a monthly basis, with principal generally due at maturity.  The FHLB obligations include $63.0 million in advances that have fixed interest rates and $5.0 million in advances that have variable interest rates.  While the variable rate obligations can be prepaid without penalty, some of the fixed rate obligations have variable options, that stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment.  As a note matures, the Corporation evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay-off or renew the note.  The evaluation process typically includes the strength of current and projected customer loan demand, the current federal funds sold or purchased position, projected cash flows from maturing investment securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for deposit product offerings.

The other long-term liabilities reflected under GAAP, as noted in the preceding table, represent the Corporation’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years, commencing upon retirement effective December 31, 2001.  At December 31, 2004, the net present value of future deferred compensation payments amounted to $362,000.  Such amount is included in other liabilities in the December 31, 2004 consolidated balance sheet.  (See Note 15 of the consolidated financial statements)

As indicated in the table, the Corporation had no capital leases or unconditional purchase obligations as of December 31, 2004.  The Corporation has several minor operating lease obligations, including photocopying equipment and an office space lease, which are considered immaterial and not included in the table.  The Company also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $576,000 at December 31, 2004 for supplemental retirement benefits under the plan.  Since substantially all participants under the plan are still active, it is not possible to determine the terms of the contractual obligations and, consequently, such liability is not included in the table.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The only significant market risk to which the Corporation is exposed is interest rate risk.  The business of the Corporation and the composition of its balance sheet consist of investments in interest-earning assets (primarily loans and securities), which are funded by interest bearing liabilities (deposits and borrowings).  These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk.  None of the Corporation’s financial instruments are held for trading purposes.

The Corporation manages interest rate risk regularly through its Asset Liability Committee.  The Committee meets on a regular basis and reviews various asset and liability management information, including but not limited to, the bank’s liquidity positions, projected sources and uses of funds, interest rate risk positions and economic conditions.

The Corporation monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates, this analysis is performed by estimating the expected cash flows of the Corporation’s financial instruments using interest rates in effect at year-end.  For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Corporation’s financial instruments.  Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates.  For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows.  The Corporation applies these interest rate “shocks” to its financial instruments up and down 200 basis points.

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2004:

Change in Interest Rates (basis points)	Percentage Change in Net Interest Income	Percentage Change in Net Income

+200	-1.67%	-4.43%
-200	-1.94%	-5.43%

Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 1.67% and net income would decrease by 4.43%.  A 200bp decrease in interest rates would decrease net interest income by 1.94% and decrease net income by 5.43%.  Management does not expect any significant adverse effect to net interest income in 2005 based on the composition of the portfolio and anticipated trends in rates.

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

As previously noted, a detailed analysis to assess the adequacy of the allowance for loan losses is performed.  This analysis encompasses a variety of factors including the potential loss exposure for individually reviewed loans, the historical loss experience for each loan category, the volume of non-performing loans, the volume of loans past due 30 to 89 days, a segmentation of each loan category by internally-assigned risk grades, an evaluation of current local and national economic conditions, any significant changes in the volume or mix of loans within each category, a review of the significant concentrations of credit, and any legal, competitive, or regulatory concerns.

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

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

As the result of the issuance of FASB Interpretation No. 46 (Consolidation of Variable Interest Entities) in January 2003, the Corporation’s consolidated financial statements do not include the business trust (United (OH) Statutory Trust) formed March 13, 2003.  The Trust was formed in connection with the issuance of $10.0 million of trust preferred securities.  As a result, the 2003 and 2004 consolidated financial statements reflect the $10.3 million of junior subordinated deferrable interest debentures issued by the Corporation.

The Corporation does not believe the adoption of any recently issued pronouncements by the Financial Accounting Standards Board, including Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payments”, will have a significant impact on its consolidated financial statements.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for its purchase accounting deferred credit in 2002.

/s/ Clifton Gunderson LLP

Toledo, Ohio

February 2, 2005

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

ASSETS

2004

2003

CASH AND CASH EQUIVALENTS

Cash and due from banks

$

9,187,378

$

10,532,844

Interest-bearing deposits in other banks

867,571

31,277

Federal funds sold

4,517,000

531,000

Total cash and cash equivalents

14,571,949

11,095,121

SECURITIES, available-for-sale

213,617,118

170,504,529

FEDERAL HOME LOAN BANK STOCK, at cost

4,224,400

4,054,700

LOANS HELD FOR SALE

801,066

2,760,312

LOANS

305,789,653

289,460,412

Less allowance for loan losses

2,757,491

2,767,521

Net loans

303,032,162

286,692,891

PREMISES AND EQUIPMENT, net

6,720,388

7,222,175

GOODWILL

7,282,013

7,282,013

OTHER INTANGIBLE ASSETS, net

1,423,384

1,754,764

OTHER ASSETS, including accrued interest receivable

7,650,723

7,328,622

TOTAL ASSETS

$

559,323,203

$

498,695,127

===========

============

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES

Deposits:

Non-interest bearing

$

37,476,832

$

32,144,405

Interest-bearing

332,290,064

356,155,722

Total deposits

369,766,896

388,300,127

Long-term debt

131,958,033

54,446,143

Junior subordinated deferrable interest debentures

10,300,000

10,300,000

Other liabilities

3,069,087

2,938,444

Total liabilities

515,094,016

455,984,714

SHAREHOLDERS’ EQUITY

Common stock, stated value $1.  Authorized

4,750,000 shares; issued 3,760,557 shares

in 2004 and 3,740,468 shares in 2003

3,760,557

3,740,468

Surplus

14,598,030

14,459,593

Retained earnings

26,166,782

24,697,441

Accumulated other comprehensive income

713,857

1,055,610

Treasury stock, 71,576 shares in 2004 and

88,064 shares in 2003

(1,010,039)

(1,242,699)

Total shareholders’ equity

44,229,187

42,710,413

TOTAL LIABILITIES AND

SHAREHOLDERS’ EQUITY

$

559,323,203

$

498,695,127

============

============

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2004, 2003 and 2002

2004

2003

2002

INTEREST INCOME

Loans, including fees

$

18,995,472

$

18,416,881

$

17,513,362

Securities:

Taxable

5,777,900

4,470,411

5,827,316

Tax-exempt

2,181,370

1,794,905

1,159,933

Other

30,740

82,973

178,102

Total interest income

26,985,482

24,765,170

24,678,713

INTEREST EXPENSE

Deposits

6,137,770

7,210,734

9,052,380

Borrowings

4,196,253

2,856,069

2,642,213

Total interest expense

10,334,023

10,066,803

11,694,593

Net interest income

16,651,459

14,698,367

12,984,120

PROVISION FOR LOAN LOSSES

577,072

450,000

722,000

Net interest income after provision

for loan losses

16,074,387

14,248,367

12,262,120

NON-INTEREST INCOME

3,022,485

4,083,130

3,098,581

NON-INTEREST EXPENSES

Salaries, wages and employee benefits

7,767,266

6,793,531

5,759,729

Occupancy expenses

1,459,894

1,362,104

1,116,072

Other operating expenses

6,305,489

5,404,423

4,204,936

Total non-interest expenses

15,532,649

13,560,058

11,080,737

Income before income taxes and

change in accounting principle

3,564,223

4,771,439

4,279,964

PROVISION FOR INCOME TAXES

Current

476,946

940,947

1,784,061

Deferred

(946)

139,053

(63,061)

Total provision for income taxes

476,000

1,080,000

1,721,000

Income before change in

accounting principle

3,088,223

3,691,439

2,558,964

CUMULATIVE EFFECT OF CHANGE IN

ACCOUNTING PRINCIPLE

-

-

3,807,073

NET INCOME

$

3,088,223

$

3,691,439

$

6,366,037

==========

==========

=========

NET INCOME PER SHARE

Basic:

Income before change in accounting principle

$

0.84

$

1.01

$

0.71

Change in accounting principle

-

-

1.06

Total

$

0.84

$

1.01

$

1.77

==========

==========

==========

Diluted:

Income before change in accounting principle

$

0.83

$

1.00

$

0.70

Change in accounting principle

-

-

1.04

Total

$

0.83

$

1.00

$

1.74

==========

==========

==========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2004, 2003 and 2002

Accumulated

other

compre-

Common

Retained

hensive

Treasury

stock

Surplus

earnings

income

stock

Total

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

-

(1,606,140)

BALANCE AT

DECEMBER 31, 2003

3,740,468

14,459,593

24,697,441

1,055,610

(1,242,699)

42,710,413

Comprehensive income:

Net income

-

-

3,088,223

-

-

3,088,223

Change in net unrealized

gain, net of

reclassification

adjustments and

income taxes

-

-

-

(341,753)

-

(341,753)

Total comprehen-

sive income

2,746,470

Exercise of stock options,

including 9,321

treasury shares

20,089

138,194

-

-

131,533

289,816

Sale of 7,167 treasury shares

-

243

(1,906)

-

101,127

99,464

Cash dividends declared,

$.44 per share

-

-

(1,616,976)

-

-

(1,616,976)

BALANCE AT

DECEMBER 31, 2004

$

3,760,557

$

14,598,030

$

26,166,782

$

713,857

$

(1,010,039)

$

44,229,187

=========

=========

=========

========

========

=========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004, 2003 and 2002

2004

2003

2002

CASH FLOWS FROM OPERATING ACTIVITIES

Net income

$

3,088,223

$

3,691,439

$

6,366,037

Adjustments to reconcile net income to net cash

provided by operating activities:

Cumulative effect of change in accounting

principle

-

-

(3,807,073)

Depreciation and amortization

1,476,426

1,851,491

1,499,401

Provision for accrued compensation –

stock options

597,099

-

-

Deferred income taxes

(946)

139,053

(63,061)

Provision for loan losses

577,072

450,000

722,000

Gain on sale of loans

(703,921)

(2,336,756)

(1,947,726)

Net securities gains

(550,114)

(244,108)

(107,225)

Federal Home Loan Bank stock dividends

(169,700)

(158,000)

(173,800)

Net amortization (accretion) of security

premiums and discounts

287,245

840,257

274,633

Provision for deferred compensation

85,400

59,659

2,066

Loss (gain) on disposal of premises

and equipment

32,350

(6,500)

(14,905)

Proceeds from sale of loans held-for-sale

42,737,012

96,197,474

98,164,180

Originations of loans held-for-sale

(40,449,946)

(95,473,631)

(92,904,169)

Decrease (increase) in other assets

(30,514)

(45,548)

1,463,914

Increase (decrease) in other liabilities

(182,700)

(1,888,430)

1,514,514

Net cash provided by operating activities

6,792,986

3,076,400

10,988,786

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from sales of available-for-sale securities

70,885,028

11,346,383

7,772,021

Proceeds from maturities of available-for-sale

securities, including paydowns on

mortgage-backed securities

52,348,097

106,718,173

52,377,462

Purchases of available-for-sale securities

(166,600,652)

(138,753,232)

(107,453,442)

Net decrease (increase) in loans

(17,570,822)

7,201,972

(4,518,306)

Proceeds from sale of premises and equipment

-

6,500

387,737

Net cash received from branch acquisitions

-

5,748,394

-

Investment in business trust

-

(300,000)

-

Purchases of premises and equipment

(261,372)

(653,817)

(1,363,721)

Net cash used in investing activities

(61,199,721)

(8,685,627)

(52,798,249)

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004, 2003 and 2002

2004

2003

2002

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase (decrease) in deposits

$

(18,208,475)

$

(7,056,287)

$

12,827,792

Long-term debt borrowings:

Proceeds

106,500,000

14,000,000

36,000,000

Repayments

(28,988,110)

(15,510,332)

(14,805,209)

Issuance of junior subordinated deferrable

interest debentures

-

10,300,000

-

Fees paid on issuance of trust preferred securities

-

(265,000)

-

Proceeds from issuance of common stock

97,660

107,887

178,177

Proceeds from sale of treasury shares

99,464

-

-

Cash dividends paid

(1,616,976)

(1,606,140)

(1,586,303)

Net cash provided by (used in)

financing activities

57,883,563

(29,872)

32,614,457

NET INCREASE (DECREASE) IN CASH AND

CASH EQUIVALENTS

3,476,828

(5,639,099)

(9,195,006)

CASH AND CASH EQUIVALENTS

At beginning of year

11,095,121

16,734,220

25,929,226

At end of year

$

14,571,949

$

11,095,121

$

16,734,220

=========

=========

=========

SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid during the year for:

Interest

$

10,154,985

$

10,043,013

$

11,846,460

=========

=========

=========

Federal income taxes

$

320,000

$

2,115,726

$

250,000

=========

=========

=========

Non-cash operating activity:

Change in deferred income taxes on

net unrealized gain on

available-for-sale securities

$

(176,054)

$

(227,053)

$

684,061

=========

=========

=========

Non-cash investing activities:

Transfer of loans to foreclosed assets

$

352,667

$

-

$

-

=========

=========

=========

Change in net unrealized gain on

available-for-sale securities

$

(517,807)

$

(667,802)

$

2,011,943

=========

=========

=========

Non-cash financing activities:

Addition to surplus resulting from tax benefit

of exercise of options

$

45,350

$

-

$

-

=========

=========

=========

Treasury stock issued for accrued

compensation – stock options

$

146,806

$

-

$

-

=========

=========

=========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the “Corporation”) was incorporated in 1985 in the state of Ohio as a single-bank holding company for The Union Bank Company (the Bank).  The Corporation subsequently acquired the Bank of Leipsic Company (Leipsic) in 1999, and Citizens Bank of Delphos (Citizens) in 2001, and operated as a three-bank holding company.  On March 7, 2003, following receipt of approval from the appropriate regulatory authorities, the charters of Leipsic and Citizens were collapsed and merged into the Bank.  The Corporation, through its wholly-owned subsidiary, the Bank, operates in one industry segment, the commercial banking industry.

The Bank, organized in 1904 as an Ohio-chartered bank, is headquartered in Columbus Grove, Ohio, with branch offices in Delphos, Kalida, Leipsic, Lima, and Ottawa, Ohio.  On March 28, 2003, the Bank completed the acquisition of branches located in Gibsonburg and Pemberville, Ohio, as more fully described in Note 2.  In 2004, the Bank opened a full-service banking center in Bowling Green, Ohio.

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

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and the Bank, as well as the accounts of Leipsic and Citizens prior to the collapsing of their charters in March 2003.  All significant intercompany balances and transactions have been eliminated in consolidation.

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

LOANS HELD FOR SALE

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Any net unrealized losses are recognized through a valuation allowance by charges to income.  Such valuation allowance amounted to $7,455 at December 31, 2004 and $30,954 at December 31, 2003.

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

FORECLOSED ASSETS

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and fair value adjustments are included in other operating expenses.  Foreclosed assets amounting to $ 706,941 and $453,049 at December 31, 2004 and 2003, respectively, are included in other assets in the accompanying consolidated balance sheets.

SERVICING

Servicing assets are recognized as separate assets when rights are acquired through sale of mortgage loans.  Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans.  Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.  Servicing fee income is recorded for fees earned for servicing loans, based on a contractual percentage of the outstanding principal.

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

The weighted average number of shares used for the years ended December 31, 2004, 2003 and 2002 were as follows:

2004

2003

2002

Basic

3,670,981

3,644,642

3,601,184

=======

=======

========

Diluted

3,701,983

3,687,768

3,647,663

=======

=======

========

Dividends per share are based on the number of shares outstanding at the declaration date, after restatement for any stock dividends.

ADVERTISING COSTS

All advertising costs are expensed as incurred.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STOCK-BASED COMPENSATION

During 2004, the Board of Directors approved an alternative payment method for the exercise of all remaining outstanding options effectively resulting in the expensing of the fair value of options, as more fully described in Note 16.  Prior to 2004, compensation expense under stock option plans was reported only if options were granted below market price at the grant date.  Pro forma disclosures of compensation cost of stock-based awards for 2003 and 2002 have been determined and are presented below using the fair value method that considers the time value of the option and the risk-free interest rate over the expected life of the option.  Had compensation cost for stock options been measured using Financial Accounting Standards Board’s Statement No. 123, net income and net income per share for 2003 and 2002 would have approximated the pro forma amounts indicated below.

2003

2002

Net income as reported

$

3,691,439

$

6,366,037

Pro forma net income

3,517,465

6,294,197

Basic net income per share, as reported

1.01

1.77

Pro forma basic net income per share

.97

1.75

Diluted net income per share as reported

1.00

1.74

Pro forma diluted net income per share

.95

1.73

The pro forma effects are computed using the following weighted-average assumptions as of grant date.

Risk-free interest rate

2.75%

3.0%

Expected option life (in years)

3.7

4.2

Dividend yield

2.75%

3.5%

Any subsequent tax benefit from the exercise of options is recorded by the Corporation as an addition to capital surplus.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payments” (FAS 123R), which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements.  FAS 123R also establishes fair value as the measurement objective in accounting for share-based payment arrangements, including share options.  The Statement will require the Corporation to measure compensation expense based on the grant-date fair value of options awarded over the period during which the recipient is required to provide services in exchange for the award.

The Corporation will be required to adopt the provisions of FAS 123R for the year ending December 31, 2006.  Statement 123R applies to all options awarded after the required effective date and to awards modified, repurchased, or cancelled after that date.  The cumulative effect of initially applying Statement 123R, if any, will be recognized in 2006.  The Corporation does not expect the impact of adoption of Statement 123R will have a significant impact on the consolidated financial statements since options have been expensed as described in Note 16.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

RECLASSIFICATIONS

Certain reclassifications of 2003 amounts have been made to conform with the 2004 presentation.

This information is an integral part of the accompanying

consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - CHANGE IN ACCOUNTING PRINCIPLE

In June 2001, the Financial Accounting Standards Board issued Statement No. 141, “Business Combinations” (Statement 141), which addresses financial accounting and reporting for business combinations.  Under the provisions of Statement 141, any unamortized deferred credit resulting from a business combination occurring before July 1, 2001 shall be written-off and reported as the cumulative effect of a change in accounting principle.  Consequently, as a result of the adoption of Statement 141 effective January 1, 2002, the Corporation ceased amortizing the deferred credit relating to the Citizens acquisition and recognized as income from a change in accounting principle the unamortized deferred credit, amounting to $3,807,073 ($1.06 basic per share and $1.04 diluted per share).  There were no income taxes attributable to such income.

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

Assets acquired:

Cash and cash equivalents

$

5,748,394

Loans

56,005,563

Premises and equipment

1,033,386

Goodwill

7,282,013

Other, including accrued interest receivable

2,314,575

Total assets acquired

$

72,383,931

==========

Liabilities assumed:

Deposits

$

71,954,732

Other liabilities

429,199

Total liabilities assumed

$

72,383,931

==========

Other assets acquired include $1,777,934 relating to deposit base premium, which is being amortized over a period of seven years.

The operating results of the branches subsequent to the acquisition are included in the Corporation’s consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2004 and 2003 are as follows:

2004

2003

Amortized

Fair

Amortized

Fair

cost

value

cost

value

Available-for-sale:

U.S. Treasury and

agencies

$

25,078,303

$

24,904,144

$

21,952,263

$

21,769,585

Obligations of states and

political subdivisions

43,513,203

44,430,857

64,933,697

66,245,969

Mortgage-backed

143,891,001

144,229,108

81,966,151

82,435,966

Other

53,009

53,009

53,009

53,009

Total

$

212,535,516

$

213,617,118

$

168,905,120

$

170,504,529

===========

===========

===========

===========

A summary of unrealized gains and losses on investment securities at December 31, 2004 and 2003 follows:

2004

2003

Gross

Gross

Gross

Gross

unrealized

unrealized

unrealized

unrealized

gains

losses

gains

losses

Available-for-sale:

U.S. Treasury and agencies

$

954

$

175,113

$

35,391

$

218,069

Obligations of states and political

subdivisions

1,000,676

83,022

1,532,906

220,634

Mortgage-backed

992,291

654,184

871,788

401,973

Total

$

1,993,921

$

912,319

$

2,440,085

$

840,676

=========

========

=========

========

The amortized cost and fair value of securities at December 31, 2004, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Amortized

Fair

cost

value

Due in one year or less

$

8,493,430

$

8,522,270

Due after one year through five years

86,854,702

86,637,256

Due after five years through ten years

81,140,049

81,961,952

Due after ten years

35,994,326

36,442,631

Other securities having no maturity date

53,009

53,009

Total

$

212,535,516

$

213,617,118

==========

===========

Securities with a carrying value of approximately $ 117,429,000 at December 31, 2004 and $52,917,000 at December 31, 2003 were pledged to secure public deposits and for other purposes as required or permitted by law, including those described in Note 10.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004 and 2003:

Securities in a continuous unrealized loss position

Less than

12 months

12 months

or more

Total

Unrealized

Fair

Unrealized

Fair

Unrealized

Fair

2004

losses

value

losses

value

losses

value

U.S. Treasury

and agencies

$

159,562

$

19,418,741

$

15,551

$

484,449

$

175,113

$

19,903,190

Obligations of

states and

political

subdivisions

72,392

4,148,224

10,630

1,217,388

83,022

5,365,612

Mortgage-backed

527,721

48,332,248

126,463

5,646,159

654,184

53,978,407

Total temporarily

impaired

securities

$

759,675

$

71,899,213

$

152,644

$

7,347,996

$

912,319

$

79,247,209

========

=========

=======

========

=======

=========

2003

U.S. Treasury

and agencies

$

218,069

$

17,734,194

$

-

$

-

$

218,069

$

17,734,194

Obligations of

states and

political

subdivisions

220,634

14,781,237

-

-

220,634

14,781,237

Mortgage-backed

383,232

30,999,443

18,741

490,632

401,973

31,490,075

Total temporarily

impaired

securities

$

821,935

$

63,514,874

$

18,741

$

490,632

$

840,676

$

64,005,506

========

=========

=======

========

=======

=========

There were 60 securities in an unrealized loss position at December 31, 2004, nine of which were in a continuous unrealized loss position for twelve months or more.  Management has considered industry analyst reports, sector credit reports and volatility in the bond market in concluding that the unrealized losses as of December 31, 2004 were primarily the result of customary and expected fluctuations in the bond market.  As a result, all security impairments as of December 31, 2004 are considered temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $877,599 in 2004, $297,829 in 2003, and $107,225 in 2002, with the income tax provision applicable to such gains amounting to $289,762 in 2004, $101,262 in 2003, and $36,457 in 2002.  Gross realized losses from sale of securities amounted to $ 327,485 in 2004 and $53,721 in 2003 (none in 2002) with related income tax effect of $111,345 in 2004 and $18,265 in 2003.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS

Loans at December 31, 2004 and 2003 consist of the following:

2004

2003

Residential real estate

$

111,984,630

$

105,419,293

Commercial

120,289,459

121,905,682

Agriculture

52,528,595

45,517,537

Consumer

19,584,404

15,408,196

Credit cards

1,402,565

1,209,704

Total loans

$

305,789,653

$

289,460,412

============

===========

Fixed rate loans approximated $60,563,000 at December 31, 2004 and $63,904,000 at December 31, 2003, including loans classified as held-for-sale.

Impaired loans were as follows as of December 31, 2004 and 2003:

2004

2003

Loans with no allowance for loan losses allocated

$

1,077,775

$

1,143,889

Loans with allowance for loan losses allocated

1,209,762

718,967

Total impaired loans

$

2,287,537

$

1,862,856

=========

=========

Amount of the allowance allocated

$

181,465

$

107,845

=========

========

The average balance of impaired loans approximated $2,075,000 in 2004, $1,939,000 in 2003, and $1,321,000 in 2002.  The amount of interest accrued and received on a cash basis relating to impaired loans approximated $108,000 in 2004 and 2003, and was not significant in 2002.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank.  Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Bank, including the interest rate charged and collateralization, and do not represent more than a normal collection risk.  Such loans amounted to $4,278,813 and $3,688,835 at December 31, 2004 and 2003, respectively.  The following is a summary of activity during 2004 and 2003 for such loans:

2004

2003

Beginning of year

$

3,688,835

$

1,783,529

Additions

1,642,313

4,287,087

Repayments

(1,052,335)

(2,381,781)

End of year

$

4,278,813

$

3,688,835

=========

=========

Additions and repayments include loan renewals, as well as borrowings and repayments under revolving lines-of-credit and sold loans.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Most of the Banks’ lending activities are with customers primarily located in Northwestern and West Central Ohio.  As of December 31, 2004 and 2003, the Bank’s loans from borrowers in the agriculture industry represent the single largest industry and amounted to $52,528,595 and $45,517,537, respectively.  Agricultural loans are generally secured by property, equipment, and crop income.  Repayment is expected from cash flow from the harvest and sale of crops.  The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans.  Credit losses arising from the Bank’s lending experience in the agriculture industry compare favorably with the Bank’s loss experience on their loan portfolio as a whole.  Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

Loans on non-accrual of interest amounted to $2,135,000 and $1,625,000 at December 31, 2004 and 2003, respectively.  Loans past due more than 90 days and still accruing interest amounted to $707,000 and $1,207,000 at December 31, 2004 and 2003, respectively.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002:

2004

2003

2002

Balance at beginning of year

$

2,767,521

$

2,784,509

$

2,592,081

Provision charged to operations

577,072

450,000

722,000

Loans charged-off

(848,371)

(655,168)

(655,229)

Recoveries of loans charged-off

261,269

188,180

125,657

Balance at end of year

$

2,757,491

$

2,767,521

$

2,784,509

========

=========

=========

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2004 and 2003:

2004

2003

Land and improvements

$

1,473,829

$

1,473,829

Buildings

5,885,241

5,931,411

Equipment

3,697,924

4,124,566

11,056,994

11,529,806

Less accumulated depreciation

4,336,606

4,307,631

Premises and equipment, net

$

6,720,388

$

7,222,175

==========

==========

Depreciation expense amounted to $730,809 in 2004, $779,061 in 2003 and $568,037 in 2002.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INTANGIBLE ASSETS

Intangible assets other than goodwill consist of deposit base premiums resulting from the branch acquisitions described in Note 2, as well as a branch acquisition completed by Leipsic in 1996.  The net book value of other intangible assets includes cost of $2,551,549, net of accumulated amortization of $1,128,165 and $796,785 at December 31, 2004 and 2003, respectively.

Amortization of other intangible assets amounted to $331,380 in 2004, $267,885 in 2003 and $77,400 in 2002.  Expected amortization expense for the five years subsequent to 2004 is as follows:  2005, $331,380; 2006, $266,513; 2007, $253,980; 2008, $253,980; and 2009, $253,980.

NOTE 8 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others approximated $214,319,000 and $208,131,000 at December 31, 2004 and 2003, respectively.

The balance of capitalized servicing rights, net of a valuation allowance, included in other assets amounted to $1,408,839 and $1,416,919 at December 31, 2004 and 2003, respectively.  The estimated fair value of these rights, determined using discount rates and prepayment speeds, approximated $1,628,614 and $1,597,000 at December 31, 2004 and 2003, respectively.

The following table summarizes mortgage servicing rights capitalized and related amortization, along with activity in the related valuation allowance:

2004

2003

2002

Mortgage servicing rights capitalized

$

376,101

$

936,488

$

967,478

Mortgage servicing rights amortization

384,181

672,380

663,297

Valuation allowance:

Beginning of year

$

652,065

$

314,949

$

-

Addition (reduction)

(140,602)

337,116

314,949

End of year

$

511,463

$

652,065

$

314,949

==========

========

========

NOTE 9 - DEPOSITS

Time deposits at December 31, 2004 and 2003 include individual deposits of $100,000 or more approximating $28,825,000 and $31,495,000, respectively.  Interest expense on time deposits of $100,000 or more approximated $627,000 for 2004, $678,000 for 2003 and $992,000 for 2002.

At December 31, 2004, time deposits approximated $209,247,000 and were scheduled to mature as follows:  2005, $76,983,000; 2006, $84,969,000; 2007, $22,346,000; 2008, $9,457,000; 2009, $15,027,000; and thereafter, $465,000.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - LONG-TERM DEBT

Long-term debt consists of the following at December 31, 2004 and 2003:

2004

2003

Federal Home Loan Bank borrowings:

Secured note, with interest at 1.25%, due January 5, 2004

$

-

$

9,000,000

Secured note, with interest at 4.38%, due March 26, 2004

-

4,000,000

Secured note, with interest at 4.13%, due October 29, 2004

-

3,000,000

Secured note, with interest at 5.02%, due March 28, 2005

4,000,000

4,000,000

Secured note, with interest at 2.34%, due April 11, 2005

2,000,000

-

Secured note, with interest at 2.59%, due October 13, 2005

3,000,000

-

Secured note, with interest at 2.95%, due August 4, 2006

10,000,000

-

Secured note, with floating rate based on 1 month LIBOR

plus 16 basis points (2.51% at December 31, 2004),

due October 6, 2006

5,000,000

-

Secured note, with interest at 3.06%, due October 13, 2006

5,000,000

-

Secured $5,000,000 term note, with monthly principal and

interest payments of $93,990, including interest at

4.84%, due May 1, 2007

2,567,464

3,465,565

Secured note, with interest at 4.02%, due August 30, 2007

8,000,000

8,000,000

Secured note, with interest at 3.81%, due October 10, 2008

2,500,000

-

Secured note, with interest at 4.61% through June 2003,

thereafter convertible to variable rate at the option

of the holder, due December 4, 2008

5,000,000

5,000,000

Secured note, with interest at 3.25%, due March 6, 2009

4,000,000

-

Secured $2,500,000 term note with interest at 3.08%, with

monthly principal and interest payments of $45,011,

due May 1, 2009

2,227,753

-

Secured $2,500,000 term note with interest at 3.08%, with

monthly principal and interest payments of $45,011,

due May 1, 2009

2,227,753

-

Secured note, with interest at 6.55% through June 2003,

thereafter convertible to variable rate at the option

of the holder, due June 16, 2010

6,500,000

6,500,000

Secured note, with interest at 6.46% through June 2003,

thereafter convertible to variable rate at the option

of the holder, due July 28, 2010

5,000,000

5,000,000

Secured note, with interest at 1.33% through March 4, 2004,

thereafter convertible to variable rate at the option

of the holder, due March 4, 2013

-

5,000,000

Advances secured by individual residential mortgages

under blanket agreement

935,063

1,480,578

Total Federal Home Loan Bank borrowings

67,958,033

54,446,143

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - LONG-TERM DEBT (CONTINUED)

2004

2003

Securities sold under agreements to repurchase:

4.01%, due October 13, 2009

$

5,000,000

$

-

4.28%, due June 24, 2008

12,000,000

-

3.91%, due June 25, 2007

12,000,000

-

3.51%, due October 15, 2007

5,000,000

-

3.38%, due June 24, 2006

15,000,000

-

2.56%, due June 24, 2005

15,000,000

-

Total securities sold under agreements

to repurchase

64,000,000

-

Total long-term debt

$

131,958,033

$

54,446,143

=========

========

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock, other securities and all eligible mortgage loans.  Interest on advances outstanding at December 31, 2004 secured by individual mortgages under blanket agreement ranged from 5.62% to 8.80%, with maturities ranging from November 2005 through July 2019.

During 2004, the Bank entered into various repurchase agreements with the proceeds used to purchase securities, principally mortgage-backed securities with 7-year rate reset.  Outstanding repurchase agreements are secured by mortgage-backed securities with an aggregate carrying value approximating $70,400,000.  The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

Future contractual maturities of long-term debt are as follows at December 31, 2004:  2005, $26,106,844; 2006, $37,177,714; 2007, $26,595,046; 2008, $20,656,152; 2009, $9,521,863; and thereafter, $11,900,414.

NOTE 11 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

During the first quarter of 2003, the Corporation formed a business trust, United (OH) Statutory Trust (United Trust) and invested $300,000.  United Trust is not consolidated by the Corporation.  Effective March 26, 2003, United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures.  United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation.  The debentures mature on March 26, 2033, which date may be shorted to March 26, 2008, if certain conditions are met, as well as quarterly thereafter.  The interest rate of the debentures is fixed at 6.40% for a five-year period through March 2008.  Thereafter, interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR.  Interest is payable quarterly.  The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.  Interest expense on the debentures amounted to $640,000 in 2004 and $480,000 in 2003 and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - NON-INTEREST INCOME AND EXPENSES

Non-interest income consisted of the following for the years ended  December 31, 2004, 2003 and 2002:

2004

2003

2002

Service charges on deposit accounts

$

1,033,876

$

863,614

$

712,180

Gain on sale of loans

703,921

2,336,756

1,947,726

Net securities gains

550,114

244,108

107,225

Other operating income

734,574

638,652

331,450

Total non-interest income

$

3,022,485

$

4,083,130

$

3,098,581

=========

=========

=========

During 2003, the Bank received $201,656 as a result of the demutualization of the General American Life Insurance Company.  Such amount is included in other operating income.

Other operating expenses consisted of the following for the years ended  December 31, 2004, 2003 and 2002:

2004

2003

2002

Data processing

$

1,014,321

$

1,081,564

$

921,364

Professional fees

387,546

375,968

365,205

Stationery and supplies

232,932

271,846

271,622

Advertising

460,035

374,430

257,477

Franchise tax

520,000

442,962

433,000

Provision for accrued compensation – stock options

597,099

-

-

Other

3,093,556

2,857,653

1,956,268

Total other operating expenses

$

6,305,489

$

5,404,423

$

4,204,936

=========

=========

=========

NOTE 13 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended  December 31, 2004, 2003 and 2002:

2004

2003

2002

Unrealized holding gains (losses) on

available-for-sale securities

$

32,307

$

(423,694)

$

2,119,168

Reclassification adjustments for net securities

gains realized to income

(550,114)

(244,108)

(107,225)

Net unrealized gains (losses)

(517,807)

(667,802)

2,011,943

Tax effect

(176,054)

(227,053)

684,061

Net-of-tax amount

$

(341,753)

$

(440,749)

$

1,327,882

=======

=======

=======

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes and change in accounting principle as a result of the following:

2004

2003

2002

Expected tax using statutory tax rate of 34%

$

1,211,800

$

1,622,300

$

1,455,200

Increase (decrease) in tax resulting from:

Recapture of tax bad debt reserve

-

-

631,000

Tax-exempt income on state and municipal

securities and political subdivision loans

(740,800)

(612,600)

(413,500)

Interest expense associated with carrying

certain state and municipal securities

and political subdivision loans

69,700

62,600

48,800

Amortization of deferred credit –

purchase accounting

-

-

-

Other, net

(64,700)

7,700

(500)

Total provision for income taxes

$

476,000

$

1,080,000

$

1,721,000

=========

=========

==========

Prior to 1988, qualified savings and loan associations and other thrift lenders were allowed deductions to increase their bad debt reserve for tax purposes and were not required to provide deferred tax liabilities on such amounts.

In August 1996, legislation was enacted that repealed the percentage of taxable income method of accounting used by many thrifts to calculate their bad debt expense for federal income tax purposes.  As a result, thrifts such as Citizens were required to recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for tax years beginning after December 31, 1987.  The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995.  Under this change, a tax liability relating to the tax effects of the 1987 base year tax bad debt reserve is not recognized unless it becomes apparent that it will be reduced and result in taxable income.

Retained earnings of Citizens at the time of its acquisition by the Corporation included approximately $1,860,000 for which no provision for federal income taxes was required under generally accepted accounting principles.  Such amount represented the qualifying and non-qualifying tax bad debt reserve as of the 1987 base year.  Based on dividends paid by Citizens as well as other events that transpired during 2002, the 1987 base year tax reserve was recognized as taxable income in 2002 and a provision for income taxes of $631,000 was provided.

The deferred income tax provision (credit) of ($946) in 2004, $139,053 in 2003, and ($63,061) in 2002 resulted from the tax effects of temporary differences.  There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below:

2004

2003

Deferred tax liabilities:

Unrealized gain on securities available-for-sale

$

367,745

$

543,799

Federal Home Loan Bank stock dividends

649,900

592,200

Capitalized mortgage servicing rights

479,000

481,800

Depreciation and amortization

174,800

24,300

Cash surrender value of life insurance

108,900

79,300

Other

102,455

37,700

Total deferred tax liabilities

1,882,800

1,759,099

Deferred tax assets:

Allowance for loan losses

815,400

808,600

Deferred compensation

319,000

293,600

Accrued compensation – stock options

153,100

-

Alternative minimum tax credit carryforward

81,600

-

Accrued expenses and other

81,700

47,899

Total deferred tax assets

1,450,800

1,150,099

Net deferred tax liabilities

$

432,000

$

609,000

=========

=========

Net deferred tax liabilities are included in other liabilities in the consolidated balance sheets.

The Company has available at December 31, 2004, an alternative minimum tax credit carryforward of approximately $81,600, which may be utilized in the future to the extent computed regular tax exceeds the alternative minimum tax.

Management believes it is more likely than not that the benefit of deferred tax assets will be realized.  Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2004 and 2003.

NOTE 15 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation and Bank sponsor a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions.  The plan permits the investing in the Corporation’s stock subject to certain limitations.  Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations.  The Corporation and Bank make discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations.  Contributions to the plan amounted to $517,908, $434,084 and $370,100 in 2004, 2003 and 2002, respectively.  At December 31, 2004, the Plan owned 250,121 shares of the Corporation’s common stock.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EMPLOYEE AND DIRECTOR BENEFITS (CONTINUED)

The Bank also sponsors a nonqualified deferred compensation plan, covering certain directors and employees, which has been indirectly funded through the purchase of bank-owned life insurance policies.  The cash value of these policies aggregated $ 1,764,395 and $1,693,787 at December 31, 2004 and 2003, respectively.  Such amounts are included in other assets in the accompanying consolidated balance sheets.  In connection with the policies, the Bank has provided an estimated liability for accumulated supplemental retirement benefits amounting to $576,262 at December 31, 2004 and $495,529 at December 31, 2003 which is included in other liabilities in the accompanying consolidated balance sheets.

Under an employee stock purchase plan which was established effective January 1, 2004, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a price determined semi-annually by the Board of Directors.  During 2004, the Corporation issued 7,167 shares under the plan.

The Bank has an agreement with Leipsic’s former President, who is the Corporation’s current Chairman of the Board of Directors, to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years commencing upon retirement effective December 31, 2001.  At December 31, 2004 and 2003, the net present value (based on the 12% discount rate in effect at the time of origination of the agreement) of future deferred compensation payments amounted to $361,936 and $368,097, respectively.  Such amounts are included in other liabilities in the December 31, 2004 and 2003 consolidated balance sheets.  A split dollar life insurance policy has been purchased and is available to fund a portion of the future deferred compensation payments and the cash value of the policy, amounting to $ 456,072 and $439,362 at December 31, 2004 and 2003, respectively, is included in other assets in the accompanying consolidated balance sheets.

On November 17, 2004, the Corporation’s former Chief Executive Officer and the Board of Directors of the Corporation reached an agreement, which resulted in the Chief Executive Officer retiring from all executive management positions and resigning from all board positions, effective December 1, 2004.  Under the terms of the agreement, the Corporation agreed to make a lump sum severance payment and provide certain other benefits to the former executive aggregating approximately $653,000 (net income effect of $431,000, or $.12 per share).  Such amounts were all paid prior to December 31, 2004 and are included in salaries, wages and employee benefits in the 2004 consolidated statement of income.

On January 14, 2005, the Corporation entered into a five-year employment agreement with an individual who will serve as President and Chief Executive Officer of the Corporation and Bank.  The terms of the agreement include an annual base salary of $238,000, a $25,000 signing bonus, participation in the Bank’s nonqualified deferred compensation plan, and a change of control agreement that will be executed in the event certain conditions are met.  The Corporation also entered into an agreement with its Chief Financial Officer on January 18, 2005, which will provide termination payments and benefits should certain events occur as described in the agreement which expires in July 2006.

NOTE 16 - STOCK OPTIONS

The Corporation maintains both qualified and nonqualified stock option plans, under which directors and certain Union officers are entitled to purchase common shares.  The plans generally provide that the exercise price of any stock option may not be less than the fair market value of the common stock on the date of the grant.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - STOCK OPTIONS (CONTINUED)

The following summarizes the stock options activity for the years ended December 31, 2004, 2003 and 2002:

2004

2003

2002

Weighted

Weighted

Weighted

average

average

average

exercise

exercise

exercise

Shares

price

Shares

price

Shares

price

Outstanding at

beginning of year

114,417

$

9.70

136,608

$

8.91

189,543

$

8.29

Exercised

(47,530)

8.06

(22,191)

4.86

(36,649)

4.86

Forfeited

-

-

-

(16,286)

10.80

Outstanding at end

of year

66,887

$

10.86

114,417

$

9.70

136,608

$

8.91

======

=====

======

=====

======

=====

Options exercisable

at year end

66,887

$

10.86

114,417

$

8.91

136,608

$

8.29

======

=====

======

=====

======

=====

Options outstanding at December 31, 2004 were as follows:

Outstanding and exercisable

Range of

Remaining

exercise

contractual

prices

Number

life (years)

$

9.66

5,146

6

10.40

54,881

3

15.42

  6,860

4

Outstanding at year end

66,887

=====

Weighted average contractual life

3.3

===

In connection with its acquisition in March 2001 of Citizens, the Corporation issued options to certain directors and a senior officer of Citizens under the terms of Citizens’ Amended and Restated Stock-Based Incentive Plan (the Plan).  The Plan provides that in the event of a change in control, options may be exercised through an “alternative option payment mechanism” referred to in the Plan using “pyramiding transactions” where options are exercised, the shares gained through the exercise rate are tendered back to the Corporation as payment for a greater number of options, and the process is repeated as needed until all options are exercised.  Ultimately, the holder of the option ends up with a lower number of shares than exercised but at essentially no cash outlay.

In October 2004, the Board of Directors approved the use of pyramiding for the exercise of the Corporation’s remaining stock options which were all held by former directors and a senior officer of Citizens.  Consequently, the Corporation recognized a provision for compensation expense approximating $597,000 (net income effect of $394,000, or $.11 per share) representing the fair value of the 34,327 shares which may be tendered, at the discretion of the option holders, under the pyramiding transactions exercise method.  On November 29, 2004, one of the option holders exercised 27,441 options resulting in 9,321 shares, with a fair value of $146,806, being tendered under the pyramiding transactions exercise method.  At December 31, 2004, 25,600 shares may be tendered from the 66,887 remaining outstanding options under the pyramiding transactions exercise method.  The fair value of the shares that may be tendered, amounting to $450,300, is included in other liabilities in the December 31, 2004 consolidated balance sheet.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2004 and 2003:

Contract amount

2004

2003

Commitments to extend credit

$

57,276,000

$

53,176,000

==========

==========

Letters of credit

$

1,354,000

$

2,236,000

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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration.  At December 31, 2004, letters of credit totalling $1,254,000 expire in 2005; and $100,000 expire in 2008.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Bank requires collateral supporting these commitments when deemed necessary.

NOTE 18 - REGULATORY MATTERS

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - REGULATORY MATTERS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2004 and 2003, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2004 and 2003 are presented in the following table:

Minimum to be

well capitalized

Minimum

under prompt

capital

corrective

Actual

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in Thousands)

As of December 31, 2004:

Total Capital (to Risk-

Weighted Assets)

Consolidated

$

47,725

14.3%

$

26,706

> 8.0%

N/A

N/A

Bank

45,376

13.6%

26,613

> 8.0%

$

33,266

10.0%

Tier I Capital (to Risk-

Weighted Assets)

Consolidated

$

44,968

13.5%

$

13,353

> 4.0%

N/A

N/A

Bank

42,619

12.8%

13,306

> 4.0%

$

19,960

6.0%

Tier I Capital (to

Average Assets)

Consolidated

$

44,968

8.2%

$

22,046

> 4.0%

N/A

N/A

Bank

42,619

7.8%

21,998

> 4.0%

$

27,498

5.0%

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - REGULATORY MATTERS (CONTINUED)

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 are as follows:

CONDENSED BALANCE SHEETS

2004

2003

Assets:

Cash

$

566,917

$

735,759

Investment in bank subsidiaries

52,179,959

48,897,919

Premises and equipment, net of accumulated depreciation

565,278

594,771

Other assets, including income taxes receivable from

bank subsidiary of $1,015,587 in 2004 and

$2,822,621 in 2003

1,845,218

3,077,531

Total assets

$

55,157,372

$

53,305,980

==========

==========

Liabilities:

Accrued expenses, including $450,304 accrued

compensation for stock options in 2004

$

628,185

$

295,567

Junior subordinated deferrable interest debentures

10,300,000

10,300,000

Total liabilities

10,928,185

10,595,567

Shareholders’ equity:

Common stock

3,760,557

3,740,468

Surplus

14,598,030

14,459,593

Retained earnings

26,166,782

24,697,441

Accumulated other comprehensive income

713,857

1,055,610

Treasury stock, at cost

(1,010,039)

(1,242,699)

Total shareholders’ equity

44,229,187

42,710,413

Total liabilities and shareholders’ equity

$

55,157,372

$

53,305,980

==========

==========

CONDENSED STATEMENTS

OF INCOME

2004

2003

2002

Income – dividends from bank subsidiaries

$

500,000

$

500,000

$

7,800,000

Expenses – interest expense, professional fees

and other expenses, net of federal income

tax benefit

(1,035,570)

(496,587)

(224,267)

Income (loss) before equity in

undistributed net income of

bank subsidiaries

(535,570)

3,413

7,575,733

Equity in undistributed net income of

bank subsidiaries

3,623,793

3,688,026

(1,209,696)

Net income

$

3,088,223

$

3,691,439

$

6,366,037

=========

=========

=========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CONDENSED PARENT COMPANY FINANCIAL

INFORMATION (CONTINUED)

CONDENSED STATEMENTS

OF CASH FLOWS

2004

2003

2002

Cash flows from operating activities:

Net income

$

3,088,223

$

3,691,439

$

6,366,037

Adjustments to reconcile net income to net cash

provided by (used in) operating activities:

Equity in undistributed net income

of bank subsidiaries

(3,623,793)

(3,688,026)

1,209,696

Provision for accrued compensation –

stock options

597,099

-

-

Depreciation and amortization

82,493

70,746

8,268

Gain on sale of security

-

(4,400)

-

Decrease (increase) in other assets

1,179,313

(1,982,038)

(286,541)

Increase (decrease) in accrued expenses

(72,325)

72,027

172,586

Net cash provided by (used in)

operating activities

1,251,010

(1,840,252)

7,470,046

Cash flows from investing activities:

Proceeds from sale of available-for-sale

security

-

104,400

-

Capital contribution to bank subsidiary

-

(11,600,000)

-

Purchases of premises and equipment, including

$436,674 from the Bank in 2002

-

(102,020)

(532,015)

Investment in business trust

-

(300,000)

-

Purchase of available-for-sale security

-

-

(51,121)

Net cash used in investing activities

-

(11,897,620)

(583,136)

Cash flows from financing activities:

Issuance of junior subordinated deferrable

interest debentures

-

10,300,000

-

Fees paid on issuance of trust preferred

securities

-

(265,000)

-

Proceeds from issuance of common stock

97,660

107,887

178,177

Proceeds from sale of treasury shares

99,464

-

-

Cash dividends paid

(1,616,976)

(1,606,140)

(1,586,303)

Net cash provided by (used in)

financing activities

(1,419,852)

8,536,747

(1,408,126)

Net increase (decrease) in cash

(168,842)

(5,201,125)

5,478,784

Cash at beginning of the year

735,759

5,936,884

458,100

Cash at end of the year

$

566,917

$

735,759

$

5,936,884

=========

=========

=========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The estimated fair values of recognized financial instruments at December 31, 2004 and 2003 are as follows:

2004

2003

Carrying

Estimated

Carrying

Estimated

amount

value

amount

value

(dollars in thousands)

FINANCIAL ASSETS

Cash and cash equivalents

$

14,572

$

14,572

$

11,095

$

11,095

Securities, including Federal

Home Loan Bank stock

217,841

217,841

174,559

174,559

Net loans, including loans

held for sale

303,833

305,760

289,453

297,556

Total

$

536,246

$

538,173

$

475,107

$

483,210

========

========

========

========

FINANCIAL LIABILITIES

Deposits

$

369,767

$

369,142

$

388,300

$

391,482

Long-term debt

131,958

132,735

54,446

56,786

Junior subordinated deferrable

interest debentures

10,300

10,351

10,300

10,645

Other liabilities

3,069

3,206

2,938

3,186

Total

$

515,094

$

515,434

$

455,984

$

462,099

========

=========

========

========

The above summary does not include accrued interest receivable which is also considered a financial instrument.  The estimated fair value of accrued interest receivable is considered to be the carrying amount.

There are also unrecognized financial instruments at December 31, 2004 and 2003 which relate to commitments to extend credit and letters of credit.  The contract amount of such financial instruments amounts to $58,630,000 at December 31, 2004 and $55,412,000 at December 31, 2003.  Such amounts are also considered to be the estimated fair values.

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

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial instruments generally represent commitments at existing rates.  The fair value of Federal Home Loan Bank borrowings and junior subordinated deferrable interest debentures is determined based on a discounted cash flow analysis using current interest rates.  The fair value of other liabilities is generally considered to be carrying value except for the deferred compensation agreement described in Note 15 (carrying value of obligation of $361,936 and a fair value of $499,000).  The fair value of the contract is determined based on a discounted cash flow analysis using a current interest rate for a similar instrument.

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

NOTE 21 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiaries may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2004 and 2003:

Net

Earnings per

Interest

interest

Net

common share

income

income

income

Basic

Diluted

(Dollars in thousands, except per share data)

2004

First quarter

$

6,205

$

3,653

$

845

$

.23

$

.23

Second quarter

6,358

3,856

763

.21

.21

Third quarter

7,083

4,316

1,097

.30

.30

Fourth quarter

7,339

4,826

383

.10

.09

2003

First quarter

$

5,914

$

3,499

$

1,061

$

.29

$

.29

Second quarter

6,517

3,959

915

.25

.25

Third quarter

6,246

3,743

748

.21

.21

Fourth quarter

6,088

3,497

967

.26

.25

The fourth quarter 2004 results included provisions for stock options and the retirement of the Corporation’s Chief Executive Officer which collectively reduced fourth quarter net income approximately $825,000, or $.22 per share.

This information is an integral part of the accompanying

consolidated financial statements.

UNITED BANCSHARES, Inc.

Columbus Grove, Ohio

As of 03/01/05

DIRECTORS – UNITED BANCSHARES, Inc.

DIRECTOR

DIRECTOR

NAME

AGE

SINCE

NAME

AGE

SINCE

Robert L. Dillhoff

58

2001

Robert L. Benroth

42

2003

District Highway Mgmt. Adm.

Putnam County Treasurer

Joe S. Edwards, Jr.

62

2000

James N. Reynolds

67

2000

Businessman/Investor/Pres. Buckeye Stave Co.

Chairman, Retired Banker

P. Douglas Harter

58

2001

H. Edward Rigel

62

2000

Associate of Harter & Son Funeral Home

Farmer

Daniel W. Schutt

57

2005

David P. Roach

54

2001

President/CEO

Manager of Maverick Media Radio Station of Ohio

Robert M. Schulte, Sr.

72

2002

Businessman/Spherion Services

DIRECTORS – The UNION BANK Co.

DIRECTOR

DIRECTOR

NAME

AGE

 SINCE (a)

NAME

AGE

 SINCE (a)

Robert L. Benroth

42

2001

James Anthony O’Neill, M.D.  48

2001

Putnam County Treasurer

Physician

Joe S. Edwards, Jr.

62

1977

James N. Reynolds

67

1966

Businessman/Investor/Pres. Buckeye Stave Co.

Retired Banker

Herbert H. Huffman

54

1993

Robert M. Schulte, Sr.

72

1994

Educator

Businessman/Spherion Services

Daniel W. Schutt

57

2005

R. Steven Unverferth

52

1993

Chairman, Pres. and Chief Executive Officer

President, Unverferth Manufacturing

Kevin L. Lammon

50

1996

H. Edward Rigel

62

1979

Insurance and Real Estate Sales

Farmer

William R. Perry

46

1990

P. Douglas Harter

58

1969

Farmer

Associate of Harter & Son Funeral Home

David P. Roach

54

1997

Robert L. Dillhoff

58

1991

Manager of Maverick Media Radio Station of Ohio

District Highway Mgmt. Adm.

(a) Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.

OFFICERS – UNITED BANCSHARES, Inc.

James N. Reynolds – Chairman       Daniel W. Schutt – President / Chief Executive Officer

Bonita R. Selhorst – Secretary         Brian D. Young – Chief Financial Officer & Treasurer

OFFICERS – The UNION BANK Co.

Daniel W. Schutt - President/CEO/Chairman

David A. Anderson	Senior Vice President
Nancianne Carroll	Senior Vice President
Scott C. Lehman	Senior Vice President
Heather M. Oatman	Senior Vice President
Lewis R. Renollet	Senior Vice President
Bonita R. Selhorst	Senior Vice President, Sec.
Brian D. Young	Senior Vice President
Melissa L. Zureich	Senior Vice President
Michael D. Ebbeskotte	Vice President
Steven G. Freeman	Vice President
Mark G. Honigford	Vice President
Donald W. Miller	Vice President
John P. Miller	Vice President
Norman V. Schnipke	Vice President
Barry J. von der Embse	Vice President
Brent A. Gibson	Commercial Loan Officer

Edward B. Beecher	Assistant Vice President
Kimberly K. Dray	Assistant Vice President
Vicky K. Gilbert	Assistant Vice President
Shawn C. Goetz	Assistant Vice President
Jason P. Juergens	Assistant Vice President
Elizabeth A. Kahlenberg	Assistant Vice President
Kimberly J. Kandik	Assistant Vice President
Amy L. Laibe	Assistant Vice President
Dana F. Lawrence	Assistant Vice President
Max E. Long	Assistant Vice President, Security Officer
Dennis J. Meuleman	Assistant Vice President
Doris A. Neumeier	Assistant Vice President
Jeffrey L. Point	Assistant Vice President
Rose Ann Recker	Assistant Vice President
Amy E. Reese	Assistant Vice President
Kevin E. Rice	Assistant Vice President
Gary G. Ricker	Assistant Vice President
Michelle L. Schafer	Assistant Vice President
Mary L. Schroeder	Assistant Vice President
Deborah R. Soldenwagner	Assistant Vice President
Theresa A. Stein-Moenter	Assistant Vice President
Kimberly S. Verhoff	Assistant Vice President
Troy M. Verhoff	Assistant Vice President
Brian W. Wentling	Assistant Vice President

J. Sue Alexander	Construction Loan Admin.
Amy E. Blankemeyer	Comm/Cons Loan Serv. Super.
Sharon M. Kohler	Loan Review Officer
Cynthia A. Long	Accounting Officer
Gail H. Richer	Mortgage Loan Super.
M. Chris Sanderson	Compliance Officer
Craig R. Stechschulte	Indirect Lending Officer
Carol J. Swords	Comm/Cons Loan Proc. Super.
LeAnn Wilkins	Mortgage Underwriter