Form 10-K, Exhibit 13
period 2005-12-31
UNITED BANCSHARES INC/OH
filed 2006-03-24
CIK 1087456

Table of Contents

Page

President’s Letter…………………………………………………………………...

1

Market Price and Dividends on Common Stock……………………………………

2

Five-Year Summary of Selected Financial Data……………………………………

3

Management’s Discussion and Analysis of

         Financial Condition and Results of Operations ……………………………….

4

Report of Independent Registered Public Accounting Firm ………………………...

14

Financial Statements

Consolidated Balance Sheets………………………………………………….

15

Consolidated Statements of Income…………………………………………...

16

Consolidated Statements of Shareholders’ Equity…………………………….

17

Consolidated Statements of Cash Flows………………………………………

18

Summary of Significant Accounting Policies……………………………………….

20

Notes to Consolidated Financial Statements………………………………………...

26

Directors and Officers……………………………………………………………….

46

March 22, 2006

Dear Shareholder,

I am pleased to report that 2005 proved to be a profitable year for United Bancshares, Inc. as the Company reported net income of over $4.6 million, or $1.26 per share.  As a result of the many efforts of the Company’s staff, the Company showed improving profitability throughout the year with quarterly earnings per common share of $0.29, $0.31, $0.31, and $0.35, respectively.  Primarily, the Company increased net income by improving net interest income by 8.6% and controlling non-interest expenses.

The Company’s improved profitability enabled the Company’s Board of Directors to increase its annual dividend from $0.44 per share in 2004 to $0.48 per share in 2005, a 9.1% increase.  Additionally, the Board of Directors approved a dividend for the first quarter of 2006 of $0.13 per share up from the previous $0.12 per share, an 8.3% increase.

I expect 2006 to bring challenges to our Company and to the banking environment as a whole.  It will be critical that we develop, maintain and build upon long-term customer relationships based on quality service, high ethical standards and safe, sound assets.  It will also be important that the Company expand its market position and recognize the scope, relevance and pricing of products and services offered to meet customer needs and demands, yet maintain an acceptable margin.  However, you can be assured that asset quality will not be sacrificed for the sake of growth.

Thank you for your continued support of United Bancshares, Inc. You have our pledge that we will continue to work to increase shareholder value.

Respectfully,

Daniel W. Schutt

President & CEO

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

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  From January 2000 to March 2001, the Corporation’s common stock was traded on the Nasdaq Over-The-Counter Bulletin Board.  Prior to January 2000, there was no established public trading market for United Bancshares, Inc. common stock.  As of January 31, 2006, the common stock was held by 1,624 shareholders of record.  Below are the trading highs and lows for the periods noted.

Year 2005

 High

  Low

First Quarter

$20.00

$15.03

Second Quarter

  17.00

  14.38

Third Quarter

  17.00

  14.77

Fourth Quarter

  16.40

  14.80

Year 2004

 High

  Low

First Quarter

$16.75

$14.25

Second Quarter

  16.99

  15.31

Third Quarter

  16.00

  14.10

Fourth Quarter

  17.70

  14.75

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

   2005

  2004

First Quarter

  $  .12

  $  .11

Second Quarter

      .12

      .11

Third Quarter

      .12

      .11

Fourth Quarter

      .12

      .11

Total

  $  .48

  $  .44

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

2005

2004

2003

2002

2001

(Dollars in thousands, except per share data)

Statements of income:

Total interest income

$

30,058

$

26,985

$

24,765

$

24,679

$

26,234

Total interest expense

11,980

10,334

10,067

11,695

14,830

Net interest income

18,078

16,651

14,698

12,984

11,404

Provision for loan losses

         612

577

450

722

449

Net interest income after

provision for loan losses

17,466

16,074

14,248

12,262

10,955

Total non-interest income

2,611

3,023

4,083

3,099

2,827

Total non-interest expense

14,222

15,533

13,560

11,081

9,497

Income before federal income taxes

5,855

3,564

4,771

4,280

4,285

Federal income taxes

1,233

476

1,080

1,721

1,031

Income before change in

accounting principle

4,622

3,088

3,691

2,559

3,254

Cumulative effect of change in

accounting principle

-

-

-

3,807

-

Net income

$

4,622

$

3,088

$

3,691

$

6,366

$

3,254

Per share of common stock:

Net income - basic

$

1.26

$

0.84

$

1.01

$

1.77

$

0.96

Dividends

.48

0.44

0.44

0.44

0.44

Book value

12.09

11.99

11.69

11.28

9.65

Average shares outstanding - basic

3,674,352

3,670,981

3,644,642

3,601,184

3,376,652

Year end balances:

Loans (6)

$

310,005

$

306,591

$

292,221

$

243,555

$

243,995

Securities

187,791

217,841

   174,559

154,977

105,629

Total assets

536,209

559,323

498,695

424,997

386,401

Deposits

356,921

369,767

388,300

323,657

310,897

Shareholders' equity

43,793

44,229

42,710

40,958

34,672

Average balances:

Loans (6)

$

311,107

$

297,732

$

280,303

$

242,688

$

264,243

Securities

200,903

195,444

161,522

136,018

74,597

Total assets

548,463

526,065

478,518

408,500

364,915

Deposits

364,531

378,485

366,336

310,740

287,011

Shareholders' equity

44,208

43,250

42,005

39,856

31,661

Selected ratios:

Net yield on average interest-earning

assets

3.67%

3.59%

3.47%

3.56%

3.44%

Return on average assets

0.84%

0.59%

0.77%

0.63%

0.89%

Return on average shareholders equity

10.46%

7.14%

8.79%

6.42%

10.28%

Net loan charge-offs as a percentage

of average outstanding net loans

0.24%

0.20%

0.17%

0.22%

0.19%

Allowance for loan losses

as a percentage of year end loans

0.82%

0.90%

0.95%

1.14%

1.06%

Shareholders' equity as a percentage of

      total assets

8.17%

7.91%

8.56%

9.64%

8.97%

Notes:

1)

2002 ratios exclude the cumulative effect of the change in accounting principle.

2)

Amounts for 2003 include RFCBC branch acquisitions, since their acquisition on March 28, 2003.

3)

Net yield on average interest-earning assets was computed on a tax-equivalent basis.

4)

Basic net income per share for 2002 includes $1.06 relating to change in accounting principle.

5)

Non-interest expense in 2004 includes a payment to the Company’s former CEO and a provision related to the Company’s stock option accounting.  These two items reduced net income $825,000 ($0.23 per share).

6)

Includes loans held for sale.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc.

EARNINGS SUMMARY

Consolidated net income for United Bancshares, Inc. (the “Corporation”) and its wholly-owned subsidiary, The Union Bank Company (the “Bank”) for 2005 was $4.6 million compared to $3.1 million in 2004 and $3.7 million in 2003.  Basic income per share was $1.26 in 2005, an increase of $.42 per share (50.0%) from $0.84 in 2004.  Basic income per share was $0.84 in 2004, a decrease of $.17 per share (16.8%) from $1.01 in 2003.  The 2004 operating results included provisions for stock options and the retirement of the Corporation’s Chief Executive Officer which reduced net income $825,000 ($.22 per share).

The results of operations of the Gibsonburg and Pemberville branches purchased from RFCBC have been included for the period subsequent to the March 28, 2003 acquisition date.  In March 2003, Citizens Bank of Delphos and the Bank of Leipsic (wholly-owned subsidiaries of the Corporation) were merged into the Bank.

FINANCIAL POSITION AND RESULTS OF OPERATIONS

2005 Compared With 2004

Net interest income for 2005 was $18.1 million, an increase of $1.4 million (8.6%) over 2004.  The increase was due to an increase in the Corporation’s net interest margin as well as average interest-earning assets, principally resulting from the $60 million leverage strategy implemented in June of 2004 and moderate loan growth.  The average yield on loans for 2005 increased to 6.78% compared to 6.38% for 2004, while the average rate paid on interest-bearing liabilities increased to 2.56% in 2005 from 1.78% in 2004.  The net effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, increasing from 3.59% in 2004 to 3.67% in 2005.

At December 31, 2005, total loans (including loans held for sale) amounted to $310.0 million compared to $306.6 million at December 31, 2004, an increase of $3.4 million (1.1%).  Loans held for sale decreased to $440,000 at December 31, 2005 from $801,000 in 2004.  Within the loan portfolio, residential real estate loans decreased $4.2 million (3.7%), commercial loans increased $2.2 million (1.8%), agricultural loans decreased $2.1 million (4.1%) and consumer loans increased $7.8 million (39.8%) during 2005.  In 2004, the Bank began originating indirect automobile loans.  During 2005, the Bank originated $12.2 million of consumer loans under these programs.

The Corporation, through its bank subsidiary, elects to sell in the secondary market a substantial portion of the fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans.  During 2005, net gain on sale of loans was $356,000, including $209,000 of capitalized servicing rights.  The net gain on sale of loans was $704,000, including $376,000 of capitalized servicing rights in 2004.

Securities, including Federal Home Loan Bank of Cincinnati (FHLB) stock, totaled $187.8 million at December 31, 2005, representing a decrease of $30.0 million (13.8%) from total securities of $217.8 million at December 31, 2004.  The Bank is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB.  Management monitors the earnings performance and liquidity of the investment portfolio on a regular basis through Asset/Liability Committee (“ALCO”) meetings.

All securities except FHLB stock have been designated as available-for-sale and may be sold if needed for liquidity, asset-liability management or other reasons.  Such securities are reported at fair value, with any net unrealized gains or losses reported as a separate component of shareholders’ equity, net of related income taxes.  At December 31, 2005, net unrealized losses on available-for-sale securities, net of income taxes, amounted to $1.5 million.  At December 31, 2005, the Bank held 110 securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $152.8 million and $2.8 million, respectively.  Management has considered the current interest rate environment, typical volatilities in the bond market, and the Bank’s liquidity needs in the near term in concluding that the impairment on such securities is temporary.  FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment.

Total deposits at December 31, 2005 amounted to $356.9 million, a decrease of $12.8 million (3.5%) compared with total deposits of $369.8 million at December 31, 2004.  Of this decrease, $2.8 million (7.6%) was related to non-interest bearing deposits.

Long-term borrowings, consisting of FHLB advances and securities sold under agreements to repurchase but excluding deferrable interest debentures, amount to $120.7 million at December 31, 2005 compared to $132.0 million at December 31, 2004, a decrease of $11.3 million (8.5%).  The Bank utilizes long-term borrowings as an alternative source of funding to support asset growth and occasional deposit shrinkage as necessary.

The allowance for loan losses at December 31, 2005 was $2.5 million (0.82% of total loans) compared to $2.8 million (0.90% of total loans) at December 31, 2004.  The change in the allowance for loan losses included provision for loan losses charged to operations, loan charge-offs net of recoveries, and a transfer to other liabilities for possible credit loss relating to unfunded loan commitments.

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses was $612,000 in 2005 compared to $577,000 in 2004.  The increase in the provision for loan losses in 2005 was largely due to net loan charge offs increasing in 2005 to $758,000, compared to $587,000 in 2004, principally due to one large charge-off in the third quarter of 2005.  In addition, the provision for loan charge-offs increased as a result of a $75,000 transfer to other liabilities for possible credit loss relating to unfunded loan commitments.

Total non-interest income decreased $400,000 to $2.6 million in 2005 from $3.0 million in 2004.  The significant components of non-interest income include service charges on deposit accounts and gains from the sale of loans and securities.  Service charges on deposit accounts increased $123,000 (11.9%) to $1,157,000 in 2005 compared to $1,034,000 in 2004 largely due to the impact of the Bank increasing fees.

The Bank’s policy is to sell substantially all qualifying fixed rate residential mortgage loans it originates.  The net gain on sale of residential real estate loans decreased $348,000 to $356,000 in 2005 from $704,000 in 2004 due to decreased loan origination volume.  During 2005, the Bank sold $22.6 million of residential real estate loans compared to $42.4 million in 2004.  The lower loan sales activity in 2005 resulted from rising interest rates throughout 2005 resulting in less refinancing activity and mortgage loan origination activity.  Net securities gains amounted to $6,000 in 2005, a $544,000 decrease from $550,000 in 2004.  In anticipation of rising interest rates, the Bank elected to sell certain agency securities which contributed to the significant gains in 2004.

Total non-interest expenses decreased $1.3 million (8.4%) to $14.2 million in 2005 from $15.5 million in 2004.  Salaries and related costs decreased $697,000 (9.0%) to $7.1 million in 2005 from $7.8 million in 2004.  Such decrease is the result of an overall reduction in headcount in 2005 as well as the retirement of the Corporation’s Chief Executive Officer during the fourth quarter of 2004 resulting in $653,000 of severance costs.  Net occupancy expenses, including costs relating to the operation and maintenance of buildings, furnishings, and equipment, decreased $160,000 (10.9%) to $1.3 million in 2005 from $1.5 million in 2004.

Other operating expenses decreased $454,000 (7.2%) to $5.9 million in 2005 compared to $6.3 million in 2004.  The significant components of other operating expenses are summarized in Note 10 to the consolidated financial statements.  During 2004, the Board of Directors approved the use of pyramiding for the exercise of stock options as more fully described in Note 14 to the consolidated financial statements.  Consequently, the Corporation recognized a credit of $29,000 in 2005 compared to a provision of $597,000 in 2004 as a result of the use of pyramiding and such amounts are included in other operating expenses.  Data processing costs decreased $31,000 (3.1%) to $983,000 in 2005 from $1,014,000 in 2004.  Advertising costs increased $50,000 (10.9%) to $510,000 in 2005 compared to $460,000 in 2004.

The provision for income taxes for 2005 was $1.2 million (effective rate of 21.1%) compared to $476,000 (effective rate of 13.4%) in 2004, an increase of $757,000.  This increase resulted from a $2.3 million increase in income before taxes ($779,000 income tax effect) and a $590,000 decrease in interest income on tax-exempt securities ($178,000 income tax effect).  Conversely, the provision for income taxes was reduced $197,000 as a result of tax-exempt income on life insurance policies as more completely described in Note 12 to the consolidated financial statements.

2004 Compared With 2003

Net interest income for 2004 was $16.7 million, an increase of $2.0 million (13.3%) over 2003.  The increase was due to an increase in the Corporation’s interest-earning assets, primarily the result of a $60 million leverage strategy that was put in place in June of 2004 and loan growth.  The average yield on loans for 2004 decreased to 6.38% compared to 6.57% for 2003, while the average rate paid on interest-bearing liabilities decreased to 1.78% in 2004 from 2.12% in 2003.  The net effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, increasing from 3.47% in 2003 to 3.59% in 2004.

At December 31, 2004, total loans (including loans held for sale) amounted to $306.6 million compared to $292.2 million at December 31, 2003, an increase of $14.4 million (4.9%).  Loans held for sale decreased to $801,000 at December 31, 2004 from $2.8 million at December 31, 2003.  Within the loan portfolio, residential real estate loans increased $6.6 million (6.2%), commercial loans decreased $1.6 million (1.3%), agricultural loans increased $7.0 million (15.4%), and consumer loans increased $4.2 million (27.1%) during 2004.

Securities, including FHLB stock, totaled $217.8 million at December 31, 2004, representing an increase of $43.2 million (24.7%) from total securities of $174.6 million at December 31, 2003.  The increase in securities resulted from the $70.0 million borrowing program described below.  All securities, except FHLB stock, were designated as available-for-sale at December 31, 2004 and 2003 and reported at fair value.  Net unrealized gains on available-for-sale securities reported as a separate component of shareholders’ equity, amounted to $714,000 at December 31, 2004, net of related income taxes.

Total deposits at December 31, 2004 amounted to $369.8 million, a decrease of $18.5 million (4.8%) compared to total deposits of $388.3 million at December 31, 2003.  The decrease in deposits was offset through long-term borrowings in 2004.

Long-term borrowings, excluding deferrable interest debentures, amounted to $132.0 million at December 31, 2004 compared to $54.4 million at December 31, 2003, an increase of $77.6 million (142.4%).  The increase includes the $64.0 million balance at December 31, 2004 of securities sold under agreements to repurchase, resulting from a $70.0 million leverage program where proceeds from securities sold under agreements to repurchase were invested in available-for-sale securities. Remaining long-term borrowings at December 31, 2004 consisted of FHLB advances.  Long-term borrowings are summarized in Note 8 to the consolidated financial statements.

The allowance for loan losses at December 31, 2004 was $2.8 million (0.90% of total loans) compared to $2.8 million (0.95% of total loans) at December 31, 2003.  Although the allowance remained approximately the same, the allowance for loan losses as a percentage of total loans decreased as a result of loan growth.

The provision for loan losses charged to operations was $577,000 in 2004 compared to $450,000 in 2003.  The increase in the provision for loan losses in 2004 was due to growth in the loan portfolio and ongoing monitoring by management.

Total non-interest income decreased $1.1 million to $3.0 million in 2004 from $4.1 million in 2003.  The net gain on sale of loans was $704,000 in 2004 (including $376,000 of capitalized servicing rights) compared to $2.3 million in 2003 (including $936,000 of capitalized servicing rights), a decrease of $1.6 million. During 2004, the Bank sold $42.4 million of residential real estate loans compared to $94.8 million in 2003.  The high loan sales activity in 2003 resulted from historically low residential real estate rates which prompted a significant level of refinancing activity.

Service charges on deposit accounts increased $170,000 (19.7%) to $1,034,000 in 2004 compared to $864,000 in 2003 largely due to the impact of the Bank increasing fees charged to customers.  Gain on sale of securities was $550,000 for 2004, a $306,000 increase (125.4%) from $244,000 in 2003.  In 2003, the Bank also recognized $202,000 of income from insurance demutualization.

Total non-interest expenses increased $2.0 million (14.5%) to $15.5 million in 2004 from $13.5 million in 2003.  Salaries and related costs increased $974,000 (14.3%) to $7.8 million in 2004 from $6.8 million in 2003.  The increase was substantially due to the impact of the severance payment made to the Corporation’s former CEO in November 2004. Net occupancy expenses, including buildings, furnishings, and equipment, increased $98,000 (7.2%) to $1.5 million in 2004 from $1.4 million in 2003.  Other non-interest expenses increased $901,000 (16.7%) to $6.3 million in 2004 compared to $5.4 million in 2003.  The significant components of other non-interest expenses are summarized in Note 10 to the consolidated financial statements. Data processing costs decreased $67,000 (6.2%) to $1.0 million in 2004 from $1.1 million in 2003.  Advertising costs increased $86,000 (22.9%) to $460,000 in 2004 compared to $374,000 in 2003.  In addition, the 2004 operating results included a provision for stock options which amounted to $597,000 due to the use of pyramiding for the exercise of stock options as more fully described in Note 14 to the consolidated financial statements.

The provision for income taxes for 2004 was $476,000, a decrease of $604,000 (55.9%) from $1.1 million 2003.  This decrease primarily resulted from the $1.2 million decrease in income before income taxes coupled with a higher percentage of the Corporation’s income before income taxes being derived from tax-exempt income on state and municipal securities, as more fully described in Note 12 to the consolidated financial statements.

LIQUIDITY

Liquidity relates primarily to the Corporation’s ability to fund loan demand, meet the withdrawal requirements of deposit customers, and provide for operating expenses.  Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, securities available-for-sale, and loans held for sale.  A large portion of liquidity is provided by the ability to sell or pledge securities.  Accordingly, the Corporation has designated all securities other than FHLB stock as available-for-sale.  A secondary source of liquidity is provided by various lines of credit facilities available through correspondent banks and the Federal Reserve.

Another source of liquidity is represented by loans held for sale.  Certain other loans within the Bank’s loan portfolio are also available to collateralize borrowings.

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity.  A discussion of cash flows for 2005, 2004, and 2003 follows.

The Corporation generated cash from operating activities of $7.1 million in 2005, $6.8 million in 2004, and $3.1 million in 2003.

Net cash flows generated from investing activities amounted to $15.7 million in 2005, with $61.2 million in 2004, and $8.7 million in 2003 being used for investing activities.  Generation of cash flows from investing activities in 2005 was largely due to $28.8 million of proceeds from the sales or maturities of available-for-sale securities, net of related purchases.  Conversely, investing cash flows were reduced as a result of the Bank’s $8,000,000 purchase of split-dollar life insurance policies and $5.0 million as a result of net loan growth.  Net proceeds from securities were used principally to reduce long-term debt.  Cash flows used for investing activities in 2004 included $17.6 million of loan portfolio growth and $43.4 million of securities purchases, net of proceeds from sales or maturities.  The increase in securities was funded through the aforementioned $70 million borrowing program.  Cash flows used for investing activities in 2003 included $20.7 million of securities purchases, net of proceeds from sales or maturities, offset by principal payments on loans, net of origination, of $7.2 million, and $5.8 million of cash received from the RFCBC March 2003 branch acquisitions.

Net cash flows provided by (used in) financing activities amounted to $(27.2) million in 2005, $57.9 million in 2004, and $(44,000) in 2003.  The use of cash flow for financing activities in 2005 primarily resulted from customer deposit shrinkage of $12.5 million and $11.3 million of principal payments on long-term debt, net of borrowings.  In addition, the Board of Directors approved a stock buyback program during 2005, as described in Note 17, resulting in the purchase of 89,381 shares of the Corporation’s common stock for $1.4 million.  The Corporation also paid dividends of $1.8 million ($.48 per share).  Net cash flows provided from financing activities in 2004  was largely due to net proceeds from long-term borrowings, net of repayments, of $77.5 million, offset by decreased deposits ($18.2 million) and the payment of $1.6 million ($.44 per share) of cash dividends.  Net cash flows used in financing activities in 2003 were nominal, but were comprised of net repayments of FHLB borrowings of $1.5 million, cash dividends of $1.6 million ($.44 per share), and a decrease in deposits of $7.1 million, offset the issuance of the junior subordinated deferrable interest debentures of $10.3 million.

ASSET LIABILITY MANAGEMENT

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities.  The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”.  An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”.  This generally means that when interest rates increase, an institution’s net interest income will increase and when interest rates decrease, the institution’s net interest income will decrease.  An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”.  This generally means that when interest rates increase, the institution’s net interest income will decrease and when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap at December 31, 2005 is approximately 100% assets to liabilities or essential neutral.

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

As previously noted, a detailed analysis to assess the adequacy of the allowance for loan losses is performed.  This analysis encompasses a variety of factors including the potential loss exposure for individually reviewed loans, the historical loss experience for each loan category, the volume of non-performing loans, the volume of loans past due 30 days or more, a segmentation of each loan category by internally-assigned risk grades, an evaluation of current local and national economic conditions, any significant changes in the volume or mix of loans within each category, a review of the significant concentrations of credit, and any legal, competitive, or regulatory concerns.

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

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

The Corporation does not believe the adoption of any recently issued pronouncements will have a significant impact on its consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes loan commitments, including letters of credit, as of December 31, 2005:

Amount of commitment to expire per period

Total

Less than

1 – 3

4 – 5

Over

Amount

1 year

years

years

5 years

(Dollars in thousands)

Type of commitment

Commercial lines-of-credit

$

24,164

$

21,348

$

2,786

$

30

$

-

Real estate lines-of-credit

31,080

5,121

3,050

2,855

20,054

Consumer lines-of-credit

354

354

-

-

-

Credit card lines-of-credit

5,829

5,829

-

-

-

Guarantees

-

-

-

-

-

Total commitments

$

61,427

$

32,652

$

5,836

$

2,885

$

20,054

======

======

======

======

=======

As indicated in the preceding table, the Corporation had $61.4 million in total loan commitments at December 31, 2005, with $32.7 million of that amount expiring within one year.  All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted.  Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement.  The commercial and consumer lines represent both unsecured and secured obligations.  The real estate lines are secured by mortgages in residential and nonresidential property.  The credit card lines were all made on an unsecured basis.  Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes.  It is anticipated that a significant portion of these lines will expire without being drawn upon, particularly the credit card lines, which represent the maximum amount available to all cardholders.

The following table summarizes the Corporation’s contractual obligations as of December 31, 2005:

                          Payments due by period

Total

Less than

1– 3

4 – 5

Over

Amount

1 year

years

years

5years

(Dollars in thousands)

Contractual obligations

Long-term debt

$

130,987

$

42,339

$

57,126

$

20,970

    $

10,552

Capital leases

          -

          -

-

-

         -

Operating leases

-

-

-

-

-

Unconditional purchase

obligations

-

-

-

-

-

Other long-term liabilities

reflected under GAAP

355

8

30

27

290

Total obligations

$

131,342

$

42,347

$

57,156

$

20,997

$

10,842

======

======

======

======

=======

Long-term debt presented in the preceding table is comprised of $61.7 million in borrowings from the FHLB, $59.0 million in securities sold under agreements to repurchase and $10.3 million from the issuance of junior subordinated deferrable interest debentures (see Notes 8 and 9 of the consolidated financial statements).

FHLB borrowings include notes that require payment of interest on a monthly basis, with principal on most issues due at maturity.  The remaining FHLB issues require monthly principal payments as disclosed in Note 8 to the consolidated financial statements. FHLB borrowings include $51.7 million in advances with fixed interest rates and $10.0 million in advances with variable interest rates.  While the variable rate obligations may be prepaid without penalty, certain of the fixed rate obligations have variable options, that stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment.  As a note matures, the Bank evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay-off or renew the note.  The evaluation process typically includes the strength of current and projected customer loan demand, the current federal funds sold or purchased position, projected cash flows from maturing securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for deposit product offerings.

The other long-term liabilities reflected under GAAP, as noted in the preceding table, represents the Bank’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits over a period of twenty years, commencing upon retirement effective December 31, 2001.  At December 31, 2005, the net present value of future deferred compensation payments amounted to $355,000.  Such amount is included in other liabilities in the December 31, 2005 consolidated balance sheet - see Note 13 of the consolidated financial statements.

As indicated in the table, the Corporation had no capital leases or unconditional purchase obligations as of December 31, 2005.  The Corporation has certain operating lease obligations, including photocopying equipment and an office space lease, which are considered immaterial and not included in the preceding table.  The Bank also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $264,000 at December 31, 2005 for supplemental retirement benefits.  Since substantially all participants under the plan are still active, it is not possible to determine the terms of the contractual obligations and, consequently, such liability is not included in the table.

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

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2005:

Change in Interest Rates (basis points)	Percentage Change in Net Interest Income	Percentage Change in Net Income

+200	-2.07%	-4.59%
-200	-0.05%	-0.20%

Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 2.07% and net income would decrease by 4.59%.  A 200bp decrease in interest rates would decrease net interest income by 0.05% and decrease net income by 0.20%.  Management does not expect any significant adverse effect to net interest income in 2006 based on the composition of the portfolio and anticipated trends in rates.

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

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and its subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and its subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/    CLIFTON GUNDERSON LLP

Toledo, Ohio

February 25, 2006

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

ASSETS

2005

2004

CASH AND CASH EQUIVALENTS

Cash and due from banks

$

8,968,880

$

9,187,378

Interest-bearing deposits in other banks

75,488

867,571

Federal funds sold

1,070,000

4,517,000

Total cash and cash equivalents

10,114,368

14,571,949

SECURITIES, available-for-sale

183,351,256

213,617,118

FEDERAL HOME LOAN BANK STOCK, at cost

4,439,600

4,224,400

LOANS HELD FOR SALE

440,432

801,066

LOANS

309,564,672

305,789,653

Less allowance for loan losses

2,540,301

2,757,491

Net loans

307,024,371

303,032,162

PREMISES AND EQUIPMENT, net

6,198,467

6,720,388

GOODWILL

7,282,013

7,282,013

OTHER INTANGIBLE ASSETS, net

1,092,005

1,423,384

CASH SURRENDER VALUE OF LIFE INSURANCE

10,479,078

2,220,468

OTHER ASSETS, including accrued interest receivable

5,787,082

5,430,255

TOTAL ASSETS

$

536,208,672

$

559,323,203

==========

===========

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES

Deposits:

Non-interest bearing

$

34,628,941

$

37,476,832

Interest-bearing

322,291,895

332,290,064

Total deposits

356,920,836

369,766,896

Long-term debt

120,687,394

131,958,033

Junior subordinated deferrable interest debentures

10,300,000

10,300,000

Other liabilities

4,507,929

3,069,087

Total liabilities

492,416,159

515,094,016

SHAREHOLDERS’ EQUITY

Common stock, stated value $1.  Authorized

4,750,000 shares; issued 3,760,557 shares

3,760,557

3,760,557

Surplus

14,651,596

14,598,030

Retained earnings

29,026,911

26,166,782

Accumulated other comprehensive income (loss)

(1,521,648)

713,857

Treasury stock, at cost, 139,108 shares in 2005 and

71,576 shares in 2004

(2,124,903)

(1,010,039)

Total shareholders’ equity

43,792,513

44,229,187

TOTAL LIABILITIES AND

SHAREHOLDERS’ EQUITY

$

536,208,672

$

559,323,203

==========

===========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2005, 2004 and 2003

2005

2004

2003

INTEREST INCOME

Loans, including fees

$

21,087,737

$

18,995,472

$

18,416,881

Securities:

Taxable

7,264,131

5,777,900

4,470,411

Tax-exempt

1,590,872

2,181,370

1,794,905

Other

115,252

30,740

82,973

Total interest income

30,057,992

26,985,482

24,765,170

INTEREST EXPENSE

Deposits

6,359,259

6,137,770

7,210,734

Borrowings

5,620,976

4,196,253

2,856,069

Total interest expense

11,980,235

10,334,023

10,066,803

Net interest income

18,077,757

16,651,459

14,698,367

PROVISION FOR LOAN LOSSES

612,075

577,072

450,000

Net interest income after provision

for loan losses

17,465,682

16,074,387

14,248,367

NON-INTEREST INCOME

Service charges on deposit accounts

1,156,613

1,033,876

863,614

Gain on sale of loans

355,702

703,921

2,336,756

Net securities gains

6,180

550,114

244,108

Demutualization of life insurance company

-

-

201,656

Other operating income

1,092,450

734,574

436,996

Total non-interest income

2,610,945

3,022,485

4,083,130

NON-INTEREST EXPENSES

Salaries, wages and employee benefits

7,070,459

7,767,266

6,793,531

Occupancy expenses

1,300,039

1,459,894

1,362,104

Other operating expenses

5,851,247

6,305,489

5,404,423

Total non-interest expenses

14,221,745

15,532,649

13,560,058

Income before income taxes

5,854,882

3,564,223

4,771,439

PROVISION FOR INCOME TAXES

1,232,700

476,000

1,080,000

NET INCOME

$

4,622,182

$

3,088,223

$

3,691,439

=========

=========

==========

NET INCOME PER SHARE

Basic

$

1.26

$

0.84

$

1.01

Diluted

$

1.25

$

0.83

$

1.00

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2005, 2004 and 2003

Accumulated

other

compre-

Common

Retained

hensive

Treasury

stock

Surplus

earnings

income (loss)

stock

Total

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

-

(1,616,976)

BALANCE AT

DECEMBER 31, 2004

3,760,557

14,598,030

26,166,782

713,857

(1,010,039)

44,229,187

Comprehensive income:

Net income

-

-

4,622,182

-

-

4,622,182

Change in net unrealized

gain, net of

reclassification

adjustments and

income taxes

-

-

-

(2,235,505)

-

(2,235,505)

Total comprehen-

sive income

2,386,677

Exercise of stock options –

12,040 treasury shares

-

53,200

-

-

169,901

223,101

Sale of 9,809 treasury shares

-

366

(1,961)

-

138,419

136,824

Purchase of 89,381 shares

-

-

-

-

(1,423,184)

(1,423,184)

Cash dividends declared,

$.48 per share

-

-

(1,760,092)

-

-

(1,760,092)

BALANCE AT

DECEMBER 31, 2005

$

3,760,557

$

14,651,596

$

29,026,911

($

1,521,648)

$

(2,124,903)

$

43,792,513

========

=========

=========

=========

=

========

==

==========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004 and 2003

2005

2004

2003

CASH FLOWS FROM OPERATING ACTIVITIES

Net income

$

4,622,182

$

3,088,223

$

3,691,439

Adjustments to reconcile net income to net cash

provided by operating activities:

Depreciation and amortization

1,307,745

1,476,426

1,851,491

Provision (credit) for accrued compensation –

stock options

(29,031)

597,099

-

Deferred income taxes

258,624

(946)

139,053

Provision for loan losses

612,075

577,072

450,000

Gain on sale of loans

(355,702)

(703,921)

(2,336,756)

Net securities gains

(6,180)

(550,114)

(244,108)

Federal Home Loan Bank stock dividends

(215,200)

(169,700)

(158,000)

Increase in cash surrender value of

life insurance

(258,610)

(87,319)

(51,960)

Net amortization (accretion) of security

premiums and discounts

46,784

287,245

840,257

Provision for deferred compensation

68,301

85,400

59,659

Loss (gain) on disposal of premises

and equipment

22,602

32,350

(6,500)

Proceeds from sale of loans held-for-sale

22,700,760

42,737,012

96,197,474

Originations of loans held-for-sale

(22,192,928)

(40,449,946)

(95,473,631)

Decrease (increase) in other assets

(58,827)

56,805

6,412

Increase (decrease) in other liabilities

530,697

(165,697)

(1,874,223)

Net cash provided by operating activities

7,053,292

6,809,989

3,090,607

CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from sales of available-for-sale securities

26,643,772

70,885,028

11,346,383

Proceeds from maturities of available-for-sale

securities, including paydowns on

mortgage-backed securities

42,900,177

52,348,097

106,718,173

Purchases of available-for-sale securities

(40,730,470)

(166,600,652)

(138,753,232)

Net decrease (increase) in loans

(4,976,876)

(17,570,822)

7,201,972

Purchase of bank owned life insurance

(8,000,000)

-

-

Proceeds from sale of premises and equipment

35,000

-

6,500

Net cash received from branch acquisitions

-

-

5,748,394

Investment in business trust

-

-

(300,000)

Purchases of premises and equipment

(163,487)

(261,372)

(653,817)

Net cash provided by (used in)

investing activities

15,708,116

(61,199,721)

(8,685,627)

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004 and 2003

2005

2004

2003

CASH FLOWS FROM FINANCING ACTIVITIES

Net increase (decrease) in deposits

$

(12,521,304)

$

(18,208,475)

$

(7,056,287)

Long-term debt borrowings:

Proceeds

15,000,000

106,500,000

14,000,000

Repayments

(26,270,639)

(28,988,110)

(15,510,332)

Issuance of junior subordinated deferrable

interest debentures

-

-

10,300,000

Fees paid on issuance of trust preferred securities

-

-

(265,000)

Purchase of common stock

(1,423,184)

-

-

Proceeds from issuance of common stock

-

97,660

107,887

Proceeds from sale of treasury shares

136,824

99,464

-

Payments of deferred compensation

(380,594)

(17,003)

(14,207)

Cash dividends paid

(1,760,092)

(1,616,976)

(1,606,140)

Net cash provided by (used in)

financing activities

(27,218,989)

57,866,560

(44,079)

NET INCREASE (DECREASE) IN CASH AND

CASH EQUIVALENTS

(4,457,581)

3,476,828

(5,639,099)

CASH AND CASH EQUIVALENTS

At beginning of year

14,571,949

11,095,121

16,734,220

At end of year

$

10,114,368

$

14,571,949

$

11,095,121

=========

=========

=========

SUPPLEMENTAL CASH FLOW DISCLOSURES

Cash paid during the year for:

Interest

$

11,612,695

$

10,154,985

$

10,043,013

=========

=========

=========

Federal income taxes

$

925,000

$

320,000

$

2,115,726

=========

=========

=========

Non-cash operating activity:

Change in deferred income taxes on

net unrealized gain or loss on

available-for-sale securities

$

1,151,624

$

176,054

$

227,053

=========

=========

=========

Transfer of allowance for loan losses

to other liabilities

$

70,780

$

-

$

-

=========

=========

=========

Non-cash operating and investing activity:

Available-for-sale securities purchased but

not settled until after year end

$

1,975,350

$

-

$

-

=========

=========

=========

Non-cash investing activities:

Transfer of loans to foreclosed assets

$

-

$

352,667

$

-

=========

=========

=========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

Change in net unrealized gain or loss on

available-for-sale securities

$

(3,387,129)

$

(517,807)

$

(667,802)

==========

==========

==========

Non-cash financing activities:

Addition to surplus resulting from tax benefit

of exercise of options

$

-

$

45,350

$

-

==========

==========

==========

Treasury stock issued for accrued

compensation – stock options

$

223,101

$

146,806

$

-

==========

==========

==========

These consolidated financial statements should be read only in connection with the accompanying summary of significant accounting policies

and notes to consolidated financial statements.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the “Corporation”) was incorporated in 1985 in the state of Ohio as a single-bank holding company for The Union Bank Company (the “Bank”).  The Corporation subsequently acquired the Bank of Leipsic Company (“Leipsic”) in 2000, and Citizens Bank of Delphos (“Citizens”) in 2001, and operated as a three-bank holding company.  On March 7, 2003, following receipt of approval from the appropriate regulatory authorities, the charters of Leipsic and Citizens were collapsed and merged into the Bank.  The Corporation, through its wholly-owned subsidiary, the Bank, operates in one industry segment, the commercial banking industry.

The Bank, organized in 1904 as an Ohio-chartered bank, is headquartered in Columbus Grove, Ohio, with branch offices in Delphos, Kalida, Leipsic, Lima, and Ottawa, Ohio.  On March 28, 2003, the Bank completed the acquisition of branches located in Gibsonburg and Pemberville, Ohio.  In 2004, the Bank opened a full-service banking center in Bowling Green, Ohio.

The primary source of revenue of the Bank is providing loans to customers primarily located in Northwestern and West Central Ohio.  Such customers are predominately small and middle-market businesses and individuals.

Significant accounting policies followed by the Corporation are presented below.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period.  Actual results could differ from those estimates.  The most significant estimates susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of servicing assets.

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

SECURITIES AND FEDERAL HOME LOAN BANK STOCK

Securities are classified as available-for-sale and recorded at fair value, with unrealized gains and losses, net of applicable income taxes, excluded from income and reported as accumulated other comprehensive income (loss).

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SECURITIES AND FEDERAL HOME LOAN BANK STOCK (CONTINUED)

The cost of available-for-sale debt securities is adjusted for amortization of premiums and accretion of discounts to maturity.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in fair value of securities below their cost that are deemed to be other than temporary are reflected in income as realized losses.  Gains and losses on the sale of securities are recorded on the trade date, using the specific identification method, and are included in non-interest income.

Investment in Federal Home Loan Bank of Cincinnati stock is classified as a restricted security, carried at cost, and evaluated for impairment.

LOANS HELD FOR SALE

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Any net unrealized losses are recognized through a valuation allowance by charges to income.  Such valuation allowance amounted to $12,898 at December 31, 2005 and $7,455 at December 31, 2004.

Mortgage loans held for sale are generally sold with the mortgage servicing rights retained by the Bank.  The carrying value of mortgage loans sold is reduced by the cost allocated to the associated mortgage servicing rights.  Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding principal amount adjusted for charge-offs and the allowance for loan losses.  Interest is accrued as earned based upon the daily outstanding principal balance.  Loan origination fees and certain direct obligation costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.  Credit card loans and other personal loans are typically charged-off no later than 150 days past due.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as either doubtful or substandard.  For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers classified loans (doubtful, substandard or special mention) without specific reserves and non-classified loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

FORECLOSED ASSETS

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and fair value adjustments are included in other operating expenses.  Foreclosed assets amounting to $362,274 and $706,941 at December 31, 2005 and 2004, respectively, are included in other assets in the accompanying consolidated balance sheets.

OFF-BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, and standby letters of credit.  Such financial instruments are recorded when they are funded.

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SERVICING

Servicing assets are recognized as separate assets when rights are acquired through sale of mortgage loans.  Capitalized servicing rights are reported in other assets and are amortized in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans.  Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost.  Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms.  Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.  Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.  Servicing fee income is recorded for fees earned for servicing loans, based on a contractual percentage of the outstanding principal, and is reported as other operating income.  Amortization of mortgage servicing rights is netted against loan servicing fee income.

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

INTANGIBLE ASSETS

Goodwill arising from the March 2003 Gibsonburg and Pemberville branch acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred.

Other intangible assets determined to have a definite life are amortized on a straight-line basis over the estimated useful lives of the individual assets which range from 7 to 10 years.

ADVERTISING COSTS

All advertising costs are expensed as incurred.

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

The weighted average number of shares used for the years ended December 31, 2005, 2004 and 2003 were as follows:

2005

2004

2003

Basic

3,674,352

3,670,981

3,644,642

=======

=======

=======

Diluted

3,685,699

3,701,983

3,687,768

=======

=======

=======

Dividends per share are based on the number of shares outstanding at the declaration date, after restatement for any stock dividends.

STOCK-BASED COMPENSATION

During 2004, the Board of Directors approved an alternative payment method for the exercise of all remaining outstanding options effectively resulting in the expensing of the fair value of options, as more fully described in Note 14.  Prior to 2004, compensation expense under stock option plans was reported only if options were granted below market price at the grant date.  Pro forma disclosure of compensation cost of stock-based awards for 2003 have been determined and are presented below using the fair value method that considers the time value of the option and the risk-free interest rate over the expected life of the option.  Had compensation cost for stock options been measured using Financial Accounting Standards Board’s Statement No. 123, net income and net income per share for 2003 would have approximated the pro forma amounts indicated below.

Net income

Net

per share

2003

income

Basic

Diluted

As reported

$

3,691,439

$

1.01

$

1.00

Pro forma

3,517,465

.97

.95

The pro forma effects were computed using the following weighted-average assumptions as of grant date.

Risk-free interest rate

2.75%

Expected option life (in years)

3.7

Dividend yield

2.75%

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

UNITED BANCSHARES, INC.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

STOCK-BASED COMPENSATION (CONTINUED)

The Corporation was required to adopt the provisions of FAS 123R for the quarter ended June 30, 2005.  There was no impact on the consolidated financial statements as a result of adopting FAS 123R since the value of all options has been expensed as described in Note 14.

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

RATE LOCK COMMITMENTS

The Financial Accounting Standards Board has determined that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments.

The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments).  Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives.  Accordingly, such commitments, along with any related fees received from potential borrowers, are to be recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans.  Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.  At December 31, 2005 and 2004, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements.

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

RECLASSIFICATIONS

Certain reclassifications of 2004 and 2003 amounts have been made to conform to the 2005 presentation.

This information is an integral part of the accompanying

consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2005 and 2004 are as follows:

2005

2004

Amortized

Fair

Amortized

Fair

cost

value

cost

value

Available-for-sale:
U.S. Treasury and agencies	$ 29,641,901	$ 28,877,134	$ 25,078,303	$ 24,904,144
Obligations of states and political subdivisions	42,189,859	42,356,608	43,513,203	44,430,857
Mortgage-backed	113,772,014	112,064,505	143,891,001	144,229,108
Other	53,009	53,009	53,009	53,009

Total	$185,656,783 =========	$183,351,256 ==========	$212,535,516 ==========	$213,617,118 ==========

A summary of unrealized gains and losses on investment securities at December 31, 2005 and 2004 follows:

2005

2004

Gross

Gross

Gross

Gross

unrealized

unrealized

unrealized

unrealized

gains

losses

gains

losses

Available-for-sale:

U.S. Treasury and agencies

$

-

$

764,767

$

954

$

175,113

Obligations of states and political

subdivisions

411,510

244,761

1,000,676

83,022

Mortgage-backed

38,645

1,746,154

992,291

654,184

Total

$

450,155

$

2,755,682

$

1,993,921

$

912,319

=======

=========

=========

========

The amortized cost and fair value of securities at December 31, 2005, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Amortized

Fair

cost

value

Due in one year or less

$       962,609

$       966,611

Due after one year through five years

133,733,568

131,752,029

Due after five years through ten years

40,037,331

39,699,171

Due after ten years

10,870,266

10,880,436

Other securities having no maturity date

53,009

53,009

Total

$

185,656,783

$

183,351,256

==========

==========

Securities with a carrying value of approximately $138,529,000 at December 31, 2005 and $117,429,000 at December 31, 2004 were pledged to secure public deposits and for other purposes as required or permitted by law, including those described in Note 8.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SECURITIES (CONTINUED)

The following table presents gross unrealized losses and fair value of securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

Securities in a continuous unrealized loss position

Less than

12 months

12 months

or more

Total

Unrealized

Fair

Unrealized

Fair

Unrealized

Fair

2005

losses

value

losses

value

losses

value

U.S. Treasury

and agencies

$

172,097

$

8,860,095

$

592,670

$

19,017,038

$

764,767

$

27,877,134

Obligations of

states and

political

subdivisions

191,339

16,748,609

53,421

2,132,418

244,761

18,881,027

Mortgage-backed

615,850

65,459,198

1,130,305

40,599,933

1,746,154

106,059,130

Total temporarily

impaired

securities

$

979,286

$

91,067,902

$

1,776,396

$

61,749,389

$

2,755,682

$

152,817,291

=======

==========

=========

=========

=========

===========

2004

U.S. Treasury

and agencies

$

159,562

$

19,418,741

$

15,551

$

484,449

$

175,113

$

19,903,190

Obligations of

states and

political

subdivisions

72,392

4,148,224

10,630

1,217,388

83,022

5,365,612

Mortgage-backed

527,721

48,332,248

126,463

5,646,159

654,184

53,978,407

Total temporarily

impaired

securities

$

759,675

$

71,899,213

$

152,644

$

7,347,996

$

912,319

$

79,247,209

=======

=========

=========

=========

=========

===========

There were 110 securities in an unrealized loss position at December 31, 2005, 43 of which were in a continuous unrealized loss position for twelve months or more.  Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and volatility in the bond market in concluding that the unrealized losses as of December 31, 2005 were primarily the result of customary and expected fluctuations in the bond market.  As a result, all security impairments as of December 31, 2005 are considered temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $151,223 in 2005, $877,599 in 2004, and $297,829 in 2003, with the income tax provision applicable to such gains amounting to $51,416 in 2005, $298,384 in 2004, and $101,262 in 2003.  Gross realized losses from sale of securities amounted to $145,043 in 2005, $327,485 in 2004 and $53,721 in 2003 with related income tax effect of $49,315 in 2005, $111,345 in 2004 and $18,265 in 2003.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - LOANS

Loans at December 31, 2005 and 2004 consist of the following:

2005

2004

Residential real estate

$

107,810,865

$

111,984,630

Commercial

122,441,598

120,289,459

Agriculture

50,399,134

52,528,595

Consumer

27,386,495

19,584,404

Credit cards

1,526,580

1,402,565

Total loans

$

309,564,672

$

305,789,653

===========

==========

Certain commercial and agricultural loans are secured by real estate.

Fixed rate loans approximated $94,834,000 at December 31, 2005 and $89,652,000 at December 31, 2004, including loans classified as held-for-sale.

Impaired loans were as follows as of December 31, 2005 and 2004:

2005

2004

Loans with no allowance for loan losses allocated

$

875,425

$

1,077,775

Loans with allowance for loan losses allocated

1,822,603

1,209,762

Total impaired loans

$

2,698,028

$

2,287,537

=========

========

Amount of the allowance allocated

$

164,283

$

181,465

=========

========

The average balance of impaired loans approximated $2,821,000 in 2005, $2,075,000 in 2004, and $1,939,000 in 2003.  The amount of interest income reported and received on a cash basis relating to impaired loans approximated $123,000 in 2005 and $108,000 in 2004 and 2003.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank.  Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Bank, including the interest rate charged and collateralization, and do not represent more than a normal collection risk.  Such loans amounted to $3,845,453 and $4,278,813 at December 31, 2005 and 2004, respectively.  The following is a summary of activity during 2005 and 2004 for such loans:

2005

2004

Beginning of year

$

4,278,813

$

3,688,835

Additions

430,360

1,642,313

Repayments

(863,720)

(1,052,335)

End of year

$

3,845,453

$

4,278,813

=========

========

Additions and repayments include loan renewals, as well as net borrowings and repayments under revolving lines-of-credit.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - LOANS (CONTINUED)

Most of the Banks’ lending activities are with customers primarily located in Northwestern and West Central Ohio.  As of December 31, 2005 and 2004, the Bank’s loans from borrowers in the agriculture industry represent the single largest industry and amounted to $50,399,134 and $52,528,595, respectively.  Agricultural loans are generally secured by property, equipment, and crop income.  Repayment is expected from cash flow from the harvest and sale of crops.  The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans.  Credit losses arising from the Bank’s lending experience in the agriculture industry compare favorably with the Bank’s loss experience on their loan portfolio as a whole.  Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

Loans on non-accrual of interest amounted to $2,360,000 and $2,135,000 at December 31, 2005 and 2004, respectively.  Loans past due more than 90 days and still accruing interest amounted to $906,000 and $707,000 at December 31, 2005 and 2004, respectively.

NOTE 3 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2005, 2004 and 2003:

2005

2004

2003

Balance at beginning of year

 $2,757,491

 $2,767,521

 $2,784,509

Provision charged to operations

612,075

577,072

450,000

Transfer to other liabilities

(70,780)

-

-

Loans charged-off

(969,272)

(848,371)

(655,168)

Recoveries of loans charged-off

210,787

261,269

188,180

Balance at end of year

$

2,540,301

$

2,757,491

$

2,767,521

=========

========

========

During 2005, the Bank transferred $70,780 from the allowance for loan losses to other liabilities representing the Bank’s calculation of possible credit loss relating to unfunded loan commitments.

NOTE 4 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2005 and 2004:

2005

2004

Land and improvements

$

1,463,829

$1,473,829

Buildings

5,862,625

5,885,241

Equipment

3,412,678

3,697,924

10,739,132

11,056,994

Less accumulated depreciation

4,540,665

4,336,606

Premises and equipment, net

$

6,198,467

$

6,720,388

=========

=

=========

Depreciation expense amounted to $627,806 in 2005, $730,809 in 2004 and $779,061 in 2003.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - OTHER INTANGIBLE ASSETS

Intangible assets other than goodwill consist of deposit base premiums resulting from the branch acquisitions of the Gibsonburg and Pemberville, Ohio offices of RFC Banking Company in March 2003, as well as a branch acquisition completed by Leipsic in 1996.  The net book value of other intangible assets represents cost of $ 2,551,550, less accumulated amortization of $1,459,545 and $1,128,165 at December 31, 2005 and 2004, respectively.

Amortization of other intangible assets amounted to $ 331,380 in 2005 and 2004 and $267,885 in 2003.  Expected amortization expense for the five years subsequent to 2005 is as follows:  2006, $266,513; 2007, $253,990; 2008, $253,990; 2009, $253,990; and 2010, $63,522.

NOTE 6 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others approximated $210,343,000 and $214,319,000 at December 31, 2005 and 2004, respectively.

The balance of capitalized servicing rights, net of a valuation allowance, included in other assets amounted to $ 1,298,839 and $1,408,839 at December 31, 2005 and 2004, respectively.  The estimated fair value of these rights, determined using discount rates and prepayment speeds, approximated $ 1,828,000 and $1,629,000 at December 31, 2005 and 2004, respectively.

The following table summarizes mortgage servicing rights capitalized and related amortization, along with activity in the related valuation allowance:

	2005	2004	2003

Mortgage servicing rights capitalized	$208,504	$376,101	$936,488
Mortgage servicing rights amortization	318,504	384,181	672,380

Valuation allowance:

Beginning of year	$511,463	$652,065	$314,949
Addition (reduction)	(252,882)	(140,602)	337,116

End of year	$258,581	$511,463	$652,065

NOTE 7 - DEPOSITS

Time deposits at December 31, 2005 and 2004 include individual deposits of $100,000 or more approximating $28,536,000 and $28,825,000, respectively.  Interest expense on time deposits of $100,000 or more approximated $658,000 for 2005, $627,000 for 2004 and $678,000 for 2003.

At December 31, 2005, time deposits approximated $205,453,454 and were scheduled to mature as follows:  2006, $139,120,172; 2007, $36,691,127; 2008, $9,595,956; 2009, $12,934,495; 2010, $6,650,660; and thereafter, $461,044.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - LONG-TERM DEBT

Long-term debt consists of the following at December 31, 2005 and 2004:

	2005	2004
Federal Home Loan Bank borrowings:
Secured note, with interest at 5.02%, due March 28, 2005	$ -	$4,000,000
Secured note, with interest at 2.34%, due April 11, 2005	-	2,000,000
Secured note, with interest at 2.59%, due October 13, 2005	-	3,000,000
Secured note, with interest at 2.95%, due August 6, 2006	10,000,000	10,000,000
Secured note, with floating rate based on 1 month LIBOR plus 16 basis points (4.50% at December 31, 2005), due October 6, 2006	5,000,000	5,000,000
Secured note, with floating rate based on 1 month LIBOR plus 8 basis points (4.60% at December 31, 2005), due June 22, 2007	5,000,000	-
Secured note, with interest at 3.06%, due October 13, 2006	5,000,000	5,000,000
Secured $5,000,000 term note, with monthly principal and interest payments of $93,990, including interest at 4.84%, due April 1, 2007	1,541,283	2,567,464
Secured note, with interest at 4.02%, due August 30, 2007	8,000,000	8,000,000
Secured note, with interest at 3.81%, due October 13, 2008	2,500,000	2,500,000
Secured note, with interest at 4.61% through June 2003, thereafter convertible to variable rate at the option of the holder, due December 4, 2008	5,000,000	5,000,000
Secured note, with interest at 3.25%, due March 6, 2009	4,000,000	4,000,000
Secured $2,500,000 term note with interest at 3.08%, with monthly principal and interest payments of $45,011, due May 1, 2009	1,749,526	2,227,753
Secured $2,500,000 term note with interest at 3.08%, with monthly principal and interest payments of $45,011, due May 1, 2009	1,749,526	2,227,753
Secured note, with interest at 6.55% through June 2003, thereafter convertible to variable rate at the option of the holder, due June 16, 2010	6,500,000	6,500,000
Secured note, with interest at 6.46% through June 2003, thereafter convertible to variable rate at the option of the holder, due July 28, 2010	5,000,000	5,000,000
Advances secured by individual residential mortgages under blanket agreement	647,059	935,063
Total Federal Home Loan Bank borrowings	61,687,394	67,958,033

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - LONG-TERM DEBT (CONTINUED)

	2005	2004
Securities sold under agreements to repurchase:
4.01%, due October 13, 2009	$ 5,000,000	$ 5,000,000
4.28%, due June 24, 2008	12,000,000	12,000,000
3.91%, due June 25, 2007	12,000,000	12,000,000
3.51%, due October 15, 2007	5,000,000	5,000,000
3.38%, due June 24, 2006	15,000,000	15,000,000
2.56%, due June 24, 2005	-	15,000,000
3.91%, due December 26, 2006	5,000,000	-
4.07%, due June 24, 2008	5,000,000	-
Total securities sold under agreements to repurchase	59,000,000	64,000,000

Total long-term debt	$120,687,394	$131,958,033

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock, securities with an aggregate carrying value of approximately $31,517,000 and eligible mortgage loans totalling $43,727,701 at December 31, 2005.  Interest on advances outstanding at December 31, 2005 secured by individual mortgages under blanket agreement ranged from 5.62% to 8.80%, with maturities ranging from February 2006 through July 2019.

During 2004, the Bank entered into various repurchase agreements with the proceeds used to purchase securities, principally mortgage-backed securities with 7-year rate reset.  Outstanding repurchase agreements are secured by mortgage-backed securities with an aggregate carrying value approximating $64,840,000 at December 31, 2005.  The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

Future contractual maturities of long-term debt are as follows at December 31, 2005:  2006, $42,339,149; 2007, $31,485,984; 2008, $25,639,558; 2009, $9,417,475; 2010, $11,553,023; and thereafter, $252,205.

NOTE 9 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

During the first quarter of 2003, the Corporation formed a business trust, United (OH) Statutory Trust (United Trust) and invested $300,000.  United Trust is not consolidated by the Corporation.  Effective March 26, 2003, United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures.  United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation.  The debentures mature on March 26, 2033, which date may be shortened to March 26, 2008, if certain conditions are met, as well as quarterly thereafter.  The interest rate of the debentures is fixed at 6.40% for a five-year period through March 2008.  Thereafter, interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR.  Interest is payable quarterly.  The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.  Interest expense on the debentures amounted to $640,000 in 2005 and 2004 and is included in interest expense-borrowings in the accompanying consolidated statements of income.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - JUNIOR SUBORDINATED DEFERRABLE INTEREST

DEBENTURES (CONTINUED)

Each issue of the trust preferred securities carries an interest rate identical to that of the related debenture.  The securities have been structured to qualify as Tier I capital for regulatory purposes and the dividends paid on such are tax deductible.  However, the securities cannot be used to constitute more than 25% of the Corporation’s Tier I capital under Federal Reserve Board guidelines inclusive of these securities.  The Corporation utilized the proceeds of these issuances to inject capital into the Bank to facilitate the Gibsonburg and Pemberville branch acquisitions.

NOTE 10 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2005, 2004 and 2003:

2005

2004

2003

Data processing

$

983,393

$

1,014,321

$

1,081,564

Professional fees

382,870

387,546

375,968

Amortization of other intangible assets

331,380

331,380

267,885

Stationery and supplies

184,933

232,932

271,846

Advertising

509,647

460,035

374,430

Franchise tax

520,000

520,000

442,962

Provision (credit) for accrued compensation –

stock options

(29,031)

597,099

-

Other

2,968,055

2,762,176

2,589,768

Total other operating expenses

$

5,851,247

$

6,305,489

$

5,404,423

=========

=========

=========

NOTE 11 - OTHER COMPREHENSIVE INCOME (LOSS)

The components of other comprehensive income (loss) and related tax effects are as follows for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003

Unrealized holding gains (losses) on available-for-sale securities	$(3,380,949)	$ 32,307	$(423,694)
Reclassification adjustments for net securities gains realized in income	(6,180)	(550,114)	(244,108)
Net unrealized losses	(3,387,129)	(517,807)	(667,802)
Tax effect	1,151,624	176,054	227,053

Net-of-tax amount	$(2,235,505) =========	$(341,753) ========	$(440,749) ========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2005, 2004 and 2003 consist of the following:

2005

2004

2003

Current

$

974,076

$

476,946

$

940,947

Deferred

258,624

(946)

139,053

Total provision for income taxes

$

1,232,700

$

476,000

$

1,080,000

=========

=======

=

========

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

2005

2004

2003

Expected tax using statutory tax rate of 34%

$

1,990,700

$

1,211,800

$

1,622,300

Increase (decrease) in tax resulting from:

Tax-exempt income on state and municipal

securities and political subdivision loans

(548,800)

(740,800)

(612,600)

Interest expense associated with carrying

certain state and municipal securities

and political subdivision loans

55,800

69,700

62,600

Tax-exempt income on life insurance

contracts

(76,600)

-

-

Deductible dividends paid to United

Bancshares, Inc. ESOP

(26,500)

-

-

Elimination of deferred taxes on cash

surrender value of life insurance

(120,200)

-

-

Other, net

(41,700)

(64,700)

7,700

Total provision for income taxes

$

1,232,700

$

476,000

$

1,080,000

=========

=========

========

A deferred tax liability was originally provided on the annual increase in cash value of the life insurance policies purchased to fund the nonqualified deferred compensation plans described in Note 13.  During the third quarter of 2005, it was determined that Bank management intends to hold such policies until the death of the insured individuals.  Consequently, the increase in cash value is not required to be carried as a temporary difference since any proceeds ultimately received will not be taxable.  As result, the deferred tax liability of $120,200 relating to the increase in cash surrender value of life insurance was eliminated during the fourth quarter of 2005.

The deferred income tax provision (credit) of $258,624 in 2005, ($946) in 2004, and $139,053 in 2003 resulted from the tax effects of temporary differences.  There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are presented below:

2005

2004

Deferred tax assets:

Unrealized loss on securities available-for-sale

$

783,879

$

-

Allowance for loan losses

760,600

815,400

Deferred compensation

210,400

319,000

Accrued compensation – stock options

67,400

153,100

Alternative minimum tax credit carryforward

-

81,600

Accrued expenses and other

128,221

81,700

Total deferred tax assets

1,950,500

1,450,800

Deferred tax liabilities:

Unrealized gain on securities available-for-sale

-

367,745

Federal Home Loan Bank stock dividends

723,100

649,900

Capitalized mortgage servicing rights

441,600

479,000

Depreciation and amortization

254,600

174,800

Cash surrender value of life insurance

-

108,900

Other

70,200

102,455

Total deferred tax liabilities

1,489,500

1,882,800

Net deferred tax assets (liabilities)

$

461,000

$

(432,000)

=========

========

Net deferred tax assets at December 31, 2005 are included in other assets and net deferred tax liabilities at December 31, 2004 are included in other liabilities in the consolidated balance sheets.

Management believes it is more likely than not that the benefit of deferred tax assets will be realized.  Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2005 and 2004.

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation and Bank sponsor a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions.  The plan permits the investing in the Corporation’s stock subject to certain limitations.  Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations.  The Corporation and Bank make discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations.  Contribution expense for the plan amounted to $437,473, $517,908, and $434,084 in 2005, 2004 and 2003, respectively.  At December 31, 2005, the Plan owned 221,489 shares of the Corporation’s common stock.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS (CONTINUED)

The Bank also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies.  In connection with the policies, the Bank has provided an estimated liability for accumulated supplemental retirement benefits amounting to $ 263,969 at December 31, 2005 and $576,262 at December 31, 2004 which is included in other liabilities in the accompanying consolidated balance sheets.  During 2005, the Bank purchased $8,000,000 of split-dollar life insurance policies for investment purposes to fund other employee benefit plans.  The combined cash values of these policies aggregated $10,006,007 and $1,764,396 at December 31, 2005 and 2004, respectively.

Under an employee stock purchase plan established effective January 1, 2004, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a price determined semi-annually by the Board of Directors.  The Corporation issued 9,809 shares and 7,167 shares under the plan during 2005 and 2004, respectively.

The Bank has an agreement with Leipsic’s former President, who is the Corporation’s current Chairman of the Board of Directors, to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years commencing upon retirement effective December 31, 2001.  At December 31, 2005 and 2004, the net present value (based on the 12% discount rate in effect at the time of origination of the agreement) of future deferred compensation payments amounted to $354,992 and $361,936, respectively.  Such amounts are included in other liabilities in the December 31, 2005 and 2004 consolidated balance sheets.  A split-dollar life insurance policy has been purchased and is available to fund a portion of the future deferred compensation payments and the cash value of the policy, amounting to $473,071  and $456,072 at December 31, 2005 and 2004, respectively, is included in other assets in the accompanying supplemental consolidated balance sheets.

On November 17, 2004, the Corporation’s former Chief Executive Officer and the Board of Directors of the Corporation reached an agreement, which resulted in the Chief Executive Officer retiring from all executive management positions and resigning from all board positions, effective December 1, 2004.  Under the terms of the agreement, the Corporation agreed to make a lump sum severance payment and provide certain other benefits to the former executive aggregating approximately $653,000 (net income effect of $431,000, or $.12 per share).  Such amounts were all paid prior to December 31, 2004 and are included in salaries, wages and employee benefits in the 2004 consolidated statement of income.  The Corporation also made a payment of $356,340 to the former Chief Executive during the first quarter of 2005 representing accumulated supplemental retirement benefits.

NOTE 14 - STOCK OPTIONS

The Corporation maintains a stock option plan, under which directors and certain officers are entitled to purchase common shares.  The plan generally provides that the exercise price of any stock option may not be less than the fair market value of the common stock on the date of the grant.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - STOCK OPTIONS (CONTINUED)

The following summarizes the stock options activity for the years ended December 31, 2005, 2004 and 2003:

2005

2004

2003

Weighted

Weighted

Weighted

average

average

average

exercise

exercise

exercise

Shares

price

Shares

price

Shares

price

Outstanding at

beginning of year

66,887

$  10.86

114,417

$

9.70

136,608

$

8.91

Exercised

(27,441)

$  10.40

(47,530)

8.06

(22,191)

4.86

Outstanding at end

of year

39,446

$  11.18

66,887

$

10.86

114,417

$

9.70

======

======

=======

======

======

======

Options exercisable

at year end

39,446

$  11.18

66,887

$

10.86

114,417

$

8.91

======

======

======

======

======

======

Options outstanding at December 31, 2005 were as follows:

Outstanding and exercisable

Range of

Remaining

exercise

contractual

prices

Number

life (years)

$

9.66

5,146

5

10.40

27,440

2

15.42

    6,860

3

Outstanding at year end

  39,446

======

Weighted average contractual life

2.6

===

In connection with its acquisition in March 2001 of Citizens, the Corporation issued options to certain directors and a senior officer of Citizens under the terms of Citizens’ Amended and Restated Stock-Based Incentive Plan (the “Plan”).  The Plan provides that options may be exercised through an “alternative option payment mechanism” referred to in the Plan as using “pyramiding transactions” where options are exercised, the shares gained through the exercise rate are tendered back to the Corporation as payment for a greater number of options, and the process is repeated as needed until all options are exercised.  Ultimately, the holder of the option ends up with a lower number of shares than exercised but at essentially no cash outlay.

In October 2004, the Board of Directors approved the use of pyramiding for the exercise of the Corporation’s remaining stock options which were all held by former directors and a senior officer of Citizens.  Consequently, the Corporation recognized a provision for compensation expense approximating $597,000 (net income effect of $394,000, or $.11 per share) representing the fair value of the 34,327 shares which could be tendered, at the discretion of the option holders, under the pyramiding transactions exercise method.  On November 29, 2004 and January 6, 2005, one of the option holders exercised 27,441 options on each date, resulting in 9,321 and 12,040 shares, with a fair value of $146,806 and $223,101, being tendered under the pyramiding transactions exercise method, respectively.  At December 31, 2005, 12,233 shares may be tendered from the 39,446 remaining outstanding options under the pyramiding transactions exercise method.  The fair value of the shares that may be tendered, amounting to $198,172 ($450,304 at December 31, 2004), is included in other liabilities in the December 31, 2005 consolidated balance sheet.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2005 and 2004:

Contract amount

2005

2004

Commitments to extend credit

$

60,959,000

$

57,276,000

=========

=========

Letters of credit

$

468,000

$

1,354,000

==========

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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration.  At December 31, 2005, letters of credit totalling $368,000 expire in 2006; and $100,000 expires in 2008.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Bank requires collateral supporting these commitments when deemed necessary.

NOTE 16 - REGULATORY MATTERS

The Corporation (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - REGULATORY MATTERS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2005 and 2004, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2005 and 2004 are presented in the following table:

Minimum to be

well capitalized

Minimum

under prompt

capital

corrective

Actual

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in Thousands)

As of December 31, 2005

Total Capital (to Risk-

Weighted Assets)

Consolidated

$

49,651

14.4%

$

27,544

> 8.0%

N/A

N/A

Bank

43,564

12.7%

27,428

> 8.0%

$

34,286

10.0%

Tier I Capital (to Risk-

Weighted Assets)

Consolidated

$

47,111

13.7%

$

13,772

> 4.0%

N/A

N/A

Bank

41,024

12.0%

13,714

> 4.0%

$

20,571

6.0%

Tier I Capital (to

Average Assets)

Consolidated

$

47,111

8.9%

$

21,229

> 4.0%

N/A

N/A

Bank

41,024

7.8%

21,091

> 4.0%

$

26,363

5.0%

As of December 31, 2004

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

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 is as follows:

CONDENSED BALANCE SHEETS

2005

2004

Assets:

Cash

$

5,046,297

$

566,917

Investment in bank subsidiary

48,006,102

52,179,959

Premises and equipment, net of accumulated depreciation

504,659

565,278

Other assets, including income taxes receivable from

bank subsidiary of $269,283 in 2005 and

$1,015,587 in 2004

887,811

1,845,218

Total assets

$

54,444,869

$

55,157,372

=========

=========

Liabilities:

Accrued expenses, including accrued compensation

for stock options of $198,172 in 2005 and

$450,304 in 2004

$

352,356

$

628,185

Junior subordinated deferrable interest debentures

10,300,000

10,300,000

Total liabilities

10,652,356

10,928,185

Shareholders’ equity:

Common stock

3,760,557

3,760,557

Surplus

14,651,596

14,598,030

Retained earnings

29,026,911

26,166,782

Accumulated other comprehensive income (loss)

(1,521,648)

713,857

Treasury stock, at cost

(2,124,903)

(1,010,039)

Total shareholders’ equity

43,792,513

44,229,187

Total liabilities and shareholders’ equity

$

54,444,869

$

55,157,372

=========

=========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL

INFORMATION (CONTINUED)

CONDENSED STATEMENTS

OF INCOME

2005

2004

2003

Income – including dividends from bank subsidiaries

$

7,300,940

$

500,000

$

500,000

Expenses – interest expense, professional fees

and other expenses, net of federal income

tax benefit

(740,407)

(1,035,570)

(496,587)

Income (loss) before equity in

undistributed net income of

bank subsidiary

6,560,533

(535,570)

3,413

Equity in undistributed net income of

bank subsidiaries

(1,938,351)

3,623,793

3,688,026

Net income

$

4,622,182

$

3,088,223

$

3,691,439

=========

========

=

=========

CONDENSED STATEMENTS

OF CASH FLOWS

Cash flows from operating activities:

Net income

$

4,622,182

$

3,088,223

$

3,691,439

Adjustments to reconcile net income to net cash

provided by (used in) operating activities:

Equity in undistributed net income

of bank subsidiary

1,938,351

(3,623,793)

(3,688,026)

Provision (credit) for accrued

compensation – stock options

(29,031)

597,099

-

Depreciation and amortization

79,442

82,493

70,746

Gain on sale of security

-

-

(4,400)

Gain on sale of premises

(823)

-

-

Decrease (increase) in other assets

904,407

1,179,313

(1,982,038)

Increase (decrease) in accrued expenses

(23,696)

(72,325)

72,027

Net cash provided by (used in)

operating activities

7,490,832

1,251,010

(1,840,252)

Cash flows from investing activities:

Proceeds from sale of available-for-sale

security

-

-

104,400

Capital contribution to bank subsidiary

-

-

(11,600,000)

Purchases of premises and equipment

-

-

(102,020)

Proceeds from the sale of premises

35,000

-

-

Investment in business trust

-

-

(300,000)

Net cash provided by (used in)

investing activities

35,000

-

(11,897,620)

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL

INFORMATION (CONTINUED)

CONDENSED STATEMENTS

OF CASH FLOWS

2005

2004

2003

Cash flows from financing activities:

Issuance of junior subordinated deferrable

interest debentures

$

-

$

-

$

10,300,000

Fees paid on issuance of trust preferred

securities

-

-

(265,000)

Purchase of common stock

(1,423,184)

-

-

Proceeds from issuance of common stock

-

97,660

107,887

Proceeds from sale of treasury shares

136,824

99,464

-

Cash dividends paid

(1,760,092)

(1,616,976)

(1,606,140)

Net cash provided by (used in)

financing activities

(3,046,452)

(1,419,852)

8,536,747

Net increase (decrease) in cash

4,479,380

(168,842)

(5,201,125)

Cash at beginning of the year

566,917

735,759

5,936,884

Cash at end of the year

$

5,046,297

$

566,917

$

735,759

========

=========

=========

During 2005, the Board of Directors approved a program whereby the Corporation purchases share of its common stock in the open market.  The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares.  During 2005, the Corporation purchased 89,381 shares under the program.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of recognized financial instruments at December 31, 2005 and 2004 are as follows:

2005

2004

Carrying

Estimated

Carrying

Estimated

amount

value

amount

value

(dollars in thousands)

FINANCIAL ASSETS

Cash and cash equivalents

$

10,114

$

10,114

$

14,572

$

14,572

Securities, including Federal

Home Loan Bank stock

187,791

187,791

217,841

217,841

Net loans, including loans

held for sale

307,465

309,605

303,833

305,760

Mortgage servicing rights

1,299

1,828

1,409

1,629

Total

$

506,669

$

509,338

$

537,655

$

539,802

=======

========

=======

=======

FINANCIAL LIABILITIES

Deposits

$

356,921

$

354,534

$

369,767

$

369,142

Long-term debt

120,687

119,704

131,958

132,735

Junior subordinated deferrable

interest debentures

10,300

10,266

10,300

10,351

Other liabilities

4,508

4,636

3,069

3,206

Total

$

492,416

$

489,140

$

515,094

$

515,434

=======

=======

=======

=======

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments.  The estimated fair value of such items is considered to be their carrying amounts.

There are also unrecognized financial instruments at December 31, 2005 and 2004 which relate to commitments to extend credit and letters of credit.  The contract amount of such financial instruments amounts to $61,427,000 at December 31, 2005 and $58,630,000 at December 31, 2004.  Such amounts are also considered to be the estimated fair values.

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

Mortgage servicing rights:

The fair value for mortgage servicing rights is determined based on an analysis of the portfolio by an independent third party.

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

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount, since these financial instruments generally represent commitments at existing rates.  The fair value of Federal Home Loan Bank borrowings and junior subordinated deferrable interest debentures is determined based on a discounted cash flow analysis using current interest rates.  The fair value of other liabilities is generally considered to be carrying value except for the deferred compensation agreement described in Note 13 (carrying value of obligation of $354,992 in 2005 and $361,936 in 2004, and a fair value of $483,311 in 2005 and $499,167 in 2004).  The fair value of the contract is determined based on a discounted cash flow analysis using a current interest rate for a similar instrument.

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

NOTE 20 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2005 and 2004:

Net

Earnings per

Interest

interest

Net

common share

income

income

income

Basic

Diluted

(Dollars in thousands, except per share data)

2005

First quarter

$

7,277

$

4,445

$

1,083

$

.29

$

.29

Second quarter

7,538

4,584

1,133

.31

.30

Third quarter

7,572

4,531

1,146

.31

.31

Fourth quarter

7,671

4,518

1,260

.35

.35

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

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

As of 12/31/05

DIRECTORS – UNITED BANCSHARES, INC.

               DIRECTOR

              DIRECTOR

NAME

AGE

 SINCE

NAME

AGE

 SINCE

Robert L. Dillhoff

59

2001

Robert L. Benroth

43

2003

  District Highway Mgmt. Adm.

  Putnam County Treasurer

Joe S. Edwards, Jr.

63

2000

James N. Reynolds

68

2000

   Businessman/Investor/Pres. Buckeye Stave Co.

  Chairman, Retired Banker

P. Douglas Harter

59

2001

H. Edward Rigel

63

2000

   Associate of Harter & Son Funeral Home

   Farmer

Daniel W. Schutt

58

2005

David P. Roach

55

2001

President/CEO

   Manager of Maverick Media Radio Station of Ohio

R. Steven Unverferth

53

2005

   President, Unverferth Manufacturing, Inc.

DIRECTORS – THE UNION BANK COMPANY

DIRECTOR

DIRECTOR

NAME

AGE

 SINCE (a)

NAME

AGE

 SINCE (a)

Robert L. Benroth

43

2001

James Anthony O’Neill, M.D.

49

2001

   Putnam County Treasurer

                                 Physician

Joe S. Edwards, Jr.

63

1977

James N. Reynolds

68

1966

  Businessman/Investor/Pres. Buckeye Stave Co.

   Retired Banker

Herbert H. Huffman

55

1993

Robert M. Schulte, Sr.

73

1994

   Educator

   Businessman/Spherion Services

Daniel W. Schutt

58

2005

R. Steven Unverferth

53

1993

   Chairman, Pres. and Chief Executive Officer

   President, Unverferth Manufacturing, Inc.

Kevin L. Lammon

   51

   1996

H. Edward Rigel

   63

   1979

 Insurance and Real Estate Sales

  Farmer

William R. Perry

47

1990

P. Douglas Harter

59

1969

  Farmer

   Associate of Harter & Son Funeral Home

David P. Roach

55

1997

Robert L. Dillhoff

59

1991

   Manager of Maverick Media Radio Station of Ohio            District Highway Mgmt. Adm.

(a) Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.

OFFICERS – UNITED BANCSHARES, INC.

James N. Reynolds – Chairman       Daniel W. Schutt – President / Chief Executive Officer

Bonita R. Selhorst – Secretary         Brian D. Young – Chief Financial Officer, EVP & Treasurer

OFFICERS – THE UNION BANK COMPANY

Daniel W. Schutt - President/CEO/Chairman
Brian D. Young - Executive Vice President

Nancianne Carroll	Senior Vice President	Lewis R. Renollet	Senior Vice President
Scott C. Lehman	Senior Vice President	Norman V. Schnipke	Senior Vice President
Ronald J. McNeely	Senior Vice President	Bonita R. Selhorst	Senior Vice President, Sec.
Heather M. Oatman	Senior Vice President	Melissa L. Zureich	Senior Vice President

Michael D. Ebbeskotte	Vice President	John P. Miller	Vice President
Mark G. Honigford	Vice President	Barry J. von der Embse	Vice President
Donald W. Miller	Vice President	Brent A. Gibson	Commercial Loan Officer

Edward B. Beecher	Assistant Vice President	Rose Ann Recker	Assistant Vice President
Amy E. Blankemeyer	Assistant Vice President	Amy E. Reese	Assistant Vice President
Kimberly K. Dray	Assistant Vice President	Kevin E. Rice	Assistant Vice President
Vicky K. Gilbert	Assistant Vice President	Gary G. Ricker	Assistant Vice President
Shawn C. Goetz	Assistant Vice President	Mary L. Schroeder	Assistant Vice President
Jason P. Juergens	Assistant Vice President	Deborah R. Soldenwagner	Assistant Vice President
Elizabeth A. Kahlenberg	Assistant Vice President	Craig R. Stechschulte	Assistant Vice President
Kimberly J. Kandik	Assistant Vice President	Theresa A. Stein-Moenter	Assistant Vice President
Amy L. Laibe	Assistant Vice President	Carol J. Swords	Assistant Vice President
Dana F. Lawrence	Assistant Vice President	Kimberly S. Verhoff	Assistant Vice President
Max E. Long	Assistant Vice President, Security Officer	Troy M. Verhoff	Assistant Vice President
Doris A. Neumeier	Assistant Vice President	Vikki L. Williams	Assistant Vice President
Jeffrey L. Point	Assistant Vice President

J. Sue Alexander	Construction Loan Admin.	M. Chris Sanderson	Compliance Officer
Larry L. Durham	Financial Consultant Manager	LeAnn Wilkins	Mortgage Underwriter
Cynthia A. Long	Accounting Officer

Employee Anniversaries

Thirty Years

Twenty Years

Sue Jenkins

Ruth Schroeder

Five Years

Back row (left to right):  Troy Verhoff, Pat Grossi, Brenda McElwain,

Front row:  Deb Soldenwagner, Troas Mantooth, Yvonne Stevens

Ten Years

Not pictured:  Rachael Averesch, Julie Cook, Gail Richer.

48