Form 10-K, Exhibit 13
period 2008-12-31
UNITED BANCSHARES INC/OH
filed 2009-03-20
CIK 1087456

Exhibit 13

Table of Contents

Page

President’s Letter……………………………………………………………………

1

Market Price and Dividends on Common Stock…………………………………….

2

Five-Year Summary of Selected Financial Data…………………………………….

3

Management’s Discussion and Analysis of

         Financial Condition and Results of Operations ……………………………….

4

Report of Independent Registered Public Accounting Firm ………………………

18

Financial Statements

Consolidated Balance Sheets…………………………………………………

19

Consolidated Statements of Income…………………………………………..

20

Consolidated Statements of Shareholders’ Equity……………………………

21

Consolidated Statements of Cash Flows………………………………………

22

Notes to Consolidated Financial Statements………………………………………...

24

Directors and Officers……………………………………………………………….

55

Dear Shareholder:

As I am sure you are aware, 2008 was a challenging year for the banking industry.  We were not immune from the current economic events, but with that in mind we are pleased with our results.

Because of the efforts of all those associated with United Bancshares, I am pleased to report that the Corporation was able to achieve net earnings of $4.4 million ($1.28 per share) in 2008.  Also, dividends were increased 7.1% from $0.56 per share in 2007 to $0.60 in 2008.

We are also pleased to report that we had significant growth in 2008, including increases in the loan portfolio which increased approximately $59.0 million (16.4%) to $418.1 million at December 31, 2008.  Shareholders’ equity increased 3.8% to $50.7 million at December 31, 2008.  Total assets for the Corporation increased from $548.0 million at December 31, 2007 to $616.1 million at December 31, 2008, a $68.1 million (12.4%) increase.

From a facility standpoint, our new Ottawa branch officially opened in November 2008.  We are very pleased with the way it is functioning and believe it provides us with an excellent office to serve our existing and future customers in that community and surrounding area.  In the Lima area, we had an opportunity to purchase a bank branch in Shawnee, which we renovated and moved our downtown office to that location in December 2008.  We invite you to stop and view both of these new locations, if you are in the area.

At this time we believe that, under the current economic conditions, 2009 will be another difficult year for the banking industry.  We continue to be committed to placing our resources and banking knowledge to best serve the interests of our shareholders, customers and communities.

Respectfully,

/s/Daniel W. Schutt

Daniel W. Schutt

President & CEO

UNITED BANCSHARES, INC.

DESCRIPTION OF THE CORPORATION

United Bancshares, Inc., an Ohio corporation (the “Corporation”), is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  The Corporation was incorporated and organized in 1985.  The executive offices of the Corporation are located at 100 S. High Street, Columbus Grove, Ohio 45830.  Following the merger of the Company’s other two bank subsidiaries into The Union Bank Company, Columbus Grove, Ohio (“Bank”) in March 2003, the Company is now a one-bank holding company, as that term is defined by the Federal Reserve Board.  Effective February 1, 2007, the Bank formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio.  The operations of UBC are located in Wilmington, Delaware. Through its subsidiary, the Bank, the Corporation is engaged in the business of commercial banking and offers a full range of commercial banking services.

Union is an Ohio state-chartered bank, which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  From January 2000 to March 2001, the Corporation’s common stock was traded on the Nasdaq Over-The-Counter Bulletin Board.  Prior to January 2000, there was no established public trading market for United Bancshares, Inc. common stock.  As of February 28, 2009, the common stock was held by 1,541 shareholders of record.  Below are the trading highs and lows for the periods noted.

Year 2008

 High

  Low

First Quarter

$14.66

$12.57

Second Quarter

  14.39

  14.39

Third Quarter

  12.87

  12.10

Fourth Quarter

  11.00

    9.30

Year 2007

 High

  Low

First Quarter

$17.50

$15.50

Second Quarter

  16.50

  14.37

Third Quarter

  15.41

  14.01

Fourth Quarter

  15.00

  12.40

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

   2008

  2007

First Quarter

  $  .15

  $  .14

Second Quarter

      .15

      .14

Third Quarter

      .15

      .14

Fourth Quarter

      .15

      .14

Total

  $  .60

  $  .56

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary

United Bancshares, Inc.

100 S. High Street

Columbus Grove, Ohio 45830

419-659-2141

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in thousands, except per share data)

Statements of income:
Total interest income	$ 35,208	$ 34,849	$ 32,790	$ 30,058	$ 26,985
Total interest expense	15,795	17,431	15,427	11,980	10,334
Net interest income	19,413	17,418	17,363	18,078	16,651
Provision for loan losses	2,195	625	340	612	577

Net interest income after
provision for loan losses	17,218	16,793	17,023	17,466	16,074
Total non-interest income	2,674	2,965	3,157	2,611	3,023
Total non-interest expense (2)	14,462	14,018	14,001	14,222	15,533
Income before federal income taxes	5,430	5,740	6,179	5,855	3,564
Federal income taxes	1,011	1,161	1,252	1,233	476

Net income	$ 4,419	$ 4,579	$ 4,927	$ 4,622	$ 3,088
Per share of common stock:
Net income - basic	$ 1.28	$ 1.30	$ 1.37	$ 1.26	$ 0.84
Dividends	0.60	0.56	0.52	0.48	0.44
Book value	14.72	13.99	12.93	12.09	11.99

Average shares outstanding – basic	3,447,536	3,527,093	3,598,747	3,674,352	3,670,981

Year end balances:
Loans (3)	$ 418,385	$ 359,560	$ 335,549	$ 310,005	$ 306,591
Securities (4)	141,392	142,607	172,778	187,791	217,841
Total assets	616,064	547,975	550,375	536,209	559,323
Deposits	464,792	393,203	377,430	356,921	369,767
Shareholders' equity	50,660	48,819	46,152	43,793	44,229

Average balances:
Loans (3)	$ 400,823	$ 345,532	$ 323,802	$ 311,107	$ 297,732
Securities (4)	133,409	155,773	180,572	200,903	195,444
Total assets	600,749	549,694	543,247	548,463	526,065
Deposits	443,174	386,572	361,670	365,142	378,485
Shareholders' equity	49,795	47,270	44,212	44,208	43,250

Selected ratios:
Net yield on average interest-earning
Assets (1)	3.64%	3.61%	3.63%	3.67%	3.59%
Return on average assets	0.74%	0.83%	0.91%	0.84%	0.59%
Return on average shareholders equity	8.87%	9.69%	11.14%	10.46%	7.14%
Net loan charge-offs as a percentage
of average outstanding net loans	0.31%	0.19%	0.19%	0.24%	0.20%
Allowance for loan losses
as a percentage of year end loans	0.76%	0.62%	0.68%	0.82%	0.90%
Shareholders' equity as a percentage of
total assets	8.22%	8.91%	8.39%	8.17%	7.91%

Notes:
1) Net yield on average interest-earning assets was computed on a tax-equivalent basis.

2)  Non-interest expense in 2004 includes a payment to the Company’s former CEO and a provision related to the Company’s stock option accounting.  These two items reduced net income $825,000 ($0.23 per share).

3) Includes loans held for sale.
4) Includes Federal Home Loan Bank Stock.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc.

EARNINGS SUMMARY

Consolidated net income for United Bancshares, Inc. (the “Corporation”) and its wholly-owned subsidiary, The Union Bank Company (the “Bank”) for 2008 was $4.4 million compared to $4.6 million in 2007 and $4.9 million in 2006.  Basic net income per share was $1.28 in 2008, a decrease of $.02 per share (1.5%) from $1.30 in 2007.  Basic net income per share was $1.30 in 2007, a decrease of $.07 per share (5.1%) from $1.37 in 2006.

FINANCIAL POSITION AND RESULTS OF OPERATIONS

2008 Compared With 2007

Net interest income for 2008 was $19.4 million, an increase of $2.0 million (11.5%) from 2007. The increase in net interest income primarily resulted from a $1.6 million decrease in interest expense.  The average yield on loans for 2008 decreased to 7.15% compared to 7.89% in 2007, and the average rate on interest-bearing liabilities decreased to 3.12% in 2008 from 3.77% in 2007.  The net effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, increasing slightly in 2008 to 3.64% from 3.61% in 2007.

At December 31, 2008, total loans (including loans held for sale) amounted to $418.4 million compared to $359.6 million December 31, 2007, an increase of $58.8 million (16.4%).  Loans held for sale decreased to $242,000 at December 31, 2008 from $350,000 at December 31, 2007.  Within the loan portfolio, residential real estate loans increased $19.6 million (17.8%), commercial loans increased $37.5 million (24.0%), and agriculture loans increased $8.4 million (12.7%), while consumer loans decreased $6.6 million (25.0%) during 2008.  Most of the loan growth in 2008 was considered within the Corporation’s primary lending area, defined as being less than 100 miles from one of the Corporation’s banking centers.  The decrease in consumer loans was partially due to the decision in late 2007 to limit indirect automobile lending.

The Corporation, through its bank subsidiary, elects to sell in the secondary market a substantial portion of the fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans.  During 2008, the net gain on sale of loans was $346,000, including $147,000 of capitalized servicing rights.  The net gain on sale of loans was $330,000 in 2007, including $153,000 of capitalized servicing rights.

Securities, including Federal Home Loan Bank of Cincinnati (FHLB) stock, totaled $141.4 million at December 31, 2008, representing a decrease of $1.2 million (0.8%) from the comparative total of $142.6 million at December 31, 2007.

The Bank is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB.  FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

FINANCIAL POSITION AND RESULTS OF OPERATIONS (CONTINUED)

2008 Compared With 2007, Continued

Management monitors the earnings performance and liquidity of the securities portfolio on a regular basis through Asset/Liability Committee (“ALCO”) meetings.  As a result, all securities except FHLB stock have been designated as available-for-sale and may be sold if needed for liquidity, asset-liability management or other reasons.  Such securities are reported at fair value, with any net unrealized gains or losses reported as a separate component of shareholders’ equity, net of related income taxes.  At December 31, 2008, net unrealized losses on available-for-sale securities, net of income taxes, amounted to $412,000.  At December 31, 2008, the Bank held 76 securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $43.4 million and $2.2 million, respectively.  Management has considered the current interest rate environment, typical volatilities in the bond market, and the Bank’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

Total deposits at December 31, 2008 amounted to $464.8 million, an increase of $71.6 million (18.2%) compared with total deposits of $393.2 million at December 31, 2007.  Of this increase, $32.6 million was attributable to brokered time deposits and only $377,000 was related to non-interest bearing deposits.

The Bank also utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth and periodic deposit shrinkage.  Other borrowings, consisting of FHLB advances, securities sold under agreements to repurchase, and customer repurchase agreements, amounted to $86.3 million at December 31, 2008, compared to $91.9 million at December 31, 2007, a decrease of $5.6 million (6.1%).

The allowance for loan losses at December 31, 2008 was $3.2 million, or 0.76% of total loans, compared to $2.2 million, or 0.62% of total loans at December 31, 2007.  The change in the allowance for loan losses during 2008 included a $2.2 million provision for loan losses charged to operations and  loan charge-offs, net of recoveries, of $1.2 million.

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses of $2.2 million in 2008 compared to a provision of $625,000 in 2007.  The increase in the provision for loan losses in 2008, as compared to 2007, resulted from many factors including an increase in the level of net loan charge-offs ($1.2 million in 2008 compared to $668,000 in 2007), loan portfolio growth, and an increase in the level of impaired loans during the year.  Impaired loans and the amount of allowance for loan losses allocated to such loans amounted to $5.6 million and $1.1 million, respectively, at December 31, 2008, compared to $3.2 million and $367,000, respectively, at December 31, 2007.

Total non-interest income decreased $290,000 (9.8%) to $2.7 million in 2008 from $3.0 million in 2007.  Significant non-recurring components of non-interest income include a gain from the sale of the Bank’s credit card portfolio of $355,000 in 2007, as well as securities gains or losses. Security gains (losses) had a positive impact of $275,000 on income before income taxes with the Bank recognizing net securities gains of $49,000 in 2008 and net security losses of $226,000 in 2007.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

FINANCIAL POSITION AND RESULTS OF OPERATIONS (CONTINUED)

2008 Compared With 2007, Continued

Significant recurring components of non-interest income include service charges on deposit accounts, gains from the sale of loans, and other income, which includes increases in the cash surrender value of life insurance.  Service charges on deposit accounts increased $43,000 (2.9%) to $1,515,000 in 2008 compared to $1,472,000 in 2007.

The net gain on sale of residential real estate loans increased $17,000 to $347,000 in 2008 from $330,000 in 2007 due to increased loan origination volume.  During 2008, the Bank sold $22.2 million of residential real estate loans compared to $14.8 million in 2007.  The increased loan sales activity in 2008 resulted from lower interest rates, especially during the latter part of the year, which caused an increase in refinancing and mortgage loan origination activity.

The Bank has elected to record mortgage servicing rights using the fair value measurement method.  In 2008, the Corporation recognized a $649,000 decrease in the fair value of mortgage servicing rights compared to a $364,000 decrease in 2007.  Prepayment assumptions are a significant assumption used in determining the fair value of the Bank’s mortgage servicing rights. Due to the declines in the secondary market mortgage rates experienced during the fourth quarter of 2008, the prepayment assumptions used to determine the fair value of servicing increased dramatically which caused a significant decrease in the fair value of the Bank’s servicing rights.  Income from the increase in cash surrender value of life insurance increased $45,000 to $493,000 in 2008 from $448,000 in 2007.

Total non-interest expenses increased $445,000 (3.2%) to $14,463,000 in 2008.  Included in non-interest expenses in 2008 was a $235,000 impairment loss relating to the Bank’s downtown Lima branch office.  Salaries, wages and benefits increased $387,000 (5.3%) to $7,628,000 in 2008 from $7,241,000 in 2007.  Occupancy expenses, which include costs relating to the operation and maintenance of buildings, furnishings, and equipment, decreased $78,000 (5.2%) to $1,430,000 in 2008, from $1,508,000 in 2007. Other operating expenses increased $137,000 (2.6%) to $5,405,000 in 2008 compared to $5,268,000 in 2007.  The significant components of other operating expenses are summarized in Note 12 to the consolidated financial statements.

The provision for income taxes for 2008 was $1,011,000 (effective rate of 18.6%) compared to $1,161,000 (effective rate of 20.2%) in 2007.  This decrease resulted from a $311,000 decrease in income before taxes.

2007 Compared With 2006

Net interest income for 2007 was $17,418,000, an increase of $55,000 (0.3%) from 2006.  Net interest income remained steady primarily due to the Corporation’s ability to maintain net interest margin.  The average yield on loans for 2007 increased to 7.89% compared to 7.55% in 2006, while the average rate on interest-bearing liabilities increased to 3.77% in 2007 from 3.34% in 2006.  The net effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, decreasing slightly in 2007 to 3.61% from 3.63% in 2006.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

FINANCIAL POSITION AND RESULTS OF OPERATIONS (CONTINUED)

2007 Compared With 2006, Continued

At December 31, 2007, total loans (including loans held for sale) amounted to $359.6 million compared to $335.5 million at December 31, 2006, an increase of $24.1 million (7.2%).  Loans held for sale decreased to $350,000 at December 31, 2007 from $426,000 at December 31, 2006.  Within the loan portfolio, residential real estate loans increased $5.8 million (5.6%), commercial loans increased $16.4 million (11.7%), agriculture loans increased $7.4 million (12.5%) and consumer loans decreased $4.0 million (13.3%) during 2007.  During 2007, the Bank originated $5.3 million of consumer loans under the indirect automobile loan programs compared to $10.9 million in 2006.  Also during 2007, the Bank sold its credit card portfolio, which amounted to $1,527,000 at December 31, 2006, and the sale resulted in gain of $355,000.

Net gain on sale of loans in 2007 was $330,000, including $153,000 of capitalized servicing rights, compared to $335,000 in 2006, including $207,000 of capitalized servicing rights.

Securities, including Federal Home Loan Bank of Cincinnati (FHLB) stock, totaled $142.6 million at December 31, 2007, representing a decrease of $30.2 million (17.5%) from total securities of $172.8 million at December 31, 2006.  As part of its overall asset/liability management strategy, the Bank permitted the securities portfolio to shrink throughout 2007 as proceeds from the sale or maturity of securities were generally used to fund loan growth or repay long-term debt. Consequently, securities purchases were only $2.0 million in 2007 compared to $10.7 million in 2006.  As part of the overall asset/liability management strategy, in 2007 the Bank approved management’s plan to restructure the balance sheet which included the sale of $15.3 million in securities.  While the sale of securities resulted in a loss of $226,000, the Bank used proceeds from the sale to pay down other borrowings.

At December 31, 2007, net unrealized losses on available-for-sale securities, net of income taxes, amounted to $576,000.  At December 31, 2007, the Bank held 83 securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $80.0 million and $1.3 million, respectively.  Management has considered the current interest rate environment, typical volatilities in the bond market, and the Bank’s liquidity needs in the near term in concluding that the impairment on such securities is temporary.

Total deposits at December 31, 2007 amounted to $393.2 million, an increase of $15.8 million (4.2%) compared with total deposits of $377.4 million at December 31, 2006.  Of this increase, $3.4 million (8.9%) was related to non-interest bearing deposits.

Other borrowings, consisting of FHLB advances, securities sold under agreements to repurchase, and customer repurchase agreements, amount to $91.9 million at December 31, 2007 compared to $113.7 million at December 31, 2006, a decrease of $21.8 million (19.1%).

The allowance for loan losses at December 31, 2007 was $2.2 million (0.62% of total loans) compared to $2.3 million (0.68% of total loans) at December 31, 2006.  The change in the allowance for loan losses during 2007 included a $625,000 provision for loan losses charged to operations, and  loan charge-offs, net of recoveries, of $668,000.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

FINANCIAL POSITION AND RESULTS OF OPERATIONS (CONTINUED)

2007 Compared With 2006, Continued

The provision for loan losses of $625,000 in 2007 compared to $340,000 in 2006.  The increase in the provision for loan losses in 2007 was largely due to an increase in total loans as well as an increase in the level of impaired loans from the beginning of 2007 to the end of 2007.  Impaired loans and the amount of allowance for loan losses allocated to such loans amounted to $3.2 million and $367,000, respectively, at December 31, 2007, compared to $2.4 million and $286,000, respectively, at December 31, 2006.

Total non-interest income decreased $193,000 to $3.0 million in 2007 from $3.2 million in 2006. Service charges on deposit accounts increased $138,000 (10.4%) to $1,472,000 in 2007 compared to $1,334,000 in 2006 largely due to an increase in 2007 from non-sufficient funds and overdraft fees of $151,000 (12.9%) to $1.3 million in 2007 compared to $1.2 million in 2006.

The net gain on sale of residential real estate loans decreased $5,000 to $330,000 in 2007 from $335,000 in 2006 due to decreased loan origination volume.  During 2007, the Bank sold $14.8 million of residential real estate loans compared to $20.8 million in 2006.  The lower loan sales activity in 2007 resulted from a slower housing market and steady interest rates during 2007 resulting in less refinancing and mortgage loan origination activity.

In addition to the aforementioned sale of the credit card portfolio and securities sales, the Corporation also recognized a $364,000 decrease in the fair value of mortgage servicing rights during 2007.  The Bank elected to record its mortgage servicing rights using the fair value measurement method effective January 1, 2007, as more fully described in Note 2 to the consolidated financial statements.  As a result, the Corporation recognized a mark-to-market value adjustment of $786,954 effective January 1, 2007, representing the difference between fair market value and amortized cost, adjusted for impairment valuation, as of that date.  Due to various factors in the secondary mortgage and national real estate markets, the fair value of the servicing rights declined during 2007.  Income from the change in the cash surrender value of life insurance decreased $22,000 to $448,000 in 2007 from $470,000 in 2006.

Total non-interest expenses increased $16,000 (0.1%) to $14,017,000 in 2007.  Salaries, wages and benefits, increased $127,000 (1.8%) to $7,241,000 in 2007 from $7,114,000 in 2006. Occupancy expenses, including costs relating to the operation and maintenance of buildings, furnishings, and equipment, increased $68,000 (4.7%) to $1,508,000 in 2007 from $1,440,000 in 2006.

Other operating expenses decreased $179,000 (3.3%) to $5,268,000 in 2007 compared to $5,447,000 in 2006.  The significant components of other operating expenses are summarized in Note 12 to the consolidated financial statements.  Data processing costs decreased $74,000 (7.6%) to $896,000 in 2007 from $970,000 in 2006.  Advertising costs decreased $59,000 (13.5%) to $382,000 in 2007 compared to $441,000 in 2006.

The provision for income taxes for 2007 was $1,161,000 (effective rate of 20.2%) compared to $1,252,000 (effective rate of 20.3%) in 2006.  This decrease resulted from a $438,000 decrease in income before taxes.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity.  A discussion of cash flows for 2008, 2007, and 2006 follows.

The Corporation generated cash from operating activities of $8.3 million in 2008, $7.1 million in 2007, and $5.4 million in 2006.

Net cash flows provided by (used in) investing activities amounted to $(60.9) million in 2008, $4.9 million in 2007, and $(13.8) million in 2006.  Investing cash outflows of $60.4 in 2008 were used to fund loan growth.  Other significant investing cash flow activities in 2008 included $1.7 million of net cash inflows from securities activity, and $2.5 million of premises and equipment purchases.  Most of the 2008 premises and equipment additions were related to the reconstruction of the Ottawa branch office and the purchase and renovation of the new Lima Shawnee branch office.  Cash flows used for investing activities in 2007 included $26.8 million of loan portfolio growth offset by $31.1 million in proceeds from the sales or maturities of available-for-sale securities, net of related purchases.  Generation of cash flows from investing activities in 2006 included $26.3 million of loan portfolio growth offset by $13.5 million in proceeds from the sales or maturities of available-for-sale securities, net of related purchases.

Net cash flows provided by (used in) financing activities amounted to $63.2 million in 2008, $(9.2) million in 2007, and $10.6 million in 2006.  Deposit growth provided a $71.6 million financing funding source in 2008.  Cash outflows from financing activities in 2008 included a $5.6 million net reduction in other borrowings, $775,000 for the purchase of 55,000 shares of stock under the Corporation’s stock buyback program, and the payment of $2.1 million ($.60 per share) of cash dividends.  The use of cash flow for financing activities in 2007 primarily resulted from a $21.8 million net reduction in other borrowings, $1.3 million for the purchase of 86,500 shares of stock under the Corporation’s stock buyback program, and the payment of $2.0 million ($.56 per share) of cash dividends, offset by customer deposit growth of $15.8 million.  The net cash provided by financing activities in 2006 primarily resulted from customer deposit growth of $20.8 million offset by $7.2 million of principal payments on long-term debt, net of borrowings, $1.1 million for the purchase of 71,177 shares of stock under the Corporation’s stock buyback program, and the payment of $1.9 million ($.52 per share) of cash dividends.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

ASSET LIABILITY MANAGEMENT

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities.  The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”.  An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”.  This generally means that when interest rates increase, an institution’s net interest income will increase and when interest rates decrease, the institution’s net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”.  This generally means that when interest rates increase, the institution’s net interest income will decrease and when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap at December 31, 2008 is approximately 102% which means the Bank has more assets than it does liabilities re-pricing within one year.

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

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Corporation’s most significant accounting policies are presented in Note 1 to the consolidated financial statements.  These policies, along with other disclosures presented in the Notes to Consolidated Financial Statements and Management’s Discussion and Analysis, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined.  Management has identified the determination of the allowance for loan losses, the valuation of mortgage servicing right and goodwill as the areas that require the most subjective and complex estimates, assumptions and judgments and, as such, could be the most subjective to revision as new information becomes available.  The Bank utilizes an outside consultant to provide a valuation of Mortgage Servicing Rights on a quarterly basis.  Management reviews the valuation, including assumptions used in making the valuation and discusses with the outside consultant.  Annually, Management performs an impairment analysis on goodwill which was acquired as a result of the 2003 RFCBC branch acquisitions by estimating the Corporation’s implied value based upon recent financial institution merger and acquisition transactions.  To date, none of the goodwill evaluations have revealed the need for an impairment charge.

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

Servicing assets are recognized as separate assets when rights are acquired through sale of mortgage loans.  Effective January 1, 2007, capitalized servicing rights are carried at fair value. Under the fair value measurement method, servicing assets are measured at fair value at each reporting date and changes in fair value are reported in net income for the period the change occurs.  The Bank generally estimates fair value for servicing rights based on the present value of future expected cash flows, using management’s best estimates of the key assumptions – credit losses, prepayment speeds, servicing costs, and discount rates commensurate with the risks involved.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

As described in Note 20 to the consolidated financial statements, in  February 2007 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (Statement 159).  Statement 159 provides an option to report selected financial assets and liabilities at fair value and requires entities to display the fair value of those assets and liabilities for which the entity has chosen to use fair value on the face of the balance sheet.  There was no impact on the Corporation’s 2008 consolidated financial statements as a result of Statement 159 since the Corporation did not elect the fair value option for any eligible items.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

Also as described in Note 20 to the consolidated financial statements, the Corporation adopted the provisions of SFAS No. 157, Fair Value Measurements (Statement 157) in 2008. Statement 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

Statement 157 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.  An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities. Market participants are buyers and sellers in the principal market that are independent, knowledgeable, and both able and willing to transact.

Statement 157 requires the use of valuation techniques that are consistent with the market, income, and/or the cost approach.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Inputs to valuation techniques may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from independent sources.  Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

In that regard, Statement 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy is as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 2 inputs include:  quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 – Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date.  Unobservable inputs reflect the Corporation’s own assumptions about what market participants would use to price the asset or liability.  The inputs are developed based on the best information available in the circumstances, which might include the Corporation’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

Financial assets (there were no financial liabilities) measured at fair value as of December 31, 2008 consisted of securities available-for-sale, mortgage servicing rights (recurring) and impaired loans (non-recurring).  The Corporation’s available-for-sale securities, amounting to $136.5 million at December 31, 2008, are all classified as Level 2.  Examples of securities which would generally be classified within Level 2 include corporate and municipal bonds, mortgage-backed securities, and asset-backed securities.  The Corporation’s mortgage servicing rights, amounting to $704,000 at December 31, 2008, are classified as Level 3 because of the extent of significant unobservable inputs used to calculate their fair value.

The Corporation does not record impaired loans at fair value on a recurring basis.  However, periodically, loans are identified by management as impaired as part of the ongoing analysis of the allowance for loan losses.  These loans are generally reported at the fair value of the underlying collateral, less estimated costs to sell, if repayment is expected solely from the collateral.  Collateral values are estimated using Level 2 inputs, including recent appraisals and Level 3 inputs based on customized discounting criteria.  Due to the significance of the Level 3 inputs, the fair value of impaired loans, amounting to $4.5 million at December 31, 2008, has been classified as level 3.

Nonfinancial assets and nonfinancial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test. Nonfinancial assets measured at fair value on a nonrecurring basis include nonfinancial assets and nonfinancial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other nonfinancial long-lived assets measured at fair value for impairment assessment. In accordance with Financial Accounting Standards Board Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157, the Corporation has delayed application of Statement 157 for nonfinancial assets and nonfinancial liabilities until January 1, 2009.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes loan commitments, including letters of credit, as of December 31, 2008:

	Amount of commitment to expire per period
	Total	Less than	1 – 3	4 – 5	Over
	Amount	1 year	years	years	5 years
	(Dollars in thousands)
Type of commitment
Commercial lines-of-credit	$ 44,091	$ 39,420	$ 2,627	$ 1,310	$ 734
Real estate lines-of-credit	41,682	5,780	6,413	8,347	21,142
Consumer lines-of-credit	19	8	11	-	-
Letters of Credit	1,845	1,845
Guarantees	-	-	-	-	-

Total commitments	$ 87,637	$ 47,053	$ 9,051	$ 9,657	$ 21,876

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS (CONTINUED)

As indicated in the preceding table, the Corporation had $87.6 million in total loan commitments at December 31, 2008, with $47.1 million of that amount expiring within one year.  All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted.  Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement.  The commercial and consumer lines represent both unsecured and secured obligations.  The real estate lines are secured by mortgages in residential and nonresidential property.  Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes.  It is anticipated that a significant portion of these lines will expire without being drawn upon.

The following table summarizes the Corporation’s contractual obligations as of December 31, 2008:

Payments due by period
	Total	Less than	1– 3	4 – 5	Over
	Amount	1 year	years	years	5 years
(Dollars in thousands)
Contractual obligations
Long-term debt	$ 90,964	$ 19,490	$ 38,565	$ 5,053	$ 27,856
Capital leases	-	-	-	-	-
Operating leases	-	-	-	-	-
Unconditional purchase
obligations	-	-	-	-	-
Other long-term liabilities
reflected under GAAP	328	11	43	61	213

Total obligations	$ 91,292	$ 19,501	$ 38,608	$ 5,114	$ 28,069

Long-term debt presented in the preceding table is comprised of $75.7 million in borrowings from the FHLB, $5.0 million in securities sold under agreements to repurchase and $10.3 million from the issuance of junior subordinated deferrable interest debentures.

FHLB borrowings include notes that require monthly interest payments, with principal on most issues due at maturity.  The remaining FHLB issues require monthly principal payments as disclosed in Note 10 to the consolidated financial statements. FHLB borrowings include $64.2 million in advances with fixed interest rates and $11.5 million in advances with variable interest rates.  While the variable rate obligations may be prepaid without penalty, certain of the fixed rate obligations have variable options, that stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment.  As a note matures, the Bank evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay-off or renew the note.  The evaluation process typically includes the strength of current and projected customer loan demand, the current federal funds sold or purchased position, projected cash flows from maturing securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for deposit product offerings.  Fixed rate advances include $22.5 million in advances that can be put back at the option of the FHLB.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS (CONTINUED)

The other long-term liabilities reflected under GAAP, as noted in the preceding table, represents the Bank’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits as more fully described in Note 15 of the consolidated financial statements.  At December 31, 2008, the net present value of future deferred compensation payments amounted to $328,000.  Such amount is included in other liabilities in the December 31, 2008 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2008.  The Corporation has certain operating lease obligations, including photocopying equipment, which is considered immaterial and not included in the preceding table.  The Bank also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $518,000 at December 31, 2008 for supplemental retirement benefits.  Since substantially all participants under the plan are still active, it is not possible to determine the terms of the contractual obligations and, consequently, such liability is not included in the table.

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

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (CONTINUED)

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2008:

Change in Interest Rates (basis points)	Percentage Change in Net Interest Income	Percentage Change in Net Income

+200	1.6%	7.1%
-200	1.9%	6.5%

Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would increase by 1.6% and net income would increase by 7.1%.  A 200bp decrease in interest rates would increase net interest income by 1.9% and increase net income by 6.5%.  Management does not expect any significant adverse effect to net interest income in 2009 based on the composition of the portfolio and anticipated trends in rates.

OTHER INFORMATION

The global and U.S. economies are experiencing significantly reduced business activity as a result of, among other factors, disruptions in the financial system during the past year.  Dramatic declines in the housing market, along with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks.  These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.

Reflecting concern about the stability of the financial markets, many national and regional lenders have reduced, and in some cases, ceased to provide funding to borrowers, including other financial institutions.  The availability of credit, confidence in the financial sector, and level of volatility in the financial markets have been significantly adversely affected as a result.  In recent months, volatility and disruption in the capital and credit markets have reached unprecedented levels.  In some cases, the markets have produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength.

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, the Emergency Economic Stabilization Act of 2008 (“EESA”) was signed into law on October 3, 2008.  The EESA authorizes the U.S. Treasury Department (“Treasury”) to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.  The EESA also provides a temporary increase in deposit insurance coverage from $100,000 to $250,000 per insured account until December 31, 2009.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

OTHER INFORMATION (CONTINUED)

On October 14, 2008, Secretary Paulson, after consulting with the Federal Reserve and the FDIC, announced that the Treasury will purchase equity stakes in certain banks and thrifts. Under this program, known as the Troubled Asset Relief Program Capital Purchase Program (the “TARP Capital Purchase Program”), the Treasury will make capital available to U.S. financial institutions in the form of preferred stock (from the $700 billion authorized by EESA).  In conjunction with the purchase of preferred stock, the Treasury will receive warrants to purchase common stock with an aggregate market price equal to 15% of the preferred investment. Participating financial institutions will be required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP Capital Purchase Program.

The Corporation received preliminary approval from the Treasury to participate in the TARP Capital Purchase Program on February 5, 2009.  Following preliminary approval, the Corporation and Treasury began negotiating terms of a letter agreement that will govern the transaction under the program.  However, before executing the letter agreement with Treasury, the Corporation must have the ability to issue the preferred shares that will be issued to Treasury under the program.  Thus, in order for the Corporation to participate in the program, its shareholders must first approve an amendment to Article IV of the Corporation’s Amended and Restated Articles of Incorporation authorizing the Corporation to issue preferred shares. Following shareholder approval of the proposed amendment, if obtained, the Corporation and Treasury will finalize and execute the letter agreement and related documents necessary to consummate the transaction.  Shortly thereafter, the Board of Directors will file an additional amendment to the Corporation’s Amended and Restated Articles of Incorporation to designate the terms of the preferred shares that will be issued to Treasury.  The Corporation will then issue the shares of preferred stock and a warrant to purchase shares of common stock to Treasury in exchange for approximately $13,000,000.

For more information on the Corporation’s possible participation in the TARP Capital Purchase Program, see the discussions in the Corporation’s Notice of Annual Meeting of Shareholders for the meeting to be held April 22, 2009.

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

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and its subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and its subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/Clifton Gunderson LLP

Toledo, Ohio

March 11, 2009

Offices in 16 states and Washington, DC

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

ASSETS	2008	2007
CASH AND CASH EQUIVALENTS
Cash and due from banks	$ 18,554,222	$ 11,627,842
Interest-bearing deposits in other banks	6,932,446	3,290,372
Federal funds sold	135,625	161,000
Total cash and cash equivalents	25,622,293	15,079,214
SECURITIES, available-for-sale	136,498,302	137,904,385
FEDERAL HOME LOAN BANK STOCK, at cost	4,893,800	4,703,100
LOANS HELD FOR SALE	241,838	350,353
LOANS	418,143,370	359,209,925
Less allowance for loan losses	3,198,130	2,232,708
Net loans	414,945,240	356,977,217
PREMISES AND EQUIPMENT, net	9,296,614	7,902,911
GOODWILL	7,282,013	7,282,013
OTHER INTANGIBLE ASSETS, net	317,555	571,535
CASH SURRENDER VALUE OF LIFE INSURANCE	11,889,832	11,396,781
OTHER ASSETS, including accrued interest receivable	5,076,496	5,807,281

TOTAL ASSETS	$ 616,063,983	$ 547,974,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$ 41,710,057	$ 41,333,497
Interest-bearing	423,081,587	351,869,746
Total deposits	464,791,644	393,203,243
Other borrowings	86,252,383	91,887,907
Junior subordinated deferrable interest debentures	10,300,000	10,300,000
Other liabilities	4,060,241	3,765,056
Total liabilities	565,404,268	499,156,206

SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00. Authorized 10,000,000
shares; issued 3,760,557 shares	3,760,557	3,760,557
Surplus	14,659,661	14,659,661
Retained earnings	37,528,026	35,187,304
Accumulated other comprehensive loss	(412,304)	(576,065)
Treasury stock, at cost, 318,894 shares in 2008
and 271,152 shares in 2007	(4,876,225)	(4,212,873)
Total shareholders’ equity	50,659,715	48,818,584

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 616,063,983	$ 547,974,790

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
INTEREST INCOME
Loans, including fees	$ 28,671,468	$ 27,244,143	$ 24,454,275
Securities:
Taxable	4,208,541	5,383,263	6,371,083
Tax-exempt	1,911,630	1,848,089	1,890,500
Other	416,252	373,249	73,862
Total interest income	35,207,891	34,848,744	32,789,720
INTEREST EXPENSE
Deposits	11,114,853	12,002,116	9,191,978
Borrowings	4,680,343	5,428,500	6,234,505
Total interest expense	15,795,196	17,430,616	15,426,483
Net interest income	19,412,695	17,418,128	17,363,237
PROVISION FOR LOAN LOSSES	2,195,000	625,000	340,000
Net interest income after provision for loan losses	17,217,695	16,793,128	17,023,237
NON-INTEREST INCOME
Service charges on deposit accounts	1,515,441	1,471,797	1,333,666
Gain on sale of loans	346,267	329,584	334,707
Gain from sale of credit card portfolio	-	355,366	-
Net securities gains (losses)	49,055	(226,416)	(4,180)
Change in fair value of mortgage servicing rights	(649,091)	(363,943)	-
Increase in cash surrender value of life insurance	493,051	447,691	470,012
Other operating income	919,684	950,604	1,023,126
Total non-interest income	2,674,407	2,964,683	3,157,331
NON-INTEREST EXPENSES
Salaries, wages and employee benefits	7,627,730	7,241,102	7,113,970
Occupancy expenses	1,430,037	1,508,337	1,440,626
Other operating expenses	5,404,738	5,267,994	5,447,167
Total non-interest expenses	14,462,505	14,017,433	14,001,763
Income before income taxes	5,429,597	5,740,378	6,178,805
PROVISION FOR INCOME TAXES	1,011,000	1,161,000	1,252,000
NET INCOME	$ 4,418,597	$ 4,579,378	$ 4,926,805

NET INCOME PER SHARE (basic and diluted)	$ 1.28	$ 1.30	$ 1.37

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2008, 2007 and 2006

	Common stock	Surplus	Retained earnings	Accumulated other compre- hensive loss	Treasury stock	Total
BALANCE AT DECEMBER 31, 2005	$ 3,760,557	$ 14,651,596	$ 29,026,911	$ (1,521,648)	$ (2,124,903)	$ 43,792,513

Comprehensive Income:
Net income	-	-	4,926,805	-	-	4,926,805
Change in net unrealized loss, net of reclassification adjustment and income taxes	-	-	-	169,617	-	169,617
Total comprehensive income						5,096,422
Exercise of stock options – 9,802 treasury shares	-	8,065	-	-	150,559	158,624
Sale of 7,975 treasury shares	-	-	(12,045)	-	122,053	110,008
Purchase of 71,177 shares	-	-	-	-	(1,135,944)	(1,135,944)
Cash dividends declared, $.52 per share	-	-	(1,869,135)	-	-	(1,869,135)

BALANCE AT DECEMBER 31, 2006	3,760,557	14,659,661	32,072,536	(1,352,031)	(2,988,235)	46,152,488

Cumulative effect of change in accounting principle, net of income taxes	-	-	519,152	-	-	519,152

Comprehensive income:
Net income	-	-	4,579,378	-	-	4,579,378
Change in net unrealized loss, net of reclassification adjustments and income taxes	-	-	-	775,966	-	775,966
Total comprehensive income						5,355,344
Sale of 7,856 treasury shares	-	-	(14,355)	-	122,512	108,157
Purchase of 86,500 shares	-	-	-	-	(1,347,150)	(1,347,150)
Cash dividends declared, $.56 per share	-	-	(1,969,407)	-	-	(1,969,407)

BALANCE AT DECEMBER 31, 2007	3,760,557	14,659,661	35,187,304	(576,065)	(4,212,873)	48,818,584

Comprehensive income:
Net income	-	-	4,418,597	-	-	4,418,597
Change in net unrealized loss, net of reclassification adjustments and income taxes	-	-	-	163,761	-	163,761
Total comprehensive income						4,582,358
Sale of 7,258 treasury shares	-	-	(13,189)	-	111,898	98,709
Purchase of 55,000 shares	-	-	-	-	(775,250)	(775,250)
Cash dividends declared, $0.60 per share	-	-	(2,064,686)	-	-	(2,064,686)

BALANCE AT DECEMBER 31, 2008	$ 3,760,557	$ 14,659,661	$ 37,528,026	$ (412,304)	$ (4,876,225)	$ 50,659,715

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 4,418,597	$ 4,579,378	$ 4,926,805
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,127,182	1,242,859	1,098,767
Provision (credit) for accrued compensation – stock options	(11,286)	(42,141)	13,858
Deferred income taxes	(543,362)	(202,482)	221,922
Provision for loan losses	2,195,000	625,000	340,000
Gain on sale of loans	(346,267)	(329,584)	(334,707)
Gain from sale of credit card portfolio	-	(355,366)	-
Net securities losses (gains)	(49,055)	226,416	4,180
Change in fair value of mortgage servicing rights	649,091	363,943	-
Federal Home Loan Bank stock dividends	(190,700)	-	(263,500)
Loss (gain) on sale or write-down of other real estate owned	68,716	(38,421)	-
Increase in cash surrender value of life insurance	(493,051)	(447,691)	(470,012)
Net amortization (accretion) of security premiums and discounts	(9,578)	(20,658)	23,643
Provision for deferred compensation	144,988	66,450	73,813
Loss on disposal or write-down of premises and equipment	275,925	70,512	1,076
Proceeds from sale of loans held-for-sale	16,300,343	14,845,905	20,790,433
Originations of loans held-for-sale	(15,992,527)	(14,593,279)	(20,648,310)
Decrease (increase) in other assets	248,732	549,280	(674,372)
Increase in other liabilities	502,285	509,978	251,051

Net cash provided by operating activities	8,295,033	7,050,099	5,354,647
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	1,565,930	15,303,741	3,665,673
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	28,149,767	17,791,602	20,546,021
Purchases of available-for-sale securities	(28,002,858)	(1,955,062)	(10,681,334)
Proceeds from sale of credit card portfolio	-	1,671,538	-
Net increase in loans	(60,379,189)	(26,280,256)	(26,338,386)
Proceeds from sale of premises and equipment	15,634	100,344	-
Proceeds from sale of other real estate owned	179,299	241,421	-
Purchases of premises and equipment	(2,464,385)	(1,944,256)	(991,969)

Net cash provided by (used in) investing activities	(60,935,802)	4,929,072	(13,799,995)

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2008, 2007 and 2006

	2008	2007	2006
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	$ 71,588,401	$ 15,773,370	$ 20,590,240
Other borrowings:
Proceeds	37,000,000	22,500,000	35,000,000
Repayments	(45,684,111)	(46,593,130)	(42,246,027)
Change in customer repurchase agreements	3,048,587	2,329,998	209,672
Purchase of common stock	(775,250)	(1,347,150)	(1,135,944)
Proceeds from sale of treasury shares	98,709	108,157	110,008
Payments of deferred compensation	(27,802)	(12,414)	(17,215)
Cash dividends paid	(2,064,686)	(1,969,407)	(1,869,135)
Net cash provided by (used in) financing activities	63,183,848	(9,210,576)	10,641,599
NET INCREASE IN CASH AND CASH EQUIVALENTS	10,543,079	2,768,595	2,196,251
CASH AND CASH EQUIVALENTS
At beginning of year	15,079,214	12,310,619	10,114,368
At end of year	$ 25,622,293	$ 15,079,214	$ 12,310,619
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$ 15,678,869	$ 17,363,004	$ 14,979,544
Federal income taxes	$ 1,655,000	$ 1,000,000	$ 1,264,799
Non-cash operating activity: Change in deferred income taxes on net unrealized loss on available-for-sale securities	$ (84,362)	$ (399,740)	$ (87,378)
Cumulative effect of change in accounting principle – adjust mortgage servicing rights to fair value, net of deferred income taxes	$ -	$ 519,152	$ -
Non-cash investing activities:
Transfer of loans to foreclosed assets	$ 140,740	$ 148,000	$ 50,000
Transfer of premises classified as held for sale to other assets	$ 320,309	$ -	$ -
Change in net unrealized gain or loss on available-for-sale securities	$ 248,123	$ 1,175,706	$ 256,995
Non-cash financing activities:
Treasury stock issued for accrued compensation – stock options	$ -	$ -	$ 158,624

The accompanying notes are an integral part of the financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the “Corporation”) was incorporated in 1985 in the state of Ohio as a single-bank holding company for The Union Bank Company (the “Bank”).  The Corporation subsequently acquired the Bank of Leipsic Company (“Leipsic”) in 2000, and Citizens Bank of Delphos (“Citizens”) in 2001.  The Bank acquired the Gibsonburg and Pemberville, Ohio branch offices of RFC Banking Company in 2003.  Effective February 1, 2007, the Bank formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio.  The operations of UBC are located in Wilmington, Delaware.  The Corporation, through its wholly-owned subsidiary, the Bank, operates in one industry segment, the commercial banking industry.

The Bank, organized in 1904 as an Ohio-chartered bank, is headquartered in Columbus Grove, Ohio, with branch offices in Bowling Green, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

The primary source of revenue of the Bank is providing loans to customers primarily located in Northwestern and West Central Ohio.  Such customers are predominately small and middle-market businesses and individuals.

Significant accounting policies followed by the Corporation are presented below.

Use of Estimates in Preparing Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period.  Actual results could differ from those estimates.  The most significant estimates susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of goodwill and servicing assets.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and Bank, including UBC.  All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within four days.

Restrictions on Cash

The Bank was required to maintain cash on hand or on deposit with the Federal Reserve Bank in the amount of $389,000 at December 31, 2008 and $353,000 at December 31, 2007 to meet regulatory reserve and clearing requirements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities and Federal Home Loan Bank Stock

Securities are classified as available-for-sale and recorded at fair value, with unrealized gains and losses, net of applicable income taxes, excluded from income and reported as accumulated other comprehensive income (loss).

The cost of available-for-sale securities is adjusted for amortization of premiums and accretion of discounts to maturity.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in fair value of securities below their cost that are deemed to be other than temporary are reflected in income as realized losses.  Gains and losses on the sale of securities are recorded on the trade date, using the specific identification method, and are included in non-interest income.

Investment in Federal Home Loan Bank of Cincinnati stock is classified as a restricted security, carried at cost, and evaluated for impairment.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Estimated fair value is determined based on quoted market prices in the secondary market.  Any net unrealized losses are recognized through a valuation allowance by charges to income.  Such valuation allowance amounted to $7,354 at December 31, 2007 (none at December 31, 2008).

Mortgage loans held for sale are sold with mortgage servicing rights retained or released by the Bank.  The carrying value of mortgage loans sold with servicing rights retained is reduced by the cost allocated to the associated mortgage servicing rights.  Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally stated at their outstanding principal amount adjusted for charge-offs and the allowance for loan losses.  Interest is accrued as earned based upon the daily outstanding principal balance.  Loan origination fees and certain direct obligation costs are capitalized and recognized as an adjustment of the yield of the related loan.

The accrual of interest on mortgage and commercial loans is generally discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection.  Personal loans are typically charged-off no later than when they become 150 days past due.  Past due status is based on contractual terms of the loan.  In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is probable.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  Due to potential changes in conditions, it is at least reasonably possible that changes in estimates will occur in the near term and that such changes could be material to the amounts reported in the Corporation’s financial statements.

The allowance consists of specific, general and unallocated components.  The specific component relates to impaired loans when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers classified loans (doubtful, substandard or special mention) without specific reserves, as well as non-classified loans, and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and fair value adjustments are included in other operating expenses.  Foreclosed assets amounting to $250,000 and $357,274 at December 31, 2008 and 2007, respectively, are included in other assets in the accompanying consolidated balance sheets.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under commercial letters of credit, and standby letters of credit.  Such financial instruments are recorded when they are funded.

Loan Sales and Servicing

When the Bank sells mortgage loans it may retain the servicing rights that are initially measured at fair value.  Gain or loss on the sale of loans depends in part on both the previous carrying value of the amount of the financial assets involved in the sale, allocated between assets sold and the interests that continue to be held based on their relative fair values at the date of the sale.  The Bank generally estimates fair value for servicing rights based on the present value of future expected cash flows, using management’s best estimates of the key assumptions – credit losses, prepayment speeds, servicing costs, and discount rates commensurate with the risks involved.

Effective January 1, 2007, capitalized servicing rights are carried at fair value, as described in Note 2.  Under the fair value measurement method, servicing assets are measured at fair value at each reporting date and changes in fair value are reported in net income for the period the change occurs.

Prior to January 1, 2007, capitalized servicing rights were carried at amortized cost, with amortization in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans.  Servicing assets were evaluated for impairment based upon the fair value of the rights as compared to amortized cost.  Impairment was determined by stratifying rights by predominant characteristics, such as interest rates and terms.  Impairment was recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

Servicing fee income is recorded for servicing loans, based on a contractual percentage of the outstanding principal, and is reported as other operating income.  Amortization of mortgage servicing rights is netted against loan servicing fee income.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Goodwill and Other Intangible Assets

Goodwill arising from the Gibsonburg and Pemberville branch acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred.

Other intangible assets determined to have a definite life are amortized on a straight-line basis over the estimated useful lives of the individual assets which range from 7 to 10 years.

Supplemental Retirement Benefits

Annual provisions are made for the estimated liability for accumulated supplemental retirement benefits under agreements with certain officers and directors.

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

Benefits from tax positions taken or expected to be taken in a tax return are not recognized if the likelihood that the tax position would be sustained upon examination by a taxing authority is considered to be 50% or less.  The Corporation has adopted the policy of classifying any interest and penalties resulting from the filing of its income tax returns in the provision for income taxes.

The Bank is not currently subject to state and local income taxes.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Per Share Data

Basic net income per share is computed based on the weighted average number of shares of common stock outstanding during each year.  Diluted net income per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

The weighted average number of shares used for the years ended December 31, 2008, 2007 and 2006 were as follows:

	2008	2007	2006

Basic	3,447,536	3,527,093	3,598,747

Diluted	3,448,467	3,527,729	3,605,739

Dividends per share are based on the number of shares outstanding at the declaration date.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Rate Lock Commitments

The Financial Accounting Standards Board has determined that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments.

The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments).  Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives.  Accordingly, such commitments, along with any related fees received from potential borrowers, are to be recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans.  Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.  At December 31, 2008 and 2007, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements.

NOTE 2 - CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

In March 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 156, “Accounting for Servicing of Financial Assets, an Amendment of Statement No. 140” (Statement 156).  Statement 156 requires that all separately recognized servicing assets and liabilities be initially measured at fair value, if practicable, and subsequently measured using either the amortization method or fair value measurement method.  Under the amortization method, servicing assets and liabilities are amortized over the period of estimated net servicing income or loss, and servicing assets are evaluated for impairment at each reporting date.  Under the fair value measurement method, servicing assets and liabilities are measured at fair value at each reporting date and changes in fair value are reported in earnings for the period the changes occur.

Effective January 1, 2007, the Bank adopted Statement 156 and elected to record its mortgage servicing rights using the fair value measurement method.  As a result, the Corporation recorded effective January 1, 2007, a cumulative effect adjustment to retained earnings of $519,152 representing the difference between fair value and carrying value of the mortgage servicing rights at January 1, 2007 of $786,594, net of deferred income taxes of $267,442.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2008 and 2007 are as follows:

	2008		2007
	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-sale:
U.S. Government and agencies	$ -	$ -	$ 13,210,944	$ 13,234,748
Obligations of states and political subdivisions	47,296,096	46,522,557	44,286,656	44,362,186
Mortgage-backed	89,325,021	89,475,746	81,277,723	80,305,563
Other	501,888	499,999	1,888	1,888

Total	$ 137,123,005	$ 136,498,302	$ 138,777,211	$ 137,904,385

A summary of unrealized gains and losses on investment securities at December 31, 2008 and 2007 follows:

	2008		2007
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
Available-for-sale:
U.S. Government and agencies	$ -	$ -	$ 28,209	$ 4,405
Obligations of states and political subdivisions	330,224	1,103,763	322,052	246,522
Mortgage-backed	1,282,487	1,131,762	102,458	1,074,618
Other	-	1,889	-	-

Total	$ 1,612,711	$ 2,237,414	$ 452,719	$ 1,325,545

The amortized cost and fair value of securities at December 31, 2008, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value

Due in one year or less	$ 737,071	$ 748,618
Due after one year through five years	8,553,199	8,672,438
Due after five years through ten years	19,465,501	19,536,743
Due after ten years	107,865,346	107,040,504
Other securities having no maturity date	501,888	499,999

Total	$137,123,005	$136,498,302

Securities with a carrying value of approximately $90,153,000 at December 31, 2008 and $97,160,000 at December 31, 2007 were pledged to secure public deposits and for other purposes as required or permitted by law, including those described in Note 10.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2008 and 2007:

	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2008	Unrealized losses	Fair value	Unrealized Losses	Fair value	Unrealized losses	Fair value
U.S. Government and agencies	$ -	$ -	$ -	$ -	$ -	$ -
Obligations of states and political subdivisions	1,080,385	22,266,312	23,378	364,622	1,103,763	22,630,934
Mortgage-backed	712,045	14,482,783	419,717	6,331,491	1,131,762	20,814,274

Total temporarily impaired securities	$1,792,430	$36,749,095	$ 443,095	$ 6,696,113	$2,235,525	$43,445,208

2007
U.S. Government and agencies	$ -	$ -	$ 4,405	$ 495,595	$ 4,405	$ 495,595
Obligations of states and political subdivisions	204,368	16,424,792	42,154	3,342,502	246,522	19,767,294
Mortgage-backed	73,719	12,090,359	1,000,899	47,680,792	1,074,618	59,771,151

Total temporarily impaired securities	$278,087	$28,515,151	$1,047,458	$51,518,889	$1,325,545	$80,034,040

There were 76 securities in an unrealized loss position at December 31, 2008, 12 of which were in a continuous unrealized loss position for twelve months or more.  Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and volatility in the bond market in concluding that the unrealized losses as of December 31, 2008 were primarily the result of customary and expected fluctuations in the bond market.  As a result, all security impairments as of December 31, 2008 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $50,887 in 2008, $181 in 2007, and $2,167 in 2006, with the income tax provision applicable to such gains amounting to $17,301 in 2008, $62 in 2007, and $737 in 2006.  Gross realized losses from sale of securities amounted to $1,832 in 2008, $226,597 in 2007 and $6,347 in 2006 with related income tax effect of $623 in 2008, $77,043 in 2007 and $2,158 in 2006.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS

Loans at December 31, 2008 and 2007 consist of the following:

	2008	2007

Residential real estate	$130,047,210	$110,420,280
Commercial	193,781,134	156,299,179
Agriculture	74,651,951	66,266,595
Consumer	19,663,075	26,223,871

Total loans	$418,143,370	$359,209,925

In March 2007, the Bank entered into an agreement to sell its credit card portfolio.  Under the terms of the agreement, the buyer will service the credit card portfolio and provide the Bank's former credit card customers with credit cards branded with the Bank's name.  Based on the proceeds received under the terms of the agreement, the Bank recognized a gain from sale of the credit card portfolio of $355,366.

Fixed rate loans approximated $83,364,000 at December 31, 2008 and $95,564,000 at December 31, 2007, including loans classified as held-for-sale.  Certain commercial and agricultural loans are secured by real estate.

Impaired loans were as follows as of December 31, 2008 and 2007:

	2008	2007

Loans with no allowance for loan losses allocated	$184,791	$1,204,974
Loans with allowance for loan losses allocated	5,403,077	2,040,308

Total impaired loans	$5,587,868	$3,245,282

Amount of the allowance allocated to impaired loans	$1,054,518	$366,500

The following is a summary of the activity in the allowance for loan losses of impaired loans, which is part of the bank’s overall allowance for loan losses summarized in Note 5, for the years ended December 31, 2008, 2007, and 2006:

	2008	2007	2006

Balance at beginning of year	$ 366,500	$ 286,093	$ 164,283
Provision charged to operations	1,281,943	195,151	244,059
Loans charged-off	(593,925)	(114,744)	(122,249)

Balance at end of year	$1,054,518	$ 366,500	$ 286,093

No additional funds are committed to be advanced in connection with impaired loans.

The average balance of impaired loans approximated $3,617,000 in 2008, $2,649,000 in 2007, and $2,372,000 in 2006.  The amount of interest income reported and received on a cash basis relating to impaired loans approximated $32,000 in 2006 (none in 2008 and 2007).

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank.  Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Bank, including the interest rate charged and collateralization, and do not represent more than a normal collection risk.  Such loans amounted to $ 3,988,374 and $3,657,288 at December 31, 2008 and 2007, respectively.  The following is a summary of activity during 2008, 2007, and 2006 for such loans:

	2008	2007	2006

Beginning of year	$ 3,657,288	$ 3,835,612	$ 3,845,453
Additions	629,002	294,523	327,915
Repayments	(297,916)	(472,847)	(337,756)

End of year	$ 3,988,374	$ 3,657,288	$ 3,835,612

Additions and repayments include loan renewals, as well as net borrowings and repayments under revolving lines-of-credit.

Most of the Bank’s lending activities are with customers located in Northwestern and West Central Ohio.  As of December 31, 2008 and 2007, the Bank’s loans from borrowers in the agriculture industry represent the single largest industry and amounted to $74,651,951 and $66,266,595, respectively.  Agriculture loans are generally secured by property, equipment, livestock, and crop income.  Repayment is primarily expected from cash flow generated through the harvest and sale of crops; milk production for dairy products; or the breeding, development, and sale of livestock.  Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock.  Credit losses arising from the Bank’s lending experience in the agriculture industry compare favorably with the Bank’s loss experience on their loan portfolio as a whole.  Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

Loans on non-accrual of interest approximated $3,074,000 and $2,613,000 at December 31, 2008 and 2007, respectively.  Loans past due 90 days or more and still accruing interest approximated $2,387,000 and $824,000 at December 31, 2008 and 2007, respectively.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006

Balance at beginning of year	$ 2,232,708	$ 2,275,486	$ 2,540,301
Provision charged to operations	2,195,000	625,000	340,000
Loans charged-off	(1,538,749)	(923,307)	(817,590)
Recoveries of loans charged-off	309,171	255,529	212,775

Total	$ 3,198,130	$ 2,232,708	$ 2,275,486

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2008 and 2007:

	2008	2007

Land and improvements	$ 2,106,258	$ 2,117,583
Buildings	8,190,046	7,017,191
Equipment	4,348,399	3,844,738

	14,644,703	12,979,512
Less accumulated depreciation	5,348,089	5,076,601

Premises and equipment, net	$9,296,614	$7,902,911

During 2008, the Bank opened a new branch office on the southwestern side of Lima and closed its downtown Lima branch office.  As a result of closing the facility, the Bank recognized an impairment loss of $235,000 in 2008. The cost of the facility, net of the impairment loss, is included in other assets at December 31, 2008 since it is being held for sale.

Depreciation expense amounted to $458,814 in 2008, $546,157 in 2007 and $513,692 in 2006.

NOTE 7 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others approximated $187,534,000 and $196,322,000 at December 31, 2008 and 2007, respectively.

As described in Note 2, the Bank has elected to record its mortgage servicing rights using the fair value measurement method effective January 1, 2007.  Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets.

Significant assumptions used in determining the fair value of servicing rights include:

Prepayment assumptions:

Based on the PSA Standard Prepayment Model

Internal rate of return:

8% to 10%

Servicing costs:

$40 – $55 per loan, annually, increased at the rate

of $1 per 1% delinquency based on loan count

Inflation rate of servicing costs:

3%

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2008 and 2007:

	2008	2007

Fair value at beginning of year	$1,531,225	$2,070,433
Capitalized servicing rights – new loan sales	146,966	152,646
Disposals (amortization based on loan payments and payoffs)	(325,712)	(327,911)
Change in fair value	(649,091)	(363,943)

Fair value at end of year	$703,388	$1,531,225

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – SERVICING (CONTINUED)

The change in fair value of servicing rights for the year ended December 31, 2008 resulted from changes in external market conditions, including conditions that dramatically increased the prepayment assumptions, which is a key valuation input used in determining the fair value of servicing.  While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period.  However, due to the declines in the secondary market mortgage rates experienced during the fourth quarter of 2008, the prepayment assumptions used in determining the fair value of servicing at December 31, 2008 was 630 compared to 244 at December 31, 2007.

The following table summarizes mortgage servicing rights capitalized and related amortization, along with activity in the related valuation allowance for the year ended December 31, 2006, prior to adoption of Statement 156:

Mortgage servicing rights capitalized	$ 206,975
Mortgage servicing rights amortization	221,975

Valuation allowance:
Beginning of year	$ 258,581
Reduction	110,084

End of year	$ 148,497

NOTE 8 - OTHER INTANGIBLE ASSETS

Intangible assets other than goodwill consist of deposit base premiums resulting from the 2003 Gibsonburg and Pemberville branch acquisitions, as well as a branch acquisition completed by Leipsic in 1996.  Amortization of other intangible assets amounted to $253,980 in 2008 and 2007, and $266,491 in 2006.  Expected amortization for years subsequent to 2008 is as follows: 2009, $253,980 and 2010, $63,575.

NOTE 9 - DEPOSITS

Time deposits at December 31, 2008 and 2007 include individual deposits of $100,000 or more approximating $106,921,000 and $56,734,000, respectively, including brokered deposits approximating $34,990,000 and $2,384,000.  Interest expense on time deposits of $100,000 or more approximated $2,202,000 for 2008, $1,763,000 for 2007, and $1,148,000 for 2006.

At December 31, 2008, time deposits approximated $313,362,000 and were scheduled to mature as follows: 2009, $222,318,000; 2010, $31,964,000; 2011, $36,482,000; 2012, $18,944,000; 2013, $2,887,000; and thereafter, $767,000.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2008 and 2007:

	2008	2007
Federal Home Loan Bank borrowings:
Secured note, with floating rate based on 1 month LIBOR plus 10 basis points (5.35% at December 31, 2007), due October 6, 2008	$ -	$ 5,000,000
Secured note, with interest at 5.35%, due October 10, 2008	-	5,000,000
Secured note, with interest at 3.81%, due October 10, 2008	-	2,500,000
Secured note, with interest at 5.14% through June 2003, thereafter convertible to variable rate at the option of the holder, due December 4, 2008	-	5,000,000
Secured note, with interest at 4.82%, due December 5, 2008	-	10,000,000
Secured note, with interest at 3.25%, due March 6, 2009	4,000,000	4,000,000
Secured $2,500,000 term note with interest at 3.08%, with monthly principal and interest payments of $45,011, due May 1, 2009	223,331	747,789
Secured $2,500,000 term note with interest at 3.08%, with monthly principal and interest payments of $45,011, due May 1, 2009	223,331	747,789
Secured note, with interest at 6.55% through June 2003, thereafter convertible to variable rate at the option of the holder, due June 16, 2010	6,500,000	6,500,000
Secured note, with interest at 6.46% through June 2003, thereafter convertible to variable rate at the option of the holder, due July 28, 2010	5,000,000	5,000,000
Secured note, with interest at 4.25% through February 28, 2008, thereafter putable back at the option of the holder, due August 28, 2012	5,000,000	5,000,000
Secured note, with interest at 4.20% through February 28, 2008, thereafter putable back at the option of the holder, due February 28, 2017	10,000,000	10,000,000
Secured note, with interest at 3.95% through September 11, 2008, thereafter putable back at the option of the holder, due September 11, 2017	7,500,000	7,500,000
Secured note, with interest at 1.34%, due July 3, 2009	5,000,000	-
Secured note, with interest at 1.30%, due December 4, 2009	5,000,000	-
Secured note, with interest at 1.95%, due June 4, 2010	5,000,000	-
Secured note, with interest at 3.61%, due July 16, 2010	5,000,000	-
Secured note, with interest at 4.28%, due June 24, 2011	17,000,000	-
Advances secured by individual residential mortgages under blanket agreement	217,564	352,759

Total Federal Home Loan Bank borrowings	75,664,226	67,348,337

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – OTHER BORROWINGS (CONTINUED)

	2008	2007
Securities sold under agreements to repurchase:
4.01%, due October 13, 2009	$ 5,000,000	$ 5,000,000
4.28%, due June 24, 2008	-	12,000,000
4.07%, due June 24, 2008	-	5,000,000

Total securities sold under agreements to repurchase	5,000,000	22,000,000

Customer repurchase agreements with an average
outstanding rate of .68% at December 31, 2008
and 2.50% at December 31, 2007	5,588,157	2,539,570

Total other borrowings	$ 86,252,383	$ 91,887,907

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock, securities with an aggregate carrying value of $5,359,831 and eligible mortgage loans totaling $155,891,006 at December 31, 2008.  Interest on advances outstanding at December 31, 2008 secured by individual mortgages under blanket agreement ranged from 5.62% to 8.80%, with varying maturities through July 2019.  At December 31, 2008, the Bank had $16,913,000 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

Securities sold under agreements to repurchase are secured by securities with an aggregate carrying value approximating $5,006,000 at December 31, 2008.  The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

Future contractual maturities of other borrowings are as follows at December 31, 2008:  2009, $25,078,398; 2010, $21,533,121; 2011, $17,032,490; 2012, $5,031,011; 2013, $21,587; and thereafter, $17,555,776.

NOTE 11 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation.  United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures.  United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation.  The debentures have a stated maturity date of March 26, 2033.  As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option.  The interest rate of the debentures was fixed at 6.40% for a five-year period through March 26, 2008.  Effective March 27, 2008, interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 4.62% at December 31, 2008. Interest is payable quarterly.  The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.  Interest expense on the debentures amounted to $626,897 in 2008 and $640,000 in 2007 and 2006, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - JUNIOR SUBORDINATED DEFERRABLE INTEREST

DEBENTURES (CONTINUED)

Each issue of the trust preferred securities carries an interest rate identical to that of the related debenture.  The securities have been structured to qualify as Tier I capital for regulatory purposes and the dividends paid on such are tax deductible.  However, the securities cannot be used to constitute more than 25% of the Corporation’s Tier I capital inclusive of these securities under Federal Reserve Board guidelines.

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006

Data processing	$ 598,547	$ 895,688	$ 969,723
Professional fees	550,374	486,477	379,468
Franchise tax	570,468	561,434	520,054
Advertising	410,406	381,524	441,215
ATM processing and other fees	367,339	276,020	233,522
Amortization of other intangible assets	253,980	253,980	266,491
Postage	186,894	182,108	177,533
Stationery and supplies	140,208	156,104	168,939
Loss on disposal or write-down of premises and equipment	275,925	70,512	1,076
Other	2,050,597	2,004,147	2,289,146

Total other operating expenses	$ 5,404,738	$ 5,267,994	$ 5,447,167

NOTE 13 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2008, 2007 and 2006:

	2008	2007	2006
Unrealized holding gains on
available-for-sale securities	$ 297,178	$ 949,290	$ 252,815
Reclassification adjustments for net securities
losses (gains) realized in income	(49,055)	226,416	4,180

Net unrealized gains	248,123	1,175,706	256,995

Tax effect	84,362	399,740	87,378

Net-of-tax amount	$ 163,761	$ 775,966	$ 169,617

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2008, 2007 and 2006 consist of the following:

	2008	2007	2006

Current	$ 1,554,362	$ 1,363,482	$ 1,030,078
Deferred	(543,362)	(202,482)	221,922

Total provision for income taxes	$ 1,011,000	$ 1,161,000	$ 1,252,000

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

	2008	2007	2006

Expected tax using statutory tax rate of 34%	$ 1,846,100	$ 1,951,700	$ 2,100,800
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal
securities and political subdivision loans	(666,800)	(644,000)	(654,700)
Interest expense associated with carrying
certain state and municipal securities
and political subdivision loans	76,400	93,100	86,000
Tax-exempt income on life insurance
contracts	(167,600)	(152,200)	(159,800)
Deductible dividends paid to United
Bancshares, Inc. ESOP	(54,500)	(47,400)	(41,300)
Other, net	(22,600)	(40,200)	(79,000)

Total provision for income taxes	$ 1,011,000	$ 1,161,000	$ 1,252,000

The deferred income tax credit of $543,362 in 2008 and $202,482 in 2007, and the deferred income tax provision of $221,922 in 2006, resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are presented below:

	2008	2007
Deferred tax assets:
Unrealized loss on securities available-for-sale	$212,399	$296,761
Allowance for loan losses	1,125,200	781,000
Deferred compensation	287,900	248,000
Accrued expenses and other	474,101	210,739

Total deferred tax assets	2,099,600	1,536,500

Deferred tax liabilities:
Federal Home Loan Bank stock dividends	877,500	812,700
Capitalized mortgage servicing rights	239,200	520,600
Depreciation and amortization	770,700	452,400
Other	66,200	63,800

Total deferred tax liabilities	1,953,600	1,849,500

Net deferred tax assets (liabilities)	$146,000	$(313,000)

Net deferred tax assets at December 31, 2008 are included in other assets and net deferred tax liabilities at December 31, 2007 are included in other liabilities in the accompanying consolidated balance sheets.

Management believes it is more likely than not that the benefit of deferred tax assets will be realized.  Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2008 and 2007.

The Corporation had unrecognized tax benefits of $154,200 and $82,300 at December 31, 2008 and 2007, respectively.  Additions based on tax positions related to the current year amounted to $71,900 in 2008 and $82,300 in 2007.  Such unrecognized tax benefits, if recognized, would favorably affect the effective income tax rate in future periods.  The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

The amount of accrued interest related to the Corporation’s uncertain tax positions was $2,600 at December 31, 2008 (none at December 31, 2007).

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2005.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation and Bank sponsor a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions.  The plan permits the investing in the Corporation’s stock subject to certain limitations.  Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations.  The Corporation and Bank make discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations.  Contribution expense for the plan amounted to $491,502, $465,329, and $463,850 in 2008, 2007 and 2006, respectively.  At December 31, 2008, the Plan owned 283,791 shares of the Corporation’s common stock.

The Bank also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies.  In connection with the policies, the Bank has provided an estimated liability for accumulated supplemental retirement benefits amounting to $518,353 at December 31, 2008 and $391,238 at December 31, 2007 which is included in other liabilities in the accompanying consolidated balance sheets.  The Bank has also purchased split-dollar life insurance policies for investment purposes to fund other employee benefit plans.  The combined cash values of these policies aggregated $11,358,947 and $10,885,971 at December 31, 2008 and 2007, respectively.

Under an employee stock purchase, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan.  The Corporation sold from treasury 7,258 shares in 2008, 7,856 shares in 2007 and 7,975 shares in 2006 under the plan.

The Bank has an agreement with Leipsic’s former President, who is the Corporation’s current Chairman of the Board of Directors, to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years commencing upon retirement effective December 31, 2001.  At December 31, 2008 and 2007, the net present value (based on the 12% discount rate in effect at the time of origination of the agreement) of future deferred compensation payments amounted to $328,426 and $338,357, respectively.  Such amounts are included in other liabilities in the December 31, 2008 and 2007 consolidated balance sheets.  A split-dollar life insurance policy has been purchased and is available to fund a portion of the future deferred compensation payments.  The cash value of the policy amounted to $530,885 and $510,810 at December 31, 2008 and 2007, respectively.

The Chief Executive Officer and Chief Financial Officer of the Corporation have employment agreements which provide certain compensation and benefits as specified in the agreements. The agreement of the Chief Executive Officer expires in January 2010 after which time the Corporation has agreed to enter into a change of control agreement if the Chief Executive Officer is still employed by the Corporation. The agreement of the Chief Financial Officer provides for certain compensation and benefits should any triggering events occur, as specified in the agreement, including change of control or termination without cause.

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

During 2006, two of the option holders collectively exercised 27,440 options resulting in 9,802 shares being tendered under the pyramiding transactions exercise method.  At December 31, 2007, 812 shares (none at December 31, 2008) could be tendered from the 5,146 remaining outstanding options under the pyramiding transactions exercise method.  The fair value of the shares that could be tendered, amounted to $11,286 at December 31, 2007.

The following summarizes the stock options activity for the years ended December 31, 2008, 2007 and 2006:

	2008		2007		2006
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at
beginning of year	12,006	$12.95	12,006	$12.95	39,446	$11.18
Exercised	-	-	-	-	(27,440)	10.40
Expired	(6,860)	15.42	-	-	-	-

Outstanding and
exercisable
at end of year	5,146	$9.66	12,006	$12.95	12,006	$12.95

Options outstanding at December 31, 2008 were all at an exercise price of $9.66 and have a two year remaining contractual life.

NOTE 17 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments are primarily loan commitments to extend credit and letters of credit.  These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets.  The contract amount of these instruments reflects the extent of involvement the Bank has in these financial instruments.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

The Bank’s exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments.  The Bank uses the same credit policies in making loan commitments as it does for on-balance sheet loans.

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2008 and 2007:

	Contract amount
	2008	2007

Commitments to extend credit	$ 85,792,000	$ 75,638,000

Letters of credit	$ 1,845,000	$ 2,096,000

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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration.  All letters of credit outstanding at December 31, 2008 expire in 2009.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Bank requires collateral supporting these commitments when deemed necessary.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2008 and 2007, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – REGULATORY MATTERS (CONTINUED)

As of December 31, 2008, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2008 and 2007 are presented in the following table:

Minimum to be

well capitalized

Minimum

under prompt

capital

corrective

     Actual

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in Thousands)

As of December 31, 2008

Total Capital (to Risk-

Weighted Assets)

Consolidated

$

56,899

12.6%

$

36,249

> 8.0%

N/A

N/A

Bank

52,943

11.8%

36,175

> 8.0%

$

45,219

10.0%

Tier I Capital (to Risk-

Weighted Assets)

Consolidated

$

53,701

11.9%

$

18,125

> 4.0%

N/A

N/A

Bank

49,745

11.0%

18,088

> 4.0%

$

27,131

6.0%

Tier I Capital (to

Average Assets)

Consolidated

$

53,701

8.7%

$

24,576

> 4.0%

N/A

N/A

Bank

49,745

8.2%

24,326

> 4.0%

$

30,408

5.0%

As of December 31, 2007

Total Capital (to Risk-

Weighted Assets)

Consolidated

$

53,921

13.4%

$

32,105

> 8.0%

N/A

N/A

Bank

49,581

12.4%

32,036

> 8.0%

$

40,046

10.0%

Tier I Capital (to Risk-

Weighted Assets)

Consolidated

$

51,688

12.9%

$

16,053

> 4.0%

N/A

N/A

Bank

47,348

11.8%

16,018

> 4.0%

$

24,027

6.0%

Tier I Capital (to

Average Assets)

Consolidated

$

51,688

9.4%

$

21,985

> 4.0%

N/A

N/A

Bank

47,348

8.6%

21,985

> 4.0%

$

27,482

5.0%

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – REGULATORY MATTERS (CONTINUED)

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

NOTE 19 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 is as follows:

CONDENSED BALANCE SHEETS	2008	2007

Assets:
Cash	$ 2,418,309	$ 3,411,346
Investment in bank subsidiary	57,003,816	54,778,521
Premises and equipment, net of accumulated depreciation	446,126	471,914
Other assets, including income taxes receivable from bank
subsidiary of $799,870 in 2008 and $158,263 in 2007	1,210,029	623,090

Total assets	$ 61,078,280	$ 59,284,871

Liabilities:
Accrued expenses, including accrued compensation
for stock options of $11,286 in 2007	$ 118,565	$ 166,287
Junior subordinated deferrable interest debentures	10,300,000	10,300,000

Total liabilities	10,418,565	10,466,287

Shareholders’ equity:
Common stock	3,760,557	3,760,557
Surplus	14,659,661	14,659,661
Retained earnings	37,528,026	35,187,304
Accumulated other comprehensive loss	(412,304)	(576,065)
Treasury stock, at cost	(4,876,225)	(4,212,873)

Total shareholders’ equity	50,659,715	48,818,584

Total liabilities and shareholders’ equity	$ 61,078,280	$ 59,284,871

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CONDENSED PARENT COMPANY FINANCIAL

INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF INCOME	2008	2007	2006

Income – including dividends from bank subsidiary	$3,000,000	$3,016,595	$2,524,898
Expenses – interest expense, professional fees and other expenses, net of federal income tax benefit	(642,937)	(678,129)	(664,865)

Income before equity in undistributed net income of bank subsidiary	2,357,063	2,338,466	1,860,033

Equity in undistributed net income of bank subsidiaries	2,061,534	2,240,912	3,066,772

Net income	$4,418,597	$4,579,378	$4,926,805

CONDENSED STATEMENTS OF CASH FLOWS

Cash flows from operating activities: Net income	$4,418,597	$4,579,378	$4,926,805
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(2,061,534)	(2,240,912)	(3,066,772)
Provision (credit) for accrued compensation – stock options	(11,286)	(42,141)	13,858
Depreciation and amortization	39,038	79,348	79,457
Decrease (increase) in other assets	(600,189)	193,117	(85,517)
Increase (decrease) in accrued expenses	(36,436)	32,847	(32,009)

Net cash provided by operating activities	1,748,190	2,601,637	1,835,822

Cash flows from investing activities:
Purchases of premises and equipment	-	-	(20,060)
Proceeds from sale of security	-	51,121	-

Net cash provided by (used in) investing activities	-	51,121	(20,060)

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CONDENSED PARENT COMPANY FINANCIAL

INFORMATION (CONTINUED)

CONDENSED STATEMENTS OF CASH FLOWS	2008	2007	2006

Cash flows from financing activities:
Purchase of common stock	$ (775,250)	$(1,347,150)	$(1,135,944)
Proceeds from sale of treasury shares	98,709	108,157	110,008
Cash dividends paid	(2,064,686)	(1,969,407)	(1,869,135)

Net cash used in financing activities	(2,741,227)	(3,208,400)	(2,895,071)

Net decrease in cash	(993,037)	(555,642)	(1,079,309)

Cash at beginning of the year	3,411,346	3,966,988	5,046,297

Cash at end of the year	$2,418,309	$3,411,346	$3,966,988

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market.  The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares.  The Corporation purchased 55,000 shares in 2008, 86,500 shares in 2007, and 71,177 shares in 2006 under the program.

NOTE 20 - FAIR VALUE MEASUREMENTS

On February 15, 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (Statement 159).  Statement 159 provides an option to report selected financial assets and liabilities at fair value.  Statement 159 requires additional information that will help investors and other users of financial statements to more easily understand the effect of an entity’s choice to use fair value on its earnings.  Statement 159 also requires entities to display the fair value of those assets and liabilities for which the entity has chosen to use fair value on the face of the balance sheet.  Statement 159 does not eliminate disclosure requirements included in other accounting standards.  There was no impact on the accompanying consolidated financial statements as a result of Statement 159 since the Corporation has not elected the fair value option for any eligible items.

Effective January 1, 2008, the Corporation adopted the provisions of SFAS No. 157, Fair Value Measurements (Statement 157).  Statement 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (CONTINUED)

Statement 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.  An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are independent, knowledgeable, and both able and willing to transact.

Statement 157 requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques should be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable or unobservable.  Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources.  Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, Statement 157 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy is as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 2 inputs include:  quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 – Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date.  Unobservable inputs reflect the Corporation’s own assumptions about what market participants would use to price the asset or liability.  The inputs are developed based on the best information available in the circumstances, which might include the Corporation’s own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant management judgment.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (CONTINUED)

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Level 1	Level 2	Level 3	Total
	inputs	inputs	inputs	fair value

Recurring:
Securities available-for-sale	$ -	$136,498,302	$ -	$136,498,302
Mortgage servicing rights	-	-	703,388	703,388

Total recurring	$ -	$136,498,302	$ 703,388	$137,201,690

Nonrecurring:
Impaired loans	$ -	$ -	$4,533,350	$ 4,533,350

There were no financial instruments measured at fair value that moved to a lower level in the fair value hierarchy during 2008 due to the lack of observable quotes in inactive markets for those instruments at December 31, 2008.

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

Balance at beginning of year	$ 1,531,225
Gains or losses, including realized and unrealized:
Disposals – amortization based on loan payments and payoffs	(325,712)
Purchases, issuances, and settlements	146,966
Other changes in fair value	(649,091)

Balance at end of year	$ 703,388

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, follows.

In general, fair value is based upon quoted market prices, where available.  If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters.  Valuation adjustments may be made to ensure that financial instruments are recorded at fair value.  These adjustments may include amounts to reflect counterparty credit quality, the Corporation’s creditworthiness, among other things, as well as unobservable parameters.  Any such valuation adjustments are applied consistently over time.  The Corporation’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Corporation’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (CONTINUED)

Securities Available-for-Sale

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Level 1 securities would typically include government bonds and exchange traded equities.  If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.  Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include corporate and municipal bonds, mortgage-backed securities, and asset-backed securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.  The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2008.

Impaired Loans

The Corporation does not record impaired loans at fair value on a recurring basis.  However, periodically, a loan is considered impaired and is reported at the fair value of the underlying collateral, less estimated costs to sell, if repayment is expected solely from the collateral. Collateral values are estimated using level 2 inputs, including recent appraisals and Level 3 inputs based on customized discounting criteria.  Due to the significance of the level 3 inputs, impaired loans fair values have been classified as level 3.

Losses included in earnings before income taxes amounted to $1,281,943 in 2008 relating to impaired loans.  Such losses were determined in accordance with FAS 114 and are included in the provision for loan losses.  There were no gains or losses relating to securities available-for-sale included in earnings before income taxes that were attributable to changes in fair values of securities held at December 31, 2008.

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment.  Financial assets and financial liabilities, excluding impaired loans, measured at fair value on a nonrecurring basis were not significant at December 31, 2008.

Nonfinancial assets and nonfinancial liabilities measured at fair value on a recurring basis include reporting units measured at fair value in the first step of a goodwill impairment test. Nonfinancial assets measured at fair value on a nonrecurring basis include nonfinancial assets and nonfinancial liabilities measured at fair value in the second step of a goodwill impairment test, as well as intangible assets and other nonfinancial long-lived assets measured at fair value for impairment assessment.  In accordance with Financial Accounting Standards Board Staff Position (FSP) No. 157-2, “Effective Date of FASB Statement No. 157”, the Corporation has delayed the application of Statement 157 for the fair value measurement of nonfinancial assets and nonfinancial liabilities until January 1, 2009.

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

The estimated fair values of recognized financial instruments at December 31, 2008 and 2007 are as follows:

2008

2007

Carrying

Estimated

Carrying

Estimated

amount

value

amount

value

(dollars in thousands)

FINANCIAL ASSETS

Cash and cash equivalents

$

25,622

$

25,622

$

15,079

$

15,079

Securities, including Federal

Home Loan Bank stock

141,392

141,392

142,607

142,607

Net loans, including loans

held for sale

415,187

439,018

357,328

358,121

Mortgage servicing rights

703

703

1,531

1,531

$

582,904

$

606,735

$

516,545

$

517,338

FINANCIAL LIABILITIES

Deposits

$

464,792

$

471,588

$

393,203

$

393,368

Other borrowings

86,252

90,617

91,888

93,349

Junior subordinated deferrable

interest debentures

10,300

6,232

10,300

9,898

Other liabilities

4,060

4,160

3,765

3,875

$

565,404

$

572,597

$

499,156

$

500,490

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments.  The estimated fair value of such items is considered to be their carrying amounts.

There are also unrecognized financial instruments at December 31, 2008 and 2007 which relate to commitments to extend credit and letters of credit.  The contract amount of such financial instruments amounts to $87,637,000 at December 31, 2008 and $77,734,000 at December 31, 2007.  Such amounts are also considered to be the estimated fair values.

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

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount, since these financial instruments generally represent commitments at existing rates.  The fair value of other borrowings is determined based on a discounted cash flow analysis using current interest rates.  The fair value of the junior subordinated deferrable interest debentures is determined based on quoted market prices of similar instruments.  The fair value of other liabilities is generally considered to be carrying value except for the deferred compensation agreement described in Note 15.  The fair value of the contract is determined based on a discounted cash flow analysis using a current interest rate for a similar instrument.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2008 and 2007:

Net

Earnings per

Interest

interest

Net

common share

income

income

income

Basic

Diluted

(Dollars in thousands, except per share data)

2008

First quarter

$

8,666

$

4,499

$

945

$

.27

$

.27

Second quarter

8,892

4,947

1,749

.51

.51

Third quarter

8,975

5,048

1,127

.33

.33

Fourth quarter

8,675

4,919

598

.17

.17

2007

First quarter

$

8,465

$

4,128

$

977

$

.27

$

.27

Second quarter

8,800

4,394

1,455

.42

.42

Third quarter

8,671

4,348

935

.26

.26

Fourth quarter

8,913

4,548

1,212

.35

.35

NOTE 24 -NEW ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (FAS 161).  FAS 161 is an amendment of FASB 133, “Accounting for Derivative Instruments and Hedging Activities”, and is intended to improve financial reporting transparency regarding derivative instruments and hedging activities.  FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged.  The Corporation is currently evaluating the impact of FAS 161, but does not believe that it will have a material impact on the consolidated financial statements.

Also in December 2008, the FASB issued Staff Position FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.  FIN 46(R)-8 does not apply to the Corporation.  FAS 140-4 requires public entities to provide enhanced disclosures about the transfer of financial assets including securitization or asset-based financing arrangements, any restrictions on assets reported that relate to a transferred financial asst and how servicing assets and servicing liabilities are reported.  The disclosures are effective for the first reporting period (interim or annual) ending after December 31, 2008.  The Corporation does not expect the adoption of FAS 140-4 will have a significant impact on the consolidated financial statements.

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

               DIRECTOR

              DIRECTOR

NAME

AGE

 SINCE

NAME

AGE

 SINCE

Robert L. Benroth

46

2003

David P. Roach

58

2001

Putnam County Auditor

Vice-President/GM, First Family Broadcasting of Ohio

Robert L. Dillhoff

62

2001

Daniel W. Schutt

61

2005

Retired Administrator, Department of Transportation

President/CEO

James N. Reynolds

71

2000

R. Steven Unverferth

2005

Chairman, Retired Banker

President, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel

66

2000

Farmer, Rigel Farms, Inc.

DIRECTORS – THE UNION BANK COMPANY

DIRECTOR

DIRECTOR

NAME

AGE

 SINCE (a)

NAME

AGE

 SINCE (a)

Robert L. Benroth

46

2001

H. Edward Rigel

   66

   1979

Putnam County Auditor

Farmer, Rigel Farms, Inc.

Robert L. Dillhoff

62

1991

David P. Roach

58

1997

Retired Administrator, Dept. of Transportation

Vice-President/GM, First Family Broadcasting of Ohio

Herbert H. Huffman

1993

Robert M. Schulte, Sr.

76

1994

Retired - Educator

Businessman/Spherion Services

Kevin L. Lammon

54

1996

Daniel W. Schutt

2005

Insurance and Real Estate Sales

Chairman, President and Chief Executive Officer

William R. Perry

50

1990

R. Steven Unverferth

56

1993

Farmer

President, Unverferth Manufacturing Corporation, Inc

James N. Reynolds

1966

Brian D. Young

42

2008

Retired Banker

Chief Financial Officer, Executive Vice President

(a) Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.

OFFICERS – UNITED BANCSHARES, INC.

James N. Reynolds – Chairman       Daniel W. Schutt – President / Chief Executive Officer

Heather M. Oatman – Secretary       Brian D. Young – Chief Financial Officer, EVP & Treasurer

OFFICERS – THE UNION BANK COMPANY

Daniel W. Schutt - President/CEO/Chairman
Brian D. Young - Executive Vice President/CFO

Nancianne Carroll	Senior Vice President	Lewis R. Renollet	Senior Vice President
Ronald J. McNeely	Senior Vice President	Norman V. Schnipke	Senior Vice President
Heather M. Oatman	Senior Vice President, Sec.

Mark G. Honigford	Vice President	Jeffrey L. Point	Vice President
Dana F. Lawrence	Vice President	Ricardo Rosado	Vice President
Max E. Long	Vice President	Mary L. Schroeder	Vice President
Donald W. Miller	Vice President	Barry J. von der Embse	Vice President
John P. Miller	Vice President

Amy E. Blankemeyer	Assistant Vice President	Amy E. Reese	Assistant Vice President
Kimberly K. Dray	Assistant Vice President	Kevin E. Rice	Assistant Vice President
Vicky K. Gilbert	Assistant Vice President	Gary G. Ricker	Assistant Vice President
Erin W. Hardesty	Assistant Vice President	M. Chris Sanderson	Assistant Vice President
Elizabeth A. Kahlenberg	Assistant Vice President	Deborah R. Soldenwagner	Assistant Vice President
Kimberly J. Kandik	Assistant Vice President	Craig R. Stechschulte	Assistant Vice President
Amy L. Laibe	Assistant Vice President	Theresa A. Stein-Moenter	Assistant Vice President
Doris A. Neumeier	Assistant Vice President	Kimberly S. Verhoff	Assistant Vice President
Brent D. Nussbaum	Assistant Vice President	Troy M. Verhoff	Assistant Vice President
James C. Osmon	Assistant Vice President	Vikki L. Williams	Assistant Vice President
Peter J. Rafaniello	Assistant Vice President	Lisa D. Wiswasser	Assistant Vice President
Rose Ann Recker	Assistant Vice President

Patricia S. Christman	Accounting Officer	Jane M. Stirn	Assistant Manager of
Amy C. Felter	Controller		Loan Operations
April L. Olmstead	Senior Credit Analyst	LeAnn Wilkins	Mortgage Underwriter

56