Form 10-K, Exhibit 13
period 2009-12-31
UNITED BANCSHARES INC/OH
filed 2010-03-26
CIK 1087456

Table of Contents

Page

President’s Letter……………………………………………………………………

1

Market Price and Dividends on Common Stock……………………………………..

2

Five-Year Summary of Selected Financial Data…………………………………….

3

Management’s Discussion and Analysis of

         Financial Condition and Results of Operations ……………………………….

4

Report of Independent Registered Public Accounting Firm ………………………….

20

Financial Statements

Consolidated Balance Sheets………………………………………………….

21

Consolidated Statements of Income…………………………………………...

22

Consolidated Statements of Shareholders’ Equity…………………………….

23

Consolidated Statements of Cash Flows………………………………………

24

Notes to Consolidated Financial Statements………………………………………...

26

Directors and Officers……………………………………………………………….

58

Employee Anniversaries…………………………………………………………….

60

Dear Shareholder:

As I mentioned in last year’s shareholders letter, 2009, like 2008, proved to be a difficult year. During the past year, the Bank recorded net loan charge-offs of $5.9 million and ended the year with $4.8 million in the allowance for loan losses.  The charge-offs exceeded the previous year by $4.7 million.  The good news is that the Corporation was still able to produce $2.9 million in net income, or $0.84 per share.  The ability to generate this income allowed the Corporation to pay dividends at the same level as 2008.

The primary reason that the Corporation was able to perform as it did was the ability to limit the increase in non-interest expenses, which increased slightly from $14.46 million in 2008 to $14.48 million in 2009, or 0.11%.  This was accomplished despite an industry-wide increase in the FDIC insurance assessment, which resulted in a $1.1 million increase in FDIC assessments for the Corporation in 2009 compared to 2008.  Our ability to control non-interest expenses is a tribute to our entire staff.  Non-interest income also increased $1.8 million from the previous year, primarily due to a $1.0 million increase in the gain on the sale of mortgage loans in the secondary market.

The Corporation announced toward the end of 2009 that we are expanding into the Findlay market.  We were fortunate to be able to purchase an existing branch from another financial institution.  The location of this office is 1500 Bright Road in Findlay, Ohio.  It is expected that this office will become a part of our branch network by the end of the first quarter of 2010.  We are very pleased with this addition and believe it adds value to the franchise.

As many of you realize, the strength of the economy continues to remain a concern for 2010.  It has, and will continue to take a great deal of effort to manage through the expected economic challenges.  The management of the Corporation is committed to working through this current cycle.  As an organization, we are committed to our shareholders, customers and employees, and as always, your continued support is greatly appreciated.

Respectfully,

Daniel W. Schutt

President & CEO

UNITED BANCSHARES, INC.

DESCRIPTION OF THE CORPORATION

United Bancshares, Inc., an Ohio corporation (the “Corporation”), is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  The Corporation was incorporated and organized in 1985.  The executive offices of the Corporation are located at 100 S. High Street, Columbus Grove, Ohio 45830.  Following the merger of the Company’s other two bank subsidiaries into The Union Bank Company, Columbus Grove, Ohio (“Bank”) in March 2003, the Company is now a one-bank holding company, as that term is defined by the Federal Reserve Board.  Effective February 1, 2007, the Bank formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio.  The operations of UBC are located in Wilmington, Delaware. Effective December 4, 2009, the Bank formed a wholly-owned subsidiary, UBC Property, Inc. to hold and manage property that was acquired in lieu of foreclosure.  Through its subsidiary, the Bank, the Corporation is engaged in the business of commercial banking and offers a full range of commercial banking services.

Union is an Ohio state-chartered bank, which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  From January 2000 to March 2001, the Corporation’s common stock was traded on the Nasdaq Over-The-Counter Bulletin Board.  Prior to January 2000, there was no established public trading market for United Bancshares, Inc. common stock.  As of February 28, 2010, the common stock was held by 1,546 shareholders of record.  Below are the trading highs and lows for the periods noted.

Year 2009

 High

  Low

First Quarter

$10.41

$  8.01

Second Quarter

  11.75

    8.50

Third Quarter

  12.00

  10.10

Fourth Quarter

  11.34

    8.40

Year 2008

 High

  Low

First Quarter

$14.66

$12.57

Second Quarter

  14.39

  14.39

Third Quarter

  12.87

  12.10

Fourth Quarter

  11.00

    9.30

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

   2009

  2008

First Quarter

  $  .15

  $  .15

Second Quarter

      .15

      .15

Third Quarter

      .15

      .15

Fourth Quarter

      .15

      .15

Total

  $  .60

  $  .60

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary

United Bancshares, Inc.

100 S. High Street

Columbus Grove, Ohio 45830

419-659-2141

UNITED BANCSHARES, INC.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

Years ended December 31,
2009	2008	2007	2006	2005
(Dollars in thousands, except per share data)

Statements of income:
Total interest income	$ 32,867	$ 35,208	$ 34,849	$ 32,790	$ 30,058
Total interest expense	12,317	15,795	17,431	15,427	11,980
Net interest income	20,550	19,413	17,418	17,363	18,078
Provision for loan losses	7,525	2,195	625	340	612

Net interest income after
provision for loan losses	13,025	17,218	16,793	17,023	17,466
Total non-interest income	4,492	2,674	2,965	3,157	2,611
Total non-interest expenses	14,478	14,462	14,018	14,001	14,222
Income before federal income taxes	3,039	5,430	5,740	6,179	5,855
Federal income taxes	156	1,011	1,161	1,252	1,233

Net income	$ 2,883	$ 4,419	$ 4,579	$ 4,927	$ 4,622
Per share of common stock:
Net income - basic	$ 0.84	$ 1.28	$ 1.30	$ 1.37	$ 1.26
Dividends	0.60	0.60	0.56	0.52	0.48
Book value	15.76	14.72	13.99	12.93	12.09

Average shares outstanding – basic	3,443,093	3,447,536	3,527,093	3,598,747	3,674,352

Year end balances:
Loans (1)	$ 407,815	$ 418,385	$ 359,560	$ 335,549	$ 310,005
Securities (2)	143,480	141,392	142,607	172,778	187,791
Total assets	616,405	616,064	547,975	550,375	536,209
Deposits	469,668	464,792	393,203	377,430	356,921
Shareholders' equity	54,279	50,660	48,819	46,152	43,793

Average balances:
Loans (1)	417,913	400,823	345,532	323,802	311,107
Securities (2)	139,373	133,409	155,773	180,572	200,903
Total assets	612,943	600,749	549,694	543,247	548,463
Deposits	462,742	443,174	386,572	361,670	365,142
Shareholders' equity	52,862	49,795	47,270	44,212	44,208

Selected ratios:
Net yield on average interest-earning
assets (3)	3.75%	3.64%	3.61%	3.63%	3.67%
Return on average assets	0.47%	0.74%	0.83%	0.91%	0.84%
Return on average shareholders equity	5.45%	8.87%	9.69%	11.14%	10.46%
Net loan charge-offs as a percentage
of average outstanding net loans	1.42%	0.31%	0.19%	0.19%	0.24%
Allowance for loan losses as a
percentage of year end loans	1.18%	0.76%	0.62%	0.68%	0.82%
Shareholders' equity as a percentage of
total assets	8.81%	8.22%	8.91%	8.39%	8.17%

Notes:
1)	Includes loans held for sale.
2)	Includes Federal Home Loan Bank Stock.
3)	Net yield on average interest-earning assets was computed on a tax-equivalent basis.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc.

PERFORMANCE SUMMARY

Consolidated net income for United Bancshares, Inc. (the “Corporation”) and its wholly-owned subsidiary, The Union Bank Company (the “Bank”), was $2.9 million in 2009 compared to $4.4 million in 2008 and $4.6 million in 2007.

Net income in 2009 as compared to 2008 was unfavorably impacted by a $5.3 million increase in the provision for loan losses, and favorably impacted by a $1.1 million increase in net interest income, a $1.8 million increase in non-interest income, and an $855,000 decrease in the provision for federal income taxes.  The increase in the provision for loan losses is more fully explained in the “Provision for Loan Losses and the Allowance for Loan Losses” section.  The increase in net interest income is due to an improvement in the Corporation’s net interest margin from 3.64% in 2008 to 3.75% in 2009, as well as a slight increase in the level of average interest-earning assets in 2009 as compared to 2008.  The increase in non-interest income is largely attributable to secondary market lending activities.  The decrease in federal income taxes is reflective of the decrease in the Corporation’s income before federal income taxes.

The Corporation’s return on average assets was .47% in 2009, compared to .74% in 2008, and .83% in 2007. The Corporation’s return on average shareholders’ equity was 5.45% in 2009, 8.87% in 2008, and 9.69% in 2007.  Basic net income per share was $0.84 in 2009, a decrease of $.44 per share from $1.28 in 2008.  Basic net income per share was $1.28 in 2008, a decrease of $.02 per share from $1.30 in 2007.  Changes in these amounts from year to year were generally reflective of changes in the level of net income.

The Corporation’s assets increased slightly to $616.4 million at December 31, 2009, compared to $616.1 million at December 31, 2008.  Loans (including loans held for sale) decreased $10.6 million, or 2.6%, to $407.8 million at December 31, 2009, compared to $418.4 million at December 31, 2008.  The decrease in loans resulted from continued soft loan demand in the Corporation’s market area, the selling of substantially all fixed rate mortgage loans originated in 2009, and $5.9 million of net loan charge-offs recognized in 2009.  Deposits increased $4.9 million, or 1.1%, to $469.7 million at December 31, 2009, from $464.8 million at December 31, 2008.  Shareholders' equity at December 31, 2009 was $54.3 million, a 7.2% increase compared to $50.7 million at December 31, 2008.

RESULTS OF OPERATIONS – 2009 Compared to 2008

Net Interest Income

Net interest income, which represents the revenue generated from interest-earning assets in excess of the interest cost of funding those assets, is the Corporation's principal source of income.  Net interest income is influenced by market interest rate conditions and the volume and mix of interest-earning assets and interest-bearing liabilities.  Many external factors affect net interest income and typically include the strength of client loan demand, client preference for individual deposit account products, competitors’ loan and deposit product offerings, the national and local economic climates, and Federal Reserve monetary policy.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2009 Compared to 2008 (CONTINUED)

Net Interest Income, Continued

Net interest income for 2009 was $20.6 million, an increase of $1.1 million (5.9%) from 2008.  The increase in net interest income was primarily due to an overall increase in the Corporation’s net margin.  The average yield on loans for 2009 decreased to 6.04% compared to 7.15% in 2008, and the average rate on interest-bearing liabilities decreased to 2.41% in 2009 from 3.12% in 2008.  The net effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, increasing in 2009 to 3.75% from 3.64% in 2008.

Provision for Loan Losses and the Allowance for Loan Losses

The Corporation’s loan policy provides guidelines for managing both credit risk and asset quality.  The policy details acceptable lending practices, establishes loan-grading classifications, and prescribes the use of a loan review process.  The Bank has a credit administration department that performs regular credit file reviews which facilitate the timely identification of problem or potential problem credits, ensure sound credit decisions, and assist in the determination of the allowance for loan losses.  The Bank also engages an outside credit review firm to supplement the credit analysis function and to provide an independent assessment of the loan review process.  The loan policy, loan review process, and credit analysis function facilitate management's evaluation of the credit risk inherent in the lending function.

As mentioned, ongoing reviews are performed to identify potential problem and nonperforming loans and also provide in-depth analysis with respect to the quarterly allowance for loan losses calculation.  Part of this analysis involves accessing the need for specific reserves relative to impaired loans.  This evaluation typically includes a review of the recent performance history of the credit, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower’s future financial performance.  Loans are considered impaired when, based upon the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement.  Impaired loans are recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate.  Given that the Bank’s impaired loans are typically collateralized by real estate or other borrower assets, the fair value of individual impaired loans is most often based upon the underlying collateral value.  Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

To determine the allowance for loan losses, the Bank prepares a detailed analysis that focuses on delinquency trends, the status of nonperforming loans (i.e., impaired, nonaccrual, restructured, and past due 90 days or more), current and historical trends of charged-off loans within each loan category (i.e., commercial, real estate, and consumer), existing local and national economic conditions, and changes within the volume and mix in each loan category.  Higher loss rates are applied in calculating the allowance for loan losses relating to potential problem loans.  The loss rates are periodically evaluated considering historic loss rates in the respective potential problem loan categories (i.e., special mention, substandard, doubtful) and current trends.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2009 Compared to 2008 (CONTINUED)

Provision for Loan Losses and the Allowance for Loan Losses, Continued

Regular provisions are made in amounts sufficient to maintain the balance in the allowance for loan losses at a level considered by management to be adequate for losses within the portfolio.  Even though management uses all available information to assess possible loan losses, future additions or reductions to the allowance may be required as changes occur in economic conditions and specific borrower circumstances.  The regulatory agencies that periodically review the Bank’s allowance for loan losses may also require additions to the allowance or the charge-off of specific loans based upon the information available to them at the time of their examinations.

The allowance for loan losses at December 31, 2009 was $4.8 million, or 1.18% of total loans, compared to $3.2 million, or 0.76% of total loans at December 31, 2008.  The change in the allowance for loan losses during 2009 included a $7.5 million provision for loan losses charged to operations and  loan charge-offs, net of recoveries, of $5.9 million.

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses of $7.5 million in 2009 compares to a provision of $2.2 million in 2008.  The significant increase in the provision for loan losses in 2009, as compared to 2008, resulted from many factors, including an increase in the level of net loan charge-offs ($5.9 million in 2009 compared to $1.2 million in 2008) and an increase in the level of problem and potential problem loans.  Net loan charge-offs in 2009 included $3.6 million relating to a commercial credit whose business operations ceased during the fourth quarter of 2009.

The Bank considers a loan to be impaired when it becomes probable that the Bank will be unable to collect under the contractual terms of the loan, based on current information and events.  Impaired loans, principally consisting of commercial and commercial real estate credits, amounted to $13.2 million at December 31, 2009 compared to $5.6 million at December 31, 2008, an increase of $7.6 million.  Impaired loans at December 31, 2009, included $8.2 million of loans with no specific reserves included in the allowance for loan losses and $5.0 million of loans with specific reserves of $1.2 million included in the Bank’s December 31, 2009 allowance for loan losses.  Impaired loans at December 31, 2009 with no specific reserve, includes $3.5 million of loans which were charged down during 2009.  The $5.6 million of impaired loans at December 31, 2008 included $5.4 million of loans with $1.1 million of specific reserves included in the December 31, 2008 allowance for loan losses.

In addition to impaired loans, the Bank had other potential problem credits of $28.0 million at December 31, 2009 compared to $15.7 million at December 31, 2008, an increase of $12.3 million (78.3%).  The Bank’s credit administration department continues to closely monitor these credits.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2009 Compared to 2008 (CONTINUED)

Non-Interest Income

Total non-interest income increased $1.8 million (68.0%) to $4.5 million in 2009 from $2.7 million in 2008.  With the exception of securities gains and losses, most of the components of non-interest income are recurring, although certain components are more susceptible to change than others.  Net securities gains increased slightly in 2009 to $129,000 compared to $49,000 in 2008.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance.  Service charges on deposit accounts decreased $184,000 (12.1%) to $1,331,000 in 2009 compared to $1,515,000 in 2008.  This decrease appears to largely be attributable to changes in customer savings patterns.

The Bank has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans.  During 2009, the net gain on sale of loans was $1,376,000, including $612,000 of capitalized servicing rights.  The net gain on sale of loans was $346,000 in 2008, including $147,000 of capitalized servicing rights.  The significant increase in the net gain on sale of loans was attributable to the dramatic increase in loan sales activities between the two years with loan sales in 2009 amounting to $65.6 million compared to $16.0 million in 2008.  Much of this activity occurred during the first and second quarters of 2009 and resulted from the significant decline in long-term mortgage interest rates that occurred during the latter part of the fourth quarter of 2008.  Despite the significant loan sales activity experienced during 2009, the Bank’s serviced portfolio remained relatively unchanged increasing only $2.6 million to $190.1 million at December 31, 2009, which is evidence of the significant impact borrower refinancing had on the 2009 loan sales activity.

The Bank reports its mortgage servicing rights using the fair value measurement method.  As a result, the Corporation recognized a $195,000 increase in the fair value of mortgage servicing rights during 2009, compared to a $649,000 decrease in the fair value of mortgage servicing rights in 2008, a comparative $844,000 positive impact on income before income taxes.  Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights.  While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period. However, due to declines in the secondary market mortgage rates experienced during the fourth quarter of 2008, the prepayment assumptions used in determining the fair value of servicing at December 31, 2008 was 630 compared to 244 at December 31, 2007 which largely contributed to the significant decline in fair value of servicing experienced in 2008.  As long-term mortgage rates stabilized in 2009, the prepayment assumptions returned to a more normal level of 300 at December 31, 2009.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2009 Compared to 2008 (CONTINUED)

Non-Interest Expenses

Total non-interest expenses amounted to $14,479,000 in 2009, compared to $14,463,000 in 2008, an increase of $16,000 (0.1%).  Non-interest expenses for 2009 included a $1,077,000 increase in the Bank’s Federal Deposit Insurance Corporation (FDIC) expense.  The Bank also experienced an increase in professional fees of $134,000 (24.3%) with much of the increase resulting from loan collection costs.   Conversely, the Corporation experienced decreases in several non-interest expense categories during 2009 as compared to 2008, including OREO and other asset impairment costs ($340,000); ATM processing and other fees ($223,000); salaries, wages, and employee benefits ($197,000); dealer reserve ($98,000); advertising ($71,000); seminars and training ($66,000); and franchise tax ($48,000).

The significant increase in FDIC premium assessments was due to increased deposit premium rates as well as the FDIC Special Assessment ruling issued on May 22, 2009, which required all insured depository institutions to pay a special assessment equal to the lesser of 5 basis points on total assets less Tier 1 capital, or 10 basis points on total deposits.  The decrease in salaries and wages was largely related to decreases in bonuses and other discretionary compensation.  The significant components of other operating expenses are summarized in Note 12 to the consolidated financial statements.

Provision for Income Taxes

The provision for income taxes for 2009 was $156,000, an effective tax rate of 5.1%, compared to $1,011,000 in 2008, an effective rate of 18.6%.  The significant decrease in the effective tax rate in 2009, as compared to 2008, primarily resulted from tax-exempt sources of income from securities and life insurance earnings comprising 82.6% of income before income taxes in 2009 compared to 44.3% in 2008.  For the year ended December 31, 2009, the Corporation was subject to alternative minimum tax of $294,000.  The Corporation can recover the resulting alternative minimum tax credits in the future to the extent regular tax exceeds the alternative minimum tax.

FINANCIAL POSITION – 2009 Compared to 2008

Securities

Management monitors the earnings performance and liquidity of the securities portfolio on a regular basis through Asset/Liability Committee (“ALCO”) meetings.  As a result, all securities, except Federal Home Loan Bank of Cincinnati (FHLB) stock, have been designated as available-for-sale and may be sold if needed for liquidity, asset-liability management or other reasons.  Such securities are reported at fair value, with any net unrealized gains or losses reported as a separate component of shareholders’ equity, net of related income taxes.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

FINANCIAL POSITION – 2009 Compared to 2008 (CONTINUED)

Securities, Continued

Securities, including FHLB stock, totaled $143.5 million at December 31, 2009 compared to $141.4 million at December 31, 2009, an increase of $2.1 million (1.5%).  The amortized cost of the securities portfolio actually decreased $2.1 million due to sales and maturities of securities exceeding purchases in 2009.  However, the Bank experienced net unrealized gains on securities of $4.2 million during 2009.

The Bank is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB. FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment.  There were no purchases or sales of FHLB stock during 2009.

At December 31, 2009, net unrealized gains on available-for-sale securities, net of income taxes, amounted to $2.4 million compared to net unrealized losses on available for sale securities, net of income taxes, of $412,000 at December 31, 2008.  At December 31, 2009, the Bank held 33 securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $26.9 million and $464,000, respectively.  Management has considered the current interest rate environment, typical volatilities in the bond market, and the Bank’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

Loans

At December 31, 2009, total loans (including loans held for sale) amounted to $407.9 million compared to $418.4 million at December 31, 2008, a decrease of $10.5 million (2.5%).  Most categories within the loan portfolio decreased during 2009, with residential real estate loans decreasing $22.5 million (17.3%), agriculture loans decreasing $3.6 million (4.9%), and consumer loans decreasing $5.8 million (29.7%).  Commercial loans increased $21.7 million (11.2%).  The overall decrease in the loan portfolio is attributable to continued slow economic conditions experienced throughout the Corporation’s market area and tightening credit underwriting standards.  The decrease in consumer loans is partially due to the continued residual effect of the Corporation’s decision to cease indirect automobile lending as of June 30, 2008.

Other Assets

During 2009, other real estate owned (OREO) increased $4.9 million to $5.2 million at December 31, 2009, compared to $250,000 at December 31, 2008.  This increase was primarily attributable to a real estate development loan client who ceased operations during the fourth quarter of 2009.  In December 2009, the Bank accepted from the customer deeds in lieu of foreclosure to various residential and non-residential real estate properties resulting in a $3.6 million transfer to OREO.  During 2009, the Bank sold various properties from OREO and recognized a write-down on a property held in OREO at December 31, 2009, resulting in an overall loss on sale or write-down of OREO of $30,000.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

FINANCIAL POSITION – 2009 Compared to 2008 (CONTINUED)

Other Assets, Continued

On September 29, 2009, the FDIC adopted a Notice of Proposed Rulemaking (NPR) mandating that insured depository institutions prepay their quarterly risk-based assessments to the FDIC for the fourth quarter of 2009 and for all of years 2010 through 2012 on December 30, 2009 when they pay their risk-based assessment for the third quarter of 2009.  The assessments are expected to address the FDIC’s short-term liquidity needs. While the FDIC may use the prepaid premiums to pay resolution costs, the FDIC cannot immediately include the premiums in the calculation of the deposit insurance fund reserve.  Under the plan, each depository institution would record the entire amount of its prepayment as an asset, and each depository would record an expense for its calculated regular quarterly assessment and a credit to the prepaid asset until the asset is exhausted.  Accordingly, as of December 31, 2009, the Bank had prepaid FDIC assessments of $2.6 million to relating to years 2010 through 2012 and such amount was included in other assets.

Deposits

Total deposits at December 31, 2009 amounted to $469.7 million, an increase of $4.9 million (1.1%) compared with total deposits of $464.8 million at December 31, 2008.  Of this increase, $4.0 million was related to non-interest bearing deposits.  The change in deposits during 2009 also included a decrease of $20.0 million in brokered deposits.  At December 31, 2009, brokered deposits amounted to $15.0 million, or 3.2% of total deposits.

Other Borrowings

The Bank also utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth and periodic deposit shrinkage.  Other borrowings, consisting of FHLB advances and customer repurchase agreements, amounted to $77.9 million at December 31, 2009, compared to $86.3 million at December 31, 2008, a decrease of $8.3 million (10.7%).  This decrease in other borrowings included a $9.5 million decrease in FHLB borrowings and the maturity during 2009 of a $5.0 million security sold under agreement to repurchase that was outstanding at December 31, 2008, offset by a $6.2 million increase in customer repurchase agreements.

RESULTS OF OPERATIONS – 2008 Compared to 2007

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

RESULTS OF OPERATIONS – 2008 Compared to 2007 (CONTINUED)

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

Total non-interest income decreased $290,000 (9.8%) to $2.7 million in 2008 from $3.0 million in 2007. Significant non-recurring components of non-interest income include a gain from the sale of the Bank’s credit card portfolio of $355,000 in 2007, and security gains (losses) which had a positive impact of $275,000 on income before income taxes in 2008 with the Bank recognizing net securities gains of $49,000 in 2008 compared to net security losses of $226,000 in 2007.  Service charges on deposit accounts increased $43,000 (2.9%) to $1,515,000 in 2008 compared to $1,472,000 in 2007.

The net gain on sale of residential real estate loans increased $16,000 to $346,000 in 2008 from $330,000 in 2007 due to increased loan origination volume.  During 2008, the Bank sold $16.0 million of residential real estate loans compared to $14.6 million in 2007.  The increased loan sales activity in 2008 resulted from lower interest rates, especially during the latter part of the year, which caused an increase in refinancing and mortgage loan origination activity.  Net gain on sale of loans included $147,000 of capitalized servicing rights in 2008 and $153,000 of capitalized servicing rights in 2007.

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

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

FINANCIAL POSITION – 2008 Compared to 2007

Securities, including FHLB stock, totaled $141.4 million at December 31, 2008, representing a decrease of $1.2 million (0.8%) from the comparative total of $142.6 million at December 31, 2007.  There were no purchases or sales of FHLB stock during 2008.

At December 31, 2008, net unrealized losses on available-for-sale securities, net of income taxes, amounted to $412,000.  At December 31, 2008, the Bank held 76 securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $43.4 million and $2.2 million, respectively. Management considered the current interest rate environment, typical volatilities in the bond market, and the Bank’s liquidity needs in the near term in concluding that the impairment on these securities was temporary.

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity.  A discussion of cash flows for 2009, 2008, and 2007 follows.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

LIQUIDITY (CONTINUED)

The Corporation generated cash from operating activities of $5.6 million in 2009, $8.3 million in 2008, and $7.1 million in 2007.

Net cash flows from investing activities amounted to $1.7 million in 2009, $(60.9) million in 2008, and $4.9 million in 2007.  The only significant investing cash flow activities in 2009 included $2.3 million of net cash inflows from securities proceeds (sales and maturities) net of purchases, and $710,000 to fund net loan growth. Investing cash outflows of $60.4 million in 2008 were used to fund loan growth.  Other significant investing cash flow activities in 2008 included $1.7 million of net cash inflows from securities activity, and $2.5 million of premises and equipment purchases.  Most of the 2008 premises and equipment additions were related to the re-construction of the Bank’s Ottawa branch office and the purchase and renovation of the Bank’s new Lima Shawnee branch office.  Cash flows used for investing activities in 2007 included $26.8 million of loan portfolio growth offset by $31.1 million in proceeds from the sales or maturities of available-for-sale securities, net of related purchases.

Net cash flows from financing activities amounted to $(5.5) million in 2009, $63.2 million in 2008, and $(9.2) million in 2007.  Net cash used in financing activities in 2009 primarily resulted from an $8.3 million net reduction in other borrowings and the payment of $2.1 million ($.60 per share) of cash dividends, offset by customer deposit growth of $4.9 million.  Deposit growth provided a $71.6 million financing funding source in 2008.  Cash outflows from financing activities in 2008 included a $5.6 million net reduction in other borrowings, $775,000 for the purchase of 55,000 shares of stock under the Corporation’s stock buyback program, and the payment of $2.1 million ($.60 per share) of cash dividends.  The use of cash flow for financing activities in 2007 primarily resulted from a $21.8 million net reduction in other borrowings, $1.3 million for the purchase of 86,500 shares of stock under the Corporation’s stock buyback program, and the payment of $2.0 million ($.56 per share) of cash dividends, offset by customer deposit growth of $15.8 million.

ASSET LIABILITY MANAGEMENT

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities.  The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”.  An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”.  This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease.  An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”.  This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap at December 31, 2009 is approximately 90% which means the Bank has more liabilities than it does assets re-pricing within one year.

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

The Corporation’s most significant accounting policies are presented in Note 1 to the consolidated financial statements.  These policies, along with other disclosures presented in the Notes to Consolidated Financial Statements and Management’s Discussion and Analysis, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined.  Management has identified the determination of the allowance for loan losses, and the valuation of goodwill and mortgage servicing rights as the areas that require the most subjective and complex estimates, assumptions and judgments and, as such, could be the most subjective to revision as new information becomes available.

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

Management considers the valuation of goodwill resulting from the 2003 Gibsonburg and Pemberville branch acquisitions through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions. Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2009 which supported management’s assessment that no impairment adjustments to goodwill were warranted.  To date, none of the goodwill evaluations have revealed the need for an impairment charge. Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2009.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Mortgage servicing rights are recognized when acquired through sale of mortgage loans and are reported at fair value.  Changes in fair value are reported in net income for the period the changes occur.  The Bank generally estimates fair value for servicing rights based on the present value of future expected cash flows, using management’s best estimates of the key assumptions – credit losses, prepayment speeds, servicing costs, and discount rates commensurate with the risks involved. The Bank has engaged an independent consultant to calculate the fair value of mortgage servicing rights on a quarterly basis.  Management regularly reviews the calculation, including assumptions used in making the calculation and discusses with the consultant. Management also reconciles information used by the consultant, with respect to the Bank’s serviced portfolio, to the Bank’s accounting records.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

A summary of new accounting standards adopted or subject to adoption in 2009, as well as newly-issued but not effective accounting standards at December 31, 2009, is presented in Note 2 to the consolidated financial statements.  In addition, the Corporation adopted the provisions of FASB ASC 820-10, with respect to disclosure of fair value measurements for nonfinancial assets and liabilities as more fully disclosed in Note 20 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes loan commitments, including letters of credit, as of December 31, 2009:

	Amount of commitment to expire per period
	Total Amount	Less than 1 year	1 - 3 years	4 – 5 years	Over 5 years
		(Dollars in thousands)
Type of commitment
Commercial lines-of-credit	$34,344	$32,974	$319	$-	$1,051
Real estate lines-of-credit	31,918	1,612	9,672	4,682	15,952
Consumer lines-of-credit	9	9	-	-	-
Letters of Credit	1,067	1,067
Guarantees	-	-	-	-	-

Total commitments	$67,338	$35,662	$9,991	$4,682	$17,003

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS (CONTINUED)

As indicated in the preceding table, the Corporation had $67.3 million in total loan commitments at December 31, 2009, with $35.7 million of that amount expiring within one year.  All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted.  Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement.  The commercial and consumer lines represent both unsecured and secured obligations.  The real estate lines are secured by mortgages in residential and nonresidential property.  Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes.  It is anticipated that a significant portion of these lines will expire without being drawn upon.

The following table summarizes the Corporation’s contractual obligations as of December 31, 2009:

	Payments due by period
	Total Amount	Less than 1 year	1 - 3 years	4 – 5 years	Over 5 years
		(Dollars in thousands)
Contractual obligations
Long-term debt	$76,450	$21,532	$27,055	$32	$27,831
Capital leases	-	-	-	-	-
Operating leases	-	-	-	-	-
Unconditional purchase obligations	-	-	-	-	-
Other long-term liabilities reflected under GAAP	317	12	31	38	236

Total obligations	$76,767	$21,544	$27,086	$70	$28,067

Long-term debt presented in the preceding table is comprised of $66.1 million in borrowings from the FHLB, and $10.3 million from the issuance of junior subordinated deferrable interest debentures.

FHLB borrowings include notes that require monthly interest payments, with principal on most issues due at maturity.  The remaining FHLB issues require monthly principal payments as disclosed in Note 10 to the consolidated financial statements. FHLB borrowings include $54.6 million in advances with fixed interest rates and $11.5 million in advances with variable interest rates.  While the variable rate obligations may be prepaid without penalty, certain of the fixed rate obligations have variable options, that stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment.  As a note matures, the Bank evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay-off or renew the note.  The evaluation process typically includes the strength of current and projected customer loan demand, the current federal funds sold or purchased position, projected cash flows from maturing securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for deposit product offerings.  Fixed rate advances include $22.5 million in advances that can be put back at the option of the FHLB.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS (CONTINUED)

The other long-term liabilities reflected under GAAP, as noted in the preceding table, represents the Bank’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits as more fully described in Note 15 of the consolidated financial statements.  At December 31, 2009, the net present value of future deferred compensation payments amounted to $317,000.  Such amount is included in other liabilities in the December 31, 2009 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2009.  The Corporation has certain operating lease obligations, including photocopying equipment, which is considered immaterial and not included in the preceding table.  The Bank also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $616,000 at December 31, 2009 for supplemental retirement benefits.  Since substantially all participants under the plan are still active, it is not possible to determine the terms of the contractual obligations and, consequently, such liability is not included in the table.

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

The Corporation monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates.  This analysis is performed by estimating the expected cash flows of the Corporation’s financial instruments using interest rates in effect at year-end.  For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Corporation’s financial instruments.  Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates.  For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows.  The Corporation applies these interest rate “shocks” to its financial instruments up and down 200 basis points.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (CONTINUED)

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2009:

Change in Interest Rates (basis points)	Percentage Change in Net Interest Income	Percentage Change in Net Income

+200	-0.6%	-0.5%
-200	-4.5%	-13.0%

Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 0.6% and net income would decrease by 0.5%.  A 200bp decrease in interest rates would decrease net interest income by 4.5% and decrease net income by 13.0%. Management does not expect any significant adverse effect to net interest income in 2010 based on the composition of the portfolio and anticipated trends in rates.

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

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, the Emergency Economic Stabilization Act of 2008 (“EESA”) was signed into law on October 3, 2008.  The EESA authorizes the U.S. Treasury Department (“Treasury”) to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.  The EESA also provides a temporary increase in deposit insurance coverage from $100,000 to $250,000 per insured account until December 31, 2013.

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

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and its subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and its subsidiary as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/   CLIFTON GUNDERSON LLP

Toledo, Ohio

March 26, 2010

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008

ASSETS	2009	2008

CASH AND CASH EQUIVALENTS
Cash and due from banks	$ 8,547,737	$ 18,554,222
Interest-bearing deposits in other banks	18,775,271	6,932,446
Federal funds sold	56,881	135,625

Total cash and cash equivalents	27,379,889	25,622,293

SECURITIES, available-for-sale	138,586,362	136,498,302
FEDERAL HOME LOAN BANK STOCK, at cost	4,893,800	4,893,800
LOANS HELD FOR SALE	-	241,838

LOANS	407,814,923	418,143,370
Less allowance for loan losses	4,803,595	3,198,130

Net loans	403,011,328	414,945,240

PREMISES AND EQUIPMENT, net	9,132,248	9,296,614
GOODWILL	7,282,013	7,282,013
CORE DEPOSIT INTANGIBLE ASSET, net	63,575	317,555
CASH SURRENDER VALUE OF LIFE INSURANCE	12,401,984	11,889,832
OTHER REAL ESTATE OWNED	5,170,635	250,000
OTHER ASSETS, including accrued interest receivable	8,483,600	4,826,496

TOTAL ASSETS	$ 616,405,434	$ 616,063,983

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$ 45,665,777	$ 41,710,057
Interest-bearing	424,002,707	423,081,587

Total deposits	469,668,484	464,791,644

Other borrowings	77,906,588	86,252,383
Junior subordinated deferrable interest debentures	10,300,000	10,300,000
Other liabilities	4,251,257	4,060,241

Total liabilities	562,126,329	565,404,268

SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00. Authorized 10,000,000
shares; issued 3,760,557 shares	3,760,557	3,760,557
Surplus	14,659,661	14,659,661
Retained earnings	38,343,134	37,528,026
Accumulated other comprehensive income (loss)	2,359,821	(412,304)
Treasury stock, at cost, 316,008 shares in 2009
and 318,894 shares in 2008	(4,844,068)	(4,876,225)

Total shareholders’ equity	54,279,105	50,659,715

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 616,405,434	$ 616,063,983

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
INTEREST INCOME
Loans, including fees	$ 26,567,451	$ 28,671,468	$ 27,244,143
Securities:
Taxable	4,259,284	4,208,541	5,383,263
Tax-exempt	1,997,099	1,911,630	1,848,089
Other	43,241	416,252	373,249

Total interest income	32,867,075	35,207,891	34,848,744

INTEREST EXPENSE
Deposits	8,801,736	11,114,853	12,002,116
Borrowings	3,515,156	4,680,343	5,428,500

Total interest expense	12,316,892	15,795,196	17,430,616

Net interest income	20,550,183	19,412,695	17,418,128

PROVISION FOR LOAN LOSSES	7,525,000	2,195,000	625,000

Net interest income after provision for loan losses	13,025,183	17,217,695	16,793,128

NON-INTEREST INCOME
Service charges on deposit accounts	1,331,379	1,515,441	1,471,797
Gain on sale of loans	1,375,729	346,267	329,584
Gain from sale of credit card portfolio	-	-	355,366
Net securities gains (losses)	129,493	49,055	(226,416)
Change in fair value of mortgage servicing rights	195,101	(649,091)	(363,943)
Increase in cash surrender value of life insurance	512,152	493,051	447,691
Other operating income	948,121	919,684	950,604

Total non-interest income	4,491,975	2,674,407	2,964,683

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	7,430,903	7,627,730	7,241,102
Occupancy expenses	1,435,041	1,430,037	1,508,337
Other operating expenses	5,612,618	5,404,738	5,267,994

Total non-interest expenses	14,478,562	14,462,505	14,017,433

Income before income taxes	3,038,596	5,429,597	5,740,378

PROVISION FOR INCOME TAXES	156,000	1,011,000	1,161,000
NET INCOME	$ 2,882,596	$ 4,418,597	$ 4,579,378

NET INCOME PER SHARE (basic and diluted)	$ .84	$ 1.28	$ 1.30

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2009, 2008, and 2007

	Common stock	Surplus	Retained earnings	Accumulated other compre- hensive income (loss)	Treasury stock	Total
BALANCE AT DECEMBER 31, 2006	$ 3,760,557	$ 14,659,661	$ 32,072,536	$ (1,352,031)	$ (2,988,235)	$ 46,152,488

Cumulative effect of change in accounting principle, net of income taxes	-	-	519,152	-	-	519,152

Comprehensive income:
Net income	-	-	4,579,378	-	-	4,579,378
Change in net unrealized loss, net of reclassification adjustments and income taxes	-	-	-	775,966	-	775,966
Total comprehensive income						5,355,344
Sale of 7,856 treasury shares	-	-	(14,355)	-	122,512	108,157
Purchase of 86,500 shares	-	-	-	-	(1,347,150)	(1,347,150)
Cash dividends declared, $.56 per share	-	-	(1,969,407)	-	-	(1,969,407)

BALANCE AT DECEMBER 31, 2007	3,760,557	14,659,661	35,187,304	(576,065)	(4,212,873)	48,818,584

Comprehensive income:
Net income	-	-	4,418,597	-	-	4,418,597
Change in net unrealized loss, net of reclassification adjustments and income taxes	-	-	-	163,761	-	163,761
Total comprehensive income						4,582,358
Sale of 7,258 treasury shares	-	-	(13,189)	-	111,898	98,709
Purchase of 55,000 shares	-	-	-	-	(775,250)	(775,250)
Cash dividends declared, $0.60 per share	-	-	(2,064,686)	-	-	(2,064,686)

BALANCE AT DECEMBER 31, 2008	3,760,557	14,659,661	37,528,026	(412,304)	(4,876,225)	50,659,715

Comprehensive income:
Net income	-	-	2,882,596	-	-	2,882,596
Change in net unrealized gain (loss), net of reclassification adjustments and income taxes	-	-	-	2,772,125	-	2,772,125
Total comprehensive income						5,654,721
Sale of 2,103 treasury shares	-	-	(1,525)	-	32,157	30,632
Cash dividends declared, $0.60 per share	-	-	(2,065,963)	-	-	(2,065,963)

BALANCE AT DECEMBER 31, 2009	$ 3,760,557	$ 14,659,661	$ 38,343,134	$ 2,359,821	$ (4,844,068)	$ 54,279,105

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 2,882,596	$ 4,418,597	$ 4,579,378
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	984,573	1,127,182	1,242,859
Credit for accrued compensation – stock options	-	(11,286)	(42,141)
Deferred income taxes	(280,565)	(543,362)	(202,482)
Provision for loan losses	7,525,000	2,195,000	625,000
Gain on sale of loans	(1,375,729)	(346,267)	(329,584)
Gain from sale of credit card portfolio	-	-	(355,366)
Net securities losses (gains)	(129,493)	(49,055)	226,416
Change in fair value of mortgage servicing rights	(195,101)	649,091	363,943
Federal Home Loan Bank stock dividends	-	(190,700)	-
Loss (gain) on sale or write-down of other real estate owned	29,911	68,716	(38,421)
Increase in cash surrender value of life insurance	(512,152)	(493,051)	(447,691)
Net accretion of security premiums and discounts	(21,986)	(9,578)	(20,658)
Provision for deferred compensation	107,371	144,988	66,450
Loss (gain) on disposal or write-down of premises and equipment and other assets	(2,472)	275,925	70,512
Proceeds from sale of loans held-for-sale	66,651,013	16,300,343	14,845,905
Originations of loans held-for-sale	(65,645,945)	(15,992,527)	(14,593,279)
Decrease (increase) in other assets	(3,411,864)	248,732	549,280
Increase (decrease) in other liabilities	(1,045,014)	502,285	509,978

Net cash provided by operating activities	5,560,143	8,295,033	7,050,099

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	3,228,921	1,565,930	15,303,741
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	29,800,007	28,149,767	17,791,602
Purchases of available-for-sale securities	(30,765,319)	(28,002,858)	(1,955,062)
Proceeds from sale of credit card portfolio	-	-	1,671,538
Net increase in loans	(710,284)	(60,379,189)	(26,280,256)
Proceeds from sale of premises and equipment	39,471	15,634	100,344
Proceeds from sale of other real estate owned	168,650	179,299	241,421
Proceeds from sale of former branch	187,240	-	-
Insurance proceeds from casualty loss	145,000	-	-
Purchases of premises and equipment	(371,339)	(2,464,385)	(1,944,256)

Net cash provided by (used in) investing activities	1,722,347	(60,935,802)	4,929,072

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	$ 4,876,840	$ 71,588,401	$ 15,773,370
Other borrowings:
Proceeds	5,000,000	37,000,000	22,500,000
Repayments	(19,513,729)	(45,684,111)	(46,593,130)
Change in customer repurchase agreements	6,167,934	3,048,587	2,329,998
Purchase of common stock	-	(775,250)	(1,347,150)
Proceeds from sale of treasury shares	30,632	98,709	108,157
Payments of deferred compensation	(20,608)	(27,802)	(12,414)
Cash dividends paid	(2,065,963)	(2,064,686)	(1,969,407)

Net cash provided by (used in) financing activities	(5,524,894)	63,183,848	(9,210,576)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,757,596	10,543,079	2,768,595

CASH AND CASH EQUIVALENTS
At beginning of year	25,622,293	15,079,214	12,310,619

At end of year	$ 27,379,889	$ 25,622,293	$ 15,079,214

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$ 12,909,515	$ 15,678,869	$ 17,363,004

Federal income taxes	$ 1,500,000	$ 1,655,000	$ 1,000,000

Non-cash operating activity: Change in deferred income taxes on net unrealized loss on available-for-sale securities	$ (1,428,065)	$ (84,362)	$ (399,740)

Cumulative effect of change in accounting principle – adjust mortgage servicing rights to fair value, net of deferred income taxes	$ -	$ -	$ 519,152

Non-cash investing activities:
Transfer of loans to other real
estate owned	$ 5,119,196	$ 140,740	$ 148,000

Transfer of premises classified as held for sale to other assets	$ -	$ 320,309	$ -

Change in net unrealized gain or loss on available-for-sale securities	$ 4,200,190	$ 248,123	$ 1,175,706

The accompanying notes are an integral part of the financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the “Corporation”) was incorporated in 1985 in the state of Ohio as a single-bank holding company for The Union Bank Company (the “Bank”).  The Corporation subsequently acquired the Bank of Leipsic Company (“Leipsic”) in 2000 and Citizens Bank of Delphos (“Citizens”) in 2001.  The Bank acquired the Gibsonburg and Pemberville, Ohio branch offices of RFC Banking Company in 2003.  Effective February 1, 2007, the Bank formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio.  The operations of UBC are located in Wilmington, Delaware.  Effective December 4, 2009, the Bank formed a wholly-owned subsidiary, UBC Property, Inc. to hold and manage its other real estate owned portfolio.  The Corporation, through its wholly-owned subsidiary, the Bank, operates in one industry segment, the commercial banking industry.

The Bank, organized in 1904 as an Ohio-chartered bank, is headquartered in Columbus Grove, Ohio, with branch offices in Bowling Green, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville Ohio.

The primary source of revenue of the Bank is providing loans to customers primarily located in Northwestern and West Central Ohio.  Such customers are predominately small and middle-market businesses and individuals.

Significant accounting policies followed by the Corporation are presented below.

Use of Estimates in Preparing Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period.  Actual results could differ from those estimates.  The estimates most susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of servicing assets and goodwill.

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

Restrictions on Cash

The Bank was required to maintain cash on hand or on deposit with the Federal Reserve Bank in the amount of $358,000 at December 31, 2009 and $389,000 at December 31, 2008 to meet regulatory reserve and clearing requirements.

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

The allowance consists of specific, general and unallocated components.  The specific component relates to impaired loans when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers classified loans (substandard or special mention) without specific reserves, as well as non-classified loans, and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Other Real Estate Owned

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

Capitalized servicing rights are reported at fair value and changes in fair value are reported in net income for the period the change occurs.

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

Premises and equipment is reviewed for impairment when events indicate the carrying amount may not be recoverable from future undiscounted cash flows.  If impaired, premises and equipment is recorded at fair value and any corresponding write-downs are charged against current year earnings.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill and Core Deposit Intangible Asset

Goodwill arising from the Gibsonburg and Pemberville branch acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred.  The core deposit intangible asset, resulting from the Gibsonburg and Pemberville branch acquisitions, was determined to have a definite life and is being amortized on a straight-line basis over seven years through March 2010.

Supplemental Retirement Benefits

Annual provisions are made for the estimated liability for accumulated supplemental retirement benefits under agreements with certain officers and directors.  These provisions are determined based on the terms of the agreements, as well as certain assumptions, including estimated service periods and discount rates.

Advertising Costs

All advertising costs are expensed as incurred.

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

The Bank is not currently subject to state or local income taxes.

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

The weighted average number of shares used for the years ended December 31, 2009, 2008 and 2007 were as follows:

	2009	2008	2007

Basic	3,443,093	3,447,536	3,527,093

Diluted	3,443,283	3,448,467	3,527,729

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

Rate Lock Commitments

Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments.  The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments).  Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives.  Accordingly, such commitments, along with any related fees received from potential borrowers, are to be recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.  At December 31, 2009 and 2008, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements.

Fair Values Of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 21.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued.  Events or transactions occurring after December 31, 2009, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2009, have been recognized in the financial statements for the year ended December 31, 2009.  Events or transactions that provided evidence about conditions that did not exist at December 31, 2009 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2009.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

In June 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2009-01 (formerly FASB No. 168), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles.  The Accounting Standards Codification (ASC) is the single source of authoritative non-governmental U.S. Generally Accepted Accounting Principles (GAAP).  The ASC does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place.  All existing accounting standard documents are superseded and all other accounting literature not included in the Codification is considered nonauthoritative.  The ASC was effective for financial statements issued for periods ending after September 15, 2009.  The adoption of ASU No. 2009-01 did not have any impact on the consolidated results of operations or financial position of the Corporation as it only required changes to GAAP references in the financial statements.

ASC 815-10 expands disclosure requirements for derivative instruments and hedging activities and is intended to improve financial reporting transparency regarding derivative instruments and hedging activities.  ASC 815-10 is effective for financial statements issued for fiscal years beginning after November 15, 2008.  The adoption of the requirements of ASC 815-10 did not have a material impact on the Corporation’s consolidated financial statements.

ASC 320-10 amends existing guidance for determining whether impairment is other-than-temporary for debt securities.  The ASC requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis.  If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings.  For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive income.  Additionally, the ASC expands and increases the frequency of existing disclosures about other-than-temporary impairments for debt and equity securities.  The adoption of ASC 320-10 in 2009 had no impact on the Corporation’s consolidated financial statements since the Bank had no securities considered to have other-than-temporary impairment.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

ASC 820-10-65 emphasizes that even if there has been a significant decrease in the volume and level of activity, the objective of a fair value measurement remains the same.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants.  ASC 820-10-65 provides a number of factors to consider when evaluating whether there has been a significant decrease in the volume and level of activity for an asset or liability in relation to normal market activity.  In addition, when transactions or quoted prices are not considered orderly, adjustments to those prices based on the weight of available information may be needed to determine the appropriate fair value.  ASC 820-10-65 also requires increased disclosures.  ASC 820-10-65 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively.  There was no impact on the consolidated financial statements of the Corporation as a result of the adoption of ASC 820-10-65 during the second quarter of 2009.

ASC 860-10 addresses accounting for transfers of financial assets.  Among other requirements, the ASC removes the concept of a qualifying special-purpose entity and removes the exception from applying consolidation of variable interest entities to qualifying special-purpose entities.  The objective is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  The Corporation is required to adopt ASC 860-10 effective January 1, 2010.  Among other things, ASC 860-10 applies to any transfer of financial assets, which for the Corporation primarily relates to loan participations sold.  The adoption is not expected to have a material impact on the Corporation’s consolidated financial statements.

NOTE 3 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2009 and 2008 are as follows:

	2009		2008
	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-sale:
U.S. Government and agencies	$ 3,993,013	$ 3,982,760	$ -	$ -
Obligations of states and political subdivisions	46,757,381	47,828,791	47,296,096	46,522,557
Mortgage-backed	83,758,593	86,270,563	89,325,021	89,475,746
Other	501,888	504,248	501,888	499,999

Total	$135,010,875	$138,586,362	$137,123,005	$136,498,302

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

A summary of unrealized gains and losses on investment securities at December 31, 2009 and 2008 follows:

	2009		2008
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
Available-for-sale:
U.S. Government and agencies	$ -	$10,253	$ -	$ -
Obligations of states and political subdivisions	1,280,274	208,864	330,224	1,103,763
Mortgage-backed	2,756,975	245,005	1,282,487	1,131,762
Other	2,360	-	-	1,889

Total	$ 4,039,609	$ 464,122	$ 1,612,711	$ 2,237,414

The amortized cost and fair value of securities at December 31, 2009, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value
Due in one year or less	$ 1,359,479	$ 1,392,893
Due after one year through five years	6,761,785	7,081,058
Due after five years through ten years	21,639,342	22,312,942
Due after ten years	104,748,381	107,295,221
Other securities having no maturity date	501,888	504,248

Total	$135,010,875	$138,586,362

Securities with a carrying value of approximately $77,579,000 at December 31, 2009 and $90,153,000 at December 31, 2008 were pledged to secure public deposits and for other purposes as required or permitted by law, including those described in Note 10.

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:

	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2009	Unrealized losses	Fair value	Unrealized Losses	Fair value	Unrealized losses	Fair value
U.S. Government and agencies	$10,253	$1,988,760	$ -	$ -	$10,253	$1,988,760
Obligations of states and political subdivisions	69,987	7,810,566	138,877	3,159,180	208,864	10,969,746
Mortgage-backed	74,689	8,053,841	170,316	5,914,022	245,005	13,967,863

Total temporarily impaired securities	$154,929	$17,853,167	$309,193	$9,073,202	$464,122	$26,926,369

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2008	Unrealized losses	Fair value	Unrealized Losses	Fair value	Unrealized losses	Fair value
Obligations of states and political subdivisions	$1,080,385	$22,266,312	$ 23,378	$ 364,622	$1,103,763	$22,630,934
Mortgage-backed	712,045	14,482,783	419,717	6,331,491	1,131,762	20,814,274

Total temporarily impaired securities	$1,792,430	$36,749,095	$ 443,095	$6,696,113	$2,235,525	$43,445,208

There were 33 securities in an unrealized loss position at December 31, 2009, 12 of which were in a continuous unrealized loss position for twelve months or more.  Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and volatility in the bond market in concluding that the unrealized losses as of December 31, 2009 were primarily the result of customary and expected fluctuations in the bond market.  As a result, all security impairments as of December 31, 2009 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $130,600 in 2009, $50,887 in 2008, and $181 in 2007, with the income tax provision applicable to such gains amounting to $44,404 in 2009, $17,301 in 2008, and $62 in 2007.  Gross realized losses from sale of securities amounted to $1,107 in 2009, $1,832 in 2008, and $226,597 in 2007 with related income tax effect of $376 in 2009, $623 in 2008 and $77,043 in 2007.

NOTE 4 - LOANS

Loans at December 31, 2009 and 2008 consist of the following:

	2009	2008

Residential real estate	$ 107,515,138	$ 130,047,210
Commercial	215,457,166	193,781,134
Agriculture	71,027,689	74,651,951
Consumer	13,814,930	19,663,075

Total loans	$ 407,814,923	$ 418,143,370

In March 2007, the Bank entered into an agreement to sell its credit card portfolio.  Under the terms of the agreement, the buyer will service the credit card portfolio and provide the Bank's former credit card customers with credit cards branded with the Bank's name.  Based on the proceeds received under the terms of the agreement, the Bank recognized a gain from sale of the credit card portfolio of $355,366 in 2007.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Fixed rate loans approximated $70,088,000 at December 31, 2009 and $83,364,000 at December 31, 2008, including loans classified as held-for-sale.  Certain commercial and agricultural loans are secured by real estate.

Impaired loans were as follows as of December 31, 2009 and 2008:

	2009	2008

Loans with no allowance for loan losses allocated	$ 8,166,619	$ 184,791
Loans with allowance for loan losses allocated	5,009,477	5,403,077

Total impaired loans	$ 13,176,096	$ 5,587,868

Amount of the allowance allocated to impaired loans	$ 1,228,814	$ 1,054,518

The following is a summary of the activity in the allowance for loan losses of impaired loans, which is a part of the Bank’s overall allowance for loan losses summarized in Note 5, for the years ended December 31, 2009, 2008, and 2007:

	2009	2008	2007

Balance at beginning of year	$ 1,054,518	$ 366,500	$ 286,093
Provision charged to operations	5,640,681	1,281,943	195,151
Loans charged-off	(5,466,385)	(593,925)	(114,744)

Balance at end of year	$ 1,228,814	$ 1,054,518	$ 366,500

No additional funds are committed to be advanced in connection with impaired loans.

The average balance of impaired loans approximated $7,851,000 in 2009, $3,617,000 in 2008, and $2,649,000 in 2007.  There was no interest income recognized by the Bank on impaired loans on an accrual or cash basis during 2009, 2008, and 2007.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank.  Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Bank, including the interest rate charged and collateralization.  Such loans amounted to $3,353,452 and $3,988,374 at December 31, 2009 and 2008, respectively.  The following is a summary of activity during 2009, 2008, and 2007 for such loans:

	2009	2008	2007

Beginning of year	$ 3,988,374	$ 3,657,288	$ 3,835,612
Additions	1,999,262	629,002	294,523
Repayments	(2,634,184)	(297,916)	(472,847)

End of year	$ 3,353,452	$ 3,988,374	$ 3,657,288

Additions and repayments include loan renewals, as well as net borrowings and repayments under revolving lines-of-credit.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Most of the Bank’s lending activities are with customers located in Northwestern and West Central Ohio.  As of December 31, 2009 and 2008, the Bank’s loans from borrowers in the agriculture industry represent the single largest industry and amounted to $71,027,689 and $74,651,951, respectively.  Agriculture loans are generally secured by property, equipment, livestock and crop income.  Repayment is primarily expected from cash flow generated through the harvest and sale of crops; milk production for dairy products; or the breeding, development, and sale of livestock.  Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock.  Credit losses arising from the Bank’s lending experience in the agriculture industry compare favorably with the Bank’s loss experience on their loan portfolio as a whole.  Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

Loans on non-accrual of interest approximated $12,937,000 and $3,074,000 at December 31, 2009 and 2008, respectively.  Loans past due 90 days or more and still accruing interest approximated $2,456,000 and $2,387,000 at December 31, 2009 and 2008, respectively.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007

Balance at beginning of year	$ 3,198,130	$ 2,232,708	$ 2,275,486
Provision charged to operations	7,525,000	2,195,000	625,000
Loans charged-off	(6,276,801)	(1,538,749)	(923,307)
Recoveries of loans charged-off	357,266	309,171	255,529

Total	$ 4,803,595	$ 3,198,130	$ 2,232,708

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2009 and 2008:

	2009	2008

Land and improvements	$ 2,076,054	$ 2,106,258
Buildings	8,301,950	8,190,046
Equipment	3,942,779	4,348,399

	14,320,783	14,644,703
Less accumulated depreciation	5,188,535	5,348,089

Premises and equipment, net	$ 9,132,248	$ 9,296,614

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT (CONTINUED)

During 2008, the Bank opened a new branch office on the southwestern side of Lima and closed its downtown Lima branch office.  As a result of closing the facility, the Bank recognized an impairment loss of $235,000 in 2008.  The cost of the facility, net of the impairment loss, was included in other assets at December 31, 2008 since the facility was being held for sale.  In January 2009, the Bank received $145,000 of insurance proceeds from water damage to the property and such amount was applied against the property’s net carrying value.  The property was sold in December 2009, and the Bank received net proceeds of $187,240, resulting in a gain on sale of $5,576.

Depreciation expense amounted to $493,130 in 2009, $458,814 in 2008 and $546,157 in 2007.

NOTE 7 - PREPAID FDIC ASSESSMENTS

On September 29, 2009, the FDIC adopted a Notice of Proposed Rule making it mandatory that insured depository institutions prepay their quarterly risk-based assessments to the FDIC on December 30, 2009 for the fourth quarter of 2009 and for the years 2010 through 2012. As a result, the Bank had prepaid FDIC assessments amounting to $2,623,998 at December 31, 2009, representing assessments paid in 2009 for the years 2010 through 2012, and such amount is included in other assets in the accompanying 2009 consolidated balance sheet.

NOTE 8 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others approximated $188,702,000 and $187,534,000 at December 31, 2009 and 2008, respectively.

Effective January 1, 2007, the Bank elected to record its mortgage servicing rights using the fair value measurement method and as a result recorded a cumulative effect adjustment to retained earnings of $519,152 representing the difference between fair value and carrying value of the mortgage servicing rights at January 1, 2007 of $786,594, net of deferred income taxes of $267,442.  Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets.

Significant assumptions used in determining the fair value of servicing rights as of December 31, 2009 and 2008 include:

Prepayment assumptions:

Based on the PSA Standard Prepayment Model

Internal rate of return:

8% to 10%

Servicing costs:

$40 – $55 per loan, annually, increased at the rate

of $1 per 1% delinquency based on loan count

Inflation rate of servicing costs:

3%

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – SERVICING (CONTINUED)

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007

Fair value at beginning of year	$ 703,388	$ 1,531,225	$ 2,070,433
Capitalized servicing rights – new loan sales	612,499	146,966	152,646
Disposals (amortization based on loan payments and payoffs)	(237,463)	(325,712)	(327,911)
Change in fair value	195,101	(649,091)	(363,943)

Fair value at end of year	$ 1,273,525	$ 703,388	$ 1,531,225

The change in fair value of servicing rights for the year ended December 31, 2008 resulted from changes in external market conditions, including conditions that dramatically increased prepayment assumptions, which is a key valuation input used in determining the fair value of servicing.  While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period.  However, due to the declines in the secondary market mortgage rates experienced during the fourth quarter of 2008, the prepayment assumptions used in determining the fair value of servicing at December 31, 2008 was 630 compared to 300 at December 31, 2009 and 244 at December 31, 2007.

NOTE 9 - DEPOSITS

Time deposits at December 31, 2009 and 2008 include individual deposits of $100,000 or more approximating $41,111,000 and $71,931,000, respectively.  Interest expense on time deposits of $100,000 or more approximated $1,282,000 for 2009, $2,202,000 for 2008, and $1,763,000 for 2007.  Time deposits at December 31, 2009 and 2008 include brokered deposits approximating $14,990,000 and $34,990,000, respectively.  Interest expense on brokered deposits approximated $1,019,000 in 2009, $1,142,000 in 2008 and $572,000 in 2007.

At December 31, 2009, time deposits approximated $277,351,000 and were scheduled to mature as follows: 2010, $152,217,000; 2011, $53,043,000; 2012, $57,488,000; 2013, $2,830,000; 2014, $10,961,000 and thereafter, $812,000.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2009 and 2008:

	2009	2008
Federal Home Loan Bank borrowings:
Secured note, with interest at 3.25%, due March 6, 2009	$ -	$ 4,000,000
Secured $2,500,000 term note with interest at 3.08%, with monthly principal and interest payments of $45,011, through May 1, 2009	-	223,331
Secured $2,500,000 term note with interest at 3.08%, with monthly principal and interest payments of $45,011, through May 1, 2009	-	223,331
Secured note, with interest at 1.34%, due July 3, 2009	-	5,000,000
Secured note, with interest at 1.30%, due December 4, 2009	-	5,000,000
Secured note, with interest at 1.95%, due June 4, 2010	5,000,000	5,000,000
Secured note, with interest at 6.55% due June 16, 2010	6,500,000	6,500,000
Secured note, with interest at 3.61%, due July 16, 2010	5,000,000	5,000,000
Secured note, with interest at 6.46%, due July 28, 2010	5,000,000	5,000,000
Secured note, with interest at 4.28%, due June 24, 2011	17,000,000	17,000,000
Secured note, with interest at 2.18%, due July 3, 2012	5,000,000	-
Secured note, with interest at 4.25% through February 28, 2008, thereafter putable back at the option of the holder, due August 28, 2012	5,000,000	5,000,000
Secured note, with interest at 4.20% through February 28, 2008, thereafter putable back at the option of the holder, due February 28, 2017	10,000,000	10,000,000
Secured note, with interest at 3.95% through September 11, 2008, thereafter putable back at the option of the holder, due September 11, 2017	7,500,000	7,500,000
Advances secured by individual residential mortgages under blanket agreement	150,497	217,564

Total Federal Home Loan Bank borrowings	66,150,497	75,664,226

Security sold under agreement to repurchase –
4.01%, due October 13, 2009	-	5,000,000

Customer repurchase agreements with an average
outstanding rate of .68% at December 31, 2009 and 2008	11,756,091	5,588,157

Total other borrowings	$ 77,906,588	$ 86,252,383

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – OTHER BORROWINGS (CONTINUED)

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock, securities with an aggregate carrying value approximating $19,229,000 and eligible mortgage loans approximating $107,075,000 at December 31, 2009.  Interest on advances outstanding at December 31, 2009 secured by individual mortgages under blanket agreement ranged from 5.62% to 8.80%, with varying maturities through July 2019.  At December 31, 2009, the Bank had $9,100,000 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

Securities sold under agreements to repurchase are secured by securities with an aggregate carrying value approximating $5,006,000 at December 31, 2008 (none at December 31, 2009). The Bank may be required to provide additional collateral based on the fair value of the underlying securities.

Future contractual maturities of other borrowings, excluding short-term customer repurchase agreements, are as follows at December 31, 2009:  2010, $21,532,056; 2011, $17,028,564; 2012, $10,026,882; 2013, $17,494; 2014, $14,312 and thereafter, $17,531,189.

NOTE 11 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation.  United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures.  United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation.  The debentures have a stated maturity date of March 26, 2033.  As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option.  The interest rate of the debentures was fixed at 6.40% for a five-year period through March 26, 2008.  Effective March 27, 2008, interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 3.52% at December 31, 2009 and 4.62% at December 31, 2008, with interest payable quarterly.  The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.  Interest expense on the debentures amounted to $409,971 in 2009, $626,897 in 2008 and $640,000 in 2007, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007

Data processing	$ 586,143	$ 598,547	$ 895,688
Professional fees	683,860	550,374	486,477
Franchise tax	522,909	570,468	561,434
Advertising	339,246	410,406	381,524
ATM processing and other fees	144,606	367,339	276,020
Amortization of core deposit intangible asset	253,980	253,980	253,980
Postage	192,138	186,894	182,108
Stationery and supplies	123,899	140,208	156,104
Loss on disposal or write-down of premises and equipment	-	275,925	70,512
FDIC assessment	1,150,962	74,099	45,366
Loan closing fees	154,230	152,330	141,635
Internet banking expense	181,640	140,976	127,764
Other	1,279,005	1,683,192	1,689,382

Total other operating expenses	$ 5,612,618	$ 5,404,738	$ 5,267,994

NOTE 13 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2009, 2008 and 2007:

	2009	2008	2007
Unrealized holding gains on
available-for-sale securities	$ 4,329,683	$ 297,178	$ 949,290
Reclassification adjustments for net securities
losses (gains) realized in income	(129,493)	(49,055)	226,416

Net unrealized gains	4,200,190	248,123	1,175,706

Tax effect	1,428,065	84,362	399,740

Net-of-tax amount	$ 2,772,125	$ 163,761	$ 775,966

NOTE 14 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2009, 2008 and 2007 consist of the following:

	2009	2008	2007

Current	$ 436,565	$ 1,554,362	$ 1,363,482
Deferred	(280,565)	(543,362)	(202,482)

Total provision for income taxes	$ 156,000	$ 1,011,000	$ 1,161,000

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (CONTINUED)

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

	2009	2008	2007

Expected tax using statutory tax rate of 34%	$ 1,033,100	$ 1,846,100	$ 1,951,700
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal
securities and political subdivision loans	(706,800)	(666,800)	(644,000)
Interest expense associated with carrying
certain state and municipal securities
and political subdivision loans	8,600	76,400	93,100
Increase in cash value of life insurance
policies	(174,100)	(167,600)	(152,200)
Deductible dividends paid to United
Bancshares, Inc. ESOP	(61,700)	(54,500)	(47,400)
Other, net	56,900	(22,600)	(40,200)

Total provision for income taxes	$ 156,000	$ 1,011,000	$ 1,161,000

The deferred income tax credit of $280,565 in 2009, $543,362 in 2008, and $202,482 in 2007 resulted from the tax effects of temporary differences.  There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are presented below:

	2009	2008
Deferred tax assets:
Unrealized loss on securities available-for-sale	$ -	$ 212,399
Allowance for loan losses	1,671,200	1,125,200
Deferred compensation	317,400	287,900
Alternative minimum tax credits	293,700	-
Accrued expenses and other	472,866	474,101
Total deferred tax assets	2,755,166	2,099,600
Deferred tax liabilities:
Unrealized gain on securities available-for-sale	1,215,666	-
Federal Home Loan Bank stock dividends	877,500	877,500
Capitalized mortgage servicing rights	433,000	239,200
Depreciation and amortization	1,187,500	770,700
Other	43,000	66,200
Total deferred tax liabilities	3,756,666	1,953,600

Net deferred tax assets (liabilities)	$(1,001,500)	$ 146,000

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (CONTINUED)

Net deferred tax assets (liabilities) at December 31, 2009 and 2008 are included in other assets (liabilities) in the consolidated balance sheets.

At December 31, 2009, the Corporation has available alternative minimum tax credit carryforwards of approximately $293,700 which may be utilized in the future to the extent computed regular tax exceeds the alternative minimum tax.

Management believes it is more likely than not that the benefit of deferred tax assets will be realized.  Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2009 and 2008.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2009	$154,200
Additions based on tax positions related to the current year	48,800
Additions for tax positions of prior years	-
Reductions for tax positions of prior years	-
Reductions due to the statute of limitation	-
Settlements	-

Balance at December 31, 2009	$ 203,000

The Corporation had unrecognized tax benefits of $203,000 and $154,200 at December 31, 2009 and 2008, respectively.  Additions based on tax positions related to the current year amounted to $48,800 in 2009, $71,900 in 2008 and $82,300 in 2007.  Such unrecognized tax benefits, if recognized, would favorably affect the effective income tax rate in future periods. The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

The amount of accrued interest related to the Corporation’s uncertain tax positions was $8,100 at December 31, 2009 and $2,600 at December 31, 2008, respectively.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2006.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation and Bank sponsor a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions.  The plan permits the investing in the Corporation’s stock subject to certain limitations.  Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations.  The Corporation and Bank make discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations.  Contribution expense for the plan amounted to $487,745, $491,502, and $465,329, in 2009, 2008, and 2007, respectively.  At December 31, 2009, the Plan owned 317,441 shares of the Corporation’s common stock.

The Bank also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies.  In connection with the policies, the Bank has provided an estimated liability for accumulated supplemental retirement benefits amounting to $616,307 at December 31, 2009 and $518,353 at December 31, 2008 which is included in other liabilities in the accompanying consolidated balance sheets.  The Bank has also purchased split-dollar life insurance policies for investment purposes to fund other employee benefit plans.  The combined cash values of these policies aggregated $11,851,036 and $11,358,947 at December 31, 2009 and 2008, respectively.

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan.  The Corporation sold from treasury 2,103 shares in 2009, 7,258 shares in 2008, and 7,856 shares in 2007 under the plan.

The Bank has an agreement with Leipsic’s former President, who is the Corporation’s current Chairman of the Board of Directors, to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years commencing upon retirement effective December 31, 2001.  At December 31, 2009 and 2008, the net present value (based on the 12% discount rate in effect at the time of origination of the agreement) of future deferred compensation payments amounted to $317,235 and $328,426, respectively.  Such amounts are included in other liabilities in the December 31, 2009 and 2008 consolidated balance sheets.  A split-dollar life insurance policy has been purchased and is available to fund a portion of the future deferred compensation payments.  The cash value of the policy amounted to $550,948 and $530,885 at December 31, 2009 and 2008, respectively.

The Chief Executive Officer and Chief Financial Officer of the Corporation have employment agreements which provide certain compensation and benefits as specified in the agreements. On January 14, 2010, the Corporation entered into a change of control agreement with the Chief Executive Officer which, among other things, provides for certain compensation and other benefits if a change of control exists as defined in the agreement.  The agreement of the Chief Financial Officer provides for certain compensation and benefits should any triggering events occur, as specified in the agreement, including change of control or termination without cause.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - STOCK OPTIONS

The following summarizes stock options activity for the years ended December 31, 2009, 2008 and 2007:

	2009		2008		2007
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at
beginning of year	5,146	$9.66	12,006	$12.95	12,006	12.95
Expired	-	-	(6,860)	15.42	-	-

Outstanding and
exercisable
at end of year	5,146	$ 9.66	5,146	$ 9.66	12,006	$ 12.95

Options outstanding at December 31, 2009 are all at an exercise price of $9.66 and expire May 5, 2010.

In connection with its acquisition in March 2001 of Citizens, the Corporation issued options to certain directors and a senior officer of Citizens under the terms of Citizens’ Amended and Restated Stock-Based Incentive Plan (the “Plan”).  The Plan provides that options may be exercised through an “alternative option payment mechanism” referred to in the Plan as using “pyramiding transactions” where options are exercised, the shares gained through the exercise rate are tendered back to the Corporation as payment for a greater number of options, and the process is repeated as needed until all options are exercised.  Ultimately, the holder of the option ends up with a lower number of shares than exercised but at essentially no cash outlay.  All outstanding options could be exercised through the alternative payment method as of December 31, 2009 and 2008, but did not have any fair value.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2009 and 2008:

	Contract amount
	2009	2008

Commitments to extend credit	$ 66,271,000	$ 85,792,000

Letters of credit	$ 1,067,000	$ 1,845,000

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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration.  All letters of credit outstanding at December 31, 2009 expire in 2010.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Bank requires collateral supporting these commitments when deemed necessary.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2009 and 2008, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2009, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – REGULATORY MATTERS (CONTINUED)

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2009 and 2008 are presented in the following table:

Minimum to be

well capitalized

Minimum

under prompt

capital

corrective

     Actual

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in Thousands)

As of December 31, 2009

Total Capital (to Risk-

Weighted Assets)

Consolidated

$

59,549

12.7%

$

37,546

> 8.0%

N/A

N/A

Bank

55,134

11.8%

37,436

> 8.0%

$

46,795

10.0%

Tier I Capital (to Risk-

Weighted Assets)

Consolidated

$

54,745

11.7%

$

18,773

> 4.0%

N/A

N/A

Bank

50,330

10.8%

18,718

> 4.0%

$

28,077

6.0%

Tier I Capital (to

Average Assets)

Consolidated

$

54,745

9.2%

$

23,848

> 4.0%

N/A

N/A

Bank

50,330

8.3%

24,194

> 4.0%

$

30,243

5.0%

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 is as follows:

Condensed Balance Sheets	2009	2008

Assets:
Cash	$ 2,800,432	$ 2,418,309
Investment in bank subsidiary	60,163,521	57,003,816
Premises and equipment, net of accumulated depreciation	420,504	446,126
Other assets, including income taxes receivable from bank
subsidiary of $873,103 in 2009 and $799,870 in 2008	1,313,827	1,210,029

Total assets	$ 64,698,284	$ 61,078,280

Liabilities:
Accrued expenses	$ 119,179	$ 118,565
Junior subordinated deferrable interest debentures	10,300,000	10,300,000

Total liabilities	10,419,179	10,418,565

Shareholders’ equity:
Common stock	3,760,557	3,760,557
Surplus	14,659,661	14,659,661
Retained earnings	38,343,134	37,528,026
Accumulated other comprehensive income (loss)	2,359,821	(412,304)
Treasury stock, at cost	(4,844,068)	(4,876,225)

Total shareholders’ equity	54,279,105	50,659,715

Total liabilities and shareholders’ equity	$64,698,284	$61,078,280

Condensed Statements of Income	2009	2008	2007

Income – including dividends from bank subsidiary	$ 3,006,657	$ 3,000,000	$ 3,016,595
Expenses – interest expense, professional fees and other expenses, net of federal income tax benefit	(511,641)	(642,937)	(678,129)

Income before equity in undistributed net income of bank subsidiary	2,495,016	2,357,063	2,338,466

Equity in undistributed net income of bank subsidiaries	387,580	2,061,534	2,240,912

Net income	$ 2,882,596	$ 4,418,597	$ 4,579,378

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows	2009	2008	2007

Cash flows from operating activities: Net income	$ 2,882,596	$ 4,418,597	$ 4,579,378
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(387,580)	(2,061,534)	(2,240,912)
Provision (credit) for accrued compensation – stock options	-	(11,286)	(42,141)
Depreciation and amortization	25,622	39,038	79,348
Decrease (increase) in other assets	(103,798)	(600,189)	193,117
Increase (decrease) in accrued expenses	614	(36,436)	32,847

Net cash provided by operating activities	2,417,454	1,748,190	2,601,637

Cash flows from investing activity – proceeds
from sale of security	-	-	51,121

Cash flows from financing activities:
Purchase of common stock	-	(775,250)	(1,347,150)
Proceeds from sale of treasury shares	30,632	98,709	108,157
Cash dividends paid	(2,065,963)	(2,064,686)	(1,969,407)

Net cash used in financing activities	(2,035,331)	(2,741,227)	(3,208,400)

Net increase (decrease) in cash	382,123	(993,037)	(555,642)

Cash at beginning of the year	2,418,309	3,411,346	3,966,988

Cash at end of the year	$ 2,800,432	$ 2,418,309	$ 3,411,346

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market.  The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares.  The Corporation purchased 55,000 shares in 2008 and 86,500 shares in 2007 (none in 2009) under the program.

NOTE 20 - FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Corporation adopted the provisions of SFAS No. 157, “Fair Value Measurements” which is codified in FASB ASC 820-10 (ASC 820-10).  In accordance with FASB Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157, the Corporation delayed application of ASC 820-10 for any nonfinancial assets and nonfinancial liabilities until January 1, 2009.  ASC 820-10 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (CONTINUED)

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.  An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are independent, knowledgeable, and both able and willing to transact.

ASC 820-10 requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).  Valuation techniques should be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable or unobservable.  Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources.  Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, ASC 820-10 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy is as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (CONTINUED)

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2009 and 2008, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Level 1	Level 2	Level 3	Total
2009	inputs	inputs	inputs	fair value

Recurring:
Securities available-for-sale	$ -	$ 138,586,362	$ -	$ 138,586,362
Mortgage servicing rights	-	-	1,273,525	1,273,525

Total recurring	$ -	$ 138,586,362	$ 1,273,525	$ 139,859,887

Nonrecurring:
Impaired loans	$ -	$ -	$11,947,282	$ 11,947,282
Other real estate owned	-	-	5,170,635	5,170,635

Total nonrecurring	$ -	$ -	$17,117,917	$ 17,117,917

2008

Recurring:
Securities available-for-sale	$ -	$ 136,498,302	$ -	$ 136,498,302
Mortgage servicing rights	-	-	703,388	703,388

Total recurring	$ -	$ 136,498,302	$ 703,388	$ 137,201,690

Nonrecurring:
Impaired loans	$ -	$ -	$ 4,533,350	$ 4,533,350

There were no financial instruments measured at fair value that moved to a lower level in the fair value hierarchy during 2009 and 2008 due to the lack of observable quotes in inactive markets for those instruments at December 31, 2009 and 2008.

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2009 and 2008:

	2009	2008

Balance at beginning of year	$ 703,388	$ 1,531,225
Gains or losses, including realized and unrealized:
Disposals – amortization based on loan payments and payoffs	(237,463)	(325,712)
Purchases, issuances, and settlements	612,499	146,966
Other changes in fair value	195,101	(649,091)

Balance at end of year	$ 1,273,525	$ 703,388

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

Securities Available-for-Sale

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Level 1 securities would typically include government bonds and exchange traded equities.  If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.  Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include corporate and municipal bonds, mortgage-backed securities, and asset-backed securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy.  The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2009 and 2008.

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

Losses included in earnings before income taxes amounted to $5,640,681 in 2009 and $1,281,943 in 2008, relating to impaired loans, and such losses are included in the provision for loan losses.  There were no gains or losses relating to securities available-for-sale included in earnings before income taxes that were attributable to changes in fair values of securities held at December 31, 2009 and 2008.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (CONTINUED)

Other Real Estate Owned

The Corporation values other real estate owned at the estimated fair value of the underlying collateral less expected selling costs.  Such values are estimated primarily using appraisals and reflect a market value approach.  Due to the significance of the Level 3 inputs, other real estate owned has been classified as Level 3.

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment.  Financial assets and financial liabilities, excluding impaired loans and other real estate owned, measured at fair value on a nonrecurring basis were not significant at December 31, 2009.

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2009 and 2008 are as follows:

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	amount	value	amount	value
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$ 27,380	$ 27,380	$ 25,622	$ 25,622
Securities, including Federal
Home Loan Bank stock	143,480	143,480	141,392	141,392
Net loans, including loans
held for sale	403,011	430,072	415,187	439,018
Mortgage servicing rights	1,274	1,274	703	703

	$ 575,145	$ 602,206	$ 582,904	$ 606,735

FINANCIAL LIABILITIES
Deposits	$469,668	$472,617	$464,792	$471,588
Other borrowings	77,907	80,649	86,252	90,617
Junior subordinated deferrable
interest debentures	10,300	8,776	10,300	6,232
Other liabilities	4,251	4,341	4,060	4,160

	$ 562,126	$ 566,383	$ 565,404	$ 572,597

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments.  The estimated fair value of such items is considered to be their carrying amounts.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

There are also unrecognized financial instruments at December 31, 2009 and 2008 which relate to commitments to extend credit and letters of credit.  The contract amount of such financial instruments amounts to $67,338,000 at December 31, 2009 and $87,637,000 at December 31, 2008.  Such amounts are also considered to be the estimated fair values.

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

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2009 and 2008:

Earnings

Net

Net

(loss) per

Interest

interest

income

common share

income

income

(loss)

Basic

Diluted

(Dollars in thousands, except per share data)

2009

First quarter

$

8,399

$

5,040

$

1,432

$

.42

$

.42

Second quarter

8,343

5,141

1,335

.39

.39

Third quarter

8,299

5,255

(777)

(.23)

(.23)

Fourth quarter

7,826

5,114

893

.26

.26

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

Earnings

Net

Net

(loss) per

Interest

interest

income

common share

income

income

(loss)

Basic

Diluted

(Dollars in thousands, except per share data)

2008

First quarter

$

8,666

$

4,499

$

945

$

.27

$

.27

Second quarter

8,892

4,947

1,749

.51

.51

Third quarter

8,975

5,048

1,127

.33

.33

Fourth quarter

8,675

4,919

598

.17

.17

NOTE 24 - BRANCH ACQUISITION

On November 30, 2009, the Bank entered into an agreement to purchase the Findlay, Ohio branch of The Home Savings and Loan Company. Under the terms of the agreement, the Bank will assume all deposits and purchase the related premises and equipment of the branch, as well as approximately $2.0 million of loans. The transaction is expected to increase consolidated assets approximately $25 million. The transaction has been approved by regulatory authorities and is expected to be completed by the end of the first quarter of 2010.

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

               DIRECTOR

              DIRECTOR

NAME

AGE

 SINCE

NAME

AGE

 SINCE

Robert L. Benroth

47

2003

David P. Roach

2001

Putnam County Auditor

Vice-President/GM, First Family Broadcasting of Ohio

Robert L. Dillhoff

63

2001

Daniel W. Schutt

2005

Retired Administrator, Department of Transportation

President/CEO

James N. Reynolds

72

2000

R. Steven Unverferth

57

2005

Chairman, Retired Banker

President, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel

67

2000

Farmer, Rigel Farms, Inc.

DIRECTORS – THE UNION BANK COMPANY

DIRECTOR

DIRECTOR

NAME

AGE

 SINCE (a)

NAME

AGE

 SINCE (a)

Robert L. Benroth

47

2001

H. Edward Rigel

   67

   1979

Putnam County Auditor

Farmer, Rigel Farms, Inc.

Robert L. Dillhoff

1991

David P. Roach

59

1997

Retired Administrator, Dept. of Transportation

Vice-President/GM, First Family Broadcasting of Ohio

Herbert H. Huffman

59

1993

Robert M. Schulte, Sr.

77

1994

Retired - Educator

Businessman/Spherion Services

Kevin L. Lammon

55

1996

Daniel W. Schutt

62

2005

Village Administrator, Village of Leipsic

Chairman, President and Chief Executive Officer

William R. Perry

51

1990

R. Steven Unverferth

57

1993

Farmer

President, Unverferth Manufacturing Corporation, Inc

James N. Reynolds

1966

Brian D. Young

43

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

OFFICERS – UNITED BANCSHARES, INC.

James N. Reynolds – Chairman       Daniel W. Schutt – President / Chief Executive Officer

Heather M. Oatman – Secretary       Brian D. Young – Chief Financial Officer, EVP & Treasurer

OFFICERS – THE UNION BANK COMPANY

Daniel W. Schutt - President/CEO/Chairman
Brian D. Young - Executive Vice President/CFO

Nancianne Carroll	Senior Vice President	Lewis R. Renollet	Senior Vice President
John P. Miller	Senior Vice President	Norman V. Schnipke	Senior Vice President
Heather M. Oatman	Senior Vice President, Sec.

Mark G. Honigford	Vice President	Jeffrey L. Point	Vice President
Dana F. Lawrence	Vice President	Ricardo Rosado	Vice President
Max E. Long	Vice President	Mary L. Schroeder	Vice President
Donald W. Miller	Vice President	Barry J. von der Embse	Vice President

Amy E. Blankemeyer	Assistant Vice President	Rose Ann Recker	Assistant Vice President
Kimberly K. Dray	Assistant Vice President	Amy E. Reese	Assistant Vice President
Amy C. Felter	Assistant Vice President	Kevin E. Rice	Assistant Vice President
Vicky K. Gilbert	Assistant Vice President	Gary G. Ricker	Assistant Vice President
Erin W. Hardesty	Assistant Vice President	M. Chris Sanderson	Assistant Vice President
Elizabeth A. Kahlenberg	Assistant Vice President	Deborah R. Soldenwagner	Assistant Vice President
Kimberly J. Kandik	Assistant Vice President	Craig R. Stechschulte	Assistant Vice President
Amy L. Laibe	Assistant Vice President	Theresa A. Stein-Moenter	Assistant Vice President
Doris A. Neumeier	Assistant Vice President	Kimberly S. Verhoff	Assistant Vice President
Brent D. Nussbaum	Assistant Vice President	Troy M. Verhoff	Assistant Vice President
James C. Osmon	Assistant Vice President	Vikki L. Williams	Assistant Vice President
Peter J. Rafaniello	Assistant Vice President	Lisa D. Wiswasser	Assistant Vice President

Patricia S. Christman	Accounting Officer	Christina J. Hegemier	Assistant Manager of Bookkeeping

59