Form 10-K, Exhibit 13
period 2010-12-31
UNITED BANCSHARES INC/OH
filed 2011-03-30
CIK 1087456

Table of Contents

            Page

President’s Letter

1

Market Price and Dividends on Common Stock

2

Five-Year Summary of Selected Financial Data

3

Management’s Discussion and Analysis of

         Financial Condition and Results of Operations

4

Report of Independent Registered Public Accounting Firm

23

Financial Statements

Consolidated Balance Sheets

24

Consolidated Statements of Income

25

Consolidated Statements of Shareholders’ Equity

26

Consolidated Statements of Cash Flows

27

Notes to Consolidated Financial Statements

29

Directors and Officers

65

Employee Anniversaries

67

Dear Shareholder:

It would be an understatement to say that the last two years in banking have been interesting. The geographic areas in which we conduct business have been negatively impacted by the economy and continue to experience historically high levels of unemployment.  Many borrowers have continued to perform well during these most difficult times, but, like many other financial institutions, we have experienced an increased level of problem and potential problem loans.   Unfortunately, this has resulted in net loan charge-offs of $3.3 million in 2010 and $5.9 million in 2009.  In addition, we have continued to increase our allowance for loan losses, which amounted to $8.0 million as of December 31, 2010.  Despite these issues, the Company was able to generate net income of $2.8 million, or $0.82 per share in 2010, and $2.9 million or $0.84 per share in 2009.  Shareholders’ equity increased to $55.0 million as of December 31, 2010.

Although non-interest expenses increased $1.0 million over the previous year, management has continued to monitor and control expenses when possible.  Many of the non-interest expense increases were related to the economy, including legal expenses related to workout credits and losses on sales or write-downs of other real estate owned.  Salaries and benefits increased 3.9%, but much of this increase can be attributed to the Findlay branch acquired in March of 2010.  We are pleased with the addition of the Findlay branch, as we believe it fits well into our geographic area and should add value to our organization.

I can assure you that management and the Board of your institution will continue to work diligently for our shareholders, communities and employees.  We realize that our performance is important and can have an impact on the aforementioned groups.

Respectfully,

Daniel W. Schutt

President & CEO

UNITED BANCSHARES, INC.

DESCRIPTION OF THE CORPORATION

United Bancshares, Inc., an Ohio corporation (the “Corporation”), is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).  The Corporation was incorporated and organized in 1985.  The executive offices of the Corporation are located at 100 S. High Street, Columbus Grove, Ohio 45830.  The Company is a one-bank holding company, through its wholly-owned subsidiary, The Union Bank Company, Columbus Grove, Ohio (“Bank”) as that term is defined by the Federal Reserve Board.  Effective February 1, 2007, the Bank formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio.  The operations of UBC are located in Wilmington, Delaware. Effective, December 4, 2009, the Bank formed a wholly-owned subsidiary UBC Property, Inc. to hold and manage certain property that was acquired in lieu of foreclosure.  Through its subsidiary, the Bank, the Corporation is engaged in the business of commercial banking and offers a full range of commercial banking services.

Union is an Ohio state-chartered bank, which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  As of February 28, 2011, the common stock was held by 1,489 shareholders of record.  Below are the trading highs and lows for the periods noted.

Year 2010	High	Low
First Quarter	$10.60	$8.81
Second Quarter	10.55	9.35
Third Quarter	10.11	8.82
Fourth Quarter	10.42	8.80

Year 2009	High	Low
First Quarter	$10.41	$8.01
Second Quarter	11.75	8.50
Third Quarter	12.00	10.10
Fourth Quarter	11.34	8.40

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

	2010	2009
First Quarter	$ .15	$ .15
Second Quarter	.15	.15
Third Quarter	.15	.15
Fourth Quarter	-	.15
Total	$ .45	$ .60

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary

United Bancshares, Inc.

100 S. High Street

Columbus Grove, Ohio 45830

419-659-2141

UNITED BANCSHARES, INC.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

Years ended December 31,
2010	2009	2008	2007	2006
(Dollars in thousands, except per share data)

Statements of income:
Total interest income	$ 30,264	$ 32,867	$ 35,208	$ 34,849	$ 32,790
Total interest expense	8,959	12,317	15,795	17,431	15,427
Net interest income	21,305	20,550	19,413	17,418	17,363
Provision for loan losses	6,550	7,525	2,195	625	340

Net interest income after
provision for loan losses	14,755	13,025	17,218	16,793	17,023
Total non-interest income	3,718	4,492	2,674	2,965	3,157
Total non-interest expenses	15,522	14,478	14,462	14,018	14,001
Income before federal income taxes	2,951	3,039	5,430	5,740	6,179
Federal income taxes	143	156	1,011	1,161	1,252

Net income	$ 2,808	$ 2,883	$ 4,419	$ 4,579	$ 4,927
Per share of common stock:
Net income - basic	$ 0.82	$ 0.84	$ 1.28	$ 1.30	$ 1.37
Dividends	0.45	0.60	0.60	0.56	0.52
Book value	15.97	15.76	14.72	13.99	12.93

Average shares outstanding – basic	3,444,703	3,443,093	3,447,536	3,527,093	3,598,747

Year end balances:
Loans (1)	$ 383,907	$ 407,815	$ 418,385	$ 359,560	$ 335,549
Securities (2)	145,334	143,480	141,392	142,607	172,778
Total assets	612,617	616,405	616,064	547,975	550,375
Deposits	488,651	469,668	464,792	393,203	377,430
Shareholders' equity	55,005	54,279	50,660	48,819	46,152

Average balances:
Loans (1)	398,378	417,913	400,823	345,532	323,802
Securities (2)	149,748	139,373	133,409	155,773	180,572
Total assets	625,281	612,943	600,749	549,694	543,247
Deposits	493,089	462,742	443,174	386,572	361,670
Shareholders' equity	55,846	52,862	49,795	47,270	44,212

Selected ratios:
Net yield on average interest-earning
assets (3)	3.85%	3.75%	3.64%	3.61%	3.63%
Return on average assets	0.45%	0.47%	0.74%	0.83%	0.91%
Return on average shareholders equity	5.03%	5.45%	8.87%	9.69%	11.14%
Net loan charge-offs as a percentage
of average outstanding net loans	0.84%	1.42%	0.31%	0.19%	0.19%
Allowance for loan losses as a
percentage of year end loans	2.09%	1.18%	0.76%	0.62%	0.68%
Shareholders' equity as a percentage of
total assets	8.98%	8.81%	8.22%	8.91%	8.39%

Notes:
1)	Includes loans held for sale.
2)	Includes Federal Home Loan Bank Stock.
3)	Net yield on average interest-earning assets was computed on a tax-equivalent basis.
4)	Financial data for 2010 includes the impact of the March 2010 Findlay branch acquisition.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc.

PERFORMANCE SUMMARY

Consolidated net income for United Bancshares, Inc. (the “Corporation”) and its wholly-owned subsidiary, The Union Bank Company (the “Bank”), was $2.8 million in 2010 compared to $2.9 million in 2009 and $4.4 million in 2008.

Net income in 2010 as compared to 2009 was unfavorably impacted by a $774,000 decrease in non-interest income and a $1.0 million increase in non-interest expenses, and favorably impacted by a $755,000 increase in net interest income, a $975,000 decrease in the provision for loan losses, and a $13,000 decrease in the provision for federal income taxes.  The increase in the provision for loan losses is more fully explained in the “Provision for Loan Losses and the Allowance for Loan Losses” section.  The increase in net interest income is due to an improvement in the Corporation’s net interest margin from 3.75% in 2009 to 3.85% in 2010, as well as a slight increase in the level of average interest-earning assets in 2010 as compared to 2009.

The Corporation’s return on average assets was .45% in 2010, compared to .47% in 2009, and .74% in 2008.  The Corporation’s return on average shareholders’ equity was 5.07% in 2010, 5.45% in 2009, and 8.87% in 2008.  Basic net income per share was $0.82 in 2010, a decrease of $0.02 per share from $0.84 in 2009.  Basic net income per share was $0.84 in 2009, a decrease of $0.44 per share from $1.28 in 2008.  Changes in these amounts from year to year were generally reflective of changes in the level of net income.

The Corporation’s assets decreased slightly to $612.6 million at December 31, 2010, compared to $616.4 million at December 31, 2009.  Loans decreased $23.9 million, or 5.9%, to $383.9 million at December 31, 2010, compared to $407.8 million at December 31, 2009.  The decrease in loans resulted from continued soft loan demand in the Corporation’s market area, and $3.3 million of net loan charge-offs recognized in 2010.  Deposits increased $19.0 million, or 4.0%, to $488.7 million at December 31, 2010, from $469.7 million at December 31, 2009.  Shareholders' equity at December 31, 2010 was $55.0 million, a 1.3% increase compared to $54.3 million at December 31, 2009.

RESULTS OF OPERATIONS – 2010 Compared to 2009

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

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2010 Compared to 2009 (CONTINUED)

Net Interest Income, Continued

Net interest income for 2010 was $21.3 million, an increase of $755,000 (3.7%) from 2009.  The increase in net interest income was primarily due to an increase in the Corporation’s net interest margin.  The average yield on loans for 2010 increased to 6.09% compared to 6.04% in 2009, and the average rate on interest-bearing liabilities decreased to 1.73% in 2010 from 2.41% in 2009.  The effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, increasing in 2010 to 3.85% from 3.75% in 2009.

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

As mentioned, ongoing reviews are performed to identify potential problem and nonperforming loans and also provide in-depth analysis with respect to the quarterly allowance for loan losses calculation.  Part of this analysis involves accessing the need for specific reserves relative to impaired loans.  This evaluation typically includes a review of the recent performance history of the credit, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower’s future financial performance.  Loans are considered impaired when, based upon the most current information available it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement.  Impaired loans are recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate.  Given that the Bank’s impaired loans are typically collateralized by real estate or other borrower assets, the fair value of individual impaired loans is most often based upon the underlying collateral value.  Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

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

RESULTS OF OPERATIONS – 2010 Compared to 2009 (CONTINUED)

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

The allowance for loan losses at December 31, 2010 was $8.0 million, or 2.09% of total loans, compared to $4.8 million, or 1.18% of total loans at December 31, 2009.  The change in the allowance for loan losses during 2010 included a $6.6 million provision for loan losses charged to operations and  loan charge-offs, net of recoveries, of $3.3 million.

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses of $6.6 million in 2010 compares to a provision of $7.5 million in 2009.

The Bank considers a loan to be impaired when it becomes probable that the Bank will be unable to collect under the contractual terms of the loan, based on current information and events.  Impaired loans, principally consisting of commercial and commercial real estate credits, amounted to $15.7 million at December 31, 2010 compared to $13.2 million at December 31, 2009, an increase of $2.5 million.  Impaired loans at December 31, 2010, included $9.6 million of loans with no specific reserves included in the allowance for loan losses and $6.1 million of loans with specific reserves of $692,000 included in the Bank’s December 31, 2010 allowance for loan losses.  Impaired loans at December 31, 2010 with no specific reserves include $7.8 million of loans which were charged down during 2010.  Impaired loans at December 31, 2009 with no specific reserve, includes $3.5 million of loans which were charged down during 2009.  The $13.2 million of impaired loans at December 31, 2009 included $5.0 million of loans with $1.2 million of specific reserves included in the December 31, 2009 allowance for loan losses.

In addition to impaired loans, the Bank had other potential problem credits of $30.4 million at December 31, 2010 compared to $28.0 million at December 31, 2009, an increase of $2.4 million (8.6%).  The Bank’s credit administration department continues to closely monitor these credits.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2010 Compared to 2009 (CONTINUED)

Non-Interest Income

Total non-interest income decreased $774,000 (17.2%) to $3.7 million in 2010 from $4.5 million in 2009.  With the exception of net securities gains, most of the components of non-interest income are recurring, although certain components are more susceptible to change than others.  Net securities gains increased in 2010 to $278,000 compared to $129,000 in 2009.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance.  Service charges on deposit accounts decreased $143,000 (10.7%) to $1,188,000 in 2010 compared to $1,331,000 in 2009.  This decrease appears to be largely attributable to changes in customer overdraft behaviors.

The Bank has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans.  During 2010, gain on sale of loans was $867,000, including $315,000 of capitalized servicing rights.  Gain on sale of loans was $1,376,000 in 2009, including $612,000 of capitalized servicing rights.  The significant decrease in gain on sale of loans was attributable to the dramatic decrease in loan sales activities between the two years with loan sales in 2010 amounting to $35.5 million compared to $65.6 million in 2009.  Much of the 2009 activity occurred during the first and second quarters and resulted from the significant decline in long-term mortgage interest rates that occurred during the latter part of the fourth quarter of 2008.  The Bank’s serviced portfolio decreased $12.8 million during 2010 to $175.9 million at December 31, 2010.

The Bank reports its mortgage servicing rights using the fair value measurement method.  As a result, the Corporation recognized a $142,000 decrease in the fair value of mortgage servicing rights during 2010, compared to a $195,000 increase in the fair value of mortgage servicing rights in 2009, a comparative $337,000 adverse impact on income before income taxes.  Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights.  While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period.  The prepayment assumptions used in determining the fair value of servicing at December 31, 2010 was 321 compared to 300 at December 31, 2009.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2010 Compared to 2009 (CONTINUED)

Non-Interest Expenses

Total non-interest expenses amounted to $15,522,000 in 2010, compared to $14,479,000 in 2009, an increase of $1,043,000 (7.2%).  The Corporation experienced increases in several non-interest expense categories in 2010 as compared to 2009.  Salaries, wages, and employee benefits increased $287,000, or 3.9%, primarily due to normal salary increases and increased health care costs.  There was essentially no change in the level of FTE’s during the year.  Advertising expense increased $207,000, or 61.1%, as the Bank made the decision to participate in the KASASA program. OREO expense, including impairment adjustments and net loss from sales, increased $374,000, primarily due to the significant increase in OREO activity that occurred during the fourth quarter of 2009 and continued throughout much of 2010.  See additional explanation in the “Other Assets” discussion under financial condition section. Asset management expenses, primarily relating to legal costs increased $219,000 as the Bank’s volume of criticized assets remained well above traditional levels.  Conversely, the Corporation experienced a decrease in FDIC premium assessments of $344,000 and deposit premium amortization of $160,000.  The decrease in the FDIC premiums is attributable to the special assessments levied on all commercial banks in 2009.

The significant components of other operating expenses are summarized in Note 12 to the consolidated financial statements.

Provision for Income Taxes

The provision for income taxes for 2010 was $143,000, an effective tax rate of 4.8%, compared to $156,000 in 2009, an effective rate of 5.1%.  The Corporation’s effective tax rate was reduced from the federal statutory rate of 34% as a result of tax-exempt securities and loan interest income (23.6%) and life insurance contracts (5.7%).  At December 31, 2010, the Corporation has available alternative minimum tax credits of $268,000 which can be used in the future to the extent regular tax exceeds the alternative minimum tax.

FINANCIAL POSITION – 2010 Compared to 2009

Branch Acquisition

In March 2010, the Bank completed the acquisition of a branch in Findlay, Ohio which is expected to expand the Bank’s market in Findlay and the surrounding area.  Through the acquisition, the Bank received $26.6 million of assets, including $22.3 million of cash, $1.8 million of loans, and assumed $26.6 million of deposits.  The operations of the branch subsequent to the acquisition are included in the Corporation’s consolidated results.  The cash proceeds from the branch acquisition were used to fund the repayment of FHLB advances and maturing brokered certificates of deposit.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL POSITION – 2010 Compared to 2009 (CONTINUED)

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

Securities, including FHLB stock, totaled $145.3 million at December 31, 2010 compared to $143.5 million at December 31, 2009, an increase of $1.8 million (1.3%).  The amortized cost of the securities portfolio increased $2.7 million in 2010.  However, the Bank experienced net unrealized losses on securities of $832,000 during 2010.

The Bank is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB.  FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment.  There were no purchases or sales of FHLB stock during 2010.

At December 31, 2010, net unrealized gains on available-for-sale securities, net of income taxes, amounted to $1.8 million compared to net unrealized gains on available for sale securities, net of income taxes, of $2.4 million at December 31, 2009.  At December 31, 2010, the Bank held 39 securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $38.1 million and $783,000, respectively.  Management has considered the current interest rate environment, typical volatilities in the bond market, and the Bank’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

Loans

At December 31, 2010, total loans amounted to $383.9 million compared to $407.8 million at December 31, 2009, a decrease of $23.9 million (5.9%).  Most categories within the loan portfolio decreased during 2010, with commercial loans decreasing $17.4 million (8.1%), agriculture loans decreasing $5.2 million (7.3%), and consumer loans decreasing $5.3 million (38.4%).  Residential real estate loans increased $4.0 million (3.8%).  The overall decrease in the loan portfolio is attributable to continued slow economic conditions experienced throughout the Corporation’s market area.  The decrease in consumer loans is partially due to the continued residual effect of the Corporation’s decision to cease indirect automobile lending in June 2008.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL POSITION – 2010 Compared to 2009 (CONTINUED)

Other Assets

During 2010, other real estate owned (OREO) decreased $646,000 to $4.5 million at December 31, 2010, compared to $5.2 million at December 31, 2009.  During 2010, $2.3 million of loans were transferred to OREO.  Throughout 2010, the Bank evaluated its OREO portfolio and made $211,000 of impairment adjustments.  The Bank also sold several properties from OREO and received net proceeds of $2.7 million resulting in net loss on sales of $44,000.

Under the requirements of the FDIC’s Notice of Proposed Rulemaking (NPR), the Bank prepaid their quarterly risk-based assessments to the FDIC for the fourth quarter of 2009 and for all of years 2010 through 2012 on December 30, 2009. The assessments were made to address the FDIC’s short-term liquidity needs.  Under the NPR, depository institutions record a prepaid asset for the upfront payment and subsequently amortize the asset based on calculated quarterly assessments.  As a result, as of December 31, 2010, the Bank had prepaid FDIC assessments of $1.9 million compared with $2.6 million at December 31, 2009.

Deposits

Total deposits at December 31, 2010 amounted to $488.7 million, an increase of $19.0 million (4.0%) compared with total deposits of $469.7 million at December 31, 2009.  Of this increase, $4.7 million was related to non-interest bearing deposits.  The increase in deposits includes the impact of the $26.6 million of deposits assumed through the Findlay branch acquisition in March 2010, which is summarized in Note 3 to the consolidated financial statements.

Other Borrowings

The Bank also utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth and periodic deposit shrinkage.  Other borrowings, consisting of FHLB advances and customer repurchase agreements, amounted to $55.8 million at December 31, 2010, compared to $77.9 million at December 31, 2009, a decrease of $22.1 million (28.4%).  The decrease in other borrowings included $21.5 million of repayments of FHLB borrowings, and a $578,000 decrease in customer repurchase agreements.

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

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL POSITION – 2009 Compared to 2008

Securities, including FHLB stock, totaled $143.5 million at December 31, 2009 compared to $141.4 million at December 31, 2008, an increase of $2.1 million (1.5%).  The amortized cost of the securities portfolio actually decreased $2.1 million due to sales and maturities of securities exceeding purchases in 2009.  However, the Bank experienced net unrealized gains on securities of $4.2 million during 2009.  There were no purchases or sales of FHLB stock during 2009.

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

At December 31, 2009, total loans amounted to $407.9 million compared to $418.4 million at December 31, 2008, a decrease of $10.5 million (2.5%).  Most categories within the loan portfolio decreased during 2009, with residential real estate loans decreasing $22.5 million (17.3%), agriculture loans decreasing $3.6 million (4.9%), and consumer loans decreasing $5.8 million (29.7%).  Commercial loans increased $21.7 million (11.2%).  The overall decrease in the loan portfolio is attributable to continued slow economic conditions experienced throughout the Corporation’s market area and tightening credit underwriting standards.  The decrease in consumer loans is largely due to the residual effect of the Corporation’s decision to cease indirect automobile lending in June 2008.

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

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY

Liquidity relates primarily to the Corporation’s ability to fund loan demand, meet the withdrawal requirements of deposit customers, and provide for operating expenses.  Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, securities available-for-sale, and loans held for sale.  A large portion of liquidity is provided by the ability to sell or pledge securities.  Accordingly, the Corporation has designated all securities other than FHLB stock as available-for-sale.  A secondary source of liquidity is provided by various lines of credit facilities available through correspondent banks and the Federal Reserve.  Another source of liquidity is represented by loans that are available to be sold.  Certain other loans within the Bank’s loan portfolio are also available to collateralize borrowings.

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity.  A discussion of cash flows for 2010, 2009, and 2008 follows.

The Corporation generated cash from operating activities of $10.3 million in 2010, $5.6 million in 2009, and $8.3 million in 2008.

Net cash flows from investing activities amounted to $41.9 million in 2010, $1.7 million in 2009, and $(60.9) million in 2008.  The only significant investing cash outflow activity in 2010 was $2.8 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities.  Significant investing cash inflow activities in 2010 included $22.3 million in proceeds from the branch acquisition, $20.0 million decrease in loans, and $2.7 million in proceeds from the sale of other real estate owned.  The only significant investing cash flow activities in 2009 included $2.3 million of net cash inflows from securities proceeds (sales and maturities) net of purchases, and $710,000 to fund net loan growth.  Investing cash outflows of $60.4 million in 2008 were used to fund loan growth.  Other significant investing cash flow activities in 2008 included $1.7 million of net cash inflows from securities activity, and $2.5 million of premises and equipment purchases.  Most of the 2008 premises and equipment additions were related to the re-construction of the Bank’s Ottawa branch office and the purchase and renovation of the Bank’s new Lima Shawnee branch office.

Net cash flows from financing activities amounted to $(31.0) million in 2010, $(5.5) million in 2009, and $63.2 million in 2008.  Net cash used in financing activities in 2010 primarily resulted from $21.6 million of repayments on FHLB borrowings, $7.3 million decrease in deposits (excluding the impact of deposits assumed from the Findlay branch acquisition), including $15 million repayment of brokered deposits, and the payment of $1.6 million ($.45 per share) of cash dividends.  Net cash used in financing activities in 2009 primarily resulted from an $8.3 million net reduction in other borrowings and the payment of $2.1 million ($.60 per share) of cash dividends, offset by customer deposit growth of $4.9 million.  Deposit growth provided a $71.6 million financing funding source in 2008.  Cash outflows from financing activities in 2008 included a $5.6 million net reduction in other borrowings, $775,000 for the purchase of 55,000 shares of stock under the Corporation’s stock buyback program, and the payment of $2.1 million ($.60 per share) of cash dividends.

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

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”.  An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”.  This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease.  An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”.  This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap at December 31, 2010 is approximately 96% which means the Bank has more liabilities than it does assets re-pricing within one year.

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

SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

Management considers the valuation of goodwill resulting from the 2003 Gibsonburg and Pemberville and the 2010 Findlay branch acquisitions through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions.  Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2010 which supported management’s assessment that no impairment adjustments to goodwill were warranted.  To date, none of the goodwill evaluations have revealed the need for an impairment charge.  Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2010.

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

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

A summary of new accounting standards adopted or subject to adoption in 2010, as well as newly-issued but not effective accounting standards at December 31, 2010, is presented in Note 2 to the consolidated financial statements.  In addition, the Corporation has provided in Note 5 to the consolidated financial statements, the expanded disclosure requirements about the credit quality of loans and the allowance for loan losses for 2010 as required by Accounting Standards Update 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Loss.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes loan commitments, including letters of credit, as of December 31, 2010:

	Amount of commitment to expire per period
	Total Amount	Less than 1 year	1 - 3 years	4 - 5 years	Over 5 years
	(Dollars in thousands)
Type of commitment
Commercial lines-of-credit	$ 35,635	$ 33,928	$ 887	$ 820	$ -
Real estate lines-of-credit	31,789	2,207	10,349	5,080	14,153
Consumer lines-of-credit	9	8	1	-	-
Letters of Credit	2,602	2,602
Guarantees	-	-	-	-	-

Total commitments	$ 70,035	$ 38,745	$11,237	$5,900	$14,153

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS (CONTINUED)

As indicated in the preceding table, the Corporation had $70.0 million in total loan commitments at December 31, 2010, with $38.7 million of that amount expiring within one year.  All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted.  Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement.  The commercial and consumer lines represent both unsecured and secured obligations.  The real estate lines are secured by mortgages in residential and nonresidential property.  Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes.  It is anticipated that a significant portion of these lines will expire without being drawn upon.

The following table summarizes the Corporation’s contractual obligations as of December 31, 2010:

	Payments due by period
	Total Amount	Less than 1 year	1 - 3 years	4 - 5 years	Over 5 years
	(Dollars in thousands)
Contractual obligations
Long-term debt	$ 54,900	$ 17,000	$10,100	$ -	$ 27,800
Capital leases	-	-	-	-	-
Operating leases	-	-	-	-	-
Unconditional purchase obligations	-	-	-	-	-
Other long-term liabilities reflected under GAAP	305	14	34	43	214

Total obligations	$ 55,205	$ 17,014	$10,134	$ 43	$ 28,014

Long-term debt presented in the preceding table is comprised of $44.6 million in borrowings from the FHLB, and $10.3 million from the issuance of junior subordinated deferrable interest debentures.

FHLB borrowings include notes that require monthly interest payments, with principal on most issues due at maturity.  The remaining FHLB issues require monthly principal payments as disclosed in Note 10 to the consolidated financial statements. All outstanding FHLB borrowings at December 31, 2010 consist of advances with fixed interest rates.  Certain fixed rate obligations have variable options that stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment.  As a note matures, the Bank evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay-off or renew the note.  The evaluation process typically includes the strength of current and projected customer loan demand, the current federal funds sold or purchased position, projected cash flows from maturing securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for deposit product offerings.  Fixed rate advances at December 31, 2010 include $22.5 million in advances that can be put back at the option of the FHLB.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS (CONTINUED)

The other long-term liabilities reflected under GAAP, as noted in the preceding table, represents the Bank’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits as more fully described in Note 15 of the consolidated financial statements.  At December 31, 2010, the net present value of future deferred compensation payments amounted to $305,000, which is included in other liabilities in the December 31, 2010 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2010.  The Corporation has certain operating lease obligations, including photocopying equipment, which is considered immaterial and not included in the preceding table.  The Bank also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $624,000 at December 31, 2010 for supplemental retirement benefits.  Since substantially all participants under the plan are still active, it is not possible to determine the terms of the contractual obligations and, consequently, such liability is not included in the table.

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

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (CONTINUED)

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2010:

Change in Interest Rates (basis points)	Percentage Change in Net Interest Income	Percentage Change in Net Income

+200	4.1%	35.3%
-200	-7.2%	-56.9%

Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would increase by 4.1% and net income would increase by 35.3%.  A 200bp decrease in interest rates would decrease net interest income by 7.2% and decrease net income by 56.9%.  Management does not expect any significant adverse effect to net interest income in 2011 based on the composition of the portfolio and anticipated trends in rates.

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

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, the Emergency Economic Stabilization Act of 2008 (“EESA”) was signed into law on October 3, 2008.  The EESA authorized the U.S. Treasury Department (“Treasury”) to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

UNITED BANCSHARES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OTHER INFORMATION (CONTINUED)

On July 21, 2010 the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) was signed into law, which brings significant financial reform.  Compliance with the Act’s provisions may curtail the Corporation’s revenue opportunities, increase its operating costs, require it to hold higher levels of regulatory capital and/or liquidity or otherwise adversely affect the Corporation’s business or financial results in the future.  Significant provisions of the Act are summarized in Note 18 to the consolidated financial statements

FORWARD-LOOKING STATEMENTS

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

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio

March 28, 2011

Offices in 16 states and Washington, DC

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

ASSETS

2010

2009

CASH AND CASH EQUIVALENTS
Cash and due from banks	$ 8,253,990	$ 8,547,737
Interest-bearing deposits in other banks	40,349,646	18,775,271
Federal funds sold	-	56,881

Total cash and cash equivalents	48,603,636	27,379,889

SECURITIES, available-for-sale	140,440,361	138,586,362
FEDERAL HOME LOAN BANK STOCK, at cost	4,893,800	4,893,800

LOANS	383,907,387	407,814,923
Less allowance for loan losses	8,016,786	4,803,595

Net loans	375,890,601	403,011,328

PREMISES AND EQUIPMENT, net	9,933,432	9,132,248
GOODWILL	8,554,979	7,282,013
CORE DEPOSIT INTANGIBLE ASSETS, net	255,357	63,575
CASH SURRENDER VALUE OF LIFE INSURANCE	12,894,671	12,401,984
OTHER REAL ESTATE OWNED	4,524,729	5,170,635
OTHER ASSETS, including accrued interest receivable	6,624,989	8,483,600

TOTAL ASSETS	$ 612,616,555	$ 616,405,434

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$ 50,404,847	$ 45,665,777
Interest-bearing	438,245,779	424,002,707

Total deposits	488,650,626	469,668,484

Other borrowings	55,777,834	77,906,588
Junior subordinated deferrable interest debentures	10,300,000	10,300,000
Other liabilities	2,883,032	4,251,257

Total liabilities	557,611,492	562,126,329

SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00. Authorized 10,000,000
shares; issued 3,760,557 shares	3,760,557	3,760,557
Surplus	14,660,000	14,659,661
Retained earnings	39,600,718	38,343,134
Accumulated other comprehensive income	1,810,684	2,359,821
Treasury stock, at cost, 315,668 shares in 2010
and 316,791 shares in 2009	(4,826,896)	(4,844,068)

Total shareholders’ equity	55,005,063	54,279,105

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 612,616,555	$ 616,405,434

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
INTEREST INCOME
Loans, including fees	$ 24,268,758	$ 26,567,451	$ 28,671,468
Securities:
Taxable	3,930,341	4,259,284	4,208,541
Tax-exempt	1,987,585	1,997,099	1,911,630
Other	77,537	43,241	416,252

Total interest income	30,264,221	32,867,075	35,207,891

INTEREST EXPENSE
Deposits	6,238,475	8,801,736	11,114,853
Borrowings	2,720,852	3,515,156	4,680,343

Total interest expense	8,959,327	12,316,892	15,795,196

Net interest income	21,304,894	20,550,183	19,412,695

PROVISION FOR LOAN LOSSES	6,550,000	7,525,000	2,195,000

Net interest income after provision for loan losses	14,754,894	13,025,183	17,217,695

NON-INTEREST INCOME
Service charges on deposit accounts	1,187,987	1,331,379	1,515,441
Gain on sale of loans	866,562	1,375,729	346,267
Net securities gains	278,242	129,493	49,055
Change in fair value of mortgage servicing rights	(141,587)	195,101	(649,091)
Increase in cash surrender value of life insurance	492,687	512,152	493,051
Other operating income	1,033,802	948,121	919,684

Total non-interest income	3,717,693	4,491,975	2,674,407

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	7,718,080	7,430,903	7,627,730
Occupancy expenses	1,511,765	1,435,041	1,430,037
Other operating expenses	6,292,060	5,612,618	5,404,738

Total non-interest expenses	15,521,905	14,478,562	14,462,505

Income before income taxes	2,950,682	3,038,596	5,429,597

PROVISION FOR INCOME TAXES	143,000	156,000	1,011,000
NET INCOME	$ 2,807,682	$ 2,882,596	$ 4,418,597

NET INCOME PER SHARE (basic and diluted)	$ .82	$ .84	$ 1.28

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2010, 2009 and 2008

	Common stock	Surplus	Retained earnings	Accumulated other compre- hensive income (loss)	Treasury stock	Total
BALANCE AT DECEMBER 31, 2007	$ 3,760,557	$ 14,659,661	$ 35,187,304	$ (576,065)	$ (4,212,873)	$ 48,818,584

Comprehensive income:
Net income	-	-	4,418,597	-	-	4,418,597
Change in net unrealized loss, net of reclassification adjustments and income taxes	-	-	-	163,761	-	163,761
Total comprehensive income						4,582,358
Sale of 7,258 treasury shares	-	-	(13,189)	-	111,898	98,709
Purchase of 55,000 shares	-	-	-	-	(775,250)	(775,250)
Cash dividends declared, $0.60 per share	-	-	(2,064,686)	-	-	(2,064,686)

BALANCE AT DECEMBER 31, 2008	3,760,557	14,659,661	37,528,026	(412,304)	(4,876,225)	50,659,715

Comprehensive income:
Net income	-	-	2,882,596	-	-	2,882,596
Change in net unrealized gain (loss), net of reclassification adjustments and income taxes	-	-	-	2,772,125	-	2,772,125
Total comprehensive income						5,654,721
Sale of 2,103 treasury shares	-	-	(1,525)	-	32,157	30,632
Cash dividends declared, $0.60 per share	-	-	(2,065,963)	-	-	(2,065,963)

BALANCE AT DECEMBER 31, 2009	3,760,557	14,659,661	38,343,134	2,359,821	(4,844,068)	54,279,105

Comprehensive income:
Net income	-	-	2,807,682	-	-	2,807,682
Change in net unrealized gain, net of reclassification adjustments and income taxes	-	-	-	(549,137)	-	(549,137)
Total comprehensive income						2,258,545
Sale of 1,123 treasury shares	-	339	-	-	17,172	17,511
Cash dividends declared, $0.45 per share	-	-	(1,550,098)	-	-	(1,550,098)

BALANCE AT DECEMBER 31, 2010	$ 3,760,557 =========	$ 14,660,000 ===========	$ 39,600,718 ===========	$ 1,810,684 ==========	$ (4,826,896) ===========	$ 55,005,063 ===========

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 2,807,682	$ 2,882,596	$ 4,418,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	647,006	984,573	1,127,182
Credit for accrued compensation – stock options	-	-	(11,286)
Deferred income taxes	(865,711)	(280,565)	(543,362)
Provision for loan losses	6,550,000	7,525,000	2,195,000
Gain on sale of loans	(866,562)	(1,375,729)	(346,267)
Net securities gains	(278,242)	(129,493)	(49,055)
Change in fair value of mortgage servicing rights	141,587	(195,101)	649,091
Federal Home Loan Bank stock dividends	-	-	(190,700)
Loss on sale or write-down of other real estate owned	255,044	29,911	68,716
Increase in cash surrender value of life insurance	(492,687)	(512,152)	(493,051)
Net amortization (accretion) of security premiums and discounts	382,312	(21,986)	(9,578)
Provision for deferred compensation	25,085	107,371	144,988
Loss (gain) on disposal or write-down of premises and equipment and other assets	1,550	(2,472)	275,925
Proceeds from sale of loans held-for-sale	36,038,510	66,651,013	16,300,343
Originations of loans held-for-sale	(35,486,987)	(65,645,945)	(15,992,527)
Decrease (increase) in other assets	1,846,312	(3,411,864)	248,732
Increase (decrease) in other liabilities	(361,507)	(1,045,014)	502,285

Net cash provided by operating activities	10,343,392	5,560,143	8,295,033

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	9,399,659	3,228,921	1,565,930
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	41,493,304	29,800,007	28,149,767
Purchases of available-for-sale securities	(53,683,058)	(30,765,319)	(28,002,858)
Proceeds from branch acquisition	22,260,144	-	-
Net decrease (increase) in loans	20,017,232	(710,284)	(60,379,189)
Purchases of premises and equipment	(313,671)	(371,339)	(2,464,385)
Proceeds from sale of premises and equipment	-	39,471	15,634
Proceeds from sale of other real estate owned	2,733,862	168,650	179,299
Proceeds from sale of former branch	-	187,240	-
Insurance proceeds from casualty loss	-	145,000	-

Net cash provided by (used in) investing activities	41,907,472	1,722,347	(60,935,802)

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	$ (7,335,473)	$ 4,876,840	$ 71,588,401
Other borrowings:
Proceeds	-	5,000,000	37,000,000
Repayments	(21,550,300)	(19,513,729)	(45,684,111)
Change in customer repurchase agreements	(578,454)	6,167,934	3,048,587
Purchase of common stock	-	-	(775,250)
Proceeds from sale of treasury shares	17,511	30,632	98,709
Payments of deferred compensation	(30,303)	(20,608)	(27,802)
Cash dividends paid	(1,550,098)	(2,065,963)	(2,064,686)

Net cash provided by (used in) financing activities	(31,027,117)	(5,524,894)	63,183,848

NET INCREASE IN CASH AND CASH EQUIVALENTS	21,223,747	1,757,596	10,543,079

CASH AND CASH EQUIVALENTS
At beginning of year	27,379,889	25,622,293	15,079,214

At end of year	$ 48,603,636	$ 27,379,889	$ 25,622,293

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$ 9,563,566	$ 12,909,515	$ 15,678,869

Federal income taxes	$ 1,075,000	$ 1,500,000	$ 1,655,000

Non-cash operating activity: Change in deferred income taxes on net unrealized gain or loss on available- for-sale securities	$ 282,889	$ (1,428,065)	$ (84,362)

Non-cash investing activities:
Transfer of loans to other real
estate owned	$ 2,343,000	$ 5,119,196	$ 140,740

Transfer of premises classified as held for sale to other assets	$ -	$ -	$ 320,309

Change in net unrealized gain or loss on available-for-sale securities	$ (832,026)	$ 4,200,190	$ 248,123

The accompanying notes are an integral part of the financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the “Corporation”) was incorporated in 1985 in the state of Ohio as a single-bank holding company for The Union Bank Company (the “Bank”).  The Corporation subsequently acquired the Bank of Leipsic Company (“Leipsic”) in 2000 and Citizens Bank of Delphos (“Citizens”) in 2001.  The Bank acquired the Gibsonburg and Pemberville, Ohio branch offices of RFC Banking Company in 2003.  Effective February 1, 2007, the Bank formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio.  The operations of UBC are located in Wilmington, Delaware.  Effective December 4, 2009, the Bank formed a wholly-owned subsidiary, UBC Property, Inc. to hold and manage certain other real estate owned.  The Bank acquired the Findlay, Ohio branch of The Home Savings and Loan Company in March 2010, as more fully described in Note 3.  The operating results of the branch subsequent to the acquisition are included in the Corporation’s consolidated financial statements.

The Corporation, through its wholly-owned subsidiary, the Bank, operates in one industry segment, the commercial banking industry.  The Bank, organized in 1904 as an Ohio-chartered bank, is headquartered in Columbus Grove, Ohio, with branch offices in Bowling Green, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville Ohio.

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within four days.

Restrictions on Cash

The Bank was required to maintain cash on hand or on deposit with the Federal Reserve Bank in the amount of $410,000 at December 31, 2010 and $358,000 at December 31, 2009 to meet regulatory reserve and clearing requirements.

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

The cost of available-for-sale securities is adjusted for amortization of premiums and accretion of discounts to maturity.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in fair value of securities below their cost that are deemed to be other-than-temporary are reflected in income as realized losses.  In estimating other-than-temporary impairment losses, management considers (1) the intent to sell the securities and the more likely than not requirement for the Corporation will be required to sell the securities prior to recovery, (2) the length of time and the extent to which the fair value has been less than cost, and (3) the financial condition and near-term prospects of the issuer.  Gains and losses on the sale of securities are recorded on the trade date, using the specific identification method, and are included in non-interest income.

Investment in Federal Home Loan Bank of Cincinnati stock is classified as a restricted security, carried at cost, and evaluated for impairment.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Estimated fair value is determined based on quoted market prices in the secondary market.  Any net unrealized losses are recognized through a valuation allowance by charges to income.  The Bank had no loans held for sale at December 31, 2010 and 2009.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  Due to potential changes in conditions, it is at least reasonably possible that changes in estimates will occur in the near term and that such changes could be material to the amounts reported in the Corporation’s consolidated financial statements.

The allowance consists of specific, general and unallocated components.  The specific component relates to impaired loans when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan.  The general component covers classified loans (substandard or special mention) without specific reserves, as well as non-classified loans, and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Loan Sales and Servicing

Certain mortgage loans are sold with mortgage servicing rights retained or released by the Bank.  The carrying value of mortgage loans sold with servicing rights retained is reduced by the cost allocated to the associated mortgage servicing rights.  Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.  The Bank generally estimates fair value for servicing rights based on the present value of future expected cash flows, using management’s best estimates of the key assumptions – credit losses, prepayment speeds, servicing costs, and discount rates commensurate with the risks involved.

Capitalized servicing rights are reported at fair value and changes in fair value are reported in net income for the period the change occurs.

Servicing fee income is recorded for servicing loans, based on a contractual percentage of the outstanding principal, and is reported as other operating income.  Amortization of mortgage servicing rights is charged against loan servicing fee income.

Premises and Equipment

Premises and equipment is stated at cost, less accumulated depreciation.  Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income.  Depreciation is determined based on the estimated useful lives of the individual assets (typically 20 to 40 years for buildings and 3 to 10 years for equipment) and is computed primarily using the straight-line method.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill and Core Deposit Intangible Assets

Goodwill arising from the Gibsonburg, Pemberville and Findlay branch acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred.  The core deposit intangible asset, resulting from the Gibsonburg and Pemberville branch acquisitions, was determined to have a definite life and was amortized on a straight-line basis over seven years through March 2010.  The core deposit intangible asset resulting from the Findlay branch acquisition was also determined to have a definite life and is being amortized on a straight-line basis over seven years through March 2017.  Future amortization of the core deposit intangible asset is $40,857 for years 2011 through 2016 and $10,215 in 2017.

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

The weighted average number of shares used for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Basic	3,444,703	3,443,093	3,447,536

Diluted	3,444,703	3,443,283	3,448,467

Dividends per share are based on the number of shares outstanding at the declaration date.

Rate Lock Commitments

Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments.  The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments).  Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives.  Accordingly, such commitments, along with any related fees received from potential borrowers, are to be recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans.  Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.  At December 31, 2010 and 2009, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements.

Fair Values of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully discussed in Note 21.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued.  Events or transactions occurring after December 31, 2010, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2010, have been recognized in the financial statements for the year ended December 31, 2010.  Events or transactions that provided evidence about conditions that did not exist at December 31, 2010 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2010.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 860-10 addresses accounting for transfers of financial assets.  Among other requirements, ASC 860-10 removes the concept of a qualifying special-purpose entity and removes the exception from applying consolidation of variable interest entities to qualifying special-purpose entities.  The objective is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  ASC 860-10 applies to any transfer of financial assets, which for the Corporation primarily relates to loan participations sold.  The adoption of ASC 860-10 effective January 1, 2010 did not have any impact on the Corporation’s December 31, 2010 consolidated financial statements since the Bank did not sell any loan participations during the year ended December 31, 2010.

In January 2010, the FASB issued Accounting Standards Update (ASU) 2010-06, Fair Value Measurements and Disclosures (ASU 2010-06), which provides amendments to ASC 820-10 and is intended to improve disclosure requirements related to fair value measurements.  ASU 2010-06 clarifies that a reporting entity should provide fair value measurement disclosures for each class of assets and liabilities measured at fair value.  A class is often a subset of assets or liabilities within a line item in the statement of financial position.  Reporting entities should also provide disclosures about the valuation techniques and inputs used to measure fair value for fair value measurements falling within Level 2 or 3.  The new disclosures and clarifications of existing disclosures were effective for interim and annual reporting periods beginning after December 15, 2009, except for the purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures were effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Information on fair value measurements is included in Note 20 to the consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which increases disclosures made about the credit quality of loans and the allowance for credit losses.   The disclosures provide additional information about the nature of credit risk inherent in the Bank’s loans portfolio, how credit risk is analyzed and assessed, and the reasons for the change in the allowance for loan losses.  The expanded disclosure requirements are included in Note 5 of the Corporation’s December 31, 2010 consolidated financial statements, except for activity occurring during the period, which will be required to be reported in 2011.  The additional disclosure requirements relating to troubled debt restructurings were deferred by ASU 2011-01, issued in January 2011.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - BRANCH ACQUISITION

On November 30, 2009, the Bank entered into an agreement to purchase the Findlay, Ohio branch of The Home Savings and Loan Company. Under the terms of the agreement, the Bank assumed all deposits and purchased the related branch premises and certain loans. The transaction was completed in March 2010 with assets acquired and deposits assumed being recorded at their estimated fair values as follows:

Cash	$22,260,144
Loans	1,804,505
Bank premises	1,021,000
Goodwill	1,272,966
Core deposit intangible asset	286,000

Total assets acquired	$ 26,644,615

Deposits assumed	$ 26,644,615

Cash proceeds from the branch acquisition were used to fund $10.0 million of brokered certificates of deposit and $16.5 million of FHLB borrowings that matured during the second quarter of 2010.

NOTE 4 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2010 and 2009 are as follows:

	2010		2009
	Amortized cost	Fair value	Amortized cost	Fair value
Available for sale:
U.S. Government and agencies	$ -	$ -	$3,993,013	$3,982,760
Obligations of states and political subdivisions	46,547,112	47,298,232	46,757,381	47,828,791
Mortgage-backed	90,647,900	92,632,687	83,758,593	86,270,563
Other	501,888	509,442	501,888	504,248

Total	$137,696,900	$140,440,361	$135,010,875	$138,586,362

A summary of unrealized gains and losses on securities at December 31, 2010 and 2009 follows:

	2010		2009
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
Available for sale:
U.S. Government and agencies	$ -	$ -	$ -	$ 10,253
Obligations of states and political subdivisions	989,596	238,476	1,280,274	208,864
Mortgage-backed	2,529,120	544,333	2,756,975	245,005
Other	7,554	-	2,360	-

Total	$3,526,270	$782,809	$4,039,609	$ 464,122

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES (CONTINUED)

The amortized cost and fair value of securities at December 31, 2010, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value

Due in one year or less	$ 831,229	$ 847,615
Due after one year through five years	7,578,209	7,956,993
Due after five years through ten years	12,777,209	13,313,918
Due after ten years	116,008,365	117,812,393
Other securities having no maturity date	501,888	509,442

Total	$ 137,696,900	$ 140,440,361

Securities with a carrying value of approximately $92,860,000 at December 31, 2010 and $77,579,000 at December 31, 2009 were pledged to secure public deposits and for other purposes as required or permitted by law, including certain borrowings described in Note 10.

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009:

Securities in a continuous unrealized loss position
	Less than 12 months	12 months or more			Total
2010	Unrealized losses	Fair value	Unrealized Losses	Fair value	Unrealized losses	Fair value
Obligations of states and political subdivisions	$ 238,476	$ 14,114,225	$ -	$ -	$ 238,476	$ 14,114,225
Mortgage-backed	544,333	23,998,771	-	-	544,333	23,998,771

Total temporarily impaired securities	$ 782,809 ========	$ 38,112,996 ==========	$ - =========	$ - =========	$ 782,809 =========	$ 38,112,996 ===========

2009

U.S. Government and agencies	$ 10,253	$ 1,988,760	$ -	$ -	$ 10,253	$ 1,988,760
Obligations of states and political subdivisions	69,987	7,810,566	138,877	3,159,180	208,864	10,969,746
Mortgage-backed	74,689	8,053,841	170,316	5,914,022	245,005	13,967,863

Total temporarily impaired securities	$ 154,929 ========	$ 17,853,167 ===========	$ 309,193 =========	$ 9,073,202 =========	$ 464,122 =========	$ 26,926,369 ===========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES (CONTINUED)

There were 39 securities in an unrealized loss position at December 31, 2010, none of which were in a continuous unrealized loss position for twelve months or more.  Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition, the Corporation’s ability to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2010 were primarily the result of customary and expected fluctuations in the bond market.  As a result, all security impairments as of December 31, 2010 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $278,242 in 2010, $130,600 in 2009, and $50,887 in 2008, with the income tax provision applicable to such gains amounting to $94,602 in 2010, $44,404 in 2009, and $17,301 in 2008.  Gross realized losses from sale of securities amounted to $1,107 in 2009 and $1,832 in 2008 (none in 2010), with related income tax effect of $376 in 2009, and $623 in 2008.

NOTE 5 – LOANS

Loans at December 31, 2010 and 2009 consist of the following:

	2010	2009

Residential real estate	$ 111,562,060	$ 107,515,138
Commercial	198,013,634	215,457,166
Agriculture	65,818,468	71,027,689
Consumer	8,513,225	13,814,930
Total loans	$ 383,907,387	$ 407,814,923

Fixed rate loans approximated $70,000,000 at December 31, 2010 and $70,088,000 at December 31, 2009.  Certain commercial and agricultural loans are secured by real estate.

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2010, 2009, and 2008:

	2010	2009	2008

Balance at beginning of year	$ 4,803,595	$ 3,198,130	$ 2,232,708
Provision charged to operations	6,550,000	7,525,000	2,195,000
Loans charged-off	(3,823,427)	(6,276,801)	(1,538,749)
Recoveries of loans charged-off	486,618	357,266	309,171

Total	$ 8,016,786	$ 4,803,595	$ 3,198,130

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – LOANS (CONTINUED)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

Commercial
		and	Residential
	Commercial	multi-family real estate	1 – 4 family real estate	Construction	Consumer	Total
Allowance for loan losses:
Attributable to loans individually evaluated for impairment	$ 252,263	$ 439,517	$ -	$ -	$ -	$691,780
Collectively evaluated for impairment	2,634,204	3,475,806	886,879	67,590	260,527	7,325,006
Acquired with deteriorated credit quality	-	-	-	-	-	-

Total allowance for loan losses	$ 2,886,467 ==========	$ 3,915,323 ==========	$ 886,879 ==========	$ 67,590 =========	$ 260,527 ========	$ 8,016,786 ==========
Loans:
Individually evaluated for impairment	$ 3,663,669	$ 11,834,092	$ 190,864	$ -	$ -	$ 15,688,625
Collectively evaluated for impairment	76,178,015	208,473,683	68,582,003	6,471,836	8,513,225	368,218,762
Acquired with deteriorated credit quality	-	-	-	-	-	-

Total ending loans balance	$ 79,841,684 ==========	$ 220,307,775 ==========	$ 68,772,867 ==========	$ 6,471,836 =========	$ 8,513,225 ========	$383,907,387 ==========

Impaired loans were as follows as of December 31, 2010 and 2009:

	2010	2009

Loans with no allowance for loan losses allocated	$ 9,612,896	$ 8,166,619
Loans with allowance for loan losses allocated	6,075,729	5,009,477

Total impaired loans	$ 15,688,625	$ 13,176,096

Amount of the allowance allocated to impaired loans	$ 691,780	$ 1,228,814

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

The following is a summary of the activity in the allowance for loan losses of impaired loans, which is a part of the Bank’s overall allowance for loan losses for the years ended December 31, 2010, 2009, and 2008:

	2010	2009	2008

Balance at beginning of year	$ 1,228,814	$ 1,054,518	$ 366,500
Provision charged to operations	2,157,658	5,640,681	1,281,943
Loans charged-off	(2,694,692)	(5,466,385)	(593,925)

Balance at end of year	$ 691,780	$ 1,228,814	$ 1,054,518

No additional funds are committed to be advanced in connection with impaired loans.

The average balance of impaired loans approximated $15,487,000 in 2010, $7,851,000 in 2009, and $3,617,000 in 2008.  There was no interest income recognized by the Bank on impaired loans on an accrual or cash basis during 2010, 2009, and 2008.

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2010:

	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded:
Commercial	$ 2,381,774	$ -
Commercial and multi-family
real estate	7,040,258	-
Residential 1 – 4 family
real estate	190,864	-

With an allowance recorded:
Commercial	1,281,895	252,263
Commercial and multi-family
real estate	4,793,834	439,517
Residential 1 – 4 family
real estate	-	-

Total	$ 15,688,625	$ 691,780

Loans on non-accrual of interest approximated $16,497,000 and $12,937,000 at December 31, 2010 and 2009, respectively.  Loans past due 90 days or more and still accruing interest approximated $126,000 and $2,456,000 at December 31, 2010 and 2009, respectively.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

The following table presents the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2010:

	Nonaccrual	Loans past due over 90 days still accruing

Commercial	$ 40,460	$ -
Commercial real estate	9,604,525	-
Agricultural real estate	1,350,336	-
Agriculture	2,272,939	-
Consumer:
Direct	3,244	29,083
Indirect	-	36,146
Residential:
1 – 4 family	3,077,011	55,745
Home equity	148,902	4,992

Total	$ 16,497,417	$ 125,966

The following table presents the aging of the recorded investment in past due loans as of December 31, 2010 by class of loans:

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans not past due	Total
Residential
real estate	$ 1,626,599	$ 720,314	$ 1,456,454	$ 3,803,367	$ 107,758,693	$ 111,562,060
Commercial	2,294,126	641,607	6,367,537	9,303,270	188,710,364	198,013,634
Agriculture	772,012	134,361	2,237,295	3,143,668	62,674,800	65,818,468
Consumer:
Direct	29,069	17,633	29,082	75,784	5,775,363	5,851,147
Indirect	98,748	34,301	36,146	169,195	2,492,883	2,662,078

Total	$ 4,820,554 =========	$ 1,548,216 ========	$ 10,126,514 ==========	$ 16,495,284 =========	$ 367,412,103 ==========	$ 383,907,387 ==========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as:  current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to the credit risk.  This analysis generally includes loans with an outstanding balance greater than $100,000 and non-homogenous loans, such as commercial and commercial real estate loans.  This analysis is performed on a quarterly basis.  The Company uses the following definitions for risk ratings:

•

Special Mention:  Loans which possess some credit deficiency or potential weakness which deserves close attention, but which do not yet warrant substandard classification.  Such loans pose unwarranted financial risk that, if not corrected, could weaken the loan and increase risk in the future.  The key distinctions of a Special Mention classification are that (1) it is indicative of an unwarranted level of risk, and (2) weaknesses are considered "potential", versus "defined", impairments to the primary source of loan repayment.

•

Substandard:  These loans are inadequately protected by the current sound net worth and paying ability of the borrower.  Loans of this type will generally display negative financial trends such as poor or negative net worth, earnings or cash flow.  These loans may also have historic and/or severe delinquency problems, and bank management may depend on secondary repayment sources to liquidate these loans.  The bank could sustain some degree of loss in these loans if the weaknesses remain uncorrected.

•

Doubtful:  Loans in this category display a high degree of loss, although the amount of actual loss at the time of classification is undeterminable.  This should be a temporary category until such time that actual loss can be identified, or improvements made to reduce the seriousness of the classification.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.  Loans listed as not rated are generally either less than $100,000 or are included in groups of homogenous loans.  As of December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Not rated

Commercial	$ 70,851,864	$ 4,553,372	$ 2,324,007	$ 2,112,441	$ -
Commercial and multi-family real estate	187,655,569	6,314,661	25,403,600	933,945	-
Construction	5,126,885	-	654,500	-	690,451
Residential 1 – 4
family	-	305,505	3,485,129	16,926	64,965,307
Consumer	-	-	-	-	8,513,225
Total	$ 263,634,318 ===========	$ 11,173,538 ==========	$ 31,867,236 ==========	$ 3,063,312 =========	$ 74,168,983 ==========

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses.  For residential 1 – 4 family and consumer loan classes, the Company also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment in non-impaired residential 1 – 4 family and consumer loans based on payment activity as of December 31, 2010:

	Consumer	Residential 1 – 4 family

Performing	$ 8,447,997	$ 67,281,976
Nonperforming	65,228	1,300,027

Total	$ 8,513,225	$ 68,582,003

Purchased Loans:

From time to time, the Company enters into loan participation agreements to purchase loans and also acquired loans through the Findlay branch acquisition described in Note 3.  At December 31, 2010, the Bank held no loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank.  Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Bank, including the interest rate charged and collateralization.  Such loans amounted to $3,164,300 and $3,353,452 at December 31, 2010 and 2009, respectively.  The following is a summary of activity during 2010, 2009, and 2008 for such loans:

	2010	2009	2008

Beginning of year	$ 3,353,452	$ 3,988,374	$ 3,657,288
Additions	60,997	1,999,262	629,002
Repayments	(250,149)	(2,634,184)	(297,916)

End of year	$ 3,164,300	$ 3,353,452	$ 3,988,374

Additions and repayments include loan renewals, as well as net borrowings and repayments under revolving lines-of-credit.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

Most of the Bank’s lending activities are with customers located in Northwestern and West Central Ohio.  As of December 31, 2010 and 2009, the Bank’s loans from borrowers in the agriculture industry represent the single largest industry and amounted to $65,818,468 and $71,027,689, respectively.  Agriculture loans are generally secured by property, equipment, and livestock.  Repayment is primarily expected from cash flow generated through the harvest and sale of crops; milk production for dairy products; or the breeding, development, and sale of livestock.  Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock.  Credit losses arising from the Bank’s lending experience in the agriculture industry compare favorably with the Bank’s loss experience on their loan portfolio as a whole.  Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2010 and 2009:

	2010	2009

Land and improvements	$ 2,479,913	$ 2,076,054
Buildings	8,969,778	8,301,950
Equipment	4,128,361	3,942,779

	15,578,052	14,320,783
Less accumulated depreciation	5,644,620	5,188,535

Premises and equipment, net	$ 9,933,432	$ 9,132,248

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

Depreciation expense amounted to $531,937 in 2010, $493,130 in 2009 and $458,814 in 2008.

NOTE 7 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others approximated $175,931,000 and $188,702,000 at December 31, 2010 and 2009, respectively.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SERVICING (CONTINUED)

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets.  The Bank has elected to record its mortgage servicing rights using the fair value measurement method.  Significant assumptions used in determining the fair value of servicing rights as of December 31, 2010 and 2009 include:

Prepayment assumptions:

Based on the PSA Standard Prepayment Model

Internal rate of return:

8% to 10%

Servicing costs:

$40 – $55 per loan, annually, increased at the rate

of $1 per 1% delinquency based on loan count

Inflation rate of servicing costs:

3%

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Fair value at beginning of year	$ 1,273,525	$ 703,388	$ 1,531,225
Capitalized servicing rights – new loan sales	315,039	612,499	146,966
Disposals (amortization based on loan payments and payoffs)	(332,851)	(237,463)	(325,712)
Change in fair value	(141,587)	195,101	(649,091)

Fair value at end of year	$ 1,114,126	$ 1,273,525	$ 703,388

The change in fair value of servicing rights for the year ended December 31, 2008 resulted from changes in external market conditions, including conditions that dramatically increased prepayment assumptions, which is a key valuation input used in determining the fair value of servicing.  While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period.  However, due to the declines in the secondary market mortgage rates experienced during the fourth quarter of 2008, the prepayment assumptions used in determining the fair value of servicing at December 31, 2008 was 630 compared to 321 at December 31, 2010 and 300 at December 31, 2009.

NOTE 8 - PREPAID FDIC ASSESSMENTS

On September 29, 2009, the FDIC adopted a Notice of Proposed Rule making it mandatory that insured depository institutions prepay their quarterly risk-based assessments to the FDIC on December 30, 2009 for the fourth quarter of 2009 and for the years 2010 through 2012. As a result, the Bank had prepaid FDIC assessments amounting to $1,888,581 at December 31, 2010 and $2,623,998 at December 31, 2009 and such amounts are included in other assets in the accompanying consolidated balance sheets.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - DEPOSITS

Time deposits at December 31, 2010 and 2009 include individual deposits of $100,000 or more approximating $80,791,000 and $82,026,000, respectively.  Interest expense on time deposits of $100,000 or more approximated $1,520,000 for 2010, $1,550,000 for 2009 and $2,202,000 for 2008.  Time deposits at December 31, 2009 include brokered deposits approximating $14,990,000 (none at December 31, 2010).  Interest expense on brokered deposits approximated $158,000 in 2010, $1,019,000 in 2009 and $1,142,000 in 2008.

At December 31, 2010, time deposits approximated $259,085,000 and were scheduled to mature as follows: 2011, $117,594,000; 2012, $105,661,000; 2013, $6,947,000; 2014, $10,155,000; 2015, $17,691,000 and thereafter, $1,037,000.

NOTE 10 – OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2010 and 2009:

	2010	2009
Federal Home Loan Bank borrowings:
Secured note, with interest at 1.95%, due June 4, 2010	$ -	$ 5,000,000
Secured note, with interest at 6.55% due June 16, 2010	-	6,500,000
Secured note, with interest at 3.61%, due July 16, 2010	-	5,000,000
Secured note, with interest at 6.46%, due July 28, 2010	-	5,000,000
Secured note, with interest at 4.28%, due June 24, 2011	17,000,000	17,000,000
Secured note, with interest at 2.18%, due July 3, 2012	5,000,000	5,000,000
Secured note, with interest at 4.25% through February 28, 2008, thereafter putable back at the option of the holder, due August 28, 2012	5,000,000	5,000,000
Secured note, with interest at 4.20% through February 28, 2008, thereafter putable back at the option of the holder, due February 28, 2017	10,000,000	10,000,000
Secured note, with interest at 3.95% through September 11, 2008, thereafter putable back at the option of the holder, due September 11, 2017	7,500,000	7,500,000
Advances secured by individual residential mortgages under blanket agreement	100,197	150,497

Total Federal Home Loan Bank borrowings	44,600,197	66,150,497

Customer repurchase agreements with an average
outstanding rate of .25% at December 31, 2010 and
.68% at December 31, 2009	11,177,637	11,756,091

Total other borrowings	$ 55,777,834	$ 77,906,588

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – OTHER BORROWINGS (CONTINUED)

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock, securities with an aggregate carrying value approximating $17,474,000 and eligible mortgage loans approximating $97,034,000 at December 31, 2010.   The interest rates on advances outstanding at December 31, 2010, secured by individual mortgages under blanket agreement, ranged from 5.62% to 8.80%, with varying maturities through July 2019.  At December 31, 2010, the Bank had $6,700,000 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

Future contractual maturities of other borrowings, excluding short-term customer repurchase agreements, are as follows at December 31, 2010:  2011, $17,021,464; 2012, $10,019,974; 2013, $16,929; 2014, $11,817; 2015, $8,851 and thereafter, $17,521,162.

NOTE 11 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation.  United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures.  United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation.  The debentures have a stated maturity date of March 26, 2033.  As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option.  The interest rate of the debentures was fixed at 6.40% for a five-year period through March 26, 2008.  Effective March 27, 2008, interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 3.44% at December 31, 2010 and 3.52% at December 31, 2009, with interest payable quarterly.  The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.  Interest expense on the debentures amounted to $353,965 in 2010, $409,971 in 2009, and $626,897 in 2008, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Data processing	$ 510,621	$ 586,143	$ 598,547
Professional fees	953,801	683,860	550,374
Franchise tax	452,185	522,909	570,468
Advertising	546,025	339,246	410,406
ATM processing and other fees	227,685	144,606	367,339
Amortization of core deposit intangible asset	94,218	253,980	253,980
Postage	192,699	192,138	186,894
Stationery and supplies	172,594	123,899	140,208
Loss on disposal or write-down of premises and equipment	-	-	275,925
FDIC assessment	806,533	1,150,962	74,099
Loan closing fees	191,951	154,230	152,330
Internet banking	175,683	181,640	140,976
Other real estate owned	427,712	53,283	120,197
Other	1,540,353	1,225,722	1,562,995

Total other operating expenses	$ 6,292,060	$ 5,612,618	$ 5,404,738

NOTE 13 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2010, 2009, and 2008:

	2010	2009	2008
Unrealized holding gains (losses) on
available-for-sale securities	$ (553,784)	$ 4,329,683	$ 297,178
Reclassification adjustments for net securities
gains realized in income	(278,242)	(129,493)	(49,055)
Net unrealized gains (losses)	(832,026)	4,200,190	248,123
Tax effect	(282,889)	1,428,065	84,362

Net-of-tax amount	$ (549,137)	$ 2,772,125	$ 163,761

NOTE 14 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2010, 2009 and 2008 consist of the following:

	2010	2009	2008

Current	$ 1,008,711	$ 436,565	$ 1,554,362
Deferred	(865,711)	(280,565)	(543,362)

Total provision for income taxes	$ 143,000	$ 156,000	$ 1,011,000

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (CONTINUED)

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

	2010	2009	2008

Expected tax using statutory tax rate of 34%	$ 1,003,200	$ 1,033,100	$ 1,846,100
Increase (decrease) in tax resulting from: Tax-exempt income on state and municipal securities and political subdivision loans	(696,800)	(706,800)	(666,800)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	5,000	8,600	76,400
Tax-exempt income on life insurance contracts	(167,500)	(174,100)	(167,600)
Deductible dividends paid to United Bancshares, Inc. ESOP	(48,400)	(61,700)	(54,500)

Other, net	47,500	56,900	(22,600)

Total provision for income taxes	$ 143,000	$ 156,000	$ 1,011,000

The deferred income tax credit of $865,711 in 2010, $280,565 in 2009, and $543,362 in 2008 resulted from the tax effects of temporary differences.  There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010 and 2009 are presented below:

	2010	2009
Deferred tax assets:
Allowance for loan losses	$ 2,792,000	$ 1,671,200
Deferred compensation	315,600	317,400
Alternative minimum tax credits	267,900	293,700
Accrued expenses and other	480,500	472,866
Total deferred tax assets	3,856,000	2,755,166
Deferred tax liabilities: Unrealized gain on securities available-for-sale	932,777	1,215,666
Federal Home Loan Bank stock dividends	877,500	877,500
Capitalized mortgage servicing rights	378,800	433,000
Depreciation and amortization	1,400,300	1,187,500
Other	119,523	43,000
Total deferred tax liabilities	3,708,900	3,756,666

Net deferred tax assets (liabilities)	$ 147,100	$ (1,001,500)

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (CONTINUED)

Net deferred tax assets (liabilities) at December 31, 2010 and 2009 are included in other assets (liabilities) in the consolidated balance sheets.

At December 31, 2010, the Corporation has available alternative minimum tax credit carryforwards of approximately $267,900 which may be utilized in the future to the extent computed regular tax exceeds the alternative minimum tax.

Management believes it is more likely than not that the benefit of deferred tax assets will be realized.  Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2010 and 2009.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2010, 2009, and 2008 is as follows:

	2010	2009	2008

Balance at January 1	$ 203,000	$ 154,200	$ 82,300
Additions based on tax positions related
to the current year	39,400	48,800	71,900

Balance at December 31	$ 242,400	$ 203,000	$ 154,200

There was no impact on unrecognized tax benefits for the years ended December 31, 2010, 2009, and 2008 as a result of additions or reductions of prior years or reductions due to statute of limitations or settlements.

The Corporation had unrecognized tax benefits of $242,400 and $203,000 at December 31, 2010 and 2009, respectively.  Such unrecognized tax benefits, if recognized, would favorably affect the effective income tax rate in future periods.  The Corporation expects $82,300 of unrecognized tax benefits will be recognized in 2011 as a result of statute of limitations.

The amount of accrued interest related to the Corporation’s uncertain tax positions was $15,700 at December 31, 2010 and $8,100 at December 31, 2009, respectively.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2007. The Corporation’s 2009 tax year is currently under federal examination. Management anticipates no material impact to the Corporation’s financial position as a result of this examination.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation and Bank sponsor a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions.  The plan permits the investing in the Corporation’s stock subject to certain limitations.  Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations.  The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations.  Contribution expense for the plan amounted to $511,935, $487,745, and $491,502 in 2010, 2009, and 2008, respectively.  At December 31, 2010, the Plan owned 332,018 shares of the Corporation’s common stock.

The Bank also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies.  In connection with the policies, the Bank has provided an estimated liability for accumulated supplemental retirement benefits amounting to $623,699 and $616,307 at December 31, 2010 and 2009, respectively, which is included in other liabilities in the accompanying consolidated balance sheets.  The Bank has also purchased split-dollar life insurance policies for investment purposes to fund other employee benefit plans.  The combined cash values of these policies aggregated $12,322,390 and $11,851,036 at December 31, 2010 and 2009, respectively.

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan.  The Corporation sold from treasury 1,123 shares in 2010, 2,103 shares in 2009, and 7,258 shares in 2008 under the plan.

The Bank has an agreement with Leipsic’s former President, who is the Corporation’s current Chairman of the Board of Directors, to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years commencing upon retirement effective December 31, 2001.  At December 31, 2010 and 2009, the net present value (based on the 12% discount rate in effect at the time of origination of the agreement) of future deferred compensation payments amounted to $304,625 and $317,235, respectively.  Such amounts are included in other liabilities in the December 31, 2010 and 2009 consolidated balance sheets.  A split-dollar life insurance policy has been purchased and is available to fund a portion of the future deferred compensation payments.  The cash value of the policy amounted to $572,281 and $550,948 at December 31, 2010 and 2009, respectively.

The Chief Executive Officer and Chief Financial Officer of the Corporation have employment agreements which provide for certain compensation and benefits should any triggering events occur, as specified in the agreements, including change of control or termination without cause.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - STOCK OPTIONS

The following summarizes stock options activity for the years ended December 31, 2010, 2009, and 2008:

	2010		2009		2008
		Weighted average exercise price		Weighted average exercise price	Shares	Weighted average exercise price

	Shares		Shares
Outstanding at
beginning of year	5,146	$ 9.66	5,146	$ 9.66	12,006	$12.95
Expired	(5,146)	9.66	-	-	(6,860)	15.42

Outstanding and
exercisable
at end of year	-	$ -	5,146	$ 9.66	5,146	$ 9.66

Options outstanding at December 31, 2009 at an exercise price of $9.66 expired May 5, 2010.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2010 and 2009:

	Contract amount
	2010	2009

Commitments to extend credit	$ 67,433,000	$ 66,271,000

Letters of credit	$ 2,602,000	$ 1,067,000

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration.  All letters of credit outstanding at December 31, 2010 expire in 2011.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Bank requires collateral supporting these commitments when deemed necessary.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2010 and 2009, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.  Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2010, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank is currently working with regulatory agencies to address certain regulatory matters resulting from the Bank’s most recent examination.  The management of the Bank is actively working towards achieving a resolution of any and all matters identified by the regulators during this examination and management does not believe that compliance with these issues will have a material adverse effect on the operations or financial condition of the Bank.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - REGULATORY MATTERS (CONTINUED)

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2010 and 2009 are presented in the following table:

Minimum to be

well capitalized

Minimum

under prompt

capital

corrective

     Actual

requirement

action provisions

Amount

Ratio

Amount

Ratio

Amount

Ratio

(Dollars in Thousands)

As of December 31, 2010

Total Capital (to Risk-

Weighted Assets)

Consolidated

$

60,222

13.4%

$

35,972

> 8.0%

N/A

N/A

Bank

57,740

12.9%

35,890

> 8.0%

$

44,863

10.0%

Tier I Capital (to Risk-

Weighted Assets)

Consolidated

$

54,572

12.1%

$

17,986

> 4.0%

N/A

N/A

Bank

52,103

11.6%

17,945

> 4.0%

$

26,918

6.0%

Tier I Capital (to

Average Assets)

Consolidated

$

54,572

9.0%

$

24,338

> 4.0%

N/A

N/A

Bank

52,103

8.6%

24,311

> 4.0%

$

30,388

5.0%

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

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Act"), which brings significant financial reform. Among other things, the law:

•

Creates a Financial Services Oversight Council to identify emerging systemic risks and improve interagency cooperation;

•

Creates a Consumer Financial Protection Agency authorized to promulgate and enforce consumer protection regulations relating to financial products, which would affect both banks and non-bank finance companies;

•

Establishes strengthened capital standards for banks and bank holding companies, and disallows trust preferred securities from being included in the Tier 1 capital determination for certain financial institutions;

•

Enhances regulation of financial markets, including derivatives and securitization markets;

•

Contains a series of provisions covering mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards and prepayments;

•

Grants the Board of Governors of the Federal Reserve System the power to regulate debit card interchange fees;

•

Prohibits certain trading activities by banks;

•

Permanently increases the maximum standard FDIC deposit insurance amount to
$250,000; and

•

Creates an Office of National Insurance with the U.S. Department of Treasury.

While the provisions of the Act receiving the most public attention have generally been those more likely to affect larger institutions, the Act also contains many provisions which will affect smaller institutions such as the Corporation in substantial and unpredictable ways. Consequently, compliance with the Act's provisions may curtail the Corporation's revenue opportunities, increase its operating costs, require it to hold higher levels of regulatory capital and/or liquidity or otherwise adversely affect the Corporation's business or financial results in the future.  The Corporation's management is actively reviewing the provisions of the Act and assessing its probable impact on the Corporation's business, financial condition, and results of operations.  However, because many aspects of the Act are subject to future rulemaking, it is difficult to precisely anticipate its overall financial impact on the Corporation and the Bank at this time.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 is as follows:

Condensed Balance Sheets	2010	2009

Assets:
Cash	$416,912	$2,800,432
Investment in bank subsidiary	62,835,606	60,163,521
Premises and equipment, net of accumulated depreciation	394,883	420,504
Other assets, including income taxes receivable from bank
subsidiary of $72,900 in 2010 and $873,103 in 2009	1,700,012	1,313,827

Total assets	$65,347,413	$64,698,284

Liabilities:
Accrued expenses	$ 42,350	$ 119,179
Junior subordinated deferrable interest debentures	10,300,000	10,300,000

Total liabilities	10,342,350	10,419,179

Shareholders’ equity:
Common stock	3,760,557	3,760,557
Surplus	14,660,000	14,659,661
Retained earnings	39,600,718	38,343,134
Accumulated other comprehensive income	1,810,684	2,359,821
Treasury stock, at cost	(4,826,896)	(4,844,068)

Total shareholders’ equity	55,005,063	54,279,105

Total liabilities and shareholders’ equity	$65,347,413	$64,698,284

Condensed Statements of Income	2010	2009	2008

Income – including dividends from bank subsidiary	$ 6,226	$ 3,006,657	$ 3,000,000
Expenses – interest expense, professional fees and other expenses, net of federal income tax benefit	(419,766)	(511,641)	(642,937)

Income (loss) before equity in undistributed net income of bank subsidiary	(413,540)	2,495,016	2,357,063

Equity in undistributed net income of bank subsidiaries	3,221,222	387,580	2,061,534

Net income	$ 2,807,682	$ 2,882,596	$ 4,418,597

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows	2010	2009	2008

Cash flows from operating activities: Net income	$ 2,807,682	$ 2,882,596	$ 4,418,597
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed net income of bank subsidiary	(3,221,222)	(387,580)	(2,061,534)
Credit for accrued compensation – stock options	-	-	(11,286)
Depreciation and amortization	25,621	25,622	39,038
Increase in other assets	(386,185)	(103,798)	(600,189)
Increase (decrease) in accrued expenses	(76,829)	614	(36,436)

Net cash provided by (used in) operating activities	(850,933)	2,417,454	1,748,190

Cash flows from financing activities:
Purchase of common stock	-	-	(775,250)
Proceeds from sale of treasury shares	17,511	30,632	98,709
Cash dividends paid	(1,550,098)	(2,065,963)	(2,064,686)

Net cash used in financing activities	(1,532,587)	(2,035,331)	(2,741,227)

Net increase (decrease) in cash	(2,383,520)	382,123	(993,037)

Cash at beginning of the year	2,800,432	2,418,309	3,411,346

Cash at end of the year	$ 416,912	$ 2,800,432	$ 2,418,309

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market.  The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares.  The Corporation purchased 55,000 shares in 2008 (none in 2010 and 2009) under the program.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.  The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs.  An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are independent, knowledgeable, and both able and willing to transact.

FASB ASC 820-10, Fair Value Measurements (ASC 820-10) requires the use of valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.  The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis.  The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied.  Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability.  Inputs may be observable or unobservable.  Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources.  Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.  In that regard, ASC 820-10 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The fair value hierarchy is as follows:

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (CONTINUED)

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2010 and 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Level 1	Level 2	Level 3	Total
2010	inputs	inputs	inputs	fair value

Recurring:
Securities available-for-sale:
Obligations of state and
political subdivisions	$ -	$ 47,298,232	$ -	$ 47,298,232
Mortgage-backed	-	92,632,687	-	92,632,687
Other	-	509,442	-	509,442
Mortgage servicing rights	-	-	1,114,126	1,114,126

Total recurring	$ -	$ 140,440,361	$ 1,114,126	$ 141,554,487

Nonrecurring:
Impaired loans	$ -	$ -	$ 12,360,108	$ 12,360,108
Other real estate owned	-	-	4,524,729	4,524,729

Total nonrecurring	$ -	$ -	$ 16,884,837	$ 16,884,837

2009

Recurring:
Securities available-for-sale	$ -	$ 138,586,362	$ -	$ 138,586,362
Mortgage servicing rights	-	-	1,273,525	1,273,525

Total recurring	$ -	$ 138,586,362	$ 1,273,525	$ 139,859,887

Nonrecurring:
Impaired loans	$ -	$ -	$ 11,947,282	$ 11,947,282
Other real estate owned	-	-	5,170,635	5,170,635

Total nonrecurring	$ -	$ -	$ 17,117,917	$ 17,117,917

There were no financial instruments measured at fair value that moved to a lower level in the fair value hierarchy during 2010 and 2009 due to the lack of observable quotes in inactive markets for those instruments at December 31, 2010 and 2009.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (CONTINUED)

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Balance at beginning of year	$ 1,273,525	$ 703,388	$1,531,225
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	315,039	612,499	146,966
Disposals – amortization based on loan
payments and payoffs	(332,851)	(237,463)	(325,712)
Other changes in fair value	(141,587)	195,101	(649,091)

Balance at end of year	$ 1,114,126	$1,273,525	$703,388

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

Securities Available-for-Sale

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Level 1 securities would typically include government bonds and exchange traded equities.  If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.  Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy.  The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2010 and 2009.

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

Losses included in earnings before income taxes amounted to $2,072,456 in 2010 and $5,640,681 in 2009, relating to impaired loans, and such losses are included in the provision for loan losses.  There were no gains or losses relating to securities available-for-sale included in earnings before income taxes that were attributable to changes in fair values of securities held at December 31, 2010 and 2009.

Other Real Estate Owned

The Corporation values other real estate owned at the estimated fair value of the underlying collateral less expected selling costs.  Such values are estimated primarily using appraisals and reflect a market value approach.  Due to the significance of the Level 3 inputs, other real estate owned has been classified as Level 3.

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment.  Financial assets and financial liabilities, excluding impaired loans and other real estate owned, measured at fair value on a nonrecurring basis were not significant at December 31, 2010.

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2010 and 2009 are as follows:

	2010		2009
	Carrying amount	Estimated value	Carrying amount	Estimated value

	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$ 48,604	$ 48,604	$ 27,380	$ 27,380
Securities, including Federal
Home Loan Bank stock	145,334	145,334	143,480	143,480
Net loans	375,891	389,124	403,011	430,072
Mortgage servicing rights	1,114	1,114	1,274	1,274

	$570,943	$ 584,176	$ 575,145	$ 602,206

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

	2010		2009
	Carrying amount	Estimated value	Carrying amount	Estimated value

	(dollars in thousands)
FINANCIAL LIABILITIES
Deposits	$ 488,651	$ 492,413	$ 469,668	$ 472,617
Other borrowings	55,778	58,415	77,907	80,649
Junior subordinated deferrable
interest debentures	10,300	9,913	10,300	8,776
Other liabilities	2,883	2,963	4,251	4,341

	$ 557,612	$ 563,704	$ 562,126	$ 566,383

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments.  The estimated fair value of such items is considered to be their carrying amounts.

There are also unrecognized financial instruments at December 31, 2010 and 2009 which relate to commitments to extend credit and letters of credit.  The contract amount of such financial instruments amounts to $70,035,000 at December 31, 2010 and $67,338,000 at December 31, 2009.  Such amounts are also considered to be the estimated fair values.

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

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount, since these financial instruments generally represent commitments at existing rates.  The fair value of other borrowings is determined based on a discounted cash flow analysis using current interest rates.  The fair value of the junior subordinated deferrable interest debentures is determined based on quoted market prices of similar instruments.  The fair value of other liabilities is generally considered to be carrying value except for the deferred compensation agreement described in Note 17.  The fair value of the contract is determined based on a discounted cash flow analysis using a current interest rate for a similar instrument.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2010 and 2009:

Income

Net

Net

(loss) per

Interest

interest

income

common share

income

income

(loss)

Basic

Diluted

(Dollars in thousands, except per share data)

2010

First quarter

$

7,712

$

5,223

$

1,024

$

.30

$

.30

Second quarter

7,789

5,406

307

.09

.09

Third quarter

7,522

5,420

879

.26

.26

Fourth quarter

7,241

5,256

598

.17

.17

2009

First quarter

$

8,399

$

5,040

$

1,432

$

.42

$

.42

Second quarter

8,343

5,141

1,335

.39

.39

Third quarter

8,299

5,255

(777)

(.23)

(.23)

Fourth quarter

7,826

5,114

893

.26

.26

This information is an integral part of the accompanying

consolidated financial statements.

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

NAME	AGE	DIRECTOR SINCE	NAME	AGE	DIRECTOR SINCE
Robert L. Benroth	48	2003	David P. Roach	60	2001
Putnam County Auditor			Vice President/GM, First Family Broadcasting of Ohio

Robert L. Dillhoff	64	2001	Daniel W. Schutt	63	2005
Retired Administrator, Ohio Dept. of Transportation			President/CEO

James N. Reynolds	73	2000	R. Steven Unverferth	58	2005
Chairman, Retired Banker			President, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel	68	2000
Farmer, Rigel Farms, Inc

DIRECTORS – THE UNION BANK COMPANY

NAME	AGE	DIRECTOR SINCE(a)	NAME	AGE	DIRECTOR SINCE(a)
Robert L. Benroth	48	2001	H. Edward Rigel	68	1979
Putnam County Auditor			Farmer, Rigel Farms, Inc.

Robert L. Dillhoff	64	1991	David P. Roach	60	1997
Retired Administrator, Ohio Dept. of Transportation			Vice President/GM, First Family Broadcasting of Ohio

Herbert H. Huffman	60	1993	Robert M. Schulte, Sr.	78	1994
Retired - Educator			Businessman/Spherion Services

Kevin L. Lammon	56	1996	Daniel W. Schutt	63	2005
Village Administrator, Village of Leipsic			Chairman/Chief Executive Officer

William R. Perry	52	1990	R. Steven Unverferth	58	1993
Farmer			President, Unverferth Manufacturing Corporation, Inc.

James N. Reynolds	73	1966	Brian D. Young	44	2008
Retired Banker			President/CFO/COO

(a) Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.

OFFICERS – UNITED BANCSHARES, INC.

James N. Reynolds – Chairman	Daniel W. Schutt – President / Chief Executive Officer
Heather M. Oatman – Secretary	Brian D. Young – Chief Financial Officer, EVP & Treasurer

OFFICERS – THE UNION BANK COMPANY

Daniel W. Schutt - CEO/Chairman
Brian D. Young - President/CFO/COO
John P. Miller	Senior Vice President	Lewis R. Renollet	Senior Vice President
Heather M. Oatman	Senior Vice President, Sec.	Norman V. Schnipke	Senior Vice President

Dan M. Best	Vice President	Jeffrey L. Point	Vice President
Mark G. Honigford	Vice President	Ricardo Rosado	Vice President
Dana F. Lawrence	Vice President	Mary L. Schroeder	Vice President
Max E. Long	Vice President

Amy E. Blankemeyer	Assistant Vice President	Amy E. Reese	Assistant Vice President
Nancianne Carroll	Assistant Vice President	Kevin E. Rice	Assistant Vice President
Kimberly K. Dray	Assistant Vice President	Gary G. Ricker	Assistant Vice President
Amy C. Felter	Assistant Vice President	M. Chris Sanderson	Assistant Vice President
Vicky K. Gilbert	Assistant Vice President	Deborah R. Soldenwagner	Assistant Vice President
Erin W. Hardesty	Assistant Vice President	Suzanne L. St. Clair	Assistant Vice President
Susan A. Hojnacki	Assistant Vice President	Craig R. Stechschulte	Assistant Vice President
Kimberly J. Kandik	Assistant Vice President	Theresa A. Stein-Moenter	Assistant Vice President
Amy L. Laibe	Assistant Vice President	Stacia R. Thompson	Assistant Vice President
Shawn C. McFarland	Assistant Vice President	Jason R. Thornell	Assistant Vice President
Doris A. Neumeier	Assistant Vice President	Kimberly S. Verhoff	Assistant Vice President
Brent D. Nussbaum	Assistant Vice President	Troy M. Verhoff	Assistant Vice President
James C. Osmon	Assistant Vice President	Vikki L. Williams	Assistant Vice President
Peter J. Rafaniello	Assistant Vice President	Lisa D. Wiswasser	Assistant Vice President
Rose Ann Recker	Assistant Vice President

Patricia S. Christman	Accounting Officer	Christina J. Hegemier	Assistant Manager of Bookkeeping