Form 10-K, Exhibit 13
period 2011-12-31
UNITED BANCSHARES INC/OH
filed 2012-03-28
CIK 1087456

Exhibit 13

Dear Shareholder:

Despite ongoing economic challenges, we are pleased to report that your company's net income increased in 2011 when compared to the previous two years.  Earnings per share were $0.85, $0.82 and $0.84 for the years ended December 31, 2011, 2010 and 2009, respectively.  Because a significant amount of the bank's revenues are derived from loan interest, the decreases in loan balances and net interest margin had a notable negative impact on the Bank's overall profitability. The decrease in loan balances was primarily the result of continued soft loan demand, while the decrease in margin was mostly the result of a flattened yield curve.  These factors contributed to a $2.2 million decrease of net interest income.  However, this was offset by improvements in allocations to the provision for loan losses of $2.2 million.  Non-interest income also improved slightly year over year (3.0%), while non-interest expenses were controlled with a very minimal increase (0.2%).

Management continues to work diligently on identifying and managing loans with increased risk characteristics.  This is an area that has required a great amount of effort and has had a positive impact on improving your company's risk profile.  Another area that continues to show improvement is equity, which has increased to $59.8 million as of December 31, 2011.  We believe that a firm financial position is important to the future of our organization.

As a community bank, we realize the importance of being involved in our communities.  Not only is the organization involved through financial support, but staff members are encouraged and many have decided to become individually involved in these worthwhile endeavors.  I assure you that shareholders' value is always considered, and is important to the Board and management of your organization.  We will continue to work at increasing profitability in an effort to enhance shareholders' value.  As always, we do appreciate and thank you for your current and continued support.

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

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  From January 2000 to March 2001, the Corporation’s common stock was traded on the Nasdaq Over-The-Counter Bulletin Board.  Prior to January 2000, there was no established public trading market for United Bancshares, Inc. common stock.  As of February 28, 2012, the common stock was held by 1453 shareholders of record.  Below are the trading highs and lows for the periods noted.

Year 2011	High	Low
First Quarter	$10.65	$8.86
Second Quarter	$9.25	$8.41
Third Quarter	$9.53	$8.31
Fourth Quarter	$8.62	$6.73

Year 2010	High	Low
First Quarter	$10.60	$8.81
Second Quarter	$10.55	$9.35
Third Quarter	$10.11	$8.82
Fourth Quarter	$10.42	$8.80

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

	2011	2010
First Quarter	$-	$.15
Second Quarter	-	.15
Third Quarter	-	.15
Fourth Quarter	-	-
Total	$-	$.45

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary United Bancshares, Inc. 100 S. High Street Columbus Grove, Ohio 45830 800-837-8111

UNITED BANCSHARES, INC.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years ended December 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share data)

Statements of income:
Total interest income	$26,461	$30,264	$32,867	$35,208	$34,849
Total interest expense	7,326	8,959	12,317	15,795	17,431
Net interest income	19,135	21,305	20,550	19,413	17,418
Provision for loan losses	4,375	6,550	7,525	2,195	625

Net interest income after provision for loan losses	14,760	14,755	13,025	17,218	16,793
Total non-interest income	3,831	3,718	4,492	2,674	2,965
Total non-interest expenses	15,546	15,522	14,478	14,462	14,018
Income before federal income taxes	3,045	2,951	3,039	5,430	5,740
Federal income taxes	102	143	156	1,011	1,161

Net income	$2,943	$2,808	$2,883	$4,419	$4,579
Per share of common stock:
Net income - basic	$0.85	$0.82	$0.84	$1.28	$1.30
Dividends	-	0.45	0.60	0.60	0.56
Book value	$17.34	$15.97	$15.76	$14.72	$13.99

Average shares outstanding – basic	3,445,469	3,444,703	3,443,093	3,447,536	3,527,093

Year end balances:
Loans (1)	$340,700	$383,907	$407,815	$418,385	$359,560
Securities (2)	156,850	145,334	143,480	141,392	142,607
Total assets	587,045	612,617	616,405	616,064	547,975
Deposits	480,486	488,651	469,668	464,792	393,203
Shareholders' equity	59,748	55,005	54,279	50,660	48,819

Average balances:
Loans (1)	360,669	398,378	417,913	400,823	345,532
Securities (2)	151,736	149,748	139,373	133,409	155,773
Total assets	593,465	625,281	612,943	600,749	549,694
Deposits	481,600	493,089	462,742	443,174	386,572
Shareholders' equity	57,429	55,846	52,862	49,795	47,270

Selected ratios:
Net yield on average interest-earning assets (3)	3.64%	3.85%	3.75%	3.64%	3.61%
Return on average assets	0.50%	0.45%	0.47%	0.74%	0.83%
Return on average shareholders equity	5.12%	5.03%	5.45%	8.87%	9.69%
Net loan charge-offs as a percentage of average outstanding net loans	1.07%	0.84%	1.42%	0.31%	0.19%
Allowance for loan losses as a percentage of year end loans	2.51%	2.09%	1.18%	0.76%	0.62%
Shareholders' equity as a percentage of total assets	10.18%	8.98%	8.81%	8.22%	8.91%

Notes:
1)	Includes loans held for sale.
2)	Includes Federal Home Loan Bank Stock.
3)	Net yield on average interest-earning assets was computed on a tax-equivalent basis.
4)	Financial data for 2010 includes the impact of the March 2010 Findlay branch acquisition.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc.

PERFORMANCE SUMMARY

Consolidated net income for United Bancshares, Inc. (the “Corporation”) and its wholly-owned subsidiary, The Union Bank Company (the “Bank”), was $2.9 million in 2011 compared to $2.8 million in 2010 and $2.9 million in 2009.

Net income in 2011 as compared to 2010 was favorably impacted by a $2.2 million decrease in the provision for loan losses, a $113,000 increase in non-interest income and a $41,000 decrease in the provision for income taxes, and unfavorably impacted by a $2.2 million decrease in net interest income, and a $25,000 increase in non-interest expenses.  The decrease in the provision for loan losses is more fully explained in the “Provision for Loan Losses and the Allowance for Loan Losses” section.  The decrease in net interest income is due to a decline in the Corporation’s net interest margin from 3.85% in 2010 to 3.64% in 2011, as well as a decrease in the level of average interest-earning assets in 2011 as compared to 2010.

The Corporation’s return on average assets was .50% in 2011, compared to .45% in 2010, and .47% in 2009.  The Corporation’s return on average shareholders’ equity was 5.12% in 2011, 5.07% in 2010, and 5.45% in 2009.  Basic net income per share was $0.85 in 2011, an increase of $0.03 per share from $0.82 in 2010.  Basic net income per share was $0.82 in 2010, a decrease of $0.02 per share from $0.84 in 2009.  Changes in these amounts from year to year were generally reflective of changes in the level of net income.

The Corporation’s assets decreased to $587 million at December 31, 2011, compared to $612.6 million at December 31, 2010.  Loans decreased $43.2 million, or 11.2%, to $340.7 million at December 31, 2011, compared to $383.9 million at December 31, 2010.  The decrease in loans resulted from continued soft loan demand in the Corporation’s market area, and $3.8 million of net loan charge-offs recognized in 2011.  Deposits decreased $8.2 million, or 1.7%, to $480.5 million at December 31, 2011, from $488.7 million at December 31, 2010.  Shareholders' equity at December 31, 2011 was $59.7 million, an 8.6% increase compared to $55.0 million at December 31, 2010.

RESULTS OF OPERATIONS – 2011 Compared to 2010

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

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2011 Compared to 2010 (CONTINUED)

Net Interest Income, Continued

Net interest income for 2011 was $19.1 million, a decrease of $2.2 million (10.2%) from 2010.  The decrease in net interest income was primarily due to a decrease in the Corporation’s net interest margin.  The average yield on loans for 2011 decreased to 5.87% compared to 6.09% in 2010, and the average rate on interest-bearing liabilities decreased to 1.53% in 2011 from 1.73% in 2010.  The effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, decreasing in 2011 to 3.64% from 3.85% in 2010.

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

As mentioned, ongoing reviews are performed to identify potential problem and nonperforming loans and also provide in-depth analysis with respect to the quarterly allowance for loan losses calculation.  Part of this analysis involves accessing the need for specific reserves relative to impaired loans.  This evaluation typically includes a review of the recent performance history of the credit, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower’s future financial performance.  Loans are considered impaired when, based upon the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement.  Impaired loans are recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate.  Given that the Bank’s impaired loans are typically collateralized by real estate or other borrower assets, the fair value of individual impaired loans is most often based upon the underlying collateral value net of estimated selling costs.  Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

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

RESULTS OF OPERATIONS – 2011 Compared to 2010 (CONTINUED)

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

The allowance for loan losses at December 31, 2011 was $8.5 million, or 2.53% of total loans, compared to $8 million, or 2.09% of total loans at December 31, 2010.  The change in the allowance for loan losses during 2011 included a $4.4 million provision for loan losses charged to operations and  loan charge-offs, net of recoveries, of $3.8 million.

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses of $4.4 million in 2011 compares to a provision of $6.6 million in 2010.

The Bank considers a loan to be impaired when it becomes probable that the Bank will be unable to collect under the contractual terms of the loan, based on current information and events.  Impaired loans, principally consisting of commercial and commercial real estate credits, amounted to $21 million at December 31, 2011 compared to $15.7 million at December 31, 2010, an increase of $5.3 million.  Impaired loans at December 31, 2011, included $7.7 million of loans with no specific reserves included in the allowance for loan losses and $13.4 million of loans with specific reserves of $2 million included in the Bank’s December 31, 2011 allowance for loan losses.  Impaired loans at December 31, 2011 with no specific reserves include $2.3 million of loans which were charged down during 2011.  Impaired loans at December 31, 2010, included $9.6 million of loans with no specific reserves included in the allowance for loan losses and $6.1 million of loans with specific reserves of $692,000 included in the Bank’s December 31, 2010 allowance for loan losses.  Impaired loans at December 31, 2010 with no specific reserves include $7.8 million of loans which were charged down during 2010.

In addition to impaired loans, the Bank had other potential problem credits of $22.6 million at December 31, 2011 compared to $30.4 million at December 31, 2010, a decrease of $7.8 million (25.6%).  The Bank’s credit administration department continues to closely monitor these credits.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2011 Compared to 2010 (CONTINUED)

Non-Interest Income

Total non-interest income increased $113,000 (3.0%) to $3.8 million in 2011 from $3.7 million in 2010.  With the exception of net securities gains, most of the components of non-interest income are recurring, although certain components are more susceptible to change than others.  Net securities gains increased in 2011 to $897,000 compared to $278,000 in 2010.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance.  Service charges on deposit accounts decreased $89,000 (7.5%) to $1,099,000 in 2011 compared to $1,188,000 in 2010.  This decrease appears to be largely attributable to changes in customer overdraft behaviors.

The Bank has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans.  During 2011, gain on sale of loans was $493,000, including $168,000 of capitalized servicing rights.  Gain on sale of loans was $867,000 in 2010, including $315,000 of capitalized servicing rights.  The significant decrease in gain on sale of loans was attributable to the decrease in loan sales activities in the first quarters of 2011 with loan sales in 2011 amounting to $26.7 million compared to $35.5 million in 2010.  The Bank’s serviced portfolio decreased $11.4 million during 2011 to $164.6 million at December 31, 2011.

The Bank reports its mortgage servicing rights using the fair value measurement method.  As a result, the Corporation recognized a $315,000 decrease in the fair value of mortgage servicing rights during 2011, compared to a $142,000 decrease in the fair value of mortgage servicing rights in 2010, a comparative $173,000 adverse impact on income before income taxes.  Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights.  While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period.  The prepayment assumptions used in determining the fair value of servicing are based on the Public Securities Association (PSA) Standard Prepayment Model.  At December 31, 2011 the PSA factor was 465 compared to 321 at December 31, 2010.

Non-Interest Expenses

Total non-interest expenses amounted to $15,546,000 in 2011, compared to $15,522,000 in 2010, an increase of $24,000 (0.2%).  The Corporation experienced fluctuations in several non-interest expense categories in 2011 as compared to 2010.  Salaries, wages, and employee benefits increased $215,000, or 2.8%, primarily due to normal salary increases and increased health care costs.  There was essentially no change in the level of FTE’s during the year.  FDIC insurance premiums increased $189,000 or 23.4%.  Conversely, asset management expenses, primarily relating to legal costs decreased $181,000 or 34.3%, and miscellaneous losses and recoveries decreased $105,000 or 88.4%.

The significant components of other operating expenses are summarized in Note 12 to the consolidated financial statements.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2011 Compared to 2010 (CONTINUED)

Provision for Income Taxes

The provision for income taxes for 2011 was $102,000, an effective tax rate of 3.4%, compared to $143,000 in 2010, an effective rate of 4.8%.  The Corporation’s effective tax rate was reduced from the federal statutory rate of 34% as a result of tax-exempt securities and loan interest income (22.0%), life insurance contracts (5.1%), and a reduction in the reserve for uncertain tax positions (3.8%).  At December 31, 2011, the Corporation has available alternative minimum tax credits of $395,000 which can be used in the future to the extent regular tax exceeds the alternative minimum tax.

FINANCIAL POSITION – 2011 Compared to 2010

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

Securities, including FHLB stock, totaled $156.8 million at December 31, 2011 compared to $145.3 million at December 31, 2010, an increase of $11.5 million (7.9%).  The amortized cost of the securities portfolio increased $8.8 million in 2011, and the Bank experienced net unrealized gains on securities of $2.7 million during 2011.

The Bank is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB.  FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment.  There were no purchases or sales of FHLB stock during 2011.

At December 31, 2011, net unrealized gains on available-for-sale securities, net of income taxes, amounted to $3.6 million compared to net unrealized gains on available for sale securities, net of income taxes, of $1.8 million at December 31, 2010.  At December 31, 2011, the Bank held five securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $5.5 million and $14,000, respectively.  Management has considered the current interest rate environment, typical volatilities in the bond market, and the Bank’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL POSITION – 2011 Compared to 2010 (CONTINUED)

Loans

At December 31, 2011, total loans, including loans held for sale,  amounted to $340.7 million compared to $383.9 million at December 31, 2010, a decrease of $43.2 million (11.3%).  All categories within the loan portfolio decreased during 2011, with residential real estate decreasing $5.4 million (7.7%), commercial loans decreasing $18.8 million (7.8%), agriculture loans decreasing $16.4 million (26.0%), and consumer loans decreasing $2.6 million (32.3%).  The overall decrease in the loan portfolio is attributable to continued slow economic conditions experienced throughout the Corporation’s market area.  The decrease in consumer loans is partially due to the continued residual effect of the Corporation’s decision to cease indirect automobile lending in June 2008.

Other Assets

During 2011, other real estate owned (OREO) decreased $1.7 million to $2.8 million at December 31, 2011, compared to $4.5 million at December 31, 2010.  During 2011, $498,000 of loans was transferred to OREO.  Throughout 2011, the Bank evaluated its OREO portfolio and made $351,000 of impairment adjustments.  The Bank also sold several properties from OREO and received net proceeds of $1.8 million resulting in net gain on sales of $16,000.

Under the requirements of the FDIC’s Notice of Proposed Rulemaking (NPR), the Bank prepaid their quarterly risk-based assessments to the FDIC for the fourth quarter of 2009 and for all of years 2010 through 2012 on December 30, 2009. The assessments were made to address the FDIC’s short-term liquidity needs.  Under the NPR, depository institutions record a prepaid asset for the upfront payment and subsequently amortize the asset based on calculated quarterly assessments.  As a result, as of December 31, 2011, the Bank had prepaid FDIC assessments of $947,000 compared with $1.9 million at December 31, 2010.

Deposits

Total deposits at December 31, 2011 amounted to $480.5 million, a decrease of $8.2 million (1.7%) compared with total deposits of $488.7 million at December 31, 2010.  The decrease in deposits includes a $24.2 million decrease in interest bearing deposits offset by a $16 million increase in non-interest bearing deposits.

Other Borrowings

The Bank also utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth and periodic deposit shrinkage.  Other borrowings, consisting of FHLB advances and customer repurchase agreements, amounted to $32.8 million at December 31, 2011, compared to $55.8 million at December 31, 2010, a decrease of $23 million (41.2%).  The decrease in other borrowings included $17 million of repayments of FHLB borrowings, and a $6 million decrease in customer repurchase agreements.

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

The allowance for loan losses at December 31, 2010 was $8 million, or 2.09% of total loans, compared to $4.8 million, or 1.18% of total loans at December 31, 2009.  The change in the allowance for loan losses during 2010 included a $6.6 million provision for loan losses charged to operations and  loan charge-offs, net of recoveries, of $3.3 million.

Impaired loans, principally consisting of commercial and commercial real estate credits, amounted to $15.7 million at December 31, 2010 compared to $13.2 million at December 31, 2009, an increase of $2.5 million.  Impaired loans at December 31, 2010, included $9.6 million of loans with no specific reserves included in the allowance for loan losses and $6.1 million of loans with specific reserves of $692,000 included in the Bank’s December 31, 2010 allowance for loan losses.  Impaired loans at December 31, 2010 with no specific reserves include $7.8 million of loans which were charged down during 2010.  Impaired loans at December 31, 2009 with no specific reserve, includes $3.5 million of loans which were charged down during 2009.  The $13.2 million of impaired loans at December 31, 2009 included $5 million of loans with $1.2 million of specific reserves included in the December 31, 2009 allowance for loan losses.

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

Total non-interest expenses amounted to $15,522,000 in 2010, compared to $14,479,000 in 2009, an increase of $1,043,000 (7.2%).  The Corporation experienced increases in several non-interest expense categories in 2010 as compared to 2009.  Salaries, wages, and employee benefits increased $287,000, or 3.9%, primarily due to normal salary increases and increased health care costs.  There was essentially no change in the level of FTE’s during the year.  Advertising expense increased $207,000, or 61.1%, as the Bank made the decision to roll out additional product lines. OREO expense, including impairment adjustments and net loss from sales, increased $374,000, primarily due to the significant increase in OREO activity that occurred during the fourth quarter of 2009 and continued throughout much of 2010.  See additional explanation in the “Other Assets” discussion under financial condition section. Asset management expenses, primarily relating to legal costs increased $219,000 as the Bank’s volume of criticized assets remained well above traditional levels.  Conversely, the Corporation experienced a decrease in FDIC premium assessments of $344,000 and deposit premium amortization of $160,000.  The decrease in the FDIC premiums is attributable to the special assessments levied on all commercial banks in 2009.

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

 UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL POSITION – 2010 Compared to 2009

In March 2010, the Bank completed the acquisition of a branch in Findlay, Ohio which expanded the Bank’s market in Findlay and the surrounding area.  Through the acquisition, the Bank received $26.6 million of assets, including $22.3 million of cash, $1.8 million of loans, and assumed $26.6 million of deposits.  The operations of the branch subsequent to the acquisition are included in the Corporation’s consolidated results.  The cash proceeds from the branch acquisition were used to fund the repayment of FHLB advances and maturing brokered certificates of deposit.

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

At December 31, 2010, total loans amounted to $383.9 million compared to $407.8 million at December 31, 2009, a decrease of $23.9 million (5.9%).  Most categories within the loan portfolio decreased during 2010, with commercial loans decreasing $17.4 million (8.1%), agriculture loans decreasing $5.2 million (7.3%), and consumer loans decreasing $5.3 million (38.4%).  Residential real estate loans increased $4 million (3.8%).  The overall decrease in the loan portfolio is attributable to continued slow economic conditions experienced throughout the Corporation’s market area.  The decrease in consumer loans is partially due to the continued residual effect of the Corporation’s decision to cease indirect automobile lending in June 2008.

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

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL POSITION – 2010 Compared to 2009 (CONTINUED)

Total deposits at December 31, 2010 amounted to $488.7 million, an increase of $19 million (4.0%) compared with total deposits of $469.7 million at December 31, 2009.  Of this increase, $4.7 million was related to non-interest bearing deposits.  The increase in deposits includes the impact of the $26.6 million of deposits assumed through the Findlay branch acquisition in March 2010, which is summarized in Note 3 to the consolidated financial statements.

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity.  A discussion of cash flows for 2011, 2010, and 2009 follows.

The Corporation generated cash from operating activities of $9.6 million in 2011, $10.3 million in 2010, and $5.6 million in 2009.

Net cash flows from investing activities amounted to $30.2 million in 2011, $41.9 million in 2010, and $1.7 million in 2009.  Significant investing cash outflow activities in 2011 included $8.6 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities, and $1.7 million resulting from the purchase of certificates of deposit.  Investing cash inflows of $38.9 million resulted from a decrease in loans and $1.9 million from the sale of other real estate owned.  The only significant investing cash outflow activity in 2010 was $2.8 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities.  Significant investing cash inflow activities in 2010 included $22.3 million in proceeds from the branch acquisition, $20 million decrease in loans, and $2.7 million in proceeds from the sale of other real estate owned.  The only significant investing cash flow activities in 2009 included $2.3 million of net cash inflows from securities proceeds (sales and maturities) net of purchases, and $710,000 to fund net loan growth.

Net cash flows from financing activities amounted to $(31.1) million in 2011, $(31) million in 2010, and $(5.5) million in 2009.  Net cash used in financing activities in 2011 primarily resulted from $17 million of repayment on FHLB borrowings, $8.1 million decrease in deposits, and $6 million decrease in customer repurchase agreements.  Net cash used in financing activities in 2010 primarily resulted from $21.6 million of repayments on FHLB borrowings, $7.3 million decrease in deposits (excluding the impact of deposits assumed from the Findlay branch acquisition), including $15 million repayment of brokered deposits, and the payment of $1.6 million ($.45 per share) of cash dividends.  Net cash used in financing activities in 2009 primarily resulted from an $8.3 million net reduction in other borrowings and the payment of $2.1 million ($.60 per share) of cash dividends, offset by customer deposit growth of $4.9 million.

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

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”.  An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”.  This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease.  An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”.  This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap at December 31, 2011 is approximately 98% which means the Bank has more liabilities than it does assets re-pricing within one year.

EFFECTS OF INFLATION

The assets and liabilities of the Corporation are primarily monetary in nature and are more directly affected by fluctuations in interest rates than inflation.  Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies.  Interest rates and inflation do not necessarily move with the same velocity or within the same period; therefore, a direct relationship to the inflation rate cannot be shown.  The financial information presented in the Corporation’s consolidated financial statements has been presented in accordance with accounting principles generally accepted in the United States, which require that the Corporation measure financial position and operating results primarily in terms of historical dollars.

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

The Corporation’s most significant accounting policies are presented in Note 1 to the consolidated financial statements.  These policies, along with other disclosures presented in the Notes to Consolidated Financial Statements and Management’s Discussion and Analysis, provide information about how significant assets and liabilities are valued in the financial statements and how those values are determined.  Management has identified the determination of the allowance for loan losses, valuation of goodwill and mortgage servicing rights, and fair value of securities and other financial instruments as the areas that require the most subjective and complex estimates, assumptions and judgments and, as such, could be the most subjective to revision as new information becomes available.

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

Management considers the valuation of goodwill resulting from the 2003 Gibsonburg and Pemberville and the 2010 Findlay branch acquisitions through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions.  Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2011, which supported management’s assessment that no impairment adjustments to goodwill were warranted.  To date, none of the goodwill evaluations have revealed the need for an impairment charge.  Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2011.

Mortgage servicing rights are recognized when acquired through sale of mortgage loans and are reported at fair value.  Changes in fair value are reported in net income for the period the changes occur.  The Bank generally estimates fair value for servicing rights based on the present value of future expected cash flows, using management’s best estimates of the key assumptions – credit losses, prepayment speeds, servicing costs, and discount rates commensurate with the risks involved. The Bank has engaged an independent consultant to calculate the fair value of mortgage servicing rights on a quarterly basis.  Management regularly reviews the calculation, including assumptions used in making the calculation, and discusses with the consultant.  Management also reconciles information used by the consultant, with respect to the Bank’s serviced portfolio, to the Bank’s accounting records.

The Corporation reviews securities prices and fair value estimates of other financial instruments supplied by independent pricing service, as well as their underlying pricing methodologies, for reasonableness and to ensure such prices are aligned with traditional pricing matrices.  The Corporation’s securities portfolio primarily consists of U.S. Government agencies and political subdivision obligations.  Pricing for such instruments in typically based on models with observable inputs.  From time to time, the Corporation will validate, on a sample basis, prices supplied by the independent pricing service by comparison to prices obtained from other third-party sources or derived using internal models.  The Corporation also considers the reasonableness of inputs for financial instruments that are priced using unobservable inputs.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

A summary of new accounting standards adopted or subject to adoption in 2011, as well as newly-issued but not effective accounting standards at December 31, 2011, is presented in Note 2 to the consolidated financial statements.  In addition, the Corporation has provided in Note 5 to the consolidated financial statements, the expanded disclosure requirements about the credit quality of loans and the allowance for loan losses for 2011 and 2010 as required by Accounting Standards Update 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Loss.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes loan commitments, including letters of credit, as of December 31, 2011:

	Total Amount	Less than 1 year	1 – 3 years	4 – 5 years	Over 5 years
	(Dollars in thousands)
Type of commitment
Commercial lines-of-credit	$34,259	$34,110	$144	$5	$-
Real estate lines-of-credit	32,749	5,170	7,241	4,806	15,532
Consumer lines-of-credit	2	2	-	-	-
Letters of Credit	2,388	2,388	-	-	-

Total commitments	$69,398	$41,670	$7,385	$4,811	$15,532

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS (CONTINUED)

As indicated in the preceding table, the Corporation had $69.4 million in total loan commitments at December 31, 2011, with $41.7 million of that amount expiring within one year.  All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted.  Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement.  The commercial and consumer lines represent both unsecured and secured obligations.  The real estate lines are secured by mortgages in residential and nonresidential property.  Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes.  It is anticipated that a significant portion of these lines will expire without being drawn upon.

The following table summarizes the Corporation’s contractual obligations as of December 31, 2011:

	Payments due by period
	Total Amount	Less than 1 year	1 – 3 years	4 – 5 years	Over 5 years
	(Dollars in thousands)
Contractual obligations
Long-term debt	$37,865	$10,019	$24	$14	$27,808
Capital leases	-	-	-	-	-
Operating leases	-	-	-	-	-
Unconditional purchaseobligations	-	-	-	-	-
Other long-term liabilities reflected under GAAP	290	16	38	49	187

Total obligations	$38,155	$10,035	$62	$63	$27,995

Long-term debt presented in the preceding table is comprised of $27.6 million in borrowings from the FHLB, and $10.3 million from the issuance of junior subordinated deferrable interest debentures.

FHLB borrowings include notes that require monthly interest payments, with principal on most issues due at maturity.  The remaining FHLB issues require monthly principal payments as disclosed in Note 10 to the consolidated financial statements. All outstanding FHLB borrowings at December 31, 2011 consist of advances with fixed interest rates.  Certain fixed rate obligations have variable options that stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment.  As a note matures, the Bank evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay-off or renew the note.  The evaluation process typically includes the strength of current and projected customer loan demand, the current federal funds sold or purchased position, projected cash flows from maturing securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for deposit product offerings.  Fixed rate advances at December 31, 2011 include $22.5 million in advances that can be put back at the option of the FHLB.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS (CONTINUED)

The other long-term liabilities reflected under GAAP, as noted in the preceding table, represents the Bank’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits as more fully described in Note 15 of the consolidated financial statements.  At December 31, 2011, the net present value of future deferred compensation payments amounted to $290,000, which is included in other liabilities in the December 31, 2011 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2011.  The Bank also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $588,000 at December 31, 2011 for supplemental retirement benefits.  Since substantially all participants under the plan are still active, it is not possible to determine the terms of the contractual obligations and, consequently, such liability is not included in the table.

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

The Corporation monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates.  This analysis is performed by estimating the expected cash flows of the Corporation’s financial instruments using interest rates in effect at year-end.  For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Corporation’s financial instruments.  Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates.  For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows.  The Corporation applies these interest rate “shocks” to its financial instruments up and down 200 and 300 basis points.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (CONTINUED)

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2011:

Change in Interest Rates (basis points)	Percentage Change in Net Interest Income	Percentage Change in Net Income

+200	1.1%	6.5%
-200	-5.2%	-23.8%

+300	-0.1%	2.1%
-300	-5.1%	-23.6%

Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would increase by 1.1% and net income would increase by 6.5%.  A 200bp decrease in interest rates would decrease net interest income by 5.2% and decrease net income by 23.8%.  Given a linear 300bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 0.1% and net income would increase by 2.1%.  A 300bp decrease in interest rates would decrease net interest income by 5.1% and decrease net income by 23.6%.  Management does not expect any significant adverse effect to net interest income in 2012 based on the composition of the portfolio and anticipated trends in rates.

OTHER INFORMATION

The global and U.S. economies are experiencing significantly reduced business activity as a result of, among other factors, disruptions in the financial system during the past several years.  Dramatic declines in the housing market, along with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks.  These write-downs have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.

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
Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio
March 28, 2012

UNITED BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2011 and 2010

ASSETS	2011	2010

CASH AND CASH EQUIVALENTS
Cash and due from banks	$8,865,206	$8,253,990
Interest-bearing deposits in other banks	48,389,046	40,349,646
Federal funds sold	32,722	-

Total cash and cash equivalents	57,286,974	48,603,636

SECURITIES, available-for-sale	151,955,957	140,440,361
FEDERAL HOME LOAN BANK STOCK, at cost	4,893,800	4,893,800
CERTIFICATES OF DEPOSIT, at cost	1,743,000	-
LOANS HELD FOR SALE	2,753,505	259,900

LOANS	337,946,708	383,647,487
Less allowance for loan losses	8,543,367	8,016,786

Net loans	329,403,341	375,630,701

PREMISES AND EQUIPMENT, net	9,581,311	9,933,432
GOODWILL	8,554,979	8,554,979
CORE DEPOSIT INTANGIBLE ASSETS, net	214,500	255,357
CASH SURRENDER VALUE OF LIFE INSURANCE	13,335,587	12,894,671
OTHER REAL ESTATE OWNED	2,833,500	4,524,729
OTHER ASSETS, including accrued interest receivable	4,488,210	6,624,989

TOTAL ASSETS	$587,044,664	$612,616,555

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing	$66,399,124	$50,404,847
Interest-bearing	414,086,441	438,245,779

Total deposits	480,485,565	488,650,626

Other borrowings	32,780,963	55,777,834
Junior subordinated deferrable interest debentures	10,300,000	10,300,000
Other liabilities	3,730,422	2,883,032

Total liabilities	527,296,950	557,611,492

SHAREHOLDERS’ EQUITY

Common stock, stated value $1.00, authorized 10,000,000 shares; issued 3,760,557 shares	3,760,557	3,760,557
Surplus	14,660,579	14,660,000
Retained earnings	42,543,363	39,600,718
Accumulated other comprehensive income	3,598,031	1,810,684
Treasury stock, at cost, 314,878 shares in 2011 and 315,668 shares in 2010	(4,814,816)	(4,826,896)

Total shareholders’ equity	59,747,714	55,005,063

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$587,044,664	$612,616,555

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
INTEREST INCOME
Loans, including fees	$21,169,719	$24,268,758	$26,567,451
Securities:
Taxable	3,018,435	3,930,341	4,259,284
Tax-exempt	1,935,623	1,987,585	1,997,099
Other	337,218	77,537	43,241

Total interest income	26,460,995	30,264,221	32,867,075

INTEREST EXPENSE
Deposits	5,540,060	6,238,475	8,801,736
Borrowings	1,785,806	2,720,852	3,515,156

Total interest expense	7,325,866	8,959,327	12,316,892

Net interest income	19,135,129	21,304,894	20,550,183

PROVISION FOR LOAN LOSSES	4,375,000	6,550,000	7,525,000

Net interest income after provision for loan losses	14,760,129	14,754,894	13,025,183

NON-INTEREST INCOME
Service charges on deposit accounts	1,099,424	1,187,987	1,331,379
Gain on sale of loans	492,747	866,562	1,375,729
Net securities gains	896,764	278,242	129,493
Change in fair value of mortgage servicing rights	(314,566)	(141,587)	195,101
Increase in cash surrender value of life insurance	456,584	492,687	512,152
Other operating income	1,199,969	1,033,802	948,121

Total non-interest income	3,830,922	3,717,693	4,491,975

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	7,932,975	7,718,080	7,430,903
Occupancy expenses	1,505,033	1,511,765	1,435,041
Other operating expenses	6,108,398	6,292,060	5,612,618

Total non-interest expenses	15,546,406	15,521,905	14,478,562

Income before income taxes	3,044,645	2,950,682	3,038,596

PROVISION FOR INCOME TAXES	102,000	143,000	156,000
NET INCOME	$2,942,645	$2,807,682	$2,882,596

NET INCOME PER SHARE (basic and diluted)	$.85	$.82	$.84

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2011, 2010 and 2009

	Common stock	Surplus	Retained earnings	Accumulated other compre- hensive income (loss)	Treasury stock	Total
BALANCE AT DECEMBER 31, 2008	$3,760,557	$14,659,661	$37,528,026	$(412,304)	$(4,876,225)	$50,659,715

Comprehensive income:
Net income	-	-	2,882,596	-	-	2,882,596
Change in net unrealized gain (loss), net of reclassification adjustments and income taxes	-	-	-	2,772,125	-	2,772,125
Total comprehensive income						5,654,721
Sale of 2,103 treasury shares	-	-	(1,525)	-	32,157	30,632
Cash dividends declared, $0.60 per share	-	-	(2,065,963)	-	-	(2,065,963)

BALANCE AT DECEMBER 31, 2009	3,760,557	14,659,661	38,343,134	2,359,821	(4,844,068)	54,279,105

Comprehensive income:
Net income	-	-	2,807,682	-	-	2,807,682
Change in net unrealized gain (loss), net of reclassification adjustments and income taxes	-	-	-	(549,137)	-	(549,137)
Total comprehensive income						2,258,545
Sale of 1,123 treasury shares	-	339	-	-	17,172	17,511
Cash dividends declared, $0.45 per share	-	-	(1,550,098)	-	-	(1,550,098)

BALANCE AT DECEMBER 31, 2010	3,760,557	14,660,000	39,600,718	1,810,684	(4,826,896)	55,005,063

Comprehensive income:
Net income	-	-	2,942,645	-	-	2,942,645
Change in net unrealized gain (loss), net of reclassification adjustments and income taxes	-	-	-	1,787,347	-	1,787,347
Total comprehensive income						4,729,992
Sale of 790 treasury shares	-	579	-	-	12,080	12,659

BALANCE AT DECEMBER 31, 2011	$3,760,557	$14,660,579	$42,543,363	$3,598,031	$(4,814,816)	$59,747,714

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,942,645	$2,807,682	$2,882,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	697,967	647,006	984,573
Deferred income taxes	(232,354)	(865,711)	(280,565)
Provision for loan losses	4,375,000	6,550,000	7,525,000
Gain on sale of loans	(492,747)	(866,562)	(1,375,729)
Net securities gains	(896,764)	(278,242)	(129,493)
Change in fair value of mortgage servicing rights	314,566	141,587	(195,101)
Loss on sale or write-down of other real estate owned	334,840	255,044	29,911
Increase in cash surrender value of life insurance	(456,584)	(492,687)	(512,152)
Net amortization (accretion) of security premiums and discounts	679,290	382,312	(21,986)
Provision for deferred compensation	25,396	25,085	107,371
Loss (gain) on disposal or write-down of premises and equipment and other assets	-	1,550	(2,472)
Proceeds from sale of loans held-for-sale	26,963,182	36,038,510	66,651,013
Originations of loans held-for-sale	(26,638,777)	(35,486,987)	(65,645,945)
Decrease (increase) in other assets	1,765,560	1,846,312	(3,411,864)
Increase (decrease) in other liabilities	208,695	(361,507)	(1,045,014)

Net cash provided by operating activities	9,589,915	10,343,392	5,560,143

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	18,370,945	9,399,659	3,228,921
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	38,561,926	41,493,304	29,800,007
Purchases of available-for-sale securities	(65,522,891)	(53,683,058)	(30,765,319)
Proceeds from branch acquisition	-	22,260,144	-
Purchase of certificates of deposit	(1,743,000)	-	-
Net decrease (increase) in loans	38,855,755	20,017,232	(710,284)
Purchases of premises and equipment	(168,327)	(313,671)	(371,339)
Proceeds from sale of premises and equipment	-	-	39,471
Proceeds from sale of other real estate owned	1,854,389	2,733,862	168,650
Proceeds from sale of former branch	-	-	187,240
Insurance proceeds from casualty loss	-	-	145,000

Net cash provided by investing activities	30,208,797	41,907,472	1,722,347

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2011, 2010 and 2009

	2011	2010	2009
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	$(8,056,061)	$(7,335,473)	$4,876,840
Other borrowings:
Proceeds	-	-	5,000,000
Repayments	(17,035,212)	(21,550,300)	(19,513,729)
Change in customer repurchase agreements	(5,961,659)	(578,454)	6,167,934
Proceeds from sale of treasury shares	12,659	17,511	30,632
Payments of deferred compensation	(75,101)	(30,303)	(20,608)
Cash dividends paid	-	(1,550,098)	(2,065,963)

Net cash used in financing activities	(31,115,374)	(31,027,117)	(5,524,894)

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,683,338	21,223,747	1,757,596

CASH AND CASH EQUIVALENTS
At beginning of year	48,603,636	27,379,889	25,622,293

At end of year	$57,286,974	$48,603,636	$27,379,889

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$7,436,939	$9,563,566	$12,909,515

Federal income taxes	$-	$1,075,000	$1,500,000

Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$920,755	$282,889	$(1,428,065)

Non-cash investing activities:
Transfer of loans to other real estate owned	$498,000	$2,343,000	$5,119,196

Change in net unrealized gain or loss on available-for-sale securities	$(2,708,102)	$(832,026)	$4,200,190

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

Use of Estimates in Preparing Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period.  Actual results could differ from those estimates.  The estimates most susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of servicing assets and goodwill, and fair value of securities and other financial instruments.

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

Restrictions on Cash

The Bank was required to maintain cash on hand or on deposit with the Federal Reserve Bank in the amount of $508,000 and $410,000 at December 31, 2011 and 2010, respectively, to meet regulatory reserve and clearing requirements.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities, Federal Home Loan Bank Stock and Certificates of Deposits

Securities are classified as available-for-sale and recorded at fair value, with unrealized gains and losses, net of applicable income taxes, excluded from income and reported as accumulated other comprehensive income (loss).

The cost of available-for-sale securities is adjusted for amortization of premiums and accretion of discounts to maturity.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in fair value of securities below their cost that are deemed to be other-than-temporary are reflected in income as realized losses.  In estimating other-than-temporary impairment losses, management considers (1) the intent to sell the securities and the more likely than not requirement that the Corporation will be required to sell the securities prior to recovery, (2) the length of time and the extent to which the fair value has been less than cost, and (3) the financial condition and near-term prospects of the issuer.  Gains and losses on the sale of securities are recorded on the trade date, using the specific identification method, and are included in non-interest income.

Investment in Federal Home Loan Bank of Cincinnati stock is classified as a restricted security, carried at cost, and evaluated for impairment.

Investment in certificates of deposit are carried at cost and evaluated for impairment annually or when circumstances change that may have a significant effect on fair value.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Estimated fair value is determined based on quoted market prices in the secondary market.  Any net unrealized losses are recognized through a valuation allowance by charges to income.  The Bank had no unrealized losses at December 31, 2011 and 2010.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally stated at its outstanding principal amount adjusted for charge-offs and the allowance for loan losses.  Interest is accrued as earned based upon the daily outstanding principal balance.  Loan origination fees and certain direct obligation costs are capitalized and recognized as an adjustment of the yield of the related loan.

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

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Under certain circumstances, the Bank will provide borrowers relief through loan restructurings.  A restructuring of debt constitutes a troubled debt restructuring (TDR) if the Bank for economic or legal reasons related to the borrower’s financial difficulties grants a concession to the borrower that it would not otherwise consider.  Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms.  Loans that are reported as TDRs are considered impaired and measured for impairment as described above.  TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt.

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

Goodwill and Core Deposit Intangible Assets
Goodwill arising from the Gibsonburg, Pemberville and Findlay branch acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred.  The core deposit intangible asset, resulting from the Gibsonburg and Pemberville branch acquisitions, was determined to have a definite life and was amortized on a straight-line basis over seven years through March 2010.  The core deposit intangible asset resulting from the Findlay branch acquisition was also determined to have a definite life and is being amortized on a straight-line basis over seven years through March 2017.  Future amortization of the core deposit intangible asset is $40,857 annually for years 2012 through 2016 and $10,215 in 2017.

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

Income Taxes
Deferred income taxes are provided on temporary differences between financial statement and income tax reporting.  Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and its tax bases.  Deferred tax assets are recognized for temporary differences that will be deductible in future years’ tax returns and for operating loss and tax credit carryforwards.  Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized.  Deferred tax liabilities are recognized for temporary differences that will be taxable in future years’ tax returns.

Benefits from tax positions taken or expected to be taken in a tax return are not recognized if the likelihood that the tax position would be sustained upon examination by a taxing authority is considered to be 50% or less.  The Corporation has adopted the policy of classifying any interest and penalties resulting from the filing of its income tax returns in the provision for income taxes.

The Corporation is not currently subject to state or local income taxes.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

The transfer of a participating interest in an entire financial asset must also meet the definition of a participating interest.  A participating interest in a financial asset has all of the following characteristics:  (1) from the date of transfer, it must represent a proportionate (pro rata) ownership interest in the financial asset, (2) from the date of transfer, all cash flows received, except any cash flows allocated as any compensation for servicing or other services performed, must be divided proportionately among participating interest holders in the amount equal to their share ownership, (3) the rights of each participating interest holder must have the same priority, (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to do so.

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

The weighted average number of shares used for the years ended December 31, 2011, 2010 and 2009:
	2011	2010	2009

Basic	3,445,469	3,444,703	3,443,093

Diluted	3,445,469	3,444,703	3,443,283

Dividends per share are based on the number of shares outstanding at the declaration date.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Rate Lock Commitments

Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments.  The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments).  Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives.  Accordingly, such commitments, along with any related fees received from potential borrowers, are to be recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans.  Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.  At December 31, 2011 and 2010, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements.

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

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued.  Events or transactions occurring after December 31, 2011, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2011, have been recognized in the financial statements for the year ended December 31, 2011.  Events or transactions that provided evidence about conditions that did not exist at December 31, 2011 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2011.

Reclassifications

Certain reclassifications of 2010 amounts have been made to conform to the 2011 presentation.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures, which provides amendments to ASC 820-10. This standard enhanced information reported to users of the financial statements by providing additional disclosures about the fair value measurements.  This standard was effective for the Company as of January 1, 2010; except for the purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures were effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of this ASU did not have an impact on the Corporation’s financial position or results of operations.

In July 2010, the FASB issued ASU 2010-20, Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.  The new guidance increased disclosures made about the credit quality of loans and the allowance for credit losses.  The disclosures provide additional information about the nature of credit risk inherent in the Corporation’s loans, how credit risk is analyzed and assessed, and the reasons for the change in the allowance for loan losses.  The requirements were generally effective for the Corporation’s year ended December 31, 2010 and the appropriate required disclosures were made in the consolidated financial statements. In January 2011, the FASB issued ASU 2011-01 delaying the effective date of the disclosures in ASU 2010-20 related to troubled debt restructuring until the second quarter of 2011 when FASB issued ASU 2011-02 A Creditors Determination of whether a Restructuring Is a Troubled Debt Restructuring. ASU 2011-02 provided clarification when a loan modification or restructuring is considered a troubled debt restructuring and required reconsideration based on the clarification for loan modifications and restructuring occurring after January 1, 2011. The adoption of ASU 2011-02 did not have a material impact on the Corporation’s consolidated financial statements.

In April 2011, The FASB issued ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreement, amending ASC topic 860 to improve accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity by removing, from the assessment of effective control, the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee. Consequently, the amendments in this Update also eliminate the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. The other criteria applicable to the assessment of effective control are not changed by the amendments in this Update. This guidance is effective for the first interim or annual period beginning on or after December 15, 2011, and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. The adoption of this standard is not expected to have an impact on the Corporation’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement; amending ASC topic 820 which eliminates terminology difference between U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRS) on the measurement of fair value and the related fair value disclosures. While largely consistent with existing fair value measurement principles and disclosures, the changes were made as part of the continuing efforts to converge GAAP and IFRS. The adoption of this guidance is effective for annual periods beginning after December 15, 2011, and is not expected to have a significant impact on the Corporation’s financial statements.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In June 2011, the FASB issued ASU 2011-05 Comprehensive Income, amending ASC topic 220 to require that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. Additionally, the guidance requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented. The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. In December 2011, the FASB issued ASU 2011-12 to defer changes in ASU 2011-05 that relate to the presentation of reclassification adjustments until FASB has time to reconsider the presentation of such adjustments, The remaining portion of ASU 2011-05 is effective for annual periods beginning after December 15, 2011, and is not expected to have a significant impact on the Corporation’s financial statements.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other, amending topic 350 to provide the option of a qualitative approach to test goodwill for impairment. The amendment allows an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC topic 350. The entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendment is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption was permitted for annual or interim periods that were not yet issued. The Corporation does not expect the adoption of this standard to have any impact on the Corporation’s financial statements.

NOTE 3 - BRANCH ACQUISITION

On November 30, 2009, the Bank entered into an agreement to purchase the Findlay, Ohio branch of The Home Savings and Loan Company. Under the terms of the agreement, the Bank assumed all deposits and purchased the related branch premises and certain loans. The transaction was completed in March 2010 with assets acquired and deposits assumed being recorded at their estimated fair values as follows:

Cash	$22,260,144
Loans	1,804,505
Bank premises	1,021,000
Goodwill	1,272,966
Core deposit intangible asset	286,000

Total assets acquired	$26,644,615

Deposits assumed	$26,644,615

Cash proceeds from the branch acquisition were used to fund $10 million of brokered certificates of deposit and $16.5 million of FHLB borrowings that matured during the second quarter of 2010.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SECURITIES

The amortized cost and fair value of securities as of December 31, 2011 and 2010 are as follows:

	2011		2010
	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-sale:
U.S. Government and agencies	$7,506,147	$7,520,670	$-	$-
Obligations of states and political subdivisions	46,459,322	49,310,795	46,547,112	47,298,232
Mortgage-backed	92,037,038	94,599,469	90,647,900	92,632,687
Other	501,888	525,023	501,888	509,442

Total	$146,504,395	$151,955,957	$137,696,900	$140,440,361

A summary of unrealized gains and losses on securities at December 31, 2011 and 2010 follows:

	2011		2010
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
Available-for-sale:
U.S. Government and agencies	$16,318	$1,795	$-	$-
Obligations of states and political subdivisions	2,855,507	4,034	989,596	238,476
Mortgage-backed	2,570,111	7,680	2,529,120	544,333
Other	23,135	-	7,554	-

Total	$5,465,071	$13,509	$3,526,270	$782,809

The amortized cost and fair value of securities at December 31, 2011, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
Due in one year or less	$845,916	$868,686
Due after one year through five years	11,312,586	11,514,873
Due after five years through ten years	17,843,616	18,972,817
Due after ten years	116,000,389	120,074,558
Other securities having no maturity date	501,888	525,023

Total	$146,504,395	$151,955,957

Securities with a carrying value of approximately $51,780,000 at December 31, 2011 and $92,860,000 at December 31, 2010 were pledged to secure public deposits and for other purposes as required or permitted by law.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES (CONTINUED)

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2011 and 2010:

	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2011	Unrealized losses	Fair value	Unrealized Losses	Fair value	Unrealized losses	Fair value
U.S. Government and agencies	$1,795	$997,970	$-	$-	$1,795	$997,970
Obligations of states and political subdivisions	4,034	1,594,949	-	-	4,034	1,594,949
Mortgage-backed	7,680	2,925,922	-	-	7,680	2,925,922

Total temporarily impaired securities	$13,509	$5,518,841	$-	$-	$13,509	$5,518,841

2010
Obligations of states and political subdivisions	$238,476	$14,114,225	$-	$-	$238,476	$14,114,225
Mortgage-backed	544,333	23,998,771	-	-	544,333	23,998,771

Total temporarily impaired securities	$782,809	$38,112,996	$-	$-	$782,809	$38,112,996

There were five securities in an unrealized loss position at December 31, 2011, none of which were in a continuous unrealized loss position for twelve months or more.  Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition, the Corporation’s ability to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2011 were primarily the result of customary and expected fluctuations in the bond market.  As a result, all security impairments as of December 31, 2011 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $897,086 in 2011, $278,242 in 2010, and $130,600 in 2009, with the income tax provision applicable to such gains amounting to $305,009 in 2011, $94,602 in 2010, and $44,404 in 2009.  Gross realized losses from sale of securities amounted to $322 in 2011 and $1,107 in 2009 (none in 2010), with related income tax effect of $109 in 2011, and $376 in 2009.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS

Loans at December 31, 2011 and 2010 consist of the following:

	2011	2010

Residential real estate	$62,134,624	$70,070,938
Commercial	223,734,858	242,535,050
Agriculture	46,719,505	63,122,110
Consumer	5,357,721	7,919,389

Total loans	$337,946,708	$383,647,487

Fixed rate loans approximated $61,115,000 at December 31, 2011 and $70,000,000 at December 31, 2010.  Certain commercial and agricultural loans are secured by real estate.

Most of the Bank’s lending activities are with customers located in Northwestern and West Central Ohio.  As of December 31, 2011 and 2010, the Bank’s loans from borrowers in the agriculture industry represent the single largest industry and amounted to $46,719,505 and $63,122,110 respectively.  Agriculture loans are generally secured by property and equipment.  Repayment is primarily expected from cash flow generated through the harvest and sale of crops or milk production for dairy products.  Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock.  Credit losses arising from the Bank’s lending experience in the agriculture industry compare favorably with the Bank’s loss experience on their loan portfolio as a whole.  Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

The Bank originates 1-4 family real estate and consumer loans utilizing credit reports to supplement the underwriting process. The Bank’s manual underwriting standards for 1-4 family loans are generally in accordance with FHLMC manual underwriting guidelines.  Properties securing 1-4 four-family real estate loans are appraised by fee appraisers, which is independent of the loan origination function and has been approved by the Board of Directors and the Loan Policy Committee  The loan-to-value ratios normally do not exceed 80% without credit enhancements such as mortgage insurance.  The Bank will lend up to 100% of the lesser of the appraised value or purchase price for conventional 1-4 family real estate loans, provided private mortgage insurance is obtained. The underwriting standards for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of their ability to meet existing obligations and payments on the proposed loan.  To monitor and manage loan risk, policies and procedures are developed and modified, as needed by management. This activity, coupled with smaller loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, market conditions are reviewed by management on a regular basis.  The Bank’s 1-4 family real estate loans are secured primarily by properties located in its primary market area.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – LOANS (CONTINUED)

Commercial and agricultural real estate loans are subject to underwriting standards and processes similar to commercial and agricultural operating loans, in addition to those unique to real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial and agricultural real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan.  Loan to value is generally 75% of the cost or value of the assets.  Appraisals on properties securing these loans are performed by fee appraisers approved by the Board of Directors.  Because payments on commercial and agricultural real estate loans are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy.  Management monitors and evaluates commercial and agricultural real estate loans based on collateral and risk rating criteria. The Bank may require guarantees on these loans.  The Bank’s commercial and agricultural real estate loans are secured primarily by properties located in its primary market area.

Commercial and agricultural operating loans are underwritten based on the Bank’s examination of current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed.  This underwriting includes the evaluation of cash flows of the borrower, underlying collateral, if applicable and the borrower’s ability to manage its business activities. The cash flows of borrowers and the collateral securing these loans may fluctuate in value after the initial evaluation. A first priority lien on the general assets of the business normally secures these types of loans. Loan to value limits vary and are dependent upon the nature and type of the underlying collateral and the financial strength of the borrower. Crop and/or hail insurance may be required for agricultural borrowers.  Loans are generally guaranteed by the principal(s). The Bank’s commercial and agricultural operating lending is primarily in its primary market area.

The Bank maintains an internal audit department that reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to management and the audit committee. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Bank’s policies and procedures.

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2011, 2010, and 2009:
	2011	2010	2009

Balance at beginning of year	$8,016,786	$4,803,595	$3,198,130
Provision charged to operations	4,375,000	6,550,000	7,525,000
Loans charged-off	(4,238,203)	(3,823,427)	(6,276,801)
Recoveries of loans charged-off	389,784	486,618	357,266

Total	$8,543,367	$8,016,786	$4,803,595

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – LOANS (CONTINUED)

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ended December 31, 2011:
		Commercial
		and	Residential
	Commercial	multi-family real estate	1 – 4 family real estate	Consumer	Total
Balance at December 31, 2010	$2,886,467	$3,915,323	$886,879	$328,117	$8,016,786
Provision charged to expenses	195,588	3,918,741	485,876	(225,205)	4,375,000
Losses charged off	(503,218)	(3,131,582)	(515,469)	(87,934)	(4,238,203)
Recoveries	17,792	144,752	141,655	85,585	389,784

Balance at December 31, 2011	$2,596,629	$4,847,234	$998,941	$100,563	$8,543,367

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2011 and 2010:

		Commercial
		and	Residential
	Commercial	multi-family real estate	1 – 4 family real estate	Consumer	Total
2011
Allowance for loan losses:
Attributable to loans individually evaluated for impairment	$754,874	$1,235,351	$-	$-	$1,990,225
Collectively evaluated for impairment	1,841,755	3,611,883	998,941	100,563	6,553,142

Total allowance for loan losses	$2,596,629	$4,847,234	$998,941	$100,563	$8,543,367
Loans:
Individually evaluated for impairment	$3,972,618	$16,842,092	$172,494	$-	$20,987,204
Collectively evaluated for impairment	58,349,383	191,290,270	61,962,130	5,357,721	316,959,504

Total ending loans balance	$62,322,001	$208,132,362	$62,134,624	$5,357,721	$337,946,708

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

		Commercial
		and	Residential
	Commercial	multi-family real estate	1 – 4 family real estate	Consumer	Total
2010
Allowance for loan losses:
Attributable to loans individually evaluated for impairment	$252,263	$439,517	$-	$-	$691,780
Collectively evaluated for impairment	2,634,204	3,543,396	886,879	260,527	7,325,006

Total allowance for loan losses	$2,886,467	$3,982,913	$886,879	$260,527	$8,016,786

Loans:
Individually evaluated for impairment	$3,663,669	$11,834,092	$190,864	$-	$15,688,625
Collectively evaluated for impairment	75,462,368	214,697,031	69,880,074	7,919,389	367,958,862
Total ending loans balance	$79,126,037	$226,531,123	$70,070,938	$7,919,389	$383,647,487

Impaired loans were as follows as of December 31, 2011 and 2010:

	2011	2010

Loans with no allowance for loan losses allocated	$7,660,276	$9,612,896
Loans with allowance for loan losses allocated	13,326,928	6,075,729

Total impaired loans	$20,987,204	$15,688,625

Amount of the allowance allocated to impaired loans	$1,990,225	$691,780

The following is a summary of the activity in the allowance for loan losses of impaired loans, which is a part of the Bank’s overall allowance for loan losses for the years ended December 31, 2011, 2010, and 2009:

	2011	2010	2009

Balance at beginning of year	$691,780	$1,228,814	$1,054,518
Provision charged to operations	4,409,468	2,157,658	5,640,681
Loans charged-off	(3,111,023)	(2,694,692)	(5,466,385)

Balance at end of year	$1,990,225	$691,780	$1,228,814

No additional funds are committed to be advanced in connection with impaired loans.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

The average balance of impaired loans approximated $19,429,000 in 2011, $15,487,000 in 2010, and $7,851,000 in 2009.  There was approximately $229,000 and $95,000 in interest income recognized by the Bank on impaired loans on an accrual or cash basis during 2011 and 2010, respectively (none in 2009).

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2011 and 2010:

	2011		2010
	Recorded investment	Allowance for loan losses allocated	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded:
Commercial	$-	$-	$2,381,774	$-
Commercial and multi-family real estate	5,184,050	-	7,040,255	-
Agriculture	2,303,732	-	-	-
Agricultural real estate	-	-	-	-
Consumer	-	-	-	-
Residential 1 – 4 family real estate	172,494	-	190,864	-

With an allowance recorded:
Commercial	619,618	619,618	1,281,895	252,263
Commercial and multi-family real estate	10,870,325	1,235,351	4,793,837	439,517
Agriculture	1,836,985	135,256	-	-
Agricultural real estate	-	-	-	-
Consumer	-	-	-	-
Residential 1 – 4 family real estate	-	-	-	-

Total	$20,987,204	$1,990,225	$15,688,625	$691,780

Loans on non-accrual of interest approximated $21,700,000 and $16,497,000 at December 31, 2011 and 2010, respectively.  Loans past due 90 days or more and still accruing interest approximated $55,000 and $126,000 at December 31, 2011 and 2010, respectively.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

The following table presents the recorded investment in nonaccrual loans, loans past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2011 and 2010:

	2011			2010
	Nonaccrual	Loans past due over 90 days still accruing	Troubled Debt Restructurings	Nonaccrual	Loans past due over 90 days still accruing	Troubled Debt Restructurings

Commercial	$684,763	$-	$619,618	$40,460	$-	$1,008,556
Commercial real estate	15,887,322	-	10,209,573	9,604,525	-	4,417,357
Agricultural real estate	1,074,694	-	-	1,350,336	-	175,768
Agriculture	1,064,282	-	2,303,732	2,272,939	-	-
Consumer	97	9,437	-	3,244	65,229	-
Residential:
1 – 4 family	2,867,753	26,002	57,192	3,077,011	55,745	59,439
Home equity	121,230	20,003	-	148,902	4,992	-

Total	$21,700,141	$55,442	$13,190,115	$16,497,417	$125,966	$5,661,120

The following table presents the aging of the recorded investment in past due loans as of December 31, 2011 and 2010 by class of loans:

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans not past due	Total
2011
Commercial	$264,350	$503,099	$19,356	$786,805	$43,816,740	$44,603,545
Commercial real estate	2,072,253	1,929,564	4,831,138	8,832,955	170,298,358	179,131,313
Agriculture	-	-	1,029,883	1,029,883	16,688,573	17,718,456
Agricultural real estate	-	-	933,945	933,945	28,067,104	29,001,049
Consumer	150,626	29,222	9,534	189,382	5,168,339	5,357,721
Residential real estate	2,244,462	877,860	544,990	3,667,312	58,467,312	62,134,624

Total	$4,731,691	$3,339,745	$7,368,846	$15,440,282	$322,506,426	$337,946,708

2010
Commercial	$-	$379,365	$-	$379,365	$53,529,128	$53,908,493
Commercial real estate	2,294,126	262,242	6,367,537	8,923,905	179,702,652	188,626,557
Agriculture	496,575	106,984	1,338,671	1,942,230	23,275,314	25,217,544
Agricultural real estate	275,437	27,377	898,625	1,201,438	36,703,128	37,904,566
Consumer	127,817	51,934	65,228	244,979	7,414,510	7,659,489
Residential real estate	1,626,599	720,314	1,456,454	3,803,367	66,527,471	70,330,838

Total	$4,820,554	$1,548,216	$10,126,514	$16,495,284	$367,152,203	$383,647,487

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

Credit Quality Indicators:

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as:  current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Bank analyzes loans individually by classifying the loans as to the credit risk.  This analysis generally includes loans with an outstanding balance greater than $100,000 and non-homogenous loans, such as commercial and commercial real estate loans.  This analysis is performed on a quarterly basis.  The Bank uses the following definitions for risk ratings:

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.  Loans listed as not rated are generally either less than $100,000 or are included in groups of homogenous loans.  As of December 31, 2011 and 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Not rated
2011
Commercial	$54,683,831	$2,966,782	$3,768,348	$903,040	$-
Commercial and multi-family real estate	170,750,804	9,245,517	27,202,096	933,945	-
Residential 1 – 4 family	-	257,860	245,204	12,976	61,618,584
Consumer	-	2,538	18,716	-	5,336,467

Total	$225,434,635	$12,472,697	$31,234,364	$1,849,961	$66,955,051

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

	Pass	Special Mention	Substandard	Doubtful	Not rated
2010
Commercial	$70,136,217	$4,553,372	$2,324,007	$2,112,441	$-
Commercial and multi-family real estate	193,224,417	6,314,661	26,058,100	933,945	-
Residential 1 – 4 family	-	305,505	3,485,129	16,926	66,523,278
Consumer	-	-	-	-	7,919,389

Total	$263,360,634	$11,173,538	$31,867,236	$3,063,312	$74,442,667

The Bank considers the performance of the loan portfolio and its impact on the allowance for loan losses.  For residential 1 – 4 family and consumer loan classes, the Bank also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  The following table presents the recorded investment in residential 1 – 4 family and consumer loans that are not risk rated, based on payment activity as of December 31, 2011 and 2010:

	2011		2010
	Consumer	Residential 1 – 4 family	Consumer	Residential 1 – 4 family

Performing	$5,326,933	$60,070,730	$7,854,161	$65,223,251
Nonperforming	9,534	1,547,854	65,228	1,300,027

Total	$5,336,467	$61,618,584	$7,919,389	$66,523,278

Purchased Loans:

From time to time, the Bank enters into loan participation agreements to purchase loans and also acquired loans through the Findlay branch acquisition described in Note 3.  At December 31, 2011, the Bank held no loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

Modifications:

The Bank’s loan portfolio also includes certain loans that have been modified in a Troubled Debt Restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties.  These concessions typically result from the Bank’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions.  All TDRs are also classified as impaired loans.

When the Bank modifies a loan, management evaluates any possible concession based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except with the sole (remaining) source of repayment for the loan in the operation or liquidation of the collateral.  In these cases, management uses the current fair value of the collateral, less selling costs, instead of discounted cash flows.  If management determines that the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), an impairment is recognized through a specific reserve in the allowance or a direct write down of the loan balance if collection is not expected.

The following table includes the recorded investment and number of modifications for TDR loans during the year ended December 31, 2011.
	Number of modifications	Recorded investment	Allowance for loan losses allocated
Troubled Debt Restructurings:
Commercial Real Estate	3	$5,907,121	$778,541

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank.  Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Bank, including the interest rate charged and collateralization.  Such loans amounted to $3,013,156 and $3,164,300 at December 31, 2011 and 2010, respectively.  The following is a summary of activity during 2011, 2010, and 2009 for such loans:

	2011	2010	2009

Beginning of year	$3,164,300	$3,353,452	$3,988,374
Additions	35,000	60,997	1,999,262
Repayments	(186,144)	(250,149)	(2,634,184)

End of year	$3,013,156	$3,164,300	$3,353,452

Additions and repayments include loan renewals, as well as net borrowings and repayments under revolving lines-of-credit.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2011 and 2010:

	2011	2010

Land and improvements	$2,479,913	$2,479,913
Buildings	9,008,149	8,969,778
Equipment	4,100,294	4,128,361

	15,588,356	15,578,052
Less accumulated depreciation	6,007,045	5,644,620

Premises and equipment, net	$9,581,311	$9,933,432

Depreciation expense amounted to $520,448 in 2011, $531,937 in 2010 and $493,130 in 2009.

NOTE 7 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others approximated $164,568,000 and $175,931,000 at December 31, 2011 and 2010, respectively.

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets.  The Bank has elected to record its mortgage servicing rights using the fair value measurement method.  Significant assumptions used in determining the fair value of servicing rights as of December 31, 2011 and 2010 include:

Prepayment assumptions:	Based on the PSA Standard Prepayment Model
Internal rate of return :	8% to 10%
Servicing costs:	$40 – $55 per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count
Inflation rate of servicing costs:	3%

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2011, 2010 and 2009:
	2011	2010	2009

Fair value at beginning of year	$1,114,126	$1,273,525	$703,388
Capitalized servicing rights – new loan sales	168,342	315,039	612,499
Disposals (amortization based on loan payments and payoffs)	(240,662)	(332,851)	(237,463)
Change in fair value	(314,566)	(141,587)	195,101

Fair value at end of year	$727,240	$1,114,126	$1,273,525

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SERVICING (CONTINUED)

The change in fair value of servicing rights for the year ended December 31, 2011 resulted from changes in external market conditions, including conditions that increased prepayment assumptions, which is a key valuation input used in determining the fair value of servicing.  While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period.  However, due to the declines in the secondary market mortgage rates experienced during 2011, the prepayment assumption factor used in determining the fair value of servicing at December 31, 2011 was 465 compared to 321 at December 31, 2010 and 300 at December 31, 2009.

NOTE 8 - PREPAID FDIC ASSESSMENTS

On September 29, 2009, the FDIC adopted a Notice of Proposed Rule making it mandatory that insured depository institutions prepay their quarterly risk-based assessments to the FDIC on December 30, 2009 for the fourth quarter of 2009 and for the years 2010 through 2012. As a result, the Bank had prepaid FDIC assessments amounting to $946,819 at December 31, 2011 and $1,888,581 at December 31, 2010 and such amounts are included in other assets in the accompanying consolidated balance sheets.

NOTE 9 - DEPOSITS

Time deposits at December 31, 2011 and 2010 include individual deposits of $100,000 or more approximating $83,842,000 and $80,791,000, respectively.  Interest expense on time deposits of $100,000 or more approximated $1,311,000 for 2011, and $1,520,000 for 2010.  The bank held no brokered deposits at December 31, 2011 or 2010.  Interest on brokered deposits approximated $158,000 in 2010 and none in 2011.

At December 31, 2011, time deposits approximated $242,740,000 and were scheduled to mature as follows: 2012, $160,986,000; 2013, $25,052,000; 2014, $21,658,000; 2015, $17,976,000; 2016, $14,286,000; and thereafter, $2,782,000.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2011 and 2010:

	2011	2010
Federal Home Loan Bank borrowings:
Secured note, with interest at 4.28%, due June 24, 2011	$-	$17,000,000
Secured note, with interest at 2.18%, due July 3, 2012	5,000,000	5,000,000
Secured note, with interest at 4.25% through February 28, 2008, thereafter putable back at the option of the holder, due August 28, 2012	5,000,000	5,000,000
Secured note, with interest at 4.20% through February 28, 2008, thereafter putable back at the option of the holder, due February 28, 2017	10,000,000	10,000,000
Secured note, with interest at 3.95% through September 11, 2008, thereafter putable back at the option of the holder, due September 11, 2017	7,500,000	7,500,000
Advances secured by individual residential mortgages under blanket agreement	64,985	100,197

Total Federal Home Loan Bank borrowings	27,564,985	44,600,197

Customer repurchase agreements with an average outstanding rate of .17% at December 31, 2011 and .25% at December 31, 2010	5,215,978	11,177,637

Total other borrowings	$32,780,963	$55,777,834

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock and eligible mortgage loans approximating $92,165,870 at December 31, 2011.   The interest rates on advances outstanding at December 31, 2011, secured by individual mortgages under blanket agreement, ranged from 2.18% to 8.80%, with varying maturities through July 2019.  At December 31, 2011, the Bank had $17,700,000 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

Future contractual maturities of other borrowings, excluding short-term customer repurchase agreements, are as follows at December 31, 2011:  2012, $10,019,214; 2013, $13,722; 2014, $9,858; 2015, $7,514; 2016, $6,426 and thereafter, $17,508,251.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation.  United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures.  United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation.  The debentures have a stated maturity date of March 26, 2033.  As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option.  The interest rate of the debentures was fixed at 6.40% for a five-year period through March 26, 2008.  Effective March 27, 2008, interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 3.72% at December 31, 2011, 3.44% at December 31, 2010 and 3.52% at December 31, 2009, with interest payable quarterly.  The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.  Interest expense on the debentures amounted to $350,180 in 2011, $353,965 in 2010, and $409,971 in 2009, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2011, 2010 and 2009:
	2011	2010	2009

Data processing	$360,003	$510,621	$586,143
Professional fees	856,712	953,801	683,860
Franchise tax	397,210	452,185	522,909
Advertising	615,033	546,025	339,246
ATM processing and other fees	249,996	227,685	144,606
Amortization of core deposit intangible asset	40,857	94,218	253,980
Postage	175,993	192,699	192,138
Stationery and supplies	191,832	172,594	123,899
FDIC assessment	995,252	806,533	1,150,962
Loan closing fees	193,151	191,951	154,230
Internet banking	233,961	175,683	181,640
Other real estate owned	505,833	427,712	53,283
Other	1,292,565	1,540,353	1,225,722

Total other operating expenses	$6,108,398	$6,292,060	$5,612,618

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - OTHER COMPREHENSIVE INCOME

The components of other comprehensive income and related tax effects are as follows for the years ended December 31, 2011, 2010, and 2009:

	2011	2010	2009
Unrealized holding gains (losses) on available-for-sale securities	$3,604,865	$(553,784)	$4,329,683
Reclassification adjustments for net securities gains realized in income	(896,764)	(278,242)	(129,493)
Net unrealized gains (losses)	2,708,101	(832,026)	4,200,190
Tax effect	920,754	(282,889)	1,428,065

Net-of-tax amount	$1,787,347	$(549,137)	$2,772,125

NOTE 14 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2011, 2010 and 2009 consist of the following:
	2011	2010	2009

Current	$334,354	$1,008,711	$436,565
Deferred	(232,354)	(865,711)	(280,565)

Total provision for income taxes	$102,000	$143,000	$156,000

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

	2011	2010	2009

Expected tax using statutory tax rate of 34%	$1,035,200	$1,003,200	$1,033,100
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(670,000)	(696,800)	(706,800)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	3,000	4,900	8,600
Tax-exempt income on life insurance contracts	(155,200)	(167,500)	(174,100)
Deductible dividends paid to United Bancshares, Inc. ESOP	(1,500)	(48,400)	(61,700)
Uncertain tax position reserves	(115,100)	39,700	54,300
Other, net	5,600	7,900	2,600

Total provision for income taxes	$102,000	$143,000	$156,000

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (CONTINUED)

The deferred income tax credit of $232,354 in 2011, $865,711 in 2010, and $280,565 in 2009 resulted from the tax effects of temporary differences.  There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011 and 2010 are presented below:

	2011	2010

Deferred tax assets:
Allowance for loan losses	$2,940,300	$2,792,000
Deferred compensation	298,700	315,600
Alternative minimum tax credits	395,200	267,900
Nonaccrual loan interest	314,100	192,800
Deferred loan fees	130,400	135,000
Other real estate owned	68,100	33,500
Accrued expenses and other	214,000	119,200

Total deferred tax assets	4,360,800	3,856,000

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	1,853,531	932,777
Federal Home Loan Bank stock dividends	877,500	877,500
Capitalized mortgage servicing rights	247,300	378,800
Depreciation and amortization	1,828,000	1,400,300
Prepaid expenses	85,700	96,800
Other	10,069	22,723

Total deferred tax liabilities	4,902,100	3,708,900

Net deferred tax assets (liabilities)	$(541,300)	$147,100

Net deferred tax assets (liabilities) at December 31, 2011 and 2010 are included in other assets (liabilities) in the consolidated balance sheets.

Management believes it is more likely than not that the benefit of deferred tax assets will be realized.  Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2011 and 2010.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - INCOME TAXES (CONTINUED)

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:
	2011	2010

Balance at January 1	$235,100	$203,000
Additions based on tax positions related to the current year	23,000	32,100
Additions for tax positions of prior years	-	-
Reductions for tax positions of prior years	(200)	-
Reductions due to the statute of limitation	(82,300)	-
Settlements	(48,800)	-

Balance at December 31	$126,800	$235,100

The Corporation had unrecognized tax benefits of $126,800 and $235,100 at December 31, 2011 and 2010, respectively.  Such unrecognized tax benefits, if recognized, would favorably affect the effective income tax rate in future periods. The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

The amount of accrued interest, net of federal tax, related to the Corporation’s uncertain tax positions was $8,900 at December 31, 2011 and $15,700 at December 31, 2010, respectively.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2008.  A federal examination of the Corporation’s 2009 tax year was settled in 2011 resulting in no material impact to the Corporation’s financial position.

NOTE 15 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation and Bank sponsor a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions.  The plan permits investing in the Corporation’s stock subject to certain limitations.  Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations.  The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations.  Contribution expense for the plan amounted to $519,300, $511,935, and $487,745 in 2011, 2010, and 2009, respectively.  At December 31, 2011, the Plan owned 333,396 shares of the Corporation’s common stock.

The Bank also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies.  In connection with the policies, the Bank has provided an estimated liability for accumulated supplemental retirement benefits amounting to $588,203 and $623,699 at December 31, 2011 and 2010, respectively, which is included in other liabilities in the accompanying consolidated balance sheets.  The Bank has also purchased split-dollar life insurance policies for investment purposes to fund other employee benefit plans.  The combined cash values of these policies aggregated $12,741,053 and $12,322,390 at December 31, 2011 and 2010, respectively.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - EMPLOYEE AND DIRECTOR BENEFITS (CONTINUED)

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan.  The Corporation sold from treasury 790 shares in 2011, 1,123 shares in 2010, and 2,103 shares in 2009 under the plan.

The Bank has an agreement with Leipsic’s former President, who is the Corporation’s current Chairman of the Board of Directors, to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years commencing upon retirement effective December 31, 2001.  At December 31, 2011 and 2010, the net present value (based on the 12% discount rate in effect at the time of origination of the agreement) of future deferred compensation payments amounted to $290,416 and $304,625, respectively.  Such amounts are included in other liabilities in the December 31, 2011 and 2010 consolidated balance sheets.  A split-dollar life insurance policy has been purchased and is available to fund a portion of the future deferred compensation payments.  The cash value of the policy amounted to $594,534 and $572,281 at December 31, 2011 and 2010, respectively.

The Chief Executive Officer and Chief Financial Officer of the Corporation have employment agreements which provide for certain compensation and benefits should any triggering events occur, as specified in the agreements, including change of control or termination without cause.

NOTE 16 - STOCK OPTIONS

The following summarizes stock options activity for the years ended December 31, 2011, 2010, and 2009:
	2011		2010		2009
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of year	-	$-	5,146	$9.66	5,146	$9.66
Expired	-	-	(5,146)	9.66	-	-

Outstanding and exercisable at end of year	-	$-	-	$-	5,146	$9.66

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2011 and 2010:
	Contract amount
	2011	2010

Commitments to extend credit	$67,009,000	$67,433,000

Letters of credit	$2,389,000	$2,602,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.  The Bank evaluates each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management’s credit evaluation of the customer.  Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration.  All letters of credit outstanding at December 31, 2011 expire in 2012.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Bank requires collateral supporting these commitments when deemed necessary.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - REGULATORY MATTERS

The Corporation (on a consolidated basis) and Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2011 and 2010, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.  Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2011, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

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

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - REGULATORY MATTERS (CONTINUED)

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2011 and 2010 are presented in the following table:
			Minimum capital		Minimum to be well capitalized under prompt corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2011
Total Capital (to Risk-Weighted Assets) Consolidated	$62,785	15.3%	$32,870	> 8.0%	N/A	N/A
Bank	$60,201	14.7%	$32,701	> 8.0%	$40,876	10.0%
Tier I Capital (to Risk-Weighted Assets) Consolidated	$57,607	14.0%	$16,435	> 4.0%	N/A	N/A
Bank	$55,049	13.5%	$16,350	> 4.0%	$24,526	6.0%
Tier I Capital (to Average Assets) Consolidated	$57,607	10.0%	$23,101	> 4.0%	N/A	N/A
Bank	$55,049	9.5%	$23,073	> 4.0%	$28,841	5.0%

As of December 31, 2010
Total Capital (to Risk-Weighted Assets) Consolidated	$60,222	13.4%	$35,972	> 8.0%	N/A	N/A
Bank	$57,740	12.9%	$35,890	> 8.0%	$44,863	10.0%
Tier I Capital (to Risk-Weighted Assets) Consolidated	$54,572	12.1%	$17,986	> 4.0%	N/A	N/A
Bank	$52,103	11.6%	$17,945	> 4.0%	$26,918	6.0
Tier I Capital (to Average Assets) Consolidated	$54,572	9.0%	$24,338	> 4.0%	N/A	N/A
Bank	$52,103	8.6%	$24,311	> 4.0%	$30,388	5.0%

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

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 is as follows:

Condensed Balance Sheets	2011	2010

Assets:
Cash	$1,581,629	$416,912
Investment in bank subsidiary	67,489,762	62,835,606
Premises and equipment, net of accumulated depreciation	369,261	394,883
Other assets, including income taxes receivable from bank subsidiary of $491,937 in 2011 and $72,900 in 2010	691,234	1,700,012

Total assets	$70,131,886	$65,347,413

Liabilities:
Accrued expenses	$84,172	$42,350
Junior subordinated deferrable interest debentures	10,300,000	10,300,000

Total liabilities	10,384,172	10,342,350

Shareholders’ equity:
Common stock	3,760,557	3,760,557
Surplus	14,660,579	14,660,000
Retained earnings	42,543,363	39,600,718
Accumulated other comprehensive income	3,598,031	1,810,684
Treasury stock, at cost	(4,814,816)	(4,826,896)

Total shareholders’ equity	59,747,714	55,005,063

Total liabilities and shareholders’ equity	$70,131,886	$65,347,413

Condensed Statements of Income	2011	2010	2009

Income – including dividends from bank subsidiary	$575,099	$6,226	$3,006,657
Expenses – interest expense, professional fees and other expenses, net of federal income tax benefit	(499,263)	(419,766)	(511,641)

Income (loss) before equity in undistributed net income of bank subsidiary	75,836	(413,540)	2,495,016

Equity in undistributed net income of bank subsidiaries	2,866,809	3,221,222	387,580

Net income	$2,942,645	$2,807,682	$2,882,596

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows	2011	2010	2009

Cash flows from operating activities:
Net income	$3,517,645	$2,807,682	$2,882,596
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed net income of bank subsidiary	(3,441,809)	(3,221,222)	(387,580)
Depreciation and amortization	25,622	25,621	25,622
Increase in other assets	1,008,778	(386,185)	(103,798)
Increase (decrease) in accrued expenses	41,822	(76,829)	614

Net cash provided by (used in) operating activities	1,152,058	(850,933)	2,417,454

Cash flows from financing activities:
Proceeds from sale of treasury shares	12,659	17,511	30,632
Cash dividends paid	-	(1,550,098)	(2,065,963)

Net cash used in financing activities	12,659	(1,532,587)	(2,035,331)

Net increase (decrease) in cash	1,164,717	(2,383,520)	382,123

Cash at beginning of the year	416,912	2,800,432	2,418,309

Cash at end of the year	$1,581,629	$416,912	$2,800,432

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market.  The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares.  The Corporation did not purchase any shares in 2011, 2010, or 2009 under the program.

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

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (CONTINUED)

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2011 and 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	Level 1	Level 2	Level 3	Total
2011	inputs	inputs	inputs	fair value

Recurring:
Securities available-for-sale:
U.S. Government and Agencies	$-	$7,520,670	$-	$7,520,670
Obligations of state and political subdivisions	-	49,310,795	-	49,310,795
Mortgage-backed	-	94,599,469	-	94,599,469
Other	-	525,023	-	525,023
Mortgage servicing rights	-	-	727,240	727,240

Total recurring	$-	$151,955,957	$727,240	$152,683,197

Nonrecurring:
Impaired loans, net	$-	$-	$18,996,979	$18,996,979
Other real estate owned	-	-	2,833,500	2,833,500

Total nonrecurring	$-	$-	$21,830,479	$21,830,479

2010

Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$47,298,232	$-	$47,298,232
Mortgage-backed		92,632,687	-	92,632,687
Other	-	509,442	-	509,442
Mortgage servicing rights	-	-	1,114,126	1,114,126

Total recurring	$-	$140,440,361	$1,114,126	$141,554,487

Nonrecurring:
Impaired loans, net	$-	$-	$14,996,845	$14,996,845
Other real estate owned	-	-	4,524,729	4,524,729

Total nonrecurring	$-	$-	$19,521,574	$19,521,574

There were no financial instruments measured at fair value that moved to a lower level in the fair value hierarchy during 2011 and 2010 due to the lack of observable quotes in inactive markets for those instruments at December 31, 2011 and 2010.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - FAIR VALUE MEASUREMENTS (CONTINUED)

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2011, 2010 and 2009:
	2011	2010	2009

Balance at beginning of year	$1,114,126	$1,273,525	$703,388
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	168,342	315,039	612,499
Disposals – amortization based on loan payments and payoffs	(240,662)	(332,851)	(237,463)
Other changes in fair value	(314,566)	(141,587)	195,101

Balance at end of year	$727,240	$1,114,126	$1,273,525

The following is a summary of the changes in other real estate owned measured at fair value on a nonrecurring basis:

Balance as of December 31, 2010	$4,524,729
Transfer of loans	498,000
Impairment	(351,049)
Net Proceeds from sales	(1,838,180)
Balance as of December 31, 2011	$2,833,500

The following summarizes the changes in impaired loans measured at fair value on a nonrecurring basis:

Balance as of December 31, 2010	$14,996,845
Net new impairments	7,775,908
Transferred to OREO or performing	(1,054,972)
Charged off or paid principal	(730,577)
Balance as of December 31, 2011	$20,987,204

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

Securities Available-for-Sale

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Level 1 securities would typically include government bonds and exchange traded equities.  If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.  Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy.  The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2011 and 2010.

Mortgage Servicing Rights

The Corporation records mortgage servicing rights at estimated fair value based on a discounted cash flow model using level 3 inputs.  Due to the significance of the level 3 inputs, mortgage servicing rights have been classified as level 3.

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

Losses included in earnings before income taxes amounted to $3,111,023 in 2011 and $2,072,456 in 2010, relating to impaired loans, and such losses are included in the provision for loan losses.  There were no gains or losses relating to securities available-for-sale included in earnings before income taxes that were attributable to changes in fair values of securities held at December 31, 2011 and 2010.

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

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment.  Financial assets and financial liabilities, excluding impaired loans and other real estate owned, measured at fair value on a nonrecurring basis were not significant at December 31, 2011.

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2011 and 2010 are as follows:

	2011		2010
	Carrying amount	Estimated value	Carrying amount	Estimated value
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$57,287	$57,287	$48,604	$48,604
Securities, including Federal Home Loan Bank stock	156,850	156,850	145,334	145,334
Net loans	329,403	330,286	375,631	388,864
Mortgage servicing rights	727	727	1,114	1,114

	$544,267	$545,150	$570,683	$583,916

	2011		2010
	Carrying amount	Estimated value	Carrying amount	Estimated value
	(dollars in thousands)
FINANCIAL LIABILITIES
Deposits	$480,486	$483,014	$488,651	$492,413
Other borrowings	32,781	35,484	55,778	58,415
Junior subordinated deferrable interest debentures	10,300	9,220	10,300	9,913
Other liabilities	3,730	3,801	2,883	2,963

	$527,297	$531,519	$557,612	$563,704

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments.  The estimated fair value of such items is considered to be their carrying amounts.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

There are also unrecognized financial instruments at December 31, 2011 and 2010 which relate to commitments to extend credit and letters of credit.  The contract amount of such financial instruments amounts to $69,398,000 at December 31, 2011 and $70,035,000 at December 31, 2010.  Such amounts are also considered to be the estimated fair values.

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

Securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Level 1 securities would typically include government bonds and exchange traded equities.  If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.  Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy.  The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2011 and 2010.

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

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2011 and 2010:

	Interest	Net interest	Net income	Income (loss) per common share
	income	income	(loss)	Basic	Diluted
2011	(Dollars in thousands, except per share data)
First quarter	$6,983	$5,093	$766	$.22	$.22
Second quarter	$6,854	$4,854	$987	$.29	$.29
Third quarter	$6,451	$4,669	$248	$.07	$.07
Fourth quarter	$6,173	$4,519	$942	$.27	$.27

2010
First quarter	$7,712	$5,223	$1,024	$.30	$.30
Second quarter	$7,789	$5,406	$307	$.09	$.09
Third quarter	$7,522	$5,420	$879	$.26	$.26
Fourth quarter	$7,241	$5,256	$598	$.17	$.17

UNITED BANCSHARES, INC.
Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

NAME	AGE	DIRECTOR SINCE	NAME	AGE	DIRECTOR SINCE
Robert L. Benroth	49	2003	David P. Roach	61	2001
Putnam County Auditor			Vice-President/GM, First Family Broadcasting of Ohio

Robert L. Dillhoff	65	2001	Daniel W. Schutt	64	2005
Retired Administrator, Department of Transportation			President/CEO

James N. Reynolds	74	2000	R. Steven Unverferth	59	2005
Chairman, Retired Banker			President, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel	69	2000
Farmer, Rigel Farms, Inc.

DIRECTORS – THE UNION BANK COMPANY

NAME	AGE	DIRECTOR SINCE (a)	NAME	AGE	DIRECTOR SINCE (a)
Robert L. Benroth	49	2001	H. Edward Rigel	69	1979
Putnam County Auditor			Farmer, Rigel Farms, Inc.

Robert L. Dillhoff	65	1991	David P. Roach	61	1997
Retired Administrator, Dept. of Transportation			Vice-President/GM, First Family Broadcasting of Ohio

Herbert H. Huffman	61	1993	Robert M. Schulte, Sr.	79	1994
Retired - Educator			Businessman/Spherion Services

Kevin L. Lammon	57	1996	Daniel W. Schutt	64	2005
Village Administrator, Village of Leipsic			Chairman/Chief Executive Officer

William R. Perry	53	1990	R. Steven Unverferth	59	1993
Farmer			President, Unverferth Manufacturing Corporation, Inc.

James N. Reynolds	74	1966	Brian D. Young	45	2008
Retired Banker			President/COO

(a) Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.

OFFICERS – UNITED BANCSHARES, INC.

James N. Reynolds – Chairman	Daniel W. Schutt – President / Chief Executive Officer
Heather M. Oatman – Secretary	Brian D. Young – Chief Financial Officer, EVP & Treasurer

OFFICERS – THE UNION BANK COMPANY

Daniel W. Schutt - CEO/Chairman
Brian D. Young - President/COO

Diana L. Engelhardt	Senior Vice President	Norman V. Schnipke	Senior Vice President
John P. Miller	Senior Vice President	Curtis E. Shepherd	Senior Vice President
Heather M. Oatman	Senior Vice President, Sec.

Dan M. Best	Vice President	Jeffrey L. Point	Vice President
Amy E. Blankemeyer	Vice President	Lewis R. Renollet	Vice President
Michael R. Domin	Vice President	Ricardo Rosado	Vice President
Erin W. Hardesty	Vice President	Mary L. Schroeder	Vice President
Max E. Long	Vice President	Paul A. Walker	Vice President

Kathi J. Amstutz	Assistant Vice President	Amy E. Reese	Assistant Vice President
Donna J. Brown	Assistant Vice President	M. Chris Sanderson	Assistant Vice President
Nancianne Carroll	Assistant Vice President	Deborah R. Soldenwagner	Assistant Vice President
Paul M. Cira	Assistant Vice President	Suzanne L. St. Clair	Assistant Vice President
Amy C. Felter	Assistant Vice President	Craig R. Stechschulte	Assistant Vice President
Vicky K. Gilbert	Assistant Vice President	Theresa A. Stein-Moenter	Assistant Vice President
Christina J. Hegemier	Assistant Vice President	Stacia R. Thompson	Assistant Vice President
Susan A. Hojnacki	Assistant Vice President	Tracey L. Thompson	Assistant Vice President
Kimberly J. Kandik	Assistant Vice President	Jason R. Thornell	Assistant Vice President
Amy L. Laibe	Assistant Vice President	Kyle L. Unverferth	Assistant Vice President
Karen M. Maag	Assistant Vice President	Kimberly S. Verhoff	Assistant Vice President
Doris A. Neumeier	Assistant Vice President	Troy M. Verhoff	Assistant Vice President
Brent D. Nussbaum	Assistant Vice President	Vikki L. Williams	Assistant Vice President
James C. Osmon	Assistant Vice President	Lisa D. Wiswasser	Assistant Vice President
Peter J. Rafaniello	Assistant Vice President		Assistant Vice President

Patricia S. Christman	Accounting Officer