Form 10-K, Exhibit 13
period 2012-12-31
UNITED BANCSHARES INC/OH
filed 2013-03-27
CIK 1087456

Exhibit 13

Shareholders, Customers, and Employees:

We are pleased to inform you that your Company reported approximately $4.5 million, or $1.30 basic earnings per share, for 2012. This 52% increase from 2011 was achieved despite market conditions that included slow economic growth and a low interest rate environment, both of which had a significant negative effect on net income. The most significant improvements from last year were the $4.2 million decrease in the amount of provision for loan losses and the $804,000 increase in gain on loan sales. Each of these improvements is the result of countless hours given by the Company’s remarkable staff members, whom I am proud to represent in this role. I am pleased that, in part, due to this improved performance, the Board of Directors declared dividends payable to shareholders in November 2012 and March 2013.

We continue to believe that a solid, established, and financially strong community bank is essential to the success of our communities; just as strong communities are critical to the success of your Company.  Consequently, we take seriously the opportunity we have been given to make a difference in our communities and improve the lives of its residents.  This belief, and the desire to serve our neighbors, has led your Company to make many financial contributions that promote health, education, public safety, and economic development.

I am also proud of the bank’s numerous team members who take time out of their personal lives to invest their talents and treasures for many worthwhile causes throughout our communities. In 2012, team members dedicated over 4,300 hours while participating in over 130 organizations throughout our communities.  These actions are, in many cases, making an impact both locally and around the world, providing great benefit to our youth, our elderly, and others in need.  We believe this mutually beneficial partnership creates the best company and the best communities.

Your Company experienced numerous successes throughout 2012, but we also experienced a tremendous loss.  That loss came in December when we were informed of the passing of one of our own, Robert “Bob” Dillhoff.  Bob was a dedicated director of the Company for many years and a faithful friend, father, husband, mentor, and advocate for many people throughout our communities and our state.  Although we lost a tremendous individual, his support, guidance, and encouragement will have a lasting positive impact on this Company and each of us who had the privilege to know him.  We continue to keep his wife and his family in our thoughts and celebrate the excellence that he brought to each of our lives.

As we look forward, our journey will undoubtedly be presented with numerous obstacles and challenges.  Regardless of those challenges, we continue to believe that the drivers of our success are, and will continue to be, our strong corporate values of respect for our shareholders, customers, colleagues, and communities.

Thank you for your support and the trust you have placed in us.

Respectfully,

Brian D. Young
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

The Union Bank Company is an Ohio state-chartered bank, which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001.  From January 2000 to March 2001, the Corporation’s common stock was traded on the Nasdaq Over-The-Counter Bulletin Board.  Prior to January 2000, there was no established public trading market for United Bancshares, Inc. common stock.  As of February 28, 2013, the common stock was held by 1,406 shareholders of record.  Below are the trading highs and lows for the periods noted.

Year 2012	High	Low
First Quarter	$8.48	$6.71
Second Quarter	$9.24	$6.54
Third Quarter	$9.23	$8.65
Fourth Quarter	$10.75	$9.00

Year 2011	High	Low
First Quarter	$10.65	$8.86
Second Quarter	$9.25	$8.41
Third Quarter	$9.53	$8.31
Fourth Quarter	$8.62	$6.73

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

	2012	2011
First Quarter	$-	$-
Second Quarter	-	-
Third Quarter	-	-
Fourth Quarter	.05	-
Total	$.05	$-

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary
United Bancshares, Inc.
100 S. High Street
Columbus Grove, Ohio 45830
800-837-8111

UNITED BANCSHARES, INC.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years ended December 31,
	2012	2011	2010	2009	2008
	(Dollars in thousands, except per share data)

Statements of income:
Total interest income	$22,591	$26,461	$30,264	$32,867	$35,208
Total interest expense	4,675	7,326	8,959	12,317	15,795
Net interest income	17,916	19,135	21,305	20,550	19,413
Provision for loan losses	200	4,375	6,550	7,525	2,195

Net interest income after provision for loan losses	17,716	14,760	14,755	13,025	17,218
Total non-interest income	4,353	3,831	3,718	4,492	2,674
Total non-interest expenses	16,513	15,546	15,522	14,478	14,462
Income before federal income taxes	5,556	3,045	2,951	3,039	5,430
Federal income taxes	1,071	102	143	156	1,011

Net income	$4,485	$2,943	$2,808	$2,883	$4,419
Per share of common stock:
Net income - basic	$1.30	$0.85	$0.82	$0.84	$1.28
Dividends	0.05	-	0.45	0.60	0.60
Book value	$18.62	$17.34	$15.97	$15.76	$14.72

Average shares outstanding – basic	3,446,133	3,445,469	3,444,703	3,443,093	3,447,536

Year end balances:
Loans (1)	$307,402	$340,700	$383,907	$407,815	$418,385
Securities (2)	182,502	156,850	145,334	143,480	141,392
Total assets	572,448	587,045	612,617	616,405	616,064
Deposits	471,199	480,486	488,651	469,668	464,792
Shareholders' equity	64,170	59,748	55,005	54,279	50,660

Average balances:
Loans (1)	325,114	360,669	398,378	417,913	400,823
Securities (2)	167,766	151,736	149,748	139,373	133,409
Total assets	568,466	593,465	625,281	612,943	600,749
Deposits	464,448	481,600	493,089	462,742	443,174
Shareholders' equity	62,034	57,429	55,846	52,862	49,795

Selected ratios:
Net yield on average interest-earning assets (3)	3.55%	3.64%	3.85%	3.75%	3.64%
Return on average assets	0.79%	0.50%	0.45%	0.47%	0.74%
Return on average shareholders equity	7.23%	5.12%	5.03%	5.45%	8.87%
Net loan charge-offs as a percentage of average outstanding net loans	0.58%	1.07%	0.84%	1.42%	0.31%
Allowance for loan losses as a percentage of year end loans	2.27%	2.51%	2.09%	1.18%	0.76%
Shareholders' equity as a percentage of total assets	11.21%	10.18%	8.98%	8.81%	8.22%

Notes:
1)	Includes loans held for sale.
2)	Includes Federal Home Loan Bank Stock.
3)	Net yield on average interest-earning assets was computed on a tax-equivalent basis.
4)	Financial data for 2010 includes the impact of the March 2010 Findlay branch acquisition.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc.

PERFORMANCE SUMMARY

Consolidated net income for United Bancshares, Inc. (the “Corporation”) and its wholly-owned subsidiary, The Union Bank Company (the “Bank”), was $4.5 million in 2012 compared to $2.9 million in 2011 and $2.8 million in 2010.

Net income in 2012 as compared to 2011 was favorably impacted by a $4.2 million decrease in the provision for loan losses, and a $523,000 increase in non-interest income, and unfavorably impacted by a $1.2 million decrease in net interest income, a $967,000 increase in non-interest expenses and a $969,000 increase in the provision for income taxes.  The decrease in the provision for loan losses is more fully explained in the “Provision for Loan Losses and the Allowance for Loan Losses” section.  The decrease in net interest income is due to a decline in the Corporation’s net interest margin from 3.64% in 2011 to 3.55% in 2012, as well as a decrease in the level of average interest-earning assets in 2012 as compared to 2011.

The Corporation’s return on average assets was .79% in 2012, compared to .50% in 2011, and .45% in 2010.  The Corporation’s return on average shareholders’ equity was 7.23% in 2012, 5.12% in 2011, and 5.03% in 2010.  Basic net income per share was $1.30 in 2012, an increase of $0.45 per share from $0.85 in 2011.  Basic net income per share of $0.85 represented an increase of $0.03 per share from $0.82 in 2010.  Changes in these amounts from year to year were generally reflective of changes in the level of net income.

The Corporation’s assets decreased to $572.4 million at December 31, 2012, compared to $587 million at December 31, 2011.  Loans decreased $33.5 million, or 9.9%, to $304.4 million at December 31, 2012, compared to $337.9 million at December 31, 2011.  The decrease in loans resulted from continued soft loan demand in the Corporation’s market area, and $1.8 million of net loan charge-offs recognized in 2012.  Deposits decreased $9.3 million, or 1.9%, to $471.2 million at December 31, 2012, from $480.5 million at December 31, 2011.  Shareholders' equity at December 31, 2012 was $64.2 million, a 7.5% increase compared to $59.7 million at December 31, 2011.

RESULTS OF OPERATIONS – 2012 Compared to 2011

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

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2012 Compared to 2011 (CONTINUED)

Net Interest Income, Continued

Net interest income for 2012 was $17.9 million, a decrease of $1.2 million (6.4%) from 2011.  The decrease in net interest income was primarily due to a decrease in the Corporation’s net interest margin.  The average yield on loans for 2012 decreased to 5.51% compared to 5.87% in 2011, and the average rate on interest-bearing liabilities decreased to 1.06% in 2012 from 1.53% in 2011.  The effect of these and other factors resulted in the net interest yield on average interest-earning assets, on a tax-equivalent basis, decreasing in 2012 to 3.55% from 3.64% in 2011.

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

As mentioned, ongoing reviews are performed to identify potential problem and nonperforming loans and also provide in-depth analysis with respect to the quarterly allowance for loan losses calculation.  Part of this analysis involves assessing the need for specific reserves relative to impaired loans.  This evaluation typically includes a review of the recent performance history of the credit, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower’s future financial performance.  Loans are considered impaired when, based upon the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement.  Impaired loans are recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate.  Given that the Bank’s impaired loans are typically collateralized by real estate or other borrower assets, the fair value of individual impaired loans is most often based upon the underlying collateral value net of estimated selling costs.  Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

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

RESULTS OF OPERATIONS – 2012 Compared to 2011 (CONTINUED)

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

The allowance for loan losses at December 31, 2012 was $6.9 million, or 2.27% of total loans, compared to $8.5 million, or 2.53% of total loans at December 31, 2011.  The change in the allowance for loan losses during 2012 included a $200,000 provision for loan losses charged to operations and  loan charge-offs, net of recoveries, of $1.8 million.

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors.  The provision for loan losses of $200,000 in 2012 compares to a provision of $4.4 million in 2011.  The decrease in the provision for loan losses resulted primarily from declining historic loss rates, which are used to calculate the reserve for the homogenous pool of loans, a decrease in risk rated loans and an overall decrease in the loan portfolio.

The Bank considers a loan to be impaired when it becomes probable that the Bank will be unable to collect under the contractual terms of the loan, based on current information and events.  Impaired loans, principally consisting of commercial and commercial real estate credits, amounted to $15.6 million at December 31, 2012 compared to $21 million at December 31, 2011, a decrease of $5.4 million.  Impaired loans at December 31, 2012, included $3.1 million of loans with no specific reserves included in the allowance for loan losses and $12.5 million of loans with specific reserves of $2.9 million included in the Bank’s December 31, 2012 allowance for loan losses.  Impaired loans at December 31, 2012 with no specific reserves include $359,000 of loans which were charged down during 2012.  Impaired loans at December 31, 2011, included $7.7 million of loans with no specific reserves included in the allowance for loan losses and $13.3 million of loans with specific reserves of $2 million included in the Bank’s December 31, 2011 allowance for loan losses.  Impaired loans at December 31, 2011 with no specific reserves include $2.3 million of loans which were charged down during 2011.

In addition to impaired loans, the Bank had other potential problem credits of $17.1 million at December 31, 2012 compared to $19.3 million at December 31, 2011, a decrease of $3.9 million (17.3%).  The Bank’s credit administration department continues to closely monitor these credits.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2012 Compared to 2011 (CONTINUED)

Non-Interest Income

Total non-interest income increased $523,000 (13.6%) to $4.3 million in 2012 from $3.8 million in 2011.  With the exception of net securities gains, most of the components of non-interest income are recurring, although certain components are more susceptible to change than others.  Net securities gains decreased in 2012 to $268,000 compared to $897,000 in 2011.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance.  Service charges on deposit accounts increased $47,000 (4.3%) to $1,146,000 in 2012 compared to $1,099,000 in 2011.  This increase appears to be largely attributable to changes in customer overdraft behaviors.

The Bank has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans.  During 2012, gain on sale of loans was $1,297,000, including $445,000 of capitalized servicing rights.  Gain on sale of loans was $493,000 in 2011, including $168,000 of capitalized servicing rights.  The significant increase in gain on sale of loans was attributable to an increase in loan sales activities during 2012 with loan sales in 2012 amounting to $68.9 million compared to $26.7 million in 2011.  The Bank’s serviced portfolio increased $11 million during 2012 to $175.6 million at December 31, 2012.

The Bank reports its mortgage servicing rights using the fair value measurement method.  As a result, the Corporation recognized a $16,000 increase in the fair value of mortgage servicing rights during 2012, compared to a $315,000 decrease in the fair value of mortgage servicing rights in 2011, a comparative $331,000 favorable impact on income before income taxes.  Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights.  While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period.  The prepayment assumptions used in determining the fair value of servicing are based on the Public Securities Association (PSA) Standard Prepayment Model.  At December 31, 2012 the PSA factor was 398 compared to 465 at December 31, 2011.

Non-Interest Expenses

Total non-interest expenses amounted to $16,513,000 in 2012, compared to $15,546,000 in 2011, an increase of $967,000 (6.2%).  The increase in non-interest expenses for the year ended December 31, 2012 was primarily attributable to a $621,000 increase in salaries and benefits, a $309,000 increase in deposit losses, a $200,000 increase in other real estate owned expenses, a $92,000 increase in ATM/debit card processing expenses, and an $82,000 increase in loan closing fees, offset by a $243,000 decrease in FDIC premium expenses and a $136,000 decrease in asset management legal expenses.

The significant components of other operating expenses are summarized in Note 11 to the consolidated financial statements.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS – 2012 Compared to 2011 (CONTINUED)

Provision for Income Taxes

The provision for income taxes for 2012 was $1,071,000, an effective tax rate of 19.3%, compared to $102,000 in 2011, an effective rate of 3.4%.  The Corporation’s effective tax rate was reduced from the federal statutory rate of 34% as a result of tax-exempt securities and loan interest income (11%), life insurance contracts (2.6%), and a reduction in the reserve for uncertain tax positions (1.2%).  At December 31, 2012, the Corporation has available alternative minimum tax credits of $432,000 which can be used in the future to the extent regular tax exceeds the alternative minimum tax.

FINANCIAL POSITION – 2012 Compared to 2011

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

Securities, including FHLB stock, totaled $182.5 million at December 31, 2012 compared to $156.8 million at December 31, 2011, an increase of $25.7 million (16.4%).  The amortized cost of the securities portfolio increased $25.5 million in 2012, and the Bank experienced net unrealized gains on securities of $151,000 during 2012.

The Bank is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB.  FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment.  There were no purchases or sales of FHLB stock during 2012.

At December 31, 2012, net unrealized gains on available-for-sale securities amounted to $5.6 million compared to net unrealized gains on available for sale securities of $5.5 million at December 31, 2011.  At December 31, 2012, the Bank held twenty-four securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $14.1 million and $88,000, respectively.  Management has considered the current interest rate environment, typical volatilities in the bond market, and the Bank’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL POSITION – 2012 Compared to 2011 (CONTINUED)

Loans

At December 31, 2012, total loans, including loans held for sale, amounted to $307.4 million compared to $340.7 million at December 31, 2011, a decrease of $33.3 million (9.8%).  All categories within the loan portfolio decreased during 2012, with residential real estate decreasing $3.8 million (6.1%), commercial loans decreasing $25.1 million (11.2%), agriculture loans decreasing $3.6 million (7.7%), and consumer loans decreasing $1 million (18.5%).  The overall decrease in the loan portfolio is attributable to continued slow economic conditions experienced throughout the Corporation’s market area.

Other Assets

During 2012, other real estate owned (OREO) decreased $1.2 million to $1.6 million at December 31, 2012, compared to $2.8 million at December 31, 2011.  During 2012, $421,000 of loans was transferred to OREO.  Throughout 2012, the Bank evaluated its OREO portfolio and made $564,000 of impairment adjustments.  The Bank also sold several properties from OREO and received net proceeds of $1.1 million resulting in net loss on sales of $64,000.

Under the requirements of the FDIC’s Notice of Proposed Rulemaking (NPR), the Bank prepaid their quarterly risk-based assessments to the FDIC for the fourth quarter of 2009 and for all of years 2010 through 2012 on December 30, 2009. The assessments were made to address the FDIC’s short-term liquidity needs.  Under the NPR, depository institutions record a prepaid asset for the upfront payment and subsequently amortize the asset based on calculated quarterly assessments.  As a result, as of December 31, 2012, the Bank had prepaid FDIC assessments of $228,000 compared with $947,000 at December 31, 2011.

Deposits

Total deposits at December 31, 2012 amounted to $471.2 million, a decrease of $9.3 million (1.9%) compared with total deposits of $480.5 million at December 31, 2011.  The decrease in deposits includes a $20.8 million decrease in interest bearing deposits offset by a $11.5 million increase in non-interest bearing deposits.

Other Borrowings

The Bank also utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth and periodic deposit shrinkage.  Other borrowings, consisting of FHLB advances and customer repurchase agreements, amounted to $22.6 million at December 31, 2012, compared to $32.8 million at December 31, 2011, a decrease of $10.2 million (31.1%).  The decrease in other borrowings included $10.1 million of repayments of FHLB borrowings, and a $159,000 decrease in customer repurchase agreements.

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity.  A discussion of cash flows for 2012, 2011, and 2010 follows.

The Corporation generated cash from operating activities of $7.3 million in 2012, $9.6 million in 2011, and $10.3 million in 2010.

Net cash flows from investing activities amounted to $5.1 million in 2012, $30.2 million in 2011, and $41.9 million in 2010. Significant investing cash outflow activities in 2012 included $26.2 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities.  Investing cash inflows of $31 million resulted from a decrease in loans and $1 million from the sale of other real estate owned.  Significant investing cash outflow activities in 2011 included $8.6 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities, and $1.7 million resulting from the purchase of certificates of deposit.  Investing cash inflows of $38.9 million resulted from a decrease in loans and $1.9 million from the sale of other real estate owned.  The only significant investing cash outflow activity in 2010 was $2.8 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities.  Significant investing cash inflow activities in 2010 included $22.3 million in proceeds from the branch acquisition, $20 million decrease in loans, and $2.7 million in proceeds from the sale of other real estate owned.

Net cash flows from financing activities amounted to $(19.7) million in 2012, $(31.1) million in 2011, and $(31) million in 2010. Net cash used in financing activities in 2012 primarily resulted from $10 million of repayment on FHLB borrowings and a $9.3 million decrease in deposits.  Net cash used in financing activities in 2011 primarily resulted from $17 million of repayment on FHLB borrowings, $8.1 million decrease in deposits, and $6 million decrease in customer repurchase agreements.  Net cash used in financing activities in 2010 primarily resulted from $21.6 million of repayments on FHLB borrowings, $7.3 million decrease in deposits (excluding the impact of deposits assumed from the Findlay branch acquisition), including $15 million repayment of brokered deposits, and the payment of $1.6 million ($.45 per share) of cash dividends.

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

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”.  An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”.  This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease.  An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”.  This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap at December 31, 2012 is approximately 123% which means the Bank has more assets than it does liabilities re-pricing within one year.

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

Management considers the valuation of goodwill resulting from the 2003 Gibsonburg and Pemberville and the 2010 Findlay branch acquisitions through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions.  Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2012, which supported management’s assessment that no impairment adjustments to goodwill were warranted.  To date, none of the goodwill evaluations have revealed the need for an impairment charge.  Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2012.

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

The Corporation reviews securities prices and fair value estimates of other financial instruments supplied by independent pricing service, as well as their underlying pricing methodologies, for reasonableness and to ensure such prices are aligned with traditional pricing matrices.  The Corporation’s securities portfolio primarily consists of U.S. Government agencies and political subdivision obligations.  Pricing for such instruments is typically based on models with observable inputs.  From time to time, the Corporation will validate, on a sample basis, prices supplied by the independent pricing service by comparison to prices obtained from other third-party sources or derived using internal models.  The Corporation also considers the reasonableness of inputs for financial instruments that are priced using unobservable inputs.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

A summary of new accounting standards adopted or subject to adoption in 2012, as well as newly-issued but not effective accounting standards at December 31, 2012, is presented in Note 2 to the consolidated financial statements.

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS

The following table summarizes loan commitments, including letters of credit, as of December 31, 2012:

	Amount of commitment to expire per period
	Total Amount	Less than 1 year	1 – 3 years	4 – 5 years	Over 5 years
	(Dollars in thousands)
Type of commitment
Commercial lines-of-credit	$41,816	$41,643	$173	$-	$-
Real estate lines-of-credit	32,630	3,936	3,454	4,290	20,950
Consumer lines-of-credit	8,705	-	-	-	8,705
Letters of Credit	2,492	2,492	-	-	-

Total commitments	$85,643	$48,071	$3,627	$4,290	$29,655

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS (CONTINUED)

As indicated in the preceding table, the Corporation had $85.6 million in total loan commitments at December 31, 2012, with $48.1 million of that amount expiring within one year.  All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted.  Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement.  The commercial and consumer lines represent both unsecured and secured obligations.  The real estate lines are secured by mortgages in residential and nonresidential property.  Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes.  It is anticipated that a significant portion of these lines will expire without being drawn upon.

The following table summarizes the Corporation’s contractual obligations as of December 31, 2012:

	Payments due by period
	Total Amount	Less than 1 year	1– 3 years	4 – 5 years	Over 5 years
	(Dollars in thousands)
Contractual obligations
Long-term debt	$27,800	$-	$-	$17,500	$10,300
Capital leases	-	-	-	-	-
Operating leases	-	-	-	-	-
Unconditional purchase obligations	-	-	-	-	-
Other long-term liabilities reflected under GAAP	274	18	43	62	151

Total obligations	$28,074	$18	$43	$17,562	$10,451

Long-term debt presented in the preceding table is comprised of $17.5 million in borrowings from the FHLB, and $10.3 million from the issuance of junior subordinated deferrable interest debentures.

FHLB borrowings include notes that require monthly interest payments, with principal due at maturity, as disclosed in Note 9 to the consolidated financial statements. All outstanding FHLB borrowings at December 31, 2012 consist of advances with fixed interest rates.  Certain fixed rate obligations have variable options that stipulate a prepayment penalty if the note’s interest rate exceeds the current market rate for similar borrowings at the time of repayment.  As a note matures, the Bank evaluates the liquidity and interest-rate circumstances at that point in time to determine whether to pay-off or renew the note.  The evaluation process typically includes the strength of current and projected customer loan demand, the current federal funds sold or purchased position, projected cash flows from maturing securities, the current and projected market interest rate environment, local and national economic conditions, and customer demand for deposit product offerings.  Fixed rate advances at December 31, 2012 include $17.5 million in advances that can be put back at the option of the FHLB.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OFF-BALANCE SHEET ARRANGEMENTS, CONTRACTUAL OBLIGATIONS, AND CONTINGENT LIABILITIES AND COMMITMENTS (CONTINUED)

The other long-term liabilities reflected under GAAP, as noted in the preceding table, represents the Bank’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits as more fully described in Note 13 of the consolidated financial statements.  At December 31, 2012, the net present value of future deferred compensation payments amounted to $274,000, which is included in other liabilities in the December 31, 2012 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2012.  The Bank also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $607,000 at December 31, 2012 for supplemental retirement benefits.  Since substantially all participants under the plan are still active, it is not possible to determine the terms of the contractual obligations and, consequently, such liability is not included in the table.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The most significant market risk to which the Corporation is exposed is interest rate risk.  The business of the Corporation and the composition of its balance sheet consist of investments in interest-earning assets (primarily loans and securities), which are funded by interest bearing liabilities (deposits and borrowings).  These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk.  None of the Corporation’s financial instruments are held for trading purposes.

The Corporation manages interest rate risk regularly through its Asset Liability Committee.  The Committee meets on a regular basis and reviews various asset and liability management information, including but not limited to, the bank’s liquidity positions, projected sources and uses of funds, interest rate risk positions and economic conditions.

The Corporation monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Corporation’s financial instruments using interest rates in effect at year-end. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Corporation’s financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates.  For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows.  The Corporation applies these interest rate “shocks” to its financial instruments up and down 200 and 300 and up 400 basis points.

UNITED BANCSHARES, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (CONTINUED)

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2012:

Change in Interest Rates (basis points)	Percentage Change in Net Interest Income	Percentage Change in Net Income

+200	2.6%	10.0%
-200	-5.1%	-17.8%

+300	2.7%	10.5%
-300	N/A	N/A

+400	2.7%	11.3%

Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would increase by 2.6% and net income would increase by 10%.  A 200bp decrease in interest rates would decrease net interest income by 5.1% and decrease net income by 17.8%.  Given a linear 300bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would increase by 2.7% and net income would increase by 10.5%.  A 300bp decrease in interest rates cannot be simulated at this time due to the historically low interest rate environment.  A 400bp increase in interest rates would increase net interest income by 2.7% and increase net income by 11.3%.  Management does not expect any significant adverse effect to net interest income in 2013 based on the composition of the portfolio and anticipated trends in rates.

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
Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of its operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio
March 27, 2013

UNITED BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2012 and 2011

	2012	2011
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$10,605,662	$8,865,206
Interest-bearing deposits in other banks	39,306,145	48,389,046
Federal funds sold	-	32,722

Total cash and cash equivalents	49,911,807	57,286,974

SECURITIES, available-for-sale	177,607,765	151,955,957
FEDERAL HOME LOAN BANK STOCK, at cost	4,893,800	4,893,800
CERTIFICATES OF DEPOSIT, at cost	2,490,000	1,743,000
LOANS HELD FOR SALE	2,957,060	2,753,505

LOANS	304,445,298	337,946,708
Less allowance for loan losses	6,917,605	8,543,367

Net loans	297,527,693	329,403,341

PREMISES AND EQUIPMENT, net	9,217,876	9,581,311
GOODWILL	8,554,979	8,554,979
CORE DEPOSIT INTANGIBLE ASSETS, net	173,643	214,500
CASH SURRENDER VALUE OF LIFE INSURANCE	13,761,183	13,335,587
OTHER REAL ESTATE OWNED	1,568,000	2,833,500
OTHER ASSETS, including accrued interest receivable	3,783,822	4,488,210

TOTAL ASSETS	$572,447,628	$587,044,664

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing	$77,924,051	$66,399,124
Interest-bearing	393,275,063	414,086,441

Total deposits	471,199,114	480,485,565

Other borrowings	22,557,220	32,780,963
Junior subordinated deferrable interest debentures	10,300,000	10,300,000
Other liabilities	4,221,089	3,730,422

Total liabilities	508,277,423	527,296,950

SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00, authorized 10,000,000 shares; issued 3,760,557 shares	3,760,557	3,760,557
Surplus	14,661,664	14,660,579
Retained earnings	46,855,865	42,543,363
Accumulated other comprehensive income	3,697,363	3,598,031
Treasury stock, at cost, 314,252 shares in 2012 and 314,878 shares in 2011	(4,805,244)	(4,814,816)

Total shareholders’ equity	64,170,205	59,747,714

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$572,447,628	$587,044,664

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
INTEREST INCOME
Loans, including fees	$17,912,408	$21,169,719	$24,268,758
Securities:
Taxable	2,543,299	3,018,435	3,930,341
Tax-exempt	1,787,431	1,935,623	1,987,585
Other	348,274	337,218	77,537

Total interest income	22,591,412	26,460,995	30,264,221

INTEREST EXPENSE
Deposits	3,347,697	5,540,060	6,238,475
Borrowings	1,328,093	1,785,806	2,720,852

Total interest expense	4,675,790	7,325,866	8,959,327

Net interest income	17,915,622	19,135,129	21,304,894

PROVISION FOR LOAN LOSSES	200,000	4,375,000	6,550,000

Net interest income after provision for loan losses	17,715,622	14,760,129	14,754,894

NON-INTEREST INCOME
Service charges on deposit accounts	1,146,263	1,099,424	1,187,987
Gain on sale of loans	1,296,875	492,747	866,562
Net securities gains	267,513	896,764	278,242
Change in fair value of mortgage servicing rights	15,931	(314,566)	(141,587)
Increase in cash surrender value of life insurance	425,596	456,584	492,687
Other operating income	1,201,374	1,199,969	1,033,802

Total non-interest income	4,353,552	3,830,922	3,717,693

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	8,554,404	7,932,975	7,718,080
Occupancy expenses	1,474,140	1,505,033	1,511,765
Other operating expenses	6,484,813	6,108,398	6,292,060

Total non-interest expenses	16,513,357	15,546,406	15,521,905

Income before income taxes	5,555,817	3,044,645	2,950,682

PROVISION FOR INCOME TAXES	1,071,000	102,000	143,000
NET INCOME	$4,484,817	$2,942,645	$2,807,682

NET INCOME PER SHARE (basic and diluted)	$1.30	$.85	$.82

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010

NET INCOME	$4,484,817	$2,942,645	$2,807,682

OTHER COMPREHENSIVE INCOME
Unrealized gains (losses) on securities:
Unrealized gains (losses) on available-for-sale securities	418,016	3,604,866	(553,784)
Reclassification adjustments for gains included in net income	(267,513)	(896,764)	(278,242)
Net unrealized gains (losses)	150,503	2,708,102	(832,026)
Income tax effect	(51,171)	(920,755)	282,889

Other comprehensive income (loss)	99,332	1,787,347	(549,137)

COMPREHENSIVE INCOME	$4,584,149	$4,729,992	$2,258,545

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2012, 2011 and 2010

	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income	Treasury stock	Total
BALANCE AT DECEMBER 31, 2009	$3,760,557	$14,659,661	$38,343,134	$2,359,821	$(4,844,068)	$54,279,105

Comprehensive income:
Net income	-	-	2,807,682	-	-	2,807,682
Change in net unrealized gain (loss), net of reclassification adjustments and income taxes	-	-	-	(549,137)	-	(549,137)
Total comprehensive income						2,258,545
Sale of 1,123 treasury shares	-	339	-	-	17,172	17,511
Cash dividends declared, $0.45 per share	-	-	(1,550,098)	-	-	(1,550,098)

BALANCE AT DECEMBER 31, 2010	3,760,557	14,660,000	39,600,718	1,810,684	(4,826,896)	55,005,063

Comprehensive income:
Net income	-	-	2,942,645	-	-	2,942,645
Change in net unrealized gain (loss), net of reclassification adjustments and income taxes	-	-	-	1,787,347	-	1,787,347
Total comprehensive income						4,729,992
Sale of 790 treasury shares	-	579	-	-	12,080	12,659

BALANCE AT DECEMBER 31, 2011	3,760,557	14,660,579	42,543,363	3,598,031	(4,814,816)	59,747,714

Comprehensive income:
Net income	-	-	4,484,817	-	-	4,484,817
Change in net unrealized gain (loss), net of reclassification adjustments and income taxes	-	-	-	99,332	-	99,332
Total comprehensive income	-	-	-	-	-	4,584,149
Sale of 626 treasury shares	-	1,085	-	-	9,572	10,657
Cash dividends declared, $0.05 per share	-	-	(172,315)	-	-	(172,315)
BALANCE AT DECEMBER 31, 2012	$3,760,557	$14,661,664	$46,855,865	$3,697,363	$(4,805,244)	$64,170,205

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,484,817	$2,942,645	$2,807,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	772,483	697,967	647,006
Deferred income taxes	516,431	(232,354)	(865,711)
Provision for loan losses	200,000	4,375,000	6,550,000
Gain on sale of loans	(1,296,875)	(492,747)	(866,562)
Net securities gains	(267,513)	(896,764)	(278,242)
Change in fair value of mortgage servicing rights	(15,931)	314,566	141,587
Loss on sale or write-down of other real estate owned	627,615	334,840	255,044
Increase in cash surrender value of life insurance	(425,596)	(456,584)	(492,687)
Net amortization of security premiums and discounts	958,776	679,290	382,312
Provision for deferred compensation	44,293	25,396	25,085
Loss on disposal or write-down of premises and equipment and other assets	2,920	-	1,550
Proceeds from sale of loans held-for-sale	69,737,183	26,963,182	36,038,510
Originations of loans held-for-sale	(68,884,954)	(26,638,777)	(35,486,987)
Decrease in other assets	907,909	1,765,560	1,846,312
Increase (decrease) in other liabilities	(81,127)	208,695	(361,507)

Net cash provided by operating activities	7,280,431	9,589,915	10,343,392

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	12,067,541	18,370,945	9,399,659
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	44,030,808	38,561,926	41,493,304
Purchases of available-for-sale securities	(82,290,917)	(65,522,891)	(53,683,058)
Proceeds from branch acquisition	-	-	22,260,144
Purchase of certificates of deposit	(747,000)	(1,743,000)	-
Net decrease in loans	31,051,443	38,855,755	20,017,232
Purchases of premises and equipment	(114,054)	(168,327)	(313,671)
Proceeds from sale of other real estate owned	1,058,535	1,854,389	2,733,862

Net cash provided by investing activities	5,056,355	30,208,797	41,907,472

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2012, 2011 and 2010

	2012	2011	2010
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	$(9,286,451)	$(8,056,061)	$(7,335,473)
Other borrowings:
Repayments	(10,064,985)	(17,035,212)	(21,550,300)
Change in customer repurchase agreements	(158,758)	(5,961,659)	(578,454)
Proceeds from sale of treasury shares	10,657	12,659	17,511
Payments of deferred compensation	(40,101)	(75,101)	(30,303)
Cash dividends paid	(172,315)	-	(1,550,098)

Net cash used in financing activities	(19,711,953)	(31,115,374)	(31,027,117)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(7,375,167)	8,683,338	21,223,747

CASH AND CASH EQUIVALENTS
At beginning of year	57,286,974	48,603,636	27,379,889

At end of year	$49,911,807	$57,286,974	$48,603,636

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$4,780,422	$7,436,939	$9,563,566

Federal income taxes	$1,230,000	$-	$1,075,000

Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$51,171	$920,755	$282,889

Non-cash investing activities:
Transfer of loans to other real estate owned	$420,650	$498,000	$2,343,000

Change in net unrealized gain or loss on available-for-sale securities	$(150,503)	$(2,708,102)	$(832,026)

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the “Corporation”) was incorporated in 1985 in the state of Ohio as a single-bank holding company for The Union Bank Company (the “Bank”).  The Bank formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio.  The operations of UBC are located in Wilmington, Delaware.  The Bank has also formed a wholly-owned subsidiary, UBC Property, Inc. to hold and manage certain property that is acquired in lieu of foreclosure.

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

Use of Estimates in Preparing Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during each reporting period.  Actual results could differ from those estimates.  The estimates most susceptible to significant change in the near term include the determination of the allowance for loan losses, valuation of servicing assets and goodwill, and fair value of securities and other financial instruments.

Principles of Consolidation
The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, the Bank, and its wholly-owned subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within four days.

Restrictions on Cash
The Bank was required to maintain cash on hand or on deposit with the Federal Reserve Bank in the amount of $653,000 and $508,000 at December 31, 2012 and 2011, respectively, to meet regulatory reserve and clearing requirements.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities, Federal Home Loan Bank Stock and Certificates of Deposits

The Bank has designated all securities as available-for-sale.  Such securities are recorded at fair value, with unrealized gains and losses, net of applicable income taxes, excluded from income and reported as accumulated other comprehensive income (loss).

The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity.  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in fair value of securities below their cost that are deemed to be other-than-temporary are reflected in income as realized losses.  In estimating other-than-temporary impairment losses, management considers (1) the intent to sell the securities and the more likely than not requirement that the Corporation will be required to sell the securities prior to recovery, (2) the length of time and the extent to which the fair value has been less than cost, and (3) the financial condition and near-term prospects of the issuer.  Gains and losses on the sale of securities are recorded on the trade date, using the specific identification method, and are included in non-interest income.

Investment in Federal Home Loan Bank of Cincinnati stock is classified as a restricted security, carried at cost, and evaluated for impairment.

Investment in certificates of deposit are carried at cost and evaluated for impairment annually or when circumstances change that may have a significant effect on fair value.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate.  Estimated fair value is determined based on quoted market prices in the secondary market.  Any net unrealized losses are recognized through a valuation allowance by charges to income.  The Bank had no unrealized losses at December 31, 2012 and 2011.

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

Loans, Continued

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

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses, Continued

Under certain circumstances, the Bank will provide borrowers relief through loan restructurings.  A restructuring of debt constitutes a troubled debt restructuring (TDR) if the Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider.  Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms.  Loans that are reported as TDRs are considered impaired and measured for impairment as described above.  TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value, less estimated cost to sell, at the date of foreclosure, establishing a new cost basis with loan balances in excess of fair value charged to the allowance for loan losses.  Subsequent to foreclosure, valuations are periodically performed and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and subsequent valuation adjustments are included in other operating expenses.

Loan Sales and Servicing

Certain mortgage loans are sold with mortgage servicing rights retained or released by the Bank.  The value of mortgage loans sold with servicing rights retained is reduced by the cost allocated to the associated mortgage servicing rights.  Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.  The Bank generally estimates fair value for servicing rights based on the present value of future expected cash flows, using management’s best estimates of the key assumptions – credit losses, prepayment speeds, servicing costs, and discount rates commensurate with the risks involved.

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

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under commercial letters of credit, and standby letters of credit.  Such financial instruments are recorded when they are funded.  The Bank maintains a separate allowance for off-balance sheet commitments.  Management estimates anticipated losses using historical data and utilization assumptions.  The allowance for off-balance sheet commitments is included in other liabilities.

Goodwill and Core Deposit Intangible Assets
Goodwill arising from the Gibsonburg, Pemberville and Findlay branch acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred.  Significant judgment is applied when goodwill is assessed for impairment.  This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium.  At December 31, 2012, the Company believes the Bank Subsidiary does not have any indicators of potential impairment based on the estimated fair value of this reporting unit.

The core deposit intangible asset, resulting from the Gibsonburg and Pemberville branch acquisitions, was determined to have a definite life and was amortized on a straight-line basis over seven years through March 2010.  The core deposit intangible asset resulting from the Findlay branch acquisition was also determined to have a definite life and is being amortized on a straight-line basis over seven years through March 2017.  Future amortization of the core deposit intangible asset is $40,857 annually for years 2013 through 2016 and $10,215 in 2017.

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

Comprehensive Income

Recognized revenue, expenses, gains and losses are included in net income.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

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

The weighted average number of shares used for the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010

Basic	3,446,305	3,445,469	3,444,703

Diluted	3,446,305	3,445,469	3,444,703

Dividends per share are based on the number of shares outstanding at the declaration date.

Rate Lock Commitments

Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments.  The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments).  Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives.  Accordingly, such commitments, along with any related fees received from potential borrowers, are to be recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans.  Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates.  At December 31, 2012 and 2011, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements.

Fair Values of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully discussed in Note 19.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect the estimates.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued.  Events or transactions occurring after December 31, 2012, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2012, have been recognized in the financial statements for the year ended December 31, 2012.  Events or transactions that provided evidence about conditions that did not exist at December 31, 2012 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2012.

Reclassifications

Certain reclassifications of prior period amounts have been made to conform to the current presentation.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

In April 2011, The FASB issued ASU 2011-03, Reconsideration of Effective Control for Repurchase Agreement, amending ASC topic 860 to improve accounting for repurchase agreements and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity by removing, from the assessment of effective control, the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee. Consequently, the amendments in this Update also eliminate the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. The other criteria applicable to the assessment of effective control are not changed by the amendments in this Update. The Corporation adopted ASU 2011-03 for the first quarter of 2012.  The adoption of this standard did not have an impact on the Corporation’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement; amending ASC Topic 820 which eliminates terminology differences between U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRS) on the measurement of fair value and the related fair value disclosures.  While largely consistent with existing fair value measurement principles and disclosures, the changes were made as part of the continuing efforts to converge GAAP and IFRS.  The adoption of this guidance was effective for interim and annual periods beginning after December 15, 2011, and its adoption provided additional quantitative and qualitative disclosures for assets and liabilities valued using level 3 inputs, but did not have a significant impact on the Corporation’s financial statements.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In June 2011, the FASB issued ASU 2011-05 Comprehensive Income; amending ASC Topic 220 to require that all non-owner changes in stockholders’ equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements.  Additionally, the guidance requires entities to present, on the face of the financial statements, reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement or statements where the components of net income and the components of other comprehensive income are presented.  The option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated.

The Corporation adopted ASU 2011-05 for the first quarter of 2012 and elected to present the components of other comprehensive in a separate statement.  The adoption of ASU 2011-05 did not have any impact on the Corporation’s financial condition or results of operations.

In September 2011, the FASB issued ASU 2011-08 Intangibles – Goodwill and Other; amending topic 350 to provide the option of a qualitative approach to test goodwill for impairment.  The amendment allows an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC topic 350.  The entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.  In July 2012, FASB issued ASU 2012-02 which extended the use of the more expedient, qualitative approach permitted for goodwill to impairment testing of indefinite-lived intangible assets.

ASU 2011-08 was effective for goodwill impairment tests performed for annual and interim periods in fiscal years beginning after December 15, 2011, and ASU 2012-02 was effective for indefinite lived asset impairment tests for annual and interim periods beginning after September 15, 2012 with early adoption permitted.  Management will consider the provisions of ASU 2011-08 and ASU 2012-02 for any future goodwill or indefinite-lived intangible asset impairment test.

In December 2011, The FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, amending ASC Topic 210 requiring an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The amendment is effective for annual and interim periods beginning on or after January 1, 2013, and the Corporation has not yet determined the financial statement impact.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – SECURITIES

The amortized cost and fair value of securities as of December 31, 2012 and 2011 are as follows:

	2012		2011
	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-sale:
U.S. Government and agencies	$15,488,836	$15,554,085	$7,506,147	$7,520,670
Obligations of states and political subdivisions	51,122,041	53,918,499	46,459,322	49,310,795
Mortgage-backed	104,892,935	107,607,325	92,037,038	94,599,469
Other	501,888	527,856	501,888	525,023

Total	$172,005,700	$177,607,765	$146,504,395	$151,955,957

A summary of unrealized gains and losses on securities at December 31, 2012 and 2011 follows:

	2012		2011
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
Available-for-sale:
U.S. Government and agencies	$68,479	$3,230	$16,318	$1,795
Obligations of states and political subdivisions	2,863,159	66,701	2,855,507	4,034
Mortgage-backed	2,732,160	17,770	2,570,111	7,680
Other	25,968	-	23,135	-

Total	$5,689,766	$87,701	$5,465,071	$13,509

The amortized cost and fair value of securities at December 31, 2012, by contractual maturity, are shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value
Due in one year or less	$2,230,260	$2,262,552
Due after one year through five years	12,626,401	12,793,810
Due after five years through ten years	26,729,021	27,864,985
Due after ten years	129,918,130	134,158,562
Other securities having no maturity date	501,888	527,856

Total	$172,005,700	$177,607,765

Securities with a carrying value of approximately $42,139,000 at December 31, 2012 and $51,780,000 at December 31, 2011 were pledged to secure public deposits and for other purposes as required or permitted by law.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2012 and 2011:

	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2012	Unrealized losses	Fair value	Unrealized Losses	Fair value	Unrealized losses	Fair value
U.S. Government and agencies	$3,230	$996,770	$-	$-	$3,230	$996,770
Obligations of states and political subdivisions	66,701	5,484,740	-	-	66,701	5,484,740
Mortgage-backed	17,770	7,593,495	-	-	17,770	7,593,495

Total temporarily impaired securities	$87,701	$14,075,005	$-	$-	$87,701	$14,075,005

2011
U.S. Government and agencies	$1,795	$997,970	$-	$-	$1,795	$997,970
Obligations of states and political subdivisions	4,034	1,594,949	-	-	4,034	1,594,949
Mortgage-backed	7,680	2,925,922	-	-	7,680	2,925,922

Total temporarily impaired securities	$13,509	$5,518,841	$-	$-	$13,509	$5,518,841

There were 24 securities in an unrealized loss position at December 31, 2012, none of which were in a continuous unrealized loss position for 12 months or more.  Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and prospects, the Corporation’s ability and intent to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2012 were primarily the result of customary and expected fluctuations in the bond market.  As a result, all security impairments as of December 31, 2012 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $293,226 in 2012, $897,086 in 2011, and $278,242 in 2010, with the income tax provision applicable to such gains amounting to $99,697 in 2012, $305,009 in 2011, and $94,602 in 2010.  Gross realized losses from sale of securities amounted to $25,713 in 2012 and $322 in 2011 (none in 2010), with related income tax effect of $8,742 in 2012, and $109 in 2011.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS

Loans at December 31, 2012 and 2011 consist of the following:

	2012	2011

Residential real estate	$58,318,657	$62,134,624
Commercial	198,662,111	223,734,858
Agriculture	43,068,272	46,719,505
Consumer	4,396,258	5,357,721
Total loans	$304,445,298	$337,946,708

Fixed rate loans approximated $56,494,000 at December 31, 2012 and $61,115,000 at December 31, 2011.  Certain commercial and agricultural loans are secured by real estate.

Most of the Bank’s lending activities are with customers located in Northwestern and West Central Ohio.  As of December 31, 2012 and 2011, the Bank’s loans from borrowers in the agriculture industry represent the single largest industry and amounted to $43,068,272 and $46,719,505, respectively.  Agriculture loans are generally secured by property and equipment.  Repayment is primarily expected from cash flow generated through the harvest and sale of crops or milk production for dairy products.  Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock.  Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

The Bank originates 1-4 family real estate and consumer loans utilizing credit reports to supplement the underwriting process. The Bank’s underwriting standards for 1-4 family loans are generally in accordance with FHLMC manual underwriting guidelines.  Properties securing 1-4 family real estate loans are appraised by fee appraisers, which is independent of the loan origination function and has been approved by the Board of Directors and the Loan Policy Committee.  The loan-to-value ratios normally do not exceed 80% without credit enhancements such as mortgage insurance.  The Bank will lend up to 100% of the lesser of the appraised value or purchase price for conventional 1-4 family real estate loans, provided private mortgage insurance is obtained. The underwriting standards for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of their ability to meet existing obligations and payments on the proposed loan.  To monitor and manage loan risk, policies and procedures are developed and modified, as needed by management. This activity, coupled with smaller loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, market conditions are reviewed by management on a regular basis.  The Bank’s 1-4 family real estate loans are secured primarily by properties located in its primary market area.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – LOANS (CONTINUED)

Commercial and agricultural real estate loans are subject to underwriting standards and processes similar to commercial and agricultural operating loans, in addition to those unique to real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial and agricultural real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan.  Loan to value is generally 75% of the cost or appraised value of the assets.  Appraisals on properties securing these loans are performed by fee appraisers approved by the Board of Directors.  Because payments on commercial and agricultural real estate loans are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy.  Management monitors and evaluates commercial and agricultural real estate loans based on collateral and risk rating criteria. The Bank may require guarantees on these loans.  The Bank’s commercial and agricultural real estate loans are secured primarily by properties located in its primary market area.

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

The following represents a summary of the activity in the allowance for loan losses for the years ended December 31, 2012, 2011, and 2010:

	2012	2011	2010

Balance at beginning of year	$8,543,367	$8,016,786	$4,803,595
Provision charged to operations	200,000	4,375,000	6,550,000
Loans charged-off	(2,261,271)	(4,238,203)	(3,823,427)
Recoveries of loans charged-off	435,509	389,784	486,618

Total	$6,917,605	$8,543,367	$8,016,786

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – LOANS (CONTINUED)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2012 and 2011:

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2011	$2,596,629	$4,847,234	$998,941	$100,563	$8,543,367
Provision charged to expenses	(1,525,666)	2,073,148	(265,675)	(81,807)	200,000
Losses charged off	(78,636)	(2,023,969)	(144,443)	(14,223)	(2,261,271)
Recoveries	35,510	343,762	13,468	42,769	435,509

Balance at December 31, 2012	$1,027,837	$5,240,175	$602,291	$47,302	$6,917,605

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2010	$2,886,467	$3,915,323	$886,879	$328,117	$8,016,786
Provision charged to expenses	195,588	3,918,741	485,876	(225,205)	4,375,000
Losses charged off	(503,218)	(3,131,582)	(515,469)	(87,934)	(4,238,203)
Recoveries	17,792	144,752	141,655	85,585	389,784

Balance at December 31, 2011	$2,596,629	$4,847,234	$998,941	$100,563	$8,543,367

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2012 and 2011:

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2012
Allowance for loan losses:
Attributable to loans individually evaluated for impairment	$415,010	$2,506,940	$-	$-	$2,921,950
Collectively evaluated for impairment	612,827	2,733,235	602,291	47,302	3,995,655
Total allowance for loan losses	$1,027,837	$5,240,175	$602,291	$47,302	$6,917,605
Loans:
Individually evaluated for impairment	$1,241,149	$14,153,259	$169,904	$-	$15,564,312
Collectively evaluated for impairment	49,324,136	177,011,839	58,148,753	4,396,258	288,880,986
Total ending loans balance	$50,565,285	$191,165,098	$58,318,657	$4,396,258	$304,445,298

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2011
Allowance for loan losses:
Attributable to loans individually evaluated for impairment	$754,874	$1,235,351	$-	$-	$1,990,225
Collectively evaluated for impairment	1,841,755	3,611,883	998,941	100,563	6,553,142
Total allowance for loan losses	$2,596,629	$4,847,234	$998,941	$100,563	$8,543,367
Loans:
Individually evaluated for impairment	$3,972,618	$16,842,092	$172,494	$-	$20,987,204
Collectively evaluated for impairment	58,349,383	191,290,270	61,962,130	5,357,721	316,959,504
Total ending loans balance	$62,322,001	$208,132,362	$62,134,624	$5,357,721	$337,946,708

Impaired loans were as follows as of December 31, 2012 and 2011:

	2012	2011

Loans with no allowance for loan losses allocated	$3,118,322	$7,660,276
Loans with allowance for loan losses allocated	12,445,990	13,326,928

Total impaired loans	$15,564,312	$20,987,204

Amount of the allowance allocated to impaired loans	$2,921,950	$1,990,225

The following is a summary of the activity in the allowance for loan losses of impaired loans, which is a part of the Bank’s overall allowance for loan losses for the years ended December 31, 2012, 2011, and 2010:

	2012	2011	2010

Balance at beginning of year	$1,990,225	$691,780	$1,228,814
Provision charged to operations	2,497,649	4,409,468	2,157,658
Loans charged-off	(1,565,924)	(3,111,023)	(2,694,692)

Balance at end of year	$2,921,950	$1,990,225	$691,780

No additional funds are committed to be advanced in connection with impaired loans.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

The average balance of impaired loans approximated $17,188,000, $19,429,000, and $15,487,000 during 2012, 2011, and 2010, respectively.  There was approximately $214,000, $229,000 and $95,000 in interest income recognized by the Bank on impaired loans on an accrual or cash basis during 2012, 2011 and 2010, respectively.

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2012 and 2011:

	2012		2011
	Recorded investment	Allowance for loan losses allocated	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded:
Commercial	$-	$-	$-	$-
Commercial and multi-family real estate	1,539,370	-	5,184,050	-
Agriculture	607,462	-	2,303,732	-
Agricultural real estate	801,586	-	-	-
Consumer	-	-	-	-
Residential 1 – 4 family real estate	169,904	-	172,494	-

With an allowance recorded:
Commercial	415,010	415,010	619,618	619,618
Commercial and multi-family real estate	12,030,980	2,506,940	10,870,325	1,235,351
Agriculture	-	-	1,836,985	135,256
Agricultural real estate	-	-	-	-
Consumer	-	-	-	-
Residential 1 – 4 family real estate	-	-	-	-

Total	$15,564,312	$2,921,950	$20,987,204	$1,990,225

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

The following table presents the recorded investment in nonaccrual loans, loans past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2012 and 2011:

	2012			2011
	Nonaccrual	Loans past due over 90 days still accruing	Troubled Debt Restructurings	Nonaccrual	Loans past due over 90 days still accruing	Troubled Debt Restructurings

Commercial	$475,909	$-	$475,909	$684,763	$-	$619,618
Commercial real estate	12,986,469	-	8,098,958	15,887,322	-	10,209,573
Agricultural real estate	1,060,418	-	-	1,074,694	-	-
Agriculture	623,325	-	193,964	1,064,282	-	2,303,732
Consumer	-	899	-	97	9,437	-
Residential:
1 – 4 family	1,953,505	-	55,048	2,867,753	26,002	57,192
Home equity	71,573	24,050	-	121,230	20,003	-

Total	$17,171,199	$24,949	$8,823,879	$21,700,141	$55,442	$13,190,115

The nonaccrual balances in the table above include troubled debt restructurings that have been classified as nonaccrual.

The following table presents the aging of the recorded investment in past due loans as of December 31, 2012 and 2011 by class of loans:

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans not past due	Total
2012
Commercial	$74,672	$2,543	$-	$77,215	$36,664,022	$36,741,237
Commercial real estate	2,509,318	503,382	3,937,774	6,950,474	154,970,400	161,920,874
Agriculture	-	-	597,525	597,525	13,226,523	13,824,048
Agricultural real estate	47,422	-	933,945	981,367	28,262,857	29,244,224
Consumer	53,065	2,655	899	56,619	4,339,639	4,396,258
Residential real estate	2,271,107	559,048	512,685	3,342,840	54,975,817	58,318,657

Total	$4,955,584	$1,067,628	$5,982,828	$12,006,040	$292,439,258	$304,445,298

2011
Commercial	$264,350	$503,099	$19,356	$786,805	$43,816,740	$44,603,545
Commercial real estate	2,072,253	1,929,564	4,831,138	8,832,955	170,298,358	179,131,313
Agriculture	-	-	1,029,883	1,029,883	16,688,573	17,718,456
Agricultural real estate	-	-	933,945	933,945	28,067,104	29,001,049
Consumer	150,626	29,222	9,534	189,382	5,168,339	5,357,721
Residential real estate	2,244,462	877,860	544,990	3,667,312	58,467,312	62,134,624

Total	$4,731,691	$3,339,745	$7,368,846	$15,440,282	$322,506,426	$337,946,708

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Credit Quality Indicators:

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as:  current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The Bank analyzes loans individually by classifying the loans as to the credit risk.  This analysis generally includes loans with an outstanding balance greater than $200,000 and non-homogenous loans, such as commercial and commercial real estate loans.  This analysis is performed on a quarterly basis.  The Bank uses the following definitions for risk ratings:

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.  Loans listed as not rated are generally either less than $200,000 or are included in groups of homogenous loans.  As of December 31, 2012 and 2011, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Not rated
2012
Commercial	$47,367,441	$1,505,099	$1,095,220	$597,525	$-
Commercial and multi-family real estate	160,592,238	8,624,114	21,147,160	801,586	-
Residential 1 – 4 family	-	-	435,467	9,937	57,873,253
Consumer	-	-	13,923	-	4,382,335
Total	$207,959,679	$10,129,213	$22,691,770	$1,409,048	$62,255,588

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

	Pass	Special Mention	Substandard	Doubtful	Not rated
2011
Commercial	$54,683,831	$2,966,782	$3,768,348	$903,040	$-
Commercial and multi-family real estate	170,750,804	9,245,517	27,202,096	933,945	-
Residential 1 – 4 family	-	257,860	245,204	12,976	61,618,584
Consumer	-	2,538	18,716	-	5,336,467
Total	$225,434,635	$12,472,697	$31,234,364	$1,849,961	$66,955,051

The Bank considers the performance of the loan portfolio and its impact on the allowance for loan losses.  For residential 1 – 4 family and consumer loan classes that are not rated, the Bank also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity.  Generally, consumer and residential 1-4 family loans not rated that are 90 days past due or are classified as nonaccrual and collectively evaluated for impairment, are considered nonperforming.  The following table presents the recorded investment in residential 1 – 4 family and consumer loans that are not risk rated, based on payment activity as of December 31, 2012 and 2011:

	2012		2011
	Consumer	Residential 1 – 4 family	Consumer	Residential 1 – 4 family

Performing	$4,381,436	$56,091,352	$5,326,933	$60,070,730
Nonperforming	899	1,781,901	9,534	1,547,854

Total	$4,382,335	$57,873,253	$5,336,467	$61,618,584

Purchased Loans:

From time to time, the Bank enters into loan participation agreements to purchase loans.  At December 31, 2012, the Bank held no loans for which there was, at acquisition, evidence of deterioration of credit quality since origination and it was probable, at acquisition, that all contractually required payments would not be collected.

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

When the Bank modifies a loan, management evaluates any possible concession based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral.  In these cases, management uses the current fair value of the collateral, less selling costs, instead of discounted cash flows.  If management determines that the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), an impairment is recognized through a specific reserve in the allowance or a direct write down of the loan balance if collection is not expected.

The Bank did not have any loan modifications during the year ended December 31, 2012 that were identified as Troubled Debt Restructurings.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank.  Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Bank, including the interest rate charged and collateralization.  Such loans amounted to $989,194, $3,013,156, and $3,164,300 at December 31, 2012, 2011, and 2010 respectively.  The following is a summary of activity during 2012, 2011, and 2010 for such loans:
	2012	2011	2010

Beginning of year	$3,013,156	$3,164,300	$3,353,452
Additions	-	35,000	60,997
Repayments	(2,023,962)	(186,144)	(250,149)

End of year	$989,194	$3,013,156	$3,164,300

Additions and repayments include loan renewals, as well as net borrowings and repayments under revolving lines-of-credit. The increase in repayments in 2012 was partially due to a pay down in a line of credit of approximately $1.5 million.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2012 and 2011:

	2012	2011

Land and improvements	$2,479,913	$2,479,913
Buildings	9,011,523	9,008,149
Equipment	3,999,020	4,100,294
	15,490,456	15,588,356
Less accumulated depreciation	6,272,580	6,007,045

Premises and equipment, net	$9,217,876	$9,581,311

Depreciation expense amounted to $474,569 in 2012, $520,448 in 2011 and $531,937 in 2010.

NOTE 6 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.  The unpaid principal balance of mortgage loans serviced for others approximated $175,583,000 and $164,568,000 at December 31, 2012 and 2011, respectively.

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets.  The Bank has elected to record its mortgage servicing rights using the fair value measurement method.  Significant assumptions used in determining the fair value of servicing rights as of December 31, 2012 and 2011 include:

Prepayment assumptions:	Based on the PSA Standard Prepayment Model
Internal rate of return:	8%	to	10%
Servicing costs: per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count	$40	–	$55
Inflation rate of servicing costs:		3%

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010

Fair value at beginning of year	$727,240	$1,114,126	$1,273,525
Capitalized servicing rights – new loan sales	444,646	168,342	315,039
Disposals (amortization based on loan payments and payoffs)	(257,057)	(240,662)	(332,851)
Change in fair value	15,931	(314,566)	(141,587)

Fair value at end of year	$930,760	$727,240	$1,114,126

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - SERVICING (CONTINUED)

The change in fair value of servicing rights for the year ended December 31, 2012 resulted from changes in external market conditions, including prepayment assumptions, which is a key valuation input used in determining the fair value of servicing.  While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period.  The prepayment assumption factor used in determining the fair value of servicing at December 31, 2012 was 398 compared to 465 at December 31, 2011 and 321 at December 31, 2010.

NOTE 7 - PREPAID FDIC ASSESSMENTS

On September 29, 2009, the FDIC adopted a Notice of Proposed Rule making it mandatory that insured depository institutions prepay their quarterly risk-based assessments to the FDIC on December 30, 2009 for the fourth quarter of 2009 and for the years 2010 through 2012.  In 2011, the FDIC changed how risk based assessments are calculated.  As a result, the Bank had prepaid FDIC assessments amounting to $228,121 at December 31, 2012 and $946,819 at December 31, 2011 and such amounts are included in other assets in the accompanying consolidated balance sheets.  The FDIC will apply the Bank’s first two quarterly assessments in 2013 against the remaining prepaid balance and will refund to the Bank any remaining prepaid balance at the end of the second quarter of 2013.

NOTE 8 - DEPOSITS

Time deposits at December 31, 2012 and 2011 include individual deposits of $100,000 or more approximating $57,112,173 and $83,841,807, respectively.  Interest expense on time deposits of $100,000 or more approximated $784,218 for 2012, and $1,311,311 for 2011.

At December 31, 2012, time deposits approximated $186,857,431 and were scheduled to mature as follows: 2013, $77,172,416; 2014, $45,564,515; 2015, $31,425,731; 2016, $13,877,797; 2017, $15,285,336; and thereafter, $3,531,636.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2012 and 2011:

	2012	2011
Federal Home Loan Bank borrowings:
Secured note, with interest at 2.18%, due July 3, 2012	$-	$5,000,000
Secured note, with interest at 4.25% through February 28, 2008, thereafter putable back at the option of the holder, due August 28, 2012	-	5,000,000
Secured note, with interest at 4.20% through February 28, 2008, thereafter putable back at the option of the holder, due February 28, 2017	10,000,000	10,000,000
Secured note, with interest at 3.95% through September 11, 2008, thereafter putable back at the option of the holder, due September 11, 2017	7,500,000	7,500,000
Advances secured by individual residential mortgages under blanket agreement	-	64,985

Total Federal Home Loan Bank borrowings	17,500,000	27,564,985

Customer repurchase agreements with an average outstanding rate of .17% at December 31, 2012 and .17% at December 31, 2011	5,057,220	5,215,978

Total other borrowings	$22,557,220	$32,780,963

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock and eligible mortgage loans approximating $109,367,991 at December 31, 2012.   The interest rates on advances outstanding at December 31, 2012, secured by individual mortgages under blanket agreement, ranged from 3.95% to 4.20%, with varying maturities through September 2017.  At December 31, 2012, the Bank had $38,757,955 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

At December 31, 2012 all future contractual maturities of other borrowings, excluding short-term customer repurchase agreements, occur in 2017.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation.  United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures.  United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation.  The debentures have a stated maturity date of March 26, 2033.  As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option.  The interest rate of the debentures was fixed at 6.40% for a five-year period through March 26, 2008.  Effective March 27, 2008, interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 3.46% at December 31, 2012, 3.72% at December 31, 2011 and 3.7% at December 31, 2010, with interest payable quarterly.  The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.  Interest expense on the debentures amounted to $368,000 in 2012, $350,180 in 2011, and $353,965 in 2010, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

NOTE 11 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010

Data processing	$374,366	$360,003	$510,621
Professional fees	636,286	856,712	953,801
Franchise tax	375,259	397,210	452,185
Advertising	614,312	615,033	546,025
ATM processing and other fees	341,640	249,996	227,685
Amortization of core deposit intangible asset	40,857	40,857	94,218
Postage	188,653	175,993	192,699
Stationery and supplies	210,332	191,832	172,594
FDIC assessment	751,799	995,252	806,533
Loan closing fees	275,212	193,151	191,951
Internet banking	224,961	233,961	175,683
Other real estate owned	705,910	505,833	427,712
Miscellaneous Losses & Recoveries	314,473	13,809	118,846
Other	1,430,753	1,278,756	1,421,507

Total other operating expenses	$6,484,813	$6,108,398	$6,292,060

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2012, 2011 and 2010 consist of the following:

	2012	2011	2010

Current	$554,569	$334,354	$1,008,711
Deferred	516,431	(232,354)	(865,711)

Total provision for income taxes	$1,071,000	$102,000	$143,000

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

	2012	2011	2010

Expected tax using statutory tax rate of 34%	$1,889,000	$1,035,200	$1,003,200
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(608,900)	(670,000)	(696,800)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	1,800	3,000	4,900
Tax-exempt income on life insurance contracts	(144,700)	(155,200)	(167,500)
Deductible dividends paid to United Bancshares, Inc. ESOP	(6,000)	(1,500)	(48,400)

Uncertain tax position reserves	(66,700)	(115,100)	39,700
Other, net	6,500	5,600	7,900

Total provision for income taxes	$1,071,000	$102,000	$143,000

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES (CONTINUED)

The deferred income tax expense (benefit) of $516,431 in 2012, $(232,354) in 2011, and $(865,711) in 2010 resulted from the tax effects of temporary differences.  There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012 and 2011 are presented below:

	2012	2011
Deferred tax assets:
Allowance for loan losses	$2,370,000	$2,940,300
Deferred compensation	299,500	298,700
Alternative minimum tax credits	432,400	395,200
Nonaccrual loan interest	464,000	314,100
Deferred loan fees	161,600	130,400
Other real estate owned	182,800	68,100
Accrued vacation expense	118,300	114,200
Other	94,600	99,800

Total deferred tax assets	4,123,200	4,360,800

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	1,904,700	1,853,531
Federal Home Loan Bank stock dividends	877,500	877,500
Capitalized mortgage servicing rights	316,500	247,300
Depreciation and amortization	2,020,500	1,828,000
Prepaid expenses	95,800	85,700
Other	17,100	10,069

Total deferred tax liabilities	5,232,100	4,902,100

Net deferred tax assets (liabilities)	$(1,108,900)	$(541,300)

Net deferred tax assets (liabilities) at December 31, 2012 and 2011 are included in other assets (liabilities) in the consolidated balance sheets.

Management believes it is more likely than not that the benefit of deferred tax assets will be realized.  Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2012 and 2011.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES (CONTINUED)

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2012	2011

Balance at January 1	$126,800	$235,100
Additions based on tax positions of prior years	11,100	23,000
Reductions for tax positions of prior years	-	(200)
Reductions due to the statute of limitation	(71,900)	(82,300)
Settlements	-	(48,800)

Balance at December 31	$66,000	$126,800

The Corporation had unrecognized tax benefits of $66,000 and $126,800 at December 31, 2012 and 2011, respectively.  Such unrecognized tax benefits, if recognized, would favorably affect the effective income tax rate in future periods. The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

The amount of accrued interest, net of federal tax, related to the Corporation’s uncertain tax positions was $3,000 at December 31, 2012 and $8,900 at December 31, 2011, respectively.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2009.  There are no current federal examinations of the Corporations open tax years.

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation and Bank sponsor a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions.  The plan permits investing in the Corporation’s stock subject to certain limitations.  Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations.  The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations.  Contribution expense for the plan amounted to $564,654, $519,300, and $511,935 in 2012, 2011, and 2010, respectively.  At December 31, 2012, the Plan owned 316,575.265 shares of the Corporation’s common stock.

The Bank also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies.  In connection with the policies, the Bank has provided an estimated liability for accumulated supplemental retirement benefits amounting to $606,604 and $588,203 at December 31, 2012 and 2011, respectively, which is included in other liabilities in the accompanying consolidated balance sheets.  The Bank has also purchased split-dollar life insurance policies for investment purposes to fund other employee benefit plans.  The combined cash values of these policies aggregated $13,143,375 and $12,741,053 at December 31, 2012 and 2011, respectively.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS (CONTINUED)

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan.  The Corporation sold from treasury 626 shares in 2012, 790 shares in 2011, and 1,123 shares in 2010 under the plan.

The Bank has an agreement with The Bank of Leipsic’s former President, who is the Corporation’s current Chairman of the Board of Directors, to provide for retirement compensation benefits.  Such benefits are to be paid over a period of twenty years commencing upon retirement effective December 31, 2001.  At December 31, 2012 and 2011, the net present value (based on the 12% discount rate in effect at the time of origination of the agreement) of future deferred compensation payments amounted to $274,405 and $290,416, respectively.  Such amounts are included in other liabilities in the December 31, 2012 and 2011 consolidated balance sheets.  A split-dollar life insurance policy has been purchased and is available to fund a portion of the future deferred compensation payments.  The cash value of the policy amounted to $617,808 and $594,534 at December 31, 2012 and 2011, respectively.

The Chief Executive Officer and Chief Financial Officer of the Corporation have employment agreements which provide for certain compensation and benefits should any triggering events occur, as specified in the agreements, including change of control or termination without cause.

NOTE 14 - STOCK OPTIONS

The following summarizes stock options activity for the years ended December 31, 2012, 2011, and 2010:

	2012		2011		2010
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price

Outstanding at beginning of year	-	$-	-	$-	5,146	$9.66
Expired	-	-	-	-	(5,146)	9.66

Outstanding and exercisable at end of year	-	$-	-	$-	-	$-

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2012 and 2011:

	Contract amount
	2012	2011

Commitments to extend credit	$83,151,000	$67,009,000

Letters of credit	$2,492,000	$2,389,000

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

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration.  All letters of credit outstanding at December 31, 2012 expire in 2013.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Bank requires collateral supporting these commitments when deemed necessary.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).  Management believes, as of December 31, 2012 and 2011, that the Corporation and Bank meet all capital adequacy requirements to which they are subject.  Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2012, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action.  To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the Bank’s category.

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

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - REGULATORY MATTERS (CONTINUED)

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2012 and 2011 are presented in the following table:

	Actual		Minimum capital requirement		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2012
Total Capital (to Risk-
Weighted Assets)
Consolidated	$66,720	17.6%	$30,346	≥8.0%	N/A	N/A
Bank	$63,968	16.9%	$30,291	≥8.0%	$37,864	10.0%
Tier I Capital (to Risk-
Weighted Assets)
Consolidated	$61,951	16.3%	$15,173	≥4.0%	N/A	N/A
Bank	$59,217	15.6%	$15,145	≥4.0%	$22,178	6.0%
Tier I Capital (to
Average Assets)
Consolidated	$61,951	11.2%	$22,127	≥4.0%	N/A	N/A
Bank	$59,217	10.7%	$22,099	≥4.0%	$27,623	5.0%

As of December 31, 2011
Total Capital (to Risk-
Weighted Assets)
Consolidated	$62,785	15.3%	$32,870	≥8.0%	N/A	N/A
Bank	$60,201	14.7%	$32,701	≥8.0%	$40,876	10.0%
Tier I Capital (to Risk-
Weighted Assets)
Consolidated	$57,607	14.0%	$16,435	≥4.0%	N/A	N/A
Bank	$55,049	13.5%	$16,350	≥4.0%	$24,526	6.0%
Tier I Capital (to
Average Assets)
Consolidated	$57,607	10.0%	$23,101	≥4.0%	N/A	N/A
Bank	$55,049	9.5%	$23,073	≥4.0%	$28,841	5.0%

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

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 is as follows:

Condensed Balance Sheets	2012	2011

Assets:
Cash	$1,804,808	$1,581,629
Investment in bank subsidiary	71,736,089	67,489,762
Premises and equipment, net of accumulated depreciation	343,639	369,261
Other assets, including income taxes receivable from bank subsidiary of $137,993 in 2012 and $491,937 in 2011	645,320	691,234

Total assets	$74,529,856	$70,131,886

Liabilities:
Accrued expenses	$59,651	$84,172
Junior subordinated deferrable interest debentures	10,300,000	10,300,000

Total liabilities	10,359,651	10,384,172

Shareholders’ equity:
Common stock	3,760,557	3,760,557
Surplus	14,661,664	14,660,579
Retained earnings	46,855,865	42,543,363
Accumulated other comprehensive income	3,697,363	3,598,031
Treasury stock, at cost	(4,805,244)	(4,814,816)

Total shareholders’ equity	64,170,205	59,747,714

Total liabilities and shareholders’ equity	$74,529,856	$70,131,886

Condensed Statements of Income	2012	2011	2010

Income – including dividends from bank subsidiary	$800,155	$575,099	$6,226
Expenses – interest expense, professional fees and other expenses, net of federal income tax benefit	(462,333)	(499,263)	(419,766)

Income (loss) before equity in undistributed net income of bank subsidiary	337,822	75,836	(413,540)

Equity in undistributed net income of bank subsidiaries	4,146,995	2,866,809	3,221,222

Net income	$4,484,817	$2,942,645	$2,807,682

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows	2012	2011	2010

Cash flows from operating activities:
Net income	$4,484,817	$2,942,645	$2,807,682
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed net income of bank subsidiary	(4,146,995)	(2,866,809)	(3,221,222)
Depreciation and amortization	25,622	25,622	25,621
(Increase) decrease in other assets	45,914	1,008,778	(386,185)
Increase (decrease) in accrued expenses	(24,521)	41,822	(76,829)

Net cash provided by (used in) operating activities	384,837	1,152,058	(850,933)

Cash flows from financing activities:
Proceeds from sale of treasury shares	10,657	12,659	17,511
Cash dividends paid	(172,315)	-	(1,550,098)

Net cash used in financing activities	(161,658)	12,659	(1,532,587)

Net increase (decrease) in cash	223,179	1,164,717	(2,383,520)

Cash at beginning of the year	1,581,629	416,912	2,800,432

Cash at end of the year	$1,804,808	$1,581,629	$416,912

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market.  The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares.  The Corporation did not purchase any shares in 2012, 2011, or 2010 under the program.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS

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

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (CONTINUED)

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2012 and 2011, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

2012	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value

Recurring:
Securities available-for-sale:
U.S. Government and Agencies	$-	$15,554,085	$-	$15,554,085
Obligations of state and political subdivisions	-	53,918,499	-	53,918,499
Mortgage-backed	-	107,607,325	-	107,607,325
Other	-	527,856	-	527,856
Mortgage servicing rights	-	-	930,760	930,760

Total recurring	$-	$177,607,765	$930,760	$178,538,525

Nonrecurring:
Impaired loans, net	$-	$-	$12,642,362	$12,642,362
Other real estate owned	-	-	1,568,000	1,568,000

Total nonrecurring	$-	$-	$14,210,362	$14,210,362

2011
Recurring:
Securities available-for-sale:
U.S. Government and Agencies	$-	$7,520,670	$-	$7,520,670
Obligations of state and political subdivisions	-	49,310,795	-	49,310,795
Mortgage-backed	-	94,599,469	-	94,599,469
Other	-	525,023	-	525,023
Mortgage servicing rights	-	-	727,240	727,240

Total recurring	$-	$151,955,957	$727,240	$152,683,197

Nonrecurring:
Impaired loans, net	$-	$-	$18,996,979	$18,996,979
Other real estate owned	-	-	2,833,500	2,833,500

Total nonrecurring	$-	$-	$21,830,479	$21,830,479

There were no financial instruments measured at fair value that moved to a lower level in the fair value hierarchy during 2012 and 2011 due to the lack of observable quotes in inactive markets for those instruments at December 31, 2012 and 2011.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (CONTINUED)

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2012, 2011 and 2010:
	2012	2011	2010
Balance at beginning of year	$727,240	$1,114,126	$1,273,525
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	444,646	168,342	315,039
Disposals – amortization based on loan payments and payoffs	(257,057)	(240,662)	(332,851)
Changes in fair value	15,931	(314,566)	(141,587)

Balance at end of year	$930,760	$727,240	$1,114,126

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, and disclosure of unobservable inputs follows.

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

Securities Available-for-Sale

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Level 1 securities would typically include government bonds and exchange traded equities.  If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.  Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy.  The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2012 and 2011.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE MEASUREMENTS (CONTINUED)

Mortgage Servicing Rights

The Corporation records mortgage servicing rights at estimated fair value based on a discounted cash flow model which includes discount rates between 0.20% and 0.80% that are considered to be unobservable inputs.  Due to the significance of the level 3 inputs, mortgage servicing rights have been classified as level 3.

Impaired Loans

The Corporation does not record impaired loans at fair value on a recurring basis.  However, periodically, a loan is considered impaired and is reported at the fair value of the underlying collateral less estimated cost to sell, if repayment is expected solely from collateral.  Collateral values are estimated using level 2 inputs, including recent appraisals and Level 3 inputs based on customized discounting criteria such as additional appraisal adjustments to consider deterioration of value subsequent to appraisal date and estimated cost to sell.  Additional appraisal adjustments range between 10% to 70% of appraised value, and estimated selling cost ranges between 10% to 20% of the adjusted appraised value.  Due to the significance of the level 3 inputs, impaired loans fair values have been classified as level 3.

Other Real Estate Owned

The Corporation values other real estate owned at the estimated fair value of the underlying collateral less appraisal adjustments between 10% and 20% of appraised value, and expected selling costs between 10% and 20% of adjusted appraised value.  Such values are estimated primarily using appraisals and reflect a market value approach.  Due to the significance of the Level 3 inputs, other real estate owned has been classified as Level 3.

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment.  Financial assets and financial liabilities, excluding impaired loans and other real estate owned, measured at fair value on a nonrecurring basis were not significant at December 31, 2012.

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2012 and 2011 are as follows:

	2012		2011
	Carrying amount	Estimated value	Carrying amount	Estimated value	Input level
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$49,912	$49,912	$57,287	$57,287	1
Securities, including Federal
Home Loan Bank stock	182,502	182,502	156,850	156,850	2
Loans held for sale	2,957	2,957	2,754	2,754	3
Net loans	297,528	297,879	329,403	330,286	3
Mortgage servicing rights	931	931	727	727	3

	$533,830	$534,181	$547,021	$547,904

	2012		2011
	Carrying amount	Estimated value	Carrying amount	Estimated value	Input level
	(dollars in thousands)
FINANCIAL LIABILITIES
Deposits
Maturity	$185,650	$187,436	$242,741	$245,269	3
Non-maturity	285,549	285,549	237,745	237,745	1
Other borrowings	22,557	24,947	32,781	35,484	3
Junior subordinated deferrable interest debentures	10,300	10,367	10,300	9,220	3

	$504,056	$508,299	$523,567	$527,718

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments.  The estimated fair value of such items is considered to be their carrying amounts, and would be considered level 1 inputs.

There are also unrecognized financial instruments at December 31, 2012 and 2011 which relate to commitments to extend credit and letters of credit.  The contract amount of such financial instruments amounts to $85,643,000 at December 31, 2012 and $69,398,000 at December 31, 2011.  Such amounts are also considered to be the estimated fair values.

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

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy.  Level 1 securities would typically include government bonds and exchange traded equities.  If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.  Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities.  In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy.  The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2012 and 2011.

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

UNITED BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

NOTE 21 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2012 and 2011:

				Income per common share
	Interest income	Net interest income	Net income	Basic	Diluted
	(Dollars in thousands, except per share data)
2012
First quarter	$5,877	$4,417	$1,003	$.29	$.29
Second quarter	$5,682	$4,422	$1,203	$.35	$.35
Third quarter	$5,564	$4,501	$1,104	$.32	$.32
Fourth quarter	$5,468	$4,576	$1,175	$.34	$.34

2011
First quarter	$6,983	$5,093	$766	$.22	$.22
Second quarter	$6,854	$4,854	$987	$.29	$.29
Third quarter	$6,451	$4,669	$248	$.07	$.07
Fourth quarter	$6,173	$4,519	$942	$.27	$.27

UNITED BANCSHARES, INC.
Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

NAME	AGE	DIRECTOR SINCE	NAME	AGE	DIRECTOR SINCE
Robert L. Benroth	50	2003	Daniel W. Schutt	65	2005
Putnam County Auditor			Retired Banker

James N. Reynolds	75	2000	R. Steven Unverferth	60	2005
Chairman, Retired Banker			President, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel	70	2000	Brian D. Young	46	2012
Farmer, Rigel Farms, Inc.			President/CEO

David P. Roach	62	2001
Vice-President/GM, First Family Broadcasting of Ohio

DIRECTORS – THE UNION BANK COMPANY

NAME	AGE	DIRECTOR SINCE (a)	NAME	AGE	DIRECTOR SINCE (a)
Robert L. Benroth	50	2001	David P. Roach	62	1997
Putnam County Auditor			Vice-President/GM, First Family Broadcasting of Ohio

Herbert H. Huffman	62	1993	Robert M. Schulte, Sr.	80	1994
Retired - Educator			Businessman/Spherion Services

Kevin L. Lammon	58	1996	Daniel W. Schutt	65	2005
Village Administrator, Village of Leipsic			Retired Banker

William R. Perry	54	1990	R. Steven Unverferth	60	1993
Farmer			President, Unverferth Manufacturing Corporation, Inc.

James N. Reynolds	75	1966	Brian D. Young	46	2008
Retired Banker			President/CEO/Chairman

H. Edward Rigel	70	1979
Farmer, Rigel Farms, Inc.

(a) Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.

OFFICERS – UNITED BANCSHARES, INC.

James N. Reynolds – Chairman	Brian D. Young – President / Chief Executive Officer
Heather M. Oatman – Secretary	Diana L. Engelhardt – Chief Financial Officer

OFFICERS – THE UNION BANK COMPANY

Brian D. Young – President/CEO/Chairman

Diana L. Engelhardt	Senior Vice President, CFO	Norman V. Schnipke	Senior Vice President

John P. Miller	Senior Vice President	Curtis E. Shepherd	Senior Vice President

Heather M. Oatman	Senior Vice President, Sec.

Janice C. Acerro	Vice President	Max E. Long	Vice President

Dan M. Best	Vice President	Brent D. Nussbaum	Vice President

Amy E. Blankemeyer	Vice President	Ricardo Rosado	Vice President

Michael R. Domin	Vice President	Mary L. Schroeder	Vice President

Erin W. Hardesty	Vice President	Paul A. Walker	Vice President

Kathi J. Amstutz	Assistant Vice President	James C. Osmon	Assistant Vice President

Donna J. Brown	Assistant Vice President	Peter J. Rafaniello	Assistant Vice President

Nancianne Carroll	Assistant Vice President	Amy E. Reese	Assistant Vice President

Paul M. Cira	Assistant Vice President	Suzanne L. St. Clair	Assistant Vice President

Amy C. Felter	Assistant Vice President	Craig R. Stechschulte	Assistant Vice President

Deborah A. Gaines	Assistant Vice President	Theresa A. Stein-Moenter	Assistant Vice President

Vicky K. Gilbert	Assistant Vice President	Stacia R. Thompson	Assistant Vice President

Christina J. Hegemier	Assistant Vice President	Tracey L. Thompson	Assistant Vice President

Susan A. Hojnacki	Assistant Vice President	Jason R. Thornell	Assistant Vice President

Amy L. Laibe	Assistant Vice President	Kyle L. Unverferth	Assistant Vice President

Karen M. Maag	Assistant Vice President	Kimberly S. Verhoff	Assistant Vice President

Doris A. Neumeier	Assistant Vice President	Vikki L. Williams	Assistant Vice President

Patricia S. Christman	Accounting Officer	Megan M. Sexton	Assistant Controller, Officer

Employee Anniversaries

45 Years
Mary Schroeder

40 Years
Marjorie Rostorfer

20 Years
Nanci Carroll & Theresa Stein-Moenter

15 Years
Marge Schroeder & Cathi Smith

10 Years
(left to right): Mandy Hermiller, Christy Burnett, Denise Giesige, Sue Brinkman, Vanessa Caraballo & Jane Stirn

Not Pictured: Bethany Fricke & Linda Nichols

5 Years
(left to right): Rick Rosado, Kim Wiswasser, Amy Felter & Carol Rumble

Not Pictured: Juliana Hoffman, Denise Lawrence & Christina Schroeder

THE UNION BANK CO.
"COMMITTED TO YOU"