Form 10-K, Exhibit 13
period 2013-12-31
UNITED BANCSHARES INC/OH
filed 2014-03-19
CIK 1087456

Exhibit 13

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio

March 19, 2014

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

	2013	2012
ASSETS

CASH AND CASH EQUIVALENTS
Cash and due from banks	$13,698,325	$10,605,662
Interest-bearing deposits in other banks	8,709,133	39,306,145

Total cash and cash equivalents	22,407,458	49,911,807

SECURITIES, available-for-sale	197,079,925	177,607,765
FEDERAL HOME LOAN BANK STOCK, at cost	4,893,800	4,893,800
CERTIFICATES OF DEPOSIT, at cost	2,739,000	2,490,000
LOANS HELD FOR SALE	423,720	2,957,060

LOANS	295,313,069	304,445,298
Less allowance for loan losses	4,014,391	6,917,605

Net loans	291,298,678	297,527,693

PREMISES AND EQUIPMENT, net	9,165,532	9,217,876
GOODWILL	8,554,979	8,554,979
CORE DEPOSIT INTANGIBLE ASSETS, net	132,786	173,643
CASH SURRENDER VALUE OF LIFE INSURANCE	14,173,138	13,761,183
OTHER REAL ESTATE OWNED	667,954	1,568,000
OTHER ASSETS, including accrued interest receivable	4,697,774	3,783,822

TOTAL ASSETS	$556,234,744	$572,447,628

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing	$86,752,995	$77,924,051
Interest-bearing	381,247,070	393,275,063

Total deposits	468,000,065	471,199,114

Other borrowings	12,100,552	22,557,220
Junior subordinated deferrable interest debentures	10,300,000	10,300,000
Other liabilities	2,826,262	4,221,089

Total liabilities	493,226,879	508,277,423

SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00, authorized 10,000,000 shares; issued 3,760,557 shares	3,760,557	3,760,557
Surplus	14,663,861	14,661,664
Retained earnings	50,807,689	46,855,865
Accumulated other comprehensive income (loss)	(1,358,205)	3,697,363
Treasury stock, at cost, 318,506 shares in 2013 and 314,252 shares in 2012	(4,866,037)	(4,805,244)

Total shareholders’ equity	63,007,865	64,170,205

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$556,234,744	$572,447,628

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
INTEREST INCOME
Loans, including fees	$15,243,402	$17,912,408	$21,169,719
Securities:
Taxable	2,429,043	2,543,299	3,018,435
Tax-exempt	1,858,801	1,787,431	1,935,623
Other	322,681	348,274	337,218

Total interest income	19,853,927	22,591,412	26,460,995

INTEREST EXPENSE
Deposits	2,142,274	3,347,697	5,540,060
Borrowings	1,107,098	1,328,093	1,785,806

Total interest expense	3,249,372	4,675,790	7,325,866

Net interest income	16,604,555	17,915,622	19,135,129

PROVISION (CREDIT) FOR LOAN LOSSES	(832,925)	200,000	4,375,000

Net interest income after provision for loan losses	17,437,480	17,715,622	14,760,129

NON-INTEREST INCOME
Service charges on deposit accounts	1,252,379	1,146,263	1,099,424
Gain on sale of loans	719,289	1,296,875	492,747
Net securities gains	134,177	267,513	896,764
Change in fair value of mortgage servicing rights	315,758	15,931	(314,566)
Increase in cash surrender value of life insurance	411,955	425,596	456,584
Other operating income	1,634,438	1,201,374	1,199,969

Total non-interest income	4,467,996	4,353,552	3,830,922

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	8,237,152	8,554,404	7,932,975
Occupancy expenses	1,555,242	1,474,140	1,505,033
Other operating expenses	6,231,878	6,484,813	6,108,398

Total non-interest expenses	16,024,272	16,513,357	15,546,406

Income before income taxes	5,881,204	5,555,817	3,044,645

PROVISION FOR INCOME TAXES	1,240,000	1,071,000	102,000

NET INCOME	$4,641,204	$4,484,817	$2,942,645

NET INCOME PER SHARE (basic and diluted)	$1.35	$1.30	$.85

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011

NET INCOME	$4,641,204	$4,484,817	$2,942,645

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) during period	(7,525,775)	418,016	3,604,866
Reclassification adjustments for gains included in net income	(134,177)	(267,513)	(896,764)
Other comprehensive income (loss), before income taxes	(7,659,952)	150,503	2,708,102
Income tax benefit (expense) related to items of other comprehensive income (loss)	2,604,384	(51,171)	(920,755)

Other comprehensive income (loss)	(5,055,568)	99,332	1,787,347

COMPREHENSIVE INCOME (LOSS)	$(414,364)	$4,584,149	$4,729,992

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2013, 2012 and 2011

	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income	Treasury stock	Total
BALANCE AT DECEMBER 31, 2010	$3,760,557	$14,660,000	$39,600,718	$1,810,684	$(4,826,896)	$55,005,063

Comprehensive income:
Net income	-	-	2,942,645	-	-	2,942,645
Other comprehensive income	-	-	-	1,787,347	-	1,787,347

Sale of 790 treasury shares	-	579	-	-	12,080	12,659

BALANCE AT DECEMBER 31, 2011	3,760,557	14,660,579	42,543,363	3,598,031	(4,814,816)	59,747,714

Comprehensive income:
Net income	-	-	4,484,817	-	-	4,484,817
Other comprehensive income	-	-	-	99,332	-	99,332

Sale of 626 treasury shares	-	1,085	-	-	9,572	10,657

Cash dividends declared, $0.05 per share	-	-	(172,315)	-	-	(172,315)

BALANCE AT DECEMBER 31, 2012	3,760,557	14,661,664	46,855,865	3,697,363	(4,805,244)	64,170,205

Comprehensive income:
Net income	-	-	4,641,204	-	-	4,641,204
Other comprehensive loss	-	-	-	(5,055,568)	-	(5,055,568)

Repurchase of 5,000 shares					(72,200)	(72,200)

Sale of 746 treasury shares	-	2,197	-	-	11,407	13,604

Cash dividends declared, $0.20 per share	-	-	(689,380)	-	-	(689,380)

BALANCE AT DECEMBER 31, 2013	$3,760,557	$14,663,861	$50,807,689	$(1,358,205)	$(4,866,037)	$63,007,865

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,641,204	$4,484,817	$2,942,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	649,056	772,483	697,967
Deferred income taxes	1,032,000	516,431	(232,354)
Provision for loan losses	(832,925)	200,000	4,375,000
Gain on sale of loans	(719,289)	(1,296,875)	(492,747)
Net securities gains	(134,177)	(267,513)	(896,764)
Change in fair value of mortgage servicing rights	(315,758)	(15,931)	314,566
Loss on sale or write-down of other real estate owned	205,775	627,615	334,840
Increase in cash surrender value of life insurance	(411,955)	(425,596)	(456,584)
Net amortization of security premiums and discounts	791,464	958,776	679,290
Provision for deferred compensation	33,806	44,293	25,396
Loss on disposal or write-down of premises and equipment and other assets	-	2,920	-
Proceeds from sale of loans held-for-sale	32,273,717	69,737,183	26,963,182
Originations of loans held-for-sale	(31,867,179)	(68,884,954)	(26,638,777)
(Increase) decrease in other assets	(446,316)	907,909	1,765,560
Increase (decrease) in other liabilities	197,896	(81,127)	208,695

Net cash provided by operating activities	5,097,319	7,280,431	9,589,915

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	8,821,116	12,067,541	18,370,945
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	36,658,316	44,030,808	38,561,926
Purchases of available-for-sale securities	(73,268,830)	(82,290,917)	(65,522,891)
Purchase of certificates of deposit	(249,000)	(747,000)	(1,743,000)
Net decrease in loans	9,595,280	31,051,443	38,855,755
Purchases of premises and equipment	(394,982)	(114,054)	(168,327)
Proceeds from sale of other real estate owned	694,271	1,058,535	1,854,389

Net cash provided by (used in) investing activities	(18,143,829)	5,056,355	30,208,797

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	$(3,199,049)	$(9,286,451)	$(8,056,061)
Other borrowings:
Repayments	(10,000,000)	(10,064,985)	(17,035,212)
Change in customer repurchase agreements	(456,668)	(158,758)	(5,961,659)
Purchase of treasury stock	(72,200)	-	-
Proceeds from sale of treasury shares	13,604	10,657	12,659
Payments of deferred compensation	(54,146)	(40,101)	(75,101)
Cash dividends paid	(689,380)	(172,315)	-

Net cash used in financing activities	(14,457,839)	(19,711,953)	(31,115,374)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(27,504,349)	(7,375,167)	8,683,338

CASH AND CASH EQUIVALENTS
At beginning of year	49,911,807	57,286,974	48,603,636

At end of year	$22,407,458	$49,911,807	$57,286,974

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$3,256,188	$4,780,422	$7,436,939

Federal income taxes	$350,000	$1,230,000	$-

Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$(2,604,383)	$51,171	$920,755

Non-cash investing activities:
Transfer of loans to other real estate owned	$-	$420,650	$498,000

Change in net unrealized gain or loss on available-for-sale securities	$7,659,952	$(150,503)	$(2,708,102)

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

The primary source of revenue of the Corporation is providing loans to customers primarily located in Northwestern and West Central Ohio. Such customers are predominately small and middle-market businesses and individuals.

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

Restrictions on Cash

The Corporation was required to maintain cash on hand or on deposit with the Federal Reserve Bank in the amount of $657,000 and $653,000 at December 31, 2013 and 2012, respectively, to meet regulatory reserve and clearing requirements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities, Federal Home Loan Bank Stock and Certificates of Deposits

The Corporation has designated all securities as available-for-sale. Such securities are recorded at fair value, with unrealized gains and losses, net of applicable income taxes, excluded from income and reported as accumulated other comprehensive income (loss).

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

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Estimated fair value is determined based on quoted market prices in the secondary market. Any net unrealized losses are recognized through a valuation allowance by charges to income. The Corporation had no unrealized losses at December 31, 2013 and 2012.

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

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses, Continued

Under certain circumstances, the Corporation will provide borrowers relief through loan restructurings. A restructuring of debt constitutes a troubled debt restructuring (TDR) if the Corporation, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that it would not otherwise consider. Restructured loans typically present an elevated level of credit risk as the borrowers are not able to perform according to the original contractual terms. Loans that are reported as TDRs are considered impaired and measured for impairment as described above. TDR concessions can include reduction of interest rates, extension of maturity dates, forgiveness of principal or interest due, or acceptance of other assets in full or partial satisfaction of the debt.

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

Loan Sales and Servicing

Certain mortgage loans are sold with mortgage servicing rights retained or released by the Corporation. The value of mortgage loans sold with servicing rights retained is reduced by the cost allocated to the associated mortgage servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. The Corporation generally estimates fair value for servicing rights based on the present value of future expected cash flows, using management’s best estimates of the key assumptions – credit losses, prepayment speeds, servicing costs, earnings rate, and discount rates commensurate with the risks involved.

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

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded. The Corporation maintains a separate allowance for off-balance sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The allowance for off-balance sheet commitments is included in other liabilities.

Goodwill and Core Deposit Intangible Assets

Goodwill arising from the Gibsonburg, Pemberville and Findlay branch acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred. Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. At December 31, 2013, the Company believes the Bank Subsidiary does not have any indicators of potential impairment based on the estimated fair value of this reporting unit.

The core deposit intangible asset resulting from the Findlay branch acquisition was also determined to have a definite life and is being amortized on a straight-line basis over seven years through March 2017. Future amortization of the core deposit intangible asset is $40,857 annually for years 2014 through 2016 and $10,215 in 2017.

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

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

The weighted average number of shares used for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011

Basic	3,446,662	3,446,133	3,445,469

Diluted	3,446,662	3,446,133	3,445,469

Dividends per share are based on the number of shares outstanding at the declaration date.

Rate Lock Commitments

Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments. The Corporation enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are to be recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. At December 31, 2013 and 2012, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements.

Fair Values of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully discussed in Note 17. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2013, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2013, have been recognized in the financial statements for the year ended December 31, 2013. Events or transactions that provided evidence about conditions that did not exist at December 31, 2013 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2013.

On January 15, 2014, United Bancshares, Inc. issued a release announcing that its Board of Directors approved a special cash dividend of $0.10 per common share payable February 14, 2014 to shareholders of record at the close of business on January 30, 2014.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, amending ASC Topic 210 requiring an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. In January 2013, the FASB issued ASU 2013-01 to amend and clarify that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with ASC Topic 815, derivatives and hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement. The amendments are effective for annual and interim periods beginning on or after January 1, 2013, and the adoption did not impact the Corporation’s financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The FASB issued ASU 2013-11 to eliminate the diversity in the presentation of unrecognized tax benefits in those instances. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Corporation has determined the provisions for ASU 2013-11 will not have a material impact on future financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In January 2014, the FASB issued ASU 2014-04, Receivables-Troubled Debt Restructurings by Creditors. The FASB issued ASU 2014-04 to clarify when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the receivable should be derecognized and the real estate property recognized. The amendments in this update apply to all creditors who obtain physical possession of residential real estate property collateralizing a consumer mortgage loan in satisfaction of a receivable. The amendments in this Update are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014, and the Corporation has not yet determined the financial statement impact.

NOTE 3 – SECURITIES

The amortized cost and fair value of securities as of December 31, 2013 and 2012 are as follows:

	2013		2012
	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-sale:
U.S. Government and agencies	$12,637,310	$12,333,009	$15,488,836	$15,554,085
Obligations of states and political subdivisions	66,584,990	66,540,342	51,122,041	53,918,499
Mortgage-backed	119,163,624	117,471,538	104,892,935	107,607,325
Other	751,888	735,036	501,888	527,856

Total	$199,137,812	$197,079,925	$172,005,700	$177,607,765

A summary of unrealized gains and losses on securities at December 31, 2013 and 2012 follows:

	2013		2012
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
Available-for-sale:
U.S. Government and agencies	$-	$304,301	$68,479	$3,230
Obligations of states and political subdivisions	1,113,422	1,158,070	2,863,159	66,701
Mortgage-backed	1,164,346	2,856,432	2,732,160	17,770
Other	-	16,852	25,968	-

Total	$2,277,768	$4,335,655	$5,689,766	$87,701

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

The amortized cost and fair value of securities at December 31, 2013, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value

Due in one year or less	$2,425,053	$2,450,241
Due after one year through five years	15,488,226	15,509,833
Due after five years through ten years	49,127,594	48,871,386
Due after ten years	131,345,051	129,513,429
Other securities having no maturity date	751,888	735,036

Total	$199,137,812	$197,079,925

Securities with a carrying value of approximately $34,271,000 at December 31, 2013 and $42,139,000 at December 31, 2012 were pledged to secure public deposits and for other purposes as required or permitted by law.

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012:

	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2013	Unrealized losses	Fair value	Unrealized Losses	Fair value	Unrealized losses	Fair value
U.S. Government and agencies	$304,301	$12,333,009	$-	$-	$304,301	$12,333,009
Obligations of states and political subdivisions	910,564	23,218,005	247,506	3,225,869	1,158,070	26,443,874
Mortgage-backed	2,613,715	74,745,579	242,717	4,330,945	2,856,432	79,076,524
Other	16,852	735,036	-	-	16,852	735,036

Total temporarily impaired securities	$3,845,432	$111,031,629	$490,223	$7,556,814	$4,335,655	$118,588,443

2012
U.S. Government and agencies	$3,230	$996,770	$-	$-	$3,230	$996,770
Obligations of states and political subdivisions	66,701	5,484,740	-	-	66,701	5,484,740
Mortgage-backed	17,770	7,593,495	-	-	17,770	7,593,495

Total temporarily impaired securities	$87,701	$14,075,005	$-	$-	$87,701	$14,075,005

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - SECURITIES (CONTINUED)

There were 160 securities in an unrealized loss position at December 31, 2013, 13 of which were in a continuous unrealized loss position for 12 months or more. Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and prospects, the Corporation’s ability and intent to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2013 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2013 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $134,848 in 2013, $293,226 in 2012, and $897,086 in 2011, with the income tax provision applicable to such gains amounting to $45,848 in 2013, $99,697 in 2012, and $305,009 in 2011. Gross realized losses from sale of securities amounted to $671 in 2013, $25,713 in 2012, and $322 in 2011 with related income tax effect of $228 in 2013, $8,742 in 2012, and $109 in 2011.

NOTE 4 - LOANS

Loans at December 31, 2013 and 2012 consist of the following:

	2013	2012

Residential real estate	$56,227,548	$58,318,657
Commercial	196,808,249	198,662,111
Agriculture	38,343,403	43,068,272
Consumer	3,933,869	4,396,258

Total loans	$295,313,069	$304,445,298

Fixed rate loans approximated $48,206,000 at December 31, 2013 and $56,494,000 at December 31, 2012. Certain commercial and agricultural loans are secured by real estate.

Most of the Corporation’s lending activities are with customers located in Northwestern and West Central Ohio. As of December 31, 2013 and 2012, the Corporation’s loans from borrowers in the agriculture industry represent the single largest industry and amounted to $38,343,403 and $43,068,272, respectively. Agriculture loans are generally secured by property and equipment. Repayment is primarily expected from cash flow generated through the harvest and sale of crops or milk production for dairy products. Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – LOANS (CONTINUED)

The Corporation originates 1-4 family real estate and consumer loans utilizing credit reports to supplement the underwriting process. The Corporation’s underwriting standards for 1-4 family loans are generally in accordance with the Federal Home Loan Mortgage Corporation (FHLMC) manual underwriting guidelines.  Properties securing 1-4 family real estate loans are appraised by fee appraisers, which is independent of the loan origination function and has been approved by the Board of Directors and the Loan Policy Committee. The loan-to-value ratios normally do not exceed 80% without credit enhancements such as mortgage insurance. The Corporation will lend up to 100% of the lesser of the appraised value or purchase price for conventional 1-4 family real estate loans, provided private mortgage insurance is obtained. The underwriting standards for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of their ability to meet existing obligations and payments on the proposed loan. To monitor and manage loan risk, policies and procedures are developed and modified, as needed by management. This activity, coupled with smaller loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, market conditions are reviewed by management on a regular basis. The Corporation’s 1-4 family real estate loans are secured primarily by properties located in its primary market area.

Commercial and agricultural real estate loans are subject to underwriting standards and processes similar to commercial and agricultural operating loans, in addition to those unique to real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial and agricultural real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Loan to value is generally 75% of the cost or appraised value of the assets. Appraisals on properties securing these loans are performed by fee appraisers approved by the Board of Directors. Because payments on commercial and agricultural real estate loans are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. Management monitors and evaluates commercial and agricultural real estate loans based on collateral and risk rating criteria. The Corporation may require guarantees on these loans. The Corporation’s commercial and agricultural real estate loans are secured primarily by properties located in its primary market area.

Commercial and agricultural operating loans are underwritten based on the Corporation’s examination of current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. This underwriting includes the evaluation of cash flows of the borrower, underlying collateral, if applicable and the borrower’s ability to manage its business activities. The cash flows of borrowers and the collateral securing these loans may fluctuate in value after the initial evaluation. A first priority lien on the general assets of the business normally secures these types of loans. Loan to value limits vary and are dependent upon the nature and type of the underlying collateral and the financial strength of the borrower. Crop and/or hail insurance may be required for agricultural borrowers. Loans are generally guaranteed by the principal(s). The Corporation’s commercial and agricultural operating lending is primarily in its primary market area.

The Corporation maintains an internal audit department that reviews and validates the credit risk program on a periodic basis. Results of these reviews are presented to management and the audit committee. The internal audit process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel, as well as the Corporation’s policies and procedures.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – LOANS (CONTINUED)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2013, 2012 and 2011:

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2012	$1,027,837	$5,240,175	$602,291	$47,302	$6,917,605
Provision charged to expenses	(518,117)	(25,938)	(264,301)	(24,569)	(832,925)
Losses charged off	(218,394)	(2,394,884)	(3,896)	(23,305)	(2,640,479)
Recoveries	14,108	526,933	10,709	18,440	570,190

Balance at December 31, 2013	$305,434	$3,346,286	$344,803	$17,868	$4,014,391

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2011	$2,596,629	$4,847,234	$998,941	$100,563	$8,543,367
Provision charged to expenses	(1,525,666)	2,073,148	(265,675)	(81,807)	200,000
Losses charged off	(78,636)	(2,023,969)	(144,443)	(14,223)	(2,261,271)
Recoveries	35,510	343,762	13,468	42,769	435,509

Balance at December 31, 2012	$1,027,837	$5,240,175	$602,291	$47,302	$6,917,605

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2010	$2,886,467	$3,915,323	$886,879	$328,117	$8,016,786
Provision charged to expenses	195,588	3,918,741	485,876	(225,205)	4,375,000
Losses charged off	(503,218)	(3,131,582)	(515,469)	(87,934)	(4,238,203)
Recoveries	17,792	144,752	141,655	85,585	389,784

Balance at December 31, 2011	$2,596,629	$4,847,234	$998,941	$100,563	$8,543,367

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2013 and 2012:

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2013
Allowance for loan losses:
Attributable to loans individually evaluated for impairment	$-	$179,016	$-	$-	$179,016
Collectively evaluated for impairment	305,434	3,167,270	344,803	17,868	3,835,375

Total allowance for loan losses	$305,434	$3,346,286	$344,803	$17,868	$4,014,391

Loans:
Individually evaluated for impairment	$401,028	$2,316,969	$81,437	$-	$2,799,434
Collectively evaluated for impairment	50,904,208	181,529,447	56,146,111	3,933,869	292,513,635

Total ending loans balance	$51,305,236	$183,846,416	$56,227,548	$3,933,869	$295,313,069

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2012
Allowance for loan losses:
Attributable to loans individually evaluated for impairment	$415,010	$2,506,940	$-	$-	$2,921,950
Collectively evaluated for impairment	612,827	2,733,235	602,291	47,302	3,995,655

Total allowance for loan losses	$1,027,837	$5,240,175	$602,291	$47,302	$6,917,605

Loans:
Individually evaluated for impairment	$1,241,149	$14,153,259	$169,904	$-	$15,564,312
Collectively evaluated for impairment	49,324,136	177,011,839	58,148,753	4,396,258	288,880,986

Total ending loans balance	$50,565,285	$191,165,098	$58,318,657	$4,396,258	$304,445,298

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

The following is a summary of the activity in the allowance for loan losses of impaired loans, which is a part of the Corporation’s overall allowance for loan losses for the years ended December 31, 2013, 2012, and 2011:

	2013	2012	2011

Balance at beginning of year	$2,921,950	$1,990,225	$691,780
Provision charged to operations	(573,330)	2,497,649	4,409,468
Loans charged-off	(2,169,604)	(1,565,924)	(3,111,023)

Balance at end of year	$179,016	$2,921,950	$1,990,225

No additional funds are committed to be advanced in connection with impaired loans.

The average balance of impaired loans approximated $9,761,000, $17,188,000, and $19,429,000 during 2013, 2012, and 2011, respectively. There was approximately $203,000, $214,000 and $229,000 in interest income recognized by the Corporation on impaired loans on an accrual or cash basis during 2013, 2012 and 2011, respectively.

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2013 and 2012:

	2013		2012
	Recorded investment	Allowance for loan losses allocated	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded:
Commercial	$-	$-	$-	$-
Commercial and multi-family real estate	1,007,702	-	1,539,370	-
Agriculture	401,028	-	607,462	-
Agricultural real estate	649,036	-	801,586	-
Consumer	-	-	-	-
Residential 1 – 4 family real estate	81,437	-	169,904	-

With an allowance recorded:
Commercial	-	-	415,010	415,010
Commercial and multi-family real estate	660,231	179,016	12,030,980	2,506,940
Agriculture	-	-	-	-
Agricultural real estate	-	-	-	-
Consumer	-	-	-	-
Residential 1 – 4 family real estate	-	-	-	-

Total	$2,799,434	$179,016	$15,564,312	$2,921,950

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

The following table presents the recorded investment in nonaccrual loans, loans past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2013 and 2012:

	2013			2012
	Nonaccrual	Loans past due over 90 days still accruing	Troubled Debt Restructurings	Nonaccrual	Loans past due over 90 days still accruing	Troubled Debt Restructurings

Commercial	$294,475	$-	$294,475	$475,909	$-	$475,909
Commercial real estate	2,966,751	-	43,508	12,986,469	-	8,098,958
Agricultural real estate	915,992	-	-	1,060,418	-	-
Agriculture	401,028	-	-	623,325	-	193,964
Consumer	7,551	3,112	-	-	899	-
Residential:
1 – 4 family	1,722,107	17,010	157,715	1,953,505	-	55,048
Home equity	203,520	16,748	-	71,573	24,050	-

Total	$6,511,424	$36,870	$495,698	$17,171,199	$24,949	$8,823,879

The nonaccrual balances in the table above include troubled debt restructurings that have been classified as nonaccrual.

The following table presents the aging of the recorded investment in past due loans as of December 31, 2013 and 2012 by class of loans:

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans not past due	Total
2013
Commercial	$149,250	$4,021	$-	$153,271	$37,952,459	$38,105,730
Commercial real estate	223,934	115,269	2,465,193	2,804,396	155,898,123	158,702,519
Agriculture	-	-	401,028	401,028	12,798,477	13,199,505
Agricultural real estate	508,125	-	805,868	1,313,993	23,829,905	25,143,898
Consumer	68,583	24,514	10,663	103,760	3,830,109	3,933,869
Residential real estate	1,420,956	930,154	479,098	2,830,208	53,397,340	56,227,548

Total	$2,370,848	$1,073,958	$4,161,850	$7,606,656	$287,706,413	$295,313,069

2012
Commercial	$74,672	$2,543	$-	$77,215	$36,664,022	$36,741,237
Commercial real estate	2,509,318	503,382	3,937,774	6,950,474	154,970,400	161,920,874
Agriculture	-	-	597,525	597,525	13,226,523	13,824,048
Agricultural real estate	47,422	-	933,945	981,367	28,262,857	29,244,224
Consumer	53,065	2,655	899	56,619	4,339,639	4,396,258
Residential real estate	2,271,107	559,048	512,685	3,342,840	54,975,817	58,318,657

Total	$4,955,584	$1,067,628	$5,982,828	$12,006,040	$292,439,258	$304,445,298

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Credit Quality Indicators:

The Corporation categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Corporation analyzes loans individually by classifying the loans as to the credit risk. This analysis generally includes loans with an outstanding balance greater than $250,000 and non-homogenous loans, such as commercial and commercial real estate loans. This analysis is performed on a quarterly basis. The Corporation uses the following definitions for risk ratings:

●

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

●

Substandard: These loans are inadequately protected by the current sound net worth and paying ability of the borrower. Loans of this type will generally display negative financial trends such as poor or negative net worth, earnings or cash flow. These loans may also have historic and/or severe delinquency problems, and Corporation management may depend on secondary repayment sources to liquidate these loans. The Corporation could sustain some degree of loss in these loans if the weaknesses remain uncorrected.

●

Doubtful: Loans in this category display a high degree of loss, although the amount of actual loss at the time of classification is undeterminable. This should be a temporary category until such time that actual loss can be identified, or improvements made to reduce the seriousness of the classification.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are generally either less than $250,000 or are included in groups of homogenous loans. As of December 31, 2013 and 2012, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Not rated
2013
Commercial	$49,943,918	$960,289	$-	$401,028	$-
Commercial and multi-family real estate	169,094,313	5,755,107	8,347,961	649,036	-
Residential 1 – 4 family	-	-	75,000	6,437	56,146,111
Consumer	-	-	8,744	-	3,925,125
Total	$219,038,231	$6,715,396	$8,431,705	$1,056,501	$60,071,236

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

	Pass	Special Mention	Substandard	Doubtful	Not rated
2012
Commercial	$47,367,441	$1,505,099	$1,095,220	$597,525	$-
Commercial and multi-family real estate	160,592,238	8,624,114	21,147,160	801,586	-
Residential 1 – 4 family	-	-	435,467	9,937	57,873,253
Consumer	-	-	13,923	-	4,382,335
Total	$207,959,679	$10,129,213	$22,691,770	$1,409,048	$62,255,588

The Corporation considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential 1 – 4 family and consumer loan classes that are not rated, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Generally, consumer and residential 1-4 family loans not rated that are 90 days past due or are classified as nonaccrual and collectively evaluated for impairment, are considered nonperforming. The following table presents the recorded investment in residential 1 – 4 family and consumer loans that are not risk rated, based on payment activity as of December 31, 2013 and 2012:

	2013		2012
	Consumer	Residential 1 – 4 family	Consumer	Residential 1 – 4 family

Performing	$3,914,625	$54,501,907	$4,381,436	$56,091,352
Nonperforming	10,500	1,644,204	899	1,781,901

Total	$3,925,125	$56,146,111	$4,382,335	$57,873,253

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (CONTINUED)

Modifications:

The Corporation’s loan portfolio also includes certain loans that have been modified in a Troubled Debt Restructuring (TDR), where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Corporation’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. All TDRs are also classified as impaired loans.

When the Corporation modifies a loan, management evaluates any possible concession based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases, management uses the current fair value of the collateral, less selling costs, instead of discounted cash flows. If management determines that the value of the modified loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), an impairment is recognized through a specific reserve in the allowance or a direct write down of the loan balance if collection is not expected.

The following table includes the recorded investment and number of modifications for TDR loans during the year ended December 31, 2013. There were no modifications classified as TDR loans during 2012.

	Number of modifications	Recorded investment	Allowance for loan losses allocated
Troubled Debt Restructurings:
Commercial Real Estate	2	$148,920	$-

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Corporation. Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Corporation, including the interest rate charged and collateralization. Such loans amounted to $45,480, $989,194, and $3,013,156 at December 31, 2013, 2012, and 2011 respectively. The following is a summary of activity during 2013, 2012, and 2011 for such loans:

	2013	2012	2011

Beginning of year	$989,194	$3,013,156	$3,164,300
Additions	-	-	35,000
Repayments	(943,714)	(2,023,962)	(186,144)

End of year	$45,480	$989,194	$3,013,156

Additions and repayments include loan renewals, as well as net borrowings and repayments under revolving lines-of-credit. The increase in repayments in 2012 was partially due to a pay down in a line of credit of approximately $1.5 million.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2013 and 2012:

	2013	2012

Land and improvements	$2,479,913	$2,479,913
Buildings	9,188,883	9,011,523
Equipment	3,977,234	3,999,020
	15,646,030	15,490,456
Less accumulated depreciation	6,480,498	6,272,580

Premises and equipment, net	$9,165,532	$9,217,876

Depreciation expense amounted to $447,326 in 2013, $474,569 in 2012 and $520,448 in 2011.

NOTE 6 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others approximated $176,855,000 and $175,583,000 at December 31, 2013 and 2012, respectively.

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets. The Corporation has elected to record its mortgage servicing rights using the fair value measurement method. Significant assumptions used in determining the fair value of servicing rights as of December 31, 2013 and 2012 include:

Prepayment assumptions:	Based on the PSA Standard Prepayment Model
Internal rate of return:	8%	to	10%
Servicing costs (per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count):	$40	–	$55

Inflation rate of servicing costs:		3%
Earnings rate:	0.25% in 2013 and 1% in 2012

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011

Fair value at beginning of year	$930,760	$727,240	$1,114,126
Capitalized servicing rights – new loan sales	312,751	444,646	168,342
Disposals (amortization based on loan payments and payoffs)	(160,873)	(257,057)	(240,662)
Change in fair value	315,758	15,931	(314,566)

Fair value at end of year	$1,398,396	$930,760	$727,240

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - SERVICING (CONTINUED)

The change in fair value of servicing rights for the year ended December 31, 2013 resulted from changes in external market conditions, including prepayment assumptions, which is a key valuation input used in determining the fair value of servicing. While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period. The prepayment assumption factor used in determining the fair value of servicing at December 31, 2013 was 164 compared to 398 at December 31, 2012 and 465 at December 31, 2011. The earnings rate used in determining the fair value of servicing at December 31, 2013 was 0.25% compared to 1.0% at December 31, 2012 and 2011. The earnings rate was decreased to reflect changes in the observable market.

NOTE 7 - DEPOSITS

Time deposits at December 31, 2013 and 2012 include individual deposits of $100,000 or more approximating $53,642,036 and $57,112,173, respectively. Interest expense on time deposits of $100,000 or more approximated $638,098 for 2013, and $784,218 for 2012.

At December 31, 2013, time deposits approximated $172,347,668 and were scheduled to mature as follows: 2014, $86,975,644; 2015, $50,506,506; 2016, $16,157,832; 2017, $13,415,377; 2018, $4,061,999; and thereafter, $1,230,310.

NOTE 8 – OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2013 and 2012:

	2013	2012
Federal Home Loan Bank borrowings:
Secured note, with interest at 4.20% through February 28, 2008, thereafter putable back at the option of the holder, due February 28, 2017	$-	$10,000,000
Secured note, with interest at 3.95% through September 11, 2008, thereafter putable back at the option of the holder, due September 11, 2017	7,500,000	7,500,000

Total Federal Home Loan Bank borrowings	7,500,000	17,500,000

Customer repurchase agreements with an average outstanding rate of .14% at December 31, 2013 and .17% at December 31, 2012	4,600,552	5,057,220

Total other borrowings	$12,100,552	$22,557,220

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock and eligible mortgage loans approximating $65,574,000 at December 31, 2013. The interest rate on the advance outstanding at December 31, 2013, secured by individual mortgages under blanket agreement was 3.95%, with maturity in September 2017. At December 31, 2013, the Corporation had $81,641,030 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation. United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures. United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation. The debentures have a stated maturity date of March 26, 2033. As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option. The interest rate of the debentures was fixed at 6.40% for a five-year period through March 26, 2008. Effective March 27, 2008, interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 3.40% at December 31, 2013, 3.46% at December 31, 2012 and 3.72% at December 31, 2011, with interest payable quarterly. The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods. Interest expense on the debentures amounted to $353,000 in 2013, $368,000 in 2012, and $350,180 in 2011, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

NOTE 10 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011

Data processing	$183,863	$374,366	$360,003
Professional fees	692,375	636,286	856,712
Franchise tax	436,955	375,259	397,210
Advertising	462,758	614,312	615,033
ATM processing and other fees	446,017	341,640	249,996
Amortization of core deposit intangible asset	40,857	40,857	40,857
Postage	165,439	188,653	175,993
Stationery and supplies	177,947	210,332	191,832
FDIC assessment	379,587	751,799	995,252
Loan closing fees	174,564	275,212	193,151
Internet banking	250,312	224,961	233,961
Other real estate owned	250,632	705,910	505,833
Deposit losses & recoveries	28,720	314,473	4,758
Prepayment penalty on borrowings	984,566	-	-
Other	1,557,286	1,430,753	1,287,807

Total other operating expenses	$6,231,878	$6,484,813	$6,108,398

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2013, 2012 and 2011 consist of the following:

	2013	2012	2011

Current	$208,000	$554,569	$334,354
Deferred	1,032,000	516,431	(232,354)

Total provision for income taxes	$1,240,000	$1,071,000	$102,000

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

	2013	2012	2011

Expected tax using statutory tax rate of 34%	$1,999,600	$1,889,000	$1,035,200
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(630,600)	(608,900)	(670,000)
Interest expense associated with carrying certain state and municipal securities and political subdivision loans	1,100	1,800	3,000
Tax-exempt income on life insurance contracts	(140,100)	(144,700)	(155,200)
Deductible dividends paid to United Bancshares, Inc. ESOP	(23,700)	(6,000)	(1,500)

Uncertain tax position reserves	7,600	(66,700)	(115,100)
Other, net	26,100	6,500	5,600

Total provision for income taxes	$1,240,000	$1,071,000	$102,000

The deferred income tax expense (benefit) of $1,032,000 in 2013, $516,431 in 2012, and $(232,354) in 2011 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2013 and 2012 are presented below:

	2013	2012

Deferred tax assets:
Allowance for loan losses	$1,378,600	$2,370,000
Deferred compensation	292,600	299,500
Alternative minimum tax credits	614,000	432,400
Nonaccrual loan interest	284,000	464,000
Deferred loan fees	161,000	161,600
Other real estate owned	257,600	182,800
Accrued vacation expense	122,400	118,300
Unrealized loss on securities available-for-sale	699,700	-
Other	100,200	94,600
Net operating loss	202,000	-

Total deferred tax assets	$4,112,100	$4,123,200

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	$-	$1,904,700
Federal Home Loan Bank stock dividends	877,500	877,500
Capitalized mortgage servicing rights	475,500	316,500
Depreciation and amortization	2,248,400	2,020,500
Prepaid expenses	27,900	95,800
Other	19,300	17,100

Total deferred tax liabilities	3,648,600	5,232,100

Net deferred tax assets (liabilities)	$463,500	$(1,108,900)

Net deferred tax assets (liabilities) at December 31, 2013 and 2012 are included in other assets (liabilities) in the consolidated balance sheets.

The Corporation has $594,000 of federal losses which, for administrative ease, Management is electing to carry forward since carryback would only increase our alternative minimum tax credit carryforward. These losses will expire in 2033; the alternative minimum tax credit has an indefinite life.

Management believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2013 and 2012.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (CONTINUED)

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2013	2012

Balance at January 1	$66,000	$126,800
Additions based on tax positions related to the current year	6,100	11,100
Reductions due to the statute of limitation	-	(71,900)

Balance at December 31	$72,100	$66,000

The Corporation had unrecognized tax benefits of $72,100 and $66,000 at December 31, 2013 and 2012, respectively. Such unrecognized tax benefits, if recognized, would favorably affect the effective income tax rate in future periods.  The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

The amount of accrued interest, net of federal tax, related to the Corporation’s uncertain tax positions was $4,500 at December 31, 2013 and $3,000 at December 31, 2012, respectively.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2010. There are no current federal examinations of the Corporations open tax years.

NOTE 12 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation sponsors a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions. The plan permits investing in the Corporation’s stock subject to certain limitations. Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations. The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations. Contribution expense for the plan amounted to $530,989, $564,654, and $519,300 in 2013, 2012, and 2011, respectively. At December 31, 2013, the Plan owned 340,606 shares of the Corporation’s common stock.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - EMPLOYEE AND DIRECTOR BENEFITS (CONTINUED)

The Corporation also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies. In connection with the policies, the Corporation has provided an estimated liability for accumulated supplemental retirement benefits amounting to $604,316 and $606,604 at December 31, 2013 and 2012, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Corporation has also purchased split-dollar life insurance policies for investment purposes to fund other employee benefit plans. The combined cash values of these policies aggregated $13,530,890 and $13,143,375 at December 31, 2013 and 2012, respectively.

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan. The Corporation sold from treasury 746 shares in 2013, 626 shares in 2012, and 790 shares in 2011 under the plan.

The Corporation has an agreement with The Bank of Leipsic’s former President, who is the Corporation’s current Chairman of the Board of Directors, to provide for retirement compensation benefits. Such benefits are to be paid over a period of twenty years commencing upon retirement effective December 31, 2001. At December 31, 2013 and 2012, the net present value (based on the 12% discount rate in effect at the time of origination of the agreement) of future deferred compensation payments amounted to $256,363 and $274,405, respectively. Such amounts are included in other liabilities in the December 31, 2013 and 2012 consolidated balance sheets. A split-dollar life insurance policy has been purchased and is available to fund a portion of the future deferred compensation payments. The cash value of the policy amounted to $642,248 and $617,808 at December 31, 2013 and 2012, respectively.

The Chief Executive Officer and Chief Financial Officer of the Corporation have employment agreements which provide for certain compensation and benefits should any triggering events occur, as specified in the agreements, including change of control or termination without cause.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Corporation has in these financial instruments.

The Corporation’s exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Corporation uses the same credit policies in making loan commitments as it does for on-balance sheet loans.

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2013 and 2012:

	Contract amount
	2013	2012

Commitments to extend credit	$75,097,000	$83,151,000

Letters of credit	$1,225,000	$2,492,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Corporation evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Corporation upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

Letters of credit are written conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2013 expire in 2014. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation requires collateral supporting these commitments when deemed necessary.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2013 and 2012, that the Corporation and Bank meet all capital adequacy requirements to which they are subject. Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2013, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - REGULATORY MATTERS (CONTINUED)

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2013 and 2012 are presented in the following table:

	Actual		Minimum capital requirement			Minimum to be well capitalized under prompt Corrective action provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
As of December 31, 2013	(Dollars in Thousands)
Total Capital (to Risk- Weighted Assets)
Consolidated	$69,871	18.3%	$30,607	>	8.0%	N/A	N/A
Bank	$67,432	17.7%	$30,534	>	8.0%	$38,168	10.0%
Tier I Capital (to Risk- Weighted Assets)
Consolidated	$65,816	17.2%	$15,304	>	4.0%	N/A	N/A
Bank	$63,378	16.6%	$15,267	>	4.0%	$22,901	6.0%
Tier I Capital (to Average Assets)
Consolidated	$65,816	11.9%	$22,118	>	4.0%	N/A	N/A
Bank	$63,378	11.5%	$22,091	>	4.0%	$27,614	5.0%

As of December 31, 2012
Total Capital (to Risk- Weighted Assets)
Consolidated	$66,720	17.6%	$30,346	>	8.0%	N/A	N/A
Bank	$63,968	16.9%	$30,291	>	8.0%	$37,864	10.0%
Tier I Capital (to Risk- Weighted Assets)
Consolidated	$61,951	16.3%	$15,173	>	4.0%	N/A	N/A
Bank	$59,217	15.6%	$15,145	>	4.0%	$22,178	6.0%
Tier I Capital (to Average Assets)
Consolidated	$61,951	11.2%	$22,127	>	4.0%	N/A	N/A
Bank	$59,217	10.7%	$22,099	>	4.0%	$27,623	5.0%

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 is as follows:

Condensed Balance Sheets	2013	2012

Assets:
Cash	$1,070,196	$1,804,808
Investment in bank subsidiary	70,869,641	71,736,089
Premises and equipment, net of accumulated depreciation	318,017	343,639
Other assets, including income taxes receivable from bank subsidiary of $757,993 in 2013 and $137,993 in 2012	1,310,749	645,320

Total assets	$73,568,603	$74,529,856

Liabilities:
Accrued expenses	$47,190	$59,651
Federal income taxes payable	213,548	-
Junior subordinated deferrable interest debentures	10,300,000	10,300,000

Total liabilities	10,560,738	10,359,651

Shareholders’ equity:
Common stock	3,760,557	3,760,557
Surplus	14,663,861	14,661,664
Retained earnings	50,807,689	46,855,865
Accumulated other comprehensive income (loss)	(1,358,205)	3,697,363
Treasury stock, at cost	(4,866,037)	(4,805,244)

Total shareholders’ equity	63,007,865	64,170,205

Total liabilities and shareholders’ equity	$73,568,603	$74,529,856

Condensed Statements of Income	2013	2012	2011

Income – including dividends from bank subsidiary	$975,356	$800,155	$575,099
Expenses – interest expense, professional fees and other expenses, net of federal income tax benefit	(523,271)	(462,333)	(499,263)

Income before equity in undistributed net income of bank subsidiary	452,085	337,822	75,836

Equity in undistributed net income of bank subsidiaries	4,189,119	4,146,995	2,866,809

Net income	$4,641,204	$4,484,817	$2,942,645

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows	2013	2012	2011

Cash flows from operating activities:
Net income	$4,641,204	$4,484,817	$2,942,645
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(4,189,119)	(4,146,995)	(2,866,809)
Depreciation and amortization	25,622	25,622	25,622
(Increase) decrease in other assets	(665,429)	45,914	1,008,778
Increase (decrease) in other liabilities, including accrued expenses	201,087	(24,521)	41,822

Net cash provided by operating activities	13,364	384,837	1,152,058

Cash flows from financing activities:
Purchase treasury stock	72,200	-	-
Proceeds from sale of treasury shares	13,604	10,657	12,659
Cash dividends paid	(689,380)	(172,315)	-

Net cash (used in) provided by financing activities	(747,976)	(161,658)	12,659

Net increase (decrease) in cash	(734,612)	223,179	1,164,717

Cash at beginning of the year	1,804,808	1,581,629	416,912

Cash at end of the year	$1,070,196	$1,804,808	$1,581,629

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market. The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares. The Corporation purchased 5,000 shares in 2013 (none in 2012 or 2011) under the program.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - FAIR VALUE MEASUREMENTS

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - FAIR VALUE MEASUREMENTS (CONTINUED)

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2013 and 2012, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

2013	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value

Recurring:
Securities available-for-sale:
U.S. Government and Agencies	$-	$12,333,009	$-	$12,333,009
Obligations of state and political subdivisions	-	66,540,342	-	66,540,342
Mortgage-backed	-	117,471,538	-	117,471,538
Other	-	735,036	-	735,036
Mortgage servicing rights	-	-	1,398,396	1,398,396

Total recurring	$-	$197,079,925	$1,398,396	$198,478,321

Nonrecurring:
Impaired loans, net	$-	$-	$2,620,418	$2,620,418
Other real estate owned	-	-	667,954	667,954

Total nonrecurring	$-	$-	$3,288,372	$3,288,372

2012

Recurring:
Securities available-for-sale:
U.S. Government and Agencies	$-	$15,554,085	$-	$15,554,085
Obligations of state and political subdivisions	-	53,918,499	-	53,918,499
Mortgage-backed	-	107,607,325	-	107,607,325
Other	-	527,856	-	527,856
Mortgage servicing rights	-	-	930,760	930,760

Total recurring	$-	$177,607,765	$930,760	$178,538,525

Nonrecurring:
Impaired loans, net	$-	$-	$12,642,362	$12,642,362
Other real estate owned	-	-	1,568,000	1,568,000

Total nonrecurring	$-	$-	$14,210,362	$14,210,362

There were no financial instruments measured at fair value that moved to a lower level in the fair value hierarchy during 2013 and 2012 due to the lack of observable quotes in inactive markets for those instruments at December 31, 2013 and 2012.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - FAIR VALUE MEASUREMENTS (CONTINUED)

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011

Balance at beginning of year	$930,760	$727,240	$1,114,126
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	312,751	444,646	168,342
Disposals – amortization based on loan payments and payoffs	(160,873)	(257,057)	(240,662)
Changes in fair value	315,758	15,931	(314,566)

Balance at end of year	$1,398,396	$930,760	$727,240

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

Securities Available-for-Sale

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include U.S. Government and agencies, municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy. The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2013 and 2012.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - FAIR VALUE MEASUREMENTS (CONTINUED)

Mortgage Servicing Rights

The Corporation records mortgage servicing rights at estimated fair value based on a discounted cash flow model which includes discount rates between -0.14% and 1.31%, in addition to assumptions disclosed in note 6 that are considered to be unobservable inputs. Due to the significance of the level 3 inputs, mortgage servicing rights have been classified as level 3.

Impaired Loans

The Corporation does not record impaired loans at fair value on a recurring basis. However, periodically, a loan is considered impaired and is reported at the fair value of the underlying collateral less estimated cost to sell, if repayment is expected solely from collateral. Collateral values are estimated using level 2 inputs, including recent appraisals and level 3 inputs based on customized discounting criteria such as additional appraisal adjustments to consider deterioration of value subsequent to appraisal date and estimated cost to sell. Additional appraisal adjustments range between 10% and 70% of appraised value, and estimated selling cost ranges between 10% and 20% of the adjusted appraised value.  Due to the significance of the level 3 inputs, impaired loans fair values have been classified as level 3.

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

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment. Financial assets and financial liabilities, excluding impaired loans and other real estate owned, measured at fair value on a nonrecurring basis were not significant at December 31, 2013.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2013 and 2012 are as follows:

	2013		2012
	Carrying amount	Estimated value	Carrying amount	Estimated value	Input level
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$22,407	$22,407	$49,912	$49,912	1
Securities, including Federal Home Loan Bank stock	201,974	201,974	182,502	182,502	2
Certificates of deposit	2,739	2,739	2,490	2,490
Loans held for sale	424	424	2,957	2,957	3
Net loans	291,299	292,257	297,528	297,879	3
Mortgage servicing rights	1,398	1,398	931	931	3

	$520,241	$521,199	$536,320	$536,671

	2013		2012
	Carrying amount	Estimated value	Carrying amount	Estimated value	Input level
	(dollars in thousands)
FINANCIAL LIABILITIES
Deposits
Maturity	$172,349	$172,956	$185,650	$187,436	3
Non-maturity	295,651	295,651	285,549	285,549	1
Other borrowings	12,101	13,036	22,557	24,947	3
Junior subordinated deferrable interest debentures	10,300	10,294	10,300	10,367	3

	$490,401	$491,937	$504,056	$508,299

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amounts, and would be considered level 1 inputs.

There are also unrecognized financial instruments at December 31, 2013 and 2012 which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $76,322,000 at December 31, 2013 and $85,643,000 at December 31, 2012. Such amounts are also considered to be the estimated fair values.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy. The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2013 and 2012.

Certificates of deposit:

Carrying value of certificates of deposit estimates fair value.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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

NOTE 18 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2013 and 2012:

				Income per common share
	Interest income	Net interest income	Net income	Basic	Diluted
	(Dollars in thousands, except per share data)
2013
First quarter	$4,834	$4,018	$1,098	$.318	$.318
Second quarter	$4,902	$4,086	$1,347	$.391	$.391
Third quarter	$4,913	$4,091	$1,116	$.324	$.324
Fourth quarter	$5,205	$4,410	$1,080	$.312	$.312

2012
First quarter	$5,877	$4,417	$1,003	$.291	$.291
Second quarter	$5,682	$4,422	$1,203	$.349	$.349
Third quarter	$5,564	$4,501	$1,104	$.320	$.320
Fourth quarter	$5,468	$4,576	$1,175	$.341	$.341