Form 10-K, Exhibit 13
period 2014-12-31
UNITED BANCSHARES INC/OH
filed 2015-03-18
CIK 1087456

Exhibit 13

Table of Contents

		Page(s)

	President’s Letter	1
	Market Price and Dividends on Common Stock	2
	Five-Year Summary of Selected Financial Data	3
	Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
	Report of Independent Registered Public Accounting Firm	17
Financial Statements
	Consolidated Balance Sheets	18
	Consolidated Statements of Income	19

	Consolidated Statements of Comprehensive Income (Loss)	20
	Consolidated Statements of Shareholders’ Equity	21

	Consolidated Statements of Cash Flows	22
	Notes to Consolidated Financial Statements	23

Shareholders, Customers, and Employees:

I am proud to report that your Company had another prosperous year in 2014. Our continued successes were only possible because of the unceasing passion, hard work and dedication of my fellow team members and the ongoing support of our Board of Directors. Throughout 2014, they faithfully served our customers, colleagues, and communities with their time and talents. As a direct result of their efforts, I am pleased to report that your Company reported positive financial results for 2014 including: net income of $4.3 million ($1.27 basic earnings per share), a $94 million increase in total assets, $65.6 million growth in gross loan balances, a $97.4 million increase in customer deposit balances, $1.1 million in share repurchases, a $3.1 million increase in retained earnings and a 75% increased dividend payment back to you, our shareholders, as compared to 2013.

A big part of that success was the acquisition of The Ohio State Bank. Team members’ efforts enabled your Company to maintain profitability despite approximately $935,000 in acquisition related costs. The acquisition not only allowed your Company to increase total assets, loans, and deposits by $83.5, $58.5 and $71.1 million, respectively, but it also provides the Company an opportunity to further expand in Marion, Delaware and surrounding counties. We are excited not only for the opportunities provided by the added branch locations, but more importantly for our newest team members who showed incredible resilience while weathering the changes that came with joining the Union Bank family and their passion to increase our Company’s positive influence in their communities.

We also continue to develop internal efficiencies and enhance customer tools and resources through improved technology and streamlined workflows. Such efforts have yielded positive results in both our customers’ use of technology-based products and our overall core operational cost structure. One example of that success is the continued growth of our mobile banking product, including the most recent addition of deposit capture. We continue to believe that effective implementation of technology will remain not only a vital tool for attracting and retaining new customers, but also a significant contributor to controlling our core operational costs going forward.

I remain optimistic about the long-term future of our Company. It is an optimism based not on the ability to predict when rates will move higher or whether the economy will continue to grow, but one based firmly on the character and abilities of my fellow team members. Despite the ever-increasing speed of change in our industry, the foundation for continued success for our Company is derived from their exceptional ability to identify the best growth opportunities, balance risk with return, adapt to rapidly changing technologies and threats, and our shared cultural values of respect and accountability toward our customers, shareholders, colleagues, and communities.

As always, we greatly appreciate your continued support and the trust you have placed in us.

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

The Union Bank Company is an Ohio state-chartered bank, which serves Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville, Ohio.

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001. From January 2000 to March 2001, the Corporation’s common stock was traded on the Nasdaq Over-The-Counter Bulletin Board. Prior to January 2000, there was no established public trading market for United Bancshares, Inc. common stock. As of February 27, 2015, the common stock was held by 1,282 shareholders of record. Below are the trading highs and lows for the periods noted.

Year 2014	High	Low
First Quarter	$16.32	$14.25
Second Quarter	$16.00	$13.07
Third Quarter	$15.73	$13.54
Fourth Quarter	$15.00	$14.14

Year 2013	High	Low
First Quarter	$13.00	$9.67
Second Quarter	$12.25	$11.50
Third Quarter	$13.22	$11.77
Fourth Quarter	$14.74	$11.81

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

	2014	2013
First Quarter	$.15	$.05
Second Quarter	.05	.05
Third Quarter	.07	.05
Fourth Quarter	.08	.05
Total	$.35	$.20

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary

United Bancshares, Inc.
100 S. High Street
Columbus Grove, Ohio 45830
800-837-8111

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)

Statements of income:
Total interest income	$19,620	$19,854	$22,591	$26,461	$30,264
Total interest expense	2,668	3,250	4,675	7,326	8,959
Net interest income	16,952	16,604	17,916	19,135	21,305
Provision (credit) for loan losses	(430)	(833)	200	4,375	6,550

Net interest income after
provision for loan losses	17,382	17,437	17,716	14,760	14,755
Total non-interest income	4,387	4,468	4,353	3,831	3,718
Total non-interest expenses	16,375	16,024	16,513	15,546	15,522
Income before federal income taxes	5,394	5,881	5,556	3,045	2,951
Federal income taxes	1,083	1,240	1,071	102	143

Net income	$4,311	$4,641	$4,485	$2,943	$2,808
Per share of common stock:
Net income - basic	$1.27	$1.35	$1.30	$0.85	$0.82
Dividends	0.35	0.20	0.05	-	0.45
Book value	$20.12	$18.31	$18.62	$17.34	$15.97

Average shares outstanding – basic	3,406,194	3,446,662	3,446,133	3,445,469	3,444,703

Year end balances:
Loans (1)	361,167	$295,737	$307,402	$340,700	$383,907
Securities (2)	211,291	201,974	182,502	156,850	145,334
Total assets	650,200	556,235	572,448	587,045	612,617
Deposits	565,445	468,000	471,199	480,486	488,651
Shareholders' equity	67,772	63,008	64,170	59,748	55,005

Average balances:
Loans (1)	310,237	299,379	325,114	360,669	398,378
Securities (2)	201,477	192,578	167,766	151,736	149,748
Total assets	589,710	561,757	568,466	593,465	625,281
Deposits	498,224	462,368	464,448	481,600	493,089
Shareholders' equity	64,869	63,364	62,034	57,429	55,846

Selected ratios:
Net yield on average interest-earning assets (3)	3.29%	3.38%	3.55%	3.64%	3.85%
Return on average assets	0.73%	0.83%	0.79%	0.50%	0.45%
Return on average shareholders equity	6.65%	7.33%	7.23%	5.12%	5.03%

Net loan charge-offs (recoveries) as a percentage of average outstanding net loans	-0.08%	0.71%	0.58%	1.07%	0.84%
Allowance for loan losses as a percentage of year end loans	1.06%	1.36%	2.27%	2.51%	2.09%
Shareholders' equity as a percentage of total assets	10.42%	11.33%	11.21%	10.18%	8.98%

Notes:
1)	Includes loans held for sale.
2)	Includes Restricted Bank Stock.
3)	Net yield on average interest-earning assets was computed on a tax-equivalent basis.
4)	Financial data for 2014 includes the impact of The Ohio State Bank acquisition, and financial data for 2010 includes the impact of the Findlay branch acquisition.

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

The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc. Results for 2014 were affected by the completion of the acquisition of The Ohio State Bank on November 14, 2014. This section should be read in conjunction with the consolidated financial statements and the supplemental data contained elsewhere in the Annual Report on Form 10-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

United Bancshares, Inc. (the “Corporation”) is a one-bank holding company that conducts business through its wholly-owned subsidiary, The Union Bank Company (the “Bank”). The Bank is an Ohio state-chartered commercial bank that provides financial services to communities based in northwest Ohio and central Ohio, where it operates fifteen full-service branches.

As a commercial bank, the Bank concentrates its efforts on serving the financial needs of the businesses in and around the counties it serves. The Bank also provides financing to customers seeking to purchase or build their own homes. The Bank provides deposit, treasury management, wealth management, and other traditional banking products through its full-service branch office network and its electronic banking services.

Financial Condition

The Corporation and subsidiary consolidated assets totaled $650.2 million at December 31, 2014, compared to $556.2 million at December 31, 2013, representing an increase of $94 million or 16.9% from the year-ago period. This increase in total assets was driven in large part by our acquisition of The Ohio State Bank, which was completed on November 14, 2014. The asset category increases driving the overall increase in assets from the year-ago period include gross loans, cash and cash equivalents, available-for-sale securities and premises and equipment, with increases from the year-ago period of $65.6 million (22.2%), $9.9 million (44.4%), $9.4 million (4.8%), and $3.2 million (35.1%), respectively. The increase in total assets from the year-ago period was also improved by the increase in cash surrender value of life insurance, goodwill, and other intangible assets of $2.2 million (15.8%), $1.5 million (17.7%), $908,000 (683.6%), as well as increase of $1.6 million in other assets, which were partially offset by $249,000 (9.1%) decrease in certificates of deposit, a $64,000 (1.3%) decrease in Federal Home Loan Bank Stock, and a $132,000 (19.8%) decrease in other real estate owned.

Deposits likewise increased from the year-ago period by $97.4 million (20.8%). Overall, the assets acquired and liabilities assumed as a result of The Ohio State Bank acquisition are as follows:

SUMMARY OF ASSETS ACQUIRED AND LIABILITIES ASSUMED IN THE OHIO STATE BANK ACQUISITION
Assets	($ in millions)
Loans	$58.5
Securities	6.9
Cash	6.6
Other Stock, at cost	.7
Premises and Equipment	3.4
Goodwill	1.5
Cash surrender value of life insurance	1.8
Other intangible assets	1.0
Other assets, including accrued interest receivable	3.0

Liabilities
Deposits	71.1
Federal Home Loan bank borrowings	8.7
Junior subordinated deferrable interest debentures	2.4
Accrued expenses and other liabilities	1.2

The acquisition expands the geographical footprint of the Corporation to include Marion and Delaware counties and adds an additional three full-service branches.

Loans

At December 31, 2014, total loans, including loans held for sale, amounted to $361.2 million compared to $295.7 million at December 31, 2013, an increase of $65.5 million (22.2%). All categories within the loan portfolio increased during 2014, with residential real estate increasing $24.1 million (42.9%), commercial loans increasing $39.2 million (20%), agriculture loans increasing $1.4 million (3.8%), and consumer loans increasing $866,000 (22%). The increase in the loan portfolio is primarily attributable to the $58.5 million in loans acquired with The Ohio State Bank acquisition.

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

Securities, including restricted bank stock, totaled $211.3 million at December 31, 2014 compared to $202 million at December 31, 2013, an increase of $9.3 million (4.6%). The amortized cost of the securities portfolio increased $5.2 million in 2014, and the Corporation experienced net unrealized gains on securities of $4.6 million during 2014.

The Corporation is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB. FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment. The FHLB stock balance was reduced by $749,600 in 2014 as a result of a stock repurchase initiated by FHLB. The Corporation also acquired $641,600 in FHLB stock, and $43,740 in other bank restricted stock with The Ohio State Bank acquisition.

Securities - Continued

At December 31, 2014, the Corporation’s investment securities portfolio included $58.1 million in U.S. states and political subdivisions, which comprises 85.7% of shareholders’ equity. The largest exposure to any one state is $9 million, or 16%, issued within the state of Ohio. The Corporation’s procedures for evaluating investments in securities issued by states, municipalities and political subdivisions are in accordance with guidance issued by the Board of Governors of the Federal Reserve System, “Investing in Securities without Reliance on Nationally Recognized Statistical Rating Agencies” (SR 12-15) and other regulatory guidance. Credit ratings are considered in our analysis only as a guide to the historical default rate associated with similarly-rated bonds. There have been no significant differences in our internal analyses compared with the ratings assigned by the third party credit rating agencies.

At December 31, 2014, net unrealized gains on available-for-sale securities amounted to $2.1 million compared to net unrealized losses on available for sale securities of $2.1 million at December 31, 2013. At December 31, 2014, the Corporation held one hundred securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $75.2 million and $1.1 million, respectively. Management has considered the current interest rate environment, typical volatilities in the bond market, and the Corporation’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

Other Assets

During 2014, other real estate owned (OREO) decreased $132,000 to $536,000 at December 31, 2014, compared to $668,000 million at December 31, 2013. During 2014, no loans were transferred to OREO, although $52,000 was acquired with the acquisition. Throughout 2014, the Corporation evaluated its OREO portfolio and made $184,000 of impairment adjustments.

Deposits

Total deposits at December 31, 2014 amounted to $565.4 million, an increase of $97.4 million (20.8%) compared with total deposits of $468 million at December 31, 2013. The increase in deposits includes a $91.7 million increase in interest bearing deposits and a $5.7 million increase in non-interest bearing deposits. $71.1 million in deposits were assumed with The Ohio State Bank acquisition.

Other Borrowings

The Corporation also utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth and periodic deposit shrinkage. Other borrowings, consisting of FHLB advances and customer repurchase agreements, amounted to $12.1 million at December 31, 2013 (none at December 31, 2014). The decrease in other borrowings included $16.1 million of repayments of FHLB borrowings, and a $4.6 million decrease in customer repurchase agreements. The Corporation assumed and paid off $8.7 million in FHLB borrowings with the acquisition, which is included in the repayment amount above.

Results of Operation – 2014 Compared to 2013

Performance Summary

Consolidated net income for the Corporation and the Bank was $4.3 million in 2014 compared to $4.6 million in 2013 and $4.5 million in 2012.

Net income in 2014 as compared to 2013 was negatively impacted by a $430,000 increase in the provision for loan losses, a $351,000 increase in non-interest expenses and an $80,000 decrease in non-interest income, and favorably impacted by a $348,000 increase in net interest income and a $157,000 decrease in the provision for income taxes. The increase in the provision for loan losses is more fully explained in the “Provision for Loan Losses and the Allowance for Loan Losses” section. The increase in net interest income is primarily due to decreased interest expense on borrowings offset by a decline in the Corporation’s net interest margin from 3.38% in 2013 to 3.29% in 2014.

The Corporation’s return on average assets was .73% in 2014, compared to .83% in 2013, and .79% in 2012. The Corporation’s return on average shareholders’ equity was 6.65% in 2014, 7.33% in 2013, and 7.23% in 2012. Basic net income per share was $1.27 per share in 2014, a decrease of $0.08 per share from $1.35 in 2013. Basic net income per share of $1.35 in 2013 represented an increase of $0.05 per share from $1.30 in 2012. Changes in these amounts from year to year were generally reflective of changes in the level of net income.

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

Net interest income for 2014 was $16.9 million, an increase of $300,000 (1.8%) from 2013. The increase in net interest income was primarily due to the Corporation paying off borrowings which reduced interest expense. Although net interest income increased, it was negatively impacted by a decrease in the net interest margin. The net interest yield on average interest-earning assets, on a tax-equivalent basis, decreased in 2014 to 3.78% from 3.99% in 2013. A majority of this decrease was a result of the average yield on loans for 2014 decreasing to 4.82% compared to 5.09% in 2013. The average rate on interest-bearing liabilities decreased to 0.61% in 2014 from 0.77% in 2013.

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

As mentioned, ongoing reviews are performed to identify potential problem and nonperforming loans and also provide in-depth analysis with respect to the quarterly allowance for loan losses calculation. Part of this analysis involves assessing the need for specific reserves relative to impaired loans. This evaluation typically includes a review of the recent performance history of the credit, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower’s future financial performance. Loans are considered to be impaired when, based upon the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan's effective interest rate. Given that the Corporation’s impaired loans are typically collateralized by real estate or other borrower assets, the fair value of individual impaired loans is most often based upon the underlying collateral value net of estimated selling costs. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.

Provision for Loan Losses and the Allowance for Loan Losses - Continued

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

The allowance for loan losses at December 31, 2014 was $3.8 million, or 1.06% of total loans, compared to $4.0 million, or 1.36% of total loans at December 31, 2013. The 2014 ratio was impacted by the loans acquired in The Ohio State Bank acquisition. The change in the allowance for loan losses during 2014 included a $430,000 negative provision for loan losses charged to operations and loan recoveries, net of charge-offs, of $255,000.

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors. The negative provision for loan losses of $430,000 in 2014 compares to a negative provision of $833,000 in 2013. The negative provisions have been warranted as a result of improving market values on certain collateral, and impaired loans with specific reserves becoming pass-rated or paying off.

Impaired loans, principally consisting of commercial and commercial real estate credits, amounted to $3.7 million at December 31, 2014 compared to $2.8 million at December 31, 2013, an increase of $900,000. Impaired loans at December 31, 2014 included $1.0 million of loans with no specific reserves included in the allowance for loan losses and $2.7 million of loans with specific reserves of $807,000 included in the Corporation’s December 31, 2014 allowance for loan losses. Impaired loans at December 31, 2014 with no specific reserves include $181,000 of loan charge-offs during 2014. Impaired loans at December 31, 2013 included $2.1 million of loans with no specific reserves included in the allowance for loan losses and $660,000 of loans with specific reserves of $179,000 included in the Corporation’s December 31, 2013 allowance for loan losses. Impaired loans at December 31, 2013 with no specific reserves include $2.2 million of loan charge-offs during 2013.

In addition to impaired loans, the Corporation had other potential problem credits of $18.7 million at December 31, 2014 compared to $13.4 million at December 31, 2013, an increase of $5.3 million (39.6%). The Corporation’s credit administration department continues to closely monitor these credits.

Non-Interest Income

Total non-interest income decreased $80,000 (1.8%) to $4.39 million in 2014 from $4.47 million in 2013. With the exception of net securities gains, most of the components of non-interest income are recurring, although certain components are more susceptible to change than others. Net securities gains increased in 2014 to $400,000 compared to $134,000 in 2013.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance. Service charges on deposit accounts increased $73,000 (5.8%) to $1,325,000 in 2014 compared to $1,252,000 in 2013.

Non-Interest Income - Continued

The Corporation has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans. During 2014, gain on sale of loans was $610,000, including $134,000 of capitalized servicing rights. Gain on sale of loans was $719,000 in 2013, including $313,000 of capitalized servicing rights. The decrease in gain on sale of loans was attributable to a decrease in loan demand during 2014 with loan sales in 2014 amounting to $15.6 million compared to $31.9 million in 2013. The Corporation’s serviced portfolio decreased $5.5 million during 2014 to $171.3 million at December 31, 2014.

The Corporation reports its mortgage servicing rights using the fair value measurement method. As a result, the Corporation recognized a $147,000 decrease in the fair value of mortgage servicing rights during 2014, compared to a $316,000 increase in the fair value of mortgage servicing rights in 2013. Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights. While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period. The prepayment assumptions used in determining the fair value of servicing are based on the Public Securities Association (PSA) Standard Prepayment Model. At December 31, 2014 the PSA factor was 195 compared to 164 at December 31, 2013.

Other operating income increased $168,000 (10.3%) to $1.8 million in 2014 from $1.6 million in 2013. The increase in non-interest income for the year ended December 31, 2014 was primarily attributable to an $87,000 increase in income generated by the investment department and a $63,000 increase in debit card fee income offset by a $30,000 decrease in miscellaneous income.

Non-Interest Expenses

Total non-interest expenses amounted to $16,375,000 in 2014, compared to $16,024,000 in 2013, an increase of $351,000 (2.2%). Expense increases for the quarter and year ended December 31, 2014 included increases of $549,000 and $735,000, respectively, in acquisition related costs from The Ohio State Bank acquisition. These increases were partially offset by a $456,000 decrease in miscellaneous expenses resulting from prepayment penalties on Federal Home Loan Bank advances in 2014 that were lower than such prepayment penalties in 2013.

The significant components of other operating expenses are summarized in Note 11 to the consolidated financial statements.

Provision for Income Taxes

The provision for income taxes for 2014 was $1,083,000, an effective tax rate of 20.1%, compared to $1,240,000 in 2013, an effective rate of 21.1%. The Corporation’s effective tax rate was reduced from the federal statutory rate of 34% as a result of tax-exempt securities and loan interest income (10.6%) and life insurance contracts (2.5%). At December 31, 2014, the Corporation has available alternative minimum tax credits of $657,300 which can be used in the future to the extent regular tax exceeds the alternative minimum tax.

Financial Position – 2013 Compared to 2012

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

Financial Position – 2013 Compared to 2012 - Continued

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

Results of Operation – 2013 Compared to 2012

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

Results of Operation – 2013 Compared to 2012 - Continued

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity. A discussion of cash flows for 2014, 2013, and 2012 follows.

The Corporation generated cash from operating activities of $4.8 million in 2014, $5.1 million in 2013, and $7.3 million in 2012.

Net cash flows from investing activities amounted to $2 million in 2014, $(18.1) million in 2013, and $5.1 million in 2012. Significant investing cash inflow activities in 2014 included $1.3 million of net cash inflows resulting from securities purchases, net of proceeds received from sales and maturities, along with $6.7 million in net proceeds from the bank acquisition. Significant investing cash outflow activities in 2014 included a $6.6 million increase in loans. Significant investing cash flow activities in 2013 included $27.8 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities. Significant investing cash inflow activities in 2013 resulted from a $9.6 million decrease in loans. Significant investing cash outflow activities in 2012 included $26.2 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities. Investing cash inflows of $31 million resulted from a decrease in loans and $1 million from the sale of other real estate owned.

Net cash flows from financing activities amounted to $3.1 million in 2014, $(14.5) million in 2013, and $(19.7) million in 2012. Net cash used in financing activities in 2014 primarily resulted from $16.2 million of repayment on FHLB borrowings, a $4.6 million decrease in customer repurchase agreements, a $1.1 million purchase of treasury stock, and $1.2 million in cash dividends paid. Net cash provided by financing activities included a $26.3 million increase in deposits. Net cash used in financing activities in 2013 primarily resulted from $10 million of repayment on FHLB borrowings and a $3.2 million decrease in deposits. Net cash used in financing activities in 2012 primarily resulted from $10 million of repayment on FHLB borrowings and a $9.3 million decrease in deposits.

Asset Liability Management

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”. An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”. This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”. This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap (ratio of risk-sensitive assets to risk-sensitive liabilities) at December 31, 2014 is approximately 86% which means the Corporation has more liabilities than assets re-pricing within one year.

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

Significant Accounting Policies - Continued

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

Management considers the valuation of goodwill resulting from the 2003 Gibsonburg and Pemberville and the 2010 Findlay branch acquisitions through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions. Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2014, which supported management’s assessment that no impairment adjustments to goodwill were warranted. To date, none of the goodwill evaluations have revealed the need for an impairment charge. Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2014, including goodwill related to the acquisition related to The Ohio State Bank.

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

Impact of Recent Accounting Pronouncements

A summary of new accounting standards adopted or subject to adoption in 2014, as well as newly-issued but not effective accounting standards at December 31, 2014, is presented in Note 2 to the consolidated financial statements.

Off-balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments

The following table summarizes loan commitments, including letters of credit, as of December 31, 2014:

	Amount of commitment to expire per period
	Total	Less than	1 – 3	4 – 5	Over
	Amount	1 year	years	Years	5 years
	(Dollars in thousands)
Type of commitment
Commercial lines-of-credit	$46,133	$42,102	$1,285	$101	$2,645
Real estate lines-of-credit	45,062	2,031	6,173	4,005	32,853
Consumer lines-of-credit	666	85	-	-	581
Letters of Credit	___1,060	1,030	30	-	-

Total commitments	$92,921	$45,248	$7,488	$4,106	$36,079

As indicated in the preceding table, the Corporation had $92.9 million in total loan commitments at December 31, 2014, with $45.2 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and nonresidential property. Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes. It is anticipated that a significant portion of these lines will expire without being drawn upon.

Off-balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments – Continued

The following table summarizes the Corporation’s contractual obligations as of December 31, 2014:

	Payments due by period
	Total	Less than	1– 3	4 – 5	Over
	Amount	1 year	years	years	5 years
	(Dollars in thousands)
Contractual obligations
Long-term debt	$12,739	$-	$-	$-	$12,739
Capital leases	-	-	-	-	-
Operating leases	67,500	45,000	22,500	-	-
Unconditional purchase obligations	-	-	-	-	-
Time deposits	174,928	96,627	68,624	9,069	608
Deposits without stated maturities	390,517	-	-	-	390,517
Future deferred compensation payments, including interest	1,721	116	232	232	1,141

Total obligations	$647,405	$141,743	$91,356	$9,301	$405,005

Long-term debt presented in the preceding table is comprised of $12.7 million of junior subordinated deferrable interest debentures. $10.3 million was issued by the Corporation, and $2.4 million was assumed from The Ohio State Bank acquisition.

Time deposits and deposits without stated maturities included in the preceding table are comprised of customer deposit accounts. Management believes that they have the ability to attract and retain deposit balances by adjusting the interest rates offered.

The future deferred compensation payments, including interest, as noted in the preceding table, includes the Corporation’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits. A deferred compensation liability was also assumed with The Ohio State Bank acquisition for the benefit of the Bank’s retired president, with payment that began on May 1, 2010. At December 31, 2014, the net present value of future deferred compensation payments amounted to $1,036,000, which is included in other liabilities in the December 31, 2014 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2014. The Corporation also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $613,000 at December 31, 2014 for supplemental retirement benefits. Since substantially all participants under the plan are still active, it is not possible to determine the terms of the contractual obligations and, consequently, such liability is not included in the table.

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

Quantitative and Qualitative Disclosures About Market Risk - Continued

The Corporation manages interest rate risk regularly through its Asset Liability Committee. The Committee meets on a regular basis and reviews various asset and liability management information, including but not limited to, the Corporation’s liquidity positions, projected sources and uses of funds, interest rate risk positions and economic conditions.

The Corporation monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interest rates. This analysis is performed by estimating the expected cash flows of the Corporation’s financial instruments using interest rates in effect at year-end. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of the Corporation’s financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. The Corporation applies these interest rate “shocks” to its financial instruments up and down 100, 200 and 300 and up 400 basis points.

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2014:

Change in Interest Rates (basis points)	Percentage Change in Net Interest Income	Percentage Change in Net Income

+100	-2.5%	-5.8%
-100	-4.3%	-10.2%

+200	-5.5%	-12.7
-200	-7.1%	-16.9%

+300	-8.7%	-20.2%
-300	N/A	N/A

+400	-11.9%	-27.8%

Given a linear 100bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 2.5% and net income would decrease by 5.8%. A 100bp decrease in interest rates would decrease net interest income by 4.3% and decrease net income by 10.2%. Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 5.5% and net income would decrease by 12.7%. A 200bp decrease in interest rates would decrease net interest income by 7.1% and decrease net income by 16.9%. Given a linear 300bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 8.7% and net income would decrease by 20.2%. A 300bp decrease in interest rates cannot be simulated at this time due to the historically low interest rate environment. A 400bp increase in interest rates would decrease net interest income by 11.9% and decrease net income by 27.8%. Management does not expect any significant adverse effect to net interest income in 2015 based on the composition of the portfolio and anticipated trends in rates.

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

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ CliftonLarsonAllen LLP

Toledo, Ohio

March 18, 2015

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

	2014	2013
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$11,444,096	$13,698,325
Interest-bearing deposits in other banks	20,910,484	8,709,133

Total cash and cash equivalents	32,354,580	22,407,458

SECURITIES, available-for-sale	206,461,063	197,079,925
RESTRICTED BANK STOCK, at cost	4,829,540	4,893,800
CERTIFICATES OF DEPOSIT, at cost	2,490,000	2,739,000
LOANS HELD FOR SALE	229,425	423,720

LOANS	360,937,164	295,313,069
Less allowance for loan losses	3,839,508	4,014,391

Net loans	357,097,656	291,298,678

PREMISES AND EQUIPMENT, net	12,385,556	9,165,532
GOODWILL	10,072,399	8,554,979
CORE DEPOSIT INTANGIBLE ASSETS, net	1,040,547	132,786
CASH SURRENDER VALUE OF LIFE INSURANCE	16,406,846	14,173,138
OTHER REAL ESTATE OWNED	535,999	667,954
OTHER ASSETS, including accrued interest receivable	6,296,050	4,697,774

TOTAL ASSETS	$650,199,661	$556,234,744

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing	$92,499,725	$86,752,995
Interest-bearing	472,945,234	381,247,070

Total deposits	565,444,959	468,000,065

Other borrowings	-	12,100,552
Junior subordinated deferrable interest debentures	12,738,549	10,300,000
Other liabilities	4,243,876	2,826,262

Total liabilities	582,427,384	493,226,879

SHAREHOLDERS’ EQUITY

Common stock, stated value $1.00, authorized 10,000,000 shares; issued 3,760,557 shares	3,760,557	3,760,557
Surplus	14,665,845	14,663,861
Retained earnings	53,925,768	50,807,689
Accumulated other comprehensive income (loss)	1,412,115	(1,358,205)

Treasury stock, at cost, 392,822 shares in 2014 and 318,506 shares in 2013	(5,992,008)	(4,866,037)

Total shareholders’ equity	67,772,277	63,007,865

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$650,199,661	$556,234,744

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2014, 2013 and 2012

	Year Ended December 31,
	2014	2013	2012
INTEREST INCOME
Loans, including fees	$14,965,582	$15,243,402	$17,912,408
Securities:
Taxable	2,610,954	2,429,043	2,543,299
Tax-exempt	1,688,577	1,858,801	1,787,431
Other	354,695	322,681	348,274

Total interest income	19,619,808	19,853,927	22,591,412

INTEREST EXPENSE
Deposits	1,969,296	2,142,274	3,347,697
Borrowings	698,434	1,107,098	1,328,093

Total interest expense	2,667,730	3,249,372	4,675,790

Net interest income	16,952,078	16,604,555	17,915,622

PROVISION (CREDIT) FOR LOAN LOSSES	(430,000)	(832,925)	200,000

Net interest income after provision (credit) for loan losses	17,382,078	17,437,480	17,715,622

NON-INTEREST INCOME
Service charges on deposit accounts	1,325,440	1,252,379	1,146,263
Gain on sale of loans	610,419	719,289	1,296,875
Net securities gains	399,760	134,177	267,513
Change in fair value of mortgage servicing rights	(147,050)	315,758	15,931
Increase in cash surrender value of life insurance	396,646	411,955	425,596
Other operating income	1,802,288	1,634,438	1,201,374

Total non-interest income	4,387,503	4,467,996	4,353,552

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	8,414,792	8,237,152	8,554,404
Occupancy expenses	1,584,863	1,555,242	1,474,140
Other operating expenses	6,375,428	6,231,878	6,484,813

Total non-interest expenses	16,375,083	16,024,272	16,513,357

Income before income taxes	5,394,498	5,881,204	5,555,817

PROVISION FOR INCOME TAXES	1,083,000	1,240,000	1,071,000

NET INCOME	$4,311,498	$4,641,204	$4,484,817

NET INCOME PER SHARE (basic and diluted)	$1.27	$1.35	$1.30

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2014, 2013 and 2012

	2014	2013	2012

NET INCOME	$4,311,498	$4,641,204	$4,484,817

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) during period	4,597,215	(7,525,775)	418,016
Reclassification adjustments for gains included in net income	(399,760)	(134,177)	(267,513)
Other comprehensive income (loss), before income taxes	4,197,455	(7,659,952)	150,503
Income tax benefit (expense) related to items of other comprehensive income (loss)	(1,427,135)	2,604,384	(51,171)
Other comprehensive income (loss)	2,770,320	(5,055,568)	99,332

COMPREHENSIVE INCOME (LOSS)	$7,081,818	$(414,364)	$4,584,149

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2014, 2013 and 2012

	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total
BALANCE AT DECEMBER 31, 2011	$3,760,557	$14,660,579	$42,543,363	$3,598,031	$(4,814,816)	$59,747,714

Comprehensive income:
Net income	-	-	4,484,817	-	-	4,484,817
Other comprehensive income	-	-	-	99,332	-	99,332
Sale of 626 treasury shares	-	1,085	-	-	9,572	10,657
Cash dividends declared, $0.05 per share	-	-	(172,315)	-	-	(172,315)

BALANCE AT DECEMBER 31, 2012	3,760,557	14,661,664	46,855,865	3,697,363	(4,805,244)	64,170,205

Comprehensive income:
Net income	-	-	4,641,204	-	-	4,641,204
Other comprehensive loss	-	-	-	(5,055,568)	-	(5,055,568)
Repurchase of 5,000 shares	-	-	-	-	(72,200)	(72,200)
Sale of 746 treasury shares	-	2,197	-	-	11,407	13,604
Cash dividends declared, $0.20 per share	-	-	(689,380)	-	-	(689,380)

BALANCE AT DECEMBER 31, 2013	3,760,557	14,663,861	50,807,689	(1,358,205)	(4,866,037)	63,007,865

Comprehensive income:
Net income	-	-	4,311,498	-	-	4,311,498
Other comprehensive income	-	-	-	2,770,320	-	2,770,320
Repurchase of 75,000 shares	-	-	-	-	(1,136,430)	(1,136,430)
Sale of 684 treasury shares	-	1,984	-	-	10,459	12,443
Cash dividends declared, $0.35 per share	-	-	(1,193,419)	-	-	(1,193,419)

BALANCE AT DECEMBER 31, 2014	$3,760,557	$14,665,845	$53,925,768	$1,412,115	$(5,992,008)	$67,772,277

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2014, 2013 and 2012

	Years Ended December 31,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,311,498	$4,641,204	$4,484,817
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	701,025	649,056	772,483
Deferred income taxes	298,500	1,032,000	516,431
Provision (credit) for loan losses	(430,000)	(832,925)	200,000
Gain on sale of loans	(610,419)	(719,289)	(1,296,875)
Net securities gains	(399,760)	(134,177)	(267,513)
Change in fair value of mortgage servicing rights	147,050	(315,758)	(15,931)
Loss on sale or write-down of other real estate owned	183,955	205,775	627,615
Increase in cash surrender value of life insurance	(396,646)	(411,955)	(425,596)
Net amortization of security premiums and discounts	764,073	791,464	958,776
Provision for deferred compensation	63,724	33,806	44,293
Loss on disposal or write-down of premises and equipment and other assets	-	-	2,920
Proceeds from sale of loans held-for-sale	16,089,781	32,273,717	69,737,183
Originations of loans held-for-sale	(15,613,686)	(31,867,179)	(68,884,954)
(Increase) decrease in other assets	1,224,349	(446,316)	907,909
Increase (decrease) in other liabilities	(1,499,003)	197,896	(81,127)

Net cash provided by operating activities	4,834,441	5,097,319	7,280,431

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	9,121,368	8,821,116	12,067,541
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	27,222,959	36,658,316	44,030,808
Purchases of available-for-sale securities	(35,010,991)	(73,268,830)	(82,290,917)
Proceeds from sale of FHLB stock	749,600	-	-
Net proceeds from (purchase of) certificates of deposits	249,000	(249,000)	(747,000)
Proceeds from acquisition, net	6,628,035	-	-
Net (increase) decrease in loans	(6,638,114)	9,595,280	31,051,443
Purchases of premises and equipment	(314,059)	(394,982)	(114,054)
Proceeds from sale of other real estate owned	-	694,271	1,058,535

Net cash provided by (used in) investing activities	2,007,798	(18,143,829)	5,056,356

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	26,348,871	(3,199,049)	(9,286,451)
Other borrowings:
Repayments	(16,240,666)	(10,000,000)	(10,064,985)
Change in customer repurchase agreements	(4,600,552)	(456,668)	(158,758)
Purchase of treasury stock	(1,136,430)	(72,200)	-
Proceeds from sale of treasury shares	12,443	13,604	10,657
Payments of deferred compensation	(85,364)	(54,146)	(40,101)
Cash dividends paid	(1,193,419)	(689,380)	(172,315)

Net cash provided by (used in) financing activities	3,104,883	(14,457,839)	(19,711,953)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,947,122	(27,504,349)	(7,375,167)

CASH AND CASH EQUIVALENTS
At beginning of year	22,407,458	49,911,807	57,286,974
At end of year	$32,354,580	$22,407,458	$49,911,807

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$2,687,135	$3,256,188	$4,780,422
Federal income taxes	$660,000	$350,000	$1,230,000
Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$1,427,135	$(2,604,383)	$51,171
Non-cash investing activities:
Transfer of loans to other real estate owned	$-	$-	$420,650
Change in net unrealized gain or loss on available-for-sale securities	$(4,197,455)	$7,659,952	$(150,503)

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

The Corporation, through its wholly-owned subsidiary, the Bank, operates in one industry segment, the commercial banking industry. The Bank, organized in 1904 as an Ohio-chartered bank, is headquartered in Columbus Grove, Ohio, with branch offices in Bowling Green, Delaware, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, and Pemberville Ohio.

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

Restrictions on Cash

The Corporation was required to maintain cash on hand or on deposit with the Federal Reserve Bank in the amount of $2,623,000 and $657,000 at December 31, 2014 and 2013, respectively, to meet regulatory reserve and clearing requirements.

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

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Estimated fair value is determined based on quoted market prices in the secondary market. Any net unrealized losses are recognized through a valuation allowance by charges to income. The Corporation had no unrealized losses at December 31, 2014 and 2013.

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

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured individually for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Acquired Loans

Purchased loans acquired in a business combination are segregated into three types: pass rated loans with no discount attributable to credit quality, non-impaired loans with a discount attributable at least in part to credit quality and impaired loans with evidence of significant credit deterioration.

•	Pass rated loans (typically performing loans) are accounted for in accordance with ASC 310-20 “Nonrefundable Fees and Other Costs” as these loans do not have evidence of credit deterioration since origination.

•	Non-impaired loans (typically past-due loans, special mention loans and performing substandard loans) are accounted for in accordance with ASC 310-30 “Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality” as they display at least some level of credit deterioration since origination.

•	Impaired loans (typically substandard loans on non-accrual status) are accounted for in accordance with ASC 310-30 as they display significant credit deterioration since origination.

In accordance with ASC 310-30, for both purchased non-impaired loans and purchased impaired loans, the difference between contractually required payments at acquisition and the cash flows expected to be collected is referred to as the non-accretable difference. This amount is not recognized as a yield adjustment or as a loss accrual or a valuation allowance. Further, any excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

Increases in expected cash flows subsequent to the initial investment are recognized prospectively through adjustment of the yield on the loan over its remaining estimated life. Decreases in expected cash flows are recognized immediately as impairment. If the Corporation does not have the information necessary to reasonably estimate cash flows to be expected, it may use the cost recovery method or cash basis method of income recognition. Valuation allowances on these impaired loans reflect only losses incurred after the acquisition (meaning the present value of all cash flows expected at acquisition that ultimately are not to be received).

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

Goodwill and Core Deposit Intangible Assets

Goodwill arising from branch acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred. Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. At December 31, 2014, the Corporation believes the Bank does not have any indicators of potential impairment based on the estimated fair value of this reporting unit.

The core deposit intangible asset resulting from the Findlay branch acquisition was determined to have a definite life and is being amortized on a straight-line basis over seven years through March 2017. Future amortization of the core deposit intangible asset is $40,857 annually for years 2015 through 2016 and $10,215 in 2017. The core deposit intangible asset resulting from The Ohio State Bank acquisition was also determined to have a definite life and is being amortized on a straight-line basis over ten years through October 2024. Future amortization of the core deposit intangible asset is $96,470 annually for years 2015 through 2023 and $80,388 in 2024.

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

Income Taxes, Continued

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

The weighted average number of shares used for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Basic	3,406,194	3,446,662	3,446,133
Diluted	3,406,194	3,446,662	3,446,133

Dividends per share are based on the number of shares outstanding at the declaration date.

Rate Lock Commitments

Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments. The Corporation enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are to be recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. At December 31, 2014 and 2013, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements.

Fair Values of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully discussed in Note 18. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2014, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2014, have been recognized in the financial statements for the year ended December 31, 2014. Events or transactions that provided evidence about conditions that did not exist at December 31, 2014 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2014.

On January 22, 2015, United Bancshares, Inc. issued a release announcing that its Board of Directors approved a cash dividend of $0.09 per common share payable March 16, 2015 to shareholders of record at the close of business on February 27, 2015.

Reclassifications

Certain reclassifications of prior period amounts have been made to conform to the current presentation.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

In July 2013, the FASB issued ASU 2013-11, Income Taxes, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The FASB issued ASU 2013-11 to eliminate the diversity in the presentation of unrecognized tax benefits in those instances. The amendments in this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Corporation has determined the provisions for ASU 2013-11 did not have a material impact on the financial statements.

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors. The FASB issued ASU 2014-04 to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real property recognized. The amendments in this update are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Corporation has determined the provisions for ASU 2014-04 will not have a material impact on future financial statements.

In June 2014, the FASB issued ASU 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures, amending ASC topic 860. The FASB issued ASU 2014-11 to change the accounting for repurchase-to-maturity transactions and linked repurchase financials to secured borrowing accounting, which is consistent with the accounting for other repurchase agreements. The amendments also require two new disclosures. The first disclosure requires an entity to disclose information on transfers accounted for as sales in transactions that are economically similar to repurchase agreements. The second disclosure provides increased transparency about the types of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. The amendments in this update are effective for the first interim or annual period beginning after December 15, 2014, and the Corporation has determined the provisions for ASU 2014-11 will not have a material impact on future financial statements

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In August 2014, the FASB issued ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors. The FASB issued ASU 2014-14 to reduce the diversity of how creditors classify government-guaranteed mortgage loans, including FHA or VA guaranteed loans, upon foreclosure. The amendments in this update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: 1) The loan has a government guarantee that is not separable from the loan before foreclosure.; 2) At the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim.; and 3) At the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. The amendments in this update are effective for annual periods, and interim periods within those periods, beginning after December 15, 2014. The Corporation has determined the provisions for ASU 2014-04 will not have a material impact on future financial statements.

In November 2014, the FASB issued ASU 2014-17, Business Combinations – Pushdown Accounting. The FASB issued ASU 2014-17 to provide guidance on whether and at what threshold an acquired entity that is a business or nonprofit activity can apply pushdown accounting in its separate financial statements. The amendments in this update provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. The amendments in this update were effective on November 18, 2014. The Corporation has determined the provisions for ASU 2014-17 did not have a material impact on the financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – ACQUISITION

On July 1, 2014, the Corporation, Ohio State Bancshares, Inc. (“OSB”) and Rbancshares, Inc. (“Rbancshares”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the Corporation purchased from OSB all of the issued and outstanding shares of The Ohio State Bank (“The Ohio State Bank”), an Ohio banking corporation and wholly-owned subsidiary of OSB (the “Acquisition”). Immediately following the acquisition, The Ohio State Bank was merged into the Bank. The Ohio State Bank operated three full-service branches with a main office and one other facility in Marion, Ohio and one branch in Delaware, Ohio. These offices became branches of the Bank after the acquisition. The transaction was completed in November, 2014 with assets acquired and deposits assumed being recorded at their estimated fair values as follows:

Cash	$6,628,035
Loans	58,536,569
Securities	6,881,331
Other stock, at cost	685,340
Premises and equipment	3,382,316
Goodwill	1,517,420
Cash surrender value of life insurance	1,837,062
Other intangible assets	964,697
Other real estate owned	52,000
Other assets, including accrued interest receivable	3,003,090
Total assets acquired	$83,487,860

Deposits assumed	$71,096,023
Federal Home Loan Bank borrowings	8,740,666
Junior subordinated deferrable interest debentures	2,438,549
Accrued expenses and other liabilities	1,212,622
Total liabilities assumed	$83,487,860

Consideration paid for the transaction was $1,197,237, which included the repayment of debt of $1,190,856 that was owed by The Ohio State Bank. Cash acquired at closing is presented above net of the repayment of debt that occurred at closing. Acquisition-related costs of approximately $935,000 are included in other non-interest operating expenses in the accompanying 2014 consolidated statements of income. This acquisition is intended to expand the geographical footprint of the Corporation, which will help grow the balance sheet and future earnings.

Cash proceeds from the acquisition were used to repay the Federal Home Loan Bank borrowings that were assumed in the acquisition.

Goodwill of $1,517,420 arising from the acquisition consists largely of synergies and the cost savings expected to result from the combining of operations and is not expected to be deductible for income tax purposes.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SECURITIES

The amortized cost and fair value of securities as of December 31, 2014 and 2013 are as follows:

	2014		2013
	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-sale:
U.S. Government and agencies	$9,640,249	$9,537,052	$12,637,310	$12,333,009
Obligations of states and political subdivisions	56,605,455	58,098,524	66,584,990	66,540,342
Mortgage-backed	137,073,902	137,818,544	119,163,624	117,471,538
Other	1,001,888	1,006,943	751,888	735,036

Total	$204,321,494	$206,461,063	$199,137,812	$197,079,925

A summary of unrealized gains and losses on securities at December 31, 2014 and 2013 follows:

	2014		2013
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
Available-for-sale:
U.S. Government and agencies	$-	$103,197	$-	$304,301
Obligations of states and political subdivisions	1,674,221	181,152	1,113,422	1,158,070
Mortgage-backed	1,556,536	811,894	1,164,346	2,856,432
Other	5,055	-	-	16,852

Total	$3,235,812	$1,096,243	$2,277,768	$4,335,655

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SECURITIES (CONTINUED)

The amortized cost and fair value of securities at December 31, 2014, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value
Due in one year or less	$1,993,011	$2,014,372
Due after one year through five years	15,993,661	16,047,665
Due after five years through ten years	48,795,493	49,987,324
Due after ten years	136,537,441	137,404,759
Other securities having no maturity date	1,001,888	1,006,943

Total	$204,321,494	$206,461,063

Securities with a carrying value of approximately $20,168,000 at December 31, 2014 and $34,271,000 at December 31, 2013 were pledged to secure public deposits and for other purposes as required or permitted by law.

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2014 and 2013:

	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2014	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
U.S. Government and agencies	$9,932	$990,000	$93,265	$8,547,052	$103,197	$9,537,052
Obligations of states and political subdivisions	9,008	2,523,529	172,145	11,140,718	181,152	13,664,247
Mortgage-backed	47,257	14,086,483	764,637	37,948,535	811,894	52,035,018
Total temporarily impaired
securities	$66,197	$17,600,012	$1,030,047	$57,636,305	$1,096,243	$75,236,317

	Less than 12 months		12 months or more		Total
2013	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
U.S. Government and agencies	$304,301	$12,333,009	$-	$-	$304,301	$12,333,009
Obligations of states and political subdivisions	910,564	23,218,005	247,506	3,225,869	1,158,070	26,443,874
Mortgage-backed	2,613,715	74,745,579	242,717	4,330,945	2,856,432	79,076,524
Other	16,852	735,036	-	-	16,852	735,036
Total temporarily impaired
securities	$3,845,432	$111,031,629	$490,223	$7,556,814	$4,335,655	$118,588,443

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SECURITIES (CONTINUED)

There were 100 securities in an unrealized loss position at December 31, 2014, 75 of which were in a continuous unrealized loss position for 12 months or more. Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and prospects, the Corporation’s ability and intent to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2014 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2014 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $412,812 in 2014, $134,848 in 2013, and $293,226 in 2012, with the income tax provision applicable to such gains amounting to $140,356 in 2014, $45,848 in 2013, and $99,697 in 2012. Gross realized losses from sale of securities amounted to $13,052 in 2014, $671 in 2013, and $25,713 in 2012 with related income tax effect of $4,438 in 2014, $228 in 2013, and $8,742 in 2012.

NOTE 5 - LOANS

Loans at December 31, 2014 and 2013 consist of the following:

	2014	2013
Residential real estate	$80,367,773	$56,227,548
Commercial	235,988,490	196,808,249
Agriculture	39,781,326	38,343,403
Consumer	4,799,575	3,933,869
Total loans	$360,937,164	$295,313,069

Fixed rate loans approximated $65,287,000 at December 31, 2014 and $48,206,000 at December 31, 2013. Certain commercial and agricultural loans are secured by real estate.

Most of the Corporation’s lending activities are with customers located in Northwestern and West Central Ohio. As of December 31, 2014 and 2013, the Corporation’s loans from borrowers in the agriculture industry represent the single largest industry and amounted to $39,781,326 and $38,343,403, respectively. Agriculture loans are generally secured by property and equipment. Repayment is primarily expected from cash flow generated through the harvest and sale of crops or milk production for dairy products. Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2014, 2013 and 2012:

	Commercial	Commercial and multi- family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2013	$305,434	$3,346,286	$344,803	$17,868	$4,014,391
Provision (credit) charged to expenses	(563,961)	(4,254)	125,961	12,254	(430,000)
Losses charged off	(97,901)	(270,032)	(116,812)	(12,197)	(496,942)
Recoveries	554,795	183,148	8,943	5,173	752,059
Balance at December 31, 2014	$198,367	$3,255,148	$362,895	$23,098	$3,839,508

	Commercial	Commercial and multi- family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2012	$1,027,837	$5,240,175	$602,291	$47,302	$6,917,605
Provision (credit) charged to expenses	(518,117)	(25,938)	(264,301)	(24,569)	(832,925)
Losses charged off	(218,394)	(2,394,884)	(3,896)	(23,305)	(2,640,479)
Recoveries	14,108	526,933	10,709	18,440	570,190
Balance at December 31, 2013	$305,434	$3,346,286	$344,803	$17,868	$4,014,391

	Commercial	Commercial and multi- family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2011	$2,596,629	$4,847,234	$998,941	$100,563	$8,543,367
Provision charged to expenses	(1,525,666)	2,073,148	(265,675)	(81,807)	200,000
Losses charged off	(78,636)	(2,023,969)	(144,443)	(14,223)	(2,261,271)
Recoveries	35,510	343,762	13,468	42,769	435,509
Balance at December 31, 2012	$1,027,837	$5,240,175	$602,291	$47,302	$6,917,605

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2014 and 2013:

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2014
Allowance for loan losses:
Attributable to loans individually evaluated for impairment	$-	$806,944	$-	$-	$806,944
Collectively evaluated for impairment	198,367	2,448,204	362,895	23,098	3,032,564
Total allowance for loan losses	$198,367	$3,255,148	$362,895	$23,098	$3,839,508

Loans:
Individually evaluated for impairment	$197,803	$3,483,640	$-	$-	$3,681,443
Acquired with deteriorated credit quality	20,573	1,060,927	201,343	652	1,283,495
Collectively evaluated for impairment	63,604,790	207,402,083	80,166,430	4,798,923	355,972,226
Total ending loans balance	$63,823,166	$211,946,650	$80,367,773	$4,799,575	$360,937,164

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2013
Allowance for loan losses:
Attributable to loans individually evaluated for impairment	$-	$179,016	$-	$-	$179,016
Collectively evaluated for impairment	305,434	3,167,270	344,803	17,868	3,835,375
Total allowance for loan losses	$305,434	$3,346,286	$344,803	$17,868	$4,014,391

Loans:
Individually evaluated for impairment	$401,028	$2,316,969	$81,437	$-	$2,799,434
Collectively evaluated for impairment	50,904,208	181,529,447	56,146,111	3,933,869	292,513,635
Total ending loans balance	$51,305,236	$183,846,416	$56,227,548	$3,933,869	$295,313,069

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

The following is a summary of the activity in the allowance for loan losses of impaired loans, which is a part of the Corporation’s overall allowance for loan losses for the years ended December 31, 2014, 2013, and 2012:

	2014	2013	2012

Balance at beginning of year	$179,016	$2,921,950	$1,990,225
Provision charged to expenses	262,834	(573,330)	2,497,649
Loans charged off	(230,905)	(2,419,873)	(1,574,114)
Recoveries	595,999	250,269	8,190
Balance at end of year	$806,944	$179,016	$2,921,950

No additional funds are committed to be advanced in connection with impaired loans.

The average balance of impaired loans (excluding loans acquired with deteriorated credit quality) approximated $3,851,000, $9,761,000, and $17,188,000, during 2014, 2013, and 2012, respectively. There was approximately $197,000, $203,000, and $214,000 in interest income recognized by the Corporation on impaired loans on an accrual or cash basis during 2014, 2013, and 2012, respectively.

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2014 and 2013:

	2014		2013
	Recorded investment	Allowance for loan losses allocated	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded:
Commercial	$-	$-	$-	$-
Commercial and multi-family real estate	1,005,067	-	1,007,702	-
Agriculture	-	-	401,028	-
Agricultural real estate	-	-	649,036	-
Consumer	-	-	-	-
Residential 1-4 family real estate	-	-	81,437	-
With an allowance recorded:
Commercial	197,803	85,561	-	-
Commercial and multi-family real estate	2,478,573	721,383	660,231	179,016
Agriculture	-	-	-	-
Agricultural real estate	-	-	-	-
Consumer	-	-	-	-
Residential 1-4 family real estate	-	-	-	-
Total	$3,681,443	$806,944	$2,799,434	$179,016

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

The following table presents the recorded investment in nonaccrual loans, loans past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2014 and 2013:

	2014			2013
	Nonaccrual	Loans past due over 90 days still accruing	Troubled Debt Restructurings	Nonaccrual	Loans past due over 90 days still accruing	Troubled Debt Restructurings
Commercial	$199,160	$25,284	$-	$294,475	$-	$294,475
Commercial real estate	3,351,521	1,253,936	1,967,898	2,966,751	-	43,508
Agricultural real estate	78,640	-	-	915,992	-	-
Agriculture	-	-	-	401,028	-	-
Consumer	4,450	758	-	7,551	3,112	-
Residential:
1 – 4 family	1,355,060	210,793	153,260	1,722,107	17,010	157,715
Home equity	231,885	22,228	-	203,520	16,748	-
Total	$5,220,716	$1,512,999	$2,121,158	$6,511,424	$36,870	$495,698

The nonaccrual balances in the table above include troubled debt restructurings that have been classified as nonaccrual.

The following table presents the aging of the recorded investment in past due loans as of December 31, 2014 and 2013 by class of loans:

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans not past due	Total
2014
Commercial	$212,495	$210,541	$36,494	$459,530	$48,300,122	$48,759,652
Commercial real estate	1,150,611	1,852,191	3,053,809	6,056,611	181,172,227	187,228,838
Agriculture	49,312	-	-	49,312	15,014,202	15,063,514
Agricultural real estate	-	-	17,535	17,535	24,700,277	24,717,812
Consumer	26,295	44,537	2,941	73,773	4,725,802	4,799,575
Residential real estate	249,963	386,278	732,913	1,369,154	78,998,619	80,367,773
Total	$1,688,676	$2,493,547	$3,843,692	$8,025,915	$352,911,249	$360,937,164

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans not past due	Total
2013
Commercial	$130,843	$4,021	$-	$134,864	$37,970,866	$38,105,730
Commercial real estate	212,864	115,269	2,465,193	2,793,326	155,909,193	158,702,519
Agriculture	-	-	401,028	401,028	12,798,477	13,199,505
Agricultural real estate	-	-	805,868	805,868	24,338,030	25,143,898
Consumer	68,583	24,514	10,663	103,760	3,830,109	3,933,869
Residential real estate	501,003	930,154	479,098	1,910,255	54,317,293	56,227,548
Total	$913,293	$1,073,958	$4,161,850	$6,149,101	$289,163,968	$295,313,069

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

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are generally either less than $250,000 or are included in groups of homogenous loans. As of December 31, 2014 and 2013, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Not rated

2014
Commercial	$61,929,304	$1,515,485	$180,574	$197,803	$-
Commercial and multi-family real estate	193,153,694	9,780,593	8,902,162	110,202	-
Residential 1 - 4 family	-	-	110,759	-	80,257,013
Consumer	-	-	758	-	4,798,817
Total	$255,082,998	$11,296,078	$9,194,253	$308,005	$85,055,830

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

	Pass	Special Mention	Substandard	Doubtful	Not rated

2013
Commercial	$49,943,918	$960,289	$-	$401,028	$-
Commercial and multi-family real estate	169,094,313	5,755,107	8,347,961	649,036	-
Residential 1 - 4 family	-	-	75,000	6,437	56,146,111
Consumer	-	-	8,744	-	3,925,125
Total	$219,038,231	$6,715,396	$8,431,705	$1,056,501	$60,071,236

The Corporation considers the performance of the loan portfolio and its impact on the allowance for loan losses. For residential 1 – 4 family and consumer loan classes that are not rated, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Generally, consumer and residential 1-4 family loans not rated that are 90 days past due or are classified as nonaccrual and collectively evaluated for impairment, are considered nonperforming. The following table presents the recorded investment in residential 1 – 4 family and consumer loans that are not risk rated, based on payment activity as of December 31, 2014 and 2013:

	2014		2013
	Consumer	Residential 1 - 4 family	Consumer	Residential 1 - 4 family
Performing	$4,788,985	$78,045,118	$3,914,625	$54,501,907
Nonperforming	9,832	2,211,895	10,500	1,644,204

Total	$4,798,817	$80,257,013	$3,925,125	$56,146,111

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

Modifications:

The Corporation’s loan portfolio also includes certain loans that have been modified in a TDR, where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Corporation’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. All TDRs are also classified as impaired loans.

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

The following table includes the recorded investment and number of modifications for TDR loans during the year ended December 31, 2014 and December 31, 2013

	Number of modifications	Recorded investment	Allowance for loan losses allocated
2014
Commercial Real Estate	1	$1,967,706	$606,179

2013
Commercial Real Estate	2	148,920	-

In 2014, the concession granted which resulted in the TDR was the Bank agreed to extend an interest only period to the borrower. In 2013, one borrower was given a below-market interest rate, and the other was granted an interest only period. In 2013, there was no allowance allocated due to the difference between the recorded investment and present value of future cash flows not being significant.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS (CONTINUED)

The following is additional information with respect to loans acquired with The Ohio State Bank acquisition:

			Contractually
		Related	required
	Outstanding	carrying	principal	Cash flows
	balance as of	amount as of	payments	expected to be	Fair Value
	December 31,	December 31,	receivable as of	collected as of	as of
	2014	2014	November 14, 2014	November 14, 2014	November 14, 2014
Commercial	$6,442,145	$6,319,832	$6,445,939	$6,608,680	$6,267,652
Commercial and mult family real estate	31,085,938	27,352,145	33,034,992	34,331,713	28,939,614
Residential 1 -4 family	21,607,438	21,146,818	22,218,730	25,154,590	21,475,734
Consumer	1,206,674	1,174,493	1,324,979	1,400,009	1,290,738
Total	$60,342,195	$55,993,288	$63,024,640	$67,494,992	$57,973,738

There was not a significant change in the amount of accretable yield at the beginning and end of the period since the date of the acquisition and end of the period were so close.

As a result of The Ohio State Bank acquisition, the Corporation has loans, for which there was at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans as of November 14, 2014 and December 31, 2014 was $958,744 and $870,037, respectively.

No provision for loan losses was recognized during the year ended December 31, 2014 related to the acquired loans as there was no significant change to the valuation of loans acquired from November 14, 2014 to December 31, 2014.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Corporation. Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Corporation, including the interest rate charged and collateralization. Such loans amounted to $34,391, $45,480, and $989,194 at December 31, 2014, 2013, and 2012, respectively. The following is a summary of activity during 2014, 2013, and 2012 for such loans:

	2014	2013	2012
Beginning of year	$45,480	$989,194	$3,013,156
Additions	4,045	-	-
Repayments	(15,134)	(943,714)	(2,023,962)
End of year	$34,391	$45,480	$989,194

Additions and repayments include loan renewals, as well as net borrowings and repayments under revolving lines-of-credit.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2014 and 2013:

	2014	2013
Land and improvements	$3,401,312	$2,479,913
Buildings	11,587,176	9,188,883
Equipment	4,295,575	3,977,234
	19,284,063	15,646,030
Less accumulated depreciation	6,898,507	6,480,498
Premises and equipment, net	$12,385,556	$9,165,532

Depreciation expense amounted to $450,729 in 2014, $447,326 in 2013, and $474,569 in 2012.

NOTE 7 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others approximated $171,255,000 and $176,855,000 at December 31, 2014 and 2013, respectively.

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets. The Corporation has elected to record its mortgage servicing rights using the fair value measurement method. Significant assumptions used in determining the fair value of servicing rights as of December 31, 2014 and 2013 include:

Prepayment assumptions: Based on the PSA Standard Prepayment Model
Internal rate of return:	8% to 10%
Servicing costs:	$40 – $55 per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count
Inflation rate of servicing costs:	3%
Earnings rate:	0.25% in 2014 and 2013

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Fair value at beginning of year	$1,398,396	$930,760	$727,240
Capitalized servicing rights – new loan sales	134,324	312,751	444,646
Disposals (amortization based on loan payments and payoffs)	(167,739)	(160,873)	(257,057)
Change in fair value	(147,050)	315,758	15,931
Fair value at end of year	$1,217,931	$1,398,396	$930,760

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - SERVICING (CONTINUED)

The change in fair value of servicing rights for the year ended December 31, 2014 resulted from changes in external market conditions, including prepayment assumptions, which is a key valuation input used in determining the fair value of servicing. While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period. The prepayment assumption factor used in determining the fair value of servicing at December 31, 2014 was 195 compared to 164 at December 31, 2013 and 398 at December 31, 2012. The earnings rate used in determining the fair value of servicing at December 31, 2014 and 2013 was 0.25% compared to 1.0% at December 31, 2012. The earnings rate was decreased in 2013 to reflect changes in the observable market.

NOTE 8 - DEPOSITS

Time deposits at December 31, 2014 and 2013 include individual deposits greater than $250,000 approximating $3,046,208 and $3,560,196, respectively. Interest expense on time deposits greater than $250,000 approximated $37,123 for 2014, and $38,614 for 2013.

At December 31, 2014, time deposits approximated $174,928,199 and were scheduled to mature as follows: 2015, $96,626,880; 2016, $48,718,062; 2017, $19,905,958; 2018, $4,482,229; 2019, $4,587,066; and thereafter, $608,003.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are depositors of the Corporation. Such deposits amounted to $4,616,970, and $4,978,178 at December 31, 2014, and 2013, respectively.

Overdrafted deposit accounts reclassified as loans amounted to $126,804 and $172,888 at December 31, 2014 and 2013, respectively.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2013 (none at December 31, 2014):

2013
Federal Home Loan Bank borrowings:
Secured note, with interest at 3.95% through September 11, 2008, thereafter putable back at the option of the holder, due September 11, 2017	$7,500,000
Customer repurchase agreements with an average outstanding rate of .14% at December 31, 2013	4,600,552
Total other borrowings	$12,100,552

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock and eligible mortgage loans approximating $65,574,000 at December 31, 2013. The interest rate on the advance outstanding at December 31, 2013, secured by individual mortgages under blanket agreement was 3.95%, with maturity in September 2017. At December 31, 2014, the Corporation had $74,331,985 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation. United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures. United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation. The debentures have a stated maturity date of March 26, 2033. As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option. The interest rate of the debentures was fixed at 6.40% for a five-year period through March 26, 2008. Effective March 27, 2008, interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 3.40% at December 31, 2014 and 2013 and 3.46% at December 31, 2012, with interest payable quarterly. The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.

The Corporation assumed $3,093,000 of trust preferred securities from The Ohio State Bank acquisition. $3,000,000 of the liability is guaranteed by the Corporation, and the remaining $93,000 is secured by an investment in the trust preferred securities. The trust preferred securities have a carrying value of $2,438,549 at December 31, 2014. The difference between the principal owed and the carrying value is due to the below-market interest rate on the debentures. The debentures have a stated maturity date of April 23, 2034. Interest is at a floating rate adjustable quarterly and equal to 285 basis points over the 3-month LIBOR amounting to 3.08% at December 31, 2014. The effective cost of the debentures was 6.61% at December 31, 2014.

Interest expense on the debentures amounted to $355,000, in 2014, $353,000 in 2013, and $368,000 in 2012, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Data processing	$699,942	$434,175	$599,327
Professional fees	1,053,907	692,375	636,286
Franchise tax	436,530	436,955	375,259
Advertising	404,558	462,758	614,312
ATM processing and other fees	448,250	446,017	341,640
Amortization of core deposit intangible asset	56,935	40,857	40,857
Postage	100,241	165,439	188,653
Stationery and supplies	172,303	177,947	210,332
FDIC assessment	330,479	379,587	751,799
Loan closing fees	233,068	174,564	275,212
Other real estate owned	273,243	250,632	705,910
Deposit losses ( recoveries), net	(19,928)	28,720	314,473
Prepayment penalty on borrowings	528,750	984,566	-
Other	1,657,150	1,557,286	1,430,753
Total other operating expenses	$6,375,428	$6,231,878	$6,484,813

NOTE 12 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2014, 2013 and 2012 consist of the following:

	2014	2013	2012
Current	$784,500	$208,000	$554,569
Deferred	298,500	1,032,000	516,431
Total provision for income taxes	$1,083,000	$1,240,000	$1,071,000

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

	2014	2013	2012
Expected tax using statutory tax rate of 34%	$1,834,100	$1,999,600	$1,889,000

Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(574,200)	(630,600)	(608,900)
Tax-exempt income on life insurance contracts	(134,900)	(140,100)	(144,700)
Deductible dividends paid to United Bancshares, Inc. ESOP	(39,600)	(23,700)	(6,000)

Uncertain tax position reserves	(29,800)	7,600	(66,700)

Merger and Acquisition Costs	52,800	-	-

Other, net	(25,400)	27,200	8,300

Total provision for income taxes	$1,083,000	$1,240,000	$1,071,000

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES (CONTINUED)

The deferred income tax expense of $298,500 in 2014, $1,032,000 in 2013, and $516,431 in 2012 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2014 and 2013 are presented below:

	2014	2013
Deferred tax assets:
Allowance for loan losses	$1,318,700	$1,378,600
Deferred compensation	560,600	292,600
Alternative minimum tax credits	657,300	614,000
Nonaccrual loan interest	408,600	284,000
Deferred loan fees	154,400	161,000
Other real estate owned	367,500	257,600
Accrued vacation expense	126,500	122,400
Unrealized loss on securities available-for-sale	-	699,700
Accrued profit sharing	117,300	33,200
Loans fair value adjustments	1,534,800	-
Depreciation	30,800	-
Other	179,000	67,000
Net operating loss carryforward	852,200	202,000

Total deferred tax assets	6,307,700	4,112,100
Deferred tax liabilities:
Unrealized gain on securities available-for-sale	727,500	-
Federal Home Loan Bank stock dividends	769,600	877,500
Capitalized mortgage servicing rights	414,100	475,500
Depreciation	-	2,248,400
Prepaid expenses	55,800	27,900
Acquisition intangibles	2,230,300	-
Bad debt reserve recapture	298,400	-
Trust preferred fair value adjustment	222,500	-
Other	55,500	19,300
Total deferred tax liabilities	4,773,700	3,648,600
Net deferred tax assets	$1,534,000	$463,500

Net deferred tax assets at December 31, 2014 and 2013 are included in other assets in the consolidated balance sheets. At December 31, 2014, the Corporation had $657,300 of federal alternative minimum tax credits with an indefinite life.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES (CONTINUED)

The Corporation acquired over $15 million in federal loss carryforwards with the acquisition of The Ohio State Bank, which losses expire in years ranging from 2026 to 2033. Use of these losses is limited to $126,000 per year under Section 382 of the Internal Revenue Code; therefore Management has recorded in deferred tax assets the tax benefit of only $2.5 million of the losses that are more likely than not to be utilized before expiration. There are no other acquired tax losses associated with The Ohio State Bank acquisition that will be limited by Section 382. The Corporation’s federal losses carried forward from 2013 were fully utilized in 2014.

Management believes it is more likely than not that the benefit of recorded deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2014 and 2013.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2014	2013
Balance at January 1	$72,100	$66,000
Additions based on tax positions related to the current year	3,200	6,100
Reductions due to the statute of limitation	(32,000)	-
Balance at December 31	$43,300	$72,100

The Corporation had unrecognized tax benefits of $43,300, and $72,100 at December 31, 2014 and 2013, respectively. Such unrecognized tax benefits, if recognized, would favorably affect the effective income tax rate in future periods.  The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES (CONTINUED)

The amount of accrued interest, net of federal tax, related to the Corporation’s uncertain tax positions was $3,500 at December 31, 2014 and $4,500 at December 31, 2013, respectively.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2011. There are no current federal examinations of the Corporation’s open tax years.

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation sponsors a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions. The plan permits investing in the Corporation’s stock subject to certain limitations. Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations. The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations. Contribution expense for the plan amounted to $542,160, $530,989, and $564,654, in 2014, 2013, and 2012, respectively. At December 31, 2014, the Plan owned 316,272 shares of the Corporation’s common stock.

The Corporation also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies. In connection with the policies, the Corporation has provided an estimated liability for accumulated supplemental retirement benefits amounting to $1,648,770 and $860,679 at December 31, 2014 and 2013, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The increase in the liability in 2014 relates to a deferred compensation liability assumed with The Ohio State Bank acquisition for the benefit of the Bank’s retired president, with payments that began on May 1, 2010. The Corporation has also purchased split-dollar life insurance policies for investment purposes to fund other employee benefit plans. The combined cash values of these policies aggregated $15,738,797 and $13,530,890 at December 31, 2014 and 2013, respectively.

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan. The Corporation sold from treasury 684 shares in 2014, 746 shares in 2013, and 626 shares in 2012 under the plan.

The Chief Executive Officer and Chief Financial Officer of the Corporation have employment agreements which provide for certain compensation and benefits should any triggering events occur, as specified in the agreements, including change of control or termination without cause.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2014 and 2013:

	Contract amount
	2014	2013
Commitments to extend credit	$91,861,000	$75,097,000
Letters of credit	$1,060,000	$1,225,000

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

Letters of credit are written conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All letters of credit outstanding at December 31, 2014 expire in 2015. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation requires collateral supporting these commitments when deemed necessary.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2014 and 2013, that the Corporation and Bank meet all capital adequacy requirements to which they are subject. Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2014, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

In July 2013 the U.S federal banking authorities approved the final rules (the “Basel III Capital Rules”) which established a new comprehensive capital framework for U.S. banking organizations. The Basel III Capital Rules have maintained the general structure of the current prompt corrective action framework, while incorporating provisions which will increase both the quality and quantity of the Bank’s capital. Generally, the Bank becomes subject to the new rules on January 1, 2015 with phase-in periods for many of the new provisions. Management believes the Bank will comply with the new capital requirements as they are phased-in.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - REGULATORY MATTERS (CONTINUED)

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2014 and 2013 are presented in the following table:

					Minimum to be
					well capitalized
			Minimum		under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2014
Total Capital (to Risk Weighted Assets)
Consolidated	$71,742	15.8%	$36,307	≥ 8.0%	N/A	N/A
Bank	$70,319	15.5%	$36,191	≥ 8.0%	$45,239	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$67,863	15.0%	$18,154	≥ 4.0%	N/A	N/A
Bank	$66,440	14.7%	$18,096	≥ 4.0%	27,143	6.0%
Tier 1 Capital (to Average Assets)
Consolidated	$67,863	11.0%	$24,624	≥ 4.0%	N/A	N/A
Bank	$66,440	10.7%	$24,735	≥ 4.0%	$30,919	5.0%
As of December 31, 2013
Total Capital (to Risk Weighted Assets)
Consolidated	$69,871	18.3%	$30,607	≥ 8.0%	N/A	N/A
Bank	$67,432	17.7%	$30,534	≥ 8.0%	$38,168	10.0%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$65,816	17.2%	$15,304	≥ 4.0%	N/A	N/A
Bank	$63,378	16.6%	$15,267	≥ 4.0%	$22,901	6.0%
Tier 1 Capital (to Average Assets)
Consolidated	$65,816	11.9%	$22,118	≥ 4.0%	N/A
Bank	$63,378	11.5%	$22,091	≥ 4.0%	$27,614	5.0%

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, 2013 and 2012 is as follows:

Condensed Balance Sheets

	2014	2013
Assets:
Cash	$118,632	$1,070,196
Investment in bank subsidiary	79,085,666	70,869,641
Premises and equipment, net of accumulated depreciation	292,396	318,017
Other assets, including income taxes receivable from bank subsidiary of $632,480 in 2014 and $757,993 in 2013	1,185,649	1,310,749
Total assets	$80,682,343	$73,568,603

Liabilities:
Accrued expenses	54,968	$47,190
Federal income taxes payable	116,548	213,548
Junior subordinated deferrable interest debentures	12,738,550	10,300,000

Total liabilities	12,910,066	10,560,738

Shareholders’ equity:
Common stock	3,760,557	3,760,557
Surplus	14,665,845	14,663,861
Retained earnings	53,925,768	50,807,689
Accumulated other comprehensive income (loss)	1,412,115	(1,358,205)
Treasury stock, at cost	(5,992,008)	(4,866,037)

Total shareholders’ equity	67,772,277	63,007,865

Total liabilities and shareholders’ equity	$80,682,343	$73,568,603

Condensed Statements of Income	2014	2013	2012
Income – including dividends from bank subsidiary	$3,200,105	$975,356	$800,155
Expenses – interest expense, professional fees and other expenses, net of federal income tax benefit	(587,451)	(523,271)	(462,333)
Income before equity in undistributed net income of bank subsidiary	2,612,654	452,085	337,822
Equity in undistributed net income of bank subsidiaries	1,698,844	4,189,119	4,146,995
Net income	$4,311,498	$4,641,204	$4,484,817

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)

Condensed Statements of Cash Flows	2014	2013	2012
Cash flows from operating activities:
Net income	$4,311,498	$4,641,204	$4,484,817

Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(1,698,844)	(4,189,119)	(4,146,995)
Depreciation and amortization	25,622	25,622	25,622
(Increase) decrease in other assets	(4,412)	(665,429)	45,914
Increase (decrease) in other liabilities, including accrued expenses	(70,785)	201,086	(24,521)
Net cash provided by operating activities	2,563,079	13,364	384,837

Cash flows from investing activities:
Payment for acquisition	(1,197,237)	-	-

Net cash (used in) investing activities Investing activities operating activities	(1,197,237)	-	-

Cash flows from financing activities:
Purchase treasury stock	(1,136,430)	(72,200)	-
Proceeds from sale of treasury shares	12,443	13,604	10,657
Cash dividends paid	(1,193,419)	(689,380)	(172,315)
Net cash (used in) provided by financing activities	(2,317,406)	(747,976)	(161,658)
Net increase (decrease) in cash	(951,564)	(734,612)	223,179
Cash at beginning of the year	1,070,196	1,804,808	1,581,629
Cash at end of the year	$118,632	$1,070,196	$1,804,808

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market. The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares. The Corporation purchased 75,000 shares in 2014 and 5,000 shares in 2013 (none in 2012) under the program.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FAIR VALUE MEASUREMENTS

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

NOTE 17 - FAIR VALUE MEASUREMENTS (CONTINUED)

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2013 and 2012, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

2014	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
U.S. Government and Agencies	$-	$9,537,052	$-	$9,537,052
Obligations of state and political subdivisions	-	55,562,707	2,535,817	58,098,524
Mortgage-backed	-	137,818,544	-	137,818,544
Other	1,005,055	1,888	-	1,006,943
Mortgage servicing rights	-	-	1,217,931	1,217,931

Total recurring	$1,005,055	$202,920,191	$3,753,748	$207,678,994

Nonrecurring:
Impaired loans, net	$-	$-	$2,874,499	$2,874,499
Other real estate owned	-	-	535,999	535,999

Total nonrecurring	$-	$-	$3,410,498	$3,410,498

2013	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
U.S. Government and Agencies	$-	$12,333,009	$-	$12,333,009
Obligations of state and political subdivisions	-	66,540,342	-	66,540,342
Mortgage-backed	-	117,471,538	-	117,471,538
Other	-	735,036	-	735,036
Mortgage servicing rights	-	-	1,398,396	1,398,396

Total recurring	$-	$197,079,925	$1,398,396	$198,478,321

Nonrecurring:
Impaired loans, net	$-	$-	$2,620,418	$2,620,418
Other real estate owned	-	-	667,954	667,954

Total nonrecurring	$-	$-	$3,288,372	$3,288,372

There was one security measured at fair value that moved to a lower level in the fair value hierarchy during 2014 due to the lack of observable quotes in inactive markets for the instrument (none during 2013).

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - FAIR VALUE MEASUREMENTS (CONTINUED)

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2014, 2013 and 2012:

Mortgage Servicing Rights	2014	2013	2012
Balance at beginning of year	$1,398,396	$930,760	$727,240
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	134,324	312,751	444,646
Disposals – amortization based on loan payments and payoffs	(167,739)	(160,873)	(257,057)
Changes in fair value	(147,050)	315,758	15,931
Balance at end of year	$1,217,931	$1,398,396	$930,760

Securities valued using Level 3 inputs
Balance at beginning of year	$2,673,424
Principal payments received	(139,400)
Changes in fair value	1,793
Balance at end of year	$2,535,817

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

NOTE 17 - FAIR VALUE MEASUREMENTS (CONTINUED)

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

Mortgage Servicing Rights

The Corporation records mortgage servicing rights at estimated fair value based on a discounted cash flow model which includes discount rates between -0.03% and 1.01%, in addition to assumptions disclosed in note 7 that are considered to be unobservable inputs. Due to the significance of the level 3 inputs, mortgage servicing rights have been classified as level 3.

Impaired Loans

The Corporation does not record impaired loans at fair value on a recurring basis. However, periodically, a loan is considered impaired and is reported at the fair value of the underlying collateral less estimated cost to sell, if repayment is expected solely from collateral. Collateral values are estimated using level 2 inputs, including recent appraisals and level 3 inputs based on customized discounting criteria such as additional appraisal adjustments to consider deterioration of value subsequent to appraisal date and estimated cost to sell. Additional appraisal adjustments range between 10% and 40% of appraised value, and estimated selling cost ranges between 10% and 20% of the adjusted appraised value.  Due to the significance of the level 3 inputs, impaired loans fair values have been classified as level 3.

Other Real Estate Owned

The Corporation values other real estate owned at the estimated fair value of the underlying collateral less appraisal adjustments between 10% and 90% of appraised value, and expected selling costs between 10% and 20% of adjusted appraised value. Such values are estimated primarily using appraisals and reflect a market value approach. Due to the significance of the Level 3 inputs, other real estate owned has been classified as Level 3.

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment. Financial assets and financial liabilities, excluding impaired loans and other real estate owned, measured at fair value on a nonrecurring basis were not significant at December 31, 2014.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2014 and 2013 are as follows:

	2014		2013
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$32,355	$32,355	$22,407	$22,407	1
Securities, including Federal Home Loan Bank stock	211,291	211,291	201,974	201,974	2
Certificates of deposit	2,490	2,490	2,739	2,739	2
Loans held for sale	229	229	424	424	3
Net loans	357,098	357,066	291,299	292,257	3
Mortgage servicing rights	1,218	1,218	1,398	1,398	3
	$604,681	$604,649	$520,241	$521,199

	2014		2013
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
	(dollars in thousands)
FINANCIAL LIABILITIES
Deposits
Maturity	$174,929	$174,263	$172,349	$172,956	3
Non-maturity	390,516	390,516	295,651	295,651	1
Other borrowings	-	-	12,101	13,036	3
Junior subordinated deferrable interest debentures	12,739	12,627	10,300	10,294	3
	$578,184	$577,406	$490,401	$491,937

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amounts, and would be considered level 1 inputs.

There are also unrecognized financial instruments at December 31, 2014 and 2013 which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $92,921,000 at December 31, 2014 and $76,322,000 at December 31, 2013. Such amounts are also considered to be the estimated fair values.

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy. The Corporation had one security that was classified as Level 3 at December 31, 2014. The Corporation did not have any securities classified as Level 1 or Level 3 at December 31, 2013.

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

NOTE 19 – LEASING ARRANGEMENTS

The Corporation acquired a branch that is operated from a facility that is leased under a twenty-year cancelable operating lease expiring in June 2016. There is an option to renew the lease for two successive periods of five years each, but otherwise on the same terms.

The following is a schedule of future minimum rental payments required under the above operating lease as of December 31, 2014:

Year ending December 31	Amount
2015	$45,000
2016	$22,500

NOTE 20 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2014 and 2013:

		Net		Income per
	Interest	Interest	Net	common share
	Income	Income	Income	Basic	Diluted
	(Dollars in thousands, except per share data)
2014
First quarter	$4,859	$4,188	$901	$0.262	$0.262
Second quarter	$4,814	$4,013	$1,325	$0.387	$0.387
Third quarter	$4,799	$4,144	$1,038	$0.306	$0.306
Fourth quarter	$5,148	$5,037	$1,047	$0.311	$0.311

2013
First quarter	$4,834	$4,018	$1,098	$0.318	$0.318
Second quarter	$4,902	$4,086	$1,347	$0.391	$0.391
Third quarter	$4,913	$4,091	$1,116	$0.324	$0.324
Fourth quarter	$5,205	$4,410	$1,080	$0.312	$0.312

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

		DIRECTOR			DIRECTOR
NAME	AGE	SINCE	NAME	AGE	SINCE
Robert L. Benroth	52	2003	Daniel W. Schutt	67	2005
Putnam County Auditor			Retired Banker

James N. Reynolds	77	2000	R. Steven Unverferth	62	2005
Chairman, Retired Banker			President, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel	72	2000	Brian D. Young	48	2012
Farmer, Rigel Farms, Inc.			President/CEO

David P. Roach	64	2001

Vice-President/GM, First Family Broadcasting of Ohio

DIRECTORS – THE UNION BANK COMPANY

		DIRECTOR			DIRECTOR
NAME	AGE	SINCE (a)	NAME	AGE	SINCE (a)
Robert L. Benroth	52	2001	David P. Roach	64	1997
Putnam County Auditor			Vice-President/GM, First Family Broadcasting of Ohio

Herbert H. Huffman	64	1993	Robert M. Schulte, Sr.	82	1994
Retired - Educator			Businessman/Spherion Services

Kevin L. Lammon	60	1996	Daniel W. Schutt	67	2005
Village Administrator, Village of Leipsic			Retired Banker

William R. Perry	56	1990	R. Steven Unverferth	62	1993
Farmer			President, Unverferth Manufacturing Corporation, Inc.

James N. Reynolds	77	1966	Brian D. Young	48	2008
Retired Banker			President/CEO/Chairman

H. Edward Rigel	72	1979
Farmer, Rigel Farms, Inc.

(a) Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.

OFFICERS – UNITED BANCSHARES, INC.

James N. Reynolds – Chairman Brian D. Young – President / Chief Executive Officer

Heather M. Oatman – Secretary Diana L. Engelhardt – Chief Financial Officer

OFFICERS – THE UNION BANK COMPANY

Diana L. Engelhardt	Senior Vice President, CFO	Norman V. Schnipke	Senior Vice President
John P. Miller	Senior Vice President	Curtis E. Shepherd	Senior Vice President
Heather M. Oatman	Senior Vice President, Sec.

Janice C. Acerro	Vice President	Doris A. Neumeier	Vice President
Dan M. Best	Vice President	Brent D. Nussbaum	Vice President
Teresa M. Deitering	Vice President	Ricardo Rosado	Vice President
Erin W. Hardesty	Vice President	Jason R. Thornell	Vice President
Blair J. Lane	Vice President	Paul A. Walker	Vice President
Max E. Long	Vice President

David G. Anderson	Assistant Vice President	Sarah E. Klausing	Assistant Vice President
Kathi J. Amstutz	Assistant Vice President	Karen M. Maag	Assistant Vice President
Donna J. Brown	Assistant Vice President	Bart H. Mills	Assistant Vice President
Nancianne Carroll	Assistant Vice President	Ellen M. Neiling	Assistant Vice President
Paul M. Cira	Assistant Vice President	Peter J. Rafaniello	Assistant Vice President
Elizabeth J. Cooper	Assistant Vice President	Amy E. Reese	Assistant Vice President
David M. Cornwell	Assistant Vice President	Craig R. Stechschulte	Assistant Vice President
Chase H. Doll	Assistant Vice President	Theresa A. Stein-Moenter	Assistant Vice President
Amy C. Felter	Assistant Vice President	Stacia R. Thompson	Assistant Vice President
Adina S. Fugate	Assistant Vice President	Kyle L. Unverferth	Assistant Vice President
Deborah A. Gaines	Assistant Vice President	Kimberly S. Verhoff	Assistant Vice President
Christina J. Hegemier	Assistant Vice President	Vikki L. Williams	Assistant Vice President
Machiel K. Hindall	Assistant Vice President	Pamela J. Workman	Assistant Vice President
Susan A. Hojnacki	Assistant Vice President

Patricia S. Christman	Accounting Officer	Megan M. Sexton	Assistant Controller, Officer
Zachary P. Nycz	Trainer, Officer

