Form 10-K, Exhibit 13
period 2015-12-31
UNITED BANCSHARES INC/OH
filed 2016-03-09
CIK 1087456

Exhibit 13

Table of Contents

Page(s)
President’s Letter	1
Market Price and Dividends on Common Stock	2

Five-Year Summary of Selected Financial Data	3
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Report of Independent Registered Public Accounting Firm	18

Financial Statements
Consolidated Balance Sheets	19
Consolidated Statements of Income	20

Consolidated Statements of Comprehensive Income (Loss)	21
Consolidated Statements of Shareholders’ Equity	22

Consolidated Statements of Cash Flows	23
Notes to Consolidated Financial Statements	24

Directors and Officers	60

Shareholders, Clients and Team Members:

I am pleased to report that your Company had another prosperous year in 2015. In addition to reporting pre-tax income of approximately $7.3 million, a 36% increase over 2014, the Company also reported improvements in return on average equity (8.51%), return on average assets (0.94%), net interest margin (3.71%), and efficiency ratio (68.13%). These positive results were only possible because of the trust our clients have placed in us and the hard work and dedication of our team members.

While we are thankful for the successes in 2015, we are excited about 2016 and its opportunities. During 2016, we plan to continue looking for the best places for capital allocation to further improve the value of your investment. We will do this through strategic initiatives which include deepening our relationships with existing clients, the increase of our customer base, continuation of our share repurchase program, dividends, redesign and added functionality to our electronic footprint, expanding our wellness initiatives for our team members, and further development of our abilities to analyze and utilize market data and trends to increase our effectiveness and efficiencies while expanding our market share.

The effective use of technology continues to be a significant driver of our strategic vision. As part of the planning process for 2016 we invested in new technologies that allowed us to combine financial and market analysis to reach objective conclusions to help optimize the bank’s performance in its markets and maximize the bank’s franchise value. These new tools are allowing us to more specifically identify and implement the correct strategies to ensure appropriate capital allocation.

We continue to believe that a solid, established, and financially strong community bank is essential to the success of our communities; just as strong communities are critical to the success of your Company. Consequently, we take seriously the opportunity we have been given to make a difference in our communities and improve the lives of its residents. That belief, and the desire to serve our neighbors, has led your Company to make many financial contributions that promote health, education, public safety, and economic development in addition to countless hours by our staff members to make our communities a better place. This desire to build better, lasting relationships, is part of our strong corporate values of respect for and accountability to our shareholders, customers, colleagues, and communities.

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

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001. As of February 17, 2016, the common stock was held by 1,243 shareholders of record. Below are the trading highs and lows for the periods noted.

Year 2015	High	Low
First Quarter	$15.37	$14.30
Second Quarter	$16.00	$14.37
Third Quarter	$16.00	$15.12
Fourth Quarter	$18.50	$15.40

Year 2014	High	Low
First Quarter	$16.32	$14.25
Second Quarter	$16.00	$13.07
Third Quarter	$15.73	$13.54
Fourth Quarter	$15.00	$14.14

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

	2015	2014
First Quarter	$0.09	$0.15
Second Quarter	0.09	0.05
Third Quarter	0.09	0.07
Fourth Quarter	0.09	0.08
Total	$0.36	$0.35

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary

United Bancshares, Inc.

100 S. High Street

Columbus Grove, Ohio 45830

800-837-8111

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	Years ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share data)

Statements of income:
Total interest income	$22,836	$19,620	$19,854	$22,591	$26,461
Total interest expense	2,077	2,668	3,250	4,675	7,326
Net interest income	20,759	16,952	16,604	17,916	19,135
Provision (credit) for loan losses	382	(430)	(833)	200	4,375

Net interest income after provision for loan losses	20,377	17,382	17,437	17,716	14,760
Total non-interest income	4,637	4,387	4,468	4,353	3,831
Total non-interest expenses	17,692	16,375	16,024	16,513	15,546
Income before federal income taxes	7,322	5,394	5,881	5,556	3,045
Federal income taxes	1,405	1,083	1,240	1,071	102

Net income	$5,917	$4,311	$4,641	$4,485	$2,943
Per share of common stock:
Net income - basic	$1.77	$1.27	$1.35	$1.30	$0.85
Dividends	0.36	0.35	0.20	0.05	-
Book value	$21.62	$20.12	$18.31	$18.62	$17.34

Average shares outstanding - basic	3,309,339	3,406,194	3,446,662	3,446,133	3,445,469

Year end balances:
Loans (1)	$354,597	$361,167	$295,737	$307,402	$340,700
Securities (2)	187,759	211,291	201,974	182,502	156,850
Total assets	608,665	650,200	556,235	572,448	587,045
Deposits	518,419	565,445	468,000	471,199	480,486
Shareholders' equity	71,561	67,772	63,008	64,170	59,748

Average balances:
Loans (1)	358,368	310,237	299,379	325,114	260,669
Securities (2)	207,738	201,447	192,578	167,766	151,736
Total assets	628,858	589,710	561,757	568,466	593,465
Deposits	531,929	498,224	462,368	464,448	481,600
Shareholders' equity	69,555	64,869	63,364	62,034	57,429

Selected ratios:
Net yield on average interest earning assets (3)	3.71%	3.29%	3.38%	3.55%	3.64%
Return on average assets	0.94%	0.73%	0.83%	0.79%	0.50%
Return on average shareholders equity	8.51%	6.65%	7.33%	7.23%	5.12%

Net loan charge-offs (recoveries) as a percentage of average outstanding net loans	0.11%	-0.08%	0.71%	0.58%	1.07%
Allowance for loan losses as a percentage of year end loans	1.08%	1.06%	1.36%	2.27%	2.51%
Shareholders' equity as a percentage of total assets	11.04%	10.42%	11.33%	11.21%	10.18%

Notes:

1) Includes loans held for sale.

2) Includes Restricted Bank Stock.

3) Net yield on average interest-earning assets was computed on a tax-equivalent basis.

4) Financial data for 2015 and 2014 includes the impact of The Ohio State Bank acquisition.

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

The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc. Results for 2014 and 2015 were affected by the completion of the acquisition of The Ohio State Bank on November 14, 2014. This section should be read in conjunction with the consolidated financial statements and the supplemental data contained elsewhere in the Annual Report on Form 10-K.

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

Financial Condition

The Corporation and the Bank consolidated assets totaled $608.7 million at December 31, 2015, compared to $650.2 million at December 31, 2014, representing a decrease of $41.5 million or 6.4% from the year-ago period. The asset categories driving the overall decrease in assets from the year-ago period include cash and cash equivalents, available-for-sale securities, certificates of deposit, gross loans, premises and equipment, other intangible assets, other real estate owned and other assets with decreases from the year-ago period of $9.4 million (29.2%), $23.5 million (11.4%), $0.5 million (20.0%), $6.7 million (1.85%), $0.3 million (2.7%), $0.1 million (13.2%), $0.4 million (67.7%) and $1.1 million (17.4%), respectively. The decrease in total assets from the year-ago period was offset by increases in loans held for sale and cash surrender value of life insurance of $.1 million (51.2%) and $0.4 million (2.6%).

Deposits decreased from the year-ago period by $47.0 million (8.3%).

Loans

At December 31, 2015, total loans, including loans held for sale, amounted to $354.6 million compared to $361.2 million at December 31, 2014, a decrease of $6.6 million (1.8%). The following categories within the loan portfolio represent the majority of the change during 2015: residential real estate decreased $2.3 million (2.8%), commercial loans increased $1.3 million (0.6%), agriculture loans decreased $4.8 million (12.0%), and consumer loans decreased $0.9 million (19.6%).

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

Securities, including restricted bank stock, totaled $187.8 million at December 31, 2015 compared to $211.3 million at December 31, 2014, a decrease of $23.5 million (11.1%). The amortized cost of the securities portfolio also decreased $23.5 million in 2015, and the Corporation experienced net unrealized losses on securities of $23,000 during 2015.

The Corporation is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB. FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment. There were no changes to the FHLB stock balance during 2015. In 2014, the FHLB stock balance was reduced by $749,600 as a result of a stock repurchase initiated by FHLB. The Corporation also acquired $641,600 in FHLB stock, and $43,740 in other bank restricted stock with The Ohio State Bank acquisition.

At December 31, 2015, the Corporation’s investment securities portfolio included $73.5 million in U.S. states and political subdivisions, which exceeded shareholders’ equity by 2.7%. The largest exposure to any one state is $11.3 million, or 16%, issued within the state of Wisconsin. The Corporation’s procedures for evaluating investments in securities issued by states, municipalities and political subdivisions are in accordance with guidance issued by the Board of Governors of the Federal Reserve System, “Investing in Securities without Reliance on Nationally Recognized Statistical Rating Agencies” (SR 12-15) and other regulatory guidance. Credit ratings are considered in our analysis only as a guide to the historical default rate associated with similarly-rated bonds. There have been no significant differences in our internal analyses compared with the ratings assigned by the third party credit rating agencies.

At December 31, 2015 and 2014, net unrealized gains on available-for-sale securities amounted to $2.1 million. At December 31, 2015, the Corporation held seventy-four securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $63.0 million and $0.9 million, respectively. Management has considered the current interest rate environment, typical volatilities in the bond market, and the Corporation’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

Other Assets

During 2015, other real estate owned (OREO) decreased $363,000 to $173,000 at December 31, 2015, compared to $536,000 at December 31, 2014. During 2015, $427,000 was transferred to OREO. Throughout 2015, the Corporation evaluated its OREO portfolio and made $228,000 of impairment adjustments.

Deposits

Total deposits at December 31, 2015 amounted to $518.4 million, a decrease of $47.0 million (8.3%) compared with total deposits of $565.4 million at December 31, 2014. The decrease in deposits includes a $48.0 million decrease in interest bearing deposits and a $1.0 million increase in non-interest bearing deposits.

Other Borrowings

The Corporation also utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth and periodic deposit shrinkage. Other borrowings, consisting of FHLB advances amounted to $2.1 million at December 31, 2015 (none at December 31, 2014).

Results of Operation – 2015 Compared to 2014

Performance Summary

Consolidated net income for the Corporation and the Bank was $5.9 million in 2015 compared to $4.3 million in 2014 and $4.6 million in 2013.

Net income in 2015 as compared to 2014 was favorably impacted by a $3,807,000 increase in net interest income and a $250,000 increase in non-interest income offset by an $812,000 increase in the provision for loan losses, a $1,317,000 increase in non-interest expenses and a $322,000 increase in the provision for income taxes. The increase in the provision for loan losses is more fully explained in the “Provision for Loan Losses and the Allowance for Loan Losses” section.

The Corporation’s return on average assets was .94% in 2015, compared to .73% in 2014, and .83% in 2013. The Corporation’s return on average shareholders’ equity was 8.51% in 2015, 6.65% in 2014, and 7.33% in 2013. Basic net income per share was $1.77 per share in 2015, an increase of $0.50 per share from $1.27 in 2014. Basic net income per share of $1.27 in 2014 represented a decrease of $0.08 per share from $1.35 in 2013. Changes in these amounts from year to year were generally reflective of changes in the level of net income.

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

Net interest income for 2015 was $20.8 million, an increase of $3,807,000 (22.5%) from 2014. The increase in net interest income was primarily due to an increase in the net interest margin. The net interest yield on average interest-earning assets, on a tax-equivalent basis, increased in 2015 to 4.07% from 3.78% in 2014. A majority of this increase was a result of the average yield on loans for 2015 increasing to 5.11% compared to 4.82% in 2014. Additionally, the average rate on interest-bearing liabilities decreased to 0.47% in 2015 from 0.61% in 2014.

Provision for Loan and Lease Losses and the Allowance for Loan and Lease Losses

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

The allowance for loan losses at December 31, 2015 was $3.8 million, or 1.08% of total loans, compared to $3.8 million, or 1.06% of total loans at December 31, 2014. The change in the allowance for loan losses during 2015 included a $382,000 provision for loan losses charged to operations and loan charge-offs, net of recoveries, of $387,000.

The provision for loan losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors. The provision for loan losses of $382,000 in 2015 compares to a negative provision of $430,000 in 2014.

Impaired loans, principally consisting of commercial and commercial real estate credits, amounted to $6.0 million at December 31, 2015 compared to $3.7 million at December 31, 2014, an increase of $2.3 million. Impaired loans at December 31, 2015 included $6.0 million in loans with specific reserves of $1.4 million (no impaired loans without any specific reserves) included in the Corporation’s allowance for loan losses at December 31, 2015. Impaired loans at December 31, 2014 included $1.0 million of loans with no specific reserves included in the allowance for loan losses and $2.7 million of loans with specific reserves of $807,000 included in the Corporation’s allowance for loan losses at December 31, 2014.

In addition to impaired loans, the Corporation had other potential problem credits of $15.0 million at December 31, 2015 compared to $18.7 million at December 31, 2014, a decrease of $3.7 million (19.8%). The Corporation’s credit administration department continues to closely monitor these credits.

Non-Interest Income

Total non-interest income increased $250,000 (5.7%) to $4.64 million in 2015 from $4.39 million in 2014. With the exception of net securities gains, most of the components of non-interest income are recurring, although certain components are more susceptible to change than others. Net securities gains decreased in 2015 to $116,000 compared to $400,000 in 2014.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance. Service charges on deposit accounts increased $190,000 (14.3%) to $1,515,000 in 2015 compared to $1,325,000 in 2014.

The Corporation has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans. During 2015, gain on sale of loans was $586,000, including $252,000 of capitalized servicing rights. Gain on sale of loans was $610,000 in 2014, including $134,000 of capitalized servicing rights. The decrease in gain on sale of loans was minimized by an increase in loan demand during 2015 with loan sales in 2015 amounting to $28.4 million compared to $15.6 million in 2014. The Corporation’s serviced portfolio increased $2.2 million during 2015 to $173.5 million at December 31, 2015.

The Corporation reports its mortgage servicing rights using the fair value measurement method. As a result, the Corporation recognized a $263,000 increase in the fair value of mortgage servicing rights during 2015, compared to a $147,000 decrease in the fair value of mortgage servicing rights in 2014. Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights. While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period. The prepayment assumptions used in determining the fair value of servicing are based on the Public Securities Association (PSA) Standard Prepayment Model. At December 31, 2015 the PSA factor was 170 compared to 195 at December 31, 2014.

Other operating income decreased $100,000 (5.6%) to $1.7 million in 2015 from $1.8 million in 2014. The increase in non-interest income for the year ended December 31, 2015 was primarily attributable to a $21,000 increase in debit card fee income, a $45,000 gain on sale of OREO, a $27,000 increase in income generated by the investment department, a $30,000 increase in cash surrender value of BOLI policies, a $410,000 increase in MTM adjustment of mortgage servicing rights, a $101,000 increase in recoveries of OSB loans and a $156,000 increase in debit card fee income offset by a $39,000 decrease in miscellaneous income.

Non-Interest Expenses

Total non-interest expenses amounted to $17,692,000 in 2015, compared to $16,375,000 in 2014, an increase of $1,317,000 (8.0%). Expense increases for the year ended December 31, 2015 included increases of $875,000 in salary and benefits, $549,000 in occupancy expenses, $353,000 in data processing and $131,000 in media expense. These increases were partially offset by a $73,000 decrease in stationary and printing as well as a $139,000 decrease in legal fees. Additionally, miscellaneous expenses were $455,000 lower in 2015 than in 2014 due to prepayment penalties incurred in 2014 as a result of the payoff of Federal Home Loan Bank advances as of December 31, 2014.

The significant components of other operating expenses are summarized in Note 11 to the consolidated financial statements.

Provision for Income Taxes

The provision for income taxes for 2015 was $1,405,000, an effective tax rate of 19.2%, compared to $1,083,000 in 2014, an effective rate of 20.1%. The Corporation’s effective tax rate was reduced from the federal statutory rate of 34% as a result of tax-exempt securities and loan interest income (7.9%) and life insurance contracts (2.0%) as well as a one-time accounting method change relating to bad debt reserve recapture (4.5%). At December 31, 2015, the Corporation has available alternative minimum tax credits of $792,700 which can be used in the future to the extent regular tax exceeds the alternative minimum tax.

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

Provision for Loan and Lease Losses and the Allowance for Loan and Lease Losses

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity. A discussion of cash flows for 2015, 2014, and 2013 follows.

The Corporation generated cash from operating activities of $8.5 million in 2015, $4.8 million in 2014, and $5.1 million in 2013.

Net cash flows from investing activities amounted to $29.3 million in 2015, $2.0 million in 2014, and $(18.1) million in 2013. Significant investing cash inflow activities in 2015 included $22.7 million of net cash inflows resulting from securities purchases, net of proceeds received from sales and maturities as well as a $5.8 million decrease in loans. Significant investing cash inflow activities in 2014 included $1.3 million of net cash inflows resulting from securities purchases, net of proceeds received from sales and maturities, along with $6.7 million in net proceeds from the bank acquisition. Significant investing cash outflow activities in 2014 included a $6.6 million increase in loans. Significant investing cash flow activities in 2013 included $27.8 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities. Significant investing cash inflow activities in 2013 resulted from a $9.6 million decrease in loans.

Net cash flows from financing activities amounted to $(47.2) million in 2015, $3.1 million in 2014, and $(14.5) million in 2013. Net cash used in financing activities in 2015 primarily resulted from a $47.0 decrease in deposits, a $0.9 million purchase of treasury stock and a $1.2 million in cash dividends paid. Net cash provided by financing activities included an increase of $2.1 million in borrowings from FHLB. Net cash used in financing activities in 2014 primarily resulted from $16.2 million of repayment on FHLB borrowings, a $4.6 million decrease in customer repurchase agreements, a $1.1 million purchase of treasury stock, and $1.2 million in cash dividends paid. Net cash provided by financing activities included a $26.3 million increase in deposits. Net cash used in financing activities in 2013 primarily resulted from $10 million of repayment on FHLB borrowings and a $3.2 million decrease in deposits.

Asset Liability Management

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”. An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”. This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”. This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap (ratio of risk-sensitive assets to risk-sensitive liabilities) at December 31, 2015 is approximately 90% which means the Corporation has more liabilities than assets re-pricing within one year. Under the current abnormally low interest rate environment, the Corporation’s liabilities do not have the ability to reprice down the full 100 bps which is why the margin decreases in a 100 bps down shock scenario.

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

Management considers the valuation of goodwill resulting from the 2003 Gibsonburg and Pemberville branches, the 2010 Findlay branch acquisitions and the 2014 acquisition of The Ohio State Bank branches in Marion and Delaware through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions. Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2015, which supported management’s assessment that no impairment adjustments to goodwill were warranted. To date, none of the goodwill evaluations have revealed the need for an impairment charge. Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2015.

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

Impact of Recent Accounting Pronouncements

A summary of new accounting standards adopted or subject to adoption in 2015, as well as newly-issued but not effective accounting standards at December 31, 2015, is presented in Note 2 to the consolidated financial statements.

Off-balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments

The following table summarizes loan commitments, including letters of credit, as of December 31, 2015:

	Amount of commitment to expire per period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	Years	5 years
	(Dollars in thousands)
Type of Commitment
Commercial lines-of-credit	$40,619	$40,239	$217	$-	$163
Real estate lines-of-credit	43,105	5,213	4,792	7,019	26,081
Consumer lines-of-credit	345	-	-	-	345
Letters of Credit	325	295	30	-	-

Total commitments	$84,394	$45,747	$5,039	$7,019	$26,589

As indicated in the preceding table, the Corporation had $84.4 million in total loan commitments at December 31, 2015, with $45.7 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and nonresidential property. Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes. It is anticipated that a significant portion of these lines will expire without being drawn upon.

Off-balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments – Continued

The following table summarizes the Corporation’s contractual obligations as of December 31, 2015:

	Payments due by period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	Years	5 years
	(Dollars in thousands)
Contractual obligations
Long-term debt	$12,772	$-	$-	$-	$12,772
Capital leases	-	-	-	-	-
Operating leases	22,500	22,500	-	-	-
Unconditional purchase obligations	-	-	-	-	-
Time deposits	148,486	73,560	62,800	11,819	307
Deposits without stated maturities	369,933	-	-	-	369,933
Future deferred compensation payments, including interest	1,671	116	298	282	975

Total obligations	$555,362	$96,176	$63,098	$12,101	$383,987

Long-term debt presented in the preceding table is comprised of $12.8 million of junior subordinated deferrable interest debentures. $10.4 million was issued by the Corporation, and $2.4 million was assumed from The Ohio State Bank acquisition.

Time deposits and deposits without stated maturities included in the preceding table are comprised of customer deposit accounts. Management believes that they have the ability to attract and retain deposit balances by adjusting the interest rates offered.

The future deferred compensation payments, including interest, as noted in the preceding table, includes the Corporation’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits. A deferred compensation liability was also assumed with The Ohio State Bank acquisition for the benefit of the Bank’s retired president, with payment that began on May 1, 2010. At December 31, 2015, the net present value of future deferred compensation payments amounted to $953,000, which is included in other liabilities in the December 31, 2015 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2015. The Corporation also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $625,000 at December 31, 2015 for supplemental retirement benefits. Since substantially all participants under the plan are still active, it is not possible to determine the terms of the contractual obligations and, consequently, such liability is not included in the table.

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

Quantitative and Qualitative Disclosures About Market Risk - Continued

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2015:

Change in Interest Rates	Percentage Change in	Percentage Change in
(basis points)	Net Interest Income	Net Income

+100	-2.7%	-6.6%
(100)	-5.1%	-13.0%

+200	-5.7%	-14.2%
(200)	-9.3%	-23.9%

+300	-8.9%	-22.2%
(300)	N/A	N/A

+400	-12.1%	-30.3%

Given a linear 100bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 2.7% and net income would decrease by 6.6%. A 100bp decrease in interest rates would decrease net interest income by 5.1% and decrease net income by 13.0%. Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 5.7% and net income would decrease by 14.2%. A 200bp decrease in interest rates would decrease net interest income by 9.3% and decrease net income by 23.9%. Given a linear 300bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 8.9% and net income would decrease by 22.2%. A 300bp decrease in interest rates cannot be simulated at this time due to the historically low interest rate environment. A 400bp increase in interest rates would decrease net interest income by 12.1% and decrease net income by 30.3%. Management does not expect any significant adverse effect to net interest income in 2016 based on the composition of the portfolio and anticipated trends in rates.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015. United Bancshares, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ CliftonLarsonAllen LLP

Toledo, Ohio

March 9, 2016

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

	2015	2014
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$11,482,114	$11,444,096
Interest-bearing deposits in other banks	11,440,251	20,910,484

Total cash and cash equivalents	22,922,365	32,354,580

SECURITIES, available-for-sale	182,929,038	206,461,063
RESTRICTED BANK STOCK, at cost	4,829,540	4,829,540
CERTIFICATES OF DEPOSIT, at cost	1,992,000	2,490,000
LOANS HELD FOR SALE	346,900	229,425

LOANS & LEASES	354,250,015	360,937,164
Less allowance for loan and lease losses	3,834,466	3,839,508

Net loans & leases	350,415,549	357,097,656

PREMISES AND EQUIPMENT, net	12,048,680	12,385,556
GOODWILL	10,072,399	10,072,399
CORE DEPOSIT INTANGIBLE ASSETS, net	903,220	1,040,547
CASH SURRENDER VALUE OF LIFE INSURANCE	16,833,950	16,406,846
OTHER REAL ESTATE OWNED	173,047	535,999
OTHER ASSETS, including accrued interest receivable	5,198,421	6,296,050

TOTAL ASSETS	$608,665,109	$650,199,661

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing	$93,476,408	$92,499,725
Interest-bearing	424,942,934	472,945,234

Total deposits	518,419,342	565,444,959

Other borrowings	2,118,000	-
Junior subordinated deferrable interest debentures	12,772,401	12,738,549
Other liabilities	3,794,189	4,243,876

Total liabilities	537,103,932	582,427,384

SHAREHOLDERS’ EQUITY

Common stock, stated value $1.00, authorized 10,000,000 shares; issued 3,760,557 shares	3,760,557	3,760,557
Surplus	14,669,087	14,665,845
Retained earnings	58,641,837	53,925,768
Accumulated other comprehensive income	1,397,130	1,412,115

Treasury stock, at cost, 451,218 shares in 2015 and 392,822 shares in 2014	(6,907,434)	(5,992,008)

Total shareholders’ equity	71,561,177	67,772,277

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$608,665,109	$650,199,661

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2015, 2014 and 2013

	Year Ended December 31,
	2015	2014	2013
INTEREST INCOME
Loans & leases, including fees	$18,322,649	$14,965,582	$15,243,402
Securities:
Taxable	2,548,789	2,610,954	2,429,043
Tax-exempt	1,686,099	1,688,577	1,858,801
Other	278,769	354,695	322,681

Total interest income	22,836,306	19,619,808	19,853,927

INTEREST EXPENSE
Deposits	1,579,796	1,969,296	2,142,274
Borrowings	497,719	698,434	1,107,098

Total interest expense	2,077,515	2,667,730	3,249,372

Net interest income	20,758,791	16,952,078	16,604,555

PROVISION (CREDIT) FOR LOAN AND LEASE LOSSES	382,000	(430,000)	(832,925)

Net interest income after provision (credit) for loan and lease losses	20,376,791	17,382,078	17,437,480

NON-INTEREST INCOME
Service charges on deposit accounts	1,515,104	1,325,440	1,252,379
Gain on sale of loans	586,375	610,419	719,289
Net securities gains	115,616	399,760	134,177
Change in fair value of mortgage servicing rights	263,114	(147,050)	315,758
Increase in cash surrender value of life insurance	427,104	396,646	411,955
Other operating income	1,729,729	1,802,288	1,634,438

Total non-interest income	4,637,042	4,387,503	4,467,996

NON-INTEREST EXPENSES
Salaries, wages and employee benefits	9,290,177	8,414,792	8,237,152
Occupancy expenses	2,133,735	1,584,863	1,555,242
Other operating expenses	6,268,036	6,375,428	6,231,878

Total non-interest expenses	17,691,948	16,375,083	16,024,272

Income before income taxes	7,321,885	5,394,498	5,881,204

PROVISION FOR INCOME TAXES	1,405,000	1,083,000	1,240,000

NET INCOME	$5,916,885	$4,311,498	$4,641,204

NET INCOME PER SHARE (basic and diluted)	$1.77	$1.27	$1.35

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years Ended December 31, 2015, 2014 and 2013

	Year Ended December 31,
	2015	2014	2013

NET INCOME	$5,916,885	$4,311,498	$4,641,204

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) during period	92,930	4,597,215	(7,525,775)
Reclassification adjustments for gains included in net income	(115,616)	(399,760)	(134,177)
Other comprehensive income (loss), before income taxes	(22,686)	4,197,455	(7,659,952)
Income tax benefit (expense) related to items of other comprehensive income (loss)	7,701	(1,427,135)	2,604,384
Other comprehensive income (loss)	(14,985)	2,770,320	(5,055,568)

COMPREHENSIVE INCOME (LOSS)	$5,901,900	$7,081,818	$(414,364)

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2015, 2014 and 2013

	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total
BALANCE AT DECEMBER 31, 2012	$3,760,557	$14,661,664	$46,855,865	$3,697,363	$(4,805,244)	$64,170,205

Comprehensive income:
Net income	-	-	4,641,204	-	-	4,641,204
Other comprehensive loss	-	-	-	(5,055,568)	-	(5,055,568)
Repurchase of 5,000 shares	-	-	-	-	(72,200)	(72,200)
Sale of 746 treasury shares	-	2,197	-	-	11,407	13,604
Cash dividends declared, $0.20 per share	-	-	(689,380)	-	-	(689,380)

BALANCE AT DECEMBER 31, 2013	3,760,557	14,663,861	50,807,689	(1,358,205)	(4,866,037)	63,007,865

Comprehensive income:
Net income	-	-	4,311,498	-	-	4,311,498
Other comprehensive income	-	-	-	2,770,320	-	2,770,320
Repurchase of 75,000 shares	-	-	-	-	(1,136,430)	(1,136,430)
Sale of 684 treasury shares	-	1,984	-	-	10,459	12,443
Cash dividends declared, $0.35 per share	-	-	(1,193,419)	-	-	(1,193,419)

BALANCE AT DECEMBER 31, 2014	3,760,557	14,665,845	53,925,768	1,412,115	(5,992,008)	67,772,277

Comprehensive income:
Net income	-	-	5,916,885	-	-	5,916,885
Other comprehensive loss	-	-	-	(14,985)	-	(14,985)
Repurchase of 59,111 shares	-	-	-	-	(926,328)	(926,328)
Sale of 715 treasury shares	-	3,242	-	-	10,901	14,143
Cash dividends declared, $0.36 per share	-	-	(1,200,815)	-	-	(1,200,815)

BALANCE AT DECEMBER 31, 2015	$3,760,557	$14,669,087	$58,641,838	$1,397,130	$(6,907,435)	$71,561,177

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2015, 2014 and 2013

	Years Ended December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,916,885	$4,311,498	$4,641,204
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	625,380	701,025	649,056
Amortization and accretion for purchase accounting	(1,495,486)	-	-
Deferred income taxes	859,100	298,500	1,032,000
Provision (credit) for loan losses	382,000	(430,000)	(832,925)
Gain on sale of loans	(586,375)	(610,419)	(719,289)
Net securities gains	(115,616)	(399,760)	(134,177)
Change in fair value of mortgage servicing rights	(263,114)	147,050	(315,758)
Loss on sale or write-down of other real estate owned	183,224	183,955	205,775
Increase in cash surrender value of life insurance	(427,104)	(396,646)	(411,955)
Net amortization of security premiums and discounts	925,285	764,073	791,464
Change in fair value of junior subordinated deferrable interest debentures	33,852	-	-
Deferred compensation Expense	76,362	63,724	33,806
Loss on disposal or write-down of premises and equipment and other assets	49,030	-	-
Proceeds from sale of loans held for sale	28,767,355	16,089,781	32,273,717
Originations of loans held for sale	(28,433,268)	(15,613,686)	(31,867,179)
(Increase) decrease in other assets	1,613,031	1,224,349	(446,316)
Increase (decrease) in other liabilities	(1,223,692)	(1,499,003)	197,896

Net cash provided by operating activities	6,886,849	4,834,441	5,097,319

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	28,437,199	9,121,368	8,821,116
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	30,796,690	27,222,959	36,658,316
Purchases of available-for-sale securities	(36,534,220)	(35,010,991)	(73,268,830)
Proceeds from sale of FHLB stock	-	749,600	-
Net proceeds from (purchase of) certificates of deposits	498,000	249,000	(249,000)
Proceeds from acquisition	-	6,628,035	-
Net (increase) decrease in loans and leases	7,306,405	(6,638,114)	9,595,280
Purchases of premises and equipment	(311,625)	(314,059)	(394,982)
Proceeds from sale of other real estate owned	551,441	-	694,271

Net cash provided by (used in) investing activities	30,743,890	2,007,798	(18,143,829)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	$(46,914,198)	$26,348,871	$(3,199,049)
Other borrowings:
Change in net borrowings	2,118,000	(16,240,666)	(10,000,000)
Change in customer repurchase agreements	-	(4,600,552)	(456,668)
Purchase of treasury shares	(926,328)	(1,136,430)	(72,200)
Proceeds from sale of treasury shares	14,143	12,443	13,604
Payments of deferred compensation	(153,756)	(85,364)	(54,146)
Cash dividends paid	(1,200,815)	(1,193,419)	(689,380)

Net cash provided by (used in) financing activities	(47,062,954)	3,104,883	(14,457,839)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9,432,215)	9,947,122	(27,504,349)

CASH AND CASH EQUIVALENTS
At beginning of year	32,354,580	22,407,458	49,911,807
At end of year	$22,922,365	$32,354,580	$22,407,458

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$2,226,892	$2,687,135	$3,256,188
Federal income taxes	$665,000	$660,000	$350,000
Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$(7,701)	$1,427,135	$(2,604,383)
Non-cash investing activities:
Transfer of loans to other real estate owned	$371,713	$-	$-

Change in net unrealized gain or loss on available-for-sale securities	$22,686	$(4,197,455)	$7,659,952

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

Restrictions on Cash

The Corporation was required to maintain cash on hand or on deposit with the Federal Reserve Bank in the amount of $1,351,000 and $2,623,000 at December 31, 2015 and 2014, respectively, to meet regulatory reserve and clearing requirements.

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

Investments in certificates of deposit are carried at cost and evaluated for impairment annually or when circumstances change that may have a significant effect on fair value.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Estimated fair value is determined based on quoted market prices in the secondary market. Any net unrealized losses are recognized through a valuation allowance by charges to income. The Corporation had no unrealized losses at December 31, 2015 and 2014.

Loans and Leases

Loans and leases that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally stated at its outstanding principal amount adjusted for charge-offs and the allowance for loan and lease losses. Interest is accrued as earned based upon the daily outstanding principal balance. Loan and lease origination fees and certain direct obligation costs are capitalized and recognized as an adjustment of the yield of the related loan.

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

All interest accrued but not collected for loans and leases that are placed on nonaccrual or charged-off is reversed against interest income. Interest on these loans and leases is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans and leases are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“allowance”) is established as losses are estimated to have occurred through a provision for loan and lease losses charged to income. Loan and lease losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan and lease losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of loans and leases in light of historical experience, the nature and volume of the loan and lease portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Due to potential changes in conditions, it is at least reasonably possible that changes in estimates will occur in the near term and that such changes could be material to the amounts reported in the Corporation’s consolidated financial statements.

The allowance consists of specific, general and unallocated components. The specific component relates to impaired loans and leases when the discounted cash flows, collateral value, or observable market price of the impaired loan and lease is lower than the carrying value of that loan or lease. The general component covers classified loans and leases (substandard or special mention) without specific reserves, as well as non-classified loans and leases, and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan or lease is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan or lease agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans and leases that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan or lease and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured individually for commercial loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Goodwill and Core Deposit Intangible Assets

Goodwill arising from acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred. Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. At December 31, 2015, the Corporation believes the Bank does not have any indicators of potential impairment based on the estimated fair value of this reporting unit.

The core deposit intangible asset resulting from the Findlay branch acquisition was determined to have a definite life and is being amortized on a straight-line basis over seven years through March 2017. The remaining amortization of the core deposit intangible asset is $40,857 for 2016 and $10,215 in 2017. The core deposit intangible asset resulting from The Ohio State Bank acquisition was also determined to have a definite life and is being amortized on a straight-line basis over ten years through October 2024. Future amortization of the core deposit intangible asset is $96,470 annually for years 2016 through 2023 and $80,388 in 2024.

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

The weighted average number of shares used for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Basic	3,339,242	3,406,194	3,446,662
Diluted	3,339,242	3,406,194	3,446,662

Dividends per share are based on the number of shares outstanding at the declaration date.

Rate Lock Commitments

Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments. The Corporation enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are to be recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. At December 31, 2015 and 2014, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements.

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

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2015, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2015, have been recognized in the financial statements for the year ended December 31, 2015. Events or transactions that provided evidence about conditions that did not exist at December 31, 2015 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2015.

On January 20, 2016, United Bancshares, Inc. issued a release announcing that its Board of Directors increased its dividend by 22.2% from the fourth quarter of 2014, approving a cash dividend of $0.11 per common share payable March 15, 2016 to shareholders of record at the close of business on February 29, 2016.

Reclassifications

Certain reclassifications of prior period amounts have been made to conform to the current presentation.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

In January 2014, the FASB issued ASU 2014-04, Receivables – Troubled Debt Restructurings by Creditors. The FASB issued ASU 2014-04 to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real property recognized. The amendments in this update are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The Corporation has determined the provisions for ASU 2014-04 did not have a material impact on future financial statements.

In June 2014, the FASB issued ASU 2014-11, Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures, amending ASC topic 860. The FASB issued ASU 2014-11 to change the accounting for repurchase-to-maturity transactions and linked repurchase financials to secure borrowing accounting, which is consistent with the accounting for other repurchase agreements. The amendments also require two new disclosures. The first disclosure requires an entity to disclose information on transfers accounted for as sales in transactions that are economically similar to repurchase agreements. The second disclosure provides increased transparency about the types of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. The amendments in this update are effective for the first interim or annual period beginning after December 15, 2014, and the Corporation has determined the provisions for ASU 2014-11 did not have a material impact on future financial statements.

In August 2014, the FASB issued ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors. The FASB issued ASU 2014-14 to reduce the diversity of how creditors classify government-guaranteed mortgage loans, including FHA or VA guaranteed loans, upon foreclosure. The amendments in this update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: 1) The loan has a government guarantee that is not separable from the loan before foreclosure.; 2) At the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim.; and 3) At the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. The amendments in this update are effective for annual periods, and interim periods within those periods, beginning after December 15, 2014. The Corporation has determined the provisions for ASU 2014-04 did not have a material impact on future financial statements.

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

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, amending ASU Subtopic 825-10. The amendments in this update make targeted improvements to generally accepted accounting principles (GAAP) as follows: 1). Require equity investments to be measured at fair value with changes in fair value recognized in net income.; 2). Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment.; 3). Eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities.; 4). Eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet.; 5). Require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes.; 6). Require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.; 7). Require separate presentation of financial assets and financial liabilities my measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements.; 8). Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this update are effective for fiscal years beginning after December 15, 2017. The Corporation has not yet made a determination of the impact on the financial statements of the provisions for ASU 2016-01.

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

NOTE 4 – SECURITIES

The amortized cost and fair value of securities as of December 31, 2015 and 2014 are as follows:

	2015		2014
	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-sale:
U.S. Government and agencies	$3,998,025	$3,966,390	$9,640,249	$9,537,052
Obligations of states and political subdivisions	71,589,038	73,481,892	56,605,455	58,098,524
Mortgage-backed	104,223,205	104,479,413	137,073,902	137,818,544
Other	1,001,888	1,001,343	1,001,888	1,006,943

Total	$180,812,156	$182,929,038	$204,321,494	$206,461,063

A summary of unrealized gains and losses on securities at December 31, 2015 and 2014 follows:

	2015		2014
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
Available-for-sale:
U.S. Government and agencies	$-	$31,635	$-	$103,197
Obligations of states and political subdivisions	1,959,662	66,808	1,674,221	181,152
Mortgage-backed	1,070,629	814,421	1,556,536	811,894
Other	-	545	5,055	-

Total	$3,030,291	$913,409	$3,235,812	$1,096,243

The amortized cost and fair value of securities at December 31, 2015, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair value

Due in one year or less	$1,124,806	$1,136,513
Due after one year through five years	16,503,553	16,738,420
Due after five years through ten years	53,752,354	55,277,996
Due after ten years	108,429,555	108,774,766
Other securities having no maturity date	1,001,888	1,001,343
Total	$180,812,156	$182,929,038

Securities with a carrying value of approximately $22,606,000 at December 31, 2015 and $20,168,000 at December 31, 2014 were pledged to secure public deposits and for other purposes as required or permitted by law.

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2015 and 2014:

	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2015	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
U.S. Government and agencies	$31,635	$3,966,390	$-	$-	$31,635	$3,966,390
Obligations of states and political subdivisions	44,058	6,034,425	22,750	1,448,020	66,808	7,482,445
Mortgage-backed	230,224	26,676,316	584,197	23,859,250	814,421	50,535,566
Other	545	1,001,343	-	-	545	1,001,343
Total temporarily impaired securities	$306,462	$37,678,474	$606,947	$25,307,270	$913,409	$62,985,744

	Less than 12 months		12 months or more		Total
2014	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
U.S. Government and agencies	$9,932	$990,000	$93,265	$8,547,052	$103,197	$9,537,052
Obligations of states and political subdivisions	9,008	2,523,529	172,145	11,140,718	181,152	13,664,247
Mortgage-backed	47,257	14,086,483	764,637	37,948,535	811,894	52,035,018
Total temporarily impaired securities	$66,197	$17,600,012	$1,030,047	$57,636,305	$1,096,243	$75,236,317

There were 74 securities in an unrealized loss position at December 31, 2015, 29 of which were in a continuous unrealized loss position for 12 months or more. Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and prospects, the Corporation’s ability and intent to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2015 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2015 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $141,318 in 2015, $412,812 in 2014, and $134,848 in 2013, with the income tax provision applicable to such gains amounting to $48,048 in 2015, $140,356 in 2014, and $45,848 in 2013. Gross realized losses from sale of securities amounted to $25,702 in 2015, $13,052 in 2014, and $671 in 2013 with related income tax effect of $8,739 in 2015, $4,438 in 2014, and $228 in 2013.

NOTE 5 – LOANS AND LEASES

Loans and leases at December 31, 2015 and 2014 consist of the following:

	2015	2014

Residential real estate	$78,095,566	$80,367,773
Commercial	237,299,236	235,988,490
Agriculture	34,997,920	39,781,326
Consumer	3,857,293	4,799,575
Total loans and leases	$354,250,015	$360,937,164

Fixed rate loans and leases approximated $60,131,000 at December 31, 2015 and $65,287,000 at December 31, 2014. Certain commercial and agricultural loans and leases are secured by real estate.

Most of the Corporation’s lending activities are with customers located in Northwestern and West Central Ohio. As of December 31, 2015 and 2014, the Corporation’s loans and leases from borrowers in the agriculture industry represent the single largest industry and amounted to $34,997,920 and $39,781,326, respectively. Agriculture loans and leases are generally secured by property and equipment. Repayment is primarily expected from cash flow generated through the harvest and sale of crops or milk production for dairy products. Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

The Corporation originates 1-4 family real estate and consumer loans and leases utilizing credit reports to supplement the underwriting process. The Corporation’s underwriting standards for 1-4 family loans and leases are generally in accordance with the Federal Home Loan Mortgage Corporation (FHLMC) manual underwriting guidelines.  Properties securing 1-4 family real estate loans and leases are appraised by fee appraisers, which is independent of the loan and lease origination function and has been approved by the Board of Directors and the Loan Policy Committee. The loan-to-value ratios normally do not exceed 80% without credit enhancements such as mortgage insurance. The Corporation will lend up to 100% of the lesser of the appraised value or purchase price for conventional 1-4 family real estate loans, provided private mortgage insurance is obtained. The underwriting standards for consumer loans and leases include a determination of the applicant’s payment history on other debts and an assessment of their ability to meet existing obligations and payments on the proposed loan or lease. To monitor and manage loan and lease risk, policies and procedures are developed and modified, as needed by management. This activity, coupled with smaller loan and lease amounts that are spread across many individual borrowers, minimizes risk. Additionally, market conditions are reviewed by management on a regular basis. The Corporation’s 1-4 family real estate loans and leases are secured primarily by properties located in its primary market area.

Commercial and agricultural real estate loans and leases are subject to underwriting standards and processes similar to commercial and agricultural operating loans and leases, in addition to those unique to real estate loans and leases. These loans and leases are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial and agricultural real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Loan to value is generally 75% of the cost or appraised value of the assets. Appraisals on properties securing these loans are performed by fee appraisers approved by the Board of Directors. Because payments on commercial and agricultural real estate loans are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. Management monitors and evaluates commercial and agricultural real estate loans and leases based on collateral and risk rating criteria. The Corporation may require guarantees on these loans and leases. The Corporation’s commercial and agricultural real estate loans and leases are secured primarily by properties located in its primary market area.

Commercial and agricultural operating loans and leases are underwritten based on the Corporation’s examination of current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. This underwriting includes the evaluation of cash flows of the borrower, underlying collateral, if applicable and the borrower’s ability to manage its business activities. The cash flows of borrowers and the collateral securing these loans and leases may fluctuate in value after the initial evaluation. A first priority lien on the general assets of the business normally secures these types of loans and leases. Loan to value limits vary and are dependent upon the nature and type of the underlying collateral and the financial strength of the borrower. Crop and/or hail insurance may be required for agricultural borrowers. Loans are generally guaranteed by the principal(s). The Corporation’s commercial and agricultural operating lending is primarily in its primary market area.

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

The following tables present the activity in the allowance for loan and lease losses by portfolio segment for the years ended December 31, 2015, 2014 and 2013:

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total

Balance at December 31, 2014	$198,367	$3,255,148	$362,895	$23,098	$3,839,508
Provision (credit) charged to expenses	971,187	(767,134)	165,745	12,202	382,000
Losses charged off	(348,613)	(97,959)	(175,656)	(16,014)	(638,242)
Recoveries	71,645	150,338	20,356	8,861	251,200

Balance at December 31, 2015	$892,586	$2,540,393	$373,340	$28,147	$3,834,466

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total

Balance at December 31, 2013	$305,434	$3,346,286	$344,803	$17,868	$4,014,391
Provision (credit) charged to expenses	(563,961)	(4,254)	125,961	12,254	(430,000)
Losses charged off	(97,901)	(270,032)	(116,812)	(12,197)	(496,942)
Recoveries	554,795	183,148	8,943	5,173	752,059

Balance at December 31, 2014	$198,367	$3,255,148	$362,895	$23,098	$3,839,508

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total

Balance at December 31, 2012	$1,027,837	$5,240,175	$602,291	$47,302	$6,917,605
Provision (credit) charged to expenses	(518,117)	(25,938)	(264,301)	(24,569)	(832,925)
Losses charged off	(218,394)	(2,394,884)	(3,896)	(23,305)	(2,640,479)
Recoveries	14,108	526,933	10,709	18,440	570,190

Balance at December 31, 2013	$305,434	$3,346,286	$344,803	$17,868	$4,014,391

The following tables present the balance in the allowance for loan and lease losses and the recorded investment in loans and leases by portfolio segment and based on impairment method as of December 31, 2015 and 2014:

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2015
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$527,940	$842,643	$-	$-	$1,370,583
Collectively evaluated for impairment	364,646	1,697,750	373,340	28,147	2,463,883
Total allowance for loan and lease losses	$892,586	$2,540,393	$373,340	$28,147	$3,834,466

Loans and leases:
Individually evaluated for impairment	$2,192,266	$3,819,786	$-	$-	$6,012,052
Acquired with deteriorated credit quality	42,733	669,336	73,625	-	785,694
Collectively evaluated for impairment	64,091,775	201,481,260	78,021,941	3,857,293	347,452,269
Total ending loans and leases balance	$66,326,774	$205,970,382	$78,095,566	$3,857,293	$354,250,015

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2014
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$-	$806,944	$-	$-	$806,944
Collectively evaluated for impairment	198,367	2,448,204	362,895	23,098	3,032,564
Total allowance for loan and lease losses	$198,367	$3,255,148	$362,895	$23,098	$3,839,508

Loans and leases:
Individually evaluated for impairment	$197,803	$3,483,640	$-	$-	$3,681,443
Acquired with deteriorated credit quality	20,573	1,060,927	201,343	652	1,283,495
Collectively evaluated for impairment	63,604,790	207,402,083	80,166,430	4,798,923	355,972,226
Total ending loans and leases balance	$63,823,166	$211,946,650	$80,367,773	$4,799,575	$360,937,164

The following is a summary of the activity in the allowance for loan and lease losses of impaired loans, which is a part of the Corporation’s overall allowance for loan and lease losses for the years ended December 31, 2015, 2014, and 2013:

	2015	2014	2013

Balance at beginning of year	$806,944	$179,016	$2,921,950
Provision charged to expenses	852,126	262,834	(573,330)
Loans charged off	(326,801)	(230,905)	(2,419,873)
Recoveries	38,314	595,999	250,269
Balance at end of year	$1,370,583	$806,944	$179,016

No additional funds are committed to be advanced in connection with impaired loans and leases.

The average balance of impaired loans and leases (excluding loans and leases acquired with deteriorated credit quality) approximated $5,579,000 $3,851,000, and $9,761,000 during 2015, 2014, and 2013, respectively. There was approximately $339,000, $197,000, and $203,000 in interest income recognized by the Corporation on impaired loans and leases on an accrual or cash basis during 2015, 2014, and 2013, respectively.

The following table presents loans and leases individually evaluated for impairment by class of loans as of December 31, 2015 and 2014:

	2015		2014
	Recorded investment	Allowance for loan and lease losses allocated	Recorded investment	Allowance for loan and lease losses allocated

With no related allowance recorded:
Commercial	$-	$-	$-	$-
Commercial and multi-family real estate	-	-	1,005,067	-
Agriculture	-	-	-	-
Agricultural real estate	-	-	-	-
Consumer	-	-	-	-
Residential 1-4 family real estate	-	-	-	-
With an allowance recorded:
Commercial	2,192,266	527,940	197,803	85,561
Commercial and multi-family real estate	3,819,787	842,643	2,478,573	721,383
Agriculture	-	-	-	-
Agricultural real estate	-	-	-	-
Consumer	-	-	-	-
Residential 1-4 family real estate	-	-	-	-
Total	$6,012,053	$1,370,583	$3,681,443	$806,944

The following table presents the recorded investment in nonaccrual loans and leases, loans and leases past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2015 and 2014:

	2015			2014
	Nonaccrual	Loans and leases past due over 90 days still accruing	Troubled Debt Restructurings	Nonaccrual	Loans and leases past due over 90 days still accruing	Troubled Debt Restructurings
Commercial	$355,415	$-	$-	$199,160	$25,284	$-
Commercial real estate	4,112,605	-	1,403,187	3,351,521	1,253,936	1,967,898
Agricultural real estate	52,061	259,858	-	78,640	-	-
Agriculture	19,312	-	-	-	-	-
Consumer	11,977	-	-	4,450	758	-
Residential:
1 – 4 family	1,393,568	-	392,455	1,355,060	210,793	153,260
Home equity	-	-	-	231,885	22,228	-
Total	$5,944,938	$259,858	$1,795,642	$5,220,716	$1,512,999	$2,121,158

The nonaccrual balances in the table above include troubled debt restructurings that have been classified as nonaccrual.

The following table presents the aging of the recorded investment in past due loans and leases as of December 31, 2015 and 2014 by class of loans and leases:

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2015
Commercial	$80,898	$50,000	$121,057	$251,955	$53,210,222	$53,462,177
Commercial real estate	643,541	15,422	1,225,385	1,884,348	181,952,711	183,837,059
Agriculture	150,064	-	19,312	169,376	12,695,221	12,864,597
Agricultural real estate	93,871	-	259,858	353,729	21,779,594	22,133,323
Consumer	49,389	301	4,824	54,514	3,802,779	3,857,293
Residential real estate	2,146,892	244,123	388,584	2,779,599	75,315,967	78,095,566
Total	$3,164,655	$309,846	$2,019,020	$5,493,521	$348,756,494	$354,250,015

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2014
Commercial	$212,495	$210,541	$36,494	$459,530	$48,300,122	$48,759,652
Commercial real estate	1,150,611	1,852,191	3,053,809	6,056,611	181,172,227	187,228,838
Agriculture	49,312	-	-	49,312	15,014,202	15,063,514
Agricultural real estate	-	-	17,535	17,535	24,700,277	24,717,812
Consumer	26,295	44,537	2,941	73,773	4,725,802	4,799,575
Residential real estate	249,963	386,278	732,913	1,369,154	78,998,619	80,367,773
Total	$1,688,676	$2,493,547	$3,843,692	$8,025,915	$352,911,249	$360,937,164

Credit Quality Indicators:

The Corporation categorizes loans and leases into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Corporation analyzes loans and leases individually by classifying the loans and leases as to the credit risk. This analysis generally includes loans and leases with an outstanding balance greater than $500,000 (increased from $250,000 in 2015) and non-homogenous loans and leases, such as commercial and commercial real estate loans and leases. This analysis is performed on a quarterly basis. The Corporation uses the following definitions for risk ratings:

•	Special Mention: Loans and leases which possess some credit deficiency or potential weakness which deserves close attention, but which do not yet warrant substandard classification. Such loans and leases pose unwarranted financial risk that, if not corrected, could weaken the loan and lease and increase risk in the future. The key distinctions of a Special Mention classification are that (1) it is indicative of an unwarranted level of risk, and (2) weaknesses are considered "potential", versus "defined", impairments to the primary source of loan repayment.
•	Substandard: These loans and leases are inadequately protected by the current sound net worth and paying ability of the borrower. Loans and leases of this type will generally display negative financial trends such as poor or negative net worth, earnings or cash flow. These loans and leases may also have historic and/or severe delinquency problems, and Corporation management may depend on secondary repayment sources to liquidate these loans and leases. The Corporation could sustain some degree of loss in these loans and leases if the weaknesses remain uncorrected.
•	Doubtful: Loans and leases in this category display a high degree of loss, although the amount of actual loss at the time of classification is undeterminable. This should be a temporary category until such time that actual loss can be identified, or improvements made to reduce the seriousness of the classification.

Loans and leases not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans and leases. Loans and leases listed as not rated are generally either less than $500,000 (increased from $250,000 in 2015) or are included in groups of homogenous loans and leases. As of December 31, 2015 and 2014, and based on the most recent analysis performed, the risk category of loans by class of loans and leases is as follows:

	Pass	Special Mention	Substandard	Doubtful	Not rated

2015
Commercial	$41,184,348	$2,806,324	$2,656,154	$-	$19,679,948
Commercial and multi-family real estate	139,351,079	7,562,337	5,975,868	-	53,081,098
Residential 1 - 4 family	222,552	-	-	-	77,873,014
Consumer	-	-	-	-	3,857,293
Total	$180,757,979	$10,368,661	$8,632,022	$-	$154,491,353

	Pass	Special Mention	Substandard	Doubtful	Not rated

2014
Commercial	$53,737,496	$1,515,485	$180,574	$197,803	$8,191,808
Commercial and multi-family real estate	172,674,560	9,780,593	8,902,162	110,202	20,479,134
Residential 1 - 4 family	-	-	110,759	-	80,257,013
Consumer	-	-	758	-	4,798,817
Total	$226,412,056	$11,296,078	$9,194,253	$308,005	$113,726,772

The Corporation considers the performance of the loan and lease portfolio and its impact on the allowance for loan and lease losses. For all loan classes that are not rated, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Generally, all loans not rated that are 90 days past due or are classified as nonaccrual and collectively evaluated for impairment, are considered nonperforming. The following table presents the recorded investment in all loans that are not risk rated, based on payment activity as of December 31, 2015 and 2014:

	Commercial	Commercial and multi-family real estate	Residential 1-4 family	Consumer
2015
Performing	$19,539,579	$52,249,417	$77,484,430	$3,852,469
Nonperforming	140,369	831,681	388,584	4,824
Total	$19,679,948	$53,081,098	$77,873,014	$3,857,293

	Commercial	Commercial and multi-family real estate	Residential 1-4 family	Consumer
2014
Performing	$8,166,789	$19,307,124	$78,045,118	$4,788,985
Nonperforming	25,019	1,172,010	2,211,895	9,832
Total	$8,191,808	$20,479,134	$80,257,013	$4,798,817

Modifications:

The Corporation’s loan and lease portfolio also includes certain loans and leases that have been modified in a TDR, where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Corporation’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. All TDRs are also classified as impaired loans and leases.

When the Corporation modifies a loan or lease, management evaluates any possible concession based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan or lease agreement, except when the sole (remaining) source of repayment for the loan or lease is the operation or liquidation of the collateral. In these cases, management uses the current fair value of the collateral, less selling costs, instead of discounted cash flows. If management determines that the value of the modified loan or lease is less than the recorded investment in the loan or lease (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), an impairment is recognized through a specific reserve in the allowance or a direct write down of the loan or lease balance if collection is not expected.

The following table includes the recorded investment and number of modifications for TDR loans and leases during the years ended December 31, 2015 and December 31, 2014

	Number of modifications	Recorded investment	Allowance for loan and lease losses allocated
2015
Residential Real Estate	8	$245,016	$-
Commercial Real Estate	8	416,403
Total	16	$661,419	$-

2014
Commercial Real Estate	1	$1,967,706	$606,179

The concessions granted during 2015 included the following: the bank extended the current due dates and payments on seven loans, extended the maturity and re-amortized the payments on two loans, re-amortized the payments on five loans, granted an interest only period on one loan and converted a line of credit to a term loan on one loan. In 2014, the concession granted which resulted in the TDR was the Bank agreed to extend an interest only period to the borrower.

The following is additional information with respect to loans and leases acquired with The Ohio State Bank acquisition as of December 31, 2015 and December 31, 2014:

	Contractual
	Principal	Accretable	Carrying
	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2014	$58,436,586	$(3,143,613)	$55,292,973
Accretion of loan discounts	(16,555,787)	1,332,920	(15,222,867)
Transfer to foreclosed real estate	-	-	-
Change due to loan charge-off	(7,120)	1,225	(5,895)
Balance at December 31, 2015	$41,873,679	$(1,809,468)	$40,064,211

	Contractual	Non
	Principal	Accretable	Carrying
	Receivable	Difference	Amount
Purchased Impaired Loans and Leases
Balance at December 31, 2014	$2,688,709	$(1,788,138)	$900,571
Change due to payments received	(367,624)	241,261	(126,363)
Transfer to foreclosed real estate	(213,675)	207,043	(6,632)
Change due to loan charge-off	(147,983)	145,650	(2,333)
Balance at December 31, 2015	$1,959,427	$(1,194,184)	$765,243

As a result of The Ohio State Bank acquisition, the Corporation has loans, for which there was at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans as of December 31, 2015, December 31, 2014 as well as the date of acquisition, November 14, 2014 was $765,243, $900,571 and $958,744, respectively.

No provision for loan and lease losses was recognized during the year ended December 31, 2015 related to the acquired loans as there was no significant change to the valuation of loans acquired from the date of acquisition of November 14, 2014 to December 31, 2015.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan and lease customers of the Corporation. Such loans and leases are made in the ordinary course of business in accordance with the normal lending policies of the Corporation, including the interest rate charged and collateralization. Such loans amounted to $63,285, $34,391, and $45,480 at December 31, 2015, 2014, and 2013, respectively. The following is a summary of activity during 2015, 2014, and 2013 for such loans:

	2015	2014	2013
Beginning of year	$34,391	$45,480	$989,194
Additions	160,000	4,045	-
Repayments	(131,106)	(15,134)	(943,714)
End of year	$63,285	$34,391	$45,480

Additions and repayments include loan and lease renewals, as well as net borrowings and repayments under revolving lines-of-credit.

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2015 and 2014:

	2015	2014
Land and improvements	$3,401,312	$3,401,312
Buildings	11,652,345	11,587,176
Equipment	4,244,864	4,295,575
	19,298,521	19,284,063
Less accumulated depreciation	7,249,841	6,898,507
Premises and equipment, net	$12,048,680	$12,385,556

Depreciation expense amounted to $599,471 in 2015, $450,729 in 2014, and $447,326 in 2013.

NOTE 7 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others approximated $173,464,000 and $171,255,000 at December 31, 2015 and 2014, respectively.

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets. The Corporation has elected to record its mortgage servicing rights using the fair value measurement method. Significant assumptions used in determining the fair value of servicing rights as of December 31, 2015 and 2014 include:

Prepayment assumptions:	Based on the PSA Standard Prepayment Model
Internal rate of return:	9% to 11%
Servicing costs:	$50 – $65 per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count
Inflation rate of servicing costs:	3%
Earnings rate:	0.25% in 2015 and 2014

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Fair value at beginning of year	$1,217,931	$1,398,396	$930,760
Capitalized servicing rights – new loan sales	252,288	134,324	312,751
Disposals (amortization based on loan payments and payoffs)	(551,846)	(167,739)	(160,873)
Change in fair value	263,114	(147,050)	315,758
Fair value at end of year	$1,181,487	$1,217,931	$1,398,396

The change in fair value of servicing rights for the year ended December 31, 2015 resulted from changes in external market conditions, including prepayment assumptions, which is a key valuation input used in determining the fair value of servicing. While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period. The prepayment assumption factor used in determining the fair value of servicing at December 31, 2015 was 170 compared to 195 at December 31, 2014 and 164 at December 31, 2013. The earnings rate used in determining the fair value of servicing at December 31, 2015 was 0.25% and was 0.25% in 2014 and 2013 as well.

NOTE 8 - DEPOSITS

Time deposits at December 31, 2015 and 2014 include individual deposits greater than $250,000 approximating $3,392,941 and $3,046,208, respectively. Interest expense on time deposits greater than $250,000 approximated $22,912 for 2015, and $37,123 for 2014.

At December 31, 2015, time deposits approximated $148,485,689 and were scheduled to mature as follows: 2016, $73,559,404; 2017, $49,891,270; 2018, $7,724,583; 2019, $5,184,146; 2020, $11,702,146; and thereafter, $424,140.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are depositors of the Corporation. Such deposits amounted to $3,704,947, and $4,616,970 at December 31, 2015, and 2014, respectively.

Overdrafted deposit accounts reclassified as loans amounted to $63,654 and $126,804 at December 31, 2015 and 2014, respectively.

NOTE 9 – OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2015 (none at December 31, 2014):

	2015	2014
Federal Home Loan Bank borrowings:
Secured note, with interest at .45%, due March 25, 2016	$645,000	$-
Secured note, with interest at .45%, due March 28, 2016	1,473,000	-

Total other borrowings	$2,118,000	$-

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock and eligible mortgage loans approximating $71,817,093 at December 31, 2015. The interest rate on the advance outstanding at December 31, 2015, secured by individual mortgages under blanket agreement was 0.45%, with maturity in March 2016. At December 31, 2015, the Corporation had $76,510,327 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

NOTE 10 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation. United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures. United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation. The debentures have a stated maturity date of March 26, 2033. As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option. The interest rate of the debentures was fixed at 6.40% for a five-year period through March 26, 2008. Effective March 27, 2008, interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 3.57% at December 31, 2015 and 3.40% at December 31, 2014 and 2013, with interest payable quarterly. The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.

The Corporation assumed $3,093,000 of trust preferred securities from The Ohio State Bank acquisition. $3,000,000 of the liability is guaranteed by the Corporation, and the remaining $93,000 is secured by an investment in the trust preferred securities. The trust preferred securities have a carrying value of $2,472,401 at December 31, 2015 and $2,438,549 at December 31, 2014. The difference between the principal owed and the carrying value is due to the below-market interest rate on the debentures. The debentures have a stated maturity date of April 23, 2034. Interest is at a floating rate adjustable quarterly and equal to 285 basis points over the 3-month LIBOR amounting to 3.27% at December 31, 2015. The effective cost of the debentures was 6.61% at December 31, 2015.

Interest expense on the debentures amounted to $446,000, in 2015, $355,000 in 2014, and $353,000 in 2013, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

NOTE 11 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Data processing	$1,052,995	$699,942	$434,175
Professional fees	906,921	1,053,907	692,375
Franchise tax	453,278	436,530	436,955
Advertising	483,885	404,558	462,758
ATM processing and other fees	437,676	448,250	446,017
Amortization of core deposit intangible asset	137,327	56,935	40,857
Postage	42,772	100,241	165,439
Stationery and supplies	99,440	172,303	177,947
FDIC assessment	358,132	330,479	379,587
Loan closing fees	190,544	233,068	174,564
Other real estate owned	354,337	273,243	250,632
Deposit losses (recoveries), net	35,448	(19,928)	28,720
Prepayment penalty on borrowings	-	528,750	984,566
Other	1,715,281	1,657,150	1,557,286
Total other operating expenses	$6,268,036	$6,375,428	$6,231,878

NOTE 12 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2015, 2014 and 2013 consist of the following:

	2015	2014	2013
Current	$545,900	$784,500	$208,000
Deferred	859,100	298,500	1,032,000
Total provision for income taxes	$1,405,000	$1,083,000	$1,240,000

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

	2015	2014	2013
Expected tax using statutory tax rate of 34%	$2,489,400	$1,834,100	$1,999,600

Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(577,200)	(574,200)	(630,600)
Tax-exempt income on life insurance contracts	(145,200)	(134,900)	(140,100)
Deductible dividends paid to United Bancshares, Inc. ESOP	(39,300)	(39,600)	(23,700)
Uncertain tax position reserves	(24,700)	(29,800)	7,600
Merger and acquisition costs	-	52,800	-
Accounting method change relating to bad debt reserve recapture	(331,500)	-	-
Other, net	33,500	(25,400)	27,200

Total provision for income taxes	$1,405,000	$1,083,000	$1,240,000

The deferred income tax expense of $859,100 in 2015, $298,500 in 2014, and $1,032,000 in 2013 resulted from the tax effects of temporary differences. There was no impact for changes in tax rates or changes in the valuation allowance for deferred tax assets; however, there was a one-time tax benefit of $331,000 recognized in 2015 due to I.R.S. Revenue Procedures 2015-13 and 2015-14 released in January 2015.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2015 and 2014 are presented below:

	2015	2014
Deferred tax assets:
Allowance for loan losses	$1,318,900	$1,318,700
Deferred compensation	534,300	560,600
Alternative minimum tax credits	792,700	657,300
Nonaccrual loan interest	320,600	408,600
Deferred loan fees	143,500	154,400
Other real estate owned	318,600	367,500
Accrued vacation expense	130,600	126,500
Accrued profit sharing	160,300	117,300
Loans fair value adjustments	919,400	1,534,800
Other	53,400	209,800
Net operating loss carryforward	750,700	852,200

Total deferred tax assets	5,443,000	6,307,700
Deferred tax liabilities:
Unrealized gain on securities available-for- sale	719,700	727,500
Federal Home Loan Bank stock dividends	849,200	769,600
Capitalized mortgage servicing rights	401,700	414,100
Prepaid expenses	87,600	55,800
Acquisition intangibles	2,470,600	2,230,300
Bad debt reserve recapture	-	298,400
Trust preferred fair value adjustment	211,000	222,500
Other	20,500	55,500
Total deferred tax liabilities	4,760,300	4,773,700
Net deferred tax assets	$682,700	$1,534,000

Net deferred tax assets at December 31, 2015 and 2014 are included in other assets in the consolidated balance sheets. At December 31, 2015, the Corporation had $792,700 of federal alternative minimum tax credits with an indefinite life.

The Corporation acquired over $15 million in federal loss carryforwards with the acquisition of The Ohio State Bank, which losses expire in years ranging from 2026 to 2033. Use of these losses is limited to $126,000 per year under Section 382 of the Internal Revenue Code; therefore Management has recorded in deferred tax assets the tax benefit of only $2.5 million of the losses that are more likely than not to be utilized before expiration. There are no other acquired OSB tax losses that will be limited by Section 382. The benefit of $2.2 million of these losses is reflected in deferred tax assets at December 31, 2015.

Management believes it is more likely than not that the benefit of recorded deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2015 and 2014.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2015	2014
Balance at January 1	$43,300	$72,100
Additions based on tax positions related to the current year	-	3,200
Reductions due to the statute of limitation	(22,900)	(32,000)
Balance at December 31	$20,400	$43,300

The Corporation had unrecognized tax benefits of $20,400, and $43,300 at December 31, 2015 and 2014, respectively. Such unrecognized tax benefits, if recognized, would favorably affect the effective income tax rate in future periods.  The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

The amount of accrued interest, net of federal tax, related to the Corporation’s uncertain tax positions was $1,700 at December 31, 2015 and $3,500 at December 31, 2014, respectively.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2012. There are no current federal examinations of the Corporation’s open tax years.

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation sponsors a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions. The plan permits investing in the Corporation’s stock subject to certain limitations. Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations. The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations. Contribution expense for the plan amounted to $617,405, $542,160, and $530,989, in 2015, 2014, and 2013, respectively. At December 31, 2015, the Plan owned 323,323 shares of the Corporation’s common stock.

The Corporation also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies. In connection with the policies, the Corporation has provided an estimated liability for accumulated supplemental retirement benefits amounting to $1,571,377 and $1,648,770 at December 31, 2015 and 2014, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Corporation has also purchased split-dollar life insurance policies for investment purposes to fund other employee benefit plans. The combined cash values of these policies aggregated $16,138,484 and $15,738,797 at December 31, 2015 and 2014, respectively.

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan. The Corporation sold from treasury 715 shares in 2015, 684 shares in 2014, and 746 shares in 2013 under the plan.

The Chief Executive Officer of the Corporation has an employment agreement which provides for certain compensation and benefits should any triggering events occur, as specified in the agreement, including change of control or termination without cause.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2015 and 2014:

	Contract amount
	2015	2014
Commitments to extend credit	$84,069,000	$91,861,000
Letters of credit	$325,000	$1,060,000

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

Letters of credit are written conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. Of the total letters of credit outstanding at December 31, 2015, $295,000 expires in 2016 with the remaining $30,000 expiring in 2017. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation requires collateral supporting these commitments when deemed necessary.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of Common Equity Tier 1 Capital (CET1) to risk-weighted assets (as defined in the regulations and effective January 1, 2015), total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2015 and 2014, that the Corporation and Bank meet all capital adequacy requirements to which they are subject. Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2015, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum CET1, total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

In July 2013 the U.S federal banking authorities approved the final rules (the “Basel III Capital Rules”) which established a new comprehensive capital framework for U.S. banking organizations. The Basel III Capital Rules have maintained the general structure of the current prompt corrective action framework, while incorporating provisions which will increase both the quality and quantity of the Bank’s capital. Generally, the Bank became subject to the new rules on January 1, 2015 with phase-in periods for many of the new provisions. Management believes the Bank is complying with the new capital requirements as they are phased-in.

In February of 2015, the Board of Governors of the Federal Reserve System adopted final amendments to the Small Bank Holding Company Policy Statement (Regulation Y, Appendix C) (the “Policy Statement”) that, among other things, raised from $500 million to $1 billion the asset threshold to qualify for the Policy Statement. The Company qualifies for treatment under the Policy Statement and is no longer subject to consolidated capital rules.

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2015 and 2014 are presented in the following table:

					Minimum to be
					well capitalized
			Minimum		under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2015
Common Equity Tier 1 Capital
(CET1) (to Risk Weighted Assets) *
Consolidated	$72,202	16.3%	$19,951	≥4.5%	N/A	N/A
Bank	$70,428	15.9%	$19,905	≥4.5%	$28,751	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$75,517	17.0%	$35,469	≥8.0%	N/A	N/A
Bank	$74,307	16.8%	$35,386	≥8.0%	$44,233	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$72,202	16.3%	$26,602	≥6.0%	N/A	N/A
Bank	$70,428	15.9%	$26,540	≥6.0%	35,386	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$72,202	11.7%	$24,704	≥4.0%	N/A	N/A
Bank	$70,428	11.8%	$23,978	≥4.0%	$29,972	5.0%

As of December 31, 2014
Total Capital (to Risk Weighted Assets )
Consolidated	$71,742	15.8%	$36,307	≥8.0%	N/A	N/A
Bank	$70,319	15.5%	$36,191	≥8.0%	$45,239	10.0%
Tier 1 Capital (to Risk Weighted Assets )
Consolidated	$67,863	15.0%	$18,154	≥4.0%	N/A	N/A
Bank	$66,440	14.7%	$18,096	≥4.0%	27,143	6.0%
Tier 1 Capital (to Average Assets)
Consolidated	$67,863	11.0%	$24,624	≥4.0%	N/A	N/A
Bank	$66,440	10.7%	$24,735	≥4.0%	$30,919	5.0%

* CET1 is effective as of January 1, 2015

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

NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, 2014 and 2013 is as follows:

Condensed Balance Sheets

	2015	2014
Assets:
Cash	$334,272	$118,632
Investment in bank subsidiary	82,564,196	79,085,666
Premises and equipment, net of accumulated depreciation	266,774	292,396
Other assets, including income taxes receivable from bank subsidiary of $804,962 and $632,480 in 2015 and 2014, respectfully.	1,238,591	1,185,649
Total assets	$84,403,833	$80,682,343

Liabilities:
Accrued expenses	70,255	$54,968
Federal income taxes payable	-	116,548
Junior subordinated deferrable interest debentures	12,772,401	12,738,550

Total liabilities	12,842,656	12,910,066

Shareholders’ equity:
Common stock	3,760,557	3,760,557
Surplus	14,669,087	14,665,845
Retained earnings	58,641,837	53,925,768
Accumulated other comprehensive income	1,397,130	1,412,115
Treasury stock, at cost	(6,907,434)	(5,992,008)

Total shareholders’ equity	71,561,177	67,772,277

Total liabilities and shareholders’ equity	$84,403,833	$80,682,343

Condensed Statements of Income	2015	2014	2013
Income – including dividends from bank subsidiary	$3,000,104	$3,200,105	$975,356
Expenses – interest expense, professional fees and other expenses, net of federal income tax benefit	(576,734)	(587,451)	(523,271)
Income before equity in undistributed net income of bank subsidiary	2,423,370	2,612,654	452,085
Equity in undistributed net income of bank subsidiaries	3,493,515	1,698,844	4,189,119
Net income	$5,916,885	$4,311,498	$4,641,204

Condensed Statements of Cash Flows	2015	2014	2013
Cash flows from operating activities:
Net income	$5,916,885	$4,311,498	$4,641,204
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(3,493,515)	(1,698,844)	(4,189,119)
Depreciation and amortization	25,622	25,622	25,622
Discount accretion on junior subordinated deferrable interest debentures	33,851	-	-
(Increase) in other assets	(52,942)	(4,412)	(665,429)
Increase (decrease) in other liabilities, including accrued expenses	(101,261)	(70,785)	201,086
Net cash provided by operating activities	2,328,640	2,563,079	13,364

Cash flows from investing activities:
Payment for acquisition	-	(1,197,237)	-

Net cash used in investing activities investing activities operating activities	-	(1,197,237)	-

Cash flows from financing activities:
Purchase treasury stock	(926,328)	(1,136,430)	(72,200)
Proceeds from sale of treasury shares	14,143	12,443	13,604
Cash dividends paid	(1,200,815)	(1,193,419)	(689,380)
Net cash used by financing activities	(2,113,000)	(2,317,406)	(747,976)
Net increase (decrease) in cash	215,640	(951,564)	(734,612)
Cash at beginning of the year	118,632	1,070,196	1,804,808
Cash at end of the year	$334,272	$118,632	$1,070,196

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market. The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares. The Corporation purchased 59,111 shares in 2015, 75,000 shares in 2014 and 5,000 shares in 2013 under the program.

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

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2015 and 2014, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

2015	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
U.S. Government and Agencies	$-	$3,966,390	$-	$3,966,390
Obligations of state and political subdivisions	-	71,093,028	2,388,864	73,481,892
Mortgage-backed	-	104,479,413	-	104,479,413
Other	999,455	1,888	-	1,001,343
Mortgage servicing rights	-	-	1,181,487	1,181,487

Total recurring	$999,455	$179,540,719	$3,570,351	$184,110,525

Nonrecurring:
Impaired loans, net	$-	$-	$4,641,469	$4,641,469
Other real estate owned	-	-	173,047	173,047

Total nonrecurring	$-	$-	$4,814,516	$4,814,516

2014	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
U.S. Government and Agencies	$-	$9,537,052	$-	$9,537,052
Obligations of state and political subdivisions	-	55,562,707	2,535,817	58,098,524
Mortgage-backed	-	137,818,544	-	137,818,544
Other	1,005,055	1,888	-	1,006,943
Mortgage servicing rights	-	-	1,217,931	1,217,931

Total recurring	$1,005,055	$202,920,191	$3,753,748	$207,678,994

Nonrecurring:
Impaired loans, net	$-	$-	$2,874,499	$2,874,499
Other real estate owned	-	-	535,999	535,999

Total nonrecurring	$-	$-	$3,410,498	$3,410,498

There was one security measured at fair value included in the Level 3 hierarchy during 2015 and 2014 due to the lack of observable quotes in inactive markets for the instrument. This security moved from Level 2 to Level 3 during 2013.

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Mortgage Servicing Rights
Balance at beginning of year	$1,217,931	$1,398,396	$930,760
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	252,288	134,324	312,751
Disposals – amortization based on loan payments and payoffs	(551,846)	(167,739)	(160,873)
Changes in fair value	263,114	(147,050)	315,758
Balance at end of year	$1,181,487	$1,217,931	$1,398,396

Securities valued using Level 3 inputs
Balance at beginning of year	$2,535,817	$2,673,424
Principal payments received	(145,158)	(139,400)
Changes in fair value	(1,795)	1,793
Balance at end of year	$2,388,864	$2,535,817

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

Mortgage Servicing Rights

The Corporation records mortgage servicing rights at estimated fair value based on a discounted cash flow model which includes discount rates between 9% and 11%, in addition to assumptions disclosed in Note 7 that are considered to be unobservable inputs. Due to the significance of the level 3 inputs, mortgage servicing rights have been classified as level 3.

Impaired Loans

The Corporation does not record impaired loans at fair value on a recurring basis. However, periodically, a loan is considered impaired and is reported at the fair value of the underlying collateral less estimated cost to sell, if repayment is expected solely from collateral. Collateral values are estimated using level 2 inputs, including recent appraisals and level 3 inputs based on customized discounting criteria such as additional appraisal adjustments to consider deterioration of value subsequent to appraisal date and estimated cost to sell. Additional appraisal adjustments range between 15% and 35% of appraised value, and estimated selling cost ranges between 10% and 20% of the adjusted appraised value.  Due to the significance of the level 3 inputs, impaired loans fair values have been classified as level 3.

Other Real Estate Owned

The Corporation values other real estate owned at the estimated fair value of the underlying collateral less appraisal adjustments between 10% and 70% of appraised value, and expected selling costs between 10% and 20% of adjusted appraised value. Such values are estimated primarily using appraisals and reflect a market value approach. Due to the significance of the Level 3 inputs, other real estate owned has been classified as Level 3.

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment. Financial assets and financial liabilities, excluding impaired loans and other real estate owned, measured at fair value on a nonrecurring basis were not significant at December 31, 2015.

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2015 and 2014 are as follows:

	2015		2014
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
	(dollars in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$22,922	$22,922	$32,355	$32,355	1
Securities, including Federal Home Loan Bank stock	187,759	187,759	211,291	211,291	2
Certificates of deposit	1,992	1,992	2,490	2,490	2
Loans held for sale	347	347	229	229	3
Net loans	350,416	350,374	357,098	357,066	3
Mortgage servicing rights	1,181	1,181	1,218	1,218	3
	$564,617	$564,575	$604,681	$604,649

	2015		2014
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
	(dollars in thousands)
FINANCIAL LIABILITIES
Deposits
Maturity	$148,486	$147,164	$174,929	$174,263	3
Non-maturity	369,934	369,934	390,516	390,516	1
Other borrowings	2,118	2,118	-	-	3
Junior subordinated deferrable interest debentures	12,772	8,265	12,739	12,627	3
	$533,310	$527,481	$578,184	$577,406

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amounts, and would be considered level 1 inputs.

There are also unrecognized financial instruments at December 31, 2015 and 2014 which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $84,394,000 at December 31, 2015 and $92,921,000 at December 31, 2014. Such amounts are also considered to be the estimated fair values.

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

Securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy. The Corporation had one security that was classified as Level 3 at December 31, 2015 and 2014.

Certificates of deposit:

Carrying value of certificates of deposit estimates fair value.

Loans and leases:

Fair value for loans and leases was estimated for portfolios of loans and leases with similar financial characteristics. For adjustable rate loans, which re-price at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value. For fixed rate loans the fair value is estimated based on a discounted cash flow analysis, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows.

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

The following is a schedule of future minimum rental payments required under the above operating lease as of December 31, 2015:

Year ending December 31	Amount
2016	$22,500

NOTE 20 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 21 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2015 and 2014:

		Net		Net Income
	Interest	Interest	Net	Per Share
	Income	Income	Income	Basic	Diluted
	(Dollars in thousands, except per share data)
2015
First quarter	$5,710	$5,056	$1,122	$0.333	$0.333
Second quarter	$5,670	$5,143	$1,903	$0.569	$0.569
Third quarter	$5,755	$5,259	$1,503	$0.451	$0.451
Fourth quarter	$5,701	$4,919	$1,389	$0.419	$0.419

2014
First quarter	$4,859	$4,188	$901	$0.262	$0.262
Second quarter	$4,814	$4,013	$1,325	$0.387	$0.387
Third quarter	$4,799	$4,144	$1,038	$0.306	$0.306
Fourth quarter	$5,148	$5,037	$1,047	$0.311	$0.311

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

		DIRECTOR			DIRECTOR
NAME	AGE	SINCE	NAME	AGE	SINCE
Robert L. Benroth	53	2003	Daniel W. Schutt	68	2005
Putnam County Auditor			Vice Chairman, Retired Banker

James N. Reynolds	78	2000	R. Steven Unverferth	63	2005
Chairman, Retired Banker			President, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel	73	2000	Brian D. Young	49	2012
Farmer, Rigel Farms, Inc.			President/CEO

David P. Roach	65	2001
Vice-President/GM, First Family Broadcasting of Ohio

DIRECTORS – THE UNION BANK COMPANY

		DIRECTOR			DIRECTOR
NAME	AGE	SINCE (a)	NAME	AGE	SINCE (a)
Robert L. Benroth	53	2001	David P. Roach	65	1997
Putnam County Auditor			Vice-President/GM, First Family Broadcasting of Ohio

Herbert H. Huffman	65	1993	Robert M. Schulte, Sr.	83	1994
Retired – Educator			Businessman/Spherion Services

Kevin L. Lammon	61	1996	Daniel W. Schutt	68	2005
Village Administrator, Village of Leipsic			Retired Banker

William R. Perry	57	1990	R. Steven Unverferth	63	1993
Farmer			President, Unverferth Manufacturing Corporation, Inc.

James N. Reynolds	78	1966	Brian D. Young	49	2008
Retired Banker			President/CEO/Chairman

H. Edward Rigel	73	1979
Farmer, Rigel Farms, Inc.

(a) Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.

OFFICERS – UNITED BANCSHARES, INC.

James N. Reynolds – Chairman

Daniel W. Schutt – Vice Chairman	Brian D. Young – President / Chief Executive Officer
Heather M. Oatman – Secretary	Anthony M.V. Eramo – Chief Financial Officer

OFFICERS – THE UNION BANK COMPANY

Brian D. Young – President/CEO/Chairman

Curtis E. Shepherd – Executive Vice President

Teresa M. Deitering	Senior Vice President	Heather M. Oatman	Senior Vice President, Sec.
Anthony M.V. Eramo	Senior Vice President, CFO	Norman V. Schnipke	Senior Vice President
John P. Miller	Senior Vice President

Janice C. Acerro	Vice President	Doris A. Neumeier	Vice President
Dan M. Best	Vice President	Brent D. Nussbaum	Vice President
Donna J. Brown	Vice President	C. Christopher Ramsey	Vice President
Paul M. Cira	Vice President	Amy E. Reese	Vice President
Vicky K. Gilbert	Vice President	David E. Stuthard	Vice President
Erin W. Hardesty	Vice President	J. Kevin Taylor	Vice President
Max E. Long	Vice President	Jason R. Thornell	Vice President
Karen M. Maag	Vice President	Paul A. Walker	Vice President

Kathi J. Amstutz	Assistant Vice President	Matthew K. McCracken	Assistant Vice President
Nancianne Carroll	Assistant Vice President	Bart H. Mills	Assistant Vice President
Elizabeth J. Cooper	Assistant Vice President	Ellen M. Neiling	Assistant Vice President
David M. Cornwell	Assistant Vice President	Peter J. Rafaniello	Assistant Vice President
Chase H. Doll	Assistant Vice President	Jason A. Recker	Assistant Vice President
Adina S. Fugate	Assistant Vice President	Craig R. Stechschulte	Assistant Vice President
Deborah A. Gaines	Assistant Vice President	Theresa A. Stein-Moenter	Assistant Vice President
Teresa J. Hawkey	Assistant Vice President	Stacia R. Thompson	Assistant Vice President
Christina J. Hegemier	Assistant Vice President	Matthew J. Tway	Assistant Vice President
Machiel K. Hindall	Assistant Vice President	Kimberly S. Verhoff	Assistant Vice President
Susan A. Hojnacki	Assistant Vice President	Vikki L. Williams	Assistant Vice President
Sarah E. Klausing	Assistant Vice President	Pamela J. Workman	Assistant Vice President
Daniel J. Lucke	Assistant Vice President

Mary Jo Horstman	Assistant Controller, Officer	Zachary P. Nycz	Trainer, Officer