Form 10-K, Exhibit 13
period 2016-12-31
UNITED BANCSHARES INC/OH
filed 2017-03-02
CIK 1087456

Exhibit 13

Shareholders, Clients and Team Members:

I am pleased to report that your Company had another prosperous year in 2016.  In addition to reporting income before taxes of approximately $7.3 million, return on average equity of 7.45% and return on average assets of 0.90%, the Company also reported growth of approximately 6.2% and 5.0% for loans and non-interest bearing deposits, respectively. I am also pleased to report that our shares closed the year 17% higher than in 2015. These positive results were only possible because of the trust our clients have placed in us and the hard work and dedication of our team members and Board of Directors.

The strategic decisions previously communicated to you to reposition our balance sheet after the Ohio State Bank acquisition, through the systematic run off of volatile deposits and loan relationships, was completed in 2016. During this time of transition the bank built a robust pipeline of opportunities which began to noticeably increase our balance sheet in the fourth quarter of 2016.

While we are thankful for the successes of 2016, we are now focused on 2017 and the opportunities it will bring. Throughout 2017, we plan to continue seeking the best places for capital allocation to further improve the value of your investment. We’ll accomplish this through strategic initiatives focused on continued growth in client relationships and identifying opportunities to grow through partnerships and acquisitions. We believe that a measured balance sheet growth strategy reduces overall risk and drives long-term value for our shareholders.

We continue to believe that a financially-strong community bank is essential to the success of our communities; just as strong communities are critical to the success of your Company. Consequently, we take seriously the opportunity we have been given to make a difference in our communities and improve the lives of its citizens. That conviction, and the desire to serve our neighbors, has led your Company to make many financial contributions that promote health, education, public safety, and economic development, in addition to countless hours by our staff members to make our communities a better place. This desire to build better, lasting relationships, is part of our strong corporate values of respect for and accountability to our shareholders, customers, colleagues, and communities.

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

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001. As of December 31, 2016, the common stock was held by 1,196 shareholders of record. Below are the trading highs and lows for the periods noted.

Year 2016	High	Low
First Quarter	$19.73	$16.00
Second Quarter	$21.66	$17.18
Third Quarter	$21.44	$17.48
Fourth Quarter	$22.60	$18.41

Year 2015	High	Low
First Quarter	$15.37	$14.30
Second Quarter	$16.00	$14.37
Third Quarter	$16.00	$15.12
Fourth Quarter	$18.50	$15.40

Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:

	2016	2015
First Quarter	$0.11	$0.09
Second Quarter	0.11	0.09
Third Quarter	0.11	0.09
Fourth Quarter	0.11	0.09
Total	$0.44	$0.36

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary

United Bancshares, Inc.

100 S. High Street

Columbus Grove, Ohio 45830

800-837-8111

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	(in thousands, except per share data)
	Years ended December 31,
	2016	2015	2014	2013	2012
Statements of income:
Total interest income	$21,627	$22,836	$19,620	$19,854	$22,591
Total interest expense	2,231	2,077	2,668	3,250	4,675
Net interest income	19,396	20,759	16,952	16,604	17,916
Provision (credit) for loan losses	(750)	382	(430)	(833)	200
Net interest income after provision for loan losses	20,146	20,377	17,382	17,437	17,716
Total non-interest income	4,903	4,637	4,387	4,468	4,353
Total non-interest expenses	17,784	17,692	16,375	16,024	16,513
Income before federal income taxes	7,265	7,322	5,394	5,881	5,556
Federal income taxes	1,744	1,405	1,083	1,240	1,071
Net income	$5,521	$5,917	$4,311	$4,641	$4,485
Per share of common stock:
Net income - basic	$1.68	$1.77	$1.27	$1.35	$1.30
Dividends	0.44	0.36	0.35	0.20	0.05
Book value	$22.21	$21.62	$20.12	$18.31	$18.62
Average shares outstanding - basic	3,289,497	3,309,339	3,406,194	3,446,662	3,446,133
Year end balances:
Loans (1)	$377,596	$354,597	$361,167	$295,737	$307,402
Securities (2)	195,035	187,759	211,291	201,974	182,502
Total assets	633,119	608,665	650,200	556,235	572,448
Deposits	524,680	518,419	565,445	468,000	471,199
Shareholders' equity	72,558	71,561	67,772	63,008	64,170
Average balances:
Loans (1)	361,437	358,368	310,237	299,379	325,114
Securities (2)	191,813	207,738	201,447	192,578	167,766
Total assets	614,688	628,753	589,710	561,757	568,466
Deposits	519,102	531,359	498,224	462,368	464,448
Shareholders' equity	74,067	69,981	64,869	63,364	62,034
Selected ratios:
Net yield on average interest earning assets (3)	3.59%	3.75%	3.28%	3.38%	3.55%
Return on average assets	0.90%	0.94%	0.73%	0.83%	0.79%
Return on average shareholders' equity	7.45%	8.46%	6.65%	7.33%	7.23%
Net loan charge-offs (recoveries) as a percentage of average outstanding net loans	-0.07%	0.11%	-0.08%	0.69%	0.56%
Allowance for loan losses as a percentage of year end loans	0.89%	1.09%	1.06%	1.36%	2.27%
Shareholders' equity as a percentage of total assets	11.80%	11.13%	10.42%	11.33%	11.21%

Notes:

1)    Includes loans held for sale.

2)    Includes Restricted Bank Stock.

3)    Net yield on average interest-earning assets was computed on a tax-equivalent basis.

4)    Financial data for 2016, 2015 and 2014 includes the impact of The Ohio State Bank acquisition.

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

The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc. Results were affected by the completion of the acquisition of The OSB on November 14, 2014. This section should be read in conjunction with the consolidated financial statements and the supplemental data contained elsewhere in the Annual Report on Form 10-K.

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

Financial Condition

The Corporation and the Bank consolidated assets totaled $633.1 million at December 31, 2016, compared to $608.7 million at December 31, 2015, representing an increase of $24.4 million or 4.0%. The increase in total assets was primarily the result of increases of $22.3 million (6.4%) in net loans and leases and $7.3 million (4.0%) in available-for-sale securities, offset by a decrease in cash of $8.7 million (38.1%).

Other borrowings increased $16.7 million and deposits increased $6.3 million, or 1.2%, during this same period.

Loans

At December 31, 2016, total loans, including loans held for sale, amounted to $377.6 million compared to $354.6 million at December 31, 2015, an increase of $22.9 million (6.5%). The following categories within the loan portfolio represent the majority of the change during 2016: residential real estate increased $11.9 million (15.2%), commercial loans increased $6.8 million (2.9%), agriculture loans increased $4.1 million (11.7%), and consumer loans increased $0.15 million (4.0%).

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

Securities, including FHLB stock, totaled $195.0 million at December 31, 2016 compared to $187.8 million at December 31, 2015, an increase of $7.2 million (3.8%). The amortized cost of the securities portfolio also increased $10.7 million in 2016, and the Corporation experienced net unrealized losses on securities of $3.4 million during 2016.

The Corporation is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB. FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment. There were no changes to the FHLB stock balance during 2016. In 2014, the FHLB stock balance was reduced by $750,000 as a result of a stock repurchase initiated by FHLB. The Corporation also acquired $642,000 in FHLB stock and $44,000 in other bank restricted stock with The OSB acquisition.

At December 31, 2016, the Corporation’s investment securities portfolio included $70.6 million in U.S. states and political subdivisions, which is 2.7% lower than shareholders’ equity as of that date. The largest exposure to any one state is $12.0 million, or 17%, issued within the state of Wisconsin. The Corporation’s procedures for evaluating investments in securities issued by states, municipalities and political subdivisions are in accordance with guidance issued by the Board of Governors of the Federal Reserve System, “Investing in Securities without Reliance on Nationally Recognized Statistical Rating Agencies” (SR 12-15) and other regulatory guidance. Credit ratings are considered in our analysis only as a guide to the historical default rate associated with similarly-rated bonds. There have been no significant differences in our internal analyses compared with the ratings assigned by the third party credit rating agencies.

At December 31, 2016 net unrealized losses on available-for-sale securities amounted to $1.3 million while at December 31, 2015, net unrealized gains on available-for-sale securities amounted to $2.1 million. At December 31, 2016, the Corporation held 168 securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $114.8 million and $2.7 million, respectively. Management has considered the current interest rate environment, typical volatilities in the bond market, and the Corporation’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

Other Assets

During 2016, other real estate owned (OREO) increased $405,000 to $578,000 at December 31, 2016, compared to $173,000 at December 31, 2015. During 2016, $722,000 was transferred from loans to OREO. Throughout 2016, the Corporation evaluated its OREO portfolio and sold properties generating proceeds of $278,000 and loss on sale of $38,000. Additionally, there were no impairment adjustments during 2016.

Deposits

Total deposits at December 31, 2016 amounted to $524.7 million, an increase of $6.3 million (1.2%) compared with total deposits of $518.4 million at December 31, 2015. The increase in deposits includes a $1.6 million increase in interest bearing deposits and a $4.7 million increase in non-interest bearing deposits.

Other Borrowings

The Corporation also utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth and periodic deposit shrinkage. Other borrowings, consisting of FHLB advances, amounted to $18.8 million at December 31, 2016 and $2.1 million at December 31, 2015.

Results of Operation – 2016 Compared to 2015

Performance Summary

Consolidated net income for the Corporation and the Bank was $5.5 million in 2016 compared to $5.9 million in 2015 and $4.3 million in 2014.

Net income in 2016 as compared to 2015 was unfavorably impacted by a decrease in net interest income of $1,363,000, an increase in non-interest expenses of $92,000 and an increase in income taxes of $339,000, offset by an increase in non-interest income of $266,000, as well as a credit for loan losses of $750,000 in 2016 compared to a $382,000 provision in 2015. The change in the provision (credit) for loan losses is more fully explained in the “Provision for Loan Losses and the Allowance for Loan Losses” section.

The Corporation’s return on average assets was .90% in 2016, compared to .94% in 2015, and .73% in 2014. The Corporation’s return on average shareholders’ equity was 7.45% in 2016, 8.46% in 2015, and 6.65% in 2014. Basic net income per share was $1.68 per share in 2016, a decrease of $0.09 per share from $1.77 in 2015. Basic net income per share of $1.77 in 2015 represented an increase of $0.50 per share from $1.27 in 2014. Changes in these amounts from year to year were generally reflective of changes in the level of net income.

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

Net interest income for 2016 was $19.4 million, a decrease of $1,363,000 (6.6%) from 2015. The decrease in net interest income was primarily due to a decrease in the net interest margin. The net interest yield on average interest-earning assets, on a tax-equivalent basis, decreased in 2016 to 3.98% from 4.11% in 2015. A majority of this decrease was a result of the average yield on loans for 2016 decreasing to 4.83% compared to 5.11% in 2015 as a result of a significant reduction in loan discount accretion from the 2014 OSB acquisition. Additionally, the average rate on interest-bearing liabilities increased to 0.50% in 2016 from 0.45% in 2015.

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

To determine the allowance for loan and lease losses, the Corporation prepares a detailed analysis that focuses on delinquency trends, the status of nonperforming loans (i.e., impaired, nonaccrual, restructured, and past due 90 days or more), current and historical trends of charged-off loans within each loan category (i.e., commercial, real estate, and consumer), existing local and national economic conditions, and changes within the volume and mix in each loan category. Higher loss rates are applied in calculating the allowance for loan losses relating to potential problem loans. Loss rates are periodically evaluated considering historic loss rates in the respective potential problem loan categories (i.e., special mention, substandard, doubtful) and current trends.

Regular provisions are made in amounts sufficient to maintain the balance in the allowance for loan losses at a level considered by management to be adequate for losses within the portfolio. Even though management uses all available information to assess possible loan losses, future additions or reductions to the allowance may be required as changes occur in economic conditions and specific borrower circumstances. The regulatory agencies that periodically review the Corporation’s allowance for loan and lease losses may also require additions to the allowance or the charge-off of specific loans based upon the information available to them at the time of their examinations.

The allowance for loan and lease losses at December 31, 2016 was $3.3 million, or 0.89% of total loans, compared to $3.8 million, or 1.08% of total loans at December 31, 2015. The change in the allowance for loan losses during 2016 included a $750,000 credit for loan losses and loan recoveries, net of charge offs, of $261,000.

The provision or credit for loan and lease losses is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors. Favorable settlements of impaired or potential problem loans can also result in a reduction in the required allowance for loan losses and a negative provision, or credit, being reflected in current operations. The credit for loan losses of $750,000 in 2016 compares to a provision of $382,000 in 2015.

Impaired loans, principally consisting of commercial and commercial real estate credits, amounted to $2.9 million at December 31, 2016 compared to $6.0 million at December 31, 2015, a decrease of $3.1 million. Impaired loans at December 31, 2016 included $2.9 million in loans with specific reserves of $1.0 million (no impaired loans without any specific reserves) included in the Corporation’s allowance for loan losses at December 31, 2016. Impaired loans at December 31, 2015 included $6.0 million in loans with specific reserves of $1.4 million (no impaired loans without any specific reserves) included in the Corporation’s allowance for loan and lease losses at December 31, 2015.

In addition to impaired loans, the Corporation had other potential problem credits of $9.7 million at December 31, 2016 compared to $15.0 million at December 31, 2015, a decrease of $5.3 million (35.5%). The Corporation’s credit administration department continues to closely monitor these credits.

Non-Interest Income

Total non-interest income increased $266,000 (5.7%) to $4.9 million in 2016 from $4.6 million in 2015. With the exception of net securities gains, most of the components of non-interest income are recurring, although certain components are more susceptible to change than others. Net securities gains increased in 2016 to $158,000 compared to $116,000 in 2015.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance. Service charges on deposit accounts increased $166,000 (11.0%) to $1,681,000 in 2016 compared to $1,515,000 in 2015.

The Corporation has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans. During 2016, gain on sale of loans was $618,000, including $273,000 of capitalized servicing rights. Gain on sale of loans was $586,000 in 2015, including $252,000 of capitalized servicing rights. The increase in gain on sale of loans occurred despite a slight decrease in loan demand during 2016 with loan sales in 2016 amounting to $27.4 million compared to $28.4 million in 2015. The Corporation’s serviced portfolio decreased $1.3 million during 2016 to $172.2 million at December 31, 2016.

The Corporation reports its mortgage servicing rights using the fair value measurement method. As a result, the Corporation recognized a $12,000 decrease in the fair value of mortgage servicing rights during 2016, compared to a $263,000 increase in the fair value of mortgage servicing rights in 2015. Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights. While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period. The prepayment assumptions used in determining the fair value of servicing are based on the Public Securities Association (PSA) Standard Prepayment Model. At December 31, 2016 the PSA factor was 148 compared to 170 at December 31, 2015.

Other operating income increased $335,000 (19.4%) to $2.1 million in 2016 from $1.7 million in 2015. The increase in non-interest income for the year ended December 31, 2016 was primarily attributable to a $353,000 increase in service fees on loans sold and a $44,000 increase in debit card fee income offset by losses on sale of OREO.

Non-Interest Expenses

Total non-interest expenses amounted to $17,784,000 in 2016, compared to $17,692,000 in 2015, an increase of $92,000 (0.5%). The increase in non-interest expenses for the year ended December 31, 2016 was primarily attributed to increases in salary & benefits expense, premises and equipment expense, advertising & promotion, media, loan closing fees, ATM processing fees, and IT expense offset by decreases in data processing expense, FDIC Assessment, consultant fees, Ohio financial institutions and franchise taxes, other real estate owned expense and asset management legal expense.

The significant components of other operating expenses are summarized in Note 11 to the consolidated financial statements.

Provision for Income Taxes

The provision for income taxes for 2016 was $1,744,000, an effective tax rate of 24.0%, compared to $1,405,000 in 2015, an effective rate of 19.2%. The increase in the effective tax rate in 2016 as compared to 2015 resulted from a one-time $332,000 tax benefit recognized in 2015 due to a tax law change. The Corporation’s effective tax rate was reduced from the federal statutory rate of 34% as a result of tax-exempt securities and loan interest income (7.7%) and life insurance contracts (1.8%). At December 31, 2016, the Corporation has available alternative minimum tax credits of $627,000 which can be used in the future to the extent regular tax exceeds the alternative minimum tax, as well as federal income tax loss carryforwards, with a recognized tax benefit of $2.1 million resulting from the 2014 OSB acquisition, as more fully described in Note 12 to the consolidated financial statements.

Results of Operation – 2015 Compared to 2014

Performance Summary

Consolidated net income for the Corporation and the Bank was $5.9 million in 2015 compared to $4.3 million in 2014.

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

The Corporation’s return on average assets was .94% in 2015, compared to .73% in 2014. The Corporation’s return on average shareholders’ equity was 8.46% in 2015 compared to 6.65% in 2014. Basic net income per share was $1.77 per share in 2015, an increase of $0.50 per share from $1.27 in 2014. Changes in these amounts from year to year were generally reflective of changes in the level of net income.

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

Provision for Loan and Lease Losses and the Allowance for Loan and Lease Losses

The allowance for loan and lease losses at December 31, 2015 was $3.8 million, or 1.08% of total loans, compared to $3.8 million, or 1.06% of total loans at December 31, 2014. The change in the allowance for loan losses during 2015 included a $382,000 provision for loan losses charged to operations and loan charge-offs, net of recoveries, of $388,000.

The provision for loan and lease losses charged to operations is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors. The provision for loan and lease losses of $382,000 in 2015 compares to a credit for loan losses of $430,000 in 2014.

Impaired loans, principally consisting of commercial and commercial real estate credits, amounted to $6.0 million at December 31, 2015 compared to $3.7 million at December 31, 2014, an increase of $2.3 million. Impaired loans at December 31, 2015 included $6.0 million in loans with specific reserves of $1.4 million (no impaired loans without any specific reserves) included in the Corporation’s allowance for loan losses at December 31, 2015. Impaired loans at December 31, 2014 included $1.0 million of loans with no specific reserves included in the allowance for loan and lease losses and $2.7 million of loans with specific reserves of $807,000 included in the Corporation’s allowance for loan and lease losses at December 31, 2014.

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

Provision for Income Taxes

The provision for income taxes for 2015 was $1,405,000, an effective tax rate of 19.2%, compared to $1,083,000 in 2014, an effective rate of 20.1%. The Corporation’s effective tax rate was reduced from the federal statutory rate of 34% as a result of tax-exempt securities and loan interest income (7.9%) and life insurance contracts (2.0%). At December 31, 2015, the Corporation had available alternative minimum tax credits of $657,300 which can be used in the future to the extent regular tax exceeds the alternative minimum tax.

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity. A discussion of cash flows for 2016, 2015, and 2014 follows.

The Corporation generated cash from operating activities of $6.6 million in 2016, $6.9 million in 2015, and $4.8 million in 2014.

Net cash flows provided by (used in) investing activities amounted to $(35.9) million in 2016, $30.7 million in 2015, and $2.0 million in 2014. Significant investing cash flow activities in 2016 included $11.4 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities as well as a $23.0 million increase in loans. Significant investing cash flow activities in 2015 included $22.7 million of net cash inflows resulting from securities purchases, net of proceeds received from sales and maturities. Significant investing cash outflow activities in 2015 included a $7.3 million decrease in loans. Significant investing cash flow activities in 2014 included $1.3 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities, along with $6.7 million in net proceeds from the bank acquisition. Significant investing cash inflow activities in 2014 resulted from a $6.6 million increase in loans.

Net cash flows provided by (used in) financing activities amounted to $20.5 million in 2016, $(47.1) million in 2015, and $3.1 million in 2014. Net cash provided by financing activities in 2016 primarily resulted from an increase in other borrowings of $16.7 million and a $6.3 million increase in deposits, offset by $833,000 of treasury stock purchases and $1,446,000 million in cash dividends paid. Net cash used in financing activities in 2015 primarily resulted from a decrease in deposits of $47.0 million, $927,000 of treasury stock purchases, and a $1.2 million in cash dividends paid. Net cash provided by financing activities included an increase of $2.1 million in borrowings from the FHLB. Net cash used in financing activities in 2014 primarily resulted from $16.2 million of repayment on FHLB borrowings, a $4.6 million decrease in customer repurchase agreements, a $1.1 million purchase of treasury stock, and $1.2 million in cash dividends paid. Net cash provided by financing activities included a $26.3 million increase in deposits.

Asset Liability Management

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”. An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”. This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”. This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap (ratio of risk-sensitive assets to risk-sensitive liabilities) at December 31, 2016 is approximately 83% which means the Corporation has more liabilities than assets re-pricing within one year. Under the current abnormally low interest rate environment, the Corporation’s liabilities do not have the ability to reprice down the full 100 bps which is why the margin decreases in a 100 bps down shock scenario.

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

Management considers the valuation of goodwill resulting from the 2003 Gibsonburg and Pemberville branches, the 2010 Findlay branch and the 2014 OSB acquisition through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions. Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2016, which supported management’s assessment that no impairment adjustments to goodwill were warranted. To date, none of the goodwill evaluations have revealed the need for an impairment charge. Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2016.

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

Impact of Recent Accounting Pronouncements

A summary of new accounting standards adopted or subject to adoption in 2016, as well as newly-issued but not effective accounting standards at December 31, 2016, is presented in Note 2 to the consolidated financial statements.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments

The following table summarizes loan commitments, including letters of credit, as of December 31, 2016:

	Amount of commitment to expire per period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	Years	5 years
	(in thousands)
Type of Commitment
Commercial lines-of-credit	$38,943	$37,427	$770	$-	$746
Real estate lines-of-credit	51,430	6,223	3,134	1,871	40,202
Consumer lines-of-credit	340	-	-	-	340
Letters of Credit	310	310	-	-	-

Total commitments	$91,023	$43,960	$3,904	$1,871	$41,288

As indicated in the preceding table, the Corporation had $91.0 million in total loan commitments at December 31, 2016, with $44.0 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and nonresidential property. Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes. It is anticipated that a significant portion of these lines will expire without being drawn upon.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments – Continued

The following table summarizes the Corporation’s contractual obligations as of December 31, 2016:

	Payments due by period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	Years	5 years
	(in thousands)
Contractual obligations
Long-term debt	$12,806	$-	$-	$-	$12,806
Capital leases	-	-	-	-	-
Operating leases	175	32	70	70	3
Unconditional purchase obligations	-	-	-	-	-
Time deposits	129,460	73,242	37,648	12,455	6,115
Deposits without stated maturities	395,513	-	-	-	395,513
Future deferred compensation payments, including interest	1,555	116	232	232	975

Total obligations	$539,509	$73,390	$37,950	$12,757	$415,412

Long-term debt presented in the preceding table consists of $12.8 million of junior subordinated deferrable interest debentures, including $10.4 million issued by the Corporation and $2.4 million assumed from the November 2014 OSB acquisition.

Time deposits and deposits without stated maturities included in the preceding table are comprised of customer deposit accounts. Management believes that they have the ability to attract and retain deposit balances by adjusting the interest rates offered.

The future deferred compensation payments, including interest, as noted in the preceding table, includes the Corporation’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits. A deferred compensation liability was also assumed with The OSB acquisition for the benefit of its retired president, with payment that began on May 1, 2010. At December 31, 2016, the net present value of future deferred compensation payments amounted to $867,000, which is included in other liabilities in the December 31, 2016 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2016. The Corporation also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $639,000 at December 31, 2016 for supplemental retirement benefits. Since substantially all participants under the plan are still active, it is not possible to determine the terms of the contractual obligations and, consequently, such liability is not included in the table.

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

Quantitative and Qualitative Disclosures about Market Risk - Continued

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2016:

Change in Interest Rates	Percentage Change in	Percentage Change in
(basis points)	Net Interest Income	Net Income

+100	-3.6%	-8.7%
(100)	-4.2%	-10.7%

+200	-7.3%	-17.8%
(200)	-9.1%	-22.8%

+300	-11.2%	-27.5%
(300)	N/A	N/A

+400	-15.2%	-37.3%

Given a linear 100bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 3.6% and net income would decrease by 8.7%. A 100bp decrease in interest rates would decrease net interest income by 4.2% and decrease net income by 10.7%. Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 7.3% and net income would decrease by 17.8%. A 200bp decrease in interest rates would decrease net interest income by 9.1% and decrease net income by 22.8%. Given a linear 300bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 11.2% and net income would decrease by 27.5%. A 300bp decrease in interest rates cannot be simulated at this time due to the historically low interest rate environment. A 400bp increase in interest rates would decrease net interest income by 15.2% and decrease net income by 37.3%. Management does not expect any significant adverse effect to net interest income in 2016 based on the composition of the portfolio and anticipated trends in rates.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016. United Bancshares, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Toledo, Ohio

March 2, 2017

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

	(in thousands except share data)
	2016	2015
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$9,926	$11,482
Interest-bearing deposits in other banks	4,260	11,440
Total cash and cash equivalents	14,186	22,922
SECURITIES, available-for-sale	190,205	182,929
FEDERAL HOME LOAN BANK STOCK, at cost	4,830	4,830
CERTIFICATES OF DEPOSIT, at cost	1,494	1,992
LOANS HELD FOR SALE	1,510	347
LOANS AND LEASES	376,086	354,250
Less allowance for loan and lease losses	3,345	3,834
Net loans and leases	372,741	350,416
PREMISES AND EQUIPMENT, net	13,395	12,049
GOODWILL	10,072	10,072
CORE DEPOSIT INTANGIBLE ASSETS, net	766	903
CASH SURRENDER VALUE OF LIFE INSURANCE	17,351	16,834
OTHER REAL ESTATE OWNED	578	173
OTHER ASSETS, including accrued interest receivable	5,991	5,198
TOTAL ASSETS	$633,119	$608,665
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$98,134	$93,476
Interest-bearing	426,546	424,943
Total deposits	524,680	518,419
Other borrowings	18,774	2,118
Junior subordinated deferrable interest debentures	12,806	12,773
Other liabilities	4,301	3,794
Total liabilities	560,561	537,104
SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00, authorized 10,000,000 shares; issued 3,760,557 shares	3,761	3,761
Surplus	14,674	14,669
Retained earnings	62,717	58,642
Accumulated other comprehensive income (loss)	(866)	1,397
Treasury stock, at cost, 494,040 shares at December 31, 2016 and 451,218 shares at December 31, 2015	(7,728)	(6,908)
Total shareholders’ equity	72,558	71,561
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$633,119	$608,665

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2016, 2015 and 2014

	(in thousands except share data)
	Year Ended December 31,
	2016	2015	2014
INTEREST INCOME
Loans and leases, including fees	$17,457	$18,323	$14,966
Securities:
Taxable	2,202	2,549	2,611
Tax-exempt	1,636	1,686	1,688
Other	332	278	355
Total interest income	21,627	22,836	19,620
INTEREST EXPENSE
Deposits	1,687	1,579	1,969
Borrowings	544	498	699
Total interest expense	2,231	2,077	2,668
Net interest income	19,396	20,759	16,952
PROVISION (CREDIT) FOR LOAN AND LEASE LOSSES	(750)	382	(430)
Net interest income after provision (credit) for loan and lease losses	20,146	20,377	17,382
NON-INTEREST INCOME
Service charges on deposit accounts	1,681	1,515	1,325
Gain on sale of loans	618	586	611
Net securities gains	158	116	400
Change in fair value of mortgage servicing rights	(12)	263	(147)
Increase in cash surrender value of life insurance	393	427	397
Other operating income	2,065	1,730	1,802
Total non-interest income	4,903	4,637	4,388
NON-INTEREST EXPENSES
Salaries, wages and employee benefits	9,622	9,290	8,415
Occupancy expenses	2,224	2,134	1,585
Other operating expenses	5,938	6,268	6,376
Total non-interest expenses	17,784	17,692	16,376
Income before income taxes	7,265	7,322	5,394
PROVISION FOR INCOME TAXES	1,744	1,405	1,083
NET INCOME	$5,521	$5,917	$4,311
NET INCOME PER SHARE (basic and diluted)	$1.68	$1.77	$1.27

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2016, 2015 and 2014

	(in thousands)
	Year Ended December 31,
	2016	2015	2014

NET INCOME	$5,521	$5,917	$4,311
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) during period	(3,271)	93	4,597
Reclassification adjustments for gains included in net income	(158)	(116)	(400)
Other comprehensive income (loss), before income taxes	(3,429)	(23)	4,197
Income tax expense (benefit) related to items of other comprehensive income (loss)	(1,166)	(8)	1,427
Other comprehensive income (loss)	(2,263)	(15)	2,770
COMPREHENSIVE INCOME	$3,258	$5,902	$7,081

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2016, 2015 and 2014

	(in thousands)
	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total
BALANCE AT DECEMBER 31, 2013	$3,761	$14,664	$50,808	$(1,358)	$(4,866)	$63,009
Comprehensive income:						-
Net income	-	-	4,311	-	-	4,311
Other comprehensive income	-	-	-	2,770	-	2,770
Repurchase of 75,000 shares	-	-	-	-	(1,136)	(1,136)
Sale of 684 treasury shares	-	2	-	-	10	12
Cash dividends declared, $0.35 per share	-	-	(1,194)	-	-	(1,194)

BALANCE AT DECEMBER 31, 2014	3,761	14,666	53,925	1,412	(5,992)	67,772
Comprehensive income:
Net income	-	-	5,917	-	-	5,917
Other comprehensive loss	-	-	-	(15)	-	(15)
Repurchase of 59,111 shares	-	-	-	-	(927)	(927)
Sale of 715 treasury shares	-	3	-	-	11	14
Cash dividends declared, $0.36 per share	-	-	(1,200)	-	-	(1,200)

BALANCE AT DECEMBER 31, 2015	3,761	14,669	58,642	1,397	(6,908)	71,561
Comprehensive income:
Net income	-	-	5,521	-	-	5,521
Other comprehensive loss	-	-	-	(2,263)	-	(2,263)
Repurchase of 43,665 shares	-	-	-	-	(833)	(833)
Sale of 843 treasury shares	-	5	-	-	13	18
Cash dividends declared, $0.44 per share	-	-	(1,446)	-	-	(1,446)
BALANCE AT DECEMBER 31, 2016	$3,761	$14,674	$62,717	$(866)	$(7,728)	$72,558

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2016, 2015 and 2014

	(in thousands)
	Years Ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,521	$5,917	$4,311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	909	659	701
Purchase accounting loan discount accretion	(450)	(1,495)	-
Deferred income taxes	793	859	299
Provision (credit) for loan losses	(750)	382	(430)
Gain on sale of loans	(618)	(586)	(611)
Net securities gains	(158)	(116)	(400)
Change in fair value of mortgage servicing rights	12	(263)	147
Loss on sale or write-down of other real estate owned	38	183	184
Increase in cash surrender value of life insurance	(393)	(427)	(397)
Net amortization of security premiums and discounts	885	925	764
Deferred compensation expense	85	76	64
Loss on disposal or write-down of premises and equipment	176	49	-
Proceeds from sale of loans held for sale	27,714	28,767	16,090
Originations of loans held for sale	(27,369)	(28,433)	(15,613)
(Increase) decrease in other assets	(354)	1,613	1,225
Increase (decrease) in other liabilities	572	(1,223)	(1,499)
Net cash provided by operating activities	6,613	6,887	4,835
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	11,558	28,437	9,121
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	30,106	30,797	27,223
Purchases of available-for-sale securities	(53,096)	(36,534)	(35,011)
Proceeds from sale of FHLB stock	-	-	750
Net proceeds from certificates of deposits	498	498	249
Proceeds from sales of premises and equipment	315	-	-
Proceeds from acquisition	-	-	6,628
Net (increase) decrease in loans and leases	(23,009)	7,306	(6,638)
BOLI premium	(124)	-	-
Purchases of premises and equipment	(2,399)	(312)	(314)
Proceeds from sale of other real estate owned	278	552	-
Net cash provided by (used in) investing activities	(35,873)	30,744	2,008
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	$6,279	$(46,914)	$26,349
Other borrowings:
Change in net borrowings	16,656	2,118	(16,241)
Change in customer repurchase agreements	-	-	(4,600)
Purchase of treasury shares	(833)	(927)	(1,136)
Proceeds from sale of treasury shares	18	14	12
Payments of deferred compensation	(150)	(154)	(85)
Cash dividends paid	(1,446)	(1,200)	(1,194)
Net cash provided by (used in) financing activities	20,524	(47,063)	3,105
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,736)	(9,432)	9,948

CASH AND CASH EQUIVALENTS
At beginning of year	22,922	32,355	22,407
At end of year	$14,186	$22,922	$32,355
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$2,195	$2,227	$2,687
Federal income taxes	$860	$665	$660
Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$(1,166)	$(8)	$1,427
Non-cash investing activities:
Transfer of loans to other real estate owned	$721	$372	$-

Change in net unrealized gain or loss on available-for-sale securities	$(3,429)	$(23)	$4,197

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the “Corporation”) was incorporated in 1985 in the state of Ohio as a single-bank holding company for The Union Bank Company (the “Bank”). The Bank has formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio. The operations of UBC are located in Wilmington, Delaware. The Bank has also formed a wholly-owned subsidiary, UBC Property, Inc. to hold and manage certain property that is acquired in lieu of foreclosure.

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

Restrictions on Cash

The Corporation was required to maintain cash on hand or on deposit with the Federal Reserve Bank in the amount of $1,091,000 and $1,351,000 at December 31, 2016 and 2015, respectively, to meet regulatory reserve and clearing requirements.

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

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Estimated fair value is determined based on quoted market prices in the secondary market. Any net unrealized losses are recognized through a valuation allowance by charges to income. The Corporation had no unrealized losses at December 31, 2016 and 2015.

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

Goodwill and Core Deposit Intangible Assets

Goodwill arising from acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred. Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. At December 31, 2016, the Corporation believes the Bank does not have any indicators of potential impairment based on the estimated fair value of its reporting unit.

The core deposit intangible asset resulting from the March 2010 Findlay branch acquisition was determined to have a definite life and is being amortized on a straight-line basis over seven years through March 2017. The remaining amortization of the core deposit intangible asset is $10,000 in 2017. The core deposit intangible asset resulting from the November 2014 The OSB acquisition was also determined to have a definite life and is being amortized on a straight-line basis over ten years through October 2024. Amortization of the core deposit intangible asset for the five years subsequent to December 31, 2016 is $96,000 annually.

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

Comprehensive Income (Loss)

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

The weighted average number of shares used for the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014
Basic	3,289,497	3,339,242	3,406,194
Diluted	3,289,497	3,339,242	3,406,194

Dividends per share are based on the number of shares outstanding at the declaration date.

Rate Lock Commitments

Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments. The Corporation enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are to be recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. At December 31, 2016 and 2015, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements.

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

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2016, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2016, have been recognized in the financial statements for the year ended December 31, 2016. Events or transactions that provided evidence about conditions that did not exist at December 31, 2016 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2016.

On January 19, 2017, United Bancshares, Inc. issued a release announcing that its Board of Directors increased its dividend by 9.01% from the fourth quarter of 2015, approving a cash dividend of $0.12 per common share payable March 15, 2017 to shareholders of record at the close of business on February 28, 2017.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606): Summary and Amendments that Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40) . The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the Codification.  For public companies, this update will be effective for interim and annual periods beginning after December 15, 2017.  The guidance does not apply to revenues associated with financial instruments, including loans and securities that are accounted for under U.S. GAAP.  The Company is currently assessing the impact that this guidance will have on its consolidated financial statements, but does not expect the guidance to have a material impact on the Company's consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, amending ASU Subtopic 825-10. The amendments in this update make targeted improvements to generally accepted accounting principles (GAAP) as follows: 1). Require equity investments to be measured at fair value with changes in fair value recognized in net income.; 2). Simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment.; 3). Eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities.; 4). Eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet.; 5). Require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes.; 6). Require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.; 7). Require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements.; 8). Clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this update are effective for fiscal years beginning after December 15, 2017. While management continues to evaluate the potential impact of the adoption of ASU 2016-01 in 2018, management does not believe the eventual adoption of ASU 2016-01 will have a significant impact on the overall consolidated financial statements of the Corporation.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842).  The ASU requires a lessee to recognize on the balance sheet assets and liabilities for leases with lease terms of more than 12 months.  Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease.  Unlike current GAAP, which requires that only capital leases be recognized on the balance sheet, the ASC requires that both types of leases by recognized on the balance sheet.  For public companies, this update will be effective for interim and annual periods beginning after December 15, 2018.  Early application is permitted.  The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2019. The Corporation has not yet determined the potential impact the adoption of ASU 2016-13 will have on the consolidated financial statements.

NOTE 3 - ACQUISITION

On July 1, 2014, the Corporation, Ohio State Bancshares, Inc. (“OSB”) and Rbancshares, Inc. (“Rbancshares”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which the Corporation purchased from OSB all of the issued and outstanding shares of The OSB, an Ohio banking corporation and wholly-owned subsidiary of OSB (the “Acquisition”). Immediately following the acquisition, The OSB was merged into the Bank. The OSB operated three full-service branches with a main office and one other facility in Marion, Ohio and one branch in Delaware, Ohio. These offices became branches of the Bank after the acquisition. The transaction was completed in November, 2014 with assets acquired and deposits assumed being recorded at their estimated fair values as follows:

(in thousands)
Cash	$6,628
Loans	58,537
Securities	6,881
Other stock, at cost	685
Premises and equipment	3,382
Goodwill	1,518
Cash surrender value of life insurance	1,837
Other intangible assets	965
Other real estate owned	52
Other assets, including accrued interest receivable	3,003
Total assets acquired	$83,488

Deposits assumed	$71,096
Federal Home Loan Bank borrowings	8,741
Junior subordinated deferrable interest debentures	2,439
Accrued expenses and other liabilities	1,212
Total liabilities assumed	$83,488

Consideration paid for the transaction was $1,197,000, which included the repayment of debt of $1,191,000 that was owed by The OSB. Cash acquired at closing is presented above net of the repayment of debt that occurred at closing. Acquisition-related costs of $935,000 are included in other non-interest operating expenses in the accompanying 2014 consolidated statements of income. This acquisition is intended to expand the geographical footprint of the Corporation, which will help grow the balance sheet and future earnings.

Cash proceeds from the acquisition were used to repay the Federal Home Loan Bank borrowings that were assumed in the acquisition.

Goodwill of $1,518,000 arising from the acquisition consists largely of synergies and the cost savings expected to result from the combining of operations and is not expected to be deductible for income tax purposes.

NOTE 4 - SECURITIES

The amortized cost and fair value of securities as of December 31, 2016 and 2015 are as follows:

	(in thousands)
	2016		2015
	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-sale:
U.S. Government and agencies	$-	$-	$3,998	$3,966
Obligations of states and political subdivisions	70,757	70,624	71,589	73,482
Mortgage-backed	119,758	118,595	104,223	104,480
Other	1,002	986	1,002	1,001

Total	$191,517	$190,205	$180,812	$182,929

A summary of unrealized gains and losses on securities at December 31, 2016 and 2015 follows:

	(in thousands)
	2016		2015
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
Available-for-sale:
U.S. Government and agencies	$-	$-	$-	$32
Obligations of states and political subdivisions	644	777	1,960	67
Mortgage-backed	769	1,932	1,071	814
Other	-	16	-	1

Total	$1,413	$2,725	$3,031	$914

The amortized cost and fair value of securities at December 31, 2016, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(in thousands)
	Amortized Cost	Fair value

Due in one year or less	$2,313	$2,324
Due after one year through five years	16,368	16,628
Due after five years through ten years	51,637	52,022
Due after ten years	120,197	118,245
Other securities having no maturity date	1,002	986
Total	$191,517	$190,205

Securities with a carrying value of $26,515,000 at December 31, 2016 and $22,606,000 at December 31, 2015 were pledged to secure public deposits and for other purposes as required or permitted by law.

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2016 and 2015:

	(in thousands)
	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2016	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
U.S. Government and agencies	$-	$-	$-	$-	$-	$-
Obligations of states and political subdivisions	777	33,312	-	-	777	33,312
Mortgage-backed	1,882	78,717	50	1,758	1,932	80,475
Other	16	986	-	-	16	986
Total temporarily impaired securities	$2,675	$113,015	$50	$1,758	$2,725	$114,773

	Less than 12 months		12 months or more		Total
2015	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
U.S. Government and agencies	$32	$3,966	$-	$-	$32	$3,966
Obligations of states and political subdivisions	44	6,034	23	1,448	67	7,482
Mortgage-backed	230	26,677	584	23,859	814	50,536
Other	1	1,001	-	-	1	1,001
Total temporarily impaired securities	$306	$37,678	$607	$25,307	$914	$62,985

There were 168 securities in an unrealized loss position at December 31, 2016, 19 of which were in a continuous unrealized loss position for 12 months or more. Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and prospects, the Corporation’s ability and intent to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2016 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2016 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $215,000 in 2016, $142,000 in 2015 and $413,000 in 2014, with the income tax provision applicable to such gains amounting to $73,000 in 2016, $48,000 in 2015 and $140,000 in 2014. Gross realized losses from sale of securities amounted to $57,000 in 2016, $26,000 in 2015 and $13,000 in 2014 with related income tax effect of $19,000 in 2016, $9,000 in 2015 and $4,000 in 2014.

NOTE 5 - LOANS AND LEASES

Loans and leases at December 31, 2016 and 2015 consist of the following:

	(in thousands)
	2016	2015

Residential real estate	$88,869	$78,096
Commercial	244,097	237,299
Agriculture	39,108	34,998
Consumer	4,012	3,857
Total loans and leases	$376,086	$354,250

Fixed rate loans and leases approximated $75,723,000 at December 31, 2016 and $60,131,000 at December 31, 2015. Certain commercial and agricultural loans and leases are secured by real estate.

Most of the Corporation’s lending activities are with customers located in Northwestern and West Central Ohio. As of December 31, 2016 and 2015, the Corporation’s loans and leases from borrowers in the agriculture industry represent the single largest industry and amounted to $39,108,000 and $34,998,000, respectively. Agriculture loans and leases are generally secured by property and equipment. Repayment is primarily expected from cash flow generated through the harvest and sale of crops or milk production for dairy products. Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

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

The following tables present the activity in the allowance for loan and lease losses by portfolio segment for the years ended December 31, 2016, 2015 and 2014:

	(in thousands)
	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2015	$893	$2,540	$373	$28	$3,834
Provision (credit) for loan and lease losses	55	(969)	160	4	(750)
Losses charged off	(86)	(12)	(52)	(10)	(160)
Recoveries	34	317	61	9	421
Balance at December 31, 2016	$896	$1,876	$542	$31	$3,345

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2014	$199	$3,255	$363	$23	$3,840
Provision (credit) for loan and lease losses	971	(767)	166	12	382
Losses charged off	(349)	(98)	(176)	(16)	(639)
Recoveries	72	150	20	9	251
Balance at December 31, 2015	$893	$2,540	$373	$28	$3,834

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2013	$305	$3,346	$345	$18	$4,014
Provision (credit) for loan and lease losses	(564)	(4)	126	12	(430)
Losses charged off	(98)	(270)	(117)	(12)	(497)
Recoveries	556	183	9	5	753
Balance at December 31, 2014	$199	$3,255	$363	$23	$3,840

The following tables present the balance in the allowance for loan and lease losses and the recorded investment in loans and leases by portfolio segment and based on impairment method as of December 31, 2016 and 2015:

	(in thousands)
	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2016
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$399	$619	$-	$-	$1,018
Collectively evaluated for impairment	497	1,257	542	31	2,327
Total allowance for loan and lease losses	$896	$1,876	$542	$31	$3,345

Loans and leases:
Individually evaluated for impairment	$937	$1,980	$-	$-	$2,917
Acquired with deteriorated credit quality	-	573	51	-	624
Collectively evaluated for impairment	62,782	216,933	88,818	4,012	372,545
Total ending loans and leases balance	$63,719	$219,486	$88,869	$4,012	$376,086

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2015
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$528	$843	$-	$-	$1,371
Collectively evaluated for impairment	365	1,697	373	28	2,463
Total allowance for loan and lease losses	$893	$2,540	$373	$28	$3,834

Loans and leases:
Individually evaluated for impairment	$2,192	$3,820	$-	$-	$6,012
Acquired with deteriorated credit quality	43	669	74	-	786
Collectively evaluated for impairment	64,092	201,481	78,022	3,857	347,452
Total ending loans and leases balance	$66,327	$205,970	$78,096	$3,857	$354,250

The following is a summary of the activity in the allowance for loan and lease losses of impaired loans, which is a part of the Corporation’s overall allowance for loan and lease losses for the years ended December 31, 2016, 2015, and 2014:

	(in thousands)
	2016	2015	2014

Balance at beginning of year	$1,371	$807	$179
Provision (credit) for loan and lease losses	(1,155)	852	263
Loans charged off	-	(326)	(231)
Recoveries	802	38	596
Balance at end of year	$1,018	$1,371	$807

No additional funds are committed to be advanced in connection with impaired loans and leases.

The average balance of impaired loans and leases (excluding loans and leases acquired with deteriorated credit quality) amounted to $3,691,000, $5,579,000 and $3,851,000 during 2016, 2015 and 2014, respectively. There was $245,000, 393,000 and $197,000 in interest income recognized by the Corporation on impaired loans and leases on an accrual or cash basis during 2016, 2015 and 2014, respectively.

The following table presents loans and leases individually evaluated for impairment by class of loans as of December 31, 2016 and 2015:

(in thousands)
	2016		2015
	Recorded investment	Allowance for loan and lease losses allocated	Recorded investment	Allowance for loan and lease losses allocated
With no related allowance recorded:
Commercial	$-	$-	$-	$-
Commercial and multi-family real estate	-	-	-	-
Agriculture	-	-	-	-
Agricultural real estate	-	-	-	-
Consumer	-	-	-	-
Residential 1-4 family real estate	-	-	-	-
With an allowance recorded:
Commercial	937	399	2,192	528
Commercial and multi-family real estate	1,980	619	3,820	843
Agriculture	-	-	-	-
Agricultural real estate	-	-	-	-
Consumer	-	-	-	-
Residential 1-4 family real estate	-	-	-	-
Total	$2,917	$1,018	$6,012	$1,371

The following table presents the recorded investment in nonaccrual loans and leases, loans and leases past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2016 and 2015:

	(in thousands)
	2016			2015
	Nonaccrual	Loans and leases past due over 90 days still accruing	Troubled Debt Restructurings	Nonaccrual	Loans and leases past due over 90 days still accruing	Troubled Debt Restructurings
Commercial	$1,295	$-	$29	$355	$-	$-
Commercial real estate	3,462	-	722	4,113	-	1,403
Agricultural real estate	277	-	-	52	260	-
Agriculture	-	73	-	19	-	-
Consumer	3	-	-	12	-	-
Residential:
1 – 4 family	966	81	457	1,394	-	392
Home equity	-	-	-	-	-	-
Total	$6,003	$154	$1,208	$5,945	$260	$1,795

The nonaccrual balances in the table above include troubled debt restructurings that have been classified as nonaccrual.

The following table presents the aging of the recorded investment in past due loans and leases as of December 31, 2016 and 2015 by class of loans and leases:

	(in thousands)
	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2016
Commercial	$326	$71	$79	$476	$49,988	$50,464
Commercial real estate	103	147	553	803	192,830	193,633
Agriculture	227	-	-	227	13,026	13,253
Agricultural real estate	-	-	5	5	25,850	25,855
Consumer	10	2	-	12	4,000	4,012
Residential real estate	1,770	484	462	2,716	86,153	88,869
Total	$2,436	$704	$1,099	$4,239	$371,847	$376,086

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2015
Commercial	$81	$50	$121	$252	$53,210	$53,462
Commercial real estate	644	15	1,225	1,884	181,953	183,837
Agriculture	150	-	19	169	12,696	12,865
Agricultural real estate	94	-	260	354	21,779	22,133
Consumer	49	1	5	55	3,802	3,857
Residential real estate	2,147	244	389	2,780	75,316	78,096
Total	$3,165	$310	$2,019	$5,494	$348,756	$354,250

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

Loans and leases not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans and leases. Loans and leases listed as not rated are generally either less than $500,000 (increased from $250,000 in 2015) or are included in groups of homogenous loans and leases. As of December 31, 2016 and 2015, and based on the most recent analysis performed, the risk category of loans by class of loans and leases is as follows:

	(in thousands)
	Pass	Special Mention	Substandard	Doubtful	Not rated

2016
Commercial	$41,233	$-	$3,666	$-	$18,819
Commercial and multi-family real estate	162,399	4,239	3,850	-	48,999
Residential 1 - 4 family	210	-	-	-	88,659
Consumer	-	-	-	-	4,012
Total	$203,842	$4,239	$7,516	$-	$160,489

	Pass	Special Mention	Substandard	Doubtful	Not rated

2015
Commercial	$41,184	$2,806	$2,656	$-	$19,680
Commercial and multi-family real estate	139,351	7,563	5,976	-	53,081
Residential 1 - 4 family	223	-	-	-	77,873
Consumer	-	-	-	-	3,857
Total	$180,758	$10,369	$8,632	$-	$154,491

The Corporation considers the performance of the loan and lease portfolio and its impact on the allowance for loan and lease losses. For all loan classes that are not rated, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Generally, all loans not rated that are 90 days past due or are classified as nonaccrual and collectively evaluated for impairment, are considered nonperforming. The following table presents the recorded investment in all loans that are not risk rated, based on payment activity as of December 31, 2016 and 2015:

	(in thousands)
	Commercial	Commercial and multi-family real estate	Residential 1-4 family	Consumer
2016
Performing	$18,740	$48,441	$88,197	$4,012
Nonperforming	79	558	462	-
Total	$18,819	$48,999	$88,659	$4,012

	Commercial	Commercial and multi-family real estate	Residential 1-4 family	Consumer
2015
Performing	$19,540	$52,249	$77,484	$3,852
Nonperforming	140	832	389	5
Total	$19,680	$53,081	$77,873	$3,857

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

The following table includes the recorded investment and number of modifications for TDR loans and leases during the years ended December 31, 2016 and December 31, 2015. There were no other subsequent defaults relating to TDR loans and leases during the years ended December 31, 2016 and 2015.

	(dollars in thousands)
	Number of modifications	Recorded investment	Allowance for loan and lease losses allocated
Troubled Debt Restructurings:
2016
Residential Real Estate	1	$72	$-
Commercial	1	30	-
Commercial Real Estate	4	256	-
Total	6	$358	$-

2015
Residential Real Estate	8	$245	$-
Commercial Real Estate	8	416	-
Total	16	$661	$-

The concessions granted during 2016 included the following: the bank renewed two loans for another one year term, granted an interest only period on one loan, lowered payments and extended the maturity on one loan, modified payments on one loan and brought interest payments current and liquidating inventory of one loan. The concessions granted during 2015 included the following: the bank extended the current due dates and payments on seven loans, extended the maturity and re-amortized the payments on two loans, re-amortized the payments on five loans, granted an interest only period on one loan and converted a line of credit to a term loan on one loan.

The following is additional information with respect to loans and leases acquired with The OSB acquisition as of December 31, 2016 and December 31, 2015:

	(in thousands)

	Contractual
	Principal	Accretable	Carrying
	Receivable	Difference	Amount
2016
Purchased Performing Loans and Leases
Balance at December 31, 2015	$41,873	$(1,809)	$40,064
Accretion of loan discounts	(7,457)	333	(7,124)
Transfer to foreclosed real estate	-	-	-
Change due to loan charge-off	-	-	-
Balance at December 31, 2016	$34,416	$(1,476)	$32,940

	Contractual	Non
	Principal	Accretable	Carrying
	Receivable	Difference	Amount
Purchased Impaired Loans and Leases
Balance at December 31, 2015	$1,959	$(1,194)	$765
Change due to payments received	(238)	108	(130)
Transfer to foreclosed real estate	-	-	-
Change due to loan charge-off	(201)	190	(11)
Balance at December 31, 2016	$1,520	$(896)	$624

	Contractual
	Principal	Accretable	Carrying
	Receivable	Difference	Amount
2015
Purchased Performing Loans and Leases
Balance at December 31, 2014	$58,437	$(3,144)	$55,293
Accretion of loan discounts	(16,557)	1,334	(15,223)
Transfer to foreclosed real estate	-	-	-
Change due to loan charge-off	(7)	1	(6)
Balance at December 31, 2015	$41,873	$(1,809)	$40,064

	Contractual	Non
	Principal	Accretable	Carrying
	Receivable	Difference	Amount
Purchased Impaired Loans and Leases
Balance at December 31, 2014	$2,689	$(1,788)	$901
Change due to payments received	(368)	241	(127)
Transfer to foreclosed real estate	(214)	207	(7)
Change due to loan charge-off	(148)	146	(2)
Balance at December 31, 2015	$1,959	$(1,194)	$765

As a result of The OSB acquisition, the Corporation has loans, for which there was at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans as of December 31, 2016, December 31, 2015 as well as the date of acquisition, November 14, 2014 was $624,000, $765,000 and $959,000, respectively.

No provision for loan and lease losses was recognized during the years ended December 31, 2016 and 2015 related to the acquired loans as there has been no significant change to the valuation of loans acquired subsequent to the date of acquisition.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan and lease customers of the Corporation. Such loans and leases are made in the ordinary course of business in accordance with the normal lending policies of the Corporation, including the interest rate charged and collateralization. Such loans amounted to $370,000, $63,000 and $34,000 at December 31, 2016, 2015 and 2014, respectively. The following is a summary of activity during 2016, 2015 and 2014 for such loans:

	(in thousands)
	2016	2015	2014
Beginning of year	$63	$34	$45
Additions	630	160	4
Repayments	(323)	(131)	(15)
End of year	$370	$63	$34

Additions and repayments include loan and lease renewals, as well as net borrowings and repayments under revolving lines-of-credit.

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2016 and 2015:

	(in thousands)
	2016	2015
Land and improvements	$3,469	$3,401
Buildings	10,434	11,640
Equipment	3,621	4,245
Construction in progress	2,209	13
	19,733	19,299
Less accumulated depreciation	6,338	7,250
Premises and equipment, net	$13,395	$12,049

Depreciation expense amounted to $562,000 in 2016, $599,000 in 2015 and $451,000 in 2014.

Construction in progress at December 31, 2016 is related to the Corporation’s new Columbus Grove headquarters, which is expected to be completed and in service during the second quarter 2017. Estimated remaining costs at December 31, 2016 to complete the facility approximates $3.3 million.

NOTE 7 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others amounted to $172,171,000 and $173,464,000 at December 31, 2016 and 2015, respectively.

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets. The Corporation has elected to record its mortgage servicing rights using the fair value measurement method. Significant assumptions used in determining the fair value of servicing rights as of December 31, 2016 and 2015 include:

Prepayment assumptions:	Based on the PSA Standard Prepayment Model
Internal rate of return:	9% to 11%
Servicing costs:	$50 – $65 per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count
Inflation rate of servicing costs:	3%
Earnings rate:	0.25% in 2016 and 2015

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2016, 2015 and 2014:

	(in thousands)
	2016	2015	2014
Fair value at beginning of year	$1,181	$1,218	$1,399
Capitalized servicing rights – new loan sales	273	252	134
Disposals (amortization based on
loan payments and payoffs)	(195)	(552)	(168)
Change in fair value	(12)	263	(147)
Fair value at end of year	$1,247	$1,181	$1,218

The change in fair value of servicing rights for the year ended December 31, 2016 resulted from changes in external market conditions, including prepayment assumptions, which is a key valuation input used in determining the fair value of servicing. While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period. The prepayment assumption factor used in determining the fair value of servicing at December 31, 2016 was 148 compared to 170 at December 31, 2015 and 195 at December 31, 2014. The earnings rate used in determining the fair value of servicing was 0.25% in 2016, 2015 and 2014.

NOTE 8 - DEPOSITS

Time deposits at December 31, 2016 and 2015 include individual deposits greater than $250,000 of $4,341,000 and $3,393,000, respectively. Interest expense on time deposits greater than $250,000 amounted to $31,000 for 2016, $23,000 for 2015, and $37,000 for 2014.

At December 31, 2016, time deposits amounted to $129,460,000 and were scheduled to mature as follows: 2017, $73,242,000; 2018, $30,694,000; 2019, $6,955,000; 2020, $12,455,000; 2021, $5,866,000; and thereafter, $248,000.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are depositors of the Corporation. Such deposits amounted to $3,436,000 and $3,705,000 at December 31, 2016 and 2015, respectively.

NOTE 9 - OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2016 and December 31, 2015:

	(in thousands)
	2016	2015
Federal Home Loan Bank borrowings:
Secured note, with interest at .45%, due March, 2016	$-	$2,118
Secured notes, with interest at .74%, due March, 2017	18,774	-

Total other borrowings	$18,774	$2,118

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock and eligible mortgage loans approximating $86,970,000 at December 31, 2016. At December 31, 2016, the Corporation had $78,556,000 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

NOTE 10 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation. United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures. United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation. The debentures have a stated maturity date of March 26, 2033. As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option. Interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 4.15% at December 31, 2016, 3.57% at December 31, 2015, and 3.40% at December 31, 2014, with interest payable quarterly. The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.

The Corporation assumed $3,093,000 of trust preferred securities from The OSB acquisition. $3,000,000 of the liability is guaranteed by the Corporation, and the remaining $93,000 is secured by an investment in the trust preferred securities. The trust preferred securities have a carrying value of $2,506,000 at December 31, 2016 and $2,472,000 at December 31, 2015. The difference between the principal owed and the carrying value is due to the below-market interest rate on the debentures. The debentures have a stated maturity date of April 23, 2034. Interest is at a floating rate adjustable quarterly and equal to 285 basis points over the 3-month LIBOR amounting to 3.73% at December 31, 2016 and 3.27% at December 31, 2015.

Interest expense on the debentures amounted to $496,000 in 2016, $446,000 in 2015, and $355,000 in 2014, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

NOTE 11 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2016, 2015 and 2014:

	(in thousands)
	2016	2015	2014
Data processing	$999	$1,053	$700
Professional fees	785	907	1,054
Ohio Financial Institution and Franchise taxes	285	453	437
Advertising	605	484	405
ATM processing and other fees	570	438	448
Amortization of core deposit intangible assets	137	137	57
Postage	40	43	100
Stationery and supplies	105	99	172
FDIC assessment	269	358	331
Loan closing fees	290	191	233
Other real estate owned	46	354	273
Deposit losses (recoveries), net	27	36	(20)
Prepayment penalty on borrowings	-	-	529
Other	1,780	1,715	1,657
Total other operating expenses	$5,938	$6,268	$6,376

NOTE 12 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2016, 2015 and 2014 consist of the following:

	(in thousands)
	2016	2015	2014
Current	$951	$546	$785
Deferred	793	859	299
Total provision for income taxes	$1,744	$1,405	$1,083

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

	(in thousands)
	2016	2015	2014
Expected tax using statutory tax rate of 34%	$2,470	$2,489	$1,834

Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(558)	(577)	(574)
Tax-exempt income on life insurance contracts	(134)	(145)	(135)
Deductible dividends paid to United
Bancshares, Inc. ESOP	(49)	(39)	(40)
Uncertain tax position reserves	(22)	(25)	(30)
Merger and acquisition costs	-	-	53
Accounting method change relating to bad debt reserve recapture	-	(332)	-
Other, net	37	34	(25)

Total provision for income taxes	$1,744	$1,405	$1,083

The deferred income tax provision of $793,000 in 2016, $859,000 in 2015, and $299,000 in 2014 resulted from the tax effects of temporary differences. There was no impact for changes in tax rates or changes in the valuation allowance for deferred tax assets; however, there was a one-time tax benefit of $332,000 recognized in 2015 due to I.R.S. Revenue Procedures 2015-13 and 2015-14 released in January 2015.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2016 and 2015 are presented below:

	(in thousands)
	2016	2015
Deferred tax assets:
Allowance for loan losses	$1,156	$1,319
Deferred compensation	512	534
Alternative minimum tax credits	627	793
Nonaccrual loan interest	598	321
Deferred loan fees	153	144
Other real estate owned	5	319
Accrued vacation expense	134	131
Accrued profit sharing	161	160
Loans fair value adjustments	709	919
Unrealized loss on securities available-for sale	446	-
Other	86	53
Net operating loss carryforward	708	751

Total deferred tax assets	5,295	5,443
Deferred tax liabilities:

Unrealized gain on securities available-for- sale	-	720
Federal Home Loan Bank stock dividends	849	849
Capitalized mortgage servicing rights	424	402
Prepaid expenses	75	88
Acquisition intangibles	2,679	2,471
Trust preferred fair value adjustment	200	211
Other	12	21
Total deferred tax liabilities	4,239	4,760
Net deferred tax assets	$1,056	$683

Net deferred tax assets at December 31, 2016 and 2015 are included in other assets in the consolidated balance sheets. At December 31, 2016, the Corporation had $627,000 of federal alternative minimum tax credits with an indefinite life.

The Corporation acquired over $15 million in federal loss carryforwards with the acquisition of The OSB, which losses expire in years ranging from 2026 to 2033. Use of these losses is limited to $126,000 per year under Section 382 of the Internal Revenue Code; therefore Management has recorded in deferred tax assets the tax benefit of only $2.5 million of the losses that are more likely than not to be utilized before expiration. There are no other acquired OSB tax losses that will be limited by Section 382. The benefit of $2.1 million of these losses is reflected in deferred tax assets at December 31, 2016.

Management believes it is more likely than not that the benefit of recorded deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2016 and 2015.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	(in thousands)
	2016	2015
Balance at January 1	$20	$43
Reductions due to the statute of limitation	(20)	(23)
Balance at December 31	$-	$20

The Corporation had an unrecognized tax benefit of $20,000 at December 31, 2015, which was fully recognized in 2016.  The Corporation is not aware of any unrecognized tax benefits at December 31, 2016.

The amount of accrued interest, net of federal tax, related to the Corporation’s uncertain tax positions was $1,700 at December 31, 2015.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2013. There are no current federal examinations of the Corporation’s open tax years.

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation sponsors a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions. The plan permits investing in the Corporation’s stock subject to certain limitations. Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations. The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations. Contribution expense for the plan amounted to $632,000, $617,000 and $542,000, in 2016, 2015, and 2014, respectively. At December 31, 2016, the Plan owned 337,203 shares of the Corporation’s common stock.

The Corporation also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies. In connection with the policies, the Corporation has provided an estimated liability for accumulated supplemental retirement benefits amounting to $1,506,000 and $1,571,000 at December 31, 2016 and 2015, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Corporation has also purchased split-dollar life insurance policies for investment purposes to fund other employee benefit plans. The combined cash values of these policies aggregated $17,351,000 and $16,834,000 at December 31, 2016 and 2015, respectively.

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan. The Corporation sold from treasury 843 shares in 2016, 715 shares in 2015, and 684 shares in 2014 under the plan.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2016 and 2015:

	(in thousands)
	Contract amount
	2016	2015
Commitments to extend credit	$90,713	$84,069
Letters of credit	$310	$325

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

Letters of credit are written conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All of the letters of credit outstanding at December 31, 2016 expire in 2017. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation requires collateral supporting these commitments when deemed necessary.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of Common Equity Tier 1 Capital (CET1) to risk-weighted assets (as defined in the regulations and effective January 1, 2015), total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2016 and 2015, that the Corporation and Bank meet all capital adequacy requirements to which they are subject. Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2016, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum CET1, total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

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

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2016 and 2015 are presented in the following table:

					Minimum to be
					well capitalized
			Minimum		under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Dollars in thousands)
As of December 31, 2016
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets) *
Consolidated	$75,273	16.2%	$20,912	≥ 4.5%	N/A	N/A
Bank	$73,559	15.9%	$20,878	≥ 4.5%	$30,157	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$78,618	16.9%	$37,177	≥ 8.0%	N/A	N/A
Bank	$76,959	16.6%	$37,116	≥ 8.0%	$46,395	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$75,273	16.2%	$27,882	≥ 6.0%	N/A	N/A
Bank	$73,559	15.9%	$27,837	≥ 6.0%	$37,116	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$75,273	12.5%	$24,147	≥ 4.0%	N/A	N/A
Bank	$73,559	12.0%	$24,461	≥ 4.0%	$30,576	5.0%

As of December 31, 2015
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets) *
Consolidated	$72,202	16.3%	$19,951	≥ 4.5%	N/A	N/A
Bank	$70,428	15.9%	$19,905	≥ 4.5%	$28,751	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$75,517	17.0%	$35,469	≥ 8.0%	N/A	N/A
Bank	$74,307	16.8%	$35,386	≥ 8.0%	$44,233	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$72,202	16.3%	$26,602	≥ 6.0%	N/A	N/A
Bank	$70,428	15.9%	$26,540	≥ 6.0%	35,386	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$72,202	11.7%	$24,704	≥ 4.0%	N/A	N/A
Bank	$70,428	11.8%	$23,978	≥ 4.0%	$29,972	5.0%

*CET1 is effective as of January 1, 2016

On a parent company only basis, the Corporation’s primary source of funds is dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare dividends without the approval of the ODFI, unless the total dividends in a calendar year exceed the total of the Bank’s net profits for the year combined with its retained profits of the two preceding years.

NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, is as follows:

Condensed Balance Sheets
	(in thousands)
	2016	2015
Assets:
Cash	$294	$334
Investment in bank subsidiary	83,950	82,564
Premises and equipment, net of accumulated depreciation	-	267
Other assets	1,222	1,239
Total assets	$85,466	$84,404

Liabilities:
Junior subordinated deferrable interest debentures	$12,806	$12,773
Other liabilities	102	70

Total liabilities	12,908	12,843
Shareholders' equity	72,558	71,561

Total liabilities and shareholders’ equity	$85,466	$84,404

	(in thousands)
Condensed Statements of Income	2016	2015	2014
Income – dividends from bank subsidiary	$2,575	$3,000	$3,200
Expenses – interest expense, professional fees and other expenses, net of federal income tax benefit	(703)	(577)	(587)
Income before equity in undistributed net income of bank subsidiary	1,872	2,423	2,613
Equity in undistributed net income of bank subsidiaries	3,649	3,494	1,699
Net income	$5,521	$5,917	$4,311

	(in thousands)
Condensed Statements of Cash Flows	2016	2015	2014
Cash flows from operating activities:
Net income	$5,521	$5,917	$4,311
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(3,649)	(3,494)	(1,699)
Depreciation and amortization	39	59	27
Loss on disposal of premises	91	-	-
(Increase) decrease in other assets	17	(53)	(4)
Increase (decrease) in other liabilities	33	(101)	(71)
Net cash provided by operating activities	2,052	2,328	2,564

Cash flows from investing activities:
Payment for acquisition	-	-	(1,197)
Proceeds from sale of premises	170	-	-

Net cash provided by (used in) investing activities	170	-	(1,197)

Cash flows from financing activities:
Purchase treasury stock	(833)	(927)	(1,136)
Proceeds from sale of treasury shares	18	14	12
Cash dividends paid	(1,446)	(1,200)	(1,194)
Net cash used by financing activities	(2,261)	(2,113)	(2,318)
Net increase (decrease) in cash	(39)	215	(951)
Cash at beginning of the year	334	119	1,070
Cash at end of the year	$295	$334	$119

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market. The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares. The Corporation purchased 43,665 shares in 2016, 59,111 shares in 2015 and 75,000 shares in 2014 under the program.

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

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2016 and 2015, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	(in thousands)
2016	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$68,386	$2,238	$70,624
Mortgage-backed	-	118,595	-	118,595
Other	984	2	-	986
Mortgage servicing rights	-	-	1,247	1,247
Total recurring	$984	$186,983	$3,485	$191,452

Nonrecurring:
Impaired loans, net	$-	$-	$1,899	$1,899
Other real estate owned	-	-	578	578
Total nonrecurring	$-	$-	$2,477	$2,477

	(in thousands)
2015	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
U.S. Government and Agencies	$-	$3,966	$-	$3,966
Obligations of state and political subdivisions	-	71,093	2,389	73,482
Mortgage-backed	-	104,480	-	104,480
Other	999	2	-	1,001
Mortgage servicing rights	-	-	1,181	1,181
Total recurring	$999	$179,541	$3,570	$184,110

Nonrecurring:
Impaired loans, net	$-	$-	$4,641	$4,641
Other real estate owned	-	-	173	173
Total nonrecurring	$-	$-	$4,814	$4,814

There was one security measured at fair value included in the Level 3 hierarchy during 2016 and 2015 due to the lack of observable quotes in inactive markets for the instrument.

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2016, 2015 and 2014:

	(in thousands)
Mortgage Servicing Rights	2016	2015	2014
Balance at beginning of year	$1,181	$1,218	$1,399
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	273	252	134
Disposals – amortization based on loan payments
and payoffs	(195)	(552)	(168)
Changes in fair value	(12)	263	(147)
Balance at end of year	$1,247	$1,181	$1,218

	(in thousands)
Securities valued using Level 3 inputs	2016	2015
Balance at beginning of year	$2,389	$2,536
Principal payments received	(151)	(145)
Changes in fair value	-	(2)
Balance at end of year	$2,238	$2,389

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

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment. Financial assets and financial liabilities, excluding impaired loans and other real estate owned, measured at fair value on a nonrecurring basis were not significant at December 31, 2016.

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2016 and 2015 are as follows:

	(in thousands)
	2016		2015
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL ASSETS
Cash and cash equivalents	$14,186	$14,186	$22,922	$22,922	1
Securities, including FHLB stock	195,035	195,035	187,759	187,759	2,3
Certificates of deposit	1,494	1,494	1,992	1,992	2
Loans held for sale	1,510	1,510	347	347	3
Net loans and leases	372,741	371,493	350,416	350,374	3
Mortgage servicing rights	1,247	1,247	1,181	1,181	3
	$586,213	$584,965	$564,617	$564,575

	(in thousands)
	2016		2015
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL LIABILITIES
Deposits
Maturity	$129,460	$128,592	$148,485	$147,164	3
Non-maturity	395,220	395,220	369,934	369,934	1
Other borrowings	18,774	18,774	2,118	2,118	3
Junior subordinated deferrable interest debentures	12,806	9,295	12,773	8,265	3
	$556,260	$551,881	$533,310	$527,481

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amounts, and would be considered Level 1 inputs.

There are also unrecognized financial instruments at December 31, 2016 and 2015 which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $91,023,000 at December 31, 2016 and $84,394,000 at December 31, 2015. Such amounts are also considered to be the estimated fair values.

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

Securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy. The Corporation had one security that was classified as Level 3 at December 31, 2016 and 2015.

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

NOTE 19 - LEASING ARRANGEMENTS

In September 2016, the Corporation entered into a lease for its Marion facility. The lease expires in January 2022 and provides a renewal option for four successive five-year periods under similar terms.

The following is a schedule of future minimum rental payments required under the above operating lease as of December 31, 2016:

Year ending December 31	Amount (in thousands)
2017	$32
2018	35
2019	35
2020	35
2021	35
2022	3
Total	$175

NOTE 20 - STOCK-BASED COMPENSATION

At the 2016 Annual Shareholders Meeting, the shareholders of the Corporation adopted the United Bancshares, Inc. 2016 Stock Option Plan (the “Plan”), which permits the Corporation to award non-qualified stock options to eligible participants. A total of 250,000 shares are available for issuance pursuant to the Plan.

The Corporation issued 33,352 options during 2016 at an exercise price of $19.32 under the Plan. Following is a summary of activity for stock options for the year ended December 31, 2016, there were no options awarded or exercised in 2015.

Outstanding, beginning of year	-

Granted	33,352

Exercised	-

Outstanding, end of year	33,352

The options vest over a three-year period on the anniversary of the date of grant. At December 31, 2016, no options were exercisable and outstanding options had a weighted average remaining contractual term of 7 years.

The fair value of options granted is estimated at the date of grant using the Black Scholes option pricing model. Following are assumptions used in calculating the fair value of the options granted in 2016:

Weighted-average fair value of options granted	$6.27

Average dividend yield	2.31%

Expected volatility	40.00%

Risk-free interest rate	1.58%

Expected term	7

The total compensation expense related to the stock options granted in 2016 will be $209,000 and will be expensed ratably over the 36 month period beginning January, 2017.

NOTE 21 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2016 and 2015:

	(in thousands, except share data)
		Net		Net Income
	Interest	Interest	Net	Per Share
	Income	Income	Income	Basic	Diluted
2016
First quarter	$5,245	$4,731	$1,307	$0.40	$0.40
Second quarter	$5,303	$4,746	$1,336	$0.40	$0.40
Third quarter	$5,541	$4,961	$1,378	$0.42	$0.42
Fourth quarter	$5,538	$4,958	$1,500	$0.46	$0.46

2015
First quarter	$5,711	$5,156	$1,122	$0.33	$0.33
Second quarter	$5,670	$5,143	$1,903	$0.57	$0.57
Third quarter	$5,755	$5,259	$1,503	$0.45	$0.45
Fourth quarter	$5,701	$5,201	$1,389	$0.42	$0.42

OFFICERS – UNITED BANCSHARES, INC.

Brian D. Young – President / Chief Executive Officer

Daniel J. Lucke – Chief Financial Officer

Heather M. Oatman – Secretary

OFFICERS – THE UNION BANK COMPANY

Brian D. Young – President/CEO/Chairman

Curtis E. Shepherd – Executive Vice President

Teresa M. Deitering	Senior Vice President	Heather M. Oatman	Senior Vice President, Sec.

John P. Miller	Senior Vice President	Norman V. Schnipke	Senior Vice President

Janice C. Acerro	Vice President	Doris A. Neumeier	Vice President

Dan M. Best	Vice President	Brent D. Nussbaum	Vice President

Donna J. Brown	Vice President	C. Christopher Ramsey	Vice President

Paul M. Cira	Vice President	Amy E. Reese	Vice President

Vicky K. Gilbert	Vice President	Ricardo Rosado	Vice President

Erin W. Hardesty	Vice President	Thomas J. Sansone	Vice President

Mark G. Honigford	Vice President	David E. Stuthard	Vice President

Max E. Long	Vice President	J. Kevin Taylor	Vice President

Daniel J. Lucke	Vice President, CFO	Jason R. Thornell	Vice President

Karen M. Maag	Vice President	Paul A. Walker	Vice President

Kathi J. Amstutz	Assistant Vice President	Susan A. Hojnacki	Assistant Vice President

Nancianne Carroll	Assistant Vice President	Sarah E. Klausing	Assistant Vice President

Elizabeth J. Cooper	Assistant Vice President	Bart H. Mills	Assistant Vice President

David M. Cornwell	Assistant Vice President	Ellen M. Neiling	Assistant Vice President

Thomas M. Cox	Assistant Vice President	Peter J. Rafaniello	Assistant Vice President

Chase H. Doll	Assistant Vice President	Jason A. Recker	Assistant Vice President

Adina S. Fugate	Assistant Vice President	Craig R. Stechschulte	Assistant Vice President

Deborah A. Gaines	Assistant Vice President	Theresa A. Stein-Moenter	Assistant Vice President

Jason D. Goldsmith	Assistant Vice President	Stacia R. Thompson	Assistant Vice President

Teresa J. Hawkey	Assistant Vice President	Matthew J. Tway	Assistant Vice President

Christina J. Hegemier	Assistant Vice President	Kimberly S. Verhoff	Assistant Vice President

Machiel K. Hindall	Assistant Vice President	Vikki L. Williams	Assistant Vice President

		Pamela J. Workman	Assistant Vice President

Mary Jo Horstman	Assistant Controller, Officer	Zachary P. Nycz	Trainer, Officer

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

		DIRECTOR			DIRECTOR
NAME	AGE	SINCE	NAME	AGE	SINCE
Robert L. Benroth	54	2003	Daniel W. Schutt	69	2005
Putnam County Auditor			Vice Chairman, Retired Banker

James N. Reynolds	79	2000	R. Steven Unverferth	64	2005
Chairman, Retired Banker			Chairman, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel	74	2000	Brian D. Young	50	2012
Farmer, Rigel Farms, Inc.			President/CEO

David P. Roach	66	2001
Vice-President/GM, First Family Broadcasting of Ohio

DIRECTORS – THE UNION BANK COMPANY

		DIRECTOR			DIRECTOR
NAME	AGE	SINCE (a)	NAME	AGE	SINCE (a)
Robert L. Benroth	54	2001	H. Edward Rigel	74	1979
Putnam County Auditor			Farmer, Rigel Farms, Inc.

Anthony M.V. Eramo	51	2016	David P. Roach	66	1997
Vice-President/Acct Relationship Mgr,			Vice-President/GM, First Family Broadcasting of Ohio
McGuire Performance Solutions

Herbert H. Huffman	66	1993	Robert M. Schulte, Sr.	84	1994
Retired - Educator			Businessman/Spherion Services

Kevin L. Lammon	62	1996	Daniel W. Schutt	69	2005
Village Administrator, Village of Leipsic			Retired Banker

William R. Perry	58	1990	R. Steven Unverferth	64	1993
Farmer			Chairman, Unverferth Manufacturing Corporation, Inc.

James N. Reynolds	79	1966	Brian D. Young	50	2008
Retired Banker			President/CEO/Chairman

(a)	Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.

