Form 10-K, Exhibit 13
period 2017-12-31
UNITED BANCSHARES INC/OH
filed 2018-03-02
CIK 1087456

Exhibit 13

Shareholders, Clients, and Employees:
I am proud to report that as a direct result of the ongoing efforts of the Company’s dedicated team members in implementing our Strategic Plan, your Company experienced another prosperous year in 2017.
A significant part of this year’s successes was the completion of the acquisition of Benchmark on September 8, 2017. This acquisition gave your Company a larger income-earning asset base, income accretion, and provides a larger geographic presence in Ohio’s fastest growing region. The impact of this transaction and organic growth were the primary drivers of the fourth quarter’s improved financial performance.
While the Company experienced year over year organic growth, the impact of the acquisition noticeably improved profitability. For the fourth quarter of 2017 and excluding the tax expense of $1,136,000 for the deferred tax asset revaluation, your Company reported return on average assets (1.03%) and return on tangible equity (15.75%). The Company also reported net interest margin (3.98%) and a 35% increase in pre-tax income, as compared to the fourth quarter of 2016. The company also reported an increase in total assets (19%), loans (35%), deposits (20%) and net interest income (17%) during 2017, including the impact of the Benchmark acquisition. Pre-tax income, excluding acquisition costs, increased (10%) in 2017 as compared to 2016.
Additionally, we continue to make investments in technology to create internal efficiencies, reduce fraud, and enhance customer tools and resources. Such efforts have yielded positive results in our customers’ use of technology-based products. We believe that effectively implementing technology will remain not only vital for attracting and retaining new customers, reducing fraud, and controlling our core operations costs, but also for providing the best possible support for our growing business footprint.
Although uncertainty still remains in our markets, we continue to believe the driver of our success is, and will continue to be, our strong corporate values of respect for our shareholders, clients, colleagues, and communities. As always, we greatly appreciate your continued support and the trust you have placed in us.
Respectfully,
Brian D. Young
President & CEO

UNITED BANCSHARES, INC.
DESCRIPTION OF THE CORPORATION
United Bancshares, Inc., an Ohio corporation (the “Corporation”), is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Corporation was incorporated and organized in 1985. The executive offices of the Corporation are located at 105 Progressive Drive, Columbus Grove, Ohio 45830. Effective February 1, 2007, the Bank formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio. The operations of UBC are located in Wilmington, Delaware. Effective, December 4, 2009, the Bank formed a wholly-owned subsidiary UBC Property, Inc. to hold and manage certain property that was acquired in lieu of foreclosure. At this time all other real estate owned property is being held at the Bank. Through its subsidiary, the Bank, the Corporation is engaged in the business of commercial banking and offers a full range of commercial banking services.
The Union Bank Company is an Ohio state-chartered bank, which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville, and Westerville Ohio.
MARKET PRICE AND DIVIDENDS ON COMMON STOCK
United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001. As of December 31, 2017, the common stock was held by 1,164 shareholders of record. Below are the trading highs and lows for the periods noted.
Year 2017	High	Low
First Quarter	$23.78	$19.45
Second Quarter	$23.50	$20.50
Third Quarter	$23.00	$21.10
Fourth Quarter	$23.00	$21.61
Year 2016	High	Low
First Quarter	$19.73	$16.00
Second Quarter	$21.66	$17.18
Third Quarter	$21.44	$17.48
Fourth Quarter	$22.60	$18.41
Dividends declared by United Bancshares, Inc. on its common stock during the past two years were as follows:
	2017	2016
First Quarter	$0.12	$0.11
Second Quarter	0.12	0.11
Third Quarter	0.12	0.11
Fourth Quarter	0.12	0.11
Total	$0.48	$0.44

AVAILABILITY OF MORE INFORMATION
To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:
Heather Oatman, Secretary
United Bancshares, Inc.
105 Progressive Drive
Columbus Grove, Ohio 45830
800-837-8111

UNITED BANCSHARES, INC.
FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA
	Years ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Statements of income:
Total interest income	$25,772	$21,627	$22,836	$19,620	$19,854
Total interest expense	3,118	2,231	2,077	2,668	3,250
Net interest income	22,654	19,396	20,759	16,952	16,604
Provision (credit) for loan losses	(350)	(750)	382	(430)	(833)
Net interest income after provision for loan losses	23,004	20,146	20,377	17,382	17,437
Total non-interest income	6,174	4,903	4,637	4,387	4,468
Total non-interest expenses	22,453	17,784	17,692	16,375	16,024
Income before federal income taxes	6,725	7,265	7,322	5,394	5,881
Federal income taxes	2,879	1,744	1,405	1,083	1,240
Net income	$3,846	$5,521	$5,917	$4,311	$4,641
Per share of common stock:
Net income – basic	$1.18	$1.68	$1.77	$1.27	$1.35
Dividends	0.48	0.44	0.36	0.35	0.20
Book value	$23.17	$22.21	$21.62	$20.12	$18.31
Average shares outstanding – basic	3,267,305	3,289,497	3,309,339	3,406,194	3,446,662
Average shares outstanding – diluted	3,272,310	3,289,497	3,309,339	3,406,194	3,446,662
Year end balances:
Loans(1)	$508,796	$377,596	$354,597	$361,167	$295,737
Securities(2)	174,730	195,035	187,759	211,291	201,974
Total assets	780,450	633,119	608,665	650,200	556,235
Deposits	630,548	524,680	518,419	565,445	468,000
Shareholders’ equity	75,704	72,558	71,561	67,772	63,008
Average balances:
Loans(1)	421,564	361,437	358,368	310,237	299,379
Securities(2)	189,815	191,813	207,738	201,447	192,578
Total assets	683,164	614,688	628,753	589,710	561,757
Deposits	565,710	519,102	531,359	498,224	462,368
Shareholders’ equity	75,597	74,067	69,981	64,869	63,364
Selected ratios:
Net yield on average interest earning assets(3)	3.80%	3.59%	3.75%	3.28%	3.38%
Return on average assets	0.56%	0.90%	0.94%	0.73%	0.83%
Return on average shareholders’ equity	5.09%	7.45%	8.46%	6.65%	7.33%
Net loan charge-offs (recoveries) as a percentage of average outstanding net loans	0.04%	-0.07%	0.11%	-0.08%	0.69%
Allowance for loan losses as a percentage of year end loans	0.56%	0.89%	1.09%	1.06%	1.36%
Shareholders’ equity as a percentage of total assets	9.70%	11.46%	11.76%	10.42%	11.33%

Notes:
(1)
Includes loans held for sale.

(2)
Includes Restricted Bank Stock.

(3)
Net yield on average interest-earning assets was computed on a tax-equivalent basis.

(4)
Financial data for 2014 and subsequent years includes the impact of The Ohio State Bank acquisition.

(5)
Financial data for 2017 includes the impact of the Benchmark Bancorp acquisition.

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
The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc. Results for 2017 were affected by the completion of the acquisition of Benchmark Bancorp, Inc. and its wholly-owned subsidiary, Benchmark Bank (“Benchmark”) on September 8, 2017. This section should be read in conjunction with the consolidated financial statements and the supplemental data contained elsewhere in the Annual Report on Form 10-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
United Bancshares, Inc. (the “Corporation”) is a one-bank holding company that conducts business through its wholly-owned subsidiary, The Union Bank Company (the “Bank”). The Bank is an Ohio state-chartered commercial bank that provides financial services to communities based in northwest Ohio and central Ohio, where it operates seventeen full-service branches.
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
Financial Condition
Consolidated assets for the Corporation and the Bank totaled $780.5 million at December 31, 2017, compared to $633.1 million at December 31, 2016, representing an increase of  $147.4 million or 23.3%, which reflects the impact of the Benchmark acquisition, completed on September 8, 2017. The fair value of assets acquired in the transaction was $129.0 million. Excluding the impact of the transaction, total assets increased $18.4 million, with loans increasing $32.0 million, net premises and equipment increasing $3.4 million, and available-for-sale securities decreasing $20.8 million. Deposits during the same period increased $10.4 million, excluding the impact of deposits assumed in the Benchmark acquisition. The decrease in securities was largely due to sales and maturities of securities during the year ended December 31, 2017, including the $2.2 million redemption of the Corporation’s only level 3 available-for-sale security. Cash flow from the securities sales and maturities was used to fund loan growth and the Benchmark acquisition. The increase in premises and equipment includes the impact of the Corporation’s new operations center located in Columbus Grove, which was completed in May 2017.
Other borrowings increased $38.4 million during this same period, including a $10.0 million term loan which was used to partially fund the Benchmark transaction, as well as $28.4 million of Federal Home Loan Bank borrowings, which were used to provide the liquidity needed to complete the Benchmark transaction, as well as for the aforementioned loan growth.
Loans and Leases
At December 31, 2017, total loans and leases, including loans and leases held for sale, amounted to $508.8 million compared to $377.6 million at December 31, 2016, an increase of  $131.2 million (34.7%). This increase includes the fair value of loans acquired in the Benchmark acquisition of  $98.8 million. The following categories within the loan and lease portfolio represent the majority of the change during 2017: residential real estate increased $31.3 million (34.6%), commercial loans increased $93.9 million (38.5%), agriculture loans increased $5.4 million (13.8%), and consumer loans increased $0.7 million (16.2%).
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
Securities, including FHLB stock, totaled $174.7 million at December 31, 2017 compared to $195.0 million at December 31, 2016, a decrease of  $20.3 million (10.4%). The amortized cost of the securities portfolio decreased $21.9 million in 2017, and the Corporation experienced a reduction in net unrealized losses on securities of  $1.1 million during 2017.

The Corporation is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB. FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment. The FHLB stock balance increased $472,000 during 2017 as a result of additional FHLB stock acquired through the Benchmark acquisition.
At December 31, 2017, the Corporation’s investment securities portfolio included $68.0 million in U.S. states and political subdivisions securities, which is 10.2% lower than shareholders’ equity as of that date. The largest exposure to any one state is $13.1 million, or 19%, issued within the state of Wisconsin. The Corporation’s procedures for evaluating investments in securities issued by states, municipalities and political subdivisions are in accordance with guidance issued by the Board of Governors of the Federal Reserve System, “Investing in Securities without Reliance on Nationally Recognized Statistical Rating Agencies” (SR 12-15) and other regulatory guidance. Credit ratings are considered in our analysis only as a guide to the historical default rate associated with similarly-rated bonds. There have been no significant differences in our internal analyses compared with the ratings assigned by the third-party credit rating agencies.
At December 31, 2017 net unrealized losses on available-for-sale securities amounted to $188,000 while at December 31, 2016, net unrealized losses on available-for-sale securities amounted to $1.3 million. At December 31, 2017, the Corporation held 102 securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $92.3 million and $1.5 million, respectively. Management has considered the current interest rate environment, typical volatilities in the bond market, and the Corporation’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.
Other Assets
The total cost of the Benchmark transaction was $30.8 million and resulted in additional goodwill of $15.1 million, as well as a core deposit intangible asset of  $493,000. During 2017, other real estate owned (OREO) decreased $419,000 to $159,000 at December 31, 2017, compared to $578,000 at December 31, 2016. During 2017, $241,000 was transferred from loans to OREO. Throughout 2017, the Corporation evaluated its OREO portfolio and sold properties generating proceeds of  $823,000 resulting in net OREO gains of  $22,000.
Deposits
Total deposits at December 31, 2017 amounted to $630.5 million, an increase of  $105.9 million (20.2%) compared with total deposits of  $524.7 million at December 31, 2016. The increase in deposits includes a $98.2 million increase in interest bearing deposits and a $7.7 million increase in non-interest bearing deposits.
Other Borrowings
In addition to customer deposits, the Corporation also utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth and periodic deposit shrinkage. Other borrowings, consisting of FHLB advances, amounted to $47.1 million at December 31, 2017 and $18.8 million at December 31, 2016. Other borrowings at December 31, 2017 also includes the $10.0 million term loan used to facilitate the Benchmark transaction.
Results of Operation — 2017 Compared to 2016
Performance Summary
Consolidated net income for the Corporation was $3.8 million in 2017 compared to $5.5 million in 2016 and $5.9 million in 2015.
Net income in 2017, as compared to 2016 was unfavorably impacted by increases of  $4.7 million (26.3%) in non-interest expenses and $1.1 million (65.1%) in the provision for income taxes, offset by increases in net interest income of  $3.3 million (15.1%) and non-interest expenses of  $1.3 million (25.9%). The significant increase in non-interest expenses included $1.2 million relating to acquisition costs incurred in connection with the Benchmark transaction. The increase in net interest income was attributable to organic loan growth, increased yield on interest-earning assets, and Benchmark operations subsequent to the merger somewhat offset by an increase in interest expense due to increase in interest-bearing deposits resulting from the Benchmark acquisition coupled with an increase in deposit interest rates. The increase in non-interest income was also largely attributable to the Benchmark operations subsequent to the transaction. The increase in the provision for income taxes was attributable to the income tax reform signed into law in December 2017.
The Corporation’s return on average assets was .56% in 2017, compared to .90% in 2016, and .94% in 2015. The Corporation’s return on average shareholders’ equity was 5.09% in 2017, 7.45% in 2016, and 8.46% in 2015. Basic net income per share was $1.18 per share in 2017, a decrease of  $0.50 per share from $1.68 in 2016. Basic net income per share of  $1.68 in 2016 represented a decrease of  $0.09 per share from $1.77 in 2015. Changes in these amounts from year to year were generally reflective of changes in the level of net income.
Net Interest Income
Net interest income, which represents the revenue generated from interest-earning assets in excess of the interest cost of funding those assets, is the Corporation’s principal source of income. Net interest income is influenced by market interest rate conditions and the volume and mix of interest-earning assets and interest-bearing liabilities. Many external factors affect net interest income and typically include the strength of client loan demand, client preference for individual deposit account products, competitors’ loan and deposit product offerings, the national and local economic climates, and Federal Reserve monetary policy.
Net interest income for 2017 was $22.7 million, an increase of  $3.3 million (16.8%) from 2016. The increase in net interest income was primarily due to an increase in loan interest income. The net interest yield on average interest-earning assets, on a tax-equivalent basis, increased in 2017 to 4.31% from 3.98% in 2016.
A majority of this increase was a result of the average yield on loans for 2017 increasing to 5.05% compared to 4.83% in 2016 coupled with loans comprising 68.2% of interest-earning assets in 2017 compared to 64.0% in 2016. Additionally, the average rate on interest-bearing liabilities increased to 0.62% in 2017 from 0.50% in 2016. The $3.3 million increase in net interest income included a $2.5 million volume increase and an $800,000 rate increase which is indicative of the growth in the interest-earning asset base from both organic loan growth, as well as the Benchmark transaction, as well as the aforementioned increase in market interest rates.
Provision for Loan and Lease Losses and the Allowance for Loan and Lease Losses
The Corporation’s loan policy provides guidelines for managing both credit risk and asset quality. The policy details acceptable lending practices, establishes loan-grading classifications, and prescribes the use of a loan review process. The Corporation has a credit administration department that performs regular credit file reviews which facilitate the timely identification of problem or potential problem credits, ensure sound credit decisions, and assist in the determination of the allowance for loan losses. The Corporation also engages an outside credit review firm to supplement the credit analysis function and to provide an independent assessment of the loan review process. The loan policy, loan review process, and credit analysis function facilitate management’s evaluation of the credit risk inherent in the lending function.
As mentioned, ongoing reviews are performed to identify potential problem and nonperforming loans and also provide in-depth analysis with respect to the quarterly allowance for loan losses calculation. Part of this analysis involves assessing the need for specific reserves relative to impaired loans. This evaluation typically includes a review of the recent performance history of the credit, a comparison of the estimated collateral value in relation to the outstanding loan balance, the overall financial strength of the borrower, industry risks pertinent to the borrower, and competitive trends that may influence the borrower’s future financial performance. Loans are considered to be impaired when, based upon the most current information available, it appears probable that the borrower will not be able to make payments according to the contractual terms of the loan agreement. Impaired loans are recorded at the observable market price of the loan, the fair value of the underlying collateral (if the loan is collateral dependent), or the present value of the expected future cash flows discounted at the loan’s effective interest rate. Given that the Corporation’s impaired loans are typically collateralized by real estate or other borrower assets, the fair value of individual impaired loans is most often based upon the underlying collateral value net of estimated selling costs. Large groups of smaller balance homogenous loans are collectively evaluated for impairment.
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
The allowance for loan and lease losses at December 31, 2017 was $2.8 million, or 0.56% of total loans, compared to $3.3 million, or 0.89% of total loans at December 31, 2016. The change in the allowance for loan and lease losses during 2017 included a $350,000 credit for loan losses and loan charge offs, net of recoveries of  $160,000.
The provision or credit for loan and lease losses is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors. Favorable settlements of impaired or potential problem loans can also result in a reduction in the required allowance for loan and lease losses and a negative provision, or credit, being reflected in current operations. The credit for loan and lease losses of $350,000 in 2017 compares to a credit of  $750,000 in 2016.
There were no impaired loans at December 31, 2017 compared to $2.9 million of impaired loans at December 31, 2016. Impaired loans at December 31, 2016 included $2.9 million in loans with specific reserves of  $1.0 million (no impaired loans without any specific reserves) included in the Corporation’s allowance for loan and lease losses at December 31, 2016.
In addition to impaired loans, the Corporation had other potential problem credits of  $8.0 million at December 31, 2017 compared to $9.7 million at December 31, 2016, a decrease of  $1.7 million (17.5%). The Corporation’s credit administration department continues to closely monitor these credits.
Non-Interest Income
Total non-interest income increased $1.3 million (25.9%) to $6.2 million in 2017 from $4.9 million in 2016, which was attributable to increases in gain on sale of loans of  $1.2 million and other operating income of  $207,000, offset by the impact of the change in gain (loss) on sale of securities of  $160,000.
Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance. Service charges on deposit accounts increased $30,000 (1.8%) to $1.7 million in 2017 compared to $1.68 million in 2016.
The Corporation has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans. During 2017, gain on sale of loans was $1.8 million, including $183,000 of capitalized servicing rights. Gain on sale of loans was

$618,000 in 2016, including $273,000 of capitalized servicing rights. A significant contributing factor to the increase in gain on sale of loans was the Benchmark acquisition which included the addition of their Loan One program. The Corporation’s serviced portfolio increased $2.5 million during 2017 to $174.7 million at December 31, 2017.
The Corporation reports its mortgage servicing rights using the fair value measurement method. As a result, the Corporation recognized a $31,000 decrease in the fair value of mortgage servicing rights during 2017, compared to a $12,000 decrease in the fair value of mortgage servicing rights in 2016. Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights. While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period. The prepayment assumptions used in determining the fair value of servicing are based on the Public Securities Association (PSA) Standard Prepayment Model. At December 31, 2017 the PSA factor was 159 compared to 148 at December 31, 2016.
Other operating income increased $191,000 (9.3%) to $2.3 million in 2017 from $2.1 million in 2016. The increase in non-interest income for the year ended December 31, 2017 was primarily attributable to a $96,000 increase in service fees on loans sold and a $49,000 increase in debit card fee income.
Non-Interest Expenses
Total non-interest expenses amounted to $22.5 million in 2017, compared to $17.8 million in 2016, an increase of  $4.7 million (26.3%). The increase in non-interest expenses for the year ended December 31, 2017, excluding the aforementioned impact of the Benchmark acquisition costs, was primarily attributable to increases in salary and benefits, premises and equipment, data processing and advertising and promotion expenses.
The significant components of other operating expenses are summarized in Note 11 to the consolidated financial statements.
Provision for Income Taxes
The provision for income taxes for 2017 was $2.9 million an effective tax rate of 42.8%, compared to $1.7 million in 2016, an effective rate of 24.0%. The increase in the effective tax rate in 2017 as compared to 2016 resulted from a one-time $1,136,000 tax provision recognized in 2017 due to the tax reform signed into law by President Trump on December 22, 2017 and more fully described in Note 12 to the consolidated financial statements. As a result of this tax law change, the Corporation’s effective tax rate was reduced from the federal statutory rate of 34% to 21% resulting in a reduction of deferred tax assets. At December 31, 2017, the Corporation has available alternative minimum tax credits of  $847,000, substantially all of which are expected to be recovered by 2022 through either reduction of the regular tax liability or refund.

Results of Operation — 2016 Compared to 2015
Performance Summary
Consolidated net income for the Corporation and the Bank was $5.5 million in 2016 compared to $5.9 million in 2015.
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
The Corporation’s return on average assets was .90% in 2016, compared to .94% in 2015. The Corporation’s return on average shareholders’ equity was 7.45% in 2016 and 8.46% in 2015. Basic net income per share was $1.68 per share in 2016, a decrease of  $0.09 per share from $1.77 in 2015. The change in this amounts from year to year was generally reflective of changes in the level of net income.
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
Provision for Income Taxes
The provision for income taxes for 2016 was $1,744,000, an effective tax rate of 24.0%, compared to $1,405,000 in 2015, an effective rate of 19.2%. The increase in the effective tax rate in 2016 as compared to 2015 resulted from a one-time $332,000 tax benefit recognized in 2015 due to a tax law change. The Corporation’s effective tax rate was reduced from the federal statutory rate of 34% as a result of tax-exempt securities and loan interest income (7.7%) and life insurance contracts (1.8%). At December 31, 2016, the Corporation had available alternative minimum tax credits of  $627,000 as well as federal income tax loss carryforwards, with a recognized tax benefit of  $2.1 million resulting from the 2014 OSB acquisition, as more fully described in Note 12 to the consolidated financial statements.
Liquidity
Liquidity relates primarily to the Corporation’s ability to fund loan demand, meet the withdrawal requirements of deposit customers, and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, securities available-for-sale, and loans held for sale. A large portion of liquidity is provided by the ability to sell or pledge securities. Accordingly, the Corporation has designated all securities other than FHLB stock as available-for-sale. A secondary source of liquidity is provided by various lines of credit facilities available through correspondent banks and the Federal Reserve. Another source of liquidity is represented by loans that are available to be sold. Certain other loans within the Corporation’s loan and lease portfolio are also available to collateralize borrowings.
The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity. A discussion of cash flows for 2017, 2016, and 2015 follows.
The Corporation generated cash from operating activities of  $5.9 million in 2017, $6.6 million in 2016, and $6.9 million in 2015.

Net cash flows provided by (used in) investing activities amounted to $(39.9) million in 2017, $(35.9) million in 2016, and $30.7 million in 2015. Significant investing cash flow activities in 2017 included $21.1 million of net cash inflows resulting from securities purchases, net of proceeds received from sales and maturities, $34.3 million of net cash outflow resulting from an increase in loans, and a $24.7 million cash outflow for the acquisition of Benchmark. Significant investing cash flow activities in 2016 included $11.4 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities as well as a $23.0 million increase in loans. Significant investing cash flow activities in 2015 included $22.7 million of net cash inflows resulting from securities purchases, net of proceeds received from sales and maturities. Significant investing cash outflow activities in 2015 included a $7.3 million decrease in loans.
Net cash flows provided by (used in) financing activities amounted to $47.1 million in 2017, $20.5 million in 2016, and $(47.1) million in 2015. Net cash provided by financing activities in 2017 primarily resulted from an increase in other borrowings of  $38.4 million and deposits of  $10.4 million, offset by $1,569,000 in cash dividends paid. Net cash provided by financing activities in 2016 primarily resulted from an increase in other borrowings of  $16.7 million and a $6.3 million increase in deposits, offset by $833,000 of treasury stock purchases and $1,446,000 million in cash dividends paid. Net cash used in financing activities in 2015 primarily resulted from a decrease in deposits of  $47.0 million, $927,000 of treasury stock purchases, and a $1.2 million in cash dividends paid. Net cash provided by financing activities included an increase of  $2.1 million in borrowings from the FHLB.
Asset Liability Management
Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.
The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”. An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”. This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”. This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap (ratio of risk-sensitive assets to risk-sensitive liabilities) at December 31, 2017 is approximately 84% which means the Corporation has more liabilities than assets re-pricing within one year. Under the current low interest rate environment, the Corporation’s liabilities do not have the ability to reprice down the full 100 bps which is why the margin decreases in a 100 bps down shock scenario.
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
Management considers the valuation of goodwill from various past acquisitions through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions. Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2017, which supported management’s assessment that no impairment adjustments to goodwill were warranted. To date, none of the goodwill evaluations have revealed the need for an impairment charge. Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2017.
Mortgage servicing rights are recognized when acquired through sale of mortgage loans and are reported at fair value. Changes in fair value are reported in net income for the period the changes occur. The Corporation generally estimates fair value for servicing rights based on the present value of future expected cash flows, using management’s best estimates of the key assumptions — credit losses, prepayment speeds, servicing costs, earnings rate and discount rates commensurate with the risks involved. The Corporation has engaged an independent consultant to calculate the fair value of mortgage servicing rights on a quarterly basis. Management regularly reviews the calculation, including assumptions used in making the calculation, and discusses with the consultant. Management also reconciles information used by the consultant, with respect to the Corporation’s serviced portfolio, to the Corporation’s accounting records.
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
Impact of Recent Accounting Pronouncements
A summary of new accounting standards adopted or subject to adoption in 2017, as well as newly-issued but not effective accounting standards at December 31, 2017, is presented in Note 2 to the consolidated financial statements.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments
The following table summarizes loan commitments, including letters of credit, as of December 31, 2017:
	Amount of commitment to expire per period
	Total Amount	Less than 1 year	1 – 3 years	4 – 5 Years	Over 5 years
	(in thousands)
Type of Commitment
Commercial lines-of-credit	$51,118	$43,745	$2,606	$144	$4,623
Real estate lines-of-credit	74,972	4,550	8,089	4,654	57,679
Consumer lines-of-credit	340	—	—	—	340
Letters of Credit	623	623	—	—	—
Total commitments	$127,053	$48,918	$10,695	$4,798	$62,642

As indicated in the preceding table, the Corporation had $127.1 million in total loan commitments at December 31, 2017, with $49.0 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and nonresidential property. Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes. It is anticipated that a significant portion of these lines will expire without being drawn upon.
The following table summarizes the Corporation’s contractual obligations as of December 31, 2017:
	Payments due by period
	Total Amount	Less than 1 year	1 – 3 years	4 – 5 Years	Over 5 years
	(in thousands)
Contractual obligations
Long-term debt	$69,988	$22,398	$8,000	$26,750	$12,840
Capital leases	—	—	—	—	—
Operating leases	1,181	258	520	403	—
Unconditional purchase obligations	—	—	—	—	—
Time deposits	170,615	104,984	46,349	9,873	9,409
Deposits without stated maturities	459,933	—	—	—	459,933
Future deferred compensation payments, including interest	1,439	116	232	183	908
Total obligations	$703,156	$127,756	$55,101	$37,209	$483,090

Long-term debt presented in the preceding table consists of Federal Home Loan Bank borrowings of $47.1 million; $12.8 million of junior subordinated deferrable interest debentures, including $10.3 million issued by the Corporation and $2.5 million assumed from the November 2014 OSB acquisition; and $10.0 million borrowed in connection with the Benchmark acquisition.
Time deposits and deposits without stated maturities included in the preceding table are comprised of customer deposit accounts. Management believes that they have the ability to attract and retain deposit balances by adjusting the interest rates offered.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments — Continued
The future deferred compensation payments, including interest, as noted in the preceding table, includes the Corporation’s agreement with its current Chairman of the Board of Directors to provide for retirement compensation benefits. A deferred compensation liability was also assumed with The OSB acquisition for the benefit of its retired president, with payment that began on May 1, 2010. At December 31, 2017, the net present value of future deferred compensation payments amounted to $782,000, which is included in other liabilities in the December 31, 2017 consolidated balance sheet.
As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2017. The Corporation also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of  $670,000 at December 31, 2017 for supplemental retirement benefits.
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
The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2017:
Change in Interest Rates (basis points)	Percentage Change in Net Interest Income	Percentage Change in Net Income
+100	-3.0%	-6.7%
(100)	-5.7%	-12.8%
+200	-6.2%	-13.7%
(200)	-10.7%	-24.3%
+300	-9.5%	-21.0%
(300)	N/A	N/A
+400	-12.9%	-28.6%

Quantitative and Qualitative Disclosures about Market Risk — Continued
Given a linear 100bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 3.0% and net income would decrease by 6.7%. A 100bp decrease in interest rates would decrease net interest income by 5.7% and decrease net income by 12.8%. Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 6.2% and net income would decrease by 13.7%. A 200bp decrease in interest rates would decrease net interest income by 10.7% and decrease net income by 24.3%. Given a linear 300bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 9.5% and net income would decrease by 21.0%. A 300bp decrease in interest rates cannot be simulated at this time due to the historically low interest rate environment and a 400bp increase in interest rates would decrease net interest income by 12.9% and decrease net income by 28.6%. Management does not expect any significant adverse effect to net interest income in 2017 based on the composition of the portfolio and anticipated trends in rates.
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
Columbus Grove, Ohio
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries (the “Corporation”) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017 and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Corporation as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
CliftonLarsonAllen LLP
We have served as the Corporation’s auditors since 2000.
Toledo, Ohio
March 2, 2018

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS
	2017	2016
	(in thousands except share data)
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$10,718	$9,926
Interest-bearing deposits in other banks	16,556	4,260
Total cash and cash equivalents	27,274	14,186
SECURITIES, available-for-sale	169,428	190,205
FEDERAL HOME LOAN BANK STOCK, at cost	5,302	4,830
CERTIFICATES OF DEPOSIT, at cost	—	1,494
LOANS HELD FOR SALE	2,384	1,510
LOANS AND LEASES	506,412	376,086
Less allowance for loan and lease losses	2,835	3,345
Net loans and leases	503,577	372,741
PREMISES AND EQUIPMENT, net	19,336	13,395
GOODWILL	25,203	10,072
CORE DEPOSIT INTANGIBLE ASSETS, net	1,126	766
CASH SURRENDER VALUE OF LIFE INSURANCE	17,828	17,351
OTHER REAL ESTATE OWNED	159	578
OTHER ASSETS, including accrued interest receivable	8,833	5,991
TOTAL ASSETS	$780,450	$633,119
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$105,828	$98,134
Interest-bearing	524,720	426,546
Total deposits	630,548	524,680
Other borrowings	57,148	18,774
Junior subordinated deferrable interest debentures	12,840	12,806
Other liabilities	4,210	4,301
Total liabilities	704,746	560,561
SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00, authorized 10,000,000 shares; issued 3,760,557 shares	3,761	3,761
Surplus	14,783	14,674
Retained earnings	64,994	62,717
Accumulated other comprehensive loss	(124)	(866)
Treasury stock, at cost, 492,914 shares at December 31, 2017 and 494,040 shares at December 31, 2016	(7,710)	(7,728)
Total shareholders’ equity	75,704	72,558
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$780,450	$633,119

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2017, 2016 and 2015
	Year Ended December 31,
	2017	2016	2015
	(in thousands except share data)
INTEREST INCOME
Loans and leases, including fees	$21,305	$17,457	$18,323
Securities:
Taxable	2,403	2,202	2,549
Tax-exempt	1,682	1,636	1,686
Other	382	332	278
Total interest income	25,772	21,627	22,836
INTEREST EXPENSE
Deposits	2,125	1,687	1,579
Borrowings	993	544	498
Total interest expense	3,118	2,231	2,077
Net interest income	22,654	19,396	20,759
PROVISION (CREDIT) FOR LOAN AND LEASE LOSSES	(350)	(750)	382
Net interest income after provision (credit) for loan and lease losses	23,004	20,146	20,377
NON-INTEREST INCOME
Service charges on deposit accounts	1,711	1,681	1,515
Gain on sale of loans	1,843	618	586
Net securities gains (losses)	(2)	158	116
Change in fair value of mortgage servicing rights	(31)	(12)	263
Increase in cash surrender value of life insurance	397	393	427
Other operating income	2,256	2,065	1,730
Total non-interest income	6,174	4,903	4,637
NON-INTEREST EXPENSES
Salaries, wages and employee benefits	12,038	9,622	9,290
Occupancy expenses	2,917	2,224	2,134
Other operating expenses	7,498	5,938	6,268
Total non-interest expenses	22,453	17,784	17,692
Income before income taxes	6,725	7,265	7,322
PROVISION FOR INCOME TAXES	2,879	1,744	1,405
NET INCOME	$3,846	$5,521	$5,917
NET INCOME PER SHARE (basic and diluted)	$1.18	$1.68	$1.77

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31, 2017, 2016 and 2015
	Year Ended December 31,
	2017	2016	2015
	(in thousands)
NET INCOME	$3,846	$5,521	$5,917
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) during period	1,122	(3,271)	93
Reclassification adjustments for losses (gains) included in net income	2	(158)	(116)
Other comprehensive income (loss), before income taxes	1,124	(3,429)	(23)
Income tax expense (benefit) related to items of other comprehensive income (loss)	382	(1,166)	(8)
Other comprehensive income (loss)	742	(2,263)	(15)
COMPREHENSIVE INCOME	$4,588	$3,258	$5,902

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2017, 2016 and 2015
	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total
	(in thousands)
BALANCE AT DECEMBER 31, 2014	$3,761	$14,666	$53,925	$1,412	$(5,992)	$67,772
Comprehensive income:						—
Net income	—	—	5,917	—	—	5,917
Other comprehensive loss	—	—	—	(15)	—	(15)
Repurchase of 59,111 shares	—	—	—	—	(927)	(927)
Sale of 715 treasury shares	—	3	—	—	11	14
Cash dividends declared, $0.36 per share	—	—	(1,200)	—	—	(1,200)
BALANCE AT DECEMBER 31, 2015	3,761	14,669	58,642	1,397	(6,908)	71,561
Comprehensive income:
Net income	—	—	5,521	—	—	5,521
Other comprehensive loss	—	—	—	(2,263)	—	(2,263)
Repurchase of 43,665 shares	—	—	—	—	(833)	(833)
Sale of 843 treasury shares	—	5	—	—	13	18
Cash dividends declared, $0.44 per share	—	—	(1,446)	—	—	(1,446)
BALANCE AT DECEMBER 31, 2016	3,761	14,674	62,717	(866)	(7,728)	72,558
Comprehensive income:
Net income	—	—	3,846	—	—	3,846
Other comprehensive income	—	—	—	742	—	742
Sale of 1,126 treasury shares	—	9	—	—	18	27
Stock option expense	—	100	—			100
Cash dividends declared, $0.48 per share	—	—	(1,569)	—	—	(1,569)
BALANCE AT DECEMBER 31, 2017	$3,761	$14,783	$64,994	$(124)	$(7,710)	$75,704

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2017, 2016 and 2015
	Years Ended December 31,
	2017	2016	2015
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,846	$5,521	$5,917
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	938	909	659
Purchase accounting loan discount accretion	(891)	(450)	(1,495)
Deferred income taxes	2,660	793	859
Provision (credit) for loan losses	(350)	(750)	382
Gain on sale of loans	(1,843)	(618)	(586)
Net securities losses (gains)	2	(158)	(116)
Change in fair value of mortgage servicing rights	31	12	(263)
Loss (gain) on sale or write-down of other real estate owned	(22)	38	183
Increase in cash surrender value of life insurance	(397)	(393)	(427)
Net amortization of security premiums and discounts	848	885	925
Stock option expense	100	—	—
Deferred compensation expense	90	85	76
Loss on disposal or write-down of premises and equipment	—	176	49
Proceeds from sale of loans held for sale	63,495	27,714	28,767
Originations of loans held for sale	(59,430)	(27,369)	(28,433)
(Increase) decrease in other assets	(519)	(354)	1,613
Increase (decrease) in other liabilities	(2,698)	572	(1,223)
Net cash provided by operating activities	5,860	6,613	6,887
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	38,087	11,558	28,437
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	16,591	30,106	30,797
Purchases of available-for-sale securities	(33,627)	(53,096)	(36,534)
Net proceeds from certificates of deposits	1,494	498	498
Proceeds from sales of premises and equipment	—	315	—
Acquisition of Benchmark Bancorp, Inc., net of cash received	(24,660)	—	—
Proceeds from other real estate owned	823	278	552
Net (increase) decrease in loans and leases	(34,311)	(23,009)	7,306
Bank owned life insurance premium	(80)	(124)	—
Purchases of premises and equipment	(4,182)	(2,399)	(312)
Net cash provided by (used in) investing activities	(39,865)	(35,873)	30,744

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2017, 2016 and 2015 — (Continued)
	Years Ended December 31,
	2017	2016	2015
	(in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	$10,405	$6,279	$(46,914)
Other borrowings:
Proceeds from other borrowings	57,148	18,774	2,118
Principal payments on other borrowings	(18,774)	(2,118)	—
Purchase of treasury shares	—	(833)	(927)
Proceeds from sale of treasury shares	27	18	14
Payments of deferred compensation	(144)	(150)	(154)
Cash dividends paid	(1,569)	(1,446)	(1,200)
Net cash provided by (used in) financing activities	47,093	20,524	(47,063)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,088	(8,736)	(9,432)
CASH AND CASH EQUIVALENTS
At beginning of year	14,186	22,922	32,355
At end of year	$27,274	$14,186	$22,922
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$3,394	$2,195	$2,227
Federal income taxes	$425	$860	$665
Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$382	$(1,166)	$(8)
Non-cash investing activities:
Transfer of loans to other real estate owned	$241	$721	$372
Change in net unrealized gain or loss on available-for-sale securities	$1,124	$(3,429)	$(23)

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
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
The Corporation, through its wholly-owned subsidiary, the Bank, operates in one industry segment, the commercial banking industry. The Bank, organized in 1904 as an Ohio-chartered bank, is headquartered in Columbus Grove, Ohio, with branch offices in Bowling Green, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville and Westerville, Ohio.
The primary source of revenue of the Corporation is providing loans to customers primarily located in Northwestern and West Central Ohio. Such customers are predominately small and middle-market businesses and individuals.
Significant accounting policies followed by the Corporation are presented below.
Use of Estimates in Preparing Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The estimates most susceptible to significant change in the near term include the determination of the allowance for loan losses; valuation of securities, deferred tax assets, and goodwill; and fair value of assets acquired and liabilities assumed in a business combination.
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
Restrictions on Cash
The Corporation was required to maintain cash on hand or on deposit with the Federal Reserve Bank of approximately $1.2 million and $1.1 million at December 31, 2017 and 2016, respectively, to meet regulatory reserve and clearing requirements.
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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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
Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Estimated fair value is determined based on quoted market prices in the secondary market. Any net unrealized losses are recognized through a valuation allowance by charges to income. The Corporation had no unrealized losses at December 31, 2017 and 2016.
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
The allowance is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of loans and leases in light of historical experience, the nature and volume of the loan and lease portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Due to potential changes in conditions, it is at least reasonably possible that changes in estimates will occur in the near term and that such changes could be material to the amounts reported in the Corporation’s consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

•
Non-impaired loans (typically past-due loans, special mention loans and performing substandard loans) are accounted for in accordance with ASC 310-30 “Receivables — Loans and Debt Securities Acquired with Deteriorated Credit Quality” as they display at least some level of credit deterioration since origination.

•
Impaired loans (typically substandard loans on non-accrual status) are accounted for in accordance with ASC 310-30 as they display significant credit deterioration since origination.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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
Loan Sales and Servicing
Certain mortgage loans are sold with mortgage servicing rights retained or released by the Corporation. The value of mortgage loans sold with servicing rights retained is reduced by the cost allocated to the associated mortgage servicing rights. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. The Corporation generally estimates fair value for servicing rights based on the present value of future expected cash flows, using management’s best estimates of the key assumptions — credit losses, prepayment speeds, servicing costs, earnings rate, and discount rates commensurate with the risks involved.
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

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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
Goodwill and Core Deposit Intangible Assets
Goodwill arising from acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred. Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. At December 31, 2017, the Corporation believes the Bank does not have any indicators of potential impairment based on the estimated fair value of its reporting unit.
The core deposit intangible asset resulting from the March 2010 Findlay branch acquisition was determined to have a definite life and was amortized on a straight-line basis over seven years through March 2017. The core deposit intangible asset resulting from the November 2014 Ohio State Bank (“OSB”) acquisition was also determined to have a definite life and is being amortized on a straight-line basis over ten years through October 2024. The core deposit intangible asset resulting from the September 2017 Benchmark Bancorp, Inc. and its wholly owned subsidiary, Benchmark Bank (collectively referred to as “Benchmark”) acquisition was also determined to have a definite life and is being amortized on an accelerated basis over ten years through 2027. Amortization of core deposit intangible assets amounted to $124,000, $96,000 and $96,000 for the years ended December 31, 2017, 2016 and 2015. Future amortization of core deposit intangible assets for the years 2018 thru 2022 are $173,000, $158,000, $151,000, $143,000, and $140,000, respectively.
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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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
The weighted average number of shares used for the years ended December 31, 2017, 2016 and 2015:
	2017	2016	2015
Basic	3,267,305	3,289,497	3,339,242
Diluted	3,272,310	3,289,497	3,339,242

Dividends per share are based on the number of shares outstanding at the declaration date.
Rate Lock Commitments
Loan commitments related to the origination or acquisition of mortgage loans that will be held for sale are accounted for as derivative instruments. The Corporation enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are to be recorded at fair value as derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. At December 31, 2017 and 2016, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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
Subsequent Events
Management evaluated subsequent events through the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2017, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2017, have been recognized in the financial statements for the year ended December 31, 2017. Events or transactions that provided evidence about conditions that did not exist at December 31, 2017 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2017.
On January 18, 2018, United Bancshares, Inc. issued a release announcing that its Board of Directors approved a cash dividend of  $0.12 per common share payable March 15, 2018 to shareholders of record at the close of business on February 28, 2018.
NOTE 2 — NEW ACCOUNTING PRONOUNCEMENTS
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606): Summary and Amendments that Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs — Contracts with Customers (Subtopic 340-40). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the Codification. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2017. The guidance does not apply to revenues associated with financial instruments, including loans and securities that are accounted for under U.S. GAAP. The Corporation has determined that the first quarter adoption of Topic 606-2018 will not have a material impact on its consolidated financial statements.
In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, amending ASU Subtopic 825-10. The amendments in this update make targeted improvements to generally accepted accounting principles (GAAP) as follows: 1) require equity investments to be measured at fair value with changes in fair value recognized in net income; 2) simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; 3) eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; 4) eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; 5) require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; 6) require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; 7) require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and 8) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this update are effective for fiscal years beginning after December 15, 2017. The Corporation has determined that this guidance will not have a material impact on its consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — NEW ACCOUNTING PRONOUNCEMENTS (Continued)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU requires a lessee to recognize on the balance sheet assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. Unlike current GAAP, which requires that only capital leases be recognized on the balance sheet, the ASC requires that both types of leases by recognized on the balance sheet. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2018. Early application is permitted. The adoption of this guidance is not expected to have a material impact on the Corporation’s consolidated financial statements.
In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718). ASU 2016-09 is intended to simplify the accounting for share-based payment transactions, including income tax consequences, classification of awards as either assets or liabilities and classification in the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The Corporation does not expect the adoption of ASU 2016-09 to have a material impact on its consolidated financial statements and related disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2019. Management has begun gathering data and evaluating the process for calculating the allowance for loan losses under the requirements of ASU 2016-13, but has not yet determined the expected impact the adoption of ASU 2016-13 will have on the consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The guidance in this update eliminates the Step 2 from the goodwill impairment test. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted for interim and annual goodwill impairment test with a measurement date after January 1, 2017. The Corporation does not expect the guidance to have a material impact on the consolidated financial statements.
NOTE 3 — ACQUISITION
On September 8, 2017, after receiving full board of director and regulatory approval, the Corporation completed the acquisition of Benchmark in an all cash transaction. Under the terms of the merger agreement, shareholders of Benchmark received approximately $8.59 per share for each outstanding common share. Immediately following the merger of Benchmark with and into the Corporation, Benchmark merged with and into the Bank.
As a result of the acquisition, the two full-service banking centers of Benchmark located in Gahanna and Westerville, Ohio, became full service offices of the Bank, and one mortgage loan production office located in Gahanna Ohio, became a mortgage loan production office of the Bank. The acquisition expands the geographical footprint of the Corporation in Ohio’s fastest growing market and is expected to provide certain cost synergies with the existing Central Ohio operations, as well as income accretion through a

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACQUISITION (Continued)

larger asset base. Acquisition related costs amounted to $1,271,000 in 2017 and $65,000 in 2016, and are included in other non-interest expenses.
Goodwill of  $15.1 million arising from the acquisition consists largely of synergies and the cost savings expected to result from the combining of operations and is not deductible for income tax purposes.
Consideration paid and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date are as follows (dollars in thousands):
Cash and cash equivalents	$6,092
Restricted stock	472
Loans, including loans held for sale	98,804
Premises and equipment	2,483
Core deposit intangible asset	493
Other real estate owned	141
Other assets, including accrued interest receivable	5,342
Total assets acquired	113,827
Deposits	95,545
Other liabilities	2,661
Total liabilities assumed	98,206
Net identifiable assets	15,621
Goodwill	15,131
Total cash paid	$30,752

NOTE 4 — SECURITIES
The amortized cost and fair value of securities as of December 31, 2017 and 2016 are as follows:
	2017		2016
	Amortized cost	Fair value	Amortized cost	Fair value
	(in thousands)
Available-for-sale:
Obligations of states and political subdivisions	$67,160	$67,979	$70,757	$70,624
Mortgage-backed	101,454	100,463	119,758	118,595
Other	1,002	986	1,002	986
Total	$169,616	$169,428	$191,517	$190,205

A summary of unrealized gains and losses on securities at December 31, 2017 and 2016 follows:
	2017		2016
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
	(in thousands)
Available-for-sale:
Obligations of states and political subdivisions	$977	$158	$644	$777
Mortgage-backed	285	1,276	769	1,932
Other	—	16	—	16
Total	$1,262	$1,450	$1,413	$2,725

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — SECURITIES (Continued)

The amortized cost and fair value of securities at December 31, 2017, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Amortized Cost	Fair value
	(in thousands)
Due in one year or less	$2,660	$2,690
Due after one year through five years	19,761	20,017
Due after five years through ten years	39,197	39,659
Due after ten years	106,996	106,076
Other securities having no maturity date	1,002	986
Total	$169,616	$169,428

Securities with a carrying value of  $27.7 million at December 31, 2017 and $26.5 million at December 31, 2016 were pledged to secure public deposits and for other purposes as required or permitted by law.
The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2017 and 2016:
	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2017	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
	(in thousands)
Obligations of states and political subdivisions	$60	$11,951	$98	$6,193	$158	$18,144
Mortgage-backed	236	34,109	1,040	39,105	1,276	73,214
Other	—	—	16	986	16	986
Total temporarily impaired securities	$296	$46,060	$1,154	$46,284	$1,450	$92,344

	Less than 12 months		12 months or more		Total
2016	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
Obligations of states and political subdivisions	$777	$33,312	$—	$—	$777	$33,312
Mortgage-backed	1,882	78,717	50	1,758	1,932	80,475
Other	16	986	—	—	16	986
Total temporarily impaired securities	$2,675	$113,015	$50	$1,758	$2,725	$114,773

There were 102 securities in an unrealized loss position at December 31, 2017, 66 of which were in a continuous unrealized loss position for 12 months or more. Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and prospects, the Corporation’s ability and intent to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2017 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2017 are considered to be temporary.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — SECURITIES (Continued)

Gross realized gains from sale of securities, including securities calls, amounted to $241,000 in 2017, $215,000 in 2016, and $142,000 in 2015, with the income tax provision applicable to such gains amounting to $82,000 in 2017, $73,000 in 2016, and $48,000 in 2015. Gross realized losses from sale of securities amounted to $243,000 in 2017, $57,000 in 2016, and $26,000 in 2015 with related income tax effect of $83,000 in 2017, $19,000 in 2016 and $9,000 in 2015.
NOTE 5 — LOANS AND LEASES
Loans and leases at December 31, 2017 and 2016 consist of the following:
	2017	2016
	(in thousands)
Residential real estate	$121,418	$88,869
Commercial	335,820	244,097
Agriculture	44,510	39,108
Consumer	4,664	4,012
Total loans and leases	$506,412	$376,086

Fixed rate loans and leases approximated $112,007,000 at December 31, 2017 and $75,723,000 at December 31, 2016. Certain commercial and agricultural loans and leases are secured by real estate.
Most of the Corporation’s lending activities are with customers located in Northwestern and West Central Ohio. As of December 31, 2017 and 2016, the Corporation’s loans and leases from borrowers in the agriculture industry represent the single largest industry and amounted to $44,510,000 and $39,108,000, respectively. Agriculture loans and leases are generally secured by property and equipment. Repayment is primarily expected from cash flow generated through the harvest and sale of crops or milk production for dairy products. Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.
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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — LOANS AND LEASES (Continued)

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
The following tables present the activity in the allowance for loan and lease losses by portfolio segment for the years ended December 31, 2017, 2016 and 2015:
	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
	(in thousands)
Balance at December 31, 2016	$896	$1,876	$542	$31	$3,345
Provision (credit) for loan and lease losses	(424)	9	34	31	(350)
Losses charged off	(63)	(553)	(45)	(28)	(689)
Recoveries	92	414	14	9	529
Balance at December 31, 2017	$501	$1,746	$545	$43	$2,835

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2015	$893	$2,540	$373	$28	$3,834
Provision (credit) for loan and lease losses	55	(969)	160	4	(750)
Losses charged off	(86)	(12)	(52)	(10)	(160)
Recoveries	34	317	61	9	421
Balance at December 31, 2016	$896	$1,876	$542	$31	$3,345

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — LOANS AND LEASES (Continued)

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2014	$199	$3,255	$363	$23	$3,840
Provision (credit) for loan and lease losses	971	(767)	166	12	382
Losses charged off	(349)	(98)	(176)	(16)	(639)
Recoveries	72	150	20	9	251
Balance at December 31, 2015	$893	$2,540	$373	$28	$3,834

The following tables present the balance in the allowance for loan and lease losses and the recorded investment in loans and leases by portfolio segment and based on impairment method as of December 31, 2017 and 2016:
	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
	(in thousands)
2017
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$—	$—	$—	$—	$—
Collectively evaluated for impairment	501	1,746	545	43	2,835
Total allowance for loan and lease losses	$501	$1,746	$545	$43	$2,835
Loans and leases:
Individually evaluated for impairment	$—	$—	$—	$—	$—
Acquired with deteriorated credit quality	—	984	194	—	1,178
Collectively evaluated for impairment	68,072	311,274	121,224	4,664	505,234
Total ending loans and leases balance	$68,072	$312,258	$121,418	$4,664	$506,412

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2016
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$399	$619	$—	$—	$1,018
Collectively evaluated for impairment	497	1,257	542	31	2,327
Total allowance for loan and lease losses	$896	$1,876	$542	$31	$3,345
Loans and leases:
Individually evaluated for impairment	$937	$1,980	$—	$—	$2,917
Acquired with deteriorated credit quality	—	573	51	—	624
Collectively evaluated for impairment	62,782	216,933	88,818	4,012	372,545
Total ending loans and leases balance	$63,719	$219,486	$88,869	$4,012	$376,086

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — LOANS AND LEASES (Continued)

The following is a summary of the activity in the allowance for loan and lease losses of impaired loans, which is a part of the Corporation’s overall allowance for loan and lease losses for the years ended December 31, 2017, 2016, and 2015:
	2017	2016	2015
	(in thousands)
Balance at beginning of year	$1,018	$1,371	$807
Provision (credit) for loan and lease losses	(865)	(1,155)	852
Loans charged off	(414)	—	(326)
Recoveries	261	802	38
Balance at end of year	$—	$1,018	$1,371

The average balance of impaired loans and leases (excluding loans and leases acquired with deteriorated credit quality) amounted to $1,450,000, $3,691,000 and $5,579,000 during 2017, 2016 and 2015, respectively. There was no interest income on impaired loans and leases in 2017 compared to $245,000 and $393,000 in interest income recognized by the Corporation on impaired loans and leases on an accrual or cash basis during 2016 and 2015, respectively.
The following table presents loans and leases individually evaluated for impairment by class of loans as of December 31, 2017 and 2016:
	2017		2016
(in thousands)
	Recorded investment	Allowance for loan and lease losses allocated	Recorded investment	Allowance for loan and lease losses allocated
With no related allowance recorded:
Commercial	$—	$—	$—	$—
Commercial and multi-family real estate	—	—	—	—
Agriculture	—	—	—	—
Agricultural real estate	—	—	—	—
Consumer	—	—	—	—
Residential 1 – 4 family real estate	—	—	—	—
With an allowance recorded:
Commercial	—	—	937	399
Commercial and multi-family real estate	—	—	1,980	619
Agriculture	—	—	—	—
Agricultural real estate	—	—	—	—
Consumer	—	—	—	—
Residential 1 – 4 family real estate	—	—	—	—
Total	$—	$—	$2,917	$1,018

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — LOANS AND LEASES (Continued)

The following table presents the recorded investment in nonaccrual loans and leases, loans and leases past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2017 and 2016:
	2017			2016
	Nonaccrual	Loans and leases past due over 90 days still accruing	Troubled Debt Restructurings	Nonaccrual	Loans and leases past due over 90 days still accruing	Troubled Debt Restructurings
	(in thousands)
Commercial	$532	$60	$27	$1,295	$—	$29
Commercial real estate	1,411	—	257	3,462	—	722
Agricultural real estate	233	—	—	277	—	—
Agriculture	—	—	—	—	73	—
Consumer	—	—	—	3	—	—
Residential:
1 – 4 family	591	110	428	966	81	457
Home equity	—	—	—	—	—	—
Total	$2,767	$170	$712	$6,003	$154	$1,208

The nonaccrual balances in the table above include troubled debt restructurings that have been classified as nonaccrual.
The following table presents the aging of the recorded investment in past due loans and leases as of December 31, 2017 and 2016 by class of loans and leases:
	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
	(in thousands)
2017
Commercial	$419	$34	$60	$513	$55,410	$55,923
Commercial real estate	636	354	631	1,621	278,276	279,897
Agriculture	—	145	—	145	12,318	12,463
Agricultural real estate	25	—	—	25	32,022	32,047
Consumer	1	—	—	1	4,663	4,664
Residential real estate	3,418	195	392	4,005	117,413	121,418
Total	$4,499	$728	$1,083	$6,310	$500,102	$506,412

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2016
Commercial	$326	$71	$79	$476	$49,988	$50,464
Commercial real estate	103	147	553	803	192,830	193,633
Agriculture	227	—	—	227	13,026	13,253
Agricultural real estate	—	—	5	5	25,850	25,855
Consumer	10	2	—	12	4,000	4,012
Residential real estate	1,770	484	462	2,716	86,153	88,869
Total	$2,436	$704	$1,099	$4,239	$371,847	$376,086

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — LOANS AND LEASES (Continued)

Credit Quality Indicators:
The Corporation categorizes loans and leases into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Corporation analyzes loans and leases individually by classifying the loans and leases as to the credit risk. This analysis generally includes loans and leases with an outstanding balance greater than $500,000 and non-homogenous loans and leases, such as commercial and commercial real estate loans and leases. This analysis is performed on a quarterly basis. The Corporation uses the following definitions for risk ratings:
•
Special Mention:   Loans and leases which possess some credit deficiency or potential weakness which deserves close attention, but which do not yet warrant substandard classification. Such loans and leases pose unwarranted financial risk that, if not corrected, could weaken the loan and lease and increase risk in the future. The key distinctions of a Special Mention classification are that (1) it is indicative of an unwarranted level of risk, and (2) weaknesses are considered “potential”, versus “defined”, impairments to the primary source of loan repayment.

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

Loans and leases not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans and leases. Loans and leases listed as not rated are generally either less than $500,000 or are included in groups of homogenous loans and leases. As of December 31, 2017 and 2016, and based on the most recent analysis performed, the risk category of loans by class of loans and leases is as follows:
	Pass	Special Mention	Substandard	Doubtful	Not rated
	(in thousands)
2017
Commercial	$47,054	$—	$1,845	$—	$19,173
Commercial and multi – family real estate	234,428	2,344	3,868	—	71,618
Residential 1 – 4 family	11,637	—	174	—	109,607
Consumer	—	—	—	—	4,664
Total	$293,119	$2,344	$5,887	$—	$205,062

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — LOANS AND LEASES (Continued)

	Pass	Special Mention	Substandard	Doubtful	Not rated
2016
Commercial	$41,234	$—	$3,666	$—	$18,819
Commercial and multi – family real estate	162,398	4,239	3,850	—	48,999
Residential 1 – 4 family	210	—	—	—	88,659
Consumer	—	—	—	—	4,012
Total	$203,842	$4,239	$7,516	$—	$160,489

The Corporation considers the performance of the loan and lease portfolio and its impact on the allowance for loan and lease losses. For all loan classes that are not rated, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Generally, all loans not rated that are 90 days past due or are classified as nonaccrual and collectively evaluated for impairment, are considered nonperforming. The following table presents the recorded investment in all loans that are not risk rated, based on payment activity as of December 31, 2017 and 2016:
	Commercial	Commercial and multi-family real estate	Residential 1-4 family	Consumer
	(in thousands)
2017
Performing	$19,113	$70,987	$109,214	$4,664
Nonperforming	60	631	393	—
Total	$19,173	$71,618	$109,607	$4,664

	Commercial	Commercial and multi-family real estate	Residential 1-4 family	Consumer
2016
Performing	$18,740	$48,441	$88,197	$4,012
Nonperforming	79	558	462	—
Total	$18,819	$48,999	$88,659	$4,012

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — LOANS AND LEASES (Continued)

The following table includes the recorded investment and number of modifications for TDR loans and leases during the year ended December 31, 2016 (there were none in 2017). There were no other subsequent defaults relating to TDR loans and leases during the years ended December 31, 2017 and 2016.
	Number of modifications	Recorded investment	Allowance for loan and lease losses allocated
	(dollars in thousands)
2016
Residential Real Estate	1	$72	$—
Commercial	1	30	—
Commercial Real Estate	4	256	—
Total	6	$358	$—

The concessions granted during 2016 included the following: the bank renewed two loans for another one year term, granted an interest only period on one loan, lowered payments and extended the maturity on one loan, modified payments on one loan and brought interest payments current and liquidating inventory of one loan.
The following is additional information with respect to loans and leases acquired with the Benchmark and OSB acquisitions as of December 31, 2017 and 2016:
	Benchmark Bank
	Contractual Principal Receivable	Accretable Difference	Carrying Amount
	(in thousands)
Purchased Performing Loans and Leases
Balance at acquisition	$96,914	$(2,273)	$94,641
Change due to payments received	(7,763)	207	(7,556)
Transfer to foreclosed real estate	—	—	—
Change due to loan charge-off	—	—	—
Balance at December 31, 2017	$89,151	$(2,066)	$87,085

	Contractual Principal Receivable	Non Accretable Difference	Carrying Amount
Purchased Impaired Loans and Leases
Balance at acquisition	$1,588	$(674)	$914
Change due to payments received	—		—
Transfer to foreclosed real estate	—	—	—
Change due to loan charge-off	—	—	—
Balance at December 31, 2017	$1,588	$(674)	$914

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — LOANS AND LEASES (Continued)

	The Ohio State Bank
	Contractual Principal Receivable	Accretable Difference	Carrying Amount
	(in thousands)
2017
Purchased Performing Loans and Leases
Balance at December 31, 2016	$34,416	$(1,476)	$32,940
Accretion of loan discounts	(8,907)	547	(8,360)
Transfer to foreclosed real estate	—	—	—
Change due to loan charge-offs	—	—	—
Balance at December 31, 2017	$25,509	$(929)	$24,580

	Contractual Principal Receivable	Non Accretable Difference	Carrying Amount
Purchased Impaired Loans and Leases
Balance at December 31, 2016	$1,520	$(896)	$624
Change due to payments received	(465)	176	(289)
Transfer to foreclosed real estate	—	—	—
Change due to loan charge-offs	(559)	488	(71)
Balance at December 31, 2017	$496	$(232)	$264

	Contractual Principal Receivable	Accretable Difference	Carrying Amount
2016
Purchased Performing Loans and Leases
Balance at December 31, 2015	$41,873	$(1,809)	$40,064
Accretion of loan discounts	(7,457)	333	(7,124)
Transfer to foreclosed real estate	—	—	—
Change due to loan charge-offs	—	—	—
Balance at December 31, 2016	$34,416	$(1,476)	$32,940

	Contractual Principal Receivable	Non Accretable Difference	Carrying Amount
Purchased Impaired Loans and Leases
Balance at December 31, 2015	$1,959	$(1,194)	$765
Change due to payments received	(238)	108	(130)
Transfer to foreclosed real estate	—	—	—
Change due to loan charge-offs	(201)	190	(11)
Balance at December 31, 2016	$1,520	$(896)	$624

As a result of the acquisitions, the Corporation has loans, for which there was at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition, that all

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — LOANS AND LEASES (Continued)

contractually required payments would not be collected. The carrying amount of those loans was $914,000 as of December 31, 2017 and $967,000 at acquisition for Benchmark. The carrying amount of those loans as of December 31, 2017, December 31, 2016 as well as the date of acquisition, November 14, 2014 was $264,000, $624,000 and $959,000, respectively, for the OSB acquisition.
A $101,000 provision for loan and lease losses was recognized for the year ended December 31, 2017 related to one purchase credit impaired commercial loan from the OSB acquisition for which the sheriff’s appraisal was substantially below the expected collateral value. There was no other provision for loan and lease losses recognized for the years ended December 31, 2017 and 2016 related to the acquired loans and leases as there was no significant change to the credit quality of the loans and leases during the periods.
Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan and lease customers of the Corporation. Such loans and leases are made in the ordinary course of business in accordance with the normal lending policies of the Corporation, including the interest rate charged and collateralization. Such loans amounted to $491,000 and $370,000 at December 31, 2017 and 2016 respectively. The following is a summary of activity during 2017, 2016 and 2015 for such loans:
	2017	2016	2015
	(in thousands)
Beginning of year	$370	$63	$34
Additions	300	630	160
Repayments	(179)	(323)	(131)
End of year	$491	$370	$63

Additions and repayments include loan and lease renewals, as well as net borrowings and repayments under revolving lines-of-credit.
NOTE 6 — PREMISES AND EQUIPMENT
The following is a summary of premises and equipment at December 31, 2017 and 2016:
	2017	2016
	(in thousands)
Land and improvements	$4,069	$3,469
Buildings	17,311	10,434
Equipment	5,018	3,621
Construction in progress	—	2,209
	26,398	19,733
Less accumulated depreciation	7,062	6,338
Premises and equipment, net	$19,336	$13,395

Depreciation expense amounted to $724,000 in 2017, $562,000 in 2016 and $599,000 in 2015.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — SERVICING
Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others amounted to $174,669,000 and $172,171,000 at December 31, 2017 and 2016, respectively.
Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets. The Corporation has elected to record its mortgage servicing rights using the fair value measurement method. Significant assumptions used in determining the fair value of servicing rights as of December 31, 2017 and 2016 include:
Prepayment assumptions:	Based on the PSA Standard Prepayment Model
Internal rate of return:	9% to 11%
Servicing costs:	$50 – $65 per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count
Inflation rate of servicing costs:	3%
Earnings rate:	0.25%
Following is a summary of mortgage servicing rights activity for the years ended December 31, 2017, 2016 and 2015:
	2017	2016	2015
	(in thousands)
Fair value at beginning of year	$1,247	$1,181	$1,218
Capitalized servicing rights – new loan sales	183	273	252
Disposals (amortization based on loan payments and payoffs)	(129)	(195)	(552)
Change in fair value	(31)	(12)	263
Fair value at end of year	$1,270	$1,247	$1,181

The changes in fair value of servicing rights for the years ended December 31, 2017, 2016 and 2015 resulted from changes in external market conditions, including prepayment assumptions, which is a key valuation input used in determining the fair value of servicing. While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period. The prepayment assumption factor used in determining the fair value of servicing at December 31, 2017 was 159 compared to 148 at December 31, 2016 and 170 at December 31, 2015. The earnings rate used in determining the fair value of servicing was 0.25% in 2017, 2016 and 2015.
NOTE 8 — DEPOSITS
Time deposits at December 31, 2017 and 2016 include individual deposits greater than $250,000 of $11,170,000 and $4,341,000, respectively. Interest expense on time deposits greater than $250,000 amounted to $111,000 for 2017, $31,000 for 2016, and $23,000 for 2015.
At December 31, 2017, time deposits amounted to $170,615,000 and were scheduled to mature as follows: 2018, $104,983,000; 2019, $31,964,000; 2020, $14,385,000; 2021, $9,873,000; 2022, $9,213,000; and thereafter, $196,000.
Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are depositors of the Corporation. Such deposits amounted to $3,991,000 and $3,436,000 at December 31, 2017 and 2016, respectively.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — OTHER BORROWINGS
Other borrowings consists of the following at December 31, 2017 and December 31, 2016:
	2017	2016
	(in thousands)
Federal Home Loan Bank borrowings:
Secured notes, with interest at .74%, due March, 2017	—	18,774
Secured note, with interest at 1.52%, due March, 2018	22,048
Secured note, with interest at 0.0%, due October, 2018	100
Secured note, with interest at 1.56%, due September, 2021	7,000
Secured note, with interest at 1.72%, due September, 2020	6,000
Secured note, with interest at 1.86%, due September, 2021	6,000
Secured note, with interest at 1.97%, due September, 2022	6,000
United Bankers Bank
Note payable, with interest at 4.875% payable quarterly, and $250,000 principal payments commencing December 1, 2018, with any remaining unpaid principal, due September 1, 2022. All Union Bank stock is held as collateral.	10,000
Total other borrowings	$57,148	$18,774

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock and eligible mortgage loans approximating $88,454,000 at December 31, 2017. At December 31, 2017, the Corporation had $63,704,000 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.
Future maturities of other borrowings are as follows: 2018, $22,398; 2019, $1,000,000; 2020, $7,000,000; 2021, $14,000,000; and 2022, $12,750,000.
NOTE 10 — JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES
The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation. United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures. United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation. The debentures have a stated maturity date of March 26, 2033. As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option. Interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 4.82% at December 31, 2017, 4.15% at December 31, 2016, and 3.57% at December 31, 2015, with interest payable quarterly. The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.
The Corporation assumed $3,093,000 of trust preferred securities from the OSB acquisition with $3,000,000 of the liability guaranteed by the Corporation, and the remaining $93,000 secured by an investment in the trust preferred securities. The trust preferred securities have a carrying value of  $2,540,000 at December 31, 2017 and $2,506,000 at December 31, 2016. The difference between the principal owed and the carrying value is due to the below-market interest rate on the debentures. The debentures have a stated maturity date of April 23, 2034. Interest is at a floating rate adjustable quarterly and equal to 285 basis points over the 3-month LIBOR amounting to 4.21% at December 31, 2017 and 3.73% at December 31, 2016.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES (Continued)

Interest expense on the debentures amounted to $596,000 in 2017, $496,000 in 2016, and $446,000 in 2015, and is included in interest expense-borrowings in the accompanying consolidated statements of income.
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
NOTE 11 — OTHER OPERATING EXPENSES
Other operating expenses consisted of the following for the years ended December 31, 2017, 2016 and 2015:
	2017	2016	2015
	(in thousands)
Data processing	$1,164	$999	$1,053
Professional fees	1,471	785	907
Ohio Financial Institution tax	523	285	453
Advertising	1,062	605	484
ATM processing and other fees	611	570	438
Amortization of core deposit intangible assets	133	137	137
Postage	43	40	43
Stationery and supplies	178	105	99
FDIC assessment	185	269	358
Loan closing fees	421	290	191
Other real estate owned	36	46	354
Deposit losses	72	27	36
Other	1,599	1,780	1,715
Total other operating expenses	$7,498	$5,938	$6,268

Other operating expenses included $1,271,000 in 2017 and $65,000 in 2016 relating to the acquisition described in Note 3.
NOTE 12 — INCOME TAXES
On December 22, 2017, the U.S. Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 118 (“SAB 118”), which allows us to record provisional amounts if our accounting for the effects of H.R. 1 at December 31, 2017 is incomplete because we do not have the necessary information available, prepared, or analyzed in reasonable detail. This would include lack of clarity in interpreting and applying all of the provisions of H.R. 1. Accordingly, our total $1,136 million expense to re-measure our deferred taxes is provisional for certain items, including fixed assets depreciation and the deductibility of certain executive compensation. SAB 118 allows a measurement period not to extend beyond one year from the Act’s enactment date to complete the necessary accounting.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES (Continued)

The provision for income taxes for the years ended December 31, 2017, 2016 and 2015 consist of the following:
	2017	2016	2015
	(in thousands)
Current	$219	$951	$546
Deferred	1,524	793	859
Enactment of federal tax reform	1,136	—	—
Total provision for income taxes	$2,879	$1,744	$1,405

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:
	2017	2016	2015
	(in thousands)
Expected tax using statutory tax rate of 34%	$2,287	$2,470	$2,489
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(572)	(558)	(577)
Tax-exempt income on life insurance contracts	(135)	(134)	(145)
Deductible dividends paid to United Bancshares, Inc. ESOP	(57)	(49)	(39)
Uncertain tax position reserves	—	(22)	(25)
Non-deductible merger and acquisition costs	117	—	—
Accounting method change relating to bad debt reserve recapture	—	—	(332)
Enactment of federal tax reform	1,136
Other, net	103	37	34
Total provision for income taxes	$2,879	$1,744	$1,405

The deferred income tax provision of  $2,660,000 in 2017 included the impact of federal tax reforms. The remaining deferred income tax provision in 2017, as well as the deferred tax provision of  $793,000 in 2016 and $859,000 in 2015, resulted from the tax effects of temporary differences. There was no impact for changes in the valuation allowance for deferred tax assets; however, there was a one-time tax benefit of $332,000 recognized in 2015 due to the I.R.S. Revenue Procedures 2015-13 and 2015-14 reclassed in January 2015.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2017 and 2016 are presented below:
	2017	2016
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$611	$1,156
Deferred compensation	305	512
Alternative minimum tax credits	847	627
Nonaccrual loan interest	301	598
Deferred loan fees	112	153
Accrued vacation expense	86	134
Accrued profit sharing	115	161
Loans fair value adjustments	781	709
Unrealized loss on securities available-for sale	64	446
Other	81	91
Net operating loss carryforward	2,461	708
Total deferred tax assets	5,764	5,295
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	526	849
Capitalized mortgage servicing rights	267	424
Fixed asset depreciation	264	75
Acquisition intangibles	1,803	2,679
Trust preferred fair value adjustment	116	200
Other	107	12
Total deferred tax liabilities	3,083	4,239
Net deferred tax assets	$2,681	$1,056

Net deferred tax assets at December 31, 2017 and 2016 are included in other assets in the consolidated balance sheets. At December 31, 2017, the corporation has $847,000 of federal alternative minimum tax credit carryforwards that do not expire. Under the Act, the Corporation expects to recover $832,000 of this by 2022 via reduction of regular tax liability or refund. The remaining $15,000 was acquired with the acquisition of Benchmark and is subject to limitations under Section 382 of the Internal Revenue Code. Management expects this amount to be fully recoverable.
The Corporation acquired $15 million in federal loss carryforwards with the acquisition of OSB during 2014, which losses expire in years ranging from 2029 to 2033. Use of these losses is limited to $126,000 per year under Section 382 of the Internal Revenue Code; therefore Management recorded in deferred tax assets the tax benefit of only $2.5 million of the losses that are more likely than not to be utilized before expiration. At December 31, 2017 $14.7 million of the loss carryforwards remain; the benefit of $2.1 million of these losses is reflected in deferred tax assets.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — INCOME TAXES (Continued)

The Corporation acquired $9.6 million in federal loss carryforwards with the Benchmark acquisition described in Note 3, which losses expire in years ranging from 2029 to 2036. Under Section 382 of the Internal Revenue Code, the annual limitation on the use of these losses is $594,000. Management has determined that all of the losses are more likely than not to be utilized before expiration. At December 31, 2017 $9.6 million of the loss carryforwards remain; the benefit of which is reflected in deferred tax assets.
Management believes it is more likely than not that the benefit of recorded deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2017 and 2016.
Unrecognized Tax Benefits
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:
	2017	2016
	(in thousands)
Balance at January 1	$—	$20
Reductions due to the statute of limitation	—	(20)
Balance at December 31	$—	$—

The Corporation had no unrecognized tax benefits at December 31, 2017 and 2016.
The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2014. There are no current federal examinations of the Corporation’s open tax years.
NOTE 13 — EMPLOYEE AND DIRECTOR BENEFITS
The Corporation sponsors a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions. The plan permits investing in the Corporation’s stock subject to certain limitations. Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations. The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations. Contribution expense for the plan amounted to $776,000, $632,000 and 617,000, in 2017, 2016, and 2015, respectively. At December 31, 2017, the plan owned 359,761 shares of the Corporation’s common stock.
The Corporation also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies. In connection with the policies, the Corporation has provided an estimated liability for accumulated supplemental retirement benefits amounting to $1,452,000 and $1,506,000 at December 31, 2017 and 2016, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Corporation has also purchased split-dollar life insurance policies for investment purposes and to fund other employee benefit plans. The combined cash values of these policies aggregated $17,830,000 and $17,351,000 at December 31, 2017 and 2016, respectively.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — EMPLOYEE AND DIRECTOR BENEFITS (Continued)

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan. The Corporation sold from treasury 1,126 shares in 2017, 843 shares in 2016, and 715 shares in 2015 under the plan.
The Chief Executive Officer of the Corporation has an employment agreement which provides for certain compensation and benefits should any triggering events occur, as specified in the agreement, including change of control or termination without cause.
NOTE 14 — FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
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
The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2017 and 2016:
	Contract amount
	2017	2016
	(in thousands)
Commitments to extend credit	$126,885	$90,713
Letters of credit	$623	$310

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
Letters of credit are written conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. All of the letters of credit outstanding at December 31, 2017 expire in 2018. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation requires collateral supporting these commitments when deemed necessary.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — REGULATORY MATTERS
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
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of Common Equity Tier 1 Capital (CET1) to risk-weighted assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2017 and 2016, that the Corporation and Bank meet all capital adequacy requirements to which they are subject. Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.
As of December 31, 2017, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum CET1, total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.
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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — REGULATORY MATTERS (Continued)

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2017 and 2016 are presented in the following table:
	Actual		Minimum capital requirement		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2017
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)*
Consolidated	$60,438	10.2%	$26,765	≥4.5%	N/A	N/A
Bank	$63,649	10.7%	$26,704	≥4.5%	$38,573	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$63,273	10.6%	$47,581	≥8.0%	N/A	N/A
Bank	$66,559	11.2%	$47,474	≥8.0%	$59,343	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$60,438	10.2%	$35,686	≥6.0%	N/A	N/A
Bank	$63,649	10.7%	$35,606	≥6.0%	$47,474	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$60,438	9.2%	$26,198	≥4.0%	N/A	N/A
Bank	$63,649	8.5%	$29,838	≥4.0%	$37,298	5.0%
As of December 31, 2016
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)*
Consolidated	$75,273	16.2%	$20,912	≥4.5%	N/A	N/A
Bank	$73,559	15.9%	$20,878	≥4.5%	$30,157	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$78,618	16.9%	$37,177	≥8.0%	N/A	N/A
Bank	$76,959	16.6%	$37,116	≥8.0%	$46,395	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$75,273	16.2%	$27,882	≥6.0%	N/A	N/A
Bank	$73,559	15.9%	$27,837	≥6.0%	$37,116	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$75,273	12.5%	$24,147	≥4.0%	N/A	N/A
Bank	$73,559	12.0%	$24,461	≥4.0%	$30,576	5.0%

*
CET1 is effective as of January 1, 2016

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — REGULATORY MATTERS (Continued)

On a parent company only basis, the Corporation’s primary source of funds is dividends paid by the Bank. The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare dividends without the approval of the State of Ohio, Division of Financial Institutions (the “ODFI”), unless the total dividends in a calendar year exceed the total of the Bank’s net profits for the year combined with its retained profits of the two preceding years.
NOTE 16 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION
A summary of condensed financial information of the parent company as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, is as follows:
Condensed Balance Sheets	2017	2016
	(in thousands)
Assets:
Cash	$4,268	$294
Investment in bank subsidiary	92,247	83,950
Other assets	2,167	1,222
Total assets	$98,682	$85,466
Liabilities:
Junior subordinated deferrable interest debentures	$12,840	$12,806
Other borrowings	10,000	—
Other liabilities	138	102
Total liabilities	22,978	12,908
Shareholders’ equity	75,704	72,558
Total liabilities and shareholders’ equity	$98,682	$85,466

Condensed Statements of Income	2017	2016	2015
	(in thousands)
Income – dividends from bank subsidiary	$28,000	$2,575	$3,000
Expenses – interest expense, professional fees and other expenses, net of federal income tax benefit	(835)	(703)	(577)
Income before equity in undistributed net income of bank subsidiary	27,165	1,872	2,423
Equity in undistributed net income of bank subsidiary	(23,319)	3,649	3,494
Net income	$3,846	$5,521	$5,917

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — CONDENSED PARENT COMPANY FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows	2017	2016	2015
	(in thousands)
Cash flows from operating activities:
Net income	$3,846	$5,521	$5,917
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	23,319	(3,649)	(3,494)
Depreciation and amortization	34	39	59
Loss on disposal of premises	—	91	—
(Increase) decrease in other assets	(945)	17	(53)
Increase (decrease) in other liabilities	14	32	(101)
Net cash provided by operating activities	26,268	2,051	2,328
Cash flows from investing activities:
Acquisition of Benchmark	(30,752)	—	—
Proceeds from sale of premises	—	170	—
Net cash provided by (used in) investing activities	(30,752)	170	—
Cash flows from financing activities:
Proceeds from other borrowings	10,000	—	—
Purchase treasury stock	—	(833)	(927)
Proceeds from sale of treasury shares	27	18	14
Cash dividends paid	(1,569)	(1,446)	(1,200)
Net cash provided by (used in) financing activities	8,458	(2,261)	(2,113)
Net increase (decrease) in cash	3,974	(40)	215
Cash at beginning of the year	294	334	119
Cash at end of the year	$4,268	$294	$334

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market. The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares. The Corporation purchased 43,665 shares in 2016 and 59,111 shares in 2015 (none in 2017) under the program.
NOTE 17 — FAIR VALUE MEASUREMENTS
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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — FAIR VALUE MEASUREMENTS (Continued)

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
Level 1 —
Unadjusted quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date.

Level 2 —
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

Level 3 —
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

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2017 and 2016, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:
2017	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
	(in thousands)
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$—	$67,979	$—	$67,979
Mortgage-backed	—	100,463	—	100,463
Other	984	2	—	986
Mortgage servicing rights	—	—	1,270	1,270
Total recurring	$984	$168,444	$1,270	$170,698
Nonrecurring:
Other real estate owned	—	—	159	159
Total nonrecurring	$—	$—	$159	$159

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — FAIR VALUE MEASUREMENTS (Continued)

2016	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
	(in thousands)
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	—	$68,386	$2,238	$70,624
Mortgage-backed	—	118,595	—	118,595
Other	984	2	—	986
Mortgage servicing rights	—	—	1,247	1,247
Total recurring	$984	$186,983	$3,485	$191,452
Nonrecurring:
Impaired loans, net	$—	$—	$1,899	$1,899
Other real estate owned	—	—	578	578
Total nonrecurring	$—	$—	$2,477	$2,477

There was one security measured at fair value included in the Level 3 hierarchy during 2016 due to the lack of observable quotes in inactive markets for the instrument. The following table presents the changes in fair value for the security for the years ended December 31, 2017, 2016, and 2015.
Securities valued using Level 3 inputs	2017	2016	2015
	(in thousands)
Balance at beginning of year	$2,238	$2,389	$2,536
Principal payments received	(2,238)	(151)	(145)
Changes in fair value	—	—	(2)
Balance at end of year	$—	$2,238	$2,389

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2017, 2016 and 2015:
Mortgage Servicing Rights	2017	2016	2015
	(in thousands)
Balance at beginning of year	$1,247	$1,181	$1,218
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	183	273	252
Disposals – amortization based on loan payments and payoffs	(129)	(195)	(552)
Changes in fair value	(31)	(12)	263
Balance at end of year	$1,270	$1,247	$1,181

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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — FAIR VALUE MEASUREMENTS (Continued)

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
Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment. Financial assets and financial liabilities, excluding impaired loans and other real estate owned, measured at fair value on a nonrecurring basis were not significant at December 31, 2017.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2017 and 2016 are as follows:
	2017		2016
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
	(in thousands)
FINANCIAL ASSETS
Cash and cash equivalents	$27,274	$27,274	$14,186	$14,186	1
Securities, including FHLB stock	174,730	174,730	195,035	195,035	2,3
Certificates of deposit	—	—	1,494	1,494	2
Loans held for sale	2,384	2,384	1,510	1,510	3
Net loans and leases	503,577	500,916	372,741	371,493	3
Mortgage servicing rights	1,270	1,270	1,247	1,247	3
	$709,235	$706,574	$586,213	$584,965

	2017		2016
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
	(in thousands)
FINANCIAL LIABILITIES
Deposits
Maturity	$170,615	$168,914	$129,460	$128,592	3
Non-maturity	459,933	459,933	395,220	395,220	1
Other borrowings	57,148	57,096	18,774	18,774	3
Junior subordinated deferrable interest debentures	12,840	9,790	12,806	9,295	3
	$700,536	$695,733	$556,260	$551,881

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amounts, and would be considered Level 1 inputs.
There are also unrecognized financial instruments at December 31, 2017 and 2016 which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $127,508,000 at December 31, 2017 and $91,023,000 at December 31, 2016. Such amounts are also considered to be the estimated fair values.
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

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Securities:
Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy. The Corporation had one security that was classified as Level 3 at December 31, 2016 (none at December 31, 2017).
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
The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
NOTE 19 — LEASING ARRANGEMENTS
The Corporation leases various branch facilities under operating leases. Rent expense was $111,000, $107,000, and $45,000 for the years 2017, 2016 and 2015, respectively.
The following is a schedule of future minimum rental payments required under the facility leases as of December 31, 2017:
Year ending December 31	Amount
(in thousands)
2018	$258
2019	259
2020	261
2021	263
2022	140
Total	$1,181

NOTE 20 — STOCK-BASED COMPENSATION
At the 2016 Annual Shareholders Meeting, the shareholders of the Corporation adopted the United Bancshares, Inc. 2016 Stock Option Plan (the “Plan”), which permits the Corporation to award non-qualified stock options to eligible participants. A total of 250,000 shares are available for issuance pursuant to the Plan.
Under the Plan, the Corporation issued 30,151 options during 2017 at an exercise price of  $21.70 and 33,352 options during 2016 at an exercise price of  $19.32. Following is a summary of activity for stock options for the years ended December 31, 2017 and 2016 (number of shares):
	2017	2016
Outstanding, beginning of year	33,352	—
Granted	30,151	33,352
Exercised	—	—
Outstanding, end of year	63,503	33,352
Weighted average exercise price at end of year	$20.45	$19.32
The options vest over a three-year period on the anniversary of the date of grant. At December 31, 2017, 11,117 options were vested and outstanding options had a weighted average remaining contractual term of 6.28 years.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — STOCK-BASED COMPENSATION (Continued)

The fair value of options granted is estimated at the date of grant using the Black Scholes option pricing model. Following are assumptions used in calculating the fair value of the options granted in 2017 and 2016:
	2017	2016
Weighted-average fair value of options granted	$7.35	$6.27
Average dividend yield	2.23%	2.31%
Expected volatility	40.00%	40.00%
Rick-free interest rate	2.06%	1.58%
Expected term (years)	7	7
Total compensation expense related to the stock options granted in 2016 is expected to be $209,000 and is being recognized ratably over the 36 month period beginning January 1, 2017. Total compensation expense related to the stock options granted in 2017 is expected to be $222,000 and is being recognized ratably over the 36 month period beginning August 1, 2017. Stock option expense for outstanding awards amounted to $100,000 for the year ended December 31, 2017.
NOTE 21 — CONTINGENT LIABILITIES
In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.
NOTE 22 — QUARTERLY FINANCIAL DATA (UNAUDITED)
The following represents a summary of selected unaudited quarterly financial data for 2017 and 2016:
	Interest Income	Net Interest Income	Net Income	Net Income Per Share
				Basic	Diluted
	(in thousands, except share data)
2017
First quarter	$5,468	$4,859	$1,394	$0.43	$0.43
Second quarter	$5,920	$5,270	$1,185	$0.36	$0.36
Third quarter	$6,484	$5,708	$402	$0.12	$0.12
Fourth quarter	$7,900	$6,817	$865	$0.27	$0.27
2016
First quarter	$5,245	$4,731	$1,307	$0.40	$0.40
Second quarter	$5,303	$4,746	$1,336	$0.40	$0.40
Third quarter	$5,541	$4,961	$1,378	$0.42	$0.42
Fourth quarter	$5,538	$4,958	$1,500	$0.46	$0.46

OFFICERS — UNITED BANCSHARES, INC.
Brian D. Young — President/Chief Executive Officer
Daniel J. Lucke — Chief Financial Officer
Heather M. Oatman — Secretary
OFFICERS — THE UNION BANK COMPANY
Brian D. Young — President/CEO/Chairman
Curtis E. Shepherd — Executive Vice President
Daniel J. Lucke — Vice President/CFO
Heather M. Oatman — Senior Vice President/Secretary
Teresa M. Deitering — Senior Vice President
John P. Miller — Senior Vice President
Norman V. Schnipke — Senior Vice President
Vice President
Janice C. Acerro	Michael E. Pultz
Dan M. Best	Jason A. Recker
Donna J. Brown	Amy E. Reese
Paul M. Cira	Rosemarie Roman
Steven L. Floyd	Ricardo Rosado
Vicky K. Gilbert	Thomas J. Sansone
Erin W. Hardesty	Stephen G. Scherer
Susan A. Hojnacki	David E. Stuthard
Mark G. Honigford	J. Kevin Taylor
Max E. Long	Jason R. Thornell
Karen M. Maag	Paul A. Walker
Doris A. Neumeier	Vikki L. Williams
Brent D. Nussbaum
Assistant Vice President
Kathi J. Amstutz	Sarah E. Klausing
Nancianne Carroll	Bart H. Mills
David M. Cornwell	Peter J. Rafaniello
Thomas M. Cox	Sharon R. Sharpe
Sony S. Dawson	Craig R. Stechschulte
Chase H. Doll	Theresa A. Stein-Moenter
Adina S. Fugate	Stacia R. Thompson
Deborah A. Gaines	Matthew J. Tway
Jason D. Goldsmith	Jarod M. VanWinkle
Christina J. Hegemier	Kimberly S. Verhoff
Machiel K. Hindall	Lori L. Watson
Richard A. Hirsch	Pamela J. Workman
Laura M. Kitchen
Officer
Mary Jo Horstman
Zachary P. Nycz
Christopher D. Schuler
Lacey A. Webb

UNITED BANCSHARES, INC.
Columbus Grove, Ohio
DIRECTORS — UNITED BANCSHARES, INC.
NAME	AGE	DIRECTOR SINCE	NAME	AGE	DIRECTOR SINCE
Robert L. Benroth Putnam County Auditor	55	2003	Daniel W. Schutt Vice Chairman, Retired Banker	70	2005
James N. Reynolds Chairman, Retired Banker	80	2000	R. Steven Unverferth Chairman, Unverferth Manufacturing Corporation, Inc.	65	2005
H. Edward Rigel Farmer, Rigel Farms, Inc.	75	2000	Brian D. Young President/CEO	51	2012
David P. Roach Vice-President/GM, First Family Broadcasting of Ohio	67	2001
DIRECTORS — THE UNION BANK COMPANY
NAME	AGE	DIRECTOR SINCE(a)	NAME	AGE	DIRECTOR SINCE(a)
Robert L. Benroth Putnam County Auditor	55	2001	H. Edward Rigel Farmer, Rigel Farms, Inc.	75	1979
Anthony M.V. Eramo Vice-President/Acct Relationship Mgr, McGuire Performance Solutions	52	2016	David P. Roach Vice-President/GM, First Family Broadcasting of Ohio	67	1997
Herbert H. Huffman Retired — Educator	67	1993	Robert M. Schulte, Sr. Businessman/Spherion Services	85	1994
Kevin L. Lammon Village Administrator, Village of Leipsic	63	1996	Daniel W. Schutt Retired Banker	70	2005
William R. Perry Farmer	59	1990	R. Steven Unverferth Chairman, Unverferth Manufacturing Corporation, Inc.	65	1993
James N. Reynolds Retired Banker	80	1966	Brian D. Young President/CEO/Chairman	51	2008

(a)
Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.