Form 10-K, Exhibit 13
period 2018-12-31
UNITED BANCSHARES INC/OH
filed 2019-03-04
CIK 1087456

Exhibit 13

Table of Contents

Page(s)

President’s Letter	1
Market Price and Dividends on Common Stock	2
Five-Year Summary of Selected Financial Data	3
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Report of Independent Registered Public Accounting Firm	17

Financial Statements
Consolidated Balance Sheets	18
Consolidated Statements of Income	19

Consolidated Statements of Comprehensive Income	20
Consolidated Statements of Shareholders’ Equity	21

Consolidated Statements of Cash Flows	22
Notes to Consolidated Financial Statements	23

Directors and Officers	61

Shareholders, Clients, and Team Members:

I am pleased to report that as a result of the effort and commitment of our team members your Company reported record pre-tax and net income of $9.7 million and $8.2 million, respectively in 2018.  The Company’s 2018 net income represented an increase of 114% and 49%, respectively, as compared to 2017 and 2016.  Additionally the Company’s Board of Directors approved a $0.13 per common share dividend, which represents an 8.3% increase over the previous quarter.

During 2018, we continued the execution of our strategic initiatives to further increase the value of your Company through growth and targeted investments.   In addition to record profitability, those efforts lead to positive results including loan and deposit growth of 10.9% and 5.7%, respectively.  In addition to continued growth, the Company has been putting efforts into further development of our residential loan originations and governmental lending.  During 2018, the Company invested $250,000 to establish a residential loan production office in our Central Ohio market and added additional resources to our governmental lending team. While both of these initiatives required net investments for the year, we believe these areas will result in additional non-interest income through increased loan sale activity in the future.  We believe by focusing the growth of these areas in our current markets, we will give the Company the opportunity to grow relationships not merely conduct transactions.  Relationship banking is, has been and will continue to be the fundamental driver of our long-term profitability and success.

In 2019, we plan to continue to invest in our most important driver of success, our team members.  In addition to further development of our current team members, we are always exploring ways to add team members with the desired expertise as we continue to expand in size and complexity.  All the while we remain unwavering in the promotion of our core values throughout that process.  Those core values are not just a tag line or a feel good cliché, but undeniably the primary driver of our financial successes.

The Company also continues to make investments in technology to create internal efficiencies, reduce the risk of fraud, and enhance customer tools and resources. Such efforts have yielded positive results in our customers’ use of technology-based products.  We believe that effectively implementing technology will promote growth and support for our growing footprint.

Our continued accomplishments is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan. Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.  Thank you for your ongoing support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

UNITED BANCSHARES, INC.

DESCRIPTION OF THE CORPORATION

United Bancshares, Inc., an Ohio corporation (the “Corporation”), is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Corporation was incorporated and organized in 1985. The executive offices of the Corporation are located at 105 Progressive Drive, Columbus Grove, Ohio 45830. Effective February 1, 2007, the Bank formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio. The operations of UBC are located in Wilmington, Delaware. Effective, December 4, 2009, the Bank formed a wholly-owned subsidiary UBC Property, Inc. to hold and manage certain property that was acquired in lieu of foreclosure. At this time all other real estate owned property is being held at the Bank. Through its subsidiary, the Bank, the Corporation is engaged in the business of commercial banking and offers a full range of commercial banking services.

The Union Bank Company is an Ohio state-chartered bank, which serves Allen, Delaware, Franklin, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville, Westerville and Worthington, Ohio.

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001. As of December 31, 2018, the common stock was held by 1,143 shareholders of record.

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary

United Bancshares, Inc.

105 Progressive Drive

Columbus Grove, Ohio 45830

800-837-8111

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	(Dollars in thousands, except per share data)
	Years ended December 31,
	2018	2017	2016	2015	2014
Statements of income:
Total interest income	$34,365	$25,772	$21,627	$22,836	$19,620
Total interest expense	6,158	3,118	2,231	2,077	2,668
Net interest income	28,207	22,654	19,396	20,759	16,952
Provision (credit) for loan losses	450	(350)	(750)	382	(430)
Net interest income after provision (credit) for loan losses	27,757	23,004	20,146	20,377	17,382
Total non-interest income	9,428	6,099	4,832	4,572	4,334
Total non-interest expenses	27,436	22,378	17,713	17,627	16,322
Income before federal income taxes	9,749	6,725	7,265	7,322	5,394
Federal income taxes	1,529	2,879	1,744	1,405	1,083
Net income	$8,220	$3,846	$5,521	$5,917	$4,311
Per share of common stock:
Net income - basic	$2.51	$1.18	$1.68	$1.77	$1.27
Dividends	0.48	0.48	0.44	0.36	0.35
Book value	$24.76	$23.17	$22.21	$21.62	$20.12
Average shares outstanding - basic	3,268,667	3,267,305	3,289,497	3,309,339	3,406,194
Average shares outstanding - diluted	3,269,834	3,272,310	3,289,497	3,309,339	3,406,194
Year end balances:
Loans (1)	$569,319	$508,796	$377,596	$354,597	$361,167
Securities (2)	172,656	174,730	195,035	187,759	211,291
Total assets	830,300	780,450	633,119	608,665	650,200
Deposits	666,236	630,548	524,680	518,419	565,445
Shareholders' equity	80,944	75,704	72,558	71,561	67,772
Average balances:
Loans (1)	540,687	421,564	361,437	358,368	310,237
Securities (2)	173,592	189,815	191,813	207,738	201,447
Total assets	802,989	683,164	614,688	628,753	589,710
Deposits	647,987	565,710	519,102	531,359	498,224
Shareholders' equity	76,142	75,597	74,067	69,981	64,869
Selected ratios:
Net yield on average interest earning assets (3)	3.96%	3.80%	3.59%	3.75%	3.28%
Return on average assets	1.02%	0.56%	0.90%	0.94%	0.73%
Return on average shareholders' equity	10.80%	5.09%	7.45%	8.46%	6.65%
Net loan charge-offs (recoveries) as a percentage of average outstanding net loans	-0.04%	0.04%	-0.07%	0.11%	-0.08%
Allowance for loan losses as a percentage of year end loans	0.63%	0.56%	0.89%	1.09%	1.06%
Shareholders' equity as a percentage of total assets	9.75%	9.70%	11.46%	11.76%	10.42%

Notes:
1) Includes loans held for sale.
2) Includes Restricted Bank Stock.
3) Net yield on average interest-earning assets was computed on a tax-equivalent basis.
4) Financial data for 2014 and subsequent years includes the impact of The Ohio State Bank acquisition.
5) Financial data for 2017 includes the impact of the Benchmark Bancorp acquisition.

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

The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc. Results for 2018 and 2017 were affected by the completion of the acquisition of Benchmark Bancorp, Inc. and its wholly-owned subsidiary, Benchmark Bank (“Benchmark”) on September 8, 2017. This section should be read in conjunction with the consolidated financial statements and the supplemental data contained elsewhere in the Annual Report on Form 10-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

United Bancshares, Inc. (the “Corporation”) is a financial holding company that conducts business through its wholly-owned subsidiary, The Union Bank Company (the “Bank”). The Bank is an Ohio state-chartered commercial bank that provides financial services to communities based in northwest Ohio and central Ohio, where it operates seventeen full-service branches.

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

Financial Condition

Consolidated assets for the Corporation and the Bank totaled $830.3 million at December 31, 2018, compared to $780.5 million at December 31, 2017, representing an increase of $49.8 million or 6.4%. The increase in total assets was primarily the result of an increase of $54.5 million (10.8%) in net loans, $5.3 million in loans held for sale and $3.4 million in goodwill, offset by a decrease of $10.8 million (39.6%) in cash and cash equivalents and a decrease of $2.1 million (1.2%) in securities available for sale. Deposits during this same period increased $35.7 million (5.7%) and other borrowings increased $7.1 million (15.0%). In August, the Corporation completed a review of the accounting and tax implications of the Benchmark transaction and determined its liability for federal income tax associated with the transaction was greater than estimated at the time of the acquisition. As a result, consistent with measurement date purchase accounting adjustments for business combinations, the Corporation recorded the additional tax liability, as well as certain other measurement date deferred tax adjustments during the third quarter of 2018 with a corresponding $3.4 million increase to goodwill.

Loans and Leases

At December 31, 2018, total loans and leases, including loans and leases held for sale, amounted to $569.3 million compared to $508.8 million at December 31, 2017, an increase of $60.5 million (11.9%). The following categories within the loan and lease portfolio represent the majority of the change during 2018: residential real estate increased $5.9 million (4.8%), commercial loans increased $53.8 million (15.9%), agriculture loans decreased $1.2 million (2.7%), and consumer loans increased $2.0 million.

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

Securities, including FHLB stock, totaled $172.7 million at December 31, 2018 compared to $174.7 million at December 31, 2017, a decrease of $2.0 million (1.2%). The amortized cost of the securities portfolio only decreased $29,000 in 2018, and the Corporation experienced an increase in net unrealized losses on securities of $2.0 million during 2018.

The Corporation is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB. FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment. There were no changes to the FHLB stock balance during 2018.

At December 31, 2018, the Corporation’s investment securities portfolio included $59.5 million in U.S. states and political subdivisions securities, which is $21.5 million (26.5%) lower than shareholders’ equity as of that date. The largest exposure to any one state is $11.9 million, or 20%, issued within the state of Wisconsin. The Corporation’s procedures for evaluating investments in securities issued by states, municipalities and political subdivisions are in accordance with guidance issued by the Board of Governors of the Federal Reserve System, “Investing in Securities without Reliance on Nationally Recognized Statistical Rating Agencies” (SR 12-15) and other regulatory guidance. Credit ratings are considered in our analysis only as a guide to the historical default rate associated with similarly-rated bonds. There have been no significant differences in our internal analyses compared with the ratings assigned by the third-party credit rating agencies.

At December 31, 2018 net unrealized losses on available-for-sale securities amounted to $2.2 million while at December 31, 2017, net unrealized losses on available-for-sale securities amounted to $188,000. At December 31, 2018, the Corporation held 151 securities which were in a loss position with the fair value and gross unrealized losses of such securities amounting to $105.3 million and $2.7 million, respectively. Management has considered the current interest rate environment, typical volatilities in the bond market, and the Corporation’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

Other Assets

Other assets at December 31, 2018 include goodwill resulting from past business acquisitions ($28.6 million), premises and equipment, net of depreciation ($19.0 million), and cash surrender value of life insurance ($18.2 million).  These balances generally did not experience significant changes from December 31, 2017 with the exception of goodwill, which increased $3.4 million as mentioned in the “Financial Condition” section.  Goodwill is evaluated annually for impairment.  To date, the Corporation has not recognized any goodwill impairment adjustments.  The cash value of life insurance results from split-dollar life insurance policies purchased for investment purposes and to fund certain employee deferred compensation arrangements.

Deposits

Total deposits at December 31, 2018 amounted to $666.2 million, an increase of $35.7 million (5.7%) compared with total deposits of $630.5 million at December 31, 2017. The increase in deposits consisted of a $26.2 million increase in interest bearing deposits and a $9.5 million increase in non-interest bearing deposits.

Other Borrowings

In addition to customer deposits, the Corporation utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth. Other borrowings at December 31, 2018, include FHLB secured advances of $51.3 million, term borrowings from another bank of $9,750,000, and federal funds purchased from correspondent banks of $4.4 million.  Other borrowings at December 31, 2017, include FHLB secured advances of $47.1 million and $10.0 million of term borrowings from another bank.  FHLB borrowings consist of multiple advances due at various dates through September 2022.  Term borrowings from another bank were used to facilitate the September 2017 Benchmark acquisition and are payable in quarterly installments of $250,000 with any remaining principal due in September 2022.  Federal funds purchased represent short-term borrowings that matured in January 2019.

Results of Operation – 2018 Compared to 2017

Performance Summary

Consolidated net income for the Corporation was $8.2 million in 2018 compared to $3.8 million in 2017 and $5.5 million in 2016.

Net income in 2018, as compared to 2017 was favorably impacted by increases in net interest income of $5.6 million and non-interest income of $3.3 million as well as a decrease in the provision for income taxes of $1.4 million, offset by an increase in non-interest expenses of $5.0 million and a provision for loan losses of $450,000 compared to a credit for loan losses of $350,000 for the year ended December 31, 2017.

The Corporation’s return on average assets was 1.02% in 2018, compared to 0.56% in 2017, and 0.89% in 2016. The Corporation’s return on average tangible shareholders’ equity was 16.79% in 2018, 6.40% in 2017, and 7.45% in 2016. Basic net income per share was $2.51 per share in 2018, an increase of $1.33 per share from $1.18 in 2017. Basic net income per share of $1.18 in 2017 represented a decrease of $0.50 per share from $1.68 in 2016. Changes in these amounts from year to year were generally reflective of changes in the level of net income.

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

Net interest income for 2018 was $28.2 million, an increase of $5.6 million (24.5%) from 2017. The increase in net interest income was primarily due to an increase in loan interest income. The net interest yield on average interest-earning assets, on a tax-equivalent basis, increased in 2018 to 4.81% from 4.31% in 2017. A majority of this increase was a result of the average yield on loans for 2018 increasing to 5.50% compared to 5.05% in 2017 coupled with loans comprising 74.8% of interest-earning assets in 2018 compared to 68.2% in 2017. Conversely, the average rate on interest-bearing liabilities increased to 1.00% in 2018 from 0.62% in 2017. The increase in net interest income included a $5.0 million volume increase and an $600,000 rate increase which is indicative of the growth in the interest-earning asset base from both organic loan growth and the Benchmark transaction, as well as the aforementioned increase in market interest rates.

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

The allowance for loan and lease losses at December 31, 2018 was $3.5 million, or 0.63% of total loans, compared to $2.8 million, or 0.56% of total loans at December 31, 2017. The change in the allowance for loan and lease losses during 2018 included a $450,000 provision for loan losses and loan recoveries, net of charge offs, of $242,000.

The provision or credit for loan and lease losses is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors. Favorable settlements of impaired or potential problem loans can also result in a reduction in the required allowance for loan and lease losses and a negative provision, or credit, being reflected in current operations. The provision for loan and lease losses of $450,000 in 2018 compares to a credit of $350,000 in 2017. The increase was primarily attributable to loan growth of $54.5 million during 2018.

Impaired loans, principally consisting of commercial and commercial real estate, amounted to $1,331,000 at December 31, 2018 (none at December 31, 2017). Impaired loans at December 31, 2018 included $959,000 of loans with no specific reserves included in the allowance for loan losses and $372,000 of loans with specific reserves of $128,000 included in the Corporation's December 31, 2018 allowance for loan losses.

In addition to impaired loans, the Corporation had other potential problem credits of $6.7 million at December 31, 2018 compared to $8.0 million at December 31, 2017, a decrease of $1.3 million (16.1%). The Corporation’s credit administration department continues to closely monitor these credits.

Non-Interest Income

Total non-interest income increased $3.3 million (52.7%) to $9.4 million in 2018 from $6.2 million in 2017, which was primarily attributable to increases in gain on sale of loans of $2.8 million and other operating income of $472,000.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance. Service charges on deposit accounts was $1.6 million in 2018 and 2017.

The Corporation has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and typically retains the servicing rights relating to such loans. During 2018, gain on sale of loans was $4.7 million, including $164,000 of capitalized servicing rights. Gain on sale of loans was $1.8 million in 2017, including $183,000 of capitalized servicing rights. A significant contributing factor to the increase in gain on sale of loans was the Benchmark acquisition which included the addition of their nationwide mortgage origination program. Gains on sale of loans in the nationwide mortgage origination program amounted to $4.2 million in 2018 and $1.4 million in 2017. The Corporation’s serviced portfolio decreased $1.4 million during 2018 to $173.2 million at December 31, 2018.

The Corporation reports its mortgage servicing rights using the fair value measurement method. As a result, the Corporation recognized a $26,000 increase in the fair value of mortgage servicing rights during 2018, compared to a $31,000 decrease in the fair value of mortgage servicing rights in 2017. Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights. While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period. The prepayment assumptions used in determining the fair value of servicing are based on the Public Securities Association (PSA) Standard Prepayment Model. At December 31, 2018 the PSA factor was 136 compared to 159 at December 31, 2017.

Other operating income increased $472,000 (20.9%) to $2.7 million in 2018 from $2.3 million in 2017. The increase in non-interest income for the year ended December 31, 2018 was primarily attributable to $341,000 of hedging income and a $118,000 increase in debit card fee income.

Non-Interest Expenses

For the year ended December 31, 2018, non-interest expenses totaled $27,436,000, compared to $22,453,000 for the same period of 2017, an increase of $4,983,000 (22.2%). This increase is primarily attributable to salary, wage and employee benefit increases related to the Benchmark operations and was mitigated by $1,271,000 of acquisition costs incurred by the Corporation during the year ended December 31, 2017 in connection with the acquisition. The year over year results included increases in salaries and benefits expense of $3,865,000 (32.1%), premised and equipment of $239,000 (8.2%), advertising and promotion of $647,000 and loan fees of $501,000, offset by a decrease in consultant fees of $590,000.

The significant components of other operating expenses are summarized in Note 11 to the consolidated financial statements.

Provision for Income Taxes

The provision for income taxes for 2018 was $1.5 million an effective tax rate of 15.7%, compared to $2.9 million in 2017, an effective rate of 42.8%. The decrease in the effective tax rate in 2018 as compared to 2017 resulted from a one-time $1,136,000 tax provision recognized in 2017 due to the impact of the Tax Cuts and Jobs Act, which was enacted in December 2017 and more fully described in Note 12 to the consolidated financial statements. As a result of this tax law change, the Corporation’s effective tax rate was reduced from the federal statutory rate of 34% to 21% resulting in a reduction of deferred tax assets. At December 31, 2018, the corporation has $46,000 of federal alternative minimum tax credit carryforwards that do not expire.  Management expects this amount to be fully recoverable.

Results of Operation – 2017 Compared to 2016

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

The Corporation’s return on average assets was 0.56% in 2017, compared to 0.90% in 2016, and 0.94% in 2015. The Corporation’s return on average shareholders’ equity was 5.09% in 2017, 7.45% in 2016, and 8.46% in 2015. Basic net income per share was $1.18 per share in 2017, a decrease of $0.50 per share from $1.68 in 2016. Basic net income per share of $1.68 in 2016 represented a decrease of $0.09 per share from $1.77 in 2015. Changes in these amounts from year to year were generally reflective of changes in the level of net income.

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

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance. Service charges on deposit accounts increased $26,000 (1.6%) to $1.63 million in 2017 compared to $1.61 million in 2016.

During 2017, gain on sale of loans was $1.8 million, including $183,000 of capitalized servicing rights. Gain on sale of loans was $618,000 in 2016, including $273,000 of capitalized servicing rights. A significant contributing factor to the increase in gain on sale of loans was the Benchmark acquisition which included the addition of their nationwide mortgage origination program. The Corporation’s serviced portfolio increased $2.5 million during 2017 to $174.7 million at December 31, 2017.

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

Provision for Income Taxes

The provision for income taxes for 2017 was $2.9 million an effective tax rate of 42.8%, compared to $1.7 million in 2016, an effective rate of 24.0%. The increase in the effective tax rate in 2017 as compared to 2016 resulted from a one-time $1,136,000 tax provision recognized in 2017 due to the tax reform signed into law by President Trump on December 22, 2017 and more fully described in Note 12 to the consolidated financial statements. As a result of this tax law change, the Corporation’s effective tax rate was reduced from the federal statutory rate of 34% to 21% resulting in a reduction of deferred tax assets. At December 31, 2017, the Corporation had available alternative minimum tax credits of $847,000.

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity. A discussion of cash flows for 2018, 2017, and 2016 follows.

The Corporation generated cash from operating activities of $5.1 million in 2018, $5.9 million in 2017, and $6.6 million in 2016.

Net cash flows used in investing activities amounted to $58.4 million in 2018, $39.9 million in 2017, and $35.9 million in 2016. Significant investing cash flow activities in 2018 included $53.8 million of net cash outflow to fund net loan growth. Significant investing cash flow activities in 2017 included $21.1 million of net cash inflows resulting from securities purchases, net of proceeds received from sales and maturities, $34.3 million of net cash outflow resulting from an increase in loans, and a $24.7 million cash outflow for the acquisition of Benchmark. Significant investing cash flow activities in 2016 included $11.4 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities as well as a $23.0 million increase in loans.

Net cash flows provided by financing activities amounted to $42.5 million in 2018, $47.1 million in 2017, and $20.5 million in 2016. Net cash provided by financing activities in 2018 primarily resulted from an increase in deposits of $35.9 million and other borrowings of $8.3 million, offset by $1,568,000 in cash dividends paid. Net cash provided by financing activities in 2017 primarily resulted from an increase in other borrowings of $38.4 million and deposits of $10.4 million, offset by $1,569,000 in cash dividends paid. Net cash provided by financing activities in 2016 primarily resulted from an increase in other borrowings of $16.7 million and a $6.3 million increase in deposits, offset by $833,000 of treasury stock purchases and $1,446,000 million in cash dividends paid.

Asset Liability Management

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”. An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”. This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”. This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap (ratio of risk-sensitive assets to risk-sensitive liabilities) at December 31, 2018 is approximately 91% which means the Corporation has more liabilities than assets re-pricing within one year. Under the current low interest rate environment, the Corporation’s liabilities do not have the ability to reprice down the full 100 bps which is why the margin decreases in a 100 bps down shock scenario.

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

Management considers the valuation of goodwill from various past acquisitions through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions. Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2018, which supported management’s assessment that no impairment adjustments to goodwill were warranted. To date, none of the goodwill evaluations have revealed the need for an impairment charge. Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2018.

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

Impact of Recent Accounting Pronouncements

A summary of new accounting standards adopted or subject to adoption in 2018, as well as newly-issued but not effective accounting standards at December 31, 2018, is presented in Note 2 to the consolidated financial statements.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments

The following table summarizes loan commitments, including letters of credit, as of December 31, 2018:

	Amount of commitment to expire per period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	Years	5 years
	(in thousands)
Type of Commitment
Commercial lines-of-credit	$58,262	$54,330	$3,001	$-	$931
Real estate lines-of-credit	87,842	4,431	10,060	7,199	66,152
Consumer lines-of-credit	346	-	-	-	346
Letters of Credit	1,076	832	244	-	-

Total commitments	$147,526	$59,593	$13,305	$7,199	$67,429

As indicated in the preceding table, the Corporation had $147.5 million in total loan commitments at December 31, 2018, with $56.1 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and nonresidential property. Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes. It is anticipated that a significant portion of these lines will expire without being drawn upon.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments – Continued

The following table summarizes the Corporation’s contractual obligations as of December 31, 2018:

	Payments due by period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	Years	5 years
	(in thousands)
Contractual obligations
Long-term debt	$78,317	$6,693	$37,000	$21,750	$12,874
Capital leases	-	-	-	-	-
Operating leases	716	139	281	296	-
Unconditional purchase obligations	-	-	-	-	-
Time deposits	180,675	115,936	52,065	12,547	127
Deposits without stated maturities	485,561	-	-	-	485,561
Future deferred compensation payments, including interest	1,324	116	232	136	840

Total obligations	$746,593	$122,884	$89,578	$34,729	$499,402

Long-term debt presented in the preceding table consists of Federal Home Loan Bank borrowings of $51.3 million,  $9.75 million term loan with a bank, and $4.4 million of fed funds purchased from correspondent banks, respectively; and $12.8 million of junior subordinated deferrable interest debentures, including $10.3 million issued by the Corporation and $2.5 million assumed from the November 2014 OSB acquisition.

Time deposits and deposits without stated maturities included in the preceding table are comprised of customer deposit accounts. Management believes that they have the ability to attract and retain deposit balances by adjusting the interest rates offered.

The future deferred compensation payments, including interest, as noted in the preceding table, includes the Corporation’s agreement with its former Chairman of the Board of Directors to provide for retirement compensation benefits. A deferred compensation liability was also assumed with The OSB acquisition for the benefit of its retired president, with payment that began on May 1, 2010. At December 31, 2018, the net present value of future deferred compensation payments amounted to $741,000, which is included in other liabilities in the December 31, 2018 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2018. The Corporation also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $696,000 at December 31, 2018 for supplemental retirement benefits.

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

Quantitative and Qualitative Disclosures about Market Risk - Continued

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2018:

Change in Interest Rates	Percentage Change in	Percentage Change in
(basis points)	Net Interest Income	Net Income

+100	-0.7%	-1.4%
-100	-3.1%	-6.0%

+200	-1.6%	-3.5%
-200	-8.9%	-17.6%

+300	-2.7%	-5.9%
-300	N/A	N/A

+400	-3.8%	-8.5%

Given a linear 100bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 0.7% and net income would decrease by 1.4%. A 100bp decrease in interest rates would decrease net interest income by 3.1% and decrease net income by 6.0%. Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 1.6% and net income would decrease by 3.5%. A 200bp decrease in interest rates would decrease net interest income by 8.9% and decrease net income by 17.6%. Given a linear 300bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 2.7% and net income would decrease by 5.9%. A 300bp decrease in interest rates cannot be simulated at this time due to the historically low interest rate environment and a 400bp increase in interest rates would decrease net interest income by 3.8% and decrease net income by 8.5%. Management does not expect any significant adverse effect to net interest income in 2018 based on the composition of the portfolio and anticipated trends in rates.

CliftonLarsonAllen LLP
CLAconnect.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
United Bancshares, Inc.
Columbus Grove, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries (the "Corporation") as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2018 and the related notes and schedules (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principals generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the Corporation's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

We have served as the Corporation's auditors since 2000.

Toledo, Ohio
March 4, 2019

A member of
Nexia
International

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2018 and 2017

	(in thousands except share data)
	2018	2017
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$11,698	$10,718
Interest-bearing deposits in other banks	4,777	16,556
Total cash and cash equivalents	16,475	27,274
SECURITIES, available-for-sale	167,354	169,428
FEDERAL HOME LOAN BANK STOCK, at cost	5,302	5,302
LOANS HELD FOR SALE	7,705	2,384
LOANS AND LEASES	561,614	506,412
Less allowance for loan and lease losses	3,527	2,835
Net loans and leases	558,087	503,577
PREMISES AND EQUIPMENT, net	18,968	19,336
GOODWILL	28,616	25,203
CORE DEPOSIT INTANGIBLE ASSETS, net	953	1,126
CASH SURRENDER VALUE OF LIFE INSURANCE	18,223	17,828
OTHER REAL ESTATE OWNED	108	159
OTHER ASSETS, including accrued interest receivable	8,509	8,833
TOTAL ASSETS	$830,300	$780,450
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$115,333	$105,828
Interest-bearing	550,903	524,720
Total deposits	666,236	630,548
Other borrowings	65,443	57,148
Junior subordinated deferrable interest debentures	12,874	12,840
Other liabilities	4,803	4,210
Total liabilities	749,356	704,746
SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00, authorized 10,000,000 shares; issued 3,760,557 shares	3,761	3,761
Surplus	14,960	14,783
Retained earnings	71,670	64,994
Accumulated other comprehensive loss	(1,764)	(124)
Treasury stock, at cost, 491,199 shares at December 31, 2018 and 492,914 shares at December 31, 2017	(7,683)	(7,710)
Total shareholders’ equity	80,944	75,704
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$830,300	$780,450

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2018, 2017 and 2016

	(in thousands except share data)
	Year Ended December 31,
	2018	2017	2016
INTEREST INCOME
Loans and leases, including fees	$29,722	$21,305	$17,457
Securities:
Taxable	2,573	2,403	2,202
Tax-exempt	1,557	1,682	1,636
Other	513	382	332
Total interest income	34,365	25,772	21,627
INTEREST EXPENSE
Deposits	3,849	2,125	1,687
Borrowings	2,309	993	544
Total interest expense	6,158	3,118	2,231
Net interest income	28,207	22,654	19,396
PROVISION (CREDIT) FOR LOAN AND LEASE LOSSES	450	(350)	(750)
Net interest income after provision (credit) for loan and lease losses	27,757	23,004	20,146
NON-INTEREST INCOME
Service charges on deposit accounts	1,610	1,636	1,610
Gain on sale of loans	4,675	1,843	618
Net securities gains (losses)	(6)	(2)	158
Change in fair value of mortgage servicing rights	26	(31)	(12)
Increase in cash surrender value of life insurance	395	397	393
Other operating income	2,728	2,256	2,065
Total non-interest income	9,428	6,099	4,832
NON-INTEREST EXPENSES
Salaries, wages and employee benefits	15,903	12,038	9,622
Occupancy expenses	3,155	2,917	2,224
Other operating expenses	8,378	7,423	5,867
Total non-interest expenses	27,436	22,378	17,713
Income before income taxes	9,749	6,725	7,265
PROVISION FOR INCOME TAXES	1,529	2,879	1,744
NET INCOME	$8,220	$3,846	$5,521
NET INCOME PER SHARE BASIC	$2.51	$1.18	$1.68
NET INCOME PER SHARE DILUTED	$2.51	$1.18	$1.68

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2018, 2017 and 2016

	(in thousands)
	Year Ended December 31,
	2018	2017	2016

NET INCOME	$8,220	$3,846	$5,521
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) during period	(2,051)	1,122	(3,271)
Reclassification adjustments for losses (gains) included in net income	6	2	(158)
Other comprehensive income (loss), before income taxes	(2,045)	1,124	(3,429)
Income tax expense (benefit) related to items of other comprehensive income (loss)	(429)	382	(1,166)
Other comprehensive income (loss)	(1,616)	742	(2,263)
COMPREHENSIVE INCOME	$6,604	$4,588	$3,258

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2018, 2017 and 2016

	(in thousands)
	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total
BALANCE AT DECEMBER 31, 2015	$3,761	$14,669	$58,642	$1,397	$(6,908)	$71,561
Comprehensive income:
Net income	-	-	5,521	-	-	5,521
Other comprehensive loss	-	-	-	(2,263)	-	(2,263)
Repurchase of 43,665 shares	-	-	-	-	(833)	(833)
Sale of 843 treasury shares	-	5	-	-	13	18
Cash dividends declared, $0.44 per share	-	-	(1,446)	-	-	(1,446)

BALANCE AT DECEMBER 31, 2016	3,761	14,674	62,717	(866)	(7,728)	72,558
Comprehensive income:
Net income	-	-	3,846	-	-	3,846
Other comprehensive income	-	-	-	742	-	742
Sale of 1,126 treasury shares	-	9	-	-	18	27
Stock option expense	-	100	-	-	-	100
Cash dividends declared, $0.48 per share	-	-	(1,569)	-	-	(1,569)

BALANCE AT DECEMBER 31, 2017	3,761	14,783	64,994	(124)	(7,710)	75,704
Comprehensive income:
Net income	-	-	8,220	-	-	8,220
Other comprehensive income	-	-	-	(1,616)	-	(1,616)
Reclassification for accounting change	-	-	24	(24)		-
Sale of 1,715 treasury shares	-	12	-	-	27	39
Stock option expense	-	165	-			165
Cash dividends declared, $0.48 per share	-	-	(1,568)	-	-	(1,568)
BALANCE AT DECEMBER 31, 2018	$3,761	$14,960	$71,670	$(1,764)	$(7,683)	$80,944

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2018, 2017 and 2016

	(in thousands)
	Years Ended December 31,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,220	$3,846	$5,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,052	938	909
Purchase accounting loan discount accretion	(1,233)	(891)	(450)
Deferred income taxes	1,740	2,660	793
Provision (credit) for loan losses	450	(350)	(750)
Gain on sale of loans	(4,675)	(1,843)	(618)
Net securities losses (gains)	6	2	(158)
Change in fair value of mortgage servicing rights	(26)	31	12
Loss (gain) on sale or write-down of other real estate owned	59	(22)	38
Increase in cash surrender value of life insurance	(395)	(397)	(393)
Net amortization of security premiums and discounts	792	848	885
Stock option expense	165	100	-
Deferred compensation expense	138	90	85
Loss on disposal or write-down of premises and equipment	-	-	176
Proceeds from sale of loans held for sale	175,288	63,495	27,714
Originations of loans held for sale	(176,098)	(59,430)	(27,369)
Increase in other assets	(944)	(519)	(354)
Increase (decrease) in other liabilities	610	(2,698)	572
Net cash provided by operating activities	5,149	5,860	6,613
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	21,282	38,087	11,558
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	16,056	16,591	30,106
Purchases of available-for-sale securities	(38,107)	(33,627)	(53,096)
Net proceeds from certificates of deposits	-	1,494	498
Proceeds from sales of premises and equipment	-	-	315
Acquisition of Benchmark Bancorp, Inc., net of cash received	(3,413)	(24,660)	-
Proceeds from sale of other real estate owned	62	823	278
Net increase in loans and leases	(53,797)	(34,311)	(23,009)
Bank owned life insurance premium	-	(80)	(124)
Purchases of premises and equipment	(525)	(4,182)	(2,399)
Net cash used in investing activities	(58,442)	(39,865)	(35,873)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	$35,883	$10,405	$6,279
Other borrowings:
Proceeds from other borrowings	30,693	57,148	18,774
Principal payments on other borrowings	(22,398)	(18,774)	(2,118)
Purchase of treasury shares	-	-	(833)
Proceeds from sale of treasury shares	39	27	18
Payments of deferred compensation	(155)	(144)	(150)
Cash dividends paid	(1,568)	(1,569)	(1,446)
Net cash provided by financing activities	42,494	47,093	20,524
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(10,799)	13,088	(8,736)

CASH AND CASH EQUIVALENTS
At beginning of year	27,274	14,186	22,922
At end of year	$16,475	$27,274	$14,186
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$6,131	$3,394	$2,195
Federal income taxes	$3,259	$425	$860
Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$429	$382	$(1,166)
Non-cash investing activities:
Transfer of loans to other real estate owned	$70	$241	$721

Change in net unrealized gain or loss on available-for-sale securities	$(2,045)	$1,124	$(3,429)

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

Restrictions on Cash

The Corporation was required to maintain cash on hand or on deposit with the Federal Reserve Bank of approximately $1.0 million and $1.2 million at December 31, 2018 and 2017, respectively, to meet regulatory reserve and clearing requirements.

Securities and Federal Home Loan Bank Stock

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

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Estimated fair value is determined based on quoted market prices in the secondary market. Any net unrealized losses are recognized through a valuation allowance by charges to income. The Corporation had no unrealized losses at December 31, 2018 and 2017.

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

Goodwill and Core Deposit Intangible Assets

Goodwill arising from acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred. Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. At December 31, 2018, the Corporation believes the Bank does not have any indicators of potential impairment based on the estimated fair value of its reporting unit.

The core deposit intangible asset resulting from the March 2010 Findlay branch acquisition was determined to have a definite life and was amortized on a straight-line basis over seven years through March 2017. The core deposit intangible asset resulting from the November 2014 Ohio State Bank (“OSB”) acquisition was also determined to have a definite life and is being amortized on a straight-line basis over ten years through October 2024. The core deposit intangible asset resulting from the September 2017 Benchmark acquisition described in Note 2 was also determined to have a definite life and is being amortized on an accelerated basis over ten years through 2027. Amortization of core deposit intangible assets amounted to $173,000, $124,000 and $96,000 for the years ended December 31, 2018, 2017 and 2016. Future amortization of core deposit intangible assets for the years 2019 thru 2023 are $158,000, $151,000, $143,000, $140,000 and $139,000, respectively.

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

The weighted average number of shares used for the years ended December 31, 2018, 2017 and 2016 are as follows:

	2018	2017	2016
Basic	3,268,667	3,267,305	3,289,497
Diluted	3,269,834	3,272,310	3,289,497

Dividends per share are based on the number of shares outstanding at the declaration date.

Derivative Financial Instruments

The price risk related to changes in the fair value of interest rate lock commitments (IRLCs) and mortgage loans held for sale not committed to investors are subject to change primarily due to changes in market interest rates. The Corporation is exposed to this interest rate risk for IRLCs and mortgage loans held for sale originated until those loans are sold in the secondary market. The Corporation manages the interest rate and price risk associated with its outstanding IRLCs and mortgage loans held for sale not committed to investors by entering into derivative instruments such as forward loan sales commitments and mandatory delivery commitments. Management expects these derivative instruments will experience changes in fair value opposite to changes in the fair value of the IRLCs and mortgage loans held for sale not committed to investors, thereby reducing earnings volatility.  Best effort sale commitments are also executed for certain loans at the time the IRLC is locked with the borrower.  The fair value of the best effort IRLC and mortgage loans held for sale are valued using the commitment price to the investor. At December 31, 2018 and 2017, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements. The Corporation started hedging in May of 2018 and takes into account various factors and strategies in determining the portion of the IRLCs and mortgage loans held for sale to be economically hedged. FASB ASC 815-25, Derivatives and Hedging, requires that all derivative instruments be recognized as assets or liabilities on the balance sheets at their fair value.  Changes in the fair value of the derivative instruments are recognized in gain on sale of mortgage loans held for sale on the statements of operations in the period in which they occur. The Corporation accounts for all derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting. For the year ended December 31, 2018, the Corporation recognized a net gain from hedging activity of $341,000 which is included in gain on sale of loans in the 2018 consolidated statement of income and reported a net hedging asset of $492,000, which is included in other assets in the December 31, 2018 consolidated balance sheet.

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

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2018, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2018, have been recognized in the financial statements for the year ended December 31, 2018. Events or transactions that provided evidence about conditions that did not exist at December 31, 2018 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2018.

On January 17, 2019, United Bancshares, Inc. issued a release announcing that its Board of Directors approved a cash dividend of $0.13 per common share payable March 15, 2019 to shareholders of record at the close of business on February 28, 2019.

Reclassifications

Certain reclassifications of 2017 and 2016 amounts have been made to conform to the current presentation.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606): Summary and Amendments that Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the Codification.  For public companies, this update was effective for interim and annual periods beginning after December 15, 2017.  ASU 2014-09 does not apply to revenues associated with financial instruments, including loans and securities that are accounted for under U.S. GAAP.  The first quarter adoption of Topic 606-2018 did not have a material impact on the Corporation's consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, amending ASU Subtopic 825-10. The amendments in this update make targeted improvements to generally accepted accounting principles (GAAP) as follows: 1) require equity investments to be measured at fair value with changes in fair value recognized in net income; 2) simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; 3) eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; 4) eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; 5) require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; 6) require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; 7) require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and 8) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in this update were effective for fiscal years beginning after December 15, 2017. This guidance did not have a material impact on the Corporation's consolidated financial statements.

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

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718). ASU 2016-09 is intended to simplify the accounting for share-based payment transactions, including income tax consequences, classification of awards as either assets or liabilities and classification in the statement of cash flows. ASU 2016-09 was effective for annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. The adoption of ASU 2016-09 did not have a material impact on the Corporation's December 31, 2018 consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2020. Management has begun gathering data and evaluating the process for calculating the allowance for loan losses under the requirements of ASU 2016-13, but has not yet determined the expected impact the adoption of ASU 2016-13 will have on the consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The guidance in this update eliminates the Step 2 from the goodwill impairment test. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted for interim and annual goodwill impairment test with a measurement date after January 1, 2017. The Corporation does not expect the guidance will impact its consolidated financial statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. This ASU better aligns an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The amendments in this ASU are effective for reporting periods after December 15, 2018, and management does not believe the changes will have a material effect on the Corporation's consolidated financial statements.

In February 2018, the FASB issued ASU 2018-2, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The ASU allows a reclassification from accumulated other comprehensive income (loss) to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. The ASU is effective for fiscal years beginning after December 15, 2018 with early adoption permitted. The Corporation elected to early adopt the provisions of ASU 2018-2 and recognized a reclassification adjustment of $24,000 between accumulated other comprehensive loss and retained earnings during the first quarter of 2018.

NOTE 3 – ACQUISITION

On September 8, 2017, after receiving full board of director and regulatory approval, the Corporation completed the acquisition of Benchmark Bancorp, Inc. (“Benchmark”) and its wholly-owned subsidiary, Benchmark Bank, in an all cash transaction. Under the terms of the merger agreement, shareholders of Benchmark received approximately $8.59 per share for each outstanding common share. Immediately following the merger of Benchmark with and into the Corporation, Benchmark merged with and into the Bank.

As a result of the acquisition, the two full-service banking center of Benchmark located in Gahanna and Westerville, Ohio, became full service offices of the Bank, and one mortgage loan production office located in Gahanna Ohio, became a mortgage loan production office of the Bank. The acquisition expands the geographical footprint of the Corporation in Ohio's fastest growing market and is expected to provide certain cost synergies with the existing Central Ohio operations, as well as income accretion through a larger asset base. Acquisition related costs amounted to $1,271,000 in 2017 and $65,000 in 2016 and are included in other non-interest expenses.

Consideration paid and the estimated fair value of the assets acquired and the liabilities assumed at the acquisition date are as follows (dollars in thousands):

Cash and cash equivalents	$6,092
Restricted stock	472
Loans, including loans held for sale	98,804
Premises and equipment	2,483
Core deposit intangible asset	493
Other real estate owned	141
Other assets, including accrued interest receivable	5,342

Total assets acquired	113,827

Deposits	95,545
Other liabilities	2,661

Total liabilities assumed	98,206

Net identifiable assets	15,621

Estimated goodwill	15,131

Total cash paid	$30,752

In August 2018, the Corporation completed a review of the accounting and tax implications of the transaction and determined its liability for federal income tax associated with the transaction was approximately $3.2 million greater than estimated at the time of the acquisition.  As a result, consistent with measurement date purchase accounting adjustments for business combinations as required by ASC 805 and ASU No. 2015-16, the Corporation recorded the additional tax liability, as well as certain other measurement date deferred tax adjustments, during the third quarter of 2018 with a corresponding $3,413,000 increase to goodwill.

NOTE 4 – SECURITIES

The amortized cost and fair value of securities as of December 31, 2018 and 2017 are as follows:

	(in thousands)
	2018		2017
	Amortized cost	Fair value	Amortized cost	Fair value
Available-for-sale:
Obligations of states and political subdivisions	$59,585	$59,466	$67,160	$67,979
Mortgage-backed	109,000	106,924	101,454	100,463
Other	1,002	964	1,002	986

Total	$169,587	$167,354	$169,616	$169,428

A summary of unrealized gains and losses on securities at December 31, 2018 and 2017 follows:

	(in thousands)
	2018		2017
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
Available-for-sale:
Obligations of states and political subdivisions	$354	$473	$977	$158
Mortgage-backed	162	2,238	285	1,276
Other	-	38	-	16

Total	$516	$2,749	$1,262	$1,450

The amortized cost and fair value of securities at December 31, 2018, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(in thousands)
	Amortized Cost	Fair value

Due in one year or less	$2,863	$2,887
Due after one year through five years	11,146	11,113
Due after five years through ten years	39,705	39,322
Due after ten years	114,871	113,068
Other securities having no maturity date	1,002	964
Total	$169,587	$167,354

Securities with a carrying value of $27.6 million at December 31, 2018 and $27.7 million at December 31, 2017 were pledged to secure public deposits and for other purposes as required or permitted by law.

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2018 and 2017:

	(in thousands)
	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2018	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
Obligations of states and political subdivisions	$94	$11,074	$379	$14,636	$473	$25,710
Mortgage-backed	219	16,171	2,019	62,435	2,238	78,606
Other	-	-	38	962	38	962
Total temporarily impaired securities	$313	$27,245	$2,436	$78,033	$2,749	$105,278

	Less than 12 months		12 months or more		Total
2017	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
Obligations of states and political subdivisions	$60	$11,951	$98	$6,193	$158	$18,144
Mortgage-backed	236	34,109	1,040	39,105	1,276	73,214
Other	-	-	16	986	16	986
Total temporarily impaired securities	$296	$46,060	$1,154	$46,284	$1,450	$92,344

There were 151 securities in an unrealized loss position at December 31, 2018, 89 of which were in a continuous unrealized loss position for 12 months or more. There were 102 securities in an unrealized loss position at December 31, 2017, 66 of which were in a continuous unrealized loss position for 12 months or more. Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and prospects, the Corporation’s ability and intent to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2018 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2018 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $90,000 in 2018, $241,000 in 2017, and $215,000 in 2016, with the income tax provision applicable to such gains amounting to $19,000 in 2018, $82,000 in 2017, and $73,000 in 2016. Gross realized losses from sale of securities amounted to $96,000 in 2018, $243,000 in 2017, and $57,000 in 2016 with related income tax effect of $20,000 in 2018, $83,000 in 2017 and $19,000 in 2016.

NOTE 5 – LOANS AND LEASES

Loans and leases at December 31, 2018 and 2017 consist of the following:

	(in thousands)
	2018	2017

Residential real estate	$119,842	$121,418
Commercial	391,752	335,820
Agriculture	43,324	44,510
Consumer	6,696	4,664
Total loans and leases	$561,614	$506,412

Fixed rate loans and leases approximated $119,772,000 at December 31, 2018 and $112,007,000 at December 31, 2017. Certain commercial and agricultural loans and leases are secured by real estate.

Most of the Corporation’s lending activities are with customers located in Northwestern and West Central Ohio. As of December 31, 2018 and 2017, the Corporation’s loans and leases from borrowers in the agriculture industry represent the single largest industry and amounted to $43,324,000 and $44,510,000, respectively. Agriculture loans and leases are generally secured by property and equipment. Repayment is primarily expected from cash flow generated through the harvest and sale of crops or milk production for dairy products. Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

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

Commercial and agricultural real estate loans and leases are subject to underwriting standards and processes similar to commercial and agricultural operating loans and leases, in addition to those unique to real estate loans and leases. These loans and leases are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial and agricultural real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Loan to value is generally 75% of the cost or appraised value of the assets. Appraisals on properties securing these loans are generally performed by fee appraisers approved by the Board of Directors. Because payments on commercial and agricultural real estate loans are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. Management monitors and evaluates commercial and agricultural real estate loans and leases based on cash flows, collateral and risk rating criteria. The Corporation may require guarantees on these loans and leases. The Corporation’s commercial and agricultural real estate loans and leases are secured primarily by properties located in its primary market area.

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

The following tables present the activity in the allowance for loan and lease losses by portfolio segment for the years ended December 31, 2018, 2017 and 2016:

	(in thousands)
	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2017	$501	$1,746	$545	$43	$2,835
Provision (credit) for loan and lease losses	(3)	417	8	28	450
Losses charged off	(21)	(114)	(52)	(10)	(197)
Recoveries	57	306	75	1	439
Balance at December 31, 2018	$534	$2,355	$576	$62	$3,527

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2016	$896	$1,876	$542	$31	$3,345
Provision (credit) for loan and lease losses	(424)	9	34	31	(350)
Losses charged off	(63)	(553)	(45)	(28)	(689)
Recoveries	92	414	14	9	529
Balance at December 31, 2017	$501	$1,746	$545	$43	$2,835

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
Balance at December 31, 2015	$893	$2,540	$373	$28	$3,834
Provision (credit) for loan and lease losses	55	(969)	160	4	(750)
Losses charged off	(86)	(12)	(52)	(10)	(160)
Recoveries	34	317	61	9	421
Balance at December 31, 2016	$896	$1,876	$542	$31	$3,345

The following tables present the balance in the allowance for loan and lease losses and the recorded investment in loans and leases by portfolio segment and based on impairment method as of December 31, 2018 and 2017:

	(in thousands)
	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2018
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$63	$65	$-	$-	$128
Collectively evaluated for impairment	471	2,290	576	62	3,399
Total allowance for loan and lease losses	$534	$2,355	$576	$62	$3,527

Loans and leases:
Individually evaluated for impairment	$361	$970	$-	$-	$1,331
Acquired with deteriorated credit quality	-	226	70	-	296
Collectively evaluated for impairment	80,269	353,250	119,771	6,697	559,987
Total ending loans and leases balance	$80,630	$354,446	$119,841	$6,697	$561,614

	Commercial	Commercial and multi-family real estate	Residential 1 – 4 family real estate	Consumer	Total
2017
Allowance for loan and lease losses:
Collectively evaluated for impairment	$501	$1,746	$545	$43	$2,835
Total allowance for loan and lease losses	$501	$1,746	$545	$43	$2,835

Loans and leases:
Acquired with deteriorated credit quality	$-	$984	$194	$-	$1,178
Collectively evaluated for impairment	68,072	311,274	121,224	4,664	505,234
Total ending loans and leases balance	$68,072	$312,258	$121,418	$4,664	$506,412

The following is a summary of the activity in the allowance for loan and lease losses of impaired loans, which is a part of the Corporation’s overall allowance for loan and lease losses for the years ended December 31, 2018, 2017, and 2016:

	(in thousands)
	2018	2017	2016

Balance at beginning of year	$-	$1,018	$1,371
Provision (credit) for loan and lease losses	128	(865)	(1,155)
Loans charged off	-	(414)	-
Recoveries	-	261	802
Balance at end of year	$128	$-	$1,018

The average balance of impaired loans and leases (excluding loans and leases acquired with deteriorated credit quality) amounted to $349,000, $1,450,000 and $3,691,000 during 2018, 2017 and 2016, respectively. There was no interest income on impaired loans and leases in 2018 and 2017, and $245,000 in interest income was recognized by the Corporation on impaired loans and leases on an accrual or cash basis for 2016.

The following table presents loans and leases individually evaluated for impairment by class of loans as of December 31, 2018 and 2017:

	(in thousands)
	2018		2017
	Recorded investment	Allowance for loan and lease losses allocated	Recorded investment	Allowance for loan and lease losses allocated
With no related allowance recorded:
Commercial	$24	$-	$-	$-
Commercial and multi-family real estate	719	-	-	-
Agriculture	216	-	-	-
Agricultural real estate	-	-	-	-
Consumer	-	-	-	-
Residential 1-4 family real estate	-	-	-	-
With an allowance recorded:
Commercial	121	63	-	-
Commercial and multi-family real estate	251	65	-	-
Agriculture	-	-	-	-
Agricultural real estate	-	-	-	-
Consumer	-	-	-	-
Residential 1-4 family real estate	-	-	-	-
Total	$1,331	$128	$-	$-

The following table presents the recorded investment in nonaccrual loans and leases, loans and leases past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2018 and 2017:

	(in thousands)
	2018			2017
	Nonaccrual	Loans and leases past due over 90 days still accruing	Troubled Debt Restructurings	Nonaccrual	Loans and leases past due over 90 days still accruing	Troubled Debt Restructurings
Commercial	$121	$-	$24	$532	$60	$27
Commercial real estate	754	-	228	1,411	-	257
Agricultural real estate	216	-	-	233	-	-
Agriculture	-	-	-	-	-	-
Consumer	-	-	-	-	-	-
Residential:
1 – 4 family	354	161	372	591	110	428
Home equity	-	-	-	-	-	-
Total	$1,445	$161	$624	$2,767	$170	$712

The nonaccrual balances in the table above include troubled debt restructurings that have been classified as nonaccrual.

The following table presents the aging of the recorded investment in past due loans and leases as of December 31, 2018 and 2017 by class of loans and leases:

	(in thousands)
	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2018
Commercial	$482	$-	$-	$482	$68,503	$68,985
Commercial real estate	580	-	155	735	322,032	322,767
Agriculture	-	-	-	-	11,645	11,645
Agricultural real estate	7	-	241	248	31,431	31,679
Consumer	4	-	-	4	6,692	6,696
Residential real estate	2,471	371	278	3,120	116,722	119,842
Total	$3,544	$371	$674	$4,589	$557,025	$561,614

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2017
Commercial	$419	$34	$60	$513	$55,410	$55,923
Commercial real estate	636	354	631	1,621	278,276	279,897
Agriculture	-	145	-	145	12,318	12,463
Agricultural real estate	25	-	-	25	32,022	32,047
Consumer	1	-	-	1	4,663	4,664
Residential real estate	3,418	195	392	4,005	117,413	121,418
Total	$4,499	$728	$1,083	$6,310	$500,102	$506,412

Credit Quality Indicators:

The Corporation categorizes loans and leases into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Corporation analyzes loans and leases individually by classifying the loans and leases as to the credit risk. This analysis generally includes non-homogenous loans and leases, such as commercial and commercial real estate loans and leases. The Corporation uses the following definitions for risk ratings for adverse classified loans:

●

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

●

Doubtful: Loans and leases in this category display a high degree of loss, although the amount of actual loss at the time of classification is undeterminable. This should be a temporary category until such time that actual loss can be identified, or improvements made to reduce the seriousness of the classification.

The following table provides a summary of the loan portfolio risk grades, as applicable, based on the most recent analysis performed, as of December 31, 2017 and December 31, 2018.  Prior to 2018, loans and leases listed as not rated were generally either non homogenous loans less than $500,000 or were included in groups of homogenous loans and leases. In early 2018, the Corporation changed their practice and began risk rating all commercial and commercial real estate loans.

	(in thousands)
	Pass	Special Mention	Substandard	Doubtful	Not rated

2018
Commercial	$79,179	$-	$1,451	$-	$-
Commercial and multi- family real estate	346,580	4,755	3,111	-	-
Residential 1 - 4 family	10,461	-	-	-	109,381
Consumer	-	-	-	-	6,696
Total	$436,220	$4,755	$4,562	$-	$116,077

	Pass	Special Mention	Substandard	Doubtful	Not rated

2017
Commercial	$47,054	$-	$1,845	$-	$19,173
Commercial and multi- family real estate	234,428	2,344	3,868	-	71,618
Residential 1 - 4 family	11,637	-	174	-	109,607
Consumer	-	-	-	-	4,664
Total	$293,119	$2,344	$5,887	$-	$205,062

The Corporation considers the performance of the loan and lease portfolio and its impact on the allowance for loan and lease losses. For all loan classes that are not rated, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Generally, all loans not rated that are 90 days past due or are classified as nonaccrual and collectively evaluated for impairment, are considered nonperforming. The following table presents the recorded investment in all loans that are not risk rated, based on payment activity as of December 31, 2018 and 2017:

	(in thousands)
	Commercial	Commercial and multi-family real estate	Residential 1-4 family	Consumer
2018
Performing	$-	$-	$109,103	$6,696
Nonperforming	-	-	278	-
Total	$-	$-	$109,381	$6,696

	Commercial	Commercial and multi-family real estate	Residential 1-4 family	Consumer
2017
Performing	$19,113	$70,987	$109,214	$4,664
Nonperforming	60	631	393	-
Total	$19,173	$71,618	$109,607	$4,664

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

The following table includes the recorded investment and number of modifications for TDR loans and leases during the year ended December 31, 2018 (there were none in 2017). There were no other subsequent defaults relating to TDR loans and leases during the years ended December 31, 2018 and 2017.

	(dollars in thousands)
	Number of modifications	Recorded investment	Allowance for loan and lease losses allocated
2018
Residential Real Estate	$2	$140	$-

The concessions granted during 2018 included the following: the bank modified one loan as ordered by the Bankruptcy Court, to comply with the bankruptcy plan. Additionally, the Bank provided a new note allowing the borrower to assume their deceased parent's mortgage despite their low credit score, which would likely have prohibited them from financing/refinancing at another institution.

The following is additional information with respect to loans and leases acquired with the Benchmark and OSB acquisitions as of December 31, 2018 and 2017:

	Benchmark Bank
	(in thousands)
	Contractual
	Principal	Accretable	Carrying
2018	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2017	$89,151	$(2,066)	$87,085
Change due to payments received	(14,314)	513	(13,801)
Balance at December 31, 2018	$74,837	$(1,553)	$73,284

Purchased Impaired Loans and Leases
Balance at December 31, 2017	$1,588	$(674)	$914
Change due to payments received	(1,072)	421	(651)
Balance at December 31, 2018	$516	$(253)	$263

	Contractual
	Principal	Accretable	Carrying
2017	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at acquisition	$96,914	$(2,273)	$94,641
Change due to payments received	(7,763)	207	(7,556)
Balance at December 31, 2017	$89,151	$(2,066)	$87,085

Purchased Impaired Loans and Leases
Balance at acquisition	$1,588	$(674)	$914
Balance at December 31, 2017	$1,588	$(674)	$914

	The Ohio State Bank
	(in thousands)

	Contractual
	Principal	Accretable	Carrying
2018	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2017	$25,509	$(929)	$24,580
Change due to payments received	(6,466)	271	(6,195)
Balance at December 31, 2018	$19,043	$(658)	$18,385

Purchased Impaired Loans and Leases
Balance at December 31, 2017	$496	$(232)	$264
Change due to payments received	(232)	(31)	(263)
Change due to loan charge-offs	(68)	100	32
Balance at December 31, 2018	$196	$(163)	$33

	Contractual
	Principal	Accretable	Carrying
2017	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2016	$34,416	$(1,476)	$32,940
Change due to payments received	(8,907)	547	(8,360)
Balance at December 31, 2017	$25,509	$(929)	$24,580

Purchased Impaired Loans and Leases
Balance at December 31, 2016	$1,520	$(896)	$624
Change due to payments received	(465)	176	(289)
Balance at December 31, 2017	$496	$(232)	$264

As a result of the acquisitions, the Corporation has loans, for which there was at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans was $263,000 as of December 31, 2018 and $914,000 as of December 31, 2017 related to the Benchmark acquisition and $33,000 at December 31, 2018 and $264,000 at December 31, 2017 for the OSB acquisition.

A $101,000 provision for loan and lease losses was recognized for the year ended December 31, 2017 related to one purchase credit impaired commercial loan from the OSB acquisition for which the sheriff’s appraisal was substantially below the expected collateral value. There was no other provision for loan and lease losses recognized for the years ended December 31, 2018 and 2017 related to the acquired loans and leases as there was no significant change to the credit quality of the loans and leases during the periods.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan and lease customers of the Corporation. Such loans and leases are made in the ordinary course of business in accordance with the normal lending policies of the Corporation, including the interest rate charged and collateralization. Such loans amounted to $1,371,000 and $491,000 at December 31, 2018 and 2017 respectively. The following is a summary of activity during 2018, 2017 and 2016 for such loans:

	(in thousands)
	2018	2017	2016
Beginning of year	$491	$370	$63
Additions	952	300	630
Repayments	(72)	(179)	(323)
End of year	$1,371	$491	$370

Additions and repayments include loan and lease renewals, as well as net borrowings and repayments under revolving lines-of-credit.

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2018 and 2017:

	(in thousands)
	2018	2017
Land and improvements	$4,069	$4,069
Buildings	17,602	17,311
Equipment	5,253	5,018
	26,924	26,398
Less accumulated depreciation	7,956	7,062
Premises and equipment, net	$18,968	$19,336

Depreciation expense amounted to $893,000 in 2018, $724,000 in 2017 and $562,000 in 2016.

NOTE 7 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others amounted to $173,238,000 and $174,669,000 at December 31, 2018 and 2017, respectively.

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets. The Corporation has elected to record its mortgage servicing rights using the fair value measurement method. Significant assumptions used in determining the fair value of servicing rights as of December 31, 2018 and 2017 include:

Prepayment assumptions:	Based on the PSA Standard Prepayment Model
Internal rate of return:	11% to 13%
Servicing costs:	$65 – $80 per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count
Inflation rate of servicing costs:	3%
Earnings rate:	0.25%

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2018, 2017 and 2016:

	(in thousands)
	2018	2017	2016
Fair value at beginning of year	$1,270	$1,247	$1,181
Capitalized servicing rights – new loan sales	164	183	273
Disposals (amortization based on loan payments and payoffs)	(147)	(129)	(195)
Change in fair value	26	(31)	(12)
Fair value at end of year	$1,313	$1,270	$1,247

The changes in fair value of servicing rights for the years ended December 31, 2018, 2017 and 2016 resulted from changes in external market conditions, including prepayment assumptions, which is a key valuation input used in determining the fair value of servicing. While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period. The prepayment assumption factor used in determining the fair value of servicing at December 31, 2018 was 136 compared to 159 at December 31, 2017 and 148 at December 31, 2016. The earnings rate used in determining the fair value of servicing was 0.25% in 2018, 2017 and 2016.

NOTE 8 - DEPOSITS

Time deposits at December 31, 2018 and 2017 include individual deposits greater than $250,000 of $9,552,000 and $11,170,000, respectively. Interest expense on time deposits greater than $250,000 amounted to $120,000 for 2018, $111,000 for 2017, and $31,000 for 2016.

At December 31, 2018, time deposits amounted to $180,675,000 and were scheduled to mature as follows: 2019, $115,936,000; 2020, $40,502,000; 2021, $11,563,000; 2022, $11,822,000; 2023, $725,000; and thereafter, $127,000.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are depositors of the Corporation. Such deposits amounted to $5,457,000 and $3,991,000 at December 31, 2018 and 2017, respectively.

NOTE 9 – OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2018 and December 31, 2017:

	(in thousands)
	2018	2017
Federal Home Loan Bank borrowings:
Secured note, with interest at 1.52%, due March, 2018	$-	$22,048
Secured note, with interest at 0.0%, due October, 2018	-	100
Secured note, with interest at 2.55%, due March, 2019	1,281	-
Secured note, with interest at 1.72%, due September, 2020	6,000	6,000
Secured note, with interest at 2.90%, due June, 2021	8,000	-
Secured note, with variable interest, at 2.99% at December 31, 2018 and 1.56% at December 31, 2017, due September, 2021	7,000	7,000
Secured note, with interest at 1.86%, due September, 2021	6,000	6,000
Secured note, with interest at 2.94%, due December, 2021	8,000	-
Secured note, with interest at 2.98%, due June, 2022	9,000	-
Secured note, with interest at 1.97%, due September, 2022	6,000	6,000
Zions Bank:
Secured note, with interest at 2.64%, due January, 2019	2,917	-
United Bankers Bank
Note payable, with interest at 4.875% payable quarterly, and $250,000 principal payments commencing December 1, 2018, with any remaining unpaid principal, due September 1, 2022. All Union Bank stock is held as collateral.	9,750	10,000
Secured note, with interest at 3.00%, due January, 2019	1,495	-
Total other borrowings	$65,443	$57,148

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock and eligible mortgage loans approximating $137,744,000 at December 31, 2018. At December 31, 2018, the Corporation had $115,912,000 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

Future maturities of other borrowings are as follows: 2019, $6,693,000; 2020, $7,000,000; 2021, $30,000,000; and 2022, $21,750,000.

NOTE 10 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation. United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures. United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation. The debentures have a stated maturity date of March 26, 2033. As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option. Interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 5.97% at December 31, 2018, 4.82% at December 31, 2017, and 4.15% at December 31, 2016, with interest payable quarterly. The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.

The Corporation assumed $3,093,000 of trust preferred securities from the OSB acquisition with $3,000,000 of the liability guaranteed by the Corporation, and the remaining $93,000 secured by an investment in the trust preferred securities. The trust preferred securities have a carrying value of $2,574,000 at December 31, 2018 and $2,540,000 at December 31, 2017. The difference between the principal owed and the carrying value is due to the below-market interest rate on the debentures. The debentures have a stated maturity date of April 23, 2034. Interest is at a floating rate adjustable quarterly and equal to 285 basis points over the 3-month LIBOR amounting to 5.33% at December 31, 2018 and 4.21% at December 31, 2017.

Interest expense on the debentures amounted to $697,000 in 2018, $596,000 in 2017, and $496,000 in 2016, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

NOTE 11 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2018, 2017 and 2016:

	(in thousands)
	2018	2017	2016
Data processing	$1,318	$1,164	$999
Professional fees	817	1,471	785
Ohio Financial Institution tax	505	523	285
Advertising	1,786	1,062	605
ATM processing and other fees	663	611	570
Amortization of core deposit intangible assets	173	133	137
Postage	50	43	40
Stationery and supplies	179	178	105
FDIC assessment	264	185	269
Loan closing fees	921	421	290
Other real estate owned	12	36	46
Deposit losses	63	72	27
Other	1,627	1,524	1,709
Total other operating expenses	$8,378	$7,423	$5,867

Other operating expenses included $1,271,000 in 2017 and $65,000 in 2016 relating to the acquisition described in Note 3.

NOTE 12 - INCOME TAXES

On December 22, 2017, H.R.1, commonly known as the Tax Cuts and Jobs Act (the Act) was signed into law.  Among other things, the Act reduces the Corporation’s federal tax rate from 34% to 21% effective January 1, 2018.  As a result, the Corporation was required to re-measure, through the provision for income taxes, its deferred tax assets and liabilities using the enacted rate at which they are expected be recovered or settled.  The re-measurement of the net deferred tax asset resulted in an additional provision for income taxes of $1,136,000 for the year ended December 31, 2017.

The provision for income taxes for the years ended December 31, 2018, 2017 and 2016 consist of the following:

	(in thousands)
	2018	2017	2016
Current	$(211)	$219	$951
Deferred	1,740	1,524	793
Enactment of federal tax reform	-	1,136	-
Total provision for income taxes	$1,529	$2,879	$1,744

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 21% in 2018, and 34% in 2017 and 2016, to income before income taxes as a result of the following:

	(in thousands)
	2018	2017	2016
Expected tax using statutory tax rate	$2,047	$2,287	$2,470

Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(358)	(572)	(558)
Tax-exempt income on life insurance contracts	(83)	(135)	(134)
Deductible dividends paid to United Bancshares, Inc. ESOP	(37)	(57)	(49)
Uncertain tax position reserves	-	-	(22)
Non-deductible merger and acquisition costs	-	117	-
Accounting method change relating to enactment of federal tax reform	-	1,136	-
Other, net	(40)	103	37
Total provision for income taxes	$1,529	$2,879	$1,744

The deferred income tax provision of $1.7 million in 2018, $2.7 million in 2017, and $793,000 in 2016 resulted from the tax effects of temporary differences.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2018 and 2017 are presented below:

	(in thousands)
	2018	2017
Deferred tax assets:
Allowance for loan losses	$760	$611
Deferred compensation	301	305
Alternative minimum tax credits	46	847
Nonaccrual loan interest	256	301
Deferred loan fees	139	112
Accrued vacation expense	91	86
Accrued profit sharing	108	115
Loans fair value adjustments	531	781
Unrealized loss on securities available-for sale	469	64
Other	132	81
Net operating loss carryforward	1,718	2,461
Total deferred tax assets	4,551	5,764
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	526	526
Capitalized mortgage servicing rights	276	267
Fixed asset depreciation	337	264
Acquisition intangibles	1,881	1,803
Trust preferred fair value adjustment	109	116
Other	77	107
Total deferred tax liabilities	3,206	3,083
Net deferred tax assets	$1,345	$2,681

Net deferred tax assets at December 31, 2018 and 2017 are included in other assets in the consolidated balance sheets. At December 31, 2018, the Corporation has $46,000 of federal alternative minimum tax credit carryforwards that do not expire.  The Corporation expects to fully recover these amounts through reduction of future regular tax liability or refund.

The Corporation acquired $15.0 million in federal loss carryforwards with the 2014 acquisition of OSB, which losses expire in years ranging from 2029 to 2033.  Since the use of these losses is limited to $126,000 per year under Section 382 of the Internal Revenue Code, the Corporation recorded in deferred tax assets the tax benefit of only $2.5 million of the losses that were deemed more likely than not to be utilized before expiration.  At December 31, 2018, the benefit of $1.8 million of these losses is reflected in deferred tax assets.

The Corporation acquired $8.9 million in federal loss carryforwards with the 2017 acquisition of Benchmark, which losses expire in years ranging from 2029 to 2036.  Under Section 382 of the Internal Revenue Code, the annual limitation on the use of these losses is $652,000 subject to other adjustments, including the impact of the tax liability adjustment described in Note 3.  At December 31, 2018, $6.4 million of the loss carryforwards remain; the benefit of which is reflected in deferred tax assets.

Management believes it is more likely than not that the benefit of recorded deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2018 and 2017.

Unrecognized Tax Benefits

The Corporation had no unrecognized tax benefits at December 31, 2018 and 2017.  The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

There was no accrued interest related to the Corporation’s uncertain tax positions at December 31, 2018 and December 31, 2017.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2015.  There are no current federal examinations of the Corporation’s open tax years.

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation sponsors a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions. The plan permits investing in the Corporation’s stock subject to certain limitations. Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations. The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations. Contribution expense for the plan amounted to $1,025,000, $776,000 and $632,000, in 2018, 2017, and 2016, respectively. At December 31, 2018, the plan owned 383,114 shares of the Corporation’s common stock.

The Corporation also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies. In connection with the policies, the Corporation has provided an estimated liability for accumulated supplemental retirement benefits amounting to $1,435,000 and $1,452,000 at December 31, 2018 and 2017, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Corporation has also purchased split-dollar life insurance policies for investment purposes and to fund other employee benefit plans. The combined cash values of these policies aggregated $18,223,000 and $17,828,000 at December 31, 2018 and 2017, respectively.

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan. The Corporation sold from treasury 1,715 shares in 2018, 1,126 shares in 2017, and 843 shares in 2016 under the plan.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2018 and 2017:

	(in thousands)
	Contract amount
	2018	2017
Commitments to extend credit	$146,450	$126,885
Letters of credit	$1,076	$623

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of Common Equity Tier 1 Capital (CET1) to risk-weighted assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2018 and 2017, that the Corporation and Bank meet all capital adequacy requirements to which they are subject. Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2018, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum CET1, total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

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

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2018 and 2017 are presented in the following table:

					Minimum to be
					well capitalized
			Minimum		under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2018
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)
Consolidated	$64,426	10.2%	$40,213	≥ 6.375%	N/A	N/A
Bank	$69,742	11.1%	$40,136	≥ 6.375%	$62,959	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$67,953	10.8%	$62,290	≥ 9.875%	N/A	N/A
Bank	$73,361	11.7%	$62,172	≥ 9.875%	$62,959	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$64,426	10.2%	$49,675	≥ 7.875%	N/A	N/A
Bank	$69,742	11.1%	$49,580	≥ 7.875%	$50,367	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$64,426	8.3%	$30,875	≥ 4.0%	N/A	N/A
Bank	$69,742	8.8%	$31,745	≥ 4.0%	$39,681	5.0%
As of December 31, 2017
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)
Consolidated	$60,438	10.2%	$26,765	≥ 5.75%	N/A	N/A
Bank	$63,649	10.7%	$26,704	≥ 5.75%	$38,573	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$63,273	10.6%	$47,581	≥ 9.25%	N/A	N/A
Bank	$66,559	11.2%	$47,474	≥ 9.25%	$59,343	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$60,438	10.2%	$35,686	≥ 7.25%	N/A	N/A
Bank	$63,649	10.7%	$35,606	≥ 7.25%	$47,474	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$60,438	9.2%	$26,198	≥ 4.0%	N/A	N/A
Bank	$63,649	8.5%	$29,838	≥ 4.0%	$37,298	5.0%

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

NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, is as follows:

Condensed Balance Sheets
	(in thousands)
Assets:	2018	2017
Cash	$3,438	$4,268
Investment in bank subsidiary	99,134	92,247
Other assets	1,198	2,167
Total assets	$103,770	$98,682

Liabilities:
Junior subordinated deferrable interest debentures	$12,874	$12,840
Other borrowings	9,750	10,000
Other liabilities	202	138

Total liabilities	22,826	22,978

Shareholders' equity	80,944	75,704

Total liabilities and shareholders’ equity	$103,770	$98,682

	(in thousands)
Condensed Statements of Income	2018	2017	2016
Income – dividends from bank subsidiary	$4,500	$28,000	$2,575
Expenses – interest expense, professional fees and other expenses, net of federal income tax benefit	(1,346)	(835)	(703)
Income before equity in undistributed net income of bank subsidiary	3,154	27,165	1,872
Equity in undistributed net income of bank subsidiary	5,066	(23,319)	3,649
Net income	$8,220	$3,846	$5,521

	(in thousands)
Condensed Statements of Cash Flows	2018	2017	2016
Cash flows from operating activities:
Net income	$8,220	$3,846	$5,521
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(5,066)	23,319	(3,649)
Stock option expense	165	100	-
Depreciation and amortization	34	34	39
Loss on disposal of premises	-	-	91
(Increase) decrease in other assets	969	(945)	17
Increase (decrease) in other liabilities	40	(86)	32
Net cash provided by operating activities	4,362	26,268	2,051

Cash flows from investing activities:
Acquisition of Benchmark	(3,413)	(30,752)	-
Proceeds from sale of premises	-	-	170

Net cash provided by (used in) investing activities	(3,413)	(30,752)	170

Cash flows from financing activities:
Proceeds from other borrowings	-	10,000	-
Principal payments on other borrowings	(250)	-	-
Purchase treasury stock	-	-	(833)
Proceeds from sale of treasury shares	39	27	18
Cash dividends paid	(1,568)	(1,569)	(1,446)
Net cash provided by (used in) financing activities	(1,779)	8,458	(2,261)
Net increase (decrease) in cash	(830)	3,974	(40)
Cash at beginning of the year	4,268	294	334
Cash at end of the year	$3,438	$4,268	$294

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market. The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares. The Corporation purchased 43,665 shares in 2016 (none in 2017 and 2018) under the program.

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

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2018 and 2017, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	(in thousands)
2018	Level 1 input	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$59,466	$-	$59,466
Mortgage-backed	-	106,924	-	106,924
Other	962	2	-	964
Mortgage servicing rights	-	-	1,313	1,313
Total recurring	$962	$166,392	$1,313	$168,667

Nonrecurring:
Other real estate owned	$-	$-	$108	$108

	(in thousands)
2017	Level 1 input	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$67,979	$-	$67,979
Mortgage-backed	-	100,463	-	100,463
Other	984	2	-	986
Mortgage servicing rights	-	-	1,270	1,270
Total recurring	$984	$168,444	$1,270	$170,698

Nonrecurring:
Other real estate owned	$-	$-	$159	$159
Total nonrecurring	$-	$-	$159	$159

There was one security measured at fair value included in the Level 3 hierarchy during 2016 due to the lack of observable quotes in inactive markets for the instrument. The following table presents the changes in fair value for the security for the years ended December 31, 2017, and 2016.

	(in thousands)
Securities valued using Level 3 inputs	2017	2016
Balance at beginning of year	$2,238	$2,389
Principal payments received	(2,238)	(151)
Changes in fair value	-	-
Balance at end of year	$-	$2,238

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2018, 2017 and 2016:

	(in thousands)
Mortgage Servicing Rights	2018	2017	2016
Balance at beginning of year	$1,270	$1,247	$1,181
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	164	183	273
Disposals – amortization based on loan payments and payoffs	(147)	(129)	(195)
Changes in fair value	26	(31)	(12)
Balance at end of year	$1,313	$1,270	$1,247

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

Mortgage Servicing Rights

The Corporation records mortgage servicing rights at estimated fair value based on a discounted cash flow model which includes discount rates between 11% and 13%, in addition to assumptions disclosed in Note 7 that are considered to be unobservable inputs. Due to the significance of the level 3 inputs, mortgage servicing rights have been classified as level 3.

Impaired Loans

The Corporation does not record impaired loans at fair value on a recurring basis. However, periodically, a loan is considered impaired and is reported at the fair value of the underlying collateral less estimated cost to sell, if repayment is expected solely from collateral. Collateral values are estimated using level 2 inputs, including market valuations and recent appraisals and level 3 inputs based on customized discounting criteria such as additional appraisal adjustments to consider deterioration of value subsequent to appraisal date and estimated cost to sell. Additional appraisal adjustments range between 10% and 30% of market value, and estimated selling cost ranges between 10% and 20% of the adjusted appraised value.  Due to the significance of the level 3 inputs, impaired loans fair values have been classified as level 3.

Other Real Estate Owned

The Corporation values other real estate owned at the estimated fair value of the underlying collateral less appraisal adjustments between 10% and 70% of appraised value, and expected selling costs between 10% and 30% of adjusted appraised value. Such values are estimated primarily using appraisals and reflect a market value approach. Due to the significance of the Level 3 inputs, other real estate owned has been classified as Level 3.

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment. Financial assets and financial liabilities, excluding impaired loans and other real estate owned, measured at fair value on a nonrecurring basis were not significant at December 31, 2018 and 2017.

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2018 and 2017 are as follows:

	(in thousands)
	2018		2017
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL ASSETS
Cash and cash equivalents	$16,475	$16,475	$27,274	$27,274	1
Securities, including FHLB stock	172,656	172,656	174,730	174,730	2,3
Loans held for sale	7,705	7,705	2,384	2,384	3
Net loans and leases	558,087	554,223	503,577	500,916	3
Mortgage servicing rights	1,313	1,313	1,270	1,270	3
Hedging assets	492	492	-	-	3
Total financial assets	$756,728	$752,864	$709,235	$706,574

	(in thousands)
	2018		2017
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL LIABILITIES
Deposits
Maturity	$180,675	$178,947	$170,615	$168,914	3
Non-maturity	485,561	485,561	459,933	459,933	1
Other borrowings	65,443	65,029	57,148	57,096	3
Junior subordinated deferrable interest debentures	12,874	8,318	12,840	9,790	3
Hedging liabilities	86	86	-	-	3
Total financial liabilities	$744,639	$737,941	$700,536	$695,733

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amounts, and would be considered Level 1 inputs.

There are also unrecognized financial instruments at December 31, 2018 and 2017 which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $147,526,000 at December 31, 2018 and $127,508,000 at December 31, 2017. Such amounts are also considered to be the estimated fair values.

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

Securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy. The Corporation did not have any securities classified as Level 3 at December 31, 2018 or 2017.

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

NOTE 19 – LEASING ARRANGEMENTS

The Corporation leases various branch facilities under operating leases. Rent expense was $158,000, $111,000, and $107,000 for the years 2018, 2017 and 2016, respectively.

The following is a schedule of future minimum rental payments required under the facility leases as of December 31, 2018:

Year ending	Amount
December 31	(in thousands)
2019	$139
2020	140
2021	141
2022	144
2023	152
Total	$716

NOTE 20 – STOCK-BASED COMPENSATION

The United Bancshares, Inc. 2016 Stock Option Plan (the “Plan”) permits the Corporation to award non-qualified stock options to eligible participants. A total of 250,000 shares are available for issuance pursuant to the Plan.

The Corporation issued 33,352 options during 2016 at an exercise price of $19.32, 30,151 options during 2017 at an exercise price of $21.70, and 31,267 options during 2018 at an exercise price of $23.30 under the Plan. Following is a summary of activity for stock options for the years ended December 31, 2018, 2017 and 2016 (number of shares):

	2018	2017	2016
Outstanding, beginning of year	63,503	33,352	-
Granted	31,267	30,151	33,352
Exercised	-	-	-
Forfeited	(1,701)	-	-
Outstanding, end of year	93,069	63,503	33,352
Weighted average exercise price at end of year	$21.39	$20.45	$19.32

The options vest over a three-year period on the anniversary of the date of grant. At December 31, 2018, 31,718 options were vested and outstanding options had a weighted average remaining contractual term of 5.75 years.

The fair value of options granted is estimated at the date of grant using the Black Scholes option pricing model. Following are assumptions used in calculating the fair value of the options granted:

	2018	2017	2016
Weighted-average fair value of options granted	$7.87	$7.35	$6.27
Average dividend yield	2.18%	2.23%	2.31%
Expected volatility	40.00%	40.00%	40.00%
Rick-free interest rate	2.81%	2.06%	1.58%
Expected term (years)	7	7	7

Total compensation expense related to the stock options granted in 2016 is expected to be $209,000 and is being recognized ratably over the 36 month period beginning January 1, 2017. Total compensation expense related to the stock options granted in 2017, net of forfeitures, is expected to be $209,000 and is being recognized ratably over the 36 month period beginning August 1, 2017. Total compensation expense related to the stock options granted in 2018 is expected to be $246,000 and is being recognized ratably over the 36 month period beginning September 1, 2018. Stock option expense for outstanding awards amounted to $165,000 for the year ended December 31, 2018.

NOTE 21 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2018 and 2017:

	(in thousands, except share data)
		Net		Net Income
	Interest	Interest	Net	Per Share
	Income	Income	Income	Basic	Diluted
2018
First quarter	$7,741	$6,530	$1,799	$0.55	$0.55
Second quarter	$8,710	$7,326	$2,200	$0.67	$0.67
Third quarter	$8,758	$7,072	$1,786	$0.55	$0.55
Fourth quarter	$9,156	$7,279	$2,435	$0.74	$0.74

2017
First quarter	$5,468	$4,859	$1,394	$0.43	$0.43
Second quarter	$5,920	$5,270	$1,185	$0.36	$0.36
Third quarter	$6,484	$5,708	$402	$0.12	$0.12
Fourth quarter	$7,900	$6,817	$865	$0.27	$0.27

OFFICERS - UNITED BANCSHARES, INC.
Brian D. Young - President / Chief Executive Officer
Stacy A. Cox - Chief Financial Officer
Heather M. Oatman - Secretary

OFFICERS - THE UNION BANK COMPANY
Brian D. Young - President /CEO/ Chairman
Curtis E. Shepherd - Executive Vice President
Stacy A. Cox - Executive Vice President / CFO
Heather M. Oatman - Senior Vice President / Secretary
Teresa M. Deitering - Senior Vice President
John P. Miller - Senior Vice President
Norman V. Schnipke - Senior Vice President

Vice President
Janice C. Acerro	Michael E. Pultz
Dan M. Best	Jason A. Recker
Donna J. Brown	Amy E. Reese
Paul M. Cira	Rosemarie Roman
Thomas M. Cox	Ricardo Rosado
Steven L. Floyd	Thomas J. Sansone
Vicky K. Gilbert	Stephen G. Scherer
Erin W. Hardesty	Benjamin K. Stewart
Susan A. Hojnacki	David E. Stuthard
Mark G. Honigford	J. Kevin Taylor
Daniel J. Lucke	Jason R. Thornell
Karen M. Maag	Travis E. Vulich
Roger A. Nedolast	Paul A. Walker
Doris A. Neumeier	Vikki L. Williams
Brent D. Nussbaum

Assistant Vice President
Kathi J. Amstutz	Bart H. Mills
Walker K. Carr	Peter J. Rafaniello
Nancianne Carroll	Sharon R. Sharpe
David M. Cornwell	Craig R. Stechschulte
Sony S. Dawson	Theresa A. Stein-Moenter
Chase H. Doll	Hemsley C. Stewart
Adina S. Fugate	Stacia R. Thompson
Christina J. Hegemier	Matthew J. Tway
Machiel K. Hindall	Jarod M. Van Winkle
Richard A. Hirsch	Kimberly S. Verhoff
Eric R. Holmes	Lori L. Watson
Laura M. Kitchen	Pamela J. Workman
Sarah E. Klausing	Jean K. Wright

Officer
Matthew H. Cover
Jacqueline Fairbanks
Mary Jo Horstman
Zachary P. Nycz
Lacey A. Webb

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

NAME	AGE	DIRECTOR SINCE	NAME	AGE	DIRECTOR SINCE
Robert L. Benroth	56	2003	Daniel W. Schutt	71	2005
Putnam County Auditor			Chairman, Retired Banker

Herbert H. Huffman	68	2018	R. Steven Unverferth	66	2005
Retired - Educator			Chairman, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel	76	2000	Brian D. Young	52	2012
Farmer, Rigel Farms, Inc.			President/CEO

David P. Roach	68	2001
Vice-President/GM, First Family Broadcasting of Ohio

DIRECTORS – THE UNION BANK COMPANY

NAME	AGE	DIRECTOR SINCE (a)	NAME	AGE	DIRECTOR SINCE (a)
Robert L. Benroth	56	2001	David P. Roach	68	1997
Putnam County Auditor			Vice-President/GM, First Family Broadcasting of Ohio

Anthony M.V. Eramo	53	2016	Robert M. Schulte, Sr.	86	1994
Vice-President/Acct Relationship Mgr,			Businessman/Spherion Services
McGuire Performance Solutions

Herbert H. Huffman	68	1993	Daniel W. Schutt	71	2005
Retired - Educator			Retired Banker

Kevin L. Lammon	64	1996	R. Steven Unverferth	66	1993
Village Administrator, Village of Leipsic			Chairman, Unverferth Manufacturing Corporation, Inc

William R. Perry	60	1990	Brian D. Young	52	2008
Farmer			President/CEO/Chairman

H. Edward Rigel	76	1979
Farmer, Rigel Farms, Inc.

(a)	Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.