Form 10-K, Exhibit 13
period 2019-12-31
UNITED BANCSHARES INC/OH
filed 2020-03-06
CIK 1087456

Exhibit 13

Table of Contents

Page(s)

President’s Letter	1
Market Price and Dividends on Common Stock	2
Five-Year Summary of Selected Financial Data	3
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Report of Independent Registered Public Accounting Firm	16

Financial Statements
Consolidated Balance Sheets	17
Consolidated Statements of Income	18

Consolidated Statements of Comprehensive Income	19
Consolidated Statements of Shareholders’ Equity	20

Consolidated Statements of Cash Flows	21
Notes to Consolidated Financial Statements	23

Directors and Officers	65

Shareholders, Clients, and Team Members:

I am pleased to report that as a result of the effort and commitment of our team members that once again your Company had a successful year.  In addition to reporting income before taxes of approximately $12.3 million, return on average tangible equity of 18.49% and return on average assets of 1.24%, all noticeable increases from previous years, your company continues to focus on sustainable growth.  We continue to believe that growth in full relationships with our clients is key to the continued increase in income generation for our shareholders.  As such, we continue to focus our activities around driving those relationships across services and product lines.

These focused activities led to year over year growth of 2.6% in loans and 6.1% in deposits. During this same period, the Company recognized a 94.0% increase in gain on loan sales.  While net interest income will continue to be our largest source of income, the enduring challenges of industry-wide margin compression make it increasingly important to generate non-interest income.  Both our residential mortgage activities and governmental lending units are providing those opportunities, while at the same time capturing customer relationships during those transactions.  Relationship banking is, has been, and will continue to be the fundamental driver of our long-term profitability and success.

It is also important to note that during the fourth quarter of 2019, the company realized an increase in other non-interest income due to the settlement of claims related to prior year tax adjustments which resulted in recording a one-time net income recovery of $1,980,000.

In 2020, we plan to continue to invest in our most important driver of success, our team members.  In addition to further development of our current team members, we are always exploring ways to add team members with the desired expertise as we continue to expand in size and complexity.  All the while, we remain unwavering in the promotion of our core values throughout that process.  Those core values are not just a tag line or a feel good cliché, but undeniably the primary driver of our financial successes.

The Company also continues to make investments in technology to create internal efficiencies, reduce the risk of fraud, and enhance customer tools and resources. Such efforts have yielded positive results in our customers’ use of technology-based products. We believe that effectively implementing technology will promote growth and support for our growing footprint and provide the opportunity to increase the effectiveness of our team members in serving our clients.

The continued accomplishments of your Company is the undeniable result of the ongoing efforts of the Company’s dedicated team members and Board of Directors in implementing our Strategic Plan. Their efforts and our strong corporate values of respect for and accountability to our shareholders, clients, colleagues, and communities are the foundation for the continued success of your Company.  Thank you for your ongoing support and the trust you have placed in us.

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

The Union Bank Company is an Ohio state-chartered bank, which serves Allen, Delaware, Franklin, Hancock, Huron, Marion, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville, Plymouth, Westerville and Worthington, Ohio.

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001. As of December 31, 2019, the common stock was held by 1,143 shareholders of record.

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary

United Bancshares, Inc.

105 Progressive Drive

Columbus Grove, Ohio 45830

800-837-8111

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	(Dollars in thousands, except per share data)
	Years ended December 31,
	2019	2018	2017	2016	2015
Statements of income:
Total interest income	$37,819	$34,365	$25,772	$21,627	$22,836
Total interest expense	8,924	6,158	3,118	2,231	2,077
Net interest income	28,895	28,207	22,654	19,396	20,759
Provision (credit) for loan losses	550	450	(350)	(750)	382
Net interest income after provision (credit) for loan losses	28,345	27,757	23,004	20,146	20,377
Total non-interest income	15,048	9,428	6,099	4,832	4,572
Total non-interest expenses	31,117	27,436	22,378	17,713	17,627
Income before federal income taxes	12,276	9,749	6,725	7,265	7,322
Federal income taxes	1,615	1,529	2,879	1,744	1,405
Net income	$10,661	$8,220	$3,846	$5,521	$5,917
Per share of common stock:
Net income - basic	$3.26	$2.51	$1.18	$1.68	$1.77
Dividends	0.52	0.48	0.48	0.44	0.36
Book value	$29.00	$24.76	$23.17	$22.21	$21.62
Average shares outstanding - basic	3,270,878	3,268,667	3,267,305	3,289,497	3,309,339
Average shares outstanding - diluted	3,277,198	3,269,834	3,272,310	3,289,497	3,309,339
Year end balances:
Loans (1)	$591,725	$569,319	$508,796	$377,596	$354,597
Securities (2)	188,913	172,656	174,730	195,035	187,759
Total assets	880,014	830,300	780,450	633,119	608,665
Deposits	707,134	666,236	630,548	524,680	518,419
Shareholders' equity	94,781	80,944	75,704	72,558	71,561
Average balances:
Loans (1)	582,377	540,687	421,564	361,437	358,368
Securities (2)	179,075	173,592	189,815	191,813	207,738
Total assets	861,693	802,989	683,164	614,688	628,753
Deposits	694,857	647,987	565,710	519,102	531,359
Shareholders' equity	86,652	76,142	75,597	74,067	69,981
Selected ratios:
Net yield on average interest earning assets (3)	3.75%	3.96%	3.80%	3.59%	3.75%
Return on average assets	1.24%	1.02%	0.56%	0.90%	0.94%
Return on average shareholders' equity	12.30%	10.80%	5.09%	7.45%	8.46%
Net loan charge-offs (recoveries) as a percentage of average outstanding net loans	(0.01)%	(0.04)%	0.04%	(0.07)%	0.11%
Allowance for loan losses as a percentage of year end loans (4)	0.72%	0.63%	0.56%	0.89%	1.09%
Shareholders' equity as a percentage of total assets	10.77%	9.75%	9.70%	11.46%	11.76%

Notes:
1) Includes loans held for sale.
2) Includes restricted bank stock.
3) Net yield on average interest-earning assets was computed on a tax-equivalent basis. 4) Does not include loans held for sale
5) Financial data for 2017 and subsequent years includes the impact of the Benchmark Bancorp acquisition.

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

The following discussion provides additional information relating to the financial condition and results of operations of United Bancshares, Inc. which include the impact of the acquisition of Benchmark Bancorp, Inc. and its wholly-owned subsidiary, Benchmark Bank (“Benchmark”) on September 8, 2017. This section should be read in conjunction with the consolidated financial statements and the supplemental data contained elsewhere in the Annual Report on Form 10-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

United Bancshares, Inc. (the “Corporation”) is a financial holding company that conducts business through its wholly-owned subsidiary, The Union Bank Company (the “Bank”). The Bank is an Ohio state-chartered commercial bank that provides financial services to communities based in northwest Ohio and central Ohio, where it operates 19 full-service branches.

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

Financial Condition

Consolidated assets for the Corporation and the Bank totaled $880.0 million at December 31, 2019, compared to $830.3 million at December 31, 2018, representing an increase of $49.7 million or 6.0%. The increase in total assets was primarily the result of an increase of $14.2 million (2.6%) in net loans, $7.6 million (98.6%) in loans held for sale, $16.3 million (9.7%) in securities available for sale and $9.9 million (60.3%) in cash and cash equivalents. Deposits during this same period increased $40.9 million (6.1%), other borrowings decreased $6.7 million (10.2%) and Shareholders’ equity increased $13.8 million (17.1%).

Loans and Leases

At December 31, 2019, total loans and leases, including loans and leases held for sale, amounted to $591.7 million compared to $569.3 million at December 31, 2018, an increase of $22.4 million (3.9%). The following categories within the loan and lease portfolio represent the majority of the change during 2019: Commercial and multi-family real estate increased $13.2 million (3.7%), residential real estate increased $3.1 million (2.6%), loans held for sale increased $7.6 million (98.6%), and consumer loans increased $1.6 million (23.1%).  This growth was slightly offset by a decrease in commercial loans of $3.0 million (3.7%).

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

Securities, including FHLB stock, totaled $188.9 million at December 31, 2019 compared to $172.7 million at December 31, 2018, an increase of $16.2 million (9.7%). The portfolio experienced an increase in net unrealized gains on securities of $5.9 million during 2019.

The Corporation is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB. FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment. There were no changes to the FHLB stock balance during 2019.

At December 31, 2019, the Corporation’s investment securities portfolio included $72.6 million in U.S. states and political subdivisions securities, which is $22.2 million (23.5%) lower than shareholders’ equity as of that date. The largest exposure to any one state is $14.0 million, or 20%, from issuers located within the state of Wisconsin. The Corporation’s procedures for evaluating investments in securities issued by states, municipalities and political subdivisions are in accordance with guidance issued by the Board of Governors of the Federal Reserve System, “Investing in Securities without Reliance on Nationally Recognized Statistical Rating Agencies” (SR 12-15) and other regulatory guidance. Credit ratings are considered in our analysis only as a guide to the historical default rate associated with similarly-rated bonds. There have been no significant differences in our internal analyses compared with the ratings assigned by the third-party credit rating agencies.

At December 31, 2019 the net unrealized gain on available-for-sale securities amounted to $3.6 million while at December 31, 2018, there was a net unrealized loss on available-for-sale securities of $2.2 million. At December 31, 2019, the Corporation held 29 securities which were in a loss position with the fair value of $29.2 million and gross unrealized losses $249,000. Management has considered the current interest rate environment, typical volatility in the bond market, and the Corporation’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

Cash and Cash equivalents

Cash and cash equivalents at December 31, 2019 were $26.4 million, a $9.9 million (60.3%) increase from $16.5 million at December 31, 2018.  The increase is due to an increase of overnight funds on deposit at the Federal Reserve.

Deposits

Total deposits at December 31, 2019 were $707.1 million, an increase of $40.9 million (6.1%) compared with total deposits of $666.2 million at December 31, 2018. The increase in deposits consisted of a $39.9 million increase in interest bearing deposits and a $1.0 million increase in non-interest bearing deposits.

Other Borrowings

In addition to customer deposits, the Corporation utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth. Other borrowings at December 31, 2019, include FHLB secured advances of $50.0 million and term borrowings from another bank of $8,750,000.  Other borrowings at December 31, 2018, included FHLB secured advances of $51.3 million, $9,750,000 of term borrowings from another bank, and federal funds purchased from correspondent banks of $4.4 million.  FHLB borrowings consist of multiple advances due at various dates through September 2022.  Term borrowings from another bank were used to facilitate the 2017 Benchmark acquisition and are payable in quarterly installments of $250,000 with any remaining principal due in September 2022.

Shareholders’ Equity

Total shareholders’ equity increased $13.8 million (17.1%) to $94.8 million at December 31, 2019 compared to $80.9 million at December 31, 2018.  The increase was a result of 2019 net income of $10.7 million and other comprehensive income of $4.6 million, offset by the declaration of $1.7 million in common stock dividends.

Results of Operation – 2019 Compared to 2018

Performance Summary

Consolidated net income for the Corporation was $10.7 million in 2019 compared to $8.2 million in 2018 and $3.8 million in 2017.

Net income in 2019, as compared to 2018 was favorably impacted by increases in net interest income of $688,000 and non-interest income of $5.6 million, offset by increases in non-interest expenses of $3.7 million and provision for loan losses of $100,000.

The Corporation’s return on average assets was 1.24% in 2019, compared to 1.02% in 2018, and 0.56% in 2017. The Corporation’s return on average tangible shareholders’ equity was 18.49% in 2019, 16.79% in 2018, and 6.4% in 2017. Basic net income per share was $3.26 per share in 2019, an increase of $0.75 per share from $2.51 in 2018. Basic net income per share of $2.51 in 2018 represented an increase of $1.33 per share from $1.18 in 2017. Changes in these amounts from year to year were generally reflective of changes in the level of net income.

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

Net interest income for 2019 was $28.9 million, an increase of $688,000 (2.4%) from 2018. The increase in net interest income was primarily due to growth in interest earning assets which outpaced the rising cost of interest earning liabilities. Total average interest-earning assets increased $59.0 million to $781.9 million in 2019 from $722.9 in 2018.  The yield on average interest-earning assets, on a tax-equivalent basis, increased 8 basis points in 2019 to 4.89% from 4.81% in 2018.   Total average interest-bearing liabilities increased $33.5 million to $647.8 million in 2019 compared to $614.3 million in 2018, and the cost of interest bearing liabilities increased 38 basis points to 1.38% in 2019 compared to 1.00% in 2018.

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

The allowance for loan and lease losses at December 31, 2019 was $4.1 million, or 0.72% of total loans, compared to $3.5 million, or 0.63% of total loans at December 31, 2018. The change in the allowance for loan and lease losses during 2019 included a $550,000 provision for loan losses and loan recoveries, and net recoveries of $54,000.

The provision or credit for loan and lease losses is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors. Favorable settlements of impaired or potential problem loans can also result in a reduction in the required allowance for loan and lease losses and a negative provision, or credit, being reflected in current operations. The provision for loan and lease losses of $550,000 in 2019  was a $100,000 increase compared to the provision of $450,000 in 2018. The increase was primarily attributable to loan growth of $14.8 million during 2019 and an increase in the specific reserve on impaired loans.

Impaired loans, principally consisting of commercial and commercial real estate, amounted to $2,778,000 at December 31, 2019. Impaired loans at December 31, 2019 included $848,000 of loans with no specific reserves included in the allowance for loan losses and $1,930,000 of loans with specific reserves of $435,000 included in the Corporation's December 31, 2019 allowance for loan losses.  Total impaired loans of $1,331,000 at December 31, 2018 included $959,000 of loans with no specific reserves included in the allowance for loan losses and $372,000 of loans with specific reserves of $128,000 included in the Corporation's December 31, 2018 allowance for loan losses.

In addition to impaired loans, the Corporation had other potential problem credits of $4.9 million at December 31, 2019 compared to $6.7 million at December 31, 2018, a decrease of $1.8 million (26.9%). The Corporation’s credit administration department continues to closely monitor these credits.

Non-Interest Income

Total non-interest income increased $5.6 million (59.6%) to $15.0 million in 2019 from $9.4 million in 2018, which was primarily attributable to increases in gain on sale of loans of $4.4 million and other non-interest operating income of $1.6 million.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance. Service charges on deposit accounts was $1.5 million in 2019 compared to $1.6 million in 2018.

The Corporation has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and retains the servicing rights relating to certain of those loans. During 2019, gain on sale of loans was $9.1 million, including $192,000 of capitalized servicing rights. Gain on sale of loans was $4.7 million in 2018, including $164,000 of capitalized servicing rights. A significant contributing factor to the increase in gain on sale of loans was the favorable rate environment for refinancing existing mortgages and the growth of the residential mortgage and governmental lending operations.   The Corporation’s serviced portfolio increased $2.5 million during 2019 to $175.7 million at December 31, 2019.

The Corporation reports its mortgage servicing rights using the fair value measurement method. As a result, the Corporation recognized a $258,000 decrease in the fair value of mortgage servicing rights during 2019, compared to a $26,000 increase in the fair value of mortgage servicing rights in 2018. Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights. While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period. The prepayment assumptions used in determining the fair value of servicing are based on the Public Securities Association (PSA) Standard Prepayment Model. At December 31, 2019 the PSA factor was 214 compared to 136 at December 31, 2018.

Other operating income increased $1.6 million to $4.4 million in 2019 from $2.7 million in 2018.  The increase in other non-interest income resulted from the Corporation's settlement of claims related to prior year tax adjustments, which resulted in a one-time net income recovery of $1,980,000 during the fourth quarter of 2019.

Non-Interest Expenses

For the year ended December 31, 2019, non-interest expenses totaled $31,117,000, compared to $27,436,000 for the same period of 2018, an increase of $3,681,000 (13.4%) which was primarily attributable to increases in salaries and benefits expense of $2,762,000 (17.4%), loan fees of $433,000 (46.9%), legal fees of $77,000 (24.3%), consultant fees of $93,000, ATM processing and other fees of $101,000 (15.2%), and information technology expenses of $105,000 (92.0%), offset by a decrease in the FDIC assessment of $185,000 (69.9%).

The significant components of other operating expenses are summarized in Note 11 to the consolidated financial statements.

Provision for Income Taxes

The provision for income taxes for 2019 was $1.6 million an effective tax rate of 13.2%, compared to $1.5 million in 2018, an effective rate of 15.7%. The decrease in the effective tax rate in 2019 as compared to 2018 resulted from the Corporation's $1,980,000 settlement claim being tax exempt.

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

The Corporation’s return on average assets was 1.02% in 2018, compared to 0.56% in 2017, and 0.90% in 2016. The Corporation’s return on average tangible shareholders’ equity was 16.79% in 2018, 6.40% in 2017, and 7.45% in 2016. Basic net income per share was $2.51 per share in 2018, an increase of $1.33 per share from $1.18 in 2017. Basic net income per share of $1.18 in 2017 represented a decrease of $0.50 per share from $1.68 in 2016. Changes in these amounts from year to year were generally reflective of changes in the level of net income.

Net Interest Income

Net interest income for 2018 was $28.2 million, an increase of $5.6 million (24.5%) from 2017. The increase in net interest income was primarily due to an increase in loan interest income. The net interest yield on average interest-earning assets, on a tax-equivalent basis, increased in 2018 to 4.81% from 4.31% in 2017. A majority of this increase was a result of the average yield on loans for 2018 increasing to 5.50% compared to 5.05% in 2017 coupled with loans comprising 74.8% of interest-earning assets in 2018 compared to 68.2% in 2017. Conversely, the average rate on interest-bearing liabilities increased to 1.00% in 2018 from 0.62% in 2017. The increase in net interest income included a $5.0 million volume increase and a $600,000 rate increase which is indicative of the growth in the interest-earning asset base from both organic loan growth and the Benchmark transaction, as well as the aforementioned increase in market interest rates.

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

Non-Interest Expenses

For the year ended December 31, 2018, non-interest expenses totaled $27,436,000, compared to $22,378,000 for the same period of 2017, an increase of $5,050,000 (22.6%). This increase is primarily attributable to salary, wage and employee benefit increases related to the Benchmark operations and was mitigated by $1,271,000 of acquisition costs incurred by the Corporation during the year ended December 31, 2017 in connection with the acquisition. The year over year results included increases in salaries and benefits expense of $3,865,000 (32.1%), premised and equipment of $239,000 (8.2%), advertising and promotion of $647,000 and loan fees of $501,000, offset by a decrease in consultant fees of $590,000.

Provision for Income Taxes

The provision for income taxes for 2018 was $1.5 million an effective tax rate of 15.7%, compared to $2.9 million in 2017, an effective rate of 42.8%. The decrease in the effective tax rate in 2018 as compared to 2017 resulted from a one-time $1,136,000 tax provision recognized in 2017 due to the impact of the Tax Cuts and Jobs Act, which was enacted in December 2017 and more fully described in Note 12 to the consolidated financial statements. As a result of this tax law change, the Corporation’s effective tax rate was reduced from the federal statutory rate of 34% to 21% resulting in a reduction of deferred tax assets. At December 31, 2018, the corporation had $46,000 of federal alternative minimum tax credit carryforwards which were subsequently refunded in 2019.

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity. A discussion of cash flows for 2019, 2018, and 2017 follows.

The Corporation generated cash from operating activities of $3.6 million in 2019, $5.1 million in 2018, and $5.9 million in 2017.

Net cash flows used in investing activities amounted to $26.1 million in 2019, $58.4 million in 2018, and $39.9 million in 2017. Significant investing cash flow activities in 2019 included $11.3 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities and $14.1 million of net cash outflow to fund net loan growth. Significant investing cash flow activities in 2018 included $53.8 million of net cash outflow to fund net loan growth.  Significant investing cash flow activities in 2017 included $21.1 million of net cash inflows resulting from securities purchases, net of proceeds received from sales and maturities; $34.3 million of net cash outflow resulting from an increase in loans; and a $24.7 million cash outflow for the acquisition of Benchmark.

Net cash flows provided by financing activities amounted to $32.4 million in 2019, $42.5 million in 2018, and $47.1 million in 2017. Net cash provided by financing activities in 2019 primarily resulted from an increase in deposits of $41.0 million offset by payments on other borrowings of $6.7 million, and $1,702,000 in cash dividends paid. Net cash provided by financing activities in 2018 primarily resulted from an increase in deposits of $35.9 million and other borrowings of $8.3 million, offset by $1,568,000 in cash dividends paid. Net cash provided by financing activities in 2017 primarily resulted from an increase in other borrowings of $38.4 million and deposits of $10.4 million, offset by $1,569,000 in cash dividends paid.

Asset Liability Management

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”. An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”. This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”. This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap (ratio of risk-sensitive assets to risk-sensitive liabilities) at December 31, 2019 is approximately 115% which means the Corporation has more assets than liabilities re-pricing within one year. Under the current low interest rate environment, the Corporation’s liabilities do not have the ability to reprice down the full 100 bps which is why the margin decreases in a 100 bps down shock scenario.

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

Management considers the valuation of goodwill from various past acquisitions through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions. Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2019, which supported management’s assessment that no impairment adjustments to goodwill were warranted. To date, none of the goodwill evaluations have revealed the need for an impairment charge. Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2019.

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

Impact of Recent Accounting Pronouncements

A summary of new accounting standards adopted or subject to adoption in 2019, as well as newly-issued but not effective accounting standards at December 31, 2019, is presented in Note 2 to the consolidated financial statements.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments

The following table summarizes loan commitments, including letters of credit, as of December 31, 2019:

	Amount of commitment to expire per period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	years	5 years
	(in thousands)
Type of Commitment
Commercial lines-of-credit	$55,335	$52,069	$2,495	$-	$771
Real estate lines-of-credit	76,924	5,143	13,209	9,566	49,006
Consumer lines-of-credit	346	-	-	-	346
Letters of Credit	615	515	100	-	-

Total commitments	$133,220	$57,727	$15,804	$9,566	$50,123

As indicated in the preceding table, the Corporation had $133.2 million in total loan commitments at December 31, 2019, with $57.7 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and nonresidential property. Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes. It is anticipated that a significant portion of these lines will expire without being drawn upon.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments – Continued

The following table summarizes the Corporation’s contractual obligations as of December 31, 2019:

	Payments due by period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	Years	5 years
	(in thousands)
Contractual obligations
Long-term debt	$71,658	$7,000	$51,750	$-	$12,908
Operating leases	2,588	311	561	566	1,150
Time deposits	197,391	135,003	60,234	1,997	157
Deposits without stated maturities	509,743	-	-	-	509,743
Future deferred compensation payments, including interest	1,207	116	183	138	770

Total obligations	$782,587	$142,430	$112,728	$2,701	$524,728

Long-term debt presented in the preceding table consists of Federal Home Loan Bank borrowings of $50.0 million,  $8.75 million term loan with a bank, and $12.9 million of junior subordinated deferrable interest debentures, including $10.4 million issued by the Corporation and $2.5 million assumed from the November 2014 OSB acquisition.

Time deposits and deposits without stated maturities included in the preceding table are comprised of customer deposit accounts. Management believes that they have the ability to attract and retain deposit balances by adjusting the interest rates offered.

The future deferred compensation payments, including interest, as noted in the preceding table, includes the Corporation’s agreement with its former Chairman of the Board of Directors to provide for retirement compensation benefits. A deferred compensation liability was also assumed with The OSB acquisition for the benefit of its retired president, with payment that began on May 1, 2010. At December 31, 2019, the net present value of future deferred compensation payments amounted to $761,000, which is included in other liabilities in the December 31, 2019 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2019. The Corporation also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $1,324,000 at December 31, 2019 for supplemental retirement benefits.

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

Quantitative and Qualitative Disclosures about Market Risk - Continued

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2019:

Change in Interest Rates	Percentage Change in	Percentage Change in
(basis points)	Net Interest Income	Net Income

+100	-0.9%	-3.0%
-100	-2.6%	-7.7%

+200	-2.4%	-7.6%
-200	-5.4%	-15.9%

+300	-4.2%	-13.3%
-300	N/A	N/A

+400	-6.2%	-19.9%

Given a linear 100bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 0.9% and net income would decrease by 3.0%. A 100bp decrease in interest rates would decrease net interest income by 2.6% and decrease net income by 7.7%. Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 2.4% and net income would decrease by 7.6%. A 200bp decrease in interest rates would decrease net interest income by 5.4% and decrease net income by 15.9%. Given a linear 300bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 4.2% and net income would decrease by 13.3%. A 300bp decrease in interest rates cannot be simulated at this time due to the historically low interest rate environment and a 400bp increase in interest rates would decrease net interest income by 6.2% and decrease net income by 19.9%. Management does not expect any significant adverse effect to net interest income in 2019 based on the composition of the portfolio and anticipated trends in rates.

CliftonLarsonAllen LLP
CLAconnect.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
United Bancshares, Inc.
Columbus Grove, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries (the "Corporation") as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2019 and the related notes and schedules (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

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

Toledo, Ohio
March 6, 2020

A member of
Nexia
International

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

	(in thousands except share data)
	2019	2018
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$9,167	$11,698
Interest-bearing deposits in other banks	17,245	4,777
Total cash and cash equivalents	26,412	16,475
SECURITIES, available-for-sale	183,611	167,354
FEDERAL HOME LOAN BANK STOCK, at cost	5,302	5,302
LOANS HELD FOR SALE	15,301	7,705
LOANS AND LEASES	576,424	561,614
Less allowance for loan and lease losses	4,131	3,527
Net loans and leases	572,293	558,087
PREMISES AND EQUIPMENT, net	18,789	18,968
GOODWILL	28,616	28,616
CORE DEPOSIT INTANGIBLE ASSETS, net	794	953
CASH SURRENDER VALUE OF LIFE INSURANCE	18,613	18,223
OTHER REAL ESTATE OWNED	-	108
OTHER ASSETS, including accrued interest receivable	10,283	8,509
TOTAL ASSETS	$880,014	$830,300
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$116,360	$115,333
Interest-bearing	590,774	550,903
Total deposits	707,134	666,236
Other borrowings	58,750	65,443
Junior subordinated deferrable interest debentures	12,908	12,874
Other liabilities	6,441	4,803
Total liabilities	785,233	749,356
SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00, authorized 10,000,000 shares; issued 3,760,557 shares; 3,268,095 and 3,269,358 shares outstanding at December 31 2019 and 2018, respectively	3,761	3,761
Surplus	15,251	14,960
Retained earnings	80,629	71,670
Accumulated other comprehensive income (loss)	2,872	(1,764)
Treasury stock, at cost, 492,462 shares at December 31, 2019 and 491,199 shares at December 31, 2018	(7,732)	(7,683)
Total shareholders’ equity	94,781	80,944
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$880,014	$830,300

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2019, 2018 and 2017

	(in thousands except share data)
	Year Ended December 31,
	2019	2018	2017
INTEREST INCOME
Loans and leases, including fees	$32,867	$29,722	$21,305
Securities:
Taxable	2,601	2,573	2,403
Tax-exempt	1,704	1,557	1,682
Other	647	513	382
Total interest income	37,819	34,365	25,772
INTEREST EXPENSE
Deposits	6,440	3,849	2,125
Borrowings	2,484	2,309	993
Total interest expense	8,924	6,158	3,118
Net interest income	28,895	28,207	22,654
PROVISION (CREDIT) FOR LOAN AND LEASE LOSSES	550	450	(350)
Net interest income after provision (credit) for loan and lease losses	28,345	27,757	23,004
NON-INTEREST INCOME
Service charges on deposit accounts	1,486	1,610	1,636
Gain on sale of loans	9,071	4,675	1,843
Net securities gains (losses)	4	(6)	(2)
Change in fair value of mortgage servicing rights	(258)	26	(31)
Increase in cash surrender value of life insurance	390	395	397
Other operating income	4,355	2,728	2,256
Total non-interest income	15,048	9,428	6,099
NON-INTEREST EXPENSES
Salaries, wages and employee benefits	18,665	15,903	12,038
Occupancy expenses	3,174	3,155	2,917
Other operating expenses	9,278	8,378	7,423
Total non-interest expenses	31,117	27,436	22,378
Income before income taxes	12,276	9,749	6,725
PROVISION FOR INCOME TAXES	1,615	1,529	2,879
NET INCOME	$10,661	$8,220	$3,846
NET INCOME PER SHARE BASIC	$3.26	$2.51	$1.18
NET INCOME PER SHARE DILUTED	$3.25	$2.51	$1.18

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2019, 2018 and 2017

	(in thousands)
	Year Ended December 31,
	2019	2018	2017

NET INCOME	$10,661	$8,220	$3,846
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) during period	5,873	(2,051)	1,122
Reclassification adjustments for losses (gains) included in net income	(4)	6	2
Other comprehensive income (loss), before income taxes	5,869	(2,045)	1,124
Income tax expense (benefit) related to items of other comprehensive income (loss)	1,233	(429)	382
Other comprehensive income (loss)	4,636	(1,616)	742
COMPREHENSIVE INCOME	$15,297	$6,604	$4,588

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2019, 2018 and 2017

	(in thousands)
	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total
BALANCE AT DECEMBER 31, 2016	$3,761	$14,674	$62,717	$(866)	$(7,728)	$72,558
Comprehensive income:
Net income	-	-	3,846	-	-	3,846
Other comprehensive income	-	-	-	742	-	742
Sale of 1,126 treasury shares	-	9	-	-	18	27
Stock option expense	-	100	-	-	-	100
Cash dividends declared, $0.48 per share	-	-	(1,569)	-	-	(1,569)

BALANCE AT DECEMBER 31, 2017	3,761	14,783	64,994	(124)	(7,710)	75,704
Comprehensive income:
Net income	-	-	8,220	-	-	8,220
Other comprehensive loss	-	-	-	(1,616)	-	(1,616)
Reclassification for accounting change	-	-	24	(24)		-
Sale of 1,715 treasury shares	-	12	-	-	27	39
Stock option expense	-	165	-			165
Cash dividends declared, $0.48 per share	-	-	(1,568)	-	-	(1,568)

BALANCE AT DECEMBER 31, 2018	3,761	14,960	71,670	(1,764)	(7,683)	80,944
Comprehensive income:
Net income	-	-	10,661	-	-	10,661
Other comprehensive income	-	-	-	4,636	-	4,636
Repurchase of 4,220 shares	-	-	-	-	(95)	(95)
Sale of 2,957 treasury shares	-	25	-	-	46	71
Stock option expense	-	266	-			266
Cash dividends declared, $0.52 per share	-	-	(1,702)	-	-	(1,702)
BALANCE AT DECEMBER 31, 2019	$3,761	$15,251	$80,629	$2,872	$(7,732)	$94,781

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2019, 2018 and 2017

	(in thousands)
	Years Ended December 31,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,661	$8,220	$3,846
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,240	1,052	938
Purchase accounting loan discount accretion	(670)	(1,233)	(891)
Deferred income taxes	529	1,740	2,660
Provision (credit) for loan losses	550	450	(350)
Gain on sale of loans	(9,071)	(4,675)	(1,843)
Net securities losses (gains)	(4)	6	2
Change in fair value of mortgage servicing rights	258	(26)	31
Loss (gain) on sale or write-down of other real estate owned	40	59	(22)
Increase in cash surrender value of life insurance	(390)	(395)	(397)
Net amortization of security premiums and discounts	921	792	848
Stock option expense	266	165	100
Deferred compensation expense	210	138	90
Proceeds from sale of loans held for sale	281,269	175,288	63,495
Originations of loans held for sale	(279,986)	(176,098)	(59,430)
Increase in other assets	(1,259)	(944)	(519)
Increase (decrease) in other liabilities	(941)	610	(2,698)
Net cash provided by operating activities	$3,623	$5,149	$5,860
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	15,985	21,282	38,087
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	26,724	16,056	16,591
Purchases of available-for-sale securities	(54,014)	(38,107)	(33,627)
Net proceeds from certificates of deposits	-	-	1,494
Acquisition of Benchmark Bancorp, Inc., net of cash received	-	(3,413)	(24,660)
Proceeds from sale of other real estate owned	68	62	823
Net increase in loans and leases	(14,086)	(53,797)	(34,311)
Bank owned life insurance premium	-	-	(80)
Purchases of premises and equipment	(753)	(525)	(4,182)
Net cash used in investing activities	(26,076)	(58,442)	(39,865)

Continued

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years Ended December 31, 2019, 2018 and 2017

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	40,969	35,883	10,405
Other borrowings:
Proceeds from other borrowings	-	30,693	57,148
Principal payments on other borrowings	(6,693)	(22,398)	(18,774)
Purchase of treasury shares	(95)	-	-
Proceeds from sale of treasury shares	71	39	27
Payments of deferred compensation	(160)	(155)	(144)
Cash dividends paid	(1,702)	(1,568)	(1,569)
Net cash provided by financing activities	32,390	42,494	47,093
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,937	(10,799)	13,088

CASH AND CASH EQUIVALENTS
At beginning of year	16,475	27,274	14,186
At end of year	$26,412	$16,475	$27,274
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$8,986	$6,131	$3,394
Federal income taxes	$700	$3,259	$425
Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$(1,233)	$429	$382
Non-cash investing activities:
Transfer of loans to other real estate owned	$-	$70	$241
Non-cash investing and financing activity:
Recognition of right-of-use lease asset (other assets) and lease liability (other liabilities)	$2,112	$-	$-

Change in net unrealized gain or loss on available-for-sale securities	$5,869	$(2,045)	$1,124

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

The Corporation, through its wholly-owned subsidiary, the Bank, operates in one industry segment, the commercial banking industry. The Bank, organized in 1904 as an Ohio-chartered bank, is headquartered in Columbus Grove, Ohio, with branch offices in Bowling Green, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Pemberville, Plymouth and Westerville, Ohio.

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

Restrictions on Cash

The Corporation was required to maintain cash on hand or on deposit with the Federal Reserve Bank of approximately $1.0 million at December 31, 2019 and 2018, respectively, to meet regulatory reserve and clearing requirements.

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

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Estimated fair value is determined based on quoted market prices in the secondary market. Any net unrealized losses are recognized through a valuation allowance by charges to income. The Corporation had no unrealized losses at December 31, 2019 and 2018.

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

Goodwill and Core Deposit Intangible Assets

Goodwill arising from acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred. Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. At December 31, 2019, the Corporation believes the Bank does not have any indicators of potential impairment based on the estimated fair value of its reporting unit.

The core deposit intangible asset resulting from the March 2010 Findlay branch acquisition was determined to have a definite life and was amortized on a straight-line basis over seven years through March 2017. The core deposit intangible asset resulting from the November 2014 Ohio State Bank (“OSB”) acquisition was also determined to have a definite life and is being amortized on a straight-line basis over ten years through October 2024. The core deposit intangible asset resulting from the September 2017 Benchmark acquisition described in Note 2 was also determined to have a definite life and is being amortized on an accelerated basis over ten years through 2027. Amortization of core deposit intangible assets amounted to $159,000, $173,000 and $124,000 for the years ended December 31, 2019, 2018 and 2017. Future amortization of core deposit intangible assets for the years 2020 thru 2024 are $151,000, $143,000, $140,000, $139,000 and $121,000, respectively.

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

The weighted average number of shares used for the years ended December 31, 2019, 2018 and 2017 are as follows:

	2019	2018	2017
Basic	3,270,878	3,268,667	3,267,305
Diluted	3,277,198	3,269,834	3,272,310

Dividends per share are based on the number of shares outstanding at the declaration date.

Derivative Financial Instruments

The price risk related to changes in the fair value of interest rate lock commitments (IRLCs) and mortgage loans held for sale not committed to investors are subject to change primarily due to changes in market interest rates. The Corporation is exposed to this interest rate risk for IRLCs and mortgage loans held for sale originated until those loans are sold in the secondary market. The Corporation manages the interest rate and price risk associated with its outstanding IRLCs and mortgage loans held for sale not committed to investors by entering into derivative instruments such as forward loan sales commitments and mandatory delivery commitments. Management expects these derivative instruments will experience changes in fair value opposite to changes in the fair value of the IRLCs and mortgage loans held for sale not committed to investors, thereby reducing earnings volatility.  Best effort sale commitments are also executed for certain loans at the time the IRLC is locked with the borrower.  The fair value of the best effort IRLC and mortgage loans held for sale are valued using the commitment price to the investor. At December 31, 2019 and 2018, derivative assets and liabilities relating to rate lock commitments were not material to the consolidated financial statements. The Corporation started hedging in May of 2019 and takes into account various factors and strategies in determining the portion of the IRLCs and mortgage loans held for sale to be economically hedged. FASB ASC 815-25, Derivatives and Hedging, requires that all derivative instruments be recognized as assets or liabilities on the balance sheets at their fair value.  Changes in the fair value of the derivative instruments are recognized in gain on sale of mortgage loans held for sale on the statements of operations in the period in which they occur. The Corporation accounts for all derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting. For the year ended December 31, 2019, the Corporation recognized a net gain from hedging activity of $341,000 which is included in gain on sale of loans in the 2019 consolidated statement of income and reported a net hedging asset of $492,000, which is included in other assets in the December 31, 2019 consolidated balance sheet.

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

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2019, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2019, have been recognized in the financial statements for the year ended December 31, 2019. Events or transactions that provided evidence about conditions that did not exist at December 31, 2019 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2019.

On January 23, 2020, United Bancshares, Inc. issued a release announcing that its Board of Directors approved a cash dividend of $0.14 per common share payable March 16, 2020 to shareholders of record at the close of business on February 28, 2020.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Clients (Topic 606).  ASU 2014-09 was effective for public business entities for interim and annual reporting periods beginning after December 15, 2017.  The Company adopted ASU 2014-09 and its related amendments on its required effective date of January 1, 2018.  The scope of the guidance explicitly excludes net interest income as well as many other revenues for financial assets and liabilities including loans, leases, and securities.  The Company has performed an assessment of revenue streams that are within the scope of the standard and concluded that ASU 2014-09 did not materially change the method in which the Company currently recognizes revenue for these revenue streams.  The assessment did not identify material changes to the timing of amount of revenue recognition as the Company's current practices are consistent with the standard.

In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Liabilities.  This ASU addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments by making targeted improvements to GAAP as follows: (1) require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer; (2) simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. When a qualitative assessment indicates that impairment exists, an entity is required to measure the investment at fair value; (3) eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (4) eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (5) require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (6) require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (7) require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans receivable) on the balance sheet or the accompanying notes to the financial statements; and (8) clarify that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The adoption of ASU No. 2016-01 on January 1, 2018, did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires a lessee to recognize on the balance sheet assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. Unlike prior GAAP, which required that only capital leases be recognized on the balance sheet, the ASC requires that both types of leases by recognized on the balance sheet. For public companies, this update is effective for interim and annual periods beginning after December 15, 2018. The adoption of ASU No. 2016-02 effective January 1, 2019 resulted in an increase to other assets and other liabilities of $2,168,000. The Corporation chose the effective date as the date of initial application. Consequently, prior period financial information has not been updated or restated.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2019. Management has developed four different models for calculating the allowance  for loan losses under the requirements of ASU 2016-13 and are running them parallel to the Bank’s existing methodology throughout 2019. Once management determines which method will be utilized, a third party will be contracted to perform a model validation prior to December 31, 2019. Management has not yet determined the expected impact the adoption of ASU 2016-13 will have on the consolidated financial statements.  On October 16, 2019, the FASB extended the implementation deadline until the fiscal year and interim periods beginning after December 15, 2022. Management will continue to monitor any new developments regarding this accounting standard.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The guidance in this update eliminates the Step 2 from the goodwill impairment test. For public companies, this update will be effective for interim and annual periods beginning after December 15, 2019, with early adoption permitted for interim and annual goodwill impairment test with a measurement date after January 1, 2017. The Corporation does not expect the guidance to have a material impact on the consolidated financial statements but Management is still evaluating.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. This ASU better aligns an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The amendments in this ASU are effective for the reporting periods after December 15, 2018. The Corporation adopted ASU No. 2017-12 effective January 1, 2019. There was no significant impact to the consolidated financial statements as a result of the adoption of ASU 2017-12.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.  This ASU eliminates, adds, and modifies certain disclosure requirements for estimated fair value measurements.  Among the changes, entities will no longer be required to disclose the amount of and reasons for transfer between Level 1 and Level 2 of the estimated fair value hierarchy, but will be required to disclose the range and weighted-average used to develop significant unobservable inputs for Level 3 estimated fair value measurements.  ASU 2018-13 is effective for all entities for interim and annual reporting periods beginning after December 15, 2019.  The revised disclosure requirements are not expected to have a material impact on the Company's consolidated financial statements, but Management is still evaluating.

In April, 2109, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance.  This update is not expected to have a significant impact on the Company's consolidated financial statements.

In December, 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740.  The amendments also improve consistent application of and simplify GAAP for the areas of Topic 740 by clarifying and amending existing guidance.  This guidance is effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2020.  Early adoption of the amendments is permitted, including adoption in any interim period for which financial statements have not yet been issued.  The Company is currently reviewing the provisions of this new pronouncement, but does not expect adoption of this guidance to have a material impact on the Company's consolidated financial statements.

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

As a result of the acquisition, the two full-service banking center of Benchmark located in Gahanna and Westerville, Ohio, became full service offices of the Bank, and one mortgage loan production office located in Gahanna Ohio, became a mortgage loan production office of the Bank. The acquisition expands the geographical footprint of the Corporation in Ohio's fastest growing market and is expected to provide certain cost synergies with the existing Central Ohio operations, as well as income accretion through a larger asset base. Acquisition related costs amounted to $1,271,000 in 2017 and are included in other non-interest expenses.

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

In August 2018, the Corporation completed a review of the accounting and tax implications of the transaction and determined its liability for federal income tax associated with the transaction was approximately $3.2 million greater than estimated at the time of the acquisition.  As a result, consistent with measurement date purchase accounting adjustments for business combinations as required by ASC 805 and ASU No. 2015-16, the Corporation recorded the additional tax liability, as well as certain other measurement date deferred tax adjustments, during the third quarter of 2018 with a corresponding $3,413,000 increase to goodwill.  The Company recorded a settlement of claims arising from these adjustments, which resulted in recording a one-time other non-interest income recovery of $1,980,000 during the fourth quarter of 2019.

NOTE 4 – SECURITIES

The amortized cost, unrealized gains and losses on securities, and fair value of securities as of December 31, 2019 and 2018 are as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair Value
2019	(In Thousands)
Available-for-sale:
Obligations of states and political
subdivisions	$70,043	$2,593	$82	$72,554
Mortgage-backed	108,907	1,292	158	110,041
Other	1,025	-	9	1,016

Total	$179,975	$3,885	$249	$183,611

2018	(In Thousands)
Available-for-sale:
Obligations of states and political
subdivisions	$59,585	$354	$473	$59,466
Mortgage-backed	109,000	162	2,238	106,924
Other	1,002	-	38	964

Total	$169,587	$516	$2,749	$167,354

The amortized cost and fair value of securities at December 31, 2019, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(in thousands)
	Amortized Cost	Fair value

Due in one year or less	$500	$501
Due after one year through five years	6,387	6,471
Due after five years through ten years	26,476	26,999
Due after ten years	145,587	148,624
Other securities having no maturity date	1,025	1,016
Total	$179,975	$183,611

Securities with a carrying value of $26.0 million at December 31, 2019 and $27.6 million at December 31, 2018 were pledged to secure public deposits and for other purposes as required or permitted by law.

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2019 and 2018:

	(in thousands)
	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2019	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
Obligations of states and political subdivisions	$82	$3,816	$-	$-	$82	$3,816
Mortgage-backed	69	9,633	89	14,808	158	24,441
Other	-	-	9	991	9	991
Total temporarily impaired securities	$151	$13,449	$98	$15,799	$249	$29,248

	Less than 12 months		12 months or more		Total
2018	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
Obligations of states and political subdivisions	$94	$11,074	$379	$14,636	$473	$25,710
Mortgage-backed	219	16,171	2,019	62,435	2,238	78,606
Other	-	-	38	964	38	964
Total temporarily impaired securities	$313	$27,245	$2,436	$78,035	$2,749	$105,280

There were 29 securities in an unrealized loss position at December 31, 2019, 15 of which were in a continuous unrealized loss position for 12 months or more. There were 151 securities in an unrealized loss position at December 31, 2018, 89 of which were in a continuous unrealized loss position for 12 months or more. Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and prospects, the Corporation’s ability and intent to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2019 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2019 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $4,000 in 2019, $90,000 in 2018, and $241,000 in 2017, with the income tax provision applicable to such gains amounting to $1,000 in 2019, $19,000 in 2018, and $82,000 in 2017. Gross realized losses from sale of securities amounted to $96,000 in 2018 and $243,000 in 2017  (none in 2019 ) with related income tax effect of $20,000 in 2018 and $83,000 in 2017 (none in 2019).

NOTE 5 – LOANS AND LEASES

Loans and leases at December 31, 2019 and 2018 consist of the following:

	2019	2018

Residential 1-4 family real estate	$122,905	$119,841
Commercial and multi-family real estate	367,614	354,446
Commercial	77,658	80,630
Consumer	8,247	6,697
Total loans and leases	$576,424	$561,614

Fixed rate loans and leases approximated $137,671,000 at December 31, 2019 and $119,772,000 at December 31, 2018.

Most of the Corporation’s lending activities are with customers located in Northwestern and West Central Ohio. As of December 31, 2019 and 2018, the Corporation’s loans and leases from borrowers in the agriculture industry represent the single largest industry and amounted to $44,729,000 and $43,324,000, respectively. Agriculture loans and leases are generally secured by property and equipment. Repayment is primarily expected from cash flow generated through the harvest and sale of crops or milk production for dairy products. Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

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

The following tables present the activity in the allowance for loan and lease losses by portfolio segment for the years ended December 31, 2019, 2018 and 2017:

	(in thousands)
	Residential 1 – 4 family real estate	Commercial and multi- family real estate	Commercial	Consumer	Total
Balance at December 31, 2018	$576	$2,355	$534	$62	$3,527
Provision for loan and lease losses	22	52	465	11	550
Losses charged off	(46)	(23)	(101)	(10)	(180)
Recoveries	40	152	41	1	234
Balance at December 31, 2019	$592	$2,536	$939	$64	$4,131

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
Balance at December 31, 2017	$545	$1,746	$501	$43	$2,835
Provision (credit) for loan and lease losses	8	417	(3)	28	450
Losses charged off	(52)	(114)	(21)	(10)	(197)
Recoveries	75	306	57	1	439
Balance at December 31, 2018	$576	$2,355	$534	$62	$3,527

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
Balance at December 31, 2016	$542	$1,876	$896	$31	$3,345
Provision (credit) for loan and lease losses	34	9	(424)	31	(350)
Losses charged off	(45)	(553)	(63)	(28)	(689)
Recoveries	14	414	92	9	529
Balance at December 31, 2017	$545	$1,746	$501	$43	$2,835

The following tables present the balance in the allowance for loan and lease losses and the recorded investment in loans and leases by portfolio segment and based on impairment method as of December 31, 2019 and 2018:

	(in thousands)
	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
2019
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$-	$93	$342	$-	$435
Collectively evaluated for impairment	592	2,443	597	64	3,696
Total allowance for loan and lease losses	$592	$2,536	$939	$64	$4,131

Loans and leases:
Individually evaluated for impairment	$-	$1,499	$1,279	$-	$2,778
Acquired with deteriorated credit quality	61	127	-	-	188
Collectively evaluated for impairment	122,844	365,988	76,379	8,247	573,458
Total ending loans and leases balance	$122,905	$367,614	$77,658	$8,247	$576,424

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
2018
Allowance for loan and lease losses:
	$-	$65	$63	$-	$128
Collectively evaluated for impairment	576	2,290	471	62	3,399
Total allowance for loan and lease losses	$576	$2,355	$534	$62	$3,527

Loans and leases:
Individually evaluated for impairment	$-	$970	$361	$-	$1,331
Acquired with deteriorated credit quality	70	226	-	-	296
Collectively evaluated for impairment	119,771	353,250	80,269	6,697	559,987
Total ending loans and leases balance	$119,841	$354,446	$80,630	$6,697	$561,614

The following is a summary of the activity in the allowance for loan and lease losses of impaired loans, which is a part of the Corporation’s overall allowance for loan and lease losses for the years ended December 31, 2019, 2018 and 2017:

	(in thousands)
	2019	2018	2017

Balance at beginning of year	$128	$-	$1,018
Provision (credit) for loan and lease losses	307	128	(865)
Loans charged off	-	-	(414)
Recoveries	-	-	261
Balance at end of year	$435	$128	$-

The average balance of impaired loans and leases (excluding loans and leases acquired with deteriorated credit quality) amounted to $2,386,000, $349,000 and $1,450,000 during 2019, 2018 and 2017, respectively. There was $263,000 of interest income on impaired loans and leases in 2019.  There was no interest income on impaired loans and leases in 2018 and 2017.

The following table presents loans and leases individually evaluated for impairment by class of loans as of December 31, 2019 and 2018:

	(in thousands)
	2019		2018
	Recorded investment	Allowance for loan and lease losses allocated	Recorded investment	Allowance for loan and lease losses allocated
With no related allowance recorded:
Residential 1-4 family real estate	$-	$-	$-	$-
Commercial and multi-family real estate	822	-	719	-
Agricultural real estate	4	-	-	-
Commercial	22	-	24	-
Agriculture	-	-	216	-
Consumer	-	-	-	-
With an allowance recorded:
Residential 1-4 family real estate	-	-	-	-
Commercial and multi-family real estate	673	93	251	65
Agricultural real estate	-	-	-	-
Commercial	1,257	342	121	63
Agriculture	-	-	-	-
Consumer	-	-	-	-
Total	$2,778	$435	$1,331	$128

The following table presents the recorded investment in nonaccrual loans and leases, loans and leases past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2019 and 2018:

	(in thousands)
	2019			2018
	Nonaccrual	Loans and leases past due over 90 days still accruing	Accruing Troubled Debt Restructurings	Nonaccrual	Loans and leases past due over 90 days still accruing	Accruing Troubled Debt Restructurings
Residential 1-4 family real estate	$414	$138	$223	$354	$161	$372
Commercial and multi family real estate	545	-	623	754	-	228
Agricultural real estate	4	-	-	216	-	-
Commercial	-	-	772	121	-	24
Agriculture	-	-	-	-	-	-
Consumer
Total	$963	$138	$1,618	$1,445	$161	$624

The nonaccrual balances in the table above include troubled debt restructurings that have been classified as nonaccrual.

The following table presents the aging of the recorded investment in past due loans and leases as of December 31, 2019 and 2018 by class of loans and leases:

	(in thousands)
	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2019
Residential 1-4 family real estate	$2,709	$99	$322	$3,130	$119,775	$122,905
Commercial and multi family real estate	177	302	15	$494	332,161	332,655
Agricultural real estate	-	-	-	-	34,959	34,959
Commercial	-	57	5	$62	67,826	67,888
Agriculture	-	-	-	-	9,770	9,770
Consumer	2	-	-	2	8,245	8,247
Total	$2,888	$458	$342	$3,688	$572,736	$576,424

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2018
Residential 1-4 family real estate	$2,471	$371	$278	$3,120	$116,721	$119,841
Commercial and multi family real estate	580	-	155	735	322,032	322,767
Agricultural real estate	7	-	241	248	31,431	31,679
Commercial	482	-	-	482	68,503	68,985
Agriculture	-	-	-	-	11,645	11,645
Consumer	4	-	-	4	6,693	6,697
Total	$3,544	$371	$674	$4,589	$557,025	$561,614

Credit Quality Indicators:

The Corporation categorizes loans and leases into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Corporation analyzes loans and leases individually by classifying the loans and leases as to the credit risk. This analysis generally includes non-homogenous loans and leases, such as commercial and commercial real estate loans and leases. The Corporation uses the following definitions for risk ratings for adverse classified loans:

● Pass: Loans and leases not meeting the previous criteria that are analyzed individually as part of the above described process are considered to be pass rated loans and leases.
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

The following table provides a summary of the loan portfolio risk grades, as applicable, based on the most recent analysis performed, as of December 31, 2018 and December 31, 2019.

	(in thousands)
	Pass	Special Mention	Substandard	Doubtful	Not rated	Total

2019
Residential 1 - 4 family	$9,219	$-	$-	$-	$113,686	$122,905
Commercial and multi- family real estate	362,519	1,797	3,258	-	40	367,614
Commercial	75,559	410	1,688	-	1	77,658
Consumer	45	-	-	-	8,202	8,247
Total	$447,342	$2,207	$4,946	$-	$121,929	$576,424

	Pass	Special Mention	Substandard	Doubtful	Not rated	Total

2018
Residential 1 - 4 family	$10,461	$-	$-	$-	$109,380	$119,841
Commercial and multi- family real estate	346,580	4,755	3,111	-	-	354,446
Commercial	79,179	-	1,451	-	-	80,630
Consumer	-	-	-	-	6,697	6,697
Total	$436,220	$4,755	$4,562	$-	$116,077	$561,614

The Corporation considers the performance of the loan and lease portfolio and its impact on the allowance for loan and lease losses. For all loan classes that are not rated, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Generally, all loans not rated that are 90 days past due or are classified as nonaccrual and collectively evaluated for impairment, are considered nonperforming. The following table presents the recorded investment in all loans that are not risk rated, based on payment activity as of December 31, 2019 and 2018:

	(in thousands)
	Residential 1-4 family	Commercial and multi-family real estate	Commercial	Consumer	Total
2019
Performing	$113,364	$24	$-	$8,202	$121,590
Nonperforming	322	16	1	-	339
Total	$113,686	$40	$1	$8,202	$121,929

	Residential 1-4 family	Commercial and multi-family real estate	Commercial	Consumer	Total
2018
Performing	$109,103	$-	$-	$6,696	$115,799
Nonperforming	278	-	-	-	278
Total	$109,381	$-	$-	$6,696	$116,077

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

The following table includes the recorded investment and number of modifications for TDR loans and leases during the year ended December 31, 2019 (there were none in 2018). There were no other subsequent defaults relating to TDR loans and leases during the years ended December 31, 2019 and 2018.

	(dollars in thousands)
	Number of modifications	Recorded investment	Allowance for loan and lease losses allocated
2019
Commercial and multi family real estate	2	$545	$-
Commercial	1	750	342
Total	3	$1,295	$342

2018
Residential 1-4 family real estate	2	$140	$-

The concessions granted during 2019 included the following: the bank modified one loan as ordered by the Bankruptcy Court, to comply with the bankruptcy plan. Additionally, the bank rewrote part of a line of credit and termed out another line of credit, which would likely have prohibited the borrower from financing/refinancing at another institution.

The concessions granted during 2018 included the following: the bank modified one loan as ordered by the Bankruptcy Court, to comply with the bankruptcy plan. Additionally, the bank provided a new note under conditions which would likely have prohibited them from financing/refinancing at another institution.

The following is additional information with respect to loans and leases acquired with the Benchmark and OSB acquisitions as of December 31, 2019 and 2018:

	Benchmark Bank
	(in thousands)
	Contractual
	Principal	Accretable	Carrying
2019	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2018	$74,837	$(1,553)	$73,284
Change due to payments received	(15,884)	376	(15,508)
Balance at December 31, 2019	$58,953	$(1,177)	$57,776

Purchased Impaired Loans and Leases
Balance at December 31, 2018	$516	$(253)	$263
Change due to payments received	(162)	61	(101)
Balance at December 31, 2019	$354	$(192)	$162

	Contractual
	Principal	Accretable	Carrying
2018	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2017	$89,151	$(2,066)	$87,085
Change due to payments received	(14,314)	513	(13,801)
Balance at December 31, 2018	$74,837	$(1,553)	$73,284

Purchased Impaired Loans and Leases
Balance at December 31, 2017	$1,588	$(674)	$914
Change due to payments received	(1,072)	421	(651)
Balance at December 31, 2018	$516	$(253)	$263

	The Ohio State Bank
	(in thousands)
	Contractual
	Principal	Accretable	Carrying
2019	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2018	$19,043	$(658)	$18,385
Change due to payments received	(5,996)	228	(5,768)
Balance at December 31, 2019	$13,047	$(430)	$12,617

Purchased Impaired Loans and Leases
Balance at December 31, 2018	$196	$(163)	$33
Change due to payments received	(21)	14	(7)
Change due to loan charge-offs	(15)	15	-
Balance at December 31, 2019	$160	$(134)	$26

	Contractual
	Principal	Accretable	Carrying
2018	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2017	$25,509	$(929)	$24,580
Change due to payments received	(6,466)	271	(6,195)
Balance at December 31, 2018	$19,043	$(658)	$18,385

Purchased Impaired Loans and Leases
Balance at December 31, 2017	$496	$(232)	$264
Change due to payments received	(232)	(31)	(263)
Change due to loan charge-offs	(68)	100	32
Balance at December 31, 2018	$196	$(163)	$33

As a result of the acquisitions, the Corporation has loans, for which there was at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans was $162,000 as of December 31, 2019 and $263,000 as of December 31, 2018 related to the Benchmark acquisition and $26,000 at December 31, 2019 and $33,000 at December 31, 2018 for the OSB acquisition.

A $101,000 provision for loan and lease losses was recognized for the year ended December 31, 2017 related to one purchase credit impaired commercial loan from the OSB acquisition for which the sheriff’s appraisal was substantially below the expected collateral value. There was no provision for loan and lease losses recognized for the years ended December 31, 2019 and 2018 related to the acquired loans and leases as there was no significant change to the credit quality of the loans and leases during the periods.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan and lease customers of the Corporation. Such loans and leases are made in the ordinary course of business in accordance with the normal lending policies of the Corporation, including the interest rate charged and collateralization. Such loans amounted to $1,154,000 and $1,371,000 at December 31, 2019 and 2018 respectively. The following is a summary of activity during 2019, 2018 and 2017 for such loans:

	(in thousands)
	2019	2018	2017
Beginning of year	$1,371	$491	$370
Additions	-	952	300
Repayments	(217)	(72)	(179)
End of year	$1,154	$1,371	$491

Additions and repayments include loan and lease renewals, as well as net borrowings and repayments under revolving lines-of-credit.

NOTE 6 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2019 and 2018:

	(in thousands)
	2019	2018
Land and improvements	$4,069	$4,069
Buildings	17,327	17,602
Equipment	5,857	5,253
	27,253	26,924
Less accumulated depreciation	8,464	7,956
Premises and equipment, net	$18,789	$18,968

Depreciation expense amounted to $932,000 in 2019, $893,000 in 2018 and $724,000 in 2017.

NOTE 7 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others amounted to $175,742,000 and $173,238,000 at December 31, 2019 and 2018, respectively.

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets. The Corporation has elected to record its mortgage servicing rights using the fair value measurement method. Significant assumptions used in determining the fair value of servicing rights as of December 31, 2019 and 2018 include:

Prepayment assumptions:	Based on the PSA Standard Prepayment Model
Internal rate of return:	11% to 13%
Servicing costs:	$76 – $91 per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count
Inflation rate of servicing costs:	3%
Earnings rate:	0.25%

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2019, 2018 and 2017:

	(in thousands)
	2019	2018	2017
Fair value at beginning of year	$1,313	$1,270	$1,247
Capitalized servicing rights – new loan sales	192	164	183
Disposals (amortization based on loan payments and payoffs)	(186)	(147)	(129)
Change in fair value	(258)	26	(31)
Fair value at end of year	$1,061	$1,313	$1,270

The changes in fair value of servicing rights for the years ended December 31, 2019, 2018 and 2017 resulted from changes in external market conditions, including prepayment assumptions, which is a key valuation input used in determining the fair value of servicing. While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period. The prepayment assumption factor used in determining the fair value of servicing at December 31, 2019 was 214 compared to 136 at December 31, 2018 and 159 at December 31, 2017. The earnings rate used in determining the fair value of servicing was 0.25% in 2019, 2018 and 2017.

NOTE 8 - DEPOSITS

Time deposits at December 31, 2019 and 2018 include individual deposits greater than $250,000 of $15,568,000 and $9,552,000, respectively. Interest expense on time deposits greater than $250,000 amounted to $239,000 for 2019, $120,000 for 2018, and $111,000 for 2017.

At December 31, 2019, time deposits amounted to $197,391,000 and were scheduled to mature as follows: 2020, $135,003,000; 2021, $44,992,000; 2022, $15,242,000; 2023, $1,202,000; 2024, $795,000; and thereafter, $157,000.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are depositors of the Corporation. Such deposits amounted to $5,536,000 and $5,457,000 at December 31, 2019 and 2018, respectively.

NOTE 9 – OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2019 and December 31, 2018:

	(in thousands)
	2019	2018
Federal Home Loan Bank borrowings:
Secured note, with interest at 2.55%, due March, 2019	$-	$1,281
Secured note, with interest at 1.72%, due September, 2020	6,000	6,000
Secured note, with interest at 2.90%, due June, 2021	8,000	8,000
Secured note, with variable interest, at 2.13% at December 31, 2019 and 2.99% at December 31, 2018, due September, 2021	7,000	7,000
Secured note, with interest at 1.86%, due September, 2021	6,000	6,000
Secured note, with interest at 2.94%, due December, 2021	8,000	8,000
Secured note, with interest at 2.98%, due June, 2022	9,000	9,000
Secured note, with interest at 1.97%, due September, 2022	6,000	6,000
Zions Bank:
Secured note, with interest at 2.64%, due January, 2019	-	2,917
United Bankers Bank:
Note payable, with interest at 4.875% payable quarterly, and $250,000 principal payments, with any remaining unpaid principal due September 1, 2022. All Union Bank stock is held as collateral.	8,750	9,750
Secured note, with interest at 3.00%, due January, 2019	-	1,495
Total other borrowings	$58,750	$65,443

Federal Home Loan Bank borrowings are secured by Federal Home Loan Bank stock and eligible mortgage loans approximating $186,076,000 at December 31, 2019. At December 31, 2019, the Corporation had $105,524,000 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

Future maturities of other borrowings are as follows: 2020, $7,000,000; 2021, $30,000,000; and 2022, $21,750,000

NOTE 10 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation. United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures. United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation. The debentures have a stated maturity date of March 26, 2033. As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option. Interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 5.10% at December 31, 2019, 5.97% at December 31, 2018, and 4.82% at December 31, 2017, with interest payable quarterly. The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.

The Corporation assumed $3,093,000 of trust preferred securities from the OSB acquisition with $3,000,000 of the liability guaranteed by the Corporation, and the remaining $93,000 secured by an investment in the trust preferred securities. The trust preferred securities have a carrying value of $2,608,000 at December 31, 2019 and $2,574,000 at December 31, 2018. The difference between the principal owed and the carrying value is due to the below-market interest rate on the debentures. The debentures have a stated maturity date of April 23, 2034. Interest is at a floating rate adjustable quarterly and equal to 285 basis points over the 3-month LIBOR amounting to 4.78% at December 31, 2019 and 5.33% at December 31, 2018.

Interest expense on the debentures amounted to $728,000 in 2019, $697,000 in 2018, and $596,000 in 2017, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

NOTE 11 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2019, 2018 and 2017:

	(in thousands)
	2019	2018	2017
Data processing	$1,478	$1,318	$1,164
Professional fees	1,001	817	1,471
Ohio Financial Institution tax	552	505	523
Advertising	1,802	1,786	1,062
ATM processing and other fees	764	663	611
Amortization of core deposit intangible assets	159	173	133
Postage	69	50	43
Stationery and supplies	164	179	178
FDIC assessment	79	264	185
Loan closing fees	1,354	921	421
Other real estate owned	3	12	36
Deposit losses	52	63	72
Other	1,801	1,627	1,524
Total other operating expenses	$9,278	$8,378	$7,423

Other operating expenses included $1,271,000 in 2017 relating to the acquisition described in Note 3.

NOTE 12 - INCOME TAXES

On December 22, 2017, H.R.1, commonly known as the Tax Cuts and Jobs Act (the Act) was signed into law.  Among other things, the Act reduced the Corporation’s federal tax rate from 34% to 21% effective January 1, 2018.  As a result, the Corporation was required to re-measure, through the provision for income taxes, its deferred tax assets and liabilities using the enacted rate at which they are expected be recovered or settled.  The re-measurement of the net deferred tax asset resulted in an additional provision for income taxes of $1,136,000 for the year ended December 31, 2017.

The provision for income taxes for the years ended December 31, 2019, 2018 and 2017 consist of the following:

	(in thousands)
	2019	2018	2017
Current	$1,086	$(211)	$219
Deferred	529	1,740	1,524
Enactment of federal tax reform	-	-	1,136
Total provision for income taxes	$1,615	$1,529	$2,879

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 21% in 2019 and 2018, and 34% in 2017, to income before income taxes as a result of the following:

	(in thousands)
	2019	2018	2017
Expected tax using statutory tax rate	$2,578	$2,047	$2,287
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(386)	(358)	(572)
Tax-exempt income on life insurance contracts	(82)	(83)	(135)
Deductible dividends paid to United
Bancshares, Inc. ESOP	(42)	(37)	(57)
Tax-exempt settlement	(416)	-	-
Non-deductible merger and acquisition costs	-	-	117
Enactment of federal tax reform	-	-	1,136
Other, net	(37)	(40)	103
Total provision for income taxes	$1,615	$1,529	$2,879

The deferred income tax provision of $529,000 in 2019, $1.7 million in 2018, and $2.7 million in 2017 resulted from the tax effects of temporary differences.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2019 and 2018 are presented below:

	(in thousands)
	2019	2018
Deferred tax assets:
Allowance for loan losses	$868	$760
Deferred compensation	312	301
Alternative minimum tax credits	-	46
Nonaccrual loan interest	212	256
Deferred loan fees	130	139
Accrued vacation expense	96	91
Accrued profit sharing	123	108
Loans fair value adjustments	421	531
Unrealized loss on securities available-for sale	-	469
Other	124	132
Net operating loss carryforwards	1,285	1,718
Total deferred tax assets	3,571	4,551
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	526	526
Unrealized gain on securities available for sale	764	-
Capitalized mortgage servicing rights	223	276
Fixed asset depreciation	424	337
Acquisition intangibles	1,907	1,881
Trust preferred fair value adjustment	77	109
Other	67	77
Total deferred tax liabilities	3,988	3,206
Net deferred tax assets (liabilities)	$(417)	$1,345

Net deferred tax assets (liabilities) at December 31, 2019 and 2018 are included in other assets (liabilities) in the consolidated balance sheets.

The Corporation acquired $15.0 million in federal loss carryforwards with the 2014 acquisition of OSB, which losses expire in years ranging from 2029 to 2033.  Since the use of these losses is limited to $126,000 per year under Section 382 of the Internal Revenue Code, the Corporation recorded in deferred tax assets at the time of acquisition the tax benefit of only $2.5 million of the losses that were deemed more likely than not to be utilized before expiration.  At December 31, 2019, the benefit of $1.7 million of these losses is reflected in deferred tax assets.

The Corporation acquired $8.9 million in federal loss carryforwards with the 2017 acquisition of Benchmark, which losses expire in years ranging from 2029 to 2036.  Under Section 382 of the Internal Revenue Code, the annual limitation on the use of these losses is $652,000 subject to other adjustments, including the impact of the tax liability adjustment described in Note 3.  At December 31, 2019, $4.4 million of the loss carryforwards remain; the benefit of which is reflected in deferred tax assets.

Management believes it is more likely than not that the benefit of recorded deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2019 and 2018.

Unrecognized Tax Benefits

The Corporation had no unrecognized tax benefits at December 31, 2019 and 2018.  The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

There was no accrued interest related to uncertain tax positions at December 31, 2019 and December 31, 2018.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2016.  There are no current federal examinations of the Corporation’s open tax years.

NOTE 13 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation sponsors a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions. The plan permits investing in the Corporation’s stock subject to certain limitations. Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations. The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations. Contribution expense for the plan amounted to $1,201,000, $1,025,000 and $776,000 in 2019, 2018, and 2017, respectively. At December 31, 2019, the plan owned 397,960 shares of the Corporation’s common stock.

The Corporation also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies. In connection with the policies, the Corporation has provided an estimated liability for accumulated supplemental retirement benefits amounting to $1,484,000 and $1,435,000 at December 31, 2019 and 2018, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Corporation has also purchased split-dollar life insurance policies for investment purposes and to fund other employee benefit plans. The combined cash values of these policies aggregated $18,613,000 and $18,223,000 at December 31, 2019 and 2018, respectively.

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan. The Corporation sold from treasury 2,957 shares in 2019, 1,715 shares in 2018, and 1,126 shares in 2017 under the plan.

The three members of the Corporation's senior executive management team have employment agreements which provide for certain compensation and benefits should any triggering events occur, as specified in the agreement, including change of control or termination without cause.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2019 and 2018:

	(in thousands)
	Contract amount
	2019	2018
Commitments to extend credit	$132,605	$146,450
Letters of credit	$615	$1,076

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of Common Equity Tier 1 Capital (CET1) to risk-weighted assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2019 and 2018, that the Corporation and Bank meet all capital adequacy requirements to which they are subject. Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2019, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum CET1, total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

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

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2019 and 2018 are presented in the following table:

					Minimum to be
					well capitalized
			Minimum		under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2019
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)
Consolidated	$73,938	11.6%	$44,634	≥ 7.0%	N/A	N/A
Bank	$80,277	12.6%	$44,464	≥ 7.0%	$41,288	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$78,069	12.2%	$66,950	≥ 10.5%	N/A	N/A
Bank	$84,493	13.3%	$66,697	≥ 10.5%	$63,521	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$73,938	11.6%	$54,198	≥ 8.5%	N/A	N/A
Bank	$80,277	12.6%	$53,992	≥ 8.5%	$50,816	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$73,938	8.9%	$33,233	≥ 4.0%	N/A	N/A
Bank	$80,277	9.3%	$34,454	≥ 4.0%	$43,068	5.0%
As of December 31, 2018
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)
Consolidated	$64,426	10.2%	$40,213	≥ 6.375%	N/A	N/A
Bank	$69,742	11.1%	$40,136	≥ 6.375%	$62,959	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$67,953	10.8%	$62,290	≥ 9.875%	N/A	N/A
Bank	$73,361	11.7%	$62,172	≥ 9.875%	$62,959	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$64,426	10.2%	$49,675	≥ 7.875%	N/A	N/A
Bank	$69,742	11.1%	$49,580	≥ 7.875%	$50,367	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$64,426	8.3%	$30,875	≥ 4.0%	N/A	N/A
Bank	$69,742	8.8%	$31,745	≥ 4.0%	$39,681	5.0%

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

NOTE 16 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, is as follows:

Condensed Balance Sheets
	(in thousands)
Assets:	2019	2018
Cash	$879	$3,438
Investment in bank subsidiary	114,029	99,134
Other assets	2,419	1,198
Total assets	$117,327	$103,770

Liabilities:
Junior subordinated deferrable interest debentures	$12,908	$12,874
Other borrowings	8,750	9,750
Other liabilities	888	202
Total Liabilities	22,546	22,826
Shareholders' equity	94,781	80,944
Total liabilities and shareholders’ equity	$117,327	$103,770

	(in thousands)
Condensed Statements of Income	2019	2018	2017
Income – dividends from bank subsidiary	$-	$4,500	$28,000
Litigation Settlement	1,980	-	-
Expenses – interest, professional fees and other expenses, net of federal income tax benefit and interest income	(1,313)	(1,346)	(835)
Income before equity in undistributed net income of bank subsidiary	667	3,154	27,165
Equity in undistributed net income of bank subsidiary	9,994	5,066	(23,319)
Net income	$10,661	$8,220	$3,846

	(in thousands)
Condensed Statements of Cash Flows	2019	2018	2017
Cash flows from operating activities:
Net income	$10,661	$8,220	$3,846
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(9,994)	(5,066)	23,319
Stock option expense	266	165	100
Depreciation and amortization	34	34	34
(Increase) decrease in other assets	(1,221)	969	(945)
Increase (decrease) in other liabilities	421	40	(86)
Net cash provided by operating activities	167	4,362	26,268

Cash flows from investing activities:
Acquisition of Benchmark	-	(3,413)	(30,752)

Cash flows from financing activities:
Proceeds from other borrowings	-	-	10,000
Principal payments on other borrowings	(1,000)	(250)	-
Purchase of treasury stock	(95)	-	-
Proceeds from sale of treasury shares	71	39	27
Cash dividends paid	(1,702)	(1,568)	(1,569)
Net cash provided by (used in) financing activities	(2,726)	(1,779)	8,458
Net increase (decrease) in cash	(2,559)	(830)	3,974
Cash at beginning of the year	3,438	4,268	294
Cash at end of the year	$879	$3,438	$4,268

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market. The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares. The Corporation purchased 4,220 shares in 2019 (none in 2018 and 2017) under the program.

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

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2019 and 2018, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	(in thousands)
2019	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$72,554	$-	$72,554
Mortgage-backed	-	110,041	-	110,041
Other	1,014	2	-	1,016
Mortgage servicing rights	-	-	1,061	1,061
Total recurring	$1,014	$182,597	$1,061	$184,672

Nonrecurring:
Impaired loans	$-	$-	$1,495	$1,495

	(in thousands)
2018	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$59,466	$-	$59,466
Mortgage-backed	-	106,924	-	106,924
Other	962	2	-	964
Mortgage servicing rights	-	-	1,313	1,313
Total recurring	$962	$166,392	$1,313	$168,667

Nonrecurring:
Impaired loans	$-	$-	$244	$244
Other real estate owned	-	-	108	108
Total nonrecurring	$-	$-	$352	$352

There was one security measured at fair value included in the Level 3 hierarchy during 2017 due to the lack of observable quotes in inactive markets for the instrument. The following table presents the changes in fair value for the security for the year ended December 31, 2017.

Security valued using Level 3 inputs	(in thousands)
Balance at beginning of year	$2,238
Principal payments received	(2,238)
Changes in fair value	-
Balance at end of year	$-

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2019, 2018 and 2017:

	(in thousands)
Mortgage Servicing Rights	2019	2018	2017
Balance at beginning of year	$1,313	$1,270	$1,247
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	192	164	183
Disposals – amortization based on loan payments and payoffs	(186)	(147)	(129)
Changes in fair value	(258)	26	(31)
Balance at end of year	$1,061	$1,313	$1,270

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

Certain financial assets and financial liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment. Financial assets and financial liabilities, excluding impaired loans and other real estate owned, measured at fair value on a nonrecurring basis were not significant at December 31, 2019 and 2018.

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2019 and 2018 are as follows:

	(in thousands)
	2019		2018
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL ASSETS
Cash and cash equivalents	$26,412	$26,412	$16,475	$16,475	1
Securities, including FHLB stock	188,913	188,913	172,656	172,656	2,3
Loans held for sale	15,301	15,301	7,705	7,705	3
Net loans and leases	572,293	572,936	558,087	554,223	3
Mortgage servicing rights	1,061	1,061	1,313	1,313	3
Hedging assets	970	970	492	492	3
Total financial assets	$804,950	$805,593	$756,728	$752,864

	(in thousands)
	2019		2018
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL LIABILITIES
Deposits
Maturity	$197,391	$197,428	$180,675	$178,947	3
Non-maturity	509,743	509,743	485,561	485,561	1
Other borrowings	58,750	58,692	65,443	65,029	3
Junior subordinated deferrable interest debentures	12,908	11,067	12,874	8,318	3
Hedging liabilities	27	27	86	86	3
Total financial liabilities	$778,819	$776,957	$744,639	$737,941

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amounts, and would be considered Level 1 inputs.

There are also unrecognized financial instruments at December 31, 2019 and 2018 which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $133,220,000 at December 31, 2019 and $147,526,000 at December 31, 2018. Such amounts are also considered to be the estimated fair values.

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

Securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy. The Corporation did not have any securities classified as Level 3 at December 31, 2019 or 2018.

Loans and leases:

Fair value for loans and leases was estimated for portfolios of loans and leases with similar financial characteristics. For adjustable rate loans, which re-price at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value. For fixed rate loans the fair value is estimated based on a discounted cash flow analysis, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows.  The fair value disclosures for both fixed and adjustable rate loans were adjusted to reflect the exit price amount anticipated to be received from the sale of the loans in an open market transaction.

Mortgage servicing rights:

The fair value for mortgage servicing rights is determined based on an analysis of the portfolio by an independent third party.

Deposit liabilities:

The fair value of core deposits, including demand deposits, savings accounts, and certain money market deposits, is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated using the rates offered at year end for deposits of similar remaining maturities. The estimated fair value does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the marketplace.  The fair value disclosures for all of the deposits were adjusted to reflect the exit price amount anticipated to be received from sale of the deposits in an open market transaction.

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

NOTE 19 – REVENUE RECOGNITION

The Corporation’s revenue from contracts with customers within the scope of ASC 606 is recognized in noninterest income.  The material groups of noninterest income are defined as follows:

Service charges on deposit accounts:

Service charges on deposit accounts primarily consist of account analysis fees, monthly maintenance fees, overdraft fees, and other deposit account related fees.  Overdraft fees and certain service charges are fixed and the performance obligation is typically satisfied at the time of the related transaction.  The consideration for analysis fees and monthly maintenance fees are variable as the fee can be reduced if the customer meets certain qualifying metrics.  The Company’s performance obligations are satisfied at the time of the transaction or over the course of a month.

Interchange fee income:

The Company earns interchange fees from debit and credit cardholder transactions conducted through the MasterCard payment network.  Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized concurrently with the transaction processing services provided to the cardholder.

Wealth management income:

The Company earns wealth management and investment brokerage fees from its services with customers to manage assets for investment, to provide advisory services, and for account transactions.  Fees are based on the market value of the assets under management and are recognized monthly as the Company’s performance obligations are met.  Commissions on transactions are recognized on a trade-date basis as the performance obligation is satisfied at the point in time in which the trade is processed.  Other related services are based on a fixed fee schedule and the revenue is recognized when the services are rendered, which is when the Company has satisfied its performance obligation.

The following table presents the Company’s non-interest income for the years ended December 31, 2019, and 2018.  Items outside the scope of ASC 606 are noted as such.

	Year ended December 31,
	2019	2018
Service charges on deposit accounts	$1,486	$1,610
Gain on sale of mortgage and government loans (1)	9,071	4,675
Net securities gains (losses) (1)	4	(6)
Change in fair value of mortgage servicing rights (1)	(258)	26
Increase in cash surrender value of life insurance (1)	390	395
Other
Credit and debit card interchange fees	1,443	1,388
Litigation settlement (1)	1,980	-
Wealth management	293	237
Net loan servicing fees (1)	327	375
Other non-interest income	312	728
Total non-interest income	$15,048	$9,428

(1) Not within the scope of ASC 606

NOTE 20 – LEASING ARRANGEMENTS

The Corporation leases various branch facilities under operating leases. Rent expense was $314,000, $158,000, and $111,000 for the years 2019, 2018 and 2017, respectively.  A right-of-use asset, included in other assets, and lease liability, included in other liabilities, were both $2,112,000 at December 31, 2019.

The following is a schedule of future minimum rental payments required under the facility leases as of December 31, 2019:

Year ending	Amount
December 31,	(in thousands)
2020	$311
2021	281
2022	280
2023	282
2024	284
Thereafter	1,150
Total	$2,588

NOTE 21 – STOCK-BASED COMPENSATION

The United Bancshares, Inc.2016 Stock Option Plan (the “Plan”) permits the Corporation to award non-qualified stock options to eligible participants. A total of 250,000 shares are available for issuance pursuant to the Plan.

The Corporation issued 30,151 options during 2017 at an exercise price of $21.70, 31,267 options during 2018 at an exercise price of $23.30, and 33,853 options during 2019 at an exercise price of $22.97 under the Plan. Following is a summary of activity for stock options for the years ended December 31, 2019, 2018 and 2017 (number of shares):

	2019	2018	2017
Outstanding, beginning of year	93,069	63,503	33,352
Granted	33,853	31,267	30,151
Exercised	-	-	-
Forfeited	(9,275)	(1,701)	-
Outstanding, end of year	117,647	93,069	63,503
Weighted average exercise price at end of year	$21.81	$21.39	$20.45

The options vest over a three-year period on the anniversary of the date of grant. At December 31, 2019, 57,033 options were vested and outstanding options had a weighted average remaining contractual term of 8.17 years.

The fair value of options granted is estimated at the date of grant using the Black Scholes option pricing model. Following are assumptions used in calculating the fair value of the options granted in 2019, 2018 and 2017:

	2019	2018	2017
Weighted-average fair value of options granted	$7.77	$7.87	$7.35
Average dividend yield	2.26%	2.18%	2.23%
Expected volatility	40.00%	40.00%	40.00%
Rick-free interest rate	1.93%	2.81%	2.06%
Expected term (years)	7	7	7
Shares Granted	33,853	31,267	30,151
Exercise Price	$22.97	$23.30	$21.70

Total compensation expense related to the stock options granted in 2017 net of forfeitures, is expected to be $192,000 and is being recognized ratably over the 36 month period beginning August 1, 2017.  Total compensation expense related to the stock options granted in 2018 is expected to be $213,000 and is being recognized ratably over the 36 month period beginning September 1, 2018.  Total compensation expense related to the stock options granted in 2019 is expected to be $263,000 and is being recognized ratably over the 36 month period beginning July 1, 2019. Stock option expense for outstanding awards amounted to $266,000, $165,000 and $100,000 for the years ended December 31, 2019, 2018 and 2017, respectively.

NOTE 22 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2019 and 2018:

	(in thousands, except share data)
		Net		Net Income
	Interest	Interest	Net	Per Share
	Income	Income	Income	Basic	Diluted
2019
First quarter	$8,986	$6,935	$1,814	$0.55	$0.55
Second quarter	$9,470	$7,245	$2,285	$0.70	$0.70
Third quarter	$9,595	$7,271	$2,418	$0.74	$0.74
Fourth quarter	$9,768	$7,444	$4,144	$1.27	$1.26

2018
First quarter	$7,741	$6,530	$1,799	$0.55	$0.55
Second quarter	$8,710	$7,326	$2,200	$0.67	$0.67
Third quarter	$8,758	$7,072	$1,786	$0.55	$0.55
Fourth quarter	$9,156	$7,279	$2,435	$0.74	$0.74

OFFICERS - UNITED BANCSHARES, INC.
Brian D. Young - President / Chief Executive Officer
Stacy A. Cox - Chief Financial Officer
Heather M. Oatman - Secretary

OFFICERS - THE UNION BANK COMPANY
Brian D. Young - President / CEO / Chairman
Stacy A. Cox - Executive Vice President / CFO
Curtis E. Shepherd - Executive Vice President
Heather M. Oatman - Senior Vice President / Secretary
Teresa M. Deitering - Senior Vice President
John P. Miller - Senior Vice President
Brent D. Nussbaum- Senior Vice President
Norman V. Schnipke - Senior Vice President
Travis E. Vulich - Senior Vice President

Vice President
Janice C. Acerro	Roger A. Nedolast
Donna J. Brown	Doris A. Neumeier
Paul M. Cira	Michael E. Pultz
Thomas M. Cox	Jason A. Recker
Chase H. Doll	Amy E. Reese
Amy C. Felter	Rosemarie Roman
Steven L. Floyd	Ricardo Rosado
Vicky K. Gilbert	Thomas J. Sansone
Robert W. Gray	Craig R. Stechschulte
Erin W. Hardesty	Benjamin K. Stewart
Susan A. Hojnacki	J. Kevin Taylor
Mark G. Honigford	Jason R. Thornell
Karen M. Maag	Dean J. Vande Water
Klint D. Manz	Paul A. Walker
Daron S. McGuire	Vikki L. Williams

Assistant Vice President
Kathi J. Amstutz	Bart H. Mills
Thomas R. Burgoon	Peter J. Rafaniello
Walker K. Carr	Sharon R. Sharpe
Nancianne Carroll	Theresa A. Stein-Moenter
David M. Cornwell	Stacia R. Thompson
Sony S. Dawson	Matthew J. Tway
Christina J. Hegemier	Jarod M. Van Winkle
Mandy L. Hermiller	Amy J. Vasquez
Machiel K. Hindall	Kimberly S. Verhoff
Richard A. Hirsch	Lori L. Watson
Eric R. Holmes	Pamela J. Workman
Laura M. Kitchen	Jean K. Wright
Joyce M. Kuhlman

Officer
Jacqueline Fairbanks
Mary Jo Horstman
Zachary P. Nycz
Matthew A. Sargent

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

NAME	AGE	DIRECTOR SINCE	NAME	AGE	DIRECTOR SINCE
Robert L. Benroth	57	2003	Daniel W. Schutt	72	2005
Putnam County Auditor			Chairman, Retired Banker

Herbert H. Huffman	69	2018	R. Steven Unverferth	67	2005
Retired - Educator			Chairman, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel	77	2000	Brian D. Young	53	2012
Farmer, Rigel Farms, Inc.			President/CEO

David P. Roach	69	2001
Vice-President/GM, First Family Broadcasting of Ohio

DIRECTORS – THE UNION BANK COMPANY

NAME	AGE	DIRECTOR SINCE (a)	NAME	AGE	DIRECTOR SINCE (a)
Robert L. Benroth	57	2001	David P. Roach	69	1997
Putnam County Auditor			Vice-President/GM, First Family Broadcasting of Ohio

Anthony M.V. Eramo	54	2016	Carol R. Russell	65	2019
Managing Director, MountainView Financial Solutions			President/CEO, Schulte Group

Herbert H. Huffman	69	1993	Daniel W. Schutt	72	2005
Retired - Educator			Retired Banker

Kevin L. Lammon	65	1996	R. Steven Unverferth	67	1993
Village Administrator, Village of Leipsic			Chairman, Unverferth Manufacturing Corporation, Inc

William R. Perry	61	1990	Brian D. Young	53	2008
Farmer			President/CEO/Chairman

H. Edward Rigel	77	1979
Farmer, Rigel Farms, Inc.

(a)	Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.