Form 10-K, Exhibit 13
period 2020-12-31
UNITED BANCSHARES INC/OH
filed 2021-03-05
CIK 1087456

Exhibit 13

Table of Contents

Page(s)

President’s Letter	1
Description of the Corporation	2
Five-Year Summary of Selected Financial Data	3
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Report of Independent Registered Public Accounting Firm	18
Financial Statements
Consolidated Balance Sheets	21
Consolidated Statements of Income	22
Consolidated Statements of Comprehensive Income	23
Consolidated Statements of Shareholders’ Equity	24
Consolidated Statements of Cash Flows	25
Notes to Consolidated Financial Statements	27
Directors and Officers	67

Shareholders, Clients, and Team Members:

Despite the unprecedented operating environment, I am pleased to report that as a result of the efforts of our team members your Company had another successful year. In addition to reporting income before taxes of approximately $16.7 million, return on average tangible equity of 18.53% and return on average assets of 1.42%, all noticeable increases from previous years, your Company also repaid $50 million in FHLB advances, allocated a $6.2 million provision to its allowance for loan losses, and provided more than $125 million in funding to over 1,600 organizations through the Paycheck Protection Program.

Your Company posted record profits for the second consecutive year.  Improved year over year results in gain on loan sales ($15.1 million), Paycheck Protection Program loan origination fees ($2.4 million) and decreased deposit interest expense ($2.4 million), were more than sufficient to offset the increased costs of FHLB prepayment penalties ($1 million), non-interest expenses ($6.0 million), and provision for loan losses ($5.7 million).  Additionally, the Company maintained better than peer credit quality metrics.

We are also very pleased with the results of the Company’s expansion into Paulding County during the third quarter of 2020.  The Company experienced better than expected growth in deposits and loans and we expect to have our permanent location renovated by the end of 2021.  We also implemented a new technology in that market by establishing the Company’s first Interactive Teller Machine (ITM).  The ITM allows clients to connect virtually with tellers from their local retail location to conduct most transactions.  Our future strategic plans will include further deployment of this technology.

In 2021, we plan to continue to invest in our most important driver of success, our team members.  In addition to further development paths for our current team members, we are always exploring ways to add team members with the desired expertise as we continue to expand in size and complexity.  We remain unwavering in the promotion of our core values throughout that process.  Those core values are not just a tag line or a feel good cliché, but the driver of our financial successes.

The Company also continues to make investments in technology to create internal efficiencies, reduce the risk of fraud, expand market presence and enhance the client’s experience. Such efforts have yielded positive results in our clients’ use of technology-based products, especially during the pandemic. We believe that effectively implementing technology will promote growth and support for our growing footprint, and provide the opportunity to increase the effectiveness of our team members in serving our clients.

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

The Union Bank Company is an Ohio state-chartered bank, which serves Allen, Delaware, Franklin, Hancock, Huron, Marion, Paulding, Putnam, Sandusky, Van Wert, and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Paulding, Pemberville, Plymouth, Westerville, and Worthington, Ohio.

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001. As of December 31, 2020, the common stock was held by 1,064 shareholders of record.

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary

United Bancshares, Inc.

105 Progressive Drive

Columbus Grove, Ohio 45830

800-837-8111

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	(Dollars in thousands, except per share data)
	Years ended December 31,
	2020	2019	2018	2017	2016
Statements of income:
Total interest income	$40,030	$37,819	$34,365	$25,772	$21,627
Total interest expense	6,988	8,924	6,158	3,118	2,231
Net interest income	33,042	28,895	28,207	22,654	19,396
Provision (credit) for loan losses	6,200	550	450	(350)	(750)
Net interest income after provision (credit) for loan losses	26,842	28,345	27,757	23,004	20,146
Total non-interest income	27,000	15,048	9,428	6,099	4,832
Total non-interest expenses	37,165	31,117	27,436	22,378	17,713
Income before federal income taxes	16,677	12,276	9,749	6,725	7,265
Federal income taxes	2,922	1,615	1,529	2,879	1,744
Net income	$13,755	$10,661	$8,220	$3,846	$5,521
Per share of common stock:
Net income - basic	$4.21	$3.26	$2.51	$1.18	$1.68
Dividends	0.51	0.52	0.48	0.48	0.44
Book value	$34.11	$29.00	$24.76	$23.17	$22.21
Average shares outstanding - basic	3,270,996	3,270,878	3,268,667	3,267,305	3,289,497
Average shares outstanding - diluted	3,306,503	3,277,198	3,269,834	3,272,310	3,289,497
Year end balances:
Loans (1)	$652,530	$591,725	$569,319	$508,796	$377,596
Securities (2)	200,178	188,913	172,656	174,730	195,035
Total assets	978,532	880,014	830,300	780,450	633,119
Deposits	838,378	707,134	666,236	630,548	524,680
Shareholders' equity	111,599	94,781	80,944	75,704	72,558
Average balances:
Loans (1)	663,097	582,377	540,687	421,564	361,437
Securities (2)	185,847	179,075	173,592	189,815	191,813
Total assets	967,828	861,693	802,989	683,164	614,688
Deposits	792,938	694,857	647,987	565,710	519,102
Shareholders' equity	101,631	86,652	76,142	75,597	74,067
Selected ratios:
Net yield on average interest earning assets (3)	3.77%	3.75%	3.96%	3.80%	3.59%
Return on average assets	1.42%	1.24%	1.02%	0.56%	0.90%
Return on average shareholders' equity	13.53%	12.30%	10.80%	5.09%	7.45%
Net loan charge-offs (recoveries) as a percentage of average outstanding net loans	0.05%	(0.01)%	(0.04)%	0.04%	(0.07)%
Allowance for loan losses as a percentage of year end loans (4)	1.58%	0.72%	0.63%	0.56%	0.89%
Shareholders' equity as a percentage of total assets	11.40%	10.77%	9.75%	9.70%	11.46%

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

United Bancshares, Inc. (the “Corporation”) is a financial holding company that conducts business through its wholly-owned subsidiary, The Union Bank Company (the “Bank”). The Bank is an Ohio state-chartered commercial bank that provides financial services to communities based in northwest Ohio and central Ohio, where it operates 18 full-service branches and 2 loan production offices.

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

Recent Developments

The progression of the COVID-19 pandemic in the United States began to have an adverse impact on the local and national economy during the latter part of the first quarter of 2020 and will likely have a complex and potentially adverse impact on the economy, the banking industry and our Corporation in future fiscal periods, all subject to a high degree of uncertainty.

Our primary banking market area is Northwestern and Central Ohio.  In Ohio, the Governor ordered individuals to stay at home and non-essential businesses to cease all activities, in each case subject to limited exceptions. This order went into effect on March 15, 2020, and was effective through May 1, 2020. In response to this order, the Bank continued to serve its customers through its drive-up windows at various branch locations and through online and mobile banking and many of the Corporation's employees continue to work remotely.

Like most states, Ohio experienced a dramatic and sudden increase in unemployment levels as a result of the curtailment of business activities in mid-March 2020, with unemployment rising from an average of 4.1% in January 2020 to an average of 17.6 % in April 2020, before gradually dropping back down to 5.5% in December 2020, according to the U.S. Bureau of Labor Statistics. While unemployment rates have returned to lower levels in recent months, it is very possible a repeat of the high unemployment rates could be experienced especially if there is another shutdown similar to what was experienced in March and April of 2020. While many of the public health and economic effects of COVID-19 have been concentrated in the largest U.S. cities, there has been a recent rise in COVID-19 cases in many rural areas throughout the Country including some of the Corporation's market area.  It is still not possible to fully determine what effects this will have within the smaller cities and communities where many of our banking operations are focused.

Federal, state and local governments and regulatory authorities have enacted and issued a range of policy responses to the COVID-19 pandemic, including the following:

●	The Federal Reserve decreased the range for the Federal Funds Target Rate by 0.50% on March 3, 2020, and by another 1.0% on March 16, 2020, reaching a current range of 0.0 – 0.25%.
●

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, which established a $2.0 trillion economic stimulus package, including cash payments to individuals, supplemental unemployment insurance benefits and a $349 billion loan program administered through the U.S. Small Business Administration (SBA), referred to as the paycheck protection program, or PPP program. Under the PPP program, small businesses, sole proprietorships, independent contractors and self-employed individuals could apply for loans from existing SBA lenders and other approved regulated lenders who enrolled in the program, subject to limitations and eligibility criteria. The Bank participated as a lender in the PPP program, originating $125.7 million in loans to over 1,600 borrowers during 2020.  In addition, the CARES Act provided financial institutions the option to suspend certain requirements under U.S. GAAP related to TDRs for a limited period of time to account for the effects of COVID-19.

●

On April 7, 2020, federal banking regulators issued a revised Interagency Statement on Loan Modifications and Reporting for Financial Institutions, which, among other things, encouraged financial institutions to work prudently with borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19, and stated that institutions generally do not need to categorize COVID-19-related modifications as TDRs and that the agencies will not direct supervised institutions to automatically categorize all COVID-19 related loan modifications as TDRs.

●

On April 9, 2020, the Federal Reserve announced additional measures aimed at supporting small and midsized business, as well as state and local governments impacted by COVID-19. The Federal Reserve announced the Main Street Business Lending Program, which establishes two new loan facilities intended to facilitate lending to small and midsized businesses: (1) the Main Street New Loan Facility, or MSNLF, and (2) the Main Street Expanded Loan Facility, or MSELF. MSNLF loans are unsecured term loans originated on or after April 8, 2020, while MSELF loans are provided as upsized tranches of existing loans originated before April 8, 2020. The program is designed for businesses with up to 10,000 employees or $2.5 billion in 2019 revenues. To obtain a loan, borrowers must confirm that they are seeking financial support because of COVID-19 and that they will not use proceeds from the loan to pay off debt. The Federal Reserve also stated that it would provide additional funding to banks offering PPP loans to struggling small businesses. Lenders participating in the PPP can exclude loans financed by the facility from their leverage ratio. In addition, the Federal Reserve created a Municipal Liquidity Facility to support state and local governments with up to $500 billion in lending, with the Treasury Department backing $35 billion for the facility using funds appropriated by the CARES Act. The facility makes short-term financing available to cities with a population of more than one million or counties with a population of greater than two million. The Federal Reserve expanded both the size and scope of its Primary and Secondary Market Corporate Credit Facilities to support up to $750 billion in credit to corporate debt issuers.

●	On December 27, 2020, President Trump signed into law the 2021 Consolidated Appropriations Act, which represents the latest round of COVID-19 relief, authorizing more than $900 billion in economic aid to small businesses and consumers—the second largest stimulus in history, behind only the CARES (Coronavirus Aid Relief and Economic Security) Act that Congress enacted in March. The bill also includes appropriations provisions to keep the government funded through September 30, 2021, as well as a host of miscellaneous items. The aspects of the legislation most applicable to the banking industry include the following:
●	An additional $284.6 billion in Paycheck Protection Program (PPP) funding for loans to small businesses, including for borrowers who have previously received a PPP loan.
●	A one-page simplified forgiveness process for PPP loans under $150,000.
●	Clarification to various CARES Act provisions, the tax treatment of PPP expenses, lender responsibilities for agent fees, and lender “hold harmless” protections under the PPP and other laws.
●	A further delay in Troubled Debt Restructuring (TDR) accounting until 60 days after the termination of the national emergency, or January 1, 2022.
●	A further optional delay in Current Expected Credit Loss (CECL) accounting until January 1, 2022.
●	A new round of Economic Impact Payments (EIPs) for consumers, with aggressive distribution timelines and new exemptions from garnishments.
●	Significant added support for Community Development Financial Institutions (CDFIs) and Minority Depository Institutions (MDIs).
●	Funding for agricultural support programs and for renter assistance programs.
●	Termination of existing Federal Reserve emergency lending authority under the CARES Act, while preserving the Fed’s general 13(3) emergency authority existing prior to that Act.

We believe the COVID-19 pandemic and the specific developments referred to above could have a significant adverse impact on our business in the near future.  In particular, we anticipate that a significant portion of the Bank’s borrowers in the retail, restaurants, and hospitality industries may endure significant economic distress, causing them to draw on their existing lines of credit, adversely affecting their ability and willingness to repay existing indebtedness, and adversely impacting the value of collateral.  These developments, together with general economic conditions may also impact our commercial real estate portfolio, particularly with respect to real estate with exposure to these industries, our consumer loan business and loan portfolio, and the value of certain collateral securing our loans. We anticipate that our financial condition, capital levels and results of operations could be adversely affected going forward. The low interest rate environment during the second and third quarters of 2020 enabled the Corporation to originate a record number of mortgage loans resulting in $24.1 million of gains on sale of loans during the year ended December 31, 2020.  The Corporation's 2020 results were also bolstered by the aforementioned PPP loan origination activity, including amortization into interest income of $2.4 million of PPP loan origination fees.

We have taken numerous steps in response to the COVID-19 pandemic, including the following:

●

We offered 90 day payment deferrals and interest only payment options for consumer, small business, and commercial customers.  We also offered payment extensions of up to 90 days for mortgage customers.  Through December 31, 2020, we have modified or extended 152 loans, approximating $57.7 million through these programs.

●

We formed a Business Continuity Planning COVID-19 Response team which meets regularly to manage the Corporation’s response to the pandemic and the effect on our business.  In addition, cross functional task force teams met as needed to address specific issues such as employee and client communications, facilities, and branch services and to discuss the effect on our business.

●

We participated in the SBA’s Paycheck Protection Program.  In the first round of PPP loans, we originated $125.7 million in loans to over 1,600 borrowers.  We commenced participating in the second round of PPP loans beginning January 19, 2021.

●

In response to the outbreak and business disruption, first and foremost, we have prioritized the safety, health and well-being of our employees, customers, and communities. We have implemented a work from home policy, we have implemented protective measures for customers who choose branch access and we continue to serve customers through our drive-up locations and digital platforms.

Financial Condition

Consolidated assets for the Corporation and the Bank totaled $978.5 million at December 31, 2020, compared to $880.0 million at December 31, 2019, representing an increase of $98.5 million or 11.2%. The increase in total assets was primarily the result of an increase of $51.8 million (9.1%) in net loans, $30.6 million (115.9%) in cash and cash equivalents, $11.0 million (6.0%) in securities available for sale and $3.1 million (20.4%) in loans held for sale.  Deposits during this same period increased $131.2 million (18.6%), other borrowings decreased $51.0 million (86.8%), and shareholders’ equity increased $16.8 million (17.7%).  The increase in loans included the impact of the Corporation originating $125.7 million of PPP loans during the second and third quarters of 2020. These loans have also had a positive impact on deposit balances. The increase in loans held for sale is a result of the significant increase in mortgage banking activity experienced throughout the majority of 2020.

Loans and Leases

At December 31, 2020, total loans and leases, including loans and leases held for sale, amounted to $652.5 million compared to $591.7 million at December 31, 2019, an increase of $60.8 million (10.3%). The following categories within the loan and lease portfolio represent the majority of the change during 2020: Commercial loans increased $63.6 million (81.9%), commercial and multi-family real estate increased $7.2 million (2.0%), and loans held for sale increased $3.1 million (20.4%).  This growth was offset by decreases in residential real estate of $11.8 million (9.6%) and consumer loans of $1.3 million (16.0%).

Excluding PPP loans, loan demand was relatively soft in 2020 and may decline further in 2021 as a result of COVID-19.  Resulting uncertainties in economic conditions in our market areas may lead to reductions in the growth of our commercial and industrial  loan, commercial real estate loan, residential real estate loan and consumer loan portfolios. As of December 31, 2020 648 PPP loans with balances of approximately $52.8 million have been forgiven.  The first round of PPP loan balances will most likely decrease significantly over the next six months to a year as the forgiveness process continues. This decrease will be offset by the PPP loans currently being originated.  We are also anticipating that we could see increased line of credit utilization and a reduction in our unused commitments.

Securities

Management monitors the earnings performance and liquidity of the securities portfolio on a regular basis through Asset/Liability Committee (ALCO) meetings. As a result, all securities, except Federal Home Loan Bank of Cincinnati (FHLB) stock, have been designated as available-for-sale and may be sold if needed for liquidity, asset-liability management, or other reasons. Such securities are reported at fair value, with any net unrealized gains or losses reported as a separate component of shareholders’ equity, net of related income taxes.

Securities, including FHLB stock, totaled $200.2 million at December 31, 2020 compared to $188.9 million at December 31, 2019, an increase of $11.3 million (6.0%). The portfolio experienced an increase in net unrealized gains on securities of $5.7 million during 2020.

The Corporation is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB. FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment. There was $296,000 of FHLB stock purchased during 2020.

At December 31, 2020, the Corporation’s investment securities portfolio included $99.8 million in U.S. states and political subdivisions securities, which is $11.8 million (10.6%) lower than shareholders’ equity as of that date. The largest exposure to any one state is $15.0 million, or 16%, from issuers located within the state of Wisconsin. The Corporation’s procedures for evaluating investments in securities issued by states, municipalities and political subdivisions are in accordance with guidance issued by the Board of Governors of the Federal Reserve System, “Investing in Securities without Reliance on Nationally Recognized Statistical Rating Agencies” (SR 12-15) and other regulatory guidance. Credit ratings are considered in our analysis only as a guide to the historical default rate associated with similarly-rated bonds. There have been no significant differences in our internal analyses compared with the ratings assigned by the third-party credit rating agencies.

At December 31, 2020 the net unrealized gain on available-for-sale securities amounted to $9.3 million compared to $3.6 million at December 31, 2019.  At December 31, 2020, the Corporation held 4 securities which were in a loss position with the fair value of $2.6 million and gross unrealized losses of $6,000. Management has considered the current interest rate environment, typical volatility in the bond market, and the Corporation’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

Cash and Cash equivalents

Cash and cash equivalents at December 31, 2020 were $57.0 million, a $30.6 million (115.9%) increase from $26.4 million at December 31, 2019.  The increase is due to an increase of overnight funds on deposit at the Federal Reserve.

Deposits

Total deposits at December 31, 2020 were $838.4 million, an increase of $131.2 million (18.6%) compared with total deposits of $707.1 million at December 31, 2019. The increase in deposits consisted of a $61.6 million increase in interest bearing deposits and a $69.6 million increase in non-interest bearing deposits.  The significant increase in deposits during 2020 is somewhat attributable to customer deposits from PPP loan proceeds and we expect that short term deposit levels may increase further due to the second round of PPP loans.  In future periods deposits may decrease if the conditions in our market areas become distressed relating to the COVID-19 pandemic.

Other Borrowings

In addition to customer deposits, the Corporation utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth. Other borrowings at December 31, 2020 consist of term borrowings from another bank of $7,750,000.  Other borrowings at December 31, 2019, included FHLB secured advances of $50.0 million and $8,750,000 of term borrowings from another bank which were used to facilitate the 2017 Benchmark acquisition and are payable in quarterly installments of $250,000 with any remaining principal due in September 2022.  Management plans to maintain access to various borrowing alternatives as an appropriate funding source.

Shareholders’ Equity

Total shareholders’ equity increased $16.8 million (17.7%) to $111.6 million at December 31, 2020 compared to $94.8 million at December 31, 2019.  The increase was primarily a result of 2020 net income of $13.8 million and other comprehensive income, net of tax of $4.5 million, offset by the declaration of $1.7 million in common stock dividends.  The increase in unrealized securities gains was largely attributable to the Federal Reserve decreasing the Federal Funds Target Rate by 150 basis points (1.50%) during March 2020, in response to the COVID-19 pandemic.

Results of Operation – 2020 Compared to 2019

Performance Summary

Consolidated net income for the Corporation was $13.8 million in 2020 compared to $10.7 million in 2019 and $8.2 million in 2018.

Net income in 2020, as compared to 2019 was favorably impacted by increases in net interest income of $4.1 million and non-interest income of $12.0 million, offset by increases in non-interest expenses of $6.0 million and provision for loan losses of $5.7 million.  The increase in net interest income resulted from Paycheck Protection Program (PPP) loans, including fees of $2.4 million, as well as a decrease in deposit interest rates.  Non-interest income increased due to the low mortgage rate interest environment created by the Federal Reserve's lowering of Federal funds target rates and resulted in markedly increased mortgage banking profitability.  The increase in the provision for loan losses was due to an increase in qualitative factors applied to the outstanding loan balances in response to uncertainties related to COVID-19.

The Corporation’s return on average assets was 1.42% in 2020, compared to 1.24% in 2019, and 1.02% in 2018. The Corporation’s return on average tangible shareholders’ equity was 18.53% in 2020, 18.49% in 2019, and 16.79% in 2018. Basic net income per share was $4.21 per share in 2020, an increase of $0.95 per share from $3.26 in 2019. Basic net income per share of $3.26 in 2019 represented an increase of $0.75 per share from $2.51 in 2018. Changes in these amounts from year to year were generally reflective of changes in the level of net income.

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

Net interest income for 2020 was $33.0 million, an increase of $4.1 million (14.4%) from 2019.  The increase in net interest income in 2020 was attributable to an increase in interest income of $2.2 million and a $1.9 million decrease in interest expense. Interest income increased $2.4 million in 2020 from loan fees generated through PPP loan originations.  The remaining $1.4 million of fees received from the SBA have been deferred and are being amortized into interest income over the life of the loans.  The bulk of the income resulting from PPP loans is from the SBA fees payable in connection with the origination of the loans, and not from interest to be paid on such loans from the borrower, as management expects most of its PPP loan portfolio to be forgiven. The average interest-earning assets increased $110.0 million to $891.9 million in 2020 compared to $781.9 million in 2019. The yield on average earning assets was 4.55% in 2020 compared to 4.89% in 2019.  Total average interest-bearing liabilities increased $40.4 million to $688.2 million in 2020 compared to $647.8 million in 2019, and the cost of interest bearing liabilities decreased 36 basis points to 1.02% in 2020 compared to 1.38% in 2019.

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

The allowance for loan and lease losses at December 31, 2020 was $10.0 million, or 1.58% of total loans, compared to $4.1 million, or 0.72% of total loans at December 31, 2019. The change in the allowance for loan and lease losses during 2020 included a $6.2 million provision for loan losses and net charge-offs of $337,000.

The provision for loan and lease losses is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors.  Settlements of impaired or potential problem loans can also result in an increase or reduction in the required allowance for loan and lease losses and a negative provision, or credit, being reflected in current operations. The provision for loan and lease losses of $6.2 million in 2020  was a $5.7 million increase compared to the provision of $550,000 in 2019. This increase was due to an increase in qualitative factors applied to the outstanding loan balances in response to uncertainties related to COVID-19.

Management believes there is a possibility that the provision for loan losses could further increase in future periods based on the significant potential for the credit quality of our loan portfolio to decline and loan defaults to increase as a result of economic conditions created by the COVID-19 pandemic.

Impaired loans, principally consisting of commercial and commercial real estate, amounted to $3,025,000 at December 31, 2020. Impaired loans at December 31, 2020 included $139,000 of loans with no specific reserves included in the allowance for loan losses and $2,886,000 of loans with specific reserves of $255,000 included in the Corporation's December 31, 2020 allowance for loan losses.  Total impaired loans of $2,778,000 at December 31, 2019 included $848,000 of loans with no specific reserves included in the allowance for loan losses and $1,930,000 of loans with specific reserves of $435,000 included in the Corporation's December 31, 2019 allowance for loan losses.

In addition to impaired loans, the Corporation had other potential problem credits of $19.4 million at December 31, 2020 compared to $4.9 million at December 31, 2019, an increase of $14.5 million (295.9%).  The Corporation’s credit administration department continues to closely monitor these credits.

Non-Interest Income

Total non-interest income increased $12.0 million (79.4%) to $27.0 million in 2020 from $15.0 million in 2019, which was primarily attributable to increases in gain on sale of loans of $15.1 million and gain on sales of securities of $285,000, offset by a decrease in other operating income of $3.4 million.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance. Service charges on deposit accounts was $1.1 million in 2020 compared to $1.5 million in 2019.

The Corporation has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and retains the servicing rights relating to certain of those loans. During 2020, gain on sale of loans was $24.1 million, including $690,000 of capitalized servicing rights. Gain on sale of loans was $9.1 million in 2019, including $192,000 of capitalized servicing rights. The significant increase in gain on sale of loans was attributable to increased loan origination and sales activities within the residential mortgage and governmental lending operations along with an increase in the average gain on sale per loan. During the year ended December 31, 2020 there were 2,557 loans sold totaling $610 million compared to 1,692 loans sold totaling $272 million for the same period in 2019.  The average loan sale gain approximated $9,400 per loan in 2020 compared to approximately $5,400 for the same period of 2019.  The increased loan origination and sales activity is attributable to the extremely low mortgage interest rate environment created by the Federal Reserve's lowering of Federal funds target rates in March 2020.  As a consequence, this level of mortgage banking activity or profitability is not likely sustainable in the long-term.  We also anticipate that our non-interest income may be adversely affected in future periods as a result of the COVID-19 pandemic.  Increased unemployment and recessionary concerns may adversely affect mortgage originations and mortgage banking revenue in future periods.

The Corporation’s serviced portfolio increased $59.2 million during 2020 to $234.9 million at December 31, 2020.

The Corporation reports its mortgage servicing rights using the fair value measurement method. As a result, the Corporation recognized a $293,000 decrease in the fair value of mortgage servicing rights during 2020, compared to a $258,000 decrease in the fair value of mortgage servicing rights in 2019. Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights. While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period. The prepayment assumptions used in determining the fair value of servicing are based on the Public Securities Association (PSA) Standard Prepayment Model. At December 31, 2020 the PSA factor was 365 compared to 214 at December 31, 2019.

Gain on sales of securities were $289,000 in 2020 compared to $4,000 in 2019.  In response to possible liquidity concerns at the time, the Corporation sold certain investment securities during the second quarter of 2020.

Other operating income decreased $3.0 million to $1.4 million in 2020 from $4.4 million in 2019.  The decrease in other non-interest income resulted from the Corporation's settlement of claims related to prior year tax adjustments, which resulted in a one-time net income recovery of $1,980,000 during the fourth quarter of 2019.  Income from the Corporation's loan hedging program decreased $1.3 million as there was a loss of $1.5 million in 2020 compared to a loss of $190,000 in 2019.

Non-Interest Expenses

For the year ended December 31, 2020, non-interest expenses totaled $37.2 million, compared to $31.1 million for the same period of 2019, an increase of $6.1 million (19.4%) which was primarily attributable to increases in salaries and benefits expense of $3.5 million (18.6%), loan fees of $682,000 (50.3%), data processing expenses of $323,000 (21.9%),  equipment service expense of $298,000 (58.8%), advertising and marketing expense of $273,000 (15.3%), and consultant fees of $200,000 (225.3%).

The significant components of other operating expenses are summarized in Note 10 to the consolidated financial statements.

Provision for Income Taxes

The provision for income taxes for 2020 was $2.9 million an effective tax rate of 17.5%, compared to $1.6 million in 2019, an effective rate of 13.2%. The increase in the effective tax rate in 2020 as compared to 2019 resulted from the Corporation's $1,980,000 settlement claim being tax exempt in 2019.

Results of Operation – 2019 Compared to 2018

Performance Summary

Consolidated net income for the Corporation was $10.7 million in 2019 compared to $8.2 million in 2018.

Net income in 2019, as compared to 2018 was favorably impacted by increases in net interest income of $688,000 and non-interest income of $5.6 million, offset by increases in non-interest expenses of $3.7 million and provision for loan losses of $100,000.

The Corporation’s return on average assets was 1.24% in 2019, compared to 1.02% in 2018. The Corporation’s return on average tangible shareholders’ equity was 18.49% in 2019 and 16.79% in 2018. Basic net income per share was $3.26 per share in 2019, an increase of $0.75 per share from $2.51 in 2018. Basic net income per share of $2.51 in 2018 represented an increase of $1.33 per share from $1.18 in 2017. Changes in these amounts from year to year were generally reflective of changes in the level of net income.

In August 2018, the Corporation completed a review of the accounting and tax implications of the 2017 Benchmark acquisition transaction and determined its liability for federal income tax associated with the transaction was approximately $3.2 million greater than estimated at the time of the acquisition.  As a result, consistent with measurement date purchase accounting adjustments for business combinations as required by ASC 805 and ASU No. 2015-16, the Corporation recorded the additional tax liability, as well as certain other measurement date deferred tax adjustments, during the third quarter of 2018 with a corresponding $3,413,000 increase to goodwill.  The Company recorded a settlement of claims arising from these adjustments, which resulted in recording a one-time other non-interest income recovery of $1,980,000 during the fourth quarter of 2019.

Net Interest Income

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

Impaired loans, principally consisting of commercial and commercial real estate, amounted to $2,778,000 at December 31,2019. Impaired loans at December 31,2019 included $848,000 of loans with no specific reserves included in the allowance for loan losses and $1,930,000 of loans with specific reserves of $435,000 included in the Corporation's December 31, 2019 allowance for loan losses.  Total impaired loans of $1,331,000 at December 31, 2018 included $959,000 of loans with no specific reserves included in the allowance for loan losses and $372,000 of loans with specific reserves of $128,000 included in the Corporation's December 31, 2018 allowance for loan losses.

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

Provision for Income Taxes

The provision for income taxes for 2019 was $1.6 million an effective tax rate of 13.2%, compared to $1.5 million in 2018, an effective rate of 15.7%. The decrease in the effective tax rate in 2019 as compared to 2018 resulted from the Corporation's $1,980,000 settlement in claim in 2019 being tax exempt.

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity. A discussion of cash flows for 2020, 2019, and 2018 follows.

The Corporation generated cash from operating activities of $17.2 million in 2020, $3.6 million in 2019, and $5.1 million in 2018.

Net cash flows used in investing activities amounted to $65.1 million in 2020, $26.1 million in 2019, and $58.4 million in 2018. Significant investing cash flow activities in 2020 included $6.0 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities and $57.3 million of net cash outflow to fund net loan growth. Significant investing cash flow activities in 2019 included $11.3 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities and $14.1 million of net cash outflow to fund net loan growth.  Significant investing cash flow activities in 2018 included $53.8 million of net cash outflow to fund net loan growth.

Net cash flows provided by financing activities amounted to $78.5 million in 2020, $32.4 million in 2019, and $42.5 million in 2018. Net cash provided by financing activities in 2020 primarily resulted from an increase in deposits of $131.3 million offset by payments on other borrowings of $51.0 million, and $1,668,000 in cash dividends paid. Net cash provided by financing activities in 2019 primarily resulted from an increase in deposits of $41.0 million offset by payments on other borrowings of $6.7 million and $1,702,000 in cash dividends paid. Net cash provided by financing activities in 2018 primarily resulted from an increase in deposits of $35.9 million and other borrowings of $8.3 million, offset by $1,568,000 in cash dividends paid.

Asset Liability Management

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”. An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”. This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”. This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap (ratio of risk-sensitive assets to risk-sensitive liabilities) at December 31, 2020 is approximately 87% which means the Corporation has more liabilities than assets re-pricing within one year. Under the current low interest rate environment, the Corporation’s liabilities do not have the ability to reprice down the full 100 bps which is why the margin decreases in a 100 bps down shock scenario.

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

Management considers the valuation of goodwill from various past acquisitions through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions. Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2020, which supported management’s assessment that no impairment adjustments to goodwill were warranted. To date, none of the goodwill evaluations have revealed the need for an impairment charge. Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2020.

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

Impact of Recent Accounting Pronouncements

A summary of new accounting standards adopted or subject to adoption in 2020, as well as newly-issued but not effective accounting standards at December 31, 2020, is presented in Note 2 to the consolidated financial statements.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments

The following table summarizes loan commitments, including letters of credit, as of December 31, 2020:

	Amount of commitment to expire per period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	years	5 years
	(in thousands)
Type of Commitment
Commercial lines-of-credit	$57,280	$55,327	$1,364	$92	$497
Real estate lines-of-credit	98,098	8,977	23,581	8,335	57,205
Consumer lines-of-credit	367	-	-	-	367
Letters of Credit	533	433	100	-	-

Total commitments	$156,278	$64,737	$25,045	$8,427	$58,069

As indicated in the preceding table, the Corporation had $156.3 million in total loan commitments at December 31, 2020, with $64.8 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and nonresidential property. Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes. It is anticipated that a significant portion of these lines will expire without being drawn upon.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments – Continued

The following table summarizes the Corporation’s contractual obligations as of December 31, 2020:

	Payments due by period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	Years	5 years
	(in thousands)
Contractual obligations
Long-term debt	$20,692	$1,000	$6,750	$-	$12,942
Operating leases	2,360	325	582	562	891
Time deposits	152,331	109,109	39,298	3,833	91
Deposits without stated maturities	682,498	-	-	-	682,498
Future deferred compensation payments, including interest	1,091	116	136	138	701

Total obligations	$858,972	$110,550	$46,766	$4,533	$697,123

Long-term debt presented in the preceding table consists of a $7,750,000 term loan with a bank, and $12.9 million of junior subordinated deferrable interest debentures, including $10.3 million issued by the Corporation and $2.6 million assumed from the November 2014 OSB acquisition.

Time deposits and deposits without stated maturities included in the preceding table are comprised of customer deposit accounts. Management believes that they have the ability to attract and retain deposit balances by adjusting the interest rates offered.

The future deferred compensation payments, including interest, as noted in the preceding table, includes the Corporation’s agreement with its former Chairman of the Board of Directors to provide for retirement compensation benefits. A deferred compensation liability was also assumed with The OSB acquisition for the benefit of its retired president, with payment that began on May 1, 2010. At December 31, 2020, the net present value of future deferred compensation payments amounted to $818,000, which is included in other liabilities in the December 31, 2020 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2020. The Corporation also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $1,571,000 at December 31, 2020 for supplemental retirement benefits.

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

Quantitative and Qualitative Disclosures about Market Risk - Continued

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2020:

Change in Interest Rates	Percentage Change in	Percentage Change in
(basis points)	Net Interest Income	Net Income

+100	-0.5%	-1.5%
-100	-1.6%	-1.0%

+200	-1.3%	-3.8%
-200	-2.1%	-0.3%

+300	-2.1%	-5.6%
-300	N/A	N/A

+400	-3.0%	-8.1%

Given a linear 100bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 0.5% and net income would decrease by 1.5%. A 100bp decrease in interest rates would decrease net interest income by 1.6% and decrease net income by 1.0%. Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 1.3% and net income would decrease by 3.8%. A 200bp decrease in interest rates would decrease net interest income by 2.1% and decrease net income by 0.3%. Given a linear 300bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 2.1% and net income would decrease by 5.6%. A 300bp decrease in interest rates cannot be simulated at this time due to the historically low interest rate environment and a 400bp increase in interest rates would decrease net interest income by 3.0% and decrease net income by 8.1%. Management does not expect any significant adverse effect to net interest income in 2021 based on the composition of the portfolio and anticipated trends in rates.

CliftonLarsonAllen LLP
CLAconnect.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
United Bancshares, Inc.
Columbus Grove, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries (the "Corporation") as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes and schedules (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

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

Critical Audit Matters

The critical audit matter communicated below arose from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of this critical audit matter does not alter in any way our opinion on the consolidated financial

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

	(in thousands except share data)
	2020	2019
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$10,446	$9,167
Interest-bearing deposits in other banks	46,588	17,245
Total cash and cash equivalents	57,034	26,412
SECURITIES, available-for-sale	194,580	183,611
FEDERAL HOME LOAN BANK STOCK, at cost	5,598	5,302
LOANS HELD FOR SALE	18,427	15,301
LOANS AND LEASES	634,103	576,424
Less allowance for loan and lease losses	9,994	4,131
Net loans and leases	624,109	572,293
PREMISES AND EQUIPMENT, net	19,341	18,789
GOODWILL	28,616	28,616
CORE DEPOSIT INTANGIBLE ASSETS, net	643	794
CASH SURRENDER VALUE OF LIFE INSURANCE	18,981	18,613
OTHER ASSETS, including accrued interest receivable	11,203	10,283
TOTAL ASSETS	$978,532	$880,014
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$185,915	$116,360
Interest-bearing	652,463	590,774
Total deposits	838,378	707,134
Other borrowings	7,750	58,750
Junior subordinated deferrable interest debentures	12,942	12,908
Other liabilities	7,863	6,441
Total liabilities	866,933	785,233
SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00, authorized 10,000,000 shares; issued 3,760,557 shares	3,761	3,761
Surplus	15,438	15,251
Retained earnings	92,716	80,629
Accumulated other comprehensive income	7,355	2,872
Treasury stock, at cost, 488,573 shares at December 31, 2020 and 492,462 shares at December 31, 2019	(7,671)	(7,732)
Total shareholders’ equity	111,599	94,781
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$978,532	$880,014

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2020, 2019 and 2018

	(in thousands except share data)
	Year Ended December 31,
	2020	2019	2018
INTEREST INCOME
Loans and leases, including fees	$35,696	$32,867	$29,722
Securities:
Taxable	1,938	2,601	2,573
Tax-exempt	2,137	1,704	1,557
Other	259	647	513
Total interest income	40,030	37,819	34,365
INTEREST EXPENSE
Deposits	3,998	6,440	3,849
Borrowings	2,990	2,484	2,309
Total interest expense	6,988	8,924	6,158
Net interest income	33,042	28,895	28,207
PROVISION FOR LOAN AND LEASE LOSSES	6,200	550	450
Net interest income after provision for loan and lease losses	26,842	28,345	27,757
NON-INTEREST INCOME
Service charges on deposit accounts	1,102	1,486	1,610
Gain on sale of loans	24,139	9,071	4,675
Net securities gains (losses)	289	4	(6)
Change in fair value of mortgage servicing rights	(293)	(258)	26
Increase in cash surrender value of life insurance	368	390	395
Other operating income	1,395	4,355	2,728
Total non-interest income	27,000	15,048	9,428
NON-INTEREST EXPENSES
Salaries, wages and employee benefits	22,127	18,665	15,903
Occupancy expenses	3,630	3,174	3,155
Other operating expenses	11,408	9,278	8,378
Total non-interest expenses	37,165	31,117	27,436
Income before income taxes	16,677	12,276	9,749
PROVISION FOR INCOME TAXES	2,922	1,615	1,529
NET INCOME	$13,755	$10,661	$8,220
NET INCOME PER SHARE BASIC	$4.21	$3.26	$2.51
NET INCOME PER SHARE DILUTED	$4.16	$3.25	$2.51

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2020, 2019 and 2018

	(in thousands)
	Year Ended December 31,
	2020	2019	2018

NET INCOME	$13,755	$10,661	$8,220
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) during period	5,964	5,873	(2,051)
Reclassification adjustments for losses (gains) included in net income	(289)	(4)	6
Other comprehensive income (loss), before income taxes	5,675	5,869	(2,045)
Income tax expense (benefit) related to items of other comprehensive income (loss)	1,192	1,233	(429)
Other comprehensive income (loss)	4,483	4,636	(1,616)
COMPREHENSIVE INCOME	$18,238	$15,297	$6,604

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2020, 2019 and 2018

	(in thousands)
	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total
BALANCE AT DECEMBER 31, 2017	$3,761	$14,783	$64,994	$(124)	$(7,710)	$75,704
Comprehensive income:
Net income	-	-	8,220	-	-	8,220
Other comprehensive loss	-	-	-	(1,616)	-	(1,616)
Reclassification for accounting change	-	-	24	(24)		-
Sale of 1,715 treasury shares	-	12	-	-	27	39
Stock option expense	-	165	-			165
Cash dividends declared, $0.48 per share	-	-	(1,568)	-	-	(1,568)

BALANCE AT DECEMBER 31, 2018	3,761	14,960	71,670	(1,764)	(7,683)	80,944
Comprehensive income:
Net income	-	-	10,661	-	-	10,661
Other comprehensive income	-	-	-	4,636	-	4,636
Repurchase of 4,220 shares	-	-	-	-	(95)	(95)
Sale of 2,957 treasury shares	-	25	-	-	46	71
Stock option expense	-	266	-			266
Cash dividends declared, $0.52 per share	-	-	(1,702)	-	-	(1,702)

BALANCE AT DECEMBER 31, 2019	3,761	15,251	80,629	2,872	(7,732)	94,781
Comprehensive income:
Net income	-	-	13,755	-	-	13,755
Other comprehensive income	-	-	-	4,483	-	4,483
Shares cancelled under stock option plan	-	(11)	-	-	-	(11)
Sale of 3,889 treasury shares	-	34	-	-	61	95
Stock option expense	-	164	-			164
Cash dividends declared, $0.51 per share	-	-	(1,668)	-	-	(1,668)
BALANCE AT DECEMBER 31, 2020	$3,761	$15,438	$92,716	$7,355	$(7,671)	$111,599

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2020, 2019 and 2018

	(in thousands)
	Years Ended December 31,
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13,755	$10,661	$8,220
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,499	1,240	1,052
Purchase accounting loan discount accretion	(720)	(670)	(1,233)
Deferred income taxes	(789)	529	1,740
Provision for loan losses	6,200	550	450
Gain on sale of loans	(24,139)	(9,071)	(4,675)
Net securities losses (gains)	(289)	(4)	6
Change in fair value of mortgage servicing rights	293	258	(26)
Loss on sale or write-down of other real estate owned	-	40	59
Increase in cash surrender value of life insurance	(368)	(390)	(395)
Net amortization of security premiums and discounts	954	921	792
Stock option expense	164	266	165
Deferred compensation expense	251	210	138
Proceeds from sale of loans held for sale	657,116	281,269	175,288
Originations of loans held for sale	(636,792)	(279,986)	(176,098)
Increase in other assets	(1,248)	(1,259)	(944)
Increase (decrease) in other liabilities	1,330	(941)	610
Net cash provided by operating activities	$17,217	$3,623	$5,149
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	15,538	15,985	21,282
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	41,639	26,724	16,056
Purchases of available-for-sale securities	(63,136)	(54,014)	(38,107)
Purchases of FHLB stock	(296)	-	-
Acquisition of Benchmark Bancorp, Inc.	-	-	(3,413)
Proceeds from sale of other real estate owned	-	68	62
Net increase in loans and leases	(57,296)	(14,086)	(53,797)
Purchases of premises and equipment	(1,580)	(753)	(525)
Net cash used in investing activities	(65,131)	(26,076)	(58,442)

Continued

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years Ended December 31, 2020, 2019 and 2018

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	131,285	40,969	35,883
Other borrowings:
Proceeds from other borrowings	-	-	30,693
Principal payments on other borrowings	(51,000)	(6,693)	(22,398)
Purchase of treasury shares	-	(95)	-
Proceeds from sale of treasury shares	95	71	39
Payments of deferred compensation	(165)	(160)	(155)
Cash paid for cancellation of stock options	(11)	-	-
Cash dividends paid	(1,668)	(1,702)	(1,568)
Net cash provided by financing activities	78,536	32,390	42,494
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	30,622	9,937	(10,799)
CASH AND CASH EQUIVALENTS
At beginning of year	26,412	16,475	27,274
At end of year	$57,034	$26,412	$16,475
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$7,299	$8,986	$6,131
Federal income taxes	$4,050	$700	$3,259
Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$(1,192)	$(1,233)	$429
Non-cash investing activities:
Transfer of loans to other real estate owned	$-	$-	$70
Non-cash investing and financing activity:
Recognition of right-of-use lease asset (other assets) and lease liability (other liabilities)	$7	$2,112	$-
Change in net unrealized gain or loss on available-for-sale securities	$5,675	$5,869	$(2,045)

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

The Corporation, through its wholly-owned subsidiary, the Bank, operates in one industry segment, the commercial banking industry. The Bank, organized in 1904 as an Ohio-chartered bank, is headquartered in Columbus Grove, Ohio, with branch offices in Bowling Green, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Paulding, Pemberville, Plymouth and Westerville, Ohio.

The primary source of revenue of the Corporation is providing loans to customers primarily located in Northwestern and West Central Ohio. Such customers are predominately small and middle-market businesses and individuals.

Significant accounting policies followed by the Corporation are presented below.

Use of Estimates in Preparing Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The estimates most susceptible to significant change in the near term include the determination of the allowance for loan losses; valuation of securities, deferred tax assets, and goodwill.

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

Restrictions on Cash

The Corporation was required to maintain cash on hand or on deposit with the Federal Reserve Bank of approximately $1.0 million at December 31, 2019 to meet regulatory reserve and clearing requirements (none was required at December 31, 2020).

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

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the estimated fair value in the aggregate. Estimated fair value is determined based on quoted market prices in the secondary market. Any net unrealized losses are recognized through a valuation allowance by charges to income. The Corporation had no unrealized losses at December 31, 2020 and 2019.

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

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“allowance”) is established as losses are estimated to have occurred through a provision for loan and lease losses charged to income. Loan and lease losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

Goodwill and Core Deposit Intangible Assets

Goodwill arising from acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred. Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. At December 31, 2020, the Corporation believes the Bank does not have any indicators of potential impairment based on the estimated fair value of its reporting unit.

The core deposit intangible asset resulting from the November 2014 Ohio State Bank (“OSB”) acquisition was determined to have a definite life and is being amortized on a straight-line basis over ten years through October 2024. The core deposit intangible asset resulting from the September 2017 Benchmark acquisition was also determined to have a definite life and is being amortized on an accelerated basis over ten years through 2027. Amortization of core deposit intangible assets amounted to $151,000, $159,000 and $173,000 for the years ended December 31, 2020, 2019 and 2018. Future amortization of core deposit intangible assets for the years 2021 thru 2025 are $143,000, $140,000, $139,000, $121,000 and $38,000, respectively.

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

The weighted average number of shares used for the years ended December 31, 2020, 2019 and 2018 are as follows:

	2020	2019	2018
Basic	3,270,996	3,270,878	3,268,667
Diluted	3,306,503	3,277,198	3,269,834

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

The Corporation started hedging in May of 2018 and takes into account various factors and strategies in determining the portion of the IRLCs and mortgage loans held for sale to be economically hedged. FASB ASC 815-25, Derivatives and Hedging, requires that all derivative instruments be recognized as assets or liabilities on the balance sheets at their estimated fair value.  Changes in the fair value of the derivative instruments are recognized in gain on sale of loans in the statements of operations in the period in which they occur. The Corporation accounts for all derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting. The Corporation recognized a net loss from hedging activity of $1,532,000 for the year ended December 31, 2020, a net loss of $191,000 for the year ended December 31, 2019, and a net gain of $341,000 for the year ended December 31, 2018 which are included in gain on sale of loans in the consolidated statement of income.  A net hedging asset of $2,629,000 as of December 31, 2020 and $943,000 as of December 31, 2019 was included in other assets in the consolidated balance sheet.

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

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2020, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2020, have been recognized in the financial statements for the year ended December 31, 2020. Events or transactions that provided evidence about conditions that did not exist at December 31, 2020 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2020.

On January 21, 2021, United Bancshares, Inc. issued a release announcing that its Board of Directors approved a cash dividend of $0.16 per common share payable March 15, 2021 to shareholders of record at the close of business on February 26, 2021.

NOTE 2 - NEW ACCOUNTING PRONOUNCEMENTS

In June 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-13, Financial Instruments Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU requires an organization to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. Organizations will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. Management has developed four different models for calculating the allowance for loan losses under the requirements of ASU 2016-13 and has been running them parallel to the Bank’s existing methodology.  Management has not yet determined the expected impact the adoption of ASU 2016-13 will have on the consolidated financial statements.  For public companies, this update was to be effective for interim and annual periods beginning after December 15, 2019. On July 17, 2019, the FASB voted to issue a proposal for public comment that would potentially result in a postponement of the required implementation date for ASU 2016-13.  On October 16, 2019, the FASB extended the implementation deadline until the fiscal year and interim periods beginning after December 15, 2022.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The guidance in this update eliminates the Step 2 from the goodwill impairment test. For public companies, this update is effective for interim and annual periods beginning after December 15, 2019. The Corporation adopted ASU 2017-04 effective January 1, 2020 but the new guidance did not have a material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.  This ASU eliminates, adds, and modifies certain disclosure requirements for estimated fair value measurements.  Among the changes, entities will no longer be required to disclose the amount of and reasons for transfer between Level 1 and Level 2 of the estimated fair value hierarchy, but will be required to disclose the range and weighted-average used to develop significant unobservable inputs for Level 3 estimated fair value measurements.  ASU 2018-13 is effective for all entities for interim and annual reporting periods beginning after December 15, 2019.  The Corporation adopted ASU 2018-13 effective January 1, 2020.  The revised disclosure requirements did not have a significant impact on the consolidated financial statements.

In April, 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which affects a variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance.  This update is not expected to have a significant impact on the Corporation's consolidated financial statements.

In December, 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740.  The amendments also improve consistent application of and simplify GAAP for the areas of Topic 740 by clarifying and amending existing guidance.  This guidance is effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2020.  Early adoption of the amendments is permitted, including adoption in any interim period for which financial statements have not yet been issued.  Depending on the amendment, adoption may be applied on the retrospective, modified retrospective, or prospective basis.  The Corporation is currently reviewing the provisions of this new pronouncement, but does not expect adoption of this guidance to have a material impact on its consolidated financial statements.

In January, 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815), Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.  The amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method.  The amendments clarify that for the purpose of applying paragraph 815-10-15-141(a) an entity should not consider whether, upon the settlement of the forward contract or exercise of the purchased option, individually or with existing investments, the underlying securities would be accounted for under the equity method in Topic 323 or the fair value option in accordance with the financial instruments guidance in Topic 825. An entity also would evaluate the remaining characteristics in paragraph 815-10-15-141 to determine the accounting for those forward contracts and purchased options.  The amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years.  Early adoption is permitted, including early adoption in an interim period for which financial statements have not yet been issued.  This update is not expected to have a significant impact on the Corporation's consolidated financial statements.

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments.  This update affects a wide variety of topics in the Codification and applies to all reporting entities within the scope of the affected accounting guidance.  This update is not expected to have a significant impact on the Corporation's consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which provides optional guidance for a limited period of time to ease the potential burden in accounting for reference rate reform on financial reporting.  The amendments in this Update provide optional expedients and exceptions for applying generally accepted accounting principles (GAAP) to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform.  The amendments are effective for all entities as of March 12, 2020 through December 31, 2022.  The Corporation is currently reviewing the amendments in this Update, but does not expect this guidance to have a material impact on its consolidated financial statements.

NOTE 3 – SECURITIES

The amortized cost, unrealized gains and losses on securities, and fair value of securities as of December 31, 2020 and 2019 are as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair Value
2020	(In Thousands)
Available-for-sale:
Obligations of states and political
subdivisions	$93,406	$6,400	$1	$99,805
Mortgage-backed	90,712	2,904	5	93,611
Other	1,151	13	-	1,164

Total	$185,269	$9,317	$6	$194,580

2019	(In Thousands)
Available-for-sale:
Obligations of states and political
subdivisions	$70,043	$2,593	$82	$72,554
Mortgage-backed	108,907	1,292	158	110,041
Other	1,025	-	9	1,016

Total	$179,975	$3,885	$249	$183,611

The amortized cost and fair value of securities at December 31, 2020, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(in thousands)
	Amortized Cost	Fair value

Due in one year or less	$560	$562
Due after one year through five years	6,557	6,712
Due after five years through ten years	23,372	24,614
Due after ten years	153,629	161,528
Other securities having no maturity date	1,151	1,164
Total	$185,269	$194,580

Securities with a carrying value of $33.6 million at December 31, 2020 and $26.0 million at December 31, 2019 were pledged to secure public deposits and for other purposes as required or permitted by law.

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2020 and 2019:

	(in thousands)
	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2020	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
Obligations of states and political subdivisions	$1	$413	$-	$-	$1	$413
Mortgage-backed	5	2,203	-	-	5	2,203
Other	-	-	-	-	-	-
Total temporarily impaired securities	$6	$2,616	$-	$-	$6	$2,616

	Less than 12 months		12 months or more		Total
2019	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
Obligations of states and political subdivisions	$82	$3,816	$-	$-	$82	$3,816
Mortgage-backed	69	9,633	89	14,808	158	24,441
Other	-	-	9	991	9	991
Total temporarily impaired securities	$151	$13,449	$98	$15,799	$249	$29,248

There were 4 securities in an unrealized loss position at December 31, 2020,  none of which were in a continuous unrealized loss position for 12 months or more. There were 29 securities in an unrealized loss position at December 31, 2019, 15 of which were in a continuous unrealized loss position for 12 months or more. Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and prospects, the Corporation’s ability and intent to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2020 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2020 are considered to be temporary.

Gross realized gains from sale of securities, including securities calls, amounted to $289,000 in 2020, $4,000 in 2019, and $90,000 in 2018, with the income tax provision applicable to such gains amounting to $61,000 in 2020, $1,000 in 2019, and $19,000 in 2018. Gross realized losses from sale of securities amounted to $96,000 in 2018 with related income tax effect of $20,000 in 2018.   There were no gross realized losses from sale of securities in 2020 or 2019.

NOTE 4 – LOANS AND LEASES

Loans and leases at December 31, 2020 and 2019 consist of the following:

	2020	2019

Residential 1-4 family real estate	$111,061	$122,905
Commercial and multi-family real estate	374,832	367,614
Commercial	141,280	77,658
Consumer	6,930	8,247
Total loans and leases	$634,103	$576,424

Fixed rate loans and leases approximated $156,458,000 at December 31, 2020 and $137,671,000 at December 31, 2019.

Loans originated through the PPP program are included in the Commercial segment and had an outstanding balance of $76.8 million at December 31, 2020.

Most of the Corporation’s lending activities are with customers located in Northwestern and West Central Ohio. As of December 31, 2020 and 2019, the Corporation’s loans and leases from borrowers in the agriculture industry represent the single largest industry and amounted to $53,524,000 and $44,729,000, respectively. Agriculture loans and leases are generally secured by property and equipment. Repayment is primarily expected from cash flow generated through the harvest and sale of crops or milk production for dairy products. Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

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

The following tables present the activity in the allowance for loan and lease losses by portfolio segment for the years ended December 31, 2020, 2019 and 2018:

	(in thousands)
	Residential 1 – 4 family real estate	Commercial and multi- family real estate	Commercial	Consumer	Total
Balance at December 31, 2019	$592	$2,536	$939	$64	$4,131
Provision for loan and lease losses	1,310	4,224	566	100	6,200
Losses charged off	(228)	(125)	(4)	(33)	(390)
Recoveries	9	29	14	1	53
Balance at December 31, 2020	$1,683	$6,664	$1,515	$132	$9,994

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
Balance at December 31, 2018	$576	$2,355	$534	$62	$3,527
Provision for loan and lease losses	22	52	465	11	550
Losses charged off	(46)	(23)	(101)	(10)	(180)
Recoveries	40	152	41	1	234
Balance at December 31, 2019	$592	$2,536	$939	$64	$4,131

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
Balance at December 31, 2017	$545	$1,746	$501	$43	$2,835
Provision (credit) for loan and lease losses	8	417	(3)	28	450
Losses charged off	(52)	(114)	(21)	(10)	(197)
Recoveries	75	306	57	1	439
Balance at December 31, 2018	$576	$2,355	$534	$62	$3,527

The following tables present the balance in the allowance for loan and lease losses and the recorded investment in loans and leases by portfolio segment and based on impairment method as of December 31, 2020 and 2019:

	(in thousands)
	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
2020
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$-	$6	$249	$-	$255
Collectively evaluated for impairment	1,683	6,658	1,266	132	9,739
Total allowance for loan and lease losses	$1,683	$6,664	$1,515	$132	$9,994

Loans and leases:
Individually evaluated for impairment	$-	$1,047	$1,978	$-	$3,025
Acquired with deteriorated credit quality	60	104	-	-	164
Collectively evaluated for impairment	111,001	373,681	139,302	6,930	630,914
Total ending loans and leases balance	$111,061	$374,832	$141,280	$6,930	$634,103

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
2019
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$-	$93	$342	$-	$435
Collectively evaluated for impairment	592	2,443	597	64	3,696
Total allowance for loan and lease losses	$592	$2,536	$939	$64	$4,131

Loans and leases:
Individually evaluated for impairment	$-	$1,499	$1,279	$-	$2,778
Acquired with deteriorated credit quality	61	127	-	-	188
Collectively evaluated for impairment	122,844	365,988	76,379	8,247	573,458
Total ending loans and leases balance	$122,905	$367,614	$77,658	$8,247	$576,424

The following is a summary of the activity in the allowance for loan and lease losses of impaired loans, which is a part of the Corporation’s overall allowance for loan and lease losses for the years ended December 31, 2020, 2019 and 2018:

	(in thousands)
	2020	2019	2018

Balance at beginning of year	$435	$128	$-
Provision (credit) for loan and lease losses	(180)	307	128
Loans charged off	-	-	-
Recoveries	-	-	-
Balance at end of year	$255	$435	$128

The average balance of impaired loans and leases (excluding loans and leases acquired with deteriorated credit quality) amounted to $2,788,000, $2,386,000 and $349,000 during 2020, 2019 and 2018, respectively. Interest income on impaired loans and leases was $43,000 in 2020 and $263,000 in 2019.  There was no interest income on impaired loans and leases in 2018.

The following table presents loans and leases individually evaluated for impairment by class of loans as of December 31, 2020 and 2019:

	(in thousands)
	2020		2019
	Recorded investment	Allowance for loan and lease losses allocated	Recorded investment	Allowance for loan and lease losses allocated
With no related allowance recorded:
Residential 1-4 family real estate	$-	$-	$-	$-
Commercial and multi-family real estate	872	-	822	-
Agricultural real estate	10	-	4	-
Commercial	425	-	22	-
Agriculture	-	-	-	-
Consumer	-	-	-	-
With an allowance recorded:
Residential 1-4 family real estate	-	-	-	-
Commercial and multi-family real estate	165	6	673	93
Agricultural real estate	-	-	-	-
Commercial	1,553	249	1,257	342
Agriculture	-	-	-	-
Consumer	-	-	-	-
Total	$3,025	$255	$2,778	$435

The following table presents the recorded investment in nonaccrual loans and leases, loans and leases past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2020 and 2019:

	(in thousands)
	2020			2019
	Nonaccrual	Loans and leases past due over 90 days still accruing	Accruing Troubled Debt Restructurings	Nonaccrual	Loans and leases past due over 90 days still accruing	Accruing Troubled Debt Restructurings
Residential 1-4 family real estate	$363	$60	$175	$414	$138	$223
Commercial and multi-family real estate	570	-	546	545	-	623
Agricultural real estate	11	-	-	4	-	-
Commercial	-	-	769	-	-	772
Agriculture	-	-	-	-	-	-
Consumer	6	-	-	-	-	-
Total	$950	$60	$1,490	$963	$138	$1,618

The nonaccrual balances in the table above include troubled debt restructurings that have been classified as nonaccrual.

The following table presents the aging of the recorded investment in past due loans and leases as of December 31, 2020 and 2019 by class of loans and leases:

	(in thousands)
	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2020
Residential 1-4 family real estate	$795	$-	$173	$968	$110,093	$111,061
Commercial and multi-family real estate	468	181	212	861	330,154	331,015
Agricultural real estate	-	-	-	-	43,817	43,817
Commercial	676	-	-	676	130,897	131,573
Agriculture	-	-	-	-	9,707	9,707
Consumer	4	-	6	10	6,920	6,930
Total	$1,943	$181	$391	$2,515	$631,588	$634,103

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2019
Residential 1-4 family real estate	$2,709	$99	$322	$3,130	$119,775	$122,905
Commercial and multi-family real estate	177	302	15	494	332,161	332,655
Agricultural real estate	-	-	-	-	34,959	34,959
Commercial	-	57	5	62	67,826	67,888
Agriculture	-	-	-	-	9,770	9,770
Consumer	2	-	-	2	8,245	8,247
Total	$2,888	$458	$342	$3,688	$572,736	$576,424

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

The following table provides a summary of the loan portfolio risk grades, as applicable, based on the most recent analysis performed, as of December 31, 2020 and 2019.

	(in thousands)
	Pass	Special Mention	Substandard	Doubtful	Not rated	Total

2020
Residential 1 - 4 family	$6,767	$-	$-	$-	$104,294	$111,061
Commercial and multi-family real estate	356,163	6,964	11,536	-	169	374,832
Commercial	64,068	495	2,530	-	74,187	141,280
Consumer	-	-	-	-	6,930	6,930
Total	$426,998	$7,459	$14,066	$-	$185,580	$634,103

	Pass	Special Mention	Substandard	Doubtful	Not rated	Total

2019
Residential 1 - 4 family	$9,219	$-	$-	$-	$113,686	$122,905
Commercial and multi-family real estate	362,519	1,797	3,258	-	40	367,614
Commercial	75,559	410	1,688	-	1	77,658
Consumer	45	-	-	-	8,202	8,247
Total	$447,342	$2,207	$4,946	$-	$121,929	$576,424

The Corporation considers the performance of the loan and lease portfolio and its impact on the allowance for loan and lease losses. For all loan classes that are not rated, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Generally, all loans not rated that are 90 days past due or are classified as nonaccrual and collectively evaluated for impairment, are considered nonperforming. The following table presents the recorded investment in all loans that are not risk rated, based on payment activity as of December 31, 2020 and 2019:

	(in thousands)
	Residential 1-4 family	Commercial and multi-family real estate	Commercial	Consumer	Total
2020
Performing	$104,121	$153	$74,187	$6,924	$185,385
Nonperforming	173	16	-	6	195
Total	$104,294	$169	$74,187	$6,930	$185,580

	Residential 1-4 family	Commercial and multi-family real estate	Commercial	Consumer	Total
2019
Performing	$113,364	$24	$-	$8,202	$121,590
Nonperforming	322	16	1	-	339
Total	$113,686	$40	$1	$8,202	$121,929

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

The following table includes the recorded investment and number of modifications for TDR loans and leases during the year ended December 31, 2019.   There were no TDR modifications done in 2020. There were no other subsequent defaults relating to TDR loans and leases during the years ended December 31, 2020 and 2019.

	(dollars in thousands)
	Number of modifications	Recorded investment	Allowance for loan and lease losses allocated
2019
Commercial and multi family real estate	2	$545	$-
Commercial	1	750	342
Total	3	$1,295	$342

The concessions granted during 2020 included the following: the bank modified one loan as ordered by the Bankruptcy Court, to comply with the bankruptcy plan. Additionally, the bank rewrote part of a line of credit and termed out another line of credit, which would likely have prohibited the borrower from financing/refinancing at another institution.

As a result of the COVID-19 pandemic, payment deferrals and interest only payment options for consumer, small business, and commercial customers for up to 90 days were offered.  Payment extensions of up to 90 days for mortgage customers were also offered. Through December 31, 2020, 152 loans were modified or extended, approximating $57.7 million.  These modifications and extensions were made under the CARES Act and are not considered TDR's.

The following is additional information with respect to loans and leases acquired in the Benchmark and OSB transactions as of December 31, 2020 and 2019:

	Benchmark Bank
	(in thousands)
	Contractual
	Principal	Accretable	Carrying
2020	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2019	$58,953	$(1,177)	$57,776
Change due to payments received	(21,567)	522	(21,045)
Balance at December 31, 2020	$37,386	$(655)	$36,731

Purchased Impaired Loans and Leases
Balance at December 31, 2019	$354	$(192)	$162
Change due to payments received	(67)	19	(48)
Balance at December 31, 2020	$287	$(173)	$114

	Contractual
	Principal	Accretable	Carrying
2019	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2018	$74,837	$(1,553)	$73,284
Change due to payments received	(15,884)	376	(15,508)
Balance at December 31, 2019	$58,953	$(1,177)	$57,776

Purchased Impaired Loans and Leases
Balance at December 31, 2018	$516	$(253)	$263
Change due to payments received	(162)	61	(101)
Balance at December 31, 2019	$354	$(192)	$162

	The Ohio State Bank
	(in thousands)
	Contractual
	Principal	Accretable	Carrying
2020	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2019	$13,047	$(430)	$12,617
Change due to payments received	(2,866)	111	(2,755)
Balance at December 31, 2020	$10,181	$(319)	$9,862

Purchased Impaired Loans and Leases
Balance at December 31, 2019	$160	$(134)	$26
Change due to payments received	(51)	75	24
Balance at December 31, 2020	$109	$(59)	$50

	Contractual
	Principal	Accretable	Carrying
2019	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2018	$19,043	$(658)	$18,385
Change due to payments received	(5,996)	228	(5,768)
Balance at December 31, 2019	$13,047	$(430)	$12,617

Purchased Impaired Loans and Leases
Balance at December 31, 2018	$196	$(163)	$33
Change due to payments received	(21)	14	(7)
Balance at December 31, 2019	(15)	15	-
	$160	$(134)	$26

As a result of the acquisitions, the Corporation has loans, for which there was at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans was $114,000 as of December 31, 2020 and $162,000 as of December 31, 2019 related to the Benchmark acquisition and $50,000 at December 31, 2020 and $26,000 at December 31, 2019 for the OSB acquisition.

 There was no provision for loan and lease losses recognized for the years ended December 31, 2020 and 2019 related to the acquired loans and leases as there was no significant change to the credit quality of the loans and leases during the periods.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan and lease customers of the Corporation. Such loans and leases are made in the ordinary course of business in accordance with the normal lending policies of the Corporation, including the interest rate charged and collateralization. Such loans amounted to $965,000 and $1,154,000 at December 31, 2020 and 2019 respectively. The following is a summary of activity during 2020, 2019 and 2018 for such loans:

	(in thousands)
	2020	2019	2018
Beginning of year	$1,154	$1,371	$491
Additions	4	-	952
Repayments	(193)	(217)	(72)
End of year	$965	$1,154	$1,371

Additions and repayments include loan and lease renewals, as well as net borrowings and repayments under revolving lines-of-credit.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2020 and 2019:

	(in thousands)
	2020	2019
Land and improvements	$4,069	$4,069
Buildings	17,596	17,327
Equipment	7,164	5,857
	28,829	27,253
Less accumulated depreciation	9,488	8,464
Premises and equipment, net	$19,341	$18,789

Depreciation expense amounted to $1,028,000 in 2020, $932,000 in 2019 and $893,000 in 2018.

NOTE 6 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others amounted to $234,897,000 and $175,742,000 at December 31, 2020 and 2019, respectively.

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets. The Corporation has elected to record its mortgage servicing rights using the fair value measurement method. Significant assumptions used in determining the fair value of servicing rights as of December 31, 2020 and 2019 include:

Prepayment assumptions:	Based on the PSA Standard Prepayment Model
Internal rate of return:	11% to 13%
Servicing costs:	$76 – $91 per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count
Inflation rate of servicing costs:	3%
Earnings rate:	0.25%

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2020, 2019 and 2018:

	(in thousands)
	2020	2019	2018
Fair value at beginning of year	$1,061	$1,313	$1,270
Capitalized servicing rights – new loan sales	690	192	164
Disposals (amortization based on loan payments and payoffs)	(326)	(186)	(147)
Change in fair value	(293)	(258)	26
Fair value at end of year	$1,132	$1,061	$1,313

The changes in fair value of servicing rights for the years ended December 31, 2020, 2019, and 2018 resulted from changes in external market conditions, including prepayment assumptions, which is a key valuation input used in determining the fair value of servicing. While prepayment assumptions are constantly changing, such changes are typically within a relatively small parameter from period to period. The prepayment assumption factor used in determining the fair value of servicing at December 31, 2020 was 365 compared to 214 at December 31, 2019, and 136 at December 31, 2018. The earnings rate used in determining the fair value of servicing was 0.25% in 2020, 2019, and 2018.

NOTE 7 - DEPOSITS

Time deposits at December 31, 2020 and 2019 include individual deposits greater than $250,000 of $13,228,000 and $15,568,000, respectively. Interest expense on time deposits greater than $250,000 amounted to $186,000 for 2020, $239,000 for 2019, and $120,000 for 2018.

At December 31, 2020, time deposits amounted to $152,331,000 and were scheduled to mature as follows: 2021, $109,109,000; 2022, $35,287,000; 2023, $4,011,000; 2024, $2,199,000; 2025, $1,634,000; and thereafter, $91,000.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are depositors of the Corporation. Such deposits amounted to $6,900,000 and $5,536,000 at December 31, 2020 and 2019, respectively.

NOTE 8 – OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2020 and December 31, 2019:

	(in thousands)
	2020	2019
Federal Home Loan Bank borrowings:
Secured note, with interest at 1.72%, due September, 2020	$-	$6,000
Secured note, with interest at 2.90%, due June, 2021	-	8,000
Secured note, with variable interest, at 2.13% at December 31, 2020 and 2.99% at December 31, 2019, due September, 2021	-	7,000
Secured note, with interest at 1.86%, due September, 2021	-	6,000
Secured note, with interest at 2.94%, due December, 2021	-	8,000
Secured note, with interest at 2.98%, due June, 2022	-	9,000
Secured note, with interest at 1.97%, due September, 2022	-	6,000
United Bankers Bank
Note payable, with interest at 4.875% payable quarterly, and $250,000 principal payments, with any remaining unpaid principal, due September 1, 2022. All Union Bank stock is held as collateral.	7,750	8,750
Total other borrowings	$7,750	$58,750

During 2020, the Bank elected to repay all outstanding Federal Home Loan Bank borrowings resulting in prepayment penalties of $1,086,000.  At December 31, 2020, the Corporation had $155,878,000 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

Future maturities of other borrowings are as follows:  2021, $1,000,000; and 2022, $6,750,000

NOTE 9 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation. United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures. United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation. The debentures have a stated maturity date of March 26, 2033. As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option. Interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 3.40% at December 31, 2020, 5.10% at December 31, 2019, and 5.97% at December 31, 2018, with interest payable quarterly. The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.

The Corporation assumed $3,093,000 of trust preferred securities from the OSB acquisition with $3,000,000 of the liability guaranteed by the Corporation, and the remaining $93,000 secured by an investment in the trust preferred securities. The trust preferred securities have a carrying value of $2,642,000 at December 31, 2020 and $2,608,000 at December 31, 2019. The difference between the principal owed and the carrying value is due to the below-market interest rate on the debentures. The debentures have a stated maturity date of April 23, 2034. Interest is at a floating rate adjustable quarterly and equal to 285 basis points over the 3-month LIBOR amounting to 3.06% at December 31, 2020 and 4.78% at December 31, 2019.

Interest expense on the debentures amounted to $526,000 in 2020, $728,000 in 2019, and $697,000 in 2018, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

NOTE 10 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2020, 2019 and 2018:

	(in thousands)
	2020	2019	2018
Data processing	$1,801	$1,478	$1,318
Professional fees	1,294	1,001	817
Ohio Financial Institution tax	635	552	505
Advertising, Sponsorship, and Charitable Contributions	2,077	1,802	1,786
ATM processing and other fees	745	764	663
Amortization of core deposit intangible assets	151	159	173
Postage	93	69	50
Stationery and supplies	146	164	179
FDIC assessment	231	79	264
Loan closing fees	2,035	1,354	921
Other real estate owned	-	3	12
Deposit losses	47	52	63
Other	2,153	1,801	1,627
Total other operating expenses	$11,408	$9,278	$8,378

NOTE 11 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2020, 2019, and 2018 consist of the following:

	(in thousands)
	2020	2019	2018
Current	$3,711	$1,086	$(211)
Deferred	(789)	529	1,740
Total provision for income taxes	$2,922	$1,615	$1,529

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 21% in 2020, 2019, and 2018:

	(in thousands)
	2020	2019	2018
Expected tax using statutory tax rate	$3,502	$2,578	$2,047
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(472)	(386)	(358)
Tax-exempt income on life insurance contracts	(77)	(82)	(83)
Deductible dividends paid to United Bancshares, Inc. ESOP	(44)	(42)	(37)
Tax-exempt settlement	-	(416)	-
Other, net	13	(37)	(40)
Total provision for income taxes	$2,922	$1,615	$1,529

The deferred income tax provision (credit) of ($789,000) in 2020, $529,000 in 2019, and $1,740,000 in 2018 resulted from the tax effects of temporary differences.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2020 and 2019 are presented below:

	(in thousands)
	2020	2019
Deferred tax assets:
Allowance for loan losses	$2,099	$868
Deferred compensation	330	312
Nonaccrual loan interest	162	212
Deferred loan fees	437	130
Accrued vacation expense	101	96
Accrued profit sharing	181	123
Loans fair value adjustments	306	421
Other	198	124
Net operating loss carryforwards	853	1,285
Total deferred tax assets	4,667	3,571
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	526	526
Unrealized gain on securities available for sale	1,956	764
Capitalized mortgage servicing rights	238	223
Fixed asset depreciation	673	424
Acquisition intangibles	1,897	1,907
Trust preferred fair value adjustment	72	77
Other	125	67
Total deferred tax liabilities	5,487	3,988
Net deferred tax liabilities	$(820)	$(417)

Net deferred tax liabilities at December 31, 2020 and 2019 are included in other liabilities in the consolidated balance sheets.

The Corporation acquired $15.0 million in federal loss carryforwards with the 2014 acquisition of OSB, which losses expire in years ranging from 2029 to 2033.  Since the use of these losses is limited to $126,000 per year under Section 382 of the Internal Revenue Code, the Corporation recorded in deferred tax assets at the time of acquisition the tax benefit of only $2.5 million of the losses that were deemed more likely than not to be utilized before expiration. The Corporation also acquired $8.9 million in federal loss carryforwards with the 2017 acquisition of Benchmark, which losses expire in years ranging from 2029 to 2036.  Under Section 382 of the Internal Revenue Code, the annual limitation on the use of these losses is $652,000 subject to other adjustments.  At December 31, 2020, $4.1 million of loss carryforwards remain from these acquisitions, resulting in a benefit of $853,000, which is reflected in deferred tax assets.

Management believes it is more likely than not that the benefit of recorded deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2020 and 2019.

Unrecognized Tax Benefits

The Corporation had no unrecognized tax benefits at December 31, 2020 and 2019.  The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

There was no accrued interest related to uncertain tax positions at December 31, 2020 and December 31, 2019.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2017.  There are no current federal examinations of the Corporation’s open tax years.

NOTE 12 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation sponsors a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions. The plan permits investing in the Corporation’s stock subject to certain limitations. Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations. The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations. Contribution expense for the plan amounted to $1,478,000, $1,201,000 and $1,025,000 in 2020, 2019, and 2018, respectively. At December 31, 2020, the plan owned 417,447 shares of the Corporation’s common stock.

The Corporation also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies. In connection with the policies, the Corporation has provided an estimated liability for accumulated supplemental retirement benefits amounting to $1,571,000 and $1,484,000 at December 31, 2020 and 2019, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Corporation has also purchased split-dollar life insurance policies for investment purposes and to fund other employee benefit plans. The combined cash values of these policies aggregated $18,981,000 and $18,613,000 at December 31, 2020 and 2019, respectively.

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan. The Corporation sold from treasury 3,889 shares in 2020, 2,957 shares in 2019, and 1,715 shares in 2018 under the plan.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2020 and 2019:

	(in thousands)
	Contract amount
	2020	2019
Commitments to extend credit	$155,745	$132,605
Letters of credit	$533	$615

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of Common Equity Tier 1 Capital (CET1) to risk-weighted assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2020 and 2019, that the Corporation and Bank meet all capital adequacy requirements to which they are subject. Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2020, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum CET1, total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

In July 2013 the U.S federal banking authorities approved the final rules (the “Basel III Capital Rules”) which established a new comprehensive capital framework for U.S. banking organizations. The Basel III Capital Rules have maintained the general structure of the current prompt corrective action framework, while incorporating provisions which will increase both the quality and quantity of the Bank’s capital. Generally, the Bank became subject to the new rules on January 1, 2015 with phase-in periods for many of the new provisions. Management believes the Bank is complying with the fully phased-in capital requirements.

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2020 and 2019 are presented in the following table:

					Minimum to be
					well capitalized
			Minimum		under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio (1)	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2020
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)
Consolidated	$86,584	13.8%	$44,040	≥ 7.0%	N/A	N/A
Bank	$91,118	14.5%	$43,929	≥ 7.0%	$40,791	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$96,578	15.4%	$66,059	≥ 10.5%	N/A	N/A
Bank	$98,992	15.8%	$65,894	≥ 10.5%	$62,756	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$86,584	13.8%	$53,477	≥ 8.5%	N/A	N/A
Bank	$91,118	14.5%	$53,343	≥ 8.5%	$50,205	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$86,584	9.2%	$37,489	≥ 4.0%	N/A	N/A
Bank	$91,118	9.4%	$38,776	≥ 4.0%	$48,471	5.0%
As of December 31, 2019
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)
Consolidated	$73,938	11.6%	$44,634	≥ 7.0%	N/A	N/A
Bank	$80,277	12.6%	$44,464	≥ 7.0%	$41,288	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$78,069	12.2%	$66,950	≥ 10.5%	N/A	N/A
Bank	$84,493	13.3%	$66,697	≥ 10.5%	$63,521	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$73,938	11.6%	$54,198	≥ 8.5%	N/A	N/A
Bank	$80,277	12.6%	$53,992	≥ 8.5%	$50,816	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$73,938	8.9%	$33,233	≥ 4.0%	N/A	N/A
Bank	$80,277	9.3%	$34,454	≥ 4.0%	$43,068	5.0%

(1) Includes capital conservation buffer of 2.5% as of December 31, 2020

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

NOTE 15 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, is as follows:

Condensed Balance Sheets
	(in thousands)
Assets:	2020	2019
Cash	$1,845	$879
Investment in bank subsidiary	129,070	114,029
Other assets	1,576	2,419
Total assets	$132,491	$117,327

Liabilities:
Junior subordinated deferrable interest debentures	$12,942	$12,908
Other borrowings	7,750	8,750
Other liabilities	200	888
Total Liabilities	20,892	22,546
Shareholders' equity	111,599	94,781
Total liabilities and shareholders’ equity	$132,491	$117,327

	(in thousands)
Condensed Statements of Income	2020	2019	2018
Income – dividends from bank subsidiary	$4,500	$-	$4,500
Litigation Settlement	-	1,980	-
Expenses – interest, professional fees and other expenses, net of federal income tax benefit and interest income	(1,150)	(1,313)	(1,346)
Income before equity in undistributed net income of bank subsidiary	3,350	667	3,154
Equity in undistributed net income of bank subsidiary	10,405	9,994	5,066
Net income	$13,755	$10,661	$8,220

	(in thousands)
Condensed Statements of Cash Flows	2020	2019	2018
Cash flows from operating activities:
Net income	$13,755	$10,661	$8,220
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(10,405)	(9,994)	(5,066)
Stock option expense	164	266	165
Depreciation and amortization	34	34	34
(Increase) decrease in other assets	843	(1,221)	969
Increase (decrease) in other liabilities	(841)	421	40
Net cash provided by operating activities	3,550	167	4,362

Cash flows from investing activities:
Acquisition of Benchmark	-	-	(3,413)

Cash flows from financing activities:
Principal payments on other borrowings	(1,000)	(1,000)	(250)
Purchase of treasury stock	-	(95)	-
Proceeds from sale of treasury shares	95	71	39
Cash paid for cancellation of stock options	(11)	-	-
Cash dividends paid	(1,668)	(1,702)	(1,568)
Net cash used in financing activities	(2,584)	(2,726)	(1,779)
Net increase (decrease) in cash	966	(2,559)	(830)
Cash at beginning of the year	879	3,438	4,268
Cash at end of the year	$1,845	$879	$3,438

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market. The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares. The Corporation purchased 4,220 shares in 2019 (none in 2020 and 2018) under the program.

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

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2020 and 2019, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	(in thousands)
2020	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$99,805	$-	$99,805
Mortgage-backed	-	93,611	-	93,611
Other	1,162	2	-	1,164
Mortgage servicing rights	-	-	1,132	1,132
Total recurring	$1,162	$193,418	$1,132	$195,712

Nonrecurring:
Impaired Loans	-	-	$1,463	$1,463

	(in thousands)
2019	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$72,554	$-	$72,554
Mortgage-backed	-	110,041	-	110,041
Other	1,014	2	-	1,016
Mortgage servicing rights	-	-	1,061	1,061
Total recurring	$1,014	$182,597	$1,061	$184,672

Nonrecurring:
Impaired Loans	$-	$-	$1,495	$1,495

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2020, 2019 and 2018:

	(in thousands)
Mortgage Servicing Rights	2020	2019	2018
Balance at beginning of year	$1,061	$1,313	$1,270
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	690	192	164
Disposals – amortization based on loan payments and payoffs	(326)	(186)	(147)
Changes in fair value	(293)	(258)	26
Balance at end of year	$1,132	$1,061	$1,313

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

Mortgage Servicing Rights

The Corporation records mortgage servicing rights at estimated fair value based on a discounted cash flow model which includes discount rates between 11% and 13%, in addition to assumptions disclosed in Note 6 that are considered to be unobservable inputs. Due to the significance of the level 3 inputs, mortgage servicing rights have been classified as level 3.

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

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2020 and 2019 are as follows:

	(in thousands)
	2020		2019
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL ASSETS
Cash and cash equivalents	$57,034	$57,034	$26,412	$26,412	1
Securities, including FHLB stock	200,178	200,178	188,913	188,913	2,3
Loans held for sale	18,427	18,427	15,301	15,301	3
Net loans and leases	624,109	625,628	572,293	572,936	3
Mortgage servicing rights	1,132	1,132	1,061	1,061	3
Hedging assets	3,245	3,245	970	970	3
Total financial assets	$904,125	$905,644	$804,950	$805,593

	(in thousands)
	2020		2019
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL LIABILITIES
Deposits
Maturity	$152,331	$153,337	$197,391	$197,428	3
Non-maturity	686,047	686,047	509,743	509,743	1
Other borrowings	7,750	7,750	58,750	58,692	3
Junior subordinated deferrable interest debentures	12,942	10,300	12,908	11,067	3
Hedging liabilities	616	616	27	27	3
Total financial liabilities	$859,686	$858,050	$778,819	$776,957

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amounts, and would be considered Level 1 inputs.

There are also unrecognized financial instruments at December 31, 2020 and 2019 which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $156,385,000 at December 31, 2020 and $133,220,000 at December 31, 2019. Such amounts are also considered to be the estimated fair values.

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

Securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy. The Corporation did not have any securities classified as Level 3 at December 31, 2020 or 2019.

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

Derivative assets and liabilities:

The fair value of derivative assets and liabilities are evaluated monthly based on derivative valuation models using quoted prices for similar assets adjusted for specific attributes of the commitments and other observable market data at the valuation date.

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

NOTE 18 – REVENUE RECOGNITION

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

The following table presents the Company’s non-interest income for the years ended December 31, 2020, 2019 and 2018.  Items outside the scope of ASC 606 are noted as such.

	Year ended December 31,
	2020	2019	2018
Service charges on deposit accounts	$1,102	$1,486	$1,610
Gain on sale of loans (1)	24,139	9,071	4,675
Net securities gains (losses) (1)	289	4	(6)
Change in fair value of mortgage servicing rights (1)	(293)	(258)	26
Increase in cash surrender value of life insurance (1)	368	390	395
Credit and debit card interchange fees	1,514	1,443	1,388
Litigation settlement (1)	-	1,980	-
Wealth management	319	293	237
Net loan servicing fees (1)	262	327	375
Other non-interest income	(700)	312	728
Total non-interest income	$27,000	$15,048	$9,428

(1) Not within the scope of ASC 606

NOTE 19 – LEASING ARRANGEMENTS

The Corporation leases various branch facilities under operating leases. Rent expense was $424,000, $314,000, and $158,000 for the years 2020, 2019 and 2018, respectively.  A right-of-use asset, included in other assets, and lease liability, included in other liabilities, were both $1,867,000 at December 31, 2020 and $2,112,000 at December 31, 2019.

The following is a schedule of future minimum rental payments required under the facility leases as of December 31, 2020:

Year ending	Amount
December 31,	(in thousands)
2021	$325
2022	290
2023	292
2024	294
2025	268
Thereafter	891
Total	$2,360

NOTE 20 – STOCK-BASED COMPENSATION

The United Bancshares, Inc.2016 Stock Option Plan (the “Plan”) permits the Corporation to award non-qualified stock options to eligible participants. A total of 250,000 shares are available for issuance pursuant to the Plan.

The Corporation issued 63,858 options during 2020 at an exercise price of $19.83, 33,853 options during 2019 at an exercise price of $22.97, and 31,267 options during 2018 at an exercise price of $23.30 under the Plan. Following is a summary of activity for stock options for the years ended December 31, 2020, 2019 and 2018 (number of shares):

	2020	2019	2018
Outstanding, beginning of year	117,647	93,069	63,503
Granted	63,858	33,853	31,267
Exercised	-	-	-
Cancelled	(2,955)	-	-
Forfeited	(20,733)	(9,275)	(1,701)
Outstanding, end of year	157,817	117,647	93,069
Weighted average exercise price at end of year	$19.83	$21.81	$21.39

The options vest over a three-year period on the anniversary of the date of grant. At December 31, 2020, 68,269 options were vested and outstanding options had a weighted average remaining contractual term of 8.11 years.

The fair value of options granted is estimated at the date of grant using the Black Scholes option pricing model. Following are assumptions used in calculating the fair value of the options granted in 2020, 2019 and 2018:

	2020	2019	2018
Weighted-average fair value of options granted	$4.83	$7.77	$7.87
Average dividend yield	2.93%	2.26%	2.18%
Expected volatility	40.00%	40.00%	40.00%
Rick-free interest rate	0.49%	1.93%	2.81%
Expected term (years)	7	7	7
Shares Granted	63,858	33,853	31,267
Exercise Price	$16.77	$22.97	$23.30

Total compensation expense related to the stock options granted in 2020, net of forfeitures, is expected to be $308,000 and is being recognized ratably over the 36 month period beginning July 1, 2020.  Total compensation expense related to the stock options granted in 2019, net of forfeitures, is expected to be $223,000 and is being recognized ratably over the 36 month period beginning July 1, 2019.Total compensation expense related to the stock options granted in 2018, net of forfeitures, is expected to be $175,000 and is being recognized ratably over the 36 month period beginning September 1, 2018.  Stock option expense for outstanding awards amounted to $164,000, $266,000 and $165,000 for the years ended December 31, 2020, 2019 and 2018, respectively.

NOTE 21 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2020 and 2019:

	(in thousands, except share data)
		Net		Net Income
	Interest	Interest	Net	Per Share
	Income	Income	Income	Basic	Diluted
2020
First quarter	$9,232	$7,124	$1,088	$0.33	$0.32
Second quarter	$10,079	$8,587	$5,668	$1.73	$1.71
Third quarter	$10,100	$8,398	$5,250	$1.61	$1.60
Fourth quarter	$10,619	$8,933	$1,749	$0.54	$0.53

2019
First quarter	$8,986	$6,935	$1,814	$0.55	$0.55
Second quarter	$9,470	$7,245	$2,285	$0.70	$0.70
Third quarter	$9,595	$7,271	$2,418	$0.74	$0.74
Fourth quarter	$9,768	$7,444	$4,144	$1.27	$1.26

OFFICERS - UNITED BANCSHARES, INC.
Brian D. Young - President / Chief Executive Officer
Stacy A. Cox - Chief Financial Officer
Heather M. Oatman - Secretary

OFFICERS - THE UNION BANK COMPANY
Brian D. Young - President / CEO / Chairman
Stacy A. Cox - Executive Vice President / CFO
Heather M. Oatman - Senior Vice President / Secretary
Teresa M. Deitering - Senior Vice President
Klint D. Manz - Senior Vice President
Brent D. Nussbaum- Senior Vice President
Norman V. Schnipke - Senior Vice President
Travis E. Vulich - Senior Vice President

Vice President
Janice C. Acerro	John P. Miller
Kathi J. Amstutz	Roger A. Nedolast
Donna J. Brown	Doris A. Neumeier
Joseph M. Campbell	Jason A. Recker
Paul M. Cira	Amy E. Reese
Thomas M. Cox	Rosemarie Roman
Chase H. Doll	Ricardo Rosado
Amy C. Felter	Thomas J. Sansone
Steven L. Floyd	Craig R. Stechschulte
Vicky K. Gilbert	Benjamin K. Stewart
Robert W. Gray	J. Kevin Taylor
Susan A. Hojnacki	Jason R. Thornell
Mark G. Honigford	Dean J. Vande Water
Karen M. Maag	Paul A. Walker
Daron S. McGuire	Lori L. Watson

Assistant Vice President
Walker K. Carr	Machiel K. Hindall
Nancianne Carroll	Abby L. Hornish
David M. Cornwell	Joyce M. Kuhlman
Laura M. Daniel	Zachary P. Nycz
Sony S. Dawson	Peter J. Rafaniello
Elaine E. Evans	Rebecca J. Roberts
Jacqueline Fairbanks	Theresa A. Stein-Moenter
Dian M. Franks	Stacia R. Thompson
Mark A. Gerberick	Amy J. Vasquez
Casey S. Hensley	Kimberly S. Verhoff
Mandy L. Hermiller	Pamela J. Workman

Officer
Mary Jo Horstman
Matthew A. Sargent

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

NAME	AGE	DIRECTOR SINCE	NAME	AGE	DIRECTOR SINCE
Robert L. Benroth	58	2003	Daniel W. Schutt	73	2005
Putnam County Auditor			Chairman, Retired Banker

Herbert H. Huffman	70	2018	R. Steven Unverferth	68	2005
Retired - Educator			Chairman, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel	78	2000	Brian D. Young	54	2012
Farmer, Rigel Farms, Inc.			President/CEO

David P. Roach	70	2001
Vice-President/GM, First Family Broadcasting of Ohio

DIRECTORS – THE UNION BANK COMPANY

NAME	AGE	DIRECTOR SINCE (a)	NAME	AGE	DIRECTOR SINCE (a)
Robert L. Benroth	58	2001	David P. Roach	70	1997
Putnam County Auditor			Vice-President/GM, First Family Broadcasting of Ohio

Anthony M.V. Eramo	55	2016	Carol R. Russell	66	2019
Managing Director, MountainView Financial Solutions			President/CEO, Schulte Group

Herbert H. Huffman	70	1993	Daniel W. Schutt	73	2005
Retired - Educator			Retired Banker

Kevin L. Lammon	66	1996	R. Steven Unverferth	68	1993
Village Administrator, Village of Leipsic			Chairman, Unverferth Manufacturing Corporation, Inc

William R. Perry	62	1990	Brian D. Young	54	2008
Farmer			President/CEO/Chairman

H. Edward Rigel	78	1979
Farmer, Rigel Farms, Inc.

(a)	Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.