Form 10-K, Exhibit 13
period 2021-12-31
UNITED BANCSHARES INC/OH
filed 2022-03-07
CIK 1087456

Exhibit 13

Shareholders, Clients, and Team Members:

While over the past two years we originated more than 3,100 Paycheck Protection Program loans totaling $183.4 million to assist our clients and communities during the pandemic, we were able to turn our focus toward loan growth in the second quarter of 2021.  Those efforts resulted in $53.5 million (9.7%) in traditional loan growth during the second half of 2021 and a robust loan pipeline to start 2022, which is necessary to resume growth of sustainable earnings.  We continue to believe that development of full relationships with our clients is key to the continued increase in long-term income generation for our shareholders.  As such, we will continue to focus our activities around driving those relationships across services and product lines in an increasing number of markets.

Margin income may always be our largest source of income, but industry-wide margin compression has made activities related to the generation of non-interest income increasingly more important, and at the same time is providing opportunities for our Residential Mortgage and Governmental Lending Units to capture relationships during those transactions.  Relationship banking is, has been, and will continue to be the fundamental driver of our long-term profitability and success.

In 2022, we plan to continue to invest in our most important driver of success, our team members.  In addition to further development of our current team members, we are always exploring ways to add team members with the desired expertise as we continue to expand in size and complexity. All the while, we remain unwavering in the promotion of our core values throughout that process.  Those core values are unquestionably the primary driver of our financial successes.

The Company also continues to make investments in technology to create internal efficiencies, reduce the risk of fraud, and enhance customer tools and resources. Such efforts have yielded positive results in our cost structure and in customers’ use of technology-based products. We believe that effectively implementing technology will promote growth and support for our growing footprint and provide the opportunity to increase the effectiveness of our team members in serving our clients.

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

Respectfully,

Brian D. Young

President & CEO

UNITED BANCSHARES, INC.

DESCRIPTION OF THE CORPORATION

United Bancshares, Inc., an Ohio corporation (the “Corporation”), is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Corporation was incorporated and organized in 1985. The executive offices of the Corporation are located at 105 Progressive Drive, Columbus Grove, Ohio 45830. Effective February 1, 2007, the Bank formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio. The operations of UBC are located in Wilmington, Delaware. Effective, December 4, 2009, the Bank formed a wholly-owned subsidiary UBC Property, Inc. to hold and manage certain property that was acquired in lieu of foreclosure. At this time all other real estate owned property is being held at the Bank. Through its subsidiary, the Bank, the Corporation is engaged in the business of full service community banking offering a full range of commercial and consumer banking services.

The Union Bank Company is an Ohio state-chartered bank, which serves Allen, Delaware, Franklin, Hancock, Huron, Marion, Paulding, Putnam, Sandusky, Van Wert, and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Marysville, Ottawa, Paulding, Pemberville, Plymouth, and Westerville, Ohio.

United Bancshares, Inc. has traded its common stock on the Nasdaq Markets Exchange under the symbol “UBOH” since March 2001. As of December 31, 2021, the common stock was held by 1,035 shareholders of record.

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Heather Oatman, Secretary

United Bancshares, Inc.

105 Progressive Drive

Columbus Grove, Ohio 45830

800-837-8111

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	(Dollars in thousands, except per share data)
	Years ended December 31,
	2021	2020	2019	2018	2017
Statements of income:
Total interest income	$38,804	$40,030	$37,819	$34,365	$25,772
Total interest expense	3,069	6,988	8,924	6,158	3,118
Net interest income	35,735	33,042	28,895	28,207	22,654
Provision (credit) for loan losses	300	6,200	550	450	(350)
Net interest income after provision (credit) for loan losses	35,435	26,842	28,345	27,757	23,004
Total non-interest income	17,346	27,000	15,048	9,428	6,099
Total non-interest expenses	36,706	37,165	31,117	27,436	22,378
Income before federal income taxes	16,075	16,677	12,276	9,749	6,725
Federal income taxes	2,494	2,922	1,615	1,529	2,879
Net income	$13,581	$13,755	$10,661	$8,220	$3,846
Per share of common stock:
Net income - basic	$4.14	$4.21	$3.26	$2.51	$1.18
Dividends	0.73	0.51	0.52	0.48	0.48
Book value	$36.34	$34.11	$29.00	$24.76	$23.17
Average shares outstanding - basic	3,277,062	3,270,996	3,270,878	3,268,667	3,267,305
Average shares outstanding - diluted	3,338,151	3,306,503	3,277,198	3,269,834	3,272,310
Year end balances:
Loans (1)	$618,705	$652,530	$591,725	$569,319	$508,796
Securities (2)	312,771	200,178	188,913	172,656	174,730
Total assets	1,076,556	978,532	880,014	830,300	780,450
Deposits	930,413	838,378	707,134	666,236	630,548
Shareholders' equity	119,095	111,599	94,781	80,944	75,704
Average balances:
Loans (1)	632,829	663,097	582,377	540,687	421,564
Securities (2)	237,695	185,847	179,075	173,592	189,815
Total assets	1,046,350	967,828	861,693	802,989	683,164
Deposits	904,975	792,938	694,857	647,987	565,710
Shareholders' equity	114,981	101,631	86,652	76,142	75,597
Selected ratios:
Net yield on average interest earning assets (3)	3.76%	3.77%	3.75%	3.96%	3.80%
Return on average assets	1.30%	1.42%	1.24%	1.02%	0.56%
Return on average shareholders' equity	11.81%	13.53%	12.30%	10.80%	5.09%
Net loan charge-offs (recoveries) as a percentage of average outstanding net loans	(0.01)%	0.05%	(0.01)%	(0.04)%	0.04%
Allowance for loan losses as a percentage of year end loans (4)	1.70%	1.58%	0.72%	0.63%	0.56%
Shareholders' equity as a percentage of total assets	11.06%	11.40%	10.77%	9.75%	9.70%

Notes:
1) Includes loans held for sale.
2) Includes restricted bank stock.
3) Net yield on average interest-earning assets was computed on a tax-equivalent basis. 4) Does not include loans held for sale

Forward-looking Statements

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. From time to time, we have made or will make forward-looking statements within the meaning of the Act. These statements do not relate strictly to historical or current facts. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained or incorporated by reference in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, is forward-looking. Forward-looking statements usually can be identified by the use of words such as “goal,” “objective,” “outlook,” “plan,” “strategy,” “expect,” “anticipate,” “project,” “believe,” “estimate,” or other words of similar meaning, or by words or phrases indicating that an event or trend “may,” “should,” “will,” “is likely,” or that an event or trend is “probable” to occur or “continue,” has “begun,” “is scheduled,” or is “on track.” Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”).

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

United Bancshares, Inc. (the “Corporation”) is a financial holding company that conducts business through its wholly-owned subsidiary, The Union Bank Company (the “Bank”). The Bank is an Ohio state-chartered commercial bank that provides financial services to communities based in northwest Ohio and central Ohio, where it operates 18 full-service branches and 3 loan production offices.

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

Recent Developments

The progression of the COVID-19 pandemic in the United States began to have an adverse impact on the local and national economy during the latter part of the first quarter of 2020 and may still have a complex and potentially adverse impact on the economy, the banking industry and our Corporation in future fiscal periods, all subject to a high degree of uncertainty.

Like most states, Ohio experienced a dramatic and sudden increase in unemployment levels as a result of the curtailment of business activities in mid-March 2020, with unemployment rising from an average of 4.1% in January 2020 to an average of 17.6% in April 2020, before gradually dropping back down to 4.5% in December 2021, according to the U.S. Bureau of Labor Statistics. While unemployment rates have returned to lower levels in recent months, it is very possible a repeat of the high unemployment rates could be experienced especially if there is another shutdown similar to what was experienced in March and April of 2020.

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

It is possible that the COVID-19 pandemic and the specific developments referred to above could have a significant adverse impact on our business.  In particular, the Bank’s borrowers in the retail, restaurants, and hospitality industries may have endured significant economic distress, causing them to draw on their existing lines of credit, adversely affecting their ability and willingness to repay existing indebtedness, and adversely impacting the value of collateral.  These developments, together with general economic conditions may also impact our commercial real estate portfolio, particularly with respect to real estate with exposure to these industries, our consumer loan business and loan portfolio, and the value of certain collateral securing our loans. It is possible that our financial condition, capital levels and results of operations could be adversely affected.  The Corporation's results have been bolstered by the aforementioned PPP loan origination activity, which includes amortization of loan origination fees into interest income.

We have taken numerous steps in response to the COVID-19 pandemic, including the following:

●

We offered 90 day payment deferrals and interest only payment options for consumer, small business, and commercial customers.  We also offered payment extensions of up to 90 days for mortgage customers.  Through December 31, 2021, we have modified or extended 116 loans, approximating $39.8 million through these programs.

●

We formed a Business Continuity Planning COVID-19 Response team which meets regularly to manage the Corporation’s response to the pandemic and the effect on our business.  In addition, cross functional task force teams met as needed to address specific issues such as employee and client communications, facilities, and branch services and to discuss the effect on our business.

●

We participated in the SBA’s Paycheck Protection Program.  In the first round of PPP loans, we originated $125.7 million in loans to over 1,600 borrowers.  In the second round of PPP loans beginning January 19, 2021, we originated $57.7 million in loans to over 1,500 borrowers.  As of December 31, 2021, 3,081 loans totaling $177.0 million have been successfully forgiven.

●

In response to the outbreak and business disruption, first and foremost, we have prioritized the safety, health and well-being of our employees, customers, and communities. We have implemented protective measures for customers who choose branch access and we continue to serve customers through our drive-up locations and digital platforms.

The broader U.S. and global economies slowly began reopening during the first quarter 2021 as highly effective vaccines against COVID-19 became widely available.  However, labor and supply disruptions resulting from the global pandemic continue, and the emergence of new and more infectious variants of COVID-19 is creating ongoing health and safety concerns that may lead to further disruptions in local, national and global economies.

While significant progress has been made to combat the outbreak of COVID-19, and while it appears that the epidemiological and macroeconomic conditions were trending in a positive direction as of December 31, 2021, if there is any further significant resurgence in the virus, the Company could experience further adverse effects on its business, financial condition, results of operations, and cash flows.

Financial Condition

Consolidated assets for the Corporation and the Bank totaled $1.1 billion at December 31, 2021, compared to $978.5 million at December 31, 2020, representing an increase of $98.0 million or 10.0%. The increase in total assets was primarily the result of increases of $113.1 million (58.1%) in securities available-for-sale and $18.2 million (31.9%) in cash and cash equivalents, offset by decreases of $24.9 million (4.0%) in net loans and $9.3 million (50.4%) in loans held for sale.  Deposits during this same period increased $92.0 million (11.0%), and shareholders’ equity increased $7.5 million (6.7%).  The increase in the available-for-sale securities portfolio was to utilize excess cash from the increase in deposits and decrease in loan balances.  The decrease in loans included the impact of the Corporation originating $57.7 million and forgiving $177.0 million of PPP loans during 2021.  The decrease in loans held for sale is a result of a slowdown of the significant mortgage banking activity experienced throughout 2020.  Deposit balances have been positively impacted by economic stimulus payments and the Corporations participation in the PPP loan program.

Loans

At December 31, 2021, gross loans, including loans held for sale, amounted to $618.7 million compared to $652.5 million at December 31, 2020, a decrease of $33.8 million (5.2%). The following categories within the loan portfolio represent the majority of the change during 2021: Commercial and multi-family real estate increased $30.1 million (8.0%), and residential real estate loans increased $1.1 million (1.0%).  This growth was offset by decreases in commercial loans of $54.4 million (38.5%) loans held for sale of $9.3 million (50.4%) and consumer loans of $1.4 million (19.7%).  Loans originated through the PPP program are included in the Commercial segment and had an outstanding balance of $6.6 million as of December 31, 2021 compared to $76.8 million at December 31, 2020.  Excluding the impact of PPP loans forgiven, loans increased $36.4 million (5.6%) at December 31, 2021 as compared to December 31, 2020.

Excluding PPP loans, loan demand was relatively soft during the first half of 2021 primarily due to the overall economic impact from COVID-19.  Resulting uncertainties in economic conditions in our market areas may lead to reductions in the growth of our commercial and industrial, commercial real estate, residential real estate and consumer loan portfolios.

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

Securities, including FHLB stock, totaled $312.8 million at December 31, 2021 compared to $200.2 million at December 31, 2020, an increase of $112.6 million (56.2%).  Increases were in Obligations of states and political subdivisions of $51.1 million (51.1%), Mortgage-backed securities of $59.0 million (63.0%) and U.S. Government agencies of $2.5 million.   The portfolio experienced a decrease in net unrealized gains on securities of $4.2 million during 2021.

The Corporation is required to maintain a certain level of FHLB stock based on outstanding borrowings from the FHLB. FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment. There was $469,000 of FHLB stock redeemed during 2021.

At December 31, 2021, the Corporation’s investment securities portfolio included $150.8 million in U.S. states and political subdivisions securities, which is $31.7 million (26.6%) higher than shareholders’ equity as of that date. The largest exposure to any one state is $32.1 million, or 22%, from issuers located within the state of Texas. The Corporation’s procedures for evaluating investments in securities issued by states, municipalities and political subdivisions are in accordance with guidance issued by the Board of Governors of the Federal Reserve System, “Investing in Securities without Reliance on Nationally Recognized Statistical Rating Agencies” (SR 12-15) and other regulatory guidance. Credit ratings are considered in our analysis only as a guide to the historical default rate associated with similarly-rated bonds. There have been no significant differences in our internal analyses compared with the ratings assigned by the third-party credit rating agencies.

At December 31, 2021 the net unrealized gain on available-for-sale securities amounted to $5.1 million compared to $9.3 million at December 31, 2020.  At December 31, 2021, the Corporation held 114 securities which were in a loss position with the fair value of $144.5 million and gross unrealized losses of $1,687,000. Management has considered the current interest rate environment, typical volatility in the bond market, and the Corporation’s liquidity needs in the near term in concluding that the impairment on these securities is temporary.

Cash and Cash equivalents

Cash and cash equivalents at December 31, 2021 were $75.2 million, an $18.2 million (31.9%) increase from $57.0 million at December 31, 2020.  The increase is due to an increase of overnight funds on deposit at the Federal Reserve.

Deposits

Total deposits at December 31, 2021 were $930.4 million, an increase of $92.0 million (11.0%) compared with total deposits of $838.4 million at December 31, 2020. The increase in deposits consisted of an $82.6 million increase in interest bearing deposits and a $9.5 million increase in non-interest bearing deposits.  The significant increase in deposits during 2021 is somewhat attributable to customer deposits from economic stimulus payments and PPP loan proceeds.

Other Borrowings

In addition to customer deposits, the Corporation utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth. Other borrowings at December 31, 2021 consists of an overnight borrowing on a federal fund line of credit from another bank of $12,000 and a term borrowing from another bank of $7,000,000 payable in quarterly installments of $250,000 with any remaining principal due in December 2028.  Other borrowings at December 31, 2020, included $7,750,000 of term borrowings from another bank which were used to facilitate the 2017 Benchmark acquisition.   Management plans to maintain access to FHLB and other various borrowing alternatives as an appropriate funding source.

Shareholders’ Equity

Total shareholders’ equity increased $7.5 million (6.7%) to $119.1 million at December 31, 2021 compared to $111.6 million at December 31, 2020.  The increase was a result of 2021 net income of $13.6 million offset by a decrease of other comprehensive income, net of tax of $3.4 million, and the declaration of $2.4 million in common stock dividends.  The decrease in unrealized securities gains was attributable to increasing long term Treasury bill yields in 2021.

Results of Operation – 2021 Compared to 2020

Performance Summary

Consolidated net income for the Corporation was $13.6 million in 2021 compared to $13.8 million in 2020 and $10.7 million in 2019.

Net income in 2021, as compared to 2020 decreased $174,000.  This was attributable to a decrease in non-interest income of $9.7 million, offset by an increase in net interest income of $2.7 million, a decrease in the provision for loan loss of $5.9 million, a decrease in non- interest expenses of $459,000 and a decrease in the provision for income taxes of $428,000.   Non-interest income decreased due to a significant decline of gain on sale of mortgage loans.  The increase in net interest income resulted from amortization of PPP loan fees, as well as a decrease in deposit interest rates.  The decrease in the provision for loan losses was due to a general stabilization of uncertainties related to COVID-19 in the regional and broader U.S. economy, as well as the current status of the Bank's loan portfolio.

The Corporation’s return on average assets was 1.29% in 2021, compared to 1.42% in 2020, and 1.24% in 2019. The Corporation’s return on average tangible shareholders’ equity was 15.83% in 2021, 18.53% in 2020, and 18.49% in 2019. Basic net income per share was $4.14 per share in 2021, a decrease of $0.07 per share from $4.21 in 2020. Basic net income per share of $4.21 in 2020 represented an increase of $0.95 per share from $3.26 in 2019. Changes in these amounts from year to year were generally reflective of changes in the level of net income.

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

In response to the COVID-19 pandemic, the Federal Reserve decreased the targeted federal funds rate by a total of 150 basis points (1.5%) in March 2020.  This decrease impacts the comparability of net interest income between the periods ended December 31, 2021 and December 31, 2020.

Net interest income for 2021 was $35.7 million, an increase of $2.7 million (8.2%) from 2020 due to a decrease in interest expense of $3.9 million, offset by a decrease in interest income of $1.2 million.

The $3.9 million decline in interest expense is due to the prepayment of $50.0 million of Federal Home Loan Bank advances in the second, third, and fourth quarters of 2020 as well as a declining cost of funds.  The decrease in interest rates by the Federal Reserve resulted in a decrease in the cost of average interest bearing liabilities to 0.42% for the year ended December 31, 2021 compared to 1.02% for the same period of 2020.  This decrease more than offset the impact of the $86.4 million increase in average interest bearing deposits from 2020 to 2021.

The $1.2 million decrease in interest income for the year ended December 31, 2021 resulted from a $4.2 million decrease in loan interest income during the periods due to lower balances and yields, offset by a $2.2 million increase in PPP fee income and a $750,000 increase in securities income due to the increased balance in the securities portfolio.  Loan fee income generated through PPP loans forgiven was $4.6 million for the year ended December 31, 2021 compared to $2.4 million for the year ended December 31, 2020.  Approximately 96% of the loan balances generated through the PPP loan program have been forgiven as of December 31, 2021.  There are $229,000 of fees received from the SBA remaining that have been deferred and are being amortized into interest income over the life of the loans.

The yield on average earning assets was 4.08% for the year ended December 31, 2021 compared to 4.55% for the same period of 2020.  This is due to the decrease in interest rates and a shifting mix of earnings assets.  The average interest-bearing cash, securities, and loan balances were $98.9 million, $237.7 million and $632.8 million for the year ended December 31, 2021, respectively compared to $42.9 million, $185.8 million and $663.1 million for the year ended December 31, 2020.

Net interest margin is calculated by dividing net interest income (adjusted to reflect tax-exempt interest income on a taxable equivalent basis) by average interest-earning assets. The resulting percentage serves as a measurement for the Corporation in comparing its results with those of past periods as well as those of peer institutions. The net interest margin (on a taxable equivalent basis) was 3.77% for the years ended December 31, 2021 and December 31, 2020.

As a result of the reductions in the target federal funds interest rate, the recognition of the majority of deferred loan fees from the SBA for PPP loan financing, as well as the impact of the COVID-19 pandemic and related future loan charge-offs and increases in non-accrual loans which may occur, we expect that our net interest income and net interest margin will decrease in future periods.

Provision for Loan Losses and the Allowance for Loan Losses

The Corporation’s loan policy provides guidelines for managing both credit risk and asset quality. The policy details acceptable lending practices, establishes loan-grading classifications, and prescribes the use of a loan review process. The Corporation has a credit administration department that performs regular credit file reviews which facilitate the timely identification of problem or potential problem credits, enable sound credit decisions, and assist in the determination of the allowance for loan losses. The Corporation also engages an outside credit review firm to supplement the credit analysis function and to provide an independent assessment of the loan review process. The loan policy, loan review process, and credit analysis function facilitate management's evaluation of the credit risk inherent in the lending function.

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

The allowance for loan losses at December 31, 2021 was $10.4 million, or 1.70% of total loans, compared to $10.0 million, or 1.58% of total loans at December 31, 2020. The change in the allowance for loan losses during 2021 included a $300,000 provision for loan losses and net recoveries of $61,000.

The provision for loan losses is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors.  Settlements of impaired or potential problem loans can also result in an increase or reduction in the required allowance for loan losses and a negative provision, or credit, being reflected in current operations. The provision for loan losses of $300,000 in 2021 was a $5.9 million decrease compared to the provision of $6.2 million in 2020. The decrease in the provision for loan losses was due to a general stabilization of uncertainties related to COVID-19 in the regional and broader U.S. economy, as well as the current status of the Bank's loan portfolio.

Management believes there is a possibility that the provision for loan losses could further increase in future periods based on the significant potential for the credit quality of our loan portfolio to decline and loan defaults to increase as a result of economic conditions created by the COVID-19 pandemic.

Impaired loans, principally consisting of commercial and commercial real estate, amounted to $1,948,000, all with no specific reserve, at December 31, 2021.  Total impaired loans of $3,025,000 at December 31, 2020 included $139,000 of loans with no specific reserves included in the allowance for loan losses and $2,886,000 of loans with specific reserves of $255,000 included in the Corporation's December 31, 2020 allowance for loan losses.

In addition to impaired loans, the Corporation had other potential problem credits of $24.7 million at December 31, 2021 compared to $19.4 million at December 31, 2020, an increase of $5.3 million (27.3%).  The Corporation’s credit administration department continues to closely monitor these credits.

Non-Interest Income

Total non-interest income decreased $9.7 million (35.7%) to $17.3 million in 2021 from $27.0 million in 2020, which was primarily attributable to decreases in gain on sale of loans of $10.7 million (44.2%) and gain on sales of securities of $305,000, offset by an increase in other operating income of $712,000 (51.0%) and an increase in the fair value of mortgage servicing rights of $588,000.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance. Service charges on deposit accounts were $1.1 million in both 2021 and 2020.

The Corporation has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated, and retains the servicing rights relating to certain of those loans. During 2021, gain on sale of loans was $13.5 million, including $628,000 of capitalized servicing rights. Gain on sale of loans was $24.1 million in 2020, including $690,000 of capitalized servicing rights. The significant decrease in gain on sale of loans was attributable to decreased loan origination and sales activities within the residential mortgage and governmental lending operations along with a decrease in the average gain on sale per loan. During the year ended December 31, 2021 there were 1,774 loans sold totaling $424 million compared to 2,557 loans sold totaling $610 million for the same period in 2020.  The net gain on sale, expressed as a percentage of loan balances sold, was 3.58% for the year ended December 31, 2021 compared to 4.78% for the same period of 2020.

The Corporation’s serviced portfolio increased $28.7 million during 2021 to $263.6 million at December 31, 2021.

The Corporation reports its mortgage servicing rights using the fair value measurement method. As a result, the Corporation recognized a $295,000 increase in the fair value of mortgage servicing rights during 2021, compared to a $293,000 decrease in the fair value of mortgage servicing rights in 2020. Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights. While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period. The prepayment assumptions used in determining the fair value of servicing are based on the Public Securities Association (PSA) Standard Prepayment Model. At December 31, 2021 the PSA factor was 180 compared to 365 at December 31, 2020.

The sale of securities resulted in a loss of $16,000 in 2021 compared to a gain of $289,000 in 2020.  In response to possible liquidity concerns at the time, the Corporation sold certain investment securities during the second quarter of 2020.

Other operating income increased $712,000 to $2.1 million in 2021 from $1.4 million in 2020.  The increase in other non-interest income resulted from increases in the Corporation's loan hedging program of $206,000 (13.7%) as there was a loss of $1.3 million in 2021 compared to a loss of $1.5 million in 2020, debit card fees, which increased $278,000 (19.5%), and Investment Department income, which increased $100,000 (31.5%).

Non-Interest Expenses

For the year ended December 31, 2021, non-interest expenses totaled $36.7 million, compared to $37.2 million for the same period of 2020, a decrease of $459,000 (1.2%).  The decrease in non-interest expenses was primarily attributable to decreases in salaries and benefits expense of $1.4 million (6.5%) and loan fees of $444,000 (21.8%), offset by increases in data processing expenses of $396,000 (22.0%), equipment service expense of $311,000 (38.6%), depreciation expense of $431,000 (41.9%), advertising and promotional expense of $157,000 (7.6%), and Ohio Financial Institutions Tax of $181,000 (28.5%).

The significant components of other operating expenses are summarized in Note 10 to the consolidated financial statements.

Provision for Income Taxes

The provision for income taxes for 2021 was $2.5 million an effective tax rate of 15.5%, compared to $2.9 million in 2020, an effective rate of 17.5%.

Results of Operation – 2020 Compared to 2019

For a discussion of our results of operations for 2020 versus 2019, see "Part II, Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Form 10-K filed with the SEC on March 5, 2021, which information is incorporated by reference to the 2020 UBOH Annual Report to Shareholders filed as Exhibit 13 thereto.

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

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity. A discussion of cash flows for 2021, 2020, and 2019 follows.

The Corporation generated cash from operating activities of $26.4 million in 2021, $17.2 million in 2020, and $3.6 million in 2019.

Net cash flows used in investing activities amounted to $96.5 million in 2021, $65.1 million in 2020, and $26.1 million in 2019. Significant investing cash flow activities in 2021 included $118.2 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities and $25.1 million of net cash inflows due to a decrease in loan balances. Significant investing cash flow activities in 2020 included $6.0 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities and $57.3 million of net cash outflow to fund net loan growth.  Significant investing cash flow activities in 2019 included $11.3 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities and $14.1 million of net cash outflow to fund net loan growth.

Net cash flows provided by financing activities amounted to $88.2 million in 2021, $78.5 million in 2020, and $32.4 million in 2019. Net cash provided by financing activities in 2021 primarily resulted from an increase in deposits of $92.1 million offset by $2,394,000 in cash dividends paid. Net cash provided by financing activities in 2020 primarily resulted from an increase in deposits of $131.3 million offset by payments on other borrowings of $51.0 million and $1,668,000 in cash dividends paid. Net cash provided by financing activities in 2019 primarily resulted from an increase in deposits of $41.0 million and other borrowings of $6.7 million, offset by $1,702,000 in cash dividends paid.

Asset Liability Management

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”. An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”. This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”. This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap (ratio of risk-sensitive assets to risk-sensitive liabilities) at December 31, 2021 is approximately 113% which means the Corporation has more assets than liabilities re-pricing within one year. Under the current low interest rate environment, the Corporation’s liabilities do not have the ability to reprice down the full 100 bps which is why the margin decreases in a 100 bps down shock scenario. This is quantified in the earnings sensitivity to market rates table in the Quantitative and Qualitative Disclosures about Market Risk.

Effects of Inflation

The assets and liabilities of the Corporation are primarily monetary in nature and are more directly affected by fluctuations in interest rates than inflation. Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies. Interest rates and inflation do not necessarily move with the same velocity or within the same period; therefore, a direct relationship to the inflation rate cannot be shown. The financial information presented in the Corporation’s consolidated financial statements has been presented in accordance with accounting principles generally accepted in the United States, which require that the Corporation measure financial position and operating results primarily in terms of historical dollars. We expect that the temporary reduction of interest rates to near zero will, over the course of 2022, be reversed, with the Federal Reserve now signaling its concerns with respect to inflation. Persistent inflation could have a material adverse impact on us, and/or our customers.

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

The allowance for loan losses is based on periodic analysis of the loan portfolio and is maintained at an amount considered to be appropriate by management to provide for probable losses inherent in the loan portfolio as of the balance sheet dates. In this analysis, management considers factors including, but not limited to, specific occurrences of loan impairment, actual and anticipated changes in the size of the portfolios, national, regional and local economic conditions such as unemployment data, loan delinquencies, demand for single family homes, demand for commercial real estate and building lots, loan portfolio composition, historical loss experience and observations made by the Company's ongoing internal audit and regulatory exam processes. Loans are charged off to the extent they are deemed to be uncollectible. The Company has established separate processes to determine the appropriateness of the loan loss allowance for its homogeneous and non-homogeneous loan portfolios. The determination of the allowance on the homogeneous single family and consumer loan portfolios is calculated on a pooled basis with individual determination of the allowance for all non-performing loans. The determination of the allowance for the non-homogeneous commercial, commercial real estate and multi-family loan portfolios involves assigning standardized risk ratings and loss factors that are periodically reviewed. The loss factors are estimated based on the Company's own loss experience and other qualitative factors and are assigned to all loans without identified credit weaknesses. For each non-performing loan, the Company also performs an individual analysis of impairment that is based on the expected cash flows or the value of the assets collateralizing the loans and establishes any necessary reserves or charges off all loans, or portions thereof, that are deemed uncollectible.

The appropriateness of the allowance for loan losses is dependent upon management’s estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to adjustments due to changing economic prospects of borrowers or properties. The fair market value of collateral dependent loans is typically based on the appraised value of the property less estimated selling costs. The estimates are reviewed periodically and any adjustments are recorded in the provision for loan losses in the periods in which the adjustments become known. Because of the size of some loans, changes in estimates can have a significant impact on the loan loss provision. The allowance is allocated to individual loan categories based upon the relative risk characteristics of the loan portfolios, the actual loss experience and other qualitative factors. The Company increases its allowance for loan losses by charging the provision for loan losses against income and by receiving recoveries of previously charged off loans. The Company decreases its allowance by crediting the provision for loan losses and recording loan charge-offs. The current year activity resulted in a decrease in the allowance and a credit to the loan loss provision. The methodology for establishing the allowance for loan losses takes into consideration probable losses that have been identified in connection with specific loans as well as losses in the loan portfolio that have not been specifically identified. Although management believes that based on current conditions the allowance for loan losses is maintained at an appropriate amount to provide for probable loan losses inherent in the portfolio as of the balance sheet dates, future conditions may differ substantially from those anticipated in determining the allowance for loan losses and adjustments may be required in the future. In addition, the Company will be required to adopt Accounting Standards Update (ASU) 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments in the first quarter of 2023. See “Note 1 - New Accounting Pronouncements” in the Notes to Consolidated Financial Statements for further information on the potential impact of adopting ASU 2016-13.

Management considers the valuation of goodwill from various past acquisitions through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions. Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2021, which supported management’s assessment that no impairment adjustments to goodwill were warranted. To date, none of the goodwill evaluations have revealed the need for an impairment charge. Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2021.

The Company’s mortgage servicing rights relating to loans serviced for others represent an asset of the Company. This asset is initially capitalized and included on the Company’s consolidated balance sheet. The mortgage servicing rights are then amortized as non-interest expense in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage servicing rights. There are a number of factors, however, that can affect the ultimate value of the mortgage servicing rights to the Company, including the estimated prepayment speed of the loan and the discount rate used to present value the servicing right. For example, if the mortgage loan is prepaid, the Company will receive fewer servicing fees, meaning that the present value of the mortgage servicing rights is less than the carrying value of those rights on the Company’s balance sheet. Therefore, in an attempt to reflect an accurate expected value to the Company of the mortgage servicing rights, the Company receives a valuation of its mortgage servicing rights from an independent third party. The independent third party’s valuation of the mortgage servicing rights is based on relevant characteristics of the Company’s loan servicing portfolio, such as loan terms, interest rates and recent national prepayment experience, as well as current national market interest rate levels, market forecasts and other economic conditions. Management, with the advice from its third party valuation firm, review the assumptions related to prepayment speeds, discount rates, and capitalized mortgage servicing income on a quarterly basis.  In addition, based upon the independent third party’s valuation of the Company’s mortgage servicing rights, management then establishes a valuation allowance, if necessary, to quantify the likely impairment of the value of the mortgage servicing rights to the Company. The estimates of prepayment speeds and discount rates are inherently uncertain, and different estimates could have a material impact on the Company’s net income and results of operations. The valuation allowance is evaluated and adjusted quarterly by management to reflect changes in the fair value of the underlying mortgage servicing rights based on market conditions.

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

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. These calculations are based on many complex factors including estimates of the timing of reversals of temporary differences, the interpretation of federal and state income tax laws, and a determination of the differences between the tax and the financial reporting basis of assets and liabilities. Actual results could differ significantly from the estimates and interpretations used in determining the current and deferred income tax assets and liabilities.

The Company maintains significant net deferred tax assets for deductible temporary differences, the largest of which relates to the allowance for loan losses. For tax purposes only the net charge-offs are deductible while the entire provision for loan losses is used to determine book income. A deferred tax asset is created because of the timing difference of when the expense is recognized for book and tax purposes. Under GAAP, a valuation allowance is required to be recognized if it is “more likely than not” that the deferred tax asset will not be realized. The determination of the realizability of the deferred tax assets is highly subjective and dependent upon management’s judgment and evaluation of both positive and negative evidence, including the forecasts of future income, tax planning strategies, and assessments of the current and future economic and business conditions. The positive evidence considered includes the Company’s cumulative net income in the prior three-year period, the ability to implement tax planning strategies to accelerate taxable income recognition, and the probability that taxable income will be generated in future periods. The Company could not currently identify any negative evidence. It is possible that future conditions may differ substantially from those anticipated in determining that no valuation allowance was required on deferred tax assets and adjustments may be required in the future.

Determining the ultimate settlement of any tax position requires significant estimates and judgments in arriving at the amount of tax benefits to be recognized in the financial statements. It is possible that the tax benefits realized upon the ultimate resolution of a tax position may result in tax benefits that are significantly different from those estimated.

Impact of Recent Accounting Pronouncements

A summary of new accounting standards adopted or subject to adoption in 2021, as well as newly-issued but not effective accounting standards at December 31, 2021, is presented in Note 2 to the consolidated financial statements.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments

The following table summarizes loan commitments, including letters of credit, as of December 31, 2021:

	Amount of commitment to expire per period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	years	5 years
	(in thousands)
Type of Commitment
Commercial lines-of-credit	$62,297	$57,772	$1,903	$688	$1,934
Real estate lines-of-credit	135,752	8,137	17,613	16,817	93,185
Consumer lines-of-credit	374	-	-	-	374
Letters of Credit	258	258	-	-	-

Total commitments	$198,681	$66,167	$19,516	$17,505	$95,493

As indicated in the preceding table, the Corporation had $198.7 million in total loan commitments at December 31, 2021, with $66.1 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and nonresidential property. Many of the commercial lines are due on a demand basis, and are established for seasonal operating purposes. It is anticipated that a significant portion of these lines will expire without being drawn upon.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments – Continued

The following table summarizes the Corporation’s contractual obligations as of December 31, 2021:

	Payments due by period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	Years	5 years
	(in thousands)
Contractual obligations
Long-term debt	$19,976	$1,000	$2,000	$2,000	$14,976
Federal Funds Purchased	12	12	-	-	-
Operating leases	2,100	315	626	357	802
Time deposits	129,196	96,544	28,346	4,219	87
Deposits without stated maturities	801,217	-	-	-	801,217
Future deferred compensation payments, including interest	976	67	138	138	633

Total obligations	$953,477	$97,938	$31,110	$6,714	$817,715

Long-term debt presented in the preceding table consists of a $7.0 million term loan with a bank, and $13.0 million of junior subordinated deferrable interest debentures, including $10.3 million issued by the Corporation and $2.7 million assumed from the November 2014 OSB acquisition.

Federal funds purchased consist of a fed funds line with a correspondent bank.

Time deposits and deposits without stated maturities included in the preceding table are comprised of customer deposit accounts. Management believes that they have the ability to attract and retain deposit balances by adjusting the interest rates offered.

The future deferred compensation payments, including interest, is a deferred compensation liability assumed with The OSB acquisition for the benefit of its retired president, with payment that began on May 1, 2010. At December 31, 2021, the net present value of future deferred compensation payments amounted to $790,000, which is included in other liabilities in the December 31, 2021 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2021. The Corporation also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $1,571,000 at December 31, 2021 for supplemental retirement benefits.

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

Quantitative and Qualitative Disclosures about Market Risk - Continued

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2021:

Change in Interest Rates	Percentage Change in	Percentage Change in
(basis points)	Net Interest Income	Net Income

+100	-1.0%	-5.8%
-100	-2.8%	-1.8%

+200	-2.0%	-12.4%
-200	-5.7%	-4.1%

+300	-3.3%	-19.0%
-300	N/A	N/A

+400	-4.8%	-27.8%

Given a linear 100bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 1.0% and net income would decrease by 5.8%. A 100bp decrease in interest rates would decrease net interest income by 2.8% and decrease net income by 1.8%. Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 2.0% and net income would decrease by 12.4%. A 200bp decrease in interest rates would decrease net interest income by 5.7% and decrease net income by 4.1%. Given a linear 300bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 3.3% and net income would decrease by 19.0%. A 300bp decrease in interest rates cannot be simulated at this time due to the historically low interest rate environment and a 400bp increase in interest rates would decrease net interest income by 4.8% and decrease net income by 27.8%. The anticipated increase in interest rates will negatively impact the Company's Net Interest Income and Net Income in 2022 assuming that no action to the balance sheet is taken.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries (the “Corporation”) as of December 31, 2021 and 2020, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

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

Shareholders and Board of Directors

United Bancshares, Inc.

Critical Audit Matters

The critical audit matter communicated below arose from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of this critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Allowance for Loan and Lease Losses

As described in Notes 1 and 4 to the consolidated financial statements, the Corporation’s allowance for loan and lease losses was $10,355,000 as of December 31, 2021, consisting of two components (i) specific reserves of zero based on probable losses on impaired loans, and (ii) general reserves of $10,355,000 based on historical loan loss experience, general economic conditions, and other qualitative risk factors both internal and external to the Corporation. Management estimates the allowance based on loan losses believed to be inherent in the Corporation’s loan portfolio, segmented by product type and risk classification, as of the balance sheet date.

The Corporation’s allowance for loan and lease losses consists of general reserves which management develops based on historical loss experience adjusted for qualitative factors not reflected in the historical loss experience, as well as specific reserves based on management’s identification of impaired loans. Historical loss ratios are an annualized rate based on the previous 12 quarters of loss experience.

Management considers several qualitative factors, both internal and external to the Corporation, including management and staff; loan underwriting, policy and procedures; internal/external audit and loan review; macro and local economic factors; impact of competition, legal and regulatory issues; nature and volume of the loan portfolio; concentration of credit risk; net charge-off trends and non-accrual, past due and classified trends when determining the general reserve. The adjustment for qualitative factors requires a significant amount of judgement by management and involves a high degree of estimation.

The qualitative adjustment contributed significantly to the general reserve component of the allowance for loan and lease losses. Management’s identification and analysis of these considerations and related adjustments requires significant judgment and could have a significant effect on the allowance for loan and lease losses. We identified the qualitative factor component of the allowance for loan losses as a critical audit matter as auditing the underlying qualitative factors required significant auditor judgment as amounts determined by management rely on analysis that is highly subjective and includes significant estimation uncertainty.

Shareholders and Board of Directors

United Bancshares, Inc.

The primary procedures we performed to address this critical audit matter, including evaluating management’s judgments and assumptions for developing the general reserve qualitative adjustments for the allowance for loan losses, consisted of the following:

●

We obtained an understanding of the Corporation’s process for establishing the allowance for loan and lease losses, including the qualitative factors used in estimating the allowance for loan and lease losses.

●

Evaluating the completeness and accuracy of data inputs used as a basis for the adjustments relating to qualitative general reserve factors and considering whether the sources of data and factors that management used in forming the assumptions are relevant, reliable, and sufficient for the purpose based on the information gathered.

●

Evaluating the reasonableness of management’s judgments related to the qualitative and quantitative assessment of the data used in the determination of the general reserve qualitative adjustments for consistency with each other, the supporting data, relevant historical data, and industry data.

●

Assessing whether historical data is comparable and consistent with data of the current year and considering whether the data is sufficiently reliable. Among other procedures, our evaluation considered evidence from internal and external sources, loan portfolio performance and whether such assumptions were applied consistently period to period.

●	Analytically evaluating the qualitative adjustment in the current year compared to prior year for directional consistency and reasonableness.

●	Testing the calculations used by management to translate the assumptions and key factors into the calculation.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

We have served as the Corporation’s auditor since 2000.

Toledo, Ohio

March 4, 2022

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2021 and 2020

	(in thousands)
	2021	2020
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$11,654	$10,446
Interest-bearing deposits in other banks	63,548	46,588
Total cash and cash equivalents	75,202	57,034
SECURITIES, available-for-sale	307,642	194,580
FEDERAL HOME LOAN BANK STOCK, at cost	5,129	5,598
LOANS HELD FOR SALE	9,146	18,427
LOANS	609,559	634,103
Less allowance for loan losses	10,355	9,994
Net loans	599,204	624,109
PREMISES AND EQUIPMENT, net	21,840	19,341
GOODWILL	28,616	28,616
CORE DEPOSIT INTANGIBLE ASSETS, net	499	643
CASH SURRENDER VALUE OF LIFE INSURANCE	19,383	18,981
OTHER ASSETS, including accrued interest receivable	9,895	11,203
TOTAL ASSETS	$1,076,556	$978,532
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$195,374	$185,915
Interest-bearing	735,039	652,463
Total deposits	930,413	838,378
Federal funds purchased and other borrowings	7,012	7,750
Junior subordinated deferrable interest debentures	12,976	12,942
Other liabilities	7,060	7,863
Total liabilities	957,461	866,933
SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00, authorized 10,000,000 shares; issued 3,760,557 shares	3,794	3,761
Surplus	16,305	15,438
Retained earnings	103,903	92,716
Accumulated other comprehensive income	3,993	7,355
Treasury stock, at cost, 487,972 shares at December 31, 2021 and 488,573 shares at December 31, 2020	(8,900)	(7,671)
Total shareholders’ equity	119,095	111,599
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,076,556	$978,532

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2021, 2020 and 2019

	(in thousands except per share data)
	Year Ended December 31,
	2021	2020	2019
INTEREST INCOME
Loans, including fees	$33,720	$35,696	$32,867
Securities:
Taxable	1,977	1,938	2,601
Tax-exempt	2,856	2,137	1,704
Other	251	259	647
Total interest income	38,804	40,030	37,819
INTEREST EXPENSE
Deposits	2,281	3,998	6,440
Borrowings	788	2,990	2,484
Total interest expense	3,069	6,988	8,924
Net interest income	35,735	33,042	28,895
PROVISION FOR LOAN LOSSES	300	6,200	550
Net interest income after provision for loan losses	35,435	26,842	28,345
NON-INTEREST INCOME
Service charges on deposit accounts	1,090	1,102	1,486
Gain on sale of loans	13,468	24,139	9,071
Net securities gains (losses)	(16)	289	4
Change in fair value of mortgage servicing rights	295	(293)	(258)
Increase in cash surrender value of life insurance	402	368	390
Other operating income	2,107	1,395	4,355
Total non-interest income	17,346	27,000	15,048
NON-INTEREST EXPENSES
Salaries, wages and employee benefits	20,702	22,127	18,665
Occupancy expenses	4,485	3,630	3,174
Other operating expenses	11,519	11,408	9,278
Total non-interest expenses	36,706	37,165	31,117
Income before income taxes	16,075	16,677	12,276
PROVISION FOR INCOME TAXES	2,494	2,922	1,615
NET INCOME	$13,581	$13,755	$10,661
NET INCOME PER SHARE BASIC	$4.14	$4.21	$3.26
NET INCOME PER SHARE DILUTED	$4.07	$4.16	$3.25

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2021, 2020 and 2019

	(in thousands)
	Year Ended December 31,
	2021	2020	2019

NET INCOME	$13,581	$13,755	$10,661
OTHER COMPREHENSIVE (LOSS) INCOME
Unrealized (losses) gains on securities:
Unrealized holding (losses) gains during period	(4,272)	5,964	5,873
Reclassification adjustments for losses (gains) included in net income	16	(289)	(4)
Other comprehensive (loss) income, before income taxes	(4,256)	5,675	5,869
Income tax (benefit) expense related to items of other comprehensive (loss) income	(894)	1,192	1,233
Other comprehensive (loss) income	(3,362)	4,483	4,636
COMPREHENSIVE INCOME	$10,219	$18,238	$15,297

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2021, 2020 and 2019

	(in thousands)
	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total
BALANCE AT DECEMBER 31, 2018	$3,761	$14,960	$71,670	$(1,764)	$(7,683)	$80,944
Comprehensive income:
Net income	-	-	10,661	-	-	10,661
Other comprehensive income	-	-	-	4,636	-	4,636
Repurchase of 4,220 shares	-	-	-	-	(95)	(95)
Sale of 2,957 treasury shares	-	25	-	-	46	71
Stock option expense	-	266	-			266
Cash dividends declared, $0.52 per share	-	-	(1,702)	-	-	(1,702)

BALANCE AT DECEMBER 31, 2019	3,761	15,251	80,629	2,872	(7,732)	94,781
Comprehensive income:
Net income	-	-	13,755	-	-	13,755
Other comprehensive income	-	-	-	4,483	-	4,483
Shares cancelled under stock option plan	-	(11)	-	-	-	(11)
Sale of 3,889 treasury shares	-	34	-	-	61	95
Stock option expense	-	164	-			164
Cash dividends declared, $0.51 per share	-	-	(1,668)	-	-	(1,668)

BALANCE AT DECEMBER 31, 2020	3,761	15,438	92,716	7,355	(7,671)	111,599
Comprehensive income:
Net income	-	-	13,581	-	-	13,581
Other comprehensive loss	-	-	-	(3,362)	-	(3,362)
Repurchase of 11,651 shares	-	-	-	-	(368)	(368)
Sale of 12,252 treasury shares	-	50	-	-	193	243
Stock Option Exercise, net of 12,144 shares repurchased and retired	33	634	-	-	(1,054)	(387)
Stock option expense	-	183	-			183
Cash dividends declared, $0.73 per share	-	-	(2,394)	-	-	(2,394)
BALANCE AT DECEMBER 31, 2021	$3,794	$16,305	$103,903	$3,993	$(8,900)	$119,095

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2021, 2020 and 2019

	(in thousands)
	Years Ended December 31,
	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13,581	$13,755	$10,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,543	1,499	1,240
Purchase accounting loan discount accretion	(533)	(720)	(670)
Deferred income taxes	1,380	(789)	529
Provision for loan losses	300	6,200	550
Gain on sale of loans	(13,468)	(24,139)	(9,071)
Net securities losses (gains)	16	(289)	(4)
Change in fair value of mortgage servicing rights	(295)	293	258
Loss on sale or write-down of other real estate owned	-	-	40
Increase in cash surrender value of life insurance	(402)	(368)	(390)
Net amortization of security premiums and discounts	832	954	921
Stock option expense	183	164	266
Deferred compensation expense	200	251	210
Loss on sale or write-down of premises and equipment	255	-	-
Proceeds from sale of loans held for sale	452,533	657,116	281,269
Originations of loans held for sale	(430,412)	(636,792)	(279,986)
Increase (decrease) in other assets	1,558	(1,248)	(1,259)
Increase (decrease) in other liabilities	(833)	1,330	(941)
Net cash provided by operating activities	$26,438	$17,217	$3,623
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	-	15,538	15,985
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	34,378	41,639	26,724
Purchases of available-for-sale securities	(152,544)	(63,136)	(54,014)
Purchases of FHLB stock	-	(296)	-
Proceeds from redemption of FHLB stock	469	-	-
Proceeds from sale of other real estate owned	-	-	68
Net (increase) decrease in loans	25,138	(57,296)	(14,086)
Purchases of premises and equipment	(3,958)	(1,580)	(753)
Net cash used in investing activities	(96,517)	(65,131)	(26,076)

Continued

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years Ended December 31, 2021, 2020 and 2019

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	92,061	131,285	40,969
Other borrowings:
Net increase in fed funds purchased	12	-	-
Proceeds from other borrowings	7,000	-	-
Principal payments on other borrowings	(7,750)	(51,000)	(6,693)
Purchase of treasury stock	(368)	-	(95)
Proceeds from sale of treasury stock	243	95	71
Payments of deferred compensation	(170)	(165)	(160)
Cash paid for cancellation of stock options	-	(11)	-
Cash paid for net shares repurchased from stock option exercise	(387)	-	-
Cash dividends paid	(2,394)	(1,668)	(1,702)
Net cash provided by financing activities	88,247	78,536	32,390
NET INCREASE IN CASH AND CASH EQUIVALENTS	18,168	30,622	9,937
CASH AND CASH EQUIVALENTS
At beginning of year	57,034	26,412	16,475
At end of year	$75,202	$57,034	$26,412
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$3,165	$7,299	$8,986
Federal income taxes	$2,370	$4,050	$700
Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$894	$(1,192)	$(1,233)
Non-cash investing activities:
Non-cash investing and financing activity:
Recognition of right-of-use lease asset (other assets) and lease liability (other liabilities)	$-	$7	$2,112
Change in net unrealized gain or loss on available-for-sale securities	$(4,256)	$5,675	$5,869

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

The Corporation, through its wholly-owned subsidiary, the Bank, is a full service community bank offering a full range of commercial and consumer banking services. The Bank, organized in 1904 as an Ohio-chartered bank, is headquartered in Columbus Grove, Ohio, with branch offices in Bowling Green, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Ottawa, Paulding, Pemberville, Plymouth and Westerville, Ohio.

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

The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. For debt securities purchased at a premium, the amortization period is shortened to the earliest call date. Declines in fair value of securities below their cost that are deemed to be other-than-temporary are reflected in income as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the intent to sell the securities and the more likely than not requirement that the Corporation will be required to sell the securities prior to recovery, (2) the length of time and the extent to which the fair value has been less than cost, and (3) the financial condition and near-term prospects of the issuer. Gains and losses on the sale of securities are recorded on the trade date, using the specific identification method, and are included in non-interest income.

Investment in Federal Home Loan Bank of Cincinnati stock is classified as a restricted security, carried at cost, and evaluated for impairment.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the estimated fair value in the aggregate. Estimated fair value is determined based on quoted market prices in the secondary market. Any net unrealized losses are recognized through a valuation allowance by charges to income. The Corporation had no unrealized losses at December 31, 2021 and 2020.

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

Allowance for Loan Losses

The allowance for loan losses (“allowance”) is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Due to potential changes in conditions, it is at least reasonably possible that changes in estimates will occur in the near term and that such changes could be material to the amounts reported in the Corporation’s consolidated financial statements.

The allowance consists of specific, general and unallocated components. The specific component relates to impaired loans when the discounted cash flows, collateral value, or observable market price of the impaired loan is lower than the carrying value of that loan or lease. The general component covers classified loans (substandard or special mention) without specific reserves, as well as non-classified loans, and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Goodwill and Core Deposit Intangible Assets

Goodwill arising from acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred. Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. At December 31, 2021, the Corporation believes the Bank does not have any indicators of potential impairment based on the estimated fair value of its reporting unit.

The core deposit intangible asset resulting from the November 2014 Ohio State Bank (“OSB”) acquisition was determined to have a definite life and is being amortized on a straight-line basis over ten years through October 2024. The core deposit intangible asset resulting from the September 2017 Benchmark acquisition was also determined to have a definite life and is being amortized on an accelerated basis over ten years through 2027. Amortization of core deposit intangible assets amounted to $143,000, $151,000 and $159,000 for the years ended December 31, 2021, 2020 and 2019. Future amortization of core deposit intangible assets for the years 2022 thru 2026 are $140,000, $139,000, $121,000,$38,000,and $37,000 respectively.

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

The weighted average number of shares used for the years ended December 31, 2021, 2020 and 2019 are as follows:

	2021	2020	2019
Basic	3,277,062	3,270,996	3,270,878
Diluted	3,338,151	3,306,503	3,277,198

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

The Corporation started hedging in May of 2018 and takes into account various factors and strategies in determining the portion of the IRLCs and mortgage loans held for sale to be economically hedged. FASB ASC 815-25, Derivatives and Hedging, requires that all derivative instruments be recognized as assets or liabilities on the balance sheets at their estimated fair value.  Changes in the fair value of the derivative instruments are recognized in gain on sale of loans in the statements of operations in the period in which they occur. The Corporation accounts for all derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting. The Corporation recognized net losses from hedging activity of $1,325,000 for the year ended December 31, 2021, $1,532,000 for the year ended December 31, 2020, and $191,000 for the year ended December 31, 2019 which are included in gain on sale of loans in the consolidated statements of income.  A net hedging asset of $876,000 as of December 31, 2021 and $2,629,000 as of  December 31, 2020 was included in other assets in the consolidated balance sheets.

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

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2021, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2021, have been recognized in the financial statements for the year ended December 31, 2021. Events or transactions that provided evidence about conditions that did not exist at December 31, 2021 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2021.

On January 20, 2022, United Bancshares, Inc. issued a release announcing that its Board of Directors approved a cash dividend of $0.21 per common share payable March 15, 2021 to shareholders of record at the close of business on February 28, 2022.

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

In December, 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), which simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740.  The amendments also improve consistent application of and simplify GAAP for the areas of Topic 740 by clarifying and amending existing guidance.  This guidance is effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2020.  Early adoption of the amendments is permitted, including adoption in any interim period for which financial statements have not yet been issued.  Depending on the amendment, adoption may be applied on the retrospective, modified retrospective, or prospective basis.  Adoption of this guidance did not have a material impact on its consolidated financial statements.

In January, 2020, the FASB issued ASU 2020-01, Investments - Equity Securities (Topic 321), Investments - Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815), Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.  The amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method.  The amendments clarify that for the purpose of applying paragraph 815-10-15-141(a) an entity should not consider whether, upon the settlement of the forward contract or exercise of the purchased option, individually or with existing investments, the underlying securities would be accounted for under the equity method in Topic 323 or the fair value option in accordance with the financial instruments guidance in Topic 825. An entity also would evaluate the remaining characteristics in paragraph 815-10-15-141 to determine the accounting for those forward contracts and purchased options.  The amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years.  Early adoption is permitted, including early adoption in an interim period for which financial statements have not yet been issued.  This update did not have a significant impact on the Corporation's consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which provides optional guidance for a limited period of time to ease the potential burden in accounting for reference rate reform on financial reporting.  The amendments in this Update provide optional expedients and exceptions for applying generally accepted accounting principles (GAAP) to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform.  The amendments are effective for all entities as of March 12, 2020 through December 31, 2022.  The Corporation does not expect this guidance to have a material impact on its consolidated financial statements.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848):  Scope, which is in response to stakeholder concerns related to reference rate reform.  The amendments in this Update are elective and apply to all entities that have derivative instruments that use an interest rate for managing, discounting, or contract price alignment that is modified as a result of reference rate reform.  The amendments in this Update are effective immediately for all entities.  The Corporation is currently reviewing the amendments in this Update, but does not expect this guidance to have a material impact on its consolidated financial statements.

NOTE 3 – SECURITIES

The amortized cost, unrealized gains and losses on securities, and fair value of securities as of December 31, 2021 and 2020 are as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
2021	(In Thousands)
Available-for-sale:
Obligations of states and political
subdivisions	$145,775	$5,494	$485	$150,784
Mortgage-backed	152,507	1,248	1,185	152,570
U.S. Government agencies	2,500	-	17	2,483
Other	1,805	-	-	1,805

Total	$302,587	$6,742	$1,687	$307,642

2020	(In Thousands)
Available-for-sale:
Obligations of states and political
subdivisions	$93,406	$6,400	$1	$99,805
Mortgage-backed	90,712	2,904	5	93,611
Other	1,151	13	-	1,164

Total	$185,269	$9,317	$6	$194,580

The amortized cost and fair value of securities at December 31, 2021, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(in thousands)
	Amortized cost	Fair value

Due in one year or less	$1,414	$1,428
Due after one year through five years	7,684	7,908
Due after five years through ten years	25,019	25,972
Due after ten years	266,665	270,529
Other securities having no maturity date	1,805	1,805
Total	$302,587	$307,642

Securities with a carrying value of $34.0 million at December 31, 2021 and $33.6 million at December 31, 2020 were pledged to secure public deposits and for other purposes as required or permitted by law.

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2021 and 2020:

	(in thousands)
	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2021	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
Obligations of states and political subdivisions	$485	$38,544	$-	$1,805	$485	$40,349
Mortgage-backed	1,095	101,651	90	-	1,185	101,651
U.S. Government agencies	17	2,483	-	-	17	2,483
Other	-	-	-	-	-	-
Total temporarily impaired securities	$1,597	$142,678	$90	$1,805	$1,687	$144,483

	Less than 12 months		12 months or more		Total
2020	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
Obligations of states and political subdivisions	$1	$413	$-	$-	$1	$413
Mortgage-backed	5	2,203	-	-	5	2,203
Other	-	-	-	-	-	-
Total temporarily impaired securities	$6	$2,616	$-	$-	$6	$2,616

There were 114 securities in an unrealized loss position at December 31, 2021, 1 of which was in a continuous unrealized loss position for 12 months or more. There were 4 securities in an unrealized loss position at December 31, 2020, none of which were in a continuous unrealized loss position for 12 months or more.  Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and prospects, the Corporation’s ability and intent to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2021 were primarily the result of customary and expected fluctuations in the bond market. As a result, all security impairments as of December 31, 2021 are considered to be temporary.

Gross realized losses from sale of securities, including securities calls, amounted to $16,000 in 2021 with related income tax effect of $3,000.  There were no gross realized losses from sale of securities in 2020 or 2019.  Gross realized gains from sale of securities, including securities calls, amounted to $289,000 in 2020 and $4,000 in 2019, with the income tax provision applicable to such gains amounting to $61,000 in 2020,$1,000 in 2019. There were no gross realized gains from sale of securities in 2021.

NOTE 4 – LOANS

Loans receivable at December 31, 2021 and 2020 consist of the following:

	2021	2020

Residential 1-4 family real estate	$112,196	$111,061
Commercial and multi-family real estate	404,964	374,832
Commercial	86,834	141,280
Consumer	5,565	6,930
Total loans	$609,559	$634,103

Fixed rate loans approximated $172,238,000 at December 31, 2021 and $156,458,000 at December 31, 2020.

Loans originated through the PPP program are included in the Commercial segment and had an outstanding balance of $6.6 million at December 31, 2021.

Most of the Corporation’s lending activities are with customers located in Northwestern and West Central Ohio. As of December 31, 2021 and 2020, the Corporation’s loans from borrowers in the agriculture industry represent the single largest industry and amounted to $61,496,000 and $53,524,000, respectively. Agriculture loans are generally secured by property and equipment. Repayment is primarily expected from cash flow generated through the harvest and sale of crops or milk production for dairy products. Agriculture customers are subject to various risks and uncertainties which can adversely impact the cash flow generated from their operations, including weather conditions; milk production; health and stability of livestock; costs of key operating items such as fertilizer, fuel, seed, or animal feed; and market prices for crops, milk, and livestock. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

The Corporation originates 1-4 family real estate and consumer loans utilizing credit reports to supplement the underwriting process. The Corporation’s underwriting standards for 1-4 family loans are generally in accordance with the Federal Home Loan Mortgage Corporation (FHLMC) manual underwriting guidelines.  Properties securing 1-4 family real estate loans are appraised by fee appraisers, which are independent of the loan origination function and have been approved by the Board of Directors and the Loan Policy Committee. The loan-to-value ratios normally do not exceed 80% without credit enhancements such as mortgage insurance. The Corporation will lend up to 100% of the lesser of the appraised value or purchase price for conventional 1-4 family real estate loans, provided private mortgage insurance is obtained. The underwriting standards for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of their ability to meet existing obligations and payments on the proposed loan. To monitor and manage loan risk, policies and procedures are developed and modified, as needed by management. This activity, coupled with smaller loan amounts that are spread across many individual borrowers, minimizes risk. Additionally, market conditions are reviewed by management on a regular basis. The Corporation’s 1-4 family real estate loans are secured primarily by properties located in its primary market area.

Commercial and agricultural real estate loans are subject to underwriting standards and processes similar to commercial and agricultural operating loans, in addition to those unique to real estate loans. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial and agricultural real estate lending typically involves higher loan principal amounts and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Loan to value is generally 75% of the cost or appraised value of the assets. Appraisals on properties securing these loans are generally performed by fee appraisers approved by the Board of Directors. Because payments on commercial and agricultural real estate loans are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. Management monitors and evaluates commercial and agricultural real estate loans based on cash flows, collateral and risk rating criteria. The Corporation may require guarantees on these loans. The Corporation’s commercial and agricultural real estate loans are secured primarily by properties located in its primary market area.

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

The following tables present the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2021, 2020 and 2019:

	(in thousands)
	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
Balance at December 31, 2020	$1,683	$6,664	$1,515	$132	$9,994
Provision for loan losses	1	426	(102)	(25)	300
Losses charged off	-	(1)	-	(10)	(11)
Recoveries	35	32	1	4	72
Balance at December 31, 2021	$1,719	$7,121	$1,414	$101	$10,355

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
Balance at December 31, 2019	$592	$2,536	$939	$64	$4,131
Provision for loan losses	1,310	4,224	566	100	6,200
Losses charged off	(228)	(125)	(04)	(33)	(390)
Recoveries	9	29	14	1	53
Balance at December 31, 2020	$1,683	$6,664	$1,515	$132	$9,994

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
Balance at December 31, 2018	$576	$2,355	$534	$62	$3,527
Provision for loan losses	22	52	465	11	550
Losses charged off	(46)	(23)	(101)	(10)	(180)
Recoveries	40	152	41	1	234
Balance at December 31, 2019	$592	$2,536	$939	$64	$4,131

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2021 and 2020:

	(in thousands)
	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
2021
Allowance for loan losses:
Attributable to loans individually evaluated for impairment	$-	$-	$-	$-	$-
Collectively evaluated for impairment	1,719	7,121	1,414	101	10,355
Total allowance for loan losses	$1,719	$7,121	$1,414	$101	$10,355

Loans:
Individually evaluated for impairment	$-	$676	$1,272	$-	$1,948
Acquired with deteriorated credit quality	76	96	-	-	172
Collectively evaluated for impairment	112,120	404,192	85,562	5,565	607,439
Total ending loans balance	$112,196	$404,964	$86,834	$5,565	$609,559

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
2020
Allowance for loan losses:
Attributable to loans individually evaluated for impairment	$-	$6	$249	$-	$255
Collectively evaluated for impairment	1,683	6,658	1,266	132	9,739
Total allowance for loan losses	$1,683	$6,664	$1,515	$132	$9,994

Loans:
Individually evaluated for impairment	$-	$1,047	$1,978	$-	$3,025
Acquired with deteriorated credit quality	60	104	-	-	164
Collectively evaluated for impairment	111,001	373,681	139,302	6,930	630,914
Total ending loans balance	$111,061	$374,832	$141,280	$6,930	$634,103

The following is a summary of the activity in the allowance for loan losses of impaired loans, which is a part of the Corporation’s overall allowance for loan losses for the years ended December 31, 2021, 2020 and 2019:

	(in thousands)
	2021	2020	2019

Balance at beginning of year	$255	$435	$128
Provision (credit) for loan losses	(255)	(180)	307
Loans charged off	-	-	-
Recoveries	-	-	-
Balance at end of year	$-	$255	$435

The average balance of impaired loans (excluding loans acquired with deteriorated credit quality) amounted to $2,558,000, $2,788,000 and $2,386,000 during 2021, 2020 and 2019, respectively. Interest income on impaired loans was $167,000 in 2021, $43,000 in 2020, and $263,000 in 2019.

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2021 and 2020:

	(in thousands)
	2021		2020
	Recorded investment	Allowance for loan losses allocated	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded:
Residential 1-4 family real estate	$-	$-	$-	$-
Commercial and multi-family real estate	668	-	872	-
Agricultural real estate	8	-	10	-
Commercial	1,272	-	425	-
Agriculture	-	-	-	-
Consumer	-	-	-	-
With an allowance recorded:
Residential 1-4 family real estate	-	-	-	-
Commercial and multi-family real estate	-	-	165	6
Agricultural real estate	-	-	-	-
Commercial	-	-	1,553	249
Agriculture	-	-	-	-
Consumer	-	-	-	-
Total	$1,948	-	$3,025	$255

The following table presents the recorded investment in nonaccrual loans, loans past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2021 and 2020:

	(in thousands)
	2021			2020
	Nonaccrual	Loans past due over 90 days still accruing	Accruing Troubled Debt Restructurings	Nonaccrual	Loans past due over 90 days still accruing	Accruing Troubled Debt Restructurings
Residential 1-4 family real estate	$184	-	$139	$363	$60	$175
Commercial and multi-family real estate	136	-	14	570	-	546
Agricultural real estate	-	-	-	11	-	-
Commercial	-	-	767	-	-	769
Agriculture	-	-	-	-	-	-
Consumer	-			6
Total	$320	-	$920	$950	$60	$1,490

The nonaccrual balances in the table above include troubled debt restructurings that have been classified as nonaccrual.

The following table presents the aging of the recorded investment in past due loans as of December 31, 2021 and 2020 by class of loans:

	(in thousands)
	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans not past due	Total
2021
Residential 1-4 family real estate	$425	-	$48	$473	$111,723	$112,196
Commercial and multi-family real estate	153	-	2	155	351,824	351,979
Agricultural real estate	-	-	-	-	52,985	52,985
Commercial	1,170	1,082	-	2,252	76,071	78,323
Agriculture	-	-	-	-	8,511	8,511
Consumer	5	-		5	5,560	5,565
Total	$1,753	$1,082	$50	$2,885	$606,674	$609,559

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans not past due	Total
2020
Residential 1-4 family real estate	$795	-	$173	$968	$110,093	$111,061
Commercial and multi-family real estate	468	181	212	861	330,154	331,015
Agricultural real estate	-	-	-	-	43,817	43,817
Commercial	676	-	-	676	130,897	131,573
Agriculture	-	-	-	-	9,707	9,707
Consumer	4	-	6	10	6,920	6,930
Total	$1,943	$181	$391	$2,515	$631,588	$634,103

Credit Quality Indicators:

The Corporation categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Corporation analyzes loans individually by classifying the loans as to the credit risk. This analysis generally includes non-homogenous loans, such as commercial and commercial real estate loans. The Corporation uses the following definitions for risk ratings for adverse classified loans:

●	Pass: Loans not meeting the previous criteria that are analyzed individually as part of the above described process are considered to be pass rated loans.
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

The following table provides a summary of the loan portfolio risk grades, as applicable, based on the most recent analysis performed, as of December 31, 2021 and 2020.

	(in thousands)
	Pass	Special Mention	Substandard	Doubtful	Not rated	Total

2021
Residential 1-4 family	$2,479	$-	$-	$-	$109,717	$112,196
Commercial and multi-family real estate	380,936	10,080	13,823	-	125	404,964
Commercial	77,772	228	2,272	-	6,562	86,834
Consumer	-	-	-	-	5,565	5,565
Total	$461,187	$10,308	$16,095	$-	$121,969	$609,559

	Pass	Special Mention	Substandard	Doubtful	Not rated	Total

2020
Residential 1-4 family	$6,767	$-	$-	$-	$104,294	$111,061
Commercial and multi-family real estate	356,163	6,964	11,536	-	169	374,832
Commercial	64,068	495	2,530	-	74,187	141,280
Consumer	-	-	-	-	6,930	6,930
Total	$426,998	$7,459	$14,066	$-	$185,580	$634,103

The Corporation considers the performance of the loan portfolio and its impact on the allowance for loan losses. For all loan classes that are not rated, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Generally, all loans not rated that are 90 days past due or are classified as nonaccrual and collectively evaluated for impairment, are considered nonperforming. The following table presents the recorded investment in all loans that are not risk rated, based on payment activity as of December 31, 2021 and 2020:

	(in thousands)
	Residential 1-4 family	Commercial and multi-family real estate	Commercial	Consumer	Total
2021
Performing	$109,669	$125	$6,562	$5,565	$121,921
Nonperforming	48	-	-	-	48
Total	$109,717	$125	$6,562	$5,565	$121,969

	Residential 1-4 family	Commercial and multi-family real estate	Commercial	Consumer	Total
2020
Performing	$104,121	$153	$74,187	$6,924	$185,385
Nonperforming	173	16	-	6	195
Total	$104,294	$169	$74,187	$6,930	$185,580

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

There were no modifications for TDR loans during the years ended December 31, 2021 or December 31, 2020.  There were no other subsequent defaults relating to TDR loans during the years ended December 31, 2021 and 2020.

As a result of the COVID-19 pandemic, payment deferrals and interest only payment options for consumer, small business, and commercial customers for up to 90 days were offered.  Payment extensions of up to 90 days for mortgage customers were also offered. As of December 31, 2021, there were 116 loans that were modified or extended, with an outstanding balance of $39.8 million.  These modifications and extensions were made under the CARES Act and are not considered TDR's.

The following is additional information with respect to loans s acquired in the Benchmark and OSB transactions as of December 31, 2021 and 2020:

	Benchmark Bank
	(in thousands)
	Contractual
	Principal	Accretable	Carrying
2021	Receivable	Difference	Amount
Purchased Performing Loans
Balance at December 31, 2020	$37,386	$(655)	$36,731
Change due to payments received	(15,153)	327	(14,826)
Balance at December 31, 2021	$22,233	$(328)	$21,905

Purchased Impaired Loans
Balance at December 31, 2020	$287	$(173)	$114
Change due to payments received	(27)	35	8
Balance at December 31, 2021	$260	$(138)	$122

	Contractual
	Principal	Accretable	Carrying
2020	Receivable	Difference	Amount
Purchased Performing Loans and
Balance at December 31, 2019	$58,953	$(1,177)	$57,776
Change due to payments received	(21,567)	522	(21,045)
Balance at December 31, 2020	$37,386	$(655)	$36,731

Purchased Impaired Loans
Balance at December 31, 2019	$354	$(192)	$162
Change due to payments received	(67)	19	(48)
Balance at December 31, 2020	$287	$(173)	$114

	The Ohio State Bank
	(in thousands)
	Contractual
	Principal	Accretable	Carrying
2021	Receivable	Difference	Amount
Purchased Performing Loans
Balance at December 31, 2020	$10,181	$(319)	$9,862
Change due to payments received	(3,157)	129	(3,028)
Balance at December 31, 2021	$7,024	$(190)	$6,834

Purchased Impaired Loans
Balance at December 31, 2020	$109	$(59)	$50
Change due to payments received	(50)	50	-
Balance at December 31, 2021	$59	$(9)	$50

	Contractual
	Principal	Accretable	Carrying
2020	Receivable	Difference	Amount
Purchased Performing Loans
Balance at December 31, 2019	$13,047	$(430)	$12,617
Change due to payments received	(2,866)	111	(2,755)
Balance at December 31, 2020	$10,181	$(319)	$9,862

Purchased Impaired Loans
Balance at December 31, 2019	$160	$(134)	$26
Change due to payments received	(51)	75	24
Balance at December 31, 2020	$109	$(59)	$50

As a result of the acquisitions, the Corporation has loans, for which there was at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans was $122,000 as of December 31, 2021 and $114,000 as of December 31, 2020 related to the Benchmark acquisition and $50,000 at both  December 31, 2021 and  December 31, 2020 for the OSB acquisition.

There was no provision for loan losses recognized for the years ended December 31, 2021 and 2020 related to the acquired loans as there was no significant change to the credit quality of the loans during the periods.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Corporation. Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Corporation, including the interest rate charged and collateralization. Such loans amounted to $1,105,000 and $965,000 at December 31, 2021 and 2020 respectively. The following is a summary of activity during 2021, 2020 and 2019 for such loans:

	(in thousands)
	2021	2020	2019
Beginning of year	$965	$1,154	$1,371
Additions	4	4	-
Effect of change in composition of related parties	331	-	-
Repayments	(195)	(193)	(217)
End of year	$1,105	$965	$1,154

Additions and repayments include loan and lease renewals, as well as net borrowings and repayments under revolving lines-of-credit.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2021 and 2020:

	(in thousands)
	2021	2020
Land and improvements	$4,081	$4,069
Buildings	20,831	17,596
Equipment	7,222	7,164
	32,134	28,829
Less accumulated depreciation	10,294	9,488
Premises and equipment, net	$21,840	$19,341

Depreciation expense amounted to $1,204,000 in 2021, $1,028,000 in 2020 and $932,000 in 2019.

NOTE 6 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others amounted to $263,593,000 and $234,897,000 at December 31, 2021 and 2020, respectively.

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets. The Corporation has elected to record its mortgage servicing rights using the fair value measurement method. Significant assumptions used in determining the fair value of servicing rights as of December 31, 2021 and 2020 include:

Prepayment assumptions:	Based on the PSA Standard Prepayment Model
Internal rate of return:	8% to 10%
Servicing costs:	$75 – $90 per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count
Inflation rate of servicing costs:	3%
Earnings rate:	0.25%

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2021, 2020 and 2019:

	(in thousands)
	2021	2020	2019
Fair value at beginning of year	$1,132	$1,061	$1,313
Capitalized servicing rights – new loan sales	628	690	192
Disposals (amortization based on loan payments and payoffs)	(187)	(326)	(186)
Change in fair value	295	(293)	(258)
Fair value at end of year	$1,868	$1,132	$1,061

The changes in fair value of servicing rights for the years ended December 31, 2021, 2020 and 2019 resulted from changes in external market conditions, including prepayment assumptions, which is a key valuation input used in determining the fair value of servicing. The prepayment assumption factor used in determining the fair value of servicing at December 31, 2021 was 180 compared to 365 at December 31, 2020 and 214 at December 31, 2019. The earnings rate used in determining the fair value of servicing was 0.25% in 2021, 2020 and 2019.

NOTE 7 - DEPOSITS

Time deposits at December 31, 2021 and 2020 include individual deposits greater than $250,000 of $8,240,000 and $13,228,000, respectively. Interest expense on time deposits greater than $250,000 amounted to $134,000 for 2021,$186,000 for 2020, and $239,000 for 2019.

At December 31, 2021, time deposits amounted to $129,196,000 and were scheduled to mature as follows: 2022,$96,544,000;2023,$19,636,000;2024,$8,710,000;2025,$2,995,000;2026,$1,224,000; and thereafter, $87,000.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are depositors of the Corporation. Such deposits amounted to $4,596,000 and $6,900,000 at December 31, 2021 and 2020, respectively.

NOTE 8 – FEDERAL FUNDS PURCHASED AND OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2021 and December 31, 2020:

	(in thousands)
	2021	2020
United Bankers Bank
Federal Funds purchased	$12	$-
Note payable, with interest at 4.00% payable quarterly, and $250,000 principal payments, with any remaining unpaid principal, due December 1, 2028. All Union Bank stock is held as collateral.	7,000	-
Note payable, with interest at 4.875% payable quarterly, and $250,000 principal payments, with any remaining unpaid principal, due September 1, 2022. All Union Bank stock is held as collateral.	-	7,750
Total other borrowings	$7,012	$7,750

At December 31, 2021, the Corporation had $151,326,000 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

Future maturities of other borrowings are as follows:  2022, $1,012,000; 2023, $1,000,000; 2024, $1,000,000; 2025, $1,000,000; 2026, $1,000,000; 2027, $1,000,000; 2028, $1,000,000.

NOTE 9 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation. United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures. United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation. The debentures have a stated maturity date of March 26, 2033. As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option. Interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 3.37% at December 31, 2021, 3.40% at December 31, 2020, and 5.10% at December 31, 2019, with interest payable quarterly. The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.

The Corporation assumed $3,093,000 of trust preferred securities from the OSB acquisition with $3,000,000 of the liability guaranteed by the Corporation, and the remaining $93,000 secured by an investment in the trust preferred securities. The trust preferred securities have a carrying value of $2,676,000 at December 31, 2021 and $2,642,000 at December 31, 2020. The difference between the principal owed and the carrying value is due to the below-market interest rate on the debentures. The debentures have a stated maturity date of April 23, 2034. Interest is at a floating rate adjustable quarterly and equal to 285 basis points over the 3-month LIBOR amounting to 2.97% at December 31, 2021 and 3.06% at December 31, 2020.

Interest expense on the debentures amounted to $429,000in 2021, $526,000 in 2020, and $728,000 in 2019, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

NOTE 10 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2021, 2020 and 2019:

	(in thousands)
	2021	2020	2019
Data processing	$2,196	$1,801	$1,478
Professional fees	1,031	1,294	1,001
Ohio Financial Institution tax	816	635	552
Advertising	2,284	2,077	1,802
ATM processing and other fees	840	745	764
Amortization of core deposit intangible assets	143	151	159
Postage	92	93	69
Stationery and supplies	155	146	164
FDIC assessment	271	231	79
Loan closing fees	1,592	2,035	1,354
Other real estate owned	-	-	3
Deposit losses	60	47	52
Other	2,039	2,153	1,801
Total other operating expenses	$11,519	$11,408	$9,278

NOTE 11 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2021, 2020 and 2019 consist of the following:

	(in thousands)
	2021	2020	2019
Current	$1,114	$3,711	$1,086
Deferred	1,380	(789)	529
Total provision for income taxes	$2,494	$2,922	$1,615

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 21% in 2021, 2020, and 2019:

	(in thousands)
	2021	2020	2019
Expected tax using statutory tax rate	$3,376	$3,502	$2,578
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(619)	(472)	(386)
Tax-exempt income on life insurance contracts	(85)	(77)	(82)
Deductible dividends paid to United Bancshares, Inc. ESOP	(53)	(44)	(42)
Tax Credits	(125)	-	-
Tax-exempt settlement	-	-	(416)
Other, net	-	13	(37)
Total provision for income taxes	$2,494	$2,922	$1,615

The deferred income tax provision (credit) of $1,380,000 in 2021, ($789,000) in 2020, and $529,000 in 2019 resulted from the tax effects of temporary differences.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2021 and 2020 are presented below:

	(in thousands)
	2021	2020
Deferred tax assets:
Allowance for loan losses	$2,175	$2,099
Deferred compensation	337	330
Alternative minimum tax credits	-	-
Nonaccrual loan interest	107	162
Deferred loan fees	211	437
Accrued vacation expense	-	101
Accrued profit sharing	-	181
Loans fair value adjustments	210	306
Unrealized loss on securities available-for sale	-	-
Other	149	198
Net operating loss carryforwards	420	853
Total deferred tax assets	3,609	4,667
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	483	526
Unrealized gain on securities available for sale	1,062	1,956
Capitalized mortgage servicing rights	393	238
Fixed asset depreciation	830	673
Acquisition intangibles	1,886	1,897
Trust preferred fair value adjustment	67	72
Other	195	125
Total deferred tax liabilities	4,916	5,487
Net deferred tax assets (liabilities)	$(1,307)	$(820)

Net deferred tax liabilities at December 31, 2021 and 2020 are included in other liabilities in the consolidated balance sheets.

The Corporation acquired $15.0 million in federal loss carryforwards with the 2014 acquisition of OSB, which losses expire in years ranging from 2029 to 2033.  Since the use of these losses is limited to $126,000 per year under Section 382 of the Internal Revenue Code, the Corporation recorded in deferred tax assets at the time of acquisition the tax benefit of only $2.5 million of the losses that were deemed more likely than not to be utilized before expiration. The Corporation also acquired $8.9 million in federal loss carryforwards with the 2017 acquisition of Benchmark, which losses expire in years ranging from 2029 to 2036.  Under Section 382 of the Internal Revenue Code, the annual limitation on the use of these losses is $652,000 subject to other adjustments.  At December 31, 2021, $2.0 million of loss carryforwards remained from these acquisitions, resulting in a benefit of $420,000, which was reflected in deferred tax assets.

Management believes it is more likely than not that the benefit of recorded deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 2021 and 2020.

Unrecognized Tax Benefits

The Corporation had no unrecognized tax benefits at December 31, 2021 and 2020.  The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

There was no accrued interest related to uncertain tax positions at December 31, 2021 and December 31, 2020.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2017.  There are no current federal examinations of the Corporation’s open tax years.

NOTE 12 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation sponsors a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions. The plan permits investing in the Corporation’s stock subject to certain limitations. Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations. The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations. Contribution expense for the plan amounted to $1,399,000, $1,478,000, and $1,201,000 in 2021,2020, and 2019, respectively. At December 31, 2021, the plan owned 413,366 shares of the Corporation’s common stock.

The Corporation also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies. In connection with the policies, the Corporation has provided an estimated liability for accumulated supplemental retirement benefits amounting to $1,571,000 and $1,484,000 at December 31, 2021 and 2020, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Corporation has also purchased split-dollar life insurance policies for investment purposes and to fund other employee benefit plans. The combined cash values of these policies aggregated $19,383,000 and $18,981,000 at December 31, 2021 and 2020, respectively.

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan. The Corporation sold from treasury 12,252 shares in 2021, 3,889 shares in 2020, and 2,957 shares in 2019 under the plan.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2021 and 2020:

	(in thousands)
	Contract amount
	2021	2020
Commitments to extend credit	$198,423	$155,852
Letters of credit	$258	$533

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of Common Equity Tier 1 Capital (CET1) to risk-weighted assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2021 and 2020, that the Corporation and Bank meet all capital adequacy requirements to which they are subject. Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2021, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum CET1, total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

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

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2021 and 2020 are presented in the following table:

					Minimum to be
					well capitalized
			Minimum		under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio (1)	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2021
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)
Consolidated	$98,857	14.4%	$48,171	≥ 7.0%	N/A	N/A
Bank	$102,235	14.9%	$48,036	≥ 7.0%	$44,604	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$109,212	15.9%	$72,256	≥ 10.5%	N/A	N/A
Bank	$110,838	16.2%	$72,053	≥ 10.5%	$68,622	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$98,857	14.4%	$58,493	≥ 8.5%	N/A	N/A
Bank	$102,235	14.9%	$58,329	≥ 8.5%	$54,898	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$98,857	9.7%	$40,685	≥ 4.0%	N/A	N/A
Bank	$102,235	9.7%	$42,033	≥ 4.0%	$52,541	5.0%
As of December 31, 2020
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)
Consolidated	$86,584	13.8%	$44,040	≥ 7.0%	N/A	N/A
Bank	$91,118	14.5%	$43,929	≥ 7.0%	$40,791	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$96,578	15.4%	$66,059	≥ 10.5%	N/A	N/A
Bank	$98,992	15.8%	$65,894	≥ 10.5%	$62,756	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$86,584	13.8%	$53,477	≥ 8.5%	N/A	N/A
Bank	$91,118	14.5%	$53,343	≥ 8.5%	$50,205	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$86,584	9.2%	$37,489	≥ 4.0%	N/A	N/A
Bank	$91,118	9.4%	$38,776	≥ 4.0%	$48,471	5.0%

(1) Includes capital conservation buffer of 2.5% as of December 31, 2021

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

NOTE 15 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, is as follows:

Condensed Balance Sheets
	(in thousands)
Assets:	2021	2020
Cash	$1,860	$1,845
Investment in bank subsidiary	135,450	129,070
Other assets	1,930	1,576
Total assets	$139,240	$132,491

Liabilities:
Junior subordinated deferrable interest debentures	$12,976	$12,942
Other borrowings	7,000	7,750
Other liabilities	169	200
Total Liabilities	20,145	20,892
Shareholders' equity	119,095	111,599
Total liabilities and shareholders’ equity	$139,240	$132,491

	(in thousands)
Condensed Statements of Income	2021	2020	2019
Income – dividends from bank subsidiary	$5,000	$4,500	$-
Litigation Settlement	-	-	1,980
Expenses – interest, professional fees and other expenses, net of federal income tax benefit and interest income	(979)	(1,150)	(1,313)
Income before equity in undistributed net income of bank subsidiary	4,021	3,350	667
Equity in undistributed net income of bank subsidiary	9,560	10,405	9,994
Net income	$13,581	$13,755	$10,661

	(in thousands)
Condensed Statements of Cash Flows	2021	2020	2019
Cash flows from operating activities:
Net income	$13,581	$13,755	$10,661
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(9,560)	(10,405)	(9,994)
Stock option expense	183	164	266
Depreciation and amortization	35	34	34
(Increase) decrease in other assets	(537)	843	(1,221)
Increase (decrease) in other liabilities	(31)	(841)	421
Net cash provided by operating activities	3,671	3,550	167

Cash flows from financing activities:
Proceeds from other borrowings	7,000	-	-
Principal payments on other borrowings	(7,750)	(1,000)	(1,000)
Purchase of treasury stock	(368)	-	(95)
Proceeds from sale of treasury stock	243	95	71
Cash paid for cancellation of stock options	-	(11)	-
Cash paid for net shares repurchased, stock option exercise	(387)	-	-
Cash dividends paid	(2,394)	(1,668)	(1,702)
Net cash used in financing activities	(3,656)	(2,584)	(2,726)
Net increase (decrease) in cash	15	966	(2,559)
Cash at beginning of the year	1,845	879	3,438
Cash at end of the year	$1,860	$1,845	$879

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market. The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares. The Corporation purchased 11,651 shares in 2021 and 4,220 shares in 2019 (none in 2020) under the program.

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

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2021 and 2020, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	(in thousands)
2021	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$150,784	$-	$150,784
Mortgage-backed	-	152,570	-	152,570
U.S. Government agencies	-	2,483	-	2,483
Other	1,803	2	-	1,805
Mortgage servicing rights	-	-	1,868	1,868
Total recurring	$1,803	$305,839	$1,868	$309,510

Nonrecurring:
Impaired Loans	-	-	-	-

	(in thousands)
2020	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$99,805	$-	$99,805
Mortgage-backed	-	93,611	-	93,611
Other	1,162	2	-	1,164
Mortgage servicing rights	-	-	1,132	1,132
Total recurring	$1,162	$193,418	$1,132	$195,712

Nonrecurring:
Impaired Loans	$-	$-	$1,463	$1,463

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2021, 2020 and 2019:

	(in thousands)
Mortgage Servicing Rights	2021	2020	2019
Balance at beginning of year	$1,132	$1,061	$1,313
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	628	690	192
Disposals – amortization based on loan payments and payoffs	(187)	(326)	(186)
Changes in fair value	295	(293)	(258)
Balance at end of year	$1,868	$1,132	$1,061

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

Mortgage Servicing Rights

The Corporation records mortgage servicing rights at estimated fair value based on a discounted cash flow model which includes discount rates between 8% and 10%, in addition to assumptions disclosed in Note 6 that are considered to be unobservable inputs. Due to the significance of the level 3 inputs, mortgage servicing rights have been classified as level 3.

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

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2021 and 2020 are as follows:

	(in thousands)
	2021		2020
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL ASSETS
Cash and cash equivalents	$75,202	$75,202	$57,034	$57,034	1
Securities, including FHLB stock	312,771	312,771	200,178	200,178	2,3
Loans held for sale	9,146	9,146	18,427	18,427	3
Net loans	599,204	600,512	624,109	625,628	3
Mortgage servicing rights	1,868	1,868	1,132	1,132	3
Hedging assets	922	922	3,245	3,245	3
Total financial assets	$999,113	$1,000,421	$904,125	$905,644

	(in thousands)
	2021		2020
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL LIABILITIES
Deposits
Maturity	$129,447	$129,196	$152,331	$153,337	3
Non-maturity	800,966	800,966	686,047	686,047	1
Other borrowings	7,012	7,012	7,750	7,750	3
Junior subordinated deferrable interest debentures	12,976	10,931	12,942	10,300	3
Hedging liabilities	46	46	616	616	3
Total financial liabilities	$950,435	$948,139	$859,686	$858,050

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amounts, and would be considered Level 1 inputs.

There are also unrecognized financial instruments at December 31, 2021 and 2020 which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $198.7 million at December 31, 2021 and $156.4 million at December 31, 2020. Such amounts are also considered to be the estimated fair values.

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

Securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy. The Corporation did not have any securities classified as Level 3 at December 31, 2021 or 2020.

Loans:

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

The following table presents the Company’s non-interest income for the years ended December 31, 2021, 2020 and 2019.  Items outside the scope of ASC 606 are noted as such.

	Year ended December 31,
	2021	2020	2019
Service charges on deposit accounts	$1,090	$1,102	$1,486
Gain on sale of loans (1)	13,468	24,139	9,071
Net securities gains (losses) (1)	(16)	289	4
Change in fair value of mortgage servicing rights (1)	295	(293)	(258)
Increase in cash surrender value of life insurance (1)	402	368	390
Credit and debit card interchange fees	1,806	1,514	1,443
Litigation settlement (1)	-	-	1,980
Wealth management	420	319	293
Net loan servicing fees (1)	512	262	327
Other non-interest income (expense)	(631)	(700)	312
Total non-interest income	$17,346	$27,000	$15,048

(1) Not within the scope of ASC 606

NOTE 19 – LEASING ARRANGEMENTS

The Corporation leases various branch facilities under operating leases. Rent expense was $406,000,$424,000, and $314,000 for the years ended December 31, 2021, 2020 and 2019, respectively.  A right-of-use asset, included in other assets, and lease liability, included in other liabilities, were both $1,658,000 at December 31, 2021 and $1,867,000 at December 31, 2020.

The following is a schedule of future minimum rental payments required under the facility leases as of December 31, 2021:

Year ending	Amount
December 31,	(in thousands)
2022	$315
2023	312
2024	314
2025	268
2026	89
Thereafter	802
Total	$2,100

NOTE 20 – STOCK-BASED COMPENSATION

The United Bancshares, Inc.2016 Stock Option Plan (the “Plan”) permits the Corporation to award non-qualified stock options to eligible participants. A total of 250,000 shares are available for issuance pursuant to the Plan.

The Corporation issued 21,958 options during 2021 at an exercise price of $34.60, 63,858 options during 2020 at an exercise price of $19.83, and 33,853 options during 2019 at an exercise price of $22.97 under the Plan. Following is a summary of activity for stock options for the years ended December 31, 2021, 2020 and 2019 (number of shares):

	2021	2020	2019
Outstanding, beginning of year	157,817	117,647	93,069
Granted	21,958	63,858	33,853
Exercised	(33,324)	-	-
Cancelled	-	(2,955)
Forfeited	(12,659)	(20,733)	(9,275)
Outstanding, end of year	133,792	157,817	117,647
Weighted average exercise price at end of year	$22.28	$19.83	$21.81

The options vest over a three-year period on the anniversary of the date of grant. At December 31, 2021, 70,872 options were vested and outstanding options had a weighted average remaining contractual term of 7.8 years.

The fair value of options granted is estimated at the date of grant using the Black Scholes option pricing model. Following are assumptions used in calculating the fair value of the options granted in 2021, 2020 and 2019:

	2021	2020	2019
Weighted-average fair value of options granted	$11.19	$4.83	$7.77
Average dividend yield	2.23%	2.93%	2.26%
Expected volatility	40.00%	40.00%	40.00%
Rick-free interest rate	1.00%	0.49%	1.93%
Expected term (years)	7	7	7
Shares Granted	21,958	63,858	33,853
Exercise Price	$34.60	$16.77	$22.97

Total compensation expense related to the stock options granted in 2021, net of forfeitures, is expected to be $246,000 and is being recognized ratably over the 36 month period beginning July 1, 2021. Total compensation expense related to the stock options granted in 2020, net of forfeitures, is expected to be $255,000 and is being recognized ratably over the 36 month period beginning July 1, 2020.  Total compensation expense related to the stock options granted in 2019, net of forfeitures, is expected to be $214,000 and is being recognized ratably over the 36 month period beginning July 1, 2019.Total compensation expense related to the stock options granted in 2018, net of forfeitures, is expected to be $175,000 and is being recognized ratably over the 36 month period beginning September 1, 2018.  Stock option expense for outstanding awards amounted to $183,000, $164,000 and $266,000 for the years ended December 31, 2021, 2020 and 2019, respectively.

NOTE 21 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2021 and 2020:

	(in thousands, except share data)
		Net		Net Income
	Interest	Interest	Net	Per Share
	Income	Income	Income	Basic	Diluted
2021
First quarter	$9,490	$8,655	$4,117	$1.26	$1.24
Second quarter	$9,249	$8,436	$2,655	$0.81	$0.80
Third quarter	$10,648	$9,903	$4,092	$1.24	$1.22
Fourth quarter	$9,417	$8,741	$2,717	$0.83	$0.81

2020
First quarter	$9,232	$7,124	$1,088	$0.33	$0.32
Second quarter	$10,079	$8,587	$5,668	$1.73	$1.71
Third quarter	$10,100	$8,398	$5,250	$1.61	$1.60
Fourth quarter	$10,619	$8,933	$1,749	$0.54	$0.53

OFFICERS - UNITED BANCSHARES, INC.
Brian D. Young - President / Chief Executive Officer / Interim Chief Financial Officer
Heather M. Oatman - Secretary

OFFICERS - THE UNION BANK COMPANY
Brian D. Young - President / CEO / Chairman / Interim Chief Financial Officer
Heather M. Oatman - Senior Vice President / Secretary
Stacey L. Clemens- Senior Vice President
Teresa M. Deitering - Senior Vice President
Klint D. Manz - Senior Vice President
Brent D. Nussbaum- Senior Vice President
Norman V. Schnipke - Senior Vice President
Travis E. Vulich - Senior Vice President

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

NAME	AGE	DIRECTOR SINCE	NAME	AGE	DIRECTOR SINCE
Robert L. Benroth	59	2003	Daniel W. Schutt	74	2005
Putnam County Auditor			Chairman, Retired Banker

Herbert H. Huffman	71	2018	R. Steven Unverferth	69	2005
Retired - Educator			Chairman, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel	79	2000	Brian D. Young	55	2012
Farmer, Rigel Farms, Inc.			President/CEO

David P. Roach	71	2001
Vice-President/GM, First Family Broadcasting of Ohio

DIRECTORS – THE UNION BANK COMPANY

NAME	AGE	DIRECTOR SINCE (a)	NAME	AGE	DIRECTOR SINCE (a)
Robert L. Benroth	59	2001	David P. Roach	71	1997
Putnam County Auditor			Vice-President/GM, First Family Broadcasting of Ohio

Anthony M.V. Eramo	56	2016	Carol R. Russell	67	2019
Managing Director, MountainView Financial Solutions			President/CEO, Schulte Group

Herbert H. Huffman	71	1993	Daniel W. Schutt	74	2005
Retired - Educator			Retired Banker

Kevin L. Lammon	67	1996	R. Steven Unverferth	69	1993
Village Administrator, Village of Leipsic			Chairman, Unverferth Manufacturing Corporation, Inc

William R. Perry	63	1990	Dr. Jane M. Wood	54	2021
Farmer			President, Bluffton University

H. Edward Rigel	79	1979	Brian D. Young	55	2008
Farmer, Rigel Farms, Inc.			President/CEO/Chairman

(a)	Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.