Form 10-K, Exhibit 13
period 2022-12-31
UNITED BANCSHARES INC/OH
filed 2023-03-13
CIK 1087456

Exhibit 13

Shareholders, Clients, and Team Members:

I am pleased to report that, once again, your Company had a successful year. In addition to reporting income before taxes of approximately $12.5 million, return on average tangible equity of 17.70% and return on average assets of 1.06%, your Company continues to focus on serving our clients and communities.  As a result of these successes, the Board of Directors declared a $0.22 per share dividend, payable March 15, 2023 to shareholders of record at the close of business on February 29, 2023.  This is a 4.8% increase as compared to the fourth quarter of 2022. This declaration was the 13th increase in dividends since 2012.

During 2022 the banking industry faced record inflation, a dramatic decrease in residential mortgage activity, rapidly rising interest rates, and recession fears.  The company adjusted to those factors by reducing staff, aggressively managing its balance sheet and controlling interest costs.  As a result, excluding PPP fees, net interest income increased $4.4 million with 43 basis points increase in net margin, non-interest expenses decreased $2.6 million, and gross loan and deposit balances increased $74 million and $23 million, respectively during 2022.

The cumulative effect of those adjustments throughout the first three quarters of 2022 were evident by the company’s reporting of $1.10 earnings per share in the fourth quarter ($.91 per share excluding the tax effected positive impact of $606,000 from the negative loan loss provision and offsetting increase in the unfunded commitment liability).

Additionally the rapid increase in interest rates has created a decline in the market value of our available for sale securities portfolio of $53.6 million, which has decreased your Company’s tangible book value by $13.43 per share since December 31, 2021.  While this decrease has no impact on regulatory capital, it has likely been a noticeable factor in the company’s recent decrease in share price.  Based on the Company’s current alternative sources of liquidity, I believe it is very unlikely that those losses will be realized. As such, we remain focused on continuing to add value to our shareholders through core revenue growth, strong asset quality, and consistent dividends.

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

While the financial performance of your Company continues to be strong, we experienced an incredible and sudden loss of our long-time, beloved Board Secretary and Human Resource Manager, Heather Oatman.  Heather was not only a trusted 25-year team member, but she was also a dear friend to so many on our team.  While we will miss her immensely, her kindness, care, and love for others, will always be a part of each of us and as well as our entire organization.

Thank you for your ongoing support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

UNITED BANCSHARES, INC.

DESCRIPTION OF THE CORPORATION

United Bancshares, Inc., an Ohio corporation (the “Corporation”), is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Corporation was incorporated and organized in 1985. The executive offices of the Corporation are located at 105 Progressive Drive, Columbus Grove, Ohio 45830. Effective February 1, 2007, the Bank formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio. The operations of UBC are located in Wilmington, Delaware. Effective, December 4, 2009, the Bank formed a wholly-owned subsidiary UBC Property, Inc. to hold and manage certain property that was acquired in lieu of foreclosure. At this time all other real estate owned property is being held at the Bank. Through its subsidiary, the Bank, the Corporation is engaged in the business of full-service community banking offering a full range of commercial and consumer banking services.  Effective May 5, 2022, the Corporation formed a wholly-owned subsidiary, UBC Risk Management, Inc. (UBC Risk) which insures various liability and property damage policies for the Corporation and its related subsidiaries.

The Union Bank Company is an Ohio state-chartered bank, which serves Allen, Delaware, Franklin, Hancock, Huron, Marion, Paulding, Putnam, Sandusky, Van Wert, and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delaware, Delphos, Findlay, Gahanna, Gibsonburg, Kalida, Leipsic, Lima, Marion, Marysville, Ottawa, Paulding, Pemberville, Plymouth, and Westerville, Ohio.

United Bancshares, Inc. has traded its common stock on the OTCQX Exchange under the symbol “UBOH” since August 2022. As of December 31, 2022, the common stock was held by 989 shareholders of record.

AVAILABILITY OF MORE INFORMATION

To obtain a copy, without charge, of the United Bancshares, Inc.’s annual report (Form 10-K) filed with the Securities and Exchange Commission, please write to:

Denise Giesige, Secretary

United Bancshares, Inc.

105 Progressive Drive

Columbus Grove, Ohio 45830

800-837-8111

UNITED BANCSHARES, INC.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

	(Dollars in thousands, except per share data)
	Years ended December 31,
	2022	2021	2020	2019	2018
Statements of income:
Total interest income	$38,942	$38,804	$40,030	$37,819	$34,365
Total interest expense	3,258	3,069	6,988	8,924	6,158
Net interest income	35,684	35,735	33,042	28,895	28,207
Provision (credit) for loan losses	(1,000)	300	6,200	550	450
Net interest income after provision (credit) for loan losses	36,684	35,435	26,842	28,345	27,757
Total non-interest income	9,954	17,346	27,000	15,048	9,428
Total non-interest expenses	34,114	36,706	37,165	31,117	27,436
Income before federal income taxes	12,524	16,075	16,677	12,276	9,749
Federal income taxes	1,214	2,494	2,922	1,615	1,529
Net income	$11,310	$13,581	$13,755	$10,661	$8,220
Per share of common stock:
Net income - basic	$3.47	$4.14	$4.21	$3.26	$2.51
Dividends	0.84	0.73	0.51	0.52	0.48
Book value	$26.23	$36.34	$34.11	$29.00	$24.76
Average shares outstanding - basic	3,259,924	3,277,062	3,270,996	3,270,878	3,268,667
Average shares outstanding - diluted	3,264,632	3,338,151	3,306,503	3,277,198	3,269,834
Year end balances:
Loans (1)	$687,545	$618,705	$652,530	$591,725	$569,319
Securities (2)	285,146	312,771	200,178	188,913	172,656
Total assets	1,087,293	1,076,556	978,532	880,014	830,300
Deposits	953,883	930,413	838,378	707,134	666,236
Shareholders' equity	82,691	119,095	111,599	94,781	80,944
Average balances:
Loans (1)	637,326	632,829	663,097	582,377	540,687
Securities (2)	295,728	237,695	185,847	179,075	173,592
Total assets	1,072,002	1,046,350	967,828	861,693	802,989
Deposits	952,621	904,975	792,938	694,857	647,987
Shareholders' equity	92,471	114,981	101,631	86,652	76,142
Selected ratios:
Net yield on average interest earning assets (3)	3.74%	3.76%	3.77%	3.75%	3.96%
Return on average assets	1.06%	1.30%	1.42%	1.24%	1.02%
Return on average shareholders' equity	12.23%	11.81%	13.53%	12.30%	10.80%
Net loan charge-offs (recoveries) as a percentage of average outstanding net loans	(0.01)%	(0.01)%	0.05%	(0.01)%	(0.04)%
Allowance for loan losses as a percentage of year end loans (4)	1.38%	1.70%	1.58%	0.72%	0.63%
Shareholders' equity as a percentage of total assets	7.61%	11.06%	11.40%	10.77%	9.75%

Notes:
1) Includes loans held for sale.
2) Includes restricted bank stock.
3) Net yield on average interest-earning assets was computed on a tax-equivalent basis. 4) Does not include loans held for sale

Forward-looking Statements

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. From time to time, we have made or will make forward-looking statements within the meaning of the Act. These statements do not relate strictly to historical or current facts. Certain information, particularly information regarding future economic performance and finances and plans and objectives of management, contained or incorporated by reference in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, is forward-looking. Forward-looking statements usually can be identified by the use of words such as “goal,” “objective,” “outlook,” “plan,” “strategy,” “expect,” “anticipate,” “project,” “believe,” “estimate,” or other words of similar meaning, or by words or phrases indicating that an event or trend “may,” “should,” “will,” “is likely,” or that an event or trend is “probable” to occur or “continue,” has “begun,” “is scheduled,” or is “on track.” Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”).

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

United Bancshares, Inc. (the “Corporation”) is a financial holding company that conducts business through its wholly-owned subsidiaries, The Union Bank Company (the “Bank”) and UBC Risk Management, Inc.

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

UBC Risk Management, Inc. is a subsidiary of the Corporation and is located in Las Vegas, Nevada. It is a captive insurance subsidiary which insures various liability and property damage policies for the Corporation and its related subsidiaries.

Recent Developments

Growth in the U.S. economy slowed in 2022, compared to the higher rates of growth experienced in 2021, as pressures from higher inflation and rising energy prices as well as concerns over the Russia-Ukraine war and talks of recession resulted in U.S. Gross Domestic Product ("GDP") that shrank slightly in the first half of 2022, before rebounding somewhat in the third and fourth quarters.   Despite the FRB's efforts to control inflation by raising short-term interest rates, it remains elevated, reflecting supply and demand imbalances related to the pandemic and higher energy prices as well as other broader price pressures, and exceeded an annual rate of 6.5% in 2022, well above the FRB's target inflation rate of 2%. In addition, the Russia-Ukraine war and related events are likely to create additional upward pressure on inflation and weigh on economic activity.  Despite the fact that GDP declined slightly in the first and second quarters of 2022, before recovering slightly in the third and fourth quarters of 2022, the total unemployment rate has remained low, and was 3.5 percent at December 2022 compared with 3.9 percent at December 2021.  The FRB increased short-term interest rates by 425 basis points in 2022 and has indicated that ongoing increases in short-term interest rates will continue in early 2023, or as long as necessary, to control the rate of inflation.

As a result of these uncertainties, our credit administration continues to closely monitor and analyze the higher risk segments within the loan portfolio, tracking loan payment deferrals, customer liquidity and providing timely reports to senior management and the board of directors. Based on the Corporation's capital levels, prudent underwriting policies, loan concentration diversification and our geographic footprint, we are cautiously optimistic that the Corporation is positioned to continue managing the impact of the varied set of risks and uncertainties currently impacting our customer base and local economies.  While we remain adequately capitalized, with strong levels of loan loss provisions, the Corporation may be required to make additional loan loss provisions, if warranted, by the extremely fluid global economic condition.

Cash and Cash equivalents

Cash and cash equivalents at December 31, 2022 were $30.7 million, a $44.5 million (59.2%) decrease from $75.2 million at December 31, 2021.  The decrease is due to a decrease of overnight funds on deposit at the Federal Reserve and was used to fund loan growth.

Securities

Management monitors the earnings performance and liquidity of the securities portfolio on a regular basis through Asset/Liability Committee (ALCO) meetings. As a result, all securities, except Federal Home Loan Bank of Cincinnati (FHLB) stock, have been designated as available-for-sale and may be sold if needed for liquidity, asset-liability management, or other reasons. Such securities are reported at fair value, with any net unrealized gains or losses reported as a separate component of shareholders’ equity, net of related income taxes. As of December 31, 2022, certain securities are in an unrealized loss position and this imposes some limitations on selling these securities for liquidity needs, as the unrealized loss would be recognized through income.

Securities, including FHLB stock, totaled $285.1 million at December 31, 2022 compared to $312.8 million at December 31, 2021, a decrease of $27.6 million (8.8%).  Obligations of states and political subdivisions decreased $14.5 million (9.6%) despite purchases of $15.4 million due to an increase in the unrealized loss of $29.8 million. Mortgage-backed securities decreased $14.8 million (9.7%) despite purchases of $8.6 million due to an increase in the unrealized loss of  $23.4 million.  U.S. Government agencies increased $2.1 million (85.5%).

At December 31, 2022 the net unrealized loss on available-for-sale securities amounted to $48.6 million compared to an unrealized gain of $5.1 million at December 31, 2021, due to the rapid increases in interest rates during the year.  At December 31, 2022, the Corporation held 386 securities which were in a loss position with the fair value of $265.6 million and gross unrealized losses of $48.7 million.  Management has considered the access it has to alternative sources of liquidity, the current interest rate environment, the volatility in the bond market, and the Corporation’s liquidity needs in the near term in concluding that the impairment on these securities is market driven, not credit related, and thus considered to be temporary.

The Corporation maintains a certain level of FHLB stock as a member of the FHLB of Cincinnati.  FHLB stock is considered a restricted security which is carried at cost and evaluated periodically for impairment. There was $1,269,000 of FHLB stock redeemed during 2022.

At December 31, 2022, the Corporation’s investment securities portfolio included $136.3 million in U.S. states and political subdivisions securities, which is $53.6 million (64.9%) higher than shareholders’ equity as of that date. The largest exposure to any one state is $37.1 million, or 23%, from issuers located within the state of Texas. The Corporation’s procedures for evaluating investments in securities issued by states, municipalities and political subdivisions are in accordance with guidance issued by the Board of Governors of the Federal Reserve System, “Investing in Securities without Reliance on Nationally Recognized Statistical Rating Agencies” (SR 12-15) and other regulatory guidance. Credit ratings are considered in our analysis only as a guide to the historical default rate associated with similarly rated bonds. There have been no significant differences in our internal analyses compared with the ratings assigned by the third-party credit rating agencies.

Loans

At December 31, 2022, gross loans, including loans held for sale, amounted to $687.5 million compared to $618.7 million at December 31, 2021, an increase of $68.8 million (11.1%).  Commercial and multi-family real estate loans increased $65.8 million (16.3%), and residential real estate loans increased $17.2 million (15.3%).  This growth was offset by decreases in commercial loans of $8.9 million (10.3%), loans held for sale of $5.2 million (56.6%) and consumer loans of $71,000 (1.3%).  Loans originated through the PPP program are included in the Commercial segment and had an outstanding balance of $293,000 as of December 31, 2022 compared to $6.6 million at December 31, 2021.

Throughout the course of 2022, loan demand remained strong, particularly surrounding the development opportunities in the Columbus market.  Some of this demand started to soften towards the end of 2022 with talks of recession and the impact of inflation outpacing the liquidity in the market place.  Resulting uncertainties in economic conditions in our market areas may lead to reductions in the growth of our commercial and industrial, commercial real estate, residential real estate and consumer loan portfolios.

Deposits

Total deposits at December 31, 2022 were $953.9 million, an increase of $23.5 million (2.5%) compared with total deposits of $930.4 million at December 31, 2021. The increase in deposits consisted of an $20.6 million increase in non-interest bearing deposits and a $2.9 million increase in interest bearing deposits.

Other Borrowings

In addition to customer deposits, the Corporation utilizes other borrowings as an alternative source of funding, as necessary, to support asset growth. Other borrowings at December 31, 2022 consists of overnight borrowings from the Federal Home Loan Bank of $23.5 million, a federal funds line of credit from another bank of $31,000, a line of credit from another bank of $1,500,000, and a term borrowing from another bank of $6,000,000 payable in quarterly installments of $250,000 with any remaining principal due in December 2028.  Other borrowings at December 31, 2021, included a federal funds line of credit from another bank of $12,000, and a term borrowing from another bank of $7,000,000.  Management plans to maintain access to FHLB and other various borrowing alternatives as an appropriate funding source.

Shareholders’ Equity

Total shareholders’ equity decreased $36.4 million (30.6%) to $82.7 million at December 31, 2022 from $119.1 million at December 31, 2021. This was the result of an increase in unrealized losses on available for sale securities, net of tax of $42.4 million, share repurchases of $2.9 million and dividends paid of $2.7 million.  These reductions in shareholders’ equity were offset by net income of $11.3 million. The increase in unrealized losses on available for sale securities from December 31, 2021 to December 31, 2022 was attributable to the rapid increases in interest rates during the year.

Results of Operation – 2022 Compared to 2021

Performance Summary

Net income for the year ended December 31, 2022, totaled $11,310,000, or $3.47 basic earnings per share, compared to $13,581,000, or $4.14 basic earnings per share for the same period in 2021, a decrease of $2,271,000 (16.7%) or $0.67 per share. The decrease in operating results for the year ended December 31, 2022 as compared to December 31, 2021 was primarily attributable to a decrease in net interest income of $51,000 (0.1%) and a decrease in non-interest income of $7,392,000 (42.6%), offset by a decrease in non-interest expenses of $2,592,000 (7.1%), a decrease in the provision for loan losses of $1,300,000, and a decrease in the provision for income taxes of $1,280,000 (51.3%). The results for 2022 include an $802,000, or $0.25 basic earnings per share, increase in non-interest income due to BOLI death benefit payments.

The Corporation’s return on average assets was 1.06% in 2022, compared to 1.29% in 2021.  The Corporation’s return on average tangible shareholders’ equity was 17.70% in 2022, compared to 15.83% in 2021.

Net Interest Income

Net interest income is the amount by which income from interest-earning assets exceeds interest incurred on interest-bearing liabilities. Interest-earning assets consist principally of loans and investment securities while interest-bearing liabilities include interest-bearing deposit accounts and borrowed funds. Net interest income remains the primary source of revenue for the Corporation. Changes in market interest rates, as well as changes in the mix and volume of interest-bearing assets and interest-bearing liabilities impact net interest income. Net interest income was $35,684,000 in 2022, compared to $35,735,000 in 2021, a decrease of $51,000 (0.1%).   Interest income in 2022 was $38,942,000, a decrease of  $138,000 (0.4%) from $38,804,000 in 2021. Interest expense in 2022 was $3,258,000, an increase of $189,000 (6.2%) from $3,069,000 in 2021, due to rising interest rates in the latter half of 2022.

Loan interest income decreased $2,519,000, due primarily to a reduction in PPP loan fees of $4,415,000, offset by an increase in loan interest income of $1,896,000, which can be attributed to rising portfolio rates and strong loan growth.  Investment portfolio income increased $2,014,000 due to increased volumes, and other interest income increased $643,000 due to higher interest rates on balances at the Federal Reserve.

The yield on average earning assets (on a taxable equivalent basis) remained steady at 4.08% in 2022 and 2021, despite the $4,415,000 decrease in PPP loan fee income due to a shifting mix of earning assets.  The year-to-date average interest-bearing cash, securities, and loan balances were $46.5 million, $295.7 million, and $637.3 million in 2022, respectively compared to $98.9 million, $237.7 million and $632.8 million in 2021, respectively.

Deposit interest expense increased $41,000 and interest paid on borrowings increased $148,000 due to the increase in interest rates, which increased the cost of funds to 0.43% in 2022 compared to 0.42% in 2021.  Management expects the cost of funds to continue to increase in 2023 as deposit offering rates for non-maturity and time deposits have increased with the market and competition.

Net interest margin is calculated by dividing net interest income (adjusted to reflect tax-exempt interest income on a taxable equivalent basis) by average interest-earning assets. The resulting percentage serves as a measurement for the Corporation in comparing its results with those of past periods as well as those of peer institutions. The net interest margin (on a taxable equivalent basis) was 3.74% for the year ended December 31, 2022, compared to 3.77% for the year ended December 31, 2021.  This decrease can largely be attributed to PPP fee collected in the comparable periods in 2021.  Loans comprised 69.8% of interest-earning assets at December 31, 2022 compared to 61.7% of interest-earning assets at December 31, 2021. Interest-bearing deposits comprised 97.4% of interest-bearing liabilities at December 31, 2022, compared to 97.2% for the same period in 2021.

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

The allowance for loan losses at December 31, 2022 was $9.4 million, or 1.38% of total loans, compared to $10.4 million, or 1.70% of total loans at December 31, 2021. The change in the allowance for loan losses during 2022 included a negative provision for loan losses of $1,000,000 and net recoveries of $46,000.

The provision for loan losses is determined by management after considering the amount of net losses incurred as well as management’s estimation of losses inherent in the portfolio based on an evaluation of loan portfolio risk and current economic factors.  Settlements of impaired or potential problem loans can also result in an increase or reduction in the required allowance for loan losses and a negative provision, or credit, being reflected in current operations. The negative provision for loan losses of $1,000,000 in 2022 was a $1.3 million decrease compared to the provision expense of $300,000 in 2021. The decrease in the provision for loan losses is a result of the continued waning impact of COVID related concerns, as well as the current status of the Bank's loan portfolio.

Impaired loans, principally consisting of commercial and commercial real estate, amounted to $1,604,000, all with no specific reserve, at December 31, 2022.  Total impaired loans were $1,948,000 at December 31, 2021, also, all with no specific reserve.

In addition to impaired loans, the Corporation had other potential problem credits of $8.2 million at December 31, 2022 compared to $24.7 million at December 31, 2021, a decrease of $16.6 million (67.2%) due mainly to payoffs.  The Corporation’s credit administration department continues to closely monitor these credits.

Non-Interest Income

Total non-interest income decreased $7,392,000 (42.6%) to $9,954,000 in 2022 from $17,346,000 in 2021, which was primarily attributable to decreases in gain on sale of loans of $11,598,000 (86.1%), offset by an increase in other operating income of $3,256,000 (154.5%), an increase in BOLI income of $764,000, an increase in service charges of $142,000, and an increase in the fair value of mortgage servicing rights of $142,000.

Significant recurring components of non-interest income include service charges on deposit accounts, secondary market lending activities, and increases in the cash surrender value of life insurance.

Service charges on deposit accounts were $1.2 million in 2022 compared to $1.1 million in 2021.

The Corporation has elected to sell in the secondary market substantially all fixed rate residential real estate loans originated and retains the servicing rights relating to certain of those loans. During 2022, gain on sale of loans was $1,870,000, including $258,000 of capitalized servicing rights. Gain on sale of loans was $13,468,000 in 2021, including $628,000 of capitalized servicing rights. The significant decrease in gain on sale of loans was attributable to decreased loan origination and sales activities within the residential mortgage and governmental lending operations along with a decrease in the average gain on sale per loan.  For the year ended December 31, 2022, there were $173.3 million in loans originated and sold compared to $359.4 million in 2021. The net gain on sale was 0.85% in 2022 compared to 3.58% in 2021.

The Corporation’s serviced portfolio decreased $836,000 during 2022 to $263.4 million at December 31, 2022.  The Corporation reports its mortgage servicing rights using the fair value measurement method. As a result, the Corporation recognized a $437,000 increase in the fair value of mortgage servicing rights during 2022, compared to a $295,000 increase in the fair value of mortgage servicing rights in 2021. Prepayment assumptions are a key valuation input used in determining the fair value of mortgage servicing rights. While prepayment assumptions are constantly subject to change, such changes typically occur within a relatively small parameter from period to period. The prepayment assumptions used in determining the fair value of servicing are based on the Public Securities Association (PSA) Standard Prepayment Model. At December 31, 2022 the PSA factor was 114 compared to 180 at December 31, 2021.

Cash surrender value of life insurance increased $764,000 in 2022 to $1,166,000 compared to $402,000 in 2021 due to $802,000 received in BOLI death benefit payments.

Other operating income increased $3,256,000 to $5,363,000 in 2022 from $2,107,000 in 2021.  The increase in other non-interest income resulted from increases in the Corporation's loan hedging program of $3,139,000.  The increase in loan hedging income is designed to offset the lower net gain on sales of loan yields experienced in 2022.

Non-Interest Expenses

Non-interest expenses were $34,114,000 for the year ended December 31, 2022, compared to $36,706,000 for the same period in 2021, a decrease of $2,592,000. The decrease in non-interest expenses was primarily attributable to decreases in salaries and benefits of $2,249,000 (10.9%), a result of lower mortgage loan commissions, loan origination expenses of $599,000 (39.7%), advertising and promotional expense of $552,000 (24.8%), and fixed asset depreciation of $187,000 (10.8%). These decreases in expense were offset by increases in the unfunded commitment reserve of $157,000, equipment service expense of $150,000 (13.3%), travel and entertainment expense of $115,000 (110.4%), asset management legal expense of $103,000 (198.1%), ATM/debit card processing expense of $90,000 (10.7%), and exam and auditing expense of $86,000 (13.8%).

The significant components of other operating expenses are summarized in Note 10 to the consolidated financial statements.

Provision for Income Taxes

The provision for income taxes for 2022 was $1,214,000, an effective tax rate of 9.7%, compared to $2,494,000 in 2021, an effective rate of 15.5%.  The decrease in the effective tax rate is largely due to tax-exempt securities and the BOLI death benefit payment comprising 35.9% of pre-tax income in 2022 compared to 19.3% in 2021.

Results of Operation – 2021 Compared to 2020

For a discussion of our results of operations for 2021 versus 2020, see "Part II, Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Form 10-K filed with the SEC on March 4, 2022, which information is incorporated by reference to the 2021 UBOH Annual Report to Shareholders filed as Exhibit 13 thereto.

Liquidity

Liquidity relates primarily to the Corporation’s ability to fund loan demand, meet the withdrawal requirements of deposit customers, and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, securities available-for-sale, and loans held for sale. A large portion of liquidity is provided by the ability to sell or pledge securities. Accordingly, the Corporation has designated all securities other than FHLB stock as available-for-sale. A secondary source of liquidity is provided by access to FHLB advances, various lines of credit facilities available through correspondent banks and the Federal Reserve. Another source of liquidity is represented by loans that are available to be sold. Certain other loans within the Corporation’s loan portfolio are also available to collateralize borrowings.

The consolidated statements of cash flows for the years presented provide an indication of the Corporation’s sources and uses of cash as well as an indication of the ability of the Corporation to maintain an adequate level of liquidity. A discussion of cash flows for 2022, 2021, and 2020 follows.

The Corporation generated cash from operating activities of $16.8 million in 2022, $26.4 million in 2021, and $17.2 million in 2020.

Net cash flows used in investing activities amounted to $103.0 million in 2022, $96.5 million in 2021, and $65.1 million in 2020. Significant investing cash flow activities in 2022 included $28.3 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities and $73.8 million of net cash outflows to fund net loan growth. Significant investing cash flow activities in 2021 included $118.2 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities and $25.1 million of net cash inflows due to a decrease in loan balances.  Significant investing cash flow activities in 2020 included $6.0 million of net cash outflows resulting from securities purchases, net of proceeds received from sales and maturities and $57.3 million of net cash outflow to fund net loan growth.

Net cash flows provided by financing activities amounted to $41.7 million in 2022, $88.2 million in 2021, and $78.5 million in 2020. Net cash provided by financing activities in 2022 primarily resulted from an increase in deposits of $23.5 million and $25.0 million in other borrowings offset by $2,876,000 to purchase treasury shares and $2,747,000 in cash dividends paid. Net cash provided by financing activities in 2021 primarily resulted from an increase in deposits of $92.1 million offset by $2,394,000 in cash dividends paid. Net cash provided by financing activities in 2020 primarily resulted from an increase in deposits of $131.3 million offset by payments on other borrowings of $51.0 million, and by $1,668,000 in cash dividends paid.

Asset Liability Management

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. The Corporation manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution’s interest rate sensitive assets (assets that will mature or reprice within a specific time period) and interest rate sensitive liabilities (liabilities that will mature or reprice within the same time period) is commonly referred to as its “interest rate sensitivity gap” or, simply, its “gap”. An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a “positive gap”. This generally means that, when interest rates increase, an institution’s net interest income will increase and, when interest rates decrease, the institution’s net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a “negative gap”. This generally means that, when interest rates increase, the institution’s net interest income will decrease and, when interest rates decrease, the institution’s net interest income will increase. The Corporation’s one year cumulative gap (ratio of risk-sensitive assets to risk-sensitive liabilities) at December 31, 2022 is approximately 155% which means the Corporation has more assets than liabilities re-pricing within one year.  Due to the makeup of the Corporation's deposit base, the Corporation’s liabilities do not have the ability to reprice down the full 100 bps which is why the margin decreases in a 100 bps down shock scenario. This is quantified in the earnings sensitivity to market rates table in the Quantitative and Qualitative Disclosures about Market Risk.

Effects of Inflation

The assets and liabilities of the Corporation are primarily monetary in nature and are more directly affected by fluctuations in interest rates than inflation. Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies. Interest rates and inflation do not necessarily move with the same velocity or within the same period; therefore, a direct relationship to the inflation rate cannot be shown. The financial information presented in the Corporation’s consolidated financial statements has been presented in accordance with accounting principles generally accepted in the United States, which require that the Corporation measure financial position and operating results primarily in terms of historical dollars. We expect that interest rates will continue to increase with the Federal Reserve focusing its concerns on reducing inflation.  Persistent inflation could have a material adverse impact on us, and/or our customers.

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

Management considers the valuation of goodwill from various past acquisitions through an annual impairment test which considers, among other things, the assets and equity of the Corporation as well as price multiples for sales transactions involving other local financial institutions. Management engaged an independent valuation specialist to perform a goodwill impairment evaluation as of September 30, 2022, which supported management’s assessment that no impairment adjustments to goodwill were warranted. To date, none of the goodwill evaluations have revealed the need for an impairment charge. Management does not believe that any significant conditions have changed relating to the goodwill assessment through December 31, 2022.

The Company’s mortgage servicing rights relating to loans serviced for others represent an asset of the Company. This asset is initially capitalized and included on the Company’s consolidated balance sheet. The mortgage servicing rights are then amortized as non-interest expense in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage servicing rights. There are a number of factors, however, that can affect the ultimate value of the mortgage servicing rights to the Company, including the estimated prepayment speed of the loan and the discount rate used to present value the servicing right. For example, if the mortgage loan is prepaid, the Company will receive fewer servicing fees, meaning that the present value of the mortgage servicing rights is less than the carrying value of those rights on the Company’s balance sheet. Therefore, in an attempt to reflect an accurate expected value to the Company of the mortgage servicing rights, the Company receives a valuation of its mortgage servicing rights from an independent third party. The independent third party’s valuation of the mortgage servicing rights is based on relevant characteristics of the Company’s loan servicing portfolio, such as loan terms, interest rates and recent national prepayment experience, as well as current national market interest rate levels, market forecasts and other economic conditions. Management, with the advice from its third-party valuation firm, review the assumptions related to prepayment speeds, discount rates, and capitalized mortgage servicing income on a quarterly basis.  In addition, based upon the independent third party’s valuation of the Company’s mortgage servicing rights, management then establishes a valuation allowance, if necessary, to quantify the likely impairment of the value of the mortgage servicing rights to the Company. The estimates of prepayment speeds and discount rates are inherently uncertain, and different estimates could have a material impact on the Company’s net income and results of operations. The valuation allowance is evaluated and adjusted quarterly by management to reflect changes in the fair value of the underlying mortgage servicing rights based on market conditions.

The Corporation reviews securities prices and fair value estimates of other financial instruments supplied by an independent pricing service, as well as their underlying pricing methodologies, for reasonableness and to ensure such prices are aligned with traditional pricing matrices. The Corporation’s securities portfolio primarily consists of U.S. Government agencies, and political subdivision obligations, and mortgage-backed securities. Pricing for such instruments is typically based on models with observable inputs. From time to time, the Corporation will validate, on a sample basis, prices supplied by the independent pricing service by comparison to prices obtained from other third-party sources or derived using internal models. The Corporation also considers the reasonableness of inputs for financial instruments that are priced using unobservable inputs.

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

Impact of Recent Accounting Pronouncements

A summary of new accounting standards adopted or subject to adoption in 2022, as well as newly issued but not effective accounting standards at December 31, 2022, is presented in Note 2 to the consolidated financial statements.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments

The following table summarizes loan commitments, including letters of credit, as of December 31, 2022:

	Amount of commitment to expire per period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	years	5 years
	(in thousands)
Type of Commitment
Commercial lines-of-credit	$70,603	$62,219	$7,697	-	$687
Real estate lines-of-credit	133,951	9,563	9,587	16,501	98,300
Consumer lines-of-credit	365	-	-	-	365
Letters of Credit	319	319	-	-	-

Total commitments	$205,238	$72,101	$17,284	$16,501	$99,352

As indicated in the preceding table, the Corporation had $205.2 million in total loan commitments at December 31, 2022, with $72.1 million of that amount expiring within one year. All lines-of-credit represent either fee-paid or legally binding loan commitments for the loan categories noted. Letters-of-credit are also included in the amounts noted in the table since the Corporation requires that each letter-of-credit be supported by a loan agreement. The commercial and consumer lines represent both unsecured and secured obligations. The real estate lines are secured by mortgages in residential and nonresidential property. Many of the commercial lines are due on a demand basis and are established for seasonal operating purposes. It is anticipated that a significant portion of these lines will expire without being drawn upon.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments – Continued

The following table summarizes the Corporation’s contractual obligations as of December 31, 2022:

	Payments due by period
	Total	Less than	1 - 3	4 - 5	Over
	Amount	1 year	years	Years	5 years
	(in thousands)
Contractual obligations
Long-term debt	$19,009	$1,000	$2,000	$2,000	$14,009
Federal Funds Purchased and other borrowings	25,079	25,079	-	-	-
Operating leases	1,689	263	508	168	750
Time deposits	125,777	75,725	47,250	2,659	143
Deposits without stated maturities	801,217	-	-	-	801,217
Future deferred compensation payments, including interest	909	69	138	138	564

Total obligations	$973,680	$102,136	$49,896	$4,965	$816,683

Long-term debt presented in the preceding table consists of a term borrowing from another bank of $6,000,000 and $13.0 million of junior subordinated deferrable interest debentures, including $10.3 million issued by the Corporation and $2.7 million assumed from the November 2014 OSB acquisition.

Federal funds purchased and other borrowings consist of overnight borrowings from the Federal Home Loan Bank of $23.5 million, a federal funds line of credit from another bank of $31,000, a line of credit from another bank of $1,500,000.

Time deposits and deposits without stated maturities included in the preceding table are comprised of customer deposit accounts. Management believes that they have the ability to attract and retain deposit balances by adjusting the interest rates offered.

The future deferred compensation payments, including interest, is a deferred compensation liability assumed with The OSB acquisition for the benefit of its retired president, with payment that began on May 1, 2010. At December 31, 2022, the net present value of future deferred compensation payments amounted to $886,000, which is included in other liabilities in the December 31, 2022 consolidated balance sheet.

As indicated in the table, the Corporation had no capital lease obligations as of December 31, 2022. The Corporation also has a non-qualified deferred compensation plan covering certain directors and officers, and has provided an estimated liability of $1,577,000 at December 31, 2022 for supplemental retirement benefits.

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

Quantitative and Qualitative Disclosures about Market Risk - Continued

The following table shows the Corporation’s estimated earnings sensitivity profile as of December 31, 2022:

Change in Interest Rates	Percentage Change in	Percentage Change in
(basis points)	Net Interest Income	Net Income

+100	-2.7%	-10.1%
-100	0.1%	2.2%

+200	-5.5%	-20.9%
-200	-1.8%	-2.7

+300	-8.4%	-31.6%
-300	-6.1%	-15.9%

Given a linear 100bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 2.7% and net income would decrease by 0.1%. A 100bp decrease in interest rates would increase net interest income by 0.1% and increase net income by 2.2%. Given a linear 200bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 5.5% and net income would decrease by 20.9%. A 200bp decrease in interest rates would decrease net interest income by 1.8% and decrease net income by 2.7%. Given a linear 300bp increase in the yield curve used in the simulation model, it is estimated that net interest income for the Corporation would decrease by 8.4% and net income would decrease by 31.6%. A 300bp decrease in interest rates would decrease net interest income by 6.1% and net income would decrease by 15.9%. The anticipated increase in interest rates will negatively impact the Company's Net Interest Income and Net Income in 2023 assuming that no action to the balance sheet is taken.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

United Bancshares, Inc.

Columbus Grove, Ohio

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. and subsidiaries (the Corporation) as of December 31, 2022 and 2021, the related consolidated statements of income, comprehensive (loss) income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

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

Allowance for Loan and Lease Losses

As described in Notes 1 and 4 to the consolidated financial statements, the Corporation’s allowance for loan and lease losses was $9,401,000 as of December 31, 2022, consisting of two components (i) specific reserves of zero based on probable losses on impaired loans, and (ii) general reserves of $9,401,000 based on historical loan loss experience, general economic conditions, and other qualitative risk factors both internal and external to the Corporation. Management estimates the allowance based on loan losses believed to be inherent in the Corporation’s loan portfolio, segmented by product type and risk classification, as of the balance sheet date.

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

Toledo, Ohio

March 13, 2023

UNITED BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2022 and 2021

	(in thousands except share data)
	2022	2021
ASSETS
CASH AND CASH EQUIVALENTS
Cash and due from banks	$20,756	$11,654
Interest-bearing deposits in other banks	9,924	63,548
Total cash and cash equivalents	30,680	75,202
SECURITIES, available-for-sale	281,286	307,642
FEDERAL HOME LOAN BANK STOCK, at cost	3,860	5,129
LOANS HELD FOR SALE	3,970	9,146
LOANS AND LEASES	683,575	609,559
Less allowance for loan and lease losses	9,401	10,355
Net loans and leases	674,174	599,204
PREMISES AND EQUIPMENT, net	24,147	21,840
GOODWILL	28,616	28,616
CORE DEPOSIT INTANGIBLE ASSETS, net	359	499
CASH SURRENDER VALUE OF LIFE INSURANCE	19,207	19,383
OTHER ASSETS, including accrued interest receivable	20,994	9,895
TOTAL ASSETS	$1,087,293	$1,076,556
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$215,966	$195,374
Interest-bearing	737,917	735,039
Total deposits	953,883	930,413
Federal funds purchased and other borrowings	31,079	7,012
Junior subordinated deferrable interest debentures	13,009	12,976
Other liabilities	6,631	7,060
Total liabilities	1,004,602	957,461
SHAREHOLDERS’ EQUITY
Common stock, stated value $1.00, 10,000,000 shares authorized; 3,817,237 and 3,793,881 shares issued; 3,153,368 and 3,272,585 shares outstanding at December 31, 2022 and December 31, 2021, respectively.	3,817	3,794
Surplus	17,045	16,305
Retained earnings	112,466	103,903
Accumulated other comprehensive (loss) income	(38,366)	3,993
Treasury stock, at cost, 663,869 shares at December 31, 2022 and 521,296 shares at December 31, 2021	(12,271)	(8,900)
Total shareholders’ equity	82,691	119,095
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,087,293	$1,076,556

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2022, 2021 and 2020

	(in thousands except share data)
	Year Ended December 31,
	2022	2021	2020
INTEREST INCOME
Loans and leases, including fees	$31,201	$33,720	$35,696
Securities:
Taxable	3,137	1,977	1,938
Tax-exempt	3,710	2,856	2,137
Other	894	251	259
Total interest income	38,942	38,804	40,030
INTEREST EXPENSE
Deposits	2,322	2,281	3,998
Borrowings	936	788	2,990
Total interest expense	3,258	3,069	6,988
Net interest income	35,684	35,735	33,042
PROVISION FOR LOAN AND LEASE LOSSES	(1,000)	300	6,200
Net interest income after provision for loan and lease losses	36,684	35,435	26,842
NON-INTEREST INCOME
Service charges on deposit accounts	1,232	1,090	1,102
Gain on sale of loans	1,870	13,468	24,139
Net securities gains (losses)	(114)	(16)	289
Change in fair value of mortgage servicing rights	437	295	(293)
Increase in cash surrender value of life insurance and death benefits received	1,166	402	368
Other operating income	5,363	2,107	1,395
Total non-interest income	9,954	17,346	27,000
NON-INTEREST EXPENSES
Salaries, wages and employee benefits	18,452	20,702	22,127
Occupancy expenses	4,436	4,485	3,630
Other operating expenses	11,226	11,519	11,408
Total non-interest expenses	34,114	36,706	37,165
Income before income taxes	12,524	16,075	16,677
PROVISION FOR INCOME TAXES	1,214	2,494	2,922
NET INCOME	$11,310	$13,581	$13,755
NET INCOME PER SHARE BASIC	$3.47	$4.14	$4.21
NET INCOME PER SHARE DILUTED	$3.46	$4.07	$4.16

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

Years Ended December 31, 2022, 2021 and 2020

	(in thousands)
	Year Ended December 31,
	2022	2021	2020

NET INCOME	$11,310	$13,581	$13,755
OTHER COMPREHENSIVE (LOSS) INCOME
Unrealized (losses) gains on securities:
Unrealized holding (losses) gains during period	(53,733)	(4,272)	5,964
Reclassification adjustments for losses (gains) included in net income	114	16	(289)
Other comprehensive (loss) income, before income taxes	(53,619)	(4,256)	5,675
Income tax (benefit) expense related to items of other comprehensive (loss) income	(11,260)	(894)	1,192
Other comprehensive (loss) income	(42,359)	(3,362)	4,483
COMPREHENSIVE (LOSS) INCOME	$(31,049)	$10,219	$18,238

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended December 31, 2022, 2021 and 2020

	(in thousands)
	Common stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock	Total
BALANCE AT DECEMBER 31, 2019	$3,761	$15,251	$80,629	$2,872	$(7,732)	$94,781
Comprehensive income:
Net income	-	-	13,755	-	-	13,755
Other comprehensive income	-	-	-	4,483	-	4,483
Shares cancelled under stock option plan	-	(11)	-	-	-	(11)
Sale of 3,889 treasury shares	-	34	-	-	61	95
Stock option expense	-	164	-			164
Cash dividends declared, $0.51 per share	-	-	(1,668)	-	-	(1,668)

BALANCE AT DECEMBER 31, 2020	3,761	15,438	92,716	7,355	(7,671)	111,599
Comprehensive income:
Net income	-	-	13,581	-	-	13,581
Other comprehensive loss	-	-	-	(3,362)	-	(3,362)
Repurchase of 11,651 shares	-	-	-	-	(368)	(368)
Sale of 12,252 treasury shares	-	50	-	-	193	243
Stock Option Exercise, net of 33,324 shares repurchased	33	634	-	-	(1,054)	(387)
Stock option expense	-	183	-			183
Cash dividends declared, $0.73 per share	-	-	(2,394)	-	-	(2,394)

BALANCE AT DECEMBER 31, 2021	3,794	16,305	103,903	3,993	(8,900)	119,095
Comprehensive loss:
Net income	-	-	11,310	-	-	11,310
Other comprehensive loss	-	-	-	(42,359)	-	(42,359)
Repurchase of 130,553 shares	-	-	-	-	(2,876)	(2,876)
Sale of 9,185 treasury shares	-	68	-	-	175	243
Stock Option Exercise, net of 21,205 shares repurchased	23	450	-	-	(670)	(197)
Stock option expense	-	222	-			222
Cash dividends declared, $0.84 per share	-	-	(2,747)	-	-	(2,747)
BALANCE AT DECEMBER 31, 2022	$3,817	$17,045	$112,466	$(38,366)	$(12,271)	$82,691

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2022, 2021 and 2020

	(in thousands)
	Years Ended December 31,
	2022	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,310	$13,581	$13,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,612	1,543	1,499
Purchase accounting loan discount accretion	(191)	(533)	(720)
Deferred income taxes	1,619	1,380	(795)
Provision for loan losses	(1,000)	300	6,200
Gain on sale of loans	(1,870)	(13,468)	(24,139)
Net securities losses (gains)	114	16	(289)
Change in fair value of mortgage servicing rights	(437)	(295)	293
Increase in cash surrender value of life insurance and death benefits received	(1,166)	(402)	(368)
Net amortization of security premiums and discounts	905	832	954
Stock option expense	222	183	164
Deferred compensation expense	227	200	251
Loss on sale or write-down of premises and equipment	21	255	-
Proceeds from sale of loans held for sale	202,840	452,533	657,116
Originations of loans held for sale	(196,051)	(430,412)	(636,792)
Increase (decrease) in other assets	(956)	1,558	(1,248)
Increase (decrease) in other liabilities	(421)	(833)	1,336
Net cash provided by operating activities	$16,778	$26,438	$17,217
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sales of available-for-sale securities	-	-	15,538
Proceeds from maturities of available-for-sale securities, including paydowns on mortgage-backed securities	23,293	34,378	41,639
Purchases of available-for-sale securities	(51,575)	(152,544)	(63,136)
Purchases of FHLB stock	-	-	(296)
Proceeds from redemption of FHLB stock	1,269	469	-
Net (increase) decrease in loans and leases	(73,779)	25,138	(57,296)
Bank owned life insurance premium	1,342	-	-
Purchases of premises and equipment	(3,578)	(3,958)	(1,580)
Net cash used in investing activities	(103,028)	(96,517)	(65,131)

Continued

UNITED BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Years Ended December 31, 2022, 2021 and 2020

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	$23,473	$92,061	$131,285
Other borrowings:
Net increase in fed funds purchased	19	12	-
Proceeds from other borrowings	25,048	7,000	-
Principal payments on other borrowings	(1,000)	(7,750)	(51,000)
Purchase of treasury shares	(2,876)	(368)	-
Proceeds from sale of treasury shares	243	243	95
Payments of deferred compensation	(235)	(170)	(165)
Cash paid for cancellation of stock options	-	-	(11)
Cash paid for net shares repurchased from stock option exercise	(197)	(387)	-
Cash dividends paid	(2,747)	(2,394)	(1,668)
Net cash provided by financing activities	41,728	88,247	78,536
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(44,522)	18,168	30,622
CASH AND CASH EQUIVALENTS
At beginning of year	75,202	57,034	26,412
At end of year	$30,680	$75,202	$57,034
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest	$3,171	$3,165	$7,299
Federal income taxes	-	$2,370	$4,050
Non-cash operating activity:
Change in deferred income taxes on net unrealized gain or loss on available-for-sale securities	$11,260	$894	$(1,192)
Non-cash investing activities:
Non-cash investing and financing activity:
Recognition of right-of-use lease asset (other assets) and lease liability (other liabilities)	$-	$-	$7
Change in net unrealized gain or loss on available-for-sale securities	$(53,619)	$(4,256)	$5,675

The accompanying notes are an integral part of the consolidated financial statements.

UNITED BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

United Bancshares, Inc. (the “Corporation”) was incorporated in 1985 in the state of Ohio as a single-bank holding company for The Union Bank Company (the “Bank”) and UBC Risk Management. The Bank has formed a wholly-owned subsidiary, UBC Investments, Inc. (“UBC”) to hold and manage its securities portfolio. The operations of UBC are located in Wilmington, Delaware. The Bank has also formed a wholly-owned subsidiary, UBC Property, Inc. to hold and manage certain property that is acquired in lieu of foreclosure.

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

UBC Risk Management, Inc. is located in Las Vegas, Nevada.  It is a captive insurance subsidiary which insures various liability and property damage policies for the Corporation and its subsidiaries.

Significant accounting policies followed by the Corporation are presented below.

Use of Estimates in Preparing Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during each reporting period. Actual results could differ from those estimates. The estimates most susceptible to significant change in the near term include the determination of the allowance for loan losses, valuation of securities, deferred tax assets, and goodwill.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, the Bank, and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within four days.

Securities and Federal Home Loan Bank Stock

The Corporation has designated all securities as available-for-sale. Such securities are recorded at fair value, with unrealized gains and losses, net of applicable income taxes, excluded from income and reported as accumulated other comprehensive (loss) income.

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

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the estimated fair value in the aggregate. Estimated fair value is determined based on quoted market prices in the secondary market. Any net unrealized losses are recognized through a valuation allowance by charges to income. The Corporation had no unrealized losses at December 31, 2022 and 2021.

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

Goodwill and Core Deposit Intangible Assets

Goodwill arising from acquisitions is not amortized, but is subject to an annual impairment test to determine if an impairment loss has occurred. Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. At December 31, 2022, the Corporation believes the Bank does not have any indicators of potential impairment based on the estimated fair value of its reporting unit.

The core deposit intangible asset resulting from the November 2014 Ohio State Bank (“OSB”) acquisition was determined to have a definite life and is being amortized on a straight-line basis over ten years through October 2024. The core deposit intangible asset resulting from the September 2017 Benchmark acquisition was also determined to have a definite life and is being amortized on an accelerated basis over ten years through 2027. Amortization of core deposit intangible assets amounted to $140,000, $143,000 and $151,000 for the years ended December 31, 2022, 2021 and 2020. Future amortization of core deposit intangible assets for the years 2023 thru 2027 are $139,000, $121,000, $38,000, $37,000,and $24,000 respectively.

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

Comprehensive (Loss) Income

Recognized revenue, expenses, gains and losses are included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive (loss) income.

Per Share Data

Basic net income per share is computed based on the weighted average number of shares of common stock outstanding during each year. Diluted net income per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued.

The weighted average number of shares used for the years ended December 31, 2022, 2021 and 2020 are as follows:

	2022	2021	2020
Basic	3,259,952	3,277,062	3,270,996
Diluted	3,264,661	3,338,151	3,306,503

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

The Corporation started hedging in May of 2018 and takes into account various factors and strategies in determining the portion of the IRLCs and mortgage loans held for sale to be economically hedged. FASB ASC 815-25, Derivatives and Hedging, requires that all derivative instruments be recognized as assets or liabilities on the balance sheets at their estimated fair value.  Changes in the fair value of the derivative instruments are recognized in gain on sale of loans in the statements of operations in the period in which they occur. The Corporation accounts for all derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting. The Corporation recognized a net gain from hedging activity of $1,814,000 for the year ended December 31, 2022 and net losses from hedging activity of $1,325,000 for the year ended December 31, 2021, and $1,532,000 for the year ended December 31, 2020, which are included in gain on sale of loans in the consolidated statements of income.  A net hedging asset of $305,000 as of December 31, 2022 and $876,000 as of  December 31, 2021 was included in other assets in the consolidated balance sheets.

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

Subsequent Events

Management evaluated subsequent events through the date the consolidated financial statements were issued. Events or transactions occurring after December 31, 2022, but prior to when the consolidated financial statements were issued, that provided additional evidence about conditions that existed at December 31, 2022, have been recognized in the financial statements for the year ended December 31, 2022. Events or transactions that provided evidence about conditions that did not exist at December 31, 2022 but arose before the financial statements were issued, have not been recognized in the consolidated financial statements for the year ended December 31, 2022.

On January 19, 2023, United Bancshares, Inc. issued a release announcing that its Board of Directors approved a cash dividend of $0.22 per common share payable March 15, 2023 to shareholders of record at the close of business on February 28, 2023.

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

The Company adopted the guidance on January 1, 2023 through a one-time cumulative-effect adjustment to retained earnings.  The Company has disaggregated its loan portfolio into segments of like kind loans with additional disaggregation based on risk level of the loans. Models have been chosen to be applied to loan segments based on factors such as life of the loan segment and loan payment types. The Company has engaged an independent third party to validate the model, methodologies, and compliance with the regulation, which will be completed during the first quarter of 2023. Qualitative factors have also been included to capture inherent risks that are not included within the quantitative model.  At adoption, the Company did not have any securities classified as HTM debt securities. No allowance was recorded related to AFS debt securities at the date of adoption, January 1, 2023.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which provides optional guidance for a limited period of time to ease the potential burden in accounting for reference rate reform on financial reporting.  The amendments in this Update provide optional expedients and exceptions for applying generally accepted accounting principles (GAAP) to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform.  The amendments are effective for all entities as of March 12, 2020 through December 31, 2024.  The Corporation does not expect this guidance to have a material impact on its consolidated financial statements.

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

NOTE 3 – SECURITIES

The amortized cost, unrealized gains and losses on securities, and fair value of securities as of December 31, 2022 and 2021 are as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair Value
2022	(In Thousands)
Available-for-sale:
Obligations of states and political
subdivisions	$161,128	$157	$24,956	$136,329
Mortgage-backed	161,162	1	23,371	137,792
U.S. Government agencies	5,000	-	395	4,605
Other	2,560	-	-	2,560

Total	$329,850	$158	$48,722	$281,286

2021	(In Thousands)
Available-for-sale:
Obligations of states and political
subdivisions	$145,775	$5,494	$485	$150,784
Mortgage-backed	152,507	1,248	1,185	152,570
U.S. Government agencies	2,500	-	17	2,483
Other	1,805	-	-	1,805

Total	$302,587	$6,742	$1,687	$307,642

The amortized cost and fair value of securities at December 31, 2022, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(in thousands)
	Amortized Cost	Fair value

Due in one year or less	$1,673	$1,669
Due after one year through five years	8,965	8,934
Due after five years through ten years	26,890	25,585
Due after ten years	289,762	242,538
Other securities having no maturity date	2,560	2,560
Total	$329,850	$281,286

Securities with a carrying value of $42.9 million at December 31, 2022 and $34.0 million at December 31, 2021 were pledged to secure public deposits and for other purposes as required or permitted by law.

The following table presents gross unrealized losses and fair value of debt securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2022 and 2021:

	(in thousands)
	Securities in a continuous unrealized loss position
	Less than 12 months		12 months or more		Total
2022	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
Obligations of states and political subdivisions	$14,051	$95,233	$10,095	$28,058	$24,956	$123,291
Mortgage-backed	6,580	59,163	16,791	78,523	23,371	137,686
U.S. Government agencies	65	2,435	330	2,170	395	4,605
Other	-	-	-	-	-	-
Total temporarily impaired securities	$20,696	$156,831	$28,026	$108,751	$48,722	$265,582

	Less than 12 months		12 months or more		Total
2021	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Total Fair value
Obligations of states and political subdivisions	$485	$38,544	$90	$1,805	$575	$40,349
Mortgage-backed	1,095	101,651	-	-	1,095	101,651
	17	2,483	-	-	17	2,483
Other	-	-	-	-	-	-
Total temporarily impaired securities	$1,597	$142,678	$90	$1,805	$1,687	$144,483

There were 386 securities in an unrealized loss position at December 31, 2022, 113 of which was in a continuous unrealized loss position for 12 months or more. There were 114 securities in an unrealized loss position at December 31, 2021, 1 of which was in a continuous unrealized loss position for 12 months or more.  Management has considered industry analyst reports, whether downgrades by bond rating agencies have occurred, sector credit reports, issuer’s financial condition and prospects, the Corporation’s ability and intent to hold securities to maturity, and volatility in the bond market, in concluding that the unrealized losses as of December 31, 2022 were primarily the result of fluctuations in the bond market related primarily to changes in market interest rates. As a result, all security impairments as of December 31, 2022 are considered to be temporary.

Gross realized losses from sale of securities, including securities calls, amounted to $114,000 in 2022 with a related income tax effect of $24,000, and $16,000 in 2021 with related income tax effect of $3,000.  There were no gross realized losses from sale of securities in 2020.  There were no gross realized gains from sale of securities in 2022 or 2021.  Gross realized gains from sale of securities, including securities calls, amounted to $289,000 in 2020, with the income tax provision applicable to such gains amounting to $61,000 in 2020.

NOTE 4 – LOANS

Loans receivable at December 31, 2022 and 2021 consist of the following:

	2022	2021

Residential 1-4 family real estate	$129,383	$112,196
Commercial and multi-family real estate	470,768	404,964
Commercial	77,930	86,834
Consumer	5,494	5,565
Total loans and leases	$683,575	$609,559

Fixed rate loans approximated $192,220,000at December 31, 2022 and $172,238,000 at December 31, 2021.

Most of the Corporation’s lending activities are with customers located in Northwestern and Central Ohio.  The Corporation has identified lending for income-generating rental properties as an industry concentration.  Total loans for income-generating rental property totaled $322.2 million at December 31, 2022 representing 47.1% of total loans.

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

The following tables present the activity in the allowance for loan and lease losses by portfolio segment for the years ended December 31, 2022, 2021 and 2020:

	(in thousands)
	Residential 1 – 4 family real estate	Commercial and multi- family real estate	Commercial	Consumer	Total
Balance at December 31, 2021	$1,719	$7,121	$1,414	$101	$10,355
Provision for loan and lease losses	(137)	(558)	(280)	(25)	(1,000)
Losses charged off	-	-	-	(1)	(1)
Recoveries	41	3	-	3	47
Balance at December 31, 2022	$1,623	$6,566	$1,134	$78	$9,401

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
Balance at December 31, 2020	$1,683	$6,664	$1,515	$132	$9,994
Provision for loan and lease losses	1	426	(102)	(25)	300
Losses charged off	-	(01)	-	(10)	(11)
Recoveries	35	32	1	4	72
Balance at December 31, 2021	$1,719	$7,121	$1,414	$101	$10,355

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
Balance at December 31, 2019	$592	$2,536	$939	$64	$4,131
Provision for loan and lease losses	1,310	4,224	566	100	6,200
Losses charged off	(228)	(125)	(4)	(33)	(390)
Recoveries	9	29	14	1	53
Balance at December 31, 2020	$1,683	$6,664	$1,515	$132	$9,994

The following tables present the balance in the allowance for loan and lease losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2022 and 2021:

	(in thousands)
	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
2022
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$-	$-	$-	$-	$-
Collectively evaluated for impairment	1,623	6,566	1,134	78	9,401
Total allowance for loan and lease losses	$1,623	$6,566	$1,134	$78	$9,401

Loans and leases:
Individually evaluated for impairment	$35	$505	$1,099	$-	$1,639
Acquired with deteriorated credit quality	73	51	-	-	124
Collectively evaluated for impairment	129,275	470,212	76,831	5,494	681,812
Total ending loans and leases balance	$129,383	$470,768	$77,930	$5,494	$683,575

	Residential 1 – 4 family real estate	Commercial and multi-family real estate	Commercial	Consumer	Total
2021
Allowance for loan and lease losses:
Attributable to loans and leases individually evaluated for impairment	$-	$-	$-	$-	$-
Collectively evaluated for impairment	1,719	7,121	1,414	101	10,355
Total allowance for loan and lease losses	$1,719	$7,121	$1,414	$101	$10,355

Loans and leases:
Individually evaluated for impairment	$-	$676	$1,272	$-	$1,948
Acquired with deteriorated credit quality	76	96	-	-	172
Collectively evaluated for impairment	112,120	404,192	85,562	5,565	607,439
Total ending loans and leases balance	$112,196	$404,964	$86,834	$5,565	$609,559

The following is a summary of the activity in the allowance for loan and lease losses of impaired loans, which is a part of the Corporation’s overall allowance for loan and lease losses for the years ended December 31, 2022, 2021 and 2020:

	(in thousands)
	2022	2021	2020

Balance at beginning of year	$-	$255	$435
Provision (credit) for loan and lease losses	-	(255)	(180)
Loans charged off	-	-	-
Recoveries	-	-	-
Balance at end of year	$-	$-	$255

The average balance of impaired loans (excluding loans acquired with deteriorated credit quality) amounted to $1,578,000, $2,558,000 and $2,788,000 during 2022, 2021 and 2020, respectively. Interest income on impaired loans was $103,000 in 2022, $167,000 in 2021, and $43,000 in 2020.

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2022 and 2021:

	(in thousands)
	2022		2021
	Recorded investment	Allowance for loan and lease losses allocated	Recorded investment	Allowance for loan and lease losses allocated
With no related allowance recorded:
Residential 1-4 family real estate	$35	$-	$-	$-
Commercial and multi-family real estate	500	-	668	-
Agricultural real estate	5	-	8	-
Commercial	1,099	-	1,272	-
Agriculture	-	-	-	-
Consumer	-	-	-	-
With an allowance recorded:
Residential 1-4 family real estate	-	-	-	-
Commercial and multi-family real estate	-	-	-	-
Agricultural real estate	-	-	-	-
Commercial	-	-	-	-
Agriculture	-	-	-	-
Consumer	-	-	-	-
Total	$1,639	$-	$1,948	-

The following table presents the recorded investment in nonaccrual loans, loans past due over 90 days still on accrual and troubled debt restructurings by class of loans as of December 31, 2022 and 2021:

	(in thousands)
	2022			2021
	Nonaccrual	Loans and leases past due over 90 days still accruing	Accruing Troubled Debt Restructurings	Nonaccrual	Loans and leases past due over 90 days still accruing	Accruing Troubled Debt Restructurings
Residential 1-4 family real estate	$156	$58	$122	$184	-	$139
Commercial and multi-family real estate	353	-	7	136	-	14
Agricultural real estate	-	-	-	-	-	-
Commercial	467	-	632	-	-	767
Agriculture	-	-	-	-	-	-
Consumer	-			-
Total	$976	$58	$761	$320	-	$920

The nonaccrual balances in the table above include troubled debt restructurings that have been classified as nonaccrual.

The following table presents the aging of the recorded investment in past due loans as of December 31, 2022 and 2021 by class of loans:

	(in thousands)
	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2022
Residential 1-4 family real estate	$1,146	-	$93	$1,239	$128,144	$129,383
Commercial and multi-family real estate	103	-	234	337	414,294	414,631
Agricultural real estate	6	-	-	6	56,131	56,137
Commercial	86	-	467	553	68,494	69,047
Agriculture	-	-	-	-	8,883	8,883
Consumer	-	-		-	5,494	5,494
Total	$1,341	-	$794	$2,135	$681,440	$683,575

	30 – 59 days past due	60 – 89 days past due	Greater than 90 days past due	Total past due	Loans and leases not past due	Total
2021
Residential 1-4 family real estate	$425	-	$48	$473	$111,723	$112,196
Commercial and multi-family real estate	153	-	2	155	351,824	351,979
Agricultural real estate	-	-	-	-	52,985	52,985
Commercial	1,170	1,082	-	2,252	76,071	78,323
Agriculture	-	-	-	-	8,511	8,511
Consumer	5	-		5	5,560	5,565
Total	$1,753	$1,082	$50	$2,885	$606,674	$609,559

Credit Quality Indicators:

The Corporation categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Corporation analyzes loans individually by classifying the loans as to the credit risk. This analysis generally includes non-homogenous loans, such as commercial and commercial real estate loans. The Corporation uses the following definitions for risk ratings for adverse classified loans:

●	Pass: Loans not meeting the previous criteria that are analyzed individually as part of the above-described process are considered to be pass rated loans.
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

The following table provides a summary of the loan portfolio risk grades, as applicable, based on the most recent analysis performed, as of December 31, 2022 and 2021.

	(in thousands)
	Pass	Special Mention	Substandard	Doubtful	Not rated	Total

2022
Residential 1 - 4 family	$2,306	$-	$-	$-	$127,077	$129,383
Commercial and multi- family real estate	465,361	646	4,717	-	44	470,768
Commercial	73,604	528	3,505	-	293	77,930
Consumer	-	-	-	-	5,494	5,494
Total	$541,271	$1,174	$8,222	$-	$132,908	$683,575

	Pass	Special Mention	Substandard	Doubtful	Not rated	Total

2021
Residential 1 - 4 family	$2,479	$-	$-	$-	$109,717	$112,196
Commercial and multi- family real estate	380,936	10,080	13,823	-	125	404,964
Commercial	77,772	228	2,272	-	6,562	86,834
Consumer	-	-	-	-	5,565	5,565
Total	$461,187	$10,308	$16,095	$-	$121,969	$609,559

The Corporation considers the performance of the loan portfolio and its impact on the allowance for loan and lease losses. For all loan classes that are not rated, the Corporation also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. Generally, all loans not rated that are 90 days past due or are classified as nonaccrual and collectively evaluated for impairment, are considered nonperforming. The following table presents the recorded investment in all loans that are not risk rated, based on payment activity as of December 31, 2022 and 2021:

	(in thousands)
	Residential 1-4 family	Commercial and multi-family real estate	Commercial	Consumer	Total
2022
Performing	$126,985	$44	$293	$5,494	$132,816
Nonperforming	92	-	-	-	92
Total	$127,077	$44	$293	$5,494	$132,908

	Residential 1-4 family	Commercial and multi-family real estate	Commercial	Consumer	Total
2021
Performing	$109,669	$125	$6,562	$5,565	$121,921
Nonperforming	48	-	-	-	48
Total	$109,717	$125	$6,562	$5,565	$121,969

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

There were no modifications for TDR loans during the years ended December 31, 2022 or December 31, 2021.  There were no other subsequent defaults relating to TDR loans during the years ended December 31, 2022 and 2021.

The following is additional information with respect to loans s acquired in the Benchmark and OSB transactions as of December 31, 2022 and 2021:

	Benchmark Bank
	(in thousands)
	Contractual
	Principal	Accretable	Carrying
2022	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2021	$22,233	$(328)	$21,905
Change due to payments received	(4,987)	(110)	(5,097)
Balance at December 31, 2022	$17,246	$(218)	$17,028

Purchased Impaired Loans and Leases
Balance at December 31, 2021	$260	$(138)	$122
Change due to payments received	(80)	(10)	(90)
Balance at December 31, 2022	$180	$(128)	$52

	Contractual
	Principal	Accretable	Carrying
2021	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2020	$37,386	$(655)	$36,731
Change due to payments received	(15,153)	(327)	(15,480)
Balance at December 31, 2021	$22,233	$(328)	$21,905

Purchased Impaired Loans and Leases
Balance at December 31, 2020	$287	$(173)	$114
Change due to payments received	(27)	(35)	(62)
Balance at December 31, 2021	$260	$(138)	$122

	The Ohio State Bank
	(in thousands)
	Contractual
	Principal	Accretable	Carrying
2022	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2021	$7,024	$(190)	$6,834
Change due to payments received	(1,776)	(70)	(1,846)
Balance at December 31, 2022	$5,248	$(120)	$5,128

Purchased Impaired Loans and Leases
Balance at December 31, 2021	$59	$(09)	$50
Change due to payments received	18	4	22
Balance at December 31, 2022	$77	$(05)	$72

	Contractual
	Principal	Accretable	Carrying
2021	Receivable	Difference	Amount
Purchased Performing Loans and Leases
Balance at December 31, 2020	$10,181	$(319)	$9,862
Change due to payments received	(3,157)	(129)	(3,286)
Balance at December 31, 2021	$7,024	$(190)	$6,834

Purchased Impaired Loans and Leases
Balance at December 31, 2020	$109	$(59)	$50
Change due to payments received	(50)	75	25
Balance at December 31, 2021	$59	$(09)	$50

As a result of the acquisitions, the Corporation has loans, for which there was at acquisition, evidence of deterioration of credit quality since origination and for which it was probable at acquisition, that all contractually required payments would not be collected. The carrying amount of those loans was $52,000 as of December 31, 2022 and $122,000 as of December 31, 2021 related to the Benchmark acquisition and $72,000 at  December 31, 2022 and $50,000  December 31, 2021 for the OSB acquisition.

There was no provision for loan and lease losses recognized for the years ended December 31, 2022 and 2021 related to the acquired loans as there was no significant change to the credit quality of the loans during the periods.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Corporation. Such loans are made in the ordinary course of business in accordance with the normal lending policies of the Corporation, including the interest rate charged and collateralization. Such loans amounted to $1,330,000 and $1,105,000 at December 31, 2022 and 2021 respectively. The following is a summary of activity during 2022, 2021 and 2020 for such loans:

	(in thousands)
	2022	2021	2020
Beginning of year	$1,105	$965	$1,154
Additions	319	4	4
Effect of change in composition of related parties	27	331	-
Repayments	(121)	(195)	(193)
End of year	$1,330	$1,105	$965

Additions and repayments include loan and lease renewals, as well as net borrowings and repayments under revolving lines-of-credit.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment at December 31, 2022 and 2021:

	(in thousands)
	2022	2021
Land and improvements	$4,081	$4,081
Buildings	24,108	20,831
Equipment	7,198	7,222
	35,387	32,133
Less accumulated depreciation	11,240	10,294
Premises and equipment, net	$24,147	$21,840

Depreciation expense amounted to $1,250,000 in 2022, $1,204,000 in 2021 and $1,028,000 in 2020.

NOTE 6 - SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others amounted to $262,757,000 and $263,593,000 at December 31, 2022 and 2021, respectively.

Mortgage servicing rights are included in other assets in the accompanying consolidated balance sheets. The Corporation has elected to record its mortgage servicing rights using the fair value measurement method. Significant assumptions used in determining the fair value of servicing rights as of December 31, 2022 and 2021 include:

Prepayment assumptions:	Based on the PSA Standard Prepayment Model
Internal rate of return:	8% to 11%
Servicing costs:	$75 – $90 per loan, annually, increased at the rate of $1 per 1% delinquency based on loan count
Inflation rate of servicing costs:	3%
Earnings rate:	0.25%

Following is a summary of mortgage servicing rights activity for the years ended December 31, 2022, 2021 and 2020:

	(in thousands)
	2022	2021	2020
Fair value at beginning of year	$1,868	$1,132	$1,061
Capitalized servicing rights – new loan sales	258	628	690
Disposals (amortization based on loan payments and payoffs)	(192)	(187)	(326)
Change in fair value	437	295	(293)
Fair value at end of year	$2,371	$1,868	$1,132

The changes in fair value of servicing rights for the years ended December 31, 2022, 2021 and 2020 resulted from changes in external market conditions, including prepayment assumptions, which is a key valuation input used in determining the fair value of servicing. The prepayment assumption factor used in determining the fair value of servicing at December 31, 2022 was 114 compared to 180 at December 31, 2021 and 365 at December 31, 2020. The earnings rate used in determining the fair value of servicing was 0.25% in 2022, 2021 and 2020.

NOTE 7 - DEPOSITS

Time deposits at December 31, 2022 and 2021 include individual deposits greater than $250,000 of $18,258,000 and $8,240,000, respectively. Interest expense on time deposits greater than $250,000 amounted to $60,000 for 2022,$134,000 for 2021, and $186,000 for 2020.

At December 31, 2022, time deposits amounted to $125,777,000 and were scheduled to mature as follows: 2023,$75,725,000;2024,$40,938,000;2025,$6,312,000;2026,$1,390,000;2027,$1,269,000; and thereafter, $143,000.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are depositors of the Corporation. Such deposits amounted to $4,298,000 and $4,596,000at December 31, 2022 and 2021, respectively.

NOTE 8 – FEDERAL FUNDS PURCHASED AND OTHER BORROWINGS

Other borrowings consists of the following at December 31, 2022 and December 31, 2021:

	(in thousands)
	2022	2021
Federal Home Loan Bank
CMA variable rate advances, interest rate of 4.42% payable monthly, principal due at maturity ranging from March 17, 2023 through March 30, 2023	$23,548	$-
United Bankers Bank
Federal funds purchased	31	12
Revolving Line of Credit with interest at 7.25% payable quarterly, principal due at maturity September 1, 2023. All Union Bank stock is held as collateral.	1,500	-
Note payable, with interest at 4.00% payable quarterly, and $250,000 principal payments, with any remaining unpaid principal, due December 1, 2028. All Union Bank stock is held as collateral.	6,000	7,000
Total other borrowings	$31,079	$7,012

At December 31, 2022, the Corporation had $158,731,000 of borrowing availability under various line-of-credit agreements with the Federal Home Loan Bank and other financial institutions.

Future maturities of other borrowings are as follows:  2023, $26,079,000; 2024, $1,000,000; 2025, $1,000,000; 2026, $1,000,000; 2027, $1,000,000; 2028, $1,000,000.

NOTE 9 - JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

The Corporation has formed and invested $300,000 in a business trust, United (OH) Statutory Trust (United Trust) which is not consolidated by the Corporation. United Trust issued $10,000,000 of trust preferred securities, which are guaranteed by the Corporation, and are subject to mandatory redemption upon payment of the debentures. United Trust used the proceeds from the issuance of the trust preferred securities, as well as the Corporation’s capital investment, to purchase $10,300,000 of junior subordinated deferrable interest debentures issued by the Corporation. The debentures have a stated maturity date of March 26, 2033. As of March 26, 2008, and quarterly thereafter, the debentures may be shortened at the Corporation’s option. Interest is at a floating rate adjustable quarterly and equal to 315 basis points over the 3-month LIBOR amounting to 7.87% at December 31, 2022, 3.37% at December 31, 2021, and 3.40% at December 31, 2020, with interest payable quarterly. The Corporation has the right, subject to events in default, to defer payments of interest on the debentures by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods.

The Corporation assumed $3,093,000 of trust preferred securities from the OSB acquisition with $3,000,000 of the liability guaranteed by the Corporation, and the remaining $93,000 secured by an investment in the trust preferred securities. The trust preferred securities have a carrying value of $2,709,000 at December 31, 2022 and $2,676,000 at December 31, 2021. The difference between the principal owed and the carrying value is due to the below-market interest rate on the debentures. The debentures have a stated maturity date of April 23, 2034. Interest is at a floating rate adjustable quarterly and equal to 285 basis points over the 3-month LIBOR amounting to 7.17% at December 31, 2022 and 2.97% at December 31, 2021.  Management has been evaluating the cessation of Libor and has sought legal advice surrounding the conversion to another index.  With several options still under consideration, utilizing the stated fallback SOFR rate is a viable and likely option and is not expected to result in a materially different interest rate.

Interest expense on the debentures amounted to $649,000in 2022, $429,000 in 2021, and $526,000 in 2020, and is included in interest expense-borrowings in the accompanying consolidated statements of income.

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

NOTE 10 - OTHER OPERATING EXPENSES

Other operating expenses consisted of the following for the years ended December 31, 2022, 2021 and 2020:

	(in thousands)
	2022	2021	2020
Data processing	$1,931	$2,196	$1,801
Professional fees	1,346	1,031	1,294
Ohio Financial Institution tax	861	816	635
Advertising	1,750	2,284	2,077
ATM processing and other fees	930	840	745
Amortization of core deposit intangible assets	140	143	151
Postage	84	92	93
Stationery and supplies	172	155	146
FDIC assessment	300	271	231
Loan closing fees	967	1,592	2,035
Deposit losses	139	60	47
Other	2,606	2,039	2,153
Total other operating expenses	$11,226	$11,519	$11,408

NOTE 11 - INCOME TAXES

The provision for income taxes for the years ended December 31, 2022, 2021 and 2020 consist of the following:

	(in thousands)
	2022	2021	2020
Current	$(127)	$1,114	$3,711
Deferred	1,341	1,380	(789)
Total provision for income taxes	$1,214	$2,494	$2,922

The income tax provision attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 21% in 2022, 2021, and 2020:

	(in thousands)
	2022	2021	2020
Expected tax using statutory tax rate	$2,630	$3,376	$3,502
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political subdivision loans	(790)	(619)	(472)
Tax-exempt income on life insurance contracts	(228)	(85)	(77)
Deductible dividends paid to United Bancshares, Inc. ESOP	(182)	(73)	(44)
Tax Credits	(216)	(105)
Other, net	-	-	13
Total provision for income taxes	$1,214	$2,494	$2,922

The deferred income tax provision (credit) of $1,341,000 in 2022, $1,380,000 in 2021, and ($789,000) in 2020 resulted from the tax effects of temporary differences.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2022 and 2021 are presented below:

	(in thousands)
	2022	2021
Deferred tax assets:
Allowance for loan losses	$1,977	$2,175
Deferred compensation	335	337
Alternative minimum tax credits	-	-
Nonaccrual loan interest	56	107
Deferred loan fees	193	211
Accrued vacation expense	107	-
Accrued profit sharing	211	-
Loans fair value adjustments	218	210
Unrealized loss on securities available-for sale	10,198	-
Other	86	149
Net operating loss carryforwards	278	420
Total deferred tax assets	13,659	3,609
Deferred tax liabilities:
Federal Home Loan Bank stock dividends	363	483
Unrealized gain on securities available for sale	-	1,062
Capitalized mortgage servicing rights	499	393
Fixed asset depreciation	500	830
Acquisition intangibles	1,873	1,886
Trust preferred fair value adjustment	62	67
Other	365	195
Total deferred tax liabilities	3,662	4,916
Net deferred tax assets (liabilities)	$9,997	$(1,307)

Net deferred tax assets liabilities at December 31, 2022 and 2021 are included in other assets and other liabilities in the consolidated balance sheets, respectively.

The Corporation acquired $15.0 million in federal loss carryforwards with the 2014 acquisition of OSB, which losses expire in years ranging from 2029 to 2033.  Since the use of these losses is limited to $126,000 per year under Section 382 of the Internal Revenue Code, the Corporation recorded in deferred tax assets at the time of acquisition the tax benefit of only $2.5 million of the losses that were deemed more likely than not to be utilized before expiration. The Corporation also acquired $8.9 million in federal loss carryforwards with the 2017 acquisition of Benchmark, which losses expire in years ranging from 2029 to 2036.  Under Section 382 of the Internal Revenue Code, the annual limitation on the use of these losses is $652,000 subject to other adjustments.  At December 31, 2022, $1.3 million of loss carryforwards remained from these acquisitions, resulting in a benefit of $278,000, which was reflected in deferred tax assets.

The Corporation had no unrecognized tax benefits at December 31, 2022 and 2021.  The Corporation does not expect the total amount of unrecognized tax benefits to significantly change in the next twelve months.

There was no accrued interest related to uncertain tax positions at December 31, 2022 and December 31, 2021.

The Corporation and its subsidiaries are subject to U.S. federal income tax. The Corporation and its subsidiaries are no longer subject to examination by taxing authorities for years before 2017.  There are no current federal examinations of the Corporation’s open tax years.

NOTE 12 - EMPLOYEE AND DIRECTOR BENEFITS

The Corporation sponsors a salary deferral, defined contribution plan which provides for both profit sharing and employer matching contributions. The plan permits investing in the Corporation’s stock subject to certain limitations. Participants who meet certain eligibility conditions are eligible to participate and defer a specified percentage of their eligible compensation subject to certain income tax law limitations. The Corporation makes discretionary matching and profit sharing contributions, as approved annually by the Board of Directors, subject to certain income tax law limitations. Contribution expense for the plan amounted to $1,261,000, $1,399,000, and $1,478,000 in 2022,2021, and 2020, respectively. At December 31, 2022, the plan owned 346,267 shares of the Corporation’s common stock.

The Corporation also sponsors nonqualified deferred compensation plans, covering certain directors and employees, which have been indirectly funded through the purchase of split-dollar life insurance policies. In connection with the policies, the Corporation has provided an estimated liability for accumulated supplemental retirement benefits amounting to $1,577,000 and $1,571,000 at December 31, 2022 and 2021, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. The Corporation has also purchased split-dollar life insurance policies for investment purposes and to fund other employee benefit plans. The combined cash values of these policies aggregated $19,207,000 and $19,383,000 at December 31, 2022 and 2021, respectively.

Under an employee stock purchase plan, eligible employees may defer a portion of their compensation and use the proceeds to purchase stock of the Corporation at a discount determined semi-annually by the Board of Directors as stipulated in the plan. The Corporation sold from treasury 9,185 shares in 2022, 12,252 shares in 2021, and 3,889 shares in 2020 under the plan.

The Chief Executive Officer has an employment agreement which provides for certain compensation and benefits should any triggering events occur, as specified in the agreement, including change of control or termination without cause.

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

The following financial instruments whose contract amount represents credit risk were outstanding at December 31, 2022 and 2021:

	(in thousands)
	Contract amount
	2022	2021
Commitments to extend credit	$204,919	$198,423
Letters of credit	$319	$258

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the following table) of Common Equity Tier 1 Capital (CET1) to risk-weighted assets (as defined), total and Tier I capital (as defined) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2022 and 2021, that the Corporation and Bank meet all capital adequacy requirements to which they are subject. Furthermore, the Board of Directors of the Bank has adopted a resolution to maintain Tier I capital at or above 8% of total assets.

As of December 31, 2022, the most recent notification from federal and state banking agencies categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized”, an institution must maintain minimum CET1, total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

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

The actual capital amounts and ratios of the Corporation and Bank as of December 31, 2022 and 2021 are presented in the following table:

					Minimum to be
					well capitalized
			Minimum		under prompt
			capital		corrective
	Actual		requirement		action provisions
	Amount	Ratio	Amount	Ratio (1)	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2022
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)
Consolidated	$105,450	14.8%	$49,733	≥ 7.0%	N/A	N/A
Bank	$109,713	15.5%	$49,609	≥ 7.0%	$46,066	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$114,851	16.2%	$74,599	≥ 10.5%	N/A	N/A
Bank	$118,585	16.7%	$74,414	≥ 10.5%	$70,870	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$105,450	14.8%	$60,390	≥ 8.5%	N/A	N/A
Bank	$109,713	15.5%	$60,240	≥ 8.5%	$56,696	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$105,450	10.1%	$41,735	≥ 4.0%	N/A	N/A
Bank	$109,713	10.1%	$43,620	≥ 4.0%	$54,524	5.0%
As of December 31, 2021
Common Equity Tier 1 Capital (CET1) (to Risk Weighted Assets)
Consolidated	$98,857	14.4%	$48,171	≥ 7.0%	N/A	N/A
Bank	$102,235	14.9%	$48,036	≥ 7.0%	$44,604	6.5%
Total Capital (to Risk Weighted Assets)
Consolidated	$109,212	15.9%	$72,256	≥ 10.5%	N/A	N/A
Bank	$110,838	16.2%	$72,053	≥ 10.5%	$68,622	10.0%
Tier 1 Capital (to Risk weighted Assets)
Consolidated	$98,857	14.4%	$58,493	≥ 8.5%	N/A	N/A
Bank	$102,235	14.9%	$58,329	≥ 8.5%	$54,898	8.0%
Tier 1 Capital (to Average Assets)
Consolidated	$98,857	9.7%	$40,685	≥ 4.0%	N/A	N/A
Bank	$102,235	9.7%	$42,033	≥ 4.0%	$52,541	5.0%

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

NOTE 15 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

A summary of condensed financial information of the parent company as of December 31, 2022 and 2021 and for each of the years in the three-year period ended December 31, 2022, is as follows:

Condensed Balance Sheets
	(in thousands)
Assets:	2022	2021
Cash	$421	$1,860
Investment in bank subsidiary	101,176	135,450
Other assets	1,791	1,930
Total assets	$103,388	$139,240

Liabilities:
Junior subordinated deferrable interest debentures	$13,009	$12,976
Other borrowings	7,500	7,000
Other liabilities	188	169
Total Liabilities	20,697	20,145
Shareholders' equity	82,691	119,095
Total liabilities and shareholders’ equity	$103,388	$139,240

	(in thousands)
Condensed Statements of Income	2022	2021	2020
Income – dividends from bank subsidiary	$5,000	$5,000	$4,500
Expenses – interest, professional fees and other expenses, net of federal income tax benefit and interest income	(1,303)	(979)	(1,150)
Income before equity in undistributed net income of bank subsidiary	3,697	4,021	3,350
Equity in undistributed net income of bank subsidiary	7,613	9,560	10,405
Net income	$11,310	$13,581	$13,755

	(in thousands)
Condensed Statements of Cash Flows	2022	2021	2020
Cash flows from operating activities:
Net income	$11,310	$13,581	$13,755
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of bank subsidiary	(7,613)	(9,560)	(10,405)
Stock option expense	222	183	164
Depreciation and amortization	34	35	34
(Increase) decrease in other assets	(334)	(537)	843
Increase (decrease) in other liabilities	19	(31)	(841)
Net cash provided by operating activities	3,638	3,671	3,550

Cash flows from financing activities:
Proceed from other borrowings	1,500	7,000	-
Principal payments on other borrowings	(1,000)	(7,750)	(1,000)
Purchase of treasury stock	(2,876)	(368)	-
Proceeds from sale of treasury shares	243	243	95
Cash paid for cancellation of stock options	-	-	(11)
Cash paid for net shares repurcahsed, stock option exercise	(197)	(387)	-
Cash dividends paid	(2,747)	(2,394)	(1,668)
Net cash provided by (used in) financing activities	(5,077)	(3,656)	(2,584)
Net increase (decrease) in cash	(1,439)	15	966
Cash at beginning of the year	1,860	1,845	879
Cash at end of the year	$421	$1,860	$1,845

During 2005, the Board of Directors approved a program whereby the Corporation purchases shares of its common stock in the open market. The decision to purchase shares, the number of shares to be purchased, and the price to be paid depends upon the availability of shares, prevailing market prices, and other possible considerations which may impact the advisability of purchasing shares. The Corporation purchased 130,553 shares in 2022 and 11,651 shares in 2021 (none in 2020) under the program.

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

The following table summarizes financial assets (there were no financial liabilities) measured at fair value as of December 31, 2022 and 2021, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

	(in thousands)
2022	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$136,329	$-	$136,329
Mortgage-backed	-	137,792	-	137,792
U.S. Government agencies	-	4,605	-	4,605
Other	2,558	2	-	2,560
Mortgage servicing rights	-	-	2,371	2,371
Total recurring	$2,558	$278,728	$2,371	$283,657

Nonrecurring:
Impaired Loans	-	-	-	-

	(in thousands)
2021	Level 1 inputs	Level 2 inputs	Level 3 inputs	Total fair value
Recurring:
Securities available-for-sale:
Obligations of state and political subdivisions	$-	$150,784	$-	$150,784
Mortgage-backed	-	152,570	-	152,570
U.S. Government agencies		2,483		2,483
Other	1,803	2	-	1,805
Mortgage servicing rights	-	-	1,868	1,868
Total recurring	$1,803	$305,839	$1,868	$309,510

Nonrecurring:
Impaired Loans	$-	$-	-	-

The table below presents a reconciliation and income statement classification of gains and losses for mortgage servicing rights, which is measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2022, 2021 and 2020:

	(in thousands)
Mortgage Servicing Rights	2022	2021	2020
Balance at beginning of year	$1,868	$1,132	$1,061
Gains or losses, including realized and unrealized:
Purchases, issuances, and settlements	258	628	690
Disposals – amortization based on loan payments and payoffs	(192)	(187)	(326)
Changes in fair value	437	295	(293)
Balance at end of year	$2,371	$1,868	$1,132

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

Mortgage Servicing Rights

The Corporation records mortgage servicing rights at estimated fair value based on a discounted cash flow model which includes discount rates between 9% and 11%, in addition to assumptions disclosed in Note 6 that are considered to be unobservable inputs. Due to the significance of the level 3 inputs, mortgage servicing rights have been classified as level 3.

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

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and estimated fair values of recognized financial instruments at December 31, 2022 and 2021 are as follows:

	(in thousands)
	2022		2021
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL ASSETS
Cash and cash equivalents	$30,680	$30,680	$75,202	$75,202	1
Securities, including FHLB stock	285,146	285,146	312,771	312,771	2,3
Loans held for sale	3,970	3,970	9,146	9,146	3
Net loans and leases	674,174	662,217	599,204	600,512	3
Mortgage servicing rights	2,371	2,371	1,868	1,868	3
Hedging assets	215	215	922	922	3
Total financial assets	$996,556	$984,599	$999,113	$1,000,421

	(in thousands)
	2022		2021
	Carrying Amount	Estimated Value	Carrying Amount	Estimated Value	Input Level
FINANCIAL LIABILITIES
Deposits
Maturity	$125,777	$122,209	$129,447	$129,196	3
Non-maturity	828,106	828,106	800,966	800,966	1
Fed funds purchased and other borrowings	31,079	31,079	7,012	7,012	3
Junior subordinated deferrable interest debentures	13,009	9,608	12,976	10,931	3
Hedging liabilities	10	10	46	46	3
Total financial liabilities	$997,981	$991,012	$950,447	$948,151

The above summary does not include accrued interest receivable and cash surrender value of life insurance which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amounts, and would be considered Level 1 inputs.

There are also unrecognized financial instruments at December 31, 2022 and 2021 which relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments amounts to $205.2 million at December 31, 2022 and $198.7 million at December 31, 2021. Such amounts are also considered to be the estimated fair values.

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

Securities:

Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities would typically include government bonds and exchange traded equities. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include municipal bonds, mortgage-backed securities, and asset-backed securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities may be classified within Level 3 of the valuation hierarchy. The Corporation did not have any securities classified as Level 3 at December 31, 2022 or 2021.

Loans:

Loans originated and intended for sale in the secondary market are carried at the estimated fair value in the aggregate. Estimated fair value is determined based on quoted market prices in the secondary market.

Loans:

Fair value for loans was estimated for portfolios of loans with similar financial characteristics. For adjustable-rate loans, which re-price at least annually and generally possess low risk characteristics, the carrying amount is believed to be a reasonable estimate of fair value. For fixed rate loans the fair value is estimated based on a discounted cash flow analysis, considering weighted average rates and terms of the portfolio, adjusted for credit and interest rate risk inherent in the loans. Fair value for nonperforming loans is based on recent appraisals or estimated discounted cash flows.  The fair value disclosures for both fixed and adjustable-rate loans were adjusted to reflect the exit price amount anticipated to be received from the sale of the loans in an open market transaction.

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

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount, since these financial instruments generally represent commitments at existing rates. The fair value of other borrowings is determined based on a discounted cash flow analysis using current interest rates.  The fair value of fed funds purchased and other borrowings is determined to be the carrying value due to the short-term to maturity of these borrowings. The fair value of the junior subordinated deferrable interest debentures is determined based on quoted market prices of similar instruments.

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

The following table presents the Company’s non-interest income for the years ended December 31, 2022, 2021 and 2020.  Items outside the scope of ASC 606 are noted as such.

	Year ended December 31,
	2022	2021	2020
Service charges on deposit accounts	$1,232	$1,090	$1,102
Gain on sale of loans (1)	1,870	13,468	24,139
Net securities gains (losses) (1)	(114)	(16)	289
Change in fair value of mortgage servicing rights (1)	437	295	(293)
Increase in cash surrender value of life insurance (1)	1,166	402	368
Credit and debit card interchange fees	1,788	1,806	1,514
Wealth management	480	420	319
Net loan servicing fees (1)	550	512	262
Other non-interest income (expense)	2,545	(631)	(700)
Total non-interest income	$9,954	$17,346	$27,000

(1) Not within the scope of ASC 606

NOTE 19 – LEASING ARRANGEMENTS

The Corporation leases various branch facilities under operating leases. Rent expense was $396,000,$406,000, and $424,000 for the years ended December 31, 2022, 2021 and 2020, respectively.  A right-of-use asset, included in other assets, and lease liability, included in other liabilities, were both $1,364,000 at December 31, 2022 and $1,658,000 at December 31, 2021.

The following is a schedule of future minimum rental payments required under the facility leases as of December 31, 2022:

Year ending	Amount
December 31,	(in thousands)
2023	$263
2024	264
2025	244
2026	116
2027	52
Thereafter	750
Total	1,689
Present value discount	(325)
Total	$1,364

NOTE 20 – STOCK-BASED COMPENSATION

The United Bancshares, Inc.2016 Stock Option Plan (the “Plan”) permits the Corporation to award non-qualified stock options to eligible participants. There are no remaining shares available for issuance pursuant to the Plan.

The Corporation issued 35,966 options during 2022 at an exercise price of $23.10, 21,958 options during 2021 at an exercise price of $34.60, and 63,858 options during 2020 at an exercise price of $16.77 under the Plan. Following is a summary of activity for stock options for the years ended December 31, 2022, 2021 and 2020 (number of shares):

	2022	2021	2020
Outstanding, beginning of year	133,792	157,817	117,647
Granted	35,966	21,958	63,858
Exercised	(23,356)	(33,324)	-
Cancelled	-	-	(2,955)
Forfeited	(3,224)	(12,659)	(20,733)
Outstanding, end of year	143,178	133,792	157,817
Weighted average exercise price at end of year	$22.71	$22.28	$19.83

The options vest over a three-year period on the anniversary of the date of grant. At December 31, 2022, 79,462 options were vested and outstanding options had a weighted average remaining contractual term of 7.7 years.

The fair value of options granted is estimated at the date of grant using the Black Scholes option pricing model. Following are assumptions used in calculating the fair value of the options granted in 2022, 2021 and 2020:

	2022	2021	2020
Weighted-average fair value of options granted	$6.95	$11.19	$4.83
Average dividend yield	3.64%	2.23%	2.93%
Expected volatility	40.00%	40.00%	40.00%
Risk-free interest rate	2.90%	1.00%	0.49%
Expected term (years)	7	7	7
Shares Granted	35,966	21,958	63,858
Exercise Price	$23.10	$34.60	$16.77

Total compensation expense related to the stock options granted in 2022, net of forfeitures, is expected to be $250,000 and is being recognized ratably over the 36-month period beginning July 1, 2022.  Total compensation expense related to the stock options granted in 2021, net of forfeitures, is expected to be $242,000 and is being recognized ratably over the 36-month period beginning July 1, 2021. Total compensation expense related to the stock options granted in 2020, net of forfeitures, is expected to be $252,000 and is being recognized ratably over the 36-month period beginning July 1, 2020.  Stock option expense for outstanding awards amounted to $222,000, $183,000 and $164,000 for the years ended December 31, 2022, 2021 and 2020, respectively.

NOTE 21 - CONTINGENT LIABILITIES

In the normal course of business, the Corporation and its subsidiary may be involved in various legal actions, but in the opinion of management and legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the consolidated financial statements.

NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)

The following represents a summary of selected unaudited quarterly financial data for 2022 and 2021:

	(in thousands, except share data)
		Net		Net Income
	Interest	Interest	Net	Per Share
	Income	Income	Income	Basic	Diluted
2022
First quarter	$8,765	$8,202	$2,520	$0.77	$0.76
Second quarter	$9,253	$8,682	$2,170	$0.66	$0.65
Third quarter	$10,126	$9,329	$3,086	$0.94	$0.94
Fourth quarter	$10,798	$9,471	$3,534	$1.10	$1.10

2021
First quarter	$9,490	$8,655	$4,117	$1.26	$1.24
Second quarter	$9,249	$8,436	$2,655	$0.81	$0.80
Third quarter	$10,648	$9,903	$4,092	$1.24	$1.22
Fourth quarter	$9,417	$8,741	$2,717	$0.83	$0.81

OFFICERS - UNITED BANCSHARES, INC.
Brian D. Young - President/Chief Executive Officer
Klint D. Manz- Chief Financial Officer
Denise E. Giesige - Secretary

OFFICERS - THE UNION BANK COMPANY
Brian D. Young - President/CEO/Chairman
Klint D. Manz- Chief Financial Officer/Chief Lending Officer
Denise E. Giesige - Secretary/Human Resource Manager
Stacey L. Clemens- Chief Risk Officer
Teresa M. Deitering - Chief Credit Officer
Brent D. Nussbaum- Chief Operations Officer
Travis E. Vulich - Mortgage Division Manager

UNITED BANCSHARES, INC.

Columbus Grove, Ohio

DIRECTORS – UNITED BANCSHARES, INC.

NAME	AGE	DIRECTOR SINCE	NAME	AGE	DIRECTOR SINCE
Robert L. Benroth	60	2003	Daniel W. Schutt	75	2005
Putnam County Auditor			Chairman, Retired Banker

Herbert H. Huffman	72	2018	R. Steven Unverferth	70	2005
Retired - Educator			Chairman, Unverferth Manufacturing Corporation, Inc.

H. Edward Rigel	80	2000	Brian D. Young	56	2012
Farmer, Rigel Farms, Inc.			President/CEO

David P. Roach	72	2001
Vice-President/GM, First Family Broadcasting of Ohio

DIRECTORS – THE UNION BANK COMPANY

NAME	AGE	DIRECTOR SINCE (a)	NAME	AGE	DIRECTOR SINCE (a)
Robert L. Benroth	60	2001	David P. Roach	72	1997
Putnam County Auditor			Vice-President/GM, First Family Broadcasting of Ohio

Anthony M.V. Eramo	57	2016	Carol R. Russell	68	2019
Managing Director, MountainView Financial Solutions			President/CEO, Schulte Group

Herbert H. Huffman	72	1993	Daniel W. Schutt	75	2005
Retired - Educator			Retired Banker

Kevin L. Lammon	68	1996	R. Steven Unverferth	70	1993
Village Administrator, Village of Leipsic			Chairman, Unverferth Manufacturing Corporation, Inc

William R. Perry	64	1990	Dr. Jane M. Wood	55	2021
Farmer			President, Bluffton University

H. Edward Rigel	80	1979	Brian D. Young	56	2008
Farmer, Rigel Farms, Inc.			President/CEO/Chairman

(a)	Indicates year first elected or appointed to the board of The Union Bank Company or any of the former affiliate banks, Bank of Leipsic or the Citizens Bank of Delphos.